Exhibit 99.1

NOT FOR DISTRIBUTION, DIRECTLY OR INDIRECTLY, IN OR INTO AUSTRALIA, CANADA OR JAPAN

IMPORTANT: You must read the following before continuing. The following applies to the information following this page, and you are therefore advised to read this carefully before reading, accessing or making any other use of the information set forth herein.

The offer of the shares and the distribution of these materials and other information in certain jurisdictions may be restricted by law and persons into whose possession any document or other information referred to herein comes should inform themselves about and observe any such restriction. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction.

Notice to US shareholders:

The offer is made for the securities of a foreign company. The offer is subject to the disclosure requirements of a foreign country that are different from those of the United States. Financial statements provided in the offering documents were prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue the foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a US court’s judgment. The offer is addressed solely to the shareholders of JSC VTB Bank.

Notice to shareholders in other jurisdictions:

This communication is directed only at (i) persons who are outside the United Kingdom or (ii) persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) and (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2) of the Order (all such persons together being referred to as “relevant persons”).  Any investment activity to which this communication relates will only be available to and will only be engaged with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Advertisement legend:

This document is an advertisement and not a prospectus for the purposes of applicable measures implementing EU Directive 2003/71/EC and as such does not constitute an offer to sell or the solicitation of an offer to purchase securities.

Public offer legend:

Any offer of securities to the public that may be deemed to be made pursuant to this communication in any EEA Member State that has implemented EU Directive 2003/71/EC (together with any applicable implementing measures in any Member State, the “Prospectus Directive”) is addressed solely to qualified investors (within the meaning of Article 21(1)(e) of the Prospectus Directive) in that Member State.

THIS ENGLISH TRANSLATION HAS BEEN PREPARED SOLELY FOR THE CONVENIENCE OF NON-RUSSIAN SPEAKING SHAREHOLDERS OF JSC VTB BANK. WHILE THIS ENGLISH TRANSLATION IS BELIEVED TO BE GENERALLY ACCURATE, IT IS SUBJECT TO, AND QUALIFIED BY, IN ITS ENTIRETY, THE OFFICIAL RUSSIAN-LANGUAGE ORIGINAL FILED WITH THE RUSSIAN FEDERAL SERVICE FOR THE FINANCIAL MARKETS. SUCH RUSSIAN-LANGUAGE ORIGINAL SHALL BE THE CONTROLLING DOCUMENT FOR ALL PURPOSES.

NOT FOR DISTRIBUTION, DIRECTLY OR INDIRECTLY, IN OR INTO AUSTRALIA, CANADA OR JAPAN

Approved by	Registered
July 20, 2009	27 July 2009

Supervisory Council of JSC Bank VTB	Department for licensing of activity and financial recovery of lending agencies of the Bank of Russia

(specify body of the issuer that has approved the securities prospectus)	(name of the registering authority)

Minutes No. 8
dated July 20, 2009	(name of position and signature of an authorized person of the registering authority)

Seal of the registering authority

SECURITIES PROSPECTUS

Bank VTB (open joint-stock company)

(full name of the issuer)

Ordinary uncertificated shares

(type, category, form of securities and their identification characteristics)

Par value - 0.01 rubles; number of securities to be placed - 9,000,000,000,000 pieces

(Par value (if any) and number of securities, for bonds and options of the issuer, their maturity period shall also be indicated)

Individual state registration number:

(specify individual state registration number and, in case of additional issue, individual code)	seal

Website used by the issuer to disclose information: www.vtb.ru

Information contained in this securities prospectus shall be disclosed in accordance with the securities legislation of the Russian Federation.

THE REGISTERING AUTHORITY SHALL NOT HOLD LIABLE FOR ACCURACY OF THE INFORMATION CONTAINED IN THIS SECURITIES PROSPECTUS, AND THE FACT OF ITS REGISTRATION DOES NOT EXPRESS RELATION OF THE REGISTERING AUTHORITY TO SECURITIES BEING PLACED

     This is to acknowledge the accuracy of financial (accounting) statements of the issuer for 2006-2008 and compliance of the procedure for the issuer’s bookkeeping with the applicable legislation of the Russian Federation. Any other information related

CJSC Ernst & Young Vneshaudit

Director General

O.V. Yushenkov
	signature	seal

Date	“20” July 2009

Acting President-Chairman of the Board of JSC Bank VTB

M.V. Kuzovlev
Date	“20” July 2009	signature

Chief Accountant of JSC Bank VTB
O.A. Avdeeva
Date	“20” July 2009	signature	seal

TABLE OF CONTENTS

Page
Introduction	8
I. General information on members of the Issuer’s management bodies, information on the Issuer’s bank accounts, on the auditor, appraiser, financial adviser and other signatories to this Prospectus	9
1.1. Members of the Issuer’s management bodies	9
1.2. Information on the Issuer’s bank accounts	9
1.3. Information on the Issuer’s auditor(s)	11
1.4. Information on the Issuer’s appraiser	12
1.5. Information on the Issuer’s advisers	13
1.6. Information on other signatories to this Prospectus	13
II. General information on the number, period and terms of placement of each kind, category (type) of equity securities	14
2.1. Kind, category (type) and form of securities to be placed	14
2.2. Par value of each kind, category (type) and series of equity securities to be placed	14
2.3. Prospective issue in monetary terms and number of equity securities expected to be placed	14
2.4. Price (procedure for establishing the price) of equity securities placement	14
2.5. The procedure and terms of equity securities placement	14
2.6. The procedure and terms of payment for equity securities to be placed	17
2.7. The procedure and terms of conclusion of agreements in the course of placement of equity securities	17
2.8. Potential purchasers of equity securities to be placed	21
2.9. The procedure for disclosure of information on placement and placement results for equity securities	21
III. General information on the financial and economic situation of the Issuer	27
3.1. Business and financial performance of the Issuer	27
3.2. Market capitalization of the Issuer	28
3.3. Liabilities of the Issuer	29
3.3.1. Accounts payable	29
3.3.2. Credit history of the Issuer	31
3.3.3. Obligations of the Issuer arising from securities provided to third parties	31
3.4. Objectives of the issue and allocation of funds obtained from equity securities placement	32
3.5. Risks associated with the purchase of equity securities to be placed	32
3.5.1. Credit risk	32
3.5.2. Country risk	35
3.5.3. Market risk	35
3.5.3.1. Equity risk	36
3.5.3.2. Currency risk	36
3.5.3.3. Interest rate risk	36
3.5.4. Liquidity risk	36
3.5.5. Operational risk	38
3.5.6. Legal risk	39
3.5.7. Reputational risk	39
3.5.8. Strategic risk	40
3.5.9. Information on mortgage security	40
IV. Detailed information on the Issuer	41
4.1. Establishment and development history of the Issuer	41
4.1.1. Information on the Issuer’s corporate name	41
4.1.2. Information on state registration of the Issuer	41
4.1.3. Information on establishment and development of the Issuer	45
4.1.4. Contact information	45
4.1.5. Taxpayer Identification Number	45
4.1.6. Issuer’s branches and representative offices	45
4.2. Principal economic activity of the Issuer	57
4.2.1. Issuer’s classification by industry	57
4.2.2. Principal economic activity of the Issuer	57

4.2.3. Issuer’s joint venturing	58
4.3. Prospects of the Issuer’s activities	58
4.4. Issuer’s membership in industrial, banking and financial groups, holdings, concerns and associations	59
4.5. Issuer’s affiliates and subsidiaries	65
4.6. Composition, structure and value of the Issuer’s fixed assets, information on expected acquisition, replacement, retirement of fixed assets and on all events of encumbrance of fixed assets of the Issuer	134
V. Information on financial and economic activities of the Issuer	136
5.1. Financial and economic performance of the Issuer	136
5.1.1. Profit and loss	136
5.1.2. Factors which affected the change in the Issuer’s core income (loss)	139
5.2. Liquidity, capital adequacy	139
5.3. The amount and structure of the Issuer’s capital	143
5.3.1. The amount and structure of the Issuer’s capital	143
5.3.2. Financial investments of the Issuer	145
5.3.3. Issuer’s intangible assets	145
5.4. Information on the Issuer’s policy and expenses associated with scientific and technical development, licenses and patents, new developments and investigations	146
5.5. The analysis of development trends of the Issuer’s principal activity	147
VI. Detailed Information on Members of the Governance Bodies of the Issuer, the Bodies Supervising over its Financial and Economic Activities and Summary on Officials (Employees) of the Issuer	151
6.1. Information on Structure and Competence of the Issuer’s Governance Bodies	151
6.2. Information on Members of the Issuer Governance Bodies	154
6.3. Information on the Amount of Remuneration, Benefits and/or Compensation for Expenses by Each Governance Body of the Issuer	180
6.4. Information on Structure and Competence of the Bodies Supervising over Financial and Business Activities of the Issuer	180
6.5. Information on Members of Bodies Supervising over Financial and Business Activities of the Issuer	183
6.6. Information on the Amount of Remuneration, Benefits and/or Compensation for Expenses Concerning the Body Supervising the Issuer’s Financial and Business Activities	189
6.7. Information on the Number of and Summary Data on Education and Composition of Officials (Employees) of the Issuer and on Change in the Number of Officials (Employees) of the Issuer	190
6.8. Information on Any Commitments of the Issuer to Officials (Employees) as to the Possibility of Their Participation in the Issuer’s Charter Capital	190
VII. Information on Members (Shareholders) of the Issuer and on Interested Party Transactions Entered into by the Issuer	191
7.1. Information on the Total Number of the Issuer’s Shareholders (Members)	191
7.2. Information on the Issuer’s Members (Shareholders) Owning at least 5 Percent of its Charter Capital or at least 5 Percent of its Ordinary Shares, and Information on Members (Shareholders) Owning at least 20 Percent of its Charter Capital or at least 20 Percent of its Ordinary Shares	191
7.3. Information on Ownership Interest of the State or Municipality in the Issuer’s Charter Capital	192
7.4. Information on Limitations on Participation in the Issuer’s Charter Capital	193
7.5. Information on Changes in the Composition and Amount of Participation of the Issuer’s Shareholders (Members) Owning at least 5 Percent of its Charter Capital or at least 20 percent of its Ordinary Shares	194
7.6. Information on Interested Party Transactions Entered into by the Issuer	194
7.7. Information on the Accounts Receivable Amount	195
VIII. Accounting Statements of the Issuer and Other Financial Information	200
8.1. Annual Accounting Statements of the Issuer	200
8.2. Accounting Statements of the Issuer for the Last Completed Reporting Quarter	200
8.3. Consolidated Accounting Statements of the Issuer for the Last Three Completed Financial Years or for Each Completed Financial Year	200
8.4. Information on Accounting Policy of the Issuer	202
8.5. Information on Value of the Issuer’s Real Estate Property and Material Changes in the Issuer’s Real Estate Property after the Last Completed Financial Year End Date	203

8.6. Information on Participation of the Issuer in Legal Proceedings, if such Participation May Materially Affect the Issuer’s Financial and Business Activities	203
IX. Detailed Information on Issued Securities Placement Procedure and Terms	204
9.1. Information on securities to be placed	204
9.1.1. General Information	204
9.1.2. Additional Information on Placement of Bonds	205
9.1.3. Additional Information on Placement of Convertible Securities	206
9.1.4. Additional Information on the Issuer’s Options Placement	206
9.1.5. Additional Information on Placement of Mortgage-backed Bonds	206
9.2. Price of (Pricing Procedure for) Placement of Issuable Securities	206
9.3. Existence of Pre-emptive Rights to Acquire the Placed Issuable Securities	206
9.4. Existence of Limitations on Acquisition and Circulation of the Placed Issuable Securities	208
9.5. Information on Movement of Prices for the Issuable Securities of the Issuer	209
9.6. Information on Persons Rendering Services for Arrangement of Placement and/or Placement of the Issuable Securities	213
9.7. Information on the Number of Potential Purchasers of Issuable Securities	215
9.8. Information on Trade Institutor in the Securities Market, Including Information on Stock Exchanges of the Intended Placement and/or Circulation of Placed Issuable Securities	215
9.9. Information on Possible Change in Shareholders’ Ownership Interest in the Issuer’s Charter Capital as a Result of the Issuable Securities Placement	215
9.10. Information on Expenses Related to Securities Issue	216
9.11. Information on Methods of and Procedure for Repayment of Funds Received in Consideration for the Placed Issuable Securities if the Issuable Securities Issue (Additional Issue) is Declared Aborted or Invalid, and in Other Cases Provided for by the Legislation of the Russian Federation	216
X. Additional Information on the Issuer and on Issuable Securities Placed by the Issuer	220
10.1. Additional Information on the Issuer	220
10.1.1. Information on Amount and Structure of the Issuer’s Charter Capital	220
10.1.2. Information on changes in the Issuer’s Charter Capital amount	221
10.1.3. Information on Creation and Use of the Reserve Fund and Other Funds of the Issuer	221
10.1.4. Information on Procedure for Convening and Holding of the Issuer’s Highest Governance Body Meeting	223
10.1.5. Information on Commercial Organizations in which the Issuer Owns at least 5 Percent of the Charter (Share) Capital (Share Fund) or at least 5 Percent of Ordinary Shares	223
10.1.6. Information on Major Transactions Settled by the Issuer	226
10.1.7. Information on Credit Ratings of the Issuer	226
10.2. Information on Each Category (Type) of the Issuer’s Shares	228
10.3. Information on Previous Issues of Issuable Securities of the Issuer exclusive of the Issuer’s Shares	229
10.3.1. Information on Issues all Securities of which were Redeemed (Cancelled)	229
10.3.2. Information on issues the securities within which are in circulation	231
10.3.3. Data on issues the Issuer’s obligations under the securities whereof are not performed (default)	241
10.4. Data on the person (persons) providing security under the bonds within issue	241
10.5. Terms and conditions of security for the performance of obligations under the bonds within issue	241
10.5.1 Terms and conditions of security for the performance of obligations under mortgage-backed bonds	241
10.6. Data on organizations performing the accounting of the rights for the equity securities of the Issuer	241
10.7. Data on legislative acts governing the issues of import and export of capital, which may affect the distribution of dividends, interest and any other payments to non-residents	242
10.8. Description of procedure for taxation of income under the Issuer’s equity securities which are already placed and in the course of placement	242
10.9. Data on the declared (accrued) dividend, on the distributed dividend on the shares of the Issuer, and on the profit from the bond of the Issuer	245
10.10. Other data	254

Introduction

a) General information on securities to be placed by the Issuer in respect whereof this Prospectus is being registered:

Kind: Shares

Category (type): registered, ordinary

Number of securities to be placed: 9,000,000,000,000 (Nine trillion)

Par value: RUR0.01 (Zero point zero one)

Placement procedure and period

Start date of placement (or its determination procedure):

The start date of securities placement with persons enjoying the pre-emptive right will be the first business day following the date of disclosure by VTB Bank (open joint stock company) (hereinafter referred to as the “Bank” or the “Issuer”) of the securities offering price.

The start date of securities placement with other persons will be the ninth business day following the date of disclosure by the Issuer of the securities offering price.

End date of placement (or its determination procedure):

The end date of securities placement with persons enjoying the pre-emptive right will be the eighth business day following the date of disclosure by the Issuer of the securities offering price. The end date of securities placement with other persons will be the thirteenth business day following the date of disclosure by the Issuer of the securities offering price.

The price or procedure for determining the price of placement:

The price of securities placement (including with persons enjoying the pre-emptive right to acquire such securities) is determined by the Issuer’s Supervisory Council upon expiration of the pre-emptive right to acquire the placed securities and may not be less than the par value of such securities. The price of securities placement offered to persons enjoying the pre-emptive right to acquire such securities does not differ from that offered to any other persons.

b) General information on securities already placed by the Issuer in respect whereof this Prospectus is being registered (if the Prospectus is registered later, i.e. after the state registration of the Placement (Additional Placement) Report) No Prospectus is registered in respect of the securities already placed by the Issuer.

c) Main objectives of the issue and allocation of funds obtained from equity securities placement: The funds obtained from placement will be used for expanding the Bank’s active operations, including for the development of lending activities.

d) Other information: Not available.

This Prospectus contains the estimates and forecasts of the Issuer’s authorized management bodies pertaining to future events and/or actions, prospects for development of the banking sector and operating results of the Issuer, including the Issuer’s plans, the probability of occurrence of certain events and performance of certain actions. Investors should not rely entirely on the estimates and forecasts of the Issuer’s management bodies, since the Issuer’s actual performance in future may differ from the expected results due to various reasons. The acquisition of the Issuer’s securities is associated with the risks described in this Prospectus.

I. General information on members of the Issuer’s management bodies, information on the Issuer’s bank accounts, on the auditor, appraiser, financial adviser and other signatories to this Prospectus

1.1. Members of the Issuer’s management bodies

Members of the Issuer’s Board of Directors (Supervisory Council):

Full Name	Year of Birth
1. Chairman of the Supervisory Council
Kudrin Alexei Leonidovich	1960
2. Dvorkovich Arkady Vladimirovich	1972
3. Drozdov Anton Viktorovich	1964
4. Kostin Andrei Leonidovich	1956
5. Savatyugin Alexey Lvovich	1970
6. Ulyukaev Alexei Valentinovich	1956
7. Warnig Artur Matthias	1955
8. Kropachev Nikolai Mikhailovich	1959
9. Eskindarov Muhadin Abdurakhmanovich	1951
10. Saveliev Vitaly Gennadievich	1954
11. Glazkov Grigory Yurievich	1953

Members of the Issuer’s Management Board:

Full Name	Year of Birth
1. Dergunova Olga Konstantinovna	1965
2. Kostin Andrei Leonidovich	1956
3. Kuzovlev Mikhail Valeryevich	1966
4. Novikov Evgeny Valeryevich	1966
5. Puchkov Andrei Sergeyevich	1977
6. Soldatenkov Guennady Vladimirovich	1952
7. Titov Vasily Nikolaevich	1960
8. Tsekhomsky Nikolai Viktorovich	1974
9. Lukyanenko Valery Vasilyevich	1955

Person holding the position (performing the duties) of the Issuer’s sole executive body:

Full Name	Year of Birth
Kostin Andrei Leonidovich, President, Chairman of the Management Board	1956

1.2. Information on the Issuer’s bank accounts

1. The number of the Issuer’s correspondent account opened with the Bank of Russia, Branch of the Bank of Russia where the correspondent account is opened:

Full corporate name: Clearing House of the Moscow Main Territorial Department of the Bank of Russia

Abbreviated corporate name: OPERU Moscow GTU Bank of Russia

Location: 117035, Moscow, ul. Balchug, 2

TIN (Taxpayer Identification Number): 7702235133

BIC: 044525000

Issuer’s correspondent account number: 30101810700000000187

Full corporate name: Clearing House 1 of the Central Bank of Russia

Abbreviated corporate name: OPERU-1 of the Bank of Russia

Location: 103016, Moscow, ul. Neglinnaya, 12

TIN (Taxpayer Identification Number): 7702235133

BIC: 044501002

Issuer’s correspondent account numbers: 30101840500000000005, 30101978000000000008

2. Resident credit institutions where the Issuer’s correspondent account and other accounts are opened

Full corporate name	Abbreviated name	Location	TIN	BIC	Corresp. Acc. No. with the Bank of Russia, branch name	Acc. No. in the Issuer’s accounting	Acc. No. in the counterparty bank accounting	Account type
1	2	3	4	5	6	7	8	9
Joint-stock Commercial Savings Bank of the Russian Federation (open joint stock company)	Sberbank of Russia	117997, Moscow, ul. Vavilova, 19	77070 83893	04452 5225	301018104000 00000225 with OPERU Moscow GTU of the Bank of Russia	301108104 500100 00011	3010981 030000 0000019	Correspondent
State Corporation Bank for Development and Foreign Economic Affairs	Vnesheconom bank	107078, Moscow, pr. Sakharova, 9	77080 11796	04452 5060	30101810500 000000060 with OPERU Moscow GTU Bank of Russia	3011097 82500100 00001	30109 97850000 4012041	Correspondent

3. Non-resident credit institutions where the Issuer’s correspondent account and other accounts are opened

Full corporate name	Abbreviated name	Location	TIN	BIC	Corresp. Acc. No. with the Bank of Russia, branch name	Acc. No. in the Issuer’s accounting	Acc. No. in the counterparty bank accounting	Account type
1	2	3	4	5	6	7	8	9
Bank of New York Mellon, New York	Bank of New York	One Wall Street, New York, NY 10286, USA	N/A	N/A	N/A	30114840 850010 000098	890-0055-006	Correspondent
Citibank NA, New York	Citibank NA, New York	111 Wall Street, 5th Floor, Zone 9, NY 10005, USA	N/A	N/A	N/A	3011484 0050010 000270	09828500/ATYP/I	Special account
JPMorgan Chase Bank, New York	JPMorgan Chase Bank	4 Metro Tech Center 10th fl., Brooklyn, N.Y. 11245, USA	N/A	N/A	N/A	30114840 7500100 00101	001-1-907557	Correspondent
Euroclear Bank S.A./N.V., Brussels	Euroclear Bank S.A./N.V.	1 Boulevard du Roi Albert II, B-1210 Brussels, Belgium	N/A	N/A	N/A	301148 400500100 00076	687934070014	Correspondent
The Bank of Tokyo-Mitsubishi UFJ	The Bank of Tokyo-Mitsubishi UFJ	7-1 Marunouchi 2-Chome, Chiyoda-ku, Tokyo, Japan	N/A	N/A	N/A	3011439 2250010 000049	653-0408522	Correspondent
VTB Bank (Austria) AG, Vienna	VTB Bank (Austria) AG, Vienna	P.O.Box 1451, Parking 6, 1011 Vienna, Austria	N/A	N/A	N/A	3011497 8350010 000130	08.00.0617203-023	Correspondent

Russian Commercial Bank Ltd., Zurich	Russian Commercial Bank Ltd., Zurich	Zollikerstrasse 183, Postfach 1274, CH-8032 Zurich, Schweiz	N/A	N/A	N/A	301147 5625001 0000067	0666000-000048	Correspondent
Euroclear Bank S.A./N.V., Brussels	Euroclear Bank S.A./N.V.	1 Boulevard du Roi Albert II, B-1210 Brussels, Belgium	N/A	N/A	N/A	301148 40750010 000075	94112/00/92	Correspondent
HSBC Bank PLC (formerly Midland Bank PLC), London	HSBC Bank PLC	P.O.Box 181, 27/32 Poultry, London EC2P 2BX, United Kingdom	N/A	N/A	N/A	301148 2685001 0000070	36505983	Special MasterCard/Eurocard account

1.3. Information on the Issuer’s auditor(s)

Full corporate name	Closed Joint Stock Company Ernst & Young Vneshaudit
Abbreviated name	ZAO Ernst & Young Vneshaudit
Location	115035, Moscow, Sadovnicheskaya nab., 77, str. 1
Telephone and fax number	(495) 705-97-00, (495) 755-97-01
E-mail	moscow@ru.ey.com.
Number, date of issue and period of the License for Auditing Activities	License No. E003246 of 17.01.2003 License period: till 17.01.2013
License issuing authority	Ministry of Finance of the Russian Federation
Financial year(s) or other accounting period which was (were) subject to independent audit of accounts and financial (accounting) statements of the Issuer	2004, 2005, 2006, 2007, and 2008

Factors which may affect the independence of the auditor from the Issuer, including information on any mutual material interests existing between the auditor (auditor’s officials) and the Issuer (Issuer’s officials)

Interest held by the auditor (auditor’s officials) in the authorized capital of the Issuer	No
Funds borrowed by the auditor (auditor’s officials) from the Issuer	No
Close business relations (participation in promotion of services rendered by the Issuer, joint business, etc.) or affinity	No

Information on the Issuer’s official(s) who is/are at the same time the auditor’s officials (auditor)	No

The Issuer’s auditor selection procedure

Pursuant to the requirements of the Federal Law No. 119-FZ On Auditing Activities dated 07.08.2001 and the Federal Law No. 94-FZ On State and Municipal Procurement of Goods, Works and Services dated 21.07.2005, the auditor is approved following the results of an open competitive selection for conducting the annual compulsory audit.

For the purpose of such competitive selection, the Bank issues an order for the organization of an open tender. Such order, inter alia, approves the Notice of an Open Tender for Selection of Auditors which contains tender conditions (tender form, subject of the contract, scope and brief description of services, initial contract price, etc.) and tender documentation. The Notice and tender documentation are published on the official website and in the official publication.

Following the results of the tender, the Bank draws up the Protocol of Evaluation and Comparison of the Bids for Participation in the Open Tender for Selection of Auditors for Conducting Annual Compulsory Audits of VTB Bank, specifying the winner of the tender. The Protocol is published on the official website. The auditor selected following the results of the tender is proposed by the Supervisory Council for approval by the annual General Shareholders Meeting.

Information on activities performed by the auditor within special audit engagements

In 2008 and 2009, the auditor provided auditing services with respect to the Issuer’s Eurobond prospectuses.

Procedure for the establishment of remuneration payable to the auditor, the actual amount paid by the Issuer to the auditor at the end of each financial year or any other accounting period which was subject to independent audit of accounts and financial (accounting) statements of the Issuer, and information on deferred and overdue payments for the auditor’s services

The amount of the auditor’s remuneration as determined following the results of the open tender for selection of auditors was approved by the Supervisory Council. The actual amount of remuneration paid to the auditor for the confirmation of the statements prepared as required by the Bank of Russia was as follows:

•                  for 2006: the equivalent of 59,000 US Dollars (VAT inclusive)

•                  for 2007: the equivalent of 118,000 US Dollars (VAT inclusive)

•                  for 2008: the equivalent of 129,800 US Dollars (VAT inclusive)

There are no deferred or overdue payments.

1.4. Information on the Issuer’s appraiser

Full corporate name	ZAO ROSSIYSKAYA OTSENKA
Abbreviated name	ZAO ROSOTSENKA
Appraiser’s legal address:	105066, Moscow, ul. Nizhnyaya Krasnoselskaya, 35
Telephone and fax number	+ 7 (495) 775-00-50, + 7 (499) 264-40-90, 264-94-90
E-mail	root@rosocenka.com
Number, date of issue and period of the Appraisal License	X
License issuing authority	X
Information on appraisal services being provided (provided) by the appraiser	Evaluation of the market price of securities to be placed

1.5. Information on the Issuer’s advisers

This Prospectus is not signed by any financial adviser. The financial adviser has not signed the prospectus of the Issuer’s outstanding securities.

1.6. Information on other signatories to this Prospectus

There are no other signatories.

II. General information on the number, period and terms of placement of each kind, category (type) of equity securities

2.1. Kind, category (type) and form of securities to be placed

Kind	Shares
Category	Ordinary
Form	Registered uncertificated

2.2. Par value of each kind, category (type) and series of equity securities to be placed

RUR0.01 (Zero point zero one)

2.3. Prospective issue in monetary terms and number of equity securities expected to be placed

Number of securities to be placed, pcs	9,000,000,000,000 (Nine trillion)
Issue at par value, thousand Rubles	90,000,000

2.4. Price (procedure for establishing the price) of equity securities placement

The securities placement price (including persons enjoying the pre-emptive right to acquire such securities) shall be determined by the Issuer’s Supervisory Council upon expiration of the pre-emptive right to acquire the securities to be placed and shall not be less than the par value of such securities.

The price or procedure for establishing the price of equity securities placement for persons enjoying the pre-emptive right

The price of securities placement offered to persons enjoying the pre-emptive right to acquire such securities shall not differ from that offered to any other persons.

2.5. The procedure and terms of equity securities placement

Commencement date of the securities placement or its determination procedure

The commencement date of the securities placement among the persons enjoying the pre-emptive right shall be the first business day following the date of disclosure by the Issuer of the securities offering price.

The start date of the securities placement among other persons shall be the ninth business day following the date of disclosure by the Issuer of the securities offering price.

Expiry date of placement or its determination procedure

The expiry date of securities placement among the persons enjoying the pre-emptive right shall be the eighth business day following the date of disclosure by the Issuer of the securities offering price.

The expiry date of securities placement among other persons shall be the thirteenth business day following the date of disclosure by the Issuer of the securities offering price.

Method of securities placement:	Public offering
Persons entitled to exercise the pre-emptive right to acquire securities to be placed	The Issuer’s shareholders shall enjoy the pre-emptive right to acquire the securities to be placed through public offering pro rata to the number of the Issuer’s ordinary registered shares they own.
Date of making a list of persons enjoying such pre-emptive right	May 13, 2009

A part of the shares to be placed by the Issuer is expected to be placed and afterwards circulate outside the Russian Federation through placement, under foreign law, on securities of a foreign issuer certifying the rights in respect of the Issuer’s securities to be placed (hereinafter referred to as the “Depository Receipts”).

The Issuer’s securities are placed through placement of Depository Receipts, provided that the Issuer enters into agreements with the issuer of Depository Receipts, hereinafter referred to as “Deposit Agreements”, under which the issuer of Depository Receipts will issue and place such Depository Receipts in compliance with the foreign law.

Other terms of securities placement

The maximum number of securities which may be acquired by a person exercising the pre-emptive right to acquire such securities shall be proportionate to the number of the Issuer’s ordinary registered shares he/she owns and shall be determined according to the following formula:

N = Q x (9000000000000 /6724138509019), where

•                  N is the maximum number of securities to be placed which may be acquired by such person;

•                  Q is the number of the Issuer’s ordinary registered uncertificated shares owned by such person as of the date of drawing up the list of persons enjoying the pre-emptive right to acquire the securities to be placed;

•                  9000000000000 is the total number of the Issuer’s additionally placed securities in compliance with this Prospectus;

•                  6724138509019 is the number of the Issuer’s outstanding ordinary registered shares as of the date of resolution on increasing the Issuer’s authorized capital through placement of ordinary registered uncertificated shares.

If a shareholder cannot exercise his pre-emptive right to acquire the placed securities is not able to acquire whole number of shares, such shares may be split into parts (fractional shares).

The Application shall not be deemed submitted to the Broker, if:

• the Application does not contain any information required in compliance with this Prospectus;

• no documents are attached (submitted additionally) to the Application, which are to be attached (submitted additionally) as required by this Prospectus;

• the Application does not allow to identify the person, on behalf of whom the Application is submitted, as a person recorded in the list of those enjoying the pre-emptive right to acquire additional shares;

• the Broker receives the Application upon expiration of the pre-emptive right period;

• the Application signed by the authorized representative of the person exercising the pre-emptive right does not contain the original or notarized copy of a duly executed power of attorney or other document confirming the authority of such representative.

If one person exercising the pre-emptive right to acquire shares submits several Applications, the Broker shall accept the last Application of those received, and if such Applications are submitted simultaneously, the Broker shall accept the Application which meets the requirements of this Prospectus and contains a request for a larger number of securities.

If the number of shares to be purchased as indicated in the Application by the person exercising the pre-emptive right to acquire shares exceeds the maximum number of shares which such person may acquire, then such person shall be deemed to have exercised his/her pre-emptive right in respect of the maximum number of shares he/she may acquire.

If the number of shares to be purchased as indicated in the Application by the person exercising the pre-emptive right to acquire shares is less than the maximum number of shares which such person may acquire and was paid-up in due time as required for shares to be purchased, such person shall be deemed to have exercised his pre-emptive right in respect of the whole number of paid-up shares not exceeding the number indicated in the Application. And such Application shall be satisfied in respect of the whole number of paid-up shares.

If the number of shares to be purchased as indicated in the Application by the person exercising the pre-emptive right to acquire shares exceeds the number of shares which was paid-up in due time as required for shares to be purchased, such person shall be deemed to have exercised his pre-emptive right in respect of the whole number of paid-up shares.

No securities shall be placed until expiration of the pre-emptive right to acquire such securities, other than by exercising the mentioned pre-emptive right.

Within 5 (Five) calendar days from the expiry date of securities placement to persons enjoying the pre-emptive right, the Issuer shall summarize the results of exercising the pre-emptive right to acquire securities.

The results of exercising the pre-emptive right to acquire the Issuer’s placed securities shall be disclosed by publishing the Notice on the Results of Exercising the Pre-Emptive Right in the newswire of the information agencies AK&M or Interfax and on the Issuer’s website (www.vtb.ru) on the date of summarizing the results of exercising the pre-emptive right.

Information on persons engaged to provide services relating to securities placement and/or organization of securities placement

Full corporate name	VTB 24 Bank (closed joint-stock company)
Abbreviated name	VTB 24 (CJSC)
Location	Moscow, ul. Myasnitskaya, 35
Number, date of issue and period of the Broker License	No. 077-03219-100000, date of issue: 29.11.2000, duration: perpetual
License issuing authority	Federal Service on Financial Markets of Russia
Main functions

• acceptance of applications for exercising the pre-emptive right to acquire securities to be placed;

• data consolidation based on the accepted applications for exercising the pre-emptive right to acquire securities to be placed and providing the Issuer with information for summarizing the results of exercising the pre-emptive right to acquire securities to be placed;

• transfer of applications for exercising the pre-emptive right to acquire securities to be placed to the Issuer immediately after summarizing the results of exercising the pre-emptive right to acquire securities to be placed;

• acceptance of proposals (offers) to acquire securities to be placed;

• registration of submitted (proposals) offers to acquire securities to be placed in the special register of submitted offers on the date of their receipt, keeping such register and its transfer to the Issuer upon expiration of the (proposals) offers acceptance period;

• preliminary evaluation of the financial standing of securities purchasers as required by the regulations of the Bank of Russia and submitting the results of such evaluation to the Issuer;

• sending replies as to acceptance of (proposals) offers to acquire securities to be placed (acceptances);

• receipt of funds paid for securities and transfer of such funds from the Broker’s correspondent account to the Issuer’s accumulation account;

• acceptance of documents and information on purchasers of securities to be placed and their transfer to the Issuer immediately after sending replies to purchasers on acceptance of their (proposals) offers to acquire securities to be placed.

including:
• existence/absence of the obligation to purchase securities which were not placed in due time	the Issuer has no obligation to purchase securities which were not placed in due time existence/absence of the obligation:

• related to maintenance of the price of securities to be placed during a certain period of time after their placement (stabilization);

• related to rendering market maker services.

the Issuer has no obligation to maintain the price of securities to be placed at a certain level during a certain period of time after their placement (stabilization) and to provide market maker services.

• existence/absence of the right to acquire the credit institution’s • Issuer’s additional securities among the Issuer’s placed (outstanding) securities of the same kind, category (type) as those to be placed, which may be exercised or not, depending on the results of securities placement

• the Issuer has no right to acquire the Issuer’s additional securities f among the Issuer’s placed (outstanding) securities of the same kind, category (type) as those to be placed, which may be exercised or not, depending on the results of securities placement

Amount of remuneration	a sum in Rubles which is equivalent to 5,000 (Five thousand) US Dollars in accordance with the exchange rate of the Bank of Russia as of the date of payment (excluding VAT)

2.6. The procedure and terms of payment for equity securities to be placed

The period of payment for securities by persons enjoying the pre-emptive right to acquire such securities shall be 5 (Five) business days following the date of disclosure of the securities offering price by the Issuer.

The period of payment for securities by other persons shall be 4 (Four) business days starting from the ninth business day from the date of disclosure of the securities offering price by the Issuer.

Payments for securities to be placed shall be effected in the currency of the Russian Federation.

The securities shall be placed only upon full payment thereof.

The shares shall be deemed paid up on the date the funds are available on the Issuer’s savings account as set forth in this Clause, but not later than on the payment due date specified herein, and provided that such funds are transferred by the securities purchaser through the Broker’s account as set forth in this Clause.

Persons enjoying the pre-emptive right to acquire securities and other persons, whose offers were accepted, shall effect payment for securities to the following Broker’s account:

Beneficiary: VTB 24 (CJSC) Moscow

Beneficiary TIN (Taxpayer Identification No.): 7710353606

Beneficiary account: 30603810400000000188

Beneficiary bank: VTB 24 (CJSC) Moscow

Beneficiary bank BIC: 044525716

Corr./acc. No. 30101810100000000716 with OPERU Moscow GTU Bank of Russia

The Broker shall transfer the received funds from its correspondent account to the Issuer’s accumulation account not later than within 3 (Three) business days from the date the funds paid for securities are available on the Broker’s account.

The Issuer’s accumulation account shall be the Issuer’s correspondent account No. 30101810700000000187 with OPERU Moscow GTU Bank of Russia.

If the funds paid for securities are received on the Broker’s account upon expiration of the securities payment period specified in this Clause, as well as in any other case of violation of the terms set forth herein, such funds shall be returned within 10 (ten) business days following the date of registration of the Placement Report.

If the amount transferred by the purchaser as payment for securities exceeds the amount to be paid for the acquired securities, the overpaid amount shall be refunded not later than within 10 (Ten) business days following the date of registration of the Placement Report. Such funds shall be returned to the account specified in the (Proposal) Offer/Application of the securities purchaser.

Payment for securities by installments

No payment for securities by installments is provided.

Amount and payment period of each installment

No payment for securities by installments is provided.

Other material terms of payment for securities to be placed

No other material terms of payment for securities to be placed are provided.

2.7. The procedure and terms of conclusion of agreements in the course of placement of equity securities

The Issuer’s shareholders shall enjoy the pre-emptive right to acquire the securities to be placed through public offering pro rata to the number of the Issuer’s ordinary registered shares they own.

The notice on the possibility to exercise the pre-emptive right shall be published by the Issuer in the Rossiyskaya Gazeta.

The notice of the possibility to exercise the pre-emptive right shall contain information on the category (type) and number of shares to be placed, the procedure for establishing the price of placement (including the procedure for establishing the price of placement in case of exercising the pre-emptive right to acquire securities), the procedure for determining the number of securities which may be acquired by each person exercising the pre-emptive right to acquire such securities, the procedure for filing applications for the shares with the Issuer by such persons and the period during which the Issuer shall receive such applications (pre-emptive right duration).

Persons recorded in the list of those enjoying the pre-emptive right to acquire securities to be placed shall be entitled to exercise their right totally or partially by filing an application with the Broker for securities to be placed (hereinafter referred to as the “Application”) within 20 (Twenty) days from the date of publication of the notice of the possibility to exercise the pre-emptive right in the Rossiyskaya Gazeta.

The Broker shall accept Applications from 9:30 a.m. to 6:00 p.m. on work days at the addresses specified in the Schedule hereto.

The Application shall be signed personally by the person recorded in the list of those enjoying the pre-emptive right to acquire securities to be placed, or by his representative. In such case a document confirming the authority of such representative shall be attached to the Application.

The Application shall contain the following details:

• the heading Application for Exercising the Pre-Emptive Right;

• full name (for individuals) or full corporate name and legal status (for legal entities);

• place of residence (for individuals) and location (for legal entities);

• number of securities to be acquired.

The Application should also contain the following details:

• postal address;

• details of the identity document (for individuals) and details of the state registration certificate and the primary state registration number (for resident legal entities);

• contact telephone/fax number;

• details of the personal account in the Issuer’s shareholder register or information on the nominee shareholder, if the shares are to be recorded in the share register on the nominee account (full corporate name, primary state registration number, state registration authority, date of state registration/ registration in the Unified State Register of Legal Entities, name (type), number and date of the securities account agreement and name (type), number and date of the interdepository relations agreement);

• bank account details for the return of funds.

In cases provided by the Regulation of the Bank of Russia On the Procedure and Criteria for Evaluation of Financial Standing of Individuals That Are Founders (Members) of Credit Institutions No. 268-P dated 19.04.2005 and Regulation of the Bank of Russia On the Procedure and Criteria for Evaluation of Financial Standing of Legal Entities That Are Founders (Members) of Credit Institutions No. 218-P dated 19.03.2003, the Application shall be accompanied by respective documents confirming that the purchaser has enough funds available to pay for securities (or such documents shall be submitted in addition to the Application during the period of securities placement with persons enjoying the pre-emptive right). If on the date of submitting such documents by the purchaser of securities any other regulations of the Bank of Russia take effect and establish another procedure and criteria for evaluation of financial standing of founders (members) of credit institutions, the specified documents shall be submitted as required by such new regulations.

If acceptance of the Application will result in purchasing more than 20 percent of the Issuer’s shares by one legal entity or individual, or by a group of legal entities and/or individuals related by agreement, or by a group of legal entities being affiliated or dependent companies, such Application shall be accompanied by documents certifying the prior approval of such purchase by the Bank of Russia.

Non-resident legal entities and individuals shall also submit a written declaration on whether they are qualified investors in the country of their location.

The maximum number of securities which may be acquired by a person exercising the pre-emptive right to acquire such securities shall be proportionate to the number of the Issuer’s ordinary registered shares he owns and shall be determined according to the following formula:

N = Q x (9000000000000 /6724138509019), where

N is the maximum number of securities to be placed which may be acquired by such person;

Q is the number of the Issuer’s ordinary registered uncertificated shares owned by such person as of the date of drawing up the list of persons enjoying the pre-emptive right to acquire the securities to be placed;

9000000000000 is the total number of the Issuer’s additionally placed securities in compliance with this Prospectus;

6724138509019 is the number of the Issuer’s outstanding ordinary registered shares as of the date of resolution on increasing the Issuer’s authorized capital through placement of ordinary registered uncertificated shares.

The application shall not be deemed submitted to the Broker, if:

• the Application does not contain any information required in compliance with this Prospectus;

• no documents are attached (submitted additionally) to the Application, which are to be attached (submitted additionally) as required by this Prospectus;

• the Application does not allow to identify the person, on behalf of whom the Application is submitted, as a person recorded in the list of those enjoying the pre-emptive right to acquire additional shares;

• the Broker receives the Application upon expiration of the pre-emptive right period;

• the Application signed by the authorized representative of the person exercising the pre-emptive right does not contain the original or notarized copy of a duly executed power of attorney or other document confirming the authority of such representative.

If one person exercising the pre-emptive right to acquire shares submits several Applications, the Broker shall accept the last Application of those received, and if such Applications are submitted simultaneously, the Broker shall accept the Application which will meet the requirements of this Prospectus and contain a request for a larger number of securities.

The share purchase agreement to be concluded with the person exercising the pre-emptive right to acquire shares shall be deemed in effect from the date the person exercising the pre-emptive right pays for the shares. The shares shall be deemed paid up on the date the funds are available on the Issuer’s accumulation account, but not later than on the payment due date, and provided that such funds are transferred by the securities purchaser through the Broker’s account.

If a shareholder exercising his pre-emptive right to acquire the placed securities is not able to acquire whole number of shares, such shares may be split into parts (fractional shares).

If the number of shares to be purchased as indicated in the Application by the person exercising the pre-emptive right to acquire shares exceeds the maximum number of shares which such person may acquire, then such person shall be deemed to have exercised his pre-emptive right in respect of the maximum number of shares he/she may acquire.

If the number of shares to be purchased as indicated in the Application by the person exercising the pre-emptive right to acquire shares is less than the maximum number of shares which such person may acquire and was paid-up in due time as required for shares to be purchased, such person shall be deemed to have exercised his pre-emptive right in respect of the whole number of paid-up shares not exceeding the number indicated in the Application. And such Application shall be satisfied in respect of the whole number of paid-up shares. If the number of shares to be purchased as indicated in the Application by the person exercising the pre-emptive right to acquire shares exceeds the number of shares which was paid-up in due time as required for shares to be purchased, such person shall be deemed to have exercised his pre-emptive right in respect of the whole number of paid-up shares.

No securities shall be placed until expiration of the pre-emptive right to acquire such securities, other than by exercising the mentioned pre-emptive right.

If the securities are placed through public offering, the agreements for purchase of securities to be placed shall provide a request for proposal (offer) to public at large to acquire the securities to be placed.

Each proposal (offer) shall contain the consent of the offerer to acquire respective securities in the quantity as defined in the offer and for the amount defined in the offer at the price of placement as defined (to be defined) by the credit institution - Issuer in compliance with this Prospectus.

The Proposal (Offer) shall be submitted in writing within 2 (Two) business days from the start date of securities placement with public at large to VTB 24 Bank (closed joint-stock company), an intermediary providing placement services to the Issuer as set forth in this Prospectus (hereinafter referred to as the “Broker”). The Broker shall accept Proposals (Offers) from 9:30 a.m. to 6:00 p.m. on work days at the addresses specified in Clause 10.10 of this Prospectus.

The Proposal (Offer) shall be signed personally by the offerer or by his representative. In such latter case, a document confirming the authority of such representative shall be attached to the Proposal (Offer).

Each Proposal (Offer) shall contain the following details(1):

• the heading The Proposal (Offer) to Acquire Ordinary Registered Shares of VTB Bank (open joint-stock company);

• full name (for individuals) or full corporate name and legal status (for legal entities);

• details of the identity document (for individuals) and details of the state registration certificate and the primary state registration number (for resident legal entities);

• place of residence (for individuals) and location (for legal entities);

• the consent of the offerer to purchase the securities in the quantity as defined in the Proposal (Offer) and at the price of placement as defined by the Issuer in compliance with this Prospectus;

• details of the personal account in the Issuer’s shareholder register or information on the nominee shareholder, if the shares are to be recorded in the share register on the nominee account (full corporate name, primary state registration number, state registration authority, date of state registration / registration in the Unified State Register of Legal Entities, name (type), number and date of the securities account agreement and name (type), number and date of the interdepository relations agreement);

• bank account details for the return of funds.

In cases provided by the Regulation of the Bank of Russia On the Procedure and Criteria for Evaluation of Financial Standing of Individuals That Are Founders (Members) of Credit Institutions No. 268-P dated 19.04.2005 and Regulation of the Bank of Russia On the Procedure and Criteria for Evaluation of Financial Standing of Legal Entities That Are Founders (Members) of Credit Institutions No. 218-P dated 19.03.2003, the Proposal (Offer) shall be accompanied by respective documents confirming that the purchaser has enough funds available to pay for securities. If on the date of submitting such documents by the purchaser of securities any other regulations of the Bank of Russia take effect and establish another procedure and criteria for evaluation of financial standing of founders (members) of credit institutions, the specified documents shall be submitted as required by such new regulations.

If acceptance of the Proposal (Offer) will result in purchasing more than 20 percent of the Issuer’s shares by one legal entity or individual, or by a group of legal entities and/or individuals related by agreement, or by a group of legal entities being affiliated or dependent companies, such Proposal (Offer) shall be accompanied by documents certifying the prior approval of such purchase by the Bank of Russia.

Non-resident legal entities and individuals shall also submit a written declaration on whether they are qualified investors in the country of their location.

During the period of securities placement as provided by this Prospectus the Broker shall send replies as to acceptance of proposals to the persons who have made their Proposals (Offers) to purchase securities to be placed (other than persons exercising the pre-emptive right to acquire securities to be placed) or to their authorized representatives. The reply as to acceptance of the proposal shall be transmitted to persons to be defined by the discretion of the Broker (Issuer) from among the persons that have made their Proposals (Offers) or to their authorized representatives.

The proposals (offers) to purchase securities to be placed, including the proposals (offers) to purchase foreign securities, shall be recorded in a special register of submitted offers on the date of their receipt.

The procedure for making credit entries on personal accounts of first purchasers

(1) Non-resident share purchasers shall include in the Proposal (Offer) the same details as those indicated by residents.

The register shall make a credit entry on personal accounts of first purchasers upon full payment of the value of securities to be purchased based on the Issuer’s request and based on the documents which constitute the basis for making entries on purchase of securities in the register in compliance with the regulations of the federal agency for securities market.

The procedure for making credit entries on securities accounts of first purchasers in the depositary providing centralized custody of such securities

Not applicable.

The procedure for issuing securities certificate to first purchasers

Not applicable.

2.8. Potential purchasers of equity securities to be placed

Potential purchasers of securities to be placed are not defined, the shares are placed through public offering.

2.9. The procedure for disclosure of information on placement and placement results for equity securities

a) Information on the Issuer’s resolution to place securities shall be disclosed by publishing the Material Fact Notice “Information on Stages of Securities Issue” within the following time periods starting from the date of the minutes (from the expiration date as established by the laws of the Russian Federation for drawing up the minutes) of the meeting of the Issuer’s authorized management body resolving to place securities:

• in the newswire of the information agencies AK&M or Interfax: not later than within 1 (One) day;

• on the Issuer’s website (www.vtb.ru): not later than within 2 (Two) days.

The text of the Material Fact Notice shall be available on the Issuer’s website (www.vtb.ru) during at least 6 (Six) months from the date of its publication on the Internet.

The Issuer shall send the Material Fact Notice to the Central Bank of the Russian Federation not later than within 5 (Five) days from the date of the minutes of the meeting of the Issuer’s authorized management body resolving to place securities.

b) Information on the Issuer’s resolution to place securities shall be also disclosed by publishing the Material Fact Notice “Information on Resolutions of the General Meetings” within the following time periods starting from the date of the minutes (from the expiration date as established by the laws of the Russian Federation for drawing up the minutes) of the Issuer’s general shareholders meeting resolving to place securities:

• in the newswire of the information agencies AK&M or Interfax: not later than within 1 (One) day;

• on the Issuer’s website (www.vtb.ru): not later than within 2 (Two) days.

The text of the Material Fact Notice shall be available on the Issuer’s website (www.vtb.ru) during at least 6 (Six) months from the date of its publication on the Internet.

The Issuer shall send the Material Fact Notice to the Central Bank of the Russian Federation not later than within 5 (Five) days from the date of the minutes of the Issuer’s General Shareholders Meeting resolving to place securities.

c) Information on the Issuer’s approval of the resolution on the additional issue of securities shall be disclosed by publishing the Material Fact Notice “Information on Stages of Securities Issue” within the following time periods starting from the date of the minutes (from the expiration date as established by the laws of the Russian Federation for drawing up the minutes) of the meeting of the Issuer’s authorized management body which approved the resolution on the additional issue of securities:

• in the newswire of the information agencies AK&M or Interfax: not later than within 1 (One) day;

• on the Issuer’s website (www.vtb.ru): not later than within 2 (Two) days.

The text of the Material Fact Notice shall be available on the Issuer’s website (www.vtb.ru) during at least 6 (Six) months from the date of its publication on the Internet.

The Issuer shall send the Material Fact Notice to the Central Bank of the Russian Federation not later than within 5 (Five) days from the date of the minutes of the meeting of the Issuer’s authorized management body which approved the resolution on the additional issue of securities.

d) Information on state registration of the additional issue of securities shall be disclosed by publishing the Material Fact Notice “Information on Stages of Securities Issue” within the following time periods starting from the date such information on state registration of the additional issue of the Issuer’s securities is published on the website of the Central Bank of the Russian Federation or from the date the Issuer receives a written notice of state registration of the additional issue of the Issuer’s securities from the Central Bank of the Russian Federation delivered by post, fax or electronic mail or served against signature, whichever is the earlier:

• in the newswire of the information agencies AK&M or Interfax: not later than within 1 (One) day;

• on the Issuer’s website (www.vtb.ru): not later than within 2 (Two) days;

• in the Izvestia newspaper: not later than within 10 (Ten) days.

The text of the Material Fact Notice shall be available on the Issuer’s website (www.vtb.ru) during at least 6 (Six) months from the date of its publication on the Internet.

The Issuer shall send the Material Fact Notice to the Central Bank of the Russian Federation not later than within 5 (Five) days from the date of publication of information on state registration of the additional issue of the Issuer’s securities on the website of the Central Bank of the Russian Federation or from the date the Issuer receives a written notice of state registration of the additional issue of the Issuer’s securities from the Central Bank of the Russian Federation delivered to the Issuer by post, fax or electronic mail or served against signature, whichever is the earlier:

e) Information on state registration of the additional issue of securities shall be also disclosed by publishing the Notice on State Registration of the Issue (Additional Issue) of Securities and Access to Information from Prospectus in the Izvestia newspaper not later than within 10 (Ten) days from the date of publication of information on state registration of the additional issue of the Issuer’s securities on the website of the Central Bank of the Russian Federation or from the date the Issuer receives a written notice of state registration of the additional issue of the Issuer’s securities from the Central Bank of the Russian Federation delivered by post, fax or electronic mail or served against signature, whichever is the earlier.

f) Information at the stage of state registration of the additional issue of securities shall be disclosed by the Issuer by publishing the Resolution on the Additional Issue of Securities on the Issuer’s website (www.vtb.ru) not later than within 2 (Two) days from the date of publication of information on state registration of the additional issue of the Issuer’s securities on the website of the Central Bank of the Russian Federation or from the date the Issuer receives a written notice of state registration of the additional issue of the Issuer’s securities from the Central Bank of the Russian Federation delivered by post, fax or electronic mail or served against signature, whichever is the earlier.

The text of the registered Resolution on the Additional Issue of Securities shall be available on the Issuer’s website (www.vtb.ru) from the date of its publication on the Internet and until all securities of such additional issue are paid-off (cancelled).

g) Information at the stage of state registration of the additional issue of securities shall be also disclosed by the Issuer by publishing the Prospectus on the Issuer’s website (www.vtb.ru) not later than within 2 (Two) days from the date of publication of information on state registration of the additional issue of the Issuer’s securities on the website of the Central Bank of the Russian Federation or from the date the Issuer receives a written notice of state registration of the additional issue of the Issuer’s securities from the Central Bank of the Russian Federation delivered by post, fax or electronic mail or served against signature, whichever is the earlier.

The text of the registered Prospectus shall be available on the Issuer’s website (www.vtb.ru) from the date of its publication on the Internet and until expiration of at least 6 (Six) months from the date of publication of the text of the registered Report on the Results of Additional Issue of Securities on the Internet.

h) Information on the start date of securities placement shall be disclosed together with information on securities offering price by publishing the Notice of the Start Date of Securities Placement in the newswire of the information agencies AK&M or Interfax and on the Issuer’s website (www.vtb.ru).

i) Information on securities offering price shall be disclosed by publishing the Notice of Securities Offering Price in the newswire of the information agencies AK&M or Interfax and on the Issuer’s website (www.vtb.ru) not later than on the day following the resolution of the Issuer’s authorized management body on the securities offering price.

j) Information on the start date of securities placement shall be also disclosed by publishing the Material Fact Notice “Information on Stages of Securities Issue” within the following time periods starting from the start date of securities placement.

• in the newswire of the information agencies AK&M or Interfax: not later than within 1 (One) day;

• on the Issuer’s website (www.vtb.ru): not later than within 2 (Two) days.

The text of the Material Fact Notice shall be available on the Issuer’s website (www.vtb.ru) during at least 6 (Six) months from the date of its publication on the Internet.

The Issuer shall send the Material Fact Notice to the Central Bank of the Russian Federation not later than within 5 (Five) days from the start date of securities placement.

k) Information on the results of exercising the pre-emptive right to acquire the Issuer’s placed securities shall be disclosed by publishing the Notice of the Results of Exercising the Pre-Emptive Right in the newswire of the information agencies AK&M or Interfax and on the Issuer’s website (www.vtb.ru) on the date of summarizing the results of exercising the pre-emptive right.

l) Information on suspension of placement of securities shall be disclosed by publishing the Notice of Suspension of Placement of Securities within the following time periods from the date of the minutes (from the expiration date as established by the laws of the Russian Federation for drawing up the minutes) of the meeting of the Issuer’s authorized management body resolving to change and/or amend the Resolution on the Additional Issue of Securities and/or the Prospectus, and in the event of the change of the terms as established by the Resolution on Placement of Securities, such period shall start from the date of the minutes (from the expiration date as established by the laws of the Russian Federation for drawing up the minutes) of the Issuer’s meeting resolving to change such terms, or from the date the Issuer receives a written request (instruction, decision) from a competent authority to suspend placement of securities delivered by post, fax or electronic mail or served against signature, whichever is the earlier:

• in the newswire of the information agencies AK&M or Interfax: not later than within 1 (One) day;

• on the Issuer’s website (www.vtb.ru): not later than within 2 (Two) days.

m) Information on suspension of securities issue shall be also disclosed by publishing the Material Fact Notice “Information on Suspension or Reopening of Securities Issue” within the following time periods starting from the date such information on suspension of the Issuer’s securities issue is published on the website of the Central Bank of the Russian Federation or from the date the Issuer receives a written notice of suspension of securities issue from an authorized body delivered by post, fax or electronic mail or served against signature, whichever is the earlier:

• in the newswire of the information agencies AK&M or Interfax: not later than within 1 (One) day;

• on the Issuer’s website (www.vtb.ru): not later than within 2 (Two) days.

The text of the Material Fact Notice shall be available on the Issuer’s website (www.vtb.ru) during at least 6 (Six) months from the date of its publication on the Internet.

The Issuer shall send the Material Fact Notice to the Central Bank of the Russian Federation not later than within 5 (Five) days from the start date of securities placement.

n) Information on reopening of securities placement shall be disclosed by publishing the Notice of Reopening of Securities Placement within the following time periods from the date of publishing information on registration of changes and/or amendments to the Resolution on the Additional Issue of Securities and/or amendments to the Resolution on the Additional Issue of Securities and/or to the Prospectus or on refusal to register such changes and/or amendments on the website of the Central Bank of the Russian Federation, or from the date the Issuer receives a written notice from the Central Bank of the Russian Federation of registration of changes and/or amendments to the Resolution on the Additional Issue of Securities and/or to the Prospectus or of refusal to register such changes and/or amendments, or a written notice (decision, resolution) from a competent authority of reopening of securities placement (termination of the reasons for suspension of securities placement) delivered by post, fax or electronic mail or served against signature, whichever is the earlier:

• in the newswire of the information agencies AK&M or Interfax: not later than within 1 (One) day;

• on the Issuer’s website (www.vtb.ru): not later than within 2 (Two) days.

o) Information on reopening of securities issue shall be also disclosed by publishing the Material Fact Notice “Information on Suspension or Reopening of Securities Issue” within the following time periods starting from the date such information on reopening of the Issuer’s securities issue is published on the website of the Central Bank of the Russian Federation or from the date the Issuer receives a written notice of reopening of securities issue from the Central Bank of the Russian Federation delivered by post, fax or electronic mail or served against signature, whichever is the earlier:

• in the newswire of the information agencies AK&M or Interfax: not later than within 1 (One) day;

• on the Issuer’s website (www.vtb.ru): not later than within 2 (Two) days.

The text of the Material Fact Notice shall be available on the Issuer’s website (www.vtb.ru) during at least 6 (Six) months from the date of its publication on the Internet.

The Issuer shall send the Material Fact Notice to the Central Bank of the Russian Federation not later than within 5 (Five) days from the start date of securities placement.

p) Information on the end date of securities placement shall be disclosed by publishing the Material Fact Notice “Information on Stages of Securities Issue” within the following time periods starting from the end date of securities placement:

• in the newswire of the information agencies AK&M or Interfax: not later than within 1 (One) day;

• on the Issuer’s website (www.vtb.ru): not later than within 2 (Two) days.

The text of the Material Fact Notice shall be available on the Issuer’s website (www.vtb.ru) during at least 6 (Six) months from the date of its publication on the Internet.

The Issuer shall send the Material Fact Notice to the Central Bank of the Russian Federation not later than within 5 (Five) days from the end date of securities placement.

q) Information on state registration of the Report on the Additional Issue of Securities shall be disclosed by publishing the Material Fact Notice “Information on Stages of Securities Issue” within the following time periods starting from the date such information on state registration of the report on the additional issue of the Issuer’s securities is published on the website of the Central Bank of the Russian Federation or from the date the Issuer receives a written notice of state registration of the report on the additional issue of securities from the Central Bank of the Russian Federation delivered by post, fax or electronic mail or served against signature, whichever is the earlier:

• in the newswire of the information agencies AK&M or Interfax: not later than within 1 (One) day;

• on the Issuer’s website (www.vtb.ru): not later than within 2 (Two) days.

The text of the Material Fact Notice shall be available on the Issuer’s website (www.vtb.ru) during at least 6 (Six) months from the date of its publication on the Internet.

The Issuer shall send the Material Fact Notice to the Central Bank of the Russian Federation not later than within 5 (Five) days from the date of publication of information on state registration of the results of the additional issue of the Issuer’s securities on the website of the Central Bank of the Russian Federation or from the date the Issuer receives a written notice of state registration of the report on the results of the additional issue of securities from the Central Bank of the Russian Federation delivered to the Issuer by post, fax or electronic mail or served against signature, whichever is the earlier:

r) Information at the stage of state registration of the report on the additional issue of securities shall be also disclosed by the Issuer by publishing the Report on the Results of the Additional Issue of Securities on the Issuer’s website (www.vtb.ru) not later than within 2 (Two) days from the date of publication of information on state registration of the report on the results of the additional issue of the Issuer’s securities on the website of the Central Bank of the Russian Federation, or from the date the Issuer receives a written notice of state registration of the report on the additional issue of the Issuer’s securities from the Central Bank of the Russian Federation delivered by post, fax or electronic mail or served against signature, whichever is the earlier.

The text of the registered Report on the Results of the Additional Issue of Securities shall be available on the Issuer’s website (www.vtb.ru) during at least 6 (Six) months from the date of its publication on the Internet.

s) Information to be delivered (submitted) to the respective authority (agency) governing the market of foreign securities certifying the rights in respect of the Issuer’s securities, to foreign securities market makers and/or other organizations in compliance with the foreign law for the purpose of disclosure to foreign investors shall be disclosed by the Issuer by publishing the text of documents containing such information on the Issuer’s website (www.vtb.ru) not later than on the date such information is to be disclosed to foreign investors as required by the foreign law.

The texts of documents containing the specified information shall be available on the Issuer’s website (www.vtb.ru) from the date of their publication on the Internet and until expiration of at least 6 (Six) months from the date of publication of the text of the registered Report on the Additional Issue of Securities on the Internet.

Furthermore, on the date of publication of the texts of the said documents on the Issuer’s website (www.vtb.ru), a notice of disclosure of such information on the Internet by the Issuer shall be published in the newswire of the information agencies AK&M or Interfax.

t) Information on the period of fulfillment of the Issuer’s obligations to the Issuer’s securities owners shall be disclosed by publishing the Material Fact Notice “Information on the Period of Fulfillment of the Issuer’s Obligations to the Issuer’s Securities Owners” within the following time periods starting from the date such Issuer’s obligation to the securities owners falls due, and if such obligation is to be fulfilled by the Issuer within a certain term (period of time), then staring from such period expiration date:

• in the newswire of the information agencies AK&M or Interfax: not later than within 1 (One) day;

• on the Issuer’s website (www.vtb.ru): not later than within 2 (Two) days.

The text of the Material Fact Notice shall be available on the Issuer’s website (www.vtb.ru) during at least 6 (Six) months from the date of its publication on the Internet.

The Issuer shall send the Material Fact Notice to the Central Bank of the Russian Federation not later than within 5 (Five) days from the end date of securities placement.

u) Information on the income accrued and/or paid on the Issuer’s securities shall be disclosed by publishing the Material Fact Notice “Information on the Income Accrued and/or Paid on the Issuer’s Securities” within the following time periods starting from the date of the minutes (from the expiration date as established by the laws of the Russian Federation for drawing up the minutes) of the meeting of the Issuer’s authorized management body resolving to pay (announce) dividends on shares; starting from the date the Issuer’s obligation to pay income on the Issuer’s securities falls due, and if such obligation to pay income on securities is to be fulfilled by the Issuer within a certain term (period of time), then staring from such period expiration date:

• in the newswire of the information agencies AK&M or Interfax: not later than within 1 (One) day;

• on the Issuer’s website (www.vtb.ru): not later than within 2 (Two) days.

The text of the Material Fact Notice shall be available on the Issuer’s website (www.vtb.ru) during at least 6 (Six) months from the date of its publication on the Internet.

The Issuer shall send the Material Fact Notice to the Central Bank of the Russian Federation not later than within 5 (Five) days from the end date of securities placement.

v) The Issuer shall also disclose information in the form of quarterly reports, material fact notices, and notifications of the data which may materially affect the value of the Issuer’s securities.

Information in the form a quarterly report shall be disclosed by the Issuer by publishing the text of the quarterly report on the Issuer’s website (www.vtb.ru) not later than within 45 (Forty-five) days from the respective quarter end date. The text of the quarterly report shall be available on the Issuer’s website (www.vtb.ru) during at least 3 (Three) months from the date of its publication on the Internet. The Issuer shall submit quarterly reports to the Central Bank of the Russian Federation not later than within 45 (Forty-five) days from the respective reporting quarter end date.

The Issuer shall disclose information in the form of a material fact notice within the following time periods starting from the date of occurrence of such material fact:

• in the newswire of the information agencies AK&M or Interfax: not later than within 1 (One) day;

• on the Issuer’s website (www.vtb.ru): not later than within 2 (Two) days.

The text of the Material Fact Notice shall be available on the Issuer’s website (www.vtb.ru) during at least

6 (Six) months from the date of its publication on the Internet. The Issuer shall send the Material Fact Notice to the Central Bank of the Russian Federation not later than within 5 (Five) days from the end date of securities placement.

The Issuer shall disclose information in the form of notification of the data which may materially affect the value of the Issuer’s securities within the following time periods starting from the date of occurrence of the respective event:

• in the newswire of the information agencies AK&M or Interfax: not later than within 1 (One) day;

• on the Issuer’s website (www.vtb.ru): not later than within 2 (Two) days.

The Issuer shall provide access of any interested person to the information contained in each notice, including in material fact notices published by the Issuer, as well as in the registered Resolution on the Additional Issue of Securities, Prospectus and changes and/or amendments thereto, in the Report on the Results of the Additional Issue of Securities, quarterly reports, other documents subject to mandatory disclosure as required by Chapters VIII and X of the Regulation on Information Disclosure by Securities Issuers approved by the Federal Service on Financial Markets, by placing the copies of such documents at the address: St Petersburg, ul. Bolshaya Morskaya, 29, and until the end date of securities placement such documents shall be also available at locations indicated in the Issuer’s circulars containing information on securities placement.

In the event that as of the date of event subject to disclosure by the Issuer as required by applicable federal laws and regulations of the federal authority for securities market another procedure and period for disclosure of such event take effect which differ from those provided by this Prospectus, information on such event shall be disclosed in a manner and within a period provided by federal laws and regulations of the federal authority for securities market having effect as of the date of such event.

The procedure for disclosure by the credit institution - Issuer of information on the results of exercising the pre-emptive right

The results of exercising the pre-emptive right to acquire the Issuer’s placed securities shall be disclosed by publishing the Notice of the Results of Exercising the Pre-Emptive Right in the newswire of the information agencies AK&M or Interfax and on the Issuer’s website (www.vtb.ru) on the date of summarizing the results of exercising the pre-emptive right.

III. General information on the financial and economic situation of the Issuer

3.1. Business and financial performance of the Issuer

The data below show the performance of VTB Bank in compliance with the Russian accounting and reporting standards, without consolidation of subsidiaries.

(Thousand Rubles)

Indicators	2004	2005	2006	2007	2008	As of 01.07.09
Authorized capital (at the end of the accounting period)	42,137,236	52,111,124	52,111,124	67,241,385	67,241,385	67,241,385
Equity (as per balance sheet) (at the end of the accounting period)	68,153,451	111,259,065	134,317,126	358,686,788	369,560,509	351,778,100
Equity (capital) (at the end of the accounting period)	56,114,089	82,307,147	97,342,258	278,296,267	397,070,541	364,758,614
Net profit / (uncovered loss) (for the accounting period)	9,540,764	12,918,530	17,175,724	17,977,992	26,894,373	(26,450,495)
Return on assets (% per annum) (for the accounting period)	3.0%	2.6%	2.4%	1.7%	1.4%	—	*
Return on equity (as per balance sheet) (% per annum) (for the accounting period)	15.0%	17.8%	14.6%	6.7%	7.4%	—	*
Borrowed funds (total) (at the end of the accounting period)	335,900,922	524,201,033	646,902,601	1,148,684,967	2,181,214,134	2,336,676,122

(*) not subject to calculation, since the financial result is negative

Calculation methods

Equity (capital) (line 3) is calculated in compliance with the Bank of Russia Regulation No. 215-P dated February 10, 2003 Methods of Calculation of Equity (Capital) of Credit Institutions.

Net profit, borrowed funds and other indicators in this section, unless otherwise noted herein, are calculated according to Forms 0409806, 0409807.

Return on equity (ROE) is calculated as net profit/average monthly equity ratio (according to Forms 0409806, 0409807).

Return on assets (ROA) is calculated as net profit/average monthly assets ratio (according to Forms 0409806, 0409807).

The analysis of financial solvency, credit risks and financial situation of the Issuer based on the economic analysis of performance indicators stated above

During 2004-2008, the Bank was actively expanding its activities and extending its operations. The Bank’s borrowings (according to Form 0409806) during the period from January 1, 2005 through January 1, 2009 increased by 6.5 times and reached RUR2,181 billion. During the second quarter of 2009, the Bank’s borrowings decreased by 0.4% to RUR2,337 billion.

The funds are mainly used to provide credit facilities to legal entities.

The financial result of VTB Bank activity (net profit) for 2008 is RUR26.9 billion, which exceeds by 1.5 times the similar indicator in 2007, i.e. RUR18 billion.

The loss for the 2nd quarter of 2009 was RUR28.4 billion (the net profit for the 2nd quarter of 2008 was RUR10.3 billion), which is mainly due to the negative revaluation of currency positions in conditions of the exchange rate decline and due to the increase in provisions for possible losses on loans, which achieved 4.3% of the corporate loan portfolio as of July 1, 2009 (as compared with 1.2% on July 1, 2008 and 2.0%

on January 1, 2009) and 3.3% of the total loan portfolio. In absolute terms, the Bank created provisions of RUR11.0 billion in the 2nd quarter of 2009 (as compared with RUR1.3 billion in the 2nd quarter of 2008), which was primarily due to the deterioration in the financial position of some borrowers in conditions of financial instability. The increase in the overdue debt amount on the Bank’s corporate loan portfolio during the 2nd quarter of 2009 is RUR52.8 billion.

(%)

	01.01.2005	01.01.2006	01.01.2007	01.01.2008	01.01.2009	01.07.2009
Loan loss provisions / loan indebtedness	4.3%	2.5%	2.4%	1.1%	1.6%	3.3%
Share of overdue debt in the amount of loan indebtedness	3.7%	1.8%	2.3%	1.2%	1.5%	5.5%

VTB Bank’s return on equity was at high level in 2004-2006, but decreased to 6.7% in 2007 (as compared with 14.6% in 2006). Such a significant decrease is explained by the substantial growth of the Bank’s equity following the initial public offering (IPO) and by the gradual use of equity funds for accrual of performing assets.

During the last 5 years and the first half of 2009, the Bank observed all indicators characterizing its liquidity and solvency as of the reporting dates. At the beginning of each year, N1, N2 and N3 ratios exceeded the minimum required level, and H4 ratio was lower than the maximum permissible value.

Analysis for the 2nd quarter of 2009

In the 2nd quarter of 2009, VTB Bank’s borrowings decreased by RUR10.1 billion to RUR2,237 billion, which was mainly due to the decrease in the volume of borrowings from the Bank of Russia from RUR613.1 billion to RUR413.6 billion. The Bank’s equity (regulatory capital) at the end of the 2nd quarter of 2009 was RUR364.8 billion, and the capital adequacy ratio (N1) on July 1, 2009 was 15.5% (15.4% as of July 1, 2008, 16.1% as of January 1, 2009).

Stable source incomes (interest and commission income) obtained by the Bank in the 2nd quarter of 2009 (RUR68.7 billion as compared with RUR33.9 billion for the same period in the previous year) were leveled by the negative revaluation of currency positions and by the increase in provision charges (which increased by 8.4 times to RUR11.0 billion as compared with the 2nd quarter of 2008).

VTB Bank’s stable income in the 2nd quarter of 2009 was mainly attributable to the interest income from corporate lending in key Russian industries (fuel and energy industry, engineering, construction, metallurgy, chemistry, transport, and communications) in the total amount of RUR43.5 billion (RUR23.0 billion in the 2nd quarter of 2008).

3.2. Market capitalization of the Issuer

Information of market capitalization of the Issuer for the last five completed financial years and as of the end date of the last completed reporting quarter prior to the date of approval of this Prospectus:

					(Thousand Rubles)

Date	2004	2005	2006	2007	2008	as of 30.06.2006
Market capitalization	X	X	X	836,482,830.52	225,258,640.05	234,672,433.96

Method for establishing the market price of shares:

The market price is established in trading with securities market makers. The Bank’s shares are listed by the following market makers: Closed Joint Stock Company Moscow Interbank Currency Exchange - quotation list B, Open Joint Stock Company Russian Trading System Stock Exchange - quotation list B.

The market capitalization was calculated by the market maker CJSC MICEX. Daily capitalization is calculated by MICEX as a product of the total number of the Issuer’s outstanding shares of respective category (type) and the weighted average price under all market transactions during a trading day.

If no weighted average price is calculated at the end of the day, then the market price is used calculated as required by the Federal Commission for the Securities Market Resolution No. 03-52/ps of December 24, 2003. Additional information on market capitalization is available on the website of MICEX:

www.micex.ru.

3.3. Liabilities of the Issuer

3.3.1. Accounts payable

(Thousand Rubles)

Indicator	As of 01.01.2005	As of 01.01.2006	As of 01.01.2007	As of 01.01.2008	As of 01.01.2009	As of 01.07.2009
Total amount of accounts payable	4,267,260	12,563,384	6,046,497	17,209,207	13,020,774	16,757,799
including Overdue accounts payable	1,039	30,880	11,433	24,772	46,409	0

Reasons for default and consequences for the Issuer which have followed or may follow in the event of default

Overdue accounts payable represent the amount of liabilities under foreign letters of credit. The maturity period for these liabilities is determined by presentation of confirming documents on import letters of credit and is limited to 21 days in compliance with the Uniform Customs and Practice for Documentary Credits (Article 43). No consequences for the credit institution may follow.

There are no overdue accounts payable under credit agreements, loan agreements or under debt securities issued. The Bank has no overdue debt as of 01.07.09.

Structure of the Issuer’s accounts payable and terms of maturity with respect to the liabilities for the last completed financial year and the last completed accounting quarter prior to the date of approval of this Prospectus

(Thousand Rubles)

	As of 01.01.2009		As of 01.07.2009
	Maturity period		Maturity period
Type of accounts payable*	Up to 30 days	Over 30 days	Up to 30 days	Over 30 days
Settlements with currency and stock exchanges	0	0	0	0
including overdue	0	X	0	X
Settlements with customers under foreign currency sale/purchase operations	1,623	0	89,515	0
including overdue	0	X	0	X
Liabilities under foreign letters of credit	1,606,853	5,124,832	1,089,256	8,396,898
including overdue	46,409	X	0	X
Lottery sale and payment transactions	0	0	0	0
including overdue	0	X	0	X
Payments for sale and purchase of commemorative coins	0	0	0	0
including overdue	0	X	0	X
Amounts received on correspondent suspense accounts	134,386	30	328,994	2
including overdue	0	X	0	X
Cash settlements with organizations (SB)	0	0	0	0
including overdue	0	X	0	X
Tax settlements with the budget	10,212	15,705	31,397	3,706

including overdue	0	X	0	X
Payroll settlements with extra-budgetary funds	X	X	X	X
including overdue	X	X	X	X
Salary settlements	266	0	47,072	0
including overdue	0	X	0	X
Settlements with employees in respect of imprest accounts	23	32	203	5
including overdue	0	X	0	X
VAT received	91,126	4,687	33,147	62,654
including overdue	0	X	0	X
Other accounts payable	458,235	5,572,764	1,048,674	5,626,276
including overdue	0	X	0	X
Total	2,302,724	10,718,050	2,668,258	14,089,541
including total overdue	46,409	X	0	X

* Include accounts payable recognized in balance-sheet accounts No. 474 (except for No. 47411, No. 47425 and No. 47426) and No. 603 (except for 60320, 60324, 60348).

Creditors that have a share of at least 10 percent in the total amount of accounts payable for the last completed accounting period

1
Full corporate name	Open Joint Stock Company USK MOST
Abbreviated name	OAO USK MOST
Location	117246, Golitsyno, Odintsovsky District, Moscow Region, Petrovskoye shosse, 52, Block 2
Amount of accounts payable, thousand Rubles	2,356,022
Amount of overdue accounts payable, thousand Rubles	0
Terms of overdue accounts payable	-
Is the creditor the Issuer’s affiliate?	No

2
Full corporate name	I.D.E. Electricity Distribution Investments 1 Limited
Abbreviated name	I.D.E. Electricity Distribution Investments 1 Limited
Location	Naousus, 1, Karapatakis Building, P.C. 6018, Larnaka, Cyprus
Amount of accounts payable, thousand Rubles	5,314,979
Amount of overdue accounts payable, thousand Rubles	0
Terms of overdue accounts payable	-
Is the creditor the Issuer’s affiliate?	No

The amount of the Issuer’s overdue accounts payable to the budget, extra-budgetary funds and to the Bank of Russia.

None.

Information on observance by the Issuer of legal reserve requirements and on penalties (if any) for failure to observe legal reserve requirements

The legal reserve requirements are observed.

Information on insufficient provisions for legal reserves (if any), on any failure to fulfill obligations to average legal reserves

No cases of insufficient provisions for legal reserves during the last twelve months.

3.3.2. Credit history of the Issuer

The Issuer has no liabilities, the principal amount of which is or exceeds 5 percent of the total amount of the book value during the last five completed financial years and as of the date of the last completed reporting quarter. There are no other significant borrowings.

3.3.3. Obligations of the Issuer arising from securities provided to third parties

The total amount of obligations arising from securities provided by the Issuer and the total amount of obligations of third parties under which the Issuer provided security to third parties, including by way of pledge, collateral or bank guarantee as of the end date of each of five completed financial years or as of the end date of each completed financial year.

The total amount of the Bank’s obligations arising from securities provided to third persons is shown in the Table below.

(Thousand Rubles)

Reporting date	as of 01.01. 2005	as of 01.01.2006	as of 01.01.2007	as of 01.01.2008	as of 01.01.2009
Amount	48,962,557	44,500,779	63,534,853	80,101,544	182,533,667

Information on each obligation of the Issuer arising from securities provided to third parties, including by way of pledge, collateral and/or bank guarantee during the last completed financial year and the last completed accounting period prior to the date of approval of this Prospectus, amounting to at least 5 percent of the Issuer’s book value as of the end date of the last completed financial quarter preceding the provision of security:

There are no liabilities arising from securities provided to third persons, including by way of pledge, collateral and/or bank guarantee amounting to at least 5 percent of the book value.

Assessment of the risk of non-fulfillment or unduly fulfillment of any of the secured obligations by third parties

Third parties, the obligations of which are secured by the Bank, are strategic Russian enterprises. These are mainly the enterprises of the defense industry or related sectors. According to the Bank’s assessments, the risk of unduly fulfillment of the obligations by the third parties as mentioned above is relatively low. At the same time, it should be taken into account that in conditions of continuing economic crisis, falling domestic and external demand, revaluation and limited access to credit facilities, almost all enterprises have to face financial difficulties, and therefore events of default in any of the economic sectors may not be totally excluded.

Factors which may entail non-fulfillment or unduly fulfillment of obligations, probability of such factors

The main factors which may entail non-fulfillment or unduly fulfillment of obligations by third parties are as follows:

•             reduction in the volume of orders;

•             decrease in customers’ paying capacity and delay in payments for delivered goods;

•             expansion of production time and delays in contract performance as a result of financial difficulties of suppliers;

•             decline in competitiveness of goods due to limited possibilities to raise funds for implementation of new technologies;

•             increase in costs, including in the price of resources and materials;

•             decline in business efficiency due to the necessity to observe the principle of “social responsibility”;

•             unprofessional management;

•             conflicts between shareholders;

•             intentional bankruptcy, etc.

These factors are currently evidenced almost in all sectors of economy. However, the Bank considers that they will not generally lead to irreversible consequences and contribute to large-scale non-fulfillment of obligations. It should be noted that, in spite of the factors mentioned above, the probability of non-fulfillment of obligations by any enterprise depends on the depth, difficulty and complexity of the problems which they may face. However, some isolated cases of non-fulfillment or unduly fulfillment of obligations may not be excluded.

3.4. Objectives of the issue and allocation of funds obtained from equity securities placement

The purpose of the issue of ordinary shares by VTB Bank is to increase its equity (capital) to secure its current operations. The funds obtained from placement will be used for expanding the Bank’s active operations, including for development of corporate and retail lending activities.

3.5. Risks associated with the purchase of equity securities to be placed

3.5.1. Credit risk

Credit risk is defined by the Bank as the risk of a loss resulting from a counterparty being unable to meet its financial obligations to the Bank in full when due as required by agreement. The Bank is exposed to credit risk through its credit operations with all counterparties (corporate clients, financial institutions and individuals), including through various types of lending activities, issue of guarantees, acceptance of letters of credit, purchase of debt securities, investments in the rights of claim acquired, gold and securities lending activities, sale (purchase) of financial assets on a deferred basis (supplies of financial assets).

Credit risk is the most significant of all risks to which the Bank is exposed in the course of its banking activities. The Bank manages its credit risk as follows:

•      setting limits for operations in order to reduce the credit risk; setting credit limits for borrowers/counterparties, groups of related borrowers, by countries/industries/regions; limits for securities transactions, etc.;

•      control of concentrations of credit risks taken by the Bank with respect to certain borrowers (groups of related borrowers), countries, industries, regions, client segments, types of credit products;

•      creation of security for credit operations;

•      setting payment conditions for operations stipulating payment for assumed risks;

•      continuous monitoring of the level of assumed risks and preparation of respective management statements to be submitted to the Credit Committee, the Bank’s management and bodies concerned;

•      assessment of regulatory and economic capitals required to cover the risks under operations of the Bank, ensuring the sufficiency of such capital;

•      carrying out hedging operations;

•      continuous internal control of observance by VTB units of regulations governing operating, risk assessment and management procedures; such control is performed by an independent unit.

In its credit risk management practices, the Bank follows the requirements of the Bank of Russia, recommendations of the Basel Committee on Banking Supervision and generally recognized international standards of banking credit risk management. Such practices include:

•      principle of consistency and complexity, which provides systematic approach to overall Bank’s loan portfolio risk management and separate operations with certain borrowers/counterparties (group of related borrowers/counterparties);

•      principle of methodological uniformity, which provides the application of unified methods for identification and quantitative assessment of credit risk as appropriate to the nature and scale of the Bank’s operations;

•      principle of control of distribution and delegation of authorities, which provides a balanced combination of centralized and decentralized decision-making processes in respect of credit risk-related operations.

In developing its credit risk management system, the Bank follows the following recommendations of the Bank of Russia and the Basel Committee on Banking Supervision:

•      the risks assumed by the Bank are analyzed and monitored by an independent unit;

•      organizational procedures of credit risk management, risk assessment methods, structure of exposure limits and their prescribed values are determined by internal regulations or resolutions of the Bank’s specialized collegial bodies in compliance with their authorities;

•      management accounts with respect to the state of the risks taken by the Bank are regularly prepared and submitted for consideration of the Bank’s management and specialized collegial bodies;

•      the Bank provides continuous internal control of observance by its units of the internal regulations on credit risk management.

The key instrument which allows to restrict and control the credit risk taken by the Bank is the system of credit limits. The following types of credit risk limits are established: counterparty limits; limits for independent risk-taking by Bank branches; credit risk limits by countries/industries/regions.

Credit risk limits with respect to certain counterparties are established for the following categories of borrowers:

•      large corporate clients;

•      credit organizations and other financial institutions;

•      executive authorities;

•      medium-sized clients and small businesses;

•      individuals.

Credit risk limits are established by the Credit Committee and are subject to approval of the Bank’s Management Board (if the Credit Committee is not vested with enough authority). A part of authorities for setting credit risk limits is delegated to the Small Credit Committee and the Moscow Region Credit Committee (borrowings to medium and small businesses).

There are different limits depending on the type of operations to be carried out within such limits:

•      for corporate clients / executive authorities / medium-sized clients and small businesses: credit limits (including sub-limits by different types of credit operations / target purpose), debt securities transaction limits (including sub-limits: marketable securities, non-marketable securities) and documentary limits;

•      for bank credit institutions / financial institutions: deposit limits (including sub-limits: overdraft, nostro, funds provision), conversion limits (including sub-limits: gross, shipment), limits for derivative financial instruments (including sub-limits: commodities, foreign exchange and precious metals, interest rate, securities), limits for debt securities transactions (including sub-limits: marketable securities, non-marketable securities) and documentary limits.

Along with its internal credit risk limits as stated above, the Bank controls the observance of the following limits required by the Bank of Russia:

•      large loans size limit. A loan the amount of which exceeds 5% of the Bank’s capital is considered a “large” loan. The total amount of large loans may not exceed 800% of the Bank’s capital;

•      limit for borrower / a group of related borrowers. The ratio of the total amount of loans provided to a single borrower / a group of related borrowers and guarantees and sureties issued to such borrower / group of related borrowers, as well as other products exposed to credit risk assessed according to the extent of such risk, to the Bank’s capital may not exceed 25%;

•      insider credit limit. The ratio of the total amount of loans provided to insider and related parties, guarantees and sureties issued to such borrowers, as well as other products exposed to credit risk assessed according to the extent of such risk, to the Bank’s capital may not exceed 3%;

An important tool to minimize credit risks taken by the Bank is the creation of security for credit operations. The Bank’s policy in this respect is based on the following principles:

•      construction of a reliable and liquid security portfolio, sufficient to cover the credit risks assumed by the Bank;

•      acceptable security includes real estate mortgage, pledge of equipment, receivables, securities, precious metals, etc., as well as guarantees and sureties, including sureties from individuals, pledge of rights and receivables;

•      the construction of a reliable and sufficient loan security reduces the credit risk, but it does not substitute the necessity of conducting thorough review of the borrower’s financial and economic activities and does not make allowance for insufficient paying and borrowing capacity of such counterparty or lack of information on its activities.

•      property may be accepted as pledge only if there are no legal restrictions for such operation and following the assessment of its liquidity and market value, as well as after ensuring its safekeeping and evaluation of the pledge value of such property.

•      the market (fair) value of property is determined by one of the following methods:

•      by an independent appraiser satisfying the Bank’s requirements;

•      by units of the Bank, if the items subject to pledge are marketable securities, fine precious metals or any other property which may be evaluated without engaging an appraiser.

•      the possibility of unsecured lending or commodity-based lending is limited by the borrower’s credit rating and by the industry in which he carries out its activities.

Within its security monitoring procedure, the Bank implements a set of measures to provide operative and efficient control of the state of security (its actual availability and current value). The Bank monitors the actual state of property based on the information provided by the pledger and by sight survey of such property. The Bank usually requires the pledged items to be insured. Such insurance is performed at the borrower’s account and for the benefit of the Bank.

The credit risks assumed by the Bank are covered by creating provisions for possible losses. The system of creating target provisions, including provisions for possible losses on loans and other similar indebtedness, is based on the following principles:

•      compliance with the regulations of the Bank of Russia;

•      reasonable conservatism;

•      complex assessment of the category of loan quality / element of the basis of estimate based on official accounting statements and taking into consideration the data of management accounts;

•      decentralized creation of target provisions at the place of operation (accounting);

•      centralized accounting of the data on overall provisions created by the Bank and their regulation, if required;

•      subsequent operational control of the accuracy of creating provisions in the Head Office and in Bank branches to exclude the risk of misstatement.

Pursuing the state policy of supporting the Russian economy, the Bank follows resolutions of the Russian government in the field of economic crisis management.

The Bank takes into account the evaluated viability of separate groups / segments of borrowers in new economic conditions, considers the borrower’s potentials to enhance economic activities of other business entities and follows the principles of social responsibility.

As a systemic bank, VTB provides efficient reallocation of credit facilities in the Russian economy, including those provided by the Russian government and the Central Bank within the crisis management system. Among priority Bank’s borrowers are companies and organizations included in the state support program at the federal and regional levels. However, a company’s participation in such program does not exclude the procedure of the complex credit review of its certain transactions and does not automatically reduce the Bank’s requirements to risk coverage.

In conditions of crisis developments in the Russian economy in the second half of 2008 and the first half of 2009, the Bank continues enhancing its requirements to financial stability of its borrowers, to cash flow projections, quality and liquidity of security.

During the first half of 2009, the Bank restricted its requirements to the limits of independent crediting by its regional units.

In the face of the crisis, the Bank seeks to solve the arising problems both in the interests of the Bank and its customers.

The Bank implements the following additional measures aimed at risk management:

•      enhancement of requirements to financial stability, cash flow projections, quality and liquidity of security;

•      implementation of the centralized system of identification and monitoring of credit risk factors (signs of problems) in credit transactions;

•      appraisal updates in respect of property accepted as collateral under credit transactions;

•      creation of the unit responsible for enhancement of the quality of credit analysis and observance of the established credit procedures by regional subdivisions.

The Bank considers the following industries as priority when allocating its credit facilities:

•      military-industrial complex;

•      transport and transport engineering;

•      construction of affordable housing (in particular, additional funding of projects at advanced completion stage, complex financing of developers), industries providing life necessities (trade networks, food industry, industrial agriculture, communal infrastructure).

3.5.2. Country risk

As a large credit institution operating in international markets, VTB Bank is exposed to country risks related to the activities of its foreign counterparties. The country risk assumed by the Bank is the risk of incurring losses as a result of non-fulfillment by foreign counterparties of their obligations due to economic, political or social changes, or in the event that the currency of any financial obligation is no longer available to the counterparty by virtue of amendments to the national legislation.

These risks are monitored and controlled within the country risk management system.

The country risk management system of VTB Bank includes the following stages:

•      collection and analysis of macroeconomic indicators and sovereign ratings assigned to different countries by international rating agencies;

•      ranking of countries by risk groups based on the results of analysis of macroeconomic indicators and sovereign ratings;

•      setting the country limit values;

•      assessment of risk concentration by countries;

•      analysis of the structure of country risks by certain types of credit transactions;

•      identification of countries with higher country risk concentrations as compared with calculated limit values;

•      regular submission of proposals on limiting the assumed country risks for consideration of the collegial bodies.

The country risk management system allows to adopt resolutions on the possibility of transacting with foreign counterparties taking into account the actual concentration of country risks and expected operations, as well as to carry out operational control of conformity of overall country risks taken by the Bank with the established limits.

Depending on rating results, country risks are ranked as follows: risk group A (low country risk level), risk group B (moderate risk level), risk group C (average risk level), risk group D (high risk level), risk group E (maximum risk level).

In conditions of the global financial crisis, VTB Bank has restricted its requirements to risk profiles of foreign counterparties and has therefore reduced its risks in respect of counterparties that are exposed to volatility of financial markets to the greater extent. As of 01.07.2009, in its operations with foreign counterparties VTB Bank mainly assumed country risks with respect to low, moderate and average risk countries (countries ranking above Baa3 according to Moody’s and above BBB- according to S&P and Fitch rating). The risk of economic, political and social changes or exchange restrictions in this group of countries which might entail losses for the Bank is insignificant or there is no such risk at all. The volume of operations with the countries, which are characterized as high-risk and maximum-risk countries (ranking below Baa3 according to Moody’s rating and below BBB- according to S&P and Fitch rating or countries without rating) is insignificant. These risks are mainly related to operations with the most creditworthy and financially stable residents of CIS countries, including subsidiaries of VTB Bank. The risks of unfavorable economic, political and social changes and exchange restrictions are generally predictable and are evaluated as acceptable.

3.5.3. Market risk

The financial standing and operating performance of VTB Bank may be negatively affected by market risks which are beyond the control of VTB Bank, including, in particular, fluctuations in interest rates, market quotes of securities and exchange rates.

In its market risk management, VTB Bank follows the requirements established by regulations of the Bank of Russia and uses its internal models in compliance with recommendations of the Basel Committee on Banking Supervision, including those relating to the mandatory economic capital to cover market risks.

The Bank’s market risk management practices include:

•            principle of consistency and complexity, which provides systematic approach to risk management;

•            principle of methodological uniformity, which provides the application of unified methods for identification and quantitative assessment of credit risk as appropriate to the nature and scale of the Bank’s operations;

•            principle of control of distribution and delegation of authorities, which provides a balanced combination of centralized and decentralized decision-making processes in respect of market risk-

related operations.

Market risk includes equity, exchange and interest risks.

3.5.3.1. Equity risk

Equity risk arises under the influence of factors associated either with the issuer of equities and derivative financial instruments, or with general fluctuations in the market prices of financial instruments.

A considerable part of the Bank’s transactions are its own operations, including, primarily, securities transactions, due to which the Bank earned a significant share of profits, but also sustained serious losses as a consequence of unprecedented market volatility in global financial markets. The Bank’s income from securities trading depends on a variety of factors which are beyond the control of the Bank, such as market sales, interest rate levels, fluctuations in exchange differences and overall market volatility.

In its activity the Bank is exposed to price risk (the risk of decline in earnings and suffering losses from adverse movements of market quotations of securities and derivative financial instruments). The risk management system implemented by VTB Bank (which, particularly, controls the observance of the limits for securities transactions and monitors the development trends of the equity market) allows maintaining such risks at a safe level. Therefore, the price risk taken by the Bank does not significantly affect the quality and timeliness of fulfilling by the Bank of its obligations, including those related to issued securities.

3.5.3.2. Currency risk

In its activities the Bank is exposed to currency risk (the risk of decline in earnings and suffering losses from unfavorable changes in exchange rates, prices of precious metals). Currency risk arises with respect to open currency positions and precious metals positions. At the same time, due to the risk management system introduced by VTB Bank, which, in particular, provides regulation of the open currency position, the level of such risks does not exceeds safe values and does not therefore significantly affect the quality and timeliness of fulfilling by the Bank of its obligations.

3.5.3.3. Interest rate risk

The Bank is also exposed to interest rate risk. The major sources of interest rate risk are the following:

•            mismatch of maturity of assets, liabilities and off-balance-sheet assets and liabilities under fixed-rate instruments;

•            mismatch of maturity of assets, liabilities and off-balance-sheet assets and liabilities under floating-rate instruments (revision of interest rate);

•            changes in the pattern of the yield curve in respect of long and short positions under financial instruments of one issuer, which create the risk of loss as a result of excess of potential expenditure over income at the close of such positions (yield curve risk);

•            with respect to fixed-rate instruments subject to matching of maturities: mismatch of the change in interest rate of the funds raised and allocated by the credit institution; with respect to floating-rate instruments subject to the same frequency of revision of the floating rate: mismatch of the change in interest rate (basis risk).

At the same time, due to the risk management system introduced by VTB Bank (which, in particular, sets and controls the observance of the limits for securities transactions, monitors the interest position and provides the opportunity of timely adjustment of interest rates on raised/allocated funds and use of floating interest rates), the level of such risks does not exceed safe values and does not therefore significantly affect the quality and timeliness of fulfilling by the Bank of its obligations, including under issued securities.

3.5.4. Liquidity risk

Liquidity risk is the risk of a loss resulting from inability of the Issuer to meet in full its obligations. The exposure to liquidity risk arises due to a mismatch of maturities of the Issuer’s financial assets and liabilities (including due to untimely fulfillment of financial obligations by one or more counterparties of the Issuer) and/or in the event of a sudden necessity of immediate and simultaneous fulfillment by the Issuer of its financial obligations.

Liquidity risk is the principal risk which may affect the ability of VTB Bank to meet its obligations to VTB Bank securities holders in full and in a timely manner.

VTB Bank covers a considerable part of its financing requirements by attracting deposits of its customers. Russian companies are subject to serious liquidity requirements and therefore they often withdraw their deposits and may not place considerable funds with the Bank for a long period. Subject to the Russian Civil Code, individual investors are entitled to withdraw their deposits, including term deposits, at any time. As a consequence, an unpredictable reduction in the number of deposits of corporate clients and/or unpredictable withdrawal of retail deposits may result in a lack of liquid funds which the Bank will not manage to cover.

The Bank’s remaining financing requirements are covered by borrowings in the internal and external capital markets, syndicated loans and loans in the interbank market. A variety of factors may adversely affect the Bank’s ability to attract domestic and international capital in an amount necessary to meet its needs in liquidity. Among such factors are the state of the Russian and world economy and of the Russian financial and market systems. In the event of instability and inaccessibility of its short-term funding sources, the Bank will have to use other, more expensive methods to satisfy its liquidity needs, such as debenture loans or sale of assets, which may turn to be hardly accessible on commercially favorable terms. The use of expensive funding sources may have a negative impact on the commercial activity, financial standing, performance and long-term plans of the Bank.

It should be noted that in conditions of aggravation of the global liquidity crisis which overtook all financial markets, keeping the balance structure in compliance with all liquidity requirements and ratios (both internal and prudential) with permanent control of units in charge and collegial bodies allows VTB to meet its obligations in full and in due time, including obligations to pay the principal debt and interests due to VTB security holders.

During the first half of 2009 the Bank observed all mandatory liquidity ratios established by the Bank of Russia, which had the values as shown below.

The analyzed period was characterized for the Bank by a very high level of instant and current liquidity resulting from the limits imposed by the Bank of Russia for the amount of foreign assets.

The actual values of instant liquidity ratio N2 (the instant liquidity ratio sets the ratio of highly liquid assets of the Bank to its on-demand liabilities) varied during the stated period from 127.5% to 133.5%. The noticeable jump of the ratio (by 123%) which was registered in February and its subsequent correction and considerable decrease were due to the accumulated concentration of the Bank’s highly liquid assets (balances on the correspondent account in the Bank of Russia and overnight interbank loans) for granting of large loans and repayment of current liabilities under the borrowings program immediately following the reporting date.

High volatility of the current liquidity ratio N3 (the current liquidity ratio sets the ratio of liquid assets to the bank’s liabilities with 30 days maturity, the minimum value being 50%) in the first half of 2009 was also due to the factors mentioned above. The actual values of this ratio during the reporting period ranged between 97% and 163%.

Changes in mandatory liquidity ratios established by the Central Bank of the
Russian Federation for the 1st half of 2009

The actual values of the mandatory long-term liquidity ratio N4 (the long-term liquidity ratio sets the ratio of loans and deposits with maturity over 1 year to the Bank’s capital and liabilities with maturity over 1 year) varied multidirectionally during the first half of the year.

The rise of this value from 87.9% at the beginning of the year to 104.0% at the end of the reporting period

(the maximum allowed ratio being 120%) was due to the replacement of a part of the Bank’s discharged long-term exchange liabilities by ruble assets from the internal market in conditions of the limited possibilities to increase borrowings from capital markets.

3.5.5. Operational risk

In its activity the Bank is exposed to operational risk, i.e. the risk of a loss resulting from inadequacy of the nature and scale of the bank’s activity and/or inconsistency with the requirements of the applicable legislation, internal regulations and rules for carrying out bank operations and other transactions, their violation by the bank’s employees and/or other persons (as a result of unintentional or intentional act or failure to act), inadequacy (insufficiency) of functionalities (characteristics) of information, technological and other systems and/or their failure (malfunction), as well as from external events.

In particular, the Bank is exposed to the risk of fraud by staff or external employees through unauthorized activities and operational errors of employees, including clerical errors or negligence when keeping records as a result of failures of computer or telecommunication systems. Due to the large volume of operations fulfilled by VTB and relatively poor information systems, such errors may repeat or accumulate until identified and corrected. Besides, VTB information systems do not fully support the operations, for which they are intended. Some VTB transactions are handled manually. This can increase the risk of hardly detectable data loss due to human error, forgery or fraud by staff employees.

To manage its operational risks, the Bank carries out regular procedures aimed at risk identification, assessment, control and limitation. In its operational risk management practices, the Bank follows the principles established by regulations of the Bank of Russia (including Letter No. 76-T of May 24, 2005 On Managing Operational Risks in Credit Institutions), as well as recommendations of the Basel Committee on Banking Supervision.

The Bank employs a system of collecting and submitting information on operational losses identified by the Head Office and branches with centralized maintaining of analytic losses database. The unified nature and sufficient level of detail of the information contained in the database ensure the possibility of quantitative assessment of operational risk indicators (including by separate risk categories and directions of activity), of identification of risk sources, of taking measures aimed at risk limitation and creation of management accounting. The financial and material losses of the first half of 2009 resulting from events conditioned by operational risk did not affect the performance by the Bank of its obligations to customers, counterparties and security holders.

The Bank’s principal activities aimed at limitation of the operational risk are as follows:

•               regulating the procedure of carrying out all main operations in accordance with internal regulations and guidelines subject to approval of the internal control service;

•               accounting and documentation of bank operations and transactions, regular reconciliation of primary documents and operations accounts;

•               applying the principles of segregation and limitation of duties, authorities and responsibilities of employees, use of double control mechanisms, collegial decision-making, limit-setting for the terms and volumes of operations (limits for certain operations, individual limits for operations carried out by certain employees, etc.);

•               implementing procedures for administrative and financial internal control (preliminary, current and follow-up) of business process organization, activities of structural units and operations of individual employees, observation of legal requirements and internal regulations by employees, control of adherence to the established limits for operations, access to information and tangible assets of the Bank;

•               automation of bank operations, use of the bank’s internal information systems;

•               ensuring information security, information access control, multi-level data protection;

•               ensuring physical security of the Bank’s premises and valuables and access control;

•               insurance of operational risks against any losses that may arise by insurance indemnity. The Bank has package insurance policies covering documentary securities in custody, transported values, ATMs, multichangers together with cash assets, credit card fraud. The Bank insures the risks of its economic activities (including buildings, equipment and motor transport) and the risk of loss of property transferred to the Bank as a collateral under credit transactions;

•               mitigating the Bank’s operational risks related to separate business processes by attracting third parties (outsourcing);

•               mitigating personnel-related risks by establishing selection criteria and conducting preliminary assessment, education, training and advance training of personnel;

•               ensuring the continuity of economic and financial activity related to banking operations and transactions, including by creation of reserve communication channels, geographically dispersed server rooms, self-contained power supplies, heat and water supply, fire prevention measures.

Structural subdivisions have prepared and approved the plans for ensuring the continuity of financial and economic activity containing the detailed schedule of measures and procedures in case of emergency. For the purpose of timely elimination of violations, the Bank implemented a system of notification of authorized employees and managers of IT division of emergency situations which may impair the operation of automated bank systems. No significant failures in the process of financial and economic activity were reported during the accounting period.

All the above considered, the operational risk taken by the Bank does not significantly affect the quality and timeliness of fulfilling by the Bank of its obligations and, accordingly, the risks related to purchase of the Bank’s placed securities.

3.5.6. Legal risk

Due to the complex character and ambiguity of the applicable Russian laws and the controversial nature of existing judicial practices, there exists the possibility of delivery of judicial acts that can make a pronounced judgment unenforceable. Some provisions of the tax law are also ambiguous in interpretation. Besides, there is a lack of experience of practical application of certain norms of the Russian tax law, which may promote aggravation of tax risks, resulting in the increase in expenses of the Issuer and security owners. The Bank is also exposed to the risk of change of tax regulations which may aggravate the status of certain groups of taxpayers.

3.5.7. Reputational risk

Reputational risk is defined by VTB Bank as the risk of a loss resulting from a decrease in the number of customers (counterparties) due to formation of a negative public opinion as to financial stability of the credit institution, the quality of its services or nature of its activity in general.

Throughout the whole period of its activity since its establishment (1990), the Bank has never faced a situation which could threaten its good standing. The Bank’s priority mission has been always to provide top quality banking services and continuous customer support. This mission was accomplished even during the financial crisis of 1998, when the Bank continued to effect all its payments and settlements under operations of its customers and under the Bank’s own obligations to investors and creditors, including foreign ones, in due time.

The Bank’s high reputation with Russian and international business establishments is confirmed every year by various awards and titles conferred by recognized international institutions and publications. All current international ratings of the Bank correspond to Russian sovereign ratings and fall within the investment category.

At the beginning of 2006, the Bank was recognized as a Superbrand of the Russian Banking Sector under the SUPERBRANDS Program (Superbrands International, UK).

Following the results of the Standard&Poor’s research of 2008, VTB Bank was ranked as the second Russian bank in terms of business openness and transparency.

In October 2008, the VTB corporate magazine was nominated as The Best Corporate Edition for Customers in 2008 at the 5th Anniversary All-Russia Corporate Press Forum Corpress-2008. In December 2008, VTB corporate magazine was recognized as the best corporate edition of the year at the 9th International Public Relations Awards PROBA-IPRA GWA.

In December 2008, A.L. Kostin, President and Chairman of the Management Board of VTB Bank, became a member of to the Government Commission for Enhancing the Sustainability of the Russian Economy.

In the same month, VTB Bank, St. Petersburg Government and the Ministry of Defense of the Russian Federation signed a tripartite Memorandum of Cooperation. The parties agreed to cooperate in the field of development and implementation of the project for the establishment of the Joint Military Research Center, The Naval Academy of the Navy of the Russian Federation in Kronshtadt District of St. Petersburg.

In January 2009, the European Bank for Reconstruction and Development recognized VTB Bank as the Most Active Bank in Financing of Exports in 2008 for its participation in the EBRD Trade Facilitation Program.

In March 2009, VTB Bank received an award from the Bank of New York Mellon “In Recognition of

Outstanding Payment Formatting and Exceptional STP Rate” for high-quality USD payments processing in 2008. VTB Bank was recognized as one of the best clearing correspondent banks in the world. It was not for the first time that VTB Banks picked up an award from its payment partners. Other VTB’s major clearing banks, such as JP Morgan Chase Bank and Deutsche Bank AG, also recognized VTB as the best clearing bank among their counterparties.

In March 2009, the Global Finance magazine named VTB the best bank of Russia in the category “Best Emerging Market Bank in Central and Eastern Europe”. The magazine experts’ estimates were based on such criteria as growth in assets, profitability, strategic relationships, customer service, competitive pricing and innovation in services. VTB Bank was highly appreciated by this reputable magazine during the last years:

•                  In 2008, VTB was awarded for the most efficient forex trading among Russian banks;

•                  In 2007, the magazine recognized VTB as the best bank in the categories “Best Domestic Bank” and “Best Commercial Bank”;

•                  in 2005-2006, VTB was recognized as the best commercial bank in Russia.

In June 2009, VTB was recognized as the best quoted bank in the Russian financial sector based on the evaluation of Investor relations practices according to the Thomson Reuters Extel Survey – Focus Russia 2009. The survey conducted by Thomson Reuters together with the Interfax International Information Group, was part of the Pan-European Thomson Reuters Extel Survey 2009, covering more than 7500 representatives of the European financial market. More than 5000 buy-side investment experts from more than 1400 asset management companies voted in the survey. Deloitte & Touche provided independent control of the quality of survey methods and their application.

3.5.8. Strategic risk

Strategic risk is defined by the Bank as the risk of a loss resulting from errors (deficiencies) in the decision-making process in the field of business and development strategy. The Bank may be exposed to this risk in the event of underestimation of possible threats to the Bank’s activity, inadequate or ill-founded identification of prospective lines of activity, in which the Bank may gain competitive advantage, unavailability or lack of necessary resources and management measures ensuring the achievement by the Bank of its strategic goals.

To mitigate strategic risk, the Bank has introduced a system for strategy development, implementation and improvement / review, strategic planning and analysis according to the best practice model.

Subject to the Bank’s Charter, the priority directions of the Bank’s activity are determined by the Supervisory Council. The Bank has established the Strategy and Corporate Development Department (SCDD) to assist the Supervisory Council in this activity. SCDD is responsible for elaboration of development strategies for each business line and for the Bank’s overall development strategy.

When developing strategies, SCDD makes a thorough review of macroeconomic indicators, bank sector development indicators and competitive situation in the market in respect of the business line assessed. The strategy is developed in association with the Bank’s operating units. External consultants may be also engaged, if required. SCDD evaluates the current position of VTB in certain market segments and overviews VTB’s achievements during the last 3-5 years.

Afterwards, the SCDD staff, together with experts of other Bank units, evaluates the development potentials of certain business segments, market development risks and risks associated with competitive developments. SCDD sets strategic goals in respect of certain market segments, volume indices, incomes and their structure, as well as performance indicators in the respective business segment. SCDD determines and sets the priorities for successful implementation of the strategy, reviews the existing and necessary competitive advantages of VTB to achieve target results in the respective business line.

As a control unit, SCDD monitors the implementation of the strategy, actively participates in the development of business plans for respective business directions.

VTB Bank may reconsider its development strategy in a certain segment in the course of fulfilling the strategy goals, in the event of changes in the environment and/or mismatch between the expected and actual results in a certain banking segment.

3.5.9. Information on mortgage security

No mortgage-backed securities were issued.

IV. Detailed information on the Issuer

4.1. Establishment and development history of the Issuer

4.1.1. Information on the Issuer’s corporate name

Full corporate name	VTB Bank (open joint stock company)
Abbreviated name	JSC VTB Bank

Information on changes in the name and legal status of the Issuer

Date of change	Type of change	Full name before change	Abbreviated name before change	Basis for change
1	2	3	4	5

07.04.1995	change of (full official) business name	The Bank for Foreign Trade of the RSFSR	Vneshtorgbank of the RSFSR	General Shareholders Meeting (Minutes No. 6 of 23.07.1993)

13.08.1996	change of legal status, corporate (full official) and abbreviated corporate name	The Bank for Foreign Trade of the Russian Federation (Vbeshtorgbank of Russia) (Closed Joint Stock Company)	Vneshtorgbank of Russia	Annual General Shareholders Meeting (Minutes No. 10 of 30.04.1996)

22.01.1998	change of legal status, corporate (full official) name	The Bank for Foreign Trade (Closed Joint Stock Company)	Vneshtorgbank	General Shareholders Meeting (Minutes No. 12 of 16.05.1997)

25.06.2002	change of legal status	The Bank for Foreign Trade (Open Joint Stock Company)	Vneshtorgbank	General Shareholders Meeting (Minutes No. 22 of 17.05.2002)

01.03.2007	change of full and abbreviated corporate name	The Bank for Foreign Trade (Open Joint Stock Company)	JSC Vneshtorgbank	General Shareholders Meeting (Minutes No. 33 of 19.10.2006)

4.1.2. Information on state registration of the Issuer

Primary State Registration Number (Ministry of Taxation of Russia)	1027739609391
Date of entering the record on incorporation (first data submission) into the Unified State Register of Legal Entities	22.11.2002
Name of registration authority according to the certificate of entry made to the Unified State Register of Legal Entities	Moscow Interdistrict Inspectorate No. 39 of the Ministry of Taxation of Russia
Date of registration with the Bank of Russia	17.10.1990
Number of the License for Banking Operations	1000
Date of license issue	09.03.2007

All types of licenses held by the credit institution

1

License type	General License for Banking Operations

License No.	1000
Date of issue	09.03.2007
Issuing authority	Bank of Russia
License period	perpetual

2

License type	License for attraction of deposits and placement of precious metals, and other operations with precious metals
License No.	1000
Date of issue	09.03.2007
Issuing authority	Bank of Russia
License period	perpetual

3

License type	License of a professional participant of the securities market for depository activities
License No.	178-06497-000100
Date of issue	25.03.2003
Issuing authority	Federal Financial Markets Service of Russia
License period	perpetual

4

License type	License of a professional participant of the securities market for brokerage activities
License No.	177-06492-100000
Date of issue	25.03.2003
Issuing authority	Federal Financial Markets Service of Russia
License period	perpetual

5

License type	License of a professional participant of the securities market for dealing activities
License No.	177-06493-010000
Date of issue	25.03.2003
Issuing authority	Federal Financial Markets Service of Russia
License period	perpetual

6

License type	License of a professional participant of the securities market for securities management
License No.	177-06496-001000
Date of issue	25.03.2003
Issuing authority	Federal Financial Markets Service of Russia
License period	perpetual

7

License type	License of a specialized depository for investment funds, unit trusts and non-state pension funds
License No.	22-000-0-00011
Date of issue	04.10.2000
Issuing authority	Federal Financial Markets Service of Russia
License period	perpetual

8

License type	General License for exports of gold in other unprocessed forms not to be used for coinage (refined gold in standard and measured bullions)
License No.	0270900300327
Date of issue	09.06.2009
Issuing authority	Ministry of Economic Development and Trade of the Russian Federation
License period	till 08.06.2010

9

License type	General License for exports of other pure silver 999/1000 (refined silver in standard and measured bullions)
License No.	0270900300072
Date of issue	02.02.2009
Issuing authority	Ministry of Economic Development and Trade of the Russian Federation
License period	till 31.01.2010

10

License type	License for activities involving state secrets
License No.	2747
Date of issue	05.07.2007

Issuing authority	Center for Licensing, Certification and Protection of State Secrets of the Federal Security Service of Russia
License period	05.07.2010

11

License type	License for activities and/or services for protection of state secrets
License No.	3099
Date of issue	14.08.2008
Issuing authority	Center for Licensing, Certification and Protection of State Secrets of the Federal Security Service of Russia
License period	05.07.2010

12

License type	License for technical maintenance of encoding (cryptographic) devices
License No.	19 X
Date of issue	29.03.2006
Issuing authority	Department of the Federal Security Service of Russia in St. Petersburg and Leningrad Region
License period	14.11.2009

13

License type	License for distribution of encoding (cryptographic) devices
License No.	20 P
Date of issue	29.03.2006
Issuing authority	Department of the Federal Security Service of Russia in St. Petersburg and Leningrad Region
License period	14.11.2009

14

License type	License for information encoding services
License No.	21 Y
Date of issue	29.03.2006
Issuing authority	Department of the Federal Security Service of Russia in St. Petersburg and Leningrad Region
License period	14.11.2009

15

License type	License of the stock exchange intermediary for futures and options transactions at stock exchanges

License No.	892
Date of issue	12.10.2006
Issuing authority	Federal Financial Markets Service
License period	12.10.2009

4.1.3. Information on establishment and development of the Issuer

The Issuer has been established for perpetuity.

Brief history of the establishment and development of the Issuer

JSC VTB Bank was established in October 1990 as a closed joint stock company with state participation. The Charter of the Bank was registered by the Central Bank of the Russian Federation on October 17, 1990.

Purpose: Development of foreign economic relations of RSFSR and enhancement of efficiency of public production, expansion of export potentials of the republic, improvement of currency earnings and provision of balanced payment and settlement relations with union republics and foreign countries. Mission: VTB provides financial services at international level to secure the wellbeing of its customers, shareholders and society in general.

4.1.4. Contact information

Location of the Issuer	St. Petersburg, ul. Bolshaya Morskaya, 29
Phone number and fax number	(495)739-77-99
E-mail	info@vtb.ru
Website containing information on the Issuer and its securities issued and/or to be issued	www.vtb.ru

Information on the special unit of the Issuer (third party) responsible for relations with the Issuer’s shareholders and investors:

Location	Moscow, ul. Lesnaya, 6
Phone number and fax number	775-71-39, 775-70-94, 258-49-10 (fax) 956-38-82 (fax)
E-mail	investorrelations@vtb.ru
Website	www.vtb.ru

4.1.5. Taxpayer Identification Number

TIN (Taxpayer Identification Number):	7702070139

4.1.6. Issuer’s branches and representative offices

1

Name	Representative office of VTB Bank (open joint stock company) (JSC VTB Bank) in Italy
Date of establishment	24.01.1994
Location according to the Charter (constituent documents)	Piazzale Principessa Clotilde, 8 - 20121, Milano, Italia
Telephone	(+3902) 2901-32-78

Full name of the head	Volkov Mikhail Konstantinovich
Expiry date of the power of attorney issued to the head	05.07.2010

2

Name	Representative office of VTB Bank (open joint stock company) (JSC VTB Bank) in the Republic of Kazakhstan
Date of establishment	06.02.2008
Location according to the Charter (constituent documents)	050040, Republic of Kazakhstan, Almaty, Bostandykskiy District, ul. Timiryazeva, 28B
Telephone	(+727) 330-50-50
Full name of the head	Kostjan Alexandr Viktorovich
Expiry date of the power of attorney issued to the head	26.02.2010

3

Name	Representative office of VTB Bank (open joint stock company) (JSC VTB Bank) in China
Date of establishment	22.06.1993
Location according to the Charter (constituent documents)	18BC, CITIC Bldg., 19, Jianguomenwai dajie, Beijing, China, 100004
Telephone	(+8610) 8526-28-00
Full name of the head	Abramov Boris Georgyevich
Expiry date of the power of attorney issued to the head	16.04.2010

4

Name	Representative office of VTB Bank (open joint stock company) (JSC VTB Bank) in the Republic of Kyrgyzstan
Date of establishment	09.11.2007
Location according to the Charter (constituent documents)	720017, Kyrgyzstan, Bishkek, prospekt Manasa, 55
Telephone	(+996775) 98-33-08
Full name of the head	Bekbulatov Dmitriy Nailyevich
Expiry date of the power of attorney issued to the head	16.06.2011

5

Name	Branch of VTB Bank (open joint stock company) (JSC VTB Bank) in New Delhi (India)
Date of establishment	07.02.2008
Location according to the Charter (constituent documents)	Mezzanine floor, Taj Mahal Hotel, Number one, Mansingh Road, New Delhi, 110011
Telephone	(+9111) 6622-1000
Full name of the head	Bulaenko Sergey Anatolyevich
Expiry date of the power of attorney issued to the head	01.06.2010

6

Name	Branch of VTB Bank (open joint stock company) (JSC VTB Bank) in Shanghai (China)
Date of establishment	07.02.2008
Location according to the Charter (constituent documents)	Unit 01A, 02 and 03, Level 11, Plaza 66 Phase 1, 1266 Nanjing Road West in Shanghai, China
Telephone	(+8621) 6136-6236
Full name of the head	Mr. Koh Jit Kian
Expiry date of the power of attorney issued to the head	18.06.2010

7

Name	Branch of VTB Bank (open joint stock company) (JSC VTB Bank) in Astrakhan
Date of establishment	22.06.1999
Location according to the Charter (constituent documents)	414056, Astrakhan, ul. Kuibysheva, 67
Telephone	(851-2) 25-58-78
Full name of the head	Baizullaev Anatoly Suleymanovich
Expiry date of the power of attorney issued to the head	03.12.2011

8

Name	Branch of VTB Bank (open joint stock company) (JSC VTB Bank) in Barnaul
Date of establishment	22.12.2004
Location according to the Charter (constituent documents)	656049, Barnaul, prospekt Krasnoarmeisky, 10
Telephone	(385-2) 39-91-66
Full name of the head	Karpova Lyudmila Vasilyevna
Expiry date of the power of attorney issued to the head	02.02.2012

9

Name	Branch of VTB Bank (open joint stock company) (JSC VTB Bank) in Belgorod
Date of establishment	22.05.1998
Location according to the Charter (constituent documents)	308600, Belgorod, prospekt Slavy, 35a
Telephone	(472-2) 58-02-00
Full name of the head	Kiselev Alexei Aleksandrovich
Expiry date of the power of attorney issued to the head	19.05.2012

10

Name	Branch of VTB Bank (open joint stock company) (JSC VTB Bank) in Blagoveshchensk
Date of establishment	26.12.1996
Location according to the Charter (constituent documents)	675000, Amur Region, Blagoveshchensk, pereulok Sovetsky, 65/1
Telephone	(416-2) 22-31-01
Full name of the head	Prokhorov Pavel Viktorovich
Expiry date of the power of attorney issued to the head	02.02.2012

11

Name	Branch of VTB Bank (open joint stock company) (JSC VTB Bank) in Bryansk
Date of establishment	24.02.2005
Location according to the Charter (constituent documents)	241050, Bryansk, ul. Arsenalskaya, 16
Telephone	(483-2) 66-05-05
Full name of the head	Maslennikova Oksana Vladimirovna
Expiry date of the power of attorney issued to the head	17.03.2012

12

Name	Branch of VTB Bank (open joint stock company) (JSC VTB Bank) in Vladivostok

Date of establishment	07.12.2001
Location according to the Charter (constituent documents)	Primorski Territory, 690091, Vladivostok, ul. Mordovtseva, 8a
Telephone	(423-2) 30-14-55
Full name of the head	Solodushko Alexei Valeryevich
Expiry date of the power of attorney issued to the head	07.10.2011

13

Name	Branch of VTB Bank (open joint stock company) (JSC VTB Bank) in Vladimir
Date of establishment	17.06.1998
Location according to the Charter (constituent documents)	600001, Vladimir, ul. Razina, 21
Telephone	(492-2) 32-09-70
Full name of the head	Gulina Galina Vladimirovna
Expiry date of the power of attorney issued to the head	13.07.2012

14

Name	Branch of VTB Bank (open joint stock company) (JSC VTB Bank) in Volgograd
Date of establishment	19.11.1998
Location according to the Charter (constituent documents)	400074, Volgograd, ul. Raboche-Krestyanskaya, 30a
Telephone	(844-2) 93-09-69
Full name of the head	Gavrilenko Andrei Anatolyevich
Expiry date of the power of attorney issued to the head	02.02.2012

15

Name	Branch of VTB Bank (open joint stock company) (JSC VTB Bank) in Vologda
Date of establishment	17.03.2005
Location according to the Charter (constituent documents)	160001, Vologda, ul. Chelyuskintsev, 9
Telephone	(817-2) 57-16-01
Full name of the head	Yablokova Lyudmila Nikolayevna
Expiry date of the power of attorney issued to the head	02.02.2012

16

Name	Branch of VTB Bank (open joint stock company) (JSC VTB Bank) in Voronezh
Date of establishment	19.11.1998
Location according to the Charter (constituent documents)	394000, Voronezh, prospekt Revolyutsii, 58
Telephone	(473-2) 69-84-08; (473-2) 53-19-26
Full name of the head	Penin Vladimir Alexeyevich
Expiry date of the power of attorney issued to the head	20.04.2012

17

Name	Branch of VTB Bank (open joint stock company) (JSC VTB Bank) in Ekaterinburg
Date of establishment	28.12.1998
Location according to the Charter (constituent documents)	620219, Ekaterinburg, ul. Marshala Zhukova, 5

Telephone	(343) 379-66-96
Full name of the head	Paramonov Alexander Vladimirovich
Expiry date of the power of attorney issued to the head	02.02.2012

18

Name	Branch of VTB Bank (open joint stock company) (JSC VTB Bank) in Izhevsk
Date of establishment	25.07.1997
Location according to the Charter (constituent documents)	Udmurt Republic, 426034, Izhevsk, ul. Krasnogeroiskaya, 63
Telephone	(341-2) 68-73-19
Full name of the head	Kopysov Nikolai Mikhaylovich
Expiry date of the power of attorney issued to the head	02.02.2012

19

Name	Branch of VTB Bank (open joint stock company) (JSC VTB Bank) in Irkutsk
Date of establishment	17.01.1995
Location according to the Charter (constituent documents)	664011, Irkutsk, ul. Sverdlova, 40
Telephone	(395-2) 24-39-40
Full name of the head	Makarova Alexandra Anatolyevna
Expiry date of the power of attorney issued to the head	06.11.2011

20

Name	Branch of VTB Bank (open joint stock company) (JSC VTB Bank) in Yoshkar-Ola
Date of establishment	20.07.1998
Location according to the Charter (constituent documents)	Republic of Mari El, 424000, Yoshkar-Ola, ul. Palantaya, 112
Telephone	(836-2) 45-04-03
Full name of the head	Mokshina Galina Kirovna
Expiry date of the power of attorney issued to the head	02.02.2012

21

Name	Branch of VTB Bank (open joint stock company) (JSC VTB Bank) in Kazan
Date of establishment	06.03.2002
Location according to the Charter (constituent documents)	Republic of Tatarstan, 420107, Kazan, ul. Ostrovskogo, 84
Telephone	(843) 570-67-01
Full name of the head	Kamaleyev Rustem Fayzrakhmanovich
Expiry date of the power of attorney issued to the head	10.03.2012

22

Name	Branch of VTB Bank (open joint stock company) (JSC VTB Bank) in Kaliningrad
Date of establishment	26.12.1996
Location according to the Charter (constituent documents)	236040, Kaliningrad, ul. Bolnichnaya, 5
Telephone	(401) 235-01-11
Full name of the head	Korneeva Alla Valentinovna
Expiry date of the power of attorney issued to the head	06.02.2012

23

Name	Branch of VTB Bank (open joint stock company) (JSC VTB Bank) in Kaluga
Date of establishment	27.08.2004
Location according to the Charter (constituent documents)	248653, Kaluga, ul. Dostoevskogo, 20
Telephone	(484-2) 56-50-85
Full name of the head	Komarov Alexander Sergeyevich
Expiry date of the power of attorney issued to the head	06.02.2012

24

Name	Branch of VTB Bank (open joint stock company) (JSC VTB Bank) in Kemerovo
Date of establishment	25.11.2003
Location according to the Charter (constituent documents)	650000, Kemerovo, ul. Nikolaya Ostrovskogo, 12
Telephone	(384-2) 36-77-67
Full name of the head	Lebedev Vyacheslav Yurievich
Expiry date of the power of attorney issued to the head	06.02.2012

25

Name	Branch of VTB Bank (open joint stock company) (JSC VTB Bank) in Kostroma
Date of establishment	05.08.1998
Location according to the Charter (constituent documents)	156000, Kostroma, ul. Sovetskaya, 49
Telephone	(494-2) 31-76-46
Full name of the head	Pustotin Alexander Gennadyevich
Expiry date of the power of attorney issued to the head	01.07.2010

26

Name	Branch of VTB Bank (open joint stock company) (JSC VTB Bank) in Krasnodar
Date of establishment	25.02.1998
Location according to the Charter (constituent documents)	Krasnodar Territory, 350000, Krasnodar, ul. Krasnoarmeiskaya/ Kuznechnaya, 116/2
Telephone	(861-2) 79-57-01
Full name of the head	Nazarenko Andrei Ivanovich
Expiry date of the power of attorney issued to the head	06.02.2012

27

Name	Branch of VTB Bank (open joint stock company) (JSC VTB Bank) in Krasnoyarsk
Date of establishment	29.03.1994
Location according to the Charter (constituent documents)	Krasnoyarsk Territory, 660021, Krasnoyarsk, Krasnaya ploshchad, 3B
Telephone	(391-2) 56-08-02
Full name of the head	Bugaeva Tatyana Viktorovna
Expiry date of the power of attorney issued to the head	07.10.2011

28

Name	Branch of VTB Bank (open joint stock company) (JSC VTB Bank) in Kursk
Date of establishment	20.12.2002
Location according to the Charter (constituent documents)	305000, Kursk, ul. Radishcheva, 24
Telephone	(471-2) 36-05-00
Full name of the head	Kulikov Victor Mikhaylovich
Expiry date of the power of attorney issued to the head	06.02.2012

29

Name	Branch of VTB Bank (open joint stock company) (JSC VTB Bank) in Lipetsk
Date of establishment	27.02.2004
Location according to the Charter (constituent documents)	398059, Lipetsk, ul. Pervomaiskaya, 1
Telephone	(474-2) 22-70-07
Full name of the head	Ivanova Natalia Alexeyevna
Expiry date of the power of attorney issued to the head	13.05.2010

30

Name	Branch of VTB Bank (open joint stock company) (JSC VTB Bank) in Magadan
Date of establishment	26.12.1997
Location according to the Charter (constituent documents)	685000, Magadan, prospekt Lenina, 30B
Telephone	(413-2) 60-73-34
Full name of the head	Bykhalenko Alexander Anatolyevich
Expiry date of the power of attorney issued to the head	15.07.2011

31

Name	Branch of VTB Bank (open joint stock company) (JSC VTB Bank) in Nizhniy Novgorod
Date of establishment	10.09.1998
Location according to the Charter (constituent documents)	603950, Nizhny Novgorod, ul. Reshetnikovskaya, 4, GSP 78
Telephone	(831) 428-04-34
Full name of the head	Kharitonov Alexander Petrovich
Expiry date of the power of attorney issued to the head	06.02.2012

32

Name	Branch of VTB Bank (open joint stock company) (JSC VTB Bank) in Novosibirsk
Date of establishment	13.04.2006
Location according to the Charter (constituent documents)	630102, Novosibirsk, ul. Kirova, 44
Telephone	(383) 202-10-02
Full name of the head	Sopov Sergey Viktorovich
Expiry date of the power of attorney issued to the head	26.02.2012

33

Name	Branch of VTB Bank (open joint stock company) (JSC VTB Bank) in Omsk
Date of establishment	24.10.2002
Location according to the Charter (constituent documents)	644043, Omsk, ul. Tarskaya, 6
Telephone	(381-2) 94-83-95
Full name of the head	Kopman Vladimir Abramovich
Expiry date of the power of attorney issued to the head	06.02.2012

34

Name	Branch of VTB Bank (open joint stock company) (JSC VTB Bank) in Orel
Date of establishment	11.09.2006
Location according to the Charter (constituent documents)	302040, Orel, ul. Maksima Gorkogo, 47
Telephone	(486-2) 42-22-07; (486-2) 43-72-73
Full name of the head	Nozdrin Alexei Alexeyevich
Expiry date of the power of attorney issued to the head	06.02.2012

35

Name	Branch of VTB Bank (open joint stock company) (JSC VTB Bank) in Orenburg
Date of establishment	23.11.2004
Location according to the Charter (constituent documents)	460058, Orenburg, ul. Chkalova, 15/1
Telephone	(353-2) 99-49-92
Full name of the head	Zabello Dmitry Aleksandrovich
Expiry date of the power of attorney issued to the head	06.02.2012

36

Name	Branch of VTB Bank (open joint stock company) (JSC VTB Bank) in Penza
Date of establishment	05.08.1998
Location according to the Charter (constituent documents)	440000, Penza, ul. Moskovskaya, 9
Telephone	(841-2) 52-03-53
Full name of the head	Kisel Mikhail Vladimirovich
Expiry date of the power of attorney issued to the head	15.06.2012

37

Name	Branch of VTB Bank (open joint stock company) (JSC VTB Bank) in Perm
Date of establishment	28.12.1998
Location according to the Charter (constituent documents)	614000, Perm, ul. Lunacharskogo, 54
Telephone	(342) 237-77-11
Full name of the head	Terenin Valery Vyacheslavovich
Expiry date of the power of attorney issued to the head	06.02.2012

38

Name	Branch of VTB Bank (open joint stock company) (JSC VTB Bank) in Petropavlovsk-Kamchatsky
Date of establishment	10.12.2004
Location according to the Charter (constituent documents)	683031, Petropavlovsk-Kamchatsky, ul. Lukashevskogo, 11
Telephone	(415-2) 26-89-00
Full name of the head	Potievskiy Alexander Mikhailovich
Expiry date of the power of attorney issued to the head	06.02.2012

39

Name	Branch of VTB Bank (open joint stock company) (JSC VTB Bank) in Rostov-on-Don
Date of establishment	14.05.1999
Location according to the Charter (constituent documents)	344010, Rostov-on-Don, prospekt Voroshilovsky, 62/284
Telephone	(863-2) 97-27-28
Full name of the head	Ventimilla Alonso Victor Anrikevich
Expiry date of the power of attorney issued to the head	27.02.2012

40

Name	Branch of VTB Bank (open joint stock company) (JSC VTB Bank) in Ryazan
Date of establishment	24.09.2004
Location according to the Charter (constituent documents)	390044, Ryazan, Moskovskoe shosse, 39/5
Telephone	(491-2) 34-70-80
Full name of the head	Kudinov Alexander Sergeyevich
Expiry date of the power of attorney issued to the head	07.10.2009

41

Name	Branch of VTB Bank (open joint stock company) (JSC VTB Bank) in Samara
Date of establishment	05.08.1998
Location according to the Charter (constituent documents)	443100, Samara, ul. Mayakovskogo, 14
Telephone	(846) 337-53-33
Full name of the head	Ivanov Andrei Vladimirovich
Expiry date of the power of attorney issued to the head	06.02.2012

42

Name	Branch of VTB Bank (open joint stock company) (JSC VTB Bank) in St. Petersburg
Date of establishment	05.05.1994
Location according to the Charter (constituent documents)	190000, St. Petersburg, ul. Bolshaya Morskaya, 30
Telephone	(812) 494-94-54
Full name of the head	Brit Nikolay Vasilyevich
Expiry date of the power of attorney issued to the head	06.02.2012

43

Name	Branch of VTB Bank (open joint stock company) (JSC VTB Bank) in Saransk
Date of establishment	23.06.2006
Location according to the Charter (constituent documents)	Republic of Mordovia, 430000, Saransk, ul. B. Khmelnitskogo, 42A
Telephone	(834-2) 27-04-58
Full name of the head	Boriskin Edward Vladimirovich
Expiry date of the power of attorney issued to the head	06.02.2012

44

Name	Branch of VTB Bank (open joint stock company) (JSC VTB Bank) in Saratov
Date of establishment	14.05.1999
Location according to the Charter (constituent documents)	410002, Saratov, ul. M.Yu. Lermontova, 28A
Telephone	(845-2) 48-98-28
Full name of the head	Krupchak Marina Ivanovna
Expiry date of the power of attorney issued to the head	06.02.2012

45

Name	Branch of VTB Bank (open joint stock company) (JSC VTB Bank) in Smolensk
Date of establishment	16.07.2004
Location according to the Charter (constituent documents)	214000, Smolensk, prospekt Gagarina, 5a
Telephone	(481-2) 49-96-04
Full name of the head	Khvostantseva Valentina Grigoryevna
Expiry date of the power of attorney issued to the head	06.02.2012

46

Name	Branch of VTB Bank (open joint stock company) (JSC VTB Bank) in Stavropol
Date of establishment	04.08.1995
Location according to the Charter (constituent documents)	355000, Stavropol, ul. Marshala Zhukova, 7
Telephone	(865-2) 26-17-54
Full name of the head	Pogorelova Tatyana Aleksandrovna
Expiry date of the power of attorney issued to the head	06.02.2012

47

Name	Branch of VTB Bank (open joint stock company) (JSC VTB Bank) in Syktyvkar
Date of establishment	30.05.2006
Location according to the Charter (constituent documents)	Komi Republic, 167000, Syktyvkar, ul. Pervomaiskaya, 78/1
Telephone	(821-2) 21-51-80
Full name of the head	Petrova Zoya Stanislavovna
Expiry date of the power of attorney issued to the head	26.12.2011

48

Name	Branch of VTB Bank (open joint stock company) (JSC VTB Bank) in Tambov
Date of establishment	09.01.2002
Location according to the Charter (constituent documents)	392000, Tambov, ul. Internatsionalnaya, 16A
Telephone	(475-2) 63-20-35
Full name of the head	Anikeeva Vera Ivanovna
Expiry date of the power of attorney issued to the head	06.02.2012

49

Name	Branch of VTB Bank (open joint stock company) (JSC VTB Bank) in Tver
Date of establishment	30.03.2005
Location according to the Charter (constituent documents)	170100, Tver, pereulok Svobodny, 9
Telephone	(482-2) 77-70-67
Full name of the head	Kudryavtsev Nikolay Nikolayevich
Expiry date of the power of attorney issued to the head	06.02.2012

50

Name	Branch of VTB Bank (open joint stock company) (JSC VTB Bank) in Tomsk
Date of establishment	09.01.2002
Location according to the Charter (constituent documents)	634034, Tomsk, prospekt Lenina, 39
Telephone	(382-2) 56-46-03
Full name of the head	Babushkin Evgeniy Viktorovich
Expiry date of the power of attorney issued to the head	06.02.2012

51

Name	Branch of VTB Bank (open joint stock company) (JSC VTB Bank) in Tula
Date of establishment	22.05.1998
Location according to the Charter (constituent documents)	300034, Tula, ul. L. Tolstogo, 134
Telephone	(487) 236-67-98
Full name of the head	Pukhov Nikolay Valeryevich
Expiry date of the power of attorney issued to the head	08.05.2012

52

Name	Branch of VTB Bank (open joint stock company) (JSC VTB Bank) in Tyumen
Date of establishment	14.05.1999
Location according to the Charter (constituent documents)	Tyumen Region, 625026, Tyumen, ul. Respubliki, 143a
Telephone	(345-2) 54-04-54
Full name of the head	Ogorodnikova Natalya Yurievna
Expiry date of the power of attorney issued to the head	06.02.2012

53

Name	Branch of VTB Bank (open joint stock company) (JSC VTB Bank) in Ulan-Ude
Date of establishment	07.04.2005
Location according to the Charter (constituent documents)	Republic of Buryatia, 670013, Ulan-Ude, ul. Klyuchevskaya, 55b
Telephone	(301-2) 41-54-15
Full name of the head	Ivakhinov Alexander Budayevich
Expiry date of the power of attorney issued to the head	06.02.2012

54

Name	Branch of VTB Bank (open joint stock company) (JSC VTB Bank) in Ulyanovsk
Date of establishment	24.09.2004
Location according to the Charter (constituent documents)	432062, Ulyanovsk, ul. Kuznetsova, 5a
Telephone	(842-2) 41-62-06
Full name of the head	Tsarev Alexander Evgenyevich
Expiry date of the power of attorney issued to the head	27.02.2012

55

Name	Branch of VTB Bank (open joint stock company) (JSC VTB Bank) in Ufa
Date of establishment	11.12.2002
Location according to the Charter (constituent documents)	Republic of Bashkortostan, 450096, Ufa, ul. Shafieva, 52
Telephone	(347-2) 37-60-00
Full name of the head	Khasanov Rafael Mukhamatvakich
Expiry date of the power of attorney issued to the head	06.02.2012

56

Name	Branch of VTB Bank (open joint stock company) (JSC VTB Bank) in Khabarovsk
Date of establishment	09.03.1994
Location according to the Charter (constituent documents)	680000, Khabarovsk, ul. Moskovskaya, 7
Telephone	(421-2) 41-36-01
Full name of the head	Orlov Eugeniy Anatolyevich
Expiry date of the power of attorney issued to the head	06.02.2012

57

Name	Branch of VTB Bank (open joint stock company) (JSC VTB Bank) in Cheboksary
Date of establishment	27.07.1998
Location according to the Charter (constituent documents)	Chuvash Republic, 428018, Cheboksary, ul. K. Ivanova, 80a
Telephone	(835-2) 58-04-02
Full name of the head	Rudich Stanislav Vasilyevich
Expiry date of the power of attorney issued to the head	06.02.2012

58

Name	Branch of VTB Bank (open joint stock company) (JSC VTB Bank) in Chelyabinsk
Date of establishment	21.05.2001
Location according to the Charter (constituent documents)	454092, Chelyabinsk, ul. K. Libknekhta, 2
Telephone	(351-2) 39-62-01
Full name of the head	Lavrenova Tatyana Petrovna
Expiry date of the power of attorney issued to the head	03.12.2011

59

Name	Branch of VTB Bank (open joint stock company) (JSC VTB Bank) in Chita
Date of establishment	21.08.1998
Location according to the Charter (constituent documents)	672010, Chita, ul. Amurskaya, 41
Telephone	(302-2) 36-90-02
Full name of the head	Babaev Nikolay Nikolayevich
Expiry date of the power of attorney issued to the head	03.12.2009

60

Name	Branch of VTB Bank (open joint stock company) (JSC VTB Bank) in Yakutsk
Date of establishment	12.03.2002
Location according to the Charter (constituent documents)	677000, Yakutsk, ul. Oktyabrskaya, 3
Telephone	(411-2) 36-73-00
Full name of the head	Makarov Nikolay Nikolayevich
Expiry date of the power of attorney issued to the head	06.02.2012

61

Name	Branch of VTB Bank (open joint stock company) (JSC VTB Bank) in Yaroslavl
Date of establishment	09.01.2002
Location according to the Charter (constituent documents)	150014, Yaroslavl, ul. Rybinskaya, 44A
Telephone	(485-2) 45-71-57
Full name of the head	Dmitrieva Natalya Valentinovna
Expiry date of the power of attorney issued to the head	13.07.2012

4.2. Principal economic activity of the Issuer

4.2.1. Issuer’s classification by industry

OKVED (Russian Classifier of Economic Activities)	65.12

4.2.2. Principal financial activity of the Issuer

The Bank performs all types of basic banking transactions, including attraction of deposits, investment of funds on its own name and at its own expense, account services, provision of settlement and cash services, trading in cash and non-cash foreign currencies, bank guarantees issuing.

The Issuer’s income from core banking activity is interest and commission incomes.

The share of the Issuer’s core income (from different types of banking transactions) in the total amount of income received by the Issuer during the respective reporting period for the last five completed financial years or for each completed financial year, and for the last completed reporting quarter prior to the date of approval of this Prospectus.

The share of core income (interest and commission income) in the Bank’s operating (gross) income from core banking activities for the Issuer was 94.8% as of 01.07.2009, 82.4% as of 01.01.2009, 85.2% as of 01.01.2008, 81.2% as of 01.01.2007, 92.5% as of 01.01.2006, and 89.8% as of 01.01.2005.

Changes in the Issuer’s core income (from different types of banking transactions) by 10 percent or above as compared with the respective previous reporting period and reasons for such changes.

In comparison with 2007, the core income increased twice to RUR167.3 billion in 2008. The core income in the second quarter of 2009 was RUR68.7 billion, representing a double increase form RUR33.9 billion in the same period of 2008. The increase of core income in 2008-2009 is due to the growth of business.

4.2.3. Issuer’s joint venturing

Has not been involved in any joint ventures during the last five years.

4.3. Prospects of the Issuer’s activities

In the nearest future the Bank plans to develop mainly its corporate business and aims at preserving its leading positions in the Russian corporate banking market.

The Bank’s corporate business development strategy involves dealing with corporate customers, including the attraction of on new customers, creation of long-term relations with the most prospective customers, the increase in cross-selling, including of the products of VTB’s financial companies, the expansion of the products offer and further enhancement of the quality of customer servicing. The relations with major customers will be maintained based on cooperation agreements and according to the corporate business development programs approved by the Bank.

Despite tightening of the credit policy in response to the increased credit risk in the whole corporate lending segment, the Bank intends to increase its loan portfolio. The size of the Bank’s capital allows it to meet the requirements of its customers to a considerable extent complying with the limits on risk concentration for one borrower. Besides, VTB intends to continue crediting the real sector of economy, paying special attention to improvement of the risk management system and enhancement of assets quality control. One of VTB’s priorities in the current market conditions is to increase the amount of funds raised from corporate customers and to enhance the control of such funds.

The dynamic growth of corporate banking provides the respective growth of net interest income and commission income due to active offering of commission products. To ensure a stable and long-term growth of commission income, VTB uses complex approaches to the sale of commission products based on mutually beneficial relations with customers and improvement of rate policy.

Special attention will be given to optimization of the expenditure budget of VTB Bank aimed at financing the priority objectives of business development and support of its infrastructure. In present conditions, the enhancement of efficiency and maintenance of the bank profits gain great importance.

VTB also considers the development of investment banking on the basis of its subsidiaries CJSC VTB Capital and VTB Capital Plc. (London) as one of the promissing lines of business with corporate customers. VTB intends to substantially strengthen its positions in this segment through cooperation with the existing pool of large-scale corporate customers and accelerated development of products, which are of the highest demand in the new market conditions: ruble bonds, consulting, mergers and acquisitions, structured products, research.

One of key directions of VTB development is to expand its retail banking on the basis of its subsidiary, VTB 24. The main objectives are to extend retail business, to improve the quality of customer servicing, to continue the extension of the product range, to improve network efficiency and to develop non-networked sales channels. VTB plans to increase its activities in attraction of deposits and to shift its priorities towards shorter-term and more profitable credit products. Another priority is to improve the risk management system, including the non-performing loan collection system.

One of the major goals of the Bank’s development is to continue its business development in key CIS countries and to become one of 3-5 top banks in each operating country, as well as to expand correspondent relations. Through intensification of its activity in the CIS financial markets, VTB will expand the range of services provided to its corporate customers which maintain foreign economic relations with counterparties in the CIS countries. Like in Russia, special focus will be given to the quality of assets and customer base and to the risk management system. The presence in the CIS countries of one of the largest Russian banks providing services both to Russian companies doing business in the CIS and to local corporate customers will promote further strengthening of economic cooperation between the states and enhancement of the interaction of banking systems within the Community.

Using the potentials of the network of its subsidiary banks in Western Europe, VTB Bank intends to continue servicing the Russian business in the markets of Western Europe and to promote their development, including in implementation of joint projects of Russian and foreign companies.

VTB is also planning to develop its corporate services in some Asian countries, in which Russia carries out joint projects and develops cooperation in the field of foreign trade operations (China, India).

VTB Bank will continue its progress as a large international financial institution which strives to become the leader in corporate banking in Russia and CIS countries and effectively uses its competitive ability to evaluate and accept the risks of Russian customers, its experience of operation in the emerging markets and its ability to conduct exclusive transactions for corporate customers, which has a wide network of branches and subsidiaries in the CIS, Europe and Asia for expansion of customers’ business, for supporting major projects in Russia and abroad, for strengthening of economic cooperation between Russia and other countries and for attraction of funds to the Russian economy.

4.4. Issuer’s membership in industrial, banking and financial groups, holdings, concerns and associations

1.

Name: Association of Russian Banks

Role (position): member

Functions: member

Period of membership of the Issuer in the said organizations: date of joining — 13.02.1996, the period of membership is determined by membership fees payable on an annual basis.

Description of the nature of dependence of the Issuer’s business and financial performance on other members of the industrial, banking or financial group, holding, concern, association: independent

2.

Name: Non-Profit Organization, Association of Bill Market Participants

Role (position): member

Functions: member

Period of membership of the Issuer in the said organizations: date of joining — 15.10.1996, the period of membership is determined by membership fees payable on a quarterly basis.

Description of the nature of dependence of the Issuer’s business and financial performance on other members of the industrial, banking or financial group, holding, concern, association: independent

3

Name: Forum of Young Global Leaders (YGL) World Economic Forum (WEF)

Role (position): member

Functions: member

Period of membership of the Issuer in the said organizations: date of joining — 01.01.2008, the period of membership is determined by membership fees payable on an annual basis.

Description of the nature of dependence of the Issuer’s business and financial performance on other members of the industrial, banking or financial group, holding, concern, association: independent

4

Name: Russian National SWIFT Association

Role (position): member

Functions: member

Period of membership of the Issuer in the said organizations: date of joining — 26.07.1995, the period of membership is determined by membership fees payable on an annual basis.

Description of the nature of dependence of the Issuer’s business and financial performance on other members of the industrial, banking or financial group, holding, concern, association: independent

5

Name: Russian Union of Industrialists and Entrepreneurs (Employers)

Role (position): member

Functions: member

Period of membership of the Issuer in the said organizations: date of joining — 09.10.2002, the period of membership is determined by membership fees payable on an annual basis.

Description of the nature of dependence of the Issuer’s business and financial performance on other members of the industrial, banking or financial group, holding, concern, association: independent

6

Name: World Economic Forum

Role (position): member

Functions: member

Period of membership of the Issuer in the said organizations: date of joining — 10.08.2001, the period of membership is determined by membership fees payable on an annual basis.

Description of the nature of dependence of the Issuer’s business and financial performance on other members of the industrial, banking or financial group, holding, concern, association: independent

7

Name: Association of Russian Banks (VISA members)

Role (position): member

Functions: member

Period of membership of the Issuer in the said organizations: date of joining — 09.04.1997, the period of membership is determined by membership fees payable on an annual basis.

Description of the nature of dependence of the Issuer’s business and financial performance on other members of the industrial, banking or financial group, holding, concern, association: independent

8

Name: Association of Russian Banks (members of Europay International)

Role (position): member

Functions: member

Period of membership of the Issuer in the said organizations: date of joining — 01.03.1999, the period of membership is determined by membership fees payable on an annual basis.

Description of the nature of dependence of the Issuer’s business and financial performance on other members of the industrial, banking or financial group, holding, concern, association: independent

9

Name: National Foreign Exchange Association

Role (position): member

Functions: member

Period of membership of the Issuer in the said organizations: the period of membership is determined by membership fees payable on an annual basis.

Description of the nature of dependence of the Issuer’s business and financial performance on other members of the industrial, banking or financial group, holding, concern, association: independent

10

Name: APEC Business Advisory Council

Role (position): member

Functions: member

Period of membership of the Issuer in the said organizations: date of joining — 29.03.2004, the period of membership is determined by membership fees payable on an annual basis.

Description of the nature of dependence of the Issuer’s business and financial performance on other members of the industrial, banking or financial group, holding, concern, association: independent

11

Name: Non-Profit Organization, Association of Regional Banks of Russia

Role (position): member

Functions: member

Period of membership of the Issuer in the said organizations: date of joining — 22.10.2004, the period of membership is determined by membership fees payable on a quarterly basis.

Description of the nature of dependence of the Issuer’s business and financial performance on other members of the industrial, banking or financial group, holding, concern, association: independent

12

Name: IFA International Forfaiting Association

Role (position): member

Functions: member

Period of membership of the Issuer in the said organizations: date of joining — 08.03.2005, the period of membership is determined by membership fees payable on an annual basis.

Description of the nature of dependence of the Issuer’s business and financial performance on other members of the industrial, banking or financial group, holding, concern, association: independent

13

Name: U.S.-Russia Business Council

Role (position): member

Functions: member

Period of membership of the Issuer in the said organizations: date of joining — 29.12.2005, the period of membership is determined by membership fees payable on an annual basis.

Description of the nature of dependence of the Issuer’s business and financial performance on other members of the industrial, banking or financial group, holding, concern, association: independent

14

Name: Professional Association of Registrars, Transfer Agents and Depositaries (PARTAD)

Role (position): member

Functions: member

Period of membership of the Issuer in the said organizations: date of joining — 26.09.2007, the period of membership is determined by membership fees payable on an annual basis.

Description of the nature of dependence of the Issuer’s business and financial performance on other members of the industrial, banking or financial group, holding, concern, association: independent

15

Name: Russo-British Chamber of Commerce

Role (position): member

Functions: member

Period of membership of the Issuer in the said organizations: date of joining — 16.01.2004, the period of membership is determined by membership fees payable on an annual basis.

Description of the nature of dependence of the Issuer’s business and financial performance on other members of the industrial, banking or financial group, holding, concern, association: independent

16

Name: US Chamber of Commerce (American Chamber of Commerce in Moscow, Russia Inc.)

Role (position): member

Functions: member

Period of membership of the Issuer in the said organizations: date of joining — 12.11.2003, the period of membership is determined by membership fees payable on an annual basis.

Description of the nature of dependence of the Issuer’s business and financial performance on other members of the industrial, banking or financial group, holding, concern, association: independent

17

Name: Non-Profit Partnership, Russian-Chinese Business Council

Role (position): member

Functions: member

Period of membership of the Issuer in the said organizations: date of joining — 22.03.2005, the period of membership is determined by membership fees payable on an annual basis.

Description of the nature of dependence of the Issuer’s business and financial performance on other members of the industrial, banking or financial group, holding, concern, association: independent

18

Name: Non-Profit Partnership, Business Center for the Economic Development of the CIS

Role (position): member

Functions: member

Period of membership of the Issuer in the said organizations: date of joining — 10.08.2006, the period of membership is determined by membership fees payable on an annual basis.

Description of the nature of dependence of the Issuer’s business and financial performance on other members of the industrial, banking or financial group, holding, concern, association: independent

19

Name: Non-Profit Partnership, Russian National Committee of the International Chamber of Commerce — World Business Organization

Role (position): member

Functions: member

Period of membership of the Issuer in the said organizations: date of joining — 06.05.2000, the period of membership is determined by membership fees payable on an annual basis.

Description of the nature of dependence of the Issuer’s business and financial performance on other members of the industrial, banking or financial group, holding, concern, association: independent

20

Name: Non-Profit Partnership, National Securities Market Association

Role (position): member

Functions: member

Period of membership of the Issuer in the said organizations: date of joining — 16.01.1996, the period of membership is determined by membership fees payable on an annual basis.

Description of the nature of dependence of the Issuer’s business and financial performance on other members of the industrial, banking or financial group, holding, concern, association: independent

21

Name: Non-Profit Partnership, RTS Stock Exchange

Role (position): member

Functions: member

Period of membership of the Issuer in the said organizations: date of joining — 19.12.1997, the period of membership is determined by membership fees payable on an annual basis.

Description of the nature of dependence of the Issuer’s business and financial performance on other members of the industrial, banking or financial group, holding, concern, association: independent

22

Name: Non-Profit Partnership, National Council on Corporate Governance

Role (position): member

Functions: member

Period of membership of the Issuer in the said organizations: date of joining — 24.05.2006, the period of membership is determined by membership fees payable on an annual basis.

Description of the nature of dependence of the Issuer’s business and financial performance on other members of the industrial, banking or financial group, holding, concern, association: independent

23

Name: Foreign Exchange Dealers Association of India

Role (position): member

Functions: member

Period of membership of the Issuer in the said organizations: date of joining — 26.05.2008, the period of membership is determined by membership fees payable on an annual basis.

Description of the nature of dependence of the Issuer’s business and financial performance on other members of the industrial, banking or financial group, holding, concern, association: independent

24

Name: Association Le Club France of the French Chamber of Commerce and Industry in Russia

Role (position): member

Functions: member

Period of membership of the Issuer in the said organizations: date of joining — 01.06.09, the period of membership is determined by membership fees payable on an annual basis.

Description of the nature of dependence of the Issuer’s business and financial performance on other members of the industrial, banking or financial group, holding, concern, association: independent

25

Name: Non-Profit Partnership to Promote Cooperation between the CIS Member States CIS Financial and Banking Council

Role (position): member

Functions: member

Period of membership of the Issuer in the said organizations: date of joining — 01.12.2006, the period of membership is determined by membership fees payable on an annual basis.

Description of the nature of dependence of the Issuer’s business and financial performance on other members of the industrial, banking or financial group, holding, concern, association: independent

26

Name: Non-Profit Partnership, Russian-Vietnamese Business Council

Role (position): member

Functions: member

Period of membership of the Issuer in the said organizations: date of joining — 02.06.2009, the period of membership is determined by membership fees payable on an annual basis.

Description of the nature of dependence of the Issuer’s business and financial performance on other members of the industrial, banking or financial group, holding, concern, association: independent

27

Name: Council for Security Cooperation in the Asia Pacific (CSCAP)

Role (position): member

Functions: member

Period of membership of the Issuer in the said organizations: date of joining — 03.11.2003, the period of membership is determined by membership fees payable on an annual basis.

Description of the nature of dependence of the Issuer’s business and financial performance on other members of the industrial, banking or financial group, holding, concern, association: independent

28

Name: Non-Profit Association of Legal Entities, Russian-American Business Council

Role (position): member

Functions: member

Period of membership of the Issuer in the said organizations: date of joining — 20.12.06, the period of membership is determined by membership fees payable on an annual basis.

Description of the nature of dependence of the Issuer’s business and financial performance on other members of the industrial, banking or financial group, holding, concern, association: independent

29

Name: Regional Non-Governmental Organization, Club of the Managers of Bank Services for Public Relations and Advertising

Role (position): member

Functions: member

Period of membership of the Issuer in the said organizations: date of joining — since 1998, the period of membership is determined by membership fees payable on an annual basis.

Description of the nature of dependence of the Issuer’s business and financial performance on other members of the industrial, banking or financial group, holding, concern, association: independent

30

Name: Shanghai Banking Association, regional branch of China Banking Association

Role (position): member

Functions: member

Period of membership of the Issuer in the said organizations: date of joining — 01.01.2009, the period of membership is determined by membership fees payable on an annual basis.

Description of the nature of dependence of the Issuer’s business and financial performance on other members of the industrial, banking or financial group, holding, concern, association: independent

31

Name: Indian Bank’s Association

Role (position): member

Functions: member

Period of membership of the Issuer in the said organizations: date of joining — since May 2008, the period of membership is determined by membership fees payable on an annual basis.

Description of the nature of dependence of the Issuer’s business and financial performance on other members of the industrial, banking or financial group, holding, concern, association: independent

32

Name: Associated Chambers of Commerce and Industry of India (ASSOCHAM )

Role (position): member

Functions: member

Period of membership of the Issuer in the said organizations: date of joining — since May 2006, the period of membership is determined by membership fees payable on an annual basis.

Description of the nature of dependence of the Issuer’s business and financial performance on other members of the industrial, banking or financial group, holding, concern, association: independent.

4.5. Issuer’s affiliates and subsidiaries

1

Full corporate name	LLC VTB Strakhovanie, Insurance company

Abbreviated corporate name	LLC VTB Strakhovanie

Location	101000, Moscow, Turgenevskaya ploshchad, 2/4, str. 1

Basis for recognizing the company as the Issuer’s affiliate or subsidiary	Issuer’s ownership interest in the authorized capital of the company

The amount of the Issuer’s ownership interest in the authorized capital of the affiliate and/or subsidiary and the portion of ordinary shares thereof held by the Issuer, if such affiliate or subsidiary is a joint stock company	100.0%

The amount of the affiliate’s and/or subsidiary’s ownership interest in the authorized capital of the Issuer and portions of the Issuer’s ordinary shares held by such affiliate or subsidiary, if the Issuer is a joint stock company

	0.000007 0.000007	% %

Description of the company’s principal activity	insurance

The role of such company in the Issuer’s activity	provision of insurance services to the Issuer

Members of the Board of Directors (Supervisory Council), including Chairman of the Board of Directors (Supervisory Council), of the Issuer’s subsidiary and/or affiliate:

Full name	Petelina Ekaterina Vladimirovna
Year of birth	1973
Share of the said person in the authorized capital of the Issuer	0.000027%
Portion of the Issuer’s ordinary shares owned by the said person	0.000027%

Full name	Zadornov Mikhail Mikhaylovich
Year of birth	1963
Share of the said person in the authorized capital of the Issuer	0.001531%
Portion of the Issuer’s ordinary shares owned by the said person	0.001531%

Full name	Yakusheva Irina Vladimirovna
Year of birth	1957
Share of the said person in the authorized capital of the Issuer	0%

Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Stepashina Tamara Vladimirovna
Year of birth	1953
Share of the said person in the authorized capital of the Issuer	0.1001094%
Portion of the Issuer’s ordinary shares owned by the said person	0.001094%

Full name	Dergunova Olga Konstantinovna
Year of birth	1965
Share of the said person in the authorized capital of the Issuer	0.000328%
Portion of the Issuer’s ordinary shares owned by the said person	0.000328%

Full name	Novikov Evgeniy Valeryevich
Year of birth	1966
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Yakunin Mikhail Leonidovich
Year of birth	1974
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Skvortsov Andrey Borisovich
Year of birth	1974
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Brusilova Elena Anatolyevna
Year of birth	1963
Share of the said person in the authorized capital of the Issuer	0.001009%
Portion of the Issuer’s ordinary shares owned by the said person	0.001009%

Members of the collegial executive body (management board, directorate) of the subsidiary and/or affiliate:

Full name	Yakusheva Irina Vladimirovna
Year of birth	1957
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Pleskanovsky Edgar Enrivich
Year of birth	1953
Share of the said person in the authorized capital of the Issuer	0.000013%
Portion of the Issuer’s ordinary shares owned by the said person	0.000013%

Full name	Zhachkina Irina Vladimirovna
Year of birth	1977
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Ayginin Ayrat Amirovich
Year of birth	1959
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Kondratyuk Pavel Vyacheslavovich
Year of birth	1980
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Podkolzin Evgeny Aleksandrovich
Year of birth	1976
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Gornev Sergey Anatolyevich
Year of birth	1969
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Person exercising the functions of Sole Executive Body of the subsidiary and/or affiliate:

Full name	Yakusheva Irina Vladimirovna
Year of birth	1957
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

2.

Full corporate name	MultiCarta Limited Company

Abbreviated corporate name	LLC MultiCarta

Location	109147, Moscow, ul. Vorontsovskaya, 43/1

Basis for recognizing the company as the Issuer’s affiliate or subsidiary	Issuer’s ownership interest in the authorized capital of the company

The amount of the Issuer’s ownership interest in the authorized capital of the affiliate and/or subsidiary and the portion of ordinary shares thereof held by the Issuer, if such affiliate or subsidiary is a joint stock company	100.0%

The amount of the affiliate’s and/or subsidiary’s ownership interest in the authorized capital of the Issuer and portions of the Issuer’s ordinary shares held by such affiliate or subsidiary, if the Issuer is a joint stock company

	0 0	% %

Description of the company’s principal activity	program maintenance services relating to the issue of bank cards and acquiring

The role of such company in the Issuer’s activity	provision of processing services to the Issuer

Members of the Board of Directors (Supervisory Council), including Chairman of the Board of Directors (Supervisory Council), of the Issuer’s subsidiary and/or affiliate:

Full name	Kuryatnikov Alexander Nikolayevich
Year of birth	1964
Share of the said person in the authorized capital of the Issuer	0,000059%
Portion of the Issuer’s ordinary shares owned by the said person	0,000059%

Full name	Gotovtsev Oleg Borisovich
Year of birth	1965
Share of the said person in the authorized capital of the Issuer	0.000219%
Portion of the Issuer’s ordinary shares owned by the said person	0.000219%

Full name	Petelina Ekaterina Vladimirovna
Year of birth	1973
Share of the said person in the authorized capital of the Issuer	0.000027%
Portion of the Issuer’s ordinary shares owned by the said person	0.000027%

Full name	Gudkin Yury Timofeyevich
Year of birth	1972
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Gorshkov Georgy Vyacheslavovich
Year of birth	1975
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Zhuravlyov Mikhail Leonidovich
Year of birth	1966
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Rudenko Dmitry Vasilyevich
Year of birth	1969
Share of the said person in the authorized capital of the Issuer	0.002187%
Portion of the Issuer’s ordinary shares owned by the said person	0.002187%

Reasons for the absence of a collegial executive body in the subsidiary and/or affiliate

Not required subject to the Charter.

Person exercising the functions of Sole Executive Body of the subsidiary and/or affiliate:

Full name	Zhuravlyov Mikhail Leonidovich
Year of birth	1966
Share in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

3.

Full corporate name	VTB 24 Bank (Joint stock company)

Abbreviated corporate name	JSC Bank VTB 24

Location	101000, Moscow, ul. Myasnitskaya, 35

Basis for recognizing the company as the Issuer’s affiliate or subsidiary	Issuer’s ownership interest in the authorized capital of the company

The amount of the Issuer’s ownership interest in the authorized capital of the affiliate and/or subsidiary and the portion of ordinary shares thereof held by the Issuer, if such affiliate or subsidiary is a joint stock company

98.4115 98.4115	% %

The amount of the affiliate’s and/or subsidiary’s ownership interest in the authorized capital of the Issuer and portions of the Issuer’s ordinary shares held by such affiliate or subsidiary, if the Issuer is a joint stock company

0 0	% %

Description of the company’s principal activity	Banking

The role of such company in the Issuer’s activity	Joint banking operations with the Issuer, joint servicing of the Issuer’s customers, providing the presence of the Issuer’s group in the financial market.

Members of the Board of Directors (Supervisory Council), including Chairman of the Board of Directors (Supervisory Council), of the Issuer’s subsidiary and/or affiliate:

Full name	Kostin Andrei Leonidovich
Year of birth	1956
Share of the said person in the authorized capital of the Issuer	0.002843%
Portion of the Issuer’s ordinary shares owned by the said person	0.002843%

Full name	Petelina Ekaterina Vladimirovna
Year of birth	1973
Share of the said person in the authorized capital of the Issuer	0.000027%
Portion of the Issuer’s ordinary shares owned by the said person	0.000027%

Full name	Zadornov Mikhail Mikhaylovich
Year of birth	1963
Share of the said person in the authorized capital of the Issuer	0.001531%
Portion of the Issuer’s ordinary shares owned by the said person	0.001531%

Full name	Dergunova Olga Konstantinovna
Year of birth	1965
Share of the said person in the authorized capital of the Issuer	0.000328%
Portion of the Issuer’s ordinary shares owned by the said person	0.000328%

Full name	Chupina Yulia Germanovna
Year of birth	1970
Share of the said person in the authorized capital of the Issuer	0.000820%
Portion of the Issuer’s ordinary shares owned by the said person	0.000820%

Full name	Puchkov Andrei Sergeyevich
Year of birth	1977
Share of the said person in the authorized capital of the Issuer	0.000569%
Portion of the Issuer’s ordinary shares owned by the said person	0.000569%

Full name	Tsekhomsky Nikolai Viktorovich
Year of birth	1974
Share of the said person in the authorized capital of the Issuer	0.000142%
Portion of the Issuer’s ordinary shares owned by the said person	0.000142%

Members of the collegial executive body (management board, directorate) of the subsidiary and/or affiliate:

Full name	Berezov Mikhail Yurievich
Year of birth	1971
Share of the said person in the authorized capital of the Issuer	0.000040%
Portion of the Issuer’s ordinary shares owned by the said person	0.000040%

Full name	Vorobyov Vyacheslav Viktorovich
Year of birth	1969
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Kozhokin Mikhail Mikhaylovich
Year of birth	1962
Share of the said person in the authorized capital of the Issuer	0.001095%
Portion of the Issuer’s ordinary shares owned by the said person	0.001095%

Full name	Chulkov Valery Vladimirovich
Year of birth	1960
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Gorshkov Georgy Vyacheslavovich
Year of birth	1975
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Suchkov Sergey Valeryevich
Year of birth	1966
Share of the said person in the authorized capital of the Issuer	0.000601%
Portion of the Issuer’s ordinary shares owned by the said person	0.000601%

Full name	Pechatnikov Anatoly Yurievich
Year of birth	1969
Share of the said person in the authorized capital of the Issuer	0.000022%
Portion of the Issuer’s ordinary shares owned by the said person	0.000022%

Full name	Sokolov Alexander Konstantinovich
Year of birth	1979
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Rudenko Dmitry Vasilyevich
Year of birth	1969
Share of the said person in the authorized capital of the Issuer	0.002187%
Portion of the Issuer’s ordinary shares owned by the said person	0.002187%

Full name	Zadornov Mikhail Mikhaylovich
Year of birth	1963
Share of the said person in the authorized capital of the Issuer	0.001531%
Portion of the Issuer’s ordinary shares owned by the said person	0.001531%

Person exercising the functions of Sole Executive Body of the subsidiary and/or affiliate:

Full name	Zadornov Mikhail Mikhaylovich
Year of birth	1963
Share in the authorized capital of the Issuer	0.001531%
Portion of the Issuer’s ordinary shares owned by the said person	0.001531%

4.

Full corporate name	Open Joint Stock Company VTB Bank North-West

Abbreviated corporate name	OJSC VTB Bank North-West

Location	191011, St. Petersburg, Nevskiy prospekt, 38

Basis for recognizing the company as the Issuer’s affiliate or subsidiary	Issuer’s ownership interest in the authorized capital of the company

The amount of the Issuer’s ownership interest in the authorized capital of the affiliate and/or subsidiary and the portion of ordinary shares thereof held by the Issuer, if such affiliate or subsidiary is a joint stock company

100.0 100.0	% %

The amount of the affiliate’s and/or subsidiary’s ownership interest in the authorized capital of the Issuer and portions of the Issuer’s ordinary shares held by such affiliate or subsidiary, if the Issuer is a joint stock company

0.041298 0.041298	% %

Description of the company’s principal activity	Banking

The role of such company in the Issuer’s activity	Joint banking operations with the Issuer, joint servicing of the Issuer’s customers, providing the presence of the Issuer’s group in the financial market

Members of the Board of Directors (Supervisory Council), including Chairman of the Board of Directors (Supervisory Council), of the Issuer’s subsidiary and/or affiliate:

Full name	Petelina Ekaterina Vladimirovna
Year of birth	1973
Share of the said person in the authorized capital of the Issuer	0.000027%
Portion of the Issuer’s ordinary shares owned by the said person	0.000027%

Full name	Kostin Andrei Leonidovich
Year of birth	1956
Share of the said person in the authorized capital of the Issuer	0.002843%
Portion of the Issuer’s ordinary shares owned by the said person	0.002843%

Full name	Olyunin Dmitry Yurievich
Year of birth	1968
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Stepashina Tamara Vladimirovna
Year of birth	1953
Share of the said person in the authorized capital of the Issuer	0.001094%
Portion of the Issuer’s ordinary shares owned by the said person	0.001094%

Full name	Levin Vadim Olegovich
Year of birth	1963
Share of the said person in the authorized capital of the Issuer	0.001148%
Portion of the Issuer’s ordinary shares owned by the said person	0.001148%

Full name	Puchkov Andrei Sergeyevich
Year of birth	1977
Share of the said person in the authorized capital of the Issuer	0.000569%
Portion of the Issuer’s ordinary shares owned by the said person	0.000569%

Full name	Yastrib Alexander Grigoryevich
Year of birth	1968
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Tsekhomsky Nikolai Viktorovich
Year of birth	1974
Share of the said person in the authorized capital of the Issuer	0.000142%
Portion of the Issuer’s ordinary shares owned by the said person	0.000142%

Full name	Novikov Evgeniy Valeryevich
Year of birth	1966
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Members of the collegial executive body (management board, directorate) of the subsidiary and/or affiliate:

Full name	Olyunin Dmitry Yurievich
Year of birth	1968
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Barinova Yulia Olegovna
Year of birth	1963
Share of the said person in the authorized capital of the Issuer	0.000383%
Portion of the Issuer’s ordinary shares owned by the said person	0.000383%

Full name	Levchenko Yury Anatolyevich
Year of birth	1951
Share of the said person in the authorized capital of the Issuer	0.000334%
Portion of the Issuer’s ordinary shares owned by the said person	0.000334%

Full name	Bortnikov Denis Aleksandrovich
Year of birth	1974
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Bochkaryov Sergey Viktorovich
Year of birth	1962
Share of the said person in the authorized capital of the Issuer	0.000186%
Portion of the Issuer’s ordinary shares owned by the said person	0.000186%

Full name	Trofimov Vladislav Germanovich
Year of birth	1964
Share of the said person in the authorized capital of the Issuer	0.000033%
Portion of the Issuer’s ordinary shares owned by the said person	0.000033%

Full name	Petrunenko Nellya Ivanovna
Year of birth	1947
Share of the said person in the authorized capital of the Issuer	0.0000015%
Portion of the Issuer’s ordinary shares owned by the said person	0.0000015%

Person exercising the functions of Sole Executive Body of the subsidiary and/or affiliate:

Full name	Olyunin Dmitry Yurievich
Year of birth	1968
Share in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

5.

Full corporate name	VTB Factoring Limited

Abbreviated corporate name	VTB Factoring Ltd.

Location	101000, Moscow, ul. Myasnitskaya, 35

Basis for recognizing the company as the Issuer’s affiliate or subsidiary	Issuer’s ownership interest in the authorized capital of the company

The amount of the Issuer’s ownership interest in the authorized capital of the affiliate and/or subsidiary and the portions of ordinary shares thereof held by the Issuer, if such affiliate or subsidiary is a joint stock company	100.0%

The amount of the affiliate’s and/or subsidiary’s ownership interest in the authorized capital of the Issuer and portions of the Issuer’s ordinary shares held by such affiliate or subsidiary, if the Issuer is a joint stock company

	0 0	% %

Description of the company’s principal activity	Factoring

The role of such company in the Issuer’s activity	Provision of complex factoring services to the Issuer’s customers

Members of the Board of Directors (Supervisory Council), including Chairman of the Board of Directors (Supervisory Council), of the Issuer’s subsidiary and/or affiliate:

Full name	Dergunova Olga Konstantinovna
Year of birth	1965
Share of the said person in the authorized capital of the Issuer	0.000328%
Portion of the Issuer’s ordinary shares owned by the said person	0.000328%

Full name	Novikov Evgeniy Valeryevich
Year of birth	1970
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Yakunin Mikhail Leonidovich
Year of birth	1974
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Tsekhomsky Nikolai Viktorovich
Year of birth	1974
Share of the said person in the authorized capital of the Issuer	0.000142%
Portion of the Issuer’s ordinary shares owned by the said person	0.000142%

Full name	Petelina Ekaterina Vladimirovna
Year of birth	1973
Share of the said person in the authorized capital of the Issuer	0.000027%
Portion of the Issuer’s ordinary shares owned by the said person	0.000027%

Full name	Yastrib Alexander Grigoryevich
Year of birth	1968
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Reasons for the absence of a collegial executive body in the subsidiary and/or affiliate

Not required subject to the Charter.

Person exercising the functions of Sole Executive Body of the subsidiary and/or affiliate:

Full name	Pyatakov Dmitry Evgenyevich
Year of birth	1971
Share in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

6.

Full corporate name	Limited Liability Company VTB Pension Administrator

Abbreviated corporate name	VTB Pension Administrator Ltd.

Location	101000, Moscow, ul. Myasnitskaya, 35, office 3049

Basis for recognizing the company as the Issuer’s affiliate or subsidiary	majority interest in the authorized capital of the company

The amount of the Issuer’s ownership interest in the authorized capital of the affiliate and/or subsidiary and the portion of ordinary shares thereof held by the Issuer, if such affiliate or subsidiary is a joint stock company	100.0%

The amount of the affiliate’s and/or subsidiary’s ownership interest in the authorized capital of the Issuer and portions of the Issuer’s ordinary shares held by such affiliate or subsidiary, if the Issuer is a joint stock company

	0 0	% %

Description of the company’s principal activity	other financial intermediation

The role of such company in the Issuer’s activity	other financial intermediation

Members of the Board of Directors (Supervisory Council), including Chairman of the Board of Directors (Supervisory Council), of the Issuer’s subsidiary and/or affiliate:

Full name	Oleshek Marina Dmitryevna
Year of birth	1961
Share of the said person in the authorized capital of the Issuer	0.000284%
Portion of the Issuer’s ordinary shares owned by the said person	0.000284%

Full name	Avdeeva Olga Anatolyevna
Year of birth	1963
Share of the said person in the authorized capital of the Issuer	0.000940%
Portion of the Issuer’s ordinary shares owned by the said person	0.000940%

Full name	Gorpinchenko Sergey Viktorovich
Year of birth	1973
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Gorshkov Georgy Vyacheslavovich
Year of birth	1975
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Kiselev Andrei Vladislavovich
Year of birth	1961
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Yakunin Mikhail Leonidovich
Year of birth	1974
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Gorchakovskaya Larisa Alexeyevna
Year of birth	1973
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Reasons for the absence of a collegial executive body in the subsidiary and/or affiliate

Not required subject to the Charter.

Person exercising the functions of Sole Executive Body of the subsidiary and/or affiliate:

Full name	Baranov Denis Vladimirovich
Year of birth	1971
Share in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

7.

Full corporate name	VTB Capital (Namibia) (Property) Limited

Abbreviated corporate name	VTB Capital (Namibia) (Pty) Ltd

Location	5th, CIH House, Kasino street, Windhoek, Namibia

Basis for recognizing the company as the Issuer’s affiliate or subsidiary	Issuer’s ownership interest in the authorized capital of the company

The amount of the Issuer’s ownership interest in the authorized capital of the affiliate and/or subsidiary and the portion of ordinary shares thereof held by the Issuer, if such affiliate or subsidiary is a joint stock company

50.03 50.3	% %

The amount of the affiliate’s and/or subsidiary’s ownership interest in the authorized capital of the Issuer and portions of the Issuer’s ordinary shares held by such affiliate or subsidiary, if the Issuer is a joint stock company

0 0	% %

Description of the company’s principal activity	consulting and financial services

The role of such company in the Issuer’s activity	Counterparty in the bank’s financial and investment activities

Members of the Board of Directors (Supervisory Council), including Chairman of the Board of Directors (Supervisory Council), of the Issuer’s subsidiary and/or affiliate:

Full name	Osmolovsky Vladimir Efimovich
Year of birth	1954
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Maydanov Igor Ivanovich
Year of birth	1961
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Jacobus Christian Brandt
Year of birth	1943
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Albertus Johaness Basson
Year of birth	1954
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Martin Anton Moeller
Year of birth	1947
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Tevalinskiy Vladimir Vladimirovich
Year of birth	1970
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Reasons for the absence of a collegial executive body in the subsidiary and/or affiliate

Not required subject to the Charter.

Person exercising the functions of Sole Executive Body of the subsidiary and/or affiliate:

Full name	Tevalinskiy Vladimir Vladimirovich
Year of birth	1970
Share in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

8.

Full corporate name	Russian Commercial Bank (Cyprus) Ltd.

Abbreviated corporate name	Russian Commercial Bank (Cyprus) Ltd.

Location	2 Amathuntos Street, P.O.Box 56868, 3310, Limassol, Cyprus

Basis for recognizing the company as the Issuer’s affiliate or subsidiary	Issuer’s ownership interest in the authorized capital of the company

The amount of the Issuer’s ownership interest in the authorized capital of the affiliate and/or subsidiary and the portion of ordinary shares thereof held by the Issuer, if such affiliate or subsidiary is a joint stock company

60.0 60.0	% %

The amount of the affiliate’s and/or subsidiary’s ownership interest in the authorized capital of the Issuer and portions of the Issuer’s ordinary shares held by such affiliate or subsidiary, if the Issuer is a joint stock company

0 0	% %

Description of the company’s principal activity	banking

The role of such company in the Issuer’s activity	Joint banking operations with the Issuer, joint servicing of the Issuer’s customers, providing the presence of the Issuer’s group in the European financial market.

Members of the Board of Directors (Supervisory Council), including Chairman of the Board of Directors (Supervisory Council), of the Issuer’s subsidiary and/or affiliate:

Full name	Solozhentseva Natalia Vladimirovna
Year of birth	1966
Share of the said person in the authorized capital of the Issuer	0.000875%
Portion of the Issuer’s ordinary shares owned by the said person	0.000875%

Full name	Puchkov Andrei Sergeyevich
Year of birth	1977
Share of the said person in the authorized capital of the Issuer	0.000569%
Portion of the Issuer’s ordinary shares owned by the said person	0.000569%

Full name	Zimarin Kirill Aleksandrovich
Year of birth	1971
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Christos Mavrellis
Year of birth	1946
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Zakeos Sotirios
Year of birth	1950
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Kuzovlev Mikhail Valeryevich
Year of birth	1966
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Reasons for the absence of a collegial executive body in the subsidiary and/or affiliate

Not required subject to the Charter.

Person exercising the functions of Sole Executive Body of the subsidiary and/or affiliate:

Full name	Zimarin Kirill Aleksandrovich
Year of birth	1971
Share in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

9

Full corporate name	VTB Bank (Austria) AG

Abbreviated corporate name	VTB Bank (Austria) AG

Location	A-1010, Wien, Parkring 6, Postfach 560, Wien, Austria

Basis for recognizing the company as the Issuer’s affiliate or subsidiary	Issuer’s ownership interest in the authorized capital of the company

The amount of the Issuer’s ownership interest in the authorized capital of the affiliate and/or subsidiary and the portion of ordinary shares thereof held by the Issuer, if such affiliate or subsidiary is a joint stock company

100.0 100.0	% %

The amount of the affiliate’s and/or subsidiary’s ownership interest in the authorized capital of the Issuer and portions of the Issuer’s ordinary shares held by such affiliate or subsidiary, if the Issuer is a joint stock company

0 0	% %

Description of the company’s principal activity	Banking

The role of such company in the Issuer’s activity	Joint banking operations with the Issuer, joint servicing of the Issuer’s customers, providing the presence of the Issuer’s group in the European financial market

Members of the Board of Directors (Supervisory Council), including Chairman of the Board of Directors (Supervisory Council), of the Issuer’s subsidiary and/or affiliate:

Full name	Kuznetsov Nikolay Anatolyevich
Year of birth	1964
Share of the said person in the authorized capital of the Issuer	0.00023%
Portion of the Issuer’s ordinary shares owned by the said person	0.00023%

Full name	Medvedev Alexander Ivanovich
Year of birth	1955
Share of the said person in the authorized capital of the Issuer	0.000328%
Portion of the Issuer’s ordinary shares owned by the said person	0.000328%

Full name	Fredrik Heider
Year of birth	1959
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Ingrid Wolfram
Year of birth	1965
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Richard Gayer
Year of birth	1948
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Kolesnik Elena Aleksandrovna
Year of birth	1979
Share of the said person in the authorized capital of the Issuer	0.000055%
Portion of the Issuer’s ordinary shares owned by the said person	0.000055%

Members of the collegial executive body (management board, directorate) of the subsidiary and/or affiliate:

Full name	Richard Vornberg
Year of birth	1946
Share in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares	0%

Full name	Lyakin Valeriy Vitalyevich
Year of birth	1953
Share in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares	0%

Person exercising the functions of Sole Executive Body of the subsidiary and/or affiliate:

Full name	Richard Vornberg
Year of birth	1946
Share in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

10.

Full corporate name	Closed Joint Stock Company VTB Bank (Armenia)

Abbreviated corporate name	CJSC VTB Bank (Armenia)

Location	Republic of Armenia, 375010, Yerevan, ul. Nalbandyan, 46

Basis for recognizing the company as the Issuer’s affiliate or subsidiary	Issuer’s ownership interest in the authorized capital of the company

The amount of the Issuer’s ownership interest in the authorized capital of the affiliate and/or subsidiary and the portion of ordinary shares thereof held by the Issuer, if such affiliate or subsidiary is a joint stock company

100 100	% %

The amount of the affiliate’s and/or subsidiary’s ownership interest in the authorized capital of the Issuer and portions of the Issuer’s ordinary shares held by such affiliate or subsidiary, if the Issuer is a joint stock company

0 0	% %

Description of the company’s principal activity	banking

The role of such company in the Issuer’s activity	providing the Issuer’s presence in the CIS markets

Members of the Board of Directors (Supervisory Council), including Chairman of the Board of Directors (Supervisory Council), of the Issuer’s subsidiary and/or affiliate:

Full name	Yashnik Alexander Valeryevich
Year of birth	1975
Share of the said person in the authorized capital of the Issuer	0.000007%
Portion of the Issuer’s ordinary shares owned by the said person	0.000007%

Full name	Kuznetsov Nikolay Anatolyevich
Year of birth	1964
Share of the said person in the authorized capital of the Issuer	0.000230%
Portion of the Issuer’s ordinary shares owned by the said person	0.000230%

Full name	Narozhnaya Elena Ivanovna
Year of birth	1970
Share of the said person in the authorized capital of the Issuer	0.000044%
Portion of the Issuer’s ordinary shares owned by the said person	0.000044%

Full name	Grachova Olga Leonidovna
Year of birth	1970
Share of the said person in the authorized capital of the Issuer	0.000033%
Portion of the Issuer’s ordinary shares owned by the said person	0.000033%

Full name	Konovalova Natalia Vladimirovna
Year of birth	1968
Share of the said person in the authorized capital of the Issuer	0.000563%
Portion of the Issuer’s ordinary shares owned by the said person	0.000563%

Members of the collegial executive body (management board, directorate) of the subsidiary and/or affiliate:

Full name	Ovsyannikov Valeriy Vladimirovich
Year of birth	1965
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Mamikonyan Meri Artemovna
Year of birth	1980
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Stratan Aliona Georgyevna
Year of birth	1977
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Vardanyan Araik Rafaelovich
Year of birth	1957
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Grigoryan Mher Gerbertovich
Year of birth	1972
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Sargsyan Armen Marlenovich
Year of birth	1969
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Person exercising the functions of Sole Executive Body of the subsidiary and/or affiliate:

Full name	Ovsyannikov Valeriy Vladimirovich
Year of birth	1965
Share in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

11.

Full corporate name	Joint Stock Company VTB Bank (Georgia)

Abbreviated corporate name	JSC VTB Bank (Georgia)

Location	Republic of Georgia, 0102, Tbilisi, ul. Uznadze, 37

Basis for recognizing the company as the Issuer’s affiliate or subsidiary	Issuer’s ownership interest in the authorized capital of the company

The amount of the Issuer’s ownership interest in the authorized capital of the affiliate and/or subsidiary and the portion of ordinary shares thereof held by the Issuer, if such affiliate or subsidiary is a joint stock company

84.69 86.76	% %

The amount of the affiliate’s and/or subsidiary’s ownership interest in the authorized capital of the Issuer and portions of the Issuer’s ordinary shares held by such affiliate or subsidiary, if the Issuer is a joint stock company

0 0	% %

Description of the company’s principal activity	banking

The role of such company in the Issuer’s activity	providing the Issuer’s presence in the CIS markets

Members of the Board of Directors (Supervisory Council), including Chairman of the Board of Directors (Supervisory Council), of the Issuer’s subsidiary and/or affiliate:

Full name	Narozhnaya Elena Ivanovna
Year of birth	1970
Share of the said person in the authorized capital of the Issuer	0.000044%
Portion of the Issuer’s ordinary shares owned by the said person	0.000044%

Full name	Yashnik Alexander Valeryevich
Year of birth	1975
Share of the said person in the authorized capital of the Issuer	0.000007%
Portion of the Issuer’s ordinary shares owned by the said person	0.000007%

Full name	Konovalova Natalia Vladimirovna
Year of birth	1968
Share of the said person in the authorized capital of the Issuer	0.000563%
Portion of the Issuer’s ordinary shares owned by the said person	0.000563%

Full name	Nemerinskiy Evgeniy Aleksandrovich
Year of birth	1969
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Octavian Costas
Year of birth	1970
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Members of the collegial executive body (management board, directorate) of the subsidiary and/or affiliate:

Full name	Shurgaya Nikoloz Nikolozovich
Year of birth	1973
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Krasnozhon Oleg Semyonovich
Year of birth	1952
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Nikolai Otarovich Chkhetiani
Year of birth	1977
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Kontselidze Archil Resanovich
Year of birth	1971
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Person exercising the functions of Sole Executive Body of the subsidiary and/or affiliate:

Full name	Shurgaya Nikoloz Nikolozovich
Year of birth	1973
Share in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

12

Full corporate name	Open Joint Stock Company VTB Bank

Abbreviated corporate name	JSC VTB Bank

Location	Ukraine, 01004, Kiev, bulvar Tarasa Shevchenko/ ul. Pushkinskaya, 8/26

Basis for recognizing the company as the Issuer’s affiliate or subsidiary	Issuer’s ownership interest in the authorized capital of the company

The amount of the Issuer’s ownership interest in the authorized capital of the affiliate and/or subsidiary and the portion of ordinary shares thereof held by the Issuer, if such affiliate or subsidiary is a joint stock company

99,89 99,89	% %

The amount of the affiliate’s and/or subsidiary’s ownership interest in the authorized capital of the Issuer and portions of the Issuer’s ordinary shares held by such affiliate or subsidiary, if the Issuer is a joint stock company

0 0	% %

Description of the company’s principal activity	banking

The role of such company in the Issuer’s activity	Joint banking operations with the Issuer, joint servicing of the Issuer’s customers, providing the presence of the Issuer’s group in the European financial market.

Members of the Board of Directors (Supervisory Council), including Chairman of the Board of Directors (Supervisory Council), of the Issuer’s subsidiary and/or affiliate:

Full name	Tsekhomsky Nikolai Viktorovich
Year of birth	1974
Share of the said person in the authorized capital of the Issuer	0.000142%
Portion of the Issuer’s ordinary shares owned by the said person	0.000142%

Full name	Kostin Andrei Leonidovich
Year of birth	1956
Share of the said person in the authorized capital of the Issuer	0.002843%
Portion of the Issuer’s ordinary shares owned by the said person	0.002843%

Full name	Petelina Ekaterina Vladimirovna
Year of birth	1973
Share of the said person in the authorized capital of the Issuer	0.000027%
Portion of the Issuer’s ordinary shares owned by the said person	0.000027%

Full name	Puchkov Andrei Sergeyevich
Year of birth	1977
Share of the said person in the authorized capital of the Issuer	0.000569%
Portion of the Issuer’s ordinary shares owned by the said person	0.000569%

Full name	Kuznetsov Nikolay Anatolyevich
Year of birth	1964
Share of the said person in the authorized capital of the Issuer	0.000230%
Portion of the Issuer’s ordinary shares owned by the said person	0.000230%

Full name	Titov Vasily Nikolayevich
Year of birth	1960
Share of the said person in the authorized capital of the Issuer	0.000765%
Portion of the Issuer’s ordinary shares owned by the said person	0.000765%

Full name	Rudenko Dmitry Vasilyevich
Year of birth	1969
Share of the said person in the authorized capital of the Issuer	0.002187%
Portion of the Issuer’s ordinary shares owned by the said person	0.002187%

Members of the collegial executive body (management board, directorate) of the subsidiary and/or affiliate:

Full name	Bezzub Alexander Alexeyevich
Year of birth	1963
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Fisher Vitaly Vladimirovich
Year of birth	1972
Share of the said person in the authorized capital of the Issuer	0.000120%
Portion of the Issuer’s ordinary shares owned by the said person	0.000120%

Full name	Suganyaka Nikolay Vasilyevich
Year of birth	1961
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Vasilets Natalia Viktorovna
Year of birth	1974
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Turovtseva Irina Guennadyevna
Year of birth	1977
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Person exercising the functions of Sole Executive Body of the subsidiary and/or affiliate:

Full name	Pushkarev Vadim Vladimirovich
Year of birth	1965
Share in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

13.

Full corporate name	Vietnam-Russia Joint Venture Bank

Abbreviated corporate name	Vietnam-Russia Bank

Location	85 Ly Thuong Kiet Strit Hoan Kiem Distr.-HaNoi-Vietnam

Basis for recognizing the company as the Issuer’s affiliate or subsidiary	Issuer’s ownership interest in the authorized capital of the company

The amount of the Issuer’s ownership interest in the authorized capital of the affiliate and/or subsidiary and the portion of ordinary shares thereof held by the Issuer, if such affiliate or subsidiary is a joint stock company	49%

The amount of the affiliate’s and/or subsidiary’s ownership interest in the authorized capital of the Issuer and portions of the Issuer’s ordinary shares held by such affiliate or subsidiary, if the Issuer is a joint stock company

	0 0	% %

Description of the company’s principal activity	banking

The role of such company in the Issuer’s activity	Joint banking operations with the Issuer, joint servicing of the Issuer’s customers, providing the presence of the Issuer’s group in the regional financial market

Members of the Board of Directors (Supervisory Council), including Chairman of the Board of Directors (Supervisory Council), of the Issuer’s subsidiary and/or affiliate:

Full name	Titov Alexander Viktorovich
Year of birth	1973
Share of the said person in the authorized capital of the Issuer	0.000547%
Portion of the Issuer’s ordinary shares owned by the said person	0.000547%

Full name	Nguen Van Fam
Year of birth	1951
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Dubensky Dmitry Igorevich
Year of birth	1956
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Nguen Manh
Year of birth	1964
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Nguen Van Tan
Year of birth	1951
Share in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares	0%

Members of the collegial executive body (management board, directorate) of the subsidiary and/or affiliate:

Full name	Dubensky Dmitry Igorevich
Year of birth	1956
Share in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares	0%

Full name	Trifonov Leonid Aleksandrovich
Year of birth	1959
Share in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares	0%

Full name	Nguen Van Fam
Year of birth	1951
Share in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares	0%

Person exercising the functions of Sole Executive Body of the subsidiary and/or affiliate:

Full name	Nguen Van Fam
Year of birth	1951
Share in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

14

Full corporate name	Banco VTB Africa. SA

Abbreviated corporate name	Banco VTB Africa. SA

Location	Rua da Missao,22,Luanda. Angola

Basis for recognizing the company as the Issuer’s affiliate or subsidiary	Issuer’s ownership interest in the authorized capital of the company

The amount of the Issuer’s ownership interest in the authorized capital of the affiliate and/or subsidiary and the portion of ordinary shares thereof held by the Issuer, if such affiliate or subsidiary is a joint stock company

66,0 66,0	% %

The amount of the affiliate’s and/or subsidiary’s ownership interest in the authorized capital of the Issuer and portions of the Issuer’s ordinary shares held by such affiliate or subsidiary, if the Issuer is a joint stock company

0 0	% %

Description of the company’s principal activity	banking

The role of such company in the Issuer’s activity	Joint banking operations with the Issuer, joint servicing of the Issuer’s customers, providing the presence of the Issuer s group in the regional financial market

Members of the Board of Directors (Supervisory Council), including Chairman of the Board of Directors (Supervisory Council), of the Issuer’s subsidiary and/or affiliate: Not required subject to the Charter.

Members of the collegial executive body (management board, directorate) of the subsidiary and/or affiliate:

Full name	Skvortsov Igor Leonidovich
Year of birth	1963
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Titov Alexander Viktorovich
Year of birth	1973
Share of the said person in the authorized capital of the Issuer	0.000547%
Portion of the Issuer’s ordinary shares owned by the said person	0.000547%

Full name	Protsko Alexander Vykentievich
Year of birth	1975
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Antonio Carlos Sambula
Year of birth	1954
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Maria De Matos Figueiredo
Year of birth	1960
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Person exercising the functions of Sole Executive Body of the subsidiary and/or affiliate:

Full name	Skvortsov Igor Leonidovich
Year of birth	1963
Share in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

15.

Full corporate name	Closed Joint Stock Company VTB Bank (Belarus)

Abbreviated corporate name	CJSC VTB Bank (Belarus)

Location	Republic of Belarus, 220004, Minsk, ul. K. Tsetkin, 51

Basis for recognizing the company as the Issuer’s affiliate or subsidiary	Issuer’s ownership interest in the authorized capital of the company

The amount of the Issuer’s ownership interest in the authorized capital of the affiliate and/or subsidiary and the portion of ordinary shares thereof held by the Issuer, if such affiliate or subsidiary is a joint stock company

69.7 69.7	% %

The amount of the affiliate’s and/or subsidiary’s ownership interest in the authorized capital of the Issuer and portions of the Issuer’s ordinary shares held by such affiliate or subsidiary, if the Issuer is a joint stock company

0 0	% %

Description of the company’s principal activity	banking

The role of such company in the Issuer’s activity	Joint banking operations with the Issuer, joint servicing of the Issuer s customers, providing the presence of the Issuer s group in the regional financial market

Members of the Board of Directors (Supervisory Council), including Chairman of the Board of Directors (Supervisory Council), of the Issuer’s subsidiary and/or affiliate:

Full name	Kazakevich Valery Vladimirovich
Year of birth	1950
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Gurina Svetlana Grigoryevna
Year of birth	1967
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Kuznetsov Nikolay Anatolyevich
Year of birth	1964
Share of the said person in the authorized capital of the Issuer	0.000230%
Portion of the Issuer’s ordinary shares owned by the said person	0.000230%

Full name	Konovalova Natalia Vladimirovna
Year of birth	1968
Share of the said person in the authorized capital of the Issuer	0.000563%
Portion of the Issuer’s ordinary shares owned by the said person	0.000563%

Full name	Solntsev Vladimir Lvovich
Year of birth	1957
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Yashnik Alexander Valeryevich
Year of birth	1975
Share of the said person in the authorized capital of the Issuer	0.000007%
Portion of the Issuer’s ordinary shares owned by the said person	0.000007%

Full name	Nemerinskiy Evgeniy Aleksandrovich
Year of birth	1969
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Members of the collegial executive body (management board, directorate) of the subsidiary and/or affiliate:

Full name	Tsedrick Yuri Vitalievich
Year of birth	1969
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Frolov Dmitry Leonidovich
Year of birth	1973
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Lichodievsky Vladimir Konstantinovich
Year of birth	1968
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Voronovich Boris Leonidovich
Year of birth	1966
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Ivanov Vladimir Vladimirovich
Year of birth	1963
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Person exercising the functions of Sole Executive Body of the subsidiary and/or affiliate:

Full name	Ivanov Vladimir Vladimirovich
Year of birth	1963
Share in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

16.

Full corporate name	Subsidiary Joint Stock Company VTB Bank (Kazakhstan)

Abbreviated corporate name	Subsidiary JSC VTB Bank (Kazakhstan)

Location	Republic of Kazakhstan, Almaty, ul. Timiryazeva, 28B

Basis for recognizing the company as the Issuer’s affiliate or subsidiary	Issuer’s ownership interest in the authorized capital of the company

The amount of the Issuer’s ownership interest in the authorized capital of the affiliate and/or subsidiary and the portion of ordinary shares thereof held by the Issuer, if such affiliate or subsidiary is a joint stock company

100.0 100.0	% %

The amount of the affiliate’s and/or subsidiary’s ownership interest in the authorized capital of the Issuer and portions of the Issuer’s ordinary shares held by such affiliate or subsidiary, if the Issuer is a joint stock company

0 0	% %

Description of the company’s principal activity	banking

The role of such company in the Issuer’s activity	Joint banking operations with the Issuer, joint servicing of the Issuer’s customers, providing the presence of the Issuer’s group in the CIS financial market.

Members of the Board of Directors (Supervisory Council), including Chairman of the Board of Directors (Supervisory Council), of the Issuer’s subsidiary and/or affiliate:

Full name	Nemerinskiy Evgeniy Aleksandrovich
Year of birth	1969
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Yashnik Alexander Valeryevich
Year of birth	1975
Share of the said person in the authorized capital of the Issuer	0.000007%
Portion of the Issuer’s ordinary shares owned by the said person	0.000007%

Full name	Lugma Lemzar Lyushirovich
Year of birth	1975
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Members of the collegial executive body (management board, directorate) of the subsidiary and/or affiliate:

Full name	Kostjan Alexandr Viktorovich
Year of birth	1960
Share in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Seytkasimova Ainur Gabdygoparovna
Year of birth	1976
Share in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Karinyan Elvira Vladimirovna
Year of birth	1971
Share in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Person exercising the functions of Sole Executive Body of the subsidiary and/or affiliate:

Full name	Kostjan Alexandr Viktorovich
Year of birth	1960
Share in the authorized capital of the Issuer	0%
PPortion of the Issuer’s ordinary shares owned by the said person	0%

17.

Full corporate name	VTB Bank (Azerbaijan) Open Joint Stock Company

Abbreviated corporate name	OJSC VTB Bank (Azerbaijan)

Location	Republic of Azerbaijan, AZ1014, Baku, ul. Samed Vurgun, 34

Basis for recognizing the company as the Issuer’s affiliate or subsidiary	Issuer’s ownership interest in the authorized capital of the company

The amount of the Issuer’s ownership interest in the authorized capital of the affiliate and/or subsidiary and the portion of ordinary shares thereof held by the Issuer, if such affiliate or subsidiary is a joint stock company

51.0 51.0	% %

The amount of the affiliate’s and/or subsidiary’s ownership interest in the authorized capital of the Issuer and portions of the Issuer’s ordinary shares held by such affiliate or subsidiary, if the Issuer is a joint stock company

0 0	% %

Description of the company’s principal activity	banking

The role of such company in the Issuer’s activity	Joint banking operations with the Issuer, joint servicing of the Issuer’s customers, providing the presence of the Issuer’s group in the CIS financial market.

Members of the Board of Directors (Supervisory Council), including Chairman of the Board of Directors (Supervisory Council), of the Issuer’s subsidiary and/or affiliate:

Full name	Tokarev Dmitry Guennadyevich
Year of birth	1969
Share of the said person in the authorized capital of the Issuer	0.000061%
Portion of the Issuer’s ordinary shares owned by the said person	0.000061%

Full name	Smakov Vsevolod Valeryevich
Year of birth	1979
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Magomedov Khalil Gasan ogly
Year of birth	1951
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Members of the collegial executive body (management board, directorate) of the subsidiary and/or affiliate:

Full name	Badirkhanov Elshan Sedreddinogly
Year of birth	1969
Share in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Mamedov Fuad Aidynogly
Year of birth	1973
Share in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Gasanov Akram Shirvanogly
Year of birth	1977
Share in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Person exercising the functions of Sole Executive Body of the subsidiary and/or affiliate: Not elected.

18

Full corporate name	Limited Liability Company VB-Service

Abbreviated corporate name	VB-Service Ltd.

Location	109147, Moscow, ul. Marksistskaya, 5/11

Basis for recognizing the company as the Issuer’s affiliate or subsidiary	Issuer’s ownership interest in the authorized capital of the company

The amount of the Issuer’s ownership interest in the authorized capital of the affiliate and/or subsidiary and the portion of ordinary shares thereof held by the Issuer, if such affiliate or subsidiary is a joint stock company	100.0%

The amount of the affiliate’s and/or subsidiary’s ownership interest in the authorized capital of the Issuer and portions of the Issuer’s ordinary shares held by such affiliate or subsidiary, if the Issuer is a joint stock company

	0 0	% %

Description of the company’s principal activity	buildings repairs and maintenance, real estate transactions and provision of transport services to the Issuer

The role of such company in the Issuer’s activity	maintenance of the Bank’s buildings, utilities and adjoining territories

Members of the Board of Directors (Supervisory Council), including Chairman of the Board of Directors (Supervisory Council), of the Issuer’s subsidiary and/or affiliate:

Full name	Avdeeva Olga Anatolyevna
Year of birth	1963
Share of the said person in the authorized capital of the Issuer	0.00094%
Portion of the Issuer’s ordinary shares owned by the said person	0.00094%

Full name	Lopyrev Viktor Petrovich
Year of birth	1961
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Pyltsov Andrey Albertovich
Year of birth	1960
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Sidorov Andrey Mikhailovich
Year of birth	1962
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Tolstov Vladislav Guennadyevich
Year of birth	1968
Share of the said person in the authorized capital of the Issuer	0.000139%
Portion of the Issuer’s ordinary shares owned by the said person	0.000139%

Full name	Filatov Nikolay Egorovich
Year of birth	1956
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Filippova Margarita Petrovna
Year of birth	1963
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Reasons for the absence of a collegial executive body in the subsidiary and/or affiliate

Not required subject to the Charter.

Person exercising the functions of Sole Executive Body of the subsidiary and/or affiliate:

Full name	Danilin Igor Alexeyevich
Year of birth	1962
Share in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

19

Full corporate name	Limited Liability Company Interbank Trading House

Abbreviated corporate name	Interbank Trading House Ltd.

Location	107045, Moscow, Posledny pereulok, 11/1

Basis for recognizing the company as the Issuer’s affiliate or subsidiary	Issuer’s ownership interest in the authorized capital of the company

The amount of the Issuer’s ownership interest in the authorized capital of the affiliate and/or subsidiary and the portion of ordinary shares thereof held by the Issuer, if such affiliate or subsidiary is a joint stock company	50%

The amount of the affiliate’s and/or subsidiary’s ownership interest in the authorized capital of the Issuer and portions of the Issuer’s ordinary shares held by such affiliate or subsidiary, if the Issuer is a joint stock company

	0 0	% %

Description of the company’s principal activity	marketing and innovative activities; provision of consulting, information and agency services

The role of such company in the Issuer’s activity	assistance in increasing the number of the Issuer’s customers

Members of the Board of Directors (Supervisory Council), including Chairman of the Board of Directors (Supervisory Council), of the Issuer’s subsidiary and/or affiliate:

Full name	Deryabina Alena Viktorovna
Year of birth	1970
Share of the said person in the authorized capital of the Issuer	0.000164%
Portion of the Issuer’s ordinary shares owned by the said person	0.000164%

Full name	Masyukova Natalia Ivanovna
Year of birth	1967
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Lapshina Olga Aleksandrovna
Year of birth	1980
Share of the said person in the authorized capital of the Issuer	0.0000000035%
Portion of the Issuer’s ordinary shares owned by the said person	0.0000000035%

Full name	Musatov Andrey Igorevich
Year of birth	1967
Share of the said person in the authorized capital of the Issuer	0.0000000017%
Portion of the Issuer’s ordinary shares owned by the said person	0.0000000017%

Full name	Titov Alexey Aleksandrovich
Year of birth	1975
Share of the said person in the authorized capital of the Issuer	0.000167%
Portion of the Issuer’s ordinary shares owned by the said person	0.000167%

Reasons for the absence of a collegial executive body in the subsidiary and/or affiliate

Not required subject to the Charter.

Person exercising the functions of Sole Executive Body of the subsidiary and/or affiliate:

Full name	Musatov Andrey Igorevich
Year of birth	1967
Share in the authorized capital of the Issuer	0.0000000017%
Portion of the Issuer’s ordinary shares owned by the said person	0.0000000017%

20.

Full corporate name	Closed Joint Stock Company Interfax-China

Abbreviated corporate name	CJSC IF-China

Location	103006, Moscow, ul. 1-ya Tverskaya-Yamskaya, 2/1

Basis for recognizing the company as the Issuer’s affiliate or subsidiary	Issuer’s ownership interest in the authorized capital of the company

The amount of the Issuer’s ownership interest in the authorized capital of the affiliate and/or subsidiary and the portion of ordinary shares thereof held by the Issuer, if such affiliate or subsidiary is a joint stock company

49,0 49,0	% %

The amount of the affiliate’s and/or subsidiary’s ownership interest in the authorized capital of the Issuer and portions of the Issuer’s ordinary shares held by such affiliate or subsidiary, if the Issuer is a joint stock company

0 0	% %

Description of the company’s principal activity

collection and distribution of political, economic, commercial and other information in the territory of the Russian Federation, China, Southeast Asia countries; consulting, agency, marketing and other services

The role of such company in the Issuer’s activity	Issuer’s informational support

Members of the Board of Directors (Supervisory Council), including Chairman of the Board of Directors (Supervisory Council), of the Issuer’s subsidiary and/or affiliate:

Full name	Komissar Mikhail Vitalyevich
Year of birth	1953
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Titov Vasily Nikolayevich
Year of birth	1960
Share of the said person in the authorized capital of the Issuer	0.000765%
Portion of the Issuer’s ordinary shares owned by the said person	0.000765%

Full name	Abdullin Renat Raisovich
Year of birth	1960
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Romanchenko Tatyana Nikolaevna
Year of birth	1968
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Maksimenkov Valery Vladimirovich
Year of birth	1958
Share of the said person in the authorized capital of the Issuer	0.0000492%
Portion of the Issuer’s ordinary shares owned by the said person	0.0000492%

Reasons for the absence of a collegial executive body in the subsidiary and/or affiliate

Not required subject to the Charter.

Person exercising the functions of Sole Executive Body of the subsidiary and/or affiliate:

Full name	Abdullin Renat Raisovich
Year of birth	1960
Share in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

21

Full corporate name	Rafinco (Russian-American Finance Corporation)

Abbreviated corporate name	RAFINCO

Location	478 Madison avenue, NewYork, NY 10022, USA

Basis for recognizing the company as the Issuer’s affiliate or subsidiary	Issuer’s ownership interest in the authorized capital of the company

The amount of the Issuer’s ownership interest in the authorized capital of the affiliate and/or subsidiary and the portion of ordinary shares thereof held by the Issuer, if such affiliate or subsidiary is a joint stock company

100.0 100.0	% %

The amount of the affiliate’s and/or subsidiary’s ownership interest in the authorized capital of the Issuer and portions of the Issuer’s ordinary shares held by such affiliate or subsidiary, if the Issuer is a joint stock company

0 0	% %

Description of the company’s principal activity	financial and consulting activities

The role of such company in the Issuer’s activity	promotion of American capital in the Russian market and of Russian capitals in the American market

Members of the Board of Directors (Supervisory Council), including Chairman of the Board of Directors (Supervisory Council), of the Issuer’s subsidiary and/or affiliate:

Full name	Kuzovlev Mikhail Valeryevich
Year of birth	1966
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Reasons for the absence of a collegial executive body in the subsidiary and/or affiliate

Not required subject to the Charter.

Person exercising the functions of Sole Executive Body of the subsidiary and/or affiliate:

No information is available

22

Full corporate name	I.T.C. Consultants (Cyprus) Limited

Abbreviated corporate name	I.T.C. Consultants (Cyprus) Ltd.

Location	221, Christodoulou Chatzipavlou Helios Court 1-st floor, p.c. 3036 Limassol, Cyprus

Basis for recognizing the company as the Issuer’s affiliate or subsidiary	Issuer’s ownership interest in the authorized capital of the company

The amount of the Issuer’s ownership interest in the authorized capital of the affiliate and/or subsidiary and the portion of ordinary shares thereof held by the Issuer, if such affiliate or subsidiary is a joint stock company

100 100	% %

The amount of the affiliate’s and/or subsidiary’s ownership interest in the authorized capital of the Issuer and portions of the Issuer’s ordinary shares held by such affiliate or subsidiary, if the Issuer is a joint stock company

0 0	% %

Description of the company’s principal activity	Financial and investment activities

The role of such company in the Issuer’s activity	Counterparty in the Bank’s financial and investment activities

Members of the Board of Directors (Supervisory Council), including Chairman of the Board of Directors (Supervisory Council), of the Issuer’s subsidiary and/or affiliate:

Full name	Christiana Karagiorgi
Year of birth	1970
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Bokov Igor Yurievich
Year of birth	1967
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Reasons for the absence of a collegial executive body in the subsidiary and/or affiliate

Not required subject to the Charter.

Person exercising the functions of Sole Executive Body of the subsidiary and/or affiliate: Not elected.

23

Full corporate name	Joint Stock Company VTB-Leasing

Abbreviated corporate name	JSC VTB-Leasing

Location	109147, Moscow, ul. Vorontsovskaya, 43/1

Basis for recognizing the company as the Issuer’s affiliate or subsidiary	Issuer’s ownership interest in the authorized capital of the company

The amount of the Issuer’s ownership interest in the authorized capital of the affiliate and/or subsidiary and the portion of ordinary shares thereof held by the Issuer, if such affiliate or subsidiary is a joint stock company

100.0 100.0	% %

The amount of the affiliate’s and/or subsidiary’s ownership interest in the authorized capital of the Issuer and portions of the Issuer’s ordinary shares held by such affiliate or subsidiary, if the Issuer is a joint stock company

0 0	% %

Description of the company’s principal activity	Leasing transactions

The role of such company in the Issuer’s activity	leasing for the Issuer’s internal needs, expansion of the product line offered to customers

Members of the Board of Directors (Supervisory Council), including Chairman of the Board of Directors (Supervisory Council), of the Issuer’s subsidiary and/or affiliate:

Full name	Puchkov Andrei Sergeyevich
Year of birth	1977
Share of the said person in the authorized capital of the Issuer	0.000569%
Portion of the Issuer’s ordinary shares owned by the said person	0.000569%

Full name	Yakunin Mikhail Leonidovich
Year of birth	1974
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Tsekhomsky Nikolai Viktorovich
Year of birth	1974
Share of the said person in the authorized capital of the Issuer	0.000142%
Portion of the Issuer’s ordinary shares owned by the said person	0.000142%

Full name	Lapin Konstantin Vitalyevich
Year of birth	1976
Share of the said person in the authorized capital of the Issuer	0.000016%
Portion of the Issuer’s ordinary shares owned by the said person	0.000016%

Full name	Konoplev Andrei Yurievich
Year of birth	1966
Share of the said person in the authorized capital of the Issuer	0.001039%
Portion of the Issuer’s ordinary shares owned by the said person	0.001039%

Reasons for the absence of a collegial executive body in the subsidiary and/or affiliate

Not required subject to the Charter.

Person exercising the functions of Sole Executive Body of the subsidiary and/or affiliate:

Full name	Konoplev Andrei Yurievich
Year of birth	1966
Share in the authorized capital of the Issuer	0.001039%
Portion of the Issuer’s ordinary shares owned by the said person	0.001039%

24

Full corporate name	Closed Joint Stock Company VTB-Development

Abbreviated corporate name	CJSC VTB-Development

Location	190000, St. Petersburg, ul. Bolshaya Morskaya, 29

Basis for recognizing the company as the Issuer’s affiliate or subsidiary	Issuer’s ownership interest in the authorized capital of the company

The amount of the Issuer’s ownership interest in the authorized capital of the affiliate and/or subsidiary and the portion of ordinary shares thereof held by the Issuer, if such affiliate or subsidiary is a joint stock company

100 100	% %

The amount of the affiliate’s and/or subsidiary’s ownership interest in the authorized capital of the Issuer and portions of the Issuer’s ordinary shares held by such affiliate or subsidiary, if the Issuer is a joint stock company

0 0	% %

Description of the company’s principal activity	Other financial intermediation

The role of such company in the Issuer’s activity	Has no significant influence on the Issuer’s activity

Members of the Board of Directors (Supervisory Council), including Chairman of the Board of Directors (Supervisory Council), of the Issuer’s subsidiary and/or affiliate:

Full name	Puchkov Andrei Sergeyevich
Year of birth	1977
Share in the authorized capital of the Issuer	0.000569%
Portion of the Issuer’s ordinary shares owned by the said person	0.000569%

Full name	Kosov Pavel Nikolayevich
Year of birth	1976
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Vinnik Nadezhda Aronovna
Year of birth	1968
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Belyakov Denis Aleksandrovich
Year of birth	1973
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Deryabina Alena Viktorovna
Year of birth	1970
Share of the said person in the authorized capital of the Issuer	0.000164%
Portion of the Issuer’s ordinary shares owned by the said person	0.000164%

Full name	Olkhovsky Alexander Anatolyevich
Year of birth	1968
Share in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares	0%

Full name	Matvienko Sergei Vladimirovich
Year of birth	1973
Share in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Members of the collegial executive body (management board, directorate) of the subsidiary and/or affiliate:

Not required subject to the Charter.

Person exercising the functions of Sole Executive Body of the subsidiary and/or affiliate:

Full name	Matvienko Sergei Vladimirovich
Year of birth	1973
Share in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

25.

Full corporate name	EMBASSY DEVELOPMENT LIMITED

Abbreviated corporate name	EMBASSY DEVELOPMENT LTD

Location	26 New street, St.Helier, Jersey, JE4 8PP

Basis for recognizing the company as the Issuer’s affiliate or subsidiary	Memorandum and Articles of Association

The amount of the Issuer’s ownership interest in the authorized capital of the affiliate and/or subsidiary and the portion of ordinary shares thereof held by the Issuer, if such affiliate or subsidiary is a joint stock company	100%

The amount of the affiliate’s and/or subsidiary’s ownership interest in the authorized capital of the Issuer and portions of the Issuer’s ordinary shares held by such affiliate or subsidiary, if the Issuer is a joint stock company

	0 0	% %

Description of the company’s principal activity	Construction, reconstruction and mainteance of buildings

The role of such company in the Issuer’s activity	Investment activities

Members of the Board of Directors (Supervisory Council), including Chairman of the Board of Directors (Supervisory Council), of the Issuer’s subsidiary and/or affiliate:

Full name	Nicholas Blair Cowley
Year of birth	1967
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Edward John David Bookland
Year of birth	Not available
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Kotova Elena Viktorovna
Year of birth	1954
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Reasons for the absence of a collegial executive body in the subsidiary and/or affiliate

Not required subject to the Charter.

Person exercising the functions of Sole Executive Body of the subsidiary and/or affiliate: Not elected.

26.

Full corporate name	Open Joint Stock Company Terminal

Abbreviated corporate name	OJSC Terminal

Location	141400, Moscow Region, Khimki, Sheremetyevo 2, building 3, office 1109

Basis for recognizing the company as the Issuer’s affiliate or subsidiary	Issuer’s ownership interest in the authorized capital of the company

The amount of the Issuer’s ownership interest in the authorized capital of the affiliate and/or subsidiary and the portion of ordinary shares thereof held by the Issuer, if such affiliate or subsidiary is a joint stock company

22.18 22.18	% %

The amount of the affiliate’s and/or subsidiary’s ownership interest in the authorized capital of the Issuer and portions of the Issuer’s ordinary shares held by such affiliate or subsidiary, if the Issuer is a joint stock company

0 0	% %

Description of the company’s principal activity	Construction and commissioning of the new air-terminal complex in the Sheremetyevo Airport and its following maintenance

The role of such company in the Issuer’s activity	Investment activities

Members of the Board of Directors (Supervisory Council), including Chairman of the Board of Directors (Supervisory Council), of the Issuer’s subsidiary and/or affiliate:

Full name	Deryabina Alena Viktorovna
Year of birth	1970
Share of the said person in the authorized capital of the Issuer	0.000164%
Portion of the Issuer’s ordinary shares owned by the said person	0.000164%

Full name	Budaev Kirill Stanislavovich
Year of birth	1971
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Nozdrachev Denis Aleksandrovich
Year of birth	1973
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Nenakhov Yuri Vladimirovich
Year of birth	1960
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Poluboyarinov Mikhail Igorevich
Year of birth	1966
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Vasilenko Mikhail Mikhailovich
Year of birth	1960
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Fradkov Pyotr Mikhailovich
Year of birth	1978
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Reasons for the absence of a collegial executive body in the subsidiary and/or affiliate

Not required subject to the Charter.

Person exercising the functions of Sole Executive Body of the subsidiary and/or affiliate:

Full name	Shcherbakov Albert Yurievich
Year of birth	1967
Share in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

27

Full corporate name	Closed Joint Stock Company VTB Debt Center

Abbreviated corporate name	CJSC VTB Debt center

Location	101000, Moscow, ul. Myasnitskaya, 35, office 4094

Basis for recognizing the company as the Issuer’s affiliate or subsidiary	Issuer’s ownership interest in the authorized capital of the company

The amount of the Issuer’s ownership interest in the authorized capital of the affiliate and/or subsidiary and the portion of ordinary shares thereof held by the Issuer, if such affiliate or subsidiary is a joint stock company

100.0 100.0	% %

The amount of the affiliate’s and/or subsidiary’s ownership interest in the authorized capital of the Issuer and portions of the Issuer’s ordinary shares held by such affiliate or subsidiary, if the Issuer is a joint stock company

0 0	% %

Description of the company’s principal activity	Provision of services related to reimbursement of non-performing loans to credit institutions, insurance and credit sale companies

The role of such company in the Issuer’s activity	Operations with non-performing loans

Members of the Board of Directors (Supervisory Council), including Chairman of the Board of Directors (Supervisory Council), of the Issuer’s subsidiary and/or affiliate:

Full name	Puchkov Andrei Sergeyevich
Year of birth	1977
Share of the said person in the authorized capital of the Issuer	0.000569%
Portion of the Issuer’s ordinary shares owned by the said person	0.000569%

Full name	Zemlyakov Denis Evgenyevich
Year of birth	1975
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Tsekhomsky Nikolai Viktorovich
Year of birth	1974
Share of the said person in the authorized capital of the Issuer	0.000142%
Portion of the Issuer’s ordinary shares owned by the said person	0.000142%

Full name	Novikov Evgeniy Valeryevich
Year of birth	1966
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Deryabina Alena Viktorovna
Year of birth	1970
Share of the said person in the authorized capital of the Issuer	0.000164%
Portion of the Issuer’s ordinary shares owned by the said person	0.000164%

Reasons for the absence of a collegial executive body in the subsidiary and/or affiliate

Not required subject to the Charter.

Person exercising the functions of Sole Executive Body of the subsidiary and/or affiliate:

Full name	Tyukov Petr Aleksandrovich
Year of birth	1976
Share in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

28.

Full corporate name	Limited Liability Company Rustuna

Abbreviated corporate name	Rustuna Ltd.

Location	236035, Kaliningrad, ul. A. Suvorova, 57

Basis for recognizing the company as the Issuer’s affiliate or subsidiary	Issuer’s ownership interest in the authorized capital of the company

The amount of the Issuer’s ownership interest in the authorized capital of the affiliate and/or subsidiary and the portion of ordinary shares thereof held by the Issuer, if such affiliate or subsidiary is a joint stock company	35,0%

The amount of the affiliate’s and/or subsidiary’s ownership interest in the authorized capital of the Issuer and portions of the Issuer’s ordinary shares held by such affiliate or subsidiary, if the Issuer is a joint stock company

	0 0	% %

Description of the company’s principal activity	The company is not engaged in economic activities

The role of such company in the Issuer’s activity	Has no influence on the activity. The company is under bankruptcy proceedings

Members of the Board of Directors (Supervisory Council), including Chairman of the Board of Directors (Supervisory Council), of the Issuer’s subsidiary and/or affiliate:

Not required subject to the company’s Charter.

Reasons for the absence of a collegial executive body in the subsidiary and/or affiliate

Not required subject to the company’s Charter.

Person exercising the functions of Sole Executive Body of the subsidiary and/or affiliate:

Absent. The company is under bankruptcy proceedings.

29

Full corporate name	Euroleasing Gesellschaft mit beschrenkter Haftung

Abbreviated corporate name	Euroleasing GmbH

Location	Friedrichstrasse 95, D-10117, Berlin, Bundesrepublic Deutschland

Basis for recognizing the company as the Issuer’s affiliate or subsidiary	Issuer’s ownership interest in the authorized capital of the company

The amount of the Issuer’s ownership interest in the authorized capital of the affiliate and/or subsidiary and the portion of ordinary shares thereof held by the Issuer, if such affiliate or subsidiary is a joint stock company	63,0%

The amount of the affiliate’s and/or subsidiary’s ownership interest in the authorized capital of the Issuer and portions of the Issuer’s ordinary shares held by such affiliate or subsidiary, if the Issuer is a joint stock company

	0 0	% %

Description of the company’s principal activity	Leasing of various equipment and office appliances

The role of such company in the Issuer’s activity	The Bank concludes lease contracts through the company. At present the company is under bankruptcy proceedings.

Members of the Board of Directors (Supervisory Council), including Chairman of the Board of Directors (Supervisory Council), of the Issuer’s subsidiary and/or affiliate:

Full name	Zavyalov Igor Nikolaevitch
Year of birth	1960
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Goncharenko Mikhail Anatolyevich
Year of birth	1955
Share of the said person in the authorized capital of the Issuer	0.000007%
Portion of the Issuer’s ordinary shares owned by the said person	0.000007%

Full name	Osmolovsky Vladimir Yefimovich
Year of birth	1954
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Markov Pavel Dmitryevich
Year of birth	1976
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Leonova Marina Sergeyevna
Year of birth	1972
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Gubkina Nadezhda Aleksandrovna
Year of birth	1948
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Tsivilev Sergey Viktorovich
Year of birth	1961
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Reasons for the absence of a collegial executive body in the subsidiary and/or affiliate

Not established.

Person exercising the functions of Sole Executive Body of the subsidiary and/or affiliate:

Full name	Dr. Thomas Berttschneider
Year of birth	1965
Share in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

30

Full corporate name	Closed Joint Stock Company United Depositary Company

Abbreviated corporate name	CJSC ODC

Location	101000, Moscow, ul. Myasnitskaya, 35

Basis for recognizing the company as the Issuer’s affiliate or subsidiary	Issuer’s ownership interest in the authorized capital of the company

The amount of the Issuer’s ownership interest in the authorized capital of the affiliate and/or subsidiary and the portion of ordinary shares thereof held by the Issuer, if such affiliate or subsidiary is a joint stock company

100.0 100.0	% %

The amount of the affiliate’s and/or subsidiary’s ownership interest in the authorized capital of the Issuer and portions of the Issuer’s ordinary shares held by such affiliate or subsidiary, if the Issuer is a joint stock company

0 0	% %

Description of the company’s principal activity	special depository

The role of such company in the Issuer’s activity	Provision of special depository services to the Bank

Members of the Board of Directors (Supervisory Council), including Chairman of the Board of Directors (Supervisory Council), of the Issuer’s subsidiary and/or affiliate:

Full name	Gordon Alexander Rafaelevich
Year of birth	1961
Share of the said person in the authorized capital of the Issuer	0.000137%
Portion of the Issuer’s ordinary shares owned by the said person	0.000137%

Full name	Baranov Denis Vladimirovich
Year of birth	1971
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Belov Mikhail Aleksandrovich
Year of birth	1965
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Mozgin Dmitry Leonidovich
Year of birth	1946
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Lazareva Irina Vladimirovna
Year of birth	1968
Share of the said person in the authorized capital of the Issuer	0.000115%
Portion of the Issuer’s ordinary shares owned by the said person	0.000115%

Members of the collegial executive body (management board, directorate) of the subsidiary and/or affiliate:

Not required subject to the Charter.

Person exercising the functions of Sole Executive Body of the subsidiary and/or affiliate:

Full name	Lazareva Irina Vladimirovna
Year of birth	1968
Share in the authorized capital of the Issuer	0.000115%
Portion of the Issuer’s ordinary shares owned by the said person	0.000115%

31

Full corporate name	Closed Joint Stock Company Almaz-Press

Abbreviated corporate name	Almaz-Press CJSC

Location	123022, Moscow, Stolyarniy pereulok, 3, korp. 34

Basis for recognizing the company as the Issuer’s affiliate or subsidiary	Issuer’s ownership interest in the authorized capital of the company

The amount of the Issuer’s ownership interest in the authorized capital of the affiliate and/or subsidiary and the portion of ordinary shares thereof held by the Issuer, if such affiliate or subsidiary is a joint stock company

100.0 100.0	% %

The amount of the affiliate’s and/or subsidiary’s ownership interest in the authorized capital of the Issuer and portions of the Issuer’s ordinary shares held by such affiliate or subsidiary, if the Issuer is a joint stock company

0 0	% %

Description of the company’s principal activity	Printing and publishing activities;

The role of such company in the Issuer’s activity	Medium-term investments

Members of the Board of Directors (Supervisory Council), including Chairman of the Board of Directors (Supervisory Council), of the Issuer’s subsidiary and/or affiliate:

Full name	Valyaykina Anastasia Viktorovna
Year of birth	1978
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Deryabina Alena Viktorovna
Year of birth	1970
Share of the said person in the authorized capital of the Issuer	0.000164%
Portion of the Issuer’s ordinary shares owned by the said person	0.000164%

Full name	Lanovaya Yulia Viktorovna
Year of birth	1984
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Postovalova Irina Vladimirovna
Year of birth	1978
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Masyukova Natalia Ivanovna
Year of birth	1967
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Zadorozhny Alexander Guennadyevich
Year of birth	1966
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Members of the collegial executive body (management board, directorate) of the subsidiary and/or affiliate:

Full name	Zadorozhny Alexander Guennadyevich
Year of birth	1966
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Grebenshchikova Anna Mikhaylovna
Year of birth	1975
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Chistyakov Vadim Appolinaryevich
Year of birth	1972
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Khasaiya Alexey Aleksandrovich
Year of birth	1961
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Bardin Maksim Vladimirovich
Year of birth	1964
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Zamurieva Inna Vladimirovna
Year of birth	1970
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Person exercising the functions of Sole Executive Body of the subsidiary and/or affiliate:

Full name	Zadorozhny Alexander Guennadyevich
Year of birth	1966
Share in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

32

Full corporate name	Closed Joint Stock Company VTB-Capital

Abbreviated corporate name	CJSC VTB-Capital

Location	123022, Moscow, Stolyarniy pereulok, 3/34, office 410

Basis for recognizing the company as the Issuer’s affiliate or subsidiary	Issuer’s ownership interest in the authorized capital of the company

The amount of the Issuer’s ownership interest in the authorized capital of the affiliate and/or subsidiary and the portion of ordinary shares thereof held by the Issuer, if such affiliate or subsidiary is a joint stock company

100.0 100.0	% %

The amount of the affiliate’s and/or subsidiary’s ownership interest in the authorized capital of the Issuer and portions of the Issuer’s ordinary shares held by such affiliate or subsidiary, if the Issuer is a joint stock company

0.022665 0.022665	% %

Description of the company’s principal activity	Investments in securities

The role of such company in the Issuer’s activity	Provision of the full range of investment and banking services to the Issuer’s customers

Members of the Board of Directors (Supervisory Council), including Chairman of the Board of Directors (Supervisory Council), of the Issuer’s subsidiary and/or affiliate:

Full name	Kostin Andrei Leonidovich
Year of birth	1956
Share of the said person in the authorized capital of the Issuer	0.002843%
Portion of the Issuer’s ordinary shares owned by the said person	0.002843%

Full name	Dubinin Sergey Konstantinovich
Year of birth	1950
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Soloviev Yuri Alexeyevich
Year of birth	1970
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Tsekhomsky Nikolai Viktorovich
Year of birth	1974
Share of the said person in the authorized capital of the Issuer	0.000142%
Portion of the Issuer’s ordinary shares owned by the said person	0.000142%

Full name	Chupina Yulia Germanovna
Year of birth	1970
Share of the said person in the authorized capital of the Issuer	0.000820%
Portion of the Issuer’s ordinary shares owned by the said person	0.000820%

Members of the collegial executive body (management board, directorate) of the subsidiary and/or affiliate:

Full name	Yakovitskiy Alexey Andreyevich
Year of birth	1975
Share of the said person in the authorized capital of the Issuer	0.000473%
Portion of the Issuer’s ordinary shares owned by the said person	0.000473%

Full name	Vanurina Victoria Guennadyevna
Year of birth	1972
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Fedorenko Svetlana Sergeyevna
Year of birth	1970
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Podoinitsyna Olga Eduardovna
Year of birth	1962
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Butrin Mikhail Robertovich
Year of birth	1967
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Girichev Andrey Sergeyevich
Year of birth	1974
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Buzoverya Vitaliy Nikolayevich
Year of birth	1974
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Person exercising the functions of Sole Executive Body of the subsidiary and/or affiliate:

Full name	Yakovitskiy Alexey Andreyevich
Year of birth	1975
Share of the said person in the authorized capital of the Issuer	0.000473%
Portion of the Issuer’s ordinary shares owned by the said person	0.000473%

33

Full corporate name	VTB Capital Plc

Abbreviated corporate name	VTB Capital Plc

Location	14 Cornhill, London, United Kingdom, EC3V 3ND

Basis for recognizing the company as the Issuer’s affiliate or subsidiary	Issuer’s ownership interest in the authorized capital of the company

The amount of the Issuer’s ownership interest in the authorized capital of the affiliate and/or subsidiary and the portion of ordinary shares thereof held by the Issuer, if such affiliate or subsidiary is a joint stock company

	95.52 95.52	% %

The amount of the affiliate’s and/or subsidiary’s ownership interest in the authorized capital of the Issuer and portions of the Issuer’s ordinary shares held by such affiliate or subsidiary, if the Issuer is a joint stock company

	0 0	% %

Description of the company’s principal activity	Investments in securities

The role of such company in the Issuer’s activity	Provision of the full range of investment and banking services to the Issuer’s customers

Members of the Board of Directors (Supervisory Council), including Chairman of the Board of Directors (Supervisory Council), of the Issuer’s subsidiary and/or affiliate:

The Board of Directors has not been established.

Members of the collegial executive body (management board, directorate) of the subsidiary and/or affiliate:

Full name	Herbert Moos
Year of birth	1972
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Sokolov Vladimir Leonidovich
Year of birth	1969
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Stephen Clark
Year of birth	1948
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Anthony Lenis
Year of birth	1936
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Julian Simmonds
Year of birth	1951
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Soloviev Yuri Alexeyevich
Year of birth	1970
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Full name	Dubinin Sergey Konstantinovich
Year of birth	1950
Share of the said person in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

Person exercising the functions of Sole Executive Body of the subsidiary and/or affiliate:

Full name	Herbert Moos
Year of birth	1972
Share in the authorized capital of the Issuer	0%
Portion of the Issuer’s ordinary shares owned by the said person	0%

4.6. Composition, structure and value of the Issuer’s fixed assets, information on expected acquisition, replacement, retirement of fixed assets and on all events of encumbrance of fixed assets of the Issuer

Group of fixed assets	Historical (replacement) value, thousand Rubles	Accumulated depreciation, thousand Rubles
Reporting date: 01.01.2005
Buildings	3,117,639	80,908
Motor transport	155,366	46,674
Office equipment	208,640	68,940
Furniture	162,334	55,084
Computer hardware	743,574	324,936
Information systems	162,438	56,339
Equipment	439,281	108,164
Other fixed assets	478,090	193,585
Total:	5,467,362	934,630
Reporting date: 01.01.2006
Buildings	3,718,822	116,696
Motor transport	314,945	87,180
Office equipment	342,100	119,461
Furniture	204,272	77,621
Computer hardware	900,018	401,988
Information systems	241,749	100,988
Equipment	680,414	193,741
Other fixed assets	558,741	204,777
Leasing	13,166	10,253
Total:	6,974,227	1,312,705
Reporting date: 01.01.2007
Buildings	13,091,476	755,112
Motor transport	435,555	158,108
Office equipment	451,751	199,855
Furniture	255,324	106,505
Computer hardware	1,093,753	655,198
Information systems	302,018	167,454
Equipment	984,076	372,225
Other fixed assets	678,336	312,210
Leasing	3,183	0
Total:	17,295,472	2,726,667
Reporting date: 01.01.2008
Buildings	14,671,814	892,822
Motor transport	575,550	256,744
Office equipment	380,552	192,707
Furniture	270,745	135,886
Computer hardware	1,278,399	889,915
Information systems	347,991	239,936
Equipment	960,665	436,234

Other fixed assets	792,683	375,122
Leasing	0	0
Total:	19,278,399	3,419,366
Reporting date: 01.01.2009
Buildings	18,507,846	1,283,783
Motor transport	594,699	323,370
Office equipment	405,300	237,478
Furniture	283,109	175,819
Computer hardware	1,458,912	1,117,414
Information systems	389,734	287,275
Equipment	1,078,236	542,979
Other fixed assets	921,769	478,499
Leasing	0	0
Total:	23,639,605	4,446,617

Information on methods of calculation of depreciation in respect of fixed assets groups

Depreciation is calculated using the straight-line method and in compliance with the Regulation of the Government of the Russian Federation No. 1 of January 1, 2002 On Classification of Fixed Assets Included in Depreciation Groups.

Method of revaluation of fixed assets

Group of fixed	Book value of assets before revaluation, thousand Rubles		Replacement value after revaluation, thousand Rubles		Date and method of revaluation / evaluation
assets	total	depreciated	total	depreciated	method
1	2	3	4	5	6
Reporting date:	01.01.2008
Buildings	14,671,814	13,778,992	18,554,576	17,431,208	Evaluation as of 01.01.2008, 07.02.2009 – reporting date: Replacement method of depreciation, direct revaluation
Motor transport	575,550	318,806	575,550	318,806
Office equipment	380,552	187,845	380,552	187,845
Furniture	270,745	134,859	270,745	134,859
Computer hardware	1,278,399	388,484	1,278,399	388,484
Information systems	347,991	108,055	347,991	108,055
Equipment	960,665	524,431	960,665	524,431
Other fixed assets	792,683	417,561	792,683	417,561
Total:	19,278,399	15,859,033	23,161,161	19,511,249

Information on any expected acquisition, replacement, retirement of fixed assets, the value of which makes at least 10 percent of the Issuer’s fixed assets and other fixed assets, at discretion of the Issuer.

Not available.

Information on all encumbrances of the Issuer’s fixed assets

Not available.

V. Information on financial and economic activities of the Issuer

5.1. Financial and economic performance of the Issuer

5.1.1. Profit and loss

Performance indicators in respect of profit and loss of the Issuer for the last five completed financial years or for each completed financial year, if the Issuer carries out its activity for less than five years.

(Thousand Rubles)

No.	Item	2004
Interest received and similar income from:
1	Funds placed with banks as credits, deposits, loans and on accounts with other banks	1,352,302
2	Loans to other customers	18,138,223
3	Leased funds	0
4	Fixed-income securities	3,735,862
5	Other sources	26,887
6	Total interest received and similar income: (line 1+ 2+ 3+ 4+ 5)	23,253,274
Interest paid and similar expenses:
7	Funds raised from banks, including loans and deposits	2,429,492
8	Funds raised from other customers, including loans and deposits	3,485,265
9	Debt instruments issued	3,197,087
10	Rent	831,293
11	Total interest paid and similar expenses: (line 7+ 8+ 9+ 10)	9,943,137
12	Net interest and similar income (line 6 - line 11)	13,310,137
13	Commission income	3,416,800
14	Commission expenses	181,313
15	Net commission income (line 13 - line 14)	3,235,487
Other operating income:
16	Income from transactions with foreign currency and other currency valuables, including exchange premium	73,876,453
17	Income from trading in precious metals, securities and other assets, positive results of revaluation of precious metals, securities and other assets	9,754,506
18	Income obtained as dividends	187,624
19	Other current income	468,938
20	Total other operating income: (line 16+ 17+ 18+ 19)	84,287,521
21	Current income: (line 12+ 15+ 20)	100,833,145
Other operating expense:
22	Staff costs	4,755,423
23	Maintenance costs	2,816,610
24	Expenses from transactions with foreign currency and other currency valuables, including exchange premium	72,395,107

25	Expenses from trading in precious metals, securities and other assets, negative results of revaluation of precious metals, securities	7,327,502
26	Other current expenses	2,349,942
27	Total other operating expenses: (line 22+ 23+ 24+ 25+ 26)	89,644,584
28	Net current income before provisions and without extraordinary income/expenses (line 21 - line 27)	11,188,561
29	Change of provisions for possible losses on loans	-1,269,936
30	Change of provisions for depreciation of securities and for possible losses	-1,074
31	Change in the amount of other provisions	-126,972
32	Net current income without extraordinary income/expenses: (line 28 - 29 - 30 - 31)	12,586,543
33	Extraordinary income less extraordinary expenses	0
34	Net current income with extraordinary income/expenses (line 32+ line 33)	12,586,543
35	Profit tax	3,045,779
36	Deferred profit tax	0
36a	Extraordinary expenses after taxation	0
37	Profit (loss) for the reporting period: (line 34 - line 36 - line 36a)	12,586,543

from 01.01.2005	(thousand Rubles)

No.	Item	2005	2006	2007
1	2	3	4	5
	Interest received and similar income from:
1	Funds placed with credit institutions	4,123,368	5,846,704	11,384,603
2	Loans to customers (non-credit institutions)	29,286,564	34,492,991	51,982,434
3	Finance lease services	0	0	0
4	Fixed-income securities	4,702,358	6,464,866	9,237,692
5	Other sources	35,909	141,331	251,342
6	Total interest received and similar income	38,148,199	46,945,892	72,856,071
	Interest paid and similar expenses:
7	Funds raised from credit institutions	6,912,094	10,704,977	18,695,117
8	Funds raised from customers (non-credit institutions)	7,023,856	13,003,336	21,727,118
9	Debt instruments issued	3,166,787	4,593,349	4,760,575
10	Total interest paid and similar expenses	17,102,737	28,301,662	45,182,810
11	Net interest and similar income	21,045,462	18,644,230	27,673,261
12	Net income from transactions with securities	5,913,182	12,728,769	8,590,794
13	Net income from transactions with foreign currency	-416,285	1,356,513	11,096,063
14	Net income from transactions with precious metals and other financial instruments	-75,473	189,394	-1,012,948
15	Net income from revaluation of foreign currency	826,115	110,957	-10,052,139
16	Commission income	4,227,455	5,796,056	10,407,628
17	Commission expenses	257,430	429,456	622,754
18	Net income from non-recurrent transactions	604,344	29,537	485,169
19	Other net operating income	-3,420,104	-2,212,202	-1,132,438
20	General and administrative expenses	10,249,974	12,181,672	14,837,054
21	Provision for possible losses	-1,163,519	2,221,550	-2,185,039
22	Profit before tax	17,033,773	26,253,676	28,410,543
23	Accrued taxes (including profit tax)	4,115,243	9,077,952	10,432,551
24	Profit (loss) for the reporting period	12,918,530	17,175,724	17,977,992

from 01.01.2008	(thousand Rubles)

No.	Item	2008
1	2	3
1	Total interest income, including from:	143,118,356
1.1	Funds placed with credit institutions	25,918,559
1.2	Loans to customers (non-credit institutions)	108,716,592
1.3	Finance lease services	0
1.4	Investments in securities	8,483,205
2	Total interest expenses, including from:	92,326,065
2.1	Funds raised from credit institutions	30,889,443
2.2	Funds raised from customers (non-credit institutions)	51,063,379
2.3	Debt instruments issued	10,373,243
3	Net interest income (negative interest margin)	50,792,291
4	Total change of provisions for possible losses on loans, principal receivables and other similar indebtedness and funds on correspondent accounts including:	-22,239,549
4.1	Change of provisions for possible losses on accrued interest	-1,921,742
5	Net interest income (negative interest margin) after provisions for possible losses	28,552,742
6	Net income from transactions with securities at fair value through profit or loss	-66,900,445
7	Net income from transactions with securities available for sale	5,229,239
8	Net income from transactions with securities held to maturity	-106,109
9	Net income from transactions with foreign currency	5,026,484
10	Net income from revaluation of foreign currency	65,438,766
11	Income from participation in other companies	6,139,888
12	Commission income	24,137,428
13	Commission expenses	7,563,045
14	Change of provisions for possible losses on securities available for sale	-16,869
15	Change of provisions for possible losses on securities held to maturity	-14,964
16	Change of provisions for other losses	-1,132,102
17	Other operating income	20,875,656
18	Net income (loss)	79,666,669
19	Operating expenses	41,348,515
20	Profit before tax	38,318,154
21	Accrued (paid) taxes	11,423,781
22	Profit (loss) for the reporting period	26,894,373

Economic analysis of the Issuer’s profit/loss based on the above performance indicators

During the period of 2004-2008, the revenue structure of VTB Bank was quite balanced showing the tendency to the increase in the share of interest income from loans to customers. The Bank’s major operations which have the most significant impact on its financial performance are currently as follows:

•      granting of loans to legal entities, including small and medium-sized businesses;

•      investments in securities of Russian issuers;

•      settlement and cash services, national and international payment operations.

The share of certain types of operations in the overall financial result of VTB Bank is determined by the structure and efficiency of assets allocation. From 2004, the major source of the Bank’s income is the interest income on loans issued to different categories of customers.

VTB Bank has been developing a variety of advanced services in the field of investment banking which are in demand among corporate customers, and during the last years the Bank has established itself as one of the leaders in this market segment. In 2006-2008, the Bank arranged and performed a series of transactions in the field of structured and project financing, leasing and consulting. The income from such transactions played an increasingly important role in forming the financial results of VTB Bank.

The net profit of VTB Bank in 2008 was RUR26.9 billion, i.e. increased by 49.4% as compared with 2007 (RUR18.0 billion) and is mainly due to the increase in core income.

5.1.2. Factors which affected the change in the Issuer’s core income (loss)

The main factors which influenced the Bank’s operating income and financial result in 2004-2007 are the following:

•                  high rates of national economic growth, improvement of financial standing of enterprises and population which promoted continuous demand for all types of banking services;

•                  the dynamic growth of foreign trade, which resulted, in particular, in the large flow of export exchange earnings and demand for services in the field of international settlements and pre-export financing;

•                  improvement of the country’s solvency in conditions of the continuing increase of gold and foreign exchange reserves, decrease in the ratio of the national debt to GDP, and enhancement of stability and balance of public finance. The improvement of public debt and external liquidity indicators resulted in the growth of the Russian sovereign ratings in all leading international rating agencies up to the investment grade, which, in its turn, had a positive impact on credit ratings of Russian companies and banks, including VTB Bank, and allowed to expand their access to foreign borrowings;

•                  growing competition in the banking market, including among banks controlled by non-residents, and in cross-border servicing, which resulted in the reduction of bank margin;

•                  decrease in revenues from operations with public securities and corporate bonds. One of the key factors which influenced the performance of the banking sector in 2008, including of VTB Bank, became crisis developments in the world economy and measures which were taken by Russian (and foreign) authorities to stabilize the situation in financial markets.

5.2. Liquidity, capital adequacy

Calculation of mandatory ratios of the Issuer’s performance for the last five completed financial years or for each completed financial year, and at the end of the last completed quarter prior to the date of approval of this Prospectus. Subject to Form No. 0409135.

Date: 01.01.2005

MANDATORY RATIOS FOR BANKS
Ratio code (number)	Ratio description	Permissible ratio value	Actual ratio value*
N1	Capital adequacy	Min 10% (K>5 million Euro) Min 11% (K>5 million Euro)	15.7
N2	Instant liquidity	Min 15%	45.0
N3	Current liquidity	Min 50%	97.9
N4	Long-term liquidity	Max 120%	54.3
N5	Overall liquidity	Min 20%	23.9
N6	Maximum risk per borrower or group of related borrowers	Max 25%	23.6
N7	Maximum large credit risk	Max 800%	303.4
N9.1	Aggregate credit risks per shareholders (members)	Max 50%	0
N10.1	Aggregate credits and loans granted to insiders	Max 3%	0.2
N12	Allocation of equity funds to purchase shares in other legal entities	Max 25%	6.7

			Date: 01.01.2006

Ratio code (number)	Ratio description	Permissible ratio value	Actual ratio value*
N1	Capital adequacy	Min 10% (K>5 million Euro) Min 11% (K>5 million Euro)	15.1
N2	Instant liquidity	Min 15%	48.2
N3	Current liquidity	Min 50%	88.2
N4	Long-term liquidity	Max 120%	65.2
N5	Overall liquidity	Min 20%	absent
N6	Maximum risk per borrower or group of related borrowers	Max 25%	21.2
N7	Maximum large credit risk	Max 800%	308.8
N9.1	Maximum loans, bank guarantees and securities granted to shareholders (members)	Max 50%	0
N10.1	Aggregate risk by insiders	Max 3%	0.2
N12	Allocation of equity funds to purchase shares (interests) in other legal entities	Max 25%	4.6

			Date: 01.01.2007

Ratio code (number)	Ratio description	Permissible ratio value	Actual ratio value*
N1	Capital adequacy	Min 10% (K>5 million Euro) Min 11% (K>5 million Euro)	13.7
N2	Instant liquidity	Min 15%	50.5
N3	Current liquidity	Min 50%	108.7
N4	Long-term liquidity	Max 120%	67.9
N5	Overall liquidity	Min 20%	absent
N6	Maximum risk per borrower or group of related borrowers	Max 25%	19.7
N7	Maximum large credit risk	Max 800%	353.7
N9.1	Maximum loans, bank guarantees and securities granted to shareholders (members)	Max 50%	0
N10.1	Aggregate risk by insiders	Max 3%	0.1
N12	Allocation of equity funds to purchase shares (interests) in other legal entities	Max 25%	0.1

			Date: 01.01.2008

Ratio code (number)	Ratio description	Permissible ratio value	Actual ratio value*
N1	Capital adequacy	Min 10% (K>5 million Euro) Min 11% (K>5 million Euro)	18.8
N2	Instant liquidity	Min 15%	42.9
N3	Current liquidity	Min 50%	93.9
N4	Long-term liquidity	Max 120%	83.6
N5	Overall liquidity	Min 20%	absent

N6	Maximum risk per borrower or group of related borrowers	Max 25%	17.8
N7	Maximum large credit risk	Max 800%	235.6
N9.1	Maximum loans, bank guarantees and securities granted to shareholders (members)	Max 50%	0.1
N10.1	Aggregate risk by insiders	Max 3%	0.0
N12	Allocation of equity funds to purchase shares (interests) in other legal entities	Max 25%	0.3

			Date: 01.01.2009

Ratio code (number)	Ratio description	Permissible ratio value	Actual ratio value*
N1	Capital adequacy	Min 10% (K>5 million Euro) Min 11% (K>5 million Euro)	16.19
N2	Instant liquidity	Min 15%	127.53
N3	Current liquidity	Min 50%	143.51
N4	Long-term liquidity	Max 120%	87.88
N5	Overall liquidity	Min 20%	absent
N6	Maximum risk per borrower or group of related borrowers	Max 25%	19.81
N7	Maximum large credit risk	Max 800%	259.13
N9.1	Maximum loans, bank guarantees and securities granted to shareholders (members)	Max 50%	0.03
N10.1	Aggregate risk by insiders	Max 3%	0.00
N12	Allocation of equity funds to purchase shares (interests) in other legal entities	Max 25%	0.78

			Date: 01.07.2009

Ratio code (number)	Ratio description	Permissible ratio value	Actual ratio value
N1	Capital adequacy	Min 10% (K>5 million Euro) Min 11% (K>5 million Euro)	15.53
N2	Instant liquidity	Min 15%	103.96
N3	Current liquidity	Min 50%	96.84
N4	Long-term liquidity	Max 120%	104.06
N5	Overall liquidity	Min 20%	absent
N6	Maximum risk per borrower or group of related borrowers	Max 25%	21.22
N7	Maximum large credit risk	Max 800%	287.11

N9.1	Maximum loans, bank guarantees and securities granted to shareholders (members)	Max 50%	0.01
N10.1	Aggregate risk by insiders	Max 3%	0.00
N12	Allocation of equity funds to purchase shares (interests) in other legal entities	Max 25%	2.73

* Values excluding events after the balance sheet date

Information on additional mandatory ratios for credit institutions issuing mortgage bonds (1), established by the Central Bank of the Russian Federation

No mortgage bonds were issued.

Economic analysis of the Issuer’s liquidity and solvency, capital adequacy to meet short-term liabilities and to cover the Issuer’s current operating expenses based on the economic analysis of changes in the above indices.

In 2004-2008, the Bank observed, usually even in an oversized manner, all mandatory liquidity ratios established by the Bank of Russia. The values of these ratios are given below:

(%)

	01.01.2005	01.01.2006	01.01.2007	01.01.2008	01.01.2009
N1	15.6	15.2	14.5	19.0	16.1
N2	45.0	48.2	50.5	42.9	127.5
N3	97.9	88.2	108.7	93.9	143.5
N4	54.3	65.2	67.9	83.6	87.9

Data in respect of N1 for all periods are given on the basis of the published form 0409808.

Data in respect of N2-N4 for all periods are given on the basis of the accounting form 0409135.

Liquidity risk is the principal risk which may affect the ability of VTB Bank to meet its obligations to VTB Bank security holders in full and when due. Keeping the balance structure in compliance with all liquidity requirements and ratios (both internal and prudential) with permanent control of units in charge and collegial bodies allows VTB to meet its obligations in full and when due, including obligations to pay the principal debt and interests due to the Bank’s security holders.

During the last five years as of reporting dates the Bank fully observed all liquidity ratios. At the beginning of each year N1, N2 and N3 ratios exceeded the minimum level required, and N4 ratio was lower than the maximum permissible value.

The significant growth in instant and current liquidity ratios (N2 and N3) as of January 1, 2009 is due to the change of the Bank’s policy of investment of idle funds in times of financial crisis: reorientation from investments in securities to allocation of idle funds on correspondent accounts of the Bank of Russia and in short-term interbank deposits. The changes (N3) in 2006-2007 were associated with the Issuer’s normal course of business. The gradual increase in the long-term liquidity ratio (N4) during 2005-2008 was due to the growth of average loan periods in response to the general market tendency.

The Bank’s capital adequacy ratio as of January 1, 2009 was 16.1% (the minimum ratio is 10%). As of January 1, 2008, this value was 19.0%. The Bank’s capital adequacy ratio was maintained mostly by attraction of subordinated loans in the fourth quarter of 2008 for a total amount of RUR200 billion, which partially compensated the influence of the depreciation of the ruble and the growth in VTB operations on the level of capital adequacy.

In conditions of the limited access to external markets and lowering of the possibility of Russian enterprises to deposit idle funds with bank institutions, one of the Bank’s major sources of attracting funds became financing from the state within a set of measures aimed to support the Russian economy. The total amount

(1) Note: see Instruction of the Bank of Russia No. 112-I On Compulsory Ratios For Credit Institutions Issuing Mortgage Bonds registered by the Ministry of Justice of the Russian Federation on May 5, 2004 under No. 5783, on March 14, 2005 under No. 6394 (“Vestnik of the Bank of Russia”, No. 30 of May 19, 2004, No. 19 of April 13, 2005).

of support which the Bank received from the state as of January 1, 2009 was RUR731 billion in the form of subordinated loans and funds obtained from Vnesheconombank for refunding of external loans.

5.3. The amount and structure of the Issuer’s capital

5.3.1. The amount and structure of the Issuer’s capital

Information for the last five completed financial years or for each completed financial year: According to Form No. 0409134:

				(thousand Rubles)

Line No.	Indicator	01.01.2005	01.01.2006	01.01.2007	01.01.2008
101 –102	Authorized capital	42,137,236	52,111,124	52,111,124	67,241,385
103 –104	Share premium	203,157	27,731,088	27,731,088	219,170,513
105	Funds (including reserve fund)	18,576,159	25,611,393	35,623,407	48,359,797
106	Profit (including for the previous years)	0	0	0	0
108 –109	Difference between the authorized capital of the credit institution and its equity (capital)	0	0	0	0
112	Sources of capital assets TOTAL:	60,916,552	105,453,605	115,465,619	334,771,695
113 –120	Indices reducing capital assets TOTAL:	10,824,954	50,052,180	57,409,296	99,581,713
121	Capital assets TOTAL:	50,091,598	55,401,425	58,056,323	235,189,982
212	Additional capital TOTAL:	6,482,593	27,685,425	33,003,568	38,853,703
300	Indices reducing the amount of capital assets and additional capital TOTAL:	0	1,380,000	0	0
	Equity (capital) TOTAL:	56,574,191	81,706,850	91,059,891	274,043,685
	Treasury shares	0	0	0	0

		(thousand Rubles)

Line No.	Indicator	balance as of 01.01.09
1	2	3
000	Total equity (capital), including:	397,070,541
100	Capital assets	X
101	Authorized capital of credit institution	67,241,385
102	Share premium of credit institution	219,170,513
103	Part of the reserve fund of credit institution formed from profit of the previous years	3,362,069
104	Part of retained earnings of the current year	0
104.1	including revaluation of securities available for sale	0
105	Part of the reserve fund of credit institution formed from profit of the current year	0
106	Retained earnings of the previous years (or a part thereof)	54,803,541
107	Sources of capital assets, total	344,577,508
108	Intangible assets	28,218
109	Treasury shares	0
110	Uncovered loss of the previous years	0
111	Loss of the current year	0

111.1	including revaluation of securities available for sale	0
112	Investments of the credit institution in shares of affiliates and subsidiaries and resident credit institutions	136,829,475
113	Authorized capital (or a part thereof) and other sources of equity capital (share premium, retained earnings, reserve fund) (a part thereof) for creation of which investors used improper assets	0
114	Negative value of additional capital	0
115	Capital assets, total	207,719,815
200	Additional capital	X
201	Revaluation surplus	7,014,834
202	Part of reserve fund formed from profit of the current year	0
203	Retained earnings of the current year (or a part thereof)	42,331,064
203.1	including revaluation of securities available for sale	0
204	Subordinated loan (credit, deposit, bond issue) at balance value	222,035,300
205	Part of authorized capital formed from capitalization of revaluation surplus	0
206	Part of preference (including cumulative) shares	0
207	Retained earnings of the previous years	0
208	Sources (a part thereof) of additional capital (authorized capital, retained earnings, reserve fund, subordinated loan) for creation of which investors used improper assets	0
209	Sources of additional capital, total	271,381,198
210	Additional, total	207,719,815
300	Indices reducing the amount of capital assets and additional capital	X
301	Value of shortfall provisions for possible losses on II-V quality loans	0
302	Value of shortfall provisions for possible losses	0
303	Value of shortfall provisions for dealings with offshore residents	0
304	Overdue receivables of over 30 calendar days	0
305	Subordinated loans (deposits, loans, bond issues) provided to resident credit institutions	18,369,089
400	Subtotal	397,070,541
501	Excess of the aggregate sum of loans, bank guarantees and sureties granted by the credit institution to its members (shareholders) and insiders over its maximum value required by federal laws and regulations of the Bank of Russia	0
502	Investments in building (construction), preparation (production) and purchase of fixed assets exceeding the value of capital assets and additional capital, value of fixed assets and inventories	0
503	Difference between the actual value of the share to be paid to withdrawn members and the value of the share transferred to another participant	0

5.3.2. Financial investments of the Issuer

The list of financial investments of the Issuer amounting to at least 10 percent of all its financial investments as of the end of the last financial year prior to the date of approval of this Prospectus.

The Issuer has no financial investments amounting to at least 10 percent of all its financial investments as of the end of the reporting quarter.

Accounting standards (rules) used by the Issuer to perform calculations contained in this Prospectus clause.

Rules of Accounting for Credit Institutions in the Russian Federation No. 302-P of March 26, 2007, Order of the Bank of Russia No. 1376-U of January 16, 2004 On the List, Forms and Procedure for Preparation and Submission of Reporting Forms by Credit Institutions to the Central Bank of the Russian Federation.

5.3.3. Issuer’s intangible assets

Group of intangible assets		Historical (replacement) value, thousand Rubles	Accumulated depreciation, thousand Rubles
Reporting date:	01.01.2005
Right to music		3	1
Right to website		26	1
Right to video film and clips		8,038	1
Total:		8,067	3
Reporting date:	01.01.2006
Right to music		3	1
Right to website		26	4
Right to video film and clip		21,134	4,485
Trademark		2,888	147
Total:		24,051	4,637
Reporting date:	01.01.2007
Right to website		26	7
Right to music		3	1
Right to video film and clip		30,248	11,757
Trademark, copyright		4,283	740
Total:		34,560	12,505
Reporting date:	01.01.2008
Right to website		26	9
Right to music		0	0
Right to video film and clip		50,124	31,289
Trademark, copyright		7,246	1,628
Total:		57,396	32,926
Reporting date:	01.01.2009
Right to website		0	0
Right to music		0	0
Right to video film and clip		50,556	41,423
Trademark, copyright		10,593	2,858
Total:		61,149	44,281

Accounting standards (rules) used by the Issuer to submit information on its intangible assets.

Intangible assets are accounted in compliance with the Rules of Accounting for Credit Institutions in the Russian Federation (Regulation of the Bank of Russia No. 302-P of March 26, 2007). Until 2008, intangible assets were accounted in compliance with the Regulation of the Bank of Russia No. 205-P of December 5, 2002.

5.4. Information on the Issuer’s policy and expenses associated with scientific and technical development, licenses and patents, new developments and investigations

During the last five completed financial years, the activity of VTB Bank in scientific and technological development was directed to IT support of business continuity, maintenance of the expanding business and management processes in VTB Bank and VTB Group, introduction of new banking products and services, optimization of document flow, acceleration of payment processing and preparation of financial and analytical reports, including IFRS financial statements. These activities required considerable investments to provide instrumentation and development of IT infrastructure in compliance with modern international standards.

The present stage of IT development rests on the concept of harmonization and standardization of business processes, centralization of processing and support of operational, analytical and other business applications.

Centralization of technological processes and applied information systems is performed by means of a specially designed integrated platform based on advanced software solutions from leading manufacturers. The key features of implemented solutions for integration of information systems are high level of protection, fault-tolerance, possibility to perform on-line transactions and customer servicing. In the process of realization of the strategy of technological development, the operations on standardization of business processes, optimization of technologies and centralization of the branch network IT support have advanced to the stage of implementation. The project for centralization of back-office functions in the Head Office aimed at optimization of VTB resources is almost completed. A similar project is to be implemented in branch offices.

For integration of key systems in the banks of VTB Group, the Bank introduces common principles of customer servicing, is implementing the project for consolidation of financial and analytical information on the basis of the Group’s corporate information system, creates common information space using modern Internet technologies and unified IT approaches.

A substantial part of annual IT investments are expenses for modernization of data processing centers, development of telecommunication and workplace infrastructure and user support systems. All this provides sustainability of business in conditions of the increased volume of data to be processed.

The Bank’s actual expenses in the field of scientific and technical development (STD) during the last 5 completed financial years were as follows:

(million Rubles)

Actual Bank’s STD expenses	2004*	2005*	2006*	2007*	2008

TOTAL	1,364.63	1,699.67	1,440.62	1,897.72	1,905.99

Including for purchase of equipment	744.11	847.14	588.57	628.31	574.40

* the calculation was performed based on the average annual USD exchange rate for each year, accordingly.

Information on creation and obtaining by the Issuer of legal protection of basic items of intellectual property, on key directions and results of application by the Issuer of items of intellectual property.

Not available.

5.5. The analysis of development trends of the Issuer’s principal activity

Basic trends of development of the banking sector during the last five completed financial years or for each completed financial year, basic factors influencing the banking sector

From the beginning of 2004 through the end of 2008, total assets of the banking system showed an average annual growth of 38%. The average annual growth in the total volume of loans and deposits of the Russian banking system during the same period amounted to 44.7% and 38.2%, accordingly. The growth in the banking sector from 2004 through the middle of 2008 was due to the rapid development of the Russian economy under favorable external conditions and unprecendented expansion of demand for banking services. The second half of 2008 was characterized by an increasing influence of the global economic crisis on the Russian economy. The Russian banking sector was hit by the crisis and faced the problems of a declining economy, lowering liquidity, rising credit risk and slowing growth rates.

This was followed by a decrease in the loan growth rate in 2008 to 35.5%. The deposit growth was only 20.1%. Such results were mainly due to the escalation of the global financial and economic crisis and its consequences for Russian economy and its banking sector.

The table below shows the basic indicators of performance of the Russian banking system:

(billion Rubles as of the end of the period, excluding interest)

	2004	2005	2006	2007	2008	Average annual growth 2004-2008
Banks’ assets	7.101	9.696	13.964	20.125	28.022	38%
as % of GDP	42%	45%	52%	61%	67%
Equity	947	1.242	1.693	2.672	3.811	36%
as % of GDP	6%	6%	6%	8%	9%
Loans to companies	3.269	4.275	5.966	9.586	13.000	40%
as % of GDP	19%	20%	22%	29%	31%
Retail credits	619	1.179	2.065	2.971	4.017	68%
as % of GDP	4%	5%	8%	9%	10%
Total loans	3,888	5.454	8.031	12.557	17.017	45%
as % of GDP	23%	25%	30%	38%	41%
Corporate deposits	2.030	2.721	4.015	7.074	8.788	45%
as % of GDP	12%	13%	15%	21%	21%
Retail deposits	1.977	2.755	3.794	5.159	5.907	31%
as % of GDP	12%	13%	14%	16%	14%
Total deposits	4.007	5.476	7.809	12.233	14.695	38%
as % of GDP	24%	25%	29%	37%	35%

During period from 2004 to 2008 the banking system and especially its retail sector faced strengthening competition, including the one from credit institutions with foreign capital. At the same time, banks with state participation solidified their position. The development of the banking sector was characterized by increasing corporate and retail lending, enhancing role of cross-border borrowings in formation of the banks’ funding base, significant intensification of investment business, expansion of bank branch networks and increasing role of banking groups.

The Russian Government and the Bank of Russia are currently implementing a set of measures aimed at stabilization of the financial sector, including reduction of the refinancing rate, liquidity injection into the financial sector, development of opportunities for collateral lending and financial support to banks exposed to liquidity and capital deficit.

Overall assessment of the Issuer’s performance

The Bank’s activity during the last five years increased its competitive advantages in core business areas, strengthened the positions of VTB Bank in the majority of segments of the Russian banking market, which testifies to the successful fulfillment of strategic tasks set by the shareholders. The growth rate of the Bank’s basic parameters, i.e. assets, loans to real sector of economy, foreign borrowings, was among the highest in the top 20 commercial banks, thus proving reliability and high reputation of VTB Bank. The high rate of growth of VTB assets from 2004 to 2008, which exceeds the average rate of growth in the banking sector, was due to organic development and a series of mergers in Russia and abroad. The increase in the credit portfolio of VTB Bank during 2004-2008 was due to the stable growth in corporate lending.

From 2004 to 2008, the market share of VTB and its Russian subsidiary banks (VTB24 and VTB North-West) in corporate lending increased from 6.8% to 12.7%. VTB and its Russian subsidiary banks also showed impressive results in the retail segment, where they covered 8.8% of the market as compared to 1.3% at the end of 2004. Besides, the share of VTB Bank and its Russian bank subsidiaries in corporate deposits increased from 4.5% at the end of 2004 to 10.2% at the end of 2008, and the share of individual deposits for the same period grew from 2.8% to 5.7%.

In May 2007, VTB Bank performed an initial public offering of its shares, which turned to be the largest IPO of the global banking in 2007. The initial public offering of its shares brought about USD8 billion, including more than USD1.6 billion from more than 120,000 private shareholders. The funds resulting from IPO were invested in overall structural business development of VTB and its subsidiary banks and companies, including the development in retail and corporate banking, strengthening of the investment block and development of the foreign VTB network.

The Issuer’s principal existing and probable competitors by core activities, including foreign competitors.

The Issuer’s competitive advantages and their influence on the competitiveness of provided services.

The Russian banking sector is still highly fragmented by the number of its participants. A substantial part of the banks operating currently in the Russian Federation are banks with small equity capital and assets. As of June 1, 2009 more than 94% of total assets of the Russian banking sector were under control of 200 largest banks (the Register of Russian Banks contained 1,203 banks, 1,087 of which were acting banks).

Despite this concentration, there is a noticeable trend towards strengthening positions of top banks and the increase in their market share. As of June 1, 2009, 47.9% of total assets of the Russian banking sector were under control of the first five top banks. These are the banks which are totally or partially owned by state: Sberbank, VTB, Gazprombank, Rosselkhozbank and the Bank of Moscow.

At present, VTB Bank which is strategically important for the Russian banking system and economy ranks as the second bank of the national banking sector by key business lines lagging behind Sberbank of Russia, and even surpassing it in certain segments. The principal competitors of VTB Bank and its subsidiary banks and companies (members of VTB Group) by key business lines are:

•                  Corporate banking: Sberbank, Gazprombank, Alfa-Bank, the Bank of Moscow and some western banks providing services to Russian companies;

•                  Retail banking: Sberbank, Russian Standard, Uralsib, the Bank of Moscow and subsidiaries of some western banks in Russia offering retail services, such as Raiffeisenbank, Société Générale, HCF Bank and Citibank;

•                  Investment banking: Russian investment banks (Renaissance Capital, Troika Dialog, etc.), Russian commercial banks (MDM-Bank, Alfa-Bank, Gazprombank and Uralsib), Russian subsidiaries of some western banks offering investment and banking services (Morgan Stanley, JPMorgan, Citi, Deutsche Bank, Goldman Sachs, UBS, Unicredit, etc.).

Despite high competitiveness of the above-mentioned banks, VTB Bank and its subsidiary banks and companies (members of VTB Group) have a number of important competitive advantages, which allow to maintain high growth rates and to strengthen their market positions. These are:

1.               A highly flexible business model;

2.               Being the second largest Russian bank with the status of a “systemic bank”;

3.               Universal banking business of VTB Bank and its subsidiary banks and companies, perfectly matching the Russian conditions;

4.               Brand awareness and state participation in equity provide financial stability and growing customer confidence;

5.               A vast base of corporate customers and strong relations with leading Russian companies in key industry sectors;

6.               A unique opportunity to provide services to Russian customers all over the world;

7.               Possibilities of stable growth of assets;

8.               A vast regional branch network;

9.               Leading positions of the subsidiary bank VTB24 in the field of retail banking;

10.         A team of managers with vast experience in the financial sector.

General development trends in the banking market which are of primary importance for the Issuer

According to some experts, 2008 was one of the most difficult years in the history of the world financial market. The mortgage crisis in the USA, economic slowdown all over the world, insufficient liquidity in the capital markets and deterioration of asset quality exercise significant influence on the global banking system.

In 2008, the Russian banking sector was hit by the global financial crisis and faced the problems of a declining economy, rising credit risk and slowing growth rates. However, total assets of the banking system showed a growth of 39.2% as compared with the previous year with its growth rate of 43.3%. The main driving force for this growth were the funds given to Russian banks in the form of subordinated loans by the Bank of Russia and Vnesheconombank. State institutions which had a priority in obtaining support from the Russian government and which actually acted as state agents in distributing credit resources and supporting liquidity showed the highest growth rates.

A significant ruble devaluation against the world’s leading currencies had a negative impact on customers’ account balances at the end of 2008. However, at the end of the year, corporate and retail deposits increased by 24.2% and 14.5% respectively, though in 2007 the growth rates were considerably higher, i.e. 76.2% and 36.0% respectively.

Due to a significant change in the ruble exchange rate and the increase in its volatility, the share of foreign currency deposits also showed growth. While in 2007 the share of corporate and retail deposits in foreign currencies was 29.6% and 13%, in 2008 it was 37.3% and 26.7%, respectively.

The liquidity crisis in the international financial markets has adversely affected the ability of Russian banks to attract relatively low-cost financing from abroad. At the same time, it was a limiting factor for the growth of bank loan portfolios. In addition, banks had to seriously reconsider their credit assessment approaches due to the developing negative trends in certain sectors of Russian economy, particularly in the construction and retail sectors. In 2008, the corporate and individual loan portfolio increased by 35.6% and 35.2%, respectively.

Factors which may adversely affect the core business of the Issuer and actions which may be taken by the Issuer to minimize such effect

Among important Bank priorities today are strengthening of financial stability, improvement of asset quality and effective liquidity management to maintain the Bank’s strategic role in the Russian economy.

In order to improve asset quality in conditions of increasing overdue loans, the Bank uses a more rigorous approach to risk management and monitoring. The Bank has tightened its credit terms (reduction of credit limits and periods, strengthening of requirements to security and pledges), conducts regular monitoring of its loan portfolio and improves the arrears collection procedure.

Taking into account the complex situation in the securities market, the Bank has implemented a number of measures in response to unstable conditions of the global financial market. In 2008, the Bank optimized the structure of its securities portfolio as a part of its strategy to reduce its income volatility.

In the face of decreasing profits, the Bank increases the efficiency and tightens the control of expenses. In particular, VTB postponed its relocation to new headquarters, decreased its administrative expenses, introduced a hiring freeze, and reduced the headcount in some units of the Bank. In view of the current challenging market environment, VTB Bank resolved not to pay annual bonuses for 2008 to members of the Management Board.

The period of exposure to adverse factors resulting from the global financial crisis which could negatively affect the Issuer’s core business currently could hardly be determined.

Material events/factors which may improve the Issuer’s performance, probability of such/events and their duration

The factors which may positively affect the Bank’s activity in the mid-term or long-term future are the following:

•                  stabilization of situation at global financial markets;

•                  improvement at global raw materials markets and the price increase in natural resources constituting the major part of the Russian export;

•                  state support, including capital and funding injections, as well as state guarantees issuance to non-financial companies to prevent their bankruptcy or suspension of activity;

•                  improvement of banking legislation with regard to the prudential supervision of consolidated banking groups;

•                  greater transparency of borrowers’ activity in pursuance of the Federal Law On Credit Histories.

Special opinion of the Issuer’s management bodies on the submitted information and argumentation of their position

The Bank’s management board has the same opinion with regard to the information submitted.

VI. Detailed Information on Members of the Governance Bodies of the Issuer, the Bodies Supervising over its Financial and Economic Activities and Summary on Officials (Employees) of the Issuer

6.1. Information on Structure and Competence of the Issuer’s Governance Bodies

1. General Meeting of Shareholders

Competence:

1)                  amendment of the Bank’s Charter or approval of a new version thereof;

2)                  reorganization of the Bank;

3)                   liquidation of the Bank, appointment of the liquidation commission and approval of the intermediate and the final liquidation balance sheets;

4)                   definition of the number of Members of the Supervisory Council of the Bank, election of Members thereof and early termination of their powers, decision-making on payment of remuneration and compensation to the Members the Supervisory Council of the Bank while their term of office;

5)                   definition of the number, par value, category (type) of the authorized shares and the rights provided thereby;

6)                  increase of the Charter Capital of the Bank by way of increasing the par value of shares, by share placement through public offering of ordinary shares comprising more than 25 percent of the previously placed ordinary shares, and by placement of additional shares through closed subscription;

7)                  reduction of the Charter Capital of the Bank by decrease in the par value of shares, by acquisition by the Bank of a part of the shares in order to reduce the total number thereof, and by redeeming the shares acquired or repurchased by the Bank;

8)                  election of the Members of the Statutory Audit Commission of the Bank and early termination of their powers, and fixing of the remuneration and compensation amount to be paid to the Members the Statutory Audit Commission of the Bank;

9)                  approval of the auditor of the Bank;

10)            approval of the annual reports, annual financial statements, including the profit and loss statements (profit and loss accounts) of the Bank, and distribution of profit (including payment (declaration) of dividends, except for the profit distributed as dividends basing on the results of the first quarter, half-year, nine months of the financial year) and losses of the Bank basing on the results of the financial year;

11)            establishment of the order of the General Meeting of Shareholders;

12)            election of the counting commission members and early termination of their powers;

13)            any split and reverse split of shares;

14)            decision-making on approval of any interested-party transactions in cases provided for by the Federal Law “On Joint Stock Companies” and the Charter of the Bank;

15)            decision-making on approval of any major transactions in cases provided for by the Federal Law “On Joint Stock Companies” and the Charter of the Bank;

16)            acquisition of any outstanding shares by the Bank in cases provided for by the Federal Law “On Joint Stock Companies” and the Charter of the Bank;

17)            decision-making on participation in associations and any other alliances of commercial organizations;

18)            approval of any internal documents governing actions of the General Meeting of Shareholders of the Bank, the Supervisory Council of the Bank, the Management Board of the Bank and the Statutory Audit Commission of the Bank;

19)            placement by open subscription of any issuable securities convertible into ordinary shares which securities may be converted into ordinary shares comprising more than 25 percent of the previously placed ordinary shares ;

20)            payment (declaration) of dividends basing on the results of the first quarter, half-year, nine months of the financial year;

21)            any other resolutions in cases provided for by the Federal Law “On Joint Stock Companies”.

2. Supervisory Council

Competence:

1)       identification of the priority areas of the Bank activity;

2)       convening of annual and extraordinary General Meeting of Shareholders of the Bank, exclusive of the cases provided for by Clause 8 of Article 55 of the Federal Law “On Joint Stock Companies”;

3)       approval of the agenda of the General Meeting of Shareholders;

4)       setting of the record date for making the list of persons entitled to participate in the General Meeting of Shareholders and making other decisions related to preparing and holding of the General Meeting of Shareholders within the competence of the Supervisory Council of the Bank pursuant to the legislation, the Charter of the Bank and Regulation on Preparing and Holding of General Meetings of Shareholders;

5)       increase in the Carter Capital of the Bank by placement by the Bank of additional shares within the number and categories (types) of authorized shares in cases provided for by the Federal Law “On Joint Stock Companies” and the Charter of the Bank;

6)       placement by the Bank of bonds convertible into the shares of the Bank and other issuable securities convertible into the shares of the Bank in cases provided for by the Federal Law “On Joint Stock Companies” and the Charter of the Bank;

7)       setting the price for (appraising) the property, the offer and buy out price of any issuable securities in cases prescribed by the Federal Law “On Joint Stock Companies”;

8)       repurchasing of the Bank’s shares and other securities in cases provided for by the Federal Law “On Joint Stock Companies”;

9)       forming of the Management Board of the Bank, defining of the number of its Members, election of its Members and early termination of their powers, appointment and early termination of powers of the President — the Chairman of the Management Board of the Bank, decision-making on the amount of remuneration and compensation payable to the President — the Chairman of the Management Board and the Members of the Management Board;

10)                               recommendations on the amount of remuneration and compensation payable to the Members of the Statutory Audit Commission of the Bank and defining of the auditor’s fee;

11)                               recommendations on the amount of the dividend on shares and the procedure for payment thereof;

12)                               use of the Reserve Fund and establishment of the procedure for creation and use of other funds of the Bank;

13)                               approval of any internal documents of the Bank exclusive of the internal documents within competence of the General Meeting of Shareholders pursuant to the Federal Law “On Joint Stock Companies” and the Charter, and exclusive of any other internal documents of the Bank approval of which is within the competence of the executive bodies of the Bank pursuant to the Charter of the Bank;

14)                               opening branches and representative offices of the Bank, and assigning the status of an internal divisions of the Bank (branch) to the branches of the Bank;

15)                               approval of any interested-party transactions and any major transactions related to the property acquisition and disposal by the Bank in cases prescribed by the Federal Law “On Joint Stock Companies” and the Charter of the Bank;

16)                               preliminary approval of the annual report of the Bank;

17)                               election of and removal of any head of the structural unit of the Bank exercising internal control and assisting the governance bodies in ensuring effective operation of the Bank;

18)                               approval of the Registrar of the Bank and terms and conditions of the contract to be signed with it, and termination thereof;

19)                               write-off of any unrecoverable loans exceeding in the aggregate USD 1,000,000 (One million) or its equivalent for a single borrower out of the allowances for possible loan impairment, loan debt and any debt equivalent thereto;

20)                               placement of bonds and other issuable securities of the Bank (exclusive of the issuable securities convertible into shares);

21)                               any other issues provided for by the legislation and the Charter of the Bank.

3. President —Chairman of the Management Board

Competence:

President — Chairman of the Management Board shall:

1.    act on behalf of the Bank without any power of attorney, represent its interests, enter into transactions and sign documents on behalf of the Bank;

2.    resolve on opening (closing) of internal structural divisions of the Bank (branch), exclusive of any additional and operational offices of the Bank;

3.    approve the staff, issue orders, instructions and give directions binding for all employees of the Bank;

4.    issue powers of attorney, establish procedures for signing contracts and agreements, the procedure for issuing powers of attorney, and select officials authorized to represent the Bank in relations with third parties:

5.    resolve on participation and termination of participation of the Bank in any other legal entities (exclusive of the participation in any associations and other groups of commercial organizations), unless such Bank’s participation (its aggregate asset contribution) exceeds 5 percent of the authorized or share capital (assets) of such legal entity;

6.    act as the employer in labor relationships pursuant to the Labor Code of the Russian Federation, including appointment and removal of the Bank’s employees, stimulation of the best-performers, imposing disciplinary sanctions;

7.    approve nominees to be appointed as deputy directors and deputy chief accountants of a branch;

8.    make other decisions on day-to-day activities.

4. Management Board

Competence:

1.               organization of implementation of resolutions approved by the General Meeting of Shareholders and the Supervisory Council of the Bank;

2.               providing adequate working environment for the General Meeting of Shareholders, the Supervisory Council and the Statutory Audit Commission of the Bank;

3.               reviewing the Bank’s statements, including statements made in accordance with the International Accounting Standards;

4.               decision-making on publication of financial statements made basing on the International Accounting Standards;

5.               decision-making on participation and termination of participation of the Bank in any other legal entities (exclusive of the participation in any associations and other groups of commercial organizations), if such Bank’s participation (its aggregate asset contribution) exceeds 5 percent of the authorized or share capital (assets) of such legal entity;

6.               decision-making on opening any additional and operational offices of the Bank;

7.               determination of the fee for recovery of any lost bond of the Bank;

8.               definition of the scope of the information qualified as business secrets, and establishment of the procedure for treatment of the information qualified as business secrets at the Bank;

9.               approval of regulations on the Bank’s branches and representative offices and collective bodies and structural divisions of the Bank;

10.         submission of materials to the Supervisory Council of the Bank for its consideration;

11.         approval of nominees to be appointed heads and chief accountants of the branches;

12.         approval of a branch standard organizational structure and employees remuneration system;

13.         approval of the Bank’s performance results for the reporting period and decision-making on bonus payments to the Bank’s employees;

14.         review of the Bank structural divisions’ performance reports;

15.         approval of the Bank’s budgeting for the next financial year;

16.         write-off of any unrecoverable loans not exceeding in the aggregate USD 1,000,000 (One million) or its equivalent for a single borrower out of the allowances for possible loan impairment, loan debt and any debt equivalent thereto;

17.         any other issues concerning day-to-day activities of the Bank submitted to the Management Board for consideration by the President — the Chairman of the Management Board.

Information on availability of the Corporate Code of Conduct (Management) of the Issuer

The Corporate Code of Conduct of VTB Bank (Open Joint Stock Company) approved by the Supervisory Council of the Bank (Minutes No 2 dated March 20, 2008).

Internet page address

www.vtb.ru

Information on availability of the internal documents of the Issuer governing operations of its bodies.

Regulation on Preparing and Holding of the General Meeting of Shareholders of OJSC Vneshtorgbank;

Regulation on the Supervisory Council of OJSC Vneshtorgbank;

Regulation on the Management Board of OJSC Vneshtorgbank;

Regulation on the Statutory Audit Commission of OJSC Vneshtorgbank.

Internet page address.

www.vtb.ru

6.2. Information on Members of the Issuer Governance Bodies

1. Surname, name, patronymic, the year of birth: Dvorkovich, Arkady Vladimirovich, 1972.

Education background: college education, Moscow State University named after M.V. Lomonosov, 1994, economical cybernetics; Russian Economic School, 1994, Master of Economics;  North Carolina Duke University (USA), 1997.

Offices held at present, including secondary appointment:

Beginning from	Organization	Position
1	2	3
13.05.2008	The Presidential Executive Office of the Russian Federation	Aid to the President
June 2004	National Banking Board	Member of the Board
The Bank has no information	OJSC Agency for Residential Mortgage Credit Lending	Chairman of the Supervisory Council
The Bank has no information	Sberbank of Russia, OJSC	Member of the Supervisory Council
The Bank has no information	State Corporation Deposit Insurance Agency	Member of the Board of Directors
The Bank has no information	State Corporation Fund for Promotion of Housing and Utilities Reforming	Member of the Board of Directors
The Bank has no information	Federal Fund for Promotion of Residential Construction Development	Vice-Chairman of the Board of Guardians

Offices held during the last five years, including secondary appointment  (in chronological order):

Beginning from	Until	Organization	Position
1	2	3	4
March 2001	April 2004	Ministry of Economic Development and Trade of the Russian Federation	Deputy Minister
17.04.2004	12.05.2008	Expert Department of the President of the Russian Federation	Department Head
13.05.2008	to date	The Presidential Executive Office of the Russian Federation	Aid to the President

Shareholding in the charter capital of the Issuer:			None

Ownership interest in the ordinary shares of the Issuer and the number of shares of the Issuer of each category (type) that may be acquired due to exercise of the rights under the owned options of the Issuer:

None

Shareholding in the charter (share) capital (share fund) of subsidiaries and affiliates of the Issuer:			None

Ownership interest in the ordinary shares of any subsidiary or any affiliate of the Issuer and the number of shares of the subsidiary or the affiliate of the Issuer of each category (type) that may be acquired due to exercise of the rights under the owned options of the subsidiary or the affiliate of the Issuer:

None

Nature of any kinship with other persons being the members of the governance bodies of the Issuer and/or the bodies controlling financial and economic activities of the Issuer.	None

Information on being brought to administrative responsibility for any offence in the area of finance, taxation, securities market or any criminal responsibility (any previous conviction) for any crime in the economic area or for any crime against the State.

None

Information on holding of any offices in governance bodies of commercial organizations during the period when against the stated organizations any bankruptcy proceeding was initiated and/or one of bankruptcy procedures was implemented pursuant to the bankruptcy (insolvency) laws of the Russian Federation.

None

2. Surname, name, patronymic, the year of birth: Drozdov, Anton Viktorovich, 1964.

Education background: college education, Moscow Financial Institute, 1986, economist.

Offices held at present, including secondary appointment:

Beginning from	Organization	Position
1	2	3
17.07.2008	The Pension Fund of the Russian Federation	Chairman of the Board
The Bank has no information	Sberbank of Russia, OJSC	Member of the Supervisory Council

Offices held during the last five years, including secondary appointment  (in chronological order):

Beginning from	Until	Organization	Position
1	2	3	4
30.06.2003	25.04.2004	Government Office of the Russian Federation	Deputy Head
26.04.2004	16.07.2008	Department of Economy and Finance of the Government of the Russian Federation	Department Director
17.07.2008	to date	The Pension Fund of the Russian Federation	Chairman of the Board

Shareholding in the charter capital of the Issuer:			None

Ownership interest in the ordinary shares of the Issuer and the number of shares of the Issuer of each category (type) that may be acquired due to exercise of the rights under the owned options of the Issuer:

			None

Shareholding in the charter (share) capital (share fund) of subsidiaries and affiliates of the Issuer:			None

Ownership interest in the ordinary shares of any subsidiary or any affiliate of the Issuer and the number of shares of the subsidiary or the affiliate of the Issuer of each category (type) that may be acquired due to exercise of the rights under the owned options of the subsidiary or the affiliate of the Issuer:

None

Nature of any kinship with other persons being the members of the governance bodies of the Issuer and/or the bodies controlling financial and economic activities of the Issuer.	None

Information on being brought to administrative responsibility for any offence in the area of finance, taxation, securities market or any criminal responsibility (any previous conviction) for any crime in the economic area or for any crime against the State.

None

Information on holding of any offices in governance bodies of commercial organizations during the period when against the stated organizations any bankruptcy proceeding was initiated and/or one of bankruptcy procedures was implemented pursuant to the bankruptcy (insolvency) laws of the Russian Federation.

None

3. Surname, name, patronymic, the year of birth: Kostin, Andrey Leonidovich, 1956.

Education background: college education, Moscow State University named after M.V. Lomonosov, 1979, political economics; Finance Academy under the Government of the Russian Federation, 2001, Ph.D.

Offices held at present, including secondary appointment:

Beginning from	Organization	Position
1	2	3
11.06.2002	JSC VTB Bank	President – Chairman of the Management Board, Member of the Supervisory Council
30.06.2003	OJSC Sovkomflot	Member of the Board of Directors
30.12.2005	OJSC Bank VTB North-West	Chairman of the Supervisory Council
22.07.2005	VTB 24 (CJSC)	Chairman of the Supervisory Council
07.06.2006	OJSC Oil Company ROSNEFT	Member of the Board of Directors
19.05.2006	All-Russia Non-Governmental Organization Federation of Olympic Gymnastics of Russia	President
18.04.2006	VTB Capital Plc	Chairman of the Advisory Committee
14.04.2004	The Association of Russian Banks (ARB)	Member of the Board
29.01.2003	The Russian Union of Industrialists and Entrepreneurs	Member of the Executive Board Bureau
20.11.2006	OJSC United Aircraft Engineering Corporation	Member of the Board of Directors
30.06.2007	OJSC Russian Railways	Member of the Board of Directors
17.10.2007	JSC VTB Bank	Chairman of the Supervisory Council
17.03.2008	CJSC VTB Capital	Chairman of the Board of Directors

21.09.2007	LLC Congress Center Konstantinovsky	Member of the Board of Directors
The Bank has no information	Non-profit Partnership CIS Financial and Banking Council	President
The Bank has no information	Russo-British Chamber of Commerce	Vice-President of the Advisory Council
The Bank has no information	The Fund for Promotion and Development of Physical Fitness and Sports in the Russian Federation	Member of the Board of Guardians
The Bank has no information	Federal State Educational Institution of Higher Professional Education State University - The Higher School of Economics	Member of the Board of Guardians
The Bank has no information	Federal State Educational Institution of Higher Professional Education Moscow State Institute for International Relations (University) of the Ministry of Foreign Affairs of the Russian Federation	Member of the Board of Guardians
The Bank has no information	Federal State Educational Institution of Higher Professional Education Saint-Petersburg State University	Member of the Board of Guardians
The Bank has no information	The Fund for Development of the State Russian Museum “Friends of the Russian Museum”	Member of the Board of Guardians
The Bank has no information	White Nights Foundation of America	Member of the Board of Directors
The Bank has no information	The Regional Public Fund for Promotion of Cultural Development “The World of Caucasus”	Member of the Board of Guardians
The Bank has no information	Non-profit Partnership “Investment Programs Center of the Russian Orthodox Church”	Member of the Board
The Bank has no information	National Political Party “United Russia”	Member of the High Council
The Bank has no information	Non-profit Partnership Governance and Problem Analysis Center	Member of the Board of Guardians
The Bank has no information	VTB Capital Holding IB Ltd.	Chairman of the Board of Directors
10.06.2009	VTB Capital Holding Ltd.	Member of the Board of Directors

Offices held during the last five years, including secondary appointment  (in chronological order):

Beginning from	Until	Organization	Position
1	2	3	4
11.06.2002	To date	JSC VTB Bank	President-Chairmen of the Management Board, Member of the Supervisory Council

Shareholding in the charter capital of the Issuer:			0,002843%

Ownership interest in the ordinary shares of the Issuer and the number of shares of the Issuer of each category (type) that may be acquired due to exercise of the rights under the owned options of the Issuer:

0,002843%

Shareholding in the charter (share) capital (share fund) of subsidiaries and affiliates of the Issuer:			None

Ownership interest in the ordinary shares of any subsidiary or any affiliate of the Issuer and the number of shares of the subsidiary or the affiliate of the Issuer of each category (type) that may be acquired due to exercise of the rights under the owned options of the subsidiary or the affiliate of the Issuer:

None

Nature of any kinship with other persons being the members of the governance bodies of the Issuer and/or the bodies controlling financial and economic activities of the Issuer.	None

Information on being brought to administrative responsibility for any offence in the area of finance, taxation, securities market or any criminal responsibility (any previous conviction) for any crime in the economic area or for any crime against the State.

None

Information on holding of any offices in governance bodies of commercial organizations during the period when against the stated organizations any bankruptcy proceeding was initiated and/or one of bankruptcy procedures was implemented pursuant to the bankruptcy (insolvency) laws of the Russian Federation.

None

4. Surname, name, patronymic, the year of birth: Kudrin, Alexei Leonidovich, 1960.

Education background: college education, Ph.D., Professor, Leningrad State University, Faculty of Economics, 1983.

Offices held at present, including secondary appointment:

Beginning from	Organization	Position
1	2	3
24.09.2007	The Government of the Russian Federation, Ministry of Finance of the Russian Federation	Deputy Prime Minister of the Russian Federation - Minister of Finance of the Russian Federation
The Bank has no information	Alrosa Co. Ltd.	Chairman of the Supervisory Board
The Bank has no information	State Corporation Deposit Insurance Agency	Chairman of the Board of Directors
The Bank has no information	Sberbank of Russia, OJSC	Member of the Supervisory Council
The Bank has no information	National Banking Board	Chairman of the Board
The Bank has no information	State Corporation Bank of Development and Foreign Economic Activity (Vneshekonombank)	Member of the Supervisory Council

Offices held during the last five years, including secondary appointment  (in chronological order):

Beginning from	Until	Organization	Position
1	2	3	4
May 2000	February 2004	The Government of the Russian Federation, Ministry of Finance of the Russian Federation	Deputy Prime Minister of the Russian Federation - Minister of Finance of the Russian Federation
09.03.2004	23.09.2007	Ministry of Finance of the Russian Federation	Minister of Finance of the Russian Federation
24.09.2007	to date	The Government of the Russian Federation, Ministry of Finance of the Russian Federation	Deputy Prime Minister of the Russian Federation - Minister of Finance of the Russian Federation

Shareholding in the charter capital of the Issuer:	None

Ownership interest in the ordinary shares of the Issuer and the number of shares of the Issuer of each category (type) that may be acquired due to exercise of the rights under the owned options of the Issuer:

None

Shareholding in the charter (share) capital (share fund) of subsidiaries and affiliates of the Issuer:	None

Ownership interest in the ordinary shares of any subsidiary or any affiliate of the Issuer and the number of shares of the subsidiary or the affiliate of the Issuer of each category (type) that may be acquired due to exercise of the rights under the owned options of the subsidiary or the affiliate of the Issuer:

None

Nature of any kinship with other persons being the members of the governance bodies of the Issuer and/or the bodies controlling financial and economic activities of the Issuer.	None

Information on being brought to administrative responsibility for any offence in the area of finance, taxation, securities market or any criminal responsibility (any previous conviction) for any crime in the economic area or for any crime against the State.

None

Information on holding of any offices in governance bodies of commercial organizations during the period when against the stated organizations any bankruptcy proceeding was initiated and/or one of bankruptcy procedures was implemented pursuant to the bankruptcy (insolvency) laws of the Russian Federation.

None

5. Surname, name, patronymic, the year of birth: Savatyugin, Alexei Lvovich, 1970.

Education background: college education, 1992, Saint-Petersburg State University, political economics, economist, lecturer in economical branches of science

Offices held at present, including secondary appointment:

Beginning from	Organization	Position
1	2	3
June 2004	Ministry of Finance of the Russian Federation	Director of the Financial Policy Department
The Bank has no information	OJSC Rosgosstrakh	Chairman of the Board of Directors
The Bank has no information	Sberbank of Russia, OJSC	Member of the Supervisory Board
The Bank has no information	State Corporation Deposit Insurance Agency	Member of the Board of Directors
The Bank has no information	National Banking Board	Member of the Board

Offices held during the last five years, including secondary appointment  (in chronological order):

Beginning from	Until	Organization	Position
1	2	3	4
1992	2004	Saint-Petersburg State University	Assistant, senior faculty member of the Chair of Economic Theory and Economical Policy
1999	2004	Non-profit Partnership Financial Markets Research Center (TsIFRy)	Director General
2002	2004	National Association of Securities Market Participants (NAUFOR)	Chairman of the Executive Board
June 2004	to date	Ministry of Finance of the Russian Federation	Director of the Financial Policy Department

Shareholding in the charter capital of the Issuer:			None

Ownership interest in the ordinary shares of the Issuer and the number of shares of the Issuer of each category (type) that may be acquired due to exercise of the rights under the owned options of the Issuer:

			None

Shareholding in the charter (share) capital (share fund) of subsidiaries and affiliates of the Issuer:			None

Ownership interest in the ordinary shares of any subsidiary or any affiliate of the Issuer and the number of shares of the subsidiary or the affiliate of the Issuer of each category (type) that may be acquired due to exercise of the rights under the owned options of the subsidiary or the affiliate of the Issuer:

			None

Nature of any kinship with other persons being the members of the governance bodies of the Issuer and/or the bodies controlling financial and economic activities of the Issuer.			None

Information on being brought to administrative responsibility for any offence in the area of finance, taxation, securities market or any criminal responsibility (any previous conviction) for any crime in the economic area or for any crime against the State.

			None

Information on holding of any offices in governance bodies of commercial organizations during the period when against the stated organizations any bankruptcy proceeding was initiated and/or one of bankruptcy procedures was implemented pursuant to the bankruptcy (insolvency) laws of the Russian Federation.

			None

6. Surname, name, patronymic, the year of birth: Ulyukaev, Alexei Valentinovich, 1956.

Education background: college education, 1979, Faculty of Economics of Moscow State University named after M.V. Lomonosov, Doctor of Science, Economics

Offices held at present, including secondary appointment:

Beginning from	Organization	Position
1	2	3
April 2004	The Bank of Russia	First Deputy Chairman
The Bank has no information	Sberbank of Russia, OJSC	Deputy Chairman of the Executive Board

Offices held during the last five years, including secondary appointment (in chronological order):

Beginning from	Until	Organization	Position
1	2	3	4
June 2000	April 2004	Ministry of Finance of the Russian Federation	First Deputy Minister
April 2004	To date	The Bank of Russia	First Deputy Chairman

Shareholding in the charter capital of the Issuer:	None

Ownership interest in the ordinary shares of the Issuer and the number of shares of the Issuer of each category (type) that may be acquired due to exercise of the rights under the owned options of the Issuer:

None

Shareholding in the charter (share) capital (share fund) of subsidiaries and affiliates of the Issuer:	None

Ownership interest in the ordinary shares of any subsidiary or any affiliate of the Issuer and the number of shares of the subsidiary or the affiliate of the Issuer of each category (type) that may be acquired due to exercise of the rights under the owned options of the subsidiary or the affiliate of the Issuer:

None

Nature of any kinship with other persons being the members of the governance bodies of the Issuer and/or the bodies controlling financial and economic activities of the Issuer.	None

Information on being brought to administrative responsibility for any offence in the area of finance, taxation, securities market or any criminal responsibility (any previous conviction) for any crime in the economic area or for any crime against the State.

None

Information on holding of any offices in governance bodies of commercial organizations during the period when against the stated organizations any bankruptcy proceeding was initiated and/or one of bankruptcy procedures was implemented pursuant to the bankruptcy (insolvency) laws of the Russian Federation.

None

7. Surname, name, patronymic, the year of birth: Warning, Arthur Matthias, 1955.

Education background: college education, 1981, Higher School of Economics (Berlin), national economy.

Offices held at present, including secondary appointment:

Beginning from	Organization	Position
1	2	3
2006	Nord Stream AG (Switzerland)	Managing Director
The Bank has no information	OJSC Bank “Rossiya”	Member of the Board of Directors
The Bank has no information	East-West Institute (USA)	Member of the Board of Directors
April 2009	Bank Crédit Agricole S.A (France)	Member of the International Advisory Council

Offices held during the last five years, including secondary appointment (in chronological order):

Beginning from	Until	Organization	Position
1	2	3	4
2002	2004	CJSC Dresdner Bank	President
2004	2005	Managing Committee of Dresdner Kleinwort for Russia and CIS countries	Chairman
2005	2006	CJSC Dresdner Bank	Chairman of the Board of Directors
2006	To date	Nord Stream AG (Switzerland)	Managing Director

Shareholding in the charter capital of the Issuer:	None

Ownership interest in the ordinary shares of the Issuer and the number of shares of the Issuer of each category (type) that may be acquired due to exercise of the rights under the owned options of the Issuer:

None

Shareholding in the charter (share) capital (share fund) of subsidiaries and affiliates of the Issuer:	None

Ownership interest in the ordinary shares of any subsidiary or any affiliate of the Issuer and the number of shares of the subsidiary or the affiliate of the Issuer of each category (type) that may be acquired due to exercise of the rights under the owned options of the subsidiary or the affiliate of the Issuer:

None

Nature of any kinship with other persons being the members of the governance bodies of the Issuer and/or the bodies controlling financial and economic activities of the Issuer.	None

Information on being brought to administrative responsibility for any offence in the area of finance, taxation, securities market or any criminal responsibility (any previous conviction) for any crime in the economic area or for any crime against the State.

None

Information on holding of any offices in governance bodies of commercial organizations during the period when against the stated organizations any bankruptcy proceeding was initiated and/or one of bankruptcy procedures was implemented pursuant to the bankruptcy (insolvency) laws of the Russian Federation.

None

8. Surname, name, patronymic, the year of birth: Kropachev, Nikolai Mikhailovich, 1959.

Education background: college education, Leningrad State University, 1981, qualification “Lawyer”, Doctor of Juridical Science, Professor.

Offices held at present, including secondary appointment:

Beginning from	Organization	Position
1	2	3
May 2008	Saint-Petersburg State University	Rector

Offices held during the last five years, including secondary appointment (in chronological order):

Beginning from	Until	Organization	Position
1	2	3	4
September 2000	September 2005	Charter Court of Saint-Petersburg	Chairman
October 2006	February 2008	Saint-Petersburg State University	First Pro-Rector

February 2008	May 2008	Saint-Petersburg State University	Acting Rector
May 2008	To date	Saint-Petersburg State University	Rector

Shareholding in the charter capital of the Issuer:	None

Ownership interest in the ordinary shares of the Issuer and the number of shares of the Issuer of each category (type) that may be acquired due to exercise of the rights under the owned options of the Issuer:

None

Shareholding in the charter (share) capital (share fund) of subsidiaries and affiliates of the Issuer:	None

Ownership interest in the ordinary shares of any subsidiary or any affiliate of the Issuer and the number of shares of the subsidiary or the affiliate of the Issuer of each category (type) that may be acquired due to exercise of the rights under the owned options of the subsidiary or the affiliate of the Issuer:

None

Nature of any kinship with other persons being the members of the governance bodies of the Issuer and/or the bodies controlling financial and economic activities of the Issuer.	None

Information on being brought to administrative responsibility for any offence in the area of finance, taxation, securities market or any criminal responsibility (any previous conviction) for any crime in the economic area or for any crime against the State.

None

Information on holding of any offices in governance bodies of commercial organizations during the period when against the stated organizations any bankruptcy proceeding was initiated and/or one of bankruptcy procedures was implemented pursuant to the bankruptcy (insolvency) laws of the Russian Federation.

None

9. Surname, name, patronymic, the year of birth: Eskindarov, Muhadin Abdurahmanovich, 1951.

Education background: college education, Moscow Finance Institute, 1976, qualification “Finance and credit”, Doctor of Economic Science, Professor.

Offices held at present, including secondary appointment:

Beginning from	Organization	Position
1	2	3
2006	Federal State Educational Institution of Higher Professional Education “The Finance Academy under the Government of the Russian Federation”	Rector

Offices held during the last five years, including secondary appointment  (in chronological order):

Beginning from	Until	Organization	Position
1	2	3	4
1992	2006	The Finance Academy under the Government of the Russian Federation / Federal State	Pro-Rector for Economics, Pro-Rector for Educational

		Educational Institution of Higher Professional Education the Finance Academy under the Government of the Russian Federation	Work, First Pro-Rector for Educational Work, First Pro-Rector
2006	to date	Federal State Educational Institution of Higher Professional Education the Finance Academy under the Government of the Russian Federation	Rector

Shareholding in the charter capital of the Issuer:	None

Ownership interest in the ordinary shares of the Issuer and the number of shares of the Issuer of each category (type) that may be acquired due to exercise of the rights under the owned options of the Issuer:

None

Shareholding in the charter (share) capital (share fund) of subsidiaries and affiliates of the Issuer:	None

Ownership interest in the ordinary shares of any subsidiary or any affiliate of the Issuer and the number of shares of the subsidiary or the affiliate of the Issuer of each category (type) that may be acquired due to exercise of the rights under the owned options of the subsidiary or the affiliate of the Issuer:

None

Nature of any kinship with other persons being the members of the governance bodies of the Issuer and/or the bodies controlling financial and economic activities of the Issuer.	None

Information on being brought to administrative responsibility for any offence in the area of finance, taxation, securities market or any criminal responsibility (any previous conviction) for any crime in the economic area or for any crime against the State.

None

Information on holding of any offices in governance bodies of commercial organizations during the period when against the stated organizations any bankruptcy proceeding was initiated and/or one of bankruptcy procedures was implemented pursuant to the bankruptcy (insolvency) laws of the Russian Federation.

None

10. Surname, name, patronymic, the year of birth: Saveliev, Vitaly Gennadievich, 1954.

Education background: college education, Leningrad Polytechnic Institute awarded with the Order of Lenin, named after M.I. Kalinin, 1977, qualification “Construction and Road-building Machinery and Equipment”, Ph.D.

Offices held at present, including secondary appointment:

Beginning from	Organization	Position
1	2	3
2009	Open Joint Stock Company Aeroflot-Russian Airlines	Director General, Member of the Board of Directors

Offices held during the last five years, including secondary appointment  (in chronological order):

Beginning from	Until	Organization	Position
1	2	3	4
2004	2007	Ministry of economic development and trade of the Russian Federation	Deputy Minister
2007	2009	OJSC Joint-Stock Financial Corporation “Sistema”	First Vice-President — Head of the Business Unit “Telecommunication Assets”
2009	to date	Open Joint Stock Company Aeroflot-Russian Airlines	Director General

Shareholding in the charter capital of the Issuer:	None

Ownership interest in the ordinary shares of the Issuer and the number of shares of the Issuer of each category (type) that may be acquired due to exercise of the rights under the owned options of the Issuer:

None

Shareholding in the charter (share) capital (share fund) of subsidiaries and affiliates of the Issuer:	None

Ownership interest in the ordinary shares of any subsidiary or any affiliate of the Issuer and the number of shares of the subsidiary or the affiliate of the Issuer of each category (type) that may be acquired due to exercise of the rights under the owned options of the subsidiary or the affiliate of the Issuer:

None

Nature of any kinship with other persons being the members of the governance bodies of the Issuer and/or the bodies controlling financial and economic activities of the Issuer.	None

Information on being brought to administrative responsibility for any offence in the area of finance, taxation, securities market or any criminal responsibility (any previous conviction) for any crime in the economic area or for any crime against the State.

None

Information on holding of any offices in governance bodies of commercial organizations during the period when against the stated organizations any bankruptcy proceeding was initiated and/or one of bankruptcy procedures was implemented pursuant to the bankruptcy (insolvency) laws of the Russian Federation.

None

11. Surname, name, patronymic, the year of birth: Glazkov, Grigory Yurievich, 1953.

Education background: college education, Leningrad State University, 1979, qualification “National economy planning”.

Offices held at present, including secondary appointment:

Beginning from	Organization	Position
1	2	3
2004	—	Independent consultant

Offices held during the last five years, including secondary appointment (in chronological order):

Beginning from	Until	Organization	Position
1	2	3	4
2002	2004	Psychological Counseling Center “Point of View”	Director

2004	to date	—	Independent consultant

Shareholding in the charter capital of the Issuer:	None

Ownership interest in the ordinary shares of the Issuer and the number of shares of the Issuer of each category (type) that may be acquired due to exercise of the rights under the owned options of the Issuer:

None

Shareholding in the charter (share) capital (share fund) of subsidiaries and affiliates of the Issuer:	None

Ownership interest in the ordinary shares of any subsidiary or any affiliate of the Issuer and the number of shares of the subsidiary or the affiliate of the Issuer of each category (type) that may be acquired due to exercise of the rights under the owned options of the subsidiary or the affiliate of the Issuer:

None

Nature of any kinship with other persons being the members of the governance bodies of the Issuer and/or the bodies controlling financial and economic activities of the Issuer.	None

Information on being brought to administrative responsibility for any offence in the area of finance, taxation, securities market or any criminal responsibility (any previous conviction) for any crime in the economic area or for any crime against the State.

None

Information on holding of any offices in governance bodies of commercial organizations during the period when against the stated organizations any bankruptcy proceeding was initiated and/or one of bankruptcy procedures was implemented pursuant to the bankruptcy (insolvency) laws of the Russian Federation.

None

Collective executive body (the Management Board) of the Issuer

1. Surname, name, patronymic, the year of birth: Dergunova, Olga Konstantinovna, 1965.

Education background: college education, the Moscow Institute of National Economy named after G.V. Plehanov, 25.06.1987, economical cybernetics, economist- mathematician.

Offices held at present, including secondary appointment:

Beginning from	Organization	Position
1	2	3
02.07.2007	JSC VTB Bank	Member of the Management Board
08.10.2007	Insurance Company VTB Insurance Ltd.	Member of the Board of Directors
08.02.2008	VTB 24 (CJSC)	Member of the Supervisory Council
The Bank has no information	OJSC Systematika Group	Member of the Board of Directors
The Bank has no information	VTB Factoring Ltd.	Member of the Board of Directors
10.06.2009	CJSC VTB Capital Holding	Member of the Board of Directors

Offices held during the last five years, including secondary appointment  (in chronological order):

Beginning from	until	Organization	Position
1	2	3	4
01.04.1999	30.06.2004	Moscow Representative Office of Microsoft Ireland Operations Limited	Head of the Representative Office
01.07.2004	30.11.2004	Microsoft Rus Ltd.	General Director
01.12.2004	26.06.2007	Microsoft Rus Ltd.	President of Microsoft Company in Russia and the CIS of the Strategic Development Department
02.07.2007	To date	JSC VTB Bank	Member of the Management Board

Shareholding in the charter capital of the Issuer:	0,000328%

Ownership interest in the ordinary shares of the Issuer and the number of shares of the Issuer of each category (type) that may be acquired due to exercise of the rights under the owned options of the Issuer:

0,000328%

Shareholding in the charter (share) capital (share fund) of subsidiaries and affiliates of the Issuer:	None

Ownership interest in the ordinary shares of any subsidiary or any affiliate of the Issuer and the number of shares of the subsidiary or the affiliate of the Issuer of each category (type) that may be acquired due to exercise of the rights under the owned options of the subsidiary or the affiliate of the Issuer:

None

Nature of any kinship with other persons being the members of the governance bodies of the Issuer and/or the bodies controlling financial and economic activities of the Issuer.	None

Information on being brought to administrative responsibility for any offence in the area of finance, taxation, securities market or any criminal responsibility (any previous conviction) for any crime in the economic area or for any crime against the State.

None

Information on holding of any offices in governance bodies of commercial organizations during the period when against the stated organizations any bankruptcy proceeding was initiated and/or one of bankruptcy procedures was implemented pursuant to the bankruptcy (insolvency) laws of the Russian Federation.

None

2. Surname, name, patronymic, the year of birth: Kostin, Andrey Leonidovich, 1956.

Education background: college education, 1979 r., Moscow State University named after M.V. Lomonosov, political economy; 2001, Finance Academy under the Government of the Russian Federation, Ph.D.

Offices held at present, including secondary appointment:

Beginning from	Organization	Position
1	2	3
11.06.2002	JSC VTB Bank	President- Chairman of the Management Board, Member of the Supervisory Council

30.06.2003	OJSC Sovkomflot	Member of the Board of Directors
30.12.2005	OJSC Bank VTB North-West	Chairman of the Supervisory Council
22.07.2005	Bank VTB 24 (CJSC)	Chairman of the Supervisory Council
07.06.2006	OJSC Oil Company ROSNEFT	Member of the Board of Directors
19.05.2006	All-Russia Non-Governmental Organization Federation of Olympic Gymnastics of Russia	President
18.04.2006	VTB Capital Plc	Chairman of the Advisory Committee
14.04.2004	The Association of Russian Banks (ARB)	Member of the Board
29.01.2003	The Russian Union of Industrialists and Entrepreneurs	Member of the Executive Board Bureau
20.11.2006	OJSC United Aircraft Engineering Corporation	Member of the Board of Directors
30.06.2007	OJSC Russian Railways	Member of the Board of Directors
17.10.2007	JSC VTB Bank	Chairman of the Supervisory Council
17.03.2008	CJSC VTB Capital	Chairman of the Board of Directors
21.09.2007	Congress Center Konstantinovsky Ltd.	Member of the Board of Directors
The Bank has no information	Non-profit Partnership CIS Financial and Banking Council	President
The Bank has no information	Russo-British Chamber of Commerce	Vice-President of the Advisory Council
The Bank has no information	The Fund for Promotion and Development of Physical Fitness and Sports in the Russian Federation	Member of the Board of Guardians
The Bank has no information	Federal State Educational Institution of Higher Professional Education State University - the Higher School of Economics	Member of the Board of Guardians
The Bank has no information	Federal State Educational Institution of Higher Professional Education “Moscow State Institute for International Relations (University) of the Ministry of Foreign Affairs of the Russian Federation”	Member of the Board of Guardians
The Bank has no information	Federal State Educational Institution of Higher Professional Education Saint-Petersburg State University	Member of the Board of Guardians
The Bank has no information	The Fund for Development of the State Russian Museum “Friends of the Russian Museum”	Member of the Board of Guardians
The Bank has no information	White Nights Foundation of America	Member of the Board of Directors
The Bank has no information	The Regional Public Fund for Promotion of Cultural Development “The World of Caucasus”	Member of the Board of Guardians
The Bank has no information	Non-profit Partnership Investment Programs Center of the Russian Orthodox Church	Member of the Board
The Bank has no information	National Political Party “United Russia”	Member of the High Council
The Bank has no information	Non-profit Partnership Governance and Problem Analysis Center	Member of the Board of Guardians
10.06.2009	CJSC VTB Capital Holding	Member of the Board of Directors

Offices held during the last five years, including secondary appointment (in chronological order):

Beginning from	Until	Organization	Position
1	2	3	4
11.06.2002	To date	JSC VTB Bank	President - Chairman of the Management Board

Shareholding in the charter capital of the Issuer:	0,002843%

Ownership interest in the ordinary shares of the Issuer and the number of shares of the Issuer of each category (type) that may be acquired due to exercise of the rights under the owned options of the Issuer:

0,002843%

Shareholding in the charter (share) capital (share fund) of subsidiaries and affiliates of the Issuer:	None

Ownership interest in the ordinary shares of any subsidiary or any affiliate of the Issuer and the number of shares of the subsidiary or the affiliate of the Issuer of each category (type) that may be acquired due to exercise of the rights under the owned options of the subsidiary or the affiliate of the Issuer:

None

Nature of any kinship with other persons being the members of the governance bodies of the Issuer and/or the bodies controlling financial and economic activities of the Issuer.	None

Information on being brought to administrative responsibility for any offence in the area of finance, taxation, securities market or any criminal responsibility (any previous conviction) for any crime in the economic area or for any crime against the State.

None

Information on holding of any offices in governance bodies of commercial organizations during the period when against the stated organizations any bankruptcy proceeding was initiated and/or one of bankruptcy procedures was implemented pursuant to the bankruptcy (insolvency) laws of the Russian Federation.

None

3. Surname, name, patronymic, the year of birth: Novikov, Evgeny Valerievich, 1966.

Education background: college education, Leningrad Polytechnic Institute awarded with the Order of Lenin, named after M.I. Kalinin, 1989, robotics systems, engineer-electrician; the Northwestern Academy of State Service, 2002, finance and credit, economist.

Offices held at present, including secondary appointment:

Beginning from	Organization	Position
1	2	3
21.06.2007	JSC VTB Bank	Member of the Management Board
The Bank has no information	VTB Factoring Ltd.	Member of the Board of Directors
19.12.2008	CJSC VTB Debt Centre	Member of the Board of Directors
10.06.2009	CJSC VTB Capital Holding	Member of the Board of Directors

Offices held during the last five years, including secondary appointment  (in chronological order):

Beginning from	Until	Organization	Position
1	2	3	4
01.10.1998	26.11.2003	OJSC Industry and Construction Bank	Head of the Directorate of Asset and Liability Operations Management
27.11.2003	20.06.2007	OJSC Industry and Construction Bank/ OJSC Bank VTB North-West	Deputy Chairman of the Management Board
21.06.2007	To date	JSC VTB Bank	Member of the Management Board

Shareholding in the charter capital of the Issuer:	None

Ownership interest in the ordinary shares of the Issuer and the number of shares of the Issuer of each category (type) that may be acquired due to exercise of the rights under the owned options of the Issuer:

None

Shareholding in the charter (share) capital (share fund) of subsidiaries and affiliates of the Issuer:	None

Ownership interest in the ordinary shares of any subsidiary or any affiliate of the Issuer and the number of shares of the subsidiary or the affiliate of the Issuer of each category (type) that may be acquired due to exercise of the rights under the owned options of the subsidiary or the affiliate of the Issuer:

None

Nature of any kinship with other persons being the members of the governance bodies of the Issuer and/or the bodies controlling financial and economic activities of the Issuer.	None

Information on being brought to administrative responsibility for any offence in the area of finance, taxation, securities market or any criminal responsibility (any previous conviction) for any crime in the economic area or for any crime against the State.

None

Information on holding of any offices in governance bodies of commercial organizations during the period when against the stated organizations any bankruptcy proceeding was initiated and/or one of bankruptcy procedures was implemented pursuant to the bankruptcy (insolvency) laws of the Russian Federation.

None

4. Surname, name, patronymic, the year of birth: Puchkov, Andrei Sergeevich, 1977.

Education background: college education, Moscow State University named after M.V. Lomonosov, 1998, jurisprudence, lawyer

Offices held at present, including secondary appointment:

Beginning from	Organization	Position
1	2	3
09.12.2008	JSC VTB Bank	Deputy President-Chairman of the Management Board
08.07.2005	Russian Commercial Bank (Cyprus) Ltd	Member of the Board of Directors
10.02.2006	VTB Bank (France) S.A.	Member of the Supervisory Council

03.04.2006	JSC VTB Bank	Member of the Supervisory Council
18.04.2006	VTB Bank Europe Plc	Member of the Advisory Committee
26.06.2006	VTB 24 (CJSC)	Member of the Supervisory Council
03.03.2006	OJSC Bank VTB North-West	Member of the Supervisory Council
16.11.2007	CJSC VTB-Development	Chairman of the Supervisory Council
31.07.2008	OJSC VTB-Leasing	Chairman of the Board of Directors
10.06.2009	CJSC VTB Capital Holding	Member of the Board of Directors
14.01.2009	CJSC VTB Debt Center	Chairman of the Board of Directors
30.04.2009	CJSC Managing Company Dinamo	Member of the Board of Directors

Offices held during the last five years, including secondary appointment (in chronological order):

Beginning from	Until	Organization	Position
1	2	3	4
25.12.2002	30.06.2005	The Bank of Foreign Trade (Open Joint Stock Company)	Vice-President-Head of the Legal Department
01.07.2005	18.10.2005	The Bank of Foreign Trade (Open Joint Stock Company)	Senior Vice-President - Head of the Legal Department
19.10.2005	20.06.2007	JSC VTB Bank	Senior Vice-President
21.06.2007	08.12.2008	JSC VTB Bank	Member of the Management Board
09.12.2008	To date	JSC VTB Bank	Deputy President-Chairman of the Management Board

Shareholding in the charter capital of the Issuer:	0,000569%

Ownership interest in the ordinary shares of the Issuer and the number of shares of the Issuer of each category (type) that may be acquired due to exercise of the rights under the owned options of the Issuer:

0,000569%

Shareholding in the charter (share) capital (share fund) of subsidiaries and affiliates of the Issuer:	None

Ownership interest in the ordinary shares of any subsidiary or any affiliate of the Issuer and the number of shares of the subsidiary or the affiliate of the Issuer of each category (type) that may be acquired due to exercise of the rights under the owned options of the subsidiary or the affiliate of the Issuer:

None

Nature of any kinship with other persons being the members of the governance bodies of the Issuer and/or the bodies controlling financial and economic activities of the Issuer.	None

Information on being brought to administrative responsibility for any offence in the area of finance, taxation, securities market or any criminal responsibility (any previous conviction) for any crime in the economic area or for any crime against the State.

None

Information on holding of any offices in governance bodies of commercial organizations during the period when against the stated organizations any bankruptcy proceeding was initiated and/or one of bankruptcy procedures was implemented pursuant to the bankruptcy (insolvency) laws of the Russian Federation.

None

5. Surname, name, patronymic, the year of birth: Soldatenkov, Gennady Vladimirovich, 1952.

Education background: college education, the Moscow Finance Institute, 1975, economist; The Moscow Higher Political School, 1989, a lecturer in scientific communism.

Offices held at present, including secondary appointment:

Beginning from	Organization	Position
1	2	3
25.01.2001	JSC VTB Bank	Deputy President-Chairman of the Management Board
The Bank has no information	Non-commercial Partnership MOSCOW STOCK EXCHANGE	Member of the Exchange Board
The Bank has no information	Moscow Chamber of Commerce and Industry	Member of the Presidium
29.06.2009	CJSC Football Club Dinamo-Moscow	Member of the Board of Directors

Offices held during the last five years, including secondary appointment (in chronological order):

Beginning from	Until	Organization	Position
1	2	3	4
25.01.2001	To date	JSC VTB Bank	Deputy President-Chairman of the Management Board

Shareholding in the charter capital of the Issuer:	0,002296%

Ownership interest in the ordinary shares of the Issuer and the number of shares of the Issuer of each category (type) that may be acquired due to exercise of the rights under the owned options of the Issuer:

0,002296%

Shareholding in the charter (share) capital (share fund) of subsidiaries and affiliates of the Issuer:	None

Ownership interest in the ordinary shares of any subsidiary or any affiliate of the Issuer and the number of shares of the subsidiary or the affiliate of the Issuer of each category (type) that may be acquired due to exercise of the rights under the owned options of the subsidiary or the affiliate of the Issuer:

None

Nature of any kinship with other persons being the members of the governance bodies of the Issuer and/or the bodies controlling financial and economic activities of the Issuer.	None

Information on being brought to administrative responsibility for any offence in the area of finance, taxation, securities market or any criminal responsibility (any previous conviction) for any crime in the economic area or for any crime against the State.

None

Information on holding of any offices in governance bodies of commercial organizations during the period when against the stated organizations any bankruptcy proceeding was initiated and/or one of bankruptcy procedures was implemented pursuant to the bankruptcy (insolvency) laws of the Russian Federation.

None

6. Surname, name, patronymic, the year of birth: Titov, Vasily Nikolaevich, 1960.

Education background: college education, Leningrad State University named after A.A. Zhdanov, 1983, historian; Finance Academy under the Government of the Russian Federation, 2002, economist.

Offices held at present, including secondary appointment:

Beginning from	Organization	Position
1	2	3
20.06.2007	JSC VTB Bank	Deputy President-Chairman of the Management Board

The Bank has no information	VTB Bank (France) S.A.	Member of the Supervisory Council

The Bank has no information	JSC VTB Bank	Member of the Supervisory Council

The Bank has no information	CJSC Interfax-China	Member of the Board of Directors

The Bank has no information	OJSC AVVA	Member of the Board of Directors

The Bank has no information	Non-commercial Organization Association of Russian Regional Banks	Member of the Board

The Bank has no information	Non-profit Partnership CIS Financial and Banking Council	Member of the Co-ordination Committee

The Bank has no information	The Fund for Development of the State Russian Museum “Friends of the Russian Museum”	Member of the Board of Guardians

The Bank has no information	The EARLYMUSIC Revival Foundation	Member of the Board of Guardians

The Bank has no information	Non-profit Organization “The Bolshoy Theater Foundation”	Chairman of the Board

The Bank has no information	International Federation of Gymnastics	Member of the Executive Committee

29.06.2009	CJSC Football Club Dinamo-Moscow	Chairman of the Board of Directors

Offices held during the last five years, including secondary appointment (in chronological order):

Beginning from	Until	Organization	Position
1	2	3	4
28.07.2003	21.12.2004	The Bank of Foreign Trade (Open Joint Stock Company)	Senior Vice-President
22.12.2004	09.06.2007	JSC VTB Bank	Member of the Management Board, Senior Vice-President
20.06.2007	To date	JSC VTB Bank	Deputy President-Chairman of the Management Board

Shareholding in the charter capital of the Issuer:	0,000765%

Ownership interest in the ordinary shares of the Issuer and the number of shares of the Issuer of each category (type) that may be acquired due to exercise of the rights under the owned options of the Issuer:

0,000765%

Shareholding in the charter (share) capital (share fund) of subsidiaries and affiliates of the Issuer:	None

Ownership interest in the ordinary shares of any subsidiary or any affiliate of the Issuer and the number of shares of the subsidiary or the affiliate of the Issuer of each category (type) that may be acquired due to exercise of the rights under the owned options of the subsidiary or the affiliate of the Issuer:

None

Nature of any kinship with other persons being the members of the governance bodies of the Issuer and/or the bodies controlling financial and economic activities of the Issuer.	None

Information on being brought to administrative responsibility for any offence in the area of finance, taxation, securities market or any criminal responsibility (any previous conviction) for any crime in the economic area or for any crime against the State.

None

Information on holding of any offices in governance bodies of commercial organizations during the period when against the stated organizations any bankruptcy proceeding was initiated and/or one of bankruptcy procedures was implemented pursuant to the bankruptcy (insolvency) laws of the Russian Federation.

None

7. Surname, name, patronymic, the year of birth: Tsekhomsky, Nikolai Viktorovich, 1974.

Education background: college education, Saint-Petersburg State Academy of Engineering and Economics, 1995, Bachelor of Management; Saint-Petersburg State Academy of Engineering and Economics, 1996, economics and management in machine industry, economist-manager, Ph.D.

Offices held at present, including secondary appointment:

Beginning from	Organization	Position
1	2	3
21.06.2007	JSC VTB Bank	Member of the Management Board
26.06.2006	VTB 24 (CJSC)	Member of the Supervisory Council
03.03.2006	OJSC Bank VTB North-West	Member of the Supervisory Council
25.01.2007	JSC VTB Bank	Member of the Supervisory Council
18.04.2006	VTB Capital Plc.	Member of the Advisory Committee
17.03.2008	CJSC VTB Capital	Member of the Board of Directors
The Bank has no information	OJSC VTB-Leasing	Member of the Board of Directors
30.11.2007	INTERPIPE Limited	Member of the Board of Directors

The Bank has no information	VTB Factoring Ltd.	Member of the Board of Directors
19.12.2008	CJSC VTB Debt Center	Member of the Board of Directors
The Bank has no information	OJSC IDGC Holding	Member of the Board of Directors
11.01.2009	VTB Capital Holding IB Ltd.	Member of the Board of Directors
10.06.2009	CJSC VTB Capital Holding	Member of the Board of Directors
30.06.2009	CJSC Central United Registrar	Member of the Board of Directors

Offices held during the last five years, including secondary appointment  (in chronological order):

Beginning from	Until	Organization	Position
1	2	3	4
01.07.2003	31.05.2004	Mobile TeleSystems OJSC	Vice-President for financial issues
01.06.2004	14.08.2005	Mobile TeleSystems OJSC	Vice-President for finances of the Corporate Center of the Financial Block
15.08.2005	15.10.2005	Mobile TeleSystems OJSC	Vice-President for finances and investments of the Corporate Center of the Financial Block
18.10.2005	20.06.2007	JSC VTB Bank	Senior Vice-President
21.06.2007	To date	JSC VTB Bank	Member of the Management Board

Shareholding in the charter capital of the Issuer:	0,000142%

Ownership interest in the ordinary shares of the Issuer and the number of shares of the Issuer of each category (type) that may be acquired due to exercise of the rights under the owned options of the Issuer:

0,000142%

Shareholding in the charter (share) capital (share fund) of subsidiaries and affiliates of the Issuer:	None

Ownership interest in the ordinary shares of any subsidiary or any affiliate of the Issuer and the number of shares of the subsidiary or the affiliate of the Issuer of each category (type) that may be acquired due to exercise of the rights under the owned options of the subsidiary or the affiliate of the Issuer:

None

Nature of any kinship with other persons being the members of the governance bodies of the Issuer and/or the bodies controlling financial and economic activities of the Issuer.	None

Information on being brought to administrative responsibility for any offence in the area of finance, taxation, securities market or any criminal responsibility (any previous conviction) for any crime in the economic area or for any crime against the State.

None

Information on holding of any offices in governance bodies of commercial organizations during the period when against the stated organizations any bankruptcy proceeding was initiated and/or one of bankruptcy procedures was implemented pursuant to the bankruptcy (insolvency) laws of the Russian Federation.

None

8. Surname, name, patronymic, the year of birth: Kuzovlev, Mikhail Valerievich, 1966.

Education background: college education, Moscow State Institute for International Relations of the Ministry of Foreign Affairs of the USSR, 1988, international economic relations, economist in the area of international economic relations with language qualification.

Offices held at present, including secondary appointment:

Beginning from	Organization	Position
1	2	3
06.06.2003	Rafinco (Russian-American Finance Corporation)	Chairman of the Board of Directors
05.09.2008	JSC VTB Bank	First Deputy President-Chairman of the Management Board
12.08.2008	Russian Commercial Bank (Cyprus) Ltd	Chairman of the Board of Directors
30.04.2009	CJSC Managing Company Dinamo	Member of the Board of Directors

Offices held during the last five years, including secondary appointment (in chronological order):

Beginning from	Until	Organization	Position
1	2	3	4
22.07.2004	23.06.2005	VTB 24 (CJSC)	Chairman of the Management Board
24.06.2005	08.07.2005	VTB 24 (CJSC)	President - Chairman of the Management Board
09.07.2005	04.09.2008	Russian Commercial Bank (Cyprus) Ltd	Executive Managing Director
05.09.2008	To date	JSC VTB Bank	First Deputy President-Chairman of the Management Board

Shareholding in the charter capital of the Issuer:			None

Ownership interest in the ordinary shares of the Issuer and the number of shares of the Issuer of each category (type) that may be acquired due to exercise of the rights under the owned options of the Issuer:

			None

Shareholding in the charter (share) capital (share fund) of subsidiaries and affiliates of the Issuer:			None

Ownership interest in the ordinary shares of any subsidiary or any affiliate of the Issuer and the number of shares of the subsidiary or the affiliate of the Issuer of each category (type) that may be acquired due to exercise of the rights under the owned options of the subsidiary or the affiliate of the Issuer:

			None

Nature of any kinship with other persons being the members of the governance bodies of the Issuer and/or the bodies controlling financial and economic activities of the Issuer.	None

Information on being brought to administrative responsibility for any offence in the area of finance, taxation, securities market or any criminal responsibility (any previous conviction) for any crime in the economic area or for any crime against the State.

None

Information on holding of any offices in governance bodies of commercial organizations during the period when against the stated organizations any bankruptcy proceeding was initiated and/or one of bankruptcy procedures was implemented pursuant to the bankruptcy (insolvency) laws of the Russian Federation.

None

9. Surname, name, patronymic, the year of birth: Lukyanenko, Valery Vasilievich, 1955.

Education background: college education, Novosibirsk Agricultural Institute, 1982, graduated agriculturer, Ph.D., Doctor of Science, Economics.

Offices held at present, including secondary appointment:

Beginning from	Organization	Position
1	2	3
09.12.2008	JSC VTB Bank	Member of the Management Board

Offices held during the last five years, including secondary appointment (in chronological order):

Beginning from	Until	Organization	Position
1	2	3	4
09.06.2003	20.01.2005	JSC VTB Bank	Vice-President
21.01.2005	05.12.2005	JSC VTB Bank	Vice-President-Head of Large Corporate Business 4,
06.12.2005	02.07.2006	JSC VTB Bank	Senior Vice-President - Corporate Business President
03.07.2006	01.04.2007	JSC VTB Bank	Senior Vice President- Head of Mid-Size Corporate Business Department
02.04.2007	19.08.2007	JSC VTB Bank	Senior Vice-President - Corporate Business President
20.08.2007	08.12.2008	JSC VTB Bank	Senior Vice-President
09.12.2008	to date	JSC VTB Bank	Member of the Management Board

Shareholding in the charter capital of the Issuer:			0,000895%

Ownership interest in the ordinary shares of the Issuer and the number of shares of the Issuer of each category (type) that may be acquired due to exercise of the rights under the owned options of the Issuer:

			0,000895%

Shareholding in the charter (share) capital (share fund) of subsidiaries and affiliates of the Issuer:	None

Ownership interest in the ordinary shares of any subsidiary or any affiliate of the Issuer and the number of shares of the subsidiary or the affiliate of the Issuer of each category (type) that may be acquired due to exercise of the rights under the owned options of the subsidiary or the affiliate of the Issuer:

None

Nature of any kinship with other persons being the members of the governance bodies of the Issuer and/or the bodies controlling financial and economic activities of the Issuer.	None

Information on being brought to administrative responsibility for any offence in the area of finance, taxation, securities market or any criminal responsibility (any previous conviction) for any crime in the economic area or for any crime against the State.

None

Information on holding of any offices in governance bodies of commercial organizations during the period when against the stated organizations any bankruptcy proceeding was initiated and/or one of bankruptcy procedures was implemented pursuant to the bankruptcy (insolvency) laws of the Russian Federation.

None

Sole Executive Body (Chairman of the Management Board) of the Issuer.

Surname, name, patronymic, the year of birth: Kostin, Andrei Leonidovich, 1956.

Education background: college education, 1979, Moscow State University named after M.V. Lomonosov, political economics; 2001, the Finance Academy under the Government of the Russian Federation, Ph.D.

Offices held at present, including secondary appointment:

Beginning from	Organization	Position
1	2	3
11.06.2002	JSC VTB Bank	President – Chairman of the Management Board, Member of the Supervisory Council
30.06.2003	OJSC Sovkomflot	Member of the Board of Directors
30.12.2005	OJSC Bank VTB North-West	Chairman of the Supervisory Council
22.07.2005	VTB 24 (CJSC)	Chairman of the Supervisory Council
07.06.2006	OJSC “Oil Company ROSNEFT”	Member of the Board of Directors
19.05.2006	All-Russia Non-Governmental Organization Federation of Olympic Gymnastics of Russia	President
18.04.2006	VTB Capital Plc	Chairman of the Advisory Committee
14.04.2004	The Association of Russian Banks (ARB)	Member of the Board
29.01.2003	The Russian Union of Industrialists and Entrepreneurs	Member of the Executive Board Bureau
20.11.2006	OJSC United Aircraft Engineering Corporation	Member of the Board of Directors
30.06.2007	OJSC Russian Railways	Member of the Board of Directors
17.10.2007	JSC VTB Bank	Chairman of the Supervisory Council

17.03.2008	CJSC VTB Capital	Chairman of the Board of Directors
21.09.2007	Congress Center Konstantinovsky Ltd.	Member of the Board of Directors
The Bank has no information	Non-profit Partnership CIS Financial and Banking Council	President
The Bank has no information	Russo-British Chamber of Commerce	Vice-President of the Advisory Committee
The Bank has no information	The Fund for Promotion and Development of Physical Fitness and Sports in the Russian Federation	Member of the Board of Guardians
The Bank has no information	Federal State Educational Institution of Higher Professional Education State University - The Higher School of Economics	Member of the Board of Guardians
The Bank has no information	Federal State Educational Institution of Higher Professional Education “Moscow State Institute for International Relations (University) of the Ministry of Foreign Affairs of the Russian Federation”	Member of the Board of Guardians
The Bank has no information	Federal State Educational Institution of Higher Professional Education Saint-Petersburg State University	Member of the Board of Guardians
The Bank has no information	The Fund for Development of the State Russian Museum “Friends of the Russian Museum”	Member of the Board of Guardians
The Bank has no information	White Nights Foundation of America	Member of the Board of Directors
The Bank has no information	The Regional Public Fund for Promotion of Cultural Development “The World of Caucasus”	Member of the Board of Guardians
The Bank has no information	Non-profit Partnership Investment Programs Center of the Russian Orthodox Church”	Member of the Board
The Bank has no information	National Political Party “United Russia”	Member of the High Council
The Bank has no information	Non-profit Partnership Governance and Problem Analysis Center	Member of the Board of Guardians
10.06.2009	CJSC VTB Capital Holding	Member of the Board of Directors

Offices held during the last five years, including secondary appointment (in chronological order):

Beginning from	Until	Organization	Position
1	2	3	4
11.06.2002	To date	JSC VTB Bank	President-Chairmen of the Management Board

Shareholding in the charter capital of the Issuer:			0,002843%

Ownership interest in the ordinary shares of the Issuer and the number of shares of the Issuer of each category (type) that may be acquired due to exercise of the rights under the owned options of the Issuer:

0,002843%

Shareholding in the charter (share) capital (share fund) of subsidiaries and affiliates of the Issuer:			None

Ownership interest in the ordinary shares of any subsidiary or any affiliate of the Issuer and the number of shares of the subsidiary or the affiliate of the Issuer of each category (type) that may be acquired due to exercise of the rights under the owned options of the subsidiary or the affiliate of the Issuer:

None

Nature of any kinship with other persons being the members of the governance bodies of the Issuer and/or the bodies controlling financial and economic activities of the Issuer.	None

Information on being brought to administrative responsibility for any offence in the area of finance, taxation, securities market or any criminal responsibility (any previous conviction) for any crime in the economic area or for any crime against the State.

None

Information on holding of any offices in governance bodies of commercial organizations during the period when against the stated organizations any bankruptcy proceeding was initiated and/or one of bankruptcy procedures was implemented pursuant to the bankruptcy (insolvency) laws of the Russian Federation.

None

6.3. Information on the Amount of Remuneration, Benefits and/or Compensation for Expenses by Each Governance Body of the Issuer

During the last completed financial year, the remuneration paid to the independent members of the Supervisory Council amounted to 4,397.7 thousand rubles. No payments were made to other members of the Supervisory Council during the last completed financial year.

In the current year, the annual General Meeting of the Issuer’s Shareholders, that was held on June 29, 2009, resolved as follows:

a) the remuneration to the independent members of the Supervisory Council shall be paid in the following amount:

• to Matthias Warning — in the amount equivalent to US$80,000 for performing functions of the independent member of the Supervisory Council, US$30,000 for performing functions of the Chairmen of the Audit Supervisory Council;

• to Nikolai Mikhailovich Kropachev - in the amount equivalent to US$80,000 for performing functions of the independent member of the Supervisory Council.

b) all expenses incurred by the independent members of the Supervisory Council due to performance by the independent members of the Supervisory Council of their functions, namely: accommodation, travel expenses, including VIP lounge services, other dues and charges for any air and/or railway transportation services.

The Issuer passed no resolution on payment of remunerations (compensations) to other members of the Supervisory Council in the current financial year.

The amount of remuneration paid to the members of the Management Board in 2008 was 533,919.2 thousand rubles (salaries, bonuses).

In the first six months of 2009, the amount of remuneration paid to the members of the Management Board in 2008 was 120,089.58 thousand rubles (salaries, bonuses).

6.4. Information on Structure and Competence of the Bodies Supervising over Financial and Business Activities of the Issuer

Statutory Audit Commission

Competence:

Procedures for the Bank’s Statutory Audit Commission were set in the Regulation on the Statutory Audit Commission of OJSC Vneshtorgbank approved by the General Meeting of Shareholders.

The Statutory Audit Commission shall supervise the Bank’s compliance with the applicable legislation and other regulations governing its activities, monitor the efficiency of the Bank’s internal control and the legitimacy of its transactions (by complete or partial audit).

The audit (check) of the Bank’s financial and business performance shall be conducted basing on the Bank’s operations at the end of the year, as well as at any other time on the initiative of the Statutory Audit Commission, by decision of the General Meeting of Shareholders or the Supervisory Council, or at the request of the Bank’s shareholder(s) owning in the aggregate at least 10 per cent of the voting shares of the Bank.

The Statutory Audit Commission shall submit to the General Meeting of Shareholders a report on the audit (check) performed, and its opinion on the Bank’s annual financial statements, including profit and loss statement, to be approved by the annual General Meeting of Shareholders, accompanied with recommendations regarding the remedy of the identified non-compliances.

Basing on the audit (check) results, upon any threat to the Bank’s or its customers’ interests, or if any power abuse by the Bank’s officials is revealed, the Statutory Audit Commission can demand that an extraordinary General Meeting of Shareholders of the Bank be called.

The Statutory Audit Commission shall submit its duly executed audit reports to the Supervisory Council and the Management Board for the necessary actions to be immediately undertaken.

Information on the System of Internal Control over Financial and Business Activities of the Issuer.

Internal Control Division.

In order to perform internal control and assist the governance bodies in ensuring efficient performance of the Bank, the Internal Control Division is set within the Bank’s structure (previously the Internal Control Service). The Internal Control Division was formed and operate on the basis of the applicable legislation, the Bank’s Charter, Regulation on Internal Control Division to be approved by the Supervisory Council of the Bank and other bylaws of the Bank.

The Internal Control Division formed and executes its functions as an independent structural unit of the Bank and shall not rely in its activities on any other structural units of the Bank.

To perform internal control at the Bank’s branches, the Internal Control Division structure includes groups for internal control at the branches.

The Head of the Bank’s Internal Control Division shall be appointed and removed by the Bank’s Supervisory Council. The Head of the Internal Control Division shall report to the Bank’s Supervisory Council.

The key personnel of the internal control system includes Senior Vice-President — Head of the Internal Control Division E.R. Norov, Deputy Head of the Internal Control Division S.V. Kulikova, Deputy Head of the Internal Control Division — Head of the Department for Interaction of Internal Control Structural Units within the Bank Group A.V. Protsko.

Beginning from August 2, 2006, Deputy Head of the Internal Control Division S.V. Kulikova was authorized to act as the Controller of Professional Securities Market Participant with regard to depositary activity.

Beginning from July 15, 2008, Chief Auditor of the Banking Operations Monitoring Department of the Internal Control Division T.I. Dobrotina was authorized to act as the Controller of Professional Securities Market Participant with regard to the Bank’s specialized depositary activity.

Beginning from May 15, 2008, the Controller of Professional Securities Market Participant of the Banking Operations Monitoring Department of the Internal Control Division O.A. Parfenov was authorized to act as the Controller of Professional Securities Market Participant with regard to brokerage, dealer activity and securities management activity.

A Controller of Professional Securities Market Participant shall submit the quarterly activity report for consideration at the nearest Bank’ Supervisory Council meeting held after such report preparation.

The main functions of the Internal Control Division were determined in Regulation on the Internal Control Division of the Bank approved by the Supervisory Council of JSC VTB Bank (Minutes No 5 dated October 21, 2004), Regulation on Organization of Internal Control at OJSC Vneshtorgbank put in effect by Order No 513 dated July 2, 2004.

The Internal Control Division shall:

•                  Check and assess the efficiency of the internal control system;

•                  Check completeness of application and efficiency of the bank risk assessment methodology and the bank risk management procedures (methodics, programs, rules, regulations and procedures for bank operations and transactions, bank risk management);

•                  Check functioning reliability of the internal control system with regard to the use of the automated information systems, including monitoring of the database integrity and protection thereof from any unauthorized access and/or use, availability of contingency action plans;

•                  Check the accuracy, completeness, objectivity and timeliness of accounts and statements and test it,

check reliability (including accuracy, completeness and objectivity) and timeliness of the information and statements collecting and submitting;

•                  Check the accuracy, completeness, objectivity and timely submission of other data to any governmental authorities and the Bank of Russia in accordance with the regulatory legal acts;

•                  Check the methods applied to ensure safety of the Bank’s property;

•                  Check compliance of the Bank’s by-laws with the regulatory legal acts, standards for self-regulatory organizations;

•                  Check the internal control processes and procedures;

•                  Check the systems implemented for the purposes of compliance with the legal requirements, professional codes of conduct;

•                  Coordinate activity of JSC VTB Bank’s subsidiary banks in the area of the internal control and audit;

•                  Perform other functions provided for by Regulation of the Bank of Russia No 242-P dated December 16, 2003 “On Organization of Internal Control at Credit Institutions and Bank Groups” and by-laws of the Bank.

The Internal Control Division shall be accountable to the Supervisory Council of the Bank, to which it shall submit its activity reports at least twice a year, including the report on implementation of the check schedule. At least once every half-year, the report (information) on the measures undertaken to implement recommendations and remedy the revealed non-compliances shall be brought to the notice of the Supervisory Council, President-Chairman of the Management Board and the Management Board of the Bank. In his day-to-day activity, the Head of the Internal Control Division shall interact with the President-Chairman of the Management Board of the Bank, inform him of the work performed and follow his instructions. General management of the internal control system shall be carried out by the President-Chairman of the Management Board of the Bank.

The Internal Control Division, within its competence, shall cooperate with the Bank’s external auditors by providing the information on the Bank’s internal control system, any major non-compliance revealed by the Internal Control Division during the audited period.

For the purpose of the analysis and maintenance of the efficient and adequate internal control system, the Bank’s Audit Committee was formed by resolution of the Supervisory Council in April 2007.

Members of the Audit Committee shall be appointed from among the Bank’s Supervisory Council members having professional experience and knowledge in the area of the internal control, audit, finances, and accounting and financial institution management.

Exclusive functions of the Audit Committee shall include:

•                  assessment of the candidates to the Bank’s auditors;

•                  assessment of the Bank’s auditor opinion;

•                  assessment of the Bank’s internal control procedures efficiency and development of proposals on improvement thereof.

The Audit Committee shall submit the annual report on implementation of the functions performed to the Supervisory Council.

The documents subject to disclosure pursuant to the requirements of the applicable legislation may be found at the Bank’s Web-site www.vtb.ru

Information on availability of the Issuer’s internal document setting the rules for prevention of the confidential (insider) information use.

At the Bank, there was developed a number of documents (the copies thereof are attached) setting the rules for prevention of the confidential (insider) information use:

•                  Instruction on Internal Control over Professional Activity in the Securities Market at OJSC Vneshtorgbank put into effect by OJSC Vneshtorgbank Order No 611 dated August 2, 2006;

•                  List of Measures Aimed at Confidential Information Illegal Use Prevention upon Conducting Professional Activity in Securities Market by the Bank of Foreign Trade (Open Joint Stock Company) put into effect by OJSC Vneshtorgbank Order No 429 dated June 30, 2003;

•                  List of Measures Aimed at Conflict of Interests Prevention upon Conducting Professional Activity in Securities Market by the Bank of Foreign Trade (Open Joint Stock Company) put into effect by OJSC Vneshtorgbank Order No 428 dated June 30, 2003;

•                  Regulation on Use of Information on JSC VTB Bank activity, JSC VTB Bank’s Securities and Transactions Therewith, That Is Not Public and Disclosure of Which May Significantly Influence the Market value of JSC VTB Bank’s Securities approved by the Supervisory Council of VTB Bank

(Open Joint Stock Company) (Minutes No 5 dated April 4, 2007).

6.5. Information on Members of Bodies Supervising over Financial and Business Activities of the Issuer

1.

Full name	Bogomolova, Tatiana Alexandrovna
The year of birth	1961
Education background	College education, Moscow Technological Institute, 1985; the Academy of State and Municipal Administration, 1998; State University of Land Management, 1999: qualification — accounting, economist.

Offices held at present, including secondary appointment:

Beginning from	Organization	Position
1	2	3
July 2008	Federal Agency for State Property Management

Deputy Head of the Non-productive Organizations and Foreign Property Department – Head of the Financial and Credit, Foreign Economic Organizations Division of the Property of Financial and Credit, Foreign Economic, Land Management and Taxation Organizations’ Property Department

Offices held during the last five years, including secondary appointment (in chronological order):

Beginning from	Until	Organization	Position
1	2	3	4
The Bank has no information	May 2004	Federal Agency for Federal Property Management	Advisor of the Transportation State Property Division of the State Property Department TE
June 2004	August 2004	Federal Agency for Federal Property Management	Deputy Head of the Social Organizations’ Property Division of the Scientific and Social Organizations’ Property Department
August 2004	July 2006	Federal Agency for Federal Property Management	Head of the Foreign Economic Organizations’ Property Division of the Financial and Credit, Foreign Economic, Taxation and Customs Organizations’ Property Department
August 2006	July 2008	Federal Agency for Federal Property Management	Head of the Financial and Credit, Foreign Economic Organizations Division of the Financial and Credit, Foreign Economic Organizations’ Property and Foreign Property Department
July 2008	To date	Federal Agency for State	Deputy Head of the Non-

Property Management

productive Organizations and Foreign Property Department – Head of the Financial and Credit, Foreign Economic Organizations Division of the Property of Financial and Credit, Foreign Economic, Land Management and Taxation Organizations’ Property Department

Shareholding in the charter capital of the Issuer	None

Ownership interest in the ordinary shares of the Issuer and the number of shares of the Issuer of each category (type) that may be acquired due to exercise of the rights under the owned options of the Issuer:

None

Shareholding in the charter (share) capital (share fund) of subsidiaries and affiliates of the Issuer:	None

Ownership interest in the ordinary shares of any subsidiary or any affiliate of the Issuer and the number of shares of the subsidiary or the affiliate of the Issuer of each category (type) that may be acquired due to exercise of the rights under the owned options of the subsidiary or the affiliate of the Issuer:

None

Nature of any kinship with other members of the bodies of the Issuer controlling its financial and economic activities, members of the Board of Directors (the Supervisory Council) of the Issuer, members of the collegial executive body of the Issuer, the person holding the office of Sole Executive Body of the Issuer.

None

Information on being brought to administrative responsibility for any offence in the area of finance, taxation, securities market or any criminal responsibility (any previous conviction) for any crime in the economic area or for any crime against the State.

None

Information on holding of any offices in governance bodies of commercial organizations during the period when against the stated organizations any bankruptcy proceeding was initiated and/or one of bankruptcy procedures was implemented pursuant to the bankruptcy (insolvency) laws of the Russian Federation.

None

2.

Full name	Lukov, Vadimir Valentinovich
The year of birth	1963
Education background	College education, 1989, Moscow Regional Pedagogical

Institute named after N.K. Krupskaya, history and the Soviet law.

Offices held at present, including secondary appointment:

Beginning from	Organization	Position
1	2	3
July 2004 г.	Ministry of Finance of the Russian Federation	Deputy Director of the Financial Policy Department of the Ministry of Finance of the Russian Federation
The Bank has no information	State Corporation “Deposit Insurance Agency”	Member of the Board of Directors

Offices held during the last five years, including secondary appointment (in chronological order):

Beginning from	Until	Organization	Position
1	2	3	4
June 2004 г.	to date	Ministry of Finance of the Russian Federation	Deputy Director of the Financial Policy Department of the Ministry of Finance of the Russian Federation

Shareholding in the charter capital of the Issuer			None

Ownership interest in the ordinary shares of the Issuer and the number of shares of the Issuer of each category (type) that may be acquired due to exercise of the rights under the owned options of the Issuer:

None

Shareholding in the charter (share) capital (share fund) of subsidiaries and affiliates of the Issuer			None

Ownership interest in the ordinary shares of any subsidiary or any affiliate of the Issuer and the number of shares of the subsidiary or the affiliate of the Issuer of each category (type) that may be acquired due to exercise of the rights under the owned options of the subsidiary or the affiliate of the Issuer:

None

Nature of any kinship with other members of the bodies of the Issuer controlling its financial and economic activities, members of the Board of Directors (the Supervisory Council) of the Issuer, members of the collegial executive body of the Issuer, the person holding the office of Sole Executive Body of the Issuer.

None

Information on being brought to administrative responsibility for any offence in the area of finance, taxation, securities market or any criminal responsibility (any previous conviction) for any crime in the economic area or for any crime against the State.

None

Information on holding of any offices in governance bodies of commercial organizations during the period when against the stated organizations any bankruptcy proceeding was initiated and/or one of bankruptcy procedures was implemented pursuant to the bankruptcy (insolvency) laws of the Russian Federation.

None

3.

Full name	Skripichnikov, Dmitry Valerievich
The year of birth	1980
Education background

College education, Moscow State University named after M.V. Lomonosov, 2003, Master of Economy, speciality – economics, State University Higher School of Economics, 2007, Lawyer, speciality – jurisprudence, Ph.D.

Offices held at present, including secondary appointment:

Beginning from	Organization	Position
1	2	3
07.2008	Ministry of Economic Development of the Russian Federation	Deputy Director of the Corporate Governance Department

Offices held during the last five years, including secondary appointment (in chronological order):

Beginning from	Until	Organization	Position
1	2	3	4
05.2004	11.2006	Ministry of Economic Development and Trade of the Russian Federation	Head of the Bankruptcy Procedures Regulation Division of the Corporate Governance Department
11.2006	07.2008	Ministry of Economic Development and Trade of the Russian Federation	Deputy Director of the Corporate Governance Department
07.2008	to date	Ministry of Economic Development of the Russian Federation	Deputy Director of the Corporate Governance Department

Shareholding in the charter capital of the Issuer			None

Ownership interest in the ordinary shares of the Issuer and the number of shares of the Issuer of each category (type) that may be acquired due to exercise of the rights under the owned options of the Issuer:

			None

Shareholding in the charter (share) capital (share fund) of subsidiaries and affiliates of the Issuer			None

Ownership interest in the ordinary shares of any subsidiary or any affiliate of the Issuer and the number of shares of the subsidiary or the affiliate of the Issuer of each category (type) that may be acquired due to exercise of the rights under the owned options of the subsidiary or the affiliate of the Issuer:

			None

Nature of any kinship with other members of the bodies of the Issuer controlling its financial and economic activities, members of the Board of Directors (the Supervisory Council) of the Issuer, members of the collegial executive body of the Issuer, the person holding the office of Sole Executive Body of the Issuer.

None

Information on being brought to administrative responsibility for any offence in the area of finance, taxation, securities market or any criminal responsibility (any previous conviction) for any crime in the economic area or for any crime against the State.

None

Information on holding of any offices in governance bodies of commercial organizations during the period when against the stated organizations any bankruptcy proceeding was initiated and/or one of bankruptcy procedures was implemented pursuant to the bankruptcy (insolvency) laws of the Russian Federation.

None

4.

Full name	Logunova, Natalia Alexandrovna
The year of birth	1979
Education background	College education, 2003, Moscow Physics and Technology Institute (State University), Applied mathematics and physics.

Offices held at present, including secondary appointment:

Beginning from	Organization	Position
1	2	3
2008	Federal Agency for State Property Management	Department Head

Offices held during the last five years, including secondary appointment (in chronological order):

Beginning from	Until	Organization	Position
1	2	3	4
2004	2004	KiTiS Ltd.	Consultant
2005	2008	Federal Agency for Federal Property Management/Federal Agency for State Property Management	Chief Specialist, Deputy Division Head, Division Head
2008	To date	Federal Agency for State Property Management	Department Head

Shareholding in the charter capital of the Issuer			None

Ownership interest in the ordinary shares of the Issuer and the number of shares of the Issuer of each category (type) that may be acquired due to exercise of the rights under the owned options of the Issuer:

None

Shareholding in the charter (share) capital (share fund) of subsidiaries and affiliates of the Issuer	None

Ownership interest in the ordinary shares of any subsidiary or any affiliate of the Issuer and the number of shares of the subsidiary or the affiliate of the Issuer of each category (type) that may be acquired due to exercise of the rights under the owned options of the subsidiary or the affiliate of the Issuer:

None

Nature of any kinship with other members of the bodies of the Issuer controlling its financial and economic activities, members of the Board of Directors (the Supervisory Council) of the Issuer, members of the collegial executive body of the Issuer, the person holding the office of Sole Executive Body of the Issuer.

None

Information on being brought to administrative responsibility for any offence in the area of finance, taxation, securities market or any criminal responsibility (any previous conviction) for any crime in the economic area or for any crime against the State.

None

Information on holding of any offices in governance bodies of commercial organizations during the period when against the stated organizations any bankruptcy proceeding was initiated and/or one of bankruptcy procedures was implemented pursuant to the bankruptcy (insolvency) laws of the Russian Federation.

None

5.

Full name	Sabantsev, Zahar Borisovich
The year of birth	1974
Education background	College education, 1997, Moscow State University of Economics, Statistics and Informatics, qualification “Statistics”

Offices held at present, including secondary appointment:

Beginning from	Organization	Position
1	2	3
08.2008	Ministry of Finance of the Russian Federation	Head of the Banking Sector Monitoring, Consolidating and Analytical Work Division of the Financial Policy Department

Offices held during the last five years, including secondary appointment (in chronological order):

Beginning from	Until	Organization	Position
1	2	3	4
06.1997	08.2008	Ministry of Finance of the Russian Federation	Leading Specialist, Chief Specialist, Deputy Head of the Financial Policy Department Division
08.2008	To date	Ministry of Finance of the Russian Federation	Head of the Banking Sector Monitoring, Consolidating and Analytical Work Division of the Financial Policy Department

Shareholding in the charter capital of the Issuer			None

Ownership interest in the ordinary shares of the Issuer and the number of shares of the Issuer of each category (type) that may be acquired due to exercise of the rights under the owned options of the Issuer:

			None

Shareholding in the charter (share) capital (share fund) of subsidiaries and affiliates of the Issuer			None

Ownership interest in the ordinary shares of any subsidiary or any affiliate of the Issuer and the number of shares of the subsidiary or the affiliate of the Issuer of each category (type) that may be acquired due to exercise of the rights under the owned options of the subsidiary or the affiliate of the Issuer:

			None

Nature of any kinship with other members of the bodies of the Issuer controlling its financial and economic activities, members of the Board of Directors (the Supervisory Council) of the Issuer, members of the collegial executive body of the Issuer, the person holding the office of Sole Executive Body of the Issuer.

			None

Information on being brought to administrative responsibility for any offence in the area of finance, taxation, securities market or any criminal responsibility (any previous conviction) for any crime in the economic area or for any crime against the State.

			None

Information on holding of any offices in governance bodies of commercial organizations during the period when against the stated organizations any bankruptcy proceeding was initiated and/or one of bankruptcy procedures was implemented pursuant to the bankruptcy (insolvency) laws of the Russian Federation.

			None

6.6. Information on the Amount of Remuneration, Benefits and/or Compensation for Expenses Concerning the Body Supervising the Issuer’s Financial and Business Activities

The Issuer paid no remuneration (any salaries, bonuses, commission fees, benefits and/or any compensation for expenses or any other property allotments) to the members of the Statutory Audit

Commission for the last completed financial year.

The Issuer has no agreements with the members of the Statutory Audit Commission regarding such payments in the current year.

6.7. Information on the Number of and Summary Data on Education and Composition of Officials (Employees) of the Issuer and on Change in the Number of Officials (Employees) of the Issuer

Description	2004	2005	2006	2007	2008
Average staffing number, people	6,989	8,216	8,975	9,644	9,799
Share of the Issuer’s employees having higher professional education, %	78.1%	83.0%	82.9%	83.2%	85.0%
Monetary funds volume assigned for remuneration of labor, thousand rubles	4,094,163	4,955,945	5,931,471	7,251,560	11,126,262
Monetary funds volume assigned for social security, thousand rubles	875,855	1,012,660	940,989	146,683	582,684
Total volume of the disbursed monetary funds, thousand rubles	4,970,018	5,968,605	6,872,460	7,398,243	11,708,946

Factors that, in the opinion of the Issuer, caused material changes in the number of the Issuer’s officials (employees) during the disclosed periods. Consequences of such changes for the Issuer’s financial and business activities.

The main staff number changes in 2004-2008 were associated with the branch network development and business expansion.

Information on employees having significant influence on the Issuer’s financial and business activities (key employees).

The information on key employees is provided in Clauses 6.2.

Information on the trade union body.

The local social organization — the VTB Bank Primary Trade Union Organization (Open Joint Stock Company) of Moscow City Organization of the Russian Federation State Institution and Public Service Employee Union (abbreviated name — LSO — PTUO JSC VTB Bank MCO of the Russian Federation State Institution and Public Service Employee Union).

Primary State Registration Number (Ministry of Taxation of the Russian Federation): 1037746002084

Registration date: March 27, 2003.

6.8. Information on Any Commitments of the Issuer to Officials (Employees) as to the Possibility of Their Participation in the Issuer’s Charter Capital

The Bank has no commitments to employees as to the possibility of their participation in the Issuer’s Charter Capital, including the Bank’s share options.

VII. Information on Members (Shareholders) of the Issuer and on Interested Party Transactions Entered into by the Issuer

7.1. Information on the Total Number of the Issuer’s Shareholders (Members)

The Issuer’s shareholders (members) total number as of the Prospectus for Securities Issue approval date.	165,819
Including:
Total number of persons recorded in the Issuer’s Shareholders Register as of the Prospectus for Securities Issue approval date.	7,263
Total number of the Issuer’s nominee holders.	9

7.2. Information on the Issuer’s Members (Shareholders) Owning at least 5 Percent of its Charter Capital or at least 5 Percent of its Ordinary Shares, and Information on Members (Shareholders) Owning at least 20 Percent of its Charter Capital or at least 20 Percent of its Ordinary Shares

1

Full corporate name	The Russian Federation represented by the Federal Agency for State Property Management
Abbreviated name	Rosimushchestvo
Taxpayer Identification Number	7710723134
Location	9 Nikolsky pereulok, 109012, Moscow
Shareholding of the Issuer’s member (shareholder) in the Charter Capital of the Issuer	77.468537%
Its ownership interest in the ordinary shares of the Issuer	77.468537%

2

Full corporate name	Bank of New York International Nominees*
Abbreviated name	X
Taxpayer Identification Number	X
Location	One Wall Street, New York, New York, USA, 10286
Shareholding of the Issuer’s member (shareholder) in the Charter Capital of the Issuer	10.475%
Its ownership interest in the ordinary shares of the Issuer	10.475%

* - The Issuer’s shares were registered with the Issuer’s Shareholders Register in the name of the nominee holder — VTB Bank (Open Joint Stock Company)

Information on nominee holders:

1

Full corporate name	VTB Bank (Open Joint Stock Company)
Abbreviated name	JSC VTB Bank
Location	Ul. Bolshaya Morskaya, 29, St. Petersburg, Russia
Contact telephone and fax number	(495) 783-13-87
E-mail address	dm17@msk.vtb.ru
Number, date of issue and term of the professional securities market participant license	Professional Securities Market Participant License for Depositary Activity No 178-06497-000100 issued on March 25, 2003 for an indefinite term
Name of the license issuing authority	The Federal Financial Markets Service of Russia
Number of the Issuer’ ordinary shares registered with the Issuer’s Shareholders Register in the name of the nominee holder.	704,388,942,000

2

Full corporate name	Non—commercial Partnership National Depositary Center
Abbreviated name	NDC
Location	Moscow, Sredny Kislovsky pereulok 1/13, building 4
Contact telephone and fax number	(495) 232-05-20
E-mail address	info@ndc.ru
Number, date of issue and term of the professional securities market participant license

Professional Securities Market Participant License for Clearing Activity No 177-03437-000010 issued on December 4, 2000 for an indefinite term; Professional Securities Market Participant License for Depositary Activity No 177-03431-000100 issued on December 4, 2000 for an indefinite term

Name of the license issuing authority	The Federal Financial Markets Service of Russia
Number of the Issuer’ ordinary shares registered with the Issuer’s Shareholders Register in the name of the nominee holder.	662,846,087,491

Information on the members owning at least 20% of shareholding in the charter capital of the shareholder (partner): There are no shareholders owning at least 20% of the charter capital of the shareholder — the Russian Federation represented by the Federal Agency for State Property Management. There are no shareholders owning at least 20% of the charter capital of the shareholder — Bank of New York International Nominees.

7.3. Information on Ownership Interest of the State or Municipality in the Issuer’s Charter Capital

1

Share of the Issuer’s Charter Capital in the State (federal, the Russian Federation constituent entities’), municipal ownership	77.468537%
Full corporate name	The Russian Federation represented by the Federal Agency for State Property Management
Location	Moscow, 109012, Nikolsky pereulok 9

Surname, name and patronymic of the State, municipal shareholding manager and of the person who acts as the Issuer’s member (shareholder) on behalf of the Russian Federation, a constituent entity of the Russian Federation or a municipality.

Petrov, Yury Alexandrovich

2

Share of the Issuer’s Charter Capital in the State (federal, the Russian	0.000061%

Federation constituent entities’), municipal ownership

Full corporate name	Federal State Unitary Enterprise Production Association “October”
Location	623430, Sverdlovsk Region, Kamensk—Uralsky, Ul. Riabova 8

Surname, name and patronymic of the State, municipal shareholding manager and of the person who acts as the Issuer’s member (shareholder) on behalf of the Russian Federation, a constituent entity of the Russian Federation or a municipality.

Smaga, Alexandr Petrovich

3

Share of the Issuer’s Charter Capital in the State (federal, the Russian Federation constituent entities’), municipal ownership	0.000297%
Full corporate name	State Unitary Foreign Economic Enterprise “Moscow Trading House” under the Moscow Government
Location	101513, Moscow, Malaya Dmitrovka 2

Surname, name and patronymic of the State, municipal shareholding manager and of the person who acts as the Issuer’s member (shareholder) on behalf of the Russian Federation, a constituent entity of the Russian Federation or a municipality.

Sokolov, Serafim Alexandrovich

7.4. Information on Limitations on Participation in the Issuer’s Charter Capital

Limitations on the number of shares owned by a single shareholder, and/or the aggregate par value thereof, and/or maximum number of votes granted to a single shareholder pursuant to the Issuer’s Charter (or indication of the absence of such limitations).

There are no limitations.

Limitations on foreign persons’ ownership interest in the Issuer’s Charter Capital pursuant to the legislation of the Russian Federation or other regulatory legal acts of the Russian Federation (or indication of the absence of such limitations).

Pursuant to Article 18 of the Federal Law “On Banks and Banking Activity”, the Bank of Russia shall be entitled to impose an embargo on increase in the Issuer’s Charter Capital using non-residents’ funds and on disposal of stock (shares) to the benefit of non-residents, if such action results in exceeding the quota for participation of foreign capital in the banking system of the Russian Federation.

Acquisition of the Issuer’s stock (shares) by non-residents shall be governed by federal laws.

Other limitations.

To form the Issuer’s Charter Capital, it is not allowed to use any borrowed monetary funds, funds of the Federal Budget and State non-budgetary funds, available funds and other property subjects managed by governmental federal agencies, exclusive of the cases provided for by the legislation of the Russian Federation; funds of budgets of constituent entities of the Russian Federation, local budgets, available funds and other property subjects managed by governmental agencies of constituent entities of the Russian Federation and local authorities may be used to form a credit institution’s charter capital basing on a legislative act of  a constituent entity of the Russian Federation or a decision of local authorities respectively.

State and municipal unitary enterprises shall not act as founders (members) of the Issuer.

Acquisition and/or taking under trust management, as a result of one or several transactions by a single legal entity or an individual or by a group of legal entities and/or individuals related by an agreement, or a group of legal entities being subsidiaries or affiliates with regard to each other, of more than 1% of stock (shares) of the Issuer requires notification of the bank of Russia, more than 20% - preliminary consent thereof.

7.5. Information on Changes in the Composition and Amount of Participation of the Issuer’s Shareholders (Members) Owning at least 5 Percent of its Charter Capital or at least 5 percent of its Ordinary Shares

Record date of making the list of persons entitles to participate in the General Meeting of Shareholders (Members)	Full corporate name of the shareholder (member)/ Full name	Abbreviated corporate name of the shareholder (member)	Share in the Charter Capital, %	Holding of ordinary shares in the Charter Capital, %
1	2	3	4	5
17.05.2004	Ministry of Property Relations of the Russian Federation	Minimushchestvo of Russia	99.95	99.95
21.10.2004	Federal Agency for Federal Property Management	Rosimushchestvo	99.95	99.95
06.06.2005	Federal Agency for Federal Property Management	Rosimushchestvo	99.95	99.95
29.09.2005	Federal Agency for Federal Property Management	Rosimushchestvo	99.96	99.96
27.12.2006	Federal Agency for Federal Property Management	Rosimushchestvo	99.96	99.96
07.06.2006	Federal Agency for Federal Property Management	Rosimushchestvo	99.96	99.96
16.08.2006	Federal Agency for Federal Property Management	Rosimushchestvo	99.96	99.96
18.09.2006	Federal Agency for Federal Property Management	Rosimushchestvo	99.96	99.96
05.12.2006	Federal Agency for Federal Property Management	Rosimushchestvo	99.96	99.96
23.01.2007	Federal Agency for Federal Property Management	Rosimushchestvo	99.96	99.96
16.02.2007	Federal Agency for Federal Property Management	Rosimushchestvo	99.96	99.96
07.05.2007	Federal Agency for Federal Property Management	Rosimushchestvo	99.96	99.96
09.08.2007	Federal Agency for Federal Property Management	Rosimushchestvo	77.47	77.47
07.05.2008	Federal Agency for Federal Property Management	Rosimushchestvo	77.47	77.47
	BANK OF NEW YORK	—	11.81	11.81
13.05.2009	The Russian Federation represented by the Federal Agency for State Property Management	Rosimushchestvo	77.47	77.47
	BANK OF NEW YORK INTERNATIONAL NOMINEES	—	10.38	10.38

7.6. Information on Interested Party Transactions Entered into by the Issuer

2004

Total number of settled transactions	208
Total amount of settled transactions in money terms, thousand rubles	406,774,471

2005

Total number of settled transactions	1,376
Total amount of settled transactions in money terms, thousand rubles	563,968,082

2006

Total number of settled transactions	4,756
Total amount of settled transactions in money terms, thousand rubles	1,437,468,855

2007

Total number of settled transactions	5,309
Total amount of settled transactions in money terms, thousand rubles	4,071,978,368

2008

Total number of settled transactions	6,640
Total amount of settled transactions in money terms, thousand rubles	7,811,570,233

In 2004-2008, there were no interested party transactions (groups of inter-related interested party transactions), the price of which was equal to or exceeded 5 percent of the Bank’s asset book value according to the financial statements as of the last reporting date prior to such transactions settlement.

In 2004-2008, there were no interested party transactions (groups of inter-related interested party transactions) except for such transactions approved by the Supervisory Council or the General Meeting of Shareholders.

7.7. Information on the Accounts Receivable Amount

(thousand rubles)

Item	2004	2005	2006	2007	2008	01.07.2009
Total amount of accounts receivable	4,471,271	10,857,049	14,406,917	21,585,317	24,422,517	31,468,852
including Overdue accounts receivable	358,842	375,017	409,646	339,850	2,046,167	3,147,579

Structure of the Issuer’s accounts receivable including liability discharge terms for the last completed financial year and the last completed reporting period prior to the date of the Prospectus for Securities Issue approval.

(thousand rubles)

	2008		01.07.2009
	Payment term		Payment term
Kind of accounts receivable*	Up to 30 days	Over 30 days	Up to 30 days	Over 30 days
Settlements with currency and stock exchanges	10,421,144	0	10,436,710	0
including overdue accounts receivable	0	X	0	X
Settlements with clients for foreign exchange sale and purchase	0	0	0	0
including overdue accounts receivable	0	X	0	X

Claims under foreign transaction letters of credit	0	0	0	0
including overdue accounts receivable	0	X	0	X
Operations on sale of and payment for lotteries	0	0	0	0
including overdue accounts receivable	0	X	0	X
Claims of payments for commemorative coins purchased and sold	59,801	3	83,209	0
including overdue accounts receivable	0	X	0	X
Amount written-off correspondent accounts until clarification	0	55	180	534
including overdue accounts receivable	0	X	0	X
Cash settlements with organizations (SB)	0	0	0	0
including overdue accounts receivable	0	X	0	X
Budget settlements regarding taxes	889,726	3,586	5,505	8,648
including overdue accounts receivable	0	X	0	X
Settlements with off-budget funds regarding charges on payroll	X	X	X	X
including overdue accounts receivable	X	X	X	X
Wage settlements	36	0	10	377
including overdue accounts receivable	0	X	0	X
Settlements with accountable persons	30,303	1,800	21,273	1,906
including overdue accounts receivable	3,613	X	3,762	X
Value added tax paid	513,205	8,948	112,192	523,307
including overdue accounts receivable	0	X	0	X
Other accounts receivable	5,044,594	7,449,316	9,499,163	10,775,838
including overdue accounts receivable	2,042,554	X	3,143,817	X
Total	16,958,809	7,463,708	20,158,242	11,310,610
including overdue accounts receivable total	2,046.167	X	3,147,579	X

*Including accounts receivable recorded on balance accounts No 474 (except for No 47427) and account No 603 (except for No 60347).

Debtors accounting for at least 10 percent of the accounts receivable total amount

As of January 1, 2005 – None.

As of January 1, 2006

1

Full corporate name	Closed Joint Stock Company Vneshtorgbank (Ukraine)
Abbreviated name	CJSC Vneshtorgbank (Ukraine)
Location	Ukraine, Kiev, ul. Zhilianskaya 35
The accounts receivable amount, thousand rubles	1,110,304
The amount (thousand rubles) and terms of the overdue accounts receivable	0
Whether the debtor was an affiliate	Yes

The Issuer’s shareholding in the charter (share) capital (share fund) of the affiliate – a commercial organization	100
The Issuer’ holding of the affiliate’s ordinary shares	100
Ownership interest of the affiliate in the Issuer’ Charter Capital	0
The affiliate’s holding of the Issuer’s ordinary shares	0

2
Full corporate name	Joint-Stock Commercial Bank Moscow Business World (Open Joint Stock Company)
Abbreviated name	OJSC MDM
Location	Moscow, Kotelnicheskaya naberezhnaya 33, building 1
The accounts receivable amount, thousand rubles	1,473,484
The amount (thousand rubles) and terms of the overdue accounts receivable	0
Whether the debtor was an affiliate	No

3
Full corporate name	Closed Joint Stock Company Financial Advisor “Troika Dialog”
Abbreviated name	CJSC Financial Advisor “Troika Dialog”
Location	Moscow, Ul. Sadovaya-Triumfalnaya 4/10, building 1
The accounts receivable amount, thousand rubles	3,714,555
The amount (thousand rubles) and terms of the overdue accounts receivable	0
Whether the debtor was an affiliate	No

As of January 1, 2007

1

Full corporate name	Closed Joint Stock Company Mirax City
Abbreviated name	CJSC Mirax City
Location	Moscow, Ul. Kadomtseva 15
The accounts receivable amount, thousand rubles	4,454,894
The amount (thousand rubles) and terms of the overdue accounts receivable	0
Whether the debtor was an affiliate	0

2

Full corporate name	Deutsche Bank AG, London
Abbreviated name	Winchester House, 1 Great Winchester Street, London EC2N 2D
Location	3,367,340
The accounts receivable amount, thousand rubles	0
The amount (thousand rubles) and terms of the overdue accounts receivable	No
Whether the debtor was an affiliate	Deutsche Bank AG, London

As of January 1, 2008

1

Full corporate name	Closed Joint Stock Company Mirax City
Abbreviated name	CJSC Mirax City
Location	Moscow, Ul. Kadomtseva 15
The accounts receivable amount, thousand rubles	6,166,090
The amount (thousand rubles) and terms of the overdue accounts receivable	0
Whether the debtor was an affiliate	No
2
Full corporate name	JSC VTB Bank
Abbreviated name	JSC VTB Bank
Location	Ukraine, Kiev, Ul. Gogolevskaya 22-24
The accounts receivable amount, thousand rubles	7,363,860
The amount (thousand rubles) and terms of the overdue accounts receivable	0
Whether the debtor was an affiliate	Yes
The Issuer’s shareholding in the charter (share) capital (share fund) of the affiliate — a commercial organization	99.8%
The Issuer’ holding of the affiliate’s ordinary shares	99.8%
Ownership interest of the affiliate in the Issuer’ Charter Capital	0
The affiliate’s holding of the Issuer’s ordinary shares	0
As of January 1, 2009 1
Full corporate name	I.D.E. Electricity Distribution Investments 1 Limited
Abbreviated name	I.D.E. Electricity Distribution Investments 1 Limited
Location	Naousus, 1, Karapatakis Building, P.C. 6018, Larnaka, Cyprus
The accounts receivable amount, thousand rubles	4,990,546
The amount (thousand rubles) and terms of the overdue accounts receivable	0
Whether the debtor was an affiliate	No
2
Full corporate name	Closed Joint Stock Company MICEX Stock Exchange
Abbreviated name	CJSC MICEX SE
Location	125009 Moscow, Bolshoy Kislovsky Pereulok 13
The accounts receivable amount, thousand rubles	10,421,144
The amount (thousand rubles) and terms of the overdue accounts receivable	0
Whether the debtor was an affiliate	No
As of July 1, 2009 1
Full corporate name	I.D.E. Electricity Distribution Investments 1 Limited

Abbreviated name	I.D.E. Electricity Distribution Investments 1 Limited
Location	Naousus, 1, Karapatakis Building, P.C. 6018, Larnaka, Cyprus
The accounts receivable amount, thousand rubles	5,314,979
The amount (thousand rubles) and terms of the overdue accounts receivable	0
Whether the debtor was an affiliate	No
2
Full corporate name	Closed Joint Stock Company MICEX Stock Exchange
Abbreviated name	CJSC MICEX SE
Location	125009 Moscow, Bolshoy Kislovsky Pereulok 13
The accounts receivable amount, thousand rubles	8,676,287
The amount (thousand rubles) and terms of the overdue accounts receivable	0
Whether the debtor was an affiliate	No

VIII. Accounting Statements of the Issuer and Other Financial Information

8.1. Annual Accounting Statements of the Issuer

The following Annual Accounting Statements for the years 2006-2008 made in accordance with requirements of the Russian Accounting Standards are enclosed:

•                  Annex 1.1. Annual Statement for 2006.

•                  Annex 1.2. Annual Statement for 2007.

•                  Annex 1.3. Annual Statement for 2008.

The following Annual Financial Statements for the years 2006-2008 made in accordance with International Financial Reporting Standards are enclosed:

•                  Annex 7.1. Financial Statements (accompanied by the independent auditors’ opinion) for the year ended on December 31, 2006.

•                  Annex 7.2. Financial Statements (accompanied by the independent auditors’ opinion) for the year ended on December 31, 2007.

•                  Annex 7.3. Financial Statements (accompanied by the independent auditors’ opinion) for the year ended on December 31, 2008.

8.2. Accounting Statements of the Issuer for the Last Completed Reporting Quarter

VTB quarterly non-consolidated accounting statements as of July 1, 2009 are enclosed:

•                  Annex 2.1. The Issuer’s Accounts Balance List for June of 2009.

•                  Annex 2.2. The Issuer’s Profit and Loss Statement as of July 1, 2009.

8.3. Consolidated Accounting Statements of the Issuer for the Last Three Completed Financial Years or for Each Completed Financial Year

The following Consolidated Financial Statements for the years 2006-2008 made in accordance with requirements of the Russian Accounting Standards are enclosed:

•                  Annex 3. Consolidated Annual Statement for 2006.

•                  Annex 4. Consolidated Annual Statement for 2007.

•                  Annex 5. Consolidated Annual Statement for 2008.

The following Consolidated Financial Statements for the years 2006-2008 made in accordance with the

International Financial Reporting Standards are enclosed:

•                  Annex 8.1. Consolidated Financial Statements (accompanied by the independent auditors’ opinion) for the years ended on December 31, 2006, 2005 and 2004.

•                  Annex 8.2. Consolidated Financial Statements (accompanied by the independent auditors’ opinion) for the year ended on December 31, 2007.

•                  Annex 8.3. Consolidated Financial Statements (accompanied by the independent auditors’ opinion) for the year ended on December 31, 2008.

For the purposes of preparing consolidated statements in accordance with the Russian Accounting Standards, the Bank set the unified methodological basis for preparing consolidated statements of the Bank Group in accordance with the Russian Accounting Standards (hereinafter referred to as “RAS”) and filing such statements to the Bank of Russia pursuant to the following requirements:

• Regulation of the Bank of Russia “On Consolidated Statements” No 191-P dated July 30, 2002;

• Regulation of the Bank of Russia “On Procedure for Preparing of Banking (Consolidated) Group Consolidated Statements by the Head Credit Institution  “ No 246-P dated January 5, 2004;

• Instruction of the Bank of Russia “On List, Forms of and Procedure for Preparing and Submitting Forms of Credit Institutions’ Statements to the Central Bank of the Russian Federation” No 1376-U dated January 16, 2004;

• Regulation of the Bank of Russia “On Accounting Rules for Credit Institutions Located in the Territory of the Russian Federation” No 302-P dated March 26, 2007;

• other legislative acts of the Russian Federation, regulatory acts of the Bank of Russia, the Ministry of Finance of the Russian Federation.

Accountancy data of the Head Organization and Group Members shall be included into the consolidated statements as of the same reporting date and for the same reporting period.

The main criterion for incorporation of companies into the VTB Group consisted in the existence of the controls over management of such legal entities adequate to the material influence principles.

Subsidiaries (the ratio of voting stock (shares) owned by the VTB Group would exceed 50%) and affiliates (the ratio of voting stock (shares) owned by the VTB Group would exceed 20%) were considered as legal entities, management of which may be materially influenced. Material influence may be extended either directly or indirectly through subsidiaries (if there are no agreements impeding implementation of control by the Head Organization of the Group).

An affiliate shall be incorporated into the VTB Group unless a legal entity or an individual, not being the Group Member and controlling  the organization in question (i.e. having the decisive effect on executive bodies and prescribing the terms of business),  is identified.

For the purposes of preparing consolidated statements, the resident Group Members shall present individual financial statements prepared in accordance with requirements of the legislation of the Russian Federation, and the non-resident Group Members — in accordance with International Financial Reporting Standards.

Possible loss reserves shall be formed by the Group Members in accordance with the Russian Federation legislation requirements for the resident Group Members and in accordance with the International Financial Reporting Standards (IFRS) for the non-resident Group Members in the volume sufficient for risk minimization.

Statements of the Members shall be incorporated into the consolidated statements using one of three following methods:

(a)          complete consolidation method;

(b)         proportional consolidation method;

(c)          participatory interest method.

JSC VTB Bank consolidated statements shall incorporate the other Members’ statements using complete consolidation and participatory interest methods.

If JSC VTB Bank and/or other Group Members acquire stock (shares) of subsidiaries at a price higher or lower than its par value, the goodwill shall be recognized in the consolidated statements.

Exceeding of the consolidated Member’s stock (shares) acquisition cost over the fair value of its assets and liabilities owned by the Group shall be recognized as a positive goodwill.

Exceeding of the fair value of the consolidated Member’s assets and liabilities owned by JSC VTB Bank and/or other Group Members over its stock (shares) acquisition cost the shall be recognized as a negative goodwill.

The positive goodwill shall be recorded in the consolidated statements as a part of the assets.

Pursuant to the consolidated statements preparation rules in effect before 2008, the positive goodwill was depreciated quarterly, during 5 years, in equal shares and charged to the expenditures of the Group. Beginning from 2008, the positive goodwill was subject to annual evaluation with respect to impairment, and the impairment losses were charged to the financial results of the period when the same occurred.

Pursuant to the consolidated statements preparation rules in effect before 2008, the negative goodwill was recorded in the consolidated balance sheet as a part of liabilities.

Beginning from 2008, the negative goodwill value as of the consolidated Member’s stock (shares) acquisition date was recognized in the consolidated profit and loss statement.

Mutual obligations and claims of the Group Members, as well as mutual income and expenditures under transactions between the Group Members, the statements of which were incorporated into the consolidated statements using the complete consolidation method, were excluded from the consolidated statements in full amount by application of adjustments.

Mutual obligations and claims of the Group Members, as well as mutual income and expenditures under transactions between the Group Members, the statements of which were incorporated into the consolidated statements using the proportional consolidation method, were excluded from the consolidated statements within the Group’s share in the capital of the Group Member.

Enactment of Instruction of the Bank of Russia “On Amendment of Regulation of the Bank of Russia “On Consolidated Statements” No 191-P dated July 30, 2002” No 1858-U dated July 9, 2007 and application by the Bank, beginning from January 1, 2008, of new accounting rules for credit institutions pursuant to Regulation of the Bank of Russia “On Accounting Rules for Credit Institutions Located in the Territory of the Russian Federation” No 302-P dated March 26, 2007 caused significant changes in the consolidated statements preparation procedure, including those with regard to recalculation and incorporation of the accountancy data of the non-resident Group Members.

Upon preparation of the consolidated statements for 2008, the Bank, in accordance with the consolidated statements preparation rules, made relevant adjustments to the opening consolidated balance sheet as of January 1, 2008 and the consolidated profit and loss statement for 2007.

JSC VTB Bank consolidated statements in accordance with Russian Publishing Accounting Standards is prepared quarterly and filed to the Bank of Russia within 1 month after the reporting quarter end.

Annual consolidated statements in accordance with Russian Publishing Accounting Standards shall be filed to the Bank of Russia within 2 months after the reporting year end.

The published annual consolidated statements in accordance with Russian Publishing Accounting Standards shall be made annually basing on the audited statements and shall be filed to the Bank of Russia within 3 days after the statements publication date.

8.4. Information on Accounting Policy of the Issuer

The Accounting Policy for 2006-2009 is enclosed:

•                  Annex 6.1. Accounting Policy of OJSC Vneshtorgbank for 2006.

•                  Annex 6.2. Accounting Policy of OJSC Vneshtorgbank for 2007.

•                  Annex 6.3. Accounting Policy of JSC VTB Bank for 2008.

•                  Annex 6.3.1. Amendment No 1 to the Regulation “Accounting Policy of JSC VTB Bank” for 2008.

•                  Annex 6.3.2. Amendment No 2 to the Regulation “Accounting Policy of JSC VTB Bank” for 2008.

•                  Annex 6.3.3. Amendment No 3 to the Regulation “Accounting Policy of JSC VTB Bank” for 2008.

•                  Annex 6.3.4. Amendment No 4 to the Regulation “Accounting Policy of JSC VTB Bank” for 2008.

•                  Annex 6.4. Accounting Policy of JSC VTB Bank for 2009.

•                  Annex 6.4.1. Amendment to the Regulation “Accounting Policy of JSC VTB Bank” for 2009.

8.5. Information on Value of the Issuer’s Real Estate Property and Material Changes in the Issuer’s Real Estate Property after the Last Completed Financial Year End Date

(thousand rubles)

Item	As of January 1, 2009
1	2
Total value of the real estate property	18,507,846
Amount of the accumulated depreciation	1,283,783

Real estate property value assessed by the appraiser.

During 12 months prior to the reporting quarter end date, no revaluation of the real estate property owned or long-term leased by the Issuer was conducted.

Information on all changes in composition of the Issuer’s real estate property.

There were no changes, the book value of which exceeded 5 percent of the Issuer’s assets book value.

Information on all acquisitions or retirement on any grounds of any other property of the Issuer, the book value of which exceeds 5 percent of the Issuer’s assets book value.

There were no material changes, the book value of which exceeded 5 percent of the Issuer’s assets book value.

Information on all other changes in composition of the Issuer’s property having material effect for the Issuer that occurred after the last completed financial year end date and before the Prospectus for Securities Issue approval date.

There were no other changes in composition of the Issuer’s property having material effect for the Issuer.

8.6. Information on Participation of the Issuer in Legal Proceedings, if such Participation May Materially Affect the Issuer’s Financial and Business Activities

JSC VTB Bank does not participate in any legal proceedings that may materially affect the Issuer’s financial and business activities.

.IX. Detailed Information on Issued Securities Placement Procedure and Terms

9.1. Information on securities to be placed

9.1.1. General Information

Kind	Shares
Category	Ordinary
Par value	0.01 (Zero point one hundredth) rubles
Number	9,000,000,000,000 (Nine trillion) shares
Amount at the par value	90,000,000,000 (Ninety billion) rubles
Form	registered uncertificated
Name of the person maintaining the Register of the credit institution — Issuer’s Registered Security Holders	Information on the person maintaining the Register of Registered Security Holders is disclosed in Clause 10.6 hereof.

Rights provided by each security of the issue:

Shareholders — owners of the registered ordinary shares of VTB bank (open joint stock company) (hereinafter referred to as the “Issuer”) shall be entitled to:

•                  participate in the General Meeting of Shareholders with the right to vote on all issues within its competence;

•                  receive dividends;

•                  receive a part of the Issuer’s property in case of the liquidation thereof.

Shareholders shall also have other rights pursuant to the legislation of the Russian Federation and the Issuer’s Charter.

The Issuer’s Charter does not provide for any limitation of the maximum number of votes belonging to a single shareholder.

Securities placement method: Open subscription.

Securities placement procedure:

Commencement date for securities placement among persons having the pre-emptive right:

The commencement date for securities placement among persons having the pre-emptive right shall be the first banking day following the day when the information on the securities offering price is disclosed by the Issuer.

Expiry date for securities placement among persons having the pre-emptive right:

The end date for securities placement among persons having the pre-emptive right shall be the eighth banking day after the day when the information on the securities offering price is disclosed by the Issuer.

Commencement date for securities placement among other persons:

The commencement date for securities placement among other persons shall be the ninth banking day after the day when the information on the securities offering price is disclosed by the Issuer.

Expiry date for securities placement among other persons:

The end date for securities placement among other persons shall be the thirteenth banking day after the day when the information on the securities offering price is disclosed by the Issuer.

Procedure for disclosure of information on additional securities issue

Information on the securities offering price shall be disclosed by the Issuer in the form of Announcement of Securities Offering Price (Pricing Procedure) to be published in newslines of AK&M and Interfax information agencies and on the Issuer’s Internet page (www.vtb.ru) on or before the next banking day after the Issuer’s authorized governance body makes the decision on the securities offering price.

Placement of securities cannot be commenced before expiry of two weeks after publication of the announcement on state registration of the additional securities issue pursuant to Article 23 of the Federal Law “On Securities Market”.

Procedure for and terms of entering into agreements (procedure for and terms of submission and filling of request ) on  disposal of securities by the first holder in the course of placement thereof

The information on procedure for and terms of entering into agreements on  disposal of securities by the first holder in the course of placement thereof is set forth in Clause 2.7 hereof.

Procedure for and period of payment for the placed securities.

The period of payment for the placed securities by persons having the pre-emptive right shall be 5 (Five) banking days after the day when the information on the securities offering price is disclosed by the Issuer.

The period of payment for the placed securities by other persons shall be 4 (Four) banking days beginning from the ninth banking after the day when the information on the securities offering price is disclosed by the Issuer.

The form of payment for the placed securities — monetary funds in the currency of the Russian Federation. The securities shall be placed subject to full payment therefor.

Crediting of funds to the Issuer’ accumulation account specified in this Clause on or before the date set by this Resolution for paying up the shares, provided that such funds are received from the securities purchaser through the Broker’s account specified in this Clause, shall be recognized as the payment for shares.

Persons having the pre-emptive right, as well as other persons that received the reply on the offer acceptance shall make the payment for the securities to the Broker’s account in accordance with the following bank details:

Beneficiary - VTB 24 (CJSC) Moscow;

Beneficiary’s Taxpayer Identification Number – 7710353606;

Beneficiary’s account – 30603810400000000188;

Bank of the Beneficiary - VTB 24 (CJSC) Moscow;

BIC of the Bank of the Beneficiary – 044525716;

correspondent account 30101810100000000716 with Operations Department of Main Territorial Department for  Moscow of the Bank of Russia (OPERU Moskovskogo GTU Banka Rossii)

Within 3 (Three) banking days after the date when the funds in consideration for the securities are received, the Broker shall transfer the received monetary funds from its correspondent account to the Issuer’ accumulation account.

The Issuer’ accumulation account shall be the Issuer’s correspondent account No 30101810700000000187 with Operations Department of Main Territorial Department for  Moscow of the Bank of Russia.

If the monetary funds in consideration for the securities are credited to the Broker’s account after expiry of the periods for paying up the shares specified in this Clause, as well as in other cases where payment for the shares is made in breach of conditions set herein, such monetary funds shall be subject to repayment within 10 (Ten) banking days after registration of the report on the securities issue results.

If the amount of the monetary funds transferred by the purchaser in consideration for the securities exceeds the amount of the monetary funds to be paid for the purchased securities, the monetary funds surplus shall be subject to repayment within 10 (Ten) banking days after registration of the report on the securities issue results. The monetary funds shall be repaid in accordance with the bank details specified in the Offer/Request of the securities purchaser.

The credit institution — Issuer’s governance body that approved the resolution on securities issue (additional issue)	The Supervisory Council
Date(s) of approval of the resolution on securities issue (additional issue)	July 20, 2009
Date(s) and number(s) of Minutes of the Issuer’s governance body meeting where the resolution on securities issue (additional issue) was approved	July 20, 2009, No 8
The Issuer’s governance body that approved the Prospectus for Securities Issue	The Supervisory Council
Date(s) of the resolution on approval of the Prospectus for Securities Issue	July 20, 2009
Date(s) and number(s) of Minutes of the Issuer’s governance body meeting where the resolution on approval of the Prospectus for Securities Issue was made	July 20, 2009, No 8
Percentage share of the total number of the issued (additionally issued) securities, which, if not placed, would lead to invalidation of the issue (additional issue) of securities.	Not established

9.1.2. Additional Information on Placement of Bonds

No bonds of the Issuer are placed.

9.1.3. Additional Information on Placement of Convertible Securities

No convertible securities of the Issuer are placed.

9.1.4. Additional Information on the  credit institution - Issuer’s Options Placement

No options of the Issuer are placed.

9.1.5. Additional Information on Placement of Mortgage-Backed Bonds

The Issuer does not place any mortgage-backed bonds.

9.2. Price of (Pricing Procedure for) Placement of Issued Securities

The securities offering price (including the same for persons having the pre-emptive right) shall be determined by the Supervisory Council of the Issuer after expiry of the validity period of the pre-emptive right to acquire the placed securities and may not be less than par value of the securities.

Price of or pricing procedure for offering securities to persons having such pre-emptive right.

The securities offering price for persons having the pre-emptive right shall not differ from the securities offering price for other persons.

9.3. Existence of Pre-emptive Rights to Acquire the Placed Issued Securities

Record date of making the list of persons having the pre-emptive right to acquire the placed securities.

May 13, 2009

Number of persons that may exercise the pre-emptive right to acquire the placed securities (more than 10, more than 50, more than 100, more than 500, etc.).

more than 150,000

Procedure for notification on the possibility to exercise the pre-emptive right to acquire the placed securities.

Notice on the possibility to exercise the pre-emptive right is published by the Issuer in the Rossiyskaya Gazeta.

Notification on the possibility to exercise the pre-emptive right shall contain information on the category (type) and the number of the placed shares, the placement pricing procedure (including information on the placement pricing procedure upon exercise of the pre-emptive right to acquire the placed securities), the procedure for definition of the number of securities that may be acquired by each person having the pre-emptive right, the procedure for submitting share acquisition requests by such persons to the Issuer and the period for submission of such requests to the Issuer (validity period of the pre-emptive right).

Procedure for the exercise of the pre-emptive right to acquire the placed securities.

Persons included into the list of persons having the pre-emptive right to acquire the placed securities, within 20 (Twenty) days after publication of the notification on the possibility to exercise the pre-emptive right in the Rossiyskaya Gazeta, shall be entitled to exercise their pre-emptive right partially or in full by delivering a written application for acquisition of the placed securities (hereinafter referred to as the “Application”) to the Broker.

Requests shall be accepted by the Broker on banking days, from 9.30 to 18.00, at the addresses specified in Clause 10.10 hereof.

The Application shall be signed by the person included into the list of persons having the pre-emptive right to acquire the placed securities personally or by his representative, in which case the Application shall be accompanied by the document verifying the authority of such representative.

The Application shall contain the following information:

•                  heading “Application for Exercise of the Pre-emptive Right”;

•                  surname, name, patronymic (for individuals) or corporate name indicating the form of incorporation (for legal entities);

•                  place of residence(for individuals) or location (for legal entities);

•                  the number of acquired securities.

Also, it is recommended to indicate in the Application the following information:

•                  mailing address;

•                  requisite elements of the individual’s identification document or requisite elements of the state registration certificate of the resident legal entity and its Primary State Registration Number;

•                  contact telephone/fax number;

•                  details of the personal account in the Issuer’s Shareholders Register of information on the nominee holder, if the shares should be recorded in the Registered Security Holders Register in the nominee holder’s account (full corporate name, Primary State Registration Number, name of the state registration authority, state registration (entry into the Uniform State Register of Legal Entities) date, appellation (type), number and date of the depot account contract and appellation (type), number and date of the interdepositary relations contract);

•                  bank details for repayment of the monetary funds overpaid amount.

In cases provided for by Regulation of the Bank of Russia “On Procedure and Criteria of Assessment of Financial Status of Individuals – Founders (Members) of Credit Institutions” No 268-P dated April 19, 2005 and Regulation of the Bank of Russia “On Procedure and Criteria of Assessment of Financial Status of Legal Entities — Founders (Members) of Credit Institutions  No 218-P dated March 19, 2003, the Application should be accompanied by (or during the period of the securities placement among persons having the pre-emptive right, in addition to the Application should be submitted) the relevant documents to verify the sufficiency of the purchaser’s funds for paying up of securities. Therewith, if at the moment of such documents submission by the placed securities purchaser any other regulations of the Bank of Russia setting the procedure and criteria of assessment of financial status founders (members) of credit institutions are in effect, the above documents should be submitted as prescribed by such regulations.

If, as a result of the Application implementation by a single legal entity or an individual or by a group of legal entities and/or individuals related by an agreement, or a group of legal entities being subsidiaries or affiliates with regard to each other, more than 20% of the Issuer’s shares are acquired, the Application should be accompanied by the documents verifying that the preliminary consent of the Bank of Russia was obtained.

Non-resident legal entities and individuals shall also submit a written statement indicating whether they are qualified investors in the country of their location.

Maximum number of securities that may be acquired by a person upon exercise of the pre-emptive right shall be proportional to the number of the Issuer’s ordinary registered shares owned by such person and shall be defined by the following formula:

N = Q x (9000000000000 /6724138509019), wherein

N — the maximum number of the placed securities that may be acquired by such person,

Q — the number of the Issuer’s registered uncertificated ordinary shares owned by such person as of the record date of making the list of persons having the pre-emptive right;

9000000000000 — the total number of the additionally placed securities of the Issuer in accordance with this Prospectus;

6724138509019 — the number of the Issuer’s outstanding ordinary registered shares as of the date of the resolution on increase in the Issuer’s Charter Capital by placement of ordinary uncertificated registered shares.

The Application shall not be deemed submitted to the Broker, if:

•                  the Application does not contain the information prescribed by this Prospectus;

•                  the Application is not accompanied by (are not submitted in addition) the documents prescribed  by this Prospectus;

•                  the Application does not make it possible to identify the person, in the name of which the Application was filed, as the person included into the list of persons having the pre-emptive right to acquire additional shares;

•                  the Application is received by the Broker after expiry of the pre-emptive right validity period;

•                  the Application signed by the authorized representative of a person exercising the pre-emptive right is not accompanied by the authentic or the notarized copy of the duly executed power of attorney or any other document verifying the authority of the representative.

If a single person exercising the pre-emptive right submits several Applications, the Application received last by the Broker shall be deemed submitted; and if such Applications are submitted simultaneously, the Application meeting the requirements of this Prospectus and indicating the largest number of the acquired securities be deemed submitted.

A share purchase agreement with a person exercising the pre-emptive right shall be deemed concluded on the date of payment for the shares by this person exercising the pre-emptive right. Crediting of monetary funds to the Issuer’s accumulation account within the period set for paying up of shares shall be recognized as payment for the shares, provided that such funds are received from the securities purchaser through the

Broker’s account.

If, upon exercise of the pre-emptive right, it is impossible for the shareholder to acquire an integral number of shares, it shall be allowed to create also fractions of shares (fractional shares).

If the number of the acquired shares indicated in the Application by the person exercising the pre-emptive right exceeds the maximum number of the shares that may be acquired by such person, it shall be assumed that such person exercised its/his pre-emptive right with regard to the maximum number of the shares that may be acquired by such person.

If the number of the acquired shares indicated in the Application by the person exercising the pre-emptive right is less than the maximum number of the shares that may be acquired by such person and the payment for which was made within the period set for paying up of the acquired shares, it shall be assumed that such person exercised its/his pre-emptive right with regard to the integral number of the paid up shares not exceeding the number indicated in the Application, Therewith, the Application shall be satisfied with regard to the integral number of the paid up shares.

If the number of the acquired shares indicated in the Application by the person exercising the pre-emptive right exceeds the number of shares payment for which was made within the period set for paying up of the acquired shares, it shall be assumed that such person exercised its/his pre-emptive right with regard to the integral number of the paid up shares.

Until the expiry of the pre-emptive right validity period, it shall not be allowed to place securities other than by the exercise of the stated pre-emptive right.

Procedure for summarizing the results of the exercise of the pre-emptive right to acquire the placed securities.

The Issuer shall summarize the results the exercise of the pre-emptive right to acquire the placed securities within 5 (Five) calendar days after the end of securities placement among persons having the pre-emptive right.

Procedure for disclosure of the information on the results of the exercise of the pre-emptive right to acquire the placed securities.

Information on the results of the exercise of the pre-emptive right to acquire the Issuer’s placed securities shall be disclosed by publication of the Announcement on the results of the exercise of the pre-emptive right in newslines of AK&M and Interfax information agencies and on the Issuer’s Internet page (www.vtb.ru) on the day when the results of the pre-emptive right exercise are summarized.

9.4. Existence of Limitations on Acquisition and Circulation of the Placed Issuable Securities

To form the Issuer’s Charter Capital, it is not allowed to use any borrowed monetary funds.

To form the charter capital of a credit institution, it is not allowed to use funds of the Federal Budget and State non-budgetary funds, available funds and other property subjects managed by governmental federal agencies, exclusive of the cases provided for by federal laws. Funds of budgets of constituent entities of the Russian Federation, local budgets, available funds and other property subjects managed by governmental agencies of constituent entities of the Russian Federation and local authorities may be used to form a credit institution’s charter capital basing on a legislative act of a constituent entity of the Russian Federation or a decision of local authorities respectively as provided by federal laws.

Acquisition and/or taking under trust management, as a result of one or several transactions by a single legal entity or an individual or by a group of legal entities and/or individuals related by an agreement, or a group of legal entities being subsidiaries or affiliates with regard to each other, of more than 1% of stock (shares) of a credit institution - issuer requires notification of the Bank of Russia, more than 20% - preliminary consent thereof.

Acquisition of an issuer’s stock (shares) by non-residents shall be governed by federal laws

State and municipal unitary enterprises are forbidden to act as founders (members) of credit institutions.

Other limitations established by the Issuer’s Charter and  the legislation of the Russian Federation

The Issuer’s Charter does not stipulate any limitations for non-resident purchasers.

Pursuant to Article 18 of the Federal Law “On banks and Banking Activities”, the bank of Russia shall be entitled to impose an embargo on increase in the Issuer’ Charter Capital using non-residents’ funds and on disposal of stock (shares) to the benefit of non-residents, if such action results in exceeding the quota for participation of foreign capital in the banking system of the Russian Federation.

Pursuant the Federal Law “On Securities Market” and the Federal Law “On Protection of Rights and Lawful Interests of Investors in Securities Market”, it shall be prohibited to:

•                  put into circulation securities before the same are paid for in full and before state registration of the report on the results of the issue thereof;

•                  advertise and/or offer to general public any securities of issuers that failed to disclose information as prescribed by the Russian Federation legislation on securities and regulatory legal acts of the federal executive body for the securities market.

Other limitations on circulation of the placed securities prescribed by the legislation of the Russian Federation and constituent documents of the Issuer.

There are no other limitations on circulation of the placed securities prescribed by the legislation of the Russian Federation and constituent documents of the Issuer.

9.5. Information on Movement of Prices for the Issuable Securities of the Issuer

2nd quarter of 2007
Kind	share
Category	ordinary
Type	registered
Form	uncertificated
Series	—

Other identification attributes of the securities	MICEX Code: VTBR ISIN Code: RU000A0JP5V6 State Registration Number: 10401000B

The highest price of transaction settled in the reporting quarter with securities through the trade institutor in the securities market	0.1749 rubles
The lowest price of transaction settled in the reporting quarter with securities through the trade institutor in the securities market	0.1355 rubles
Weighted average price of securities calculated basing on 10 largest transactions settled in the reporting quarter through the trade institutor in the securities market	0.1455 rubles
Full corporate name of the trade institutor in the securities market through which transactions, serving as the basis for the indicated information on movement of the securities prices, were settled	Closed Joint-Stock Company MICEX Stock Exchange
Location of the trade institutor in the securities market through which transactions, serving as the basis for the indicated information on movement of the securities prices, were settled	125009 Moscow, Bolshoy Kislovsky Pereulok 13

3rd quarter of 2007
Kind	share
Category	ordinary
Type	registered
Form	uncertificated
Series	—

Other identification attributes of the securities	MICEX Code: VTBR ISIN Code: RU000A0JP5V6 State Registration Number: 10401000B

The highest price of transaction settled in the reporting quarter with securities through the trade institutor in the securities market	0.1418 rubles
The lowest price of transaction settled in the reporting quarter with securities through the trade institutor in the securities market	0.1037 rubles

Weighted average price of securities calculated basing on 10 largest transactions settled in the reporting quarter through the trade institutor in the securities market	0.1207 rubles
Full corporate name of the trade institutor in the securities market through which transactions, serving as the basis for the indicated information on movement of the securities prices, were settled	Closed Joint Stock Company MICEX Stock Exchange
Location of the trade institutor in the securities market through which transactions, serving as the basis for the indicated information on movement of the securities prices, were settled	125009 Moscow, Bolshoy Kislovsky Pereulok 13

4th quarter of 2007
Kind	share
Category	ordinary
Type	registered
Form	uncertificated
Series	—

Other identification attributes of the securities	MICEX Code: VTBR ISIN Code: RU000A0JP5V6 State Registration Number: 10401000B

The highest price of transaction settled in the reporting quarter with securities through the trade institutor in the securities market	0.1326 rubles
The lowest price of transaction settled in the reporting quarter with securities through the trade institutor in the securities market	0.1052 rubles
Weighted average price of securities calculated basing on 10 largest transactions settled in the reporting quarter through the trade institutor in the securities market	0.1256 rubles
Full corporate name of the trade institutor in the securities market through which transactions, serving as the basis for the indicated information on movement of the securities prices, were settled	Closed Joint Stock Company MICEX Stock Exchange
Location of the trade institutor in the securities market through which transactions, serving as the basis for the indicated information on movement of the securities prices, were settled	125009 Moscow, Bolshoy Kislovsky Pereulok 13
1st quarter of 2008
Kind	share
Category	ordinary
Type	registered
Form	uncertificated
Series	—

Other identification attributes of the securities	MICEX Code: VTBR ISIN Code: RU000A0JP5V6 State Registration Number: 10401000B

The highest price of transaction settled in the reporting quarter with securities through the trade institutor in the securities market	0.1252 rubles

The lowest price of transaction settled in the reporting quarter with securities through the trade institutor in the securities market	0.0785 rubles
Weighted average price of securities calculated basing on 10 largest transactions settled in the reporting quarter through the trade institutor in the securities market	0.1114 rubles
Full corporate name of the trade institutor in the securities market through which transactions, serving as the basis for the indicated information on movement of the securities prices, were settled	Closed Joint Stock Company MICEX Stock Exchange
Location of the trade institutor in the securities market through which transactions, serving as the basis for the indicated information on movement of the securities prices, were settled	125009 Moscow, Bolshoy Kislovsky Pereulok 13

2nd quarter of 2008
Kind	share
Category	ordinary
Type	registered
Form	uncertificated
Series	—

Other identification attributes of the securities	MICEX Code: VTBR ISIN Code: RU000A0JP5V6 State Registration Number: 10401000B

The highest price of transaction settled in the reporting quarter with securities through the trade institutor in the securities market	0.1033 rubles
The lowest price of transaction settled in the reporting quarter with securities through the trade institutor in the securities market	0.0806 rubles
Weighted average price of securities calculated basing on 10 largest transactions settled in the reporting quarter through the trade institutor in the securities market	0.0951 rubles
Full corporate name of the trade institutor in the securities market through which transactions, serving as the basis for the indicated information on movement of the securities prices, were settled	Closed Joint Stock Company MICEX Stock Exchange
Location of the trade institutor in the securities market through which transactions, serving as the basis for the indicated information on movement of the securities prices, were settled	125009 Moscow, Bolshoy Kislovsky Pereulok 13

3rd quarter of 2008
Kind	share
Category	ordinary
Type	registered
Form	uncertificated
Series	—
Other identification attributes of the securities	MICEX Code: VTBR ISIN Code: RU000A0JP5V6 State Registration Number: 10401000B

The highest price of transaction settled in the reporting quarter with securities through the trade institutor in the securities market	0.0883 rubles
The lowest price of transaction settled in the reporting quarter with securities through the trade institutor in the securities market	0.0251 rubles
Weighted average price of securities calculated basing on 10 largest transactions settled in the reporting quarter through the trade institutor in the securities market	0.0622 rubles
Full corporate name of the trade institutor in the securities market through which transactions, serving as the basis for the indicated information on movement of the securities prices, were settled	Closed Joint Stock Company MICEX Stock Exchange
Location of the trade institutor in the securities market through which transactions, serving as the basis for the indicated information on movement of the securities prices, were settled	125009 Moscow, Bolshoy Kislovsky Pereulok 13

4th quarter of 2008
Kind	share
Category	ordinary
Type	registered
Form	uncertificated
Series	—

Other identification attributes of the securities	MICEX Code: VTBR ISIN Code: RU000A0JP5V6 State Registration Number: 10401000B

The highest price of transaction settled in the reporting quarter with securities through the trade institutor in the securities market	0.0523 rubles
The lowest price of transaction settled in the reporting quarter with securities through the trade institutor in the securities market	0.0271 rubles
Weighted average price of securities calculated basing on 10 largest transactions settled in the reporting quarter through the trade institutor in the securities market	0.0354 rubles
Full corporate name of the trade institutor in the securities market through which transactions, serving as the basis for the indicated information on movement of the securities prices, were settled	Closed Joint Stock Company MICEX Stock Exchange
Location of the trade institutor in the securities market through which transactions, serving as the basis for the indicated information on movement of the securities prices, were settled	125009 Moscow, Bolshoy Kislovsky Pereulok 13

1st quarter of 2009
Kind	share
Category	ordinary
Type	registered
Form	uncertificated
Series	—

Other identification attributes of the securities	MICEX Code: VTBR ISIN Code: RU000A0JP5V6 State Registration Number: 10401000B

The highest price of transaction settled in the reporting quarter with securities through the trade institutor in the securities market	0.0357 rubles
The lowest price of transaction settled in the reporting quarter with securities through the trade institutor in the securities market	0.0190 rubles
Weighted average price of securities calculated basing on 10 largest transactions settled in the reporting quarter through the trade institutor in the securities market	0.0291 rubles
Full corporate name of the trade institutor in the securities market through which transactions, serving as the basis for the indicated information on movement of the securities prices, were settled	Closed Joint Stock Company MICEX Stock Exchange
Location of the trade institutor in the securities market through which transactions, serving as the basis for the indicated information on movement of the securities prices, were settled	125009 Moscow, Bolshoy Kislovsky Pereulok 13

2nd quarter of 2009
Kind	share
Category	ordinary
Type	registered
Form	uncertificated
Series	—

Other identification attributes of the securities	MICEX Code: VTBR ISIN Code: RU000A0JP5V6 State Registration Number: 10401000B

The highest price of transaction settled in the reporting quarter with securities through the trade institutor in the securities market	0.0527 rubles
The lowest price of transaction settled in the reporting quarter with securities through the trade institutor in the securities market	0.0273 rubles
Weighted average price of securities calculated basing on 10 largest transactions settled in the reporting quarter through the trade institutor in the securities market	0.0393 rubles
Full corporate name of the trade institutor in the securities market through which transactions, serving as the basis for the indicated information on movement of the securities prices, were settled	Closed Joint Stock Company MICEX Stock Exchange
Location of the trade institutor in the securities market through which transactions, serving as the basis for the indicated information on movement of the securities prices, were settled	125009 Moscow, Bolshoy Kislovsky Pereulok 13

9.6. Information on Persons Rendering Services for Arrangement of Placement and/or Placement of the Issuable Securities

Full corporate name	VTB 24 Bank (Closed Joint Stock Company)

Abbreviated name	VTB 24 (CJSC)
Location	Moscow, Miasnitskaya ul. 35
Number and issue date of the professional securities market participant license for brokerage activity	No 077-03219-100000, the date of issue - 29.11.2000
Term of the license	for an indefinite term
Authority that issued the professional securities market participant license for brokerage activity	Federal Service on Financial Markets

Main functions

• acceptance of Applications for Exercise of Pre-emptive Right to Acquire Placed Securities;

• summarizing of the information on the accepted Applications for Exercise of Pre-emptive Right to Acquire Placed Securities and providing the Issuer with the information for totaling results of the exercise of the pre-emptive right to acquire the placed securities;

• handing over the Applications for Exercise of Pre-emptive Right to Acquire Placed Securities and the documents related thereto to the Issuer immediately after the results of the exercise of the pre-emptive right to acquire the placed securities are totaled;

• acceptance of Offers for Acquisition of Placed Securities;

• registration of the received Offers for Acquisition of Placed Securities in the Special Register of the Received Offers on the day of receipt thereof, and maintenance of such Register and handing it over to the Issuer immediately after expiry of the Offers acceptance period;

• preliminary assessment of the securities purchasers financial status pursuant to the requirements of the regulations of the Bank of Russia and providing the Issuer with the results of such assessment;

• sending replies stating acceptance of the Offers for Acquisition of Placed Securities;

• receipt of monetary funds in consideration for the securities from purchasers thereof and transfer of the stated funds from its correspondent account to the Issuer’s accumulation account;

• acceptance of documents and information on the placed securities purchasers and handing the same over to the Issuer immediately after the replies stating acceptance of the Offers for Acquisition of Placed Securities are sent to the purchasers.

including:
• existence/absence of commitments to acquire securities not placed in due time	there is no commitment to acquire the Issuer’s securities not placed in due time existence/absence of commitments:

• related to support of prices for the placed securities at a certain level during a certain period after completion of placement thereof (stabilization);

• related to rendering of the market-maker services

there are no commitments related to support of prices for the placed securities at a certain level during a certain period after completion of placement thereof (stabilization) and related to rendering of the market-maker services

• existence/absence of the right to acquire any additional number of the Issuer’s securities out of the number of the Issuer’s placed	there is no right to acquire any additional number of the Issuer’s securities out of the number of the Issuer’s placed (outstanding) securities of the same kind,

(outstanding) securities of the same kind, category (type) as the placed securities that may be whether exercised or not depending on the securities placement results	category (type) as the placed securities that may be whether exercised or not depending on the securities placement results
Amount of remuneration	the amount in rubles equivalent to USD 5,000 (Five thousand) at the exchange rate of the Central Bank of the Russian Federation as of the payment date exclusive of VAT

9.7. Information on the Number of Potential Purchasers of Issuable Securities

The number of potential purchasers of issuable securities is not limited; the shares shall be placed by open subscription.

9.8. Information on Trade Institutor in the Securities Market, Including Information on Stock Exchanges of the Intended Placement and/or Circulation of Placed Issuable Securities

Securities of JSC VTB Bank share issues, with regard to which the placed securities constitute an additional issue, shall be circulated through CJSC MICEX Stock Exchange and OJSC Russian Trading System Stock Exchange.

1

Full corporate name of the trade institutor in the securities market	Closed Joint Stock Company MICEX Stock Exchange
Abbreviated name (for a noncommercial organization — name)	CJSC MICEX SE
Location of the trade institutor in the securities market	125009 Moscow, Bolshoy Kislovsky Pereulok 13
Number and issue date of the trade institutor in the securities market license for settlement of trade in the securities market	No 077-10489-000001 dated August 23, 2007
Term of the trade institutor in the securities market license for settlement of trade in the securities market	for an indefinite term
Licensing authority	Federal Financial Markets Service

2

Full corporate name of the trade institutor in the securities market	Open Joint Stock Company Russian Trading System Stock Exchange
Abbreviated name (for a noncommercial organization — name)	OJSC RTS
Location of the trade institutor in the securities market	127006, Moscow, Ul. Dolgorukovskaya 38, building 1
Number and issue date of the trade institutor in the securities market license for settlement of trade in the securities market	No 077-10519-000001 dated September 6, 2007
Term of the trade institutor in the securities market license for settlement of trade in the securities market	for an indefinite term
Licensing authority	Federal Service on Financial Markets

Other information:

As of the Prospectus for Securities Issue approval date, the foreign issuer’s securities verifying the rights to the credit institution - Issuer’s shares were circulated through the foreign trade in the securities market - London Stock Exchange.

9.9. Information on Possible Change in Shareholders’ Ownership Interest in the Issuer’s Charter Capital as a Result of the Issuable Securities Placement

The stated amount was assessed by the Issuer proceeding from the following assumptions:

•                  all the securities placed would be placed; and if securities convertible into shares or options of the credit institution - Issuer  are placed, all the stated securities would be converted into the Issuer’s shares;

•                  shareholders would not participate in acquisition of securities placed by subscription.

If shares are placed basing on the assumptions that all the securities placed would be placed, and that shareholders would not participate in acquisition of securities placed by subscription, the amount by which a shareholder’s ownership interest may change, in terms of percentage, would be as follows:

•                  with regard to the amount of the Issuer’s Charter Capital as of the Prospectus for Securities Issue approval date, it would decrease by 57.24%;

•                  with regard to the number of the ordinary shares as of the Prospectus for Securities Issue approval date, it would decrease by 57.24%.

9.10. Information on Expenses Related to Securities Issue

Total amount of the Issuer’s expenses related to the securities issue:

Total amount of the Issuer’s expenses related to the securities issue, • in thousand rubles • in %	51,773* 0.0578*
The amount of the paid State duty levied pursuant to the legislation of the Russian Federation concerning taxes and dues in the course of securities issue, thousand rubles	112*
The amount of the Issuer’s expenses related to payment for services of advisors who take part (took part) in preparing and conducting the securities issue, thousand rubles	222,477*
The amount of the Issuer’s expenses related to payment for services of persons rendering to the Issuer services for the securities placement and/or arrangement of placement, thousand rubles	The amount in rubles equivalent to USD 5,000 (Five thousand) at the exchange rate of the Central Bank of the Russian Federation as of the payment date exclusive of VAT

The amount of the Issuer’s expenses related to the Issuer’s securities admission to trading by the trade institutor in the securities market, including the same related to securities listing, thousand rubles

24*

The amount of the Issuer’s expenses related to disclosure of information during the securities issue, including expenses for production of booklets or other printed products related to the securities issue, thousand rubles

15,000*
The amount of the Issuer’s expenses related to advertisement of the placed securities, securities marketing research, arrangement and holding of meetings with investors, road-shows, thousand rubles	X
Other expenses the Issuer related to the securities issue, thousand rubles	14,000*

* The exact amount of expenses related to the issue as of the Prospectus signature date cannot be reliably assessed and may differ from the amount indicated in this table both upward and downward.

9.11. Information on Methods of and Procedure for Repayment of Funds Received in Consideration for the Placed Issuable Securities if the Issuable Securities Issue (Additional Issue) is Declared Aborted or Invalid, and in Other Cases Provided for by the Legislation of the Russian Federation

Methods of and Procedure for Repayment of Funds:

If the shares issue is declared aborted or invalid, the prepayment of funds to shareholders shall be conducted in accordance with the Regulation “On procedure for repayment to security holders of funds (other assets) received by the issuer in consideration for securities the issue of which was declared aborted or invalid” approved by Decree of the Federal Commission for the Securities Market of Russia No 36 dated September 8, 1998 (hereinafter referred to as “FCSM Regulation No 36 of September 8, 1998”).

The Issuer shall, within 5 days after receipt from the registering authority of a written notification on cancellation of the issue state registration, form the Commission for arrangement of repayment of the funds used for acquisition of shares to holders of such shares.

The Commission shall carry out its activity during the entire period until all procedures related to the investment funds repayment are accomplished pursuant to the legislation of the Russian Federation, other regulations of the Russian Federation, acts of the federal executive body for the securities market, in accordance with FCSM Regulation No 36 of September 8, 1998.

The Commission shall consist of at least three members. The Commission members shall be appointed by order of the sole executive governance body of the Issuer. Persons owning securities the issue of which was declared aborted or invalid cannot be appointed members of the Commission.

On demand of the federal executive body for the securities market or any other registering body that declared the securities issue aborted or invalid, a representative of the stated bodies shall be appointed member of the Commission.

This Commission shall:

1.               Ensure retirement of securities the issue of which was declared aborted or invalid.

2.               Notify security holders on the investment funds repayment procedure.

3.               Arrange the investment funds repayment to security holders.

4.               Determine the investment funds amount repayable to each security holder.

5.               Make the sheet of the investment funds repayable to security holders.

6.               Perform other actions provided for by the legislation of the Russian Federation, other regulations of the Russian Federation, acts of the federal executive body for the securities market, and FCSM Regulation No 36 of September 8, 1998.

The Commission shall, within 45 days after receipt from the registering authority of a written notification on the issue state registration cancellation, make the sheet of the investment funds repayable to security holders (hereinafter referred to as the “Sheet”). The Sheet shall be executed basing on the list of holders of securities for which the issue state registration is cancelled.

The Sheet shall indicate the following:

•                  the total number of the securities of the issue declared aborted or invalid actually paid up upon placement;

•                  the total amount of the investment funds actually received by the Issuer in consideration for the securities;

•                  the investment funds amount repayable to each security holder;

•                  other information provided for by FCSM Regulation No 36 of September 8, 1998.

The form of the Sheet shall be in compliance with FCSM Regulation No 36 of September 8, 1998 and made with regard to securities of one issue.

The Sheet shall be approved by the Supervisory Council and certified by the Issuer’s seal.

The Commission shall, within 10 days after its creation, send to the nominee holders of securities a notification requiring presentation of information on holders of the securities subject to retirement.

Such notification shall indicate kind, category, the state registration date and number of the issue of the securities subject to retirement

Within 5 days after receipt of the notification, the nominee holders shall present to the Issuer the following information on the security holders:

•                  surname, name, patronymic (full corporate name) of the security holder, his/its mailing address or the place of residence;

•                  the number of securities owned by each holder, category thereof and the state registration date and number of the issue of the securities subject to retirement.

In the event of presentation of incomplete of unreliable information on holders of the securities subject to retirement, the nominee holders of securities shall be held liable pursuant to the legislation of the Russian Federation, other regulations of the Russian Federation, acts of the federal executive body for the securities market.

On demand of the holder of the securities subject to retirement or other persons concerned (including lawful heirs of the security holder), the Issuer shall provide them with the Sheet for examination after approval thereof.

The investment funds shall be repaid in money terms. Monetary funds paid upon securities acquisition in foreign currency shall be subject to repayment in the ruble equivalent at the exchange rate of the Central Bank of the Russian Federation as of the repayment date.

The investment funds shall be repaid in the amount equal to the payment or a part of the payment for such securities (if the securities were partially paid up) in accordance with the accounting records and the information provided for by the Registered Security Holders Register and/or the depositary accounting records.

If the Issuer’s monetary funds are insufficient, the Issuer must sell the assets owned by it or take other measures aimed at the investment funds repayment in due time and in the amount prescribed by FCSM Regulation No 36 of September 8, 1998.

The Commission shall, within 2 months after receipt of the written notification on cancellation of the securities issue state registration, send a notification to the security holders and nominee holders of the securities (hereinafter referred to as the “Notification”). This Notification shall indicate:

1.               Full corporate name of the securities Issuer;

2.               Name of the registering authority that resolved to declare the securities issue aborted;

3.               Name of the court, the date of the judicial act on invalidation of the securities issue, the date of the judicial act on invalidation of the securities issue coming into force of law;

4.               Full corporate name of the Registrar, its mailing address (if the Registered Security Holders Register is maintained by a Registrar);

5.               Kind, category and form of securities, the state registration number thereof and the date of the state registration, the name of the state registering authority that registered the securities issue declared aborted or invalid;

6.               Date of cancellation of the securities issue state registration;

7.               Surname, name, patronymic (full corporate name) of the security holder;

8.               Place of residence (mailing address) of the security holder;

9.               Category of the security holder (the first and/or other acquirer);

10.         The number of securities subject to retirement from the holder, kind and category thereof;

11.         The investment funds amount repayable to the security holder;

12.         Procedure for and terms of the securities retirement and the investment funds repayment;

13.         Notification stating that any transactions with securities with regard to which the issue state registration was cancelled are not allowed;

14.         Address to which the application for the investment funds repayment is to be and contact telephone numbers of the Issuer.

The Notification shall be accompanied with the form of the security holder’s application for the investment funds repayment.

The Commission shall, within 2 months after receipt of the written notification on cancellation of the securities issue state registration, publish the announcement on the procedure for securities retirement and the investment funds repayment.

Such announcement shall be published in the Rossiyskaya Gazeta and in the Supplement to the Herald of the Federal Commission on the Securities Market.

The form of the security holder’s application for the investment funds repayment enclosed with the Notification shall contain the following information:

•                  surname, name, patronymic (full corporate name) of the security holder;

•                  place of residence (mailing address) of the security holder;

•                  the investment funds amount repayable to the security holder expressed in rubles.

The application should be signed by the holder of securities subject to retirement or by his/its representative. If the application is signed by the security holder’s representative, it shall be accompanied by the documents verifying the authority thereof. The form of the application for the investment funds repayment shall be in compliance with FCSM Regulation No 36 of September 8, 1998.

The application for the investment funds repayment shall be sent by the holder of securities subject to retirement to the Issuer within 10 days after the security holder receives the Notification.

If the security holder disagrees with the investment funds repayable amount specified in the Notification, the holder may, within 10 days after receipt of the Notification, send a relevant notice to the Issuer. Such notice shall indicate the reasons of and the grounds for the security holder’s disagreement and be accompanied with the documents supporting his/its arguments.

The security holder shall be entitled to apply to court for the investment funds recovery from the Issuer without the previous notice on disagreement with the investment funds amount and repayment terms.

Within 10 days after receipt of the notice on the security holder’ disagreement with the investment funds repayable amount, the Commission must review it and send the second notification to the security holder.

If the security holder disagrees with the investment funds repayable amount specified in the second notification, he/it shall be entitled to apply to court for the investment funds recovery from the Issuer pursuant to the legislation of the Russian Federation.

After expiry of 4 months from the receipt date of the written notification on cancellation of the securities issue state registration, the Issuer must repay the investment funds to the security holders. Therewith, the period for the investment funds repayment shall not exceed 1 month.

The investment funds repayment shall be made by transfer to the security holder’s account or as otherwise provided by the legislation of the Russian Federation, or as agreed by the Issuer and the security holder.

Funds repayment terms

Repayment shall be made within 4 (Four) months after the date when the Issuer receives a written notification of the authorized body on invalidation of the securities issue or after any other date prescribed by the legislation, in other cases of creation of the Issuer’s obligation to repay monetary funds received in the course of the issue.

Full corporate name of credit institutions (paying agents) through which the relevant payments would be made	VTB Bank (Open Joint Stock Company) (The Issuer shall independently make the relevant payments)
Abbreviated name of credit institutions (paying agents)	JSC VTB Bank (The Issuer shall independently make the relevant payments)
Location of paying agents	Saint-Petersburg, Ul. Bolshaya Morskaya 29 (The Issuer shall independently make the relevant payments)

Consequences of non-fulfillment  or improper fulfillment by the Issuer of its obligations on repayment of funds received in consideration for the placed securities

In case of non-fulfillment/improper fulfillment by the Issuer of its obligations on repayment of funds received in consideration for the placed securities, the Issuer, simultaneously with repayment of the overdue amounts, shall pay the interest to the security holders in accordance with Article 395 of the Civil Code of the Russian Federation.

 Penalty provisions applicable to the credit institution - Issuer.

In case of non-fulfillment/improper fulfillment by the Issuer of its obligations on repayment of funds received in consideration for the placed securities, the Issuer, simultaneously with repayment of the overdue amounts, shall pay the interest to the security holders in accordance with Article 395 of the Civil Code of the Russian Federation.

Other relevant information on methods of and repayment of funds received in consideration for the placed securities.

No other relevant information is available.

X. Additional Information on the Issuer and on Issuable Securities Placed by the Issuer

10.1. Additional Information on the Issuer

10.1.1. Information on Amount and Structure of the Issuer’s Charter Capital

The amount of the Issuer’s Charter Capital:

67,241,385,090.19 (Sixty seven billion two hundred and forty one million three hundred and eighty five thousand ninety and nineteen hundredth) rubles.

ordinary shares:

Total par value	67,241,385,090.19 (Sixty seven billion two hundred and forty one million three hundred and eighty five thousand ninety and nineteen hundredth) rubles
Potion of shares of this category in the Issuer’s Charter Capital, %	100
preference shares:
Total par value, thousand rubles	none
Potion of shares of this category in the Issuer’s Charter Capital, %	none

Category of shares circulating outside the Russian Federation ordinary registered shares (by placement of depositary receipts)

Type of shares circulating outside the Russian Federation

Global Depositary Receipts issued pursuant to RegS and 144 A Rules.

Portion of shares circulating outside the Russian Federation in the total number of shares of the relevant category (type)

The Charter Capital portion equal to 10.475% or 704,388,942,000 shares.

Name of the foreign issuer securities of which certify the rights with regard to the Issuer’s shares of the relevant category (type)

Bank of New York International Nominees

Location of the foreign issuer securities of which certify the rights with regard to the Issuer’s shares of the relevant category (type)

One Wall Street, New York, New York, USA, 10286

Brief description of the program (type of program) of issuance of securities of a foreign issuer which certify the rights with regard to the Issuer’s shares of the relevant category (type)

Global Depositary Receipts Programme pursuant to RegS and 144 A Rules

Information on obtainment of the federal executive body for the securities market permit for admission of the Issuer’s shares of the relevant category (type) to circulation outside the Russian Federation

Permit of the Federal Financial Markets Service of Russia for placement and circulation of ordinary registered uncertificated shares of VTB Bank (Open Joint Stock Company) outside the Russian Federation No 07-BV-03/9267 dated July 7, 2007.

Name of the foreign trade institute(s) through which the foreign issuer’s securities certifying the rights with regard to the Issuer’s shares are circulated

London Stock Exchange

Other information on circulation of the Issuer’s shares outside the Russian Federation provided at sole discretion of the Issuer

There is no other information.

10.1.2. Information on changes in the Issuer’s Charter Capital amount

Reporting	Ordinary shares		Preference shares		Name of the governance body that made decision	Date and number of Minutes of the governance body that made decision on the change in Charter	The Charter Capital total,
period date	thousand rubles	%	thousand rubles	%	on the change in Charter Capital amount	Capital amount	thousand rubles
1	2	3	4	5	6	7	8
27.11.2000	42,137,236	100	none	none	Extraordinary General Meeting of Shareholders	22.08.2000 Minutes No 19	42,137,236
27.12.2005	52,111,124	100	none	none	Extraordinary General Meeting of Shareholders	20.10.2005 Minutes No 28	52,111,124
24.05.2007	67,241,385	100	none	none	General Meeting of Shareholders	19.03.2007 Minutes No 34	67,241,385

10.1.3. Information on Creation and Use of the Reserve Fund and Other Funds of the Issuer

As of  July 1, 2009 (reporting date)

	Fund amount determined by statutory documents	Fund amount as of the beginning of the year		Amount of allocations to the Fund	Amount of expended funds	Balance as of 01.07.2009
Name of the Fund	thousand rubles	in money terms, thousand rubles	in % of the Charter Capital	thousand rubles	thousand rubles	in money terms, thousand rubles	in % of the Charter Capital
1	2	3	4	5	6	7	8
Reserve Fund	—	3,362,069	5.00	0	0	3,362,069	5.00

As of January 1, 2009 (reporting date)

	Fund amount determined by statutory documents	Fund amount as of the beginning of the year		Amount of allocations to the Fund	Amount of expended funds	Balance as of 01.07.2009
Name of the Fund	thousand rubles	in money terms, thousand rubles	in % of the Charter Capital	thousand rubles	thousand rubles	in money terms, thousand rubles	in % of the Charter Capital
1	2	3	4	5	6	7	8
Reserve Fund	—	3,217,618	4.79	144,451	0	3,362,069	5.00

As of January 1, 2008 (reporting date)

	Fund amount determined by statutory documents	Fund amount as of the beginning of the year		Amount of allocations to the Fund	Amount of expended funds	Balance as the end of the year
Name of the Fund	thousand rubles	in money terms, thousand rubles	in % of the Charter Capital	thousand rubles	thousand rubles	in money terms, thousand rubles	in % of the Charter Capital
1	2	3	4	5	6	7	8
Reserve Fund	—	2,358,832	4.53	0	0	3,217,618	4.79

Special-purpose Funds	—	660,832	1.27	103,882	592,048	372,166	0.55
Accumulation Funds	—	2,788,579	5.36	4,387	4,388	2,788,578	4.15
Other Funds	—	30,475,996	58.48	1,057,009	1,057,013	42,353,601	62.99

Purposes of the use of Funds.

Day-to-day operations of the Bank, redistribution between Funds

As of January 1, 2007 (reporting date)

	Fund amount determined by statutory documents	Fund amount as of the beginning of the year		Amount of allocations to the Fund	Amount of expended funds	Balance as the end of the year
Name of the Fund	thousand rubles	in money terms, thousand rubles	in % of the Charter Capital	thousand rubles	thousand rubles	in money terms, thousand rubles	in % of the Charter Capital
1	2	3	4	5	6	7	8
Reserve Fund	—	1712,906	3.29	645,981	55	2,358,832	4.53
Special-purpose Funds	—	401,787	0.78	1,344,483	1,085,438	660,832	1.27
Accumulation Funds	—	2,788,579	5.36	13,617	13,617	2,788,579	5.36
Other Funds	—	21,109,908	40.51	11,030,921	1,664,833	30,475,996	58.48

Purposes of the use of Funds.

Day-to-day operations of the Bank, redistribution between Funds

As of January 1, 2006 (reporting date)

	Fund amount determined by statutory documents	Fund amount as of the beginning of the year		Amount of allocations to the Fund	Amount of expended funds	Balance as the end of the year
Name of the Fund	thousand rubles	in money terms, thousand rubles	in % of the Charter Capital	thousand rubles	thousand rubles	in money terms, thousand rubles	in % of the Charter Capital
1	2	3	4	5	6	7	8
Reserve Fund	—	1,235,868	2.94	477,038,	0	1,712,906	3.29
Special-purpose Funds	—	612,769	1.46	957,153	1,168,135	401,787	0.78
Accumulation Funds	—	2,788,579	6.62	18,369	18,369	2,788,579	5.36
Other Funds	—	14,551,712	34.54	8,800,820	2,242,624	21,109,908	40.51

Purposes of the use of Funds.

Day-to-day operations of the Bank.

As of January 1, 2005 (reporting date)

	Fund amount determined by statutory documents	Fund amount as of the beginning of the year		Amount of allocations to the Fund	Amount of expended funds	Balance as the end of the year
Name of the Fund	thousand rubles	in money terms, thousand rubles	in % of the Charter Capital	thousand rubles	thousand rubles	in money terms, thousand rubles	in % of the Charter Capital
1	2	3	4	5	6	7	8
Reserve Fund	—	788,517	1.88	447,351	0	1,235,868	2.94
Special-purpose Funds	—	1,084,600	2.58	474,206	946,037	612,769	1.46
Accumulation Funds	—	2,779,732	6.60	72,582	63,735	2,788,579	6.62
Other Funds	—	8,061,228	19.13	8,825,008	2,334,524	14,551,712	34.54

Purposes of the use of Funds.

Day-to-day operations of the Bank, redistribution between Funds

10.1.4. Information on Procedure for Convening and Holding of the Issuer’s Highest Governance Body Meeting

The highest governance body of JSC VTB Bank is the General Meeting of Shareholders.

The highest governance body of JSC VTB Bank is the General Meeting of Shareholders.

The procedure for convening and holding of General Meetings of Shareholders of JSC VTB Bank is governed by the Charter of the Bank and Regulation on Preparing and Holding of General Meetings of Shareholders of OJSC Vneshtorgbank approved by the General Meeting of Shareholders of the Bank of Foreign Trade (Open Joint Stock Company) on May 17, 2002.

A notice on holding the General Meeting of Shareholders shall be made at least 30 days prior to the Meeting, unless a longer term is prescribed by the applicable legislation. Within the above period, the notice on holding the General Meeting of Shareholders shall be published in the Rossiyskaya Gazeta.

The Extraordinary General Meeting of Shareholders on request of the Bank’s Statutory Audit Commission, the Bank’s auditor or shareholder(s) owning in the aggregate at least 10 percent of the voting shares of the Bank shall be convened by the Supervisory Council of the Bank; and, if such Extraordinary General Meeting of Shareholders is convened, it shall be held within 40 days after such request is made.

A request for convening an Extraordinary General Meeting of Shareholders shall contain the items to be included in the agenda of such meeting; it may also contain draft resolutions on each of such items and the proposal regarding the form of holding the General Meeting of Shareholders. If the request for convening an Extraordinary General Meeting of Shareholders contains a proposal of nominees, provisions of Clause 13.10 of the Bank’s Charter shall be applicable to such proposal.

The Supervisory Council shall not be entitled to amend the wording of the items proposed to be included in the agenda, or draft resolutions on such items, or proposed form of the Extraordinary General Meeting of Shareholders to be convened on the request of the Bank’s Statutory Audit Commission, the Bank’s auditor or shareholder(s) owning in the aggregate at least 10 per cent of the voting shares.

The request for the Extraordinary General Meeting of Shareholders made by shareholder(s) shall contain the names of such shareholder(s) and the number and category (type) of the shares owned by them. Any request for an Extraordinary General Meeting of Shareholders shall be signed by the person(s) requesting convening of the Extraordinary General Meeting.

Within five days after the request to convene an Extraordinary General Meeting of Shareholders is made by the Bank’s Statutory Audit Commission, the Bank’s auditor, or shareholder(s) owning in the aggregate at least 10 per cent of the voting shares of the Bank, the Supervisory Council shall make a decision either to convene such Extraordinary General Meeting of Shareholders or to reject the request for its convening.

The date of the General Meeting of Shareholders of JSC VTB Bank shall be determined by the Supervisory Council of the Bank.

Persons (bodies) requesting convening of an Extraordinary General Meeting of Shareholders shall be entitled to make proposals regarding the agenda of such Meeting.

Shareholders of the Bank shall be entitled to examine the information (materials) subject to submission upon preparation of the General Meeting of Shareholders of the Bank.

Information on resolutions adopted at General Meetings of Shareholders of the Bank shall be disclosed in Internet pursuant to the regulatory legal acts of the Federal Financial Markets Service.

Resolutions adopted at a General Meetings of Shareholders of the Bank and the voting results shall be announced at the General Meeting of Shareholders during which such voting was conducted, or brought, within 10 days after the voting results protocol is made, to the notice of persons included in the list of persons entitled to participate in the General Meeting of Shareholders in the form of the report on the voting results by publication of such report in the Rossiyskaya Gazeta.

10.1.5. Information on Commercial Organizations in which the Issuer Owns at least 5 Percent of the Charter (Share) Capital (Share Fund) or at least 5 Percent of Ordinary Shares

1

Full corporate name	Joint-Stock Commercial Bank Eurofinance Mosnarbank (Open Joint Stock Company)

Abbreviated name	OJSC JSCB Eurofinance Mosnarbank
Location	121099, Moscow, Ul. Novy Arbat 29
Shareholding of the Issuer in the charter (share) capital (share fund) of the commercial organization	7.99%
The Issuer’s ownership interest in the ordinary shares of such commercial organization	7.99%
Shareholding of the commercial organization in the Issuer’s Charter Capital	None
Ownership interest of the commercial organization in the Issuer’s ordinary shares	None

2
Full corporate name	Closed Joint Stock Company Registrar Society Status
Abbreviated name	CJSC Status
Location	109544, Moscow, Ul. Dobrovolcheskaya 1/64
Shareholding of the Issuer in the charter (share) capital (share fund) of the commercial organization	15.5%.
The Issuer’s ownership interest in the ordinary shares of such commercial organization	15.5%.
Shareholding of the commercial organization in the Issuer’s Charter Capital	None
Ownership interest of the commercial organization in the Issuer’s ordinary shares	None

3
Full corporate name	Closed Joint Stock Company Moscow Interbank Currency Exchange
Abbreviated name	CJSC MICEX
Location	125009, Moscow, Bolshoy Kislovsky per. 13
Shareholding of the Issuer in the charter (share) capital (share fund) of the commercial organization	7.910%
The Issuer’s ownership interest in the ordinary shares of such commercial organization	7.910%
Shareholding of the commercial organization in the Issuer’s Charter Capital	None
Ownership interest of the commercial organization in the Issuer’s ordinary shares	None

4
Full corporate name	Closed Joint Stock Company Central United Registrar
Abbreviated name	CJSC COR
Location	125040, Moscow, Ul. Pravdy 23
Shareholding of the Issuer in the charter (share) capital (share fund) of the commercial organization	20.00%
The Issuer’s ownership interest in the ordinary shares of such commercial organization	20.00%
Shareholding of the commercial organization in the Issuer’s Charter Capital	None
Ownership interest of the commercial organization in the Issuer’s ordinary shares	None

5
Full corporate name	Closed Joint Stock Company VTB Asset Management
Abbreviated name	CJSC VTB Asset Management
Location	107005, Moscow, Denisovsky per. 23, building 6
Shareholding of the Issuer in the charter (share) capital (share fund) of the commercial organization	19.000003%
The Issuer’s ownership interest in the ordinary shares of such commercial organization	19.000003%

Shareholding of the commercial organization in the Issuer’s Charter Capital	0.002288
Ownership interest of the commercial organization in the Issuer’s ordinary shares	0.002288

6
Full corporate name	Open Joint Stock Company Systema-Gals
Abbreviated name	OJSC Systema-Gals
Location	115184, Moscow, Ul. Bolshaya Tatarskaya 35, building 1
Shareholding of the Issuer in the charter (share) capital (share fund) of the commercial organization	19.74%
The Issuer’s ownership interest in the ordinary shares of such commercial organization	19.74%
Shareholding of the commercial organization in the Issuer’s Charter Capital	None
Ownership interest of the commercial organization in the Issuer’s ordinary shares	None

7
Full corporate name	Closed Joint Stock Company IFP Intermoney Financial Products Ltd.*
Abbreviated name	CJSC IFP
Location	103031, Moscow, Kuznetsky Most 16
Shareholding of the Issuer in the charter (share) capital (share fund) of the commercial organization	8.98%
The Issuer’s ownership interest in the ordinary shares of such commercial organization	8.98%
Shareholding of the commercial organization in the Issuer’s Charter Capital	None
Ownership interest of the commercial organization in the Issuer’s ordinary shares	None

*The company does not carry out business activity

8
Full corporate name	Closed Joint Stock Company Interstate Financial and Industrial Group Technology-Industry*
Abbreviated name	CJSC IFIG Technology-Industry
Location	121069 Moscow, Khlebny Pereulok 21/4
Shareholding of the Issuer in the charter (share) capital (share fund) of the commercial organization	5%
The Issuer’s ownership interest in the ordinary shares of such commercial organization	5%
Shareholding of the commercial organization in the Issuer’s Charter Capital	None
Ownership interest of the commercial organization in the Issuer’s ordinary shares	None

* The company does not carry out business activity

9
Full corporate name	Closed Joint Stock Company MICEX Stock Exchange
Abbreviated name	CJSC MICEX SE
Location	125009 Moscow, Bolshoy Kislovsky Pereulok 13
Shareholding of the Issuer in the charter (share) capital (share fund) of the commercial organization	7.53%
The Issuer’s ownership interest in the ordinary shares of such commercial organization	7.53%
Shareholding of the commercial organization in the Issuer’s Charter Capital	None
Ownership interest of the commercial organization in the Issuer’s ordinary shares	None

10
Full corporate name	Limited Liability Company Financial Corporation
OTKRYTIYE

Abbreviated name	LLC FC OTKRYTIYE
Location	129090, Russia, Moscow, Ul. Kalanchevskaya 49
Shareholding of the Issuer in the charter (share) capital (share fund) of the commercial organization	19.9%
The Issuer’s ownership interest in the ordinary shares of such commercial organization	19.9%
Shareholding of the commercial organization in the Issuer’s Charter Capital	0%
Ownership interest of the commercial organization in the Issuer’s ordinary shares	0%

10.1.6. Information on Major Transactions Settled by the Issuer

During 5 last completed financial years preceding the Prospectus approval date, there were no transactions providing for commitments in the amount of at least 10% of the book value of assets.

10.1.7. Information on Credit Ratings of the Issuer

Credit rating subject (the Issuer, securities of the Issuer).

JSC VTB Bank

Credit rating as of the Prospectus approval date.

Moody`s Investors Service Rating Agency: Baa1, P-2, D- (the rating date — February 24, 2009)

Fitch Ratings Rating Agency: BBB, F3, D (the rating date — April 20, 2009)

Standard and Poor’s Rating Agency: BBB, A-3 (the rating date — December 8, 2008)

History of the credit ratings for 5 last completed financial years preceding the Prospectus approval date, or for each completed financial year preceding the Prospectus approval date indicating the credit rating and the rating date

1

Moody’s Rating Agency

Date	Effect	Long-term rating of bank deposits in foreign currency	Short-term rating of bank deposits in foreign currency	Financial stability rating
October 2003	Raised	Ba1	NP	D-
October 2005	Raised	Baa2	P-2	D-
July 2008	Raised	Baa1	P-2	D-

2

Fitch Rating Agency

Date	Effect	Long-term credit rating in foreign currency	Short-term credit rating in foreign currency	Individual rating	Support rating
November 2004	Raised	BBB-	F3	C/D	2
August 2005	Raised	BBB	F3	C/D	2
July 2006	Raised	BBB+	F2	C/D	2
February 2009	Lowered	BBB	F3	C/D	2
April 2009	Lowered	BBB	F3	D	2

3

S&P Rating Agency

		Rating according to the international scale		Rating according to
Date	Effect	Long-term credit rating in foreign currency	Short-term credit rating in foreign currency	the national scale
April 2004	Raised	BB+	B
November 2005	Raised	BBB-	A-3
December 2005	Raised	BBB	A-2

June 2006	Assigned	BBB	A-2	ruAA+
October 2006	Raised	BBB+	A-2	ruAAA
December 2008	Lowered	BBB	A-3	ruAAA

1
Full corporate name of the credit rating organization	Moody’s Investors Service
Abbreviated name	Moody’s Rating Agency
Location of the credit rating organization	7 World Trade Center at 250 Greenwich Street, New York, NY 10007, USA.

2
Full corporate name of the credit rating organization	Fitch Ratings Ltd
Abbreviated name	Fitch Rating Agency
Location of the credit rating organization	The company has 2 principal offices located at the following addresses: One State Street Plaza, New York, NY, 1004, USA and 101 Finsbury Pavement London EC2A 1RS UK

3
Full corporate name of the credit rating organization	Standard and Poor’s International Service Inc.
Abbreviated name	S&P Rating Agency
Location of the credit rating organization	55 Water Street, New York, NY, 10041, USA

Description of the credit rating method or Internet address of the page where the information on credit rating method is published.

Moody`s Rating Agency - www.moodys.com ; www.moodys.com

Fitch Rating Agency - www.fitchratings.com ; www.fitchratings.ru

S&P Rating Agency - www.standardandpoors.com ; www.standardandpoors.ru

Other information on the credit rating.

1
Kind	Bonds
Category	—
Type	—
Form	Certificated, bearer, with obligatory centralized custody
Series	05
Other identification attributes of the securities	Non-convertible, certificated, bearer, with obligatory centralized custody, series 05, without the possibility of early redemption, the redemption date October 17, 2013
Individual State Registration Number of the securities issue	40401000B
State registration date	August 2, 2005

The rating assigned by S&P (according to the national scale) – RuAAA

2
Kind	Bonds
Category	—
Type	—
Form	Certificated, bearer, with obligatory centralized custody
Series	06
Other identification attributes of the securities	Non-convertible, certificated, bearer, with obligatory centralized custody, series 06, without the possibility of early redemption, the redemption date July 6, 2016
Individual State Registration Number of the securities issue	40501000B
State registration date	August 2, 2005

The rating assigned by S&P (according to the national scale) – RuAAA

10.2. Information on Each Category (Type) of the Issuer’s Shares

Individual State Registration Number	State registration date	Category	Type	Par value, rubles
1	2	3	4	5
10401000B	September 29, 2006	Ordinary	—	0.01

Number of shares in circulation

Individual State Registration Number	Number of shares in circulation
1	2
10401000B	6,724,138,509,019 (Six trillion seven hundred and twenty four billion one hundred and thirty eight million five hundred and nine nineteen) shares

Number of additional shares being placed

Individual State Registration Number	Number of shares in circulation
1	2
10401000B	0

Number of authorized shares:

Individual State Registration Number	Number of authorized shares
1	2
10401000B	14,000,000,000,000 (Fourteen trillion)

Number of shares on the Issuer’s balance:

Individual State Registration Number	Number of shares on the balance
1	2
10401000B	0

Number of additional shares that may be placed as a result of conversion of the placed securities convertible into shares, or as a result of  performance of obligations under the Issuer’s options: None

Rights provided by shares to holders thereof:

Individual State Registration Number	Rights provided by shares to holders thereof:*
1	2
10401000B

Each ordinary registered share of the Bank provides the shareholder - its owner with equal scope of rights.

Shareholders – owners of registered ordinary shares of the Bank shall be entitled to:

• participate in the General Meeting of Shareholders with the right to vote on all matters within the competence thereof;

• receive dividends;

• receive a part of the Bank’s property in case of liquidation thereof.

Shareholders shall also have other rights stipulated by the legislation of the Russian Federation and the Issuer’s Charter.

The Issuer’s Charter does not provide for any limitation of the maximum number of votes belonging to a single shareholder.

Other information on shares.

None

10.3. Information on Previous Issues of Issuable Securities of the Issuer exclusive of the Issuer’s Shares

10.3.1. Information on Issues all Securities of which were Redeemed (Cancelled)

1
Kind	bonds
Form	Certificated bearer bonds with issue of a single certificate subject to obligatory centralized custody
Series	01
Other identification attributes of the securities	non-convertible
Individual State Registration Number of the securities issue	20101000B
Date of state registration of the securities issue	April 28, 2000
Date of state registration of each additional securities issue	none
Name of the registering body (bodies) that performed state registration of the securities issue (additional issue)	The Central Bank of the Russian Federation

Number of securities within issue	1,000,000 bonds
Volume of the securities issue at par value, thousand rubles	1,000,000
Redemption term (date) of securities within issue	May 22, 2002
Grounds for redemption of securities within issue	Discharge of obligations

2
Kind	bonds
Form	Certificated bearer bonds with issue of a single certificate subject to obligatory centralized custody
Series	02
Other identification attributes of the securities	convertible
Individual State Registration Number of the securities issue	40101000B
Date of state registration of the securities issue	March 26, 2002
Date of state registration of each additional securities issue	none
Name of the registering body (bodies) that performed state registration of the securities issue (additional issue)	The Central Bank of the Russian Federation
Number of securities within issue	1,000,000 bonds
Volume of the securities issue at par value, thousand rubles	1,000,000
Redemption term (date) of securities within issue	April 23, 2004
Grounds for redemption of securities within issue	Discharge of obligations

3
Kind	bonds
Form	Certificated bearer bonds with issue of a single certificate subject to obligatory centralized custody
Series	03
Other identification attributes of the securities	convertible
Individual State Registration Number of the securities issue	40201000B
Date of state registration of the securities issue	December 24, 2002
Date of state registration of each additional securities issue	none
Name of the registering body (bodies) that performed state registration of the securities issue (additional issue)	The Central Bank of the Russian Federation
Number of securities within issue	2,000,000 bonds
Volume of the securities issue at par value, thousand rubles	2,000,000

Redemption term (date) of securities within issue	February 22, 2006
Grounds for redemption of securities within issue	Discharge of obligations

4
Kind	bonds
Form	Certificated bearer bonds with issue of a single certificate subject to obligatory centralized custody
Series	04
Other identification attributes of the securities	non-convertible
Individual State Registration Number of the securities issue	40301000B
Date of state registration of the securities issue	January 9, 2004
Date of state registration of each additional securities issue	none
Name of the registering body (bodies) that performed state registration of the securities issue (additional issue)	The Central Bank of the Russian Federation
Number of securities within issue	5,000,000 bonds
Volume of the securities issue at par value, thousand rubles	5,000,000
Redemption term (date) of securities within issue	March 18, 2009
Grounds for redemption of securities within issue	Discharge of obligations

10.3.2. Information on issues the securities within which are in circulation

Total number	30,000,000 securities
Total volume at par value, thousand rubles	30,000,000

1
Kind	Bonds
Form	Certificated bearer bonds with issue of a single certificate subject to obligatory centralized custody
Series	05
Other identification attributes of the securities	Non-convertible
Individual State Registration Number of the securities issue	40401000B
Date of state registration of the securities issue	February 2, 2005
Date of state registration of each additional securities issue	None
Date of state registration of the report on the securities issue results	December 6, 2005
Date of state registration of the report on each additional securities issue results	None

Name of the registering body (bodies) that performed state registration of the securities issue (additional issue)	The Central Bank of the Russian Federation
Name of the registering body (bodies) that performed state registration of the report on the securities issue (additional issue) results	The Central Bank of the Russian Federation
Number of securities within issue	15,000,000 bonds
Number of securities within additional issue	None
Par value of each security in the issue, rubles or indication that “Pursuant to the legislation of the Russian Federation, existence of par value of this kind of securities is not provided for”	1,000
Volume of the securities issue at par value, thousand rubles	15,000,000
Volume of such additional securities issue at par value, thousand rubles	None
Rights attaching to each share of the issue

• the right of bond holders to receive from the Issuer, when due, either the par value of the bond(s) or other asset equivalent, as well as the right to receive the percentage, fixed therein, of either the par value of the bond(s) or other property rights;

• bond holders shall be entitled to exercise other rights provided for by the legislation of the Russian Federation.

Procedure for and terms for placement of such securities	None

Securities of the issue are certificated securities with obligatory centralized custody:

Full corporate name of the depositary	Non-Commercial Partnership National Depositary Center
Abbreviated name of the depositary	NDC
Location of the depositary executing the centralized custody	125009, Moscow, Sredny Kislovsky per. 1-13, building 4
Number of the depositary’s license for depositary activity	177-03431-000100
Issue date of the depositary’s license for depositary activity	December 04, 2000
Term of the license for depositary activity	for an indefinite term
Depositary activity licensing body	Federal Commission for the Securities Market

Procedure for and terms of the issue securities redemption

The Bonds shall be redeemed with monetary funds on 2912 (Two thousand nine hundred and twelfth) day after the commencement date of the Bonds placement. The Bonds redemption commencement and end dates shall coincide (the maturity date).

The Bonds redemption shall be performed in the currency of the Russian Federation as non-cash settlement to the benefit of the Bond holders.

The Bonds shall be redeemed at par value on 2912 (Two thousand nine hundred and twelfth) day after the commencement date of the Bonds placement.

If the Bonds maturity date falls on a non-working day, whether a public holiday or a day off for settlement operations, the due amount shall be paid on the first banking day following the non-working day. A Bond holder shall not be entitled to demand any interest charge or any other compensation for such delay in payment.

It is assumed that nominee holders — depositors of NDC are authorized to receive the Bonds maturity value.

Any NDC depositor not authorized by its/his clients to receive the Bonds maturity value shall, on or before the 4th (Fourth) banking day prior to the maturity date, deliver to NDC the list of Bond holders that should contain all requisite elements specified below to be provided for making the List of Holders and/or Nominee Holders of Bonds.

The Bonds shall be redeemed to the benefit of the Bond holders as of the end of NDC transaction day preceding the 5th (Fifth) banking day prior to the Bonds maturity date (hereinafter referred to as the “Record Date for List of Holders and/or Nominee Holders of Bonds”).

Obligations with regard to the Bond holder on the List of Bond Holders shall be deemed properly discharged, even if the Bonds are disposed of after the Record Date for List of Holders and/or Nominee Holders of Bonds.

If a holder’s rights to the Bonds are accounted by a nominee holder, and the nominee holder is authorized to receive the Bonds maturity value, the nominee holder shall be deemed the person authorized to receive the Bonds maturity value.

If a holder’s rights to the Bonds are not accounted by a nominee holder, or the nominee holder is not authorized by the holder to receive the Bonds maturity value, the holder shall be deemed the person authorized to receive the Bonds maturity value.

On or before the 2nd (Second) banking day prior to the Bonds maturity date, the Depositary shall provide the Issuer with the List of Holders and/or Nominee Holders of Bonds, made as of the Record Date for List of Holders and/or Nominee Holders of Bonds, indicating the following:

a)              full name of the person authorized to receive the Bonds maturity value (surname, name and patronymic for a holder being an individual);

b)             number of Bonds accounted on the holder’s depot accounts or on the interdepositary account of the Bond nominee holder authorized to receive the Bonds maturity value;

c)              location and mailing address of the person authorized to receive the Bonds maturity value;

d)             details of the bank account of the person authorized to receive the Bonds maturity value, namely:

•                  the account number;

•                  name of the bank where the account was opened;

•                  bank identification code of the bank where the account was opened.

e)              Taxpayer Identification Number of (INN) of the person authorized to receive the Bonds maturity value.

The Bond holders, authorized persons thereof, including NDC depositors, shall independently follow-up completeness and relevancy of the bank account details provided by them to NDC. If the above details are not provided to NDC in due time, the Bonds maturity value shall be paid to the person having claimed discharge of obligations and being the Bond holder as of the claim date. Thereat, the Issuer shall discharge its obligations on the Bonds redemption basing on the List of Holders and/or Nominee Holders provided by NDC.

All depot account transactions related to the Bonds transfer shall be suspended from the moment when the List of Holders and/or Nominee Holders of Bonds is fixed on the Record Date for List of Holders and/or Nominee Holders of Bonds for the purposes of the maturity value payment. Basing on the List of Holders and/or Nominee Holders of Bonds provided by the Depositary, the Issuer shall calculate the amount of monetary funds payable to each person authorized to receive the maturity value. If one person is authorized to receive the maturity value by several Bond holders, the total amount, without breakdown by each Bond holder, shall be transferred to such person. On the maturity date, the Issuer shall transfer the required monetary funds to the accounts of persons authorized to receive the maturity value and included in the List of Holders and/or Nominee Holders of Bonds.

If the bank account details or any other information necessary for discharge by the Issuer of its obligations under the Bonds, either provided by the holder or nominee holder or available at NDC, makes it impossible to transfer the monetary funds in due time, such delay shall not be deemed as a delay in discharge of obligations under the Bonds, and the Bond holder shall not be entitled to demand any interest charge or any other compensation for such delay in payment.

Amount of interest (coupon) yield on bonds, procedure for and terms of payment thereof

The Bond yield shall be the sum of the coupon yields accrued for each coupon period as the Bond par value percentage.

The Bonds shall have thirty two coupon periods.

The yield payment procedure:

The coupon yield shall be paid on the end date of the relevant coupon period.

The end dates of coupon periods shall be:

First coupon	91st day after the Bonds placement commencement date
Second coupon	182nd day after the Bonds placement commencement date
Third coupon	273rd day after the Bonds placement commencement date
Forth coupon	364th day after the Bonds placement commencement date
Fifth coupon	455th day after the Bonds placement commencement date
Sixth coupon	546th day after the Bonds placement commencement date
Seventh coupon	637th day after the Bonds placement commencement date
Eights coupon	728th day after the Bonds placement commencement date
Ninth coupon	819th day after the Bonds placement commencement date
Tenth coupon	910th day after the Bonds placement commencement date
Eleventh coupon	1001st day after the Bonds placement commencement date
Twelfth coupon	1092nd day after the Bonds placement commencement date
Thirteenth coupon	1183rd day after the Bonds placement commencement date
Fourteenth coupon	1274th day after the Bonds placement commencement date
Fifteenth coupon	1365th day after the Bonds placement commencement date
Sixteenth coupon	1456th day after the Bonds placement commencement date
Seventeenth coupon	1547th day after the Bonds placement commencement date
Eighteenth coupon	1638th day after the Bonds placement commencement date
Nineteenth coupon	1729th day after the Bonds placement commencement date
Twentieth coupon	1820th day after the Bonds placement commencement date
Twenty first coupon	1911th day after the Bonds placement commencement date
Twenty second coupon	2002nd day after the Bonds placement commencement date
Twenty third coupon	2093rd day after the Bonds placement commencement date
Twenty fourth coupon	2184th day after the Bonds placement commencement date
Twenty fifth coupon	2275th day after the Bonds placement commencement date
Twenty sixth coupon	2366th day after the Bonds placement commencement date
Twenty seventh coupon	2457th day after the Bonds placement commencement date
Twenty eighth coupon	2548th day after the Bonds placement commencement date
Twenty ninth coupon	2639th day after the Bonds placement commencement date
Thirtieth coupon	2730th day after the Bonds placement commencement date
Thirty first coupon	2821st day after the Bonds placement commencement date
Thirty second coupon	2912th day after the Bonds placement commencement date

The coupon yield on Bonds shall be paid to the benefit of the Bond holders as of the end of NDC transaction day preceding the 5th (Fifth) banking day prior to the Bond coupon yield payment date (hereinafter referred to as the “Record Date for List of Holders and/or Nominee Holders of Bonds”).

The coupon yield on Bonds shall be paid in the currency of the Russian Federation as non-cash settlement to the benefit of the Bond holders.

Yield accrual date: 26.01.2006 (paid for the first coupon period)

Rate: 6,2%

Aggregate yield on all bonds of the issue (rubles): 231,900,000.00

Yield as calculated for one bond of the issue (rubles): 15.46

Yield accrual date: 26.04.2006 (paid for the second coupon period)

Rate: 6,2%

Aggregate yield on all bonds of the issue (rubles): 231,900,000.00

Yield as calculated for one bond of the issue (rubles): 15.46

Yield accrual date: 26.07.2006 (paid for the third coupon period)

Rate: 6,2%

Aggregate yield on all bonds of the issue (rubles): 231,900,000.00

Yield as calculated for one bond of the issue (rubles): 15.46

Yield accrual date: 25.10.2006 (paid for the fourth coupon period)

Rate: 6,2%

Aggregate yield on all bonds of the issue (rubles): 231,900,000.00

Yield as calculated for one bond of the issue (rubles): 15.46

Yield accrual date: 24.01.2007 (paid for the fifth coupon period)

Rate: 6,2%

Aggregate yield on all bonds of the issue (rubles): 231,900,000.00

Yield as calculated for one bond of the issue (rubles): 15.46

Yield accrual date: 25.04.2007 (paid for the sixth coupon period)

Rate: 6,2%

Aggregate yield on all bonds of the issue (rubles): 231,900,000.00

Yield as calculated for one bond of the issue (rubles): 15.46

Yield accrual date: 25.07.2007 (paid for the seventh coupon period)

Rate: 5,9%

Aggregate yield on all bonds of the issue (rubles): 134,338,648.41

Yield as calculated for one bond of the issue (rubles): 14,71

Yield accrual date: 24.10.2007 (paid for the eighth coupon period)

Rate: 5,9%

Aggregate yield on all bonds of the issue (rubles): 181,704,877.83

Yield as calculated for one bond of the issue (rubles): 14.71

Yield accrual date: 24.01.2008 (paid for the ninth coupon period)

Rate: 5,9%

Aggregate yield on all bonds of the issue (rubles): 220,539,277.83

Yield as calculated for one bond of the issue (rubles): 14.71

Yield accrual date: 24.04.2008 (paid for the tenth coupon period)

Rate: 5,9%

Aggregate yield on all bonds of the issue (rubles): 220,539,277.83

Yield as calculated for one bond of the issue (rubles): 14.71

Yield accrual date: 23.07.2008 (paid for the eleventh coupon period)

Rate: 8,6%

Aggregate yield on all bonds of the issue (rubles): 280,540,020.16

Yield as calculated for one bond of the issue (rubles): 21,44

Yield accrual date: 22.10.2008 (paid for the twelfth coupon period)

Rate: 8,6%

Aggregate yield on all bonds of the issue (rubles): 311,199,220.16

Yield as calculated for one bond of the issue (rubles): 21.44

Yield accrual date: 21.01.2009 (paid for the thirteenth coupon period)

Rate: 8,6%

Aggregate yield on all bonds of the issue (rubles): 311,199,220.16

Yield as calculated for one bond of the issue (rubles): 21.44

Yield accrual date: 22.04.2009 (paid for the fourteenth coupon period)

Rate: 8,6%

Aggregate yield on all bonds of the issue (rubles): 304,145,460.16

Yield as calculated for one bond of the issue (rubles): 21.44

The yield payment procedure:

Coupon yield shall be paid on the end date of the relevant coupon period.

The periodicity of coupon payments shall be equal to 182 days. Payments shall be made in rubles of the Russian Federation as a non-cash settlement to the bond holders as of the end of NDC transaction day preceding the 6th (Sixth) banking day prior to end date of the relevant coupon period.

The payment amount for each coupon of one bond of the issue shall be calculated by the following formula:

Kj = Cj * Nom * (T(j) - T(j -1))/ 365/ 100%, wherein

Kj — the coupon payment amount for each bond (in rubles),

Nom — par value of one Bond,

Cj — the interest rate for the jth coupon period (annual interest rate);

j - sequence number of the coupon period, j=1...32,

T(j -1) — the end date of (j-1) coupon period,

For the first coupon period T (j-1) shall mean the Bond placement commencement date;

T(j) - the end date of the jth coupon period.

T(j) - T(j -1) — duration of the jth coupon period (in days).

The amount of the accrued coupon yield shall be calculated with an accuracy to one kopek (rounding shall be made in accordance with the rules of mathematical rounding).

Type of security provided

No bond security was provided.

2

Kind	Bonds
Form	Certificated bearer bonds with issue of a single certificate subject to obligatory centralized safe custody
Series	06
Any other identification attributes of securities	Non-convertible
Individual state registration number of securities issue	40501000B
Date of state registration of securities issue	02.08.2005
Date of state registration of each additional securities issue	None
Date of state registration of report on the results of securities issue;	28.08.2006
Date of state registration of report on the results of each additional securities issue	None
Name of registration authority (authorities) effecting the state registration of issue (additional issue) of securities	Central Bank of the Russian Federation
Name of registration authority (authorities) effecting the state registration of report on the results of issue (additional issue) of securities	Central Bank of the Russian Federation
Number of securities within issue, pcs.	15,000,000
Number of securities within additional issue, pcs.	None
Par value of each security within issue, rubles, or reference to the following: “In accordance with the legislation of the Russian Federation, no par value is envisaged for such type of securities”	1,000

Amount of securities issue at par value, thousand rubles	15,000,000
Amount of such additional issue of securities at par value, thousand rubles	None
Rights attributed to each security within issue

• right of bonds owners to obtain from the issuer within the period envisaged thereby, the par value of bond or to obtain any other property equivalent, and the right to obtain the interest of the bonds par value or any other property rights, fixed therein;
• owners of bonds within issue shall be entitled to perform any other rights envisaged by the legislation of the Russian Federation.

Procedure and terms for placement of such securities	None
Securities within issue are certificated securities with obligatory centralized safe custody:
Full company name of depository	Non-Commercial Partnership “National Depository Center”
Abbreviated name of depository	National Depository Center
Location of depository performing centralized safe custody	125009, Moscow, Ul. Srednii Kiselevskii Per., 1/13, building 4
Number of depository’s license to perform depository activities	177-03431-000100
Date of issue of depository’s license to perform depository activities	04.12.2000
Term of validity of license to perform depository activities	without limitation of term of validity
Authority issuing license to perform depository activities	Federal Commission for Securities Market

Procedure and terms for redemption of securities within issue

The bonds shall be redeemed with monetary funds on the 3,640th (Three thousand six hundred fortieth) day from the date of commencement of bonds placement.

The bonds shall be redeemed in the national currency of the Russian Federation on a cashless basis in favor of the bonds owners.

The bonds shall be redeemed at par value on the 3,640th (Three thousand six hundred fortieth) day from the date of commencement of bonds placement.

If the date of the bonds redemption falls on a non-working day, whether such day is a national holiday or a non-working day for clearing transactions, the amount due shall be paid on the first working day following such non-working day. A bonds owner shall not have the right to charge interest or any other compensation for such delay in payment.

It is suggested that the nominee owners-bailors of the National Depository Center are authorized to obtain sums from bonds redemption.

A bailor of the National Depository Center, not authorized by its customers to obtain sums of bonds redemption shall not later than the 4th (Fourth) working day from the redemption date, submit to the National Depository Center a list of bonds owners, containing all the details specified below and provided for the compilation of the List of bonds owners and/or nominee owners.

The redemption of bonds shall be performed in favor of bonds owners enjoying such status as of the moment of close of transaction day of the National Depository Center, preceding the 5th (Fifth) working day prior to the date of bonds redemption (hereinafter referred to as the “Date of Compilation of the List of Bonds Owners and/or Nominee Owners”).

The performance of obligation in relation to a bonds owner included in the list of bonds owners, shall be deemed to the proper, including in case of bonds alienation after the Date of Compilation of the List of Bonds Owners and/or Nominee Owners.

In case the rights of a owner for bonds are discounted by a nominee owner and such nominee owner is authorized to obtain the amounts of coupon yield on such bonds, then the person authorized to obtain long coupon amounts on such bonds shall be the nominee owner. In case the rights of a owner for bonds are not discounted by a nominee owner or such nominee owner is not authorized by the owner to obtain long coupon amounts on such bonds, then the person authorized to obtain long coupon amounts on such bonds shall be the owner.

Not later than the 2nd (Second) working day prior to the bonds redemption date, the Depository shall provide to the Issuer the List of bonds owners and/or nominee owners, compiled as of the Date of Compilation of the List of Bonds Owners and/or Nominee Owners and including the following data:

a) full name of the person authorized to obtain bonds maturity values (full name of owner — natural person);

b) number of bonds discounted on custody accounts of the owner or on the inter-depository account of the nominee bonds owner authorized to obtain bonds maturity values;

c) location and postal address of the person authorized to obtain bonds maturity values;

d) details of the banking account of the person authorized to obtain bonds maturity values, i.e.:

• account number;

• name of the bank wherewith such account is opened;

• correspondent account of the bank wherewith such account is opened;

• bank identification code of the bank wherewith such account is opened.

e) taxpayer identification number (TIN) of the person authorized to obtain bonds maturity values.

The bonds owners, their authorized persons including bailors of the National Depository Center shall independently verify the completeness and relevance of the banking account details provided by them to the National Depository Center. Should such details be submitted to the National Depository Center untimely, the bonds maturity values shall be paid to the person claiming the performance of such obligations and being the bonds owner as of the date of lodging such claim. In such case, the Issuer shall perform its duties as to the redemption of the bonds on the basis of the List of bonds owners and/or nominee owners, submitted by the National Depository Center.

All transactions on custody accounts relating to the bonds movements shall be suspended from the moment of fixation of the List of bonds owners and/or nominee owners at the Date of Compilation of the List of Bonds Owners and/or Nominee Owners for the purposes of payment of the maturity values. By virtue of the List of bonds owners and/or nominee owners submitted by the Depository, the Issuer shall calculate the amounts of monetary funds payable to each of the persons authorized to obtain maturity values. In case one person is authorized to obtain maturity values from several bonds owners, the total amount without division into the amounts of each bonds owner shall be transferred to such person.

At the date of redemption, the Issuer shall transfer the required monetary funds to the accounts of the persons authorized to obtain maturity values, included in the List of bonds owners and/or nominee owners.

If the details of the banking account provided by a bonds owner and/or nominee owner or available at the National Depository Center or any other information required for the Issuer’s performance of its obligations under the bonds fail to ensure the duly transfer of the monetary funds, such delay shall not be deemed to be a delay in performance of obligations under the bonds, and the bonds owner shall not have the right to claim charging interest or any other compensation for such delay in payment.

Amount of bonds Interest (Coupon) Yield, Procedure and Terms of Its Payment

The bonds yield shall be the amount of coupon yields accrued for each coupon period in the form of interest of the bonds par value.

Bonds shall have thirty two coupon periods.

The procedure for the yield payment shall be as follows:

Coupon yield shall be paid at the date of expiry of an appropriate coupon period.

The dates of expiry of the coupon periods are the following:

First coupon	91st day after the Bonds placement commencement date
Second coupon	182nd day after the Bonds placement commencement date
Third coupon	273rd day after the Bonds placement commencement date
Fourth coupon	364th day after the Bonds placement commencement date
Fifth coupon	455th day after the Bonds placement commencement date
Sixth coupon	546th day after the Bonds placement commencement date

Seventh coupon	637th day after the Bonds placement commencement date
Eighth coupon	728th day after the Bonds placement commencement date
Ninth coupon	819th day after the Bonds placement commencement date
Tenth coupon	910th day after the Bonds placement commencement date
Eleventh coupon	1001st day after the Bonds placement commencement date
Twelfth coupon	1092nd day after the Bonds placement commencement date
Thirteenth coupon	1183rd day after the Bonds placement commencement date
Fourteenth coupon	1274th day after the Bonds placement commencement date
Fifteenth coupon	1365th day after the Bonds placement commencement date
Sixteenth coupon	1456th day after the Bonds placement commencement date
Seventeenth coupon	1547th day after the Bonds placement commencement date
Eighteenth coupon	1638th day after the Bonds placement commencement date
Nineteenth coupon	1729th day after the Bonds placement commencement date
Twentieth coupon	1820th day after the Bonds placement commencement date
Twenty first coupon	1911th day after the Bonds placement commencement date
Twenty second coupon	2002nd day after the Bonds placement commencement date
Twenty third coupon	2093rd day after the Bonds placement commencement date
Twenty fourth coupon	2184th day after the Bonds placement commencement date
Twenty fifth coupon	2275th day after the Bonds placement commencement date
Twenty sixth coupon	2366th day after the Bonds placement commencement date
Twenty seventh coupon	2457th day after the Bonds placement commencement date
Twenty eighth coupon	2548th day after the Bonds placement commencement date
Twenty ninth coupon	2639th day after the Bonds placement commencement date
Thirtieth coupon	2730th day after the Bonds placement commencement date
Thirty first coupon	2821st day after the Bonds placement commencement date
Thirty second coupon	2912th day after the Bonds placement commencement date
Thirty third coupon	3003rd day after the Bonds placement commencement date
Thirty fourth coupon	3094th day after the Bonds placement commencement date
Thirty fifth coupon	3185th day after the Bonds placement commencement date
Thirty sixth coupon	3276th day after the Bonds placement commencement date
Thirty seventh coupon	3367th day after the Bonds placement commencement date
Thirty eighth coupon	3458th day after the Bonds placement commencement date
Thirty ninth coupon	3549th day after the Bonds placement commencement date
Fortieth coupon	3640th day after the Bonds placement commencement date

The payment of bonds coupon yield shall be effected in favor of the bonds owners enjoying such status as of the expiry of transaction day of the National Depository Center, preceding the 5th (Fifth) working day prior to the date of bonds coupon yield payment (hereinafter referred to as the “Date of Compilation of the List of Bonds Owners and/or Nominee Owners”).

The payment of bonds coupon yield shall be effected in the national currency of the Russian Federation on a cashless basis in favor of the bonds owners.

Date of yield accrual: 25.10.2006 (paid for the first coupon period)

Rate: 6,5%

Yield in the aggregate from all bonds within issue (RUR): 243 150 000,00

Yield as per one bond within issue (RUR): 16,21

Date of yield accrual: 16.01.2007 (paid for the second coupon period)

Rate: 6,5%

Yield in the aggregate from all bonds within issue (RUR): 243 150 000,00

Yield as per one bond within issue (RUR): 16,21

Date of yield accrual: 17.04.2007 (paid for the third  coupon period)

Rate: 6,5%

Yield in the aggregate from all bonds within issue (RUR): 243 150 000,00

Yield as per one bond within issue (RUR): 16,21

Date of yield accrual: 17.07.2007 (paid for the fourth coupon period)

Rate: 6,5%

Yield in the aggregate from all bonds within issue (RUR): 243 150 000,00

Yield as per one bond within issue (RUR): 16,21

Date of yield accrual: 16.10.2007 (paid for the fifth coupon period)

Rate: 5,75%

Yield in the aggregate from all bonds within issue (RUR): 215 100 000,00

Yield as per one bond within issue (RUR): 14,34

Date of yield accrual: 16.01.2008 (paid for the sixth coupon period)

Rate: 5,75%

Yield in the aggregate from all bonds within issue (RUR): 215 100 000,00

Yield as per one bond within issue (RUR): 14,34

Date of yield accrual: 16.04.2008 (paid for the seventh coupon period)

Rate: 5,75%

Yield in the aggregate from all bonds within issue (RUR): 215 100 000,00

Yield as per one bond within issue (RUR): 14,34

Date of yield accrual: 16.07.2008 (paid for the eighth coupon period)

Rate: 5,75%

Yield in the aggregate from all bonds within issue (RUR): 215 100 000,00

Yield as per one bond within issue (RUR): 14,34

Date of yield accrual: 14.10.2008 (paid for the ninth coupon period)

Rate: 8,6%

Yield in the aggregate from all bonds within issue (RUR): 321 600 000,00

Yield as per one bond within issue (RUR): 21,44

Date of yield accrual: 13.01.2009 (paid for the tenth coupon period)

Rate: 8,6%

Yield in the aggregate from all bonds within issue (RUR): 321 600 000,00

Yield as per one bond within issue (RUR): 21,44

Date of yield accrual: 14.04.2009 (paid for the eleventh coupon period)

Rate: 8,6%

Yield in the aggregate from all bonds within issue (RUR): 313 728 196,80

Yield as per one bond within issue (RUR): 21,44

Procedure for yield payment:

Coupon yield shall be paid at the date of expiry of the appropriate coupon period.

The periodicity of coupon payment shall be established equaling 182 days. Payment shall be effected in Russian rubles on a cashless basis in favor of the bonds owners enjoying such status as of the end of transaction day of the National Depository Center, preceding the 6th (Sixth) working day prior to the date of end of the appropriate coupon period.

The amount of payment under each coupon per one bond within issue shall be calculated by the following formula:

Kj = Cj * Nom * (T(j) - T(j -1))/ 365/ 100%, where

Kj — is the amount of coupon payment under each bond in rubles,

Nom — is the par value of one bond,

Cj — is the amount of the interest rate of the jth coupon period (in per cent per annum);

j — is the index number of coupon period, j=1...32,

T(j -1) — is the date of expiry of the (j-1)th coupon period,

For the cases of the first coupon period, T (j-1) is the date of commencement of bonds placement;

T(j) - is the date of expiry of the jth coupon period.

T(j) - T(j -1) — is the duration of the jth coupon period, in days.

The amount of the accrued coupon yield shall be calculated within the accuracy of one kopeck (rounding shall be performed according to the mathematical rounding rules).

Type of security provided

No bond security was provided.

Share category - the type the authority of purchase whereof shall be granted by the options of the Issuer. The number of shares of each category, type, the authority of purchase whereof shall be granted by each option of the Issuer.

The securities within issue shall not be options of lending agency.

The par value of each share the authority of purchase whereof shall be granted by each option of the Issuer

The securities within issue shall not be options of lending agency.

10.3.3. Data on issues the Issuer’s obligations under the securities whereof are not performed (default)

There are no issues under which the Issuer has not performed its obligations.

10.4. Data on the person (persons) providing security under the bonds within issue

There are no such persons, since no security has been provided under the bonds of the Issuer.

10.5. Terms and conditions of security for the performance of obligations under the bonds within issue

No security has been provided under the obligations of the Issuer.

10.5.1. Terms and conditions of security for the performance of obligations under mortgage-backed bonds

The Issuer has not placed any mortgage-backed obligations.

10.6. Data on organizations performing the accounting of the rights for the equity securities of the Issuer

The person maintaining the register of owners of the Issuer’s registered securities. Closed Joint Stock Company Central United Registrar.

Full corporate name of the registrar	Closed Joint Stock Company Central United Registrar
Abbreviated corporate name of the registrar	CJSC COR
Location of the registrar	125040, Moscow, ul. Pravdy 23
License number of the registrar for maintaining the register of securities owners	10-000-1-00347

Date of issue of the license of the registrar for maintaining the register of securities owners	21.02.2008
Validity of license of the registrar for maintaining the register of securities owners	no limitation
Issuer of license of the registrar for maintaining the register of securities owners	Russian Federal Financial Markets Service

Any other data on the maintenance of the register of owners of the Issuer’s registered securities

None

In circulation are certificated securities of the Issuer with obligatory centralized safe custody:

Full corporate name of the Depository (Depositories)	Non-commercial Partnership “National Depository Center”
Abbreviated corporate name of the Depository (Depositories)	NDC
Location of the Depository (Depositories)	125009, Moscow, Ul. Srednii Kiselevskii Per., 1/13, building 4
License number of a professional capital market player responsible for the performance of the activities of a capital market depository	177-03431-000100
Date of issue; validity of license of professional capital market player responsible for the performance of the activities of a capital market depository	04.12.2000. without limitation of term of validity
Issuer of license of professional capital market player responsible for the performance of the activities of a capital market depository	Russian Federal Financial Markets Service

10.7. Data on legislative acts governing the issues of import and export of capital, which may affect the distribution of dividends, interest and any other payments to non-residents

Federal Law No. 173-FZ On Exchange Regulation and Exchange Control dated 10.12.2003,

Federal Law No. 164-FZ On Finance Lease dated 29.10.1998.

10.8. Description of procedure for taxation of income under the Issuer’s equity securities which are already placed and in the course of placement

1. Procedure for taxation of income under the securities of the Russian organizations is governed by Article 25 Organizations Profit Tax of the Tax Code of the Russian Federation (hereinafter referred to as the Russian Tax Code).

Subject to the procedure established in the above Article, taxation shall be imposed on the profit in the form of:

•                  share dividends;

•                  gains on selling (disposal) of shares.

1.1. Taxation of income from equity securities of the Issuer (JSC VTB Bank).

In case of placement by the Issuer (JSC VTB Bank) of its own shares at a price higher than their par value, the income thus gained shall be deemed to be additional paid in capital and shall not be subject to taxation (Sub-Clause 3, Clause 1, Article 251 of the Russian Tax Code).

In case JSC VTB Bank buys back its own shares at a price lower than the offering price, the Bank shall gain a profit subject to taxation at an established tax rate of 20 per cent (Clause 1 of Article 284 of the Russian Tax Code). Such profit shall be included in the tax base for profit tax in such accounting period, in which the buy back took place in accordance with the contractual terms and conditions.

The income obtained by shareholders in the form of dividends shall be subject to the following tax rates (Clause 3, Article 284 of the Russian Tax Code):

9 per cent — for the earnings obtained in the form of dividends under the shares of Russian organizations by Russian organizations.

15 per cent — for the earnings obtained in the form of dividends under the shares of Russian organizations by foreign organizations, in view of the effective provisions of international treaties of the Russian Federation governing the taxation issues.

JSC VTB Bank as an income payment source shall withhold the organizations profit tax from the amount of the dividend paid to its shareholders, at the above rates and transfer it to the budget within 10 days from the day of income payment.

Earnings obtained in the form of dividends paid by the Bank of the state corporation “The Bank for Development and Foreign Economic Affairs” (Vnesheconombank) shall be exempt from taxation on the basis of Article 6 of Federal Law No. 83-FZ dated 17.05.2007.

1.2. Taxation of income from equity securities of owners — Russian organizations.

Shareholders — Russian organizations which have obtained shares of JSC VTB Bank in case of selling (disposal) thereof shall pay the corporate profit tax from the difference between the price of selling (disposal) and the price of acquisition of such securities in view of the costs relating to the acquisition and selling, at the generally established rate of the profit tax of 20 per cent.

In case of settlement of transaction via the market-maker, the selling price of the shares shall not be lower than the minimum market price as of the date of such transaction (Clause 5, Article 280 of the Russian Tax Code).

In case of selling shares on over-the-counter market, the minimum market price for the purpose of taxation shall be established as of the date of contract.

In case of selling shares at a price lower than the minimum market price, for the purpose of taxation, the actual selling price shall be the minimum market price of such shares.

The income obtained by a shareholder in the form of dividend distributed by the issuer shall not be subject to taxation for a shareholder — Russian organization, provided the tax withholding by the issuer in the course of dividend distribution has been confirmed.

Irrespective of the method of income recognition (on the cash basis or on the accrual basis), the profit from the selling of securities shall be recognized as of the date of transfer of title to such securities (Article 39 of the Russian Tax Code).

2. The procedure for the taxation of profit in the form of dividend on the shares of Russian organizations, distributed to a foreign organization shall be established in accordance with the provisions of Article 25 of the Russian Tax Code and international treaties (agreements) governing the taxation issues.

In accordance with the procedure established by Article 25 of the Russian Tax Code, taxation shall be imposed on the profit in the form of dividend on the shares of Russian organizations, distributed to a foreign organization.

The tax on profit in the form of dividend on the shares of the Bank shall be withheld at the rate of 15% by the source of payment (of such profit) — shares issuer — the Bank (Article 309 of the Russian Tax Code).

In case the Bank distributes to a foreign organization dividend which, in accordance with the international treaties (agreements), shall be taxable in the Russian Federation at reduced rates, the Bank shall assess and withhold the dividend tax amount at the appropriate reduced rates provided such foreign organization has produced any proof that such foreign organization has its permanent location in a state with which the Russian

Federation has an international treaty (agreement) governing the taxation issues, such proof to be certified by a relevant authority of the appropriate foreign state.

3. The procedure for the taxation of profit of natural persons shall be established in accordance with Article 23 Individual Income Tax of the Russian Tax Code.

The following profits of taxpayers — natural persons, obtained from equity securities (shares) of Russian organizations, shall be subject to the individual income tax (hereinafter referred to as the “Tax”):

•                  dividend on shares;

•                  proceeds from selling shares and bonds;

•                  in-kind income and/or in the form of material gain from the receipt (acquisition) of shares cost free or with partial payment, or at a price lower than the market price, to be established in view of the ultimate margins of fluctuation of the securities market price.

The obligations of tax assessment, its withholding from the profit paid by a taxpayer and  payment to the budget shall be performed by the organization — tax agent from which the taxpayers gain income, or the authorized representative of such tax agent appointed in accordance with Article 29 of the Russian Tax Code, unless a different procedure of tax payment is established by the Russian Tax Code.

3.1. Taxation of dividend from the shares of JSC VTB Bank.

The assessment and withholding of tax on the dividend from the shares of JSC VTB Bank shall be performed each time dividend is distributed to shareholders — natural persons.

JSC VTB Bank shall determine the tax base, tax assessment and withholding separately for each taxpayer — shareholder dividends are being distributed to.

The tax and tax base shall be determined subject to the procedure established by Article 275 of the Russian Tax Code.

The tax shall be withheld from the monetary funds allocated for the dividend distribution for each taxpayer individually. The tax shall be withheld not later than the day of transfer of the dividend amount payable to a shareholder to his/her account opened with a bank or, in the name of such shareholder, to the accounts of third parties (nominee owners).

The withheld tax amount shall be paid to the budget not later than the day following the day of dividend transfer to a shareholder (Clause 6, Article 226 of the Russian Tax Code).

3.2. Taxation of profit from selling shares of JSC VTB Bank.

The profit gained by natural persons from the disposal of shares shall be taxable in view of the provisions of Article 214.1 of the Russian Tax Code.

In case of selling shares on behalf of their owner — natural person under a brokerage (agency) or any other similar contract concluded with the Bank, the Bank as a tax agent shall perform the obligations of estimation of the tax base, assessment, withholding and payment to the budget of the tax on the gained profit.

Taxable profit shall be defined as the difference between the profit from the disposal of shares obtained within a tax period (calendar year) and the actually incurred and documented taxpayer’s expenses on their acquisition, storage and disposal.

The tax shall be assessed and withheld from profit/share in profit subject to the procedure established by Clause 8, Article 214.1 of the Russian Tax Code. The withheld tax shall be paid to the budget at the location of tax registration of an organization performing securities purchase and sale transactions on behalf of natural persons, not later than the day following the day of tax withholding from the monetary funds of taxpayer.

If a natural person has sold his/her shares independently, the tax shall be paid on the basis of tax report subject to form No. 3-NDFL to be submitted to the tax authority (a resident taxpayer shall submit such report upon the expiry of the tax period within which the profit has been gained, a non-resident taxpayer — not later than a month prior to his/her leaving the territory of the Russian Federation). The tax base shall be assessed in view of the incurred expenses of a taxpayer.

3.3. Taxation of profit in kind and/or in the form of material gain from the receive (acquisition) of shares of JSC VTB Bank.

The taxation of profit of natural persons obtained in kind, in case of cost-free/partially paid transfer to them of the ownership of shares, and the profit of natural persons obtained in the form of material gain from securities acquisition, shall be performed in view of the following peculiarities:

• a tax agent in relation to the profit of natural persons paid in kind from securities transactions shall be a Russian organization which has on a cost-free basis transferred the ownership of the appropriate securities to natural persons, and/or has (fully/partially) paid at its own expense the cost of securities the ownership whereof is being transferred to natural persons;

• a tax agent in relation to the profit of natural persons obtained in the form of material gain from securities acquisition at a price lower than the market price, established in view of the assessable ultimate margins of fluctuation of the securities market price, shall be the appropriate organization effecting securities acquisition on behalf of a natural person.

In case of acquisition of profit in kind, the tax base shall be defined as the cost (part of the cost) of securities the ownership whereof has been transferred to a natural person on a cost-free basis (with partial payment).

In case of acquisition of profit in the form of material gain, the tax base shall be defined as the overrun of the securities market value established in view of the ultimate margins of fluctuation of the securities market price over the amount of the actual expenses of a taxpayer on their acquisition.

The assessment and withholding of the tax on the profit obtained in kind/ in the form of material gain from securities acquisition shall be performed by the source of profit payment, if it is possible to withhold such tax from a taxpayer’s profit obtained in the monetary form from the same source of profit payment.

Should it be impossible to withhold an assessed tax, the tax agent within one month from the moment of occurrence of the appropriate obligations shall notify in writing the tax authority at the place of its registration about the impossibility to withhold such tax within the amount of tax arrears. Such notices shall be submitted according to Form No. 2-NDFL established for the submission of the profit of natural persons and the withheld tax amounts to a tax authority.

3.4. Tax Rates.

The assessment of the tax on profit obtained in the form of dividend under the shares distributed in favor of a Bank shareholder — natural person who is a tax resident of the Russian Federation shall be performed at a rate of 9 per cent which is established by Clause 4, Article 224 of the Russian Tax Code. In that respect, tax residents shall be natural persons who have actually been within the territory of the Russian Federation for at least 183 calendar days during 12 consecutive months, to be established as of the date of gaining profit from a source in the Russian Federation. The assessment of the tax on profit from securities purchase and sale transactions, profit in kind and/or in the form of material gain from securities acquisition, obtained by natural persons who are tax residents of the Russian Federation shall be performed at a rate of 13 per cent (Clause 1, Article 224 of the Russian Tax Code).

If profit in the form of dividend on shares is repaid to Bank shareholders — natural persons who are not tax residents of the Russian Federation, the tax shall be assessed at a rate of 15 per cent (Clause 3, Article 224 of the Russian Tax Code), unless otherwise established by the provisions of the appropriate international treaty (agreement) on avoidance of double taxation.

For the application of the tax rates established by the appropriate international treaty (agreement), natural persons who are not tax residents of the Russian Federation shall prior to the date of tax repayment provide the tax agent with an official acknowledgement that such person is a resident of a state with which an effective international treaty (agreement) on avoidance of double taxation is concluded.

10.9. Data on the declared (accrued) dividend, on the distributed dividend on the shares of the Issuer, and on the profit from the bond of the Issuer

1
Category of shares	Ordinary
Type	—
Amount of declared (accrued) dividend on the shares of the Issuer, of each category (type)	37.98 rubles

Amount of declared (accrued) dividend on the shares of the Issuer, of each category (type)	1,600,334,243.28 rubles
Name of the management body of the Issuer	General Meeting of Shareholders
Date of holding a meeting of the management body of the Issuer	23.06.2003
Date of execution and number of the minutes of the management body of the Issuer	23.06.2003, No. 24
Term allocated for the distribution of the declared dividend on the shares of the Issuer	60 days
Form of distribution	Transfer by clearing to the bank accounts of shareholders
Other terms of distribution of the declared dividend on the shares of the Issuer	None
Accounting period (year, quarter) for which the declared dividend on the shares of the Issuer is (was) distributed	2002
Overall amount of the dividend distributed on all shares of the Issuer of one category (type) for each accounting period	1,600,334,243.28 rubles
Reasons for non-distribution of the declared dividend	None

2
Category of shares	Ordinary
Type	—
Amount of declared (accrued) dividend on the shares of the Issuer, of each category (type)	37.98 rubles
Amount of declared (accrued) dividend on the shares of the Issuer, of each category (type)	1,600,334,243.28 rubles
Name of management body of the Issuer	General Meeting of Shareholders
Date of holding a meeting of the management body of the Issuer	30.06.2004
Date of execution and number of the minutes of the management body of the Issuer	30.06.2004, No. 25
Term allocated for the distribution of the declared dividend on the shares of the Issuer	60 days
Form of distribution	Transfer by clearing to the bank accounts of shareholders
Other terms of distribution of the declared dividend on the shares of the Issuer	None
Accounting period (year, quarter) for which the declared dividend on the shares of the Issuer is (was) distributed	2003
Overall amount of the dividend distributed on all shares of the Issuer of one category (type) for each accounting period	1,600,334,243.28 rubles
Reasons for non-distribution of the declared dividend	None

3
Category of shares	Ordinary
Type	—
Amount of declared (accrued) dividend on the shares of the Issuer, of each category (type)	40.50 rubles
Amount of declared (accrued) dividend on the shares of the Issuer, of each category (type)	1,706,517,558.00 rubles
Name of management body of the Issuer	General Meeting of Shareholders
Date of holding a meeting of the management body of the Issuer	30.06.2005
Date of execution and number of the minutes of the management body of the Issuer	07.07.2005, No. 27
Term allocated for the distribution of the declared dividend on the shares of the Issuer	60 days
Form of distribution	Transfer by clearing to the bank accounts of shareholders
Other terms of distribution of the declared dividend on the shares of the Issuer	None
Accounting period (year, quarter) for which the declared dividend on the shares of the Issuer is (was) distributed	2004
Overall amount of the dividend distributed on all shares of the Issuer of one category (type) for each accounting period	1,706,517,558.00 rubles
Reasons for non-distribution of the declared dividend	None

4	Ordinary
Category of shares	Ordinary
Type	—
Amount of declared (accrued) dividend on the shares of the Issuer, of each category (type)	32.75 rubles
Amount of declared (accrued) dividend on the shares of the Issuer, of each category (type)	1,706,517,558.00 rubles
Name of management body of the Issuer	General Meeting of Shareholders
Date of holding a meeting of the management body of the Issuer	29.06.2006
Date of execution and number of the minutes of the management body of the Issuer	29.06.2006, No. 30
Term allocated for the distribution of the declared dividend on the shares of the Issuer	60 days
Form of distribution	Transfer by clearing to the bank accounts of shareholders
Other terms of distribution of the declared dividend on the shares of the Issuer	None
Accounting period (year, quarter) for which the declared dividend on the shares of the Issuer is (was) distributed	2005
Overall amount of the dividend distributed on all shares of the Issuer of one category (type) for each accounting period	1,706,517,558.00 rubles
Reasons for non-distribution of the declared dividend	None

5
Category of shares	Ordinary
Type	—
Amount of declared (accrued) dividend on the shares of the Issuer, of each category (type)	0.00066 rubles

Amount of declared (accrued) dividend on the shares of the Issuer, of each category (type)	3,439,334,184.00 rubles
Name of management body of the Issuer	General Meeting of Shareholders
Date of holding a meeting of the management body of the Issuer	20.06.2007
Date of execution and number of the minutes of the management body of the Issuer	28.06.2007, No. 36
Term allocated for the distribution of the declared dividend on the shares of the Issuer	60 days
Form of distribution	Transfer by clearing to the bank accounts of shareholders
Other terms of distribution of the declared dividend on the shares of the Issuer	None
Accounting period (year, quarter) for which the declared dividend on the shares of the Issuer is (was) distributed	2006
Overall amount of the dividend distributed on all shares of the Issuer of one category (type) for each accounting period	3,439,334,184.00 rubles
Reasons for non-distribution of the declared dividend	None

6
Category of shares	Ordinary
Type	—
Amount of declared (accrued) dividend on the shares of the Issuer, of each category (type)	0.00134 rubles
Amount of declared (accrued) dividend on the shares of the Issuer, of each category (type)	9,010,345,602.09 rubles
Name of management body of the Issuer	General Meeting of Shareholders
Date of holding a meeting of the management body of the Issuer	26.06.2008
Date of execution and number of the minutes of the management body of the Issuer	11.07.2008, No. 37
Term allocated for the distribution of the declared dividend on the shares of the Issuer	60 days
Form of distribution	Transfer by clearing to the bank accounts of shareholders; distribution of cash at the branch of JSC VTB Bank in St. Petersburg at: St. Petersburg, Ul. Boshes Markey, 30
Other terms of distribution of the declared dividend on the shares of the Issuer	None
Accounting period (year, quarter) for which the declared dividend on the shares of the Issuer is (was) distributed	2007
Overall amount of the dividend distributed on all shares of the Issuer of one category (type) for each accounting period	9,009,787,639.32 rubles
Reasons for non-distribution of the declared dividend	1. Incorrect bank details of shareholders. 2. Non-attendance of shareholders for receiving the dividend in cash according to the distribution terms and conditions.

7
Category of shares	Ordinary
Type	—

Amount of declared (accrued) dividend on the shares of the Issuer, of each category (type)	0.000447 rubles
Amount of declared (accrued) dividend on the shares of the Issuer, of each category (type)	3,005,689,913.54, rubles
Name of management body of the Issuer	General Meeting of Shareholders
Date of holding a meeting of the management body of the Issuer	29.06.2009
Date of execution and number of the minutes of the management body of the Issuer	10.07.2009, No. 38
Term allocated for the distribution of the declared dividend on the shares of the Issuer	60 days
Form of distribution	Transfer by clearing to the bank accounts of shareholders; distribution of cash at the branch of JSC VTB Bank in St. Petersburg at: St. Petersburg, Ul. Boshes Markey, 30.
Other terms of distribution of the declared dividend on the shares of the Issuer	None
Accounting period (year, quarter) for which the declared dividend on the shares of the Issuer is (was) distributed	2008
Overall amount of the dividend distributed on all shares of the Issuer of one category (type) for each accounting period	0 rubles
Reasons for non-distribution of the declared dividend	The term allocated by the General Meeting of Shareholders for the distribution of the declared dividend has not expired.

Other data on declared and/or distributed dividend on the shares of the Issuer. 1
Type of securities	Bonds
Form	Certificated bearer bonds with issue of a single certificate subject to obligatory centralized safe custody
Series	01
Other identification attributes of bonds issue	Zero-coupon, non-convertible
Individual state registration number of bonds issue	20101000B
Date of state registration of bonds issue	28.04.2000
Date of state registration of report on the results of a bonds issue	26.05.2000
Number of bonds within issue, pcs.	1,000,000 pcs.
Par value of each bond within issue, rubles	1,000
Amount of bonds issue at par value, thousand rubles	1,000,000
Type of profit paid under the bonds within issue	Difference between the par value and the offering price

Amount of profit payable under the bonds within issue, in monetary terms, as per one bond, rubles	273.0
Amount of profit in the aggregate under all bonds within issue, rubles	273,000,000.00
Period allocated for the payment of profit under the bonds within issue	—
Form of profit distribution	On a cashless basis in Russian rubles to the bank account of owners
Other terms and conditions of profit payment under the bonds within issue	None
Period for which profit was (is) paid under the bonds within issue	Two years
Overall amount of profit paid under all bonds within issue for each period, rubles	273,000,000.00
Reasons for non-payment of such profit	None
Other data on profit under the bonds within issue	None

2
Type of securities	Bonds
Form	Certificated bearer bonds with issue of a single certificate subject to obligatory centralized safe custody
Series	02
Other identification attributes of bonds issue	Zero-coupon, non-convertible
Individual state registration number of bonds issue	40101000B
Date of state registration of bonds issue	26.03.2002
Date of state registration of report on the results of a bonds issue	14.05.2002
Number of bonds within issue, pcs.	1,000,000 pcs.
Par value of each bond within issue, rubles	1,000
Amount of bonds issue at par value, thousand rubles	1,000,000
Type of profit paid under the bonds within issue	Difference between the par value and the offering price
Amount of profit payable under the bonds within issue, in monetary terms, as per one bond, rubles	259.40
Amount of profit in the aggregate under all bonds within issue, rubles	259,400,000.00
Period allocated for the payment of profit under the bonds within issue	—
Form of profit distribution	On a cashless basis in Russian rubles to the bank account of owners
Other terms and conditions of profit payment under the bonds within issue	None
Period for which profit was (is) paid under the bonds within issue	Two years
Overall amount of profit paid under all bonds within issue for each period, rubles.	259,400,000.00
Reasons for non-payment of such profit	None

Other data on the profit under the bonds within issue	None

3
Type of securities	Bonds
Form	Certificated bearer bonds with issue of a single certificate subject to obligatory centralized safe custody
Series	03
Other identification attributes of bonds issue	interest-bearing, non-convertible
Individual state registration number of bonds issue	40201000B
Date of state registration of bonds issue	24.12.2002
Date of state registration of report on the results of a bonds issue	24.03.2003
Number of bonds within issue, pcs.	2,000,000 pcs.
Par value of each bond within issue, rubles	1,000
Amount of bonds issue at par value, thousand rubles	2,000,000
Type of profit paid under the bonds within issue	coupon
Amount of profit payable under the bonds within issue, in monetary terms, as per one bond, rubles	441.28
Amount of profit in the aggregate under all bonds within issue, rubles	882,560,000.00
Period allocated for the payment of profit under the bonds within issue	The coupon yield shall be paid at the date of expiry of the appropriate coupon period. The periodicity of coupon payments shall be 273 days
Form of profit distribution	On a cashless basis in Russian rubles to the bank account of owners
Other terms and conditions of profit payment under the bonds within issue	None
Period for which profit was (is) paid under the bonds within issue	First coupon period Second coupon period Third coupon period Fourth coupon period
Overall amount of profit paid under all bonds within issue for each period, rubles.	231,860,000.00 224,380,000.00 216,900,000.00 209,420,000.00
Reasons for non-payment of such profit	None
Other data on the profit under the bonds within issue	None

4
Type of securities	Bonds
Form	Certificated bearer bonds with issue of a single certificate subject to obligatory centralized safe custody
Series	04
Other identification attributes of bonds issue	interest-bearing, non-convertible
Individual state registration number of bonds issue	40301000B
Date of state registration of bonds issue	09.01.2004

Date of state registration of report on the results of a bonds issue	07.04.2004
Number of bonds within issue, pcs.	5,000,000 pcs.
Par value of each bond within issue, rubles	1,000
Amount of bonds issue at par value, thousand rubles	5,000,000
Type of profit paid under the bonds within issue	coupon
Amount of profit payable under the bonds within issue, in monetary terms, as per one bond, rubles	263.53
Amount of profit in the aggregate under all bonds within issue, rubles.	1,447,013,367.04
Period allocated for the payment of profit under the bonds within issue	The coupon yield shall be paid at the date of expiry of the appropriate coupon period. The periodicity of coupon payments shall be 182 days
Form of profit distribution	On a cashless basis in Russian rubles to the bank account of owners
Other terms and conditions of profit payment under the bonds within issue	None
Period for which profit was (is) paid under the bonds within issue

First coupon period
Second coupon period
Third coupon period
Fourth coupon period
Fifth coupon period
Sixth coupon period
Seventh coupon period
Eighth coupon period
Ninth coupon period
Tenth coupon period

Overall amount of profit paid under all bonds within issue for each period, rubles.	135,400,000.00 135,400,000.00 139,600,000.00 139,600,000.00 162,050,000.00 162,050,000.00 157,050,000.00, 157,050,000.00 129,406,683.52 129,406,683.52
Reasons for non-payment of such profit	None
Other data on the profit under the bonds within issue	None

5
Type of securities	Bonds
Form	Certificated bearer bonds with issue of a single certificate subject to obligatory centralized safe custody
Series	05
Other identification attributes of bonds issue	interest-bearing, non-convertible
Individual state registration number of bonds issue	40401000B
Date of state registration of bonds issue	02.08.2005
Date of state registration of report on the results of a bonds issue	06.12.2005

Number of bonds within issue, pcs.	15,000,000 pcs.
Par value of each bond within issue, rubles	1,000
Amount of bonds issue at par value, thousand rubles	15,000,000
Type of profit paid under the bonds within issue	coupon
Amount of profit payable under the bonds within issue, in monetary terms, as per one bond, rubles	161.94
Amount of profit in the aggregate under all bonds within issue, rubles	3,355,606,002.54
Period allocated for the payment of profit under the bonds within issue	The coupon yield shall be paid at the date of expiry of the appropriate coupon period. The periodicity of coupon payments shall be 91 days
Form of profit distribution	On a cashless basis in Russian rubles to the bank account of owners
Other terms and conditions of profit payment under the bonds within issue	None
Period for which profit was (is) paid under the bonds within issue

First coupon period
Second coupon period
Third coupon period
Fourth coupon period
Fifth coupon period
Sixth coupon period
Seventh coupon period
Eighth coupon period
Ninth coupon period
Tenth coupon period
Eleventh coupon period
Twelfth coupon period
Thirteenth coupon period
Fourteenth coupon period

Overall amount of profit paid under all bonds within issue for each period, rubles.

231,900,000.00
231,900,000.00
231,900,000.00
231,900,000.00
231,900,000.00
231,900,000.00
134,338,648.41
181,704,877.83
220,539,277.83
220,539,277.83
280,540,020.16
311,199,220.16
311,199,220.16
304,145,460.16

Reasons for non-payment of such profit	None
Other data on the profit under the bonds within issue	None

6
Type of securities	Bonds
Form	Certificated bearer bonds with issue of a single certificate subject to obligatory centralized safe custody
Series	06
Other identification attributes of bonds issue	interest-bearing, non-convertible

Individual state registration number of bonds issue	40501000B
Date of state registration of bonds issue	02.08.2005
Date of state registration of report on the results of a bonds issue	28.08.2006
Number of bonds within issue, pcs.	15,000,000 pcs.
Par value of each bond within issue, rubles	1,000
Amount of bonds issue at par value, thousand rubles	15,000,000
Type of profit paid under the bonds within issue	coupon
Amount of profit payable under the bonds within issue, in monetary terms, as per one bond, rubles	122.20
Amount of profit in the aggregate under all bonds within issue, rubles	2,789,928,196.80
Period allocated for the payment of profit under the bonds within issue	The coupon yield shall be paid at the date of expiry of the appropriate coupon period. The periodicity of coupon payments shall be 91 days
Form of profit distribution	On a cashless basis in Russian rubles to the bank account of owners
Other terms and conditions of profit payment under the bonds within issue	None
Period for which profit was (is) paid under the bonds within issue

First coupon period
Second coupon period
Third coupon period
Fourth coupon period
Fifth coupon period
Sixth coupon period
Seventh coupon period
Eighth coupon period
Ninth coupon period
Tenth coupon period
Eleventh coupon period

Overall amount of profit paid under all bonds within issue for each period, rubles.	243,150,000.00 243,150,000.00 243,150,000.00 243,150,000.00 215,100,000.00 215,100,000.00 215,100,000.00 215,100,000.00 321,600,000.00 321,600,000.00 313,728,196.80
Reasons for non-payment of such profit	None
Other data on the profit under the bonds within issue	None

10.10.    Other data

Branch No. 2214 of VTB 24 Bank (Joint-Stock Company) in Barnaul	656099, Altai Territory, Barnaul, Ul. Papanintsev, 106 A
Operating Office “Malo-Tobolskii” of Branch No. 2214 of VTB 24 Bank (Joint-Stock Company) in Barnaul	656056, Altai Territory, Barnaul, Ul. Malo-Tobolskaya, 19

Operating Office “Severo-Zapadnyi” in Barnaul of Branch No.5440 of VTB 24 Bank (Joint-Stock Company) in Novosibirsk	656011, Altai Territory, Barnaul, Lenina Prospekt, 151
Operating Office “Rubtsovskii” in Rubtsovsk of Branch No. 5440 of VTB 24 Bank (Joint-Stock Company) in Novosibirsk	658200, Altai Territory, Rubtsovsk, Prospekt Lenina, 141
Operating Office “Prospekt Stroitelei” in Barnaul of Branch No. 5440 of VTB 24 Bank (Joint-Stock Company) in Novosibirsk	656015, Barnaul, Prospekt Stroitelei, 11a
Operating Office “Vasilyevskii” in Biisk of Branch No. 5440 of VTB 24 Bank (Joint-Stock Company) in Novosibirsk	659315, Biisk, Ul. Vasilyeva, 57a
Operating Office “Leninskii” in Rubtsovsk of Branch No. 5440 of VTB 24 Bank (Joint-Stock Company) in Novosibirsk	659213, Altai Territory, Rubtsovsk, Dzerzhinskogo Street, 14
Operating Office “Novoaltaiskii” in Novoaltaisk of Branch No. 5440 of VTB 24 Bank (Joint-Stock Company) in Novosibirsk	658087, Novoaltaisk, Oktyabrskaya Street, 14
Operating Office “Mortgage Lending Center “Na Pavlovskom Trakte” in Barnaul of Branch No. 5440 of VTB 24 Bank (Joint-Stock Company) in Novosibirsk	656057, Altai Territory, Barnaul, Pavlovskii Trakt, 251d
Operating Office “Blagoveschenskii” of Branch No. 2754 of VTB 24 Bank (Joint-Stock Company) in Khabarovsk	675000, Blagoveschensk, Ul. Krasnoarmeiskaya, 123
Operating Office “Na Schevchenko” of Branch No. 2754 of VTB 24 Bank (Joint-Stock Company) in Khabarovsk	675000, Blagoveschensk, Ul. Shevchenko, 36 LA1
Operating Office “Solnechnyi” of Branch No. 2754 of VTB 24 Bank (Joint-Stock Company) in Khabarovsk	675000, Blagoveschensk, Ignatyevskoe Shosse, 15
Operating Office “Troitskii Passazh” in Arkhangelsk of Branch No. 7806 of VTB 24 Bank (Joint-Stock Company) in St. Petersburg	163000, Arkhangelsk Region, Arkhangelsk, Lomonosovskii District, Ul. K. Liebknechta, 8/58
Operating Office “Arkhangelskii” of Branch No. 7806 of VTB 24 Bank (Joint-Stock Company) in St. Petersburg	163000, Arkhangelsk, District Oktyabrskii, Prospekt Troitskii, 65.
Operating Office “Yuzhnyi” in Severodvinsk of Branch No. 7806 of VTB 24 Bank (Joint-Stock Company) in St. Petersburg	164500, Arkhangelsk Region, Severodvinsk, Ul. Zheleznodorozhnaya, 50/1
Operating Office “Korabelnyi” in Severodvinsk of Branch No. 7806 of VTB 24 Bank (Joint-Stock Company) in St. Petersburg	164500, Arkhangelsk Region, Severodvinsk, Ul. Lomonosova, 87/22
Operating Office “Kotlasskii” in Kotlas of Branch No. 7806 of VTB 24 Bank (Joint-Stock Company) in St. Petersburg	165300, Arkhangelsk Region, Kotlas, Pr. Mira, 33
Operating Office “Astrakhanskii” of Branch No. 2351 of VTB 24 Bank (Joint-Stock Company) in Krasnodar	414040, Astrakhan, Ul. Moskovskaya, 12
Operating Office “Zhilgorodok” of Branch No. 2351 of VTB 24 Bank (Joint-Stock Company) in Krasnodar	414024, Astrakhan, Ul. B. Khmelnitskogo, 22
Operating Office “Belyi Gorod” of Branch No. 2351 of VTB 24 Bank (Joint-Stock Company) in Krasnodar	414000, Astrakhan, Ul. Admiralteiskaya, 7a
Operating Office “Belgorodskii” of Branch No.3652 of VTB 24 Bank (Joint-Stock Company) in Voronezh	308033, Belgorod, Prospekt Vatutina, 8
Operating Office “Na Popova” in Belgorod of Branch No.3652 of VTB 24 Bank (Joint-Stock Company) in Voronezh	308600, Belgorod, Ul. Popova, 18
Operating Office “Na Lenina” in Staryi Oskol of Branch No.3652 of VTB 24 Bank (Joint-Stock Company) in Voronezh	309514, Staryi Oskol, Ul. Lenina, 22
Operating Office “Prospekt Slavy” in Belgorod of Branch No.3652 of VTB 24 Bank (Joint-Stock Company) in Voronezh	308600, Belgorod Region, Belgorod, Prospekt Slavy, 35a
Operating Office “Gubkinskii” in Gubkin of Branch No.3652 of VTB 24 Bank (Joint-Stock Company) in Voronezh	309183, Belgorod Region, Gubkin, Ul. Koroleva, 2
Operating Office “Solnechnyi” in Staryi Oskol of Branch No.3652 of VTB 24 Bank (Joint-Stock Company) in Voronezh	308600, Belgorod Region, Staryi Oskol, Solnechnyi Community, 1a
Operating Office “Bryanskii” of Branch No.3652 of VTB 24 Bank (Joint-Stock Company) in Voronezh	241050, Bryansk Region, Bryansk, Prospekt Lenina, 99
Operating Office “Bezhitskii” of Branch No.3652 of VTB 24 Bank (Joint-Stock Company) in Voronezh	241034, Bryansk, Ul. Kuibysheva, 12
Operating Office “Fokinskii” in Bryansk of Branch No.3652 of VTB 24 Bank (Joint-Stock Company) in Voronezh	241020, Bryansk, Moskovskii Prospekt, 15
Operating Office “Vladimirskii” of Branch No. 3652 of VTB 24 Bank (Joint-Stock Company) in Voronezh	600015, Vladimir, Prospekt Lenina, 35a
Operating Office “Na Suzdalskom” of Branch No. 3652 of VTB 24 Bank (Joint-Stock Company) in Voronezh	600027, Vladimir, Suzdalskii Prospekt, 11a
Operating Office “Na Sovetskoi” of Branch No. 3652 of VTB 24 Bank (Joint-Stock Company) in Voronezh	602251, Vladimir Region, Murom, Ul. Sovetskaya, 75

Operating Office “Kovrovskii” of Branch No.3652 of VTB 24 Bank (Joint-Stock Company) in Voronezh	601901, Vladimir Region, Kovrov, Prospekt Lenina, 42 (rooms No.1-5)
Operating Office “Na Bakinskoi” in Volgograd of Branch No. 2351 of VTB 24 Bank (Joint-Stock Company) in Krasnodar	400005, Volgograd, Prospekt Lenina, 51
Operating Office “Volgogradskii” of Branch No. 2351 of VTB 24 Bank (Joint-Stock Company) in Krasnodar	400131, Volgograd, Prospekt Lenina, 5
Operating Office “Volzhskii” in Volzhskii of Branch No. 2351 of VTB 24 Bank (Joint-Stock Company) in Krasnodar	404127, Volgograd Region, Volzhskii, Ul. Mira, 36 b
Operating Office “Krasnoarmeiskii” in Volgograd of Branch No. 2351 of VTB 24 Bank (Joint-Stock Company) in Krasnodar	400112, Volgograd, Bulvar Im. Engelsa, 25
Operating Office “Sovetskii” in Volgograd of Branch No. 2351 of VTB 24 Bank (Joint-Stock Company) in Krasnodar	400119, Volgograd, Ul. Turkmenskaya, 12
Operating Office “Kamyshinskii” in Kamyshin of Branch No. 2351 of VTB 24 Bank (Joint-Stock Company) in Krasnodar	403882, Volgograd Region, Kamyshin, Ul. Proletarskaya, 18a
Operating Office “Spartanovskii” in Volgograd of Branch No. 2351 of VTB 24 Bank (Joint-Stock Company) in Krasnodar	400121, Volgograd, Ul. Nikolaya Otrady, 6
Branch No. 3467 of VTB 24 Bank (Joint-Stock Company) in Cherepovets	162622, Vologda Region, Cherepovets, Sovetskii Prospekt, 88
Supplementary Office “Vologodskii” of Branch No. 3467 of VTB 24 Bank (Joint-Stock Company) in Cherepovets	160001, Vologda, Ul. Chelyuskintsev, 9
Supplementary Office No.2 of Branch No. 3467 of VTB 24 Bank (Joint-Stock Company) in Cherepovets	162602, Vologda Region, Cherepovets, Ul. Andreevskaya, 1
Supplementary Office “Na Batyushkova” of Branch No.3467 of VTB 24 Bank (Joint-Stock Company) in Cherepovets of Vologda Region	160001, Vologda, Ul. Batyushkova, 11
Supplementary Office No.3 of Branch No. 3467 of VTB 24 Bank (Joint-Stock Company) in Cherepovets	162602, Cherepovets, Ul. Lenina, 99
Supplementary Office No.4 of Branch No. 3467 of VTB 24 Bank (Joint-Stock Company) in Cherepovets	162610, Cherepovets, Ul. Lenina, 151
Supplementary Office No.6 of Branch No. 3467 of VTB 24 Bank (Joint-Stock Company) in Cherepovets	162614, Cherepovets, Ul. M. Gorkogo, 61
Supplementary Office No.7 of Branch No. 3467 of VTB 24 Bank (Joint-Stock Company) in Cherepovets	162626, Cherepovets, Oktyabrskii Prospekt, 42
Supplementary Office No.8 of Branch No. 3467 of VTB 24 Bank (Joint-Stock Company) in Cherepovets	162609, Cherepovets, Ul. Nasedkina, 21
Supplementary Office No.9 of Branch No. 3467 of VTB 24 Bank (Joint-Stock Company) in Cherepovets	162610, Cherepovets, Ul. Metallurgov, 32
Supplementary Office No.10 of Branch No. 3467 of VTB 24 Bank (Joint-Stock Company) in Cherepovets	162604, Cherepovets, Ul. Molodezhnaya, 18
Supplementary Office No.11 of Branch No. 3467 of VTB 24 Bank (Joint-Stock Company) in Cherepovets	162606, Cherepovets, Ul. Vereschagina, 55
Supplementary Office No.12 of Branch No. 3467 of VTB 24 Bank (Joint-Stock Company) in Cherepovets	162604, Cherepovets, Ul. Pionerskaya, 28/6
Supplementary Office No.14 of Branch No. 3467 of VTB 24 Bank (Joint-Stock Company) in Cherepovets	162623, Cherepovets, Ul. Krasnodontsev, 57
Supplementary Office No.15 of Branch No. 3467 of VTB 24 Bank (Joint-Stock Company) in Cherepovets	162616, Cherepovets, Ul. Belyaeva, 29
Supplementary Office No.16 of Branch No. 3467 of VTB 24 Bank (Joint-Stock Company) in Cherepovets	162601, Cherepovets, Prospekt Pobedy, 162
Supplementary Office No.17 of Branch No. 3467 of VTB 24 Bank (Joint-Stock Company) in Cherepovets	162601, Cherepovets, Prospekt Pobedy, 134
Supplementary Office No.18 of Branch No. 3467 of VTB 24 Bank (Joint-Stock Company) in Cherepovets	162606, Cherepovets, Ul. Metallurgov, 12
Supplementary Office No.19 of Branch No. 3467 of VTB 24 Bank (Joint-Stock Company) in Cherepovets	162612, Cherepovets, Ul. Khimikov, 22a
Supplementary Office No.20 of Branch No. 3467 of VTB 24 Bank (Joint-Stock Company) in Cherepovets	162624, Cherepovets, Ul. Olimpiiskaya, 11
Supplementary Office No.1 of Branch No. 3467 of VTB 24 Bank (Joint-Stock Company) in Cherepovets	160001, Vologda, Prospekt Pobedy, 39
Branch No. 3652 of VTB 24 Bank (Joint-Stock Company) in Voronezh	394030, Voronezh, Ul. Koltsovskaya, 31
Supplementary Office “Severnyi” of Branch No. 3652 of VTB 24 Bank (Joint-Stock Company) in Voronezh	394088, Voronezh, Ul. Vladimira Nevskogo, No. 13

Supplementary Office “Levoberezhnyi” of Branch No. 3652 of VTB 24 Bank (Joint-Stock Company) in Voronezh	394042, Voronezh, Ul. Ostuzheva, 6
Supplementary Office “Rossoshanskii” of Branch No. 3652 of VTB 24 Bank (Joint-Stock Company) in Voronezh	396650, Voronezh Region, Rossosh, Ul. Proletarskaya, 75
Supplementary Office “Yugo-Zapadnyi” of Branch No. 3652 of VTB 24 Bank (Joint-Stock Company) in Voronezh	394065, Voronezh, Prospekt Patriotov, 3a
Supplementary Office “Oktyabrskii” of Branch No. 3652 of VTB 24 Bank (Joint-Stock Company) in Voronezh	394006, Voronezh, Ul. 20-letiya Oktyabrya, 119
Supplementary Office “Moskovskii Prospekt” of Branch No. 3652 of VTB 24 Bank (Joint-Stock Company) in Voronezh	394077, Voronezh, Moskovskii Prospekt, 109-a
Operating Office “Ivanovskii” of Branch No. 3652 of VTB 24 Bank (Joint-Stock Company) in Voronezh	153000, Ivanovo, Ul. Krasnogvardeiskaya, 2
Supplementary Office “206 Kvartal” of Branch No. 3811 of VTB 24 Bank (Joint-Stock Company) in Irkutstk	665824, Irkutstk Region, Angarsk, district 206, 13 - 104
Supplementary Office “Angarskii” of Branch No. 3811 of VTB 24 Bank (Joint-Stock Company) in Irkutstk	665835, Irkutstk Region, Angarsk, Ul. Karla Marksa, 52
Operating Office “Bratskii” of Branch No.5440 in Novosibirsk	665717, Irkutstk Region, Bratsk, Ul. Komsomolskaya, 47
Supplementary Office “Na Dekabrskikh Sobytii” of Branch No. 3811 of VTB 24 Bank (Joint-Stock Company) in Irkutstk	664007, Irkutstk, Ul. Dekabrskikh Sobytii, 109
Branch No. 3811 of VTB 24 Bank (Joint-Stock Company) in Irkutstk	664003, Irkutstk, Ul. Dzerzhinskogo, 1
Supplementary Office “Na Baikalskoi” of Branch No. 3811 of VTB 24 Bank (Joint-Stock Company) in Irkutstk	664081, Irkutstk, Ul. Baikalskaya, 241
Supplementary Office “Shelekhovskii” of Branch No. 3811 of VTB 24 Bank (Joint-Stock Company) in Irkutstk	666034, Irkutstk Region, Shelekhov, district 2, 18a
Supplementary Office “Politekh” of Branch No. 3811 of VTB 24 Bank (Joint-Stock Company) in Irkutstk	664074, Irkutstk, Ul. Lermontova, 83
Supplementary Office “Sputnik” of Branch No. 3811 of VTB 24 Bank (Joint-Stock Company) in Irkutstk	664048, Irkutstk Region, Irkutstk, Ul. R.Luxemburg, 243.
Supplementary Office “Evropeiskii” of Branch No. 3811 of VTB 24 Bank (Joint-Stock Company) in Irkutstk	665838, Irkutstk Region, Angarsk, Community 22, 13
Supplementary Office “Na Amurskoi” of Branch No. 3811 of VTB 24 Bank (Joint-Stock Company) in Irkutstk	664003, Irkutstk Region, Irkutstk, Ul. Lenina, 9
Supplementary Office “Pervomaiskii” of Branch No. 3811 of VTB 24 Bank (Joint-Stock Company) in Irkutstk	664058, Irkutstk Region, Irkutstk, Pervomaiskii Community, 23
Supplementary Office “Na Sverdlova” of Branch No. 3811 of VTB 24 Bank (Joint-Stock Company) in Irkutstk	664011, Irkutstk Region, Irkutstk, Ul. Sverdlova, 36
Operating Office “Energetik” of Branch No.5440 in Novosibirsk	665709, Irkutstk Region, Bratsk, Energetik Residential Area, Ul. Kholodnova, No.11
Operating Office “Nalchikskii” of Branch No. 2351 of VTB 24 Bank (closed joint-stock company) in Krasnodar	360000, Kabardino-Balkar Republic, Nalchik, Ul. Keshokova, 57
Operating Office “Kaliningradskii” of Branch No. 7806 of VTB 24 Bank (Joint-Stock Company) in St. Petersburg	236006, Kaliningrad, Ul. Frunze, 6
Operating Office “Leninskii Prospekt” of Branch No. 7806 of VTB 24 Bank (Joint-Stock Company) in St. Petersburg	236040, Kaliningrad, Leninskii Prospekt, 18
Operating Office “Sovetsk” of Branch No. 7806 of VTB 24 Bank (Joint-Stock Company) in St. Petersburg	238750, Kaliningrad Region, Sovetsk, Ul. Pervomaiskaya, 11/a, 1st floor, rooms No.1-18
Operating Office “Pregolskii” of Branch No. 7806 of VTB 24 Bank (Joint-Stock Company) in St. Petersburg	236039, Russia, Kaliningrad Region, Kaliningrad, Leninskii Prospekt, No. 87-91
Operating Office “Kaluzhskii” of Branch No. 3652 of VTB 24 Bank (Joint-Stock Company) in Voronezh	248001, Kaluga, Ul. Lenina, 82
Operating Office “Kamchatskii” of Branch No. 2754 of VTB 24 Bank (Joint-Stock Company) in Khabarovsk	683024, Petropavlovsk-Kamchatskii, Pr. Rybakov, 2/1
Operating Office “Kuzbasskii” of Branch No. 5440 of VTB 24 Bank (Joint-Stock Company) in Novosibirsk	650066, Kemerovo, Prospekt Lenina, 76

Operating Office “ Kuzbasskii” of Branch No. 5440 of VTB 24 Bank (Joint-Stock Company) in Novosibirsk	650066, Kemerovo, Prospekt Oktyabrskii, 53/2
Operating Office “Novokuznetskii” in Novokuznetsk of Branch No. 5440 of VTB 24 Bank (Joint-Stock Company) in Novosibirsk	654007, Kemerovo Region, Novokuznetsk, Tsentralnyi District, Prospekt N.S. Ermakova, 9
Operating Office “Na Nogradskoi” in Kemerovo of Branch No. 5440 of VTB 24 Bank (Joint-Stock Company) in Novosibirsk	650099, Kemerovo Region, Kemerovo, Tsentralnyi District, Ul. Nogradskaya, No.7
Operating Office “Prospekt Metallurgov” in Novokuznetsk of Branch No. 5440 of VTB 24 Bank (Joint-Stock Company) in Novosibirsk	654079, Kemerovo Region, Novokuznetsk, Tsentralnyi District, Prospekt Metallurgov, No.25
Operating Office “TsIK Na Kirova” in Novokuznetsk of Branch No. 5440 of VTB 24 Bank (Joint-Stock Company) in Novosibirsk	654018, Kemerovo Region, Novokuznetsk, Tsentralnyi District, Ul. Kirova, No.58A
Operating Office “Bulvar Stroitelei” in Kemerovo of Branch No. 5440 of VTB 24 Bank (Joint-Stock Company) in Novosibirsk	650065, Kemerovo, Leninskii District, Bulvar Stroitelei, No. 16
Operating Office “Prokopyevskii” in Prokopyevsk of Branch No. 5440 of VTB 24 Bank (Joint-Stock Company) in Novosibirsk	653000, Kemerovo Region, Prokopyevsk, Tsentralnyi District, Prospekt Shakhterov, 43
Operating Office “Anzherskii” in Anzhero-Sudzhensk of Branch No. 5440 of VTB 24 Bank (Joint-Stock Company) in Novosibirsk	652470, Kemerovo Region, Anzhero-Sudzhensk, Ul. Lenina, 12
Operating Office “Berezovskii” in Berezovskii of Branch No. 5440 of VTB 24 Bank (Joint-Stock Company) in Novosibirsk	652420, Kemerovo Region, Berezovskii, Prospekt Lenina, 14
Operating Office “Pravoberezhnyi” in Kemerovo of Branch No. 5440 of VTB 24 Bank (Joint-Stock Company) in Novosibirsk	650002, Kemerovo Region, Kemerovo, District Rudnichnyi, Ul. Tereshkovoi, 4
Operating Office “Mezhdurechenskii” in Mezhdurechensk of Branch No. 5440 of VTB 24 Bank (Joint-Stock Company) in Novosibirsk	652870, Kemerovo Region, Mezhdurechensk, Ul. Chekhova No. 3
Operating Office “Leninsk-Kuznetskii” in Leninsk-Kuznetskii of Branch No. 5440 of VTB 24 Bank (Joint-Stock Company) in Novosibirsk	652500, Kemerovo Region, Leninsk-Kuznetskii, Prospekt Kirova, No. 67
Operating Office “Kirovskii” of Branch No. 6318 of VTB 24 Bank (Joint-Stock Company) in Samara	610021, Kirov Region, Kirov, Street Vorovskogo, 92, Block 2, Room 1001
Operating Office “Kostromskoi” of Branch No.3652 of VTB 24 Bank (Joint-Stock Company) in Voronezh	156013, Kostroma Region, Kostroma, Ploschad Mira 2, lit. A
Operating Office “Tsentralnyi” of Branch No.3652 of VTB 24 Bank (Joint-Stock Company) in Voronezh	156005, Kostroma Region, Kostroma, Ul. Sovetskaya, 79/73, Non-Residential Room No. 141 (rooms No.1-8).
Branch No. 2351 of VTB 24 Bank (Joint-Stock Company) in Krasnodar	350020, Krasnodar, Zapadnyi District, Ul. Krasnaya, 155/3
Supplementary Office “Adler” of Branch No. 2351 of VTB 24 Bank (Joint-Stock Company) in Krasnodar	354341, Krasnodar Territory, Sochi, Ul. Molokova, 18/78
Supplementary Office “Temryuk” of Branch No. 2351of VTB 24 Bank (Joint-Stock Company) in Krasnodar	353500, Krasnodar Territory, Temryuk, Ul. Tamanskaya, 58
Supplementary Office “Novorossiisk” of Branch No. 2351of VTB 24 Bank (Joint-Stock Company) in Krasnodar	353900, Krasnodar Territory, Novorossiisk, Tsentralnyi district, Ul. Sovetov, 13
Supplementary Office “Cheremushki” of Branch No. 2351 of VTB 24 Bank (Joint-Stock Company) in Krasnodar	350001, Krasnodar, Ul. Stavropolskaya, 214.
Supplementary Office “Sochinskii” of Branch No. 2351 of VTB 24 Bank (Joint-Stock Company) in Krasnodar	354000, Krasnodar Territory, Sochi, Ul. K. Liebknechta, 10
Supplementary Office “Yuzhnyi” of Branch No. 2351of VTB 24 Bank (Joint-Stock Company) in Krasnodar	353905, Krasnodar Territory, Novorossiisk, Ul. Leitenanta Shmidta, 39
Supplementary Office “Tuapse” of Branch No. 2351of VTB 24 Bank (Joint-Stock Company) in Krasnodar	352800, Krasnodar Territory, Tuapse, Ul. Oktyabrskoi Revolyutsii, 5
Supplementary Office “Armavirskii” of Branch No. 2351of VTB 24 Bank (Joint-Stock Company) in Krasnodar	352900, Krasnodar Territory, Armavir, Ul. Efremova, 42
Supplementary Office “Na Sedina” of Branch No. 2351 of VTB 24 Bank (Joint-Stock Company) in Krasnodar	350000, Krasnodar, Ul. Sedina, 62
Supplementary Office “Na Moskovskoi” of Branch No. 2351 of VTB 24 Bank (Joint-Stock Company) in Krasnodar	354000, Krasnodar Territory, Sochi, Ul. Moskovskaya, 5
Supplementary Office “Na Severnoi” of Branch No. 2351 of VTB 24 Bank (Joint-Stock Company) in Krasnodar	350002, Krasnodar, Ul. Severnaya, 357
Supplementary Office “Lazarevskii” of Branch No. 2351 of VTB 24 Bank (Joint-Stock Company) in Krasnodar	354200, Krasnodar Territory, Sochi, Lazarevskiy District, Settlement Lazarevskoe, Ul. Lazareva, 11g
Operating Office “Krasnoyarskii” of Branch No. 5440 of VTB 24 Bank (Joint-Stock Company) in Novosibirsk	660077, Krasnoyarsk, Ul. Vesny, 7 «B»
Operating Office “Kirovskii” in Krasnoyarsk of Branch No. 5440 of VTB 24 Bank (Joint-Stock Company) in Novosibirsk	660095, Krasnoyarsk, Prospekt Im. Gazety “Kraskoyarskii Rabochii”, 126
Operating Office “Krasnaya Ploschad” in Krasnoyarsk of Branch No. 5440 of VTB 24 Bank (Joint-Stock Company) in Novosibirsk	660021, Krasnoyarsk, Ul. Karla Marksa, 148 «A»

Operating Office “Oktyabrskii” in Krasnoyarsk of Branch No. 5440 of VTB 24 Bank (Joint-Stock Company) in Novosibirsk	660062 Krasnoyarsk, Ul. Vysotnaya, 2, Building 1
Operating Office “Zelenogorskii” in Zelenogorsk of Branch No. 5440 of VTB 24 Bank (Joint-Stock Company) in Novosibirsk	663690, Krasnoyarsk Territory, Zelenogorsk, Ul. Lenina, 20
Operating Office “Severnyi” in Krasnoyarsk of Branch No. 5440 of VTB 24 Bank (Joint-Stock Company) in Novosibirsk	660118, Krasnoyarsk, Ul. Shumyatskogo, 6
Operating Office “Zheleznogorskii” in Zheleznogorsk of Branch No. 5440 of VTB 24 Bank (Joint-Stock Company) in Novosibirsk	662974, Krasnoyarsk Territory, Zheleznogorsk, Ul. Lenina, 44
Operating Office “Kopylovskii” in Krasnoyarsk of Branch No. 5440 of VTB 24 Bank (Joint-Stock Company) in Novosibirsk	660001, Krasnoyarsk Territory, Krasnoyarsk, Ul. Lado Ketskhoveli, 26/1
Operating Office “Pravoberezhnyi” in Krasnoyarsk of Branch No. 5440 of VTB 24 Bank (Joint-Stock Company) in Novosibirsk	660073, Krasnoyarsk Territory, Krasnoyarsk, Prospekt Im. Gazety “Kraskoyarskii Rabochii”, 62
Operating Office “Na Lenina” in Krasnoyarsk of Branch No. 5440 of VTB 24 Bank (Joint-Stock Company) in Novosibirsk	660021, Krasnoyarsk Territory, Krasnoyarsk, Ul. Lenina, 21
Operating Office “Kurganskii” in Kurgan of Branch No. 6602 of VTB 24 Bank (Joint-Stock Company) in Ekaterinburg	640000, Kurgan Region, Kurgan, Ul. Gogolya, 103/1
Operating Office “Kurskii” of Branch No.3652 of VTB 24 Bank (Joint-Stock Company) in Voronezh	305000, Kursk, Ul. Radisheva, 28
Operating Office “Dzerzhinskogo 67” in Kursk of Branch No.3652 of VTB 24 Bank (Joint-Stock Company) in Voronezh	305035, Kursk Region, Kursk, Ul. Dzerzhinskogo, 67
Operating Office “Seimskii” in Kursk of Branch No.3652 of VTB 24 Bank (Joint-Stock Company) in Voronezh	305018, Kursk Region, Kursk, Ul. Kharkovskaya, 3
Operating Office “Zheleznogorskii” in Kursk of Branch No.3652 of VTB 24 Bank (Joint-Stock Company) in Voronezh	307170, Kursk Region, Zheleznogorsk, Ul. Yu. Gagarina, 26
Operating Office “Kurchatovskii” in Kursk of Branch No.3652 of VTB 24 Bank (Joint-Stock Company) in Voronezh	307251, Kursk Region, Kurchatov, Ul. Gaidara, 6/A, 1st floor
Operating Office “Gatchinskii” of Branch No. 7806 of VTB 24 Bank (Joint-Stock Company) in St. Petersburg	188300, Leningradskaya Region, Gatchina, Prospekt 25 Oktyabrya, 38
Operating Office “Sosnovoborskii” of Branch No. 7806 of VTB 24 Bank (Joint-Stock Company) in St. Petersburg	188541 Leningradskaya Region, Leningradskaya, 34a, room I
Operating Office “Vyborgskii” of Branch No. 7806 of VTB 24 Bank (Joint-Stock Company) in St. Petersburg	188800 Leningradskaya Region, Vyborg, Prospekt Lenina, 10
Operating Office “Tikhvinskii” of Branch No. 7806 of VTB 24 Bank (Joint-Stock Company) in St. Petersburg	187550, Leningradskaya Region, Tikhvin, Ul. Sovetskaya, 39
Operating Office “Kingiseppskii” of Branch No. 7806 of VTB 24 Bank (Joint-Stock Company) in St. Petersburg	187480, Leningradskaya Region, Kingisepp, Prospekt K. Marksa, 25/2
Operating Office “Kirishskii” of Branch No. 7806 of VTB 24 Bank (Joint-Stock Company) in St. Petersburg	187110, Leningradskaya Region, Kirishi, Volkhovskaya Naberezhnaya, 30-a
Operating Office “Lipetskii” of Branch No. 3652 of VTB 24 Bank (Joint-Stock Company) in Voronezh	398050, Lipetsk, Ul. Gagarina, 33
Operating Office “Na Nedelina” of Branch No. 3652 of VTB 24 Bank (Joint-Stock Company) in Voronezh	398059, Lipetsk, Ul. Nedelina, 61
Operating Office “Magadanskii” of Branch No. 2754 of VTB 24 Bank (Joint-Stock Company) in Khabarovsk	685000, Magadan Region, Magadan, Prospekt Karla Marksa, 33/15
Supplementary Office “Neglinnyi” of VTB 24 Bank (Joint-Stock Company)	103031, Moscow, Neglinnaya Ul. , 9, Building 1
Supplementary Office “Mortgage Lending Center “Na Myasnitskoi”“ of VTB 24 Bank (Joint-Stock Company)	101000, Moscow, Ul. Myasnitskaya, 35
Supplementary Office “Tverskoi” of VTB 24 Bank (Joint-Stock Company)	125009, Moscow, Ul. Tverskaya, 6/1, Building 7
Supplementary Office “Credit Center “Zubovskii Bulvar” of VTB 24 Bank (Joint-Stock Company)	119021, Moscow, Zubovskii Bulvar, 27/26, Building 1
Supplementary Office “Maryino” of VTB 24 Bank (Joint-Stock Company)	109652, Moscow, Ul. Lyublinskaya, 165, Block 2
Supplementary Office “Veshnyaki” of VTB 24 Bank (Joint-Stock Company)	111538, Moscow, Ul. Veshnyakovskaya, 18
Supplementary Office “Avtozavodskii” of VTB 24 Bank (Joint-Stock Company)	115280, Moscow, Ul. Avtozavodskaya, 6
Supplementary Office “Frunzenskii” of VTB 24 Bank (Joint-Stock Company)	119146, Moscow, Frunzenskaya Naberezhnaya, 36/2
Supplementary Office “Sadovo-Kudrinskii” of VTB 24 Bank (Joint-Stock Company)	123001, Moscow, Ul. Sadovaya-Kudrinskaya, 19, Building 1

Supplementary Office “Krasnopresnenskii” of VTB 24 Bank (Joint-Stock Company)	123242, Moscow, Ul. Konyushkovskaya, 31, Building 1, 2
Supplementary Office “Plyuschikha” of VTB 24 Bank (Joint-Stock Company)	119902, Moscow, Ul. Plyuschikha, 37/21
Supplementary Office “Lefortovskii” of VTB 24 Bank (Joint-Stock Company)	111024, Moscow, Ul. Aviamotornaya, 14
Supplementary Office “Nikitskii” of VTB 24 Bank (Joint-Stock Company)	121069, Moscow, Ul. B. Nikitskaya, 37, Building 1
Supplementary Office “Aeroport” of VTB 24 Bank (Joint-Stock Company)	125167, Moscow, Leningradskii Prospekt, 60, Block 2
Supplementary Office “Prospekt Mira” of VTB 24 Bank (Joint-Stock Company)	129110, Moscow, Prospekt Mira, 76, Building 1
Supplementary Office “Credit Center “Taganskii”“ of VTB 24 Bank (Joint-Stock Company)	109147, Moscow, Ul. Marksistskaya, 5, Building 1
Supplementary Office “Mortgage Lending Center “Novoslobodskii”“ of VTB 24 Bank (Joint-Stock Company)	127055, Moscow, Ul. Novoslobodskaya, 41
Supplementary Office “Dolgorukovskii” of VTB 24 Bank (Joint-Stock Company)	127006, Moscow, Ul. Dolgorukovskaya, 2
Supplementary Office “Zemlyanoi Val” of VTB 24 Bank (Joint-Stock Company)	109240, Moscow, Ul. Zemlyanoi Val, 52/16, Building 1
Supplementary Office “Lomonosovskii” of VTB 24 Bank (Joint-Stock Company)	119311, Moscow, Lomonosovskii Prospekt, 15
Supplementary Office “Paveletskii” of VTB 24 Bank (Joint-Stock Company)	115054, Moscow, Ul. Bakhrushina, 32, Building 1
Supplementary Office “Sokolnicheskii” of VTB 24 Bank (Joint-Stock Company)	107014, Moscow, Sokolnicheskaya Ploschad, 9, Block 1
Supplementary Office “Semenovskii” of VTB 24 Bank (Joint-Stock Company)	105318, Moscow, Semenovskaya Ploschad, 7, Block 17
Supplementary Office “Oktyabrskoe Pole” of VTB 24 Bank (Joint-Stock Company)	123298, Moscow, Ul. Marshala Biryuzova, 8, Block 1
Supplementary Office “Skhodnenskii” of VTB 24 Bank (Joint-Stock Company)	125373,Moscow, Khimkinskii Bulvar, 16, Block 1
Supplementary Office “Vernadskii” of VTB 24 Bank (Joint-Stock Company)	119415, Moscow, Prospekt Vernadskogo, 33
Supplementary Office “Bibirevo” of VTB 24 Bank (Joint-Stock Company)	127560, Moscow, Ul. Plescheeva, 4
Supplementary Office “Rublevskii” of VTB 24 Bank (Joint-Stock Company)	121615, Moscow, Rublevskoe Shosse, 14, Block 1
Supplementary Office “Butyrskii” of VTB 24 Bank (Joint-Stock Company)	127055, Moscow, Ul. Butyrskii Val, 68/70, Block 1
Supplementary Office “Mortgage Lending Center “Ploschad Pobedy” of VTB 24 Bank (Joint-Stock Company)	121170, Moscow, Ploschad Pobedy, 1, Block B
Supplementary Office “Bagrationovskii” of VTB 24 Bank (Joint-Stock Company)	121108, Moscow, Ul. Barklaya, 7, Block 1
Supplementary Office “Pokrovka” of VTB 24 Bank (Joint-Stock Company)	105062, Moscow, Ul. Pokrovka, 28, Building 1
Supplementary Office “Bolshaya Ordynka” of VTB 24 Bank (Joint-Stock Company)	119017, Moscow, Ul. Bolshaya Ordynka, 24/26
Supplementary Office “B. Cherkasskii 10/11” of VTB 24 Bank (Joint-Stock Company)	109097, Moscow, B. Cherkasskii Per., 10/11, Building 1
Supplementary Office “Michurinskii” of VTB 24 Bank (Joint-Stock Company)	119192, Moscow, Michurinskii Prospekt, 7
Branch No. 7777 of VTB 24 Bank (Joint-Stock Company) in Moscow	119022, Moscow, Zubovskii Bul., 27/26, Building 1
Supplementary Office “Okhotnyi Ryad” of VTB 24 Bank (Joint-Stock Company)	103265, Moscow, Georgievskii Per., 2
Supplementary Office “Akademicheskii” of VTB 24 Bank (Joint-Stock Company)	117036, Moscow, Ul. Profsoyuznaya, 12
Supplementary Office “Voikovskii” of VTB 24 Bank (Joint-Stock Company)	125171, Moscow, Leningradskoe Shosse, 13, Block 1
Supplementary Office “Zhulebino” of VTB 24 Bank (Joint-Stock Company)	109156, Moscow, Ul. Generala Kuznetsova, 27, Block 1
Supplementary Office “Na Lavochkina” of VTB 24 Bank (Joint-Stock Company)	125581, Moscow, Ul. Lavochkina, 34

Supplementary Office “Gagarinskii” of VTB 24 Bank (Joint-Stock Company)	119334, Moscow, Leninskii Prospekt, 34/1
Supplementary Office “Prospekt Andropova” of VTB 24 Bank (Joint-Stock Company)	109432, Moscow, Prospekt Andropova, 8
Supplementary Office “Sadovo-Sukharevskii” of VTB 24 Bank (Joint-Stock Company)	107045, Moscow, Ul. Sadovaya-Sukharevskaya, 8/12, Building 3
Supplementary Office “Balashikhinskii” of VTB 24 Bank (Joint-Stock Company)	143900, Moscow Region, Balashikha, Ul. Pionerskaya, 13
Supplementary Office “Dedovskii” of VTB 24 Bank (Joint-Stock Company)	143530, Moscow Region, Istrinskii District, Dedovsk, Ul. Gagarina-Bolnichnaya, 9
Supplementary Office “Dmitrovskii” of VTB 24 Bank (Joint-Stock Company)	141800, Moscow Region, Dmitrov, Ul. Professionalnaya, 1a
Supplementary Office “Zheleznodorozhnyi” of VTB 24 Bank (Joint-Stock Company)	143980, Moscow Region, Zheleznodorozhnyi, Sh. Savvinskoe, 4, Block 1
Supplementary Office “Zhukovka” of VTB 24 Bank (Joint-Stock Company)	143082, Moscow Region, Odintsovskii District, Village Zhukovka, 123-B
Supplementary Office “Zhukovskii” of VTB 24 Bank (Joint-Stock Company)	140185, Moscow Region, Zhukovskii, Ul. Lomonosova, 4
Supplementary Office “Klinskii” of VTB 24 Bank (Joint-Stock Company)	141600, Moscow Region, Klin, Ul. Mira, 58/25
Supplementary Office “Kolomenskii” of VTB 24 Bank (Joint-Stock Company)	140408, Moscow Region, Kolomna, Prospekt Okskii, 2
Supplementary Office “Korolevskii” of VTB 24 Bank (Joint-Stock Company)	141080, Moscow Region, Korolev, Prospekt Kosmonavtov, 29/12, Block 1, Room I
Supplementary Office “Lyuberetskii” of VTB 24 Bank (Joint-Stock Company)	140005, Moscow Region, Lyubertsy, Oktyabrskii Prospekt, 125
Supplementary Office “Mytischinskii” of VTB 24 Bank (Joint-Stock Company)	141008, Moscow Region, Mytischi, Novomytischinskii Prospekt, 30/1
Supplementary Office “Noginskii” of VTB 24 Bank (Joint-Stock Company)	142400, Moscow Region, Noginsk, Ul. Komsomolskaya, 24a
Supplementary Office “Pavlovo-Posadskii” of VTB 24 Bank (Joint-Stock Company)	142500, Moscow Region, Pavlovskii Posad, Ul. Kirova, 4
Supplementary Office “Protvinskii” of VTB 24 Bank (Joint-Stock Company)	142281, Moscow Region, Protvino, Ul. Lenina, 24B
Supplementary Office “Pushkinskii” of VTB 24 Bank (Joint-Stock Company)	141200, Moscow Region, Pushkino, Ul. Chekhova, 14a
Supplementary Office “Reutovskii” of VTB 24 Bank (Joint-Stock Company)	143969, Moscow Region, Reutov, Ul. Lenina, 4
Supplementary Office “Sergievo-Posadskii” of VTB 24 Bank (Joint-Stock Company)	141300, Moscow Region, Sergiev Posad, Ul. K. Marksa, 4
Supplementary Office “Serpukhovskii” of VTB 24 Bank (Joint-Stock Company)	142203, Moscow Region, Serpukhov, Ul. Krupskoi, 10a
Supplementary Office “Solnechnogorskii” of VTB 24 Bank (Joint-Stock Company)	141500, Moscow Region, Solnechnogorsk, Rekintso Community, “VVS” shopping complex, 32
Supplementary Office “Chekhovskii” of VTB 24 Bank (Joint-Stock Company)	142300, Moscow Region, Chekhov, Sovetskaya Ploschad, 5
Supplementary Office “Schelkovskii” of VTB 24 Bank (Joint-Stock Company)	141100, Moscow Region, Schelkovo, Ul. Krasnoznamenskaya, 6
Supplementary Office “Podolskii” of VTB 24 Bank (Joint-Stock Company)	142100, Moscow Region, Podolsk, Ul. Komsomolskaya, 1, room I
Supplementary Office “Naro-Fominskii” of VTB 24 Bank (Joint-Stock Company)	143300, Moscow Region, Naro-Fominsk, Ul. Marshala Zhukova, 16, Non-Residential Room No. 2
Supplementary Office “Orekhovo-Zuevskii” of VTB 24 Bank (Joint-Stock Company)	142600, Moscow Region, Orekhovo-Zuevo, Tsentralnyi Bulvar, 7
Supplementary Office “Odintsovskii” of VTB 24 Bank (Joint-Stock Company)	143005, Moscow Region, Odintsovo, Ul. Mozhaiskoe Sh., 153a
Supplementary Office “Na Oktyabrskom” of VTB 24 Bank (Joint-Stock Company)	140006, Moscow Region, Lyubertsy, Oktyabrskii Prospekt, 380d
Operating Office “Murmanskii” of Branch No. 7806 of VTB 24 Bank (Joint-Stock Company) in St. Petersburg	183032, Murmansk, Prospekt Lenina, 23, Block 1/A, rooms IV №№18-23,№24a, №№29-31 and room VII №№12,14-25

Operating Office “Monchegorskii” of Branch No. 7806 of VTB 24 Bank (Joint-Stock Company) in St. Petersburg	184500, Murmansk Region, Monchegorsk, Prospekt Metallurgov, 35
Branch No. 5250 of VTB 24 Bank (Joint-Stock Company) in Nizhny Novgorod	603005, Nizhny Novgorod, Ul. Minina, 8A
Supplementary Office “Avrora” of Branch No. 5250 of VTB 24 Bank (Joint-Stock Company) in Nizhny Novgorod	603002, Nizhny Novgorod, Ul. Sovetskaya, 12
Supplementary Office “Zarechnyi” of Branch No. 5250 of VTB 24 Bank (Joint-Stock Company) in Nizhny Novgorod	603005, Nizhny Novgorod, Prospekt Lenina, 42
Supplementary Office “Sormovskii” of Branch No. 5250 of VTB 24 Bank (Joint-Stock Company) in Nizhny Novgorod	603003, Nizhny Novgorod, Ul. Kominterna, 139
Supplementary Office “Dzerzhinskii” of Branch No. 5250 of VTB 24 Bank (Joint-Stock Company) in Nizhny Novgorod	606000, Dzerzhinsk, Prospekt Chkalova, 2
Supplementary Office “Na Rodionova” of Branch No. 5250 of VTB 24 Bank (Joint-Stock Company) in Nizhny Novgorod	603000 Nizhny Novgorod, Ul. Rodionova, 187 V
Supplementary Office “Arzamasskii” of Branch No. 5250 of VTB 24 Bank (Joint-Stock Company) in Nizhny Novgorod	604230, Nizhny Novgorod Region, Arzamas, Komsomolskii Bulvar, 17/4
Supplementary Office “Ploschad Gorkogo” of Branch No. 5250 of VTB 24 Bank (Joint-Stock Company) in Nizhny Novgorod	603000, Nizhny Novgorod, Ploschad Gorkogo, 4
Supplementary Office “Avtozavodskii” of Branch No. 5250 of VTB 24 Bank (Joint-Stock Company) in Nizhny Novgorod	603016, Nizhny Novgorod, Ul. Vedenyapina, 13
Supplementary Office “Na Belinskogo” of Branch No. 5250 of VTB 24 Bank (Joint-Stock Company) in Nizhny Novgorod	603000, Nizhny Novgorod, Ul. Belinskogo, 110
Operating Office “Novgorodskii” in Velikii Novgorod of Branch No. 7806 of VTB 24 Bank (Joint-Stock Company) in St. Petersburg	173001, Novgorod Region, Velikii Novgorod, Ul. Bolshaya Sankt-Peterburgskaya, 5/1
Branch No. 5440 of VTB 24 Bank (Joint-Stock Company) in Novosibirsk	630099, Novosibirsk, Prospekt Dimitrova, 2
Supplementary Office “Mortgage Lending Center “Na Derzhavina” of Branch No. 5440 of VTB 24 Bank (Joint-Stock Company) in Novosibirsk	630091, Novosibirsk, Derzhavina Street, 11
Supplementary Office “Akademicheskii” of Branch No. 5440 of VTB 24 Bank (Joint-Stock Company) in Novosibirsk	630055, Novosibirsk, Prospekt Stroitelei, 17
Supplementary Office “Na Stantsionnoi” of Branch No. 5440 of VTB 24 Bank (Joint-Stock Company) in Novosibirsk	630108, Novosibirsk, Ul. Stantsionnaya, 30a
Supplementary Office “Na Stanislavskogo” of Branch No. 5440 of VTB 24 Bank (Joint-Stock Company) in Novosibirsk	630054, Novosibirsk, Ul. Stanislavskogo, 11
Supplementary Office “Na Krasnom” of Branch No. 5440 of VTB 24 Bank (Joint-Stock Company) in Novosibirsk	630049, Novosibirsk, Krasnyi Prospekt, 81
Supplementary Office “Berezovaya Roscha” of Branch No. 5440 of VTB 24 Bank (Joint-Stock Company) in Novosibirsk	630112, Novosibirsk, Ul. Koshurnikova, 8
Supplementary Office “Zatulinka” of Branch No. 5440 of VTB 24 Bank (Joint-Stock Company) in Novosibirsk	630119, Novosibirsk, Ul. Sorge, 179
Supplementary Office “Na Gorkogo” of Branch No. 5440 of VTB 24 Bank (Joint-Stock Company) in Novosibirsk	630099, Novosibirsk, Ul. Maksima Gorkogo, 78
Operating Office “Omskii” of Branch No. 5440 of VTB 24 Bank (Joint-Stock Company) in Novosibirsk	644010, Omsk, Ul. Mayakovskogo, Marshala Zhukova corner, 37/101 Block 1
Operating Office “Neftyanikov” of Branch No. 5440 of VTB 24 Bank (Joint-Stock Company) in Novosibirsk	644029, Omsk Region, Omsk, Prospekt Mira, 66
Operating Office “Na Gertsena” of Branch No. 5440 of VTB 24 Bank (Joint-Stock Company) in Novosibirsk	644007, Omsk, Ul. Gertsena, 12
Operating Office “Zheleznodorozhnyi” of Branch No. 5440 of VTB 24 Bank (Joint-Stock Company) in Novosibirsk	644020, Omsk, Prospekt K. Marksa, 72
Operating Office “Na Dekabristov” of Branch No. 5440 of VTB 24 Bank (Joint-Stock Company) in Novosibirsk	644070, Omsk, Ul. 10 Let Oktyabrya, 43
Operating Office “Pyat Zvezd” of Branch No. 5440 of VTB 24 Bank (Joint-Stock Company) in Novosibirsk	644043, Omsk, Ul. Liebknechta Karla 11, Gagarina corner 1/1
Operating Office “Na Kuznechnoi” of Branch No. 5440 of VTB 24 Bank (Joint-Stock Company) in Novosibirsk	644021, Omsk, Ul. Bogdana Khmelnitskogo, 162
Operating Office “Orenburgskii” in Orenburg of Branch No. 6318 of VTB 24 Bank (Joint-Stock Company) in Samara	460018, Orenburg Region, Orenburg, Prospekt Pobedy, 14
Operating Office “Orskii” in Orsk of Branch No. 6318 of VTB 24 Bank (Joint-Stock Company) in Samara	462422, Orsk, Prospekt Lenina, 90
Operating Office “Chkalovskii” in Orenburg of Branch No. 6318 of VTB 24 Bank (Joint-Stock Company) in Samara	460014, Orenburg, Ul. Marshala G.K. Zhukova, No. 3
Operating Office “Vostok” in Orenburg of Branch No. 6318 of VTB 24 Bank (Joint-Stock Company) in Samara	460021, Orenburg Region, Orenburg, Prospekt Gagarina, No.10

Operating Office “Buzuluk” in Buzuluk of Branch No. 6318 of VTB 24 Bank (Joint-Stock Company) in Samara	461040, Orenburg Region, Buzuluk, Chapaeva Street, 50
Operating Office “Molodezhnyi” in Orenburg of Branch No. 6318 of VTB 24 Bank (Joint-Stock Company) in Samara	460038, Orenburg, Prospekt Dzerzhinskogo, 18
Operating Office “Orlovskii” of Branch No. 3652 of VTB 24 Bank (Joint-Stock Company) in Voronezh	302001, Orel Region, Orel, Per. Voskresenskyi, 18, rooms.1,3
Operating Office “Penzenskii” of Branch No. 6318 of VTB 24 Bank (Joint-Stock Company) in Samara	440000, Penza Region, Penza, Ul. Moskovskaya, 40
Operating Office “Tsentralnyi” of Branch No. 6318 of VTB 24 Bank (Joint-Stock Company) in Samara	442530, Penza Region, Kuznetsk, Ul. Kirova, 95
Operating Office “Permskii” of Branch No.6318 of VTB 24 Bank (Joint-Stock Company) in Samara	614000, Perm, Ul. Lenina, 22a, 24
Operating Office “Tsentralnyi” in Perm of Branch No. 6318 of VTB 24 Bank (Joint-Stock Company) in Samara	614990, Perm, Komsomolskii Prospekt, 70
Operating Office “Insustrialnyi” in Perm of Branch No. 6318 of VTB 24 Bank (Joint-Stock Company) in Samara	614065, Perm, Shosse Kosmonavtov, 115
Operating Office “Krasnokamskii” in Krasnokamsk of Branch No. 6318 of VTB 24 Bank (Joint-Stock Company) in Samara	617060, Perm Territory, Krasnokamsk, Ul. Shkolnaya 13
Operating Office “Mirnyi” in Perm of Branch No. 6318 of VTB 24 Bank (Joint-Stock Company) in Samara	614066, Perm Territory, Perm, Ul. Mira 26
Operating Office “Leninskii” in Perm of Branch No. 6318 of VTB 24 Bank (Joint-Stock Company) in Samara	614068, Perm, Ul. Lenina, 82
Operating Office “Gagarinskii” in Perm of Branch No. 6318 of VTB 24 Bank (Joint-Stock Company) in Samara	614070, Perm, Bulvar Gagarina, 26
Operating Office “Administrativnyi” in Perm of Branch No. 6318 of VTB 24 Bank (Joint-Stock Company) in Samara	614990, Perm Territory, Perm, Komsomolskii Prospekt, 7
Operating Office “Solikamskii” in Solikamsk of Branch No. 6318 of VTB 24 Bank (Joint-Stock Company) in Samara	618554, Perm Territory, Solikamsk, Ul. 20 Let Pobedy, 173V
Operating Office “Vladivostokskii” of Branch No. 2754 of VTB 24 Bank (Joint-Stock Company) in Khabarovsk	690002, Primorski Krai, Vladivostok, Ul. Svetlanskaya, 13
Operating Office “Semenovskii” of Branch No. 2754 of VTB 24 Bank (Joint-Stock Company) in Khabarovsk	690091, Vladivostok, Ul. Mordovtseva, 8a
Operating Office “Portovyi” of Branch No. 2754 of VTB 24 Bank (Joint-Stock Company) in Khabarovsk	692900, Nakhodka, Ul. Gagarina, 12
Operating Office “Ussuriiskii” of Branch No. 2754 of VTB 24 Bank (Joint-Stock Company) in Khabarovsk	692500, Primorski Krai, Ussuriisk, Ul. Nekrasova, 22
Operating Office “Vtoraya Rechka” of Branch No. 2754 of VTB 24 Bank (Joint-Stock Company) in Khabarovsk	690069, Primorski Krai, Vladivostok, Ul. Russkaya , 39-b
Operating Office “Pervomaiskii” of Branch No. 2754 of VTB 24 Bank (Joint-Stock Company) in Khabarovsk	690021, Primorski Krai, Vladivostok, Ul. Kalinina, 277
Operating Office “Pskovskii” of Branch No. 7806 of VTB 24 Bank (Joint-Stock Company) in St. Petersburg	180000, Pskov, Ul. Sovetskaya, 40
Operating Office “TK IMPERIAL” of Branch No. 7806 of VTB 24 Bank (Joint-Stock Company) in St. Petersburg	180024, Pskov, Ul. Kommunalnaya, 41
Operating Office “Ufimskii” of Branch No. 6318 of VTB 24 Bank (Joint-Stock Company) in Samara	450006, Republic of Bashkortostan, Ufa, Sovetskii District, Ul. Lenina, 65/4
Operating Office “Belorechenskii” in Ufa of Branch No. 6318 of VTB 24 Bank (Joint-Stock Company) in Samara	450103, Ufa, Ul. Sofyi Perovskoi, 46
Operating Office “Neftekamskii” in Neftekamsk of Branch No. 6318 of VTB 24 Bank (Joint-Stock Company) in Samara	452680, Republic of Bashkortostan, Neftekamsk, Ul. Lenina, 15
Operating Office “Sterlitamakskii” in Sterlitamak of Branch No. 6318 of VTB 24 Bank (Joint-Stock Company) in Samara	453120, Republic of Bashkortostan, Sterlitamak, Ul. Kommunisticheskaya, 71
Operating Office “Bulvar Slavy” in Ufa of Branch No. 6318 of VTB 24 Bank (Joint-Stock Company) in Samara	450075, Republic of Bashkortostan, Ufa, Ordzhonikidzevskii District, Prospekt Oktyabrya, 117
Operating Office “Zelenaya Roscha” in Ufa of Branch No. 6318 of VTB 24 Bank (Joint-Stock Company) in Samara	450022, Republic of Bashkortostan, Ufa, Kirovskii District, Ul. Mendeleeva, 137
Operating Office “Sipailovskii” in Ufa of Branch No. 6318 of VTB 24 Bank (Joint-Stock Company) in Samara	450105, Republic of Bashkortostan, Ufa, Ul. Marshala Zhukova, 29
Operating Office “Oktyabrskii” in Oktyabrskii of Branch No. 6318 of VTB 24 Bank (Joint-Stock Company) in Samara	452620, Republic of Bashkortostan, Oktyabrskii, Ul. Lenina, 7
Operating Office “Chernikovskii” in Ufa of Branch No. 6318 of VTB 24 Bank (Joint-Stock Company) in Samara	450112, Republic of Bashkortostan, Ufa, Kalininskii District, Ul. Pervomaiskaya, 44

Operating Office “Ulan-Udenskii” of Branch No. 5440 of VTB 24 Bank (Joint-Stock Company) in Novosibirsk	670031, Republic of Buryatia, Ulan-Ude, Ul. Babushkina, 14A
Operating Office “Buryatia” of Branch No. 5440 of VTB 24 Bank (Joint-Stock Company) in Novosibirsk	670000, Republic of Buryatia, Ulan-Ude, Ul. Kommunisticheskaya, 47A
Operating Office “Petrozavodskii” of Branch No. 7806 of VTB 24 Bank (Joint-Stock Company) in St. Petersburg	185030, Republic of Karelia, Petrozavodsk, Ul. L. Chaikinoi, 21
Operating Office “Onezhskii” of Branch No. 7806 of VTB 24 Bank (Joint-Stock Company) in St. Petersburg	185035, Republic of Karelia, Petrozavodsk, Prospekt Lenina, 3
Operating Office “Kostomukshkskii” of Branch No. 7806 of VTB 24 Bank (Joint-Stock Company) in St. Petersburg	186930, Republic of Karelia, Kostomuksha, Ul. Geroev, 2
Operating Office “Kondopozhskii” of Branch No. 7806 of VTB 24 Bank (Joint-Stock Company) in St. Petersburg	186220, Republic of Karelia, Kondopoga, Ul. Kalinina, 11-B
Operating Office “Syktyvkarskii” in Syktyvkar of Branch No. 7806 of VTB 24 Bank (Joint-Stock Company) in St. Petersburg	167982, Republic of Komi, Syktyvkar, Ul. Lenina, 47-A
Operating Office “Na Promishlennoi” of Branch No. 7806 of VTB 24 Bank (Joint-Stock Company) in St. Petersburg	186225, Republic of Karelia, Kondopoga, Ul. Promishlennaa, 2
Operating Office “Internatsionalnyi” in Syktyvkar of Branch No. 7806 of VTB 24 Bank (Joint-Stock Company) in St. Petersburg	167983, Republic of Komi, Syktyvkar, Ul. Internatsionalnaya, 119
Operating Office “Oktyabrskii” in Syktyvkar of Branch No. 7806 of VTB 24 Bank (Joint-Stock Company) in St. Petersburg	167001, Republic of Komi, Syktyvkar, Oktyabrskii Prospekt, 51
Operating Office “Ioshkar-Olinskii” in Ioshkar-Ola of Branch No. 6318 of VTB 24 Bank (Joint-Stock Company) in Samara	424000, Republic of Mariy El, Ioshkar-Ola, Ul. Vashskaya, 8
Operating Office “Proletarskii” in Ioshkar-Ola of Branch No. 6318 of VTB 24 Bank (Joint-Stock Company) in Samara	424036, Republic of Mariy El, Ioshkar-Ola, Ul. Komsomolskaya, 88
Operating Office “Volzhskii” in Volzhsk of Branch No.6318 of VTB 24 Bank (closed joint-stock company”) in Samara	425011, Republic of Mariy El, Volzhsk, Ul. Lenina 52b
Operating Office “Saranskii” of Branch No. 6318 of VTB 24 Bank (Joint-Stock Company) in Samara	430000, Republic of Mordovia, Saransk, Leninskii District, Prospekt Lenina, 10 B
Operating Office “Yakutskii” of Branch No. 2754 of VTB 24 Bank (Joint-Stock Company) in Khabarovsk	677007, Yakutsk, Ul. Oktyabrskaya, 3
Operating Office “Mirnyi” of Branch No. 2754 of VTB 24 Bank (Joint-Stock Company) in Khabarovsk	678174, Republic of Sakha (Yakutia), Mirnyi, Ul. Tikhonova, 7
Operating Office “Vladikavkazskii” of Branch No. 2351 of VTB 24 Bank (Joint-Stock Company) in Krasnodar	362008, Republic of North Ossetia —Alania, Vladikavkaz, Ul. Kotsoeva / Ul. Gadieva / Ul. S. Mamsurova / Ul. Zangieva, 13/6/1/5
Branch No. 1659 of VTB 24 Bank (Joint-Stock Company) in Kazan	420107, Republic of Tatarstan, Kazan, Ul. Ostrovskogo, 84
Supplementary Office “Savinovo” of Branch No. 1659 of VTB 24 Bank (Joint-Stock Company) in Kazan	420126, Kazan, Prospekt Yamasheva, 82
Supplementary Office “Tsentralnyi” of Branch No. 1659 of VTB 24 Bank (Joint-Stock Company) in Kazan	423831, Naberezhnye Chelny, Ul. Khasana Tufana, 29 “A”
Supplementary Office “Gorki” of Branch No. 1659 of VTB 24 Bank (Joint-Stock Company) in Kazan	420110, Kazan, Ul. R. Sorge, 57/29
Supplementary Office “Panorama” of Branch No. 1659 of VTB 24 Bank (Joint-Stock Company) in Kazan	423457, Republic of Tatarstan (Tatarstan), Almetyevsk, Prospekt Stroitelei, eastward to redidential a No.20
Supplementary Office “Karavaevo” of Branch No. 1659 of VTB 24 Bank (Joint-Stock Company) in Kazan	420127, Kazan, Ul. Maksimova, 3
Supplementary Office “Moskovskii” of Branch No. 1659 of VTB 24 Bank (Joint-Stock Company) in Kazan	420080, Kazan, Ul. Dekabristov, 129
Supplementary Office “Merkurii” of Branch No. 1659 of VTB 24 Bank (Joint-Stock Company) in Kazan	423570, Nizhnekamsk, Prospekt Stroitelei, 41
Supplementary Office “Rivyera” of Branch No. 1659 of VTB 24 Bank (Joint-Stock Company) in Kazan	420126, Republic of Tatarstan (Tatarstan), Kazan, Ul. Chistopolskaya, 26/5
Operating Office “Na Kalinina” in Kazan of Branch No. 6318 of VTB 24 Bank (Joint-Stock Company) in Samara	420043, Republic of Tatarstan (Tatarstan), Kazan, Ul. Kalinina, 62
Operating Office “Staryi Gorod” in Naberezhnye Chelny of Branch No. 6318 of VTB 24 Bank (Joint-Stock Company) in Samara	423800, Republic of Tatarstan (Tatarstan), Naberezhnye Chelny, Prospekt M. Dzhalilya, 25,
Supplementary Office “Na Mira” of Branch No. 1659 of VTB 24 Bank (Joint-Stock Company) in Kazan	423812, Republic of Tatarstan (Tatarstan), Naberezhnye Chelny, Prospekt Mira, 24E (7/20 “E”)

Supplementary Office “Derbyshki” of Branch No. 1659 of VTB 24 Bank (Joint-Stock Company) in Kazan	420071, Republic of Tatarstan (Tatarstan), Kazan, Ul. Mira, 33
Operating Office “Rostovskii” of Branch No. 2351 of VTB 24 Bank (Joint-Stock Company) in Krasnodar	344022, Rostov-on-Don, Ul. Suvorova, 119/80
Operating Office “Severnyi” in Rostov-on-Don of Branch No. 2351 of VTB 24 Bank (Joint-Stock Company) in Krasnodar	344113 Rostov-on-Don, Prospekt Kosmonavtov, 32A
Operating Office “Zapadnyi” in Rostov-on-Don of Branch No. 2351 of VTB 24 Bank (Joint-Stock Company) in Krasnodar	344091 Rostov-on-Don, Prospekt Kommunisticheskii, 32
Operating Office “Taganrogskii” in Taganrog of Branch No. 2351 of VTB 24 Bank (Joint-Stock Company) in Krasnodar	347900, Rostov Region, Taganrog, Ul. Lenina, 159
Operating Office “Prospekt Lenina” in Rostov-on-Don of Branch No. 2351 of VTB 24 Bank (Joint-Stock Company) in Krasnodar	344038, Rostov Region, Rostov-on-Don, Prospekt Lenina, 56
Operating Office “Yuzhnyi” in Rostov-on-Don of Branch No. 2351 of VTB 24 Bank (Joint-Stock Company) in Krasnodar	344002, Rostov Region, Rostov-on-Don, Prospekt Voroshilovskii, 37/106-108
Operating Office “Donskoi” in Rostov-on-Don of Branch No. 2351 of VTB 24 Bank (Joint-Stock Company) in Krasnodar	344082, Rostov Region, Rostov-on-Don, Bratskii Pereulok, 14/7
Operating Office “Universalnyi” in Rostov-on-Don of Branch No. 2351 of VTB 24 Bank (Joint-Stock Company) in Krasnodar	344010, Rostov Region, Rostov-on-Don, Ul. Krasnoarmeiskaya, 120
Operating Office “Tsentralnyi” in Taganrog of Branch No. 2351 of VTB 24 Bank (Joint-Stock Company) in Krasnodar	347922, Rostov Region, Taganrog, Ul. Grecheskaya, 17/ 1 Krepostnoi Per. 24
Operating Office “Novocherkasskii” in Taganrog of Branch No. 2351 of VTB 24 Bank (Joint-Stock Company) in Krasnodar	346400, Rostov Region, Novocherkassk, Ul. Komitetskaya, 56/64
Operating Office “Volgodonskii” in Volgodonsk of Branch No. 2351 of VTB 24 Bank (Joint-Stock Company) in Krasnodar	347360, Rostov Region, Volgodonsk, Ul. 30 Let Pobedy, 4
Operating Office “Prospekt Stachki” in Rostov-on-Don of Branch No. 2351 of VTB 24 Bank (Joint-Stock Company) in Krasnodar	344034, Rostov Region, Rostov-on-Don, Prospekt Stachki, 23/48
Operating Office “Ryazanskii” of Branch No. 3652 of VTB 24 Bank (Joint-Stock Company) in Voronezh	390000, Ryazan, Ul. Pochtovaya, 60a
Operating Office “Mescherskii” of Branch No. 3652 of VTB 24 Bank (Joint-Stock Company) in Voronezh	390005, Ryazan, Ul. Dzerzhinskogo, 60/2
Branch No. 6318 of VTB 24 Bank (Joint-Stock Company) in Samara	443030, Samara, Ul. Sportivnaya, 30
Supplementary Office “Na Artsybushevskoi” of Branch No. 6318 of VTB 24 Bank (Joint-Stock Company) in Samara	443001, Samara Region, Samara, Leninskii District, Ul. Artsybushevskaya, 145
Branch No. 6319 of VTB 24 Bank (Joint-Stock Company) in Tolyatti, Samara Region	445011, Samara Region, Tolyatti, Ul. Zhilina, 9.
Supplementary Office “Syzranskii” of Branch No. 6318 of VTB 24 Bank (Joint-Stock Company) in Samara	446001, Samara Region, Syzran, Ul. Sovetskaya, 80
Supplementary Office “Solnechnyi” of Branch No.6318 of VTB 24 Bank (Joint-Stock Company) in Samara	443029, Samara, Ul. Novo-Sadovaya, 182
Supplementary Office “Novokuibyshevskii” of Branch No.6318 of VTB 24 Bank (Joint-Stock Company) in Samara	446200, Samara Region, Novokuibyshevsk, Ul. Kommunisticheskaya, 39
Supplementary Office “Avtozavodskii” of Branch No. 6319 of VTB 24 Bank (Joint-Stock Company) in Tolyatti, Samara Region	445051, Tolyatti, Avtozavodskii District, Ul. Marshala Zhukova, 2
Supplementary Office “Komsomolskii” of Branch No. 6319 of VTB 24 Bank (Joint-Stock Company) in Tolyatti, Samara Region	445012, Tolyatti, Komsomolskii District, Ul. Kommunisticheskaya, 22
Supplementary Office “Tsentralnyi” of Branch No.6318 of VTB 24 Bank (Joint-Stock Company) in Samara	443100, Samara, Leninskii District, Ul. Polevaya 9 corner of Ul. Molodogvardeiskaya, 217
Supplementary Office “Mortgage Lending Center “Oktyabrskii” of Branch No.6318 of VTB 24 Bank (Joint-Stock Company) in Samara	443110, Samara Region, Samara, Oktyabrskii District, Prospekt Lenina, 3
Supplementary Office “Pobeda” of Branch No.6318 of VTB 24 Bank (Joint-Stock Company) in Samara	443083, Samara Region, Samara, Sovetskii District, Ul. Pobedy, 16
Supplementary Office “Tsentralnyi” of Branch No. 7806 of VTB 24 Bank (Joint-Stock Company) in St. Petersburg	195009 St. Petersburg Ul. Komsomola, 41
Branch No. 7806 of VTB 24 Bank (Joint-Stock Company) in St. Petersburg	190000, St. Petersburg, Admiralteiskii District, Ul. Bolshaya Morskaya, 29, letter “A”
Supplementary Office “Na Marata No.3” of Branch No. 7806 of VTB 24 Bank (Joint-Stock Company) in St. Petersburg	191002 St. Petersburg, Ul. Marata, 43
Supplementary Office “Na Nevskom No.4” of Branch No. 7806 of VTB 24 Bank (Joint-Stock Company) in St. Petersburg	191167 St. Petersburg, Nevskii Prospekt, 153
Supplementary Office “Na Sadovoi” of Branch No. 7806 of VTB 24 Bank (Joint-Stock Company) in St. Petersburg	193023, St. Petersburg, Ul. Sadovaya, 21-Naberezhnaya Kanala Griboedova, 30/32

Supplementary Office No. 8 “Prosvescheniya, 68” of Branch No. 7806 of VTB 24 Bank (Joint-Stock Company) in St. Petersburg	195276, St. Petersburg, Prospekt Prosvescheniya, 68 Block 1, letter A
Supplementary Office No. 10 “Malookhtinskii, 53” of Branch No. 7806 of VTB 24 Bank (Joint-Stock Company) in St. Petersburg	195112, St. Petersburg, Malookhtinskii Prospekt, 53. letter A
Supplementary Office “No. 11 “Novatorov, 11” of Branch No. 7806 of VTB 24 Bank (Joint-Stock Company) in St. Petersburg	198216, St. Petersburg, Bulvar Novatorov, 11
Supplementary Office “No. 12 “Nalichnaya, 51” of Branch No. 7806 of VTB 24 Bank (Joint-Stock Company) in St. Petersburg	199226, St. Petersburg, Ul. Nalichnaya, 51.
Supplementary Office No.14 “Mortgage Lending Center “Glinki 2” of Branch No. 7806 of VTB 24 Bank (Joint-Stock Company) in St. Petersburg	190000, St. Petersburg, Ul. Glinki, 2, letter A
Supplementary Office “No. 15 “Nauki, 19” of Branch No. 7806 of VTB 24 Bank (Joint-Stock Company) in St. Petersburg	195220, St. Petersburg, Prospekt Nauki, 19, block 2, letter A
Supplementary Office “No. 16 “Nevskii, 29” of Branch No. 7806 of VTB 24 Bank (Joint-Stock Company) in St. Petersburg	191186, St. Petersburg, Nevskii Prospekt, 29/31, room 6H, 2H, letter A
Supplementary Office No.19 “M. Balkanskaya 26” of Branch No. 7806 of VTB 24 Bank (Joint-Stock Company) in St. Petersburg	192283, St. Petersburg, Ul. Malaya Balkanskaya, 26, letter A, room 16H
Supplementary Office No. 33 “Kamennoostrovskii, 44” of Branch No. 7806 of VTB 24 Bank (Joint-Stock Company) in St. Petersburg	197022, St. Petersburg, Kamennoostrovskii Prospekt, 44/16, letter B, room 7H
Supplementary Office No.17 “Ligovskii, 116” of Branch No. 7806 of VTB 24 Bank (Joint-Stock Company) in St. Petersburg	191119, St. Petersburg, Prospekt Ligovskii, 116-118, letter A
Supplementary Office No.18 “Svetlanovskii, 11” of Branch No. 7806 of VTB 24 Bank (Joint-Stock Company) in St. Petersburg	194223, St. Petersburg, Prospekt Svetlanovskii, 11, letter A
Supplementary Office No. 20 “Bolshoi Pr.P.S., 25” of Branch No. 7806 of VTB 24 Bank (Joint-Stock Company) in St. Petersburg	197198, St. Petersburg, Bolshoi Prospekt, 25/2, letter A, room 9H
Supplementary Office No. 21 “Mortgage Lending Center “Chaikovskogo, 32” of Branch No. 7806 of VTB 24 Bank (Joint-Stock Company) in St. Petersburg	191123, St. Petersburg, Ul. Chaikovskogo, 32, letter A, room 2H
Supplementary Office No. 24 “Babushkina, 36” of Branch No. 7806 of VTB 24 Bank (Joint-Stock Company) in St. Petersburg	193172, St. Petersburg, Ul. Babushkina, 36, letter A, room 1-H, 2-H,3-H
Supplementary Office No. 29 “Na Kondratyevskom” of Branch No. 7806 of VTB 24 Bank (Joint-Stock Company) in St. Petersburg	195009, St. Petersburg, Kondratyevskii Prospekt, 14/10, letter A, room 1H,2H,3H,16H
Supplementary Office No. 25 “Nevskii, 140” of Branch No. 7806 of VTB 24 Bank (Joint-Stock Company) in St. Petersburg	193024, St. Petersburg, Nevskii Prospekt, 140, room 2H, 3H, letter A
Supplementary Office No. 27 “Magazeinaya, 66” of Branch No. 7806 of VTB 24 Bank (Joint-Stock Company) in St. Petersburg	196600, St. Petersburg, Pushkin, Ul. Magazeinaya, 66, letter A, room 1H
Supplementary Office No. 35 “Komendantskii, 12” of Branch No. 7806 of VTB 24 Bank (Joint-Stock Company) in St. Petersburg	197227, St. Petersburg, Komendantskii Prospekt, 12, Block 1, room 21H, letter A
Supplementary Office No. 34 “Moskovskii, 134” of Branch No. 7806 of VTB 24 Bank (Joint-Stock Company) in St. Petersburg	196084, St. Petersburg, Moskovskii Prospekt, 134, letter A, 3H,5H
Supplementary Office No. 32 “Malyi Pr. V.O., 22” of Branch No. 7806 of VTB 24 Bank (Joint-Stock Company) in St. Petersburg	199004, St. Petersburg, Malyi Prospekt, 22, V.O., 22, letter A
Supplementary Office No. 23 “Moskovskii, 220” of Branch No. 7806 of VTB 24 Bank (Joint-Stock Company) in St. Petersburg	196066, St. Petersburg, Moskovskii Prospekt, 220, letter A, part of room 6H
Supplementary Office No. 30 “Stachek, 47” of Branch No. 7806 of VTB 24 Bank (Joint-Stock Company) in St. Petersburg	198097, St. Petersburg, Prospekt Stachek, 47, letter A
Supplementary Office No. 28 “Esenina, 5” of Branch No. 7806 of VTB 24 Bank (Joint-Stock Company) in St. Petersburg	194354, St. Petersburg, Ul. Esenina, 5, letter B, room 3H
Supplementary Office No. 36 “Sampsonievskii, 52” of Branch No. 7806 of VTB 24 Bank (Joint-Stock Company) in St. Petersburg	194044, St. Petersburg, Bolshoi Sampsonievskii Prospekt, 52, room 1H,7H letter B

Supplementary Office “Bolshaya Morskaya” of Branch No. 7806 of VTB 24 Bank (Joint-Stock Company) in St. Petersburg	190000, St. Petersburg, Ul. B. Morskaya, 29, letter A
Supplementary Office No. 37 “Truda, 7” of Branch No. 7806 of VTB 24 Bank (Joint-Stock Company) in St. Petersburg	196655, St. Petersburg, Kolpino, Ul. Truda, 7/5
Operating Office “Saratovskii” in Saratov of Branch No. 6318 of VTB 24 Bank (Joint-Stock Company) in Samara	410031, Saratov, Ul. Im. Nekrasova N.A., 50B
Operating Office “Kirovskii” in Saratov of Branch No. 6318 of VTB 24 Bank (Joint-Stock Company) in Samara	410019, Saratov, Ul. Tankistov, 15
Operating Office “Balakovskii” in Saratov of Branch No. 6318 of VTB 24 Bank (Joint-Stock Company) in Samara	413865, Saratov Region, Balakovo, Ul. Lenina, 56
Operating Office “Mortgage Lending Center “Oktyabrskii” in Saratov of Branch No. 6318 of VTB 24 Bank (Joint-Stock Company) in Samara	410056, Saratov, Ul. Im. Chapaeva V.I., 14/26
Operating Office “Leninskii” in Saratov of Branch No. 6318 of VTB 24 Bank (Joint-Stock Company) in Samara	410041, Saratov, Prospekt Stroitelei, 24 A
Operating Office “Engelsskii” in Saratov of Branch No. 6318 of VTB 24 Bank (Joint-Stock Company) in Samara	413100, Saratov Region, Engels, Ul. Volokha, 1A
Operating Office “Sakhalinskii” of Branch No. 2754 of VTB 24 Bank (Joint-Stock Company) in Khabarovsk	693000, Yuzhno-Sakhalinsk, Ul. Lenina, 234
Branch No. 6602 of VTB 24 Bank (Joint-Stock Company) in Ekaterinburg	620014, Ekaterinburg, Prospekt Lenina, 27
Supplementary Office “Universalnyi” of Branch No. 6602 of VTB 24 Bank (Joint-Stock Company) in Ekaterinburg	620075, Ekaterinburg, Ul. Engelsa, 17
Supplementary Office “Predprinimatelskii” of Branch No. 6602 of VTB 24 Bank (Joint-Stock Company) in Ekaterinburg	620109, Ekaterinburg, Ul. Kraulya, 44
Supplementary Office “Akademicheskii” of Branch No. 6602 of VTB 24 Bank (Joint-Stock Company) in Ekaterinburg	620049, Ekaterinburg, Ul. Malysheva, 129/ Ul. Komsomolskaya, 53
Supplementary Office “Na Lunacharskogo” of Branch No. 6602 of VTB 24 Bank (Joint-Stock Company) in Ekaterinburg	620026 Ekaterinburg, Ul. Lunacharskogo, 185
Supplementary Office “VUZovskii” of Branch No. 6602 of VTB 24 Bank (Joint-Stock Company) in Ekaterinburg	620062, Sverdlovskaya Region, Ekaterinburg, Prospekt Lenina, 101/ Ul. Gagarina, 16
Supplementary Office “Novouralskii” of Branch No. 6602 of VTB 24 Bank (Joint-Stock Company) in Ekaterinburg	624130, Sverdlovskaya Region, Novouralsk, Ul. Frunze, 9
Supplementary Office “Serovskii” of Branch No. 6602 of VTB 24 Bank (Joint-Stock Company) in Ekaterinburg	624980, Sverdlovskaya Region, Serov, Street Lva Tolstogo, 32, non-residential room №1
Supplementary Office “Pervouralskii” of Branch No. 6602 of VTB 24 Bank (Joint-Stock Company) in Ekaterinburg	623100, Sverdlovskaya Region, Pervouralsk, Ul. Vatutina, No.64a
Supplementary Office “Kamensk-Uralskii” of Branch No. 6602 of VTB 24 Bank (Joint-Stock Company) in Ekaterinburg	623400, Sverdlovskaya Region, Kamensk-Uralskii, Ul. Lenina, 36A
Supplementary Office “Zavodskoi” of Branch No. 6602 of VTB 24 Bank (Joint-Stock Company) in Ekaterinburg	622051, Sverdlovskaya Region, Nizhnii Tagil, Ul. Ordzhonikidze, 32 / Prospekt Vagonostroitelei, 5
Supplementary Office “Tsentralnyi” of Branch No. 6602 of VTB 24 Bank (Joint-Stock Company) in Ekaterinburg	622036, Sverdlovskaya Region, Nizhnii Tagil, Prospekt Lenina, 71
Supplementary Office “Krasnoturyinskii” of Branch No. 6602 of VTB 24 Bank (Joint-Stock Company) in Ekaterinburg	624440, Sverdlovskaya Region, Krasnoturyinsk, Ul. Lenina, 23
Supplementary Office “Na Frunze” of Branch No. 6602 of VTB 24 Bank (Joint-Stock Company) in Ekaterinburg	622002, Sverdlovskaya Region, Nizhnii Tagil, Ul. Frunze, 50
Supplementary Office “TsIK Na Kuibysheva” of Branch No. 6602 of VTB 24 Bank (Joint-Stock Company) in Ekaterinburg	620026, Sverdlovskaya Region, Ekaterinburg, Ul. Kuibysheva, 44
Supplementary Office “Lesnoi” of Branch No. 6602 of VTB 24 Bank (Joint-Stock Company) in Ekaterinburg	624200, Sverdlovskaya Region, Lesnoi, Ul. Ostrovskogo, 2
Operating Office “Smolenskii” in Smolensk of Branch No.3652 of VTB 24 Bank (Joint-Stock Company) in Voronezh	214000 Smolensk, Ul. Oktyabrskoi Revolyutsii, 9
Operating Office “Oktyabrskii” in Smolensk of Branch No.3652 of VTB 24 Bank (Joint-Stock Company) in Voronezh	214014 Smolensk, Ul. Isakovskogo, 5
Operating Office “Yartsevskii” in Yartsevo of Branch No.3652 of VTB 24 Bank (Joint-Stock Company) in Voronezh	215805, Smolensk Region, Yartsevo, Prospekt Metallurgov, 58

Operating Office “Vyazemskii” in Vyazma of Branch No.3652 of VTB 24 Bank (Joint-Stock Company) in Voronezh	215110, Smolensk Region, Vyazma, Sovetskaya Ploschad, 2
Operating Office “Stavropolskii” of Branch No. 2351 of VTB 24 Bank (Joint-Stock Company) in Krasnodar	355017, Stavropol Territory, Stavropol, Ul. Mira, 284/1
Operating Office “Yugo-Zapadnyi” of Branch No. 2351 of VTB 24 Bank (Joint-Stock Company) in Krasnodar	355037, Stavropol, Ul. Dovatortsev, 25.
Operating Office “Mineralnye Vody” of Branch No. 2351 of VTB 24 Bank (Joint-Stock Company) in Krasnodar	357202, Stavropol Territory, Mineralnye Vody, Ul. Tereshkovoi, 26
Operating Office “Budennovskii” of Branch No. 2351 of VTB 24 Bank (Joint-Stock Company) in Krasnodar	356800, Stavropol Territory, Budennovsk, Community 6, 12a
Operating Office “Pyatigorskii” of Branch No. 2351 of VTB 24 Bank (Joint-Stock Company) in Krasnodar	357500, Stavropol Territory, Pyatigorsk, Privokzalnaya Ploschad, “Yuzhnaya” Hotel
Operating Office “Kislovodskii” of Branch No. 2351 of VTB 24 Bank (Joint-Stock Company) in Krasnodar	357700, Stavropol Territory, Kislovodsk, Pervomaiskii Prospekt, 31
Operating Office “Nevinnomysskii” of Branch No. 2351 of VTB 24 Bank (Joint-Stock Company) in Krasnodar	357000, Stavropol Territory, Nevinnomyssk, Ul. Gagarina, 21V
Operating Office “Tambovskii” of Branch No. 3652 of VTB 24 Bank (Joint-Stock Company) in Voronezh	392000, Tambov, Ul. Internatsionalnaya, 16-a
Operating Office “Michurinskii” in Michurinsk of Branch No. 3652 of VTB 24 Bank (Joint-Stock Company) in Voronezh	393760, Tambov Region, Michurinsk, Filippova, 49
Operating Office “Na Sovetskoi” in Tambov of Branch No. 3652 of VTB 24 Bank (Joint-Stock Company) in Voronezh	392008, Tambov, Ul. Chichkanova/Sovetskaya, 89/164
Operating Office “Tverskoi” of Branch No. 3652 of VTB 24 Bank (Joint-Stock Company) in Voronezh	170100, Tver Region, Tver, Ul. Novotorzhskaya, 10
Operating Office “Braginskii” of Branch No. 3652 of VTB 24 Bank (Joint-Stock Company) in Voronezh	170006, Tver Region, Tver, Ul. Bragina, 6a
Operating Office “Tomskii” of Branch No. 5440 of VTB 24 Bank (Joint-Stock Company) in Novosibirsk	634029, Tomsk, Sovetskaya Street, 43a
Operating Office “Na Lva Tolstogo” of Branch No. 5440 of VTB 24 Bank (Joint-Stock Company) in Novosibirsk	634021, Tomsk, Ul. Lva Tolstogo, 83
Operating Office “Severskii” of Branch No. 5440 of VTB 24 Bank (Joint-Stock Company) in Novosibirsk	636070, Tomsk Region, Seversk, Prospekt Kommunisticheskii, 42
Operating Office “Irkutskii Trakt” of Branch No. 5440 of VTB 24 Bank (Joint-Stock Company) in Novosibirsk	634049, Tomsk Region, Tomsk, Irkutskii Trakt, 26
Operating Office “Na Nakhimova” of Branch No. 5440 of VTB 24 Bank (Joint-Stock Company) in Novosibirsk	634034, Tomsk Region, Tomsk, Ul. Nakhimova, 8
Branch No. 7145 of VTB 24 Bank (Joint-Stock Company) in Novomoskovsk, Tula Region	301650, Tula Region, Novomoskovsk, Ul. Komsomolskaya/ Oktyabrskaya, 34/25
Operating Office “Suvorov” of Branch No. 36552of VTB 24 Bank (Joint-Stock Company) in Voronezh	301400, Tula Region, Suvorov, Ul. Tulskaya, 17
Supplementary Office “Tulskii” of Branch No. 7145 of VTB 24 Bank (Joint-Stock Company) in Novomoskovsk, Tula Region	300012, Tula, Prospekt Lenina, 54
Supplementary Office “Uzlovaya” in Uzlovayaof Branch No. 3652 of VTB 24 Bank (Joint-Stock Company) in Voronezh	301600, Tula Region, Uzlovaya, Ul. Gagarina, 44
Supplementary Office “Na Kirova” of Branch No. 3652 of VTB 24 Bank (Joint-Stock Company) in Voronezh	301650, Tula Region, Novomoskovsk, Ul. Kirova, 11
Supplementary Office “Aleksin” of Branch No. 7145 of VTB 24 Bank (Joint-Stock Company) in Novomoskovsk, Tula Region	301361, Tula Region, Aleksin, Ul. Lenina, 14
Supplementary Office “Na Krasnoarmeiskom” of Branch No. 7145 of VTB 24 Bank (Joint-Stock Company) in Novomoskovsk, Tula Region	300041, Tula Region, Tula, Ul. Krasnoarmeiskii Prospekt, 38
Operating Office “Na Lozhevoi” of Branch No. 3652 of VTB 24 Bank (Joint-Stock Company) in Voronezh	300001, Tula Region, Tula, Ul. Lozhevaya, 123
Operating Office “Na Lukashina” in Schekino of Branch No. 3652 of VTB 24 Bank (Joint-Stock Company) in Voronezh	301247, Tula Region, Schekino, Ul. Lukashina, 6
Operating Office “Na Puzakova” of Branch No. 3652 of VTB 24 Bank (Joint-Stock Company) in Voronezh	300062, Tula Region, Tula, Ul. Puzakova, 1
Operating Office “Tyumenskii” in Tyumen of Branch No. 6602 of VTB 24 Bank (Joint-Stock Company) in Ekaterinburg	625000, Tyumen, Ul. Dzerzhinskogo, 17
Operating Office “Yuzhnyi” in Tyumen of Branch No. 6602 of VTB 24 Bank (Joint-Stock Company) in Ekaterinburg	625026 Tyumen Ul. Melnikaite,116
Operating Office “Surgutskii” in Surgut of Branch No. 6602 of VTB 24 Bank (Joint-Stock Company) in Ekaterinburg	628400, Surgut, Bulvar Svobody, 2, block 2

Operating Office “Tsentralnyi” in Tyumen of Branch No. 6602 of VTB 24 Bank (Joint-Stock Company) in Ekaterinburg	625000, Tyumen, Ul. Chelyuskintsev, 28
Operating Office “Tobolskii” in Tobolsk of Branch No. 6602 of VTB 24 Bank (Joint-Stock Company) in Ekaterinburg	626157, Tyumen Region, Tobolsk, 4 Community, 19 b
Operating Office “Noyabrskii” in Noyabrsk of Branch No. 6602 of VTB 24 Bank (Joint-Stock Company) in Ekaterinburg	629810, Yamalo-Nenets Autonomous Area, Noyabrsk, Ul. Izyskatelei, 33, Community “N”
Operating Office “Novyi Urengoi” in Novyi Urengoi of Branch No. 6602 of VTB 24 Bank (Joint-Stock Company) in Ekaterinburg	629300, Yamalo-Nenets Autonomous Area, Novyi Urengoi, Ul. 26 Syezda KPSS, 7
Operating Office “Neftyanikov” in Nefteyugansk of Branch No. 6602 of VTB 24 Bank (Joint-Stock Company) in Ekaterinburg	628309, Tyumen Region, Khanty-Mansi Autonomous Area-Yugra, Nefteyugansk, Ul. Neftyanikov, Building 16, Block 2, Room No.1/1
Operating Office “Zarechnyi” in Tyumen of Branch No. 6602 of VTB 24 Bank (Joint-Stock Company) in Ekaterinburg	625031, Tyumen, Ul. Scherbakova, 98/4
Operating Office “ Permyakova” in Tyumen of Branch No. 6602 of VTB 24 Bank (Joint-Stock Company) in Ekaterinburg	625016, Tyumen, Ul. Permyakova, 78a/2
Operating Office “Izhevskii” of Branch No. 6318 of VTB 24 Bank (Joint-Stock Company) in Samara	426000, Udmurt Republic, Izhevsk, Per. Severnyi, 45
Operating Office “Severnaya Stolitsa” in Glazov of Branch No. 6318 of VTB 24 Bank (Joint-Stock Company) in Samara	427620, Udmurt Republic, Glazov, Ul. Parkovaya, 45 a
Operating Office “Rodnikovyi Krai” in Izhevsk of Branch No. 6318 of VTB 24 Bank (Joint-Stock Company) in Samara	426072, Udmurt Republic, Izhevsk, Ul. Molodezhnaya, 35
Operating Office “Ulyanovskii” of Branch No. 6318 of VTB 24 Bank (Joint-Stock Company) in Samara	432063, Ulyanovsk, Ul. Minaeva, 36.1
Operating Office “Ploschad Lenina” in Ulyanovsk of Branch No. 6318 of VTB 24 Bank (Joint-Stock Company) in Samara	432063, Ulyanovsk, Ul. Sovetskaya, 8
Operating Office “Novyi Gorod” in Ulyanovsk of Branch No. 6318 of VTB 24 Bank (Joint-Stock Company) in Samara	432072, Ulyanovsk, Prospekt Ulyanovskii, 4
Operating Office “Cheremshan” in Dimitrovgrad of Branch No. 6318 of VTB 24 Bank (Joint-Stock Company) in Samara	433510, Ulyanovsk Region, Dimitrovgrad, Ul. Kuibysheva, 205
Operating Office “Zasviyazhskii” in Ulyanovsk of Branch No. 6318 of VTB 24 Bank (Joint-Stock Company) in Samara	432045, Ulyanovsk, Ul. Ryabikova, 60a
Branch No. 2754 of VTB 24 Bank (Joint-Stock Company) in Khabarovsk	680000, Khabarovsk, Ul. Vladivostokskaya, 18
Supplementary Office “Komsomolskaya Ploschad” of Branch No. 2754 of VTB 24 Bank (Joint-Stock Company) in Khabarovsk	680000, Khabarovsk, Ul. Muravyeva-Amurskogo, 3A
Supplementary Office “Lenina” of Branch No. 2754 of VTB 24 Bank (Joint-Stock Company) in Khabarovsk	680030, Khabarovsk, Ul. Lenina, 48
Supplementary Office “Severnyi” of Branch No. 2754 of VTB 24 Bank (Joint-Stock Company) in Khabarovsk	680054, Khabarovsk, Ul. Tikhookeanskaya, 169
Supplementary Office “Dzemgi” of Branch No. 2754 of VTB 24 Bank (Joint-Stock Company) in Khabarovsk	681000, Khabarovsk Territory, Komsomolsk-on-Amur, Prospekt Pobedy, 22
Supplementary Office “Moskovskaya” of Branch No. 2754 of VTB 24 Bank (Joint-Stock Company) in Khabarovsk	680000, Khabarovsk, Ul. Moskovskaya, 7
Supplementary Office “Yuzhnyi” of Branch No.2754 of VTB 24 Bank (Joint-Stock Company) in Khabarovsk	680003, Khabarovsk, Ul. Krasnorechenskaya, 44
Supplementary Office “Komsomolskii” of Branch No. 2754 of VTB 24 Bank (Joint-Stock Company) in Khabarovsk	681000, Komsomolsk-on-Amur, Prospekt Mira, 38 Block 3
Supplementary Office “Sovetskaya Gavan” of Branch No. 2754 of VTB 24 Bank (Joint-Stock Company) in Khabarovsk	682800, Khabarovsk Territory, Sovetskaya Gavan, Ul. Pionerskaya, 12
Supplementary Office “Bolshaya” of Branch No. 2754 of VTB 24 Bank (Joint-Stock Company) in Khabarovsk	680021, Khabarovsk, Ul. Karla Marksa, 91
Supplementary Office “Tsentralnyi” of Branch No. 2754 of VTB 24 Bank (Joint-Stock Company) in Khabarovsk	680000, Khabarovsk, Ul. Kim Yu Chena, 15 letter A
Operating Office “Chelyabinskii” of Branch No. 6602 of VTB 24 Bank (Joint-Stock Company) in Ekaterinburg	454080, Chelyabinsk, Prospekt Lenina, 83
Operating Office “Detskii Mir” in Chelyabinsk of Branch No. 6602 of VTB 24 Bank (Joint-Stock Company) in Ekaterinburg	454091, Chelyabinsk, Prospekt named after V.I. Lenina, 45.
Operating Office “Zlatoustovskii” in Zlatoust of Branch No. 6602 of VTB 24 Bank (Joint-Stock Company) in Ekaterinburg	456228, Chelyabinsk Region, Zlatoust, Ul. Taganaiskaya, 204
Operating Office “Magnitogorskii” in Magnitogorsk of Branch No. 6602 of VTB 24 Bank (Joint-Stock Company) in Ekaterinburg	455037, Chelyabinsk Region, Magnitogorsk, Prospekt Lenina, 89
Operating Office “Traktorozavodskii” in Chelyabinsk of Branch No. 6602 of VTB 24 Bank (Joint-Stock Company) in Ekaterinburg	454071, Chelyabinsk, Ul. Salyutnaya, 2

Operating Office “Severo-Zapadnyi” in Chelyabinsk of Branch No. 6602 of VTB 24 Bank (Joint-Stock Company) in Ekaterinburg	454021, Chelyabinsk, Ul. 40 Let Pobedy, 29
Operating Office “Na Gagarina” in Chelyabinsk of Branch No. 6602 of VTB 24 Bank (Joint-Stock Company) in Ekaterinburg	454010, Chelyabinsk, Ul. Gagarina, 8
Operating Office “Kurchatovskii” in Chelyabinsk of Branch No. 6602 of VTB 24 Bank (Joint-Stock Company) in Ekaterinburg	454138, Chelyabinsk, Prospekt Komsomolskii, 41
Operating Office “Kopeiskii” in Kopeisk of Branch No. 6602 of VTB 24 Bank (Joint-Stock Company) in Ekaterinburg	456604, Chelyabinsk Region, Kopeisk, Prospekt Pobedy, 27-A
Operating Office “Yuzhnyi” in Magnitogorsk of Branch No. 6602 of VTB 24 Bank (Joint-Stock Company) in Ekaterinburg	455051, Chelyabinsk Region, Magnitogorsk, Ul. Truda, 39, Block No.a
Operating Office “Miasskii” in Miass of Branch No. 6602 of VTB 24 Bank (Joint-Stock Company) in Ekaterinburg	456300, Chelyabinsk Region, Miass, Prospekt Avtozavodtsev, 20
Operating Office “Chitinskii” of Branch No.5440 in Novosibirsk	672010, Chita, Ul. Amurskaya, 41
Operating Office “Cheboksarskii” of Branch No. 6318 of VTB 24 Bank (Joint-Stock Company) in Samara	428009, Chuvash Republic, Cheboksary, Prospekt M.Gorkogo, 40/1, Room No.8
Operating Office “Tsentr” in Cheboksary of Branch No. 6318 of VTB 24 Bank (Joint-Stock Company) in Samara	428020, Chuvash Republic, Cheboksary, Prospekt Lenina, 53, room 1
Operating Office “Mortgage Lending Center” in Cheboksary of Branch No. 6318 of VTB 24 Bank (Joint-Stock Company) in Samara	428003, Chuvash Republic, Cheboksary, Prospekt Lenina, 32
Operating Office “Novocheboksarskii” in Novocheboksarsk of Branch No. 6318 of VTB 24 Bank (Joint-Stock Company) in Samara	429955, Chuvash Republic, Novocheboksarsk, Ul. Vinokurova, 28
Operating Office “Yaroslavskii” of Branch No. 3652 of VTB 24 Bank (Joint-Stock Company) in Voronezh	150000, Yaroslavl Region, Yaroslavl, Ul. Kirova, 10/25
Operating Office “Moskovskii Prospekt” of Branch No. 3652 of VTB 24 Bank (Joint-Stock Company) in Voronezh	150048, Yaroslavl Region, Yaroslavl, Moskovskii Prospekt, 147
Operating Office “Rybinskii” of Branch No. 3652 of VTB 24 Bank (Joint-Stock Company) in Voronezh	152934, Yaroslavl Region, Rybinsk, Krestovaya Ul., 79
Operating Office “Gostinyi Dvor” of Branch No. 3652 of VTB 24 Bank (Joint-Stock Company) in Voronezh	150000, Yaroslavl Region, Yaroslavl, Ul. Komsomolskaya, 5

INDEPENDENT AUDITORS’ REPORT

by CJSC Ernst & Young Vneshaudit

on the annual accounting report and the published forms of

VTB Bank (open joint-stock company)

prepared on the basis of its operating results for 2006

To the Shareholders of

VTB Bank (open joint-stock company)

TRANSLATION OF ORIGINAL RUSSIAN VERSION

TRANSLATION OF ORIGINAL RUSSIAN VERSION

AUDIT REPORT

VTB Bank (open joint-stock company)

CONTENTS

PAGE

1.	Independent auditors’ report on the annual accounting report and the published forms of VTB Bank (open joint-stock company)		3

2.	Annual accounting report of VTB Bank (open joint-stock company) including:		6

	•	Annual Balance Sheet in the form of the trial balance of accounts of the credit institution for 2006;
	•	Statement of Income as at 1 January 2007;
	•	Consolidated schedule of turnovers related to subsequent events for 2006;
	•	Explanatory Notes.

Published forms of VTB Bank (open joint-stock company) including:

	•	Balance Sheet as at 1 January 2007;
	•	Statement of Income for 2006;
	•	Statement of capital adequacy, loan impairment and other provisions as at 1 January 2007.

2

TRANSLATION OF ORIGINAL RUSSIAN VERSION

INDEPENDENT AUDITORS’ REPORT

on the annual accounting report and the published forms of

VTB Bank (open joint-stock company)

prepared on the basis of its operating results for 2006

The Auditor:

Full name: Closed Joint Stock Company Ernst & Young Vneshaudit.

Address: Sadovnicheskaya naberezhnaya, 77, building 1, Moscow, 115035, Russia.

Certificate of entry made to the Uniform State Register of Legal Entities Concerning a Legal Entity Registered Before 1 July 2002; date of entry — 16 September 2002, series 77 No. 008050714, registered by the State Institution Moscow Registration Chamber at No. 033.468 on 30 August 1994, Main State Registration Number 1027739199333.

Audit License No. E003246, approved by Order No. 9 of the Ministry of Finance of the Russian Federation dated 17 January 2003, valid for a term of five years.

Membership in an accredited professional auditors’ association: CJSC Ernst & Young Vneshaudit is a member of Non-Profit Partnership “The Institute of Professional Accountants of Russia” (“IPAR”).

The Audited Entity:

Full name: VTB Bank (open joint-stock company), hereinafter, the “Bank”.

Short name: VTB Bank (OJSC).

Address: Bolshaya Morskaya street, 29, St. Petersburg, 190000, Russia.

Entry of state registration of the credit institution by the Central Bank of the Russian Federation: No. 1000 made on 17 October 1990.

Certificate of entry made to the Uniform State Register No. 1027739609391, issued by the Ministry for Taxes and Levies of the Russian Federation on 22 November 2002.

3

TRANSLATION OF ORIGINAL RUSSIAN VERSION

We have audited the accompanying annual accounting report and the published formsof the Bank for the period from 1 January through 31 December 2006.

According to Regulation No. 1530-U of the Central Bank of the Russian Federation (“the CBR”) dated 17 December 2004, “On the procedure of preparing an annual accounting report by credit institutions”, the annual accounting report of VTB Bank (open joint-stock company) includes:

•                  annual balance sheet in the form of the trial balance of accounts of the credit institution for 2006;

•                  statement of income for 2006;

•                  consolidated schedule of turnovers related to subsequent events for 2006;

•                  explanatory notes.

Only sections 2,4,7-9 of the explanatory notes were audited.

The published forms of annual financial statements were prepared by the Bank’s management on the basis of the annual accounting report drawn up in accordance with the laws and regulations of the CBR. According to Regulations of the CBR No. 1270-U dated 14 April 2003, “On the published forms of financial statements of credit institutions and banking/consolidated groups” and No. 1376-U dated 16 January 2004, “On the list, forms and procedure of preparation and submission of forms of financial statements of credit institutions to the Central Bank of the Russian Federation”, the published forms of annual financial statements of  VTB Bank (open joint-stock company) include:

•                  balance sheet as at 1 January 2007;

•                  statement of income for 2006;

•                  the statement of capital adequacy, loan impairment and other provisions as at 1 January 2007.

The preparation and presentation of the annual accounting report and the published forms  are the responsibility of the Bank’s management. Our responsibility is to express an opinion on the fairness, in all material respects, of these financial statements and on compliance of accounting procedures with the legislation of the Russian Federation based on our audit.

We conducted our audit in accordance with the Federal Law On Auditing Activity, the Federal Rules (Standards) on Auditing, the Rules (Standards) for Auditing Activities, as approved by the Committee on Auditing Activity under the President of the Russian Federation, and the International Standards on Auditing.

The audit was planned and performed to obtain reasonable assurance about whether the annual accounting report and the published forms prepared on the basis of such a report are free from material misstatement. The audit was performed on a selective basis and included an examination, on a test basis, of evidence supporting the amounts and disclosures in the annual accounting report and the published forms about the financial activities of the audited entity; an assessment of compliance with the accounting principles and rules used in the preparation of the financial statements, and a review of the significant estimates derived by the management of the audited entity; as well as the evaluation of the overall presentation of the annual accounting report and the published forms. We believe that our audit provides a reasonable basis for our opinion on the fairness, in all material respects, of the annual accounting report and the published forms prepared on the basis of such a report and on compliance of accounting procedures with the legislation of the Russian Federation.

4

TRANSLATION OF ORIGINAL RUSSIAN VERSION

In our opinion, the annual accounting report and the published forms of annual financial statements prepared on the basis of such a report present fairly, in all material respects, the financial position of  VTB Bank (open joint-stock company) as at 1 January 2007 and the results of its financial activities for the period from 1 January through 31 December 2006 in accordance with the laws and regulations governing the preparation of annual accounting reports and published forms of financial statements in the Russian Federation.

The accompanying annual accounting report and the published forms of annual financial statements prepared on the basis of such a report are not intended to present the financial position and the results of operations in accordance with accounting and reporting principles or practices generally accepted in countries and jurisdictions other than the Russian Federation. Accordingly, these financial statements are not designed for those who are not informed about accounting and reporting principles, procedures and practices in the Russian Federation.

26 March 2007

Chief executive officer of CJSC Ernst & Young Vneshaudit	O.V. Youshenkov

Auditor	T.L. Kozlova

(Auditor’s Qualification Certificate No. K021414,

issued on 23 December 2004

for an indefinite period of time)

5

TRANSLATION OF ORIGINAL RUSSIAN VERSION

OJSC VTB Bank	Trial balance of accounts of the credit institution
Consolidated	for 2006 reporting year

First (second)-			Opening balances	Turnovers in reporting period						Closing balances
tier balance			as at reporting date	DR			CR			as at reporting date
sheet account			(RUB, foreign		foreign currency			foreign currency		(RUB, foreign
number			currency and		and precious			and precious		currency and
first	second		precious metals in		metals in RUB			metals in RUB		precious metals in
tier	tier	Haимeнoвaниe рaздeлoв и счeтов бaлaнсa	RUB equivalent)	in RUB	equivalent	TOTAL	in RUB	equivalent	TOTAL	RUB equivalent)
1	2	3	4	5	6	7	8	9	10	11
		A. Balance sheet accounts
		ASSETS
		Cash and precious metals
202		Foreign currency on hand and checks (including traveller cheques) with nominal value denominated in foreign currency
	20202	Petty cash of credit institutions	5211993092.09	454964257961.47	165696901773.73	620661159735.20	454332300752.51	165749941098.42	620082241850.93	5790910976.36
	20203	Checks (including traveller cheques) with nominal value denominated in foreign currency	1296647.24	0.00	4231553989.30	4231553989.30	0.00	4231275145.67	4231275145.67	1575490.87
	20206	Petty cash of exchange offices	76448504.40	6215014181.09	8695061526.34	14910075707.43	6226706888.89	8739266994.27	14965973883.16	20550328.67
	20207	Cash in operating cash desks beyond credit institutions	106403334.93	11769227067.23	7551506809.10	19320733876.33	11779268325.68	7577724955.85	19356993281.53	70143929.73
	20208	Cash in ATM	2775649876.53	126119042343.61	9466158757.56	135585201101.17	124944412000.61	9628478892.44	134572890893.05	3787960084.65
	20209	Cash in transit	485707567.64	283055208090.51	79580137234.32	362635345324.83	283012653911.02	79942429004.87	362955082915.89	165969976.58
	20210	Checks (including traveller cheques) with nominal value denominated in foreign currency in transit	33862786.18	0.00	692497021.76	692497021.76	0.00	701720223.22	701720223.22	24639584.72
		Total for first-tier balance sheet account 202	8691361809.01	882122749643.91	275913817112.11	1158036566756.02	880295341878.71	276570836314.74	1156866178193.45	9861750371.58
203		Precious metals
	20302	Gold	92345416.98	0.00	9362653855.02	9362653855.02	0.00	9003662800.32	9003662800.32	451336471.68
	20303	Other precious metals other than gold	1224152.32	0.00	448295038.92	448295038.92	0.00	359332083.79	359332083.79	90187107.45
	20305	Precious metals in transit	0.00	0.00	4839998395.55	4839998395.55	0.00	4839998395.55	4839998395.55	0.00
	20308	Precious metals in coins and commemorative medals	12571889.17	0.00	15588567.90	15588567.90	0.00	17769412.74	17769412.74	10391044.33
	20316	Precious metals deposit accounts with non-resident banks	0.00	0.00	112184691.98	112184691.98	0.00	10434540.88	10434540.88	101750151.10
		Total for first-tier balance sheet account 203	106141458.47	0.00	14778720549.37	14778720549.37	0.00	14231197233.28	14231197233.28	653664774.56
		Total for Section 2	8797503267.48	882122749643.91	290692537661.48	1172815287305.39	880295341878.71	290802033548.02	1171097375426.73	10515415146.14
		Interbank transactions

6

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6	7	8	9	10	11
301		Correspondent accounts
	30102	Correspondent accounts of credit institutions with CBR	22108416374.45	7526533100778.46	16670649812.92	7543203750591.38	7523515144526.45	16680369711.17	7540195514237.62	25116652728.21
	30110	Correspondent accounts with correspondent credit institutions	8799112378.68	494677411690.40	75052201162.00	569729612852.40	494572552055.40	74330558984.12	568903111039.52	9625614191.56
	30114	Correspondent accounts with non-resident banks	13561476071.52	0.00	11490880038842.80	11490880038842.80	0.00	11463022928578.80	11463022928578.80	41418586335.60
	30115	Correspondent accounts with banks - non-residents in foreign currencies with limited currency translation	2966538720.58	0.00	11040010350.55	11040010350.55	0.00	11422744255.41	11422744255.41	2583804815.72
	30119	Precious metals correspondent accounts with non-resident banks	96521507.32	0.00	32594939827.72	32594939827.72	0.00	32672717937.15	32672717937.15	18743397.89
		Total for first-tier balance sheet account 301	47532065052.55	8021210512468.86	11626237839996.00	19647448352464.90	8018087696581.85	11598129319466.60	19616217016048.50	78763401468.98
302		Accounts of credit institutions for other operations
	30202	Mandatory reserves of credit institutions for Ruble denominated accounts with CBR	3171936000.00	2247614000.00	0.00	2247614000.00	1365098000.00	0.00	1365098000.00	4054452000.00
	30204	Mandatory reserves of credit institutions for foreign currency accounts with CBR	3795444000.00	4393041000.00	0.00	4393041000.00	2028632000.00	0.00	2028632000.00	6159853000.00
	30210	Accounts of credit institutions for cash services for branches	120000000.00	25258955800.00	0.00	25258955800.00	25371955800.00	0.00	25371955800.00	7000000.00
	30213	Accounts of parties to settlements with settlement non-banking credit institutions	371161278.61	112598583670.02	0.00	112598583670.02	112969744948.63	0.00	112969744948.63	0.00
	30219	Accounts with credit institutions for offset between non-banking credit institutions	0.00	123639660113.08	0.00	123639660113.08	123639660113.08	0.00	123639660113.08	0.00
	30221	Outstanding settlements of a credit institution	388708771.59	1166433934430.30	22835823054.82	1189269757485.12	1165346934430.30	22834671606.53	1188181606036.83	1476860219.88
	30228	Provisions for foreign currency transactions transfered to CBR	73419594.41	317237985.13	0.00	317237985.13	390657579.54	0.00	390657579.54	0.00
	30233	Outstanding settlements with the use of payment cards	303330319.96	141676725855.41	12418046518.53	154094772373.94	141730567079.54	12442341028.48	154172908108.02	225194585.88
		Total for first-tier balance sheet account 302	8223999964.57	1576565752853.94	35253869573.35	1611819622427.29	1572843249951.09	35277012635.01	1608120262586.10	11923359805.76
303		Settlements with branches
	30302	Settlements with branches in the territory of the Russian Federation	53409525588.79	1565330493365.75	681123568014.19	2246454061379.94	1554897690325.72	686926755839.28	2241824446165.00	58039140803.73
	30306	Interdivisional settlements within one credit institution for resources transfered	120362576374.65	142246407445.50	50585854840.21	192832262285.71	125993245145.91	49636686307.27	175629931453.18	137564907207.18
		Total for first-tier balance sheet account 303	173772101963.44	1707576900811.25	731709422854.40	2439286323665.65	1680890935471.63	736563442146.55	2417454377618.18	195604048010.91
304		Settlement at organized securities market
	30402	Accounts of participants of the Settlement Center of the organized securities market	243535590.43	753395820911.49	8748437103.45	762144258014.94	753460777038.23	8724415204.65	762185192242.88	202601362.49

7

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6	7	8	9	10	11
	30404	Amounts of participants of the Settlement Center of the organized securities market to secure settlements at the organized securities market	0.00	746754802911.99	8791118731.53	755545921643.52	746754802911.99	8791118731.53	755545921643.52	0.00
	30406	Amounts of participants of the Settlement Center of the organized securities market to ensure settlements at the organized securities market	868719461.00	2033129288.55	0.00	2033129288.55	2537924023.85	0.00	2537924023.85	363924725.70
	30409	Settlements of participants of the Settlement Center of the organized securities market based on the results of transactions at the organized securities market	0.00	233280197584.69	0.00	233280197584.69	233280197584.69	0.00	233280197584.69	0.00
		Total for first-tier balance sheet account 304	1112255051.43	1735463950696.72	17539555834.98	1753003506531.70	1736033701558.76	17515533936.18	1753549235494.94	566526088.19
306		Securities settlements
	30602	Settlements of principal credit institutions related to brokerage operations with securities and other financial assets	0.00	2604971589.78	0.00	2604971589.78	2604971589.78	0.00	2604971589.78	0.00
		Total for first-tier balance sheet account 306	0.00	2604971589.78	0.00	2604971589.78	2604971589.78	0.00	2604971589.78	0.00
319		Deposits and other placements with CBR
	31901	Deposits on demand with CBR	0.00	258998000000.00	0.00	258998000000.00	258998000000.00	0.00	258998000000.00	0.00
	31902	for 1 day	0.00	135000000000.00	0.00	135000000000.00	135000000000.00	0.00	135000000000.00	0.00
	31903	for the period from 2 to 7 days	0.00	399443000000.00	0.00	399443000000.00	399443000000.00	0.00	399443000000.00	0.00
	31904	for the period from 8 to 30 days	0.00	18700000000.00	0.00	18700000000.00	13250000000.00	0.00	13250000000.00	5450000000.00
		Total for first-tier balance sheet account 319	0.00	812141000000.00	0.00	812141000000.00	806691000000.00	0.00	806691000000.00	5450000000.00
320		Loans issued to credit institutions
	32001	Overdraft (correspondent account)	0.00	2848.21	0.00	2848.21	2848.21	0.00	2848.21	0.00
	32002	for 1 day	0.00	410643100000.00	38638508300.00	449281608300.00	410643100000.00	38638508300.00	449281608300.00	0.00
	32003	for the period from 2 to 7 days	0.00	296698000000.00	24799928020.00	321497928020.00	296698000000.00	24799928020.00	321497928020.00	0.00
	32004	for the period from 8 to 30 days	10687269000.00	47651000000.00	52584534215.00	100235534215.00	50871000000.00	58441640990.00	109312640990.00	1610162225.00
	32005	for the period from 31 to 90 days	1920000000.00	6300000000.00	31886086220.00	38186086220.00	8220000000.00	31428092420.00	39648092420.00	457993800.00
	32006	for the period from 91 to 180 days	913912500.00	4365000000.00	3328597500.00	7693597500.00	4973000000.00	3472510000.00	8445510000.00	162000000.00
	32007	for the period from 181 days to 1 year	388945500.00	740000000.00	425803120.00	1165803120.00	320000000.00	473679220.00	793679220.00	761069400.00
	32008	for the period from to 1 to 3 years	7580447025.00	0.00	21484307215.00	21484307215.00	0.00	15899204240.00	15899204240.00	13165550000.00
	32009	for the period exceeding 3 years	1380000000.00	0.00	0.00	0.00	1380000000.00	0.00	1380000000.00	0.00
		Total for first-tier balance sheet account 320	22870574025.00	766397102848.21	173147764590.00	939544867438.21	773105102848.21	173153563190.00	946258666038.21	16156775425.00
321		Loans issued to non-resident banks
	32101	Overdraft (correspondent account)	0.00	229150181.68	21278809.43	250428991.11	54360181.68	1306909.38	55667091.06	194761900.05
	32102	for 1 day	0.00	2704100000.00	194366349240.00	197070449240.00	2704100000.00	194366349240.00	197070449240.00	0.00
	32103	for the period from 2 to 7 days	0.00	2212000000.00	50665655590.00	52877655590.00	2212000000.00	50665655590.00	52877655590.00	0.00

8

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6	7	8	9	10	11
	32104	for the period from 8 to 30 days	330998750.00	3000000.00	14737846350.00	14740846350.00	3000000.00	9670969600.00	9673969600.00	5397875500.00
	32105	for the period from 31 to 90 days	575650000.00	10300000.00	1839393910.00	1849693910.00	10300000.00	1993746310.00	2004046310.00	421297600.00
	32106	for the period from 91 to 180 days	86347500.00	0.00	524386290.00	524386290.00	0.00	321091690.00	321091690.00	289642100.00
	32107	for the period from 181 days to 1 year	1352777500.00	0.00	1493951100.00	1493951100.00	0.00	1900043900.00	1900043900.00	946684700.00
	32108	for the period from to 1 to 3 years	284647206.63	0.00	6933883217.98	6933883217.98	147930331.63	870415975.98	1018346307.61	6200184117.00
	32109	for the period exceeding 3 years	3971985000.00	0.00	8698065537.68	8698065537.68	0.00	1567571542.89	1567571542.89	11102478994.79
		Total for first-tier balance sheet account 321	6602405956.63	5158550181.68	279280810045.09	284439360226.77	5131690513.31	261357150758.25	266488841271.56	24552924911.84
322		Deposits and other placements with credit institutions
	32202	for 1 day	0.00	0.00	8388816896.57	8388816896.57	0.00	8388816896.57	8388816896.57	0.00
	32203	for the period from 2 to 7 days	0.00	11702693751.75	2682761000.00	14385454751.75	11702693751.75	2682761000.00	14385454751.75	0.00
	32204	for the period from 8 to 30 days	4424212672.09	5739509352.03	189120850.00	5928630202.03	5643420948.77	1052595850.00	6696016798.77	3656826075.35
	32205	for the period from 31 to 90 days	0.00	0.00	1405988534.68	1405988534.68	0.00	1405988534.68	1405988534.68	0.00
	32207	for the period from 181 days to 1 year	0.00	3281138670.97	0.00	3281138670.97	2942384198.77	0.00	2942384198.77	338754472.20
	32208	for the period from to 1 to 3 years	1615726064.72	966981910.63	591944754.77	1558926665.40	966981910.63	2207670819.49	3174652730.12	0.00
		Total for first-tier balance sheet account 322	6039938736.81	21690323685.38	13258632036.02	34948955721.40	21255480809.92	15737833100.74	36993313910.66	3995580547.55
323		Deposits and other placements with non-resident banks
	32301	on demand	0.00	0.00	5902159.84	5902159.84	0.00	395352.58	395352.58	5506807.26
	32302	for 1 day	0.00	0.00	3905316173599.67	3905316173599.67	0.00	3905316173599.67	3905316173599.67	0.00
	32303	for the period from 2 to 7 days	0.00	0.00	1451315657194.00	1451315657194.00	0.00	1451315657194.00	1451315657194.00	0.00
	32304	for the period from 8 to 30 days	11245555730.00	0.00	143744607096.45	143744607096.45	0.00	131200075546.45	131200075546.45	23790087280.00
	32305	for the period from 31 to 90 days	2302600000.00	0.00	21038677380.42	21038677380.42	0.00	14323515347.26	14323515347.26	9017762033.16
	32306	for the period from 91 to 180 days	0.00	0.00	19608871275.13	19608871275.13	0.00	16830940225.13	16830940225.13	2777931050.00
	32307	for the period from 181 days to 1 year	287825000.00	0.00	13258837377.28	13258837377.28	0.00	12230107377.28	12230107377.28	1316555000.00
	32308	for the period from to 1 to 3 years	0.00	0.00	6555980913.38	6555980913.38	0.00	3423254089.54	3423254089.54	3132726823.84
	32309	for the period exceeding 3 years	173966187.46	0.00	21035508.48	21035508.48	0.00	195001695.94	195001695.94	0.00
		Total for first-tier balance sheet account 323	14009946917.46	0.00	5560865742504.65	5560865742504.65	0.00	5534835120427.85	5534835120427.85	40040568994.26
324		Overdue interbank loans issued, deposits and other placements
	32401	on interbank loans, deposits and other placements issued to credit institution	0.00	275000000.00	0.00	275000000.00	275000000.00	0.00	275000000.00	0.00
	32402	on interbank loans, deposits and other placements issued to non-resident banks	0.00	1340655.47	297864700.00	299205355.47	1340655.47	297864700.00	299205355.47	0.00
		Total for first-tier balance sheet account 324	0.00	276340655.47	297864700.00	574205355.47	276340655.47	297864700.00	574205355.47	0.00
325		Overdue interest on interbank loans issued, deposits and other placements

9

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6	7	8	9	10	11
	32501	on interbank loans, deposits and other placements provided to credit institution	0.00	13534.25	0.00	13534.25	13534.25	0.00	13534.25	0.00
	32502	on interbank loans, deposits and other placements provided to non-resident banks	0.00	0.00	163035209.02	163035209.02	0.00	163035209.02	163035209.02	0.00
		Total for first-tier balance sheet account 325	0.00	13534.25	163035209.02	163048743.27	13534.25	163035209.02	163048743.27	0.00
328		Future proceeds and payments on interbank transactions
	32802	Future payments for transactions with attracting interbank loan facilities, deposits and other funds raised	729589161.29	569362420.11	11900063731.12	12469426151.23	416587634.48	10582882151.84	10999469786.32	2199545526.20
		Total for first-tier balance sheet account 328	729589161.29	569362420.11	11900063731.12	12469426151.23	416587634.48	10582882151.84	10999469786.32	2199545526.20
		Total for Section 3	280892876829.18	14649654781745.60	18449654601074.70	33099309382820.30	14617336771148.70	18383612757722.10	33000949528870.80	379252730778.69
		Customers
442		Loans issued to finance bodies of the constituent entities of the Russian Federation and local authorities
	44204	for the period from 8 to 30 days	300000000.00	822000000.00	0.00	822000000.00	1122000000.00	0.00	1122000000.00	0.00
	44205	for the period from 31 to 90 days	693000000.00	5349000000.00	0.00	5349000000.00	3427000000.00	0.00	3427000000.00	2615000000.00
	44206	for the period from 91 to 180 days	2956606500.00	4320100000.00	0.00	4320100000.00	6240806500.00	0.00	6240806500.00	1035900000.00
	44207	for the period from 181 days to 1 year	7580541289.35	24645214566.00	0.00	24645214566.00	9587856289.35	0.00	9587856289.35	22637899566.00
	44208	for the period from to 1 to 3 years	6240813400.00	5751493300.00	0.00	5751493300.00	6707898400.00	0.00	6707898400.00	5284408300.00
	44209	for the period exceeding 3 years	500000000.00	0.00	0.00	0.00	500000000.00	0.00	500000000.00	0.00
		Total for first-tier balance sheet account 442	18270961189.35	40887807866.00	0.00	40887807866.00	27585561189.35	0.00	27585561189.35	31573207866.00
444		Loans issued to non-budgetary funds of the constituent entities of the Russian Federation and local authorities
	44407	for the period from 181 days to 1 year	22500000.00	30000000.00	0.00	30000000.00	40100000.00	0.00	40100000.00	12400000.00
	44408	for the period from to 1 to 3 years	0.00	17500000.00	0.00	17500000.00	17500000.00	0.00	17500000.00	0.00
		Total for first-tier balance sheet account 444	22500000.00	47500000.00	0.00	47500000.00	57600000.00	0.00	57600000.00	12400000.00
446		Loans issued to commercial organizations in federal ownership
	44601	Overdraft (current account)	222850695.82	2702753800.47	161.20	2702753961.67	2708113335.53	161.20	2708113496.73	217491160.76
	44603	up to 30 days	0.00	731500000.00	167575815.00	899075815.00	681500000.00	167575815.00	849075815.00	50000000.00
	44604	for the period from 31 to 90 days	750000000.00	3163882800.00	0.00	3163882800.00	3132382800.00	0.00	3132382800.00	781500000.00
	44605	for the period from 91 to 180 days	2233373784.50	895100000.00	457916551.29	1353016551.29	2234100000.00	966290335.79	3200390335.79	386000000.00
	44606	for the period from 181 days to 1 year	3305162785.00	5700349768.62	89869688.60	5790219457.22	5129349768.62	765089508.60	5894439277.22	3200942965.00
	44607	for the period from to 1 to 3 years	6305000990.88	6112951767.55	3821078871.44	9934030638.99	776530707.89	6190540425.26	6967071133.15	9271960496.72
	44608	for the period exceeding 3 years	1651029091.29	1427982115.91	1923905142.98	3351887258.89	0.00	1203895164.03	1203895164.03	3799021186.15

10

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6	7	8	9	10	11
		Total for first-tier balance sheet account 446	14467417347.49	20734520252.55	6460346230.51	27194866483.06	14661976612.04	9293391409.88	23955368021.92	17706915808.63
447		Loans issued to non-commercial organizations in federal ownership
	44701	Overdraft (current account)	23026000.00	0.00	81108026.58	81108026.58	0.00	104134026.58	104134026.58	0.00
		Total for first-tier balance sheet account 447	23026000.00	0.00	81108026.58	81108026.58	0.00	104134026.58	104134026.58	0.00
448		Loans issued to financial institutions in state (other than federal) ownership
	44805	for the period from 91 to 180 days	0.00	56600000.00	0.00	56600000.00	56600000.00	0.00	56600000.00	0.00
	44806	for the period from 181 days to 1 year	18685330.20	0.00	0.00	0.00	18685330.20	0.00	18685330.20	0.00
		Total for first-tier balance sheet account 448	18685330.20	56600000.00	0.00	56600000.00	75285330.20	0.00	75285330.20	0.00
449		Loans issued to commercial organizations in state (other than federal) ownership
	44901	Overdraft (current account)	220609113.91	1954719642.28	0.00	1954719642.28	2005078548.72	0.00	2005078548.72	170250207.47
	44903	up to 30 days	0.00	31350000.00	0.00	31350000.00	31350000.00	0.00	31350000.00	0.00
	44904	for the period from 31 to 90 days	7907032.50	36000000.00	54267.30	36054267.30	36000000.00	2961299.80	38961299.80	5000000.00
	44905	for the period from 91 to 180 days	141856492.33	100256492.33	0.00	100256492.33	242112984.66	0.00	242112984.66	0.00
	44906	for the period from 181 days to 1 year	1052164035.29	1112514617.44	0.00	1112514617.44	1892507076.30	0.00	1892507076.30	272171576.43
	44907	for the period from to 1 to 3 years	1388054284.26	128804015.74	0.00	128804015.74	476240300.00	0.00	476240300.00	1040618000.00
	44908	for the period exceeding 3 years	439781352.27	130000000.00	771706016.59	901706016.59	0.00	1211487368.86	1211487368.86	130000000.00
		Total for first-tier balance sheet account 449	3250372310.56	3493644767.79	771760283.89	4265405051.68	4683288909.68	1214448668.66	5897737578.34	1618039783.90
450		Loans issued to non-commercial organizations in state (other than federal) ownership
	45006	for the period from 181 days to 1 year	0.00	401480000.00	0.00	401480000.00	1480000.00	0.00	1480000.00	400000000.00
		Total for first-tier balance sheet account 450	0.00	401480000.00	0.00	401480000.00	1480000.00	0.00	1480000.00	400000000.00
451		Loans issued to non-state financial institutions
	45101	Overdraft (current account)	92706136.33	3036545398.21	0.00	3036545398.21	3080030879.72	0.00	3080030879.72	49220654.82
	45103	up to 30 days	0.00	13727000000.00	0.00	13727000000.00	13727000000.00	0.00	13727000000.00	0.00
	45104	for the period from 31 to 90 days	0.00	238900000.00	0.00	238900000.00	238900000.00	0.00	238900000.00	0.00
	45105	for the period from 91 to 180 days	82500.00	0.00	0.00	0.00	82500.00	0.00	82500.00	0.00
	45106	for the period from 181 days to 1 year	93163986.14	11950000.00	0.00	11950000.00	105113986.14	0.00	105113986.14	0.00
	45107	for the period from to 1 to 3 years	1609782734.93	440946038.00	347461415.13	788407453.13	427622532.44	767140584.32	1194763116.76	1203427071.30
	45108	for the period exceeding 3 years	0.00	0.00	325272120.24	325272120.24	0.00	119889540.24	119889540.24	205382580.00
		Total for first-tier balance sheet account 451	1795735357.40	17455341436.21	672733535.37	18128074971.58	17578749898.30	887030124.56	18465780022.86	1458030306.12

11

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6	7	8	9	10	11
452		Loans issued to non-state commercial organizations
	45201	Overdraft (current account)	15943665725.58	264285714342.90	632168483.28	264917882826.18	264110133631.47	585663840.34	264695797471.81	16165751079.95
	45203	up to 30 days	1397468066.88	40506756876.75	28085702454.63	68592459331.38	41501972143.53	28006709154.63	69508681298.16	481246100.10
	45204	for the period from 31 to 90 days	8737651824.32	28375290834.49	8057294268.81	36432585103.30	27383287141.83	9852111831.99	37235398973.82	7934837953.80
	45205	for the period from 91 to 180 days	23813193321.00	45633715519.09	25505961210.23	71139676729.32	44640989978.53	26501183545.85	71142173524.38	23810696525.94
	45206	for the period from 181 days to 1 year	56432101551.42	52812500832.88	32749029403.05	85561530235.93	46766248765.60	40233402184.60	86999650950.20	54993980837.15
	45207	for the period from to 1 to 3 years	86012575437.63	43234899529.83	30239602341.57	73474501871.40	36312401746.45	60616569163.59	96928970910.04	62558106398.99
	45208	for the period exceeding 3 years	58972480328.43	10010591262.11	77549400400.49	87559991662.60	13925455311.23	42121911503.78	56047366815.01	90485105176.02
		Total for first-tier balance sheet account 452	251309136255.26	484859469198.05	202819158562.06	687678627760.11	474640488718.64	207917551224.78	682558039943.42	256429724071.95
453		Loans issued to non-state non-commercial organizations
	45301	Overdraft (current account)	20726125.93	373797329.73	0.00	373797329.73	382253981.52	0.00	382253981.52	12269474.14
	45304	for the period from 31 to 90 days	2878250.00	58000000.00	48206825.53	106206825.53	57000000.00	51085075.53	108085075.53	1000000.00
	45305	for the period from 91 to 180 days	1000000.00	136409500.00	5390213.56	141799713.56	135939500.00	5390213.56	141329713.56	1470000.00
	45306	for the period from 181 days to 1 year	791504259.10	217145499.67	90979655.83	308125155.50	212478243.58	726211171.02	938689414.60	160940000.00
	45307	for the period from to 1 to 3 years	208042584.43	118977391.50	234956528.16	353933919.66	209019976.03	234933778.09	443953754.12	118022749.97
	45308	for the period exceeding 3 years	132199561.40	0.00	0.00	0.00	37771303.24	0.00	37771303.24	94428258.16
		Total for first-tier balance sheet account 453	1156350780.86	904329720.90	379533223.08	1283862943.98	1034463004.37	1017620238.20	2052083242.57	388130482.27
454		Loans issued to individual entrepreneurs
	45401	Overdraft (current account)	554715085.25	8356383033.43	0.00	8356383033.43	8156163560.89	0.00	8156163560.89	754934557.79
	45403	up to 30 days	0.00	19115000.00	0.00	19115000.00	19115000.00	0.00	19115000.00	0.00
	45404	for the period from 31 to 90 days	76252080.60	342750129.54	0.00	342750129.54	292412210.60	0.00	292412210.60	126589999.54
	45405	for the period from 91 to 180 days	395012554.57	425086613.81	0.00	425086613.81	521539454.57	0.00	521539454.57	298559713.81
	45406	for the period from 181 days to 1 year	321541389.95	501955671.17	5482233.69	507437904.86	596758726.88	10990675.88	607749402.76	221229892.05
	45407	for the period from to 1 to 3 years	1234726540.92	589835365.60	6053278.05	595888643.65	1356940604.20	45554920.07	1402495524.27	428119660.30
	45408	for the period exceeding 3 years	25308795.09	0.00	0.00	0.00	25308795.09	0.00	25308795.09	0.00
		Total for first-tier balance sheet account 454	2607556446.38	10235125813.55	11535511.74	10246661325.29	10968238352.23	56545595.95	11024783948.18	1829433823.49
455		Loans issued to individuals
	45504	for the period from 91 to 180 days	190383.00	127000.00	0.00	127000.00	295051.00	0.00	295051.00	22332.00
	45505	for the period from 181 days to 1 year	30559262.55	36988300.00	870551891.39	907540191.39	53056084.71	81770636.49	134826721.20	803272732.74
	45506	for the period from to 1 to 3 years	812846077.48	582956482.95	145367012.35	728323495.30	672499776.05	203275568.32	875775344.37	665394228.41
	45507	for the period exceeding 3 years	7359194915.48	1602345726.29	1108577334.59	2710923060.88	3757917125.69	4750275104.21	8508192229.90	1561925746.46
	45509	overdraft (deposit account)	11081582.33	207349572.21	79798697.95	287148270.16	203549929.38	81466858.16	285016787.54	13213064.95
		Total for first-tier balance sheet account 455	8213872220.84	2429767081.45	2204294936.28	4634062017.73	4687317966.83	5116788167.18	9804106134.01	3043828104.56
456		Loans issued to non-resident legal entities
	45601	up to 30 days	0.00	0.00	16262400000.00	16262400000.00	0.00	16262400000.00	16262400000.00	0.00

12

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6	7	8	9	10	11
	45602	for the period from 31 to 90 days	0.00	0.00	16336020000.00	16336020000.00	0.00	16336020000.00	16336020000.00	0.00
	45603	for the period from 91 to 180 days	0.00	0.00	16553340000.00	16553340000.00	0.00	754680000.00	754680000.00	15798660000.00
	45604	for the period from 181 days to 1 year	231986950.00	11462351770.33	17944195933.82	29406547704.15	11462351770.33	2801447649.46	14263799419.79	15374735234.36
	45605	for the period from to 1 to 3 years	0.00	0.00	13088111039.00	13088111039.00	0.00	1173024978.00	1173024978.00	11915086061.00
	45606	for the period exceeding 3 years	2495135104.70	0.00	5380265509.84	5380265509.84	43872839.11	1795058461.28	1838931300.39	6036469314.15
	45608	Overdraft (current account)	0.00	16981.65	0.00	16981.65	16981.65	0.00	16981.65	0.00
		Total for first-tier balance sheet account 456	2727122054.70	11462368751.98	85564332482.66	97026701234.64	11506241591.09	39122631088.74	50628872679.83	49124950609.51
457		Loans issued to non-resident individuals
	45705	for the period from to 1 to 3 years	74800.00	0.00	0.00	0.00	36800.00	0.00	36800.00	38000.00
	45706	for the period exceeding 3 years	58919114.75	2400000.00	14422384.86	16822384.86	1909591.26	69638423.11	71548014.37	4193485.24
	45708	overdraft (deposit account)	79931.99	186242.34	139033.88	325276.22	187099.45	217348.11	404447.56	760.65
		Total for first-tier balance sheet account 457	59073846.74	2586242.34	14561418.74	17147661.08	2133490.71	69855771.22	71989261.93	4232245.89
458		Overdue loans issued and other placements
	45802	Finance bodies of the constituent entities of the Russian Federation and local authorities	0.00	28600000.00	0.00	28600000.00	28600000.00	0.00	28600000.00	0.00
	45806	Commercial organizations in federal ownership	254728284.64	580300000.00	3351263.18	583651263.18	584578635.31	3351263.18	587929898.49	250449649.33
	45809	Commercial organizations in state (other than federal) ownership	3500000.00	728312035.90	0.00	728312035.90	706812035.90	0.00	706812035.90	25000000.00
	45810	Non-commercial organizations in state (other than federal) ownership	3827120.66	0.00	573271.85	573271.85	0.00	4400392.51	4400392.51	0.00
	45811	Non-state financial institutions	0.00	3193692.40	0.00	3193692.40	3193692.40	0.00	3193692.40	0.00
	45812	Non-state commercial organizations	6821363105.98	7144495381.70	4980421815.85	12124917197.55	5614299905.98	2630594884.28	8244894790.26	10701385513.27
	45813	Non-state non-commercial organizations	0.00	940000.00	0.00	940000.00	940000.00	0.00	940000.00	0.00
	45814	Individual entrepreneurs	7188682.52	70407704.39	0.00	70407704.39	61353102.06	0.00	61353102.06	16243284.85
	45815	Individuals	27312859.83	50465952.70	14826466.31	65292419.01	37195700.81	18424197.01	55619897.82	36985381.02
	45816	Non-resident legal entities	0.00	43872839.11	6374843.92	50247683.03	43872839.11	4124704.77	47997543.88	2250139.15
	45817	Non-resident individuals	2991.08	680.92	72808.96	73489.88	0.00	1971.38	1971.38	74509.58
		Total for first-tier balance sheet account 458	7117923044.71	8650588287.12	5005620470.07	13656208757.19	7080845911.57	2660897413.13	9741743324.70	11032388477.20
459		Overdue interest on loans issued and other placements
	45902	Finance bodies of the constituent entities of the Russian Federation and local authorities	0.00	1104109.59	0.00	1104109.59	1104109.59	0.00	1104109.59	0.00
	45906	Commercial organizations in federal ownership	376300298.02	29258435.12	0.00	29258435.12	29258435.12	0.00	29258435.12	376300298.02
	45909	Commercial organizations in state (other than federal) ownership	0.00	20251304.73	0.00	20251304.73	20251304.73	0.00	20251304.73	0.00
	45911	Non-state financial institutions	0.00	5.00	0.00	5.00	5.00	0.00	5.00	0.00
	45912	Non-state commercial organizations	71807697.70	91531858.46	68171568.45	159703426.91	162699485.99	68171568.45	230871054.44	640070.17
	45914	Individual entrepreneurs	0.00	20390.71	0.00	20390.71	20390.71	0.00	20390.71	0.00

13

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6	7	8	9	10	11
	45915	Individuals	18221.57	6441172.35	809793.26	7250965.61	6444234.70	824952.48	7269187.18	0.00
		Total for first-tier balance sheet account 459	448126217.29	148607275.96	68981361.71	217588637.67	219777965.84	68996520.93	288774486.77	376940368.19
466		Placements to non-commercial organizations in federal ownership
	46601	on demand	500000.00	0.00	0.00	0.00	500000.00	0.00	500000.00	0.00
		Total for first-tier balance sheet account 466	500000.00	0.00	0.00	0.00	500000.00	0.00	500000.00	0.00
471		Placements to non-state commercial organizations
	47101	on demand	2575650.00	2000000.00	92458.00	2092458.00	0.00	141486.00	141486.00	4526622.00
	47102	up to 30 days	0.00	991213650.00	0.00	991213650.00	991213650.00	0.00	991213650.00	0.00
		Total for first-tier balance sheet account 471	2575650.00	993213650.00	92458.00	993306108.00	991213650.00	141486.00	991355136.00	4526622.00
474		Settlements on certain operations
	47404	Settlements with currency and stock exchanges	359039296.69	1172818579217.78	295436427391.59	1468255006609.37	1172888648008.95	295169705881.59	1468058353890.54	555692015.52
	47406	Settlements with clients on sale/ purchase of foreign currency	0.00	171817.21	0.00	171817.21	171817.21	0.00	171817.21	0.00
	47408	Settlements on conversion operations and term deals	8020848935.76	6718611047712.73	6714307226622.17	13432918274334.90	6723097500218.83	6712485825300.38	13435583325519.20	5355797751.45
	47415	Claims related to payments for purchase and sale of commemorative coins	29079057.92	155206037.05	0.00	155206037.05	114137703.19	0.00	114137703.19	70147391.78
	47417	Amounts debited from suspense clearing accounts	5407.53	486647603.86	105206526.02	591854129.88	486648243.86	105127031.42	591775275.28	84262.13
	47423	Claims related to other transactions	1238283330.34	1008758537975.17	206865116808.65	1215623654783.82	1008729334588.51	205895982882.91	1214625317471.42	2236620642.74
	47427	Interest claims	1226016973.14	6509460220.33	13483844948.08	19993305168.41	6117933847.74	12886361335.74	19004295183.48	2215026958.07
		Total for first-tier balance sheet account 474	10873273001.38	8907339650584.13	7230197822296.51	16137537472880.60	8911434374428.29	7226543002432.04	16137977376860.30	10433369021.69
475		Future proceeds and payments related to transactions with clients
	47502	Future payments on transactions related to raising funds from clients	3527309056.49	6480582358.65	5195951844.41	11676534203.06	6064628898.89	5949132987.18	12013761886.07	3190081373.48
		Total for first-tier balance sheet account 475	3527309056.49	6480582358.65	5195951844.41	11676534203.06	6064628898.89	5949132987.18	12013761886.07	3190081373.48
478		Investments in rights of claim acquired
	47801	Rights of claim under agreements for lending (depositing) cash, the fulfilment of obligations by which are secured by the mortage	8060618.02	543964.35	1134084.37	1678048.72	512482.78	2097459.85	2609942.63	7128724.11
	47802	Rights of claim under agreements for lending (depositing) cash	22430334156.68	0.00	2303733034.16	2303733034.16	0.00	14687615660.46	14687615660.46	10046451530.38

14

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6	7	8	9	10	11
	47803	Receivables acquired under financing agreements against assignment of cash claim	80670000.00	0.00	0.00	0.00	80670000.00	0.00	80670000.00	0.00
		Total for first-tier balance sheet account 478	22519064774.70	543964.35	2304867118.53	2305411082.88	81182482.78	14689713120.31	14770895603.09	10053580254.49
479		Assets transfered into trust management
	47901	Assets transfered into trust management	0.00	0.00	157140207.06	157140207.06	0.00	157140207.06	157140207.06	0.00
		Total for first-tier balance sheet account 479	0.00	0.00	157140207.06	157140207.06	0.00	157140207.06	157140207.06	0.00
		Total for Section 4	348410580884.35	9516583727251.03	7541909839967.20	17058493567218.20	9493355348400.81	7514869020482.40	17008224368883.20	398679779219.37
		Securities transactions
501		Debt instruments acquired for resale and under loan agreements
	50104	Debt securities of the Russian Federation	10967389903.12	57459051166.05	6568263553.10	64027314719.15	50787638251.20	6568263553.10	57355901804.30	17638802817.97
	50105	Debt securities of the constituent entities of the Russian Federation and local authorities	8842806023.66	27778096786.59	0.00	27778096786.59	23531794891.99	0.00	23531794891.99	13089107918.26
	50106	Debt securities of credit institutions	1215665814.00	3450166529.70	0.00	3450166529.70	2765454594.30	0.00	2765454594.30	1900377749.40
	50107	Other debt securities of non-residents	13781201699.40	26856851595.51	0.00	26856851595.51	19356248089.83	0.00	19356248089.83	21281805205.08
	50109	Debt securities of non-resident banks	570165898.90	383301049.60	0.00	383301049.60	215953750.40	0.00	215953750.40	737513198.10
	50112	Revaluation of securities (negative differences)	0.00	3164219771.88	8731969.77	3172951741.65	3164219771.88	8731969.77	3172951741.65	0.00
	50113	Under agreements to resell	2836222673.87	166415340925.19	5795246493.72	172210587418.91	165923141006.45	6144715819.89	172067856826.34	2978953266.44
	50115	Under loan agreements	0.00	0.00	5354807177.96	5354807177.96	0.00	5354807177.96	5354807177.96	0.00
		Total for first-tier balance sheet account 501	38213452012.95	285507027824.52	17727049194.55	303234077019.07	265744450356.05	18076518520.72	283820968876.77	57626560155.25
502		Unlisted debt securities
	50205	Debt securities of the Russian Federation	3692475113.14	1687163245.74	82980776204.33	84667939450.07	1687163245.74	82365019186.81	84052182432.55	4308232130.66
	50206	Debt securities of the constituent entities of the Russian Federation and local authorities	0.00	5494620574.00	0.00	5494620574.00	5494620574.00	0.00	5494620574.00	0.00
	50207	Debt securities of credit institutions	0.00	1439483500.00	0.00	1439483500.00	1439483500.00	0.00	1439483500.00	0.00
	50208	Other debt securities of non-residents	4755654795.50	15890375668.90	0.00	15890375668.90	19015138214.40	0.00	19015138214.40	1630892250.00
	50209	Debt securities of foreign states	1845898113.18	0.00	27422643800.80	27422643800.80	0.00	28966034258.68	28966034258.68	302507655.30
	50210	Debt securities of non-resident banks	8217238684.10	350135500.00	9289725282.61	9639860782.61	350135500.00	7806160390.40	8156295890.40	9700803576.31
	50211	Other debt securities of non-residents	2938250509.82	0.00	6667181358.03	6667181358.03	0.00	6077949349.47	6077949349.47	3527482518.38
		Total for first-tier balance sheet account 502	21449517215.74	24861778488.64	126360326645.77	151222105134.41	27986541034.14	125215163185.36	153201704219.50	19469918130.65
503		Listed debt securities acquired for investment purposes
	50305	Debt securities of the Russian Federation	4218084453.93	421378914.88	0.00	421378914.88	380368241.57	0.00	380368241.57	4259095127.24
	50308	Other debt securities of non-residents	0.00	144500000.00	0.00	144500000.00	144500000.00	0.00	144500000.00	0.00

15

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6	7	8	9	10	11
		Total for first-tier balance sheet account 503	4218084453.93	565878914.88	0.00	565878914.88	524868241.57	0.00	524868241.57	4259095127.24
504		Accumulated interest (coupon) income on interest-bearing (coupon) debt instruments
	50406	Paid upon acquisition	243914468.60	4575957588.87	1540282031.15	6116239620.02	4649706586.51	1546783852.56	6196490439.07	163663649.55
		Total for first-tier balance sheet account 504	243914468.60	4575957588.87	1540282031.15	6116239620.02	4649706586.51	1546783852.56	6196490439.07	163663649.55
506		Shares acquired for resale and under loan agreements
	50605	Shares of credit institutions	113165160.00	9253109292.89	0.00	9253109292.89	8666826938.75	0.00	8666826938.75	699447514.14
	50606	Other shares	9007766775.89	200367150018.34	0.00	200367150018.34	207270761402.26	0.00	207270761402.26	2104155391.97
	50610	Revaluation of securities (negative differences)	0.00	18009296944.00	0.00	18009296944.00	18009296944.00	0.00	18009296944.00	0.00
	50611	Under agreements to resell	28673239824.25	645920623692.23	0.00	645920623692.23	660022237733.82	0.00	660022237733.82	14571625782.66
	50613	Under loan agreements	0.00	75698339139.99	0.00	75698339139.99	75698339139.99	0.00	75698339139.99	0.00
		Total for first-tier balance sheet account 506	37794171760.14	949248519087.45	0.00	949248519087.45	969667462158.82	0.00	969667462158.82	17375228688.77
507		Unlisted shares
	50705	Shares of credit institutions	214070056.77	3089701498.95	0.00	3089701498.95	3214558435.72	0.00	3214558435.72	89213120.00
	50706	Other shares	2819186141.72	67753559540.20	0.00	67753559540.20	60732560308.08	0.00	60732560308.08	9840185373.84
	50707	Shares of non-resident banks	298535767.86	0.00	6377806552.17	6377806552.17	0.00	6632273750.03	6632273750.03	44068570.00
	50708	Other shares of non-residents	3385759557.44	0.00	144624310132.47	144624310132.47	0.00	146627173874.78	146627173874.78	1382895815.13
		Total for first-tier balance sheet account 507	6717551523.79	70843261039.15	151002116684.64	221845377723.79	63947118743.80	153259447624.81	217206566368.61	11356362878.97
508		Listed shares acquired for investment purposes
	50805	Shares of credit institutions	345954859.38	3075841267.20	0.00	3075841267.20	3421796126.58	0.00	3421796126.58	0.00
	50806	Other shares	7619780348.00	7098176287.38	0.00	7098176287.38	13263884112.54	0.00	13263884112.54	1454072522.84
		Total for first-tier balance sheet account 508	7965735207.38	10174017554.58	0.00	10174017554.58	16685680239.12	0.00	16685680239.12	1454072522.84
509		Other accounts on transactions with acquired securities
	50905	Expenses related to purchase and sale of securities	48058539.97	173759288.06	26876.70	173786164.76	61908382.58	26876.70	61935259.28	159909445.45
		Total for first-tier balance sheet account 509	48058539.97	173759288.06	26876.70	173786164.76	61908382.58	26876.70	61935259.28	159909445.45
514		Promissory note of credit institutions
	51401	on demand	15179164.00	1249159420.06	3752808445.93	5001967865.99	1249159420.06	3752808445.93	5001967865.99	15179164.00
	51402	maturing in less than 30 days	6369635.06	262918290.00	0.00	262918290.00	269287925.06	0.00	269287925.06	0.00
	51403	maturing between 31 and 90 days	2446707504.00	29952322349.90	0.00	29952322349.90	30698052729.00	0.00	30698052729.00	1700977124.90
	51404	maturing between 91 and 180 days	4017238976.03	1146935248.60	105882997.25	1252818245.85	970870914.10	3980742969.28	4951613883.38	318443338.50
	51405	maturing between 181 days and 1 year	1193510630.00	10247631284.95	0.00	10247631284.95	7190245064.99	0.00	7190245064.99	4250896849.96

16

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6	7	8	9	10	11
	51406	maturing between 1 and 3 years	210914039.00	5478568319.84	0.00	5478568319.84	4442504075.84	0.00	4442504075.84	1246978283.00
	51407	maturing in more than 3 years	121433312.00	110235138.77	0.00	110235138.77	110235138.77	0.00	110235138.77	121433312.00
		Total for first-tier balance sheet account 514	8011353260.09	48447770052.12	3858691443.18	52306461495.30	44930355267.82	7733551415.21	52663906683.03	7653908072.36
515		Other promissory notes
	51501	on demand	0.00	2991799885.00	0.00	2991799885.00	2991799885.00	0.00	2991799885.00	0.00
	51502	maturing in less than 30 days	0.00	277983460.00	0.00	277983460.00	238206860.00	0.00	238206860.00	39776600.00
	51503	maturing between 31 and 90 days	3493010417.91	44136746570.12	0.00	44136746570.12	42991235918.38	0.00	42991235918.38	4638521069.65
	51504	maturing between 91 and 180 days	332159409.00	2322916205.70	0.00	2322916205.70	2263908324.00	0.00	2263908324.00	391167290.70
	51505	maturing between 181 days and 1 year	1188298635.83	4038154376.42	0.00	4038154376.42	3899091844.83	0.00	3899091844.83	1327361167.42
	51506	maturing between 1 and 3 years	3106073771.00	894596601.15	0.00	894596601.15	2754550259.00	0.00	2754550259.00	1246120113.15
	51507	maturing in more than 3 years	10313085.00	0.00	0.00	0.00	0.00	0.00	0.00	10313085.00
	51509	unpaid when due and unprotested	0.00	38631737.63	0.00	38631737.63	38631737.63	0.00	38631737.63	0.00
		Total for first-tier balance sheet account 515	8129855318.74	54700828836.02	0.00	54700828836.02	55177424828.84	0.00	55177424828.84	7653259325.92
519		Other promissory notes of non-residents
	51901	on demand	0.00	2857975380.18	0.00	2857975380.18	2857975380.18	0.00	2857975380.18	0.00
	51904	maturing between 91 and 180 days	0.00	2857975380.18	0.00	2857975380.18	2857975380.18	0.00	2857975380.18	0.00
		Total for first-tier balance sheet account 519	0.00	5715950760.36	0.00	5715950760.36	5715950760.36	0.00	5715950760.36	0.00
525		Other accounts on transactions with securities issued
	52502	Future payments on interest, coupon and discounts on securities issued	4013053991.83	3423841928.35	117839953.72	3541681882.07	3679072071.80	1327611003.11	5006683074.91	2548052798.99
		Total for first-tier balance sheet account 525	4013053991.83	3423841928.35	117839953.72	3541681882.07	3679072071.80	1327611003.11	5006683074.91	2548052798.99
		Total for Section 5	136804747753.16	1458238591363.00	300606332829.71	1758844924192.71	1458770538671.41	307159102478.47	1765929641149.88	129720030795.99
		Assets and property
601		Interests in subsidiaries and associates
	60101	Shares of subsidiaries and associated credit organizations	25609129196.76	17819948850.00	0.00	17819948850.00	7000001250.00	0.00	7000001250.00	36429076796.76
	60102	Shares of subsidiaries and associates	2868115110.05	18406491.00	0.00	18406491.00	30400800.00	0.00	30400800.00	2856120801.05
	60103	Shares of subsidiaries and associated non-resident banks	19399071839.85	0.00	9345724373.46	9345724373.46	0.00	12273797198.47	12273797198.47	16470999014.84
	60104	Shares of subsidiaries and non-resident associates	12367442.56	0.00	87268829.18	87268829.18	0.00	2433068.26	2433068.26	97203203.48
		Total for first-tier balance sheet account 601	47888683589.22	17838355341.00	9432993202.64	27271348543.64	7030402050.00	12276230266.73	19306632316.73	55853399816.13
602		Other interests
	60202	Assets contributed to charter capital of organizations	313753630.00	195640833.98	0.00	195640833.98	1990.00	0.00	1990.00	509392473.98

17

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6	7	8	9	10	11
	60203	Assets contributed to charter capital of non-resident private banks	0.00	0.00	132784610.00	132784610.00	0.00	3762220.00	3762220.00	129022390.00
	60204	Assets contributed to charter capital of non-resident organizations	108087124.02	0.00	29701960.70	29701960.70	0.00	28084685.17	28084685.17	109704399.55
		Total for first-tier balance sheet account 602	421840754.02	195640833.98	162486570.70	358127404.68	1990.00	31846905.17	31848895.17	748119263.53
603		Settlements with debtors and creditors
	60302	Tax settlements with the budget	769617768.92	356099202.42	0.00	356099202.42	1118254303.50	0.00	1118254303.50	7462667.84
	60304	Settlements with non-budgetary funds related to charge on payroll	862149.23	458279552.53	0.00	458279552.53	457592972.23	0.00	457592972.23	1548729.53
	60306	Payroll settlements with employees	80114.76	775314213.03	0.00	775314213.03	775388988.02	0.00	775388988.02	5339.77
	60308	Settlements with employees related to disbursements	13811841.22	439352370.29	45020382.11	484372752.40	397442343.36	42181561.59	439623904.95	58560688.67
	60310	Value added tax paid	131501432.86	1251105731.99	0.00	1251105731.99	1264700293.00	0.00	1264700293.00	117906871.85
	60312	Current accounts payable	548917516.26	14239730424.02	0.00	14239730424.02	9182367858.45	0.00	9182367858.45	5606280081.83
	60314	Settlements on business operations with non-resident organizations	51891102.42	338618394.39	245859360.78	584477755.17	328085155.63	253970013.10	582055168.73	54313688.86
	60315	Amounts uncollected against guaranties	133528364.28	505368181.05	580861460.62	1086229641.67	505457129.29	589061071.25	1094518200.54	125239805.41
	60323	Settlements with other debtors	190638468.24	4776456111.79	138200718.11	4914656829.90	4718062144.17	169973577.23	4888035721.40	217259576.74
		Total for first-tier balance sheet account 603	1840848758.19	23140324181.51	1009941921.62	24150266103.13	18747351187.65	1055186223.17	19802537410.82	6188577450.50
604		Premises and equipment
	60401	Premises and equipment (other than land)	6961060515.48	2624436167.34	0.00	2624436167.34	343687504.08	0.00	343687504.08	9241809178.74
	60404	Land	7438383.00	8273051.07	0.00	8273051.07	22500.00	0.00	22500.00	15688934.07
		Total for first-tier balance sheet account 604	6968498898.48	2632709218.41	0.00	2632709218.41	343710004.08	0.00	343710004.08	9257498112.81
607		Investment in construction, development and purchase of premises and equipment and intangible assets
	60701	Investment in construction, development and purchase of premises and equipment and intangible assets	1271497020.13	2802637261.70	0.00	2802637261.70	2668013400.45	0.00	2668013400.45	1406120881.38
	60702	Equipment for installation	81286243.46	56617455.15	0.00	56617455.15	106757702.70	0.00	106757702.70	31145995.91
		Total for first-tier balance sheet account 607	1352783263.59	2859254716.85	0.00	2859254716.85	2774771103.15	0.00	2774771103.15	1437266877.29
608		Finance lease
	60804	Property received in financial lease	13166320.40	527812.27	0.00	527812.27	13694132.67	0.00	13694132.67	0.00
		Total for first-tier balance sheet account 608	13166320.40	527812.27	0.00	527812.27	13694132.67	0.00	13694132.67	0.00
609		Intangible assets
	60901	Intangible assets	24050655.22	10508611.21	0.00	10508611.21	21.00	0.00	21.00	34559245.43

18

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6	7	8	9	10	11
		Total for first-tier balance sheet account 609	24050655.22	10508611.21	0.00	10508611.21	21.00	0.00	21.00	34559245.43
610		Inventories
	61002	Spare parts	9805192.37	23510744.92	0.00	23510744.92	19416694.29	0.00	19416694.29	13899243.00
	61008	Material	47290509.54	338241130.37	0.00	338241130.37	333870414.45	0.00	333870414.45	51661225.46
	61009	Furniture and appliances	129072321.67	306325025.79	0.00	306325025.79	283352242.19	0.00	283352242.19	152045105.27
	61010	Publications	4734383.91	7919741.75	0.00	7919741.75	6402610.39	0.00	6402610.39	6251515.27
	61011	Non-current inventories	2700000.00	4571464.28	0.00	4571464.28	4571464.28	0.00	4571464.28	2700000.00
		Total for first-tier balance sheet account 610	193602407.49	680568107.11	0.00	680568107.11	647613425.60	0.00	647613425.60	226557089.00
612		Disposal and sale
	61202	Property disposal (sale)	0.00	17540557937.86	16748303864.83	34288861802.69	17540557937.86	16748303864.83	34288861802.69	0.00
	61204	Disposal (sale) of securities	0.00	22081118970.65	0.00	22081118970.65	22081118970.65	0.00	22081118970.65	0.00
	61208	Disposal (sale) and redemption of claims acquired	0.00	0.00	10976391909.09	10976391909.09	0.00	10976391909.09	10976391909.09	0.00
		Total for first-tier balance sheet account 612	0.00	39621676908.51	27724695773.92	67346372682.43	39621676908.51	27724695773.92	67346372682.43	0.00
614		Future period expenses
	61403	Future period expenses on other operations	770662712.09	957750352.89	1323714.08	959074066.97	1177840110.57	1229348.87	1179069459.44	550667319.62
	61406	Revaluation of assets in foreign currency (negative differences)	0.00	188744968700.88	0.00	188744968700.88	188744968700.88	0.00	188744968700.88	0.00
	61408	Revaluation of precious metals (negative differences)	0.00	3059308663.66	0.00	3059308663.66	3059308663.66	0.00	3059308663.66	0.00
		Total for first-tier balance sheet account 614	770662712.09	192762027717.43	1323714.08	192763351431.51	192982117475.11	1229348.87	192983346823.98	550667319.62
		Total for Section 6	59474137358.70	279741593448.28	38331441182.96	318073034631.24	262161338297.77	41089188517.86	303250526815.63	74296645174.31
		Operating results
702		EXPENSES
	70201	Interest on received loans paid	0.00	10983103931.89	0.00	10983103931.89	10983103931.89	0.00	10983103931.89	0.00
	70202	Interest on attracted funds paid to legal entities	0.00	6676561700.44	0.00	6676561700.44	6676561700.44	0.00	6676561700.44	0.00
	70203	Interest paid to individuals	0.00	6063902538.65	0.00	6063902538.65	6063902538.65	0.00	6063902538.65	0.00
	70204	Transactions with securities	0.00	31564350766.71	0.00	31564350766.71	31564350766.71	0.00	31564350766.71	0.00
	70205	Transactions with foreign currencies, cheques (including traveler cheques) with nominal value in foreign currencies	0.00	187757121708.69	0.00	187757121708.69	187757121708.69	0.00	187757121708.69	0.00
	70206	Administrative expenses	0.00	6790955303.45	0.00	6790955303.45	6790955303.45	0.00	6790955303.45	0.00
	70208	Fines, penalties, forfeits paid	0.00	2167581.67	0.00	2167581.67	2167581.67	0.00	2167581.67	0.00
	70209	Other expenses	0.00	36227803314.19	0.00	36227803314.19	36227803314.19	0.00	36227803314.19	0.00
		Total for first-tier balance sheet account 702	0.00	286065966845.69	0.00	286065966845.69	286065966845.69	0.00	286065966845.69	0.00
704		Losses

19

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6	7	8	9	10	11
	70401	Losses for reporting year	0.00	9475337428.61	0.00	9475337428.61	9475337428.61	0.00	9475337428.61	0.00
		Total for first-tier balance sheet account 704	0.00	9475337428.61	0.00	9475337428.61	9475337428.61	0.00	9475337428.61	0.00
705		Appropriation of profits
	70501	Appropriation of profits for reporting year	0.00	6474487999.00	0.00	6474487999.00	95686032.00	0.00	95686032.00	6378801967.00
	70502	Appropriation of profits of prior years	2914341576.00	12918529936.23	0.00	12918529936.23	15832871512.23	0.00	15832871512.23	0.00
		Total for first-tier balance sheet account 705	2914341576.00	19393017935.23	0.00	19393017935.23	15928557544.23	0.00	15928557544.23	6378801967.00
		Total for Section 7	2914341576.00	314934322209.53	0.00	314934322209.53	311469861818.53	0.00	311469861818.53	6378801967.00
		TOTAL ASSETS	837294187668.87	27101275765661.40	26621194752716.00	53722470518377.40	27023389200215.90	26537532102748.80	53560921302964.80	998843403081.50
		LIABILITIES
		Capital and reserves
102		Charter capital of credit institutions
	10201	the Russian Federation	52090917000.00	0.00	0.00	0.00	0.00	0.00	0.00	52090917000.00
	10203	state organizations	205000.00	0.00	0.00	0.00	0.00	0.00	0.00	205000.00
	10204	non-state organizations	19705000.00	90000.00	0.00	90000.00	90000.00	0.00	90000.00	19705000.00
	10205	individuals	297000.00	0.00	0.00	0.00	0.00	0.00	0.00	297000.00
		Total for first-tier balance sheet account 102	52111124000.00	90000.00	0.00	90000.00	90000.00	0.00	90000.00	52111124000.00
106		Additional capital
	10601	Property value increment in revaluation	24242347.55	123772.78	0.00	123772.78	162279.47	0.00	162279.47	24280854.24
	10602	Share premium	27731087880.00	0.00	0.00	0.00	0.00	0.00	0.00	27731087880.00
		Total for first-tier balance sheet account 106	27755330227.55	123772.78	0.00	123772.78	162279.47	0.00	162279.47	27755368734.24
107		Reserves
	10701	Reserve fund	1712905904.33	55166.00	0.00	55166.00	645981662.81	0.00	645981662.81	2358832401.14
	10702	Special-purpose fund	401787939.25	1085437778.88	0.00	1085437778.88	1344481689.25	0.00	1344481689.25	660831849.62
	10703	Accumulation funds	2788577239.07	13617012.20	0.00	13617012.20	13617012.20	0.00	13617012.20	2788577239.07
	10704	Other funds	21109909695.34	1664829300.00	0.00	1664829300.00	11030915181.42	0.00	11030915181.42	30475995576.76
		Total for first-tier balance sheet account 107	26013180777.99	2763939257.08	0.00	2763939257.08	13034995545.68	0.00	13034995545.68	36284237066.59
		Total for Section 1	105879635005.54	2764153029.86	0.00	2764153029.86	13035247825.15	0.00	13035247825.15	116150729800.83
		Cash and precious metals
203		Precious metals
	20309	precious metals accounts of customers (other than credit institutions)	40338.69	0.00	3561252673.23	3561252673.23	0.00	3610407944.69	3610407944.69	49195610.15
		Total for first-tier balance sheet account 203	40338.69	0.00	3561252673.23	3561252673.23	0.00	3610407944.69	3610407944.69	49195610.15
		Total for Section 2	40338.69	0.00	3561252673.23	3561252673.23	0.00	3610407944.69	3610407944.69	49195610.15
		Interbank transactions

20

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6	7	8	9	10	11
301		Correspondent accounts
	30109	Correspondent accounts of correspondent credit institutions	3998682475.47	462101789266.94	614765178256.77	1076866967523.71	463385133225.31	615515750131.53	1078900883356.84	6032598308.60
	30111	Ruble-denominated correspondent accounts of non-resident banks	2397.22	2397.22	0.00	2397.22	0.00	0.00	0.00	0.00
	30112	Hard currency correspondent accounts of non-resident banks	1209002224.19	0.00	321646866750.06	321646866750.06	0.00	320898660673.66	320898660673.66	460796147.79
	30113	Correspondent accounts of non-resident banks in foreign currencies with limited currency translation	1893291536.56	0.00	474978447.05	474978447.05	0.00	445382670.32	445382670.32	1863695759.83
	30116	Precious metals correspondent accounts of credit institutions	98550156.10	0.00	2786933017.46	2786933017.46	0.00	2815780738.70	2815780738.70	127397877.34
	30117	Precious metals correspondent accounts of non-resident banks	0.00	0.00	2620050000.00	2620050000.00	0.00	2620050000.00	2620050000.00	0.00
	30122	Ruble- denominated correspondent accounts of non-resident banks (K-type accounts) (convertible)	2710.72	2605.01	0.00	2605.01	0.00	0.00	0.00	105.71
	30123	Ruble-denominated correspondent accounts of non-resident banks (N-type accounts) (non-convertible)	153396.15	147344.70	0.00	147344.70	0.00	0.00	0.00	6051.45
	30126	Provisions for possible losses	13882184.34	26872935.23	0.00	26872935.23	20832058.49	0.00	20832058.49	7841307.60
		Total for first-tier balance sheet account 301	7213567080.75	462128814549.10	942294006471.34	1404422821020.44	463405965283.80	942295624214.21	1405701589498.01	8492335558.32
302		Accounts of credit institutions for other operations
	30220	Amounts due to customers on outstanding settlements	266917169.63	154666743647.04	239875632599.23	394542376246.27	155281477738.34	240253907724.38	395535385462.72	1259926386.08
	30222	Outstanding settlements of a credit institution	50000000.00	2410400717794.32	17309664507304.30	19720065225098.60	2410400877230.92	17309664619366.30	19720065496597.20	50271498.60
	30223	Amounts due to customers on outstanding settlements via CBR departments	0.00	11220921823889.90	0.00	11220921823889.90	11220921823889.90	0.00	11220921823889.90	0.00
	30226	Provisions for possible losses	0.00	48255.06	0.00	48255.06	78947.28	0.00	78947.28	30692.22
	30227	Amounts due to clients included in provisions for currency transactions	73419594.41	390761845.67	0.00	390761845.67	317342251.26	0.00	317342251.26	0.00
	30230	Ruble-denominated special bank accounts of non-resident banks	20549926.24	79601327105.48	0.00	79601327105.48	79580777179.24	0.00	79580777179.24	0.00
	30231	Ruble-denominated accounts of non-resident banks	867449279.67	376332910729.46	0.00	376332910729.46	378120947379.98	0.00	378120947379.98	2655485930.19
	30232	Outstanding settlements with the use of payment cards	136317057.70	318116403143.14	44641337510.41	362757740653.55	318235335579.82	44649084896.59	362884420476.41	262996880.56
		Total for first-tier balance sheet account 302	1414653027.65	14560430736410.00	17594181477413.90	32154612213824.00	14562858660196.70	17594567611987.30	32157426272184.00	4228711387.65
303		Settlements with branches
	30301	Settlements with branches in the territory of the Russian Federation	53409525588.79	1553776511442.97	686903531849.11	2240680043292.08	1564209314483.00	681100344024.02	2245309658507.02	58039140803.73

21

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6	7	8	9	10	11
	30305	Interdivisional settlements within one credit institution for resources received	120362576374.65	126023053745.91	49638195631.33	175661249377.24	142276216045.50	50587364164.27	192863580209.77	137564907207.18
		Total for first-tier balance sheet account 303	173772101963.44	1679799565188.88	736541727480.44	2416341292669.32	1706485530528.50	731687708188.29	2438173238716.79	195604048010.91
304		Settlement at organized securities market
	30408	Settlements of participants of the Settlement Center of the organized securities market based on the results of transactions at the organized securities market	0.00	246494769280.29	76332354.69	246571101634.98	246494769280.29	76332354.69	246571101634.98	0.00
		Total for first-tier balance sheet account 304	0.00	246494769280.29	76332354.69	246571101634.98	246494769280.29	76332354.69	246571101634.98	0.00
306		Securities settlements
	30601	Amounts due to customers for brokerage operations with securities and other financial assets	24228216.93	66225309910.05	47723.57	66225357633.62	66340394847.36	32026.61	66340426873.97	139297457.28
	30603	Settlements with issuers related to servicing of securities issues	26322118.90	27819559097.25	0.00	27819559097.25	27845295106.13	0.00	27845295106.13	52058127.78
	30606	Amounts due to non-resident customers for brokerage operations with securities and other financial assets	576086.69	3521489945.39	1205732768.13	4727222713.52	3526773191.50	1205852754.27	4732625945.77	5979318.94
		Total for first-tier balance sheet account 306	51126422.52	97566358952.69	1205780491.70	98772139444.39	97712463144.99	1205884780.88	98918347925.87	197334904.00
312		Loans, deposits and other raised funds received by credit institutions from CBR
	31201	loans for 1 day	0.00	211610948.88	0.00	211610948.88	211610948.88	0.00	211610948.88	0.00
	31202	loans for the period from 2 to 7 days	0.00	8773583.34	0.00	8773583.34	8773583.34	0.00	8773583.34	0.00
	31220	deposits and other raised funds for the period from 1 to 3 years	20147750000.00	0.00	9852510000.00	9852510000.00	0.00	2870310000.00	2870310000.00	13165550000.00
		Total for first-tier balance sheet account 312	20147750000.00	220384532.22	9852510000.00	10072894532.22	220384532.22	2870310000.00	3090694532.22	13165550000.00
313		Loans received by credit instituitions from other credit institutions
	31302	for 1 day	0.00	110517000000.00	28912669824.00	139429669824.00	110517000000.00	28912669824.00	139429669824.00	0.00
	31303	for the period from 2 to 7 days	0.00	55292000000.00	28940651520.00	84232651520.00	55292000000.00	28940651520.00	84232651520.00	0.00
	31304	for the period from 8 to 30 days	7715000000.00	12029000000.00	9422802100.00	21451802100.00	10344000000.00	9554457600.00	19898457600.00	6161655500.00
	31305	for the period from 31 to 90 days	1688646250.00	2991000000.00	2329965450.00	5320965450.00	3171000000.00	1219313000.00	4390313000.00	757993800.00
	31306	for the period from 91 to 180 days	771477500.00	1605000000.00	499769500.00	2104769500.00	1035000000.00	298292000.00	1333292000.00	0.00
	31307	for the period from 181 days to 1 year	71956250.00	0.00	203043610.00	203043610.00	50000000.00	131087360.00	181087360.00	50000000.00
		Total for first-tier balance sheet account 313	10247080000.00	182434000000.00	70308902004.00	252742902004.00	180409000000.00	69056471304.00	249465471304.00	6969649300.00
314		Loans received from non-resident banks
	31401	Overdraft	257608277.13	0.00	2894928738.78	2894928738.78	0.00	2945711033.08	2945711033.08	308390571.43
	31402	for 1 day	0.00	18703600000.00	20611558160.00	39315158160.00	18703600000.00	20611558160.00	39315158160.00	0.00

22

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6	7	8	9	10	11
	31403	for the period from 2 to 7 days	0.00	4644000000.00	16010833030.00	20654833030.00	4644000000.00	16010833030.00	20654833030.00	0.00
	31404	for the period from 8 to 30 days	85300000.00	800300000.00	1454856600.00	2255156600.00	715000000.00	1454856600.00	2169856600.00	0.00
	31405	for the period from 31 to 90 days	7195625000.00	0.00	18997699650.00	18997699650.00	0.00	17068294650.00	17068294650.00	5266220000.00
	31406	for the period from 91 to 180 days	1208865000.00	0.00	2169028550.00	2169028550.00	0.00	10702670550.00	10702670550.00	9742507000.00
	31407	for the period from 181 days to 1 year	8852050990.95	0.00	42744008739.41	42744008739.41	0.00	46518775348.46	46518775348.46	12626817600.00
	31408	for the period from to 1 to 3 years	59114639732.37	0.00	39953392357.05	39953392357.05	0.00	57387245072.70	57387245072.70	76548492448.02
	31409	for the period exceeding 3 years	76052073435.90	0.00	30096171496.73	30096171496.73	10000000000.00	61433958917.49	71433958917.49	117389860856.66
		Total for first-tier balance sheet account 314	152766162436.35	24147900000.00	174932477321.97	199080377321.97	34062600000.00	234133903361.73	268196503361.73	221882288476.11
315		Deposits and other raised funds of credit institutions
	31502	for 1 day	0.00	0.00	9880661310.00	9880661310.00	0.00	9880661310.00	9880661310.00	0.00
	31503	for the period from 2 to 7 days	0.00	3860410000.00	10803444860.00	14663854860.00	3860410000.00	10803444860.00	14663854860.00	0.00
	31504	for the period from 8 to 30 days	151495250.00	85000000.00	6944278829.09	7029278829.09	40000000.00	6837783579.09	6877783579.09	0.00
	31505	for the period from 31 to 90 days	416607500.00	250000000.00	4898145705.69	5148145705.69	150000000.00	4607869305.69	4757869305.69	26331100.00
	31506	for the period from 91 to 180 days	123332534.19	72800000.00	121702335.37	194502335.37	70000000.00	1169801.18	71169801.18	0.00
	31507	for the period from 181 days to 1 year	14391250.00	0.00	817424350.00	817424350.00	0.00	1461310600.00	1461310600.00	658277500.00
		Total for first-tier balance sheet account 315	705826534.19	4268210000.00	33465657390.15	37733867390.15	4120410000.00	33592239455.96	37712649455.96	684608600.00
316		Deposits and other raised funds of non-resident banks
	31602	for 1 day	0.00	0.00	183621909760.00	183621909760.00	0.00	183621909760.00	183621909760.00	0.00
	31603	for the period from 2 to 7 days	0.00	0.00	100580201795.00	100580201795.00	0.00	100580201795.00	100580201795.00	0.00
	31604	for the period from 8 to 30 days	287825000.00	24305497.63	28943008400.00	28967313897.63	24305497.63	28655183400.00	28679488897.63	0.00
	31605	for the period from 31 to 90 days	158303750.00	100752067.23	1306063900.00	1406815967.23	100752067.23	1147760150.00	1248512217.23	0.00
	31606	for the period from 91 to 180 days	0.00	9575169296.46	767881900.00	10343051196.46	9575169296.46	3400991900.00	12976161196.46	2633110000.00
	31607	for the period from 181 days to 1 year	0.00	43623435976.28	939159760.80	44562595737.08	43623435976.28	997246167.40	44620682143.68	58086406.60
		Total for first-tier balance sheet account 316	446128750.00	53323662837.60	316158225515.80	369481888353.40	53323662837.60	318403293172.40	371726956010.00	2691196406.60
320		Loans issued to credit institutions
	32015	Provisions for possible losses	6888070.00	104844151.00	0.00	104844151.00	97956081.00	0.00	97956081.00	0.00
		Total for first-tier balance sheet account 320	6888070.00	104844151.00	0.00	104844151.00	97956081.00	0.00	97956081.00	0.00
321		Loans issued to non-resident banks
	32115	Provisions for possible losses	38352681.25	55613302.05	0.00	55613302.05	50437806.80	0.00	50437806.80	33177186.00
		Total for first-tier balance sheet account 321	38352681.25	55613302.05	0.00	55613302.05	50437806.80	0.00	50437806.80	33177186.00
322		Deposits and other placements with credit institutions
	32211	Provisions for possible losses	0.00	547466.00	0.00	547466.00	547466.00	0.00	547466.00	0.00

23

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6	7	8	9	10	11
		Total for first-tier balance sheet account 322	0.00	547466.00	0.00	547466.00	547466.00	0.00	547466.00	0.00
323		Deposits and other placements with non-resident banks
	32311	Provisions for possible losses	39411149.37	147877372.26	0.00	147877372.26	121631772.89	0.00	121631772.89	13165550.00
		Total for first-tier balance sheet account 323	39411149.37	147877372.26	0.00	147877372.26	121631772.89	0.00	121631772.89	13165550.00
328		Future proceeds and payments on interbank operations
	32801	Future proceeds on operations related to issuance (allocation) of interbank loans, deposits and other placements	202795054.06	390196966.95	4433196514.40	4823393481.35	386430352.36	4703727878.53	5090158230.89	469559803.60
		Total for first-tier balance sheet account 328	202795054.06	390196966.95	4433196514.40	4823393481.35	386430352.36	4703727878.53	5090158230.89	469559803.60
		Total for Section 3	367051843169.58	17311513481009.10	19883450292958.40	37194963773967.50	17349750449283.10	19932593106697.90	37282343555981.10	454431625183.19
		Customers
401		Amounts due to federal budget
	40105	Amounts due to federal budget	187573047.27	0.00	15449568863.69	15449568863.69	0.00	15408732268.05	15408732268.05	146736451.63
	40106	Amounts due to federal budget provided to state organizations	0.00	0.00	31269408412.25	31269408412.25	0.00	31269442919.16	31269442919.16	34506.91
		Total for first-tier balance sheet account 401	187573047.27	0.00	46718977275.94	46718977275.94	0.00	46678175187.21	46678175187.21	146770958.54
402		Amounts due to budgets of constituent entities of the Russian Federation and local budgets
	40201	Amounts due to budgets of constituent entities of the Russian Federation	35398189.93	3000400071.27	45373636.84	3045773708.11	3000398700.58	49963842.73	3050362543.31	39987025.13
	40202	Amounts due to budgets of constituent entities of the Russian Federation provided to state organizations	30057684.72	51046247.36	87091888.75	138138136.11	51039278.67	60406727.63	111446006.30	3365554.91
	40203	Amounts due to budgets of constituent entities of the Russian Federation provided to non-state organizations	4990.35	223054.91	0.00	223054.91	218364.56	0.00	218364.56	300.00
	40204	Amounts due to local budgets	7133917.90	7133917.90	0.00	7133917.90	0.00	0.00	0.00	0.00
	40205	Amounts due to local budget provided to state organizations	6778.10	102330.97	0.00	102330.97	96030.77	0.00	96030.77	477.90
	40206	Amounts due to local budget provided to non-state organizations	73938.13	36355745.26	0.00	36355745.26	36282382.94	0.00	36282382.94	575.81
		Total for first-tier balance sheet account 402	72675499.13	3095261367.67	132465525.59	3227726893.26	3088034757.52	110370570.36	3198405327.88	43353933.75
403		Other amounts due to budgets
	40302	Amounts provided for temporary use to state-financed organizations	1954131850.68	18415793583.70	45811063.92	18461604647.62	17108902706.25	97840828.52	17206743534.77	699270737.83

24

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6	7	8	9	10	11
	40314	Customs payments and other payments from foreign economic activities	0.00	0.00	549191.86	549191.86	0.00	549191.86	549191.86	0.00
		Total for first-tier balance sheet account 403	1954131850.68	18415793583.70	46360255.78	18462153839.48	17108902706.25	98390020.38	17207292726.63	699270737.83
404		Amounts due to state and other non-budgetary funds
	40401	Pension fund of the Russian Federation	0.00	35222457096.23	0.00	35222457096.23	35231059054.53	0.00	35231059054.53	8601958.30
	40404	Territorial compulsory medical insurance funds	32145678.26	964179702.17	0.00	964179702.17	969111089.66	0.00	969111089.66	37077065.75
	40406	Social assistance fund	305313.70	17842538.86	0.00	17842538.86	17566374.49	0.00	17566374.49	29149.33
	40410	Non-budgetary funds of executive bodies of the constituent entities of the Russian Federation and local authorities	2876753.48	78318234.07	0.00	78318234.07	75867590.09	0.00	75867590.09	426109.50
		Total for first-tier balance sheet account 404	35327745.44	36282797571.33	0.00	36282797571.33	36293604108.77	0.00	36293604108.77	46134282.88
405		Accounts of organizations in federal ownership
	40501	Financial institutions	38224.95	47506.00	0.00	47506.00	10029.62	0.00	10029.62	748.57
	40502	Commercial organizations	6113456594.75	375312788890.09	154116477199.87	529429266089.96	377217285404.91	156514727620.10	533732013025.01	10416203529.80
	40503	Non-commercial organizations	1973951888.05	960442096.12	7990850896.55	8951292992.67	1051806351.19	7671879463.09	8723685814.28	1746344709.66
	40504	Accounts of organizations of federal postal service for transfer operations	13977249.28	1371405448.91	0.00	1371405448.91	1366070690.27	0.00	1366070690.27	8642490.64
		Total for first-tier balance sheet account 405	8101423957.03	377644683941.12	162107328096.42	539752012037.54	379635172475.99	164186607083.19	543821779559.18	12171191478.67
406		Accounts of organizations in state (other than federal) ownership
	40601	Financial institutions	1757884.76	103220330.77	1559740.46	104780071.23	107602896.05	1820555.65	109423451.70	6401265.23
	40602	Commercial organizations	768702517.29	37083387773.01	5038679300.93	42122067073.94	37266512076.18	5035991358.12	42302503434.30	949138877.65
	40603	Non-commercial organizations	244160649.76	2134605025.40	198092800.68	2332697826.08	2079012271.28	202971870.93	2281984142.21	193446965.89
		Total for first-tier balance sheet account 406	1014621051.81	39321213129.18	5238331842.07	44559544971.25	39453127243.51	5240783784.70	44693911028.21	1148987108.77
407		Accounts of non-state organizations
	40701	Financial institutions	13933093962.59	173621147410.76	75148816319.95	248769963730.71	172513715917.94	77107744520.47	249621460438.41	14784590670.29
	40702	Commercial organizations	42043211919.71	4837285316659.03	1895844964665.96	6733130281324.99	4850376583150.04	1896462037136.92	6746838620286.96	55751550881.68
	40703	Non-commercial organizations	3185394680.14	42116371049.73	15899501828.06	58015872877.79	43386365947.52	15746256084.56	59132622032.08	4302143834.43
		Total for first-tier balance sheet account 407	59161700562.44	5053022835119.52	1986893282813.97	7039916117933.49	5066276665015.50	1989316037741.95	7055592702757.45	74838285386.40
408		Other accounts
	40802	Individual entrepreneurs	984745270.47	126411441190.62	7373132913.53	133784574104.15	126780329984.04	7358493505.10	134138823489.14	1338994655.46
	40803	Non-resident individuals (I-type accounts)	47.49	0.00	0.00	0.00	0.00	0.00	0.00	47.49
	40804	Legal entities and non-resident individual enterpreneurs (T-type accounts)	240187.19	43.70	0.00	43.70	109.23	0.00	109.23	240252.72

25

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6	7	8	9	10	11
	40805	Legal entities and non-resident individual enterpreneurs (I-type accounts)	164688.62	0.00	0.00	0.00	0.00	0.00	0.00	164688.62
	40807	Non-resident legal entities	2631983479.59	287987277945.47	475811888030.46	763799165975.93	289742526332.29	475835352893.82	765577879226.11	4410696729.77
	40809	Non-resident legal entities and individuals (C-type (investment) accounts)	1074186.80	29571.80	0.00	29571.80	9746.16	0.00	9746.16	1054361.16
	40810	Individuals (amounts due to election funds)	0.00	0.39	0.00	0.39	0.39	0.00	0.39	0.00
	40813	Non-resident individuals (F-type accounts)	373050.43	48243.05	0.00	48243.05	883.95	0.00	883.95	325691.33
	40814	Non-resident legal entities and individuals (K-type (convertible) accounts)	845375.20	155617.26	0.00	155617.26	21729.45	0.00	21729.45	711487.39
	40815	Non-resident legal entities and individuals (N-type (non-convertible) accounts)	82499.96	81596.55	0.00	81596.55	34.90	0.00	34.90	938.31
	40817	Individuals	12674733784.05	224820516033.92	43152301605.78	267972817639.70	230100061524.93	42818572581.29	272918634106.22	17620550250.57
	40818	Ruble-denominated special bank accounts of non-residents	8224684.89	51412851578.37	0.00	51412851578.37	51406201280.25	0.00	51406201280.25	1574386.77
	40819	Forein currency denominated special bank accounts of residents	0.00	0.00	8662536063.71	8662536063.71	0.00	8662536063.71	8662536063.71	0.00
	40820	Accounts of non-resident individuals	355714391.20	3034519096.84	3855523473.56	6890042570.40	3085442344.80	4431294741.86	7516737086.66	982408907.46
		Total for first-tier balance sheet account 408	16658181645.89	693666920917.97	538855382087.04	1232522303005.01	701114593970.39	539106249785.78	1240220843756.17	24356722397.05
409		Receivables
	40901	Letters of credit payable	1920766075.97	4798205920.37	36380.61	4798242300.98	3089279581.83	36380.61	3089315962.44	211839737.43
	40902	Letters of credit payable on settlements with non-residents	0.00	17086837.50	109561.74	17196399.24	17086837.50	109561.74	17196399.24	0.00
	40903	Amounts for cheque settlement prepaid by cards	2590489.58	0.00	2983504.70	2983504.70	0.00	994983.10	994983.10	601967.98
	40905	Current accounts of authorised persons and outstanding transfers	13411359.44	1141730299.70	28775652.54	1170505952.24	1137320478.01	29801959.15	1167122437.16	10027844.36
	40906	Cashed proceeds	0.00	3992920470.38	0.00	3992920470.38	3992920470.38	0.00	3992920470.38	0.00
	40909	Transfers into the Russian Federation	6792396.86	7929148.83	848649521.84	856578670.67	7935295.57	853389482.97	861324778.54	11538504.73
	40910	Transfers into the Russian Federation made by non-residents	406832.46	738470.00	57273178.27	58011648.27	738470.00	57843607.41	58582077.41	977261.60
	40911	Transit accounts	9808783.90	24366489182.91	8015851964.86	32382341147.77	24365666592.20	8015851964.86	32381518557.06	8986193.19
	40912	Transfers out of the Russian Federation	213733.10	6648142.58	981450466.19	988098608.77	6648142.58	981681172.58	988329315.16	444439.49
	40913	Transfers out of the Russian Federation made by non-residents	74546.67	8657343.00	346426548.86	355083891.86	8657343.00	346365773.36	355023116.36	13771.17
		Total for first-tier balance sheet account 409	1954064217.98	34340405815.27	10281556779.61	44621962594.88	32626253211.07	10286074885.78	42912328096.85	244429719.95
411		Deposits of finance bodies of the constituent entities of the Russian Federation and local authorities
	41102	up to 30 days	600000000.00	8950000000.00	0.00	8950000000.00	8350000000.00	0.00	8350000000.00	0.00
	41103	for the period from 31 to 90 days	0.00	50365000000.00	0.00	50365000000.00	50365000000.00	0.00	50365000000.00	0.00
	41104	for the period from 91 to 180 days	1398000000.00	26078000000.00	0.00	26078000000.00	39550000000.00	0.00	39550000000.00	14870000000.00
	41105	for the period from 181 days to 1 year	0.00	21050000000.00	153981600.00	21203981600.00	33922004000.00	292767600.00	34214771600.00	13010790000.00

26

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6	7	8	9	10	11
	41106	for the period from to 1 to 3 years	0.00	0.00	0.00	0.00	947000000.00	0.00	947000000.00	947000000.00
		Total for first-tier balance sheet account 411	1998000000.00	106443000000.00	153981600.00	106596981600.00	133134004000.00	292767600.00	133426771600.00	28827790000.00
415		Deposits of commercial organizations in federal ownership
	41501	on demand	17224407.50	10000000.00	7253498.40	17253498.40	0.00	29090.90	29090.90	0.00
	41502	up to 30 days	209595525.00	106687658444.30	7152791383.50	113840449827.80	106975998444.30	7284814898.50	114260813342.80	629959040.00
	41503	for the period from 31 to 90 days	30878352.00	227000202.00	8696765.40	235696967.40	224500101.00	20511269.20	245011370.20	40192754.80
	41504	for the period from 91 to 180 days	8016380971.72	1351101946.78	8199992783.61	9551094730.39	1282346836.46	455966183.89	1738313020.35	203599261.68
	41505	for the period from 181 days to 1 year	779976524.06	1032817343.99	37804163.76	1070621507.75	978639849.46	22777276.10	1001417125.56	710772141.87
	41506	for the period from to 1 to 3 years	506000001.00	517113425.65	0.00	517113425.65	690941318.98	0.00	690941318.98	679827894.33
		Total for first-tier balance sheet account 415	9560055781.28	109825691362.72	15406538594.67	125232229957.39	110152426550.20	7784098718.59	117936525268.79	2264351092.68
416		Deposits of non-commercial organizations in federal ownership
	41604	for the period from 91 to 180 days	0.00	0.00	30048304.39	30048304.39	0.00	30048304.39	30048304.39	0.00
	41605	for the period from 181 days to 1 year	133084924.46	15609525.29	133261626.03	148871151.32	532879.61	36259115.36	36791994.97	21005768.11
	41606	for the period from to 1 to 3 years	46915000.00	0.00	116185629.01	116185629.01	0.00	116185629.01	116185629.01	46915000.00
		Total for first-tier balance sheet account 416	179999924.46	15609525.29	279495559.43	295105084.72	532879.61	182493048.76	183025928.37	67920768.11
417		Deposits of financial institutions in state (other than federal) ownership
	41704	for the period from 91 to 180 days	2000000.00	2000000.00	0.00	2000000.00	2500000.00	0.00	2500000.00	2500000.00
		Total for first-tier balance sheet account 417	2000000.00	2000000.00	0.00	2000000.00	2500000.00	0.00	2500000.00	2500000.00
418		Deposits of commercial organizations in state (other than federal) ownership
	41802	up to 30 days	0.00	17000000.00	0.00	17000000.00	50168704.05	0.00	50168704.05	33168704.05
	41803	for the period from 31 to 90 days	0.00	3660481.99	0.00	3660481.99	28662099.43	0.00	28662099.43	25001617.44
	41804	for the period from 91 to 180 days	2501397.34	48379659.33	0.00	48379659.33	89129938.66	0.00	89129938.66	43251676.67
	41805	for the period from 181 days to 1 year	1100000.00	1100000.00	0.00	1100000.00	0.00	0.00	0.00	0.00
		Total for first-tier balance sheet account 418	3601397.34	70140141.32	0.00	70140141.32	167960742.14	0.00	167960742.14	101421998.16
419		Deposits of non-commercial organizations in state (other than federal) ownership
	41903	for the period from 31 to 90 days	31000000.00	31000000.00	0.00	31000000.00	0.00	0.00	0.00	0.00
	41904	for the period from 91 to 180 days	0.00	34033283.55	0.00	34033283.55	35033283.55	0.00	35033283.55	1000000.00
	41905	for the period from 181 days to 1 year	1010170.35	32045489.65	0.00	32045489.65	69045597.72	0.00	69045597.72	38010278.42
		Total for first-tier balance sheet account 419	32010170.35	97078773.20	0.00	97078773.20	104078881.27	0.00	104078881.27	39010278.42
420		Deposits of non-state financial institutions
	42001	on demand	0.00	102000000.00	0.00	102000000.00	102000000.00	0.00	102000000.00	0.00

27

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6	7	8	9	10	11
	42002	up to 30 days	0.00	2519600000.00	38151634.00	2557751634.00	2624600000.00	49474007.00	2674074007.00	116322373.00
	42003	for the period from 31 to 90 days	0.00	2054865349.82	0.00	2054865349.82	2469965385.79	0.00	2469965385.79	415100035.97
	42004	for the period from 91 to 180 days	462883988.86	1360288266.85	17469204.81	1377757471.66	1385006242.90	13007537.57	1398013780.47	483140297.67
	42005	for the period from 181 days to 1 year	2661534791.68	2800241361.77	962677375.72	3762918737.49	2397393031.06	338621715.87	2736014746.93	1634630801.12
	42006	for the period from to 1 to 3 years	1933258709.63	432350982.21	1033998048.66	1466349030.87	1840773206.43	545901621.06	2386674827.49	2853584506.25
		Total for first-tier balance sheet account 420	5057677490.17	9269345960.65	2052296263.19	11321642223.84	10819737866.18	947004881.50	11766742747.68	5502778014.01
421		Deposits of non-state commercial organizations
	42101	on demand	576158249.12	1009000000.00	67643562.38	1076643562.38	483000000.00	67643562.38	550643562.38	50158249.12
	42102	up to 30 days	8321997350.04	399873140056.68	515598574947.47	915471715004.15	401398876310.68	513359793082.65	914758669393.33	7608951739.22
	42103	for the period from 31 to 90 days	4213826246.58	39460089283.13	2404438746.29	41864528029.42	39728939927.48	2518348150.88	42247288078.36	4596586295.52
	42104	for the period from 91 to 180 days	3983080237.74	14458511761.15	29298847990.35	43757359751.50	23595676025.17	47514809108.91	71110485134.08	31336205620.32
	42105	for the period from 181 days to 1 year	5968507293.37	15906720122.69	8327915944.85	24234636067.54	25301040739.45	6985291990.38	32286332729.83	14020203955.66
	42106	for the period from to 1 to 3 years	999737494.19	229301940.10	1032330351.15	1261632291.25	1514326200.64	1016223361.19	2530549561.83	2268654764.77
		Total for first-tier balance sheet account 421	24063306871.04	470936763163.75	556729751542.49	1027666514706.24	492021859203.42	571462109256.39	1063483968459.81	59880760624.61
422		Deposits of non-state non-commercial organizations
	42201	on demand	0.00	15000000.00	0.00	15000000.00	15000000.00	0.00	15000000.00	0.00
	42202	up to 30 days	0.00	74300000.00	0.00	74300000.00	79500000.00	0.00	79500000.00	5200000.00
	42203	for the period from 31 to 90 days	1000050.00	198757443.77	9877070.00	208634513.77	256334405.50	9877070.00	266211475.50	58577011.73
	42204	for the period from 91 to 180 days	99509157.54	175011198.91	14456347.56	189467546.47	251893059.79	293039290.02	544932349.81	454973960.88
	42205	for the period from 181 days to 1 year	38387525.86	57474309.66	6988693.16	64463002.82	150353077.92	3838325.03	154191402.95	128115925.99
	42206	for the period from to 1 to 3 years	243378274.70	242128632.43	247352.86	242375985.29	4740567.22	161639.66	4902206.88	5904496.29
		Total for first-tier balance sheet account 422	382275008.10	762671584.77	31569463.58	794241048.35	757821110.43	306916324.71	1064737435.14	652771394.89
423		Deposits and other raised funds of individuals
	42301	on demand	1957299913.28	40092966850.70	41404386518.54	81497353369.24	42709364652.09	42229239361.83	84938604013.92	5398550557.96
	42302	deposits up to 30 days	817842.38	371598.17	1408034.76	1779632.93	261706.77	700843.38	962550.15	759.60
	42303	deposits for the period from 31 to 90 days	9726320.19	7213709.31	8112948.62	15326657.93	3051044.23	2758472.95	5809517.18	209179.44
	42304	deposits for the period from 91 to 180 days	2117259013.64	3955836192.78	2897911510.78	6853747703.56	3555631136.66	1834649593.33	5390280729.99	653792040.07
	42305	deposits for the period from 181 days to 1 year	12954216195.36	14387225081.57	8671570951.09	23058796032.66	10572978813.87	4594616667.08	15167595480.95	5063015643.65
	42306	deposits for the period from to 1 to 3 years	62480540408.31	51256108369.99	33571149240.62	84827257610.61	41520205525.96	20071686032.50	61591891558.46	39245174356.16
	42307	deposits for the period exceeding 3 years	4400000.00	257535.92	0.00	257535.92	157535.92	0.00	157535.92	4300000.00
	42309	other raised funds on demand	25306012.47	180000.00	7136033.17	7316033.17	180000.00	5156604.02	5336604.02	23326583.32
	42312	other funds raised for the period from 91 to 180 days	200000.00	652243.84	0.00	652243.84	452243.84	0.00	452243.84	0.00
		Total for first-tier balance sheet account 423	79549765705.63	109700811582.28	86561675237.58	196262486819.86	98362282659.34	68738807575.09	167101090234.43	50388369120.20

28

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6	7	8	9	10	11
425		Deposits of non-resident legal entities
	42502	up to 30 days	154057250.00	155988939027.40	167028783144.46	323017722171.86	155863939027.40	166999725894.46	322863664921.86	0.00
	42503	for the period from 31 to 90 days	76305862.78	84140600.00	853111843.34	937252443.34	86167000.00	884644400.46	970811400.46	109864819.90
	42504	for the period from 91 to 180 days	155205159.02	4643210.95	919032999.17	923676210.12	23153465.20	4795863637.53	4819017102.73	4050546051.63
	42505	for the period from 181 days to 1 year	468123593.62	72256567.90	8443540268.64	8515796836.54	22019735820.28	7975416675.02	29995152495.30	21947479252.38
	42506	for the period from to 1 to 3 years	0.00	1070100000.68	0.00	1070100000.68	2555100000.68	0.00	2555100000.68	1485000000.00
		Total for first-tier balance sheet account 425	853691865.42	157220079406.93	177244468255.61	334464547662.54	180548095313.56	180655650607.47	361203745921.03	27592890123.91
426		Deposits and other raised funds of non-resident individuals
	42601	on demand	287570077.42	77591127.88	4253248493.52	4330839621.40	91905471.06	4276883664.93	4368789135.99	325519592.01
	42602	deposits up to 30 days	14516.45	0.00	15947.69	15947.69	0.00	1431.24	1431.24	0.00
	42603	deposits for the period from 31 to 90 days	304018.90	0.00	499764.41	499764.41	0.00	195745.51	195745.51	0.00
	42604	deposits for the period from 91 to 180 days	57774153.29	11501488.35	189369469.49	200870957.84	9131811.72	158087334.87	167219146.59	24122342.04
	42605	deposits for the period from 181 days to 1 year	415452344.57	71923137.66	781001903.87	852925041.53	49085622.02	600951337.10	650036959.12	212564262.16
	42606	deposits for the period from to 1 to 3 years	954545945.58	115882657.73	1178946961.48	1294829619.21	95748551.57	748650196.01	844398747.58	504115073.95
		Total for first-tier balance sheet account 426	1715661056.21	276898411.62	6403082540.46	6679980952.08	245871456.37	5784769709.66	6030641166.03	1066321270.16
427		Funds raised from the Ministry of Finance of the Russian Federation
	42707	for the period exceeding 3 years	289603263.44	0.00	182972854.42	182972854.42	0.00	273567293.75	273567293.75	380197702.77
		Total for first-tier balance sheet account 427	289603263.44	0.00	182972854.42	182972854.42	0.00	273567293.75	273567293.75	380197702.77
440		Funds raised from non-resident legal entities
	44003	for the period from 31 to 90 days	7195625000.00	0.00	7329950000.00	7329950000.00	0.00	134325000.00	134325000.00	0.00
	44005	for the period from 181 days to 1 year	0.00	18537266302.39	5513760000.00	24051026302.39	18537266302.39	5513760000.00	24051026302.39	0.00
	44007	for the period exceeding 3 years	21834882448.96	0.00	5422565713.80	5422565713.80	0.00	4095705605.05	4095705605.05	20508022340.21
		Total for first-tier balance sheet account 440	29030507448.96	18537266302.39	18266275713.80	36803542016.19	18537266302.39	9743790605.05	28281056907.44	20508022340.21
442		Loans issued to finance bodies of the constituent entities of the Russian Federation and local authorities
	44215	Provisions for possible losses	96373661.89	392151251.79	0.00	392151251.79	338406764.90	0.00	338406764.90	42629175.00
		Total for first-tier balance sheet account 442	96373661.89	392151251.79	0.00	392151251.79	338406764.90	0.00	338406764.90	42629175.00
444		Loans issued to non-budgetary funds of the constituent entities of the Russian Federation and local authorities
	44415	Provisions for possible losses	225000.00	256000.00	0.00	256000.00	155000.00	0.00	155000.00	124000.00
		Total for first-tier balance sheet account 444	225000.00	256000.00	0.00	256000.00	155000.00	0.00	155000.00	124000.00

29

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6	7	8	9	10	11
446		Loans issued to commercial organizations in federal ownership
	44615	Provisions for possible losses	74575021.64	635157410.44	0.00	635157410.44	660798575.01	0.00	660798575.01	100216186.21
		Total for first-tier balance sheet account 446	74575021.64	635157410.44	0.00	635157410.44	660798575.01	0.00	660798575.01	100216186.21
447		Loans issued to non-commercial organizations in federal ownership
	44715	Provisions for possible losses	230260.00	1020106.24	0.00	1020106.24	789846.24	0.00	789846.24	0.00
		Total for first-tier balance sheet account 447	230260.00	1020106.24	0.00	1020106.24	789846.24	0.00	789846.24	0.00
448		Loans issued to financial institutions in state (other than federal) ownership
	44815	Provisions for possible losses	186853.30	752853.30	0.00	752853.30	566000.00	0.00	566000.00	0.00
		Total for first-tier balance sheet account 448	186853.30	752853.30	0.00	752853.30	566000.00	0.00	566000.00	0.00
449		Loans issued to commercial organizations in state (other than federal) ownership
	44915	Provisions for possible losses	51464130.16	92599140.76	0.00	92599140.76	45369114.43	0.00	45369114.43	4234103.83
		Total for first-tier balance sheet account 449	51464130.16	92599140.76	0.00	92599140.76	45369114.43	0.00	45369114.43	4234103.83
450		Loans issued to non-commercial organizations in state (other than federal) ownership
	45015	Provisions for possible losses	0.00	148000.00	0.00	148000.00	148000.00	0.00	148000.00	0.00
		Total for first-tier balance sheet account 450	0.00	148000.00	0.00	148000.00	148000.00	0.00	148000.00	0.00
451		Loans issued to non-state financial institutions
	45115	Provisions for possible losses	5715890.20	18949879.60	0.00	18949879.60	20753991.01	0.00	20753991.01	7520001.61
		Total for first-tier balance sheet account 451	5715890.20	18949879.60	0.00	18949879.60	20753991.01	0.00	20753991.01	7520001.61
452		Loans issued to non-state commercial organizations
	45215	Provisions for possible losses	2877305796.99	6653958944.76	0.00	6653958944.76	6153283861.86	0.00	6153283861.86	2376630714.09
		Total for first-tier balance sheet account 452	2877305796.99	6653958944.76	0.00	6653958944.76	6153283861.86	0.00	6153283861.86	2376630714.09
453		Loans issued to non-state non-commercial organizations
	45315	Provisions for possible losses	20558076.46	26063570.44	0.00	26063570.44	10894798.81	0.00	10894798.81	5389304.83
		Total for first-tier balance sheet account 453	20558076.46	26063570.44	0.00	26063570.44	10894798.81	0.00	10894798.81	5389304.83
454		Loans issued to individuals (individual entrepreneurs)

30

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6	7	8	9	10	11
	45415	Provisions for possible losses	26610963.58	61021683.44	0.00	61021683.44	52868175.08	0.00	52868175.08	18457455.22
		Total for first-tier balance sheet account 454	26610963.58	61021683.44	0.00	61021683.44	52868175.08	0.00	52868175.08	18457455.22
455		Loans issued to individuals
	45515	Provisions for possible losses	105740154.76	326644951.45	0.00	326644951.45	283735201.22	0.00	283735201.22	62830404.53
		Total for first-tier balance sheet account 455	105740154.76	326644951.45	0.00	326644951.45	283735201.22	0.00	283735201.22	62830404.53
456		Loans issued to non-resident legal entities
	45615	Provisions for possible losses	41636266.34	718102147.75	0.00	718102147.75	758784795.71	0.00	758784795.71	82318914.30
		Total for first-tier balance sheet account 456	41636266.34	718102147.75	0.00	718102147.75	758784795.71	0.00	758784795.71	82318914.30
457		Loans issued to non-resident individuals
	45715	Provisions for possible losses	627502.90	674320.30	0.00	674320.30	89139.86	0.00	89139.86	42322.46
		Total for first-tier balance sheet account 457	627502.90	674320.30	0.00	674320.30	89139.86	0.00	89139.86	42322.46
458		Overdue loans issued and other placements
	45818	Provisions for possible losses	6258533176.26	1674402997.19	0.00	1674402997.19	4126773547.20	0.00	4126773547.20	8710903726.27
		Total for first-tier balance sheet account 458	6258533176.26	1674402997.19	0.00	1674402997.19	4126773547.20	0.00	4126773547.20	8710903726.27
466		Loans issued to non-commercial organizations in federal ownership
	46608	Provisions for possible losses	5000.00	5000.00	0.00	5000.00	0.00	0.00	0.00	0.00
		Total for first-tier balance sheet account 466	5000.00	5000.00	0.00	5000.00	0.00	0.00	0.00	0.00
471		Loans issued to non-state commercial organizations
	47108	Provisions for possible losses	25756.50	33269.84	0.00	33269.84	52779.56	0.00	52779.56	45266.22
		Total for first-tier balance sheet account 471	25756.50	33269.84	0.00	33269.84	52779.56	0.00	52779.56	45266.22
474		Settlements on certain operations
	47403	Settlements with currency and stock exchanges	0.00	171850149529.63	49230308.91	171899379838.54	171850149529.63	49230308.91	171899379838.54	0.00
	47405	Settlements with clients on sale/ purchase of foreign currency	64884374.21	475629794474.43	475851548086.63	951481342561.06	475632084633.56	475830545926.28	951462630559.84	46172372.99
	47407	Settlements on conversion operations and term deals	10335277622.03	5565119859285.86	6854709687476.29	12419829546762.10	5557898009345.07	6855226707712.93	12413124717058.00	3630447917.88
	47409	Liabilities under letters of credit related to foreign transactions	1581603334.05	626046613.67	16363465223.85	16989511837.52	808885798.24	16332639664.41	17141525462.65	1733616959.18
	47411	Interest accrued on deposits	2639072349.55	3258034771.14	2507966561.66	5766001332.80	2907637919.38	1788997237.73	4696635157.11	1569706173.86
	47412	Sale and payment for lotteries	0.00	3900.00	0.00	3900.00	3900.00	0.00	3900.00	0.00
	47414	Payments for purchase and sale of commemorative coins	0.00	59809263.86	0.00	59809263.86	59809263.86	0.00	59809263.86	0.00

31

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6	7	8	9	10	11
	47416	Amounts credited to suspense clearing accounts	232841230.07	22885152570.49	66758194438.56	89643347009.05	23108578505.09	66603421755.52	89712000260.61	301494481.63
	47422	Liabilities related to other transactions	215488564.28	283226684952.32	2689992134705.97	2973218819658.29	283232165148.11	2690017297683.85	2973249462831.96	246131737.95
	47425	Provisions for possible losses	533349583.95	2071456357.34	0.00	2071456357.34	1933958800.69	0.00	1933958800.69	395852027.30
	47426	Liability to pay interest	1617825870.71	3033837020.31	13775025493.21	16808862513.52	3952966462.57	15057990871.51	19010957334.08	3819920691.27
		Total for first-tier balance sheet account 474	17220342928.85	6527760828739.05	10120007252295.00	16647768081034.10	6521384249306.20	10120906831161.10	16642291080467.30	11743342362.06
475		Future proceeds and payments related to transactions with clients
	47501	Future proceeds on transactions related to lending (allocation) of funds to customers	1471348136.35	5967511655.08	8691602983.30	14659114638.38	6291633952.38	9018540072.38	15310174024.76	2122407522.73
		Total for first-tier balance sheet account 475	1471348136.35	5967511655.08	8691602983.30	14659114638.38	6291633952.38	9018540072.38	15310174024.76	2122407522.73
476		Outstanding commitments under custoemr fund-raising agreements
	47606	interest on deposits and other amounts due to legal entities	0.00	0.00	0.00	0.00	35.73	0.00	35.73	35.73
	47608	interest on deposits and other amounts due to individuals	0.00	2788.75	1587.89	4376.64	2788.75	1587.89	4376.64	0.00
		Total for first-tier balance sheet account 476	0.00	2788.75	1587.89	4376.64	2824.48	1587.89	4412.37	35.73
478		Investments in rights of claim acquired
	47804	Provisions for possible losses	238572516.89	141327486.41	0.00	141327486.41	35290011.63	0.00	35290011.63	132535042.11
		Total for first-tier balance sheet account 478	238572516.89	141327486.41	0.00	141327486.41	35290011.63	0.00	35290011.63	132535042.11
		Total for Section 4	270347932653.14	13783418879857.20	13742284649167.90	27525703529025.10	13860615436139.40	13731120037501.70	27591735473641.20	336379877269.17
		Securities transactions
501		Debt instruments acquired for resale and under loan agreements
	50111	Revaluation of securities (positive differences)	0.00	2826358097.21	12408228.42	2838766325.63	2826358097.21	12408228.42	2838766325.63	0.00
		Total for first-tier balance sheet account 501	0.00	2826358097.21	12408228.42	2838766325.63	2826358097.21	12408228.42	2838766325.63	0.00
502		Unlisted debt instruments
	50213	Provisions for possible losses	95744826.10	1421576885.14	0.00	1421576885.14	1350318881.36	0.00	1350318881.36	24486822.32
		Total for first-tier balance sheet account 502	95744826.10	1421576885.14	0.00	1421576885.14	1350318881.36	0.00	1350318881.36	24486822.32
503		Listed debt securities acquired for investment purposes
	50312	Provisions for possible losses	0.00	30345000.00	0.00	30345000.00	30345000.00	0.00	30345000.00	0.00
		Total for first-tier balance sheet account 503	0.00	30345000.00	0.00	30345000.00	30345000.00	0.00	30345000.00	0.00

32

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6	7	8	9	10	11
504		Accumulated interest (coupon) income on interest-bearing (coupon) debt instruments
	50405	Received upon sale or redemption	0.00	9464335120.06	3190013215.38	12654348335.44	9464335120.06	3190013215.38	12654348335.44	0.00
		Total for first-tier balance sheet account 504	0.00	9464335120.06	3190013215.38	12654348335.44	9464335120.06	3190013215.38	12654348335.44	0.00
506		Shares acquired for resale and under loan agreements
	50609	Revaluation of securities (positive differences)	0.00	22804066511.68	0.00	22804066511.68	22804066511.68	0.00	22804066511.68	0.00
		Total for first-tier balance sheet account 506	0.00	22804066511.68	0.00	22804066511.68	22804066511.68	0.00	22804066511.68	0.00
507		Unlisted shares
	50709	Provisions for possible losses	5611079.91	877947941.20	0.00	877947941.20	875133068.99	0.00	875133068.99	2796207.70
		Total for first-tier balance sheet account 507	5611079.91	877947941.20	0.00	877947941.20	875133068.99	0.00	875133068.99	2796207.70
508		Listed shares acquired for investment purposes
	50809	Provisions for possible losses	3886087977.48	4002726568.49	0.00	4002726568.49	116638591.01	0.00	116638591.01	0.00
		Total for first-tier balance sheet account 508	3886087977.48	4002726568.49	0.00	4002726568.49	116638591.01	0.00	116638591.01	0.00
515		Other promissory notes
	51510	Provisions for possible losses	110208220.20	120711443.70	0.00	120711443.70	21006447.00	0.00	21006447.00	10503223.50
		Total for first-tier balance sheet account 515	110208220.20	120711443.70	0.00	120711443.70	21006447.00	0.00	21006447.00	10503223.50
519		Other promissory notes of non-residents
	51910	Provisions for possible losses	0.00	600174829.84	0.00	600174829.84	600174829.84	0.00	600174829.84	0.00
		Total for first-tier balance sheet account 519	0.00	600174829.84	0.00	600174829.84	600174829.84	0.00	600174829.84	0.00
520		Bonds issued
	52005	maturing between 1 and 3 years	2000000000.00	2000000000.00	0.00	2000000000.00	0.00	0.00	0.00	0.00
	52006	maturing in more than 3 years	20000000000.00	0.00	0.00	0.00	15000000000.00	0.00	15000000000.00	35000000000.00
		Total for first-tier balance sheet account 520	22000000000.00	2000000000.00	0.00	2000000000.00	15000000000.00	0.00	15000000000.00	35000000000.00
521		Savings certificates issued
	52101	maturing in less than 30 days	3000000.00	1104919099.84	0.00	1104919099.84	1101919099.84	0.00	1101919099.84	0.00
	52102	maturing between 31 and 90 days	0.00	12000000.00	0.00	12000000.00	17000001.00	0.00	17000001.00	5000001.00
	52103	maturing between 91 and 180 days	109400102.00	119400104.00	0.00	119400104.00	10000002.00	0.00	10000002.00	0.00
	52104	maturing between 181 days and 1 year	14690001.00	16540101.00	0.00	16540101.00	6850200.00	0.00	6850200.00	5000100.00
	52105	maturing between 1 and 3 years	4000001.00	4000001.00	0.00	4000001.00	1000000.00	0.00	1000000.00	1000000.00
		Total for first-tier balance sheet account 521	131090104.00	1256859305.84	0.00	1256859305.84	1136769302.84	0.00	1136769302.84	11000101.00

33

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6	7	8	9	10	11
523		Promissory notes and bank acceptances issued
	52301	on demand	1646998756.06	65254600860.21	25292225127.31	90546825987.52	64784482939.92	24921938430.58	89706421370.50	806594139.04
	52302	maturing in less than 30 days	322379463.05	21267051115.49	10044060308.71	31311111424.20	21157893251.60	10044060308.71	31201953560.31	213221599.16
	52303	maturing between 31 and 90 days	2801384382.34	13287349917.01	308008321.31	13595358238.32	10820692196.91	114992393.63	10935684590.54	141710734.56
	52304	maturing between 91 and 180 days	3800196846.91	12767259455.60	1429196416.82	14196455872.42	10007047297.15	904162602.62	10911209899.77	514950874.26
	52305	maturing between 181 days and 1 year	7035179557.71	6003516481.56	2028573389.05	8032089870.61	11734055553.99	1277180777.65	13011236331.64	12014326018.74
	52306	maturing between 1 and 3 years	26320635276.31	20065758511.37	6100431822.68	26166190334.05	13237932758.61	123021429.90	13360954188.51	13515399130.77
	52307	maturing in more than 3 years	2376110582.17	0.04	757855817.94	757855817.98	145922712.46	27960328.35	173883040.81	1792137805.00
		Total for first-tier balance sheet account 523	44302884864.55	138645536341.28	45960351203.82	184605887545.10	131888026710.64	37413316271.44	169301342982.08	28998340301.53
524		Matured claim related to securites issued
	52401	Matured bonds issued	0.00	2000000000.00	0.00	2000000000.00	2000000000.00	0.00	2000000000.00	0.00
	52402	Interest and coupon payable on matured bonds	0.00	209420000.00	0.00	209420000.00	209420000.00	0.00	209420000.00	0.00
	52403	Matured savings certificates issued	4974962750.30	5132052956.30	0.00	5132052956.30	157090206.00	0.00	157090206.00	0.00
	52405	Interest certified by savings and deposit certificates payable	245948353.84	247949094.18	0.00	247949094.18	2000740.34	0.00	2000740.34	0.00
	52406	Matured promissory notes	211978774.58	13298014368.88	2023863910.53	15321878279.41	13275762002.74	2019332744.76	15295094747.50	185195242.67
	52407	Interest and coupons payable upon expiry of the interest (coupon) period for marketable bonds	0.00	1472400000.00	0.00	1472400000.00	1472400000.00	0.00	1472400000.00	0.00
		Total for first-tier balance sheet account 524	5432889878.72	22359836419.36	2023863910.53	24383700329.89	17116672949.08	2019332744.76	19136005693.84	185195242.67
525		Other accounts on transactions with securities issued
	52501	Interest and coupon payable on securities issued	453391878.76	1691131133.97	37391891.11	1728523025.08	1732805036.29	8394953.69	1741199989.98	466068843.66
		Total for first-tier balance sheet account 525	453391878.76	1691131133.97	37391891.11	1728523025.08	1732805036.29	8394953.69	1741199989.98	466068843.66
		Total for Section 5	76417908829.72	208101605597.77	51224028449.26	259325634047.03	204962650546.00	42643465413.69	247606115959.69	64698390742.38
		Assets and property
601		Interests in subsidiaries and associates
	60105	Provisions for possible losses	17.00	0.00	0.00	0.00	0.00	0.00	0.00	17.00
		Total for first-tier balance sheet account 601	17.00	0.00	0.00	0.00	0.00	0.00	0.00	17.00
602		Other interests
	60206	Provisions for possible losses	21014.90	1014.90	0.00	1014.90	0.00	0.00	0.00	20000.00
		Total for first-tier balance sheet account 602	21014.90	1014.90	0.00	1014.90	0.00	0.00	0.00	20000.00
603		Settlements with debtors and creditors
	60301	Tax settlements with the budget	59564420.92	8047728764.01	0.00	8047728764.01	8031499857.76	0.00	8031499857.76	43335514.67

34

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6	7	8	9	10	11
	60303	Settlements with non-budgetary funds related to charge on payroll	1813216.90	1084097706.33	0.00	1084097706.33	1083223207.98	0.00	1083223207.98	938718.55
	60305	Payroll settlements with employees	493712.02	6151904456.44	0.00	6151904456.44	6151645086.56	0.00	6151645086.56	234342.14
	60307	Settlements with employees related to disbursements	505077.92	34857250.19	3791679.99	38648930.18	36592430.13	3653043.67	40245473.80	2101621.54
	60309	Value added tax received	82224219.91	403341148.77	0.00	403341148.77	346021599.55	0.00	346021599.55	24904670.69
	60311	Trade accounts payable	17753388.84	1020536083.87	0.00	1020536083.87	1017746669.94	0.00	1017746669.94	14963974.91
	60313	Settlements on business operations with non-resident organizations	0.00	24000.00	5345492.38	5369492.38	882657.00	5345492.38	6228149.38	858657.00
	60320	Dividends payable to shareholders (participants)	0.00	3413038144.83	0.00	3413038144.83	3413038599.05	0.00	3413038599.05	454.22
	60322	Settlements with other creditors	1686571.77	180742868.32	6182654599.78	6363397468.10	180708808.92	6182295666.79	6363004475.71	1293579.38
	60324	Provisions for possible losses	256582859.22	538527513.19	0.00	538527513.19	441020542.14	0.00	441020542.14	159075888.17
		Total for first-tier balance sheet account 603	420623467.50	20874797935.95	6191791772.15	27066589708.10	20702379459.03	6191294202.84	26893673661.87	247707421.27
604		Premises and equipment
	60405	Provisions for possible losses	370597.11	2578224.49	0.00	2578224.49	2207627.38	0.00	2207627.38	0.00
		Total for first-tier balance sheet account 604	370597.11	2578224.49	0.00	2578224.49	2207627.38	0.00	2207627.38	0.00
606		Depreciation of premises and equipment
	60601	Depreciation of premises and equipment	1302244304.77	112051269.89	0.00	112051269.89	942149006.37	0.00	942149006.37	2132342041.25
		Total for first-tier balance sheet account 606	1302244304.77	112051269.89	0.00	112051269.89	942149006.37	0.00	942149006.37	2132342041.25
608		Finance lease
	60805	Depreciation of premises and equipment received in finance lease	10252852.68	12251207.52	0.00	12251207.52	1998354.84	0.00	1998354.84	0.00
	60806	Lease commitments	1936396.26	2356862.96	0.00	2356862.96	420466.70	0.00	420466.70	0.00
		Total for first-tier balance sheet account 608	12189248.94	14608070.48	0.00	14608070.48	2418821.54	0.00	2418821.54	0.00
609		Intangible assets
	60903	Amortization of intangible assets	4637530.63	0.00	0.00	0.00	7867989.14	0.00	7867989.14	12505519.77
		Total for first-tier balance sheet account 609	4637530.63	0.00	0.00	0.00	7867989.14	0.00	7867989.14	12505519.77
612		Disposal and sale
	61201	Property disposal (sale)	0.00	230415954.55	0.00	230415954.55	230415954.55	0.00	230415954.55	0.00
	61203	Disposal (sale) of securities	0.00	1497610538450.14	0.00	1497610538450.14	1497610538450.14	0.00	1497610538450.14	0.00
	61207	Disposal (sale) and redemption of claims acquired	0.00	85017713.98	11258301697.66	11343319411.64	85017713.98	11258301697.66	11343319411.64	0.00
		Total for first-tier balance sheet account 612	0.00	1497925972118.67	11258301697.66	1509184273816.33	1497925972118.67	11258301697.66	1509184273816.33	0.00
613		Future period income
	61302	Future period income on securities	15302914.00	23103711.63	0.00	23103711.63	20097300.13	0.00	20097300.13	12296502.50

35

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6	7	8	9	10	11
	61304	Future period income on other operations	8567065.12	111976811.12	1304060.80	113280871.92	103841483.50	872323.30	104713806.80	0.00
	61306	Revaluation of assets in foreign currency (positive differences)	0.00	190331168663.89	0.00	190331168663.89	190331168663.89	0.00	190331168663.89	0.00
	61308	Revaluation of precious metals (positive differences)	0.00	3113735937.42	0.00	3113735937.42	3113735937.42	0.00	3113735937.42	0.00
		Total for first-tier balance sheet account 613	23869979.12	193579985124.06	1304060.80	193581289184.86	193568843384.94	872323.30	193569715708.24	12296502.50
		Total for Section 6	1763956159.97	1712509993758.44	17451397530.61	1729961391289.05	1713151838407.07	17450468223.80	1730602306630.87	2404871501.79
		Operating results
701		INCOME
	70101	Interest received on interbank loans issued, deposits and other placements	0.00	39940861449.32	0.00	39940861449.32	39940861449.32	0.00	39940861449.32	0.00
	70102	Income received from securities transactions	0.00	49421933747.58	0.00	49421933747.58	49421933747.58	0.00	49421933747.58	0.00
	70103	Income received from transactions with foreign currencies, cheques (including traveler cheques) with nominal value in foreign currencies	0.00	190159886583.77	0.00	190159886583.77	190159886583.77	0.00	190159886583.77	0.00
	70104	Dividends received	0.00	28405309.00	0.00	28405309.00	28405309.00	0.00	28405309.00	0.00
	70106	Fines, penalties, forfeits received	0.00	100317515.74	0.00	100317515.74	100317515.74	0.00	100317515.74	0.00
	70107	Other income	0.00	34375961235.10	0.00	34375961235.10	34375961235.10	0.00	34375961235.10	0.00
		Total for first-tier balance sheet account 701	0.00	314027365840.51	0.00	314027365840.51	314027365840.51	0.00	314027365840.51	0.00
703		Profit
	70301	Profit for reporting year	0.00	293843354894.80	0.00	293843354894.80	318572067868.79	0.00	318572067868.79	24728712973.99
	70302	Prior year profit	15832871512.23	15832871512.23	0.00	15832871512.23	0.00	0.00	0.00	0.00
		Total for first-tier balance sheet account 703	15832871512.23	309676226407.03	0.00	309676226407.03	318572067868.79	0.00	318572067868.79	24728712973.99
		Total for Section 7	15832871512.23	623703592247.54	0.00	623703592247.54	632599433709.30	0.00	632599433709.30	24728712973.99
		TOTAL LIABILITIES	837294187668.87	33642011705499.90	33697971620779.40	67339983326279.40	33774115055910.20	33727417485781.90	67501532541692.10	998843403081.50
		TOTAL TURNOVERS	.	60743287471161.30	60319166373495.50	121062453844656.00	60797504256126.10	60264949588530.70	121062453844656.00	.
		C. Off-balance accounts
		ASSETS
		Securities
907		Unplaced securities
	90701	Forms of proprietary securities for distribution	82124.00	208844.00	0.00	208844.00	241950.00	0.00	241950.00	49018.00
	90702	Forms of proprietary securities for destruction	14.00	21585.00	0.00	21585.00	21579.00	0.00	21579.00	20.00
	90703	Repurchased before maturity proprietary securities for resale purposes	52357552.34	94407054.44	15903643.39	110310697.83	118609377.92	15903643.39	134513021.31	28155228.86
	90704	Proprietary securities presented for redemption	0.00	84334468489.89	30555343719.83	114889812209.72	84334468489.89	30555343719.83	114889812209.72	0.00

36

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6	7	8	9	10	11
	90705	Forms, certificates, securities sent and issued subject to reporting	0.00	620472923.17	846675000.00	1467147923.17	620472923.17	846675000.00	1467147923.17	0.00
		Total for first-tier balance sheet account 907	52439690.34	85049578896.50	31417922363.22	116467501259.72	85073814319.98	31417922363.22	116491736683.20	28204266.86
908		Securities of other issuers
	90801	Forms of securities of other issuers for distribution	7.00	7.00	0.00	7.00	7.00	0.00	7.00	7.00
	90802	Securities for sale on commission	0.00	919089.80	0.00	919089.80	919089.80	0.00	919089.80	0.00
	90803	Securities in custody under custody agreements	19425892876.11	9969292395.99	10815876458.04	20785168854.03	13727125695.24	11200950155.46	24928075850.70	15282985879.44
		Total for first-tier balance sheet account 908	19425892883.11	9970211492.79	10815876458.04	20786087950.83	13728044792.04	11200950155.46	24928994947.50	15282985886.44
		Total for Section 3	19478332573.45	95019790389.29	42233798821.26	137253589210.55	98801859112.02	42618872518.68	141420731630.70	15311190153.30
		Settlement operations and documents
909		Settlement operations
	90901	Settlement documents expected to be accepted for payment	80383964.98	2478915388.93	28877841.78	2507793230.71	2518899777.00	28877841.78	2547777618.78	40399576.91
	90902	Settlement documents unpaid when due	25685858911.11	30952505088.92	674721448.72	31627226537.64	27549753171.44	3326232801.97	30875985973.41	26437099475.34
	90904	Settlement documents unpaid when due because of lack of balances on correspondent accounts of a credit institution	440183.15	0.00	26328.85	26328.85	0.00	24887.96	24887.96	441624.04
	90907	Letters of credit issued	50831946084.60	5219160439.41	107669388348.70	112888548788.11	5572856443.02	104276125893.91	109848982336.93	53871512535.78
	90908	Letters of credit issued for settlements with non-residents	15399576477.79	107865264.64	26352594119.23	26460459383.87	26816764.64	21759024904.81	21785841669.45	20074194192.21
	90909	Settlement documents, for which date of payment transfer shall be determined	1351544.93	493071696.87	24803113.25	517874810.12	493071696.87	26154658.18	519226355.05	0.00
		Total for first-tier balance sheet account 909	91999557166.56	39251517878.77	134750411200.53	174001929079.30	36161397852.97	129416440988.61	165577838841.58	100423647404.28
911		Currency transactions
	91101	Foreign currency, checks (including traveller cheques) with nominal value denominated in foreign currency accepted for dispatch for collection of cash	45643364.03	690093342.74	5674669134.79	6364762477.53	684613043.90	5714075955.07	6398688998.97	11716842.59
	91102	Foreign currency, checks (including traveller cheques) with nominal value denominated in foreign currency dispatched for collection of cash	5553258296.55	1021063697.83	57567969328.69	58589033026.52	1015939221.51	55993761857.52	57009701079.03	7132590244.04
	91103	Documents and valuables received for collection of cash from non-resident banks	758833015.77	20686794.64	18356325766.51	18377012561.15	20686794.64	18802462767.54	18823149562.18	312696014.74
	91104	Foreign currency accepted for examination	21586.88	0.00	2157770.42	2157770.42	0.00	2145916.80	2145916.80	33440.50
		Total for first-tier balance sheet account 911	6357756263.23	1731843835.21	81601122000.41	83332965835.62	1721239060.05	80512446496.93	82233685556.98	7457036541.87
912		Miscellaneous valuables and documents
	91202	Miscellaneous valuables and documents	18075948029.15	13212981596.44	12986961070.00	26199942666.44	13265564500.40	25047673283.74	38313237784.14	5962652911.45

37

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6	7	8	9	10	11
	91203	Miscellaneous valuables and documents sent and issues for commission subject to reporting	12915170.06	2460011625.43	14359806827.31	16819818452.74	2459974638.43	14364316176.97	16824290815.40	8442807.40
	91204	Precious metals of customers in custody	211774768.82	0.00	543647150.24	543647150.24	0.00	515347746.40	515347746.40	240074172.66
	91206	Construction financing under construction sharing agreements	110.00	0.00	0.00	0.00	110.00	0.00	110.00	0.00
	91207	Forms	601019.00	1038378.00	0.00	1038378.00	1440773.00	0.00	1440773.00	198624.00
	91215	Lottery tickets	0.00	800.00	0.00	800.00	800.00	0.00	800.00	0.00
		Total for first-tier balance sheet account 912	18301239097.03	15674032399.87	27890415047.55	43564447447.42	15726980821.83	39927337207.11	55654318028.94	6211368515.51
		Total for Section 4	116658552526.82	56657394113.85	244241948248.49	300899342362.34	53609617734.85	249856224692.65	303465842427.50	114092052461.66
		Lending and leasing operations
913		Security for amounts placed and commitments to provide borrowings
	91303	Securities accepted as collateral for the loans issued	82835860550.66	192384258279.01	2440053726.98	194824312005.99	140683366473.86	3165028359.80	143848394833.66	133811777722.99
	91305	Guarantees and sureties received	320542514038.29	208803235565.39	330464786533.20	539268022098.59	142977882273.17	192288734044.92	335266616318.09	524543919818.79
	91307	Assets accepted as collateral under loans issued other than securities	201081014446.96	268234498099.33	1123945263.96	269358443363.29	213403429688.86	1849123651.16	215252553340.02	255186904470.23
	91310	Nominal values of rights of claim acquired	44665385421.38	2988656.00	7386600161.43	7389588817.43	760250501.52	20657142826.36	21417393327.88	30637580910.93
		Total for first-tier balance sheet account 913	649124774457.29	669424980599.73	341415385685.57	1010840366285.30	497824928937.41	217960028882.24	715784957819.65	944180182922.94
914		Security for raising funds, guaranties issued and claims on receivables
	91401	Securities accepted as collateral under loans received	0.00	191635468.28	0.00	191635468.28	191635468.28	0.00	191635468.28	0.00
	91403	Unused credit facilities for borrowings	4189965799.85	0.00	9396441082.91	9396441082.91	0.00	8129582807.05	8129582807.05	5456824075.71
	91406	Unutilized limits on interbank overdrafts and funds against borrowings limit	133624125.00	51427960.00	94588416.00	146016376.00	41187155.00	225858816.00	267045971.00	12594530.00
		Total for first-tier balance sheet account 914	4323589924.85	243063428.28	9491029498.91	9734092927.19	232822623.28	8355441623.05	8588264246.33	5469418605.71
915		Rent and leasing operations
	91501	Premises and equipment leased out	149735576.85	439771541.81	0.00	439771541.81	75021974.28	0.00	75021974.28	514485144.38
	91502	Other property leased out	823041.25	449391.77	0.00	449391.77	160580.33	0.00	160580.33	1111852.69
	91503	Premises and equipment leased	1695280155.20	705517309.18	0.00	705517309.18	484623504.39	0.00	484623504.39	1916173959.99
	91504	Other property leased	1838519.50	1417842.70	0.00	1417842.70	633042.95	0.00	633042.95	2623319.25
		Total for first-tier balance sheet account 915	1847677292.80	1147156085.46	0.00	1147156085.46	560439101.95	0.00	560439101.95	2434394276.31
		Total for Section 5	655296041674.94	670815200113.47	350906415184.48	1021721615297.95	498618190662.64	226315470505.29	724933661167.93	952083995804.96
		Off-balance debts
916		Interest payable on principal debt not written off

38

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6	7	8	9	10	11
	91603	Unreceived interest on interbank loans, deposits and other placements	4560181.37	12361113.61	435610142.20	447971255.81	12361113.61	396540463.85	408901577.46	43629859.72
	91604	Unreceived interest on loans issued and other placements (other than interbank) provided to customers	2629548032.02	6119072884.60	4117241895.39	10236314779.99	5320678292.28	3744330154.10	9065008446.38	3800854365.63
		Total for first-tier balance sheet account 916	2634108213.39	6131433998.21	4552852037.59	10684286035.80	5333039405.89	4140870617.95	9473910023.84	3844484225.35
917		Interest payable on principal debt written off as uncollectible
	91703	Unreceived interest on interbank loans, deposits and other placements written off of the balance of a credit institution	4620367.02	486215296.58	178627.50	486393924.08	277646.72	4521347.80	4798994.52	486215296.58
	91704	Unreceived interest on loans and other placements (other than interbank) provided to customers and written off of the balance of a credit institution	1084361741.71	169175010.34	61137938.52	230312948.86	2948807.92	64756845.46	67705653.38	1246969037.19
		Total for first-tier balance sheet account 917	1088982108.73	655390306.92	61316566.02	716706872.94	3226454.64	69278193.26	72504647.90	1733184333.77
918		Principal debt payable written off as uncollectible
	91801	Interbank loans, deposits and other placements payable written off against Provisions for possible losses	644768463.64	2863878732.27	25606630.27	2889485362.54	13813465.78	648144712.96	661958178.74	2872295647.44
	91802	Loans and other placements (other than interbank) payable provided to customers and written off against Provisions for possible losses	1019711556.80	336171397.04	98114164.89	434285561.93	4983257.56	110234337.99	115217595.55	1338779523.18
	91803	Debts written off	75285318.88	0.00	12024022.24	12024022.24	100039.55	18400038.99	18500078.54	68809262.58
		Total for first-tier balance sheet account 918	1739765339.32	3200050129.31	135744817.40	3335794946.71	18896762.89	776779089.94	795675852.83	4279884433.20
		Total for Section 6	5462855661.44	9986874434.44	4749913421.01	14736787855.45	5355162623.42	4986927901.15	10342090524.57	9857552992.32
		Offsetting accounts
	99998	Account for offseting with nominal account upon double entry	127575598529.87	790954802856.44	0.00	790954802856.44	748146904530.25	0.00	748146904530.25	170383496856.06
		Total for account 99998	127575598529.87	790954802856.44	0.00	790954802856.44	748146904530.25	0.00	748146904530.25	170383496856.06
		Total for Section 7	127575598529.87	790954802856.44	0.00	790954802856.44	748146904530.25	0.00	748146904530.25	170383496856.06
		TOTAL ASSETS	924471380966.52	1623434061907.49	642132075675.24	2265566137582.73	1404531734663.18	523777495617.77	1928309230280.95	1261728288268.30
		LIABILITIES
		Settlement operations and documents
910		Settlements related to mandatory reserves
	91003	Additional amount payable to mandatory reserves related to Ruble denominated accounts	0.00	2247614000.00	0.00	2247614000.00	2247614000.00	0.00	2247614000.00	0.00

39

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6	7	8	9	10	11
	91004	Additional amount payable to mandatory reserves related to foreign currency denominated accounts	0.00	3552624000.00	0.00	3552624000.00	3552624000.00	0.00	3552624000.00	0.00
		Total for first-tier balance sheet account 910	0.00	5800238000.00	0.00	5800238000.00	5800238000.00	0.00	5800238000.00	0.00
912		Miscellaneous valuables and documents
	91211	Depreciation of housing and lanscaping assets	297287.65	0.00	0.00	0.00	1091723.04	0.00	1091723.04	1389010.69
		Total for first-tier balance sheet account 912	297287.65	0.00	0.00	0.00	1091723.04	0.00	1091723.04	1389010.69
		Total for Section 4	297287.65	5800238000.00	0.00	5800238000.00	5801329723.04	0.00	5801329723.04	1389010.69
		Lending and leasing operations
913		Security for amounts placed and commitments to provide borrowings
	91302	Unused credit facilities for borrowings	59293793364.11	103232505988.41	154954797270.83	258187303259.24	107859962668.92	159528067940.71	267388030609.63	68494520714.50
	91309	Unutilized limits on interbank overdrafts and funds against borrowings limit	23780728691.49	395206204981.87	49219423563.05	444425628544.92	413515830558.23	45481803566.19	458997634124.42	38352734270.99
		Total for first-tier balance sheet account 913	83074522055.60	498438710970.28	204174220833.88	702612931804.16	521375793227.15	205009871506.90	726385664734.05	106847254985.49
914		Security for raising funds, guaranties issued and claims on receivables
	91404	Guarantees and sureties issued	44500779186.62	17657014560.91	22072498807.55	39729513368.46	21899683831.94	36863903209.78	58763587041.72	63534852859.88
		Total for first-tier balance sheet account 914	44500779186.62	17657014560.91	22072498807.55	39729513368.46	21899683831.94	36863903209.78	58763587041.72	63534852859.88
		Total for Section 5	127575301242.22	516095725531.19	226246719641.43	742342445172.62	543275477059.09	241873774716.68	785149251775.77	170382107845.37
		Offsetting accounts
	99999	Account for offsetting with operating account upon double entry	796895782436.65	1150454315100.71	0.00	1150454315100.71	1444903324076.30	0.00	1444903324076.30	1091344791412.24
		Total for account 99999	796895782436.65	1150454315100.71	0.00	1150454315100.71	1444903324076.30	0.00	1444903324076.30	1091344791412.24
		Total for Section 7	796895782436.65	1150454315100.71	0.00	1150454315100.71	1444903324076.30	0.00	1444903324076.30	1091344791412.24
		TOTAL LIABILITIES	924471380966.52	1672350278631.90	226246719641.43	1898596998273.33	1993980130858.43	241873774716.68	2235853905575.11	1261728288268.30
		TOTAL TURNOVERS	.	3295784340539.39	868378795316.67	4164163135856.06	3398511865521.61	765651270334.45	4164163135856.06	.
		D. Term deals
		ASSETS

930		Claims related to cash supply
	93001	Claims related to cash supply	7611941769.20	2715596351563.96	1474120951536.08	4189717303100.04	2713053769439.59	1469812005536.51	4182865774976.10	14463469893.14
	93002	Claims related to cash supply from non-residents	409753658.70	115650456409.12	1483189126840.32	1598839583249.44	115557129659.12	1482362282396.66	1597919412055.78	1329924852.36
		Total for first-tier balance sheet account 930	8021695427.90	2831246807973.08	2957310078376.40	5788556886349.48	2828610899098.71	2952174287933.17	5780785187031.88	15793394745.50
931		Claims on precious metals supply

40

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6	7	8	9	10	11
	93102	Claims on precious metals supply from non-residents	0.00	0.00	78310669237.55	78310669237.55	0.00	78310669237.55	78310669237.55	0.00
		Total for first-tier balance sheet account 931	0.00	0.00	78310669237.55	78310669237.55	0.00	78310669237.55	78310669237.55	0.00
932		Claims related to securities supply
	93201	Claims related to securities supply	0.00	28664695212.04	21732862925.96	50397558138.00	28664695212.04	21732862925.96	50397558138.00	0.00
	93202	Claims related to securities supply from non-residents	0.00	5295857299.36	44201945662.06	49497802961.42	5295857299.36	44201945662.06	49497802961.42	0.00
		Total for first-tier balance sheet account 932	0.00	33960552511.40	65934808588.02	99895361099.42	33960552511.40	65934808588.02	99895361099.42	0.00
933		Claims related to cash supply
	93301	deadline on the next day	20231267150.00	120982554909.61	125915543762.31	246898098671.92	120982554909.61	127627160270.31	248609715179.92	18519650642.00
	93302	time of performance between 2 and 7 days	0.00	123406253479.04	116539811631.80	239946065110.84	123406253479.04	116539811631.80	239946065110.84	0.00
	93303	time of performance between 8 and 30 days	13485492533.50	67042287780.44	62503099731.21	129545387511.65	72186739983.94	66512344963.05	138699084946.99	4331795098.16
	93304	time of performance between 31 and 90 days	9796420947.91	40414160940.54	60328015625.59	100742176566.13	40300205940.54	66094987673.50	106395193614.04	4143403900.00
	93305	time of performance exceeding 91 days	24588919223.81	19975784505.53	29959686214.91	49935470720.44	21012838729.34	46443309619.55	67456148348.89	7068241595.36
	93306	deadline on the next day (from non-residents)	0.00	95140496857.96	536033310632.31	631173807490.27	95140496857.96	536033310632.31	631173807490.27	0.00
	93307	time of performance between 2 and 7 days (from non-residents)	0.00	96502073342.56	540598790850.81	637100864193.37	96502073342.56	540296524004.74	636798597347.30	302266846.07
	93308	time of performance between 8 and 30 days (from non-residents)	22063791424.64	39705927250.00	319285834811.26	358991762061.26	36002402250.00	333148077376.12	369150479626.12	11905073859.78
	93309	time of performance between 31 and 90 days (from non-residents)	7979088099.09	23659561000.00	199525157460.55	223184718460.55	15626385500.00	188487974152.72	204114359652.72	27049446906.92
	93310	time of performance exceeding 91 days (from non-residents)	27375505730.00	89752816863.16	123547636829.66	213300453692.82	70965261863.16	134537202838.72	205502464701.88	35173494720.94
	93311	performance within the period stipulated in the agreement	6295889453.85	63107040.00	0.00	63107040.00	6320553626.93	0.00	6320553626.93	38442866.92
		Total for first-tier balance sheet account 933	131816374562.80	716645023968.84	2114236887550.41	2830881911519.25	698445766483.08	2155720703162.82	2854166469645.90	108531816436.15
934		Claims on precious metals supply
	93406	deadline on the next day (from non-residents)	0.00	0.00	1698958264.56	1698958264.56	0.00	1698958264.56	1698958264.56	0.00
	93407	time of performance between 2 and 7 days (from non-residents)	0.00	0.00	1727184224.02	1727184224.02	0.00	1727184224.02	1727184224.02	0.00
	93408	time of performance between 8 and 30 days (from non-residents)	0.00	0.00	270273863.25	270273863.25	0.00	270273863.25	270273863.25	0.00
	93409	time of performance between 31 and 90 days (from non-residents)	0.00	0.00	305870263.83	305870263.83	0.00	305870263.83	305870263.83	0.00
	93410	time of performance exceeding 91 days (from non-residents)	146917382.25	0.00	289853516.51	289853516.51	0.00	186946031.58	186946031.58	249824867.18
	93411	performance within the period stipulated in the agreement	7748614227.67	0.00	18470049833.27	18470049833.27	0.00	18596928872.17	18596928872.17	7621735188.77
		Total for first-tier balance sheet account 934	7895531609.92	0.00	22762189965.44	22762189965.44	0.00	22786161519.41	22786161519.41	7871560055.95

41

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6	7	8	9	10	11
935		Claims related to securities supply
	93501	deadline on the next day	0.00	30416326662.69	30656298240.62	61072624903.31	30416326662.69	30656285486.36	61072612149.05	12754.26
	93502	time of performance between 2 and 7 days	0.00	34618455795.46	37533833765.38	72152289560.84	34618455795.46	37533833765.38	72152289560.84	0.00
	93503	time of performance between 8 and 30 days	0.00	3476393419.73	12402646008.52	15879039428.25	3476393419.73	12402646008.52	15879039428.25	0.00
	93504	time of performance between 31 and 90 days	0.00	1659051990.00	9137062499.22	10796114489.22	146001990.00	9137062499.22	9283064489.22	1513050000.00
	93505	time of performance exceeding 91 days	1900.00	0.00	0.00	0.00	0.00	0.00	0.00	1900.00
	93506	deadline on the next day (from non-residents)	0.00	113383815433.64	217521742957.74	330905558391.38	113383815433.64	217521742957.74	330905558391.38	0.00
	93507	time of performance between 2 and 7 days (from non-residents)	0.00	97162639448.70	189511579486.34	286674218935.04	97162639448.70	189511579486.34	286674218935.04	0.00
	93508	time of performance between 8 and 30 days (from non-residents)	853768115.00	8338731780.44	120265141243.33	128603873023.77	9192499895.44	120265141243.33	129457641138.77	0.00
	93509	time of performance between 31 and 90 days (from non-residents)	4062216617.69	15035205743.29	94483602873.60	109518808616.89	15550707233.43	57400503803.61	72951211037.04	40629814197.54
	93510	time of performance exceeding 91 days (from non-residents)	0.00	269021268105.53	57284725926.39	326305994031.92	194394881091.89	56854172944.74	251249054036.63	75056939995.29
		Total for first-tier balance sheet account 935	4915986632.69	573111888379.48	768796633001.14	1341908521380.62	498341720970.98	731282968195.24	1229624689166.22	117199818847.09
936		Claims related to repurchase of securities
	93601	deadline on the next day	0.00	51897982784.86	0.00	51897982784.86	51897982784.86	0.00	51897982784.86	0.00
	93602	time of performance between 2 and 7 days	0.00	24459086547.82	0.00	24459086547.82	24459086547.82	0.00	24459086547.82	0.00
	93603	time of performance between 8 and 30 days	7131540954.00	6106472025.82	0.00	6106472025.82	13238012979.82	0.00	13238012979.82	0.00
	93606	deadline on the next day (from non-residents)	0.00	9097936476.29	31175032352.01	40272968828.30	9097936476.29	31175032352.01	40272968828.30	0.00
	93607	time of performance between 2 and 7 days (from non-residents)	0.00	9100357263.04	27795522005.28	36895879268.32	9100357263.04	27795522005.28	36895879268.32	0.00
	93608	time of performance between 8 and 30 days (from non-residents)	0.00	9100916014.76	35009105347.35	44110021362.11	9100916014.76	35009105347.35	44110021362.11	0.00
	93609	time of performance between 31 and 90 days (from non-residents)	0.00	3479924218.79	25570403144.63	29050327363.42	3479924218.79	25570403144.63	29050327363.42	0.00
	93610	time of performance exceeding 91 days (from non-residents)	0.00	22053040290.45	533804232.92	22586844523.37	22053040290.45	533804232.92	22586844523.37	0.00
		Total for first-tier balance sheet account 936	7131540954.00	135295715621.83	120083867082.19	255379582704.02	142427256575.83	120083867082.19	262511123658.02	0.00
937		Claims related to resale of securities
	93701	deadline on the next day	0.00	711322429349.57	11633167570.74	722955596920.31	711287497105.84	11633167570.74	722920664676.58	34932243.73
	93702	time of performance between 2 and 7 days	0.00	701305430481.93	10714012073.06	712019442554.99	701305430481.93	10714012073.06	712019442554.99	0.00
	93703	time of performance between 8 and 30 days	12170141061.25	293500499481.49	7927297010.44	301427796491.93	288829279146.05	8048273972.63	296877553118.68	16720384434.50
	93704	time of performance between 31 and 90 days	5307322215.51	1871860330.60	1762709196.20	3634569526.80	5205475715.14	2641088977.52	7846564692.66	1095327049.65
	93705	time of performance exceeding 91 days	0.00	1549176891.60	2187462874.20	3736639765.80	1107687611.66	2187462874.20	3295150485.86	441489279.94
	93706	deadline on the next day (from non-residents)	0.00	39095196204.15	6108796625.12	45203992829.27	39095196204.15	6108796625.12	45203992829.27	0.00
	93707	time of performance between 2 and 7 days (from non-residents)	0.00	39091527393.81	6121418889.98	45212946283.79	39091527393.81	6121418889.98	45212946283.79	0.00
	93708	time of performance between 8 and 30 days (from non-residents)	0.00	29044087292.88	5892474274.27	34936561567.15	29044087292.88	5892474274.27	34936561567.15	0.00

42

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6	7	8	9	10	11
	93709	time of performance between 31 and 90 days (from non-residents)	4311108807.72	7764138703.55	4760979567.52	12525118271.07	10751704332.04	6084522746.75	16836227078.79	0.00
	93710	time of performance exceeding 91 days (from non-residents)	7764138703.55	3325010265.87	3093601109.20	6418611375.07	11089148969.42	3093601109.20	14182750078.62	0.00
		Total for first-tier balance sheet account 937	29552710788.03	1827869356395.45	60201919190.73	1888071275586.18	1836807034252.92	62524819113.47	1899331853366.39	18292133007.82
938		Unrealized translation differences related to foreign currency revaluation
	93801	Unrealized translation differences related to foreign currency revaluation	0.00	77378308270.63	0.00	77378308270.63	77368506830.58	0.00	77368506830.58	9801440.05
		Total for first-tier balance sheet account 938	0.00	77378308270.63	0.00	77378308270.63	77368506830.58	0.00	77368506830.58	9801440.05
939		Unrealized translation differences related to precious metals revaluation
	93901	Unrealized translation differences related to precious metals revaluation	203799013.75	16492436291.92	0.00	16492436291.92	16696235305.67	0.00	16696235305.67	0.00
		Total for first-tier balance sheet account 939	203799013.75	16492436291.92	0.00	16492436291.92	16696235305.67	0.00	16696235305.67	0.00
940		Unrealized translation differences related to securities revaluation
	94001	Unrealized translation differences related to securities revaluation	7317362518.25	348084193623.90	663851177.25	348748044801.15	347196324812.45	663851177.25	347860175989.70	8205231329.70
		Total for first-tier balance sheet account 940	7317362518.25	348084193623.90	663851177.25	348748044801.15	347196324812.45	663851177.25	347860175989.70	8205231329.70
		Total for Section 9	196855001507.34	6560084283036.53	6188300904169.13	12748385187205.60	6479854296841.62	6189482136009.12	12669336432850.70	275903755862.26
		TOTAL ASSETS	196855001507.34	6560084283036.53	6188300904169.13	12748385187205.60	6479854296841.62	6189482136009.12	12669336432850.70	275903755862.26
		LIABILITIES

960		Liabilities related to cash supply
	96001	Liabilities related to cash supply	7614378261.64	1468258004669.74	2722407558936.63	4190665563606.37	1472107825639.27	2724937799692.29	4197045625331.56	13994439986.83
	96002	Liabilities related to cash supply from non-residents	410056287.84	259546240732.99	1357986696861.96	1617532937594.95	259446407137.20	1359005221359.29	1618451628496.49	1328747189.38
		Total for first-tier balance sheet account 960	8024434549.48	1727804245402.73	4080394255798.59	5808198501201.32	1731554232776.47	4083943021051.58	5815497253828.05	15323187176.21
961		Liabilities related to precious metals supply
	96101	Liabilities related to precious metals supply	0.00	0.00	326753288.50	326753288.50	0.00	326753288.50	326753288.50	0.00
	96102	Liabilities related to precious metals supply from non-residents	0.00	0.00	54118898768.25	54118898768.25	0.00	54118898768.25	54118898768.25	0.00
		Total for first-tier balance sheet account 961	0.00	0.00	54445652056.75	54445652056.75	0.00	54445652056.75	54445652056.75	0.00
962		Liabilities related to securities supply
	96201	Liabilities related to securities supply	0.00	24608745697.20	17671092446.01	42279838143.21	24608745697.20	18141007789.05	42749753486.25	469915343.04

43

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6	7	8	9	10	11
	96202	Claims related to securities supply from non-residents	0.00	7895372099.17	46401112156.56	54296484255.73	7895372099.17	46401112156.56	54296484255.73	0.00
		Total for first-tier balance sheet account 962	0.00	32504117796.37	64072204602.57	96576322398.94	32504117796.37	64542119945.61	97046237741.98	469915343.04
963		Liabilities related to cash supply
	96301	deadline on the next day	5025146700.00	103174362879.52	89143633797.99	192317996677.51	103174375644.29	89094605797.99	192268981442.28	4976131464.77
	96302	time of performance between 2 and 7 days	0.00	110625040262.12	95272826804.39	205897867066.51	110625040262.12	95272826804.39	205897867066.51	0.00
	96303	time of performance between 8 and 30 days	12497678750.00	68138259547.54	51303487845.70	119441747393.24	64029397047.54	43625154295.70	107654551343.24	710482700.00
	96304	time of performance between 31 and 90 days	9763310700.00	62147621890.00	39484501341.78	101632123231.78	58563746890.00	37443134641.78	96006881531.78	4138069000.00
	96305	time of performance exceeding 91 days	24514626900.00	45102834900.00	21230220034.20	66333054934.20	28469219900.00	20417488407.20	48886708307.20	7068280273.00
	96306	deadline on the next day (from non-residents)	0.00	94253403342.37	649549563551.02	743802966893.39	94253403342.37	649549563551.02	743802966893.39	0.00
	96307	time of performance between 2 and 7 days (from non-residents)	0.00	94093748854.56	607110655155.93	701204404010.49	94093748854.56	607110655155.93	701204404010.49	0.00
	96308	time of performance between 8 and 30 days (from non-residents)	19175201780.16	25039248844.79	399454553227.29	424493802072.08	26070609344.79	389558011666.85	415628621011.64	10310020719.72
	96309	time of performance between 31 and 90 days (from non-residents)	10564550828.94	24290345000.00	226373517816.36	250663862816.36	21307535000.00	286467208049.90	307774743049.90	67675431062.48
	96310	time of performance exceeding 91 days (from non-residents)	27374966038.83	133227629295.76	121948314982.79	255175944278.55	182066461575.76	131931538123.53	313997999699.29	86197021459.57
	96311	performance within the period stipulated in the agreement	7131016750.48	8646944139.54	0.00	8646944139.54	8752484006.73	0.00	8752484006.73	7236556617.67
		Total for first-tier balance sheet account 963	116046498448.41	768739438956.20	2300871274557.45	3069610713513.65	791406021868.16	2350470186494.29	3141876208362.45	188311993297.21
964		Liabilities related to precious metals supply
	96406	deadline on the next day (from non-residents)	0.00	0.00	33505325887.42	33505325887.42	0.00	33505325887.42	33505325887.42	0.00
	96407	time of performance between 2 and 7 days (from non-residents)	0.00	0.00	33961319996.44	33961319996.44	0.00	34267734882.56	34267734882.56	306414886.12
	96408	time of performance between 8 and 30 days (from non-residents)	0.00	0.00	21781496608.24	21781496608.24	0.00	21857684631.49	21857684631.49	76188023.25
	96409	time of performance between 31 and 90 days (from non-residents)	0.00	0.00	519731398.10	519731398.10	0.00	519731398.10	519731398.10	0.00
	96410	time of performance exceeding 91 days (from non-residents)	0.00	0.00	186946031.58	186946031.58	0.00	436770898.76	436770898.76	249824867.18
	96411	performance within the period stipulated in the agreement	7108865138.25	0.00	8534835138.61	8534835138.61	0.00	1468350547.36	1468350547.36	42380547.00
		Total for first-tier balance sheet account 964	7108865138.25	0.00	98489655060.39	98489655060.39	0.00	92055598245.69	92055598245.69	674808323.55
965		Liabilities related to securities supply
	96501	deadline on the next day	0.00	43974244097.42	32889181177.08	76863425274.50	43974244097.42	32889181177.08	76863425274.50	0.00
	96502	time of performance between 2 and 7 days	0.00	76312997974.87	31238032852.43	107551030827.30	76312997974.87	31238032852.43	107551030827.30	0.00
	96503	time of performance between 8 and 30 days	997932533.50	35945656151.06	2789208574.57	38734864725.63	38571216447.56	2789208574.57	41360425022.13	3623492830.00
	96504	time of performance between 31 and 90 days	0.00	17550931533.27	0.00	17550931533.27	19063981533.27	0.00	19063981533.27	1513050000.00
	96505	time of performance exceeding 91 days	152244223.81	620792734.87	0.00	620792734.87	468548511.06	0.00	468548511.06	0.00

44

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6	7	8	9	10	11
	96506	deadline on the next day (from non-residents)	0.00	97418677377.21	61994884913.83	159413562291.04	97418677377.21	61994884913.83	159413562291.04	0.00
	96507	time of performance between 2 and 7 days (from non-residents)	0.00	90043062298.47	95446623854.07	185489686152.54	90043062298.47	95446623854.07	185489686152.54	0.00
	96508	time of performance between 8 and 30 days (from non-residents)	3892082316.22	6722235876.96	46629018857.66	53351254734.62	8280907413.16	42736936541.44	51017843954.60	1558671536.20
	96509	time of performance between 31 and 90 days (from non-residents)	1457813755.86	7166618981.37	21466864072.55	28633483053.92	5708805225.51	21466864072.55	27175669298.06	0.00
	96510	time of performance exceeding 91 days (from non-residents)	171255875.00	185559024459.83	11029623846.13	196588648305.96	187704264409.33	12150529901.49	199854794310.82	3437401879.86
		Total for first-tier balance sheet account 965	6671328704.39	561314241485.33	303483438148.32	864797679633.65	567546705287.86	300712261887.46	868258967175.32	10132616246.06
966		Liabilities related to repurchase of securities
	96601	deadline on the next day	0.00	50073472007.52	0.00	50073472007.52	50073472007.52	0.00	50073472007.52	0.00
	96602	time of performance between 2 and 7 days	0.00	23386544918.98	0.00	23386544918.98	23386544918.98	0.00	23386544918.98	0.00
	96603	time of performance between 8 and 30 days	6781417836.60	12699711852.35	0.00	12699711852.35	5918294015.75	0.00	5918294015.75	0.00
	96606	deadline on the next day (from non-residents)	0.00	0.00	39466684459.31	39466684459.31	0.00	39466684459.31	39466684459.31	0.00
	96607	time of performance between 2 and 7 days (from non-residents)	0.00	0.00	36103862890.47	36103862890.47	0.00	36103862890.47	36103862890.47	0.00
	96608	time of performance between 8 and 30 days (from non-residents)	0.00	0.00	43427947264.18	43427947264.18	0.00	43427947264.18	43427947264.18	0.00
	96609	time of performance between 31 and 90 days (from non-residents)	0.00	0.00	28624328613.15	28624328613.15	0.00	28624328613.15	28624328613.15	0.00
	96610	time of performance exceeding 91 days (from non-residents)	0.00	14450701960.75	2429856874.31	16880558835.06	14450701960.75	2429856874.31	16880558835.06	0.00
		Total for first-tier balance sheet account 966	6781417836.60	100610430739.60	150052680101.42	250663110841.02	93829012903.00	150052680101.42	243881693004.42	0.00
967		Liabilities related to resale of securities
	96701	deadline on the next day	0.00	889973531378.92	3836484463.83	893810015842.75	890009166478.37	3836484463.83	893845650942.20	35635099.45
	96702	time of performance between 2 and 7 days	0.00	896018113360.40	4147126314.70	900165239675.10	896018113360.40	4147126314.70	900165239675.10	0.00
	96703	time of performance between 8 and 30 days	17984320373.69	399505710790.78	3556678725.26	403062389516.04	405959764126.11	3435701763.07	409395465889.18	24317396746.83
	96704	time of performance between 31 and 90 days	6812113557.22	11363487789.82	0.00	11363487789.82	6126786101.40	0.00	6126786101.40	1575411868.80
	96705	time of performance exceeding 91 days	0.00	5970546858.39	0.00	5970546858.39	6474934822.92	0.00	6474934822.92	504387964.53
	96706	deadline on the next day (from non-residents)	0.00	42356893718.02	0.00	42356893718.02	42356893718.02	0.00	42356893718.02	0.00
	96707	time of performance between 2 and 7 days (from non-residents)	0.00	45324978209.38	0.00	45324978209.38	45324978209.38	0.00	45324978209.38	0.00
	96708	time of performance between 8 and 30 days (from non-residents)	0.00	34974369947.11	0.00	34974369947.11	34974369947.11	0.00	34974369947.11	0.00
	96709	time of performance between 31 and 90 days (from non-residents)	4306405109.12	16732447325.86	0.00	16732447325.86	12426042216.74	0.00	12426042216.74	0.00
	96710	time of performance exceeding 91 days (from non-residents)	7716453305.58	14146562760.93	0.00	14146562760.93	6430109455.35	0.00	6430109455.35	0.00
		Total for first-tier balance sheet account 967	36819292345.61	2356366642139.61	11540289503.79	2367906931643.40	2346101158435.80	11419312541.60	2357520470977.40	26432831679.61

45

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6	7	8	9	10	11
968		Unrealized translation differences related to foreign currency revaluation
	96801	Unrealized translation differences related to foreign currency revaluation	15005209329.23	78034017560.03	0.00	78034017560.03	76793542758.45	0.00	76793542758.45	13764734527.65
		Total for first-tier balance sheet account 968	15005209329.23	78034017560.03	0.00	78034017560.03	76793542758.45	0.00	76793542758.45	13764734527.65
969		Unrealized translation differences related to precious metals revaluation
	96901	Unrealized translation differences related to precious metals revaluation	0.00	16696235305.67	0.00	16696235305.67	17051324476.50	0.00	17051324476.50	355089170.83
		Total for first-tier balance sheet account 969	0.00	16696235305.67	0.00	16696235305.67	17051324476.50	0.00	17051324476.50	355089170.83
970		Unrealized translation differences related to securities revaluation
	97001	Unrealized translation differences related to securities revaluation	397955155.37	140151205595.02	1579329500.83	141730535095.85	160190162831.20	1580997207.38	161771160038.58	20438580098.10
		Total for first-tier balance sheet account 970	397955155.37	140151205595.02	1579329500.83	141730535095.85	160190162831.20	1580997207.38	161771160038.58	20438580098.10
		Total for Section 9	196855001507.34	5782220574980.56	7064928779330.11	12847149354310.60	5816976279133.81	7109221829531.78	12926198108665.50	275903755862.26
		TOTAL LIABILITIES	196855001507.34	5782220574980.56	7064928779330.11	12847149354310.60	5816976279133.81	7109221829531.78	12926198108665.50	275903755862.26
		TOTAL TURNOVERS	.	12342304858017.00	13253229683499.20	25595534541516.30	12296830575975.40	13298703965540.90	25595534541516.30	.

		E. Deposit accounts
		ASSETS
980
	98000	Securities in custody (depositary)	490485607.00			970915030.00			972618829.00	488781808.00
	98010	Securities in custody in main depositary (NOSTRO base deposit account)	5827300336.00			34378224281.00			22274609622.00	17930914995.00
	98020	Securitis in transit, review, reissuance	100.00			490451768.00			490451865.00	3.00
	98030	Shortage of securities	0.00			837360.00			837360.00	0.00
	98035	Securities withdrawn from depositary	2100.00			0.00			0.00	2100.00
		TOTAL ASSETS	6317788143.00			35840428439.00			23738517676.00	18419698906.00
		LIABILITIES

980
	98040	Holders’ securities	1437447659.00			17133702267.00			17237557049.00	1541302441.00
	98050	Securities owned by depositary	1649003393.00			7570898692.00			8836157030.00	2914261731.00
	98053	Customers’ securities under brokerage agreements	0.00			319709420.00			319709420.00	0.00
	98055	Securities in trust management	6176398.00			59719456.00			785686868.00	732143810.00
	98060	Securities accepted for custody from secondary depositary (LORO base deposit account)	5492878.00			10712623.00			7844781.00	2625036.00

46

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6	7	8	9	10	11
	98065	Securities accepted for custody from other depositary (LORO settlement deposit account)	38132487.00			988553275.00			1036227488.00	85806700.00
	98070	Encumbered securities	2701052704.00			17915419799.00			28357924553.00	13143557458.00
	98080	Securities, holders of which are not identified	10360.00			916876.00			908246.00	1730.00
	98090	Nonnegotiable securities	480472264.00			977946013.00			497473749.00	0.00
		TOTAL LIABILITIES	6317788143.00			44977578421.00			57079489184.00	18419698906.00
		TOTAL TURNOVERS				80818006860.00			80818006860.00

President-Chairman of the Management Board	A.L. Kostin

Chief Accountant	O.A. Avdeeva

47

TRANSLATION OF ORIGINAL RUSSIAN VERSION

INCOME

STATEMENT

at 1 January 2007

		Codes

Name	Form No. 2 - OCUD Code	0409102
Name of credit institution
OJSC VTB Bank	BIK	044525187

Location (address)	OKPO code	00032520
Russia, 190000, St. Petersburg,
Bolshaya Morskaya street, 29
	OKPO code	-
Recipient
OPERU MGTU of CBR	Reconciliation
	total

Units of measurement - RUB and copecks

			Ruble denominated amounts from transactions:
No.	Item	Codes	in RUB	in foreign currency, precious metals	Total
1	2	3	4	5	6
	1. INCOME
	1. Interest received on loans issued, deposits and other placed funds (2nd tier balance account)
	1. Interest received on (term) loans issued to:
1	Ministry of Finance of the Russian Federation	11101	0.00	0.00	0.00
2	Finance bodies of the constituent entities of the Russian Federation and local authorities	11102	2,137,201,187.09	761,041.67	2,137,962,228.76
3	State non-budgetary funds of the Russian Federation	11103	971.25	0.00	971.25
4	Non-budgetary funds of the constituent entities of the Russian Federation and local authorities	11104	3,649,861.15	0.00	3,649,861.15
5	Financial institutions in federal ownership	11105	0.00	0.00	0.00
6	Commercial organizations in federal ownership	11106	1,086,339,167.18	419,980,946.36	1,506,320,113.54
7	Non-commercial organizations in federal ownership	11107	856,165.14	0.00	856,165.14
8	Financial institutions in state (other than federal) ownership	11108	3,387,142.98	0.00	3,387,142.98
9	Commercial organizations in state (other than federal) ownership	11109	312,329,725.02	14,754,714.40	327,084,439.42
10	Non-commercial organizations in state (other than federal) ownership	11110	109,012.48	0.00	109,012.48
11	Non-state financial institutions	11111	81,523,891.43	102,773,012.73	184,296,904.16
12	Non-state commercial organizations	11112	15,344,718,114.44	10,919,342,972.07	26,264,061,086.51
13	Non-state non-commercial organizations	11113	64,116,941.68	26,621,435.91	90,738,377.59
14	Individual entrepreneurs	11114	264,513,112.43	2,133,905.74	266,647,018.17
15	Individuals residents of the Russian Federation	11115	532,872,710.26	221,582,393.10	754,455,103.36
16	Non-resident legal entities	11116	299,056,394.00	1,777,078,182.07	2,076,134,576.07
17	Non-resident individuals	11117	143,070.07	2,622,644.69	2,765,714.76
18	Credit institutions	11118	342,809,145.34	928,426,104.02	1,271,235,249.36
19	Non-resident banks	11119	7,121,037.34	692,470,209.49	699,591,246.83
	Total for codes 11101-11119	0	20,480,747,649.28	15,108,547,562.25	35,589,295,211.53
	2. Interest received on overdue loans issued to:
1	Ministry of Finance of the Russian Federation	11201	0.00	0.00	0.00
2	Finance bodies of the constituent entities of the Russian Federation and local authorities	11202	35,113.87	0.00	35,113.87
3	State non-budgetary funds of the Russian Federation	11203	0.00	0.00	0.00

48

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6
4	Non-budgetary funds of the constituent entities of the Russian Federation and local authorities	11204	0.00	0.00	0.00
5	Financial institutions in federal ownership	11205	0.00	0.00	0.00
6	Commercial organizations in federal ownership	11206	1,634,127.50	0.00	1,634,127.50
7	Non-commercial organizations in federal ownership	11207	0.00	0.00	0.00
8	Financial institutions in state (other than federal) ownership	11208	0.00	0.00	0.00
9	Commercial organizations in state (other than federal) ownership	11209	13,626.09	0.00	13,626.09
10	Non-commercial organizations in state (other than federal) ownership	11210	0.00	0.00	0.00
11	Non-state financial institutions	11211	1,321.48	0.00	1,321.48
12	Non-state commercial organizations	11212	33,879,274.63	5,761,135.72	39,640,410.35
13	Non-state non-commercial organizations	11213	0.00	0.00	0.00
14	Individual entrepreneurs	11214	105,754.56	0.00	105,754.56
15	Individuals residents of the Russian Federation	11215	484,742.13	668,064.37	1,152,806.50
16	Non-resident legal entities	11216	0.00	84,878.68	84,878.68
17	Non-resident individuals	11217	0.00	0.00	0.00
18	Credit institutions	11218	13,534.25	0.00	13,534.25
19	Non-resident banks	11219	0.00	0.00	0.00
	Total for codes 11201-11219	0	36,167,494.51	6,514,078.77	42,681,573.28
	3. Overdue interest received from:
1	Ministry of Finance of the Russian Federation	11301	0.00	0.00	0.00
2	Finance bodies of the constituent entities of the Russian Federation and local authorities	11302	4,029,928.71	0.00	4,029,928.71
3	State non-budgetary funds of the Russian Federation	11303	0.00	0.00	0.00
4	Non-budgetary funds of the constituent entities of the Russian Federation and local authorities	11304	0.00	0.00	0.00
5	Financial institutions in federal ownership	11305	0.00	0.00	0.00
6	Commercial organizations in federal ownership	11306	167,534.70	0.00	167,534.70
7	Non-commercial organizations in federal ownership	11307	0.00	0.00	0.00
8	Financial institutions in state (other than federal) ownership	11308	0.00	0.00	0.00
9	Commercial organizations in state (other than federal) ownership	11309	812,187.01	838,010.61	1,650,197.62
10	Non-commercial organizations in state (other than federal) ownership	11310	0.00	0.00	0.00
11	Non-state financial institutions	11311	22,411.71	0.00	22,411.71
12	Non-state commercial organizations	11312	192,673,879.23	123,903,308.84	316,577,188.07
13	Non-state non-commercial organizations	11313	673,507.09	0.00	673,507.09
14	Individual entrepreneurs	11314	1,359,043.28	0.00	1,359,043.28
15	Individuals residents of the Russian Federation	11315	20,668,326.51	3,394,739.05	24,063,065.56
16	Non-resident legal entities	11316	101,033.57	7,694,376.89	7,795,410.46
17	Non-resident individuals	11317	0.00	991.06	991.06
18	Credit institutions	11318	0.00	0.00	0.00
19	Non-resident banks	11319	0.00	161,620,445.29	161,620,445.29
	Total for codes 11301-11319	0	220,507,851.81	297,451,871.74	517,959,723.55
	4. Interest received on other funds placed by:
1	Ministry of Finance of the Russian Federation	11401	0.00	0.00	0.00
2	Finance bodies of the constituent entities of the Russian Federation and local authorities	11402	0.00	0.00	0.00
3	State non-budgetary funds of the Russian Federation	11403	0.00	0.00	0.00
4	Non-budgetary funds of the constituent entities of the Russian Federation and local authorities	11404	0.00	0.00	0.00
5	Financial institutions in federal ownership	11405	0.00	0.00	0.00
6	Commercial organizations in federal ownership	11406	0.00	0.00	0.00
7	Non-commercial organizations in federal ownership	11407	0.00	0.00	0.00
8	Financial institutions in state (other than federal) ownership	11408	0.00	0.00	0.00

49

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6
9	Commercial organizations in state (other than federal) ownership	11409	0.00	0.00	0.00
10	Non-commercial organizations in state (other than federal) ownership	11410	0.00	0.00	0.00
11	Non-state financial institutions	11411	0.00	0.00	0.00
12	Non-state commercial organizations	11412	969,750.37	0.00	969,750.37
13	Non-state non-commercial organizations	11413	0.00	0.00	0.00
14	Non-resident legal entities	11414	0.00	0.00	0.00
15	Credit institutions	11415	0.00	0.00	0.00
16	Non-resident banks	11416	0.00	0.00	0.00
	Total for codes 11401-11416	0	969,750.37	0.00	969,750.37
	5. Interest received on accounts opened in:
1	Central Bank of the Russian Federation	11501	0.00	2,826,937.72	2,826,937.72
2	Credit institutions	11502	14,951,332.04	40,823,761.46	55,775,093.50
3	Non-resident banks	11503	0.00	1,458,241,592.07	1,458,241,592.07
	Total for codes 11501-11503	0	14,951,332.04	1,501,892,291.25	1,516,843,623.29
	6. Interest received on deposits, including overnight deposits and other funds placed in:
1	Central Bank of the Russian Federation	11601	142,864,849.25	0.00	142,864,849.25
2	Credit institutions	11602	712,277.17	16,364,970.05	17,077,247.22
3	Non-resident banks	11603	10,607.21	2,016,929,065.11	2,016,939,672.32
	Total for codes 11601-11603	0	143,587,733.63	2,033,294,035.16	2,176,881,768.79
	Total for subsection	0	20,896,931,811.64	18,947,699,839.17	39,844,631,650.81
	2. Income from securities transactions (2nd tier balance account)
	1. Interest income from investment in debt securities of:
1	the Russian Federation	12101	1,278,908,018.02	326,913,100.83	1,605,821,118.85
2	Constituent entities of the Russian Federation and local authorities	12102	1,262,791,904.45	0.00	1,262,791,904.45
3	Credit institutions	12103	149,483,119.48	0.00	149,483,119.48
4	Other debt securities	12104	2,087,556,935.74	0.00	2,087,556,935.74
5	Foreign states	12105	0.00	103,504,543.91	103,504,543.91
6	Non-resident banks	12106	32,772,582.77	941,036,513.75	973,809,096.52
7	Other debt securities of non-residents	12107	0.00	281,897,850.63	281,897,850.63
	Total for codes 12101-12107	0	4,811,512,560.46	1,653,352,009.12	6,464,864,569.58
	2. Interest income from promissory notes of:
1	Federal authorities	12201	0.00	0.00	0.00
2	Authorities of the constituent entities of the Russian Federation and local authorities	12202	0.00	0.00	0.00
3	Credit institutions	12203	5,402,335.38	0.00	5,402,335.38
4	Other promissory notes	12204	1,150,684.93	0.00	1,150,684.93
5	Government authorities of foreign states	12205	0.00	0.00	0.00
6	Local authorities of foreign states	12206	0.00	0.00	0.00
7	Non-resident banks	12207	0.00	0.00	0.00
8	Other promissory notes of non-residents	12208	0.00	0.00	0.00
	Total for codes 12201-12208	0	6,553,020.31	0.00	6,553,020.31
	3. Discount income from promissory notes of:
1	Federal authorities	12301	0.00	0.00	0.00
2	Authorities of the constituent entities of the Russian Federation and local authorities	12302	0.00	0.00	0.00
3	Credit institutions	12303	15,115,574.92	0.00	15,115,574.92
4	Other promissory notes	12304	472,864,142.01	0.00	472,864,142.01
5	Government authorities of foreign states	12305	0.00	0.00	0.00
6	Local authorities of foreign states	12306	0.00	0.00	0.00
7	Non-resident banks	12307	0.00	0.00	0.00
8	Other promissory notes of non-residents	12308	0.00	0.00	0.00
	Total for codes 12301-12308	0	487,979,716.93	0.00	487,979,716.93
	4. Income from resale (repayment) of securities of:
1	the Russian Federation	12401	25,954,592.47	2,328,580,427.38	2,354,535,019.85

50

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6
2	Constituent entities of the Russian Federation and local authorities	12402	12,849,678.16	0.00	12,849,678.16
3	Credit institutions	12403	1,394,341,424.86	52,286,680.22	1,446,628,105.08
4	Other securities	12404	6,283,785,817.82	3,541,761,655.13	9,825,547,472.95
5	Foreign states	12405	0.00	83,896,959.27	83,896,959.27
6	Non-resident banks	12406	0.00	5,145,096,118.77	5,145,096,118.77
7	Other securities of non-residents	12407	0.00	4,701,891,782.18	4,701,891,782.18
	Total for codes 12401-12407	0	7,716,931,513.31	15,853,513,622.95	23,570,445,136.26
	5. Dividends from interest in:
1	Credit institutions	12501	118,541,664.87	0.00	118,541,664.87
2	Other shares	12502	569,408,154.42	214,269,964.81	783,678,119.23
3	Non-resident banks	12503	0.00	1,456,423,588.98	1,456,423,588.98
4	Other shares of non-residents	12504	0.00	103,509,323.05	103,509,323.05
	Total for codes 12501-12504	0	687,949,819.29	1,774,202,876.84	2,462,152,696.13
	6. Other income received from securities transactions
1	Revaluation of securities	12601	10,812,783,383.92	0.00	10,812,783,383.92
2	Other transactions with acquired securities	12605	529,339,475.78	558.43	529,340,034.21
3	Other transactions with placed securities	12606	1,807,114.72	471,293.35	2,278,408.07
	Total for codes 12601, 12605, 12606	0	11,343,929,974.42	471,851.78	11,344,401,826.20
	Total for subsection	0	25,054,856,604.72	19,281,540,360.69	44,336,396,965.41
	3. Income received from transactions with foreign currencies, cheques (including traveler cheques) with nominal value in foreign currencies (2nd tier balance account)
	1. Income received from transactions with foreign currencies, cheques (including traveler cheques) with nominal value in foreign currencies
1	Income received from transactions with foreign currencies, cheques (including traveler cheques) with nominal value in foreign currencies	13101	8,000,555,571.43	675,061,346.67	8,675,616,918.10
	Total for code 13101	0	8,000,555,571.43	675,061,346.67	8,675,616,918.10
	2. Income from revaluation of foreign currency accounts
1	Income from revaluation of foreign currency accounts	13201	181,482,751,163.76	0.00	181,482,751,163.76
	Total for subsection	0	189,483,306,735.19	675,061,346.67	190,158,368,081.86
	4. Dividends received except share dividends (2nd tier balance account)
	1. Dividends received for participation in operations of:
1	Subsidiaries and associated credit institutions	14101	0.00	0.00	0.00
2	Subsidiaries and associated organizations	14102	0.00	0.00	0.00
3	Subsidiary and associated non-resident banks	14103	0.00	0.00	0.00
4	Subsidiary and associated non-resident organizations	14104	0.00	0.00	0.00
	Total for codes 14101-14104	0	0.00	0.00	0.00
	2. Dividends received for participation in charter capital of:
1	Credit institutions incorporated as limited (additional) liability companies	14201	0.00	0.00	0.00
2	Organizations	14202	28,405,309.00	0.00	28,405,309.00
3	Non-resident private banks	14203	0.00	0.00	0.00
4	Non-resident organizations	14204	0.00	0.00	0.00
5	Own branches in another country	14205	0.00	0.00	0.00
	Total for codes 14201-14205	0	28,405,309.00	0.00	28,405,309.00
	Total for subsection	0	28,405,309.00	0.00	28,405,309.00
	6. Fines, penalties, forfeit received (2nd tier balance account)
	1. Fines, penalties, forfeit received from:
1	Loan transactions	16101	84,371,363.16	12,549,307.92	96,920,671.08
2	Settlement transactions	16104	1,349,712.34	36,045.14	1,385,757.48
3	Other transactions	16105	315,615.25	180,924.33	496,539.58

51

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6
	Total for codes 16101-16105	0	86,036,690.75	12,766,277.39	98,802,968.14
	Total for subsection	0	86,036,690.75	12,766,277.39	98,802,968.14
	7. Other income (2nd tier balance account)
	1. Recovery of amounts from accounts of funds and allowance
1	For possible losses	17101	20,012,040,487.34	0.00	20,012,040,487.34
2	For other transactions	17103	4,272.57	0.00	4,272.57
	Total for codes 17101-17103	0	20,012,044,759.91	0.00	20,012,044,759.91
	2. Commission received from:
1	Cash transactions	17201	646,549,902.98	140,538,076.54	787,087,979.52
2	Cash collection transactions	17202	7,104,324.59	857,114.77	7,961,439.36
3	Settlement transactions	17203	1,224,324,647.50	375,801,555.86	1,600,126,203.36
4	Guaranties issued	17204	549,946,222.51	557,067,135.14	1,107,013,357.65
5	Other transactions	17205	1,296,883,269.91	996,983,779.51	2,293,867,049.42
	Total for codes 17201-17205	0	3,724,808,367.49	2,071,247,661.82	5,796,056,029.31
	3. Other income received from:
1	Property disposal (sale)	17301	62,409,883.25	0.00	62,409,883.25
2	Writing-off accounts payable	17302	33,209.94	1,977.80	35,187.74
3	Clients as reimbursement of telegraph and other expenses of a credit institution	17303	19,439,551.57	5,318,499.47	24,758,051.04
4	Delivery of banking documents (except cash collection)	17304	16,158.13	49,033.82	65,191.95
5	Transactions with precious metals	17305	697,095,015.51	618,582.03	697,713,597.54
6	Accounting of surplus cash, tangible assets	17306	281,563.97	336,868.28	618,432.25
7	Property lease out	17307	140,464,543.64	865,885.92	141,330,429.56
8	Factoring and forfeiting transactions	17308	12,876,337.09	1,650.85	12,877,987.94
9	Finance lease	17309	0.00	0.00	0.00
10	Trust management	17310	0.00	3,434,611.88	3,434,611.88
11	Option transactions	17311	132,288,930.90	1,783,972,335.87	1,916,261,266.77
12	Forward transactions	17312	3,063,172,402.43	0.00	3,063,172,402.43
13	Futures transactions	17313	1,525,291,134.50	4,048.91	1,525,295,183.41
14	Swap transactions	17314	380,597,959.53	0.00	380,597,959.53
15	Income from prior year loan transactions received in the reporting year	17315	509,785.75	21,079.83	530,865.58
16	Other prior year income identified in the reporting year	17316	89,711,567.80	2,358,306.70	92,069,874.50
17	Income received for processing of documents, computer maintenance, information services	17317	188,051,995.97	3,657,902.45	191,709,898.42
18	Other income	17318	333,425,268.09	44,217,140.96	377,642,409.05
19	Reimbursement of overpaid income tax amounts	17323	0.00	0.00	0.00
	Total for codes 17301-17323	0	6,645,665,308.07	1,844,857,924.77	8,490,523,232.84
	Total for subsection	0	30,382,518,435.47	3,916,105,586.59	34,298,624,022.06
	Total income	10000	265,932,055,586.77	42,833,173,410.51	308,765,228,997.28
	2. EXPENSES
	1. Interest paid on received loans (2nd tier balance account)
	1. Interest on received (term) loans paid to:
1	Central Bank of the Russian Federation	21101	100,100.19	0.00	100,100.19
2	Credit institutions	21102	81,639,472.81	49,875,697.15	131,515,169.96
3	Non-resident banks	21103	356,629,184.47	9,128,948,784.94	9,485,577,969.41
4	Other creditors	21104	0.00	1,365,910,691.77	1,365,910,691.77
	Total for codes 21101-21104	0	438,368,757.47	10,544,735,173.86	10,983,103,931.33
	2. Interest on overdue loans paid to:
1	Central Bank of the Russian Federation	21201	0.00	0.00	0.00
2	Credit institutions	21202	0.00	0.00	0.00
3	Non-resident banks	21203	0.00	0.00	0.00
4	Other creditors	21204	0.00	0.00	0.00
	Total for codes 21201-21204	0	0.00	0.00	0.00

52

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6
	3. Overdue interest paid to:
1	Central Bank of the Russian Federation	21301	0.00	0.00	0.00
2	Credit institutions	21302	0.00	0.00	0.00
3	Non-resident banks	21303	0.00	0.00	0.00
4	Other creditors	21304	0.00	0.00	0.00
	Total for codes 21301-21304	0	0.00	0.00	0.00
	Total for subsection	0	438,368,757.47	10,544,735,173.86	10,983,103,931.33
	2. Interest paid to legal entities on attracted funds (2nd tier balance account)
	1. Interest on opened client accounts paid to:
1	Financial institutions in federal ownership	22101	129,130.13	0.00	129,130.13
2	Commercial organizations in federal ownership	22102	17,953,342.52	67,302,178.05	85,255,520.57
3	Non-commercial organizations in federal ownership	22103	60,871,372.64	187,094,155.92	247,965,528.56
4	Financial institutions in state (other than federal) ownership	22104	65,751.54	123,768.30	189,519.84
5	Commercial organizations in state (other than federal) ownership	22105	1,474,853.32	140,160.36	1,615,013.68
6	Non-commercial organizations in state (other than federal) ownership	22106	1,924,650.66	49,217.69	1,973,868.35
7	Non-state financial institutions	22107	22,495,822.08	17,681,122.86	40,176,944.94
8	Non-state commercial organizations	22108	96,626,524.65	364,823,573.63	461,450,098.28
9	Non-state non-commercial organizations	22109	10,689,703.94	8,368,858.49	19,058,562.43
10	Credit institutions	22110	4,149,803.37	52,991,571.79	57,141,375.16
11	Non-resident banks	22111	7,668,671.07	40,813,691.64	48,482,362.71
12	Individual entrepreneurs	22112	1,957,485.50	28,620.09	1,986,105.59
13	Non-resident individual entrepreneurs	22113	0.00	0.00	0.00
14	Non-resident legal entities	22114	2,865,026.40	5,957,855.39	8,822,881.79
	Total for codes 22101-22114	0	228,872,137.82	745,374,774.21	974,246,912.03
	2. Interest on deposit paid to:
1	Ministry of Finance of the Russian Federation	22201	0.00	0.00	0.00
2	Finance bodies of the constituent entities of the Russian Federation and local authorities	22202	1,595,563,529.78	2,409,604.64	1,597,973,134.42
3	State non-budgetary funds of the Russian Federation	22203	0.00	0.00	0.00
4	Non-budgetary funds of the constituent entities of the Russian Federation and local authorities	22204	0.00	0.00	0.00
5	Financial institutions in federal ownership	22205	0.00	0.00	0.00
6	Commercial organizations in federal ownership	22206	119,665,624.54	224,974,815.66	344,640,440.20
7	Non-commercial organizations in federal ownership	22207	3,708,318.25	7,173,015.05	10,881,333.30
8	Financial institutions in state (other than federal) ownership	22208	25,859,413.63	0.00	25,859,413.63
9	Commercial organizations in state (other than federal) ownership	22209	1,268,391.05	0.00	1,268,391.05
10	Non-commercial organizations in state (other than federal) ownership	22210	2,067,006.05	0.00	2,067,006.05
11	Non-state financial institutions	22211	234,335,662.80	123,257,800.54	357,593,463.34
12	Non-state commercial organizations	22212	949,597,712.56	851,604,741.49	1,801,202,454.05
13	Non-state non-commercial organizations	22213	26,957,518.17	488,044.52	27,445,562.69
14	Non-resident legal entities	22214	49,642,909.09	401,555,414.04	451,198,323.13
15	Credit institutions	22215	2,040,053.07	801,112,678.12	803,152,731.19
16	Non-resident banks	22216	0.00	167,267,102.69	167,267,102.69
	Total for codes 22201-22216	0	3,010,706,138.99	2,579,843,216.75	5,590,549,355.74
	3. Interest on other attracted funds paid to:
1	Ministry of Finance of the Russian Federation	22301	21,428,326.15	0.00	21,428,326.15
2	Finance bodies of the constituent entities of the Russian Federation and local authorities	22302	0.00	0.00	0.00
3	State non-budgetary funds of the Russian Federation	22303	7,461.53	0.00	7,461.53
4	Non-budgetary funds of the constituent entities of the Russian Federation and local authorities	22304	0.00	0.00	0.00
5	Financial institutions in federal ownership	22305	0.00	0.00	0.00
6	Commercial organizations in federal ownership	22306	0.00	0.00	0.00
7	Non-commercial organizations in federal ownership	22307	0.00	0.00	0.00

53

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6
8	Financial institutions in state (other than federal) ownership	22308	0.00	0.00	0.00
9	Commercial organizations in state (other than federal) ownership	22309	0.00	0.00	0.00
10	Non-commercial organizations in state (other than federal) ownership	22310	0.00	0.00	0.00
11	Non-state financial institutions	22311	0.00	0.00	0.00
12	Non-state commercial organizations	22312	0.00	0.00	0.00
13	Non-state non-commercial organizations	22313	0.00	0.00	0.00
14	Non-resident legal entities	22314	0.00	75,242,395.98	75,242,395.98
15	Credit institutions	22315	44,548.53	11,693,618.97	11,738,167.50
16	Non-resident banks	22316	0.00	0.00	0.00
	Total for codes 22301-22316	0	21,480,336.21	86,936,014.95	108,416,351.16
	Total for subsection	0	3,261,058,613.02	3,412,154,005.91	6,673,212,618.93
	3. Interest paid to individuals (2nd tier balance account)
	1. Interest on opened accounts, deposits and other attracted funds of individuals paid to:
1	Individuals residents of the Russian Federation	23101	3,677,937,796.30	2,284,101,594.16	5,962,039,390.46
2	Non-resident individuals	23103	9,864,625.41	80,067,433.79	89,932,059.20
	Total for codes 23101-23103	0	3,687,802,421.71	2,364,169,027.95	6,051,971,449.66
	Total for subsection	0	3,687,802,421.71	2,364,169,027.95	6,051,971,449.66
	4. Expenses from securities transactions (2nd tier balance account)
	1. Securities issued
1	Interest on bonds	24101	1,681,820,000.00	0.00	1,681,820,000.00
2	Interest on deposit certificates	24102	247,890,743.37	0.00	247,890,743.37
3	Interest on saving certificates	24103	0.00	0.00	0.00
4	Interest on promissory notes	24104	10,632,704.38	33,416,422.65	44,049,127.03
5	Discount on promissory notes	24105	1,467,418,293.71	1,152,170,856.91	2,619,589,150.62
6	Other expenses from transactions with issued securities	24107	3,174,000.00	0.00	3,174,000.00
	Total for codes 24101-24105, 24107	0	3,410,935,741.46	1,185,587,279.56	4,596,523,021.02
	2. Expenses from transactions with acquired securities
1	Revaluation of securities	24201	4,529,634,273.48	1,548,289.72	4,531,182,563.20
2	Other securities transactions	24203	16,134,908.56	0.00	16,134,908.56
3	Resale (repayment) of securities	24205	11,996,100,340.81	8,453,044,360.29	20,449,144,701.10
4	Expenses of professional participants of the securities market related to purchase and sale of securities (except for expenses for advisory and information services)	24206	0.00	0.00	0.00
5	Writing off investment in securities	24207	30,000,000.00	0.00	30,000,000.00
	Total for codes 24201, 24203, 24205-24207	0	16,571,869,522.85	8,454,592,650.01	25,026,462,172.86
	Total for subsection	0	19,982,805,264.31	9,640,179,929.57	29,622,985,193.88
	5. Expenses from transactions with foreign currencies, cheques (including traveler cheques) with nominal value in foreign currencies (2nd tier balance account)
	1. Transactions with foreign currencies, cheques (including traveler cheques) with nominal value in foreign currencies
1	Transactions with foreign currencies, cheques (including traveler cheques) with nominal value in foreign currencies	25101	6,240,390,897.10	128,404,076.43	6,368,794,973.53
	Total for code 25101	0	6,240,390,897.10	128,404,076.43	6,368,794,973.53
	2. Expenses from revaluation of foreign currency accounts
1	Expenses from revaluation of foreign currency accounts	25201	181,371,794,352.47	0.00	181,371,794,352.47
	Total for subsection	0	187,612,185,249.57	128,404,076.43	187,740,589,326.00
	6. Administrative expenses (2nd tier balance account)
	1. Administrative expenses
1	Salaries including bonuses envisaged by the remuneration system	26101	5,916,377,220.18	15,093,910.21	5,931,471,130.39

54

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6
2	Salaries not envisaged by the remuneration system except bonuses paid out of special funds	26102	0.00	0.00	0.00
3	Charges on payroll — contributions to state non-budgetary funds as required by Russian law	26103	778,479,738.33	0.00	778,479,738.33
4	Relocation of employees, in cases and within limits envisaged by Russian law	26104	1,997,562.21	0.00	1,997,562.21
5	Training expenses within established limits; purchase of literature (including periodicals)	26105	31,585,905.36	1,610,526.83	33,196,432.19
6	Compensation to employees other than salary, within the limits guaranteed by Russian labor laws	26106	1,355,413.73	0.00	1,355,413.73
7	Expenses in excess of amounts (limits) guaranteed by Russian labor laws and other regulations				0.00
	for training of personnel	26107	35,700.00	0.00	35,700.00
	for compensation to employees other than salary	26108	190,740.72	0.00	190,740.72
8	Other expenses	26109	6,744,127.01	5,051,393.38	11,795,520.39
	Total for codes 26101-26109	0	6,736,766,407.54	21,755,830.42	6,758,522,237.96
	2. Social expenses
1	Financing of other social needs	26214	216,686.60	0.00	216,686.60
	Total for subsection	0	6,736,983,094.14	21,755,830.42	6,758,738,924.56
	8. Fines, penalties, forfeit paid (2nd tier balance account)
	1. Fines, penalties, forfeit paid for:
1	Untimely writing off/ remitting amounts from/to personal accounts	28101	0.00	0.00	0.00
2	Incorrect writing off/ remitting amounts from/to personal accounts	28102	0.00	0.00	0.00
3	Incorrect allocation (transfer) of funds written off from personal accounts	28103	0.00	4,518.54	4,518.54
4	Incorrect order of payments	28104	0.00	0.00	0.00
5	Untimely notification of tax authorities about opened client accounts	28105	20,000.00	0.00	20,000.00
6	Violation of loan or deposit contracts	28106	0.00	0.00	0.00
7	Incorrect tax payment	28107	151,109.10	0.00	151,109.10
	including for incorrect calculation of personal income tax	28108	750.35	0.00	750.35
8	Untimely transfer of funds to state non-budgetary funds	28109	878.27	0.00	878.27
9	Violation of legal reserve requirement	28110	0.00	0.00	0.00
10	Other violations	28111	1,959,254.92	31,779.28	1,991,034.20
	of which:				0.00
	violation of Russian laws or CBR regulations	28112	106,257.00	0.00	106,257.00
	Total for codes 28101-28111, except 28108	0	2,131,242.29	36,297.82	2,167,540.11
	Total for subsection	0	2,131,242.29	36,297.82	2,167,540.11
	9. Other expenses (2nd tier balance account)
	1. Contributions to funds and allowance
1	For possible losses	29101	17,790,493,680.71	0.00	17,790,493,680.71
2	For other transactions	29103	0.00	0.00	0.00
	Total for codes 29101-29103	0	17,790,493,680.71	0.00	17,790,493,680.71
	2. Commission paid on:
1	Cash transactions	29201	39,759.44	24,944,394.60	24,984,154.04
2	Cash collection transactions	29202	87,435,677.84	0.00	87,435,677.84
3	Settlement transactions	29203	97,671,285.01	90,382,959.55	188,054,244.56
4	Guaranties, warranties received	29204	2,736.21	2,199,733.83	2,202,470.04
5	Other transactions	29205	104,639,204.83	22,140,122.31	126,779,327.14
	Total for codes 29201-29205	0	289,788,663.33	139,667,210.29	429,455,873.62
	3. Other operating expenses
1	Servicing of computers, maintenance of company cars in allowed cases, other transport vehicles and equipment, information services	29301	479,156,288.49	63,137,059.41	542,293,347.90
2	Processing of documents and bookkeeping	29302	39,478,457.92	2,545.20	39,481,003.12
3	Settlement transactions	29303	3,220.80	27,429.07	30,649.87
4	Production, purchase and delivery of blank forms, information carriers, paper, package materials for banknotes and coins	29304	22,882,130.70	6,947.86	22,889,078.56

55

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6
5	Mail, telegraph, telephone expenses and communications lease expenses	29306	274,414,385.35	7,641,100.85	282,055,486.20
6	Depreciation charges on:				0.00
	premises and equipment	29307	714,037,993.66	0.00	714,037,993.66
	premises and equipment received in financial lease	29312	1,627,344.27	0.00	1,627,344.27
	intangible assets	29314	7,867,989.14	0.00	7,867,989.14
7	Publishing and office supplies	29315	54,267,199.82	108,851.19	54,376,051.01
8	Repair expenses (except motor vehicles)	29316	113,250,546.87	0.00	113,250,546.87
9	Maintenance of buildings and constructions	29317	386,859,807.97	484,569.69	387,344,377.66
10	Security	29318	502,110,810.95	0.00	502,110,810.95
11	Uniforms and special clothes	29319	328,494.86	0.00	328,494.86
12	Advertising expenses within limits established by Russian law	29320	828,255,728.14	12,158,975.99	840,414,704.13
13	Entertainment expenses within limits established by Russian law	29321	22,556,680.24	950,401.01	23,507,081.25
14	Business travel expenses within limits established by Russian law	29322	103,953,122.40	5,444,354.09	109,397,476.49
15	Expenses in excess of amounts (limits) established by Russian laws and other regulations:				0.00
	advertising	29323	5,685,926.61	1,859,431.63	7,545,358.24
	entertainment	29324	23,966,781.66	4,167,630.60	28,134,412.26
	business travel expenses	29325	92,052,970.79	16,989,624.52	109,042,595.31
16	Commissioning and start-up expenses	29326	1,225,925.34	0.00	1,225,925.34
17	State duty paid	29327	53,371,219.12	0.00	53,371,219.12
18	Transport expenses except allocated to inventory cost	29328	112,308,263.93	663,544.98	112,971,808.91
19	Other expenses	29329	400,653,974.24	4,525,599.15	405,179,573.39
	Total for codes 29301-29329	0	4,240,315,263.27	118,168,065.24	4,358,483,328.51
	4. Other expenses
1	Disposal (sale) and write off of assets	29401	69,804,278.83	0.00	69,804,278.83
	of which:				0.00
	disposal (sale) of partially amortized premises and equipment	29417	64,982,897.33	0.00	64,982,897.33
2	Writing off accounts receivable	29402	5,636,425.78	3,489,801.97	9,126,227.75
3	Delivery of bank documents	29403	7,438,352.11	0.00	7,438,352.11
4	Transactions with precious metals	29404	739,570,212.37	283,058.99	739,853,271.36
5	Writing off shortages, misappropriated cash or tangible assets, false banknote/coin amounts	29405	178,693.94	23,533.72	202,227.66
6	Rent	29406	1,075,787,127.17	13,794,710.37	1,089,581,837.54
7	Factoring and forfeiting transactions	29407	33,847,965.55	0.00	33,847,965.55
8	Trust management	29409	0.00	0.00	0.00
9	Option transactions	29410	157,228,970.96	1,159,505,737.34	1,316,734,708.30
10	Forward transactions	29411	3,046,556,576.72	0.00	3,046,556,576.72
11	Futures transactions	29412	2,584,370,119.80	40,629.41	2,584,410,749.21
12	Swap transactions	29413	274,994,709.59	0.00	274,994,709.59
13	Prior year loan transactions identified in the reporting year	29414	20,736.49	0.00	20,736.49
14	Other prior year loan transactions identified in the reporting year	29415	193,745,600.95	20,600,572.10	214,346,173.05
15	Taxes allocated to expenses in cases envisaged by Russian law	29416	1,375,737,485.25	162,131,758.77	1,537,869,244.02
16	Writing off loan payables in the absence (insufficiency) of reserves or reserve fund	29418	0.00	0.00	0.00
17	Payment of amounts claimed by clients including credit institutions	29419	5,795,458.58	12,904.49	5,808,363.07
18	Litigation and arbitration expenses related to the activities of the credit institutions	29420	524,506.25	0.00	524,506.25
19	Audit expenses	29421	24,434,010.35	25,431.73	24,459,442.08
20	Publication of financial statements	29422	3,778,711.14	0.00	3,778,711.14
21	Other expenses	29423	1,981,724,012.90	697,137,725.76	2,678,861,738.66
22	Additional payments due to untimely payment of taxes	29425	0.00	0.00	0.00

56

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6
	Total for codes 29401-29425, except 29417	0	11,581,173,954.73	2,057,045,864.65	13,638,219,819.38
	of which pertaining to subsequent events		12,905,663.40	0.00	12,905,663.40
	Total for subsection	0	33,901,771,562.04	2,314,881,140.18	36,216,652,702.22
	Total expenses	20000	255,623,106,204.55	28,426,315,482.14	284,049,421,686.69
	3. OPERATING RESULTS
3.1	Amount written off account 70502 and directly allocated to losses	35001*	0.00	0.00	0.00
3.2	Total reported results
	- Profit (symbol 10000 less symbol 20000)	33001	0.00	0.00	24,715,807,310.59
	- Loss (symbol 20000 less symbol 10000 and symbol 35001)	33002	0.00	0.00	0.00

*To be filled in only for annual accounting report

Reference

1	Financial performance of the Head office of the credit institution:
	a) profit	31005	11,915,594,979.89

	b) losses	32005	0.00

2	Number of branches of the credit institutions ended the reporting period with profit	31003	48
3	Amount of the profit received	31004	13,355,649,859.14
4	Number of branches of the credit institutions ended the reporting period with losses	32003	10
5	Amount of the loss assumed	32004	555,437,528.44

President-Chairman of the Management Board	A.L. Kostin

Chief Accountant	O.A. Avdeeva

“            ”                                            .

57

TRANSLATION OF ORIGINAL RUSSIAN VERSION

OJSC VTB Bank
Consolidated schedule of subsequent events balances
for the year ended 31 December 2006
Consolidated

					Subsequent events balances						Closing balances with consideration of
Account number		Opening balances as at January 1, 2007			DR			CR			subsequent events balances
first tier	second tier	in RUB	Foreign currency in RUB equivalent	TOTAL	in RUB	Foreign currency in RUB equivalent	TOTAL	in RUB	Foreign currency in RUB equivalent	TOTAL	in RUB	Foreign currency in RUB equivalent	TOTAL
1	2	3	4	5	6	7	8	9	10	11	12	13	14
	A. Balance sheet accounts
	ASSETS
202
	20202	3213056962.89	2577854013.47	5790910976.36	0.00	0.00	0.00	0.00	0.00	0.00	3213056962.89	2577854013.47	5790910976.36
	20203	0.00	1575490.87	1575490.87	0.00	0.00	0.00	0.00	0.00	0.00	0.00	1575490.87	1575490.87
	20206	10157292.20	10393036.47	20550328.67	0.00	0.00	0.00	0.00	0.00	0.00	10157292.20	10393036.47	20550328.67
	20207	32597621.03	37546308.70	70143929.73	0.00	0.00	0.00	0.00	0.00	0.00	32597621.03	37546308.70	70143929.73
	20208	3679550967.40	108409117.25	3787960084.65	0.00	0.00	0.00	0.00	0.00	0.00	3679550967.40	108409117.25	3787960084.65
	20209	127041972.00	38928004.58	165969976.58	0.00	0.00	0.00	0.00	0.00	0.00	127041972.00	38928004.58	165969976.58
	20210	0.00	24639584.72	24639584.72	0.00	0.00	0.00	0.00	0.00	0.00	0.00	24639584.72	24639584.72
	Total for account 202	7062404815.52	2799345556.06	9861750371.58	0.00	0.00	0.00	0.00	0.00	0.00	7062404815.52	2799345556.06	9861750371.58
203
	20302	0.00	451336471.68	451336471.68	0.00	0.00	0.00	0.00	0.00	0.00	0.00	451336471.68	451336471.68
	20303	0.00	90187107.45	90187107.45	0.00	0.00	0.00	0.00	0.00	0.00	0.00	90187107.45	90187107.45
	20308	0.00	10391044.33	10391044.33	0.00	0.00	0.00	0.00	0.00	0.00	0.00	10391044.33	10391044.33
	20316	0.00	101750151.10	101750151.10	0.00	0.00	0.00	0.00	0.00	0.00	0.00	101750151.10	101750151.10
	Total for account 203	0.00	653664774.56	653664774.56	0.00	0.00	0.00	0.00	0.00	0.00	0.00	653664774.56	653664774.56
	Total for section 2	7062404815.52	3453010330.62	10515415146.14	0.00	0.00	0.00	0.00	0.00	0.00	7062404815.52	3453010330.62	10515415146.14
301
	30102	25110021079.81	6631648.40	25116652728.21	0.00	0.00	0.00	0.00	0.00	0.00	25110021079.81	6631648.40	25116652728.21
	30110	4296487771.76	5329126419.80	9625614191.56	0.00	0.00	0.00	0.00	0.00	0.00	4296487771.76	5329126419.80	9625614191.56
	30114	0.00	41418586335.60	41418586335.60	0.00	0.00	0.00	0.00	0.00	0.00	0.00	41418586335.60	41418586335.60
	30115	0.00	2583804815.72	2583804815.72	0.00	0.00	0.00	0.00	0.00	0.00	0.00	2583804815.72	2583804815.72
	30119	0.00	18743397.89	18743397.89	0.00	0.00	0.00	0.00	0.00	0.00	0.00	18743397.89	18743397.89
	Total for account 301	29406508851.57	49356892617.41	78763401468.98	0.00	0.00	0.00	0.00	0.00	0.00	29406508851.57	49356892617.41	78763401468.98

58

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6	7	8	9	10	11	12	13	14
302
	30202	4054452000.00	0.00	4054452000.00	0.00	0.00	0.00	0.00	0.00	0.00	4054452000.00	0.00	4054452000.00
	30204	6159853000.00	0.00	6159853000.00	0.00	0.00	0.00	0.00	0.00	0.00	6159853000.00	0.00	6159853000.00
	30210	7000000.00	0.00	7000000.00	0.00	0.00	0.00	0.00	0.00	0.00	7000000.00	0.00	7000000.00
	30221	1471000000.00	5860219.88	1476860219.88	0.00	0.00	0.00	0.00	0.00	0.00	1471000000.00	5860219.88	1476860219.88
	30233	206790662.14	18403923.74	225194585.88	0.00	0.00	0.00	0.00	0.00	0.00	206790662.14	18403923.74	225194585.88
	Total for account 302	11899095662.14	24264143.62	11923359805.76	0.00	0.00	0.00	0.00	0.00	0.00	11899095662.14	24264143.62	11923359805.76
303
	30302	42397824682.51	15641316121.22	58039140803.73	0.00	0.00	0.00	0.00	0.00	0.00	42397824682.51	15641316121.22	58039140803.73
	30306	92502106760.49	45062800446.69	137564907207.18	0.00	0.00	0.00	0.00	0.00	0.00	92502106760.49	45062800446.69	137564907207.18
	Total for account 303	134899931443.00	60704116567.91	195604048010.91	0.00	0.00	0.00	0.00	0.00	0.00	134899931443.00	60704116567.91	195604048010.91
304
	30402	173394422.67	29206939.82	202601362.49	0.00	0.00	0.00	0.00	0.00	0.00	173394422.67	29206939.82	202601362.49
	30406	363924725.70	0.00	363924725.70	0.00	0.00	0.00	0.00	0.00	0.00	363924725.70	0.00	363924725.70
	Total for account 304	537319148.37	29206939.82	566526088.19	0.00	0.00	0.00	0.00	0.00	0.00	537319148.37	29206939.82	566526088.19
319
	31904	5450000000.00	0.00	5450000000.00	0.00	0.00	0.00	0.00	0.00	0.00	5450000000.00	0.00	5450000000.00
	Total for account 319	5450000000.00	0.00	5450000000.00	0.00	0.00	0.00	0.00	0.00	0.00	5450000000.00	0.00	5450000000.00
320
	32004	350000000.00	1260162225.00	1610162225.00	0.00	0.00	0.00	0.00	0.00	0.00	350000000.00	1260162225.00	1610162225.00
	32005	0.00	457993800.00	457993800.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	457993800.00	457993800.00
	32006	162000000.00	0.00	162000000.00	0.00	0.00	0.00	0.00	0.00	0.00	162000000.00	0.00	162000000.00
	32007	420000000.00	341069400.00	761069400.00	0.00	0.00	0.00	0.00	0.00	0.00	420000000.00	341069400.00	761069400.00
	32008	0.00	13165550000.00	13165550000.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	13165550000.00	13165550000.00
	Total for account 320	932000000.00	15224775425.00	16156775425.00	0.00	0.00	0.00	0.00	0.00	0.00	932000000.00	15224775425.00	16156775425.00
321
	32101	174790000.00	19971900.05	194761900.05	0.00	0.00	0.00	0.00	0.00	0.00	174790000.00	19971900.05	194761900.05
	32104	0.00	5397875500.00	5397875500.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	5397875500.00	5397875500.00
	32105	0.00	421297600.00	421297600.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	421297600.00	421297600.00
	32106	0.00	289642100.00	289642100.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	289642100.00	289642100.00
	32107	0.00	946684700.00	946684700.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	946684700.00	946684700.00
	32108	0.00	6200184117.00	6200184117.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	6200184117.00	6200184117.00
	32109	0.00	11102478994.79	11102478994.79	0.00	0.00	0.00	0.00	0.00	0.00	0.00	11102478994.79	11102478994.79
	Total for account 321	174790000.00	24378134911.84	24552924911.84	0.00	0.00	0.00	0.00	0.00	0.00	174790000.00	24378134911.84	24552924911.84
322
	32204	3656826075.35	0.00	3656826075.35	0.00	0.00	0.00	0.00	0.00	0.00	3656826075.35	0.00	3656826075.35
	32207	338754472.20	0.00	338754472.20	0.00	0.00	0.00	0.00	0.00	0.00	338754472.20	0.00	338754472.20
	Total for account 322	3995580547.55	0.00	3995580547.55	0.00	0.00	0.00	0.00	0.00	0.00	3995580547.55	0.00	3995580547.55

59

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6	7	8	9	10	11	12	13	14
323
	32301	0.00	5506807.26	5506807.26	0.00	0.00	0.00	0.00	0.00	0.00	0.00	5506807.26	5506807.26
	32304	0.00	23790087280.00	23790087280.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	23790087280.00	23790087280.00
	32305	0.00	9017762033.16	9017762033.16	0.00	0.00	0.00	0.00	0.00	0.00	0.00	9017762033.16	9017762033.16
	32306	0.00	2777931050.00	2777931050.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	2777931050.00	2777931050.00
	32307	0.00	1316555000.00	1316555000.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	1316555000.00	1316555000.00
	32308	0.00	3132726823.84	3132726823.84	0.00	0.00	0.00	0.00	0.00	0.00	0.00	3132726823.84	3132726823.84
	Total for account 323	0.00	40040568994.26	40040568994.26	0.00	0.00	0.00	0.00	0.00	0.00	0.00	40040568994.26	40040568994.26
328
	32802	160054278.46	2039491247.74	2199545526.20	0.00	0.00	0.00	0.00	0.00	0.00	160054278.46	2039491247.74	2199545526.20
	Total for account 328	160054278.46	2039491247.74	2199545526.20	0.00	0.00	0.00	0.00	0.00	0.00	160054278.46	2039491247.74	2199545526.20
	Total for section 3	187455279931.09	191797450847.60	379252730778.69	0.00	0.00	0.00	0.00	0.00	0.00	187455279931.09	191797450847.60	379252730778.69
442
	44205	2615000000.00	0.00	2615000000.00	0.00	0.00	0.00	0.00	0.00	0.00	2615000000.00	0.00	2615000000.00
	44206	1035900000.00	0.00	1035900000.00	0.00	0.00	0.00	0.00	0.00	0.00	1035900000.00	0.00	1035900000.00
	44207	22637899566.00	0.00	22637899566.00	0.00	0.00	0.00	0.00	0.00	0.00	22637899566.00	0.00	22637899566.00
	44208	5284408300.00	0.00	5284408300.00	0.00	0.00	0.00	0.00	0.00	0.00	5284408300.00	0.00	5284408300.00
	Total for account 442	31573207866.00	0.00	31573207866.00	0.00	0.00	0.00	0.00	0.00	0.00	31573207866.00	0.00	31573207866.00
444
	44407	12400000.00	0.00	12400000.00	0.00	0.00	0.00	0.00	0.00	0.00	12400000.00	0.00	12400000.00
	Total for account 444	12400000.00	0.00	12400000.00	0.00	0.00	0.00	0.00	0.00	0.00	12400000.00	0.00	12400000.00
446
	44601	217491160.76	0.00	217491160.76	0.00	0.00	0.00	0.00	0.00	0.00	217491160.76	0.00	217491160.76
	44603	50000000.00	0.00	50000000.00	0.00	0.00	0.00	0.00	0.00	0.00	50000000.00	0.00	50000000.00
	44604	781500000.00	0.00	781500000.00	0.00	0.00	0.00	0.00	0.00	0.00	781500000.00	0.00	781500000.00
	44605	386000000.00	0.00	386000000.00	0.00	0.00	0.00	0.00	0.00	0.00	386000000.00	0.00	386000000.00
	44606	3118000000.00	82942965.00	3200942965.00	0.00	0.00	0.00	0.00	0.00	0.00	3118000000.00	82942965.00	3200942965.00
	44607	5889078734.78	3382881761.94	9271960496.72	0.00	0.00	0.00	0.00	0.00	0.00	5889078734.78	3382881761.94	9271960496.72
	44608	1427982115.91	2371039070.24	3799021186.15	0.00	0.00	0.00	0.00	0.00	0.00	1427982115.91	2371039070.24	3799021186.15
	Total for account 446	11870052011.45	5836863797.18	17706915808.63	0.00	0.00	0.00	0.00	0.00	0.00	11870052011.45	5836863797.18	17706915808.63
449
	44901	170250207.47	0.00	170250207.47	0.00	0.00	0.00	0.00	0.00	0.00	170250207.47	0.00	170250207.47
	44904	5000000.00	0.00	5000000.00	0.00	0.00	0.00	0.00	0.00	0.00	5000000.00	0.00	5000000.00
	44906	272171576.43	0.00	272171576.43	0.00	0.00	0.00	0.00	0.00	0.00	272171576.43	0.00	272171576.43
	44907	1040618000.00	0.00	1040618000.00	0.00	0.00	0.00	0.00	0.00	0.00	1040618000.00	0.00	1040618000.00
	44908	130000000.00	0.00	130000000.00	0.00	0.00	0.00	0.00	0.00	0.00	130000000.00	0.00	130000000.00
	Total for account 449	1618039783.90	0.00	1618039783.90	0.00	0.00	0.00	0.00	0.00	0.00	1618039783.90	0.00	1618039783.90
450
	45006	400000000.00	0.00	400000000.00	0.00	0.00	0.00	0.00	0.00	0.00	400000000.00	0.00	400000000.00
	Total for account 450	400000000.00	0.00	400000000.00	0.00	0.00	0.00	0.00	0.00	0.00	400000000.00	0.00	400000000.00

60

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6	7	8	9	10	11	12	13	14
451
	45101	49220654.82	0.00	49220654.82	0.00	0.00	0.00	0.00	0.00	0.00	49220654.82	0.00	49220654.82
	45107	563477910.07	639949161.23	1203427071.30	0.00	0.00	0.00	0.00	0.00	0.00	563477910.07	639949161.23	1203427071.30
	45108	0.00	205382580.00	205382580.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	205382580.00	205382580.00
	Total for account 451	612698564.89	845331741.23	1458030306.12	0.00	0.00	0.00	0.00	0.00	0.00	612698564.89	845331741.23	1458030306.12
452
	45201	15988912885.57	176838194.38	16165751079.95	0.00	0.00	0.00	0.00	0.00	0.00	15988912885.57	176838194.38	16165751079.95
	45203	402252800.10	78993300.00	481246100.10	0.00	0.00	0.00	0.00	0.00	0.00	402252800.10	78993300.00	481246100.10
	45204	6981536616.64	953301337.16	7934837953.80	0.00	0.00	0.00	0.00	0.00	0.00	6981536616.64	953301337.16	7934837953.80
	45205	17170266903.41	6640429622.53	23810696525.94	0.00	0.00	0.00	0.00	0.00	0.00	17170266903.41	6640429622.53	23810696525.94
	45206	37038980896.65	17954999940.50	54993980837.15	0.00	0.00	0.00	0.00	0.00	0.00	37038980896.65	17954999940.50	54993980837.15
	45207	41039287151.33	21518819247.66	62558106398.99	0.00	0.00	0.00	0.00	0.00	0.00	41039287151.33	21518819247.66	62558106398.99
	45208	12622718972.53	77862386203.49	90485105176.02	0.00	0.00	0.00	0.00	0.00	0.00	12622718972.53	77862386203.49	90485105176.02
	Total for account 452	131243956226.23	125185767845.72	256429724071.95	0.00	0.00	0.00	0.00	0.00	0.00	131243956226.23	125185767845.72	256429724071.95
453
	45301	12269474.14	0.00	12269474.14	0.00	0.00	0.00	0.00	0.00	0.00	12269474.14	0.00	12269474.14
	45304	1000000.00	0.00	1000000.00	0.00	0.00	0.00	0.00	0.00	0.00	1000000.00	0.00	1000000.00
	45305	1470000.00	0.00	1470000.00	0.00	0.00	0.00	0.00	0.00	0.00	1470000.00	0.00	1470000.00
	45306	160940000.00	0.00	160940000.00	0.00	0.00	0.00	0.00	0.00	0.00	160940000.00	0.00	160940000.00
	45307	117999999.90	22750.07	118022749.97	0.00	0.00	0.00	0.00	0.00	0.00	117999999.90	22750.07	118022749.97
	45308	94428258.16	0.00	94428258.16	0.00	0.00	0.00	0.00	0.00	0.00	94428258.16	0.00	94428258.16
	Total for account 453	388107732.20	22750.07	388130482.27	0.00	0.00	0.00	0.00	0.00	0.00	388107732.20	22750.07	388130482.27
454
	45401	754934557.79	0.00	754934557.79	0.00	0.00	0.00	0.00	0.00	0.00	754934557.79	0.00	754934557.79
	45404	126589999.54	0.00	126589999.54	0.00	0.00	0.00	0.00	0.00	0.00	126589999.54	0.00	126589999.54
	45405	298559713.81	0.00	298559713.81	0.00	0.00	0.00	0.00	0.00	0.00	298559713.81	0.00	298559713.81
	45406	219123404.05	2106488.00	221229892.05	0.00	0.00	0.00	0.00	0.00	0.00	219123404.05	2106488.00	221229892.05
	45407	428119660.30	0.00	428119660.30	0.00	0.00	0.00	0.00	0.00	0.00	428119660.30	0.00	428119660.30
	Total for account 454	1827327335.49	2106488.00	1829433823.49	0.00	0.00	0.00	0.00	0.00	0.00	1827327335.49	2106488.00	1829433823.49
455
	45504	22332.00	0.00	22332.00	0.00	0.00	0.00	0.00	0.00	0.00	22332.00	0.00	22332.00
	45505	12457534.25	790815198.49	803272732.74	0.00	0.00	0.00	0.00	0.00	0.00	12457534.25	790815198.49	803272732.74
	45506	546924932.15	118469296.26	665394228.41	0.00	0.00	0.00	0.00	0.00	0.00	546924932.15	118469296.26	665394228.41
	45507	1219928551.27	341997195.19	1561925746.46	0.00	0.00	0.00	0.00	0.00	0.00	1219928551.27	341997195.19	1561925746.46
	45509	12134312.96	1078751.99	13213064.95	0.00	0.00	0.00	0.00	0.00	0.00	12134312.96	1078751.99	13213064.95
	Total for account 455	1791467662.63	1252360441.93	3043828104.56	0.00	0.00	0.00	0.00	0.00	0.00	1791467662.63	1252360441.93	3043828104.56
456
	45603	0.00	15798660000.00	15798660000.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	15798660000.00	15798660000.00
	45604	0.00	15374735234.36	15374735234.36	0.00	0.00	0.00	0.00	0.00	0.00	0.00	15374735234.36	15374735234.36

61

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6	7	8	9	10	11	12	13	14
	45605	0.00	11915086061.00	11915086061.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	11915086061.00	11915086061.00
	45606	0.00	6036469314.15	6036469314.15	0.00	0.00	0.00	0.00	0.00	0.00	0.00	6036469314.15	6036469314.15
	Total for account 456	0.00	49124950609.51	49124950609.51	0.00	0.00	0.00	0.00	0.00	0.00	0.00	49124950609.51	49124950609.51
457
	45705	38000.00	0.00	38000.00	0.00	0.00	0.00	0.00	0.00	0.00	38000.00	0.00	38000.00
	45706	1165408.74	3028076.50	4193485.24	0.00	0.00	0.00	0.00	0.00	0.00	1165408.74	3028076.50	4193485.24
	45708	5.31	755.34	760.65	0.00	0.00	0.00	0.00	0.00	0.00	5.31	755.34	760.65
	Total for account 457	1203414.05	3028831.84	4232245.89	0.00	0.00	0.00	0.00	0.00	0.00	1203414.05	3028831.84	4232245.89
458
	45806	250449649.33	0.00	250449649.33	0.00	0.00	0.00	0.00	0.00	0.00	250449649.33	0.00	250449649.33
	45809	25000000.00	0.00	25000000.00	0.00	0.00	0.00	0.00	0.00	0.00	25000000.00	0.00	25000000.00
	45812	7222126288.55	3479259224.72	10701385513.27	0.00	0.00	0.00	0.00	0.00	0.00	7222126288.55	3479259224.72	10701385513.27
	45814	16243284.85	0.00	16243284.85	0.00	0.00	0.00	0.00	0.00	0.00	16243284.85	0.00	16243284.85
	45815	28774470.05	8210910.97	36985381.02	0.00	0.00	0.00	0.00	0.00	0.00	28774470.05	8210910.97	36985381.02
	45816	0.00	2250139.15	2250139.15	0.00	0.00	0.00	0.00	0.00	0.00	0.00	2250139.15	2250139.15
	45817	680.92	73828.66	74509.58	0.00	0.00	0.00	0.00	0.00	0.00	680.92	73828.66	74509.58
	Total for account 458	7542594373.70	3489794103.50	11032388477.20	0.00	0.00	0.00	0.00	0.00	0.00	7542594373.70	3489794103.50	11032388477.20
459
	45906	376300298.02	0.00	376300298.02	0.00	0.00	0.00	0.00	0.00	0.00	376300298.02	0.00	376300298.02
	45912	640070.17	0.00	640070.17	0.00	0.00	0.00	0.00	0.00	0.00	640070.17	0.00	640070.17
	Total for account 459	376940368.19	0.00	376940368.19	0.00	0.00	0.00	0.00	0.00	0.00	376940368.19	0.00	376940368.19
471
	47101	4000000.00	526622.00	4526622.00	0.00	0.00	0.00	0.00	0.00	0.00	4000000.00	526622.00	4526622.00
	Total for account 471	4000000.00	526622.00	4526622.00	0.00	0.00	0.00	0.00	0.00	0.00	4000000.00	526622.00	4526622.00
474
	47404	19854130.52	535837885.00	555692015.52	0.00	0.00	0.00	0.00	0.00	0.00	19854130.52	535837885.00	555692015.52
	47408	752490676.77	4603307074.68	5355797751.45	0.00	0.00	0.00	0.00	0.00	0.00	752490676.77	4603307074.68	5355797751.45
	47415	70147391.78	0.00	70147391.78	0.00	0.00	0.00	0.00	0.00	0.00	70147391.78	0.00	70147391.78
	47417	50.00	84212.13	84262.13	0.00	0.00	0.00	0.00	0.00	0.00	50.00	84212.13	84262.13
	47423	312520496.46	1924100146.28	2236620642.74	0.00	0.00	0.00	0.00	0.00	0.00	312520496.46	1924100146.28	2236620642.74
	47427	701590630.47	1513436327.60	2215026958.07	0.00	0.00	0.00	0.00	0.00	0.00	701590630.47	1513436327.60	2215026958.07
	Total for account 474	1856603376.00	8576765645.69	10433369021.69	0.00	0.00	0.00	0.00	0.00	0.00	1856603376.00	8576765645.69	10433369021.69
475
	47502	1779743275.92	1410338097.56	3190081373.48	0.00	0.00	0.00	0.00	0.00	0.00	1779743275.92	1410338097.56	3190081373.48
	Total for account 475	1779743275.92	1410338097.56	3190081373.48	0.00	0.00	0.00	0.00	0.00	0.00	1779743275.92	1410338097.56	3190081373.48
478
	47801	846677.13	6282046.98	7128724.11	0.00	0.00	0.00	0.00	0.00	0.00	846677.13	6282046.98	7128724.11
	47802	0.00	10046451530.38	10046451530.38	0.00	0.00	0.00	0.00	0.00	0.00	0.00	10046451530.38	10046451530.38
	Total for account 478	846677.13	10052733577.36	10053580254.49	0.00	0.00	0.00	0.00	0.00	0.00	846677.13	10052733577.36	10053580254.49
	Total for section 4	192899188667.78	205780590551.59	398679779219.37	0.00	0.00	0.00	0.00	0.00	0.00	192899188667.78	205780590551.59	398679779219.37

62

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6	7	8	9	10	11	12	13	14
501
	50104	17638802817.97	0.00	17638802817.97	0.00	0.00	0.00	0.00	0.00	0.00	17638802817.97	0.00	17638802817.97
	50105	13089107918.26	0.00	13089107918.26	0.00	0.00	0.00	0.00	0.00	0.00	13089107918.26	0.00	13089107918.26
	50106	1900377749.40	0.00	1900377749.40	0.00	0.00	0.00	0.00	0.00	0.00	1900377749.40	0.00	1900377749.40
	50107	21281805205.08	0.00	21281805205.08	0.00	0.00	0.00	0.00	0.00	0.00	21281805205.08	0.00	21281805205.08
	50109	737513198.10	0.00	737513198.10	0.00	0.00	0.00	0.00	0.00	0.00	737513198.10	0.00	737513198.10
	50113	2523087948.74	455865317.70	2978953266.44	0.00	0.00	0.00	0.00	0.00	0.00	2523087948.74	455865317.70	2978953266.44
	Total for account 501	57170694837.55	455865317.70	57626560155.25	0.00	0.00	0.00	0.00	0.00	0.00	57170694837.55	455865317.70	57626560155.25
502
	50205	0.00	4308232130.66	4308232130.66	0.00	0.00	0.00	0.00	0.00	0.00	0.00	4308232130.66	4308232130.66
	50208	1630892250.00	0.00	1630892250.00	0.00	0.00	0.00	0.00	0.00	0.00	1630892250.00	0.00	1630892250.00
	50209	0.00	302507655.30	302507655.30	0.00	0.00	0.00	0.00	0.00	0.00	0.00	302507655.30	302507655.30
	50210	0.00	9700803576.31	9700803576.31	0.00	0.00	0.00	0.00	0.00	0.00	0.00	9700803576.31	9700803576.31
	50211	0.00	3527482518.38	3527482518.38	0.00	0.00	0.00	0.00	0.00	0.00	0.00	3527482518.38	3527482518.38
	Total for account 502	1630892250.00	17839025880.65	19469918130.65	0.00	0.00	0.00	0.00	0.00	0.00	1630892250.00	17839025880.65	19469918130.65
503
	50305	4259095127.24	0.00	4259095127.24	0.00	0.00	0.00	0.00	0.00	0.00	4259095127.24	0.00	4259095127.24
	Total for account 503	4259095127.24	0.00	4259095127.24	0.00	0.00	0.00	0.00	0.00	0.00	4259095127.24	0.00	4259095127.24
504
	50406	122585055.75	41078593.80	163663649.55	0.00	0.00	0.00	0.00	0.00	0.00	122585055.75	41078593.80	163663649.55
	Total for account 504	122585055.75	41078593.80	163663649.55	0.00	0.00	0.00	0.00	0.00	0.00	122585055.75	41078593.80	163663649.55
506
	50605	699447514.14	0.00	699447514.14	0.00	0.00	0.00	0.00	0.00	0.00	699447514.14	0.00	699447514.14
	50606	2104155391.97	0.00	2104155391.97	0.00	0.00	0.00	0.00	0.00	0.00	2104155391.97	0.00	2104155391.97
	50611	14571625782.66	0.00	14571625782.66	0.00	0.00	0.00	0.00	0.00	0.00	14571625782.66	0.00	14571625782.66
	Total for account 506	17375228688.77	0.00	17375228688.77	0.00	0.00	0.00	0.00	0.00	0.00	17375228688.77	0.00	17375228688.77
507
	50705	89213120.00	0.00	89213120.00	0.00	0.00	0.00	0.00	0.00	0.00	89213120.00	0.00	89213120.00
	50706	9840185373.84	0.00	9840185373.84	0.00	0.00	0.00	0.00	0.00	0.00	9840185373.84	0.00	9840185373.84
	50707	0.00	44068570.00	44068570.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	44068570.00	44068570.00
	50708	0.00	1382895815.13	1382895815.13	0.00	0.00	0.00	0.00	0.00	0.00	0.00	1382895815.13	1382895815.13
	Total for account 507	9929398493.84	1426964385.13	11356362878.97	0.00	0.00	0.00	0.00	0.00	0.00	9929398493.84	1426964385.13	11356362878.97
508
	50806	1454072522.84	0.00	1454072522.84	0.00	0.00	0.00	0.00	0.00	0.00	1454072522.84	0.00	1454072522.84
	Total for account 508	1454072522.84	0.00	1454072522.84	0.00	0.00	0.00	0.00	0.00	0.00	1454072522.84	0.00	1454072522.84
509
	50905	159909445.45	0.00	159909445.45	0.00	0.00	0.00	0.00	0.00	0.00	159909445.45	0.00	159909445.45
	Total for account 509	159909445.45	0.00	159909445.45	0.00	0.00	0.00	0.00	0.00	0.00	159909445.45	0.00	159909445.45

63

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6	7	8	9	10	11	12	13	14
514
	51401	15179164.00	0.00	15179164.00	0.00	0.00	0.00	0.00	0.00	0.00	15179164.00	0.00	15179164.00
	51403	1700977124.90	0.00	1700977124.90	0.00	0.00	0.00	0.00	0.00	0.00	1700977124.90	0.00	1700977124.90
	51404	318443338.50	0.00	318443338.50	0.00	0.00	0.00	0.00	0.00	0.00	318443338.50	0.00	318443338.50
	51405	4250896849.96	0.00	4250896849.96	0.00	0.00	0.00	0.00	0.00	0.00	4250896849.96	0.00	4250896849.96
	51406	1246978283.00	0.00	1246978283.00	0.00	0.00	0.00	0.00	0.00	0.00	1246978283.00	0.00	1246978283.00
	51407	121433312.00	0.00	121433312.00	0.00	0.00	0.00	0.00	0.00	0.00	121433312.00	0.00	121433312.00
	Total for account 514	7653908072.36	0.00	7653908072.36	0.00	0.00	0.00	0.00	0.00	0.00	7653908072.36	0.00	7653908072.36
515
	51502	39776600.00	0.00	39776600.00	0.00	0.00	0.00	0.00	0.00	0.00	39776600.00	0.00	39776600.00
	51503	4638521069.65	0.00	4638521069.65	0.00	0.00	0.00	0.00	0.00	0.00	4638521069.65	0.00	4638521069.65
	51504	391167290.70	0.00	391167290.70	0.00	0.00	0.00	0.00	0.00	0.00	391167290.70	0.00	391167290.70
	51505	1327361167.42	0.00	1327361167.42	0.00	0.00	0.00	0.00	0.00	0.00	1327361167.42	0.00	1327361167.42
	51506	1246120113.15	0.00	1246120113.15	0.00	0.00	0.00	0.00	0.00	0.00	1246120113.15	0.00	1246120113.15
	51507	10313085.00	0.00	10313085.00	0.00	0.00	0.00	0.00	0.00	0.00	10313085.00	0.00	10313085.00
	Total for account 515	7653259325.92	0.00	7653259325.92	0.00	0.00	0.00	0.00	0.00	0.00	7653259325.92	0.00	7653259325.92
525
	52502	2466845195.86	81207603.13	2548052798.99	0.00	0.00	0.00	0.00	0.00	0.00	2466845195.86	81207603.13	2548052798.99
	Total for account 525	2466845195.86	81207603.13	2548052798.99	0.00	0.00	0.00	0.00	0.00	0.00	2466845195.86	81207603.13	2548052798.99
	Total for section 5	109875889015.58	19844141780.41	129720030795.99	0.00	0.00	0.00	0.00	0.00	0.00	109875889015.58	19844141780.41	129720030795.99
601
	60101	36429076796.76	0.00	36429076796.76	0.00	0.00	0.00	0.00	0.00	0.00	36429076796.76	0.00	36429076796.76
	60102	2856120801.05	0.00	2856120801.05	0.00	0.00	0.00	0.00	0.00	0.00	2856120801.05	0.00	2856120801.05
	60103	0.00	16470999014.84	16470999014.84	0.00	0.00	0.00	0.00	0.00	0.00	0.00	16470999014.84	16470999014.84
	60104	0.00	97203203.48	97203203.48	0.00	0.00	0.00	0.00	0.00	0.00	0.00	97203203.48	97203203.48
	Total for account 601	39285197597.81	16568202218.32	55853399816.13	0.00	0.00	0.00	0.00	0.00	0.00	39285197597.81	16568202218.32	55853399816.13
602
	60202	509392473.98	0.00	509392473.98	0.00	0.00	0.00	0.00	0.00	0.00	509392473.98	0.00	509392473.98
	60203	0.00	129022390.00	129022390.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	129022390.00	129022390.00
	60204	0.00	109704399.55	109704399.55	0.00	0.00	0.00	0.00	0.00	0.00	0.00	109704399.55	109704399.55
	Total for account 602	509392473.98	238726789.55	748119263.53	0.00	0.00	0.00	0.00	0.00	0.00	509392473.98	238726789.55	748119263.53
603
	60302	7462667.84	0.00	7462667.84	0.00	0.00	0.00	0.00	0.00	0.00	7462667.84	0.00	7462667.84
	60304	1548729.53	0.00	1548729.53	0.00	0.00	0.00	0.00	0.00	0.00	1548729.53	0.00	1548729.53
	60306	5339.77	0.00	5339.77	0.00	0.00	0.00	0.00	0.00	0.00	5339.77	0.00	5339.77
	60308	53482151.79	5078536.88	58560688.67	0.00	0.00	0.00	0.00	0.00	0.00	53482151.79	5078536.88	58560688.67
	60310	117906871.85	0.00	117906871.85	0.00	0.00	0.00	0.00	0.00	0.00	117906871.85	0.00	117906871.85
	60312	5606280081.83	0.00	5606280081.83	0.00	0.00	0.00	0.00	0.00	0.00	5606280081.83	0.00	5606280081.83
	60314	29244056.69	25069632.17	54313688.86	0.00	0.00	0.00	0.00	0.00	0.00	29244056.69	25069632.17	54313688.86

64

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6	7	8	9	10	11	12	13	14
	60315	0.00	125239805.41	125239805.41	0.00	0.00	0.00	0.00	0.00	0.00	0.00	125239805.41	125239805.41
	60323	203431133.03	13828443.71	217259576.74	0.00	0.00	0.00	0.00	0.00	0.00	203431133.03	13828443.71	217259576.74
	Total for account 603	6019361032.33	169216418.17	6188577450.50	0.00	0.00	0.00	0.00	0.00	0.00	6019361032.33	169216418.17	6188577450.50
604
	60401	9241809178.74	0.00	9241809178.74	8049186993.31	0.00	8049186993.31	308722.00	0.00	308722.00	17290687450.05	0.00	17290687450.05
	60404	15688934.07	0.00	15688934.07	0.00	0.00	0.00	0.00	0.00	0.00	15688934.07	0.00	15688934.07
	Total for account 604	9257498112.81	0.00	9257498112.81	8049186993.31	0.00	8049186993.31	308722.00	0.00	308722.00	17306376384.12	0.00	17306376384.12
607
	60701	1406120881.38	0.00	1406120881.38	0.00	0.00	0.00	0.00	0.00	0.00	1406120881.38	0.00	1406120881.38
	60702	31145995.91	0.00	31145995.91	0.00	0.00	0.00	0.00	0.00	0.00	31145995.91	0.00	31145995.91
	Total for account 607	1437266877.29	0.00	1437266877.29	0.00	0.00	0.00	0.00	0.00	0.00	1437266877.29	0.00	1437266877.29
609
	60901	34559245.43	0.00	34559245.43	0.00	0.00	0.00	0.00	0.00	0.00	34559245.43	0.00	34559245.43
	Total for account 609	34559245.43	0.00	34559245.43	0.00	0.00	0.00	0.00	0.00	0.00	34559245.43	0.00	34559245.43
610
	61002	13899243.00	0.00	13899243.00	0.00	0.00	0.00	0.00	0.00	0.00	13899243.00	0.00	13899243.00
	61008	51661225.46	0.00	51661225.46	0.00	0.00	0.00	0.00	0.00	0.00	51661225.46	0.00	51661225.46
	61009	152045105.27	0.00	152045105.27	0.00	0.00	0.00	0.00	0.00	0.00	152045105.27	0.00	152045105.27
	61010	6251515.27	0.00	6251515.27	0.00	0.00	0.00	0.00	0.00	0.00	6251515.27	0.00	6251515.27
	61011	2700000.00	0.00	2700000.00	0.00	0.00	0.00	0.00	0.00	0.00	2700000.00	0.00	2700000.00
	Total for account 610	226557089.00	0.00	226557089.00	0.00	0.00	0.00	0.00	0.00	0.00	226557089.00	0.00	226557089.00
614
	61403	550505995.06	161324.56	550667319.62	0.00	0.00	0.00	0.00	0.00	0.00	550505995.06	161324.56	550667319.62
	Total for account 614	550505995.06	161324.56	550667319.62	0.00	0.00	0.00	0.00	0.00	0.00	550505995.06	161324.56	550667319.62
	Total for section 6	57320338423.71	16976306750.60	74296645174.31	8049186993.31	0.00	8049186993.31	308722.00	0.00	308722.00	65369216695.02	16976306750.60	82345523445.62
705
	70501	6378801967.00	0.00	6378801967.00	0.00	0.00	0.00	6378801967.00	0.00	6378801967.00	0.00	0.00	0.00
	70502	0.00	0.00	0.00	7540082990.00	0.00	7540082990.00	0.00	0.00	0.00	7540082990.00	0.00	7540082990.00
	Total for account 705	6378801967.00	0.00	6378801967.00	7540082990.00	0.00	7540082990.00	6378801967.00	0.00	6378801967.00	7540082990.00	0.00	7540082990.00
	Total for section 7	6378801967.00	0.00	6378801967.00	7540082990.00	0.00	7540082990.00	6378801967.00	0.00	6378801967.00	7540082990.00	0.00	7540082990.00
	Total assets (balance)	560991902820.68	437851500260.82	998843403081.50	15589269983.31	0.00	15589269983.31	6379110689.00	0.00	6379110689.00	570202062114.99	437851500260.82	1008053562375.81
	LIABILITIES
102
	10201	52090917000.00	0.00	52090917000.00	0.00	0.00	0.00	0.00	0.00	0.00	52090917000.00	0.00	52090917000.00
	10203	205000.00	0.00	205000.00	0.00	0.00	0.00	0.00	0.00	0.00	205000.00	0.00	205000.00
	10204	19705000.00	0.00	19705000.00	0.00	0.00	0.00	0.00	0.00	0.00	19705000.00	0.00	19705000.00
	10205	297000.00	0.00	297000.00	0.00	0.00	0.00	0.00	0.00	0.00	297000.00	0.00	297000.00
	Total for account 102	52111124000.00	0.00	52111124000.00	0.00	0.00	0.00	0.00	0.00	0.00	52111124000.00	0.00	52111124000.00

65

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6	7	8	9	10	11	12	13	14
106
	10601	24280854.24	0.00	24280854.24	592633212.27	0.00	592633212.27	8049186993.31	0.00	8049186993.31	7480834635.28	0.00	7480834635.28
	10602	27731087880.00	0.00	27731087880.00	0.00	0.00	0.00	0.00	0.00	0.00	27731087880.00	0.00	27731087880.00
	Total for account 106	27755368734.24	0.00	27755368734.24	592633212.27	0.00	592633212.27	8049186993.31	0.00	8049186993.31	35211922515.28	0.00	35211922515.28
107
	10701	2358832401.14	0.00	2358832401.14	0.00	0.00	0.00	0.00	0.00	0.00	2358832401.14	0.00	2358832401.14
	10702	660831849.62	0.00	660831849.62	0.00	0.00	0.00	0.00	0.00	0.00	660831849.62	0.00	660831849.62
	10703	2788577239.07	0.00	2788577239.07	0.00	0.00	0.00	0.00	0.00	0.00	2788577239.07	0.00	2788577239.07
	10704	30475995576.76	0.00	30475995576.76	0.00	0.00	0.00	0.00	0.00	0.00	30475995576.76	0.00	30475995576.76
	Total for account 107	36284237066.59	0.00	36284237066.59	0.00	0.00	0.00	0.00	0.00	0.00	36284237066.59	0.00	36284237066.59
	Total for section 1	116150729800.83	0.00	116150729800.83	592633212.27	0.00	592633212.27	8049186993.31	0.00	8049186993.31	123607283581.87	0.00	123607283581.87
203
	20309	0.00	49195610.15	49195610.15	0.00	0.00	0.00	0.00	0.00	0.00	0.00	49195610.15	49195610.15
	Total for account 203	0.00	49195610.15	49195610.15	0.00	0.00	0.00	0.00	0.00	0.00	0.00	49195610.15	49195610.15
	Total for section 2	0.00	49195610.15	49195610.15	0.00	0.00	0.00	0.00	0.00	0.00	0.00	49195610.15	49195610.15
301
	30109	3617889734.22	2414708574.38	6032598308.60	0.00	0.00	0.00	0.00	0.00	0.00	3617889734.22	2414708574.38	6032598308.60
	30112	0.00	460796147.79	460796147.79	0.00	0.00	0.00	0.00	0.00	0.00	0.00	460796147.79	460796147.79
	30113	0.00	1863695759.83	1863695759.83	0.00	0.00	0.00	0.00	0.00	0.00	0.00	1863695759.83	1863695759.83
	30116	0.00	127397877.34	127397877.34	0.00	0.00	0.00	0.00	0.00	0.00	0.00	127397877.34	127397877.34
	30122	105.71	0.00	105.71	0.00	0.00	0.00	0.00	0.00	0.00	105.71	0.00	105.71
	30123	6051.45	0.00	6051.45	0.00	0.00	0.00	0.00	0.00	0.00	6051.45	0.00	6051.45
	30126	7841307.60	0.00	7841307.60	0.00	0.00	0.00	0.00	0.00	0.00	7841307.60	0.00	7841307.60
	Total for account 301	3625737198.98	4866598359.34	8492335558.32	0.00	0.00	0.00	0.00	0.00	0.00	3625737198.98	4866598359.34	8492335558.32
302
	30220	688766552.92	571159833.16	1259926386.08	0.00	0.00	0.00	0.00	0.00	0.00	688766552.92	571159833.16	1259926386.08
	30222	50159436.60	112062.00	50271498.60	0.00	0.00	0.00	0.00	0.00	0.00	50159436.60	112062.00	50271498.60
	30226	30692.22	0.00	30692.22	0.00	0.00	0.00	0.00	0.00	0.00	30692.22	0.00	30692.22
	30231	2655485930.19	0.00	2655485930.19	0.00	0.00	0.00	0.00	0.00	0.00	2655485930.19	0.00	2655485930.19
	30232	236099797.74	26897082.82	262996880.56	0.00	0.00	0.00	0.00	0.00	0.00	236099797.74	26897082.82	262996880.56
	Total for account 302	3630542409.67	598168977.98	4228711387.65	0.00	0.00	0.00	0.00	0.00	0.00	3630542409.67	598168977.98	4228711387.65
303
	30301	42397824682.51	15641316121.22	58039140803.73	0.00	0.00	0.00	0.00	0.00	0.00	42397824682.51	15641316121.22	58039140803.73
	30305	92502106760.49	45062800446.69	137564907207.18	0.00	0.00	0.00	0.00	0.00	0.00	92502106760.49	45062800446.69	137564907207.18
	Total for account 303	134899931443.00	60704116567.91	195604048010.91	0.00	0.00	0.00	0.00	0.00	0.00	134899931443.00	60704116567.91	195604048010.91
306
	30601	139128852.40	168604.88	139297457.28	0.00	0.00	0.00	0.00	0.00	0.00	139128852.40	168604.88	139297457.28
	30603	52058127.78	0.00	52058127.78	0.00	0.00	0.00	0.00	0.00	0.00	52058127.78	0.00	52058127.78
	30606	5361635.30	617683.64	5979318.94	0.00	0.00	0.00	0.00	0.00	0.00	5361635.30	617683.64	5979318.94
	Total for account 306	196548615.48	786288.52	197334904.00	0.00	0.00	0.00	0.00	0.00	0.00	196548615.48	786288.52	197334904.00

66

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6	7	8	9	10	11	12	13	14
312
	31220	0.00	13165550000.00	13165550000.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	13165550000.00	13165550000.00
	Total for account 312	0.00	13165550000.00	13165550000.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	13165550000.00	13165550000.00
313
	31304	6030000000.00	131655500.00	6161655500.00	0.00	0.00	0.00	0.00	0.00	0.00	6030000000.00	131655500.00	6161655500.00
	31305	300000000.00	457993800.00	757993800.00	0.00	0.00	0.00	0.00	0.00	0.00	300000000.00	457993800.00	757993800.00
	31307	50000000.00	0.00	50000000.00	0.00	0.00	0.00	0.00	0.00	0.00	50000000.00	0.00	50000000.00
	Total for account 313	6380000000.00	589649300.00	6969649300.00	0.00	0.00	0.00	0.00	0.00	0.00	6380000000.00	589649300.00	6969649300.00
314
	31401	0.00	308390571.43	308390571.43	0.00	0.00	0.00	0.00	0.00	0.00	0.00	308390571.43	308390571.43
	31405	0.00	5266220000.00	5266220000.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	5266220000.00	5266220000.00
	31406	0.00	9742507000.00	9742507000.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	9742507000.00	9742507000.00
	31407	0.00	12626817600.00	12626817600.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	12626817600.00	12626817600.00
	31408	0.00	76548492448.02	76548492448.02	0.00	0.00	0.00	0.00	0.00	0.00	0.00	76548492448.02	76548492448.02
	31409	10000000000.00	107389860856.66	117389860856.66	0.00	0.00	0.00	0.00	0.00	0.00	10000000000.00	107389860856.66	117389860856.66
	Total for account 314	10000000000.00	211882288476.11	221882288476.11	0.00	0.00	0.00	0.00	0.00	0.00	10000000000.00	211882288476.11	221882288476.11
315
	31505	0.00	26331100.00	26331100.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	26331100.00	26331100.00
	31507	0.00	658277500.00	658277500.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	658277500.00	658277500.00
	Total for account 315	0.00	684608600.00	684608600.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	684608600.00	684608600.00
316
	31606	0.00	2633110000.00	2633110000.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	2633110000.00	2633110000.00
	31607	0.00	58086406.60	58086406.60	0.00	0.00	0.00	0.00	0.00	0.00	0.00	58086406.60	58086406.60
	Total for account 316	0.00	2691196406.60	2691196406.60	0.00	0.00	0.00	0.00	0.00	0.00	0.00	2691196406.60	2691196406.60
321
	32115	33177186.00	0.00	33177186.00	0.00	0.00	0.00	0.00	0.00	0.00	33177186.00	0.00	33177186.00
	Total for account 321	33177186.00	0.00	33177186.00	0.00	0.00	0.00	0.00	0.00	0.00	33177186.00	0.00	33177186.00
323
	32311	13165550.00	0.00	13165550.00	0.00	0.00	0.00	0.00	0.00	0.00	13165550.00	0.00	13165550.00
	Total for account 323	13165550.00	0.00	13165550.00	0.00	0.00	0.00	0.00	0.00	0.00	13165550.00	0.00	13165550.00
328
	32801	12813518.04	456746285.56	469559803.60	0.00	0.00	0.00	0.00	0.00	0.00	12813518.04	456746285.56	469559803.60
	Total for account 328	12813518.04	456746285.56	469559803.60	0.00	0.00	0.00	0.00	0.00	0.00	12813518.04	456746285.56	469559803.60
	Total for section 3	158791915921.17	295639709262.02	454431625183.19	0.00	0.00	0.00	0.00	0.00	0.00	158791915921.17	295639709262.02	454431625183.19
401
	40105	0.00	146736451.63	146736451.63	0.00	0.00	0.00	0.00	0.00	0.00	0.00	146736451.63	146736451.63
	40106	0.00	34506.91	34506.91	0.00	0.00	0.00	0.00	0.00	0.00	0.00	34506.91	34506.91
	Total for account 401	0.00	146770958.54	146770958.54	0.00	0.00	0.00	0.00	0.00	0.00	0.00	146770958.54	146770958.54

67

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6	7	8	9	10	11	12	13	14
402
	40201	0.00	39987025.13	39987025.13	0.00	0.00	0.00	0.00	0.00	0.00	0.00	39987025.13	39987025.13
	40202	6307.16	3359247.75	3365554.91	0.00	0.00	0.00	0.00	0.00	0.00	6307.16	3359247.75	3365554.91
	40203	300.00	0.00	300.00	0.00	0.00	0.00	0.00	0.00	0.00	300.00	0.00	300.00
	40205	477.90	0.00	477.90	0.00	0.00	0.00	0.00	0.00	0.00	477.90	0.00	477.90
	40206	575.81	0.00	575.81	0.00	0.00	0.00	0.00	0.00	0.00	575.81	0.00	575.81
	Total for account 402	7660.87	43346272.88	43353933.75	0.00	0.00	0.00	0.00	0.00	0.00	7660.87	43346272.88	43353933.75
403
	40302	555225644.69	144045093.14	699270737.83	0.00	0.00	0.00	0.00	0.00	0.00	555225644.69	144045093.14	699270737.83
	Total for account 403	555225644.69	144045093.14	699270737.83	0.00	0.00	0.00	0.00	0.00	0.00	555225644.69	144045093.14	699270737.83
404
	40401	8601958.30	0.00	8601958.30	0.00	0.00	0.00	0.00	0.00	0.00	8601958.30	0.00	8601958.30
	40404	37077065.75	0.00	37077065.75	0.00	0.00	0.00	0.00	0.00	0.00	37077065.75	0.00	37077065.75
	40406	29149.33	0.00	29149.33	0.00	0.00	0.00	0.00	0.00	0.00	29149.33	0.00	29149.33
	40410	426109.50	0.00	426109.50	0.00	0.00	0.00	0.00	0.00	0.00	426109.50	0.00	426109.50
	Total for account 404	46134282.88	0.00	46134282.88	0.00	0.00	0.00	0.00	0.00	0.00	46134282.88	0.00	46134282.88
405
	40501	748.57	0.00	748.57	0.00	0.00	0.00	0.00	0.00	0.00	748.57	0.00	748.57
	40502	4946277227.62	5469926302.18	10416203529.80	0.00	0.00	0.00	0.00	0.00	0.00	4946277227.62	5469926302.18	10416203529.80
	40503	102012277.96	1644332431.70	1746344709.66	0.00	0.00	0.00	0.00	0.00	0.00	102012277.96	1644332431.70	1746344709.66
	40504	8642490.64	0.00	8642490.64	0.00	0.00	0.00	0.00	0.00	0.00	8642490.64	0.00	8642490.64
	Total for account 405	5056932744.79	7114258733.88	12171191478.67	0.00	0.00	0.00	0.00	0.00	0.00	5056932744.79	7114258733.88	12171191478.67
406
	40601	5980853.67	420411.56	6401265.23	0.00	0.00	0.00	0.00	0.00	0.00	5980853.67	420411.56	6401265.23
	40602	697569668.05	251569209.60	949138877.65	0.00	0.00	0.00	0.00	0.00	0.00	697569668.05	251569209.60	949138877.65
	40603	162875538.08	30571427.81	193446965.89	0.00	0.00	0.00	0.00	0.00	0.00	162875538.08	30571427.81	193446965.89
	Total for account 406	866426059.80	282561048.97	1148987108.77	0.00	0.00	0.00	0.00	0.00	0.00	866426059.80	282561048.97	1148987108.77
407
	40701	8611506088.54	6173084581.75	14784590670.29	0.00	0.00	0.00	0.00	0.00	0.00	8611506088.54	6173084581.75	14784590670.29
	40702	38045981439.20	17705569442.48	55751550881.68	0.00	0.00	0.00	0.00	0.00	0.00	38045981439.20	17705569442.48	55751550881.68
	40703	4036416963.61	265726870.82	4302143834.43	0.00	0.00	0.00	0.00	0.00	0.00	4036416963.61	265726870.82	4302143834.43
	Total for account 407	50693904491.35	24144380895.05	74838285386.40	0.00	0.00	0.00	0.00	0.00	0.00	50693904491.35	24144380895.05	74838285386.40
408
	40802	1325225152.87	13769502.59	1338994655.46	0.00	0.00	0.00	0.00	0.00	0.00	1325225152.87	13769502.59	1338994655.46
	40803	47.49	0.00	47.49	0.00	0.00	0.00	0.00	0.00	0.00	47.49	0.00	47.49
	40804	240252.72	0.00	240252.72	0.00	0.00	0.00	0.00	0.00	0.00	240252.72	0.00	240252.72
	40805	164688.62	0.00	164688.62	0.00	0.00	0.00	0.00	0.00	0.00	164688.62	0.00	164688.62
	40807	2508610389.70	1902086340.07	4410696729.77	0.00	0.00	0.00	0.00	0.00	0.00	2508610389.70	1902086340.07	4410696729.77
	40809	1054361.16	0.00	1054361.16	0.00	0.00	0.00	0.00	0.00	0.00	1054361.16	0.00	1054361.16

68

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6	7	8	9	10	11	12	13	14
	40813	325691.33	0.00	325691.33	0.00	0.00	0.00	0.00	0.00	0.00	325691.33	0.00	325691.33
	40814	711487.39	0.00	711487.39	0.00	0.00	0.00	0.00	0.00	0.00	711487.39	0.00	711487.39
	40815	938.31	0.00	938.31	0.00	0.00	0.00	0.00	0.00	0.00	938.31	0.00	938.31
	40817	14771855051.19	2848695199.38	17620550250.57	0.00	0.00	0.00	0.00	0.00	0.00	14771855051.19	2848695199.38	17620550250.57
	40818	1574386.77	0.00	1574386.77	0.00	0.00	0.00	0.00	0.00	0.00	1574386.77	0.00	1574386.77
	40820	168709820.83	813699086.63	982408907.46	0.00	0.00	0.00	0.00	0.00	0.00	168709820.83	813699086.63	982408907.46
	Total for account 408	18778472268.38	5578250128.67	24356722397.05	0.00	0.00	0.00	0.00	0.00	0.00	18778472268.38	5578250128.67	24356722397.05
409
	40901	211839737.43	0.00	211839737.43	0.00	0.00	0.00	0.00	0.00	0.00	211839737.43	0.00	211839737.43
	40903	64.58	601903.40	601967.98	0.00	0.00	0.00	0.00	0.00	0.00	64.58	601903.40	601967.98
	40905	7190310.57	2837533.79	10027844.36	0.00	0.00	0.00	0.00	0.00	0.00	7190310.57	2837533.79	10027844.36
	40909	8740.95	11529763.78	11538504.73	0.00	0.00	0.00	0.00	0.00	0.00	8740.95	11529763.78	11538504.73
	40910	0.00	977261.60	977261.60	0.00	0.00	0.00	0.00	0.00	0.00	0.00	977261.60	977261.60
	40911	8986193.19	0.00	8986193.19	0.00	0.00	0.00	0.00	0.00	0.00	8986193.19	0.00	8986193.19
	40912	0.00	444439.49	444439.49	0.00	0.00	0.00	0.00	0.00	0.00	0.00	444439.49	444439.49
	40913	0.00	13771.17	13771.17	0.00	0.00	0.00	0.00	0.00	0.00	0.00	13771.17	13771.17
	Total for account 409	228025046.72	16404673.23	244429719.95	0.00	0.00	0.00	0.00	0.00	0.00	228025046.72	16404673.23	244429719.95
411
	41104	14870000000.00	0.00	14870000000.00	0.00	0.00	0.00	0.00	0.00	0.00	14870000000.00	0.00	14870000000.00
	41105	12872004000.00	138786000.00	13010790000.00	0.00	0.00	0.00	0.00	0.00	0.00	12872004000.00	138786000.00	13010790000.00
	41106	947000000.00	0.00	947000000.00	0.00	0.00	0.00	0.00	0.00	0.00	947000000.00	0.00	947000000.00
	Total for account 411	28689004000.00	138786000.00	28827790000.00	0.00	0.00	0.00	0.00	0.00	0.00	28689004000.00	138786000.00	28827790000.00
415
	41502	461440000.00	168519040.00	629959040.00	0.00	0.00	0.00	0.00	0.00	0.00	461440000.00	168519040.00	629959040.00
	41503	25500001.00	14692753.80	40192754.80	0.00	0.00	0.00	0.00	0.00	0.00	25500001.00	14692753.80	40192754.80
	41504	137244889.68	66354372.00	203599261.68	0.00	0.00	0.00	0.00	0.00	0.00	137244889.68	66354372.00	203599261.68
	41505	706201594.53	4570547.34	710772141.87	0.00	0.00	0.00	0.00	0.00	0.00	706201594.53	4570547.34	710772141.87
	41506	679827894.33	0.00	679827894.33	0.00	0.00	0.00	0.00	0.00	0.00	679827894.33	0.00	679827894.33
	Total for account 415	2010214379.54	254136713.14	2264351092.68	0.00	0.00	0.00	0.00	0.00	0.00	2010214379.54	254136713.14	2264351092.68
416
	41605	0.00	21005768.11	21005768.11	0.00	0.00	0.00	0.00	0.00	0.00	0.00	21005768.11	21005768.11
	41606	46915000.00	0.00	46915000.00	0.00	0.00	0.00	0.00	0.00	0.00	46915000.00	0.00	46915000.00
	Total for account 416	46915000.00	21005768.11	67920768.11	0.00	0.00	0.00	0.00	0.00	0.00	46915000.00	21005768.11	67920768.11
417
	41704	2500000.00	0.00	2500000.00	0.00	0.00	0.00	0.00	0.00	0.00	2500000.00	0.00	2500000.00
	Total for account 417	2500000.00	0.00	2500000.00	0.00	0.00	0.00	0.00	0.00	0.00	2500000.00	0.00	2500000.00
418
	41802	33168704.05	0.00	33168704.05	0.00	0.00	0.00	0.00	0.00	0.00	33168704.05	0.00	33168704.05
	41803	25001617.44	0.00	25001617.44	0.00	0.00	0.00	0.00	0.00	0.00	25001617.44	0.00	25001617.44

69

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6	7	8	9	10	11	12	13	14
	41804	43251676.67	0.00	43251676.67	0.00	0.00	0.00	0.00	0.00	0.00	43251676.67	0.00	43251676.67
	Total for account 418	101421998.16	0.00	101421998.16	0.00	0.00	0.00	0.00	0.00	0.00	101421998.16	0.00	101421998.16
419
	41904	1000000.00	0.00	1000000.00	0.00	0.00	0.00	0.00	0.00	0.00	1000000.00	0.00	1000000.00
	41905	38010278.42	0.00	38010278.42	0.00	0.00	0.00	0.00	0.00	0.00	38010278.42	0.00	38010278.42
	Total for account 419	39010278.42	0.00	39010278.42	0.00	0.00	0.00	0.00	0.00	0.00	39010278.42	0.00	39010278.42
420
	42002	105000000.00	11322373.00	116322373.00	0.00	0.00	0.00	0.00	0.00	0.00	105000000.00	11322373.00	116322373.00
	42003	415100035.97	0.00	415100035.97	0.00	0.00	0.00	0.00	0.00	0.00	415100035.97	0.00	415100035.97
	42004	483140297.67	0.00	483140297.67	0.00	0.00	0.00	0.00	0.00	0.00	483140297.67	0.00	483140297.67
	42005	1625198745.95	9432055.17	1634630801.12	0.00	0.00	0.00	0.00	0.00	0.00	1625198745.95	9432055.17	1634630801.12
	42006	1677153721.01	1176430785.24	2853584506.25	0.00	0.00	0.00	0.00	0.00	0.00	1677153721.01	1176430785.24	2853584506.25
	Total for account 420	4305592800.60	1197185213.41	5502778014.01	0.00	0.00	0.00	0.00	0.00	0.00	4305592800.60	1197185213.41	5502778014.01
421
	42101	50158249.12	0.00	50158249.12	0.00	0.00	0.00	0.00	0.00	0.00	50158249.12	0.00	50158249.12
	42102	6415483340.95	1193468398.27	7608951739.22	0.00	0.00	0.00	0.00	0.00	0.00	6415483340.95	1193468398.27	7608951739.22
	42103	4124122418.24	472463877.28	4596586295.52	0.00	0.00	0.00	0.00	0.00	0.00	4124122418.24	472463877.28	4596586295.52
	42104	11605649077.68	19730556542.64	31336205620.32	0.00	0.00	0.00	0.00	0.00	0.00	11605649077.68	19730556542.64	31336205620.32
	42105	12601888558.01	1418315397.65	14020203955.66	0.00	0.00	0.00	0.00	0.00	0.00	12601888558.01	1418315397.65	14020203955.66
	42106	1446755019.27	821899745.50	2268654764.77	0.00	0.00	0.00	0.00	0.00	0.00	1446755019.27	821899745.50	2268654764.77
	Total for account 421	36244056663.27	23636703961.34	59880760624.61	0.00	0.00	0.00	0.00	0.00	0.00	36244056663.27	23636703961.34	59880760624.61
422
	42202	5200000.00	0.00	5200000.00	0.00	0.00	0.00	0.00	0.00	0.00	5200000.00	0.00	5200000.00
	42203	58577011.73	0.00	58577011.73	0.00	0.00	0.00	0.00	0.00	0.00	58577011.73	0.00	58577011.73
	42204	165331860.88	289642100.00	454973960.88	0.00	0.00	0.00	0.00	0.00	0.00	165331860.88	289642100.00	454973960.88
	42205	124930786.32	3185139.67	128115925.99	0.00	0.00	0.00	0.00	0.00	0.00	124930786.32	3185139.67	128115925.99
	42206	4983829.38	920666.91	5904496.29	0.00	0.00	0.00	0.00	0.00	0.00	4983829.38	920666.91	5904496.29
	Total for account 422	359023488.31	293747906.58	652771394.89	0.00	0.00	0.00	0.00	0.00	0.00	359023488.31	293747906.58	652771394.89
423
	42301	3287652498.48	2110898059.48	5398550557.96	0.00	0.00	0.00	0.00	0.00	0.00	3287652498.48	2110898059.48	5398550557.96
	42302	759.60	0.00	759.60	0.00	0.00	0.00	0.00	0.00	0.00	759.60	0.00	759.60
	42303	0.00	209179.44	209179.44	0.00	0.00	0.00	0.00	0.00	0.00	0.00	209179.44	209179.44
	42304	441160948.21	212631091.86	653792040.07	0.00	0.00	0.00	0.00	0.00	0.00	441160948.21	212631091.86	653792040.07
	42305	3493042963.99	1569972679.66	5063015643.65	0.00	0.00	0.00	0.00	0.00	0.00	3493042963.99	1569972679.66	5063015643.65
	42306	24874176876.76	14370997479.40	39245174356.16	0.00	0.00	0.00	0.00	0.00	0.00	24874176876.76	14370997479.40	39245174356.16
	42307	4300000.00	0.00	4300000.00	0.00	0.00	0.00	0.00	0.00	0.00	4300000.00	0.00	4300000.00
	42309	0.00	23326583.32	23326583.32	0.00	0.00	0.00	0.00	0.00	0.00	0.00	23326583.32	23326583.32
	Total for account 423	32100334047.04	18288035073.16	50388369120.20	0.00	0.00	0.00	0.00	0.00	0.00	32100334047.04	18288035073.16	50388369120.20

70

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6	7	8	9	10	11	12	13	14
425
	42503	2026400.00	107838419.90	109864819.90	0.00	0.00	0.00	0.00	0.00	0.00	2026400.00	107838419.90	109864819.90
	42504	18510254.25	4032035797.38	4050546051.63	0.00	0.00	0.00	0.00	0.00	0.00	18510254.25	4032035797.38	4050546051.63
	42505	21947479252.38	0.00	21947479252.38	0.00	0.00	0.00	0.00	0.00	0.00	21947479252.38	0.00	21947479252.38
	42506	1485000000.00	0.00	1485000000.00	0.00	0.00	0.00	0.00	0.00	0.00	1485000000.00	0.00	1485000000.00
	Total for account 425	23453015906.63	4139874217.28	27592890123.91	0.00	0.00	0.00	0.00	0.00	0.00	23453015906.63	4139874217.28	27592890123.91
426
	42601	15450654.81	310068937.20	325519592.01	0.00	0.00	0.00	0.00	0.00	0.00	15450654.81	310068937.20	325519592.01
	42604	2067462.90	22054879.14	24122342.04	0.00	0.00	0.00	0.00	0.00	0.00	2067462.90	22054879.14	24122342.04
	42605	16025498.09	196538764.07	212564262.16	0.00	0.00	0.00	0.00	0.00	0.00	16025498.09	196538764.07	212564262.16
	42606	43330244.25	460784829.70	504115073.95	0.00	0.00	0.00	0.00	0.00	0.00	43330244.25	460784829.70	504115073.95
	Total for account 426	76873860.05	989447410.11	1066321270.16	0.00	0.00	0.00	0.00	0.00	0.00	76873860.05	989447410.11	1066321270.16
427
	42707	0.00	380197702.77	380197702.77	0.00	0.00	0.00	0.00	0.00	0.00	0.00	380197702.77	380197702.77
	Total for account 427	0.00	380197702.77	380197702.77	0.00	0.00	0.00	0.00	0.00	0.00	0.00	380197702.77	380197702.77
440
	44007	0.00	20508022340.21	20508022340.21	0.00	0.00	0.00	0.00	0.00	0.00	0.00	20508022340.21	20508022340.21
	Total for account 440	0.00	20508022340.21	20508022340.21	0.00	0.00	0.00	0.00	0.00	0.00	0.00	20508022340.21	20508022340.21
442
	44215	42629175.00	0.00	42629175.00	0.00	0.00	0.00	0.00	0.00	0.00	42629175.00	0.00	42629175.00
	Total for account 442	42629175.00	0.00	42629175.00	0.00	0.00	0.00	0.00	0.00	0.00	42629175.00	0.00	42629175.00
444
	44415	124000.00	0.00	124000.00	0.00	0.00	0.00	0.00	0.00	0.00	124000.00	0.00	124000.00
	Total for account 444	124000.00	0.00	124000.00	0.00	0.00	0.00	0.00	0.00	0.00	124000.00	0.00	124000.00
446
	44615	100216186.21	0.00	100216186.21	0.00	0.00	0.00	0.00	0.00	0.00	100216186.21	0.00	100216186.21
	Total for account 446	100216186.21	0.00	100216186.21	0.00	0.00	0.00	0.00	0.00	0.00	100216186.21	0.00	100216186.21
449
	44915	4234103.83	0.00	4234103.83	0.00	0.00	0.00	0.00	0.00	0.00	4234103.83	0.00	4234103.83
	Total for account 449	4234103.83	0.00	4234103.83	0.00	0.00	0.00	0.00	0.00	0.00	4234103.83	0.00	4234103.83
451
	45115	7520001.61	0.00	7520001.61	0.00	0.00	0.00	0.00	0.00	0.00	7520001.61	0.00	7520001.61
	Total for account 451	7520001.61	0.00	7520001.61	0.00	0.00	0.00	0.00	0.00	0.00	7520001.61	0.00	7520001.61
452
	45215	2376630714.09	0.00	2376630714.09	0.00	0.00	0.00	0.00	0.00	0.00	2376630714.09	0.00	2376630714.09
	Total for account 452	2376630714.09	0.00	2376630714.09	0.00	0.00	0.00	0.00	0.00	0.00	2376630714.09	0.00	2376630714.09
453
	45315	5389304.83	0.00	5389304.83	0.00	0.00	0.00	0.00	0.00	0.00	5389304.83	0.00	5389304.83
	Total for account 453	5389304.83	0.00	5389304.83	0.00	0.00	0.00	0.00	0.00	0.00	5389304.83	0.00	5389304.83

71

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6	7	8	9	10	11	12	13	14
454
	45415	18457455.22	0.00	18457455.22	0.00	0.00	0.00	0.00	0.00	0.00	18457455.22	0.00	18457455.22
	Total for account 454	18457455.22	0.00	18457455.22	0.00	0.00	0.00	0.00	0.00	0.00	18457455.22	0.00	18457455.22
455
	45515	62830404.53	0.00	62830404.53	0.00	0.00	0.00	0.00	0.00	0.00	62830404.53	0.00	62830404.53
	Total for account 455	62830404.53	0.00	62830404.53	0.00	0.00	0.00	0.00	0.00	0.00	62830404.53	0.00	62830404.53
456
	45615	82318914.30	0.00	82318914.30	0.00	0.00	0.00	0.00	0.00	0.00	82318914.30	0.00	82318914.30
	Total for account 456	82318914.30	0.00	82318914.30	0.00	0.00	0.00	0.00	0.00	0.00	82318914.30	0.00	82318914.30
457
	45715	42322.46	0.00	42322.46	0.00	0.00	0.00	0.00	0.00	0.00	42322.46	0.00	42322.46
	Total for account 457	42322.46	0.00	42322.46	0.00	0.00	0.00	0.00	0.00	0.00	42322.46	0.00	42322.46
458
	45818	8710903726.27	0.00	8710903726.27	0.00	0.00	0.00	0.00	0.00	0.00	8710903726.27	0.00	8710903726.27
	Total for account 458	8710903726.27	0.00	8710903726.27	0.00	0.00	0.00	0.00	0.00	0.00	8710903726.27	0.00	8710903726.27
471
	47108	45266.22	0.00	45266.22	0.00	0.00	0.00	0.00	0.00	0.00	45266.22	0.00	45266.22
	Total for account 471	45266.22	0.00	45266.22	0.00	0.00	0.00	0.00	0.00	0.00	45266.22	0.00	45266.22
474
	47405	2331964.14	43840408.85	46172372.99	0.00	0.00	0.00	0.00	0.00	0.00	2331964.14	43840408.85	46172372.99
	47407	789729972.60	2840717945.28	3630447917.88	0.00	0.00	0.00	0.00	0.00	0.00	789729972.60	2840717945.28	3630447917.88
	47409	263568163.06	1470048796.12	1733616959.18	0.00	0.00	0.00	0.00	0.00	0.00	263568163.06	1470048796.12	1733616959.18
	47411	925958864.64	643747309.22	1569706173.86	0.00	0.00	0.00	0.00	0.00	0.00	925958864.64	643747309.22	1569706173.86
	47416	255430965.28	46063516.35	301494481.63	0.00	0.00	0.00	0.00	0.00	0.00	255430965.28	46063516.35	301494481.63
	47422	15945977.16	230185760.79	246131737.95	0.00	0.00	0.00	0.00	0.00	0.00	15945977.16	230185760.79	246131737.95
	47425	395852027.30	0.00	395852027.30	0.00	0.00	0.00	0.00	0.00	0.00	395852027.30	0.00	395852027.30
	47426	1013843035.01	2806077656.26	3819920691.27	0.00	0.00	0.00	0.00	0.00	0.00	1013843035.01	2806077656.26	3819920691.27
	Total for account 474	3662660969.19	8080681392.87	11743342362.06	0.00	0.00	0.00	0.00	0.00	0.00	3662660969.19	8080681392.87	11743342362.06
475
	47501	1065717480.62	1056690042.11	2122407522.73	0.00	0.00	0.00	0.00	0.00	0.00	1065717480.62	1056690042.11	2122407522.73
	Total for account 475	1065717480.62	1056690042.11	2122407522.73	0.00	0.00	0.00	0.00	0.00	0.00	1065717480.62	1056690042.11	2122407522.73
476
	47606	35.73	0.00	35.73	0.00	0.00	0.00	0.00	0.00	0.00	35.73	0.00	35.73
	Total for account 476	35.73	0.00	35.73	0.00	0.00	0.00	0.00	0.00	0.00	35.73	0.00	35.73
478
	47804	132535042.11	0.00	132535042.11	0.00	0.00	0.00	0.00	0.00	0.00	132535042.11	0.00	132535042.11
	Total for account 478	132535042.11	0.00	132535042.11	0.00	0.00	0.00	0.00	0.00	0.00	132535042.11	0.00	132535042.11
	Total for section 4	219925345723.72	116454531545.45	336379877269.17	0.00	0.00	0.00	0.00	0.00	0.00	219925345723.72	116454531545.45	336379877269.17
502
	50213	24486822.32	0.00	24486822.32	0.00	0.00	0.00	0.00	0.00	0.00	24486822.32	0.00	24486822.32
	Total for account 502	24486822.32	0.00	24486822.32	0.00	0.00	0.00	0.00	0.00	0.00	24486822.32	0.00	24486822.32

72

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6	7	8	9	10	11	12	13	14
507
	50709	2796207.70	0.00	2796207.70	0.00	0.00	0.00	0.00	0.00	0.00	2796207.70	0.00	2796207.70
	Total for account 507	2796207.70	0.00	2796207.70	0.00	0.00	0.00	0.00	0.00	0.00	2796207.70	0.00	2796207.70
515
	51510	10503223.50	0.00	10503223.50	0.00	0.00	0.00	0.00	0.00	0.00	10503223.50	0.00	10503223.50
	Total for account 515	10503223.50	0.00	10503223.50	0.00	0.00	0.00	0.00	0.00	0.00	10503223.50	0.00	10503223.50
520
	52006	35000000000.00	0.00	35000000000.00	0.00	0.00	0.00	0.00	0.00	0.00	35000000000.00	0.00	35000000000.00
	Total for account 520	35000000000.00	0.00	35000000000.00	0.00	0.00	0.00	0.00	0.00	0.00	35000000000.00	0.00	35000000000.00
521
	52102	5000001.00	0.00	5000001.00	0.00	0.00	0.00	0.00	0.00	0.00	5000001.00	0.00	5000001.00
	52104	5000100.00	0.00	5000100.00	0.00	0.00	0.00	0.00	0.00	0.00	5000100.00	0.00	5000100.00
	52105	1000000.00	0.00	1000000.00	0.00	0.00	0.00	0.00	0.00	0.00	1000000.00	0.00	1000000.00
	Total for account 521	11000101.00	0.00	11000101.00	0.00	0.00	0.00	0.00	0.00	0.00	11000101.00	0.00	11000101.00
523
	52301	635238235.64	171355903.40	806594139.04	0.00	0.00	0.00	0.00	0.00	0.00	635238235.64	171355903.40	806594139.04
	52302	213221599.16	0.00	213221599.16	0.00	0.00	0.00	0.00	0.00	0.00	213221599.16	0.00	213221599.16
	52303	141710734.56	0.00	141710734.56	0.00	0.00	0.00	0.00	0.00	0.00	141710734.56	0.00	141710734.56
	52304	271689294.59	243261579.67	514950874.26	0.00	0.00	0.00	0.00	0.00	0.00	271689294.59	243261579.67	514950874.26
	52305	10945716218.28	1068609800.46	12014326018.74	0.00	0.00	0.00	0.00	0.00	0.00	10945716218.28	1068609800.46	12014326018.74
	52306	13475780029.36	39619101.41	13515399130.77	0.00	0.00	0.00	0.00	0.00	0.00	13475780029.36	39619101.41	13515399130.77
	52307	1788910546.90	3227258.10	1792137805.00	0.00	0.00	0.00	0.00	0.00	0.00	1788910546.90	3227258.10	1792137805.00
	Total for account 523	27472266658.49	1526073643.04	28998340301.53	0.00	0.00	0.00	0.00	0.00	0.00	27472266658.49	1526073643.04	28998340301.53
524
	52406	183707059.45	1488183.22	185195242.67	0.00	0.00	0.00	0.00	0.00	0.00	183707059.45	1488183.22	185195242.67
	Total for account 524	183707059.45	1488183.22	185195242.67	0.00	0.00	0.00	0.00	0.00	0.00	183707059.45	1488183.22	185195242.67
525
	52501	456108020.33	9960823.33	466068843.66	0.00	0.00	0.00	0.00	0.00	0.00	456108020.33	9960823.33	466068843.66
	Total for account 525	456108020.33	9960823.33	466068843.66	0.00	0.00	0.00	0.00	0.00	0.00	456108020.33	9960823.33	466068843.66
	Total for section 5	63160868092.79	1537522649.59	64698390742.38	0.00	0.00	0.00	0.00	0.00	0.00	63160868092.79	1537522649.59	64698390742.38
601
	60105	17.00	0.00	17.00	0.00	0.00	0.00	0.00	0.00	0.00	17.00	0.00	17.00
	Total for account 601	17.00	0.00	17.00	0.00	0.00	0.00	0.00	0.00	0.00	17.00	0.00	17.00
602
	60206	20000.00	0.00	20000.00	0.00	0.00	0.00	0.00	0.00	0.00	20000.00	0.00	20000.00
	Total for account 602	20000.00	0.00	20000.00	0.00	0.00	0.00	0.00	0.00	0.00	20000.00	0.00	20000.00
603
	60301	43335514.67	0.00	43335514.67	0.00	0.00	0.00	1173893352.25	0.00	1173893352.25	1217228866.92	0.00	1217228866.92

73

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6	7	8	9	10	11	12	13	14
	60303	938718.55	0.00	938718.55	0.00	0.00	0.00	0.00	0.00	0.00	938718.55	0.00	938718.55
	60305	234342.14	0.00	234342.14	0.00	0.00	0.00	0.00	0.00	0.00	234342.14	0.00	234342.14
	60307	1860480.53	241141.01	2101621.54	0.00	0.00	0.00	0.00	0.00	0.00	1860480.53	241141.01	2101621.54
	60309	24904670.69	0.00	24904670.69	0.00	0.00	0.00	0.00	0.00	0.00	24904670.69	0.00	24904670.69
	60311	14963974.91	0.00	14963974.91	0.00	0.00	0.00	0.00	0.00	0.00	14963974.91	0.00	14963974.91
	60313	858657.00	0.00	858657.00	0.00	0.00	0.00	0.00	0.00	0.00	858657.00	0.00	858657.00
	60320	454.22	0.00	454.22	0.00	0.00	0.00	0.00	0.00	0.00	454.22	0.00	454.22
	60322	1204164.50	89414.88	1293579.38	0.00	0.00	0.00	0.00	0.00	0.00	1204164.50	89414.88	1293579.38
	60324	159075888.17	0.00	159075888.17	0.00	0.00	0.00	0.00	0.00	0.00	159075888.17	0.00	159075888.17
	Total for account 603	247376865.38	330555.89	247707421.27	0.00	0.00	0.00	1173893352.25	0.00	1173893352.25	1421270217.63	330555.89	1421600773.52
606
	60601	2132342041.25	0.00	2132342041.25	15387.85	0.00	15387.85	592633212.27	0.00	592633212.27	2724959865.67	0.00	2724959865.67
	Total for account 606	2132342041.25	0.00	2132342041.25	15387.85	0.00	15387.85	592633212.27	0.00	592633212.27	2724959865.67	0.00	2724959865.67
609
	60903	12505519.77	0.00	12505519.77	0.00	0.00	0.00	0.00	0.00	0.00	12505519.77	0.00	12505519.77
	Total for account 609	12505519.77	0.00	12505519.77	0.00	0.00	0.00	0.00	0.00	0.00	12505519.77	0.00	12505519.77
613
	61302	12296502.50	0.00	12296502.50	0.00	0.00	0.00	0.00	0.00	0.00	12296502.50	0.00	12296502.50
	Total for account 613	12296502.50	0.00	12296502.50	0.00	0.00	0.00	0.00	0.00	0.00	12296502.50	0.00	12296502.50
	Total for section 6	2404540945.90	330555.89	2404871501.79	15387.85	0.00	15387.85	1766526564.52	0.00	1766526564.52	4171052122.57	330555.89	4171382678.46
703
	70301	24728712973.99	0.00	24728712973.99	24728712973.99	0.00	24728712973.99	0.00	0.00	0.00	0.00	0.00	0.00
	70302	0.00	0.00	0.00	12921051.25	0.00	12921051.25	24728728361.84	0.00	24728728361.84	24715807310.59	0.00	24715807310.59
	Total for account 703	24728712973.99	0.00	24728712973.99	24741634025.24	0.00	24741634025.24	24728728361.84	0.00	24728728361.84	24715807310.59	0.00	24715807310.59
	Total for section 7	24728712973.99	0.00	24728712973.99	24741634025.24	0.00	24741634025.24	24728728361.84	0.00	24728728361.84	24715807310.59	0.00	24715807310.59
	Total liabilities (balance)	585162113458.40	413681289623.10	998843403081.50	25334282625.36	0.00	25334282625.36	34544441919.67	0.00	34544441919.67	594372272752.71	413681289623.10	1008053562375.81

	C. Off-balance accounts
	ASSETS
907
	90701	49018.00	0.00	49018.00	0.00	0.00	0.00	0.00	0.00	0.00	49018.00	0.00	49018.00
	90702	20.00	0.00	20.00	0.00	0.00	0.00	0.00	0.00	0.00	20.00	0.00	20.00
	90703	28155228.86	0.00	28155228.86	0.00	0.00	0.00	0.00	0.00	0.00	28155228.86	0.00	28155228.86
	Total for account 907	28204266.86	0.00	28204266.86	0.00	0.00	0.00	0.00	0.00	0.00	28204266.86	0.00	28204266.86
908
	90801	7.00	0.00	7.00	0.00	0.00	0.00	0.00	0.00	0.00	7.00	0.00	7.00
	90803	14649789080.80	633196798.64	15282985879.44	0.00	0.00	0.00	0.00	0.00	0.00	14649789080.80	633196798.64	15282985879.44
	Total for account 908	14649789087.80	633196798.64	15282985886.44	0.00	0.00	0.00	0.00	0.00	0.00	14649789087.80	633196798.64	15282985886.44
	Total for section 3	14677993354.66	633196798.64	15311190153.30	0.00	0.00	0.00	0.00	0.00	0.00	14677993354.66	633196798.64	15311190153.30

74

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6	7	8	9	10	11	12	13	14
909
	90901	40399576.91	0.00	40399576.91	0.00	0.00	0.00	0.00	0.00	0.00	40399576.91	0.00	40399576.91
	90902	26021379493.70	415719981.64	26437099475.34	0.00	0.00	0.00	0.00	0.00	0.00	26021379493.70	415719981.64	26437099475.34
	90904	343884.00	97740.04	441624.04	0.00	0.00	0.00	0.00	0.00	0.00	343884.00	97740.04	441624.04
	90907	294176884.26	53577335651.52	53871512535.78	0.00	0.00	0.00	0.00	0.00	0.00	294176884.26	53577335651.52	53871512535.78
	90908	82581000.00	19991613192.21	20074194192.21	0.00	0.00	0.00	0.00	0.00	0.00	82581000.00	19991613192.21	20074194192.21
	Total for account 909	26438880838.87	73984766565.41	100423647404.28	0.00	0.00	0.00	0.00	0.00	0.00	26438880838.87	73984766565.41	100423647404.28
911
	91101	5480298.84	6236543.75	11716842.59	0.00	0.00	0.00	0.00	0.00	0.00	5480298.84	6236543.75	11716842.59
	91102	5124476.32	7127465767.72	7132590244.04	0.00	0.00	0.00	0.00	0.00	0.00	5124476.32	7127465767.72	7132590244.04
	91103	0.00	312696014.74	312696014.74	0.00	0.00	0.00	0.00	0.00	0.00	0.00	312696014.74	312696014.74
	91104	0.00	33440.50	33440.50	0.00	0.00	0.00	0.00	0.00	0.00	0.00	33440.50	33440.50
	Total for account 911	10604775.16	7446431766.71	7457036541.87	0.00	0.00	0.00	0.00	0.00	0.00	10604775.16	7446431766.71	7457036541.87
912
	91202	3329196048.75	2633456862.70	5962652911.45	0.00	0.00	0.00	0.00	0.00	0.00	3329196048.75	2633456862.70	5962652911.45
	91203	215612.00	8227195.40	8442807.40	0.00	0.00	0.00	0.00	0.00	0.00	215612.00	8227195.40	8442807.40
	91204	0.00	240074172.66	240074172.66	0.00	0.00	0.00	0.00	0.00	0.00	0.00	240074172.66	240074172.66
	91207	198624.00	0.00	198624.00	0.00	0.00	0.00	0.00	0.00	0.00	198624.00	0.00	198624.00
	Total for account 912	3329610284.75	2881758230.76	6211368515.51	0.00	0.00	0.00	0.00	0.00	0.00	3329610284.75	2881758230.76	6211368515.51
	Total for section 4	29779095898.78	84312956562.88	114092052461.66	0.00	0.00	0.00	0.00	0.00	0.00	29779095898.78	84312956562.88	114092052461.66
913
	91303	131952166173.88	1859611549.11	133811777722.99	0.00	0.00	0.00	0.00	0.00	0.00	131952166173.88	1859611549.11	133811777722.99
	91305	217696669932.69	306847249886.10	524543919818.79	0.00	0.00	0.00	0.00	0.00	0.00	217696669932.69	306847249886.10	524543919818.79
	91307	255123666705.76	63237764.47	255186904470.23	0.00	0.00	0.00	0.00	0.00	0.00	255123666705.76	63237764.47	255186904470.23
	91310	2203005.99	30635377904.94	30637580910.93	0.00	0.00	0.00	0.00	0.00	0.00	2203005.99	30635377904.94	30637580910.93
	Total for account 913	604774705818.32	339405477104.62	944180182922.94	0.00	0.00	0.00	0.00	0.00	0.00	604774705818.32	339405477104.62	944180182922.94
914
	91403	0.00	5456824075.71	5456824075.71	0.00	0.00	0.00	0.00	0.00	0.00	0.00	5456824075.71	5456824075.71
	91406	12594530.00	0.00	12594530.00	0.00	0.00	0.00	0.00	0.00	0.00	12594530.00	0.00	12594530.00
	Total for account 914	12594530.00	5456824075.71	5469418605.71	0.00	0.00	0.00	0.00	0.00	0.00	12594530.00	5456824075.71	5469418605.71
915
	91501	514485144.38	0.00	514485144.38	0.00	0.00	0.00	0.00	0.00	0.00	514485144.38	0.00	514485144.38
	91502	1111852.69	0.00	1111852.69	0.00	0.00	0.00	0.00	0.00	0.00	1111852.69	0.00	1111852.69
	91503	1916173959.99	0.00	1916173959.99	0.00	0.00	0.00	0.00	0.00	0.00	1916173959.99	0.00	1916173959.99
	91504	2623319.25	0.00	2623319.25	0.00	0.00	0.00	0.00	0.00	0.00	2623319.25	0.00	2623319.25
	Total for account 915	2434394276.31	0.00	2434394276.31	0.00	0.00	0.00	0.00	0.00	0.00	2434394276.31	0.00	2434394276.31
	Total for section 5	607221694624.63	344862301180.33	952083995804.96	0.00	0.00	0.00	0.00	0.00	0.00	607221694624.63	344862301180.33	952083995804.96

75

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6	7	8	9	10	11	12	13	14
916
	91603	0.00	43629859.72	43629859.72	0.00	0.00	0.00	0.00	0.00	0.00	0.00	43629859.72	43629859.72
	91604	2577396588.19	1223457777.44	3800854365.63	0.00	0.00	0.00	0.00	0.00	0.00	2577396588.19	1223457777.44	3800854365.63
	Total for account 916	2577396588.19	1267087637.16	3844484225.35	0.00	0.00	0.00	0.00	0.00	0.00	2577396588.19	1267087637.16	3844484225.35
917
	91703	486215296.58	0.00	486215296.58	0.00	0.00	0.00	0.00	0.00	0.00	486215296.58	0.00	486215296.58
	91704	1008256491.08	238712546.11	1246969037.19	0.00	0.00	0.00	0.00	0.00	0.00	1008256491.08	238712546.11	1246969037.19
	Total for account 917	1494471787.66	238712546.11	1733184333.77	0.00	0.00	0.00	0.00	0.00	0.00	1494471787.66	238712546.11	1733184333.77
918
	91801	2872295647.44	0.00	2872295647.44	0.00	0.00	0.00	0.00	0.00	0.00	2872295647.44	0.00	2872295647.44
	91802	1050366701.80	288412821.38	1338779523.18	0.00	0.00	0.00	0.00	0.00	0.00	1050366701.80	288412821.38	1338779523.18
	91803	322873.25	68486389.33	68809262.58	0.00	0.00	0.00	0.00	0.00	0.00	322873.25	68486389.33	68809262.58
	Total for account 918	3922985222.49	356899210.71	4279884433.20	0.00	0.00	0.00	0.00	0.00	0.00	3922985222.49	356899210.71	4279884433.20
	Total for section 6	7994853598.34	1862699393.98	9857552992.32	0.00	0.00	0.00	0.00	0.00	0.00	7994853598.34	1862699393.98	9857552992.32
999
	99998	170383496856.06	0.00	170383496856.06	194401.91	0.00	194401.91	0.00	0.00	0.00	170383691257.97	0.00	170383691257.97
	Total for account 999	170383496856.06	0.00	170383496856.06	194401.91	0.00	194401.91	0.00	0.00	0.00	170383691257.97	0.00	170383691257.97
	Total for section 7	170383496856.06	0.00	170383496856.06	194401.91	0.00	194401.91	0.00	0.00	0.00	170383691257.97	0.00	170383691257.97
	Total assets (balance)	830057134332.47	431671153935.83	1261728288268.30	194401.91	0.00	194401.91	0.00	0.00	0.00	830057328734.38	431671153935.83	1261728482670.21
	LIABILITIES
912
	91211	1389010.69	0.00	1389010.69	0.00	0.00	0.00	194401.91	0.00	194401.91	1583412.60	0.00	1583412.60
	Total for account 912	1389010.69	0.00	1389010.69	0.00	0.00	0.00	194401.91	0.00	194401.91	1583412.60	0.00	1583412.60
	Total for section 4	1389010.69	0.00	1389010.69	0.00	0.00	0.00	194401.91	0.00	194401.91	1583412.60	0.00	1583412.60
913
	91302	13204078627.14	55290442087.36	68494520714.50	0.00	0.00	0.00	0.00	0.00	0.00	13204078627.14	55290442087.36	68494520714.50
	91309	35214955486.92	3137778784.07	38352734270.99	0.00	0.00	0.00	0.00	0.00	0.00	35214955486.92	3137778784.07	38352734270.99
	Total for account 913	48419034114.06	58428220871.43	106847254985.49	0.00	0.00	0.00	0.00	0.00	0.00	48419034114.06	58428220871.43	106847254985.49
914
	91404	15419584198.06	48115268661.82	63534852859.88	0.00	0.00	0.00	0.00	0.00	0.00	15419584198.06	48115268661.82	63534852859.88
	Total for account 914	15419584198.06	48115268661.82	63534852859.88	0.00	0.00	0.00	0.00	0.00	0.00	15419584198.06	48115268661.82	63534852859.88
	Total for section 5	63838618312.12	106543489533.25	170382107845.37	0.00	0.00	0.00	0.00	0.00	0.00	63838618312.12	106543489533.25	170382107845.37
999
	99999	1091344791412.24	0.00	1091344791412.24	0.00	0.00	0.00	0.00	0.00	0.00	1091344791412.24	0.00	1091344791412.24
	Total for account 999	1091344791412.24	0.00	1091344791412.24	0.00	0.00	0.00	0.00	0.00	0.00	1091344791412.24	0.00	1091344791412.24
	Total for section 7	1091344791412.24	0.00	1091344791412.24	0.00	0.00	0.00	0.00	0.00	0.00	1091344791412.24	0.00	1091344791412.24
	Total liabilities (balance)	1155184798735.05	106543489533.25	1261728288268.30	0.00	0.00	0.00	194401.91	0.00	194401.91	1155184993136.96	106543489533.25	1261728482670.21

76

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6	7	8	9	10	11	12	13	14
	D. Term deals
	ASSETS
930
	93001	6523572624.37	7939897268.77	14463469893.14	0.00	0.00	0.00	0.00	0.00	0.00	6523572624.37	7939897268.77	14463469893.14
	93002	96203750.00	1233721102.36	1329924852.36	0.00	0.00	0.00	0.00	0.00	0.00	96203750.00	1233721102.36	1329924852.36
	Total for account 930	6619776374.37	9173618371.13	15793394745.50	0.00	0.00	0.00	0.00	0.00	0.00	6619776374.37	9173618371.13	15793394745.50
933
	93301	134750000.00	18384900642.00	18519650642.00	0.00	0.00	0.00	0.00	0.00	0.00	134750000.00	18384900642.00	18519650642.00
	93303	3937317830.00	394477268.16	4331795098.16	0.00	0.00	0.00	0.00	0.00	0.00	3937317830.00	394477268.16	4331795098.16
	93304	2853180000.00	1290223900.00	4143403900.00	0.00	0.00	0.00	0.00	0.00	0.00	2853180000.00	1290223900.00	4143403900.00
	93305	3116290000.00	3951951595.36	7068241595.36	0.00	0.00	0.00	0.00	0.00	0.00	3116290000.00	3951951595.36	7068241595.36
	93307	0.00	302266846.07	302266846.07	0.00	0.00	0.00	0.00	0.00	0.00	0.00	302266846.07	302266846.07
	93308	3703525000.00	8201548859.78	11905073859.78	0.00	0.00	0.00	0.00	0.00	0.00	3703525000.00	8201548859.78	11905073859.78
	93309	8778623500.00	18270823406.92	27049446906.92	0.00	0.00	0.00	0.00	0.00	0.00	8778623500.00	18270823406.92	27049446906.92
	93310	20219230000.00	14954264720.94	35173494720.94	0.00	0.00	0.00	0.00	0.00	0.00	20219230000.00	14954264720.94	35173494720.94
	93311	38442866.92	0.00	38442866.92	0.00	0.00	0.00	0.00	0.00	0.00	38442866.92	0.00	38442866.92
	Total for account 933	42781359196.92	65750457239.23	108531816436.15	0.00	0.00	0.00	0.00	0.00	0.00	42781359196.92	65750457239.23	108531816436.15
934
	93410	0.00	249824867.18	249824867.18	0.00	0.00	0.00	0.00	0.00	0.00	0.00	249824867.18	249824867.18
	93411	0.00	7621735188.77	7621735188.77	0.00	0.00	0.00	0.00	0.00	0.00	0.00	7621735188.77	7621735188.77
	Total for account 934	0.00	7871560055.95	7871560055.95	0.00	0.00	0.00	0.00	0.00	0.00	0.00	7871560055.95	7871560055.95
935
	93501	0.00	12754.26	12754.26	0.00	0.00	0.00	0.00	0.00	0.00	0.00	12754.26	12754.26
	93504	1513050000.00	0.00	1513050000.00	0.00	0.00	0.00	0.00	0.00	0.00	1513050000.00	0.00	1513050000.00
	93505	1900.00	0.00	1900.00	0.00	0.00	0.00	0.00	0.00	0.00	1900.00	0.00	1900.00
	93509	0.00	40629814197.54	40629814197.54	0.00	0.00	0.00	0.00	0.00	0.00	0.00	40629814197.54	40629814197.54
	93510	74626387013.64	430552981.65	75056939995.29	0.00	0.00	0.00	0.00	0.00	0.00	74626387013.64	430552981.65	75056939995.29
	Total for account 935	76139438913.64	41060379933.45	117199818847.09	0.00	0.00	0.00	0.00	0.00	0.00	76139438913.64	41060379933.45	117199818847.09
937
	93701	34932243.73	0.00	34932243.73	0.00	0.00	0.00	0.00	0.00	0.00	34932243.73	0.00	34932243.73
	93703	16260497956.55	459886477.95	16720384434.50	0.00	0.00	0.00	0.00	0.00	0.00	16260497956.55	459886477.95	16720384434.50
	93704	1095327049.65	0.00	1095327049.65	0.00	0.00	0.00	0.00	0.00	0.00	1095327049.65	0.00	1095327049.65
	93705	441489279.94	0.00	441489279.94	0.00	0.00	0.00	0.00	0.00	0.00	441489279.94	0.00	441489279.94
	Total for account 937	17832246529.87	459886477.95	18292133007.82	0.00	0.00	0.00	0.00	0.00	0.00	17832246529.87	459886477.95	18292133007.82
938
	93801	9801440.05	0.00	9801440.05	0.00	0.00	0.00	0.00	0.00	0.00	9801440.05	0.00	9801440.05
	Total for account 938	9801440.05	0.00	9801440.05	0.00	0.00	0.00	0.00	0.00	0.00	9801440.05	0.00	9801440.05
940
	94001	8205231329.70	0.00	8205231329.70	0.00	0.00	0.00	0.00	0.00	0.00	8205231329.70	0.00	8205231329.70

77

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6	7	8	9	10	11	12	13	14
	Total for account 940	8205231329.70	0.00	8205231329.70	0.00	0.00	0.00	0.00	0.00	0.00	8205231329.70	0.00	8205231329.70
	Total for section 9	151587853784.55	124315902077.71	275903755862.26	0.00	0.00	0.00	0.00	0.00	0.00	151587853784.55	124315902077.71	275903755862.26
	Total assets (balance)	151587853784.55	124315902077.71	275903755862.26	0.00	0.00	0.00	0.00	0.00	0.00	151587853784.55	124315902077.71	275903755862.26
	LIABILITIES
960
	96001	7477822981.17	6516617005.66	13994439986.83	0.00	0.00	0.00	0.00	0.00	0.00	7477822981.17	6516617005.66	13994439986.83
	96002	151312752.21	1177434437.17	1328747189.38	0.00	0.00	0.00	0.00	0.00	0.00	151312752.21	1177434437.17	1328747189.38
	Total for account 960	7629135733.38	7694051442.83	15323187176.21	0.00	0.00	0.00	0.00	0.00	0.00	7629135733.38	7694051442.83	15323187176.21
962
	96201	0.00	469915343.04	469915343.04	0.00	0.00	0.00	0.00	0.00	0.00	0.00	469915343.04	469915343.04
	Total for account 962	0.00	469915343.04	469915343.04	0.00	0.00	0.00	0.00	0.00	0.00	0.00	469915343.04	469915343.04
963
	96301	4449509464.77	526622000.00	4976131464.77	0.00	0.00	0.00	0.00	0.00	0.00	4449509464.77	526622000.00	4976131464.77
	96303	315325000.00	395157700.00	710482700.00	0.00	0.00	0.00	0.00	0.00	0.00	315325000.00	395157700.00	710482700.00
	96304	2849080000.00	1288989000.00	4138069000.00	0.00	0.00	0.00	0.00	0.00	0.00	2849080000.00	1288989000.00	4138069000.00
	96305	3851461900.00	3216818373.00	7068280273.00	0.00	0.00	0.00	0.00	0.00	0.00	3851461900.00	3216818373.00	7068280273.00
	96308	3340610500.00	6969410219.72	10310020719.72	0.00	0.00	0.00	0.00	0.00	0.00	3340610500.00	6969410219.72	10310020719.72
	96309	1867840000.00	65807591062.48	67675431062.48	0.00	0.00	0.00	0.00	0.00	0.00	1867840000.00	65807591062.48	67675431062.48
	96310	58068057280.00	28128964179.57	86197021459.57	0.00	0.00	0.00	0.00	0.00	0.00	58068057280.00	28128964179.57	86197021459.57
	96311	7236556617.67	0.00	7236556617.67	0.00	0.00	0.00	0.00	0.00	0.00	7236556617.67	0.00	7236556617.67
	Total for account 963	81978440762.44	106333552534.77	188311993297.21	0.00	0.00	0.00	0.00	0.00	0.00	81978440762.44	106333552534.77	188311993297.21
964
	96407	0.00	306414886.12	306414886.12	0.00	0.00	0.00	0.00	0.00	0.00	0.00	306414886.12	306414886.12
	96408	0.00	76188023.25	76188023.25	0.00	0.00	0.00	0.00	0.00	0.00	0.00	76188023.25	76188023.25
	96410	0.00	249824867.18	249824867.18	0.00	0.00	0.00	0.00	0.00	0.00	0.00	249824867.18	249824867.18
	96411	0.00	42380547.00	42380547.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	42380547.00	42380547.00
	Total for account 964	0.00	674808323.55	674808323.55	0.00	0.00	0.00	0.00	0.00	0.00	0.00	674808323.55	674808323.55
965
	96503	3623492830.00	0.00	3623492830.00	0.00	0.00	0.00	0.00	0.00	0.00	3623492830.00	0.00	3623492830.00
	96504	1513050000.00	0.00	1513050000.00	0.00	0.00	0.00	0.00	0.00	0.00	1513050000.00	0.00	1513050000.00
	96508	1558671536.20	0.00	1558671536.20	0.00	0.00	0.00	0.00	0.00	0.00	1558671536.20	0.00	1558671536.20
	96510	2145239949.50	1292161930.36	3437401879.86	0.00	0.00	0.00	0.00	0.00	0.00	2145239949.50	1292161930.36	3437401879.86
	Total for account 965	8840454315.70	1292161930.36	10132616246.06	0.00	0.00	0.00	0.00	0.00	0.00	8840454315.70	1292161930.36	10132616246.06
967
	96701	35635099.45	0.00	35635099.45	0.00	0.00	0.00	0.00	0.00	0.00	35635099.45	0.00	35635099.45
	96703	23857510268.88	459886477.95	24317396746.83	0.00	0.00	0.00	0.00	0.00	0.00	23857510268.88	459886477.95	24317396746.83
	96704	1575411868.80	0.00	1575411868.80	0.00	0.00	0.00	0.00	0.00	0.00	1575411868.80	0.00	1575411868.80
	96705	504387964.53	0.00	504387964.53	0.00	0.00	0.00	0.00	0.00	0.00	504387964.53	0.00	504387964.53
	Total for account 967	25972945201.66	459886477.95	26432831679.61	0.00	0.00	0.00	0.00	0.00	0.00	25972945201.66	459886477.95	26432831679.61

78

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1	2	3	4	5	6	7	8	9	10	11	12	13	14
968
	96801	13764734527.65	0.00	13764734527.65	0.00	0.00	0.00	0.00	0.00	0.00	13764734527.65	0.00	13764734527.65
	Total for account 968	13764734527.65	0.00	13764734527.65	0.00	0.00	0.00	0.00	0.00	0.00	13764734527.65	0.00	13764734527.65
969
	96901	355089170.83	0.00	355089170.83	0.00	0.00	0.00	0.00	0.00	0.00	355089170.83	0.00	355089170.83
	Total for account 969	355089170.83	0.00	355089170.83	0.00	0.00	0.00	0.00	0.00	0.00	355089170.83	0.00	355089170.83
970
	97001	20436912391.55	1667706.55	20438580098.10	0.00	0.00	0.00	0.00	0.00	0.00	20436912391.55	1667706.55	20438580098.10
	Total for account 970	20436912391.55	1667706.55	20438580098.10	0.00	0.00	0.00	0.00	0.00	0.00	20436912391.55	1667706.55	20438580098.10
	Total for section 9	158977712103.21	116926043759.05	275903755862.26	0.00	0.00	0.00	0.00	0.00	0.00	158977712103.21	116926043759.05	275903755862.26
	Total liabilities (balance)	158977712103.21	116926043759.05	275903755862.26	0.00	0.00	0.00	0.00	0.00	0.00	158977712103.21	116926043759.05	275903755862.26

	E. Deposit accounts
	ASSETS
980
	98000	0.00	0.00	488781808.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	488781808.00
	98010	0.00	0.00	17930914995.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	17930914995.00
	98020	0.00	0.00	3.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	3.00
	98035	0.00	0.00	2100.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	2100.00
	Total assets (balance)	0.00	0.00	18419698906.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	18419698906.00
	LIABILITIES
980
	98040	0.00	0.00	1541302441.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	1541302441.00
	98050	0.00	0.00	2914261731.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	2914261731.00
	98055	0.00	0.00	732143810.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	732143810.00
	98060	0.00	0.00	2625036.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	2625036.00
	98065	0.00	0.00	85806700.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	85806700.00
	98070	0.00	0.00	13143557458.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	13143557458.00
	98080	0.00	0.00	1730.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	1730.00
	Total liabilities (balance)	0.00	0.00	18419698906.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	18419698906.00

President-Chairman of the Management Board	A.L. Kostin

Chief Accountant	O.A. Avdeeva

79

TRANSLATION OF ORIGINAL RUSSIAN VERSION

Explanatory Notes

to the Annual Accounting Report of JSC VTB Bank

as at 1 January 2007

In March 2007, JSC Vneshtorgbank was renamed into VTB Bank (open joint stock company) (hereinafter, “JSC VTB Bank” or the “Bank”).

JSC VTB Bank was established in October 1990. The Bank holds a general license covering all types of banking operations in Rubles and in foreign currencies.

With its share capital of RUR 52.1 billion as at 1 January 2007, JSC VTB Bank is the largest Russian commercial bank in terms of share capital.

1. Major Operations Affecting the Bank’s Financial Performance

(Unaudited)

Below are the major operations of the Bank which produce the most substantial effect on its financial performance:

•                  Corporate lending transactions;

•                  Investments in securities, including government securities, bonds and shares of Russian companies and local authorities;

•                  Clearing and cash settlement services for corporate and retail customers;

•                  International settlements.

The impact of certain types of operations on the financial performance of JSC VTB Bank is determined on the basis of the asset structure and return on assets. In recent years, the structure of operations affecting the Bank’s financial performance has been changed substantially. While in the previous period the financial results were primarily driven by financial markets transactions (mostly, gains on government securities) and services to major corporate customers, since 2002 the Bank’s earnings attain a more balanced structure being predominantly composed of income on loans extended to various categories of customers.

The structural changes in the financial drivers underlying the Bank’s performance were due to a consistent development of JSC VTB Bank as a full-service bank focused on expansion in the following two key areas: corporate and investment banking.

Further expansion of corporate services and lending business resulted in a 1.2 times increase (up to RUR 382 billion) in the Bank’s corporate loan portfolio in 2006 (including customer promissory notes before allowance for impairment). The Bank extends loans to borrowers operating in the leading industries of the national economy: oil and gas, energy, automotive, non-ferrous and ferrous metallurgy, telecoms, transport, construction and agribusiness. During the previous year, corporate loans accounted for more than half of the Bank’s total assets which generally corresponds to a standard asset structure of the largest European full-service banks. All of the lending products offered by the Bank within this business segment are commonly used by the Bank’s customers, including overdraft facilities, working capital loans, pre-export financing, investment loans, lease loans, various revolving credit lines, etc.

Along with the expansion of its corporate loan portfolio, a special focus was placed in 2006 on maintaining loan portfolio quality through ongoing monitoring of performance of existing and potential borrowers.

Consolidating the Bank’s position as one of the leading lenders for the Russian economy would be impossible without recourse to substantial debt finance provided by international credit institutions on favorable terms owing to the Bank’s good reputation and high credit ratings. In recent years, JSC VTB Bank has occupied the top position in the banking sector in terms of the level of funds raised on international financial markets. In 2005, in particular, the Bank successfully raised a large subordinated loan (USD 750 million) on the international capital market which was an unprecedented transaction for the Russian banking sector.

80

TRANSLATION OF ORIGINAL RUSSIAN VERSION

In the first half of 2005, JSC VTB Bank completed the placement of the sixth issue Eurobonds worth USD 1 billion. The maturity of the issue, being a record long for Russian financial institutions, is thirty years with an early redemption option for bondholders exercisable within 10 years.

In the second quarter of 2006, Vneshtorgbank launched its first rouble-denominated issue of unsecured Eurobonds on the international market.  The issue has been made for RUR 10 billion. Eurobonds mature in three years and bear interest of 7% p.a. Settlements will be made in US dollars.

A new debt instrument was well welcomed by foreign investors, showing a substantial confidence in JSC VTB Bank on part of international community.

In July 2006, JSC VTB Bank placed the sixth bond issue for RUR 15 billion maturing in ten years (in July 2016). The first to fourth coupon rates were set at 6.5% p.a. in accordance with the terms of the annual offer (put option), while the other coupon rates would be set by the issuer.

In November 2006, the Bank issued USD-denominated Eurobonds for the total amount of USD 1.75 billion under Euro Medium Term Note borrowings program. This issue was the largest issue ever raised not only in the history of the Russian banking system but also in Eastern Europe.

Since all of the bond issues made by JSC VTB Bank permanently received the highest possible ratings for Russian banks and attracted substantial interest from global investors, the Bank has managed to raise around USD 9 billion of untied financial resources, which is an unprecedented amount for the Russian financial services sector.

The growth of the Bank’s fee and commission income in 2006 was attributable to the development of corporate business, which implies an increased level of trade finance and international settlements due to a growing number of finance transactions with overseas banks, export agencies and under intergovernmental programs.

2006 saw the continued growth in the volume of the Bank’s transactions on securities market, with gains on non-state securities (promissory notes and bonds of Russian blue-chip companies, as well as shares) constituting a growing share in interest income on securities.

As part of efforts aimed at the development of its investment and banking services, JSC VTB Bank has successfully handled the issue of its corporate customers’ securities. The Bank is a recognized leader in this area traditionally occupying the top positions in the ratings of arrangers and underwriters of corporate bond issues on the Russian market. In 2006, the Bank prepared and completed a number of transactions for structured and project finance, leasing and advisory services, with income from investment banking becoming a more significant contributor to the Bank’s financial performance.

At the end of 2006, net profit of JSC VTB Bank equaled RUR 17.2 billion (USD 652 million), which is substantially higher than RUR 12.9 billion (USD 449 million) reported in 2005. Pre-tax profit was RUR 24.7 billion (RUR 15.8 billion in 2005). Tax paid on profit amounted to RUR 7.5 billion. Interest income on loans to corporate borrowers engaged in the leading national industry sectors (fuel and energy, machine building, metals, chemicals, transport, telecom) totaling RUR 34 billion constituted the major share of the Bank’s total income in 2006. Interest income earned by the Bank in 2006 was much higher than in 2005 (RUR 28.9 billion).

A significant portion of interest income on securities is traditionally composed of gains on non-state securities (promissory notes and bonds of Russian blue-chip companies). The total interest income earned on securities portfolio in 2006 was RUR 6.5 billion (2005: RUR 4.7 billion).

Owing to accelerated development of investment banking business, trade finance and international settlement transactions, the net fee and commission income earned by the Bank in 2006 amounted to RUR 5.4 billion in 2006 (as compared with RUR 4 billion in 2005). Against a background of growing competition and an overall reduction in the margin on the banking services market, the Bank has managed to maintain high financial performance through diversification of operations towards those bringing fee and commission income and other non-interest income.

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TRANSLATION OF ORIGINAL RUSSIAN VERSION

The high financial results in 2006 are to a great extent attributable to the positive performance of securities portfolio (including through revaluation, realized trade differences and dividends). During 2006, gains on securities portfolio grew more than twice reaching RUR 13.2 billion compared with only RUR 6.4 billion in 2005.

JSC VTB Bank is one of the most advanced Russian banks in terms of expansion of its branch and outlet network. The dynamic development of the Bank’s retail and corporate business is achieved through an ongoing expansion of the branch network. JSC VTB Bank has one of the most extensive regional client services networks throughout Russia. By 2007, the Bank’s network comprised 58 branches, of which four had been opened during the previous year. New regional branches commenced operations in Novosibirsk, Syktyvkar, Saransk and Orel. In 2006, the Novorossiysk branch was transformed into an additional office of the Krasnodar branch of JSC VTB Bank. At this point in time, the Bank has branches in more than half of the constituent entities within all of the Federal Districts of Russia. All the branches of JSC VTB Bank along with its Head Office offer a full range of banking products and services.

The CIS is a priority development area for VTB Group. In 2007, the Bank is planning to expand its cooperation within the CIS. In the first quarter of 2006, JSC VTB Bank purchased 98% of the share capital of the Bank “Mriya” domiciled in Ukraine thus moving forward with its strategy for consolidating position in the Ukrainian banking market.

In 2006, VTB Group continued its development as a large international financial group striving for leadership in the Russian banking market and development of a network of subsidiary companies in the CIS and Europe to meet the growing needs of customer business expansion, support major projects within Russia and abroad, reinforce economic cooperation between Russia and other countries and attract investment to the Russian economy. In particular, the Group is planning on the integration of new assets which includes the transition of JSC VTB Bank and JSC Promstroybank to a single share, integration of the acquired Bank “Mriya” into VTB (Ukraine), completion of the establishment of a foreign sub-holding on the basis of VTB (Europe). Such integration model will contribute to a substantial growth of foreign investments within Russia and the CIS and promote business partnership between Russian and foreign companies in joint projects.

Among the top priorities for VTB Group in the upcoming two years will be further expansion of its foreign network within the CIS through acquisition of banks in Kazakhstan, Belarus and Azerbaijan. As part of its strategy VTB Group is also planning on the establishment of new business structures and significant penetration into the Asia-Pacific market. In particular, there are plans to open offices in China and India in the near future.

2. Summary of Material Events and Changes in the Bank’s Operations

During the Financial Year

In early September 2006, JSC VTB Bank opened an office of a joint Russian-Angolan bank — Banco VTB Africa (VTB Africa) — with 66% shareholding held by JSC VTB Bank and the remaining 34% allocated among a number of private Angolan companies (according to local laws, a financial institution established in the form of a joint stock company must have a minimum of five shareholders).

In November 2006, a new bank in which JSC VTB Bank has a participation interest started operations in Vietnam. Vietnam-Russia Joint Venture Bank with a share capital of USD 10 million headquartered in Hanoi has become the largest banking joint venture in the country. JSC VTB Bank holds a 49% shareholding in this bank, while the controlling interest belongs to the Bank for Investment and Development of Vietnam (BIDV).

In September 2006, JSC VTB Bank established a subsidiary financial company in Namibia — “VTB Capital (Namibia) (Propertietary) Limited” — with 50% plus 2 shares held by JSC VTB Bank.

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TRANSLATION OF ORIGINAL RUSSIAN VERSION

Next in turn is the opening of branches in China and India, and the establishment of a separate subsidiary bank in Singapore — VTB (Asia) — on the basis of the branch of VTB Bank Europe Plc (formerly, Moscow Narodny Bank, London), which is expected to serve as a focal point supporting the operations in the Asia-Pacific region.

The development of VTB Group and the increased number of its members require a new approach to infrastructure management. To achieve this goal, the Bank has adopted a new matrix approach towards the Group management whereby JSC VTB Bank operates as a parent bank in relation to the subsidiary financial institutions and coordinates their activities.

To address topical issues related to the coordination of activities and development of VTB Group Management Committee of VTB Group headed by the Chairman of the Management Board — CEO of JSC VTB Bank was established.

In 2007 the Bank is planning to prepare for and undertake an initial public offering (IPO) to sell its shares to a wide number of institutional investors and the public.

In late October 2006, JSC VTB Bank held a number of events dedicated to the official launch of the new brand of the Banking Group. As a result of the re-branding process, the subsidiary banks domiciled in the Western Europe (excluding Russian Commercial Bank (Cyprus) Ltd., Russian Commercial Bank, Zurich and East-West United Bank S.A., Luxembourg) were united under a common name — VTB. The re-branding process is strategic in nature and is perfectly indicative of the current operating pattern of the Bank. Such a powerful cross-border banking group was established for the first time in the entire history of Russia. A shift to a common brand name (VTB) provides the Group members with an unbeatable competitive edge in comparison to their peers working under separate brand names and will ultimately contribute to meeting the objectives stated in the Group’s development strategy.

As part of its strategy for the reorganization of  VTB Group’s European network into branches of the subsidiary Moscow Narodny Bank Ltd. (renamed to VTB Bank Europe Plc.), on 20 December 2006, JSC VTB Bank sold its 88.46% share in the subsidiary Ost-West Handelsbank AG (renamed to VTB BANK (Deutschland) AG) and 87.04% in the subsidiary BCEN Eurobank S.A. (renamed to VTB BANK (France) S.A.) to VTB Bank Europe Plc.

In December 2006, the Supervisory Council of JSC VTB Bank approved the Group’s strategy for the development of the Bank and its Russian and foreign subsidiaries for 2007 - 2010. The primary focus of the strategy is to strengthen the position of JSC VTB Bank as a backbone of the Russian banking sector assisting the government to effectively resolve the strategic challenges associated with the development of the key sectors of the national economy, execution of top-priority national projects, improvement of the stability and compatibility of Russia’s financial services sector.

3. Summary of Risk Levels and Concentrations

(Unaudited)

Risk management (liquidity risk, credit risk, currency risk, price risk, interest rate and operational risk) was among the top priority elements of the Bank’s integrated management system during the reporting period. According to the established practices, proposals to mitigate the level of risk and set limits on transactions exposing the Bank to risks were reviewed and approved by the bank’s collegial bodies: the Management Board, the Asset and Liability Management Committee, the Credit Committee, and credit committees of the branches.

According to the corporate Industry, Regional and Country Risk Management Regulations applied by the Bank, the maximum estimated concentration of country risk for JSC VTB Bank as at 1 January 2007 (overall for its transactions) was recorded in the Russian Federation. During 2006, country risks assumed by the Bank in relation to its non-resident customers grew by 29%, with the bulk (97% of the aggregate amount of risk) being attributable to countries with investment-grade sovereign credit ratings.

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TRANSLATION OF ORIGINAL RUSSIAN VERSION

The principal amount of regional risks is attributable to the Moscow Region, the city of Saint Petersburg, the Tyumen Region, the Krasnoyarsk Krai, and the Kursk Region (in descending order). The principal amount of risks attributable to the consolidated budgets of the constituent entities of Russia falls on the Moscow Region, the Samara Region, the Khabarovsk Krai, the Krasnoyarsk Krai, and the Novosibirsk Region (in descending order).

The minor impact of regional risks on JSC VTB Bank’s financial standing was due to diversification of the Bank’s business, including through the development of the branch network, further penetration in the regional markets, and effective control over the level of regional risks assumed by the Bank.

The maximum concentration of industry risks (in descending order) was recorded in the upstream and downstream oil sector, insurance, leasing and financial services sectors, communication, trade, ferrous metallurgy and energy sectors, while the well-balanced structure of the Bank’s assets reduces the effect of the market trends and conditions prevailing in certain industry sectors on the Bank’s financial performance.

In applying the existing financial risk management framework, the Bank manages its open currency positions, sets and controls limits on securities transactions and monitors the interest rate position. The system also allows making adjustments to the existing interest rates on funds raised/placed and using floating interest rates. Since the system prevents excessive risk-taking, the level of risk assumed by the Bank does not have a material impact on the quality and timeliness of the Bank’s performance under its obligations. In addition to monitoring compliance with the mandatory ratios established by the Bank of Russia, the current risk management and control framework provides for tighter internal limits and ratios for certain risks and transactions (internal limits on the open currency position, limits on  conversion arbitrage operations, internal liquidity ratios by periods, restrictions on the interest rate position by currencies and periods, limits on securities transactions by types of securities and transactions).

In 2006, the risk associated with securities transactions constitutes the most substantial share of the financial risks assumed by the Bank (over 95% of the economic capital internally required by the Bank to cover financial risks are attributable to transactions involving marketable securities). However, owing to extensive diversification of the Bank’s portfolio in terms of securities and issuers, maintaining sound liquidity levels as well as adoption and close monitoring of stop-loss limits, negative dynamics of quotes during certain periods and in certain markets could not have any significant adverse impact on the Bank’s performance.

During the reporting period the Bank’s current and forecast liquidity levels were sufficient and the Bank was in full compliance with the internal and mandatory liquidity ratios. Considering the diversified customer base of the Bank and ample opportunities for raising resources on global capital markets, the deposit concentration risk remained at acceptable level.

As part of the overall enhancement of the current risk management framework in 2006 the Bank adopted a number of internal regulations aimed, among other things, at decreasing the existing risk concentrations.  Particularly, the adoption of the General Lending Procedure of JSC VTB Bank and the Lending Procedure for Major Customers improved the quality of the lending process (including loan analysis), and reduced the level of operational risks inherent in credit activities. The Bank continued refining the limits for transactions on financial markets, and fine-tuning internal regulations governing loan loss provisioning in accordance with the statutory requirements issued by the Bank of Russia.

4. Material Changes to the Accounting Policies

No changes were introduced to the Accounting Policies in 2006 which could significantly affect the comparability of individual performance indicators of the Bank. The 2005 and 2006 annual report data are comparable.

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TRANSLATION OF ORIGINAL RUSSIAN VERSION

5. Summary of Reconciliation of the Balance Sheet Items

(Unaudited)

According to Instructive Regulation of the Bank of Russia No.1530-U dated 17 December 2004, Concerning the Procedure of Preparing the Annual Accounting Report by Credit Institutions, the Bank took the required steps to complete a high-quality annual accounting report at the end of the reporting period in a timely manner.

According to the Order No. 881 of JSC VTB Bank dated 31 October 2006, the Bank performed stocktaking of its fixed assets, intangible assets, and inventories as at 1 November 2006. The discrepancies revealed were recorded in the relevant accounts during the reporting period, and were not material to the financial performance of the Bank.

According to Order No. 932 of JSC VTB Bank dated 22 November 2006, the Bank performed a reconciliation of all balance sheet items as at 1 December 2006, including balance-sheet and off-balance-sheet cash and inventory accounts, balances of claims and payables arising from banking operations, including claims and payables under futures contracts, settlements with debtors and creditors.

According to Order No. 997 (concerning the Parent Company) and No. 998 dated 15 December 2006 (concerning branches) of JSC VTB Bank dated 15 December 2006, the Bank took the required steps to close its books for the 2006 financial year and prepare the annual report.

Balances of claims and payables under the futures contracts were reconciled to ensure complete recognition and reporting of the Bank’s financial results on the balance sheet.

As at 1 January 2007, the Bank performed the inventory count of all cash balances and valuables available with the cash desks of the Parent Company, branches and outlets. According to the results of the audits, the actual balances of valuable assets were in compliance with those recorded in the books.

As at 1 January 2007, the Bank reconciled its analytical and synthetic accounting data. No discrepancies were identified.

JSC VTB Bank undertook to receive, by 31 January 2007, confirmations from its customers as to the balances on accounts held with the Bank as at 1 January 2007.

6. Information on Accounts Receivable and Accounts Payable

(Unaudited)

According to Order No. 997 (concerning the Parent Company) and No. 998  (concerning branches) of JSC VTB Bank dated 15 December 2006, the Bank performed reconciliation of accounts receivable and payable to ensure complete recognition and reporting of the Bank’s financial results on the balance sheet.

The amount of fixed-term receivables recorded in balance sheet accounts No. 474 (excluding accounts Nos. 47406, 47417, 47427) and No. 603 (excluding accounts Nos. 60302, 60304, 60306, 60310, 60315) as at 1 January 2007 was RUR 13,915,397 thousand.

The amount of overdue receivables outstanding as at 1 January 2007 was RUR 239,276, or 1.7% of the total accounts receivable.

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TRANSLATION OF ORIGINAL RUSSIAN VERSION

As part of the reconciliation of accounts receivable, the Bank undertook to sign bilateral acts with corresponding counterparties to confirm the balances recorded sheet account No. 60312 Trade Accounts Receivable and Payable by .  The results of the reconciliation are as follows:

•                  The number of customer accounts of those counterparties whose receivables are not documented through bilateral acts - 242;

•                  Their relative share expressed as a percentage to the total number of the accounts held by suppliers, contractors, customers and other debtors — 25.0%;

•                  The amount of receivables for which no confirmation was received — RUR 836,077 thousand.

As at 1 January 2007, the accounts payable comprise trade payables. The Bank does not have any overdue accounts payable.

The Bank took the required steps to clear and minimize balances on suspense accounts.

As at 1 January 2007, the amounts of unclear designation credited / debited during the last business days of 2006 were recorded in balance sheet accounts Nos. 47416, 47417. The balances were as follows:

•                  Account No. 47416 Amounts Credited to Suspense Clearing Account — RUR 301,493 thousand;

•                  Account No.47417 Amounts Debited from Suspense Clearing Accounts — RUR 84 thousand.

During the first business days of 2007, most of the above amounts were cleared.

7. Principles and Methods of Measurement and recognition of Individual Balance Sheet Items

JSC VTB Bank maintains its accounting records in accordance with Regulation No. 205-P of the Bank of Russia, Concerning the Rules for Maintaining Accounting Records at Credit Institutions Located in the Russian Federation, dated 5 December 2002 (as amended), and the statutory regulations of the Bank of Russia determining the accounting treatment of certain operations.

The common basic methodological principles of accounting adopted by the Bank are stipulated in the Regulations on the Accounting Policies of JSC Vneshtorgbank approved by the order of JSC VTB Bank.

The Accounting Policies adopted by the Bank covers all the significant aspects of its activities. The fundamental accounting concepts underlying the Bank’s Accounting Policies are going concern, consistency in methods of accounting applied during one period from another, uniformity of accounting principles adopted at the Parent and the branches, economic entity assumption in accounting for assets, continuity of the opening balances, completeness, timeliness, rationality and transparency of recognition of all business factors in the accounting records.

The Bank maintains its accounting records to account for customer balances, assets, claims and liabilities, business and other transactions in the national currency of the Russian Federation by means of an overall, consistent, documented and interrelated recognition of these transactions in the accounting records.

The Bank performs separate accounting for its own assets and the assets of other legal entities placed with the Bank.

Assets and liabilities are carried at their historical cost at the time of their acquisition or incurrence.

Transactions involving foreign currency accounts are effected in compliance with the currency legislation of Russia and recorded on the balance sheet in Russian Rubles at the exchange rate of the Bank of Russia prevailing on a given transaction date. Foreign currency accounts are revalued to reflect changes in the official exchange rates of the Bank of Russia while precious metal accounts are revalued to reflect changes in the standard price for metals set by the Bank of Russia.

86

TRANSLATION OF ORIGINAL RUSSIAN VERSION

Revenues and expenses are recognized on the cash basis except as otherwise provided in the statutory regulations of the Bank of Russia. Revenues received and expenses incurred in foreign currency are recognized in revenue/expense accounts in Russian Rubles at the rate of the Bank of Russia effective on the date when revenues were received or expenses incurred.

Fixed and intangible assets are accounted for in Russian Rubles at historical cost with the exception of real properties recorded at the current (replacement) cost. Inventories are recorded at actual cost. Fixed assets are accounted for in Russian Rubles rounded up to the next integral number.

Those fixed and intangible assets the cost of which was stated in foreign currency at the date of acquisition are measured in Russian Rubles by translating the foreign currency amounts at the exchange rate set by the Bank of Russia on date of their acquisition by the Bank into beneficial ownership, operating management or under lease. Valuables the cost of which was stated in foreign currency are measured in Russian Rubles by translating the foreign currency amounts at the exchange rate set by the Bank of Russia on the date of signing the document serving as a basis for recognizing such valuables on the balance sheet.

Valuables obtained as a result of dismantling the facilities under reconstruction suitable for further use or sale are measured by reference to their market value.

Fixed assets are depreciated on a straight-line basis and their cost is expensed over the statutory useful life of a given fixed asset.  Amortization on intangible assets is charged at the rates established by the Bank by reference to their historical cost and useful lives.

Securities are recognized at actual acquisition cost and are subsequently re-measured in accordance with the established procedure.

Treasury shares are recognized at par value; purchased third party bills of exchange (excluding overdue, protested and non-protested bills of exchange) are recognized at the acquisition cost in the currency of payment irrespective of whether or not they bear the ‘effective payment clause’ requiring payment in foreign currency; overdue bills of exchange (protested and non-protested) are recognized in the  amount payable in par currency; bills of exchange issued by the Bank are recognized at par value expressed in par currency irrespective of whether or not they bear the ‘effective payment clause’ requiring payment in foreign currency; securities and bills of exchange received as collateral for loans issued and deposits placed are recognized at the amount of collateral received.

Securities sold (disposed of) are measured using the LIFO method.

There are no instances whereby a particular accounting rule has not been followed owing to the fact that it would not provide a reliable reflection of the organization’s financial position and operating results.

8. Subsequent Events

The Accounting Policies of the Bank and the Regulation on the Procedure for Identification of Subsequent Events and Their Recognition in the Annual Report of JSC VTB Bank approved by Order No. 1085 dated 6 December 2005 provide guidelines for identification and recognition in the annual report of subsequent events confirming the presence, as at the reporting date, of the conditions in which the Bank operated. In addition, the above documents establish materiality thresholds for reporting on subsequent events in the amount of not less than 0.5% of the Bank’s share capital.

In preparing the annual report, the Bank identified transactions for inclusion in the subsequent events which had a material impact on the Bank’s financial performance. The analysis performed revealed no events whose materiality exceeded the established levels.

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TRANSLATION OF ORIGINAL RUSSIAN VERSION

The following accounting entries were classified as events confirming the presence, as at the reporting date, of conditions in which the Bank operated:

1.                             Carry-forward of balances in accordance with clause 3.2.2 of the Bank of Russia Instructive Regulation No. 1530-U dated 17 December 2004, Concerning the Procedure of Preparing the Annual Report by Credit Institutions, including carry-forward of RUR 24,728,713 thousand from balance sheet account No. 70301 to account No. 70302, and RUR 6,378,802 thousand from balance sheet account No. 70501 to account No. 70502.

2.                             Tax accrual on gains earned on government and municipal securities for December 2006 in the amount of RUR 36 767 thousand;

3.                             Recognition of the results of real properties revaluation as at 1 January 2007, including:

•                  increase in the replacement cost of real properties in balance sheet account No. 60401 in the amount of RUR 8,049,187 thousand ;

•                  property appreciation of RUR 7,456,554 thousand recorded in balance sheet account No. 10601;

•                  real properties depreciation adjustment in the amount of RUR 592 617 thousand;

•                  write-down in the cost of certain real properties in correspondence with balance sheet account No. 70302 in the amount of RUR 309 thousand;

•                  property tax adjustment arising on revaluation of real properties in the amount of RUR 12,612 thousand;

4.                             An additional income tax charge of RUR 1,124,514 thousand on the basis of the 2006 tax return.

Events attesting to the origination, after the reporting date, of the conditions in which the Bank operated are as follows:

In January-March 2007 the following loans raised from non-resident banks were repaid:

•                  A loan of EUR 200,000 thousand from WestLB, London Branch;

•                  A loan of USD 60,000 thousand from EBRD, London;

•                  A loan of USD 300,000 thousand from BNP Paribas, London.

In January-March 2007 the following deposits, which had been previously placed with non-resident banks, were closed:

•                  A deposit of USD 55,500 thousand with VTB Bank (Germany), Frankfurt am Main;

•                  A deposit of USD 50,000 thousand with VTB Bank (France), Paris.

In March 2007, the Bank completed the purchase of 25% + 1 share in OJSC “Terminal” from OJSC “Aeroflot-Russian Airlines”.

In March 2007, the extraordinary general meeting of shareholders of JSC VTB Bank approved the increase of the share capital by 1,734,333,866,664 shares (24.97% of the number of JSC VTB Bank shares after the increase).

In March 2007, the Bank purchased shares of VTB Bank Europe Plc, London for GBP 51,985 thousand.

In March 2007, the Bank issued three-year Eurobonds worth GBP 300,000 thousand, and two-year Eurobonds worth EUR 1,000,000 thousand.

No other events attesting to the origination, after the reporting date, of the conditions in which the Bank operated were identified.

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TRANSLATION OF ORIGINAL RUSSIAN VERSION

9. Changes in the Accounting Policies for 2007

Amendments (additions and clarifications) introduced to the 2007 Accounting Policies of the Bank relate to the following procedures:

•                  recognition of securities purchase/disposal transactions (with regard to the terms of recognition on the balance sheets);

•                  intercompany settlements conducted through JSC VTB Bank’s settlement system;

•                  analytical accounting in balance sheet account No. 47416 Amounts at Suspense Clearing Accounts;

•                  correction of wrong book entries;

•                  accrual of interest under fund-raising (depositing) agreements with foreign counterparties;

•                  revaluation of certain groups of homogenous fixed assets;

•                  writing off the software purchased by the Bank, licenses for the right to use the software and its respective databases in respect of which the Bank does not hold exclusive rights;

•                  valuables sale / disposal procedure.

No material amendments were introduced to the 2007 Accounting Policies of the Bank.

Chairman of the Management Board — CEO	A.L. Kostin

Chief Accountant	O.A. Avdeeva

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TRANSLATION OF ORIGINAL RUSSIAN VERSION

BALANCE SHEET

(published form)

as at 1 January 2007

Name of credit institution

VTB Bank (open joint-stock company)

Postal address

119991 Moscow, ul. Plyuschikha, 37

Form Code 0409806

Annual

RUB thousand

No.	Item	At the reporting date	At the corresponding reporting date of the prior year
1	2	3	4
I	ASSETS
1.	Cash	10403279	8784922
2.	Credit institution’s balances with the Central Bank of the Russian Federation	35904485	30381473
2.1.	Mandatory reserves	10214305	6967380
3.	Amounts due from credit institutions	53638908	25780926
4.	Net investments in securities at fair value through profit or loss	75126760	76192152
5.	Net loans receivable	478672466	389232706
6.	Net investments in investment securities held to maturity	4567489	4245931
7.	Net investments in securities available for sale	88584871	80487404
8.	Premises and equipment, intangible assets and inventories	16267294	7234591
9.	Interest claims	2591966	1674143
10.	Other assets	15462209	11445850
11.	Total assets	781219727	635460098
II.	LIABILITIES
12.	Loans from the Central Bank of the Russian Federation	13165550	20147750
13.	Amounts due to credit institutions	243369719	172259335
14.	Amounts due to customers (non-credit institutions)	314156265	243798180
14.1.	Deposits of individuals	51454679	81265428
15.	Debt securities issued	64194536	71620909
16.	Liability to pay interest	5855692	4956242
17.	Other liabilities	5998523	11189233
18.	Provisions for possible losses under credit-related commitments, other losses and transactions with offshore residents	162316	229384
19.	Total liabilities	646902601	524201033
III.	EQUITY
20.	Shareholders’ (participants’) equity	52111124	52111124
20.1.	Registered ordinary shares and units	52111124	52111124
20.2.	Registered preference shares	0	0
20.3.	Unregistered charter capital of non-stock credit institutions	0	0
21.	Treasury shares	0	0
22.	Share premium	27731088	27731088
23.	Revaluation of premises and equipment	7480834	24241
24.	Deferred expenses and expected payments affecting the equity (capital)	6043987	7390661
25.	Reserves and retained earnings (accumulated deficit) of prior years	35862343	25864743
26.	Profit (loss) for the reporting period	17175724	12918530
27.	Total equity	134317126	111259065
28.	Total liabilities	781219727	635460098
IV.	OFF-BALANCE SHEET LIABILITIES
29.	Irrevocable commitments of the credit institution	348192611	264526360
30.	Guarantees issued by the credit institution	63534852	44500778

There were no operations to be recorded in Section V “Trust Management Accounts”.

President-Chairman of the Management Board	A.L. Kostin

Stamp

Chief Accountant	O.A. Avdeeva

TRANSLATION OF ORIGINAL RUSSIAN VERSION

STATEMENT OF INCOME

(published form)

for the year ended 31 December 2006

Name of credit institution

VTB Bank (open joint-stock company)

Postal address

119991 Moscow, ul. Plyuschikha, 37

Form Code 0409807

Annual

RUB thousand

No.	Item	For the reporting period	For the corresponding period of the prior year
1	2	3	4
	Interest income received and similar income from:
1.	Amounts due from credit institutions	5846704	4123368
2.	Loans to customers (non-credit institutions)	34492991	29286564
3.	Financial lease services	0	0
4.	Investments in securities	6464866	4702358
5.	Other sources	141331	35909
6.	Total interest income received and similar income	46945892	38148199
	Interest paid and similar expenses on:
7.	Amounts due to credit institutions	10704977	6912094
8.	Amounts due to customers (non-credit institutions)	13003336	7023856
9.	Debt securities issued	4593349	3166787
10.	Total interest paid and similar expenses	28301662	17102737
11.	Net interest income and similar income	18644230	21045462
12.	Net gains from securities	12728769	5913182
13.	Net gains from dealing in foreign currencies	1356513	-416285
14.	Net gains from transactions with precious metals and other financial instruments	189394	-75473
15.	Net gains from foreign currency translation	110957	826115
16.	Fee and commission income	5796056	4227455
17.	Fee and commission expenses	429456	257430
18.	Net income from one-off transactions	29537	604344
19.	Other net operating income	-2212202	-3420104
20.	General and administrative expenses	12181672	10249974
21.	Provision for possible losses	2221550	-1163519
22.	Profit before tax	26253676	17033773
23.	Tax accrued (including profit tax)	9077952	4115243
24.	Profit (loss) for the period	17175724	12918530

President - Chairman of the Management Board	A.L. Kostin

Stamp

Chief Accountant	O.A. Avdeeva

TRANSLATION OF ORIGINAL RUSSIAN VERSION

STATEMENT OF CAPITAL ADEQUACY,

LOAN IMPAIRMENT AND OTHER PROVISIONS

as at 1 January 2007

Name of credit institution

VTB Bank (open joint-stock company)

Postal address

119991 Moscow, ul. Plyuschikha, 37

Form Code 0409808

Annual

No.	Indicator	At the reporting date	At the corresponding reporting date of the prior year
1	2	3	4
1	Equity (capital) (RUB thousand)	97342258	82307147
2	Capital adequacy ratio, percent	14.5	15.2
3	Statutory capital adequacy ratio, percent	10.0	10.0
4	Estimated provision for possible losses under loans, overdue loans and equivalent debts, RUB thousand	11736926	10126777
5	Actual provision for possible losses under loans, overdue loans and equivalent debts, RUB thousand	11736926	10126777
6	Estimated provision against possible losses, RUB thousand	453909	4658121
7	Actual provision against possible losses, RUB thousand	453909	4658121

President - Chairman of the Management Board	A.L. Kostin

Stamp

Chief Accountant	O.A. Avdeeva

•    In the opinion of the auditing firm CJSC Ernst & Young Vneshaudit, the published forms including balance sheet, statement of income, statement of capital adequacy, loan impairment and other provisions prepared on the basis of the annual accounting report present fairly, in all material respects, the financial position of  VTB Bank (open joint stock company) at 1 January 2007 and the results of its financial activities for the period from 1 January through 31 December 2006 in accordance with the laws and regulations governing the preparation of accounting reports and published forms of financial statements in the Russian Federation.

•	Name of the auditing firm	CJSC Ernst & Young Vneshaudit
•	License number	E003246
•	Order on license issuance	9
•	License issued on	17.01.2003
•	Inception of the license	17.01.2003
•	License valid until	17.01.2008
•	Name of licensor	Ministry of Finance of the Russian Federation
•	Auditing firm (1)/ independent auditor (2)	1
•	Name of CEO of the Auditing firm or authorized individual	Oleg Youshenkov
•	member (1)/ not a member of the accredited auditors’ association	1
•	Number of state registration certificate	1027739199333
•	State registration certificate issued on	30.08.1994

Details of the auditor (supervising the audit):

•	Full name of the auditor	Tatiana Kozlova
•	Official position of the auditor	Senior Auditor
•	The auditor’s Qualification Certificate No.	K 021414
•	The auditor’s Qualification Certificate issued on	23.12.2004
•	The auditor’s Qualification Certificate valid until	23.12.2020
•	Name of the document confirming auditor’s powers	Order No. 8 dated 14 February 2005

Stamp

signature

Independent Auditors’ Report

by CJSC Ernst & Young Vneshaudit

on the annual accounting report and the published forms of annual financial statements of

VTB Bank (open joint-stock company)

prepared on the basis of its operating results for 2007

To the Shareholders of

VTB Bank (open joint-stock company)

Translation of original Russian version

Translation of original Russian version

	Contents	Page

1.	Independent auditors’ report on the annual accounting report and the published forms of annual financial statements of VTB Bank (open joint-stock company)	3

2.	Annual accounting report of VTB Bank (open joint-stock company) including: • Annual Balance Sheet in the form of the trial balance of accounts of the credit institution for 2007; • Statement of Income as at 1 January 2008; • Consolidated schedule of turnovers related to subsequent events for 2007; • Explanatory Notes. Published forms of annual financial statements of VTB Bank ( open joint-stock company) including: • Balance Sheet as at 1 January 2008; • Statement of Income for 2007; • Statement of capital adequacy, loan impairment and other provisions as at 1 January 2008.	6

2

Translation of original Russian version

Independent Auditors’ Report

on the annual accounting report

and the published forms of annual financial statements of

VTB Bank (open joint-stock company)

prepared on the basis of its operating results for 2007

The Auditor:

Full name: Closed Joint Stock Company Ernst & Young Vneshaudit.

Address: Sadovnicheskaya naberezhnaya, 77, building 1, Moscow, 115035, Russia

Certificate of entry made to the Uniform State Register of Legal Entities Concerning a Legal Entity Registered Before 1 July 2002; date of entry — 16 September 2002, series 77 No. 008050714, registered by the State Institution Moscow Registration Chamber at No. 033.468 on 30 August 1994, Main State Registration Number 1027739199333.

Audit License No. E003246, approved by Order No. 9 of the Ministry of Finance of the Russian Federation dated 17 January 2003, valid for a term of five years, extended until 17 January 2013 by Order No. 746 of the Ministry of Finance of the Russian Federation dated 14 December 2007.

Membership in an accredited professional auditors’ association: CJSC Ernst & Young Vneshaudit is a member of Non-Profit Partnership “The Institute of Professional Accountants of Russia” (“IPAR”).

The Audited Entity:

Full name: VTB Bank (open joint-stock company), hereinafter, the “Bank”.

Short name: VTB Bank (OJSC).

Address: Bolshaya Morskaya street, 29, St. Petersburg, 190000, Russia

Entry of state registration of the credit institution by the Central Bank of the Russian Federation: No. 1000 made on 17 October 1990.

3

Translation of original Russian version

Certificate of entry made to the Uniform State Register No. 1027739609391, issued by the Ministry for Taxes and Levies of the Russian Federation on 22 November 2002.

We have audited the accompanying annual accounting report and the published forms of annual financial statements of the Bank for the period from 1 January through 31 December 2007.

According to Regulation No. 1530-U of the Central Bank of the Russian Federation (“the CBR”) dated 17 December 2004, “On the Procedure of Preparing an Annual Accounting Report by Credit Institutions”, the annual accounting report of VTB Bank ( open joint-stock company) includes:

•                                the annual balance sheet in the form of the trial balance of accounts of the credit institution for 2007;

•                                the statement of income for 2007;

•                                the consolidated schedule of turnovers related to subsequent events for 2007;

•                                the explanatory notes.

Only Sections 1, 2, 4, 6-9 of the explanatory notes were audited.

The published forms of annual financial statements were prepared by the Bank’s management on the basis of the annual accounting report drawn up in accordance with the laws and regulations of the CBR. According to Regulations of the CBR No. 1270-U dated 14 April 2003, “On the Published Forms of Financial Statements of Credit Institutions and Banking/Consolidated Groups” and No. 1376-U dated 16 January 2004, “On the List, Forms and Procedure of Preparation and Submission of Forms of Financial Statements of Credit Institutions to the Central Bank of the Russian Federation”, the published forms of annual financial statements of VTB Bank (open joint-stock company) include:

•                                the balance sheet as at 1 January 2008;

•                                the statement of income for 2007;

•                                the statement of capital adequacy, loan impairment and other provisions as at 1 January 2008.

The preparation and presentation of the annual accounting report and the published forms of annual financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on the fairness, in all material respects, of these financial statements and on compliance of accounting procedures with the legislation of the Russian Federation based on our audit.

We conducted our audit in accordance with the Federal Law On Auditing Activity, the Federal Rules (Standards) on Auditing, the Rules (Standards) for Auditing Activities, as approved by the Committee on Auditing Activity under the President of the Russian Federation, and the International Standards on Auditing.

4

Translation of original Russian version

The audit was planned and performed to obtain reasonable assurance about whether the annual accounting report and the published forms of annual financial statements prepared on the basis of such a report are free from material misstatement. The audit was performed on a selective basis and included an examination, on a test basis, of evidence supporting the amounts and disclosures in the annual accounting report and the published forms of annual financial statements about the financial and business operations of the audited entity; an assessment of compliance with the accounting principles and rules used in the preparation of the financial statements, and a review of the significant estimates derived by the management of the audited entity; as well as the evaluation of the overall presentation of the annual accounting report and the published forms of annual financial statements. We believe that our audit provides a reasonable basis for our opinion on the fairness, in all material respects, of the annual accounting report and the published forms of annual financial statements prepared on the basis of such a report and on compliance of accounting procedures with the legislation of the Russian Federation.

In our opinion, the annual accounting report and the published forms of annual financial statements prepared on the basis of such a report present fairly, in all material respects, the financial position of VTB Bank ( open joint-stock company) as at 1 January 2008 and the results of its financial activities for the period from 1 January through 31 December 2007 in accordance with the laws and regulations governing the preparation of annual accounting reports and published forms of financial statements in the Russian Federation.

The accompanying annual accounting report and the published forms of annual financial statements prepared on the basis of such a report are not intended to present the financial position and the results of operations in accordance with accounting and reporting principles or practices generally accepted in countries and jurisdictions other than the Russian Federation. Accordingly, these financial statements are not designed for those who are not informed about accounting and reporting principles, procedures and practices in the Russian Federation.

16 April 2008

Chief executive officer of CJSC Ernst & Young Vneshaudit	O.V. Youshenkov

Auditor	T.L. Kozlova
(Auditor’s Qualification Certificate No. K021414,
issued on 23 December 2004
for an indefinite period of time)

5

Translation of original Russian version

OJSC VTB	Trial balance of accounts of the credit institution
Consolidated	for 2007

First (second)- tier balance			Opening balances as at reporting date	Turnovers in reporting period						Closing balances as at reporting date
sheet account			(RUB, foreign	DR			CR			(RUB, foreign
number			currency and		foreign currency and			foreign currency and		currency and
first tier	second tier	Наименование разделов и счетов баланса	precious metals in RUB equivalent)	in RUB	precious metals in RUB equivalent	TOTAL	in RUB	precious metals in RUB equivalent	TOTAL	precious metals in RUB equivalent)
1	2	3	4	5	6	7	8	9	10	11
		A. Balance sheet accounts
		ASSETS
		Cash and precious metals
202		Foreign currency on hand and checks (including traveller cheques) with nominal value denominated in foreign currency
	20202	Petty cash of credit institutions	5790910976.36	457817491467.06	149044649036.49	606862140503.55	458155809688.52	150155847055.12	608311656743.64	4341394736.27
	20203	Checks (including traveller cheques) with nominal value denominated in foreign currency	1575490.87	0.00	1639943191.29	1639943191.29	0.00	1637002435.96	1637002435.96	4516246.20
	20206	Petty cash of exchange offices	20550328.67	3208930573.02	4352431115.56	7561361688.58	3219087865.22	4362824152.03	7581912017.25	0.00
	20207	Cash in operating cash desks beyond credit institutions	70143929.73	8697612349.33	4936604097.16	13634216446.49	8684733270.84	4937708057.67	13622441328.51	81919047.71
	20208	Cash in ATM	3787960084.65	159147889982.80	5025085461.82	164172975444.62	159934660846.10	5061107742.34	164995768588.44	2965166940.83
	20209	Cash in transit	165969976.58	333225271887.57	48903506048.57	382128777936.14	333157488859.57	48939856702.15	382097345561.72	197402351.00
	20210	Checks (including traveller cheques) with nominal value denominated in foreign currency in transit	24639584.72	0.00	563003437.83	563003437.83	0.00	577502166.69	577502166.69	10140855.86
		Total for first-tier balance sheet account 202	9861750371.58	962097196259.78	214465222388.72	1176562418648.50	963151780530.25	215671848311.96	1178823628842.21	7600540177.87
203		Precious metals
	20302	Gold	451336471.68	0.00	8152164340.91	8152164340.91	0.00	8309833328.07	8309833328.07	293667484.52
	20303	Other precious metals other than gold	90187107.45	0.00	289365615.36	289365615.36	0.00	353400979.99	353400979.99	26151742.82
	20305	Precious metals in transit	0.00	0.00	192549986.73	192549986.73	0.00	192549986.73	192549986.73	0.00
	20308	Precious metals in coins and commemorative medals	10391044.33	0.00	5615802.95	5615802.95	0.00	5798977.22	5798977.22	10207870.06

6

Translation of original Russian version

1	2	3	4	5	6	7	8	9	10	11
	20316	Precious metals deposit accounts with non-resident banks	101750151.10	0.00	6907503.20	6907503.20	0.00	108657654.30	108657654.30	0.00
		Total for first-tier balance sheet account 203	653664774.56	0.00	8646603249.15	8646603249.15	0.00	8970240926.31	8970240926.31	330027097.40
		Total for Section 2	10515415146.14	962097196259.78	223111825637.87	1185209021897.65	963151780530.25	224642089238.27	1187793869768.52	7930567275.27
		Interbank transactions
301		Correspondent accounts
	30102	Correspondent accounts of credit institutions with CBR	25116652728.21	13878131654745.90	19144507616.24	13897276162362.10	13867070645603.80	16222199002.94	13883292844606.70	39099970483.58
	30110	Correspondent accounts with correspondent credit institutions	9625614191.56	493806037951.58	41467906373.07	535273944324.65	497337041897.34	41775915128.61	539112957025.95	5786601490.26
	30114	Correspondent accounts with non-resident banks	41418586335.60	14454262582.03	19065632756888.90	19080087019470.90	13953687196.04	19057453885648.60	19071407572844.70	50098032961.82
	30115	Correspondent accounts with banks - non-residents in foreign currencies with limited currency translation	2583804815.72	0.00	1417885878.56	1417885878.56	0.00	4001690694.28	4001690694.28	0.00
	30119	Precious metals correspondent accounts with non-resident banks	18743397.89	0.00	31545022009.98	31545022009.98	0.00	31288417542.16	31288417542.16	275347865.71
		Total for first-order balance sheet account 301	78763401468.98	14386391955279.50	19159208078766.70	33545600034046.20	14378361374697.20	19150742108016.60	33529103482713.80	95259952801.37
302		Accounts of credit institutions for other operations
	30202	Mandatory reserves of credit institutions for Ruble denominated accounts with CBR	4054452000.00	7254521000.00	0.00	7254521000.00	4190257000.00	0.00	4190257000.00	7118716000.00
	30204	Mandatory reserves of credit institutions for foreign currency accounts with CBR	6159853000.00	7323596000.00	0.00	7323596000.00	8254219000.00	0.00	8254219000.00	5229230000.00
	30210	Accounts of credit institutions for cash services for branches	7000000.00	25337558300.00	0.00	25337558300.00	25322558300.00	0.00	25322558300.00	22000000.00
	30213	Accounts of parties to settlements with settlement non-banking credit institutions	0.00	23314826587.90	0.00	23314826587.90	23293959059.54	0.00	23293959059.54	20867528.36
	30219	Accounts with credit institutions for offset between non-banking credit institutions	0.00	24021294357.90	0.00	24021294357.90	24021294357.90	0.00	24021294357.90	0.00
	30221	Outstanding settlements of a credit institution	1476860219.88	1676358934988.10	13402403615.53	1689761338603.63	1677309699988.10	13408110765.93	1690717810754.03	520388069.48
	30233	Outstanding settlements with the use of payment cards	225194585.88	193682445761.53	9886689356.48	203569135118.01	193673856618.72	9892372959.74	203566229578.46	228100125.43
		Total for first-order balance sheet account 302	11923359805.76	1957293176995.43	23289092972.01	1980582269967.44	1956065844324.26	23300483725.67	1979366328049.93	13139301723.27
303		Settlements with branches
	30302	Settlements with branches in the territory of the Russian Federation	58039140803.73	2375127330062.10	924406690287.88	3299534020349.98	2331852432809.95	920715897870.54	3252568330680.49	105004830473.22

7

Translation of original Russian version

1	2	3	4	5	6	7	8	9	10	11
	30306	Interdivisional settlements within one credit institution for resources transfered	137564907207.18	254806892516.99	77398571727.81	332205464244.80	167107279904.12	62609719378.00	229716999282.12	240053372169.86
		Total for first-order balance sheet account 303	195604048010.91	2629934222579.09	1001805262015.69	3631739484594.78	2498959712714.07	983325617248.54	3482285329962.61	345058202643.08
304		Settlement at organized securities market
	30402	Accounts of participants of the Settlement Center of the organized securities market	202601362.49	1087516497278.79	7036555719.70	1094553052998.49	1086947926001.38	7038537397.17	1093986463398.55	769190962.43
	30404	Amounts of participants of the Settlement Center of the organized securities market to secure settlements at the organized securities market	0.00	1046065390209.32	7031748984.26	1053097139193.58	1046065390209.32	7031748984.26	1053097139193.58	0.00
	30406	Amounts of participants of the Settlement Center of the organized securities market to ensure settlements at the organized securities market	363924725.70	4969508539.56	0.00	4969508539.56	2744422931.43	0.00	2744422931.43	2589010333.83
	30409	Settlements of participants of the Settlement Center of the organized securities market based on the results of transactions at the organized securities market	0.00	475100635871.53	0.00	475100635871.53	475100635871.53	0.00	475100635871.53	0.00
		Total for first-order balance sheet account 304	566526088.19	2613652031899.20	14068304703.96	2627720336603.16	2610858375013.66	14070286381.43	2624928661395.09	3358201296.26
319		Deposits and other placements with CBR
	31901	Deposits on demand with CBR	0.00	164635000000.00	0.00	164635000000.00	164635000000.00	0.00	164635000000.00	0.00
	31902	for 1 day	0.00	22000000000.00	0.00	22000000000.00	22000000000.00	0.00	22000000000.00	0.00
	31903	for the period from 2 to 7 days	0.00	347895000000.00	0.00	347895000000.00	347895000000.00	0.00	347895000000.00	0.00
	31904	for the period from 8 to 30 days	5450000000.00	154720000000.00	0.00	154720000000.00	126170000000.00	0.00	126170000000.00	34000000000.00
		Total for first-order balance sheet account 319	5450000000.00	689250000000.00	0.00	689250000000.00	660700000000.00	0.00	660700000000.00	34000000000.00
320		Loans issued to credit institutions
	32001	Overdraft (correspondent account)	0.00	80499183.57	0.00	80499183.57	80499183.57	0.00	80499183.57	0.00
	32002	for 1 day	0.00	1244900000000.00	35931599541.00	1280831599541.00	1244900000000.00	35931599541.00	1280831599541.00	0.00
	32003	for the period from 2 to 7 days	0.00	845123000000.00	25772006808.00	870895006808.00	845123000000.00	25772006808.00	870895006808.00	0.00
	32004	for the period from 8 to 30 days	1610162225.00	130071000000.00	16566909640.00	146637909640.00	120121000000.00	17315934325.00	137436934325.00	10811137540.00
	32005	for the period from 31 to 90 days	457993800.00	19458000000.00	4662258765.00	24120258765.00	19458000000.00	5120252565.00	24578252565.00	0.00
	32006	for the period from 91 to 180 days	162000000.00	10442000000.00	679678300.00	11121678300.00	6944000000.00	679678300.00	7623678300.00	3660000000.00
	32007	for the period from 181 days to 1 year	761069400.00	6320333333.00	483293000.00	6803626333.00	657000000.00	431623200.00	1088623200.00	6476072533.00
	32008	for the period from to 1 to 3 years	13165550000.00	24560000000.00	5742916500.00	30302916500.00	60000000.00	13793242100.00	13853242100.00	29615224400.00
		Total for first-order balance sheet account 320	16156775425.00	2280954832516.57	89838662554.00	2370793495070.57	2237343499183.57	99044336839.00	2336387836022.57	50562434473.00

8

Translation of original Russian version

1	2	3	4	5	6	7	8	9	10	11
321		Loans issued to non-resident banks
	32101	Overdraft (correspondent account)	194761900.05	141416120.38	237035294.67	378451415.05	195859168.84	50204759.88	246063928.72	327149386.38
	32102	for 1 day	0.00	218088687800.00	594081160910.00	812169848710.00	218088687800.00	594081160910.00	812169848710.00	0.00
	32103	for the period from 2 to 7 days	0.00	156413310000.00	184378469970.00	340791779970.00	156413310000.00	184378469970.00	340791779970.00	0.00
	32104	for the period from 8 to 30 days	5397875500.00	26235000000.00	27351695100.00	53586695100.00	26235000000.00	24612505300.00	50847505300.00	8137065300.00
	32105	for the period from 31 to 90 days	421297600.00	190000000.00	15704153060.00	15894153060.00	190000000.00	12198058660.00	12388058660.00	3927392000.00
	32106	for the period from 91 to 180 days	289642100.00	60000000.00	3696364330.00	3756364330.00	60000000.00	2550053730.00	2610053730.00	1435952700.00
	32107	for the period from 181 days to 1 year	946684700.00	295600000.00	9607836000.00	9903436000.00	37800000.00	3423849600.00	3461649600.00	7388471100.00
	32108	for the period from to 1 to 3 years	6200184117.00	0.00	11532614437.00	11532614437.00	0.00	7266502554.00	7266502554.00	10466296000.00
	32109	for the period exceeding 3 years	11102478994.79	0.00	13075974424.82	13075974424.82	0.00	13825353619.61	13825353619.61	10353099800.00
		Total for first-order balance sheet account 321	24552924911.84	401424013920.38	859665303526.49	1261089317446.87	401220656968.84	842386159103.49	1243606816072.33	42035426286.38
322		Deposits and other placements with credit institutions
	32202	for 1 day	0.00	0.00	5997277061.33	5997277061.33	0.00	5997277061.33	5997277061.33	0.00
	32203	for the period from 2 to 7 days	0.00	11194841641.07	9613248194.47	20808089835.54	11194841641.07	9613248194.47	20808089835.54	0.00
	32204	for the period from 8 to 30 days	3656826075.35	3998388144.14	4128158701.07	8126546845.21	3656826075.35	4128158701.07	7784984776.42	3998388144.14
	32206	for the period from 91 to 180 days	0.00	0.00	2529260000.00	2529260000.00	0.00	74640000.00	74640000.00	2454620000.00
	32207	for the period from 181 days to 1 year	338754472.20	0.00	0.00	0.00	338754472.20	0.00	338754472.20	0.00
	32208	for the period from to 1 to 3 years	0.00	0.00	11417352000.00	11417352000.00	0.00	4053492000.00	4053492000.00	7363860000.00
		Total for first-order balance sheet account 322	3995580547.55	15193229785.21	33685295956.87	48878525742.08	15190422188.62	23866815956.87	39057238145.49	13816868144.14
323		Deposits and other placements with non-resident banks
	32301	on demand	5506807.26	0.00	261253.96	261253.96	0.00	5768061.22	5768061.22	0.00
	32302	for 1 day	0.00	0.00	6342927677429.78	6342927677429.78	0.00	6342927677429.78	6342927677429.78	0.00
	32303	for the period from 2 to 7 days	0.00	0.00	2182202442914.37	2182202442914.37	0.00	2172488793894.37	2172488793894.37	9713649020.00
	32304	for the period from 8 to 30 days	23790087280.00	0.00	117728921063.00	117728921063.00	0.00	93451383297.15	93451383297.15	48067625045.85
	32305	for the period from 31 to 90 days	9017762033.16	0.00	11699373598.89	11699373598.89	0.00	17035205632.05	17035205632.05	3681930000.00
	32306	for the period from 91 to 180 days	2777931050.00	0.00	20666420574.06	20666420574.06	0.00	23444351624.06	23444351624.06	0.00
	32307	for the period from 181 days to 1 year	1316555000.00	0.00	12578060400.40	12578060400.40	0.00	13353688524.40	13353688524.40	540926876.00
	32308	for the period from to 1 to 3 years	3132726823.84	0.00	7234082520.12	7234082520.12	0.00	2812907178.96	2812907178.96	7553902165.00
	32309	for the period exceeding 3 years	0.00	0.00	18214703460.63	18214703460.63	0.00	1326824297.38	1326824297.38	16887879163.25
		Total for first-order balance sheet account 323	40040568994.26	0.00	8713251943215.21	8713251943215.21	0.00	8666846599939.37	8666846599939.37	86445912270.10
324		Overdue interbank loans issued, deposits and other placements
	32401	Overdue interbank loans, deposits and other placements provided to credit institution	0.00	3395000000.00	0.00	3395000000.00	3395000000.00	0.00	3395000000.00	0.00

9

Translation of original Russian version

1	2	3	4	5	6	7	8	9	10	11
	32402	Overdue interbank loans, deposits and other placements provided to non-resident banks	0.00	10918500000.00	8383103020.00	19301603020.00	10918500000.00	8383103020.00	19301603020.00	0.00
		Total for first-order balance sheet account 324	0.00	14313500000.00	8383103020.00	22696603020.00	14313500000.00	8383103020.00	22696603020.00	0.00
325		Overdue interest on interbank loans issued, deposits and other placements
	32501	on interbank loans, deposits and other placements provided to credit institution	0.00	1394726.03	0.00	1394726.03	1394726.03	0.00	1394726.03	0.00
	32502	on interbank loans, deposits and other placements provided to non-resident banks	0.00	13158237.69	1680597.96	14838835.65	13158237.69	1680597.96	14838835.65	0.00
		Total for first-order balance sheet account 325	0.00	14552963.72	1680597.96	16233561.68	14552963.72	1680597.96	16233561.68	0.00
328		Future proceeds and payments on interbank transactions
	32802	Future payments for operations with attracting interbank loan facilities, deposits and other funds raised	2199545526.20	1559644543.30	15544918016.92	17104562560.22	1308078066.60	14211154654.23	15519232720.83	3784875365.59
		Total for first-order balance sheet account 328	2199545526.20	1559644543.30	15544918016.92	17104562560.22	1308078066.60	14211154654.23	15519232720.83	3784875365.59
		Total for Section 3	379252730778.69	24989981160482.40	29918741645345.80	54908722805828.20	24774336016120.50	29826178345483.20	54600514361603.70	687461175003.19
		Customers
442		Loans issued to finance bodies of the constituent entities of the Russian Federation and local authorities
	44204	for the period from 8 to 30 days	0.00	1410000000.00	0.00	1410000000.00	1110000000.00	0.00	1110000000.00	300000000.00
	44205	for the period from 31 to 90 days	2615000000.00	10238600000.00	0.00	10238600000.00	9187600000.00	0.00	9187600000.00	3666000000.00
	44206	for the period from 91 to 180 days	1035900000.00	9719206200.00	0.00	9719206200.00	4969306200.00	0.00	4969306200.00	5785800000.00
	44207	for the period from 181 days to 1 year	22637899566.00	30913543423.00	0.00	30913543423.00	24262778239.00	0.00	24262778239.00	29288664750.00
	44208	for the period from to 1 to 3 years	5284408300.00	21207588400.00	0.00	21207588400.00	7473210020.00	0.00	7473210020.00	19018786680.00
	44209	for the period exceeding 3 years	0.00	100000000.00	0.00	100000000.00	0.00	0.00	0.00	100000000.00
		Total for first-order balance sheet account 442	31573207866.00	73588938023.00	0.00	73588938023.00	47002894459.00	0.00	47002894459.00	58159251430.00
444		Loans issued to non-budgetary funds of the constituent entities of the Russian Federation and local authorities
	44407	for the period from 181 days to 1 year	12400000.00	0.00	0.00	0.00	12400000.00	0.00	12400000.00	0.00
		Total for first-order balance sheet account 444	12400000.00	0.00	0.00	0.00	12400000.00	0.00	12400000.00	0.00
446		Loans issued to commercial organizations in federal ownership

10

Translation of original Russian version

1	2	3	4	5	6	7	8	9	10	11
	44601	overdraft (current account)	217491160.76	1900105137.41	0.00	1900105137.41	2099708256.28	0.00	2099708256.28	17888041.89
	44603	up to 30 days	50000000.00	440000000.00	232588850.00	672588850.00	490000000.00	232588850.00	722588850.00	0.00
	44604	for the period from 31 to 90 days	781500000.00	2504381000.00	892788157.52	3397169157.52	3095881000.00	461928708.57	3557809708.57	620859448.95
	44605	for the period from 91 to 180 days	386000000.00	1924416026.17	0.00	1924416026.17	1270437413.19	0.00	1270437413.19	1039978612.98
	44606	for the period from 181 days to 1 year	3200942965.00	4653659295.91	7580088.97	4661239384.88	4996594186.54	90523053.97	5087117240.51	2775065109.37
	44607	for the period from to 1 to 3 years	9271960496.72	1890718645.94	4480465984.26	6371184630.20	1044897847.94	3288552497.86	4333450345.80	11309694781.12
	44608	for the period exceeding 3 years	3799021186.15	0.00	5554244115.17	5554244115.17	13289523.64	1881709179.86	1894998703.50	7458266597.82
		Total for first-order balance sheet account 446	17706915808.63	13313280105.43	11167667195.92	24480947301.35	13010808227.59	5955302290.26	18966110517.85	23221752592.13
447		Loans issued to non-commercial organizations in federal ownership
	44701	Overdraft (current account)	0.00	0.00	147916703.13	147916703.13	0.00	147916703.13	147916703.13	0.00
		Total for first-order balance sheet account 447	0.00	0.00	147916703.13	147916703.13	0.00	147916703.13	147916703.13	0.00
449		Loans issued to commercial organizations in state (other than federal) ownership
	44901	Overdraft (current account)	170250207.47	4666008080.68	0.00	4666008080.68	4705923072.27	0.00	4705923072.27	130335215.88
	44904	for the period from 31 to 90 days	5000000.00	25700000.00	0.00	25700000.00	15700000.00	0.00	15700000.00	15000000.00
	44905	for the period from 91 to 180 days	0.00	182516172.35	0.00	182516172.35	68167147.35	0.00	68167147.35	114349025.00
	44906	for the period from 181 days to 1 year	272171576.43	1690494174.87	0.00	1690494174.87	514572556.82	0.00	514572556.82	1448093194.48
	44907	for the period from to 1 to 3 years	1040618000.00	817269110.29	0.00	817269110.29	613908000.00	0.00	613908000.00	1243979110.29
	44908	for the period exceeding 3 years	130000000.00	130000000.00	0.00	130000000.00	0.00	0.00	0.00	260000000.00
		Total for first-order balance sheet account 449	1618039783.90	7511987538.19	0.00	7511987538.19	5918270776.44	0.00	5918270776.44	3211756545.65
450		Loans issued to non-commercial organizations in state (other than federal) ownership
	45006	for the period from 181 days to 1 year	400000000.00	0.00	0.00	0.00	400000000.00	0.00	400000000.00	0.00
		Total for first-order balance sheet account 450	400000000.00	0.00	0.00	0.00	400000000.00	0.00	400000000.00	0.00
451		Loans issued to non-state financial institutions
	45101	Overdraft (current account)	49220654.82	953001044.35	0.00	953001044.35	1002221699.17	0.00	1002221699.17	0.00
	45103	up to 30 days	0.00	19306080008.00	0.00	19306080008.00	18708060008.00	0.00	18708060008.00	598020000.00
	45104	for the period from 31 to 90 days	0.00	2901017.00	0.00	2901017.00	2542017.00	0.00	2542017.00	359000.00
	45105	for the period from 91 to 180 days	0.00	6135424.00	0.00	6135424.00	3382066.00	0.00	3382066.00	2753358.00
	45106	for the period from 181 days to 1 year	0.00	522139048.00	0.00	522139048.00	125000.00	0.00	125000.00	522014048.00
	45107	for the period from to 1 to 3 years	1203427071.30	413168854.00	807548347.07	1220717201.07	384226581.07	808129325.81	1192355906.88	1231788365.49
	45108	for the period exceeding 3 years	205382580.00	148450000.00	1621528975.50	1769978975.50	5208772.00	341743724.50	346952496.50	1628409059.00

11

Translation of original Russian version

1	2	3	4	5	6	7	8	9	10	11
		Total for first-order balance sheet account 451	1458030306.12	21351875395.35	2429077322.57	23780952717.92	20105766143.24	1149873050.31	21255639193.55	3983343830.49
452		Loans issued to non-state commercial organizations
	45201	Overdraft (current account)	16165751079.95	337372321428.07	1861242893.93	339233564322.00	338671196168.96	1965858467.52	340637054636.48	14762260765.47
	45203	up to 30 days	481246100.10	135001622634.53	40068727416.55	175070350051.08	135240825434.63	40141721928.25	175382547362.88	169048788.30
	45204	for the period from 31 to 90 days	7934837953.80	113570688171.09	34776095514.33	148346783685.42	104197083050.52	30598628410.49	134795711461.01	21485910178.21
	45205	for the period from 91 to 180 days	23810696525.94	89859889696.13	22351166951.25	112211056647.38	51025040897.12	14686723896.26	65711764793.38	70309988379.94
	45206	for the period from 181 days to 1 year	54993980837.15	76140433005.78	93234269002.09	169374702007.87	54681502644.57	75553906980.69	130235409625.26	94133273219.76
	45207	for the period from to 1 to 3 years	62558106398.99	78855564513.13	87264045747.33	166119610260.46	37694328484.28	41351628559.36	79045957043.64	149631759615.81
	45208	for the period exceeding 3 years	90485105176.02	45361965237.43	92606845027.42	137968810264.85	2160518081.74	40071882993.37	42232401075.11	186221514365.76
		Total for first-order balance sheet account 452	256429724071.95	876162484686.16	372162392552.90	1248324877239.06	723670494761.82	244370351235.94	968040845997.76	536713755313.25
453		Loans issued to non-state non-commercial organizations
	45301	Overdraft (current account)	12269474.14	174310895.02	0.00	174310895.02	184585269.62	0.00	184585269.62	1995099.54
	45303	up to 30 days	0.00	62490000.00	0.00	62490000.00	54240000.00	0.00	54240000.00	8250000.00
	45304	for the period from 31 to 90 days	1000000.00	15333799.72	0.00	15333799.72	10833799.72	0.00	10833799.72	5500000.00
	45305	for the period from 91 to 180 days	1470000.00	1500000.00	0.00	1500000.00	1470000.00	0.00	1470000.00	1500000.00
	45306	for the period from 181 days to 1 year	160940000.00	307666800.00	0.00	307666800.00	245406800.00	0.00	245406800.00	223200000.00
	45307	for the period from to 1 to 3 years	118022749.97	9099999.90	3711.05	9103710.95	124099999.80	26461.12	124126460.92	3000000.00
	45308	for the period exceeding 3 years	94428258.16	0.00	0.00	0.00	37771303.24	0.00	37771303.24	56656954.92
		Total for first-order balance sheet account 453	388130482.27	570401494.64	3711.05	570405205.69	658407172.38	26461.12	658433633.50	300102054.46
454		Loans issued to individual entrepreneurs
	45401	Overdraft (current account)	754934557.79	9906959415.82	0.00	9906959415.82	10121461614.83	0.00	10121461614.83	540432358.78
	45403	up to 30 days	0.00	13188000.00	0.00	13188000.00	13188000.00	0.00	13188000.00	0.00
	45404	for the period from 31 to 90 days	126589999.54	643421818.60	0.00	643421818.60	581143818.14	0.00	581143818.14	188868000.00
	45405	for the period from 91 to 180 days	298559713.81	783133265.97	0.00	783133265.97	762229777.75	0.00	762229777.75	319463202.03
	45406	for the period from 181 days to 1 year	221229892.05	676144487.77	180192.73	676324680.50	323713840.96	2286680.73	326000521.69	571554050.86
	45407	for the period from to 1 to 3 years	428119660.30	1248654033.73	12903550.00	1261557583.73	431696579.04	630450.00	432327029.04	1257350214.99
		Total for first-order balance sheet account 454	1829433823.49	13271501021.89	13083742.73	13284584764.62	12233433630.72	2917130.73	12236350761.45	2877667826.66
455		Loans issued to individuals
	45504	for the period from 91 to 180 days	22332.00	125000.00	0.00	125000.00	147332.00	0.00	147332.00	0.00
	45505	for the period from 181 days to 1 year	803272732.74	11109100.00	72379068.50	83488168.50	23533522.27	863194266.99	886727789.26	33111.98
	45506	for the period from to 1 to 3 years	665394228.41	112264615.90	844759018.47	957023634.37	651219955.99	962010998.47	1613230954.46	9186908.32
	45507	for the period exceeding 3 years	1561925746.46	98855358.07	101173246.90	200028604.97	1231756802.97	389326247.34	1621083050.31	140871301.12

12

Translation of original Russian version

1	2	3	4	5	6	7	8	9	10	11
	45509	overdraft (deposit account)	13213064.95	119785827.29	43134931.17	162920758.46	128721684.84	43406534.40	172128219.24	4005604.17
		Total for first-order balance sheet account 455	3043828104.56	342139901.26	1061446265.04	1403586166.30	2035379298.07	2257938047.20	4293317345.27	154096925.59
456		Loans issued to non-resident legal entities
	45603	for the period from 91 to 180 days	15798660000.00	0.00	293880000.00	293880000.00	0.00	16092540000.00	16092540000.00	0.00
	45604	for the period from 181 days to 1 year	15374735234.36	231531431.93	2508012779.42	2739544211.35	0.00	16115333477.96	16115333477.96	1998945967.75
	45605	for the period from to 1 to 3 years	11915086061.00	1500310385.82	81541892872.00	83042203257.82	0.00	32336940933.00	32336940933.00	62620348385.82
	45606	for the period exceeding 3 years	6036469314.15	0.00	77666439204.25	77666439204.25	0.00	4490494756.25	4490494756.25	79212413762.15
	45608	Overdraft (current account)	0.00	3946.52	77745.95	81692.47	3946.52	77745.95	81692.47	0.00
		Total for first-order balance sheet account 456	49124950609.51	1731845764.27	162010302601.62	163742148365.89	3946.52	69035386913.16	69035390859.68	143831708115.72
457		Loans issued to non-resident individuals
	45705	for the period from to 1 to 3 years	38000.00	0.00	0.00	0.00	38000.00	0.00	38000.00	0.00
	45706	for the period exceeding 3 years	4193485.24	0.00	465378.44	465378.44	1165408.74	1038834.94	2204243.68	2454620.00
	45708	overdraft (deposit account)	760.65	45362.12	237992.52	283354.64	45367.43	238694.11	284061.54	53.75
		Total for first-order balance sheet account 457	4232245.89	45362.12	703370.96	748733.08	1248776.17	1277529.05	2526305.22	2454673.75
458		Overdue loans issued and other placements
	45802	Finance bodies of the constituent entities of the Russian Federation and local authorities	0.00	5320000.00	0.00	5320000.00	5320000.00	0.00	5320000.00	0.00
	45806	Commercial organizations in federal ownership	250449649.33	1305598925.72	0.00	1305598925.72	1305598925.72	0.00	1305598925.72	250449649.33
	45808	Financial institutions in state (other than federal) ownership	0.00	3472556.82	0.00	3472556.82	3472556.82	0.00	3472556.82	0.00
	45809	Commercial organizations in state (other than federal) ownership	25000000.00	3472556.82	0.00	3472556.82	3472556.82	0.00	3472556.82	25000000.00
	45811	Non-state financial institutions	0.00	393377357.50	0.00	393377357.50	393377357.50	0.00	393377357.50	0.00
	45812	Non-state commercial organizations	10701385513.27	5327453555.66	12865195440.12	18192648995.78	5767533453.29	10926598586.13	16694132039.42	12199902469.63
	45813	Non-state non-commercial organizations	0.00	10720603.25	0.00	10720603.25	10720603.25	0.00	10720603.25	0.00
	45814	Individual entrepreneurs	16243284.85	26156933.68	0.00	26156933.68	23908868.54	0.00	23908868.54	18491349.99
	45815	Individuals	36985381.02	29934887.87	4680511.47	34615399.34	25869026.99	8136642.61	34005669.60	37595110.76
	45816	Non-resident legal entities	2250139.15	0.00	5811012.02	5811012.02	0.00	5072891.28	5072891.28	2988259.89
	45817	Non-resident individuals	74509.58	18845.90	44716.15	63562.05	19517.82	26868.39	46386.21	91685.42
		Total for first-order balance sheet account 458	11032388477.20	7105526223.22	12875731679.76	19981257902.98	7539292866.75	10939834988.41	18479127855.16	12534518525.02
459		Overdue interest on loans issued and other placements

13

Translation of original Russian version

1	2	3	4	5	6	7	8	9	10	11
	45902	Finance bodies of the constituent entities of the Russian Federation and local authorities	0.00	81262278.89	0.00	81262278.89	81262278.89	0.00	81262278.89	0.00
	45906	Commercial organizations in federal ownership	376300298.02	200821936.66	0.00	200821936.66	577122234.68	0.00	577122234.68	0.00
	45909	Commercial organizations in state (other than federal) ownership	0.00	15012996.98	0.00	15012996.98	15012996.98	0.00	15012996.98	0.00
	45911	Non-state financial institutions	0.00	416438.36	0.00	416438.36	416438.36	0.00	416438.36	0.00
	45912	Non-state commercial organizations	640070.17	107297996.37	85597590.33	192895586.70	107885143.78	85597590.33	193482734.11	52922.76
	45914	Individual entrepreneurs	0.00	116173.67	0.00	116173.67	116173.67	0.00	116173.67	0.00
	45915	Individuals	0.00	2327338.80	200628.70	2527967.50	2327338.80	200628.70	2527967.50	0.00
	45916	Non-resident legal entities	0.00	3168885.09	160530246.86	163699131.95	3168885.09	160530246.86	163699131.95	0.00
		Total for first-order balance sheet account 459	376940368.19	410424044.82	246328465.89	656752510.71	787311490.25	246328465.89	1033639956.14	52922.76
471		Placements to non-state commercial organizations
	47101	on demand	4526622.00	4000000.00	79914.00	4079914.00	0.00	606536.00	606536.00	8000000.00
	47102	up to 30 days	0.00	1047784186.00	0.00	1047784186.00	1047784186.00	0.00	1047784186.00	0.00
		Total for first-order balance sheet account 471	4526622.00	1051784186.00	79914.00	1051864100.00	1047784186.00	606536.00	1048390722.00	8000000.00
474		Settlements on certain operations
	47404	Settlements with currency and stock exchanges	555692015.52	1838056003580.02	562898208815.10	2400954212395.12	1838056068199.70	562934531530.10	2400990599729.80	519304680.84
	47406	Settlements with clients on sale/ purchase of foreign currency	0.00	698079.66	0.00	698079.66	698079.66	0.00	698079.66	0.00
	47408	Settlements on conversion operations and term transactions	5355797751.45	13430252943793.30	12453723089455.70	25883976033249.10	13429081821917.30	12458326396530.40	25887408218447.80	1923612552.77
	47415	Claims related to payments for purchase and sale of commemorative coins	70147391.78	66222053.02	0.00	66222053.02	97787424.81	0.00	97787424.81	38582019.99
	47417	Amounts debited from suspense clearing accounts	84262.13	318325553.68	83746852.79	402072406.47	318325603.68	83831064.92	402156668.60	0.00
	47423	Claims related to other transactions	2236620642.74	1910414256865.24	79393468469.79	1989807725335.03	1910540140556.45	79895278655.61	1990435419212.06	1608926765.71
	47427	Interest claims	2215026958.07	18263087843.20	24252407825.29	42515495668.49	17374406972.20	22510157088.34	39884564060.54	4845958566.02
		Total for first-order balance sheet account 474	10433369021.69	17197371537768.20	13120350921418.70	30317722459186.90	17195469248753.80	13123750194869.40	30319219443623.30	8936384585.33
475		Future proceeds and payments related to transactions with clients
	47502	Future payments on transactions related to raising funds from clients	3190081373.48	15145289296.95	4920469416.76	20065758713.71	14318584727.66	4838331060.70	19156915788.36	4098924298.83
		Total for first-order balance sheet account 475	3190081373.48	15145289296.95	4920469416.76	20065758713.71	14318584727.66	4838331060.70	19156915788.36	4098924298.83

14

Translation of original Russian version

1	2	3	4	5	6	7	8	9	10	11
478		Investments in rights of claim acquired
	47801	Rights of claim under agreements for lending (depositing) cash, the fulfilment of obligations by which are secured by the mortage	7128724.11	751.19	571129.80	571880.99	60804.12	6853176.78	6913980.90	786624.20
	47802	Rights of claim under agreements for lending (depositing) cash	10046451530.38	0.00	2098596632.61	2098596632.61	0.00	2497817372.56	2497817372.56	9647230790.43
		Total for first-order balance sheet account 478	10053580254.49	751.19	2099167762.41	2099168513.60	60804.12	2504670549.34	2504731353.46	9648017414.63
479		Assets transfered into trust management
	47901	Assets transfered into trust management	0.00	0.00	2520554445.70	2520554445.70	0.00	114805418.11	114805418.11	2405749027.59
		Total for first-order balance sheet account 479	0.00	0.00	2520554445.70	2520554445.70	0.00	114805418.11	114805418.11	2405749027.59
		Total for Section 4	398679779219.37	18228929061562.70	13692005846569.10	31920934908131.80	18044211390020.60	13465315761248.70	31509527151269.30	810087536081.86
		Securities operations
501		Debt instruments acquired for resale and under loan agreements
	50104	Debt securities of the Russian Federation	17638802817.97	301597762171.09	800382345.22	302398144516.31	300511559388.50	730159008.25	301241718396.75	18795228937.53
	50105	Debt securities of the constituent entities of the Russian Federation and local authorities	13089107918.26	15816473551.71	0.00	15816473551.71	16362711766.66	0.00	16362711766.66	12542869703.31
	50106	Debt securities of credit institutions	1900377749.40	18222540899.90	0.00	18222540899.90	1796519482.50	0.00	1796519482.50	18326399166.80
	50107	Other debt instruments	21281805205.08	36805261100.00	0.00	36805261100.00	33162384835.26	0.00	33162384835.26	24924681469.82
	50109	Debt securities of non-resident banks	737513198.10	42175113.60	0.00	42175113.60	222798982.70	0.00	222798982.70	556889329.00
	50112	Revaluation of securities (negative differences)	0.00	4596645963.00	0.00	4596645963.00	4596645963.00	0.00	4596645963.00	0.00
	50113	Under agreements to resell	2978953266.44	240172395295.76	1235569340.89	241407964636.65	239595561671.24	1691434658.59	241286996329.83	3099921573.26
	50115	Under loan agreements	0.00	0.00	8533206793.90	8533206793.90	0.00	8533206793.90	8533206793.90	0.00
	50116	Debt securities of CBR	0.00	20132240051.55	0.00	20132240051.55	20132240051.55	0.00	20132240051.55	0.00
		Total for first-order balance sheet account 501	57626560155.25	637385494146.61	10569158480.01	647954652626.62	616380422141.41	10954800460.74	627335222602.15	78245990179.72
502		Unlisted debt securities
	50205	Debt securities of the Russian Federation	4308232130.66	11006565094.59	48477229409.37	59483794503.96	11006565094.59	51560394794.67	62566959889.26	1225066745.36
	50206	Debt securities of the constituent entities of the Russian Federation and local authorities	0.00	4957446001.50	0.00	4957446001.50	4957446001.50	0.00	4957446001.50	0.00
	50207	Debt securities of credit institutions	0.00	35720424070.00	0.00	35720424070.00	17920424070.00	0.00	17920424070.00	17800000000.00
	50208	Other debt securities of non-residents	1630892250.00	12885095222.74	0.00	12885095222.74	13715896133.94	0.00	13715896133.94	800091338.80
	50209	Debt securities of foreign states	302507655.30	0.00	25968880841.09	25968880841.09	0.00	26271388496.39	26271388496.39	0.00
	50210	Debt securities of non-resident banks	9700803576.31	995451100.00	8900839942.09	9896291042.09	175000000.00	8404618672.79	8579618672.79	11017475945.61

15

Translation of original Russian version

1	2	3	4	5	6	7	8	9	10	11
	50211	Other debt securities of non-residents	3527482518.38	10725126754.38	6624045018.83	17349171773.21	5355808000.00	5766130745.70	11121938745.70	9754715545.89
		Total for first-order balance sheet account 502	19469918130.65	76290108243.21	89970995211.38	166261103454.59	53131139300.03	92002532709.55	145133672009.58	40597349575.66
503		Listed debt securities acquired for investment purposes
	50305	Debt securities of the Russian Federation	4259095127.24	19458671143.84	0.00	19458671143.84	15807925339.93	0.00	15807925339.93	7909840931.15
	50310	Debt securities of non-resident banks	0.00	175000000.00	0.00	175000000.00	0.00	0.00	0.00	175000000.00
	50313	Debt securities of CBR	0.00	66239467671.99	0.00	66239467671.99	66239467671.99	0.00	66239467671.99	0.00
		Total for first-order balance sheet account 503	4259095127.24	85873138815.83	0.00	85873138815.83	82047393011.92	0.00	82047393011.92	8084840931.15
504		Accumulated interest (coupon) income on interest-bearing (coupon) debt instruments
	50406	Paid upon acquisition	163663649.55	10220445721.48	843432809.73	11063878531.21	10169212621.05	815391759.67	10984604380.72	242937800.04
		Total for first-order balance sheet account 504	163663649.55	10220445721.48	843432809.73	11063878531.21	10169212621.05	815391759.67	10984604380.72	242937800.04
506		Shares acquired for resale and under loan agreements
	50605	Shares of credit institutions	699447514.14	18083303603.95	0.00	18083303603.95	17736951118.09	0.00	17736951118.09	1045800000.00
	50606	Other shares	2104155391.97	200757450602.66	0.00	200757450602.66	177925167047.27	0.00	177925167047.27	24936438947.36
	50610	Revaluation of securities (negative differences)	0.00	21232565855.79	0.00	21232565855.79	21232565855.79	0.00	21232565855.79	0.00
	50611	Under agreements to resell	14571625782.66	680422270356.14	0.00	680422270356.14	679187838489.37	0.00	679187838489.37	15806057649.43
	50613	Under loan agreements	0.00	9631069811.80	0.00	9631069811.80	9017577564.30	0.00	9017577564.30	613492247.50
		Total for first-order balance sheet account 506	17375228688.77	930126660230.34	0.00	930126660230.34	905100100074.82	0.00	905100100074.82	42401788844.29
507		Unlisted shares
	50705	Shares of credit institutions	89213120.00	1846586930.91	0.00	1846586930.91	1845585867.40	0.00	1845585867.40	90214183.51
	50706	Other shares	9840185373.84	98038794343.03	0.00	98038794343.03	80927742043.30	0.00	80927742043.30	26951237673.57
	50707	Shares of non-resident banks	44068570.00	0.00	7659442015.86	7659442015.86	0.00	6263974574.15	6263974574.15	1439536011.71
	50708	Other shares of non-residents	1382895815.13	0.00	144781269954.19	144781269954.19	0.00	136541310651.81	136541310651.81	9622855117.51
		Total for first-order balance sheet account 507	11356362878.97	99885381273.94	152440711970.05	252326093243.99	82773327910.70	142805285225.96	225578613136.66	38103842986.30
508		Listed shares acquired for investment purposes
	50806	Other shares	1454072522.84	444663222.20	0.00	444663222.20	1898735745.04	0.00	1898735745.04	0.00
		Total for first-order balance sheet account 508	1454072522.84	444663222.20	0.00	444663222.20	1898735745.04	0.00	1898735745.04	0.00
509		Other accounts on transactions with acquired securities

16

Translation of original Russian version

1	2	3	4	5	6	7	8	9	10	11
	50905	Expenses related to purchase and sale of securities	159909445.45	138741371.02	0.00	138741371.02	94284542.26	0.00	94284542.26	204366274.21
		Total for first-order balance sheet account 509	159909445.45	138741371.02	0.00	138741371.02	94284542.26	0.00	94284542.26	204366274.21
514		Promissory note of credit institutions
	51401	on demand	15179164.00	1337959302.46	12764024.00	1350723326.46	1353138466.46	0.00	1353138466.46	12764024.00
	51402	maturing in less than 30 days	0.00	455913828.00	0.00	455913828.00	455913828.00	0.00	455913828.00	0.00
	51403	maturing between 31 and 90 days	1700977124.90	18465333276.08	0.00	18465333276.08	18541310400.98	0.00	18541310400.98	1625000000.00
	51404	maturing between 91 and 180 days	318443338.50	3359845865.75	0.00	3359845865.75	3001557984.25	0.00	3001557984.25	676731220.00
	51405	maturing between 181 days and 1 year	4250896849.96	6642284070.00	0.00	6642284070.00	9168710509.96	0.00	9168710509.96	1724470410.00
	51406	maturing between 1 and 3 years	1246978283.00	22161818991.93	0.00	22161818991.93	17446400886.25	0.00	17446400886.25	5962396388.68
	51407	maturing in more than 3 years	121433312.00	91074984.00	76584144.00	167659128.00	212508296.00	0.00	212508296.00	76584144.00
		Total for first-order balance sheet account 514	7653908072.36	52514230318.22	89348168.00	52603578486.22	50179540371.90	0.00	50179540371.90	10077946186.68
515		Other promissory notes
	51501	on demand	0.00	4887431893.94	12764024.00	4900195917.94	4887431893.94	12764024.00	4900195917.94	0.00
	51502	maturing in less than 30 days	39776600.00	109311777.92	0.00	109311777.92	149088377.92	0.00	149088377.92	0.00
	51503	maturing between 31 and 90 days	4638521069.65	43701534809.34	0.00	43701534809.34	45173036349.92	0.00	45173036349.92	3167019529.07
	51504	maturing between 91 and 180 days	391167290.70	1917042318.70	0.00	1917042318.70	1943738259.05	0.00	1943738259.05	364471350.35
	51505	maturing between 181 days and 1 year	1327361167.42	1347156865.08	0.00	1347156865.08	1789540247.42	0.00	1789540247.42	884977785.08
	51506	maturing between 1 and 3 years	1246120113.15	21611929.96	0.00	21611929.96	369197360.00	0.00	369197360.00	898534683.11
	51507	maturing in more than 3 years	10313085.00	627590338.88	76584144.00	704174482.88	0.00	76584144.00	76584144.00	637903423.88
		Total for first-order balance sheet account 515	7653259325.92	52611679933.82	89348168.00	52701028101.82	54312032488.25	89348168.00	54401380656.25	5952906771.49
525		Other accounts on transactions with securities issued
	52502	Future payments on interest, coupon and discounts on securities issued	2548052798.99	9387201173.97	22524682.20	9409725856.17	5864090317.08	98893718.65	5962984035.73	5994794619.43
		Total for first-order balance sheet account 525	2548052798.99	9387201173.97	22524682.20	9409725856.17	5864090317.08	98893718.65	5962984035.73	5994794619.43
		Total for Section 5	129720030795.99	1954877744450.64	254025519489.37	2208903263940.01	1861950278524.46	246766252042.57	2108716530567.03	229906764168.97
		Assets and property
601		Interests in subsidiaries and associates
	60101	Shares of subsidiaries and associated credit organizations	36429076796.76	82667045924.68	0.00	82667045924.68	51257431809.65	0.00	51257431809.65	67838690911.79
	60102	Shares of subsidiaries and associates	2856120801.05	3654462416.54	0.00	3654462416.54	1669570358.59	0.00	1669570358.59	4841012859.00
	60103	Shares of subsidiaries and associated non-resident banks	16470999014.84	0.00	17327885502.75	17327885502.75	0.00	7948440848.86	7948440848.86	25850443668.73

17

Translation of original Russian version

1	2	3	4	5	6	7	8	9	10	11
	60104	Shares of subsidiaries and non-resident associates	97203203.48	0.00	10724651.54	10724651.54	0.00	15525972.41	15525972.41	92401882.61
		Total for first-order balance sheet account 601	55853399816.13	86321508341.22	17338610154.29	103660118495.51	52927002168.24	7963966821.27	60890968989.51	98622549322.13
602		Other interests
	60202	Assets contributed to charter capital of organizations	509392473.98	51613.00	0.00	51613.00	137602400.00	0.00	137602400.00	371841686.98
	60203	Assets contributed to charter capital of non-resident private banks	129022390.00	0.00	303588320.00	303588320.00	0.00	71781570.00	71781570.00	360829140.00
	60204	Assets contributed to charter capital of non-resident organizations	109704399.55	0.00	22630474.77	22630474.77	0.00	18720240.86	18720240.86	113614633.46
		Total for first-order balance sheet account 602	748119263.53	51613.00	326218794.77	326270407.77	137602400.00	90501810.86	228104210.86	846285460.44
603		Settlements with debtors and creditors
	60302	Tax settlements with the budget	7462667.84	1982001095.80	0.00	1982001095.80	1783034981.56	0.00	1783034981.56	206428782.08
	60304	Settlements with non-budgetary funds related to charge on payroll	1548729.53	572677477.42	0.00	572677477.42	567369726.88	0.00	567369726.88	6856480.07
	60306	Payroll settlements with employees	5339.77	95387905.97	0.00	95387905.97	95361827.66	0.00	95361827.66	31418.08
	60308	Settlements with employees related to disbursements	58560688.67	644916963.25	109248344.73	754165307.98	602984005.13	63355885.07	666339890.20	146386106.45
	60310	Value added tax paid	117906871.85	1685777054.34	0.00	1685777054.34	1521879351.91	0.00	1521879351.91	281804574.28
	60312	Current accounts payable	5606280081.83	12947982820.00	0.00	12947982820.00	10923389038.85	0.00	10923389038.85	7630873862.98
	60314	Settlements on business operations with non-resident organizations	54313688.86	499649237.60	4127097389.78	4626746627.38	482736686.88	4076143273.40	4558879960.28	122180355.96
	60315	Amounts uncollected against guaranties	125239805.41	54845840.54	6721442.88	61567283.42	10851936.94	128683024.01	139534960.95	47272127.88
	60323	Settlements with other debtors	217259576.74	30902002771.98	21845958794.35	52747961566.33	31004520395.30	12907648416.10	43912168811.40	9053052331.67
		Total for first-order balance sheet account 603	6188577450.50	49385241166.90	26089025971.74	75474267138.64	46992127951.11	17175830598.58	64167958549.69	17494886039.45
604		Premises and equipment
	60401	Premises and equipment (other than land)	17290687450.05	5455660525.93	0.00	5455660525.93	3467951640.95	0.00	3467951640.95	19278396335.03
	60404	Land	15688934.07	47000000.00	0.00	47000000.00	23500000.00	0.00	23500000.00	39188934.07
		Total for first-order balance sheet account 604	17306376384.12	5502660525.93	0.00	5502660525.93	3491451640.95	0.00	3491451640.95	19317585269.10
607		Investment in construction, development and purchase of premises and equipment and intangible assets
	60701	Investment in construction, development and purchase of premises and equipment and intangible assets	1406120881.38	3465725048.38	0.00	3465725048.38	3504817865.00	0.00	3504817865.00	1367028064.76
	60702	Equipment for installation	31145995.91	45001643.26	0.00	45001643.26	68385591.94	0.00	68385591.94	7762047.23

18

Translation of original Russian version

1	2	3	4	5	6	7	8	9	10	11
		Total for first-order balance sheet account 607	1437266877.29	3510726691.64	0.00	3510726691.64	3573203456.94	0.00	3573203456.94	1374790111.99
609		Intangible assets
	60901	Intangible assets	34559245.43	22838800.34	0.00	22838800.34	2500.00	0.00	2500.00	57395545.77
		Total for first-order balance sheet account 609	34559245.43	22838800.34	0.00	22838800.34	2500.00	0.00	2500.00	57395545.77
610		Inventories
	61002	Spare parts	13899243.00	26659170.90	0.00	26659170.90	21658324.03	0.00	21658324.03	18900089.87
	61008	Material	51661225.46	446916635.14	0.00	446916635.14	424252485.24	0.00	424252485.24	74325375.36
	61009	Furniture and appliances	152045105.27	278334477.56	0.00	278334477.56	315157100.76	0.00	315157100.76	115222482.07
	61010	Publications	6251515.27	20000397.60	0.00	20000397.60	12233302.24	0.00	12233302.24	14018610.63
	61011	Non-current inventories	2700000.00	20917152.00	0.00	20917152.00	20917152.00	0.00	20917152.00	2700000.00
		Total for first-order balance sheet account 610	226557089.00	792827833.20	0.00	792827833.20	794218364.27	0.00	794218364.27	225166557.93
612		Disposal and sale
	61202	Property disposal (sale)	0.00	9533981456.29	10985155614.32	20519137070.61	9533981456.29	10985155614.32	20519137070.61	0.00
	61204	Disposal (sale) of securities	0.00	22483201451.90	0.00	22483201451.90	22483201451.90	0.00	22483201451.90	0.00
	61208	Disposal (sale) and redemption of claims acquired	0.00	0.00	158886666.46	158886666.46	0.00	158886666.46	158886666.46	0.00
		Total for first-order balance sheet account 612	0.00	32017182908.19	11144042280.78	43161225188.97	32017182908.19	11144042280.78	43161225188.97	0.00
614		Future period expenses
	61403	Future period expenses on other operations	550667319.62	1293900815.03	7597880.91	1301498695.94	1083422132.84	5669659.99	1089091792.83	763074222.73
	61406	Revaluation of assets in foreign currency (negative differences)	0.00	227373280089.87	0.00	227373280089.87	227373280089.87	0.00	227373280089.87	0.00
	61408	Revaluation of precious metals (negative differences)	0.00	3017726537.41	0.00	3017726537.41	3017726537.41	0.00	3017726537.41	0.00
		Total for first-order balance sheet account 614	550667319.62	231684907442.31	7597880.91	231692505323.22	231474428760.12	5669659.99	231480098420.11	763074222.73
		Total for Section 6	82345523445.62	409237945322.73	54905495082.49	464143440405.22	371407220149.82	36380011171.48	407787231321.30	138701732529.54
		Operating results
702		EXPENSES
	70201	Interest on received loans paid	0.00	14087701710.41	0.00	14087701710.41	14087701710.41	0.00	14087701710.41	0.00
	70202	Interest on attracted funds paid to legal entities	0.00	14922449349.25	0.00	14922449349.25	14922449349.25	0.00	14922449349.25	0.00
	70203	Interest paid to individuals	0.00	3540820179.54	0.00	3540820179.54	3540820179.54	0.00	3540820179.54	0.00
	70204	Transactions with securities	0.00	38105387402.60	0.00	38105387402.60	38105387402.60	0.00	38105387402.60	0.00

19

Translation of original Russian version

1	2	3	4	5	6	7	8	9	10	11
	70205	Transactions with foreign currencies, cheques (including traveler cheques) with nominal value in foreign currencies	0.00	225712784822.95	0.00	225712784822.95	225712784822.95	0.00	225712784822.95	0.00
	70206	Administrative expenses	0.00	8270651719.90	0.00	8270651719.90	8270651719.90	0.00	8270651719.90	0.00
	70208	Fines, penalties, forfeits paid	0.00	3544261.06	0.00	3544261.06	3544261.06	0.00	3544261.06	0.00
	70209	Other expenses	0.00	44929906021.88	0.00	44929906021.88	44929906021.88	0.00	44929906021.88	0.00
		Total for first-order balance sheet account 702	0.00	349573245467.59	0.00	349573245467.59	349573245467.59	0.00	349573245467.59	0.00
704		Losses
	70401	Losses for reporting year	0.00	8620683366.15	0.00	8620683366.15	8620683366.15	0.00	8620683366.15	0.00
		Total for first-order balance sheet account 704	0.00	8620683366.15	0.00	8620683366.15	8620683366.15	0.00	8620683366.15	0.00
705		Appropriation of profits
	70501	Appropriation of profits for reporting year	0.00	8140362771.00	0.00	8140362771.00	764655178.00	0.00	764655178.00	7375707593.00
	70502	Appropriation of profits of prior years	7540082990.00	17175724320.59	0.00	17175724320.59	24715807310.59	0.00	24715807310.59	0.00
		Total for first-order balance sheet account 705	7540082990.00	25316087091.59	0.00	25316087091.59	25480462488.59	0.00	25480462488.59	7375707593.00
		Total for Section 7	7540082990.00	383510015925.33	0.00	383510015925.33	383674391322.33	0.00	383674391322.33	7375707593.00
		TOTAL ASSETS	1008053562375.81	46928633124003.60	44142790332124.70	91071423456128.30	46398731076668.00	43799282459184.30	90198013535852.30	1881463482651.83
		LIABILITIES
		Capital and reserves
102		Charter capital of credit institutions
	10201	Charter capital of credit institutions (joint stock companies) composed of common share owned by the Russian Federation	52090917000.00	52090917000.00	0.00	52090917000.00	0.00	0.00	0.00	0.00
	10203	Charter capital of credit institutions (joint stock companies) composed of common share owned by state organizations	205000.00	205000.00	0.00	205000.00	0.00	0.00	0.00	0.00
	10204	Charter capital of credit institutions (joint stock companies) composed of common share owned by non-state organizations	19705000.00	19705000.00	0.00	19705000.00	0.00	0.00	0.00	0.00
	10205	Charter capital of credit institutions (joint stock companies) composed of common share owned by individuals	297000.00	297000.00	0.00	297000.00	0.00	0.00	0.00	0.00
	10207	Share capital of the credit institutions (joint stock companies)	0.00	77425299385.99	0.00	77425299385.99	144666684476.18	0.00	144666684476.18	67241385090.19
		Total for first-order balance sheet account 102	52111124000.00	129536423385.99	0.00	129536423385.99	144666684476.18	0.00	144666684476.18	67241385090.19
106		Additional capital
	10601	Property value increment in revaluation	7480834635.28	1611163925.79	0.00	1611163925.79	1611163925.79	0.00	1611163925.79	7480834635.28

20

Translation of original Russian version

1	2	3	4	5	6	7	8	9	10	11
	10602	Share premium	27731087880.00	0.00	0.00	0.00	191439425117.12	0.00	191439425117.12	219170512997.12
		Total for first-order balance sheet account 106	35211922515.28	1611163925.79	0.00	1611163925.79	193050589042.91	0.00	193050589042.91	226651347632.40
107		Reserves
	10701	Reserve fund	2358832401.14	0.00	0.00	0.00	858786216.04	0.00	858786216.04	3217618617.18
	10702	Special-purpose fund	660831849.62	1479799271.39	0.00	1479799271.39	1191134011.36	0.00	1191134011.36	372166589.59
	10703	Accumulation funds	2788577239.07	18101966.45	0.00	18101966.45	18101966.45	0.00	18101966.45	2788577239.07
	10704	Other funds	30475995576.76	2299569170.88	0.00	2299569170.88	14177173091.43	0.00	14177173091.43	42353599497.31
		Total for first-order balance sheet account 107	36284237066.59	3797470408.72	0.00	3797470408.72	16245195285.28	0.00	16245195285.28	48731961943.15
		Total for Section 1	123607283581.87	134945057720.50	0.00	134945057720.50	353962468804.37	0.00	353962468804.37	342624694665.74
		Cash and precious metals
203		Precious metals
	20309	precious metals accounts of customers (other than credit institutions)	49195610.15	0.00	5005427683.74	5005427683.74	0.00	4977863620.42	4977863620.42	21631546.83
	20314	Precious metals deposit accounts of non-resident banks	0.00	0.00	407263745.52	407263745.52	0.00	2131513531.46	2131513531.46	1724249785.94
		Total for first-order balance sheet account 203	49195610.15	0.00	5412691429.26	5412691429.26	0.00	7109377151.88	7109377151.88	1745881332.77
		Total for Section 2	49195610.15	0.00	5412691429.26	5412691429.26	0.00	7109377151.88	7109377151.88	1745881332.77
		Interbank transactions
301		Correspondent accounts
	30109	Correspondent accounts of correspondent credit institutions	6032598308.60	1451356005059.80	670328030561.44	2121684035621.24	1486567339218.51	671862750925.80	2158430090144.31	42778652831.67
	30111	Correspondent accounts of non-resident banks	0.00	0.00	104526629826.24	104526629826.24	0.00	106092075894.95	106092075894.95	1565446068.71
	30112	Hard currency correspondent accounts of non-resident banks	460796147.79	0.00	88706666673.91	88706666673.91	0.00	88245870526.12	88245870526.12	0.00
	30113	Correspondent accounts of non-resident banks in foreign currencies with limited currency translation	1863695759.83	0.00	2126469367.96	2126469367.96	0.00	262773608.13	262773608.13	0.00
	30116	Precious metals correspondent accounts of credit institutions	127397877.34	0.00	7895020549.15	7895020549.15	0.00	7969506436.72	7969506436.72	201883764.91
	30117	Precious metals correspondent accounts of non-resident banks	0.00	0.00	7295698936.91	7295698936.91	0.00	7295698936.91	7295698936.91	0.00
	30122	Ruble- denominated correspondent accounts of non-resident banks (K-type accounts) (convertible)	105.71	6.00	0.00	6.00	0.00	0.00	0.00	99.71
	30123	Ruble-denominated correspondent accounts of non-resident banks (N-type accounts) (non-convertible)	6051.45	0.00	0.00	0.00	0.00	0.00	0.00	6051.45

21

Translation of original Russian version

1	2	3	4	5	6	7	8	9	10	11
	30126	Provisions for possible losses	7841307.60	14547376.54	0.00	14547376.54	14754495.85	0.00	14754495.85	8048426.91
		Total for first-order balance sheet account 301	8492335558.32	1451370552442.34	880878515915.61	2332249068357.95	1486582093714.36	881728676328.63	2368310770042.99	44554037243.36
302		Accounts of credit institutions for other operations
	30220	Amounts due to customers on outstanding settlements	1259926386.08	223638949000.63	347525819118.33	571164768118.96	223094429800.73	348192159497.24	571286589297.97	1381747565.09
	30222	Outstanding settlements of a credit institution	50271498.60	6904120430612.88	22905994703765.50	29810115134378.40	6904070271176.28	22906266932450.00	29810337203626.30	272340746.56
	30223	Amounts due to customers on outstanding settlements via CBR departments	0.00	22245861279754.20	0.00	22245861279754.20	22245861279754.20	0.00	22245861279754.20	0.00
	30226	Provisions for possible losses	30692.22	1705950.07	0.00	1705950.07	1681072.43	0.00	1681072.43	5814.58
	30231	Ruble-denominated accounts of non-resident banks	2655485930.19	2781212425577.74	0.00	2781212425577.74	2784371428106.66	0.00	2784371428106.66	5814488459.11
	30232	Outstanding settlements with the use of payment cards	262996880.56	461467630513.18	40257795415.88	501725425929.06	461512366164.02	40250152954.12	501762519118.14	300090069.64
		Total for first-order balance sheet account 302	4228711387.65	32616302421408.70	23293778318299.70	55910080739708.50	32618911456074.30	23294709244901.40	55913620700975.80	7768672654.98
303		Settlements with branches
	30301	Settlements with branches in the territory of the Russian Federation	58039140803.73	2330390836983.72	919258365637.09	3249649202620.81	2373665734235.87	922949158054.43	3296614892290.30	105004830473.22
	30305	Interdivisional settlements within one credit institution for resources received	137564907207.18	167057279904.12	62665084865.08	229722364769.20	254756892516.99	77453937214.89	332210829731.88	240053372169.86
		Total for first-order balance sheet account 303	195604048010.91	2497448116887.84	981923450502.17	3479371567390.01	2628422626752.86	1000403095269.32	3628825722022.18	345058202643.08
304		Settlement at organized securities market
	30408	Settlements of participants of the Settlement Center of the organized securities market based on the results of transactions at the organized securities market	0.00	508928892497.26	0.00	508928892497.26	508928892497.26	0.00	508928892497.26	0.00
	30410	Provisions for possible losses	0.00	48295.00	0.00	48295.00	48295.00	0.00	48295.00	0.00
		Total for first-order balance sheet account 304	0.00	508928940792.26	0.00	508928940792.26	508928940792.26	0.00	508928940792.26	0.00
306		Securities settlements
	30601	Amounts due to customers for brokerage operations with securities and other financial assets	139297457.28	75984430603.36	41505.61	75984472108.97	76105882822.58	30076.43	76105912899.01	260738247.32
	30603	Settlements with issuers related to servicing of securities issues	52058127.78	64777791749.03	0.00	64777791749.03	64745163621.25	0.00	64745163621.25	19430000.00
	30606	Amounts due to non-resident customers for brokerage operations with securities and other financial assets	5979318.94	22547224163.27	133719659337.56	156266883500.83	22557188203.65	133723386866.18	156280575069.83	19670887.94

22

Translation of original Russian version

1	2	3	4	5	6	7	8	9	10	11
		Total for first-order balance sheet account 306	197334904.00	163309446515.66	133719700843.17	297029147358.83	163408234647.48	133723416942.61	297131651590.09	299839135.26
312		Loans, deposits and other raised funds received by credit institutions from CBR
	31201	loans for 1 day	0.00	137162678.54	0.00	137162678.54	137162678.54	0.00	137162678.54	0.00
	31202	loans for the period from 2 to 7 days	0.00	8421045.85	0.00	8421045.85	8421045.85	0.00	8421045.85	0.00
	31204	loans for the period from 31 to 90 days	0.00	0.00	0.00	0.00	8700000000.00	0.00	8700000000.00	8700000000.00
	31205	loans for the period from 91 to 180 days	0.00	230000000.00	0.00	230000000.00	6950000000.00	0.00	6950000000.00	6720000000.00
	31220	deposits and other raised funds for the period from 1 to 3 years	13165550000.00	0.00	14108300000.00	14108300000.00	0.00	942750000.00	942750000.00	0.00
		Total for first-order balance sheet account 312	13165550000.00	375583724.39	14108300000.00	14483883724.39	15795583724.39	942750000.00	16738333724.39	15420000000.00
313		Loans received by credit instituitions from other credit institutions
	31302	for 1 day	0.00	264450000000.00	37626712350.00	302076712350.00	264450000000.00	37626712350.00	302076712350.00	0.00
	31303	for the period from 2 to 7 days	0.00	99421415026.04	63910599050.34	163332014076.38	99421415026.04	63910599050.34	163332014076.38	0.00
	31304	for the period from 8 to 30 days	6161655500.00	39615000000.00	9413559225.00	49028559225.00	60260000000.00	14780252525.00	75040252525.00	32173348800.00
	31305	for the period from 31 to 90 days	757993800.00	2145000000.00	953902020.00	3098902020.00	7525000000.00	4454802920.00	11979802920.00	9638894700.00
	31306	for the period from 91 to 180 days	0.00	1320000000.00	0.00	1320000000.00	1820000000.00	0.00	1820000000.00	500000000.00
	31307	for the period from 181 days to 1 year	50000000.00	50000000.00	12456900.00	62456900.00	0.00	86095500.00	86095500.00	73638600.00
		Total for first-order balance sheet account 313	6969649300.00	407001415026.04	111917229545.34	518918644571.38	433476415026.04	120858462345.34	554334877371.38	42385882100.00
314		Loans received from non-resident banks
	31401	Overdraft	308390571.43	0.00	127739976.94	127739976.94	0.00	69188197.61	69188197.61	249838792.10
	31402	for 1 day	0.00	905536041683.15	3414839910.00	908950881593.15	905536041683.15	3414839910.00	908950881593.15	0.00
	31403	for the period from 2 to 7 days	0.00	328598792963.26	7185726220.00	335784519183.26	328598792963.26	7185726220.00	335784519183.26	0.00
	31404	for the period from 8 to 30 days	0.00	111000000.00	2332274100.00	2443274100.00	5591000000.00	2332274100.00	7923274100.00	5480000000.00
	31405	for the period from 31 to 90 days	5266220000.00	0.00	32637802500.00	32637802500.00	12439765000.00	27371582500.00	39811347500.00	12439765000.00
	31406	for the period from 91 to 180 days	9742507000.00	450000000.00	11143736400.00	11593736400.00	1684765000.00	21160920400.00	22845685400.00	20994456000.00
	31407	for the period from 181 days to 1 year	12626817600.00	150000000.00	14669237950.00	14819237950.00	150000000.00	23606257050.00	23756257050.00	21563836700.00
	31408	for the period from to 1 to 3 years	76548492448.02	0.00	47660191622.51	47660191622.51	0.00	54826052728.02	54826052728.02	83714353553.53
	31409	for the period exceeding 3 years	117389860856.66	0.00	46203762844.90	46203762844.90	0.00	95002641791.28	95002641791.28	166188739803.04
		Total for first-order balance sheet account 314	221882288476.11	1234845834646.41	165375311524.35	1400221146170.76	1254000364646.41	234969482896.91	1488969847543.32	310630989848.67
315		Deposits and other raised funds of credit institutions
	31502	for 1 day	0.00	0.00	60585838510.00	60585838510.00	0.00	60585838510.00	60585838510.00	0.00
	31503	for the period from 2 to 7 days	0.00	3170036531.30	22082067608.94	25252104140.24	3170036531.30	22082067608.94	25252104140.24	0.00
	31504	for the period from 8 to 30 days	0.00	0.00	7314090678.17	7314090678.17	300000000.00	17599732738.17	17899732738.17	10585642060.00

23

Translation of original Russian version

1	2	3	4	5	6	7	8	9	10	11
	31505	for the period from 31 to 90 days	26331100.00	0.00	44737800.00	44737800.00	0.00	18406700.00	18406700.00	0.00
	31507	for the period from 181 days to 1 year	658277500.00	0.00	680447500.00	680447500.00	0.00	22170000.00	22170000.00	0.00
		Total for first-order balance sheet account 315	684608600.00	3170036531.30	90707182097.11	93877218628.41	3470036531.30	100308215557.11	103778252088.41	10585642060.00
316		Deposits and other raised funds of non-resident banks
	31602	for 1 day	0.00	0.00	50429905880.00	50429905880.00	0.00	50429905880.00	50429905880.00	0.00
	31603	for the period from 2 to 7 days	0.00	1569374884.00	83083010890.00	84652385774.00	1569374884.00	83083010890.00	84652385774.00	0.00
	31604	for the period from 8 to 30 days	0.00	2466311265.00	20937642310.00	23403953575.00	2466311265.00	23883186310.00	26349497575.00	2945544000.00
	31605	for the period from 31 to 90 days	0.00	0.00	6117163502.00	6117163502.00	302529579.50	17784146502.00	18086676081.50	11969512579.50
	31606	for the period from 91 to 180 days	2633110000.00	0.00	2939779100.00	2939779100.00	310962668.00	306669100.00	617631768.00	310962668.00
	31607	for the period from 181 days to 1 year	58086406.60	242480000.00	58695924.40	301175924.40	242480000.00	609517.80	243089517.80	0.00
		Total for first-order balance sheet account 316	2691196406.60	4278166149.00	163566197606.40	167844363755.40	4891658396.50	175487528199.80	180379186596.30	15226019247.50
317		Overdue interbank loans rreceived, deposits and other raised funds
	31702	on interbank loans, deposits and other raised funds received from credit institutions	0.00	0.00	1477730671.20	1477730671.20	0.00	1477730671.20	1477730671.20	0.00
		Total for first-order balance sheet account 317	0.00	0.00	1477730671.20	1477730671.20	0.00	1477730671.20	1477730671.20	0.00
320		Loans issued to credit institutions
	32015	Provisions for possible losses	0.00	9208768.80	0.00	9208768.80	9208768.80	0.00	9208768.80	0.00
		Total for first-order balance sheet account 320	0.00	9208768.80	0.00	9208768.80	9208768.80	0.00	9208768.80	0.00
321		Loans issued to non-resident banks
	32115	Provisions for possible losses	33177186.00	129103525.50	0.00	129103525.50	132377446.50	0.00	132377446.50	36451107.00
		Total for first-order balance sheet account 321	33177186.00	129103525.50	0.00	129103525.50	132377446.50	0.00	132377446.50	36451107.00
323		Deposits and other placements with non-resident banks
	32311	Provisions for possible losses	13165550.00	50665965.00	0.00	50665965.00	37500415.00	0.00	37500415.00	0.00
		Total for first-order balance sheet account 323	13165550.00	50665965.00	0.00	50665965.00	37500415.00	0.00	37500415.00	0.00
328		Future proceeds and payments on interbank transactions
	32801	Future proceeds on operations related to issuance (allocation) of interbank loans, deposits and other placements	469559803.60	1875750017.66	8095532566.23	9971282583.89	2267833688.59	8621333219.40	10889166907.99	1387444127.70

24

Translation of original Russian version

1	2	3	4	5	6	7	8	9	10	11
		Total for first-order balance sheet account 328	469559803.60	1875750017.66	8095532566.23	9971282583.89	2267833688.59	8621333219.40	10889166907.99	1387444127.70
		Total for Section 3	454431625183.19	38889095242400.90	25845547469571.30	64734642711972.20	39120334330624.80	25953229936331.70	65073564266956.60	793353180167.55
		Customers
401		Amounts due to federal budget
	40105	Amounts due to federal budget	146736451.63	0.00	15622256825.64	15622256825.64	0.00	15619898364.15	15619898364.15	144377990.14
	40106	Amounts due to federal budget provided to state organizations	34506.91	0.00	37813902297.64	37813902297.64	0.00	37813867790.73	37813867790.73	0.00
	40116	Cash payments to budget-holder	0.00	5255830.28	0.00	5255830.28	5255830.28	0.00	5255830.28	0.00
		Total for first-order balance sheet account 401	146770958.54	5255830.28	53436159123.28	53441414953.56	5255830.28	53433766154.88	53439021985.16	144377990.14
402		Amounts due to budgets of constituent entities of the Russian Federation and local budgets
	40201	Amounts due to budgets of constituent entities of the Russian Federation	39987025.13	0.00	10531854.42	10531854.42	0.00	6558861.99	6558861.99	36014032.70
	40202	Amounts due to budgets of constituent entities of the Russian Federation provided to state organizations	3365554.91	31118262.25	3264280.86	34382543.11	31152608.74	5258032.32	36410641.06	5393652.86
	40203	Amounts due to budgets of constituent entities of the Russian Federation provided to non-state organizations	300.00	0.00	0.00	0.00	0.00	0.00	0.00	300.00
	40205	Amounts due to local budget provided to state organizations	477.90	0.00	0.00	0.00	0.00	0.00	0.00	477.90
	40206	Amounts due to local budget provided to non-state organizations	575.81	0.00	0.00	0.00	0.00	0.00	0.00	575.81
		Total for first-order balance sheet account 402	43353933.75	31118262.25	13796135.28	44914397.53	31152608.74	11816894.31	42969503.05	41409039.27
403		Other amounts due to budgets
	40302	Amounts provided for temporary use to state-financed organizations	699270737.83	588175434.32	131431547.80	719606982.12	42714643.25	159990242.36	202704885.61	182368641.32
		Total for first-order balance sheet account 403	699270737.83	588175434.32	131431547.80	719606982.12	42714643.25	159990242.36	202704885.61	182368641.32
404		Amounts due to state and other non-budgetary funds
	40401	Pension fund of the Russian Federation	8601958.30	42623953802.40	0.00	42623953802.40	43250058717.50	0.00	43250058717.50	634706873.40
	40404	Territorial compulsory medical insurance funds	37077065.75	1243059211.04	0.00	1243059211.04	1288511648.39	0.00	1288511648.39	82529503.10
	40406	Social assistance fund	29149.33	17475119.28	0.00	17475119.28	17578971.02	0.00	17578971.02	133001.07

25

Translation of original Russian version

1	2	3	4	5	6	7	8	9	10	11
	40410	Non-budgetary funds of executive bodies of the constituent entities of the Russian Federation and local authorities	426109.50	34986844.06	0.00	34986844.06	34757773.32	0.00	34757773.32	197038.76
		Total for first-order balance sheet account 404	46134282.88	43919474976.78	0.00	43919474976.78	44590907110.23	0.00	44590907110.23	717566416.33
405		Accounts of organizations in federal ownership
	40501	Financial institutions	748.57	0.00	0.00	0.00	1.86	0.00	1.86	750.43
	40502	Commercial organizations	10416203529.80	585600474447.60	157353271477.75	742953745925.35	586377294719.10	154892448691.00	741269743410.10	8732201014.55
	40503	Non-commercial organizations	1746344709.66	789563929.92	6374617868.10	7164181798.02	1209875850.76	6431572051.32	7641447902.08	2223610813.72
	40504	Accounts of organizations of federal postal service for transfer operations	8642490.64	2006267615.06	0.00	2006267615.06	2021740071.24	0.00	2021740071.24	24114946.82
		Total for first-order balance sheet account 405	12171191478.67	588396305992.58	163727889345.85	752124195338.43	589608910642.96	161324020742.32	750932931385.28	10979927525.52
406		Accounts of organizations in state (other than federal) ownership
	40601	Financial institutions	6401265.23	50745482.94	1738054.41	52483537.35	45529968.75	1916342.10	47446310.85	1364038.73
	40602	Commercial organizations	949138877.65	54765608105.57	2314044260.43	57079652366.00	54675010058.96	2096684326.68	56771694385.64	641180897.29
	40603	Non-commercial organizations	193446965.89	2277103496.17	200654907.20	2477758403.37	2279087188.84	198854250.24	2477941439.08	193630001.60
		Total for first-order balance sheet account 406	1148987108.77	57093457084.68	2516437222.04	59609894306.72	56999627216.55	2297454919.02	59297082135.57	836174937.62
407		Accounts of non-state organizations
	40701	Financial institutions	14784590670.29	302956859420.86	46224094679.59	349180954100.45	304396339096.38	46130913701.70	350527252798.08	16130889367.92
	40702	Commercial organizations	55751550881.68	8405624778103.87	2548922320206.77	10954547098310.60	8430881367752.56	2543214633221.78	10974096000974.30	75300453545.38
	40703	Non-commercial organizations	4302143834.43	137689323884.73	12080267591.12	149769591475.85	137379907818.78	12127495646.20	149507403464.98	4039955823.56
		Total for first-order balance sheet account 407	74838285386.40	8846270961409.46	2607226682477.48	11453497643886.90	8872657614667.72	2601473042569.68	11474130657237.40	95471298736.86
408		Other accounts
	40802	Individuals (individual entrepreneurs)	1338994655.46	136768031037.01	8628499395.05	145396530432.06	136849454495.60	8626610934.22	145476065429.82	1418529653.22
	40803	Non-resident individuals (I-type accounts)	47.49	11.68	0.00	11.68	0.00	0.00	0.00	35.81
	40804	Legal entities and non-resident individual enterpreneurs (T-type accounts)	240252.72	547.14	0.00	547.14	1252.04	0.00	1252.04	240957.62
	40805	Legal entities and non-resident individual enterpreneurs (I-type accounts)	164688.62	169.49	0.00	169.49	0.00	0.00	0.00	164519.13
	40807	Non-resident legal entities	4410696729.77	1289493891018.98	305535602995.90	1595029494014.88	1288517725953.70	305774943643.85	1594292669597.55	3673872312.44
	40809	Non-resident legal entities and individuals (C-type (investment) accounts)	1054361.16	0.00	0.00	0.00	0.00	0.00	0.00	1054361.16
	40813	Non-resident individuals (F-type accounts)	325691.33	6518792.60	0.00	6518792.60	6500318.67	0.00	6500318.67	307217.40
	40814	Non-resident legal entities and individuals (K-type (convertible) accounts)	711487.39	3720.96	0.00	3720.96	1309.51	0.00	1309.51	709075.94

26

Translation of original Russian version

1	2	3	4	5	6	7	8	9	10	11
	40815	Non-resident legal entities and individuals (N-type (non-convertible) accounts)	938.31	451.58	0.00	451.58	453.81	0.00	453.81	940.54
	40817	Individuals	17620550250.57	199517461523.19	25841872369.89	225359333893.08	197210856172.71	24760387539.26	221971243711.97	14232460069.46
	40818	Ruble-denominated special bank accounts of non-residents	1574386.77	1478342.94	0.00	1478342.94	0.12	0.00	0.12	96043.95
	40819	Forein currency denominated special bank accounts of residents	0.00	0.00	6780494.88	6780494.88	0.00	6780494.88	6780494.88	0.00
	40820	Accounts of non-resident individuals	982408907.46	2328560482.86	4181564867.20	6510125350.06	2371022110.57	3720812718.88	6091834829.45	564118386.85
		Total for first-order balance sheet account 408	24356722397.05	1628115946098.43	344194320122.92	1972310266221.35	1624955562066.73	342889535331.09	1967845097397.82	19891553573.52
409		Receivables
	40901	Letters of credit payable	211839737.43	13607223843.54	0.00	13607223843.54	14991718416.65	0.00	14991718416.65	1596334310.54
	40903	Amounts for cheque settlement prepaid by cards	601967.98	0.00	1338971.58	1338971.58	0.00	737068.18	737068.18	64.58
	40905	Current accounts of authorised persons and outstanding transfers	10027844.36	373633312.56	3311791.05	376945103.61	367929508.11	476173.58	368405681.69	1488422.44
	40906	Cashed proceeds	0.00	3395931386.39	0.00	3395931386.39	3395931386.39	0.00	3395931386.39	0.00
	40909	Transfers into the Russian Federation	11538504.73	3412779.07	477085063.61	480497842.68	3411182.07	470985656.54	474396838.61	5437500.66
	40910	Transfers into the Russian Federation made by non-residents	977261.60	808690.00	45410291.21	46218981.21	808690.00	44481631.09	45290321.09	48601.48
	40911	Transit accounts	8986193.19	33345775124.81	10187465851.08	43533240975.89	33337043222.13	10187465851.08	43524509073.21	254290.51
	40912	Transfers out of the Russian Federation	444439.49	9590621.14	619838086.08	629428707.22	9590621.14	619393849.49	628984470.63	202.90
	40913	Transfers out of the Russian Federation made by non-residents	13771.17	10503226.71	236096850.94	246600077.65	10503226.71	236083079.77	246586306.48	0.00
		Total for first-order balance sheet account 409	244429719.95	50746878984.22	11570546905.55	62317425889.77	52116936253.20	11559623309.73	63676559562.93	1603563393.11
411		Deposits of finance bodies of the constituent entities of the Russian Federation and local authorities
	41101	on demand	0.00	7056400000.00	0.00	7056400000.00	25200000000.00	0.00	25200000000.00	18143600000.00
	41102	up to 30 days	0.00	3300000000.00	0.00	3300000000.00	3500000000.00	0.00	3500000000.00	200000000.00
	41103	for the period from 31 to 90 days	0.00	52055000000.00	0.00	52055000000.00	57055000000.00	0.00	57055000000.00	5000000000.00
	41104	for the period from 91 to 180 days	14870000000.00	133440000000.00	165584400.00	133605584400.00	151170000000.00	165584400.00	151335584400.00	32600000000.00
	41105	for the period from 181 days to 1 year	13010790000.00	58970004000.00	152181600.00	59122185600.00	54298000000.00	13395600.00	54311395600.00	8200000000.00
	41106	for the period from to 1 to 3 years	947000000.00	1447000000.00	0.00	1447000000.00	500000000.00	0.00	500000000.00	0.00
		Total for first-order balance sheet account 411	28827790000.00	256268404000.00	317766000.00	256586170000.00	291723000000.00	178980000.00	291901980000.00	64143600000.00
415		Deposits of commercial organizations in federal ownership
	41502	up to 30 days	629959040.00	307025009848.42	16490082501.64	323515092350.06	307795538555.83	16323575720.84	324119114276.67	1233980966.61

27

Translation of original Russian version

1	2	3	4	5	6	7	8	9	10	11
	41503	for the period from 31 to 90 days	40192754.80	461538467.97	52708235.80	514246703.77	841408848.79	39095514.80	880504363.59	406450414.62
	41504	for the period from 91 to 180 days	203599261.68	579634053.78	446286788.87	1025920842.65	1032965989.03	477606616.62	1510572605.65	688251024.68
	41505	for the period from 181 days to 1 year	710772141.87	1588409723.14	67688429.02	1656098152.16	1202558253.15	162619026.39	1365177279.54	419851269.25
	41506	for the period from to 1 to 3 years	679827894.33	245898908.03	0.00	245898908.03	846945594.82	0.00	846945594.82	1280874581.12
		Total for first-order balance sheet account 415	2264351092.68	309900491001.34	17056765955.33	326957256956.67	311719417241.62	17002896878.65	328722314120.27	4029408256.28
416		Deposits of non-commercial organizations in federal ownership
	41603	for the period from 31 to 90 days	0.00	0.00	5915968.00	5915968.00	0.00	5915968.00	5915968.00	0.00
	41604	for the period from 91 to 180 days	0.00	214599769.14	0.00	214599769.14	214599769.14	0.00	214599769.14	0.00
	41605	for the period from 181 days to 1 year	21005768.11	0.00	55254838.64	55254838.64	0.00	34249070.53	34249070.53	0.00
	41606	for the period from to 1 to 3 years	46915000.00	0.00	0.00	0.00	0.00	0.00	0.00	46915000.00
		Total for first-order balance sheet account 416	67920768.11	214599769.14	61170806.64	275770575.78	214599769.14	40165038.53	254764807.67	46915000.00
417		Deposits of financial institutions in state (other than federal) ownership
	41704	for the period from 91 to 180 days	2500000.00	4500000.00	0.00	4500000.00	2000000.00	0.00	2000000.00	0.00
	41705	for the period from 181 days to 1 year	0.00	0.00	0.00	0.00	26000000.00	0.00	26000000.00	26000000.00
	41706	for the period from to 1 to 3 years	0.00	0.00	0.00	0.00	2000000.00	0.00	2000000.00	2000000.00
		Total for first-order balance sheet account 417	2500000.00	4500000.00	0.00	4500000.00	30000000.00	0.00	30000000.00	28000000.00
418		Deposits of commercial organizations in state (other than federal) ownership
	41802	up to 30 days	33168704.05	1080168704.05	0.00	1080168704.05	1048400000.00	0.00	1048400000.00	1400000.00
	41803	for the period from 31 to 90 days	25001617.44	33826980.77	0.00	33826980.77	15827274.29	0.00	15827274.29	7001910.96
	41804	for the period from 91 to 180 days	43251676.67	58620208.24	0.00	58620208.24	17368531.57	0.00	17368531.57	2000000.00
	41805	for the period from 181 days to 1 year	0.00	29311729.85	0.00	29311729.85	54893778.31	0.00	54893778.31	25582048.46
		Total for first-order balance sheet account 418	101421998.16	1201927622.91	0.00	1201927622.91	1136489584.17	0.00	1136489584.17	35983959.42
419		Deposits of non-commercial organizations in state (other than federal) ownership
	41904	for the period from 91 to 180 days	1000000.00	2011717.80	0.00	2011717.80	1011717.80	0.00	1011717.80	0.00
	41905	for the period from 181 days to 1 year	38010278.42	50272120.07	0.00	50272120.07	17284646.29	0.00	17284646.29	5022804.64
		Total for first-order balance sheet account 419	39010278.42	52283837.87	0.00	52283837.87	18296364.09	0.00	18296364.09	5022804.64
420		Deposits of non-state financial institutions
	42001	on demand	0.00	9100000.00	0.00	9100000.00	9100000.00	0.00	9100000.00	0.00
	42002	up to 30 days	116322373.00	26308150468.07	11408760.00	26319559228.07	26392151688.61	86387.00	26392238075.61	189001220.54
	42003	for the period from 31 to 90 days	415100035.97	1827372932.94	533437491.42	2360810424.36	2666323018.00	533437491.42	3199760509.42	1254050121.03

28

Translation of original Russian version

1	2	3	4	5	6	7	8	9	10	11
	42004	for the period from 91 to 180 days	483140297.67	1005778008.81	0.00	1005778008.81	1111211782.73	0.00	1111211782.73	588574071.59
	42005	for the period from 181 days to 1 year	1634630801.12	2028074148.38	10390675.46	2038464823.84	1924660512.91	14878411.45	1939538924.36	1535704901.64
	42006	for the period from to 1 to 3 years	2853584506.25	1737693694.57	1122342204.63	2860035899.20	2686953829.52	201437606.85	2888391436.37	2881940043.42
		Total for first-order balance sheet account 420	5502778014.01	32916169252.77	1677579131.51	34593748384.28	34790400831.77	749839896.72	35540240728.49	6449270358.22
421		Deposits of non-state commercial organizations
	42101	on demand	50158249.12	99023800.00	0.00	99023800.00	48973800.00	0.00	48973800.00	108249.12
	42102	up to 30 days	7608951739.22	2013756157107.34	564713412699.77	2578469569807.11	2023196067550.64	565338814775.74	2588534882326.38	17674264258.49
	42103	for the period from 31 to 90 days	4596586295.52	128965546023.07	5045102431.30	134010648454.37	154281128076.82	6049985581.51	160331113658.33	30917051499.48
	42104	for the period from 91 to 180 days	31336205620.32	38521437595.38	22943514650.11	61464952245.49	91505659476.29	42558935373.40	134064594849.69	103935848224.52
	42105	for the period from 181 days to 1 year	14020203955.66	48551509146.93	2001842197.31	50553351344.24	117254850313.87	16337777451.82	133592627765.69	97059480377.11
	42106	for the period from to 1 to 3 years	2268654764.77	2253521240.02	891338163.19	3144859403.21	9356429777.78	93701244.82	9450131022.60	8573926384.16
		Total for first-order balance sheet account 421	59880760624.61	2232147194912.74	595595210141.68	2827742405054.42	2395643108995.40	630379214427.29	3026022323422.69	258160678992.88
422		Deposits of non-state non-commercial organizations
	42201	on demand	0.00	4500000.00	0.00	4500000.00	4500000.00	0.00	4500000.00	0.00
	42202	up to 30 days	5200000.00	70940213958.88	0.00	70940213958.88	71025013958.88	0.00	71025013958.88	90000000.00
	42203	for the period from 31 to 90 days	58577011.73	753391805.66	290713100.00	1044104905.66	752820144.61	290713100.00	1043533244.61	58005350.68
	42204	for the period from 91 to 180 days	454973960.88	958987706.75	370840472.07	1329828178.82	897712310.25	88287669.03	985999979.28	111145761.34
	42205	for the period from 181 days to 1 year	128115925.99	1414205992.21	3970189.93	1418176182.14	1470213783.71	2024633.36	1472238417.07	182178160.92
	42206	for the period from to 1 to 3 years	5904496.29	5174288.90	4725963.73	9900252.63	295068157.25	53674115.95	348742273.20	344746516.86
		Total for first-order balance sheet account 422	652771394.89	74076473752.40	670249725.73	74746723478.13	74445328354.70	434699518.34	74880027873.04	786075789.80
423		Deposits and other raised funds of individuals
	42301	on demand	5398550557.96	30569794821.39	21792386649.12	52362181470.51	28493640870.07	20660357641.89	49153998511.96	2190367599.41
	42302	deposits up to 30 days	759.60	1060321.58	3721524.91	4781846.49	1060322.52	3721524.91	4781847.43	760.54
	42303	deposits for the period from 31 to 90 days	209179.44	0.00	201112.14	201112.14	0.00	12799.83	12799.83	20867.13
	42304	deposits for the period from 91 to 180 days	653792040.07	1910272716.02	645630007.69	2555902723.71	1575907765.95	494612482.35	2070520248.30	168409564.66
	42305	deposits for the period from 181 days to 1 year	5063015643.65	6064095970.32	2364697352.60	8428793322.92	3571770985.76	1296457926.62	4868228912.38	1502451233.11
	42306	deposits for the period from to 1 to 3 years	39245174356.16	35102860463.03	18280677042.97	53383537506.00	20882599020.11	8065470804.69	28948069824.80	14809706674.96
	42307	deposits for the period exceeding 3 years	4300000.00	398804.71	0.00	398804.71	198804.71	0.00	198804.71	4100000.00
	42309	other raised funds on demand	23326583.32	0.00	6475398.00	6475398.00	0.00	5121158.49	5121158.49	21972343.81
		Total for first-order balance sheet account 423	50388369120.20	73648483097.05	43093789087.43	116742272184.48	54525177769.12	30525754338.78	85050932107.90	18697029043.62

29

Translation of original Russian version

1	2	3	4	5	6	7	8	9	10	11
425		Deposits of non-resident legal entities
	42502	up to 30 days	0.00	1070155023341.38	3484813367.10	1073639836708.48	1070640004633.38	3498313777.10	1074138318410.48	498481702.00
	42503	for the period from 31 to 90 days	109864819.90	148698385.55	1428276103.57	1576974489.12	196671985.55	1332710783.67	1529382769.22	62273100.00
	42504	for the period from 91 to 180 days	4050546051.63	170023814.47	5006505959.37	5176529773.84	203843710.43	5935218568.72	6139062279.15	5013078556.94
	42505	for the period from 181 days to 1 year	21947479252.38	40727078154.85	64322500.06	40791400654.91	18919452819.09	157043262.63	19076496081.72	232574679.19
	42506	for the period from to 1 to 3 years	1485000000.00	0.00	16228600.00	16228600.00	2000000000.00	482606400.00	2482606400.00	3951377800.00
		Total for first-order balance sheet account 425	27592890123.91	1111200823696.25	10000146530.10	1121200970226.35	1091959973148.45	11405892792.12	1103365865940.57	9757785838.13
426		Deposits and other raised funds of non-resident individuals
	42601	on demand	325519592.01	43683268.66	2350986261.27	2394669529.93	33871721.67	2173495764.35	2207367486.02	138217548.10
	42604	deposits for the period from 91 to 180 days	24122342.04	6977062.50	48277322.30	55254384.80	4950039.06	26222443.16	31172482.22	40439.46
	42605	deposits for the period from 181 days to 1 year	212564262.16	29704573.64	281296800.55	311001374.19	14907181.67	108487671.78	123394853.45	24957741.42
	42606	deposits for the period from to 1 to 3 years	504115073.95	75281974.51	890425023.04	965706997.55	45083210.64	502842405.10	547925615.74	86333692.14
		Total for first-order balance sheet account 426	1066321270.16	155646879.31	3570985407.16	3726632286.47	98812153.04	2811048284.39	2909860437.43	249549421.12
427		Funds raised from the Ministry of Finance of the Russian Federation
	42707	for the period exceeding 3 years	380197702.77	0.00	197095125.86	197095125.86	0.00	56117266.74	56117266.74	239219843.65
		Total for first-order balance sheet account 427	380197702.77	0.00	197095125.86	197095125.86	0.00	56117266.74	56117266.74	239219843.65
438		Funds raised from non-state commercial organizations
	43802	up to 30 days	0.00	4992677.00	0.00	4992677.00	4992677.00	0.00	4992677.00	0.00
		Total for first-order balance sheet account 438	0.00	4992677.00	0.00	4992677.00	4992677.00	0.00	4992677.00	0.00
440		Funds raised from non-resident legal entities
	44002	up to 30 days	0.00	0.00	534933984.43	534933984.43	0.00	534933984.43	534933984.43	0.00
	44003	for the period from 31 to 90 days	0.00	0.00	1112145604.37	1112145604.37	0.00	1651226477.02	1651226477.02	539080872.65
	44004	for the period from 91 to 180 days	0.00	0.00	2237956972.21	2237956972.21	0.00	2873906221.60	2873906221.60	635949249.39
	44005	for the period from 181 days to 1 year	0.00	0.00	2484876630.79	2484876630.79	30000000000.00	3499485932.39	33499485932.39	31014609301.60
	44006	for the period from to 1 to 3 years	0.00	165559680.00	1164541780.00	1330101460.00	165559680.00	23638060652.00	23803620332.00	22473518872.00
	44007	for the period exceeding 3 years	20508022340.21	0.00	6085641415.09	6085641415.09	0.00	34998175708.28	34998175708.28	49420556633.40
		Total for first-order balance sheet account 440	20508022340.21	165559680.00	13620096386.89	13785656066.89	30165559680.00	67195788975.72	97361348655.72	104083714929.04

30

Translation of original Russian version

1	2	3	4	5	6	7	8	9	10	11
442		Loans issued to finance bodies of the constituent entities of the Russian Federation and local authorities
	44215	Provisions for possible losses	42629175.00	257929435.70	0.00	257929435.70	272011147.00	0.00	272011147.00	56710886.30
		Total for first-order balance sheet account 442	42629175.00	257929435.70	0.00	257929435.70	272011147.00	0.00	272011147.00	56710886.30
444		Loans issued to non-budgetary funds of the constituent entities of the Russian Federation and local authorities
	44415	Provisions for possible losses	124000.00	124000.00	0.00	124000.00	0.00	0.00	0.00	0.00
		Total for first-order balance sheet account 444	124000.00	124000.00	0.00	124000.00	0.00	0.00	0.00	0.00
446		Loans issued to commercial organizations in federal ownership
	44615	Provisions for possible losses	100216186.21	200212618.07	0.00	200212618.07	220416519.99	0.00	220416519.99	120420088.13
		Total for first-order balance sheet account 446	100216186.21	200212618.07	0.00	200212618.07	220416519.99	0.00	220416519.99	120420088.13
447		Loans issued to non-commercial organizations in federal ownership
	44715	Provisions for possible losses	0.00	67686.12	0.00	67686.12	67686.12	0.00	67686.12	0.00
		Total for first-order balance sheet account 447	0.00	67686.12	0.00	67686.12	67686.12	0.00	67686.12	0.00
449		Loans issued to commercial organizations in state (other than federal) ownership
	44915	Provisions for possible losses	4234103.83	45917160.88	0.00	45917160.88	42489077.71	0.00	42489077.71	806020.66
		Total for first-order balance sheet account 449	4234103.83	45917160.88	0.00	45917160.88	42489077.71	0.00	42489077.71	806020.66
451		Loans issued to non-state financial institutions
	45115	Provisions for possible losses	7520001.61	29060996.26	0.00	29060996.26	21540994.65	0.00	21540994.65	0.00
		Total for first-order balance sheet account 451	7520001.61	29060996.26	0.00	29060996.26	21540994.65	0.00	21540994.65	0.00
452		Loans issued to non-state commercial organizations
	45215	Provisions for possible losses	2376630714.09	8339358368.50	0.00	8339358368.50	8055109972.19	0.00	8055109972.19	2092382317.78
		Total for first-order balance sheet account 452	2376630714.09	8339358368.50	0.00	8339358368.50	8055109972.19	0.00	8055109972.19	2092382317.78
453		Loans issued to non-state non-commercial organizations
	45315	Provisions for possible losses	5389304.83	7699142.75	0.00	7699142.75	2509837.92	0.00	2509837.92	200000.00

31

Translation of original Russian version

1	2	3	4	5	6	7	8	9	10	11
		Total for first-order balance sheet account 453	5389304.83	7699142.75	0.00	7699142.75	2509837.92	0.00	2509837.92	200000.00
454		Loans issued to individual entrepreneurs
	45415	Provisions for possible losses	18457455.22	85702867.96	0.00	85702867.96	73396290.71	0.00	73396290.71	6150877.97
		Total for first-order balance sheet account 454	18457455.22	85702867.96	0.00	85702867.96	73396290.71	0.00	73396290.71	6150877.97
455		Loans issued to individuals
	45515	Provisions for possible losses	62830404.53	138870013.60	0.00	138870013.60	87163124.31	0.00	87163124.31	11123515.24
		Total for first-order balance sheet account 455	62830404.53	138870013.60	0.00	138870013.60	87163124.31	0.00	87163124.31	11123515.24
456		Loans issued to non-resident legal entities
	45615	Provisions for possible losses	82318914.30	101355423.32	0.00	101355423.32	96248157.10	0.00	96248157.10	77211648.08
		Total for first-order balance sheet account 456	82318914.30	101355423.32	0.00	101355423.32	96248157.10	0.00	96248157.10	77211648.08
457		Loans issued to non-resident individuals
	45715	Provisions for possible losses	42322.46	47923.26	0.00	47923.26	42421.63	0.00	42421.63	36820.83
		Total for first-order balance sheet account 457	42322.46	47923.26	0.00	47923.26	42421.63	0.00	42421.63	36820.83
458		Overdue loans issued and other placements
	45818	Provisions for possible losses	8710903726.27	2702548789.94	0.00	2702548789.94	2901581987.11	0.00	2901581987.11	8909936923.44
		Total for first-order balance sheet account 458	8710903726.27	2702548789.94	0.00	2702548789.94	2901581987.11	0.00	2901581987.11	8909936923.44
471		Placements to non-state commercial organizations
	47108	Provisions for possible losses	45266.22	45350.22	0.00	45350.22	84.00	0.00	84.00	0.00
		Total for first-order balance sheet account 471	45266.22	45350.22	0.00	45350.22	84.00	0.00	84.00	0.00
474		Settlements on certain operations
	47403	Settlements with currency and stock exchanges	0.00	316793791814.63	0.00	316793791814.63	316793791814.63	0.00	316793791814.63	0.00
	47405	Settlements with clients on sale/ purchase of foreign currency	46172372.99	694585675722.25	693311618930.30	1387897294652.55	694589302484.24	693271125125.81	1387860427610.05	9305330.49
	47407	Settlements on conversion operations and term transactions	3630447917.88	10490345891641.10	12523919946151.50	23014265837792.60	10491596625138.50	12521087082590.10	23012683707728.60	2048317853.90
	47409	Liabilities under letters of credit related to foreign transactions	1733616959.18	5100325079.08	33707132845.36	38807457924.44	5268187088.44	46010738355.35	51278925443.79	14205084478.53
	47411	Interest accrued on bank accounts and amounts due to customers	1569706173.86	2334834599.07	1191574421.36	3526409020.43	1881395132.79	779593563.20	2660988695.99	704285849.42
	47412	Sale and payment for lotteries	0.00	75.00	0.00	75.00	75.00	0.00	75.00	0.00

32

Translation of original Russian version

1	2	3	4	5	6	7	8	9	10	11
	47414	Payments for purchase and sale of commemorative coins	0.00	66283953.30	0.00	66283953.30	66284025.64	0.00	66284025.64	72.34
	47416	Amounts credited to suspense clearing accounts	301494481.63	37291472450.63	51446299979.30	88737772429.93	37250777513.59	51453160168.27	88703937681.86	267659733.56
	47422	Liabilities related to other transactions	246131737.95	442048638700.21	107758204463.42	549806843163.63	442049291487.89	107769332500.95	549818623988.84	257912563.16
	47425	Provisions for possible losses	395852027.30	6822376918.36	0.00	6822376918.36	7047407131.57	0.00	7047407131.57	620882240.51
	47426	Liability to pay interest	3819920691.27	11920659237.80	17344496993.89	29265156231.69	13295157978.10	19329249536.92	32624407515.02	7179171974.60
		Total for first-tier balance sheet account 474	11743342362.06	12007309950191.40	13428679273785.10	25435989223976.60	12009838219870.40	13439700281840.60	25449538501711.00	25292620096.51
475		Future proceeds and payments related to transactions with clients
	47501	Future proceeds on transactions related to lending (allocation) of funds to customers	2122407522.73	17905804115.61	15124900120.47	33030704236.08	18357185145.07	16009678923.27	34366864068.34	3458567354.99
		Total for first-tier balance sheet account 475	2122407522.73	17905804115.61	15124900120.47	33030704236.08	18357185145.07	16009678923.27	34366864068.34	3458567354.99
476		Outstanding commitments under custoemr fund-raising agreements
	47606	interest on deposits and other amounts due to legal entities	35.73	0.00	0.00	0.00	0.00	0.00	0.00	35.73
	47608	interest on deposits and other amounts due to individuals	0.00	0.00	273.97	273.97	0.00	273.97	273.97	0.00
		Total for first-tier balance sheet account 476	35.73	0.00	273.97	273.97	0.00	273.97	273.97	35.73
478		Investments in rights of claim acquired
	47804	Provisions for possible losses	132535042.11	55112257.67	0.00	55112257.67	202903016.77	0.00	202903016.77	280325801.21
		Total for first-tier balance sheet account 478	132535042.11	55112257.67	0.00	55112257.67	202903016.77	0.00	202903016.77	280325801.21
		Total for Section 4	336379877269.17	27344304930593.10	17312482291358.10	44656787221951.20	27567654722940.80	17389639608618.50	44957294331559.40	636886986877.36
		Securities operations
501		Debt instruments acquired for resale and under loan agreements
	50111	Revaluation of securities (positive differences)	0.00	3941055531.15	36008282.35	3977063813.50	3941055531.15	36008282.35	3977063813.50	0.00
		Total for first-tier balance sheet account 501	0.00	3941055531.15	36008282.35	3977063813.50	3941055531.15	36008282.35	3977063813.50	0.00
502		Unlisted debt securities
	50213	Provisions for possible losses	24486822.32	114101570.92	0.00	114101570.92	110549770.32	0.00	110549770.32	20935021.72
		Total for first-tier balance sheet account 502	24486822.32	114101570.92	0.00	114101570.92	110549770.32	0.00	110549770.32	20935021.72

33

Translation of original Russian version

1	2	3	4	5	6	7	8	9	10	11
504		Accumulated interest (coupon) income on interest-bearing (coupon) debt instruments
	50405	Received upon sale or redemption	0.00	16338763787.85	2079504910.83	18418268698.68	16338763787.85	2079504910.83	18418268698.68	0.00
		Total for first-tier balance sheet account 504	0.00	16338763787.85	2079504910.83	18418268698.68	16338763787.85	2079504910.83	18418268698.68	0.00
506		Shares acquired for resale and under loan agreements
	50609	Revaluation of securities (positive differences)	0.00	30247932946.27	0.00	30247932946.27	30247932946.27	0.00	30247932946.27	0.00
		Total for first-tier balance sheet account 506	0.00	30247932946.27	0.00	30247932946.27	30247932946.27	0.00	30247932946.27	0.00
507		Unlisted shares
	50709	Provisions for possible losses	2796207.70	1420165067.76	0.00	1420165067.76	1433494124.62	0.00	1433494124.62	16125264.56
		Total for first-tier balance sheet account 507	2796207.70	1420165067.76	0.00	1420165067.76	1433494124.62	0.00	1433494124.62	16125264.56
508		Listed shares acquired for investment purposes
	50809	Provisions for possible losses	0.00	47832532.25	0.00	47832532.25	47832532.25	0.00	47832532.25	0.00
		Total for first-tier balance sheet account 508	0.00	47832532.25	0.00	47832532.25	47832532.25	0.00	47832532.25	0.00
515		Other promissory notes
	51510	Provisions for possible losses	10503223.50	93688446.15	0.00	93688446.15	83185222.65	0.00	83185222.65	0.00
		Total for first-tier balance sheet account 515	10503223.50	93688446.15	0.00	93688446.15	83185222.65	0.00	83185222.65	0.00
520		Bonds issued
	52006	maturing in more than 3 years	35000000000.00	6642533000.00	0.00	6642533000.00	6635006000.00	0.00	6635006000.00	34992473000.00
		Total for first-tier balance sheet account 520	35000000000.00	6642533000.00	0.00	6642533000.00	6635006000.00	0.00	6635006000.00	34992473000.00
521		Savings certificates issued
	52102	maturing between 31 and 90 days	5000001.00	6000002.00	0.00	6000002.00	1000001.00	0.00	1000001.00	0.00
	52103	maturing between 91 and 180 days	0.00	1000001.00	0.00	1000001.00	1000001.00	0.00	1000001.00	0.00
	52104	maturing between 181 days and 1 year	5000100.00	5000100.00	0.00	5000100.00	5000000.00	0.00	5000000.00	5000000.00
	52105	maturing between 1 and 3 years	1000000.00	1000000.00	0.00	1000000.00	0.00	0.00	0.00	0.00
		Total for first-tier balance sheet account 521	11000101.00	13000103.00	0.00	13000103.00	7000002.00	0.00	7000002.00	5000000.00
523		Promissory notes and bank acceptances issued
	52301	on demand	806594139.04	42157249023.16	63168262919.79	105325511942.95	43474916705.79	62996907016.39	106471823722.18	1952905918.27
	52302	maturing in less than 30 days	213221599.16	18673591006.79	11057527687.93	29731118694.72	19161271224.61	11057527687.93	30218798912.54	700901816.98

34

Translation of original Russian version

1	2	3	4	5	6	7	8	9	10	11
	52303	maturing between 31 and 90 days	141710734.56	2166386135.41	55199289.22	2221585424.63	2487353459.95	132781481.71	2620134941.66	540260251.59
	52304	maturing between 91 and 180 days	514950874.26	1049814540.78	536044896.06	1585859436.84	2921970440.11	293274240.39	3215244680.50	2144336117.92
	52305	maturing between 181 days and 1 year	12014326018.74	22276155847.92	1215970085.41	23492125933.33	14494996455.34	176964574.63	14671961029.97	3194161115.38
	52306	maturing between 1 and 3 years	13515399130.77	17572787600.28	35245706.86	17608033307.14	34561037625.28	83775789.55	34644813414.83	30552179238.46
	52307	maturing in more than 3 years	1792137805.00	1028100.00	2199721.30	3227821.30	0.00	9712290.95	9712290.95	1798622274.65
		Total for first-tier balance sheet account 523	28998340301.53	103897012254.34	76070450306.57	179967462560.91	117101545911.08	74750943081.55	191852488992.63	40883366733.25
524		Matured claim related to securites issued
	52403	Matured savings certificates issued	0.00	13000103.00	0.00	13000103.00	13000103.00	0.00	13000103.00	0.00
	52405	Interest certified by savings and deposit certificates payable	0.00	104209.36	0.00	104209.36	104209.36	0.00	104209.36	0.00
	52406	Matured promissory notes	185195242.67	14313527667.75	6040770140.80	20354297808.55	14899951108.62	6039300367.23	20939251475.85	770148909.97
	52407	Interest and coupons payable upon expiry of the interest (coupon) period for marketable bonds	0.00	2043493526.24	0.00	2043493526.24	2043493526.24	0.00	2043493526.24	0.00
		Total for first-tier balance sheet account 524	185195242.67	16370125506.35	6040770140.80	22410895647.15	16956548947.22	6039300367.23	22995849314.45	770148909.97
525		Other accounts on transactions with securities issued
	52501	Interest and coupon payable on securities issued	466068843.66	2043986536.59	12017638.57	2056004175.16	2016203117.72	2104788.22	2018307905.94	428372574.44
		Total for first-tier balance sheet account 525	466068843.66	2043986536.59	12017638.57	2056004175.16	2016203117.72	2104788.22	2018307905.94	428372574.44
		Total for Section 5	64698390742.38	181170197282.63	84238751279.12	265408948561.75	194919117893.13	82907861430.18	277826979323.31	77116421503.94
		Amounts and property
601		Interests in subsidiaries and associates
	60105	Provisions for possible losses	17.00	0.00	0.00	0.00	0.00	0.00	0.00	17.00
		Total for first-tier balance sheet account 601	17.00	0.00	0.00	0.00	0.00	0.00	0.00	17.00
602		Other interests
	60206	Provisions for possible losses	20000.00	125274.00	0.00	125274.00	125274.00	0.00	125274.00	20000.00
		Total for first-tier balance sheet account 602	20000.00	125274.00	0.00	125274.00	125274.00	0.00	125274.00	20000.00
603		Settlements with debtors and creditors
	60301	Tax settlements with the budget	1217228866.92	11753678711.53	0.00	11753678711.53	10683412714.81	0.00	10683412714.81	146962870.20
	60303	Settlements with non-budgetary funds related to charge on payroll	938718.55	1092020062.99	0.00	1092020062.99	1091573932.31	0.00	1091573932.31	492587.87
	60305	Payroll settlements with employees	234342.14	7480453214.27	0.00	7480453214.27	7480504069.18	0.00	7480504069.18	285197.05
	60307	Settlements with employees related to disbursements	2101621.54	35142199.51	1150398.68	36292598.19	33724497.83	1259338.54	34983836.37	792859.72

35

Translation of original Russian version

1	2	3	4	5	6	7	8	9	10	11
	60309	Value added tax received	24904670.69	675428266.21	0.00	675428266.21	706506566.12	0.00	706506566.12	55982970.60
	60311	Trade accounts payable	14963974.91	933052821.94	0.00	933052821.94	939780757.17	0.00	939780757.17	21691910.14
	60313	Settlements on business operations with non-resident organizations	858657.00	18705288.32	69161312.33	87866600.65	17846631.32	261813677.29	279660308.61	192652364.96
	60320	Dividends payable to shareholders (participants)	454.22	6878660902.11	0.00	6878660902.11	6878668368.00	0.00	6878668368.00	7920.11
	60322	Settlements with other creditors	1293579.38	57858125832.71	149262682597.85	207120808430.56	57858573513.42	149263001778.34	207121575291.76	2060440.58
	60324	Provisions for possible losses	159075888.17	1036371919.26	0.00	1036371919.26	1034190365.47	0.00	1034190365.47	156894334.38
		Total for first-tier balance sheet account 603	1421600773.52	87761639218.85	149332994308.86	237094633527.71	86724781415.63	149526074794.17	236250856209.80	577823455.61
606		Depreciation of premises and equipment
	60601	Depreciation of premises and equipment	2724959865.67	794477997.74	0.00	794477997.74	1486912315.65	0.00	1486912315.65	3417394183.58
		Total for first-tier balance sheet account 606	2724959865.67	794477997.74	0.00	794477997.74	1486912315.65	0.00	1486912315.65	3417394183.58
609		Intangible assets
	60903	Amortization of intangible assets	12505519.77	1575.00	0.00	1575.00	20421924.33	0.00	20421924.33	32925869.10
		Total for first-tier balance sheet account 609	12505519.77	1575.00	0.00	1575.00	20421924.33	0.00	20421924.33	32925869.10
612		Disposal and sale
	61201	Property disposal (sale)	0.00	1407586098.28	0.00	1407586098.28	1407586098.28	0.00	1407586098.28	0.00
	61203	Disposal (sale) of securities	0.00	1818530217459.54	0.00	1818530217459.54	1818530217459.54	0.00	1818530217459.54	0.00
	61207	Disposal (sale) and redemption of claims acquired	0.00	183912.63	158898519.77	159082432.40	183912.63	158898519.77	159082432.40	0.00
		Total for first-tier balance sheet account 612	0.00	1819937987470.45	158898519.77	1820096885990.22	1819937987470.45	158898519.77	1820096885990.22	0.00
613		Future period income
	61302	Future period income on securities	12296502.50	93624475.00	167942.88	93792417.88	187248950.00	326058.18	187575008.18	106079092.80
	61304	Future period income on other operations	0.00	143355912.00	550949.88	143906861.88	144298605.64	550949.88	144849555.52	942693.64
	61306	Revaluation of assets in foreign currency (positive differences)	0.00	224526116026.15	0.00	224526116026.15	224526116026.15	0.00	224526116026.15	0.00
	61308	Revaluation of precious metals (positive differences)	0.00	2861586833.21	0.00	2861586833.21	2861586833.21	0.00	2861586833.21	0.00
		Total for first-tier balance sheet account 613	12296502.50	227624683246.36	718892.76	227625402139.12	227719250415.00	877008.06	227720127423.06	107021786.44
		Total for Section 6	4171382678.46	2136118914782.40	149492611721.39	2285611526503.79	2135889478815.06	149685850322.00	2285575329137.06	4135185311.73
		Operating results
701		INCOME
	70101	Interest received on interbank loans issued, deposits and other placements	0.00	55983284595.39	0.00	55983284595.39	55983284595.39	0.00	55983284595.39	0.00

36

Translation of original Russian version

1	2	3	4	5	6	7	8	9	10	11
	70102	Income received from securities transactions	0.00	51344951797.02	0.00	51344951797.02	51344951797.02	0.00	51344951797.02	0.00
	70103	Income received from transactions with foreign currencies, cheques (including traveler cheques) with nominal value in foreign currencies	0.00	220293587404.68	0.00	220293587404.68	220293587404.68	0.00	220293587404.68	0.00
	70106	Fines, penalties, forfeits received	0.00	120310295.79	0.00	120310295.79	120310295.79	0.00	120310295.79	0.00
	70107	Other income	0.00	47826811212.76	0.00	47826811212.76	47826811212.76	0.00	47826811212.76	0.00
		Total for first-tier balance sheet account 701	0.00	375568945305.64	0.00	375568945305.64	375568945305.64	0.00	375568945305.64	0.00
703		Profit
	70301	Profit for reporting year	0.00	361890513097.18	0.00	361890513097.18	387491645889.92	0.00	387491645889.92	25601132792.74
	70302	Prior year profit	24715807310.59	24715807310.59	0.00	24715807310.59	0.00	0.00	0.00	0.00
		Total for first-tier balance sheet account 703	24715807310.59	386606320407.77	0.00	386606320407.77	387491645889.92	0.00	387491645889.92	25601132792.74
		Total for Section 7	24715807310.59	762175265713.41	0.00	762175265713.41	763060591195.56	0.00	763060591195.56	25601132792.74
		TOTAL LIABILITIES	1008053562375.81	69447809608493.00	43397173815359.10	112844983423852.00	70135820710273.80	43582572633854.30	113718393344128.00	1881463482651.83
		TOTAL TURNOVERS		116376442732496.00	87539964147483.90	203916406879980.00	116534551786941.00	87381855093038.60	203916406879980.00
		C. Off-balance accounts
		ASSETS
		Securities
907		Unplaced securities
	90701	Forms of proprietary securities for distribution	49018.00	95318.00	0.00	95318.00	88751.00	0.00	88751.00	55585.00
	90702	Forms of proprietary securities for destruction	20.00	15387.00	0.00	15387.00	15404.00	0.00	15404.00	3.00
	90703	Repurchased before maturity proprietary securities for resale purposes	28155228.86	10747348332.08	0.00	10747348332.08	9992972560.94	0.00	9992972560.94	782531000.00
	90704	Proprietary securities presented for redemption	0.00	56397286452.83	69145344927.07	125542631379.90	56397286452.83	69145344927.07	125542631379.90	0.00
	90705	Forms, certificates, securities sent and issued subject to reporting	0.00	5374416183.65	0.00	5374416183.65	5374416182.65	0.00	5374416182.65	1.00
		Total for first-tier balance sheet account 907	28204266.86	72519161673.56	69145344927.07	141664506600.63	71764779351.42	69145344927.07	140910124278.49	782586589.00
908		Securities of other issuers
	90801	Forms of securities of other issuers for distribution	7.00	0.00	0.00	0.00	0.00	0.00	0.00	7.00
	90803	Securities in custody under custody agreements	15282985879.44	14104942791.52	11552893082.03	25657835873.55	26629851851.26	12186089880.67	38815941731.93	2124880021.06
		Total for first-tier balance sheet account 908	15282985886.44	14104942791.52	11552893082.03	25657835873.55	26629851851.26	12186089880.67	38815941731.93	2124880028.06

37

Translation of original Russian version

1	2	3	4	5	6	7	8	9	10	11
		Total for Section 3	15311190153.30	86624104465.08	80698238009.10	167322342474.18	98394631202.68	81331434807.74	179726066010.42	2907466617.06
		Settlement operations and documents
909		Settlement operations
	90901	Settlement documents expected to be accepted for payment	40399576.91	4792337264.00	13421317.61	4805758581.61	4016218668.72	274164.98	4016492833.70	829665324.82
	90902	Settlement documents unpaid when due	26437099475.34	28368340032.67	1955249413.67	30323589446.34	32041907694.24	850445643.90	32892353338.14	23868335583.54
	90904	Settlement documents unpaid when due because of lack of balances on correspondent accounts of a credit institution	441624.04	0.00	20162.41	20162.41	0.00	16678.63	16678.63	445107.82
	90907	Letters of credit issued	53871512535.78	9376353537.22	112757053021.42	122133406558.64	9238976500.73	105848445271.38	115087421772.11	60917497322.31
	90908	Letters of credit issued for settlements with non-residents	20074194192.21	359929054.40	61602225146.04	61962154200.44	318502325.40	38763236800.65	39081739126.05	42954609266.60
	90909	Settlement documents, for which date of payment transfer shall be determined	0.00	281977481.46	3160.44	281980641.90	281977481.46	3160.44	281980641.90	0.00
		Total for first-tier balance sheet account 909	100423647404.28	43178937369.75	176327972221.59	219506909591.34	45897582670.55	145462421719.98	191360004390.53	128570552605.09
911		Currency transactions
	91101	Foreign currency, checks (including traveller cheques) with nominal value denominated in foreign currency accepted for dispatch for collection of cash	11716842.59	12155906.82	856861046.13	869016952.95	17636205.66	858601705.41	876237911.07	4495884.47
	91102	Foreign currency, checks (including traveller cheques) with nominal value denominated in foreign currency dispatched for collection of cash	7132590244.04	5069050.00	591081319.01	596150369.01	10193526.32	7686494447.46	7696687973.78	32052639.27
	91103	Documents and valuables received for collection of cash from non-resident banks	312696014.74	0.00	183420688.41	183420688.41	0.00	496116703.15	496116703.15	0.00
	91104	Foreign currency accepted for examination	33440.50	0.00	1171926.36	1171926.36	0.00	1199230.31	1199230.31	6136.55
		Total for first-tier balance sheet account 911	7457036541.87	17224956.82	1632534979.91	1649759936.73	27829731.98	9042412086.33	9070241818.31	36554660.29
912		Miscellaneous valuables and documents
	91202	Miscellaneous valuables and documents	5962652911.45	63256536771.57	18364387005.15	81620923776.72	46760991680.14	20333305183.54	67094296863.68	20489279824.49
	91203	Miscellaneous valuables and documents sent and issues for commission subject to reporting	8442807.40	36510995389.24	19473804891.15	55984800280.39	36511110635.24	19476419384.64	55987530019.88	5713067.91
	91204	Precious metals of customers in custody	240074172.66	0.00	246548244.13	246548244.13	0.00	193096803.59	193096803.59	293525613.20
	91207	Forms	198624.00	346264.00	0.00	346264.00	382003.00	0.00	382003.00	162885.00
	91215	Lottery tickets	0.00	300.00	0.00	300.00	300.00	0.00	300.00	0.00
	91219	Documents and valuables accepted and sent for collection of cash	0.00	800757923.91	39852937975.72	40653695899.63	650342972.75	39492410297.78	40142753270.53	510942629.10

38

Translation of original Russian version

1	2	3	4	5	6	7	8	9	10	11
	91220	Documents and valuables dispatched for collection of cash	0.00	996352680.43	63431556725.15	64427909405.58	984454109.87	60770373229.24	61754827339.11	2673082066.47
		Total for first-tier balance sheet account 912	6211368515.51	101564989329.15	141369234841.30	242934224170.45	84907281701.00	140265604898.79	225172886599.79	23972706086.17
		Total for Section 4	114092052461.66	144761151655.72	319329742042.80	464090893698.52	130832694103.53	294770438705.10	425603132808.63	152579813351.55
		Lending and leasing operations
913		Security for amounts placed and commitments to provide borrowings
	91303	Securities accepted as collateral under placements	133811777722.99	298004708885.70	15592174384.66	313596883270.36	116059351877.40	3711861021.12	119771212898.52	327637448094.83
	91305	Guarantees and sureties received	524543919818.79	702670224909.99	1046806322129.80	1749476547039.79	455735995975.17	150656366642.78	606392362617.95	1667628104240.63
	91307	Security pledged under placements other than securities	255186904470.23	322011406855.35	220095023.57	322231501878.92	238935139834.02	282541983.11	239217681817.13	338200724532.02
	91310	Nominal values of rights of claim acquired	30637580910.93	0.00	6476446948.79	6476446948.79	182976.67	7179578881.31	7179761857.98	29934266001.74
		Total for first-tier balance sheet account 913	944180182922.94	1322686340651.04	1069095038486.82	2391781379137.86	810730670663.26	161830348528.32	972561019191.58	2363400542869.22
914		Security for raising funds, guaranties issued and claims on receivables
	91403	Unused credit facilities for borrowings	5456824075.71	0.00	7128096222.88	7128096222.88	0.00	8666790039.91	8666790039.91	3918130258.68
	91406	Unutilized limits on interbank overdrafts and funds against borrowings limit	12594530.00	96347480.00	0.00	96347480.00	100895550.00	0.00	100895550.00	8046460.00
		Total for first-tier balance sheet account 914	5469418605.71	96347480.00	7128096222.88	7224443702.88	100895550.00	8666790039.91	8767685589.91	3926176718.68
915		Rent and leasing operations
	91501	Premises and equipment leased out	514485144.38	780056892.43	0.00	780056892.43	737547951.99	0.00	737547951.99	556994084.82
	91502	Other property leased out	1111852.69	938718.00	0.00	938718.00	699306.95	0.00	699306.95	1351263.74
	91503	Premises and equipment leased	1916173959.99	750935038.65	0.00	750935038.65	830857792.32	0.00	830857792.32	1836251206.32
	91504	Other property leased	2623319.25	302124.93	0.00	302124.93	1161355.45	0.00	1161355.45	1764088.73
		Total for first-tier balance sheet account 915	2434394276.31	1532232774.01	0.00	1532232774.01	1570266406.71	0.00	1570266406.71	2396360643.61
		Total for Section 5	952083995804.96	1324314920905.05	1076223134709.70	2400538055614.75	812401832619.97	170497138568.23	982898971188.20	2369723080231.51
		Off-balance debts
916		Interest payable on principal debt not written off
	91603	Unreceived interest on interbank loans, deposits and other placements	43629859.72	43561.64	82026496.06	82070057.70	43561.64	109111484.69	109155046.33	16544871.09
	91604	Unreceived interest on loans issued and other placements (other than interbank) provided to customers	3800854365.63	6807454314.08	6539824104.13	13347278418.21	6208608900.90	5809848546.79	12018457447.69	5129675336.15

39

Translation of original Russian version

1	2	3	4	5	6	7	8	9	10	11
		Total for first-tier balance sheet account 916	3844484225.35	6807497875.72	6621850600.19	13429348475.91	6208652462.54	5918960031.48	12127612494.02	5146220207.24
917		Interest payable on principal debt written off as uncollectible
	91703	Unreceived interest on interbank loans, deposits and other placements written off of the balance of a credit institution	486215296.58	0.00	0.00	0.00	0.00	0.00	0.00	486215296.58
	91704	Unreceived interest on loans and other placements (other than interbank) provided to customers and written off of the balance of a credit institution	1246969037.19	92737966.47	5545677.34	98283643.81	915575002.04	227373399.11	1142948401.15	202304279.85
		Total for first-tier balance sheet account 917	1733184333.77	92737966.47	5545677.34	98283643.81	915575002.04	227373399.11	1142948401.15	688519576.43
918		Principal debt payable written off as uncollectible
	91801	Interbank loans, deposits and other placements payable written off against Provisions for possible losses	2872295647.44	0.00	0.00	0.00	0.00	0.00	0.00	2872295647.44
	91802	Loans and other placements (other than interbank) payable provided to customers and written off against Provisions for possible losses	1338779523.18	178938853.73	7484821.56	186423675.29	888415152.25	271352375.67	1159767527.92	365435670.55
	91803	Debts written off	68809262.58	0.00	11271561.71	11271561.71	16094.84	15914032.27	15930127.11	64150697.18
		Total for first-tier balance sheet account 918	4279884433.20	178938853.73	18756383.27	197695237.00	888431247.09	287266407.94	1175697655.03	3301882015.17
		Total for Section 6	9857552992.32	7079174695.92	6646152660.80	13725327356.72	8012658711.67	6433599838.53	14446258550.20	9136621798.84
		Offsetting accounts
999
	99998	Account for offseting with nominal account upon double entry	170383691257.97	1509241412272.60	0.00	1509241412272.60	1399697310396.43	0.00	1399697310396.43	279927793134.14
		Total for first-tier balance sheet account 999	170383691257.97	1509241412272.60	0.00	1509241412272.60	1399697310396.43	0.00	1399697310396.43	279927793134.14
		Total for Section 7	170383691257.97	1509241412272.60	0.00	1509241412272.60	1399697310396.43	0.00	1399697310396.43	279927793134.14
		TOTAL ASSETS	1261728482670.21	3072020763994.37	1482897267422.40	4554918031416.77	2449339127034.28	553032611919.60	3002371738953.88	2814274775133.10
		LIABILITIES
		Settlement operations and documents
910		Settlements related to mandatory reserves
	91003	Additional amount payable to mandatory reserves related to Ruble denominated accounts	0.00	6543150000.00	0.00	6543150000.00	6543150000.00	0.00	6543150000.00	0.00

40

Translation of original Russian version

1	2	3	4	5	6	7	8	9	10	11
	91004	Additional amount payable to mandatory reserves related to foreign currency denominated accounts	0.00	7015167000.00	0.00	7015167000.00	7015167000.00	0.00	7015167000.00	0.00
	91010	Penalties unpaid for failure to contribute in full to mandatory reserves	0.00	130.00	0.00	130.00	130.00	0.00	130.00	0.00
		Total for first-tier balance sheet account 910	0.00	13558317130.00	0.00	13558317130.00	13558317130.00	0.00	13558317130.00	0.00
912		Miscellaneous valuables and documents
	91211	Depreciation of housing and lanscaping assets	1583412.60	745579.58	0.00	745579.58	1133529.95	0.00	1133529.95	1971362.97
		Total for first-tier balance sheet account 912	1583412.60	745579.58	0.00	745579.58	1133529.95	0.00	1133529.95	1971362.97
		Total for Section 4	1583412.60	13559062709.58	0.00	13559062709.58	13559450659.95	0.00	13559450659.95	1971362.97
		Lending and leasing operations
913		Security for amounts placed and commitments to provide borrowings
	91302	Unused credit facilities for borrowings	68494520714.50	192716959371.88	322067272089.15	514784231461.03	204182994509.11	366848191133.56	571031185642.67	124741474896.14
	91309	Unutilized limits on interbank overdrafts and funds against borrowings limit	38352734270.99	587958173536.77	72066292191.01	660024465727.78	593964012522.27	86390820728.35	680354833250.62	58683101793.83
		Total for first-tier balance sheet account 913	106847254985.49	780675132908.65	394133564280.16	1174808697188.81	798147007031.38	453239011861.91	1251386018893.29	183424576689.97
914		Security for raising funds, guaranties issued and claims on receivables
	91401	Securities accepted as collateral under placements	0.00	127640840.53	0.00	127640840.53	127640840.53	0.00	127640840.53	0.00
	91404	Guarantees and sureties issued	63534852859.88	164857164745.01	43923270365.35	208780435110.36	180500629842.78	44846496388.90	225347126231.68	80101543981.20
	91405	Security pledged under placements other than securities	0.00	139200000.00	0.00	139200000.00	16538901100.00	0.00	16538901100.00	16399701100.00
		Total for first-tier balance sheet account 914	63534852859.88	165124005585.54	43923270365.35	209047275950.89	197167171783.31	44846496388.90	242013668172.21	96501245081.20
		Total for Section 5	170382107845.37	945799138494.19	438056834645.51	1383855973139.70	995314178814.69	498085508250.81	1493399687065.50	279925821771.17
		Offseting accounts
999
	99999	Account for offseting with operating account upon double entry	1091344791412.24	1534067310235.53	0.00	1534067310235.53	2977069500822.25	0.00	2977069500822.25	2534346981998.96

41

Translation of original Russian version

1	2	3	4	5	6	7	8	9	10	11
		Total for first-tier balance sheet account 999	1091344791412.24	1534067310235.53	0.00	1534067310235.53	2977069500822.25	0.00	2977069500822.25	2534346981998.96
		Total for Section 7	1091344791412.24	1534067310235.53	0.00	1534067310235.53	2977069500822.25	0.00	2977069500822.25	2534346981998.96
		TOTAL LIABILITIES	1261728482670.21	2493425511439.30	438056834645.51	2931482346084.81	3985943130296.89	498085508250.81	4484028638547.70	2814274775133.10
		TOTAL TURNOVERS		5565446275433.67	1920954102067.91	7486400377501.58	6435282257331.17	1051118120170.41	7486400377501.58
		D. Term transaction
		ASSETS

930		Claims related to cash supply
	93001	Claims related to cash supply	14463469893.14	4719611060149.41	3266300563700.71	7985911623850.12	4709590020273.78	3264507292947.73	7974097313221.51	26277780521.75
	93002	Claims related to cash supply from non-residents	1329924852.36	1029886473255.90	2650396441370.53	3680282914626.43	1029704229505.90	2637959962183.81	3667664191689.71	13948647789.08
		Total for first-tier balance sheet account 930	15793394745.50	5749497533405.31	5916697005071.24	11666194538476.50	5739294249779.68	5902467255131.54	11641761504911.20	40226428310.83
931		Claims on precious metals supply
	93101	Claims on precious metals supply	0.00	0.00	4507860.00	4507860.00	0.00	4507860.00	4507860.00	0.00
	93102	Claims on precious metals supply from non-residents	0.00	0.00	66534918534.21	66534918534.21	0.00	66534918534.21	66534918534.21	0.00
		Total for first-tier balance sheet account 931	0.00	0.00	66539426394.21	66539426394.21	0.00	66539426394.21	66539426394.21	0.00
932		Claims related to securities supply
	93201	Claims related to securities supply	0.00	32397649318.54	3550741362.67	35948390681.21	32397649318.54	3550741362.67	35948390681.21	0.00
	93202	Claims related to securities supply from non-residents	0.00	31357827865.76	26312898811.59	57670726677.35	31357827865.76	26312898811.59	57670726677.35	0.00
		Total for first-tier balance sheet account 932	0.00	63755477184.30	29863640174.26	93619117358.56	63755477184.30	29863640174.26	93619117358.56	0.00
933		Claims related to cash supply
	93301	deadline on the next day	18519650642.00	141361670915.91	79850489760.24	221212160676.15	141361670915.91	86759796440.24	228121467356.15	11610343962.00
	93302	time of performance between 2 and 7 days	0.00	145021414930.38	79994755161.08	225016170091.46	145021414930.38	79994755161.08	225016170091.46	0.00

42

Translation of original Russian version

1	2	3	4	5	6	7	8	9	10	11
	93303	time of performance between 8 and 30 days	4331795098.16	133592892378.41	49635859912.12	183228752290.53	119896236288.41	38592417180.28	158488653468.69	29071893920.00
	93304	time of performance between 31 and 90 days	4143403900.00	119399274945.25	73503502939.40	192902777884.65	92635903341.14	47139829639.40	139775732980.54	57270448804.11
	93305	time of performance exceeding 91 days	7068241595.36	97150866862.66	112737948954.50	209888815817.16	83259140837.81	78721979919.86	161981120757.67	54975936654.85
	93306	deadline on the next day (from non-residents)	0.00	390408487855.23	738967082582.18	1129375570437.41	390408487855.23	732498622276.94	1122907110132.17	6468460305.24
	93307	time of performance between 2 and 7 days (from non-residents)	302266846.07	383278934105.23	744893952951.93	1128172887057.16	383278934105.23	745196219798.00	1128475153903.23	0.00
	93308	time of performance between 8 and 30 days (from non-residents)	11905073859.78	415481646309.78	566116215081.99	981597861391.77	335503638534.78	523693523792.79	859197162327.57	134305772923.98
	93309	time of performance between 31 and 90 days (from non-residents)	27049446906.92	412981391087.32	332511202361.06	745492593448.38	318555822232.00	319219119070.00	637774941302.00	134767099053.30
	93310	time of performance exceeding 91 days (from non-residents)	35173494720.94	287723912935.08	317312144591.91	605036057526.99	184484385824.72	177715116696.64	362199502521.36	278010049726.57
	93311	performance within the period stipulated in the agreement	38442866.92	99632000.00	0.00	99632000.00	127935942.99	0.00	127935942.99	10138923.93
		Total for first-tier balance sheet account 933	108531816436.15	2526500124325.25	3095523154296.41	5622023278621.66	2194533570808.60	2829531379975.23	5024064950783.83	706490144273.98
934		Claims on precious metals supply
	93406	deadline on the next day (from non-residents)	0.00	0.00	1781410925.75	1781410925.75	0.00	1756568560.30	1756568560.30	24842365.45
	93407	time of performance between 2 and 7 days (from non-residents)	0.00	0.00	1791012528.65	1791012528.65	0.00	1791012528.65	1791012528.65	0.00
	93408	time of performance between 8 and 30 days (from non-residents)	0.00	0.00	729582358.13	729582358.13	0.00	729582358.13	729582358.13	0.00
	93409	time of performance between 31 and 90 days (from non-residents)	0.00	0.00	1906179748.78	1906179748.78	0.00	589192971.14	589192971.14	1316986777.64
	93410	time of performance exceeding 91 days (from non-residents)	249824867.18	0.00	2717480142.04	2717480142.04	0.00	2254594744.69	2254594744.69	712710264.53
	93411	performance within the period stipulated in the agreement	7621735188.77	0.00	11392136387.42	11392136387.42	0.00	13624282451.99	13624282451.99	5389589124.20
		Total for first-tier balance sheet account 934	7871560055.95	0.00	20317802090.77	20317802090.77	0.00	20745233614.90	20745233614.90	7444128531.82
935		Claims related to securities supply
	93501	deadline on the next day	12754.26	41761981451.65	19258392748.86	61020374200.51	41761981451.65	19258393329.19	61020374780.84	12173.93
	93502	time of performance between 2 and 7 days	0.00	38074716369.23	17664932948.96	55739649318.19	38074716369.23	17664932948.96	55739649318.19	0.00
	93503	time of performance between 8 and 30 days	0.00	8584099837.92	2923186079.86	11507285917.78	8584099837.92	2923186079.86	11507285917.78	0.00

43

Translation of original Russian version

1	2	3	4	5	6	7	8	9	10	11
	93504	time of performance between 31 and 90 days	1513050000.00	10957686308.00	905328938.86	11863015246.86	6418428108.00	905328938.86	7323757046.86	6052308200.00
	93505	time of performance exceeding 91 days	1900.00	6808230400.00	0.00	6808230400.00	3035607400.00	0.00	3035607400.00	3772624900.00
	93506	deadline on the next day (from non-residents)	0.00	110408542961.92	139584504605.21	249993047567.13	110408542961.92	139546532155.15	249955075117.07	37972450.06
	93507	time of performance between 2 and 7 days (from non-residents)	0.00	186704837587.40	122221488716.07	308926326303.47	186704837587.40	122221488716.07	308926326303.47	0.00
	93508	time of performance between 8 and 30 days (from non-residents)	0.00	106872462673.59	91309299259.69	198181761933.28	97757069155.93	86653002622.51	184410071778.44	13771690154.84
	93509	time of performance between 31 and 90 days (from non-residents)	40629814197.54	110303160685.22	57193468463.95	167496629149.17	98595617099.72	86241821184.35	184837438284.07	23289005062.64
	93510	time of performance exceeding 91 days (from non-residents)	75056939995.29	187907446272.87	72144057399.76	260051503672.63	188650333286.51	65701674381.41	254352007667.92	80756436000.00
		Total for first-tier balance sheet account 935	117199818847.09	808383164547.80	523204659161.22	1331587823709.02	779991233258.28	541116360356.36	1321107593614.64	127680048941.47
936		Claims related to repurchase of securities
	93601	deadline on the next day	0.00	321903278814.98	0.00	321903278814.98	321903278814.98	0.00	321903278814.98	0.00
	93602	time of performance between 2 and 7 days	0.00	57212050203.83	0.00	57212050203.83	57212050203.83	0.00	57212050203.83	0.00
	93603	time of performance between 8 and 30 days	0.00	2851712258.11	0.00	2851712258.11	270844556.05	0.00	270844556.05	2580867702.06
	93606	deadline on the next day (from non-residents)	0.00	8359066543.49	77187369442.71	85546435986.20	8359066543.49	77187369442.71	85546435986.20	0.00
	93607	time of performance between 2 and 7 days (from non-residents)	0.00	8358616774.23	62336341331.83	70694958106.06	8358616774.23	62336341331.83	70694958106.06	0.00
	93608	time of performance between 8 and 30 days (from non-residents)	0.00	5688748822.10	51926388450.73	57615137272.83	142054184.20	51926388450.73	52068442634.93	5546694637.90
	93609	time of performance between 31 and 90 days (from non-residents)	0.00	0.00	59252195164.85	59252195164.85	0.00	59252195164.85	59252195164.85	0.00
	93610	time of performance exceeding 91 days (from non-residents)	0.00	0.00	42311557289.57	42311557289.57	0.00	42311557289.57	42311557289.57	0.00
		Total for first-tier balance sheet account 936	0.00	404373473416.74	293013851679.69	697387325096.43	396245911076.78	293013851679.69	689259762756.47	8127562339.96
937		Claims related to resale of securities
	93701	deadline on the next day	34932243.73	749625330270.70	1687519900.74	751312850171.44	749644885626.02	1687519900.74	751332405526.76	15376888.41
	93702	time of performance between 2 and 7 days	0.00	731679220372.05	1691200284.94	733370420656.99	731679220372.05	1691200284.94	733370420656.99	0.00
	93703	time of performance between 8 and 30 days	16720384434.50	208283827906.77	769833968.78	209053661875.55	212550689782.05	1229720446.73	213780410228.78	11993636081.27

44

Translation of original Russian version

1	2	3	4	5	6	7	8	9	10	11
	93704	time of performance between 31 and 90 days	1095327049.65	6321213637.21	811065871.39	7132279508.60	7416540686.86	811065871.39	8227606558.25	0.00
	93705	time of performance exceeding 91 days	441489279.94	1176804763.96	795623581.10	1972428345.06	1547902544.51	795623581.10	2343526125.61	70391499.39
	93706	deadline on the next day (from non-residents)	0.00	0.00	18940101683.59	18940101683.59	0.00	18940101683.59	18940101683.59	0.00
	93707	time of performance between 2 and 7 days (from non-residents)	0.00	0.00	21787042787.80	21787042787.80	0.00	21787042787.80	21787042787.80	0.00
	93708	time of performance between 8 and 30 days (from non-residents)	0.00	0.00	18409074043.18	18409074043.18	0.00	18409074043.18	18409074043.18	0.00
	93709	time of performance between 31 and 90 days (from non-residents)	0.00	0.00	23323469178.82	23323469178.82	0.00	21475490574.93	21475490574.93	1847978603.89
	93710	time of performance exceeding 91 days (from non-residents)	0.00	0.00	13140306777.77	13140306777.77	0.00	7774856637.05	7774856637.05	5365450140.72
		Total for first-tier balance sheet account 937	18292133007.82	1697086396950.69	101355238078.11	1798441635028.80	1702839239011.49	94601695811.45	1797440934822.94	19292833213.68
938		Unrealized translation differences related to foreign currency revaluation
	93801	Unrealized translation differences related to foreign currency revaluation	9801440.05	175132480574.66	0.00	175132480574.66	174832568879.20	0.00	174832568879.20	309713135.51
		Total for first-tier balance sheet account 938	9801440.05	175132480574.66	0.00	175132480574.66	174832568879.20	0.00	174832568879.20	309713135.51
939		Unrealized translation differences related to precious metals revaluation
	93901	Unrealized translation differences related to precious metals revaluation	0.00	8820868057.87	0.00	8820868057.87	8820868057.87	0.00	8820868057.87	0.00
		Total for first-tier balance sheet account 939	0.00	8820868057.87	0.00	8820868057.87	8820868057.87	0.00	8820868057.87	0.00
940		Unrealized translation differences related to securities revaluation
	94001	Unrealized translation differences related to securities revaluation	8205231329.70	316040674073.68	364079356.01	316404753429.69	313626002872.72	364079356.01	313990082228.73	10619902530.66
		Total for first-tier balance sheet account 940	8205231329.70	316040674073.68	364079356.01	316404753429.69	313626002872.72	364079356.01	313990082228.73	10619902530.66
		Total for Section 9	275903755862.26	11749590192536.30	10046878856301.90	21796469048838.20	11373939120928.90	9778242922493.65	21152182043422.50	920190761277.91
		TOTAL ASSETS	275903755862.26	11749590192536.30	10046878856301.90	21796469048838.20	11373939120928.90	9778242922493.65	21152182043422.50	920190761277.91
		LIABILITIES

45

Translation of original Russian version

1	2	3	4	5	6	7	8	9	10	11
960		Liabilities related to cash supply
	96001	Liabilities related to cash supply	13994439986.83	3259314556482.07	4722706839349.10	7982021395831.17	3261552800402.64	4732758736003.44	7994311536406.08	26284580561.74
	96002	Liabilities related to cash supply from non-residents	1328747189.38	766059525948.86	2851913495861.33	3617973021810.19	765932213196.65	2864660551314.98	3630592764511.63	13948489890.82
		Total for first-tier balance sheet account 960	15323187176.21	4025374082430.93	7574620335210.43	11599994417641.30	4027485013599.29	7597419287318.42	11624904300917.70	40233070452.56
961		Liabilities related to precious metals supply
	96101	Liabilities related to precious metals supply	0.00	0.00	226389322.74	226389322.74	0.00	226389322.74	226389322.74	0.00
	96102	Liabilities related to precious metals supply from non-residents	0.00	0.00	63360176056.21	63360176056.21	0.00	63360176056.21	63360176056.21	0.00
		Total for first-tier balance sheet account 961	0.00	0.00	63586565378.95	63586565378.95	0.00	63586565378.95	63586565378.95	0.00
962		Liabilities related to securities supply
	96201	Liabilities related to securities supply	469915343.04	12101157334.38	16443366190.54	28544523524.92	12101157334.38	15973450847.50	28074608181.88	0.00
	96202	Claims related to securities supply from non-residents	0.00	51491087331.33	59600443507.82	111091530839.15	51491087331.33	59600443507.82	111091530839.15	0.00
		Total for first-tier balance sheet account 962	469915343.04	63592244665.71	76043809698.36	139636054364.07	63592244665.71	75573894355.32	139166139021.03	0.00
963		Liabilities related to cash supply
	96301	deadline on the next day	4976131464.77	36684358836.12	116926436087.83	153610794923.95	35212288710.13	116890738087.83	152103026797.96	3468363338.78
	96302	time of performance between 2 and 7 days	0.00	37171392353.38	114634943678.83	151806336032.21	37171392353.38	114634943678.83	151806336032.21	0.00
	96303	time of performance between 8 and 30 days	710482700.00	32072366386.90	64893886863.29	96966253250.19	43437166386.90	81018321763.29	124455488150.19	28199717600.00
	96304	time of performance between 31 and 90 days	4138069000.00	50525126100.00	73681954725.35	124207080825.35	81328404500.00	101486824434.15	182815228934.15	62746217108.80
	96305	time of performance exceeding 91 days	7068280273.00	71913700994.10	70348466859.80	142262167853.90	107926109294.10	67475295286.80	175401404580.90	40207517000.00
	96306	deadline on the next day (from non-residents)	0.00	133387553018.71	1050735718183.37	1184123271202.08	133387553018.71	1057281656116.31	1190669209135.02	6545937932.94
	96307	time of performance between 2 and 7 days (from non-residents)	0.00	184185765212.46	1053710396842.33	1237896162054.79	184185765212.46	1053710396842.33	1237896162054.79	0.00
	96308	time of performance between 8 and 30 days (from non-residents)	10310020719.72	150506727669.29	834634438971.96	985141166641.25	152304607169.29	958776758454.84	1111081365624.13	136250219702.60
	96309	time of performance between 31 and 90 days (from non-residents)	67675431062.48	96396214530.00	662210093340.38	758606307870.38	98644024530.00	730562560258.57	829206584788.57	138275707980.67
	96310	time of performance exceeding 91 days (from non-residents)	86197021459.57	104403624500.32	368560592331.98	472964216832.30	145113360177.63	561152326900.53	706265687078.16	319498491705.43

46

Translation of original Russian version

1	2	3	4	5	6	7	8	9	10	11
	96311	performance within the period stipulated in the agreement	7236556617.67	8494625086.42	0.00	8494625086.42	6321310968.35	0.00	6321310968.35	5063242499.60
		Total for first-tier balance sheet account 963	188311993297.21	905741454687.70	4410336927885.12	5316078382572.82	1025031982320.95	4842989821823.48	5868021804144.43	740255414868.82
964		Liabilities related to precious metals supply
	96406	deadline on the next day (from non-residents)	0.00	0.00	14845055625.27	14845055625.27	0.00	14873446911.48	14873446911.48	28391286.21
	96407	time of performance between 2 and 7 days (from non-residents)	306414886.12	0.00	14925970195.93	14925970195.93	0.00	14619555309.81	14619555309.81	0.00
	96408	time of performance between 8 and 30 days (from non-residents)	76188023.25	0.00	8723136867.26	8723136867.26	0.00	8936512164.86	8936512164.86	289563320.85
	96409	time of performance between 31 and 90 days (from non-residents)	0.00	0.00	1369300484.00	1369300484.00	0.00	1369300484.00	1369300484.00	0.00
	96410	time of performance exceeding 91 days (from non-residents)	249824867.18	0.00	606410942.93	606410942.93	0.00	356586075.75	356586075.75	0.00
	96411	performance within the period stipulated in the agreement	42380547.00	0.00	207427801.45	207427801.45	0.00	175776339.88	175776339.88	10729085.43
		Total for first-tier balance sheet account 964	674808323.55	0.00	40677301916.84	40677301916.84	0.00	40331177285.78	40331177285.78	328683692.49
965		Liabilities related to securities supply
	96501	deadline on the next day	0.00	50564471218.13	28328347679.69	78892818897.82	50564471218.13	28328347679.69	78892818897.82	0.00
	96502	time of performance between 2 and 7 days	0.00	105754204355.71	21479873310.92	127234077666.63	105754204355.71	21479873310.92	127234077666.63	0.00
	96503	time of performance between 8 and 30 days	3623492830.00	81938361194.52	624763831.74	82563125026.26	79026489784.52	624763831.74	79651253616.26	711621420.00
	96504	time of performance between 31 and 90 days	1513050000.00	22708214466.14	0.00	22708214466.14	21415810870.25	0.00	21415810870.25	220646404.11
	96505	time of performance exceeding 91 days	0.00	18873511716.82	0.00	18873511716.82	35531377741.67	3268185000.00	38799562741.67	19926051024.85
	96506	deadline on the next day (from non-residents)	0.00	68647251688.82	57841378947.38	126488630636.20	68647251688.82	57841378947.38	126488630636.20	0.00
	96507	time of performance between 2 and 7 days (from non-residents)	0.00	102060396261.46	51932502912.90	153992899174.36	102060396261.46	51932502912.90	153992899174.36	0.00
	96508	time of performance between 8 and 30 days (from non-residents)	1558671536.20	38941254244.94	11508165216.69	50449419461.63	48215623004.01	11508165216.69	59723788220.70	10833040295.27
	96509	time of performance between 31 and 90 days (from non-residents)	0.00	34360719240.52	5145772171.16	39506491411.68	46772205549.68	12264170171.16	59036375720.84	19529884309.16
	96510	time of performance exceeding 91 days (from non-residents)	3437401879.86	86862720694.55	9461147685.95	96323868380.50	94492535114.51	8168985755.59	102661520870.10	9775054369.46
		Total for first-tier balance sheet account 965	10132616246.06	610711105081.61	186321951756.43	797033056838.04	652480365588.76	195416372826.07	847896738414.83	60996297822.85

47

Translation of original Russian version

1	2	3	4	5	6	7	8	9	10	11
966		Liabilities related to repurchase of securities
	96601	deadline on the next day	0.00	316882584867.78	0.00	316882584867.78	316882584867.78	0.00	316882584867.78	0.00
	96602	time of performance between 2 and 7 days	0.00	56274135914.05	0.00	56274135914.05	56274135914.05	0.00	56274135914.05	0.00
	96603	time of performance between 8 and 30 days	0.00	263435255.00	0.00	263435255.00	2791740835.25	0.00	2791740835.25	2528305580.25
	96606	deadline on the next day (from non-residents)	0.00	0.00	82999577061.90	82999577061.90	0.00	82999577061.90	82999577061.90	0.00
	96607	time of performance between 2 and 7 days (from non-residents)	0.00	0.00	68081744587.90	68081744587.90	0.00	68081744587.90	68081744587.90	0.00
	96608	time of performance between 8 and 30 days (from non-residents)	0.00	0.00	49843891366.61	49843891366.61	0.00	55586245928.33	55586245928.33	5742354561.72
	96609	time of performance between 31 and 90 days (from non-residents)	0.00	0.00	58924572502.37	58924572502.37	0.00	58924572502.37	58924572502.37	0.00
	96610	time of performance exceeding 91 days (from non-residents)	0.00	0.00	42488873897.12	42488873897.12	0.00	42488873897.12	42488873897.12	0.00
		Total for first-tier balance sheet account 966	0.00	373420156036.83	302338659415.90	675758815452.73	375948461617.08	308081013977.62	684029475594.70	8270660141.97
967		Liabilities related to resale of securities
	96701	deadline on the next day	35635099.45	997198100445.23	1765055565.13	998963156010.36	997177687393.18	1765055565.13	998942742958.31	15222047.40
	96702	time of performance between 2 and 7 days	0.00	983138671812.09	1768630794.24	984907302606.33	983138671812.09	1768630794.24	984907302606.33	0.00
	96703	time of performance between 8 and 30 days	24317396746.83	309403492956.67	1311011774.68	310714504731.35	302348389472.09	851125296.73	303199514768.82	16802406784.30
	96704	time of performance between 31 and 90 days	1575411868.80	10366532560.79	892961171.22	11259493732.01	8791120691.99	892961171.22	9684081863.21	0.00
	96705	time of performance exceeding 91 days	504387964.53	2486892839.42	856965379.27	3343858218.69	2086787098.28	856965379.27	2943752477.55	104282223.39
	96706	deadline on the next day (from non-residents)	0.00	21222989962.08	0.00	21222989962.08	21222989962.08	0.00	21222989962.08	0.00
	96707	time of performance between 2 and 7 days (from non-residents)	0.00	24041029001.41	0.00	24041029001.41	24041029001.41	0.00	24041029001.41	0.00
	96708	time of performance between 8 and 30 days (from non-residents)	0.00	18728739185.43	0.00	18728739185.43	18728739185.43	0.00	18728739185.43	0.00
	96709	time of performance between 31 and 90 days (from non-residents)	0.00	22008267188.57	0.00	22008267188.57	26960261929.58	0.00	26960261929.58	4951994741.01
	96710	time of performance exceeding 91 days (from non-residents)	0.00	14949139387.18	0.00	14949139387.18	21979816278.76	0.00	21979816278.76	7030676891.58
		Total for first-tier balance sheet account 967	26432831679.61	2403543855338.87	6594624684.54	2410138480023.41	2406475492824.89	6134738206.59	2412610231031.48	28904582687.68

48

Translation of original Russian version

1	2	3	4	5	6	7	8	9	10	11
968		Unrealized translation differences related to foreign currency revaluation
	96801	Unrealized translation differences related to foreign currency revaluation	13764734527.65	179221704207.22	0.00	179221704207.22	176349098558.64	0.00	176349098558.64	10892128879.07
		Total for first-tier balance sheet account 968	13764734527.65	179221704207.22	0.00	179221704207.22	176349098558.64	0.00	176349098558.64	10892128879.07
969		Unrealized translation differences related to precious metals revaluation
	96901	Unrealized translation differences related to precious metals revaluation	355089170.83	8820868057.87	0.00	8820868057.87	8938284549.02	0.00	8938284549.02	472505661.98
		Total for first-tier balance sheet account 969	355089170.83	8820868057.87	0.00	8820868057.87	8938284549.02	0.00	8938284549.02	472505661.98
970		Unrealized translation differences related to securities revaluation
	97001	Unrealized translation differences related to securities revaluation	20438580098.10	148127394971.45	585554687.91	148712949659.36	157527899650.39	583886981.36	158111786631.75	29837417070.49
		Total for first-tier balance sheet account 970	20438580098.10	148127394971.45	585554687.91	148712949659.36	157527899650.39	583886981.36	158111786631.75	29837417070.49
		Total for Section 9	275903755862.26	8718552865478.19	12661105730634.40	21379658596112.60	8893828843374.73	13130116758153.50	22023945601528.30	920190761277.91
		TOTAL LIABILITIES	275903755862.26	8718552865478.19	12661105730634.40	21379658596112.60	8893828843374.73	13130116758153.50	22023945601528.30	920190761277.91
		TOTAL TURNOVERS		20468143058014.40	22707984586936.40	43176127644950.80	20267767964303.60	22908359680647.20	43176127644950.80
		E. Deposit accounts
		ASSETS

980
	98000	Securities in custody (depositary)	488781808.00			675208727.00			480427354.00	683563181.00
	98010	Securities in custody in main depositary (NOSTRO base deposit account)	17930914995.00			2719640430223.00			1299817719322.00	1437753625896.00
	98020	Securitis in transit, review, reissuance	3.00			1635884451.00			1635884452.00	2.00
	98030	Shortage of securities	0.00			14279.00			14279.00	0.00
	98035	Securities withdrawn from depositary	2100.00			0.00			0.00	2100.00
		TOTAL ASSETS	18419698906.00			2721951537680.00			1301934045407.00	1438437191179.00

49

Translation of original Russian version

1	2	3	4	5	6	7	8	9	10	11
		LIABILITIES

980
	98040	Holders’ securities	1541302441.00			1795341781055.00			2667762352222.00	873961873608.00
	98050	Securities owned by depositary	2914261731.00			23259628612.00			31523973419.00	11178606538.00
	98053	Customers’ securities under brokerage agreements	0.00			7890766037.00			7890766037.00	0.00
	98055	Securities in trust management	732143810.00			1548281799.00			1361182905.00	545044916.00
	98060	Securities accepted for custody from secondary depositary (LORO base deposit account)	2625036.00			3252547.00			332747555.00	332120044.00
	98065	Securities accepted for custody from other depositary (LORO settlement deposit account)	85806700.00			25329529778.00			33848585601.00	8604862523.00
	98070	Encumbered securities	13143557458.00			291531374983.00			822202499602.00	543814682077.00
	98080	Securities, holders of which are not identified	1730.00			11077370152.00			11077369895.00	1473.00
	98090	Nonnegotiable securities	0.00			277420.00			277420.00	0.00
		TOTAL LIABILITIES	18419698906.00			2155982262383.00			3575999754656.00	1438437191179.00
		TOTAL TURNOVERS				4877933800063.00			4877933800063.00

President-Chairman of the Management Board	A.L. Kostin

Chief Accountant	O.A. Avdeeva

50

Translation of original Russian version

STATEMENT OF INCOME

At 1 January 2008

		Codes

Name	Form No. 2 – OCUD Code	0409102

Name of credit institution	BIK	044525187
OJSC VTB Bank
	OKPO code	00032520
Location (address)
Russia, 190000, St. Petersburg, Bolshaya Morskaya street, 29	OKPO code

Recipient	Reconciliation
OPERU MGTU of CBR	total

Units of measurement – RUB and copecks

			Ruble denominated amounts from transactions:
No.	Item	Codes	in RUB	in foreign currency, precious metals	Total
1	2	3	4	5	6
	1. INCOME
	1. Interest received on loans issued, deposits and other placed funds (2nd tier balance account)
	1. Interest received on (term) loans issued to:
1	Ministry of Finance of the Russian Federation	11101	0.00	0.00	0.00
2	Finance bodies of the constituent entities of the Russian Federation and local authorities	11102	4,050,867,641.39		4,050,867,641.39
3	State non-budgetary funds of the Russian Federation	11103	0.00	0.00	0.00
4	Non-budgetary funds of the constituent entities of the Russian Federation and local authorities	11104	181,349.31	0.00	181,349.31
5	Financial institutions in federal ownership	11105	0.94	0.00	0.94
6	Commercial organizations in federal ownership	11106	1,710,442,873.57	654,281,547.21	2,364,724,420.78
7	Non-commercial organizations in federal ownership	11107	1,431,856.83	0.00	1,431,856.83
8	Financial institutions in state (other than federal) ownership	11108	269.13	0.00	269.13
9	Commercial organizations in state (other than federal) ownership	11109	355,710,777.40		355,710,777.40
10	Non-commercial organizations in state (other than federal) ownership	11110	15,114,986.24	585.43	15,115,571.67
11	Non-state financial institutions	11111	91,693,028.37	130,927,492.11	222,620,520.48
12	Non-state commercial organizations	11112	22,426,145,396.51	16,108,731,105.65	38,534,876,502.16
13	Non-state non-commercial organizations	11113	33,264,708.96	3,395.66	33,268,104.62
14	Individual entrepreneurs	11114	281,571,168.19	409,681.27	281,980,849.46
15	Individuals residents of the Russian Federation	11115	184,395,739.33	115,512,943.60	299,908,682.93
16	Non-resident legal entities	11116	6,761,367.90	4,510,576,556.27	4,517,337,924.17
17	Non-resident individuals	11117	71,601.61	226,024.31	297,625.92
18	Credit institutions	11118	1,477,113,634.77	416,692,702.94	1,893,806,337.71
19	Non-resident banks	11119	184,010,470.70	1,910,774,796.24	2,094,785,266.94
	Total for codes 11101-11119	0	30,818,776,871.15	23,848,136,830.69	54,666,913,701.84
	of which pertaining to subsequent events		2,898,201,449.45	3,254,699,141.95	6,152,900,591.40
	2. Interest received on overdue loans issued to:
1	Ministry of Finance of the Russian Federation	11201	0.00	0.00	0.00
2	Finance bodies of the constituent entities of the Russian Federation and local authorities	11202	834.88	0.00	834.88
3	State non-budgetary funds of the Russian Federation	11203	0.00	0.00	0.00
4	Non-budgetary funds of the constituent entities of the Russian Federation and local authorities	11204	0.00	0.00	0.00
5	Financial institutions in federal ownership	11205	0.00	0.00	0.00
6	Commercial organizations in federal ownership	11206	118,337.64	8,985.23	127,322.87
7	Non-commercial organizations in federal ownership	11207	0.00	0.00	0.00
8	Financial institutions in state (other than federal) ownership	11208	0.00	0.00	0.00
9	Commercial organizations in state (other than federal) ownership	11209	1,331.94	0.00	1,331.94

51

Translation of original Russian version

1	2	3	4	5	6
10	Non-commercial organizations in state (other than federal) ownership	11210	0.00	0.00	0.00
11	Non-state financial institutions	11211	0.00	0.00	0.00
12	Non-state commercial organizations	11212	51,937,366.40	23,226,382.67	75,163,749.07
13	Non-state non-commercial organizations	11213	2,460,890.67	0.00	2,460,890.67
14	Individual entrepreneurs	11214	30,318.58	0.00	30,318.58
15	Individuals residents of the Russian Federation	11215	319,405.08	145,042.61	464,447.69
16	Non-resident legal entities	11216	0.00	222,126.78	222,126.78
17	Non-resident individuals	11217	0.00	0.00	0.00
18	Credit institutions	11218	0.00	0.00	0.00
19	Non-resident banks	11219	0.00	0.00	0.00
	Total for codes 11201-11219	0	54,868,485.19	23,602,537.29	78,471,022.48
	of which pertaining to subsequent events		710,965.31	0.00	710,965.31
	3. Overdue interest received from:
1	Ministry of Finance of the Russian Federation	11301	0.00	0.00	0.00
2	Finance bodies of the constituent entities of the Russian Federation and local authorities	11302	14,340,024.57	0.00	14,340,024.57
3	State non-budgetary funds of the Russian Federation	11303	0.00	641,919.43	641,919.43
4	Non-budgetary funds of the constituent entities of the Russian Federation and local authorities	11304	0.00	0.00	0.00
5	Financial institutions in federal ownership	11305	0.00	0.00	0.00
6	Commercial organizations in federal ownership	11306	1,075,554.61	0.00	1,075,554.61
7	Non-commercial organizations in federal ownership	11307	0.00	0.00	0.00
8	Financial institutions in state (other than federal) ownership	11308	0.00	0.00	0.00
9	Commercial organizations in state (other than federal) ownership	11309	10,135,073.84	0.00	10,135,073.84
10	Non-commercial organizations in state (other than federal) ownership	11310	0.00	0.00	0.00
11	Non-state financial institutions	11311	416,438.36	0.00	416,438.36
12	Non-state commercial organizations	11312	207,540,720.06	290,224,062.50	497,764,782.56
13	Non-state non-commercial organizations	11313	210,563.01	0.00	210,563.01
14	Individual entrepreneurs	11314	891,202.56	0.00	891,202.56
15	Individuals residents of the Russian Federation	11315	10,567,931.61	750,668.70	11,318,600.31
16	Non-resident legal entities	11316	0.00	154,284,690.00	154,284,690.00
17	Non-resident individuals	11317	582.48	410.27	992.75
18	Credit institutions	11318	1,394,726.03	0.00	1,394,726.03
19	Non-resident banks	11319	13,156,246.59	226,161.81	13,382,408.40
	Total for codes 11301-11319	0	259,729,063.72	446,127,912.71	705,856,976.43
	of which pertaining to subsequent events		2,964,494.76	643,436.15	3,607,930.91
	4. Interest received on other funds placed by:
1	Ministry of Finance of the Russian Federation	11401	0.00	0.00	0.00
2	Finance bodies of the constituent entities of the Russian Federation and local authorities	11402	0.00	0.00	0.00
3	State non-budgetary funds of the Russian Federation	11403	0.00	5,525,786.83	5,525,786.83
4	Non-budgetary funds of the constituent entities of the Russian Federation and local authorities	11404	0.00	0.00	0.00
5	Financial institutions in federal ownership	11405	0.00	0.00	0.00
6	Commercial organizations in federal ownership	11406	0.00	0.00	0.00
7	Non-commercial organizations in federal ownership	11407	0.00	0.00	0.00
8	Financial institutions in state (other than federal) ownership	11408	0.00	0.00	0.00
9	Commercial organizations in state (other than federal) ownership	11409	0.00	0.00	0.00
10	Non-commercial organizations in state (other than federal) ownership	11410	0.00	0.00	0.00
11	Non-state financial institutions	11411	56,048,580.86	0.00	56,048,580.86
12	Non-state commercial organizations	11412	1,654,603.95	22,152.45	1,676,756.40
13	Non-state non-commercial organizations	11413	0.00	0.00	0.00
14	Non-resident legal entities	11414	0.00	242,740,462.90	242,740,462.90
15	Credit institutions	11415	2,334,972.80	0.00	2,334,972.80
16	Non-resident banks	11416	0.00	0.00	0.00
	Total for codes 11401-11416	0	60,038,157.61	248,288,402.18	308,326,559.79
	of which pertaining to subsequent events		58,986,441.35	248,288,402.18	307,274,843.53
	5. Interest received on accounts opened in:
1	Central Bank of the Russian Federation	11501	0.00	4,099,390.97	4,099,390.97
2	Credit institutions	11502	15,491,305.53	45,908,414.17	61,399,719.70
3	Non-resident banks	11503	0.00	2,632,747,237.70	2,632,747,237.70

52

Translation of original Russian version

1	2	3	4	5	6
	Total for codes 11501-11503	0	15,491,305.53	2,682,755,042.84	2,698,246,348.37
	of which pertaining to subsequent events		657,121.47	203,824,679.00	204,481,800.47
	6. Interest received on deposits, including overnight deposits and other funds placed in:
1	Central Bank of the Russian Federation	11601	566,096,219.18	0.00	566,096,219.18
2	Credit institutions	11602	1,012,182.46	68,413,936.58	69,426,119.04
3	Non-resident banks	11603	1,273.60	3,793,330,327.51	3,793,331,601.11
	Total for codes 11601-11603	0	567,109,675.24	3,861,744,264.09	4,428,853,939.33
	of which pertaining to subsequent events		6,136,953.18	378,710,393.56	384,847,346.74
	Total for subsection	0	31,776,013,558.44	31,110,654,989.80	62,886,668,548.24
	2. Income from securities transactions (2nd tier balance account)
	1. Interest income from investment in debt liabilities of:
1	the Russian Federation	12101	2,705,543,193.65	356,561,680.24	3,062,104,873.89
2	Constituent entities of the Russian Federation and local authorities	12102	1,440,751,141.34	0.00	1,440,751,141.34
3	Credit institutions	12103	431,979,171.68	0.00	431,979,171.68
4	Other debt instruments	12104	2,934,282,935.26	0.00	2,934,282,935.26
5	Foreign states	12105	0.00	11,025,234.45	11,025,234.45
6	Non-resident banks	12106	78,256,004.65	826,510,616.26	904,766,620.91
7	Other debt securities of non-residents	12107	15,072,469.67	437,710,051.82	452,782,521.49
	Total for codes 12101-12107	0	7,605,884,916.25	1,631,807,582.77	9,237,692,499.02
	of which pertaining to subsequent events		1,198,894,467.22	185,573,994.18	1,384,468,461.40
	2. Interest income from promissory notes of:
1	Federal authorities	12201	0.00	0.00	0.00
2	Authorities of the constituent entities of the Russian Federation and local authorities	12202	0.00	0.00	0.00
3	Credit institutions	12203	5,666,980.38	26,062,322.80	31,729,303.18
4	Other promissory notes	12204	0.00	0.00	0.00
5	Government authorities of foreign states	12205	0.00	0.00	0.00
6	Local authorities of foreign states	12206	0.00	0.00	0.00
7	Non-resident banks	12207	0.00	0.00	0.00
8	Other promissory notes of non-residents	12208	0.00	0.00	0.00
	Total for codes 12201-12208	0	5,666,980.38	26,062,322.80	31,729,303.18
	of which pertaining to subsequent events			26,062,322.80	26,062,322.80
	3. Discount income from promissory notes of:
1	Federal authorities	12301	0.00	0.00	0.00
2	Authorities of the constituent entities of the Russian Federation and local authorities	12302	0.00	0.00	0.00
3	Credit institutions	12303	220,071,531.29	0.00	220,071,531.29
4	Other promissory notes	12304	227,771,823.64	0.00	227,771,823.64
5	Government authorities of foreign states	12305	0.00	0.00	0.00
6	Local authorities of foreign states	12306	0.00	0.00	0.00
7	Non-resident banks	12307	0.00	0.00	0.00
8	Other promissory notes of non-residents	12308	0.00	0.00	0.00
	Total for codes 12301-12308	0	447,843,354.93	0.00	447,843,354.93
	of which pertaining to subsequent events		390,007,635.75		390,007,635.75
	4. Income from resale (repayment) of securities of:
1	the Russian Federation	12401	154,789,828.96	4,430,453,289.90	4,585,243,118.86
2	Constituent entities of the Russian Federation and local authorities	12402	18,785,327.00	0.00	18,785,327.00
3	Credit institutions	12403	3,733,247,838.28	1,535,132.86	3,734,782,971.14
4	Other securities	12404	6,436,261,723.00	6,472,075,730.29	12,908,337,453.29
5	Foreign states	12405	0.00	59,219,375.60	59,219,375.60
6	Non-resident banks	12406	753,710,252.65	168,389,400.71	922,099,653.36
7	Other securities of non-residents	12407	0.00	3,877,401,683.14	3,877,401,683.14
	Total for codes 12401-12407	0	11,096,794,969.89	15,009,074,612.50	26,105,869,582.39
	of which pertaining to subsequent events		131,016,701.69	13,732,032.90	144,748,734.59
	5. Dividends from interest in:
1	Credit institutions	12501	125,768,283.88	0.00	125,768,283.88
2	Other shares	12502	548,851,215.33	199,678,589.43	748,529,804.76
3	Non-resident banks	12503	1,684.24	1,954,834,104.95	1,954,835,789.19
4	Other shares of non-residents	12504	0.00	160,371,953.21	160,371,953.21
	Total for codes 12501-12504	0	674,621,183.45	2,314,884,647.59	2,989,505,831.04
	of which pertaining to subsequent events		94,060,284.50	-1,031,662.98	93,028,621.52

53

Translation of original Russian version

1	2	3	4	5	6
	6. Other income received from securities transactions
1	Revaluation of securities	12601	14,138,869,801.75	35,390,017.86	14,174,259,819.61
2	Other transactions with acquired securities	12605	89,944.74	94,642,961.33	94,732,906.07
3	Other transactions with placed securities	12606	37,804,500.67	655.34	37,805,156.01
	Total for codes 12601, 12605, 12606	0	14,176,764,247.16	130,033,634.53	14,306,797,881.69
	Total for subsection	0	34,007,575,652.06	19,111,862,800.19	53,119,438,452.25
	3. Income received from transactions with foreign currencies, cheques (including traveler cheques) with nominal value in foreign currencies (2nd tier balance account)
	1. Income received from transactions with foreign currencies, cheques (including traveler cheques) with nominal value in foreign currencies
1	Income received from transactions with foreign currencies, cheques (including traveler cheques) with nominal value in foreign currencies	13101	14,719,103,511.56	4,048,347,843.73	18,767,451,355.29
	Total for code 13101	0	14,719,103,511.56	4,048,347,843.73	18,767,451,355.29
	of which pertaining to subsequent events		6,781.89	121.02	6,902.91
	2. Income from revaluation of foreign currency accounts
1	Income from revaluation of foreign currency accounts	13201	201,497,087,744.36	0.00	201,497,087,744.36
	Total for subsection	0	216,216,191,255.92	4,048,347,843.73	220,264,539,099.65
	4. Dividends received except share dividends (2nd tier balance account)
	1. Dividends received for participation in operations of:
1	Subsidiaries and associated credit institutions	14101	0.00	0.00	0.00
2	Subsidiaries and associated organizations	14102	0.00	0.00	0.00
3	Subsidiary and associated non-resident banks	14103	0.00	0.00	0.00
4	Subsidiary and associated non-resident organizations	14104	0.00	0.00	0.00
	Total for codes 14101-14104	0	0.00	0.00	0.00
	2. Dividends received for participation in charter capital of:
1	Credit institutions incorporated as limited (additional) liability companies	14201	0.00	0.00	0.00
2	Organizations	14202		0.00	0.00
3	Non-resident private banks	14203	0.00	0.00	0.00
4	Non-resident organizations	14204	0.00	0.00	0.00
5	Own branches in another country	14205	0.00	0.00	0.00
	Total for codes 14201-14205	0	0.00	0.00	0.00
	Total for subsection	0	0.00	0.00	0.00
	6. Fines, penalties, forfeit received (2nd tier balance account)
	1. Fines, penalties, forfeit received from:
1	Loan transactions	16101	426,129,739.81	64,469,041.99	490,598,781.80
2	Settlement transactions	16104	10,946,460.84	214,385.18	11,160,846.02
3	Other transactions	16105	637,190.72	549,920.08	1,187,110.80
	Total for codes 16101-16105	0	437,713,391.37	65,233,347.25	502,946,738.62
	of which pertaining to subsequent events		380,120,731.40	2,692,795.99	382,813,527.39
	Total for subsection	0	437,713,391.37	65,233,347.25	502,946,738.62
	7. Other income (2nd tier balance account)
	1. Recovery of amounts from accounts of funds and allowance
1	For possible losses	17101	19,594,945,461.39	0.00	19,594,945,461.39
2	Other transactions	17103	1,000.00	0.00	1,000.00
	Total for codes 17101-17103	0	19,594,946,461.39	0.00	19,594,946,461.39
	of which pertaining to subsequent events		3,345,715.87	0.00	3,345,715.87
	2. Commission received from:
1	Cash transactions	17201	763,203,543.17	162,865,852.11	926,069,395.28
2	Cash collection transactions	17202	11,466,898.74	962,113.61	12,429,012.35
3	Settlement transactions	17203	1,989,682,752.91	404,836,382.57	2,394,519,135.48
4	Guaranties issued	17204	578,683,799.62	590,153,705.71	1,168,837,505.33
5	Other transactions	17205	2,336,048,995.57	3,569,723,580.94	5,905,772,576.51
	Total for codes 17201-17205	0	5,679,085,990.01	4,728,541,634.94	10,407,627,624.95
	of which pertaining to subsequent events		309,267,859.92	1,108,370,850.04	1,417,638,709.96
	3. Other income received from:
1	Property disposal (sale)	17301	97,514,498.20	0.00	97,514,498.20
2	Writing-off accounts payable	17302	17,725.56	6,356.84	24,082.40

54

Translation of original Russian version

1	2	3	4	5	6
3	Clients as reimbursement of telegraph and other expenses of a credit institution	17303	25,738,186.65	1,611,653.99	27,349,840.64
4	Delivery of banking documents (except cash collection)	17304	79,967.42	14,242.19	94,209.61
5	Transactions with precious metals	17305	460,671,401.26	1,433,820.86	462,105,222.12
6	Accounting of surplus cash, tangible assets	17306	249,977.64	61,557.65	311,535.29
7	Property lease out	17307	250,789,905.81	551,573.81	251,341,479.62
8	Factoring and forfeiting transactions	17308	935.96	25,869.55	26,805.51
9	Finance lease	17309	0.00	0.00	0.00
10	Trust management	17310	0.00	33,524,434.85	33,524,434.85
11	Option transactions	17311	99,335,577.90	2,626,100,976.94	2,725,436,554.84
12	Forward transactions	17312	10,751,071,274.91	0.00	10,751,071,274.91
13	Futures transactions	17313	2,063,882,693.90	3,265,356.51	2,067,148,050.41
14	Swap transactions	17314	135,435,159.10	0.00	135,435,159.10
15	Income from prior year loan transactions received in the reporting year	17315	796,974.61	0.00	796,974.61
16	Other prior year income identified in the reporting year	17316	91,685,823.44	18,005,840.12	109,691,663.56
17	Income received for processing of documents, computer maintenance, information services	17317	141,883,826.82	856,724.26	142,740,551.08
18	Other income	17318	152,229,800.99	2,232,667,356.90	2,384,897,157.89
19	Reimbursement of overpaid income tax amounts	17323	0.00	0.00	0.00
	Total for codes 17301-17323	0	14,271,383,730.17	4,918,125,764.47	19,189,509,494.64
	of which pertaining to subsequent events		20,656,304.90	803,416.67	21,459,721.57
	Total for subsection	0	39,545,416,181.57	9,646,667,399.41	49,192,083,580.98
	Total income	10000	321,982,910,039.36	63,982,766,380.38	385,965,676,419.74
	2. EXPENSES
	1. Interest paid on received loans (2nd tier balance account)
	1. Interest on received (term) loans paid to:
1	Central Bank of the Russian Federation	21101	179,554,287.79	0.00	179,554,287.79
2	Credit institutions	21102	276,362,719.17	105,214,197.49	381,576,916.66
3	Non-resident banks	21103	1,056,706,884.39	16,010,150,762.07	17,066,857,646.46
4	Other creditors	21104	0.00	0.00	0.00
	Total for codes 21101-21104	0	1,512,623,891.35	16,115,364,959.56	17,627,988,850.91
	of which pertaining to subsequent events		255,378,995.70	3,285,846,089.69	3,541,225,085.39
	2. Interest on overdue loans paid to:
1	Central Bank of the Russian Federation	21201	0.00	0.00	0.00
2	Credit institutions	21202	0.00	0.00	0.00
3	Non-resident banks	21203	0.00	0.00	0.00
4	Other creditors	21204	0.00	0.00	0.00
	Total for codes 21201-21204	0	0.00	0.00	0.00
	3. Overdue interest paid to:
1	Central Bank of the Russian Federation	21301	0.00	0.00	0.00
2	Credit institutions	21302	0.00	0.00	0.00
3	Non-resident banks	21303	0.00	0.00	0.00
4	Other creditors	21304	0.00	0.00	0.00
	Total for codes 21301-21304	0	0.00	0.00	0.00
	Total for subsection	0	1,512,623,891.35	16,115,364,959.56	17,627,988,850.91

55

Translation of original Russian version

1	2	3	4	5	6
	2. Interest paid to legal entities on attracted funds (2nd tier balance account)
	1. Interest on opened client accounts paid to:
1	Financial institutions in federal ownership	22101	4.32	0.00	4.32
2	Commercial organizations in federal ownership	22102	28,500,746.86	42,957,938.14	71,458,685.00
3	Non-commercial organizations in federal ownership	22103	9,791,614.47	204,888,430.89	214,680,045.36
4	Financial institutions in state (other than federal) ownership	22104	10,330.19	96,191.65	106,521.84
5	Commercial organizations in state (other than federal) ownership	22105	1,288,746.89	271,712.37	1,560,459.26
6	Non-commercial organizations in state (other than federal) ownership	22106	991,557.71	237,323.39	1,228,881.10
7	Non-state financial institutions	22107	14,517,929.35	15,534,431.13	30,052,360.48
8	Non-state commercial organizations	22108	259,219,624.36	618,062,339.20	877,281,963.56
9	Non-state non-commercial organizations	22109	13,083,820.19	7,133,715.70	20,217,535.89
10	Credit institutions	22110	180,043,357.40	143,440,906.39	323,484,263.79
11	Non-resident banks	22111	24,637,761.03	38,002,119.12	62,639,880.15
12	Individual entrepreneurs	22112	2,773,229.60	33,972.53	2,807,202.13
13	Non-resident individual entrepreneurs	22113	0.00	0.00	0.00
14	Non-resident legal entities	22114	4,907,574.60	6,320,889.66	11,228,464.26
	Total for codes 22101-22114	0	539,766,296.97	1,076,979,970.17	1,616,746,267.14
	of which pertaining to subsequent events		159,550,789.39	70,628,580.83	230,179,370.22
	2. Interest on deposit paid to:
1	Ministry of Finance of the Russian Federation	22201	0.00	0.00	0.00
2	Finance bodies of the constituent entities of the Russian Federation and local authorities	22202	5,402,638,530.18	6,462,467.79	5,409,100,997.97
3	State non-budgetary funds of the Russian Federation	22203	0.00	0.00	0.00
4	Non-budgetary funds of the constituent entities of the Russian Federation and local authorities	22204	0.00	0.00	0.00
5	Financial institutions in federal ownership	22205	0.00	0.00	0.00
6	Commercial organizations in federal ownership	22206	192,104,900.11	12,498,294.41	204,603,194.52
7	Non-commercial organizations in federal ownership	22207	12,463,551.37	1,591,061.05	14,054,612.42
8	Financial institutions in state (other than federal) ownership	22208	331,776,537.78	0.00	331,776,537.78
9	Commercial organizations in state (other than federal) ownership	22209	1,572,867.08	0.00	1,572,867.08
10	Non-commercial organizations in state (other than federal) ownership	22210	1,405,842.82	0.00	1,405,842.82
11	Non-state financial institutions	22211	327,578,899.43	46,549,592.18	374,128,491.61
12	Non-state commercial organizations	22212	5,208,596,458.15	894,483,800.74	6,103,080,258.89
13	Non-state non-commercial organizations	22213	110,646,332.16	7,312,033.38	117,958,365.54
14	Non-resident legal entities	22214	720,158,586.27	174,314,289.62	894,472,875.89
15	Credit institutions	22215	169,263.76	455,134,914.88	455,304,178.64
16	Non-resident banks	22216	0.00	205,757,973.12	205,757,973.12
	Total for codes 22201-22216	0	12,309,111,769.11	1,804,104,427.17	14,113,216,196.28
	of which pertaining to subsequent events		1,827,289,668.18	210,656,457.31	2,037,946,125.49
	3. Interest on other attracted funds paid to:
1	Ministry of Finance of the Russian Federation	22301	0.00	31,530,925.24	31,530,925.24
2	Finance bodies of the constituent entities of the Russian Federation and local authorities	22302	0.00	0.00	0.00
3	State non-budgetary funds of the Russian Federation	22303	34,946.90	0.00	34,946.90
4	Non-budgetary funds of the constituent entities of the Russian Federation and local authorities	22304	0.00	0.00	0.00
5	Financial institutions in federal ownership	22305	0.00	0.00	0.00
6	Commercial organizations in federal ownership	22306	0.00	0.00	0.00
7	Non-commercial organizations in federal ownership	22307	0.00	0.00	0.00
8	Financial institutions in state (other than federal) ownership	22308	0.00	0.00	0.00
9	Commercial organizations in state (other than federal) ownership	22309	0.00	0.00	0.00
10	Non-commercial organizations in state (other than federal) ownership	22310	0.00	0.00	0.00
11	Non-state financial institutions	22311	0.00	0.00	0.00
12	Non-state commercial organizations	22312	6,337.32	1,261.06	7,598.38
13	Non-state non-commercial organizations	22313	2,520.56	339.78	2,860.34
14	Non-resident legal entities	22314	151,811,089.71	2,618,112,430.75	2,769,923,520.46
15	Credit institutions	22315	1,883,412.61	9,099,327.00	10,982,739.61
16	Non-resident banks	22316	8,959,540.18	0.00	8,959,540.18
	Total for codes 22301-22316	0	162,697,847.28	2,658,744,283.83	2,821,442,131.11

56

Translation of original Russian version

1	2	3	4	5	6
	of which pertaining to subsequent events		159,306,523.20	1,247,231,441.41	1,406,537,964.61
	Total for subsection	0	13,011,575,913.36	5,539,828,681.17	18,551,404,594.53
	3. Interest paid to individuals (2nd tier balance account)
	1. Interest on opened accounts, deposits and other attracted funds of individuals paid to:
1	Individuals residents of the Russian Federation	23101	2,887,402,056.88	1,297,641,558.41	4,185,043,615.29
2	Non-resident individuals	23103	6,813,434.29	50,349,686.05	57,163,120.34
	Total for codes 23101-23103	0	2,894,215,491.17	1,347,991,244.46	4,242,206,735.63
	of which pertaining to subsequent events		483,356,378.36	221,591,355.25	704,947,733.61
	Total for subsection	0	2,894,215,491.17	1,347,991,244.46	4,242,206,735.63
	4. Expenses from securities transactions (2nd tier balance account)
	1. Securities issued
1	Interest on bonds	24101	2,440,480,161.88	0.00	2,440,480,161.88
2	Interest on deposit certificates	24102	106,580.59	0.00	106,580.59
3	Interest on saving certificates	24103	0.00	0.00	0.00
4	Interest on promissory notes	24104	478,621,426.39	11,416,988.77	490,038,415.16
5	Discount on promissory notes	24105	1,756,355,024.88	73,594,867.25	1,829,949,892.13
6	Other expenses from transactions with issued securities	24107	5,463,144.65	2,265,909,005.20	2,271,372,149.85
	Total for codes 24101-24105, 24107	0	4,681,026,338.39	2,350,920,861.22	7,031,947,199.61
	of which pertaining to subsequent events		1,361,817,605.38	1,781,639.99	1,363,599,245.37
	2. Expenses from transactions with acquired securities
1	Revaluation of securities	24201	9,919,142,494.54	0.00	9,919,142,494.54
2	Other securities transactions	24203	3,487,688.89	0.00	3,487,688.89
3	Resale (repayment) of securities	24205	6,737,314,619.61	15,207,391,759.51	21,944,706,379.12
4	Expenses of professional participants of the securities market related to purchase and sale of securities (except for expenses for advisory and information services)	24206	0.00	0.00	0.00
5	Writing off investment in securities	24207	764,214,516.67	0.00	764,214,516.67
	Total for codes 24201, 24203, 24205-24207	0	17,424,159,319.71	15,207,391,759.51	32,631,551,079.22
	of which pertaining to subsequent events		206,968,560.45	0.00	206,968,560.45
	Total for subsection	0	22,105,185,658.10	17,558,312,620.73	39,663,498,278.83
	5. Expenses from transactions with foreign currencies, cheques (including traveler cheques) with nominal value in foreign currencies (2nd tier balance account)
	1. Transactions with foreign currencies, cheques (including traveler cheques) with nominal value in foreign currencies
1	Transactions with foreign currencies, cheques (including traveler cheques) with nominal value in foreign currencies	25101	13,651,494,335.41	510,500,157.33	14,161,994,492.74
	Total for code 25101	0	13,651,494,335.41	510,500,157.33	14,161,994,492.74
	2. Expenses from revaluation of foreign currency accounts
1	Expenses from revaluation of foreign currency accounts	25201	211,549,226,964.43	0.00	211,549,226,964.43
	of which pertaining to subsequent events		26,252.45	0.00	26,252.45
	Total for subsection	0	225,200,721,299.84	510,500,157.33	225,711,221,457.17
	6. Administrative expenses (2nd tier balance account)
	1. Administrative expenses
1	Salaries including bonuses envisaged by the remuneration system	26101	7,238,987,023.85	16,596,467.72	7,255,583,491.57
2	Salaries not envisaged by the remuneration system except bonuses paid out of special funds	26102	0.00	0.00	0.00
3	Charges on payroll — contributions to state non-budgetary funds as required by Russian law	26103	941,238,467.02	0.00	941,238,467.02
4	Relocation of employees, in cases and within limits envisaged by Russian law	26104	1,956,135.28	0.00	1,956,135.28
5	Training expenses within established limits; purchase of literature (including periodicals)	26105	49,745,490.10	1,100,796.57	50,846,286.67
6	Compensation to employees other than salary, within the limits guaranteed by Russian labor laws	26106	1,172,819.43	0.00	1,172,819.43
7	Expenses in excess of amounts (limits) guaranteed by Russian labor laws and other regulations
	for training of personnel	26107	0.00	0.00	0.00
	for compensation to employees other than salary	26108	2,315,525.00	0.00	2,315,525.00
8	Other expenses	26109	4,171,979.71		4,171,979.71
	Total for codes 26101-26109	0	8,239,587,440.39	17,697,264.29	8,257,284,704.68
	of which pertaining to subsequent events		7,134,741.33	0.00	7,134,741.33
	2. Social expenses

57

Translation of original Russian version

1	2	3	4	5	6
1	Financing of other social needs	26214	0.00	0.00	0.00
	Total for subsection	0	8,239,587,440.39	17,697,264.29	8,257,284,704.68
	8. Fines, penalties, forfeit paid (2nd tier balance account)
	1. Fines, penalties, forfeit paid for:
1	Untimely writing off/ remitting amounts from/to personal accounts	28101	0.00	0.00	0.00
2	Incorrect writing off/ remitting amounts from/to personal accounts	28102	2,583.20	0.00	2,583.20
3	Incorrect allocation (transfer) of funds written off from personal accounts	28103	0.00	0.00	0.00
4	Incorrect order of payments	28104	0.00	0.00	0.00
5	Untimely notification of tax authorities about opened client accounts	28105	0.00	0.00	0.00
6	Violation of loan or deposit contracts	28106	63,517.81	0.00	63,517.81
7	Incorrect tax payment	28107	1,293,700.52	0.00	1,293,700.52
	including for incorrect calculation of personal income tax	28108	1,899.35	0.00	1,899.35
8	Untimely transfer of funds to state non-budgetary funds	28109	120,996.06	0.00	120,996.06
9	Violation of legal reserve requirement	28110	130.00	0.00	130.00
10	Other violations	28111	1,944,403.08	115,296.52	2,059,699.60
	of which:				0.00
	violation of Russian laws or CBR regulations	28112	118,314.28	0.00	118,314.28
	Total for codes 28101-28111, except 28108	0	3,425,330.67	115,296.52	3,540,627.19
	of which pertaining to subsequent events		479.45	0.00	479.45
	Total for subsection	0	3,425,330.67	115,296.52	3,540,627.19
	9. Other expenses (2nd tier balance account)
	1. Contributions to funds and allowance
1	For possible losses	29101	21,779,984,909.02	0.00	21,779,984,909.02
2	For other transactions	29103	0.00	0.00	0.00
	Total for codes 29101-29103	0	21,779,984,909.02	0.00	21,779,984,909.02
	of which pertaining to subsequent events		530,115,530.00	0.00	530,115,530.00
	2. Commission paid on:
1	Cash transactions	29201	28,053.25	33,500,374.06	33,528,427.31
2	Cash collection transactions	29202	102,275,475.34	58,055.44	102,333,530.78
3	Settlement transactions	29203	219,697,192.97	100,539,833.37	320,237,026.34
4	Guaranties, warranties received	29204	19,020.47	0.00	19,020.47
5	Other transactions	29205	139,198,398.34	27,438,535.31	166,636,933.65
	Total for codes 29201-29205	0	461,218,140.37	161,536,798.18	622,754,938.55
	of which pertaining to subsequent events		17,736,876.13	7,097,813.00	24,834,689.13
	3. Other operating expenses
1	Servicing of computers, maintenance of company cars in allowed cases, other transport vehicles and equipment, information services	29301	567,748,826.35	61,415,190.84	629,164,017.19
2	Processing of documents and bookkeeping	29302	49,376,560.65	16,881.24	49,393,441.89
3	Settlement transactions	29303	0.00	0.00	0.00
4	Production, purchase and delivery of blank forms, information carriers, paper, package materials for banknotes and coins	29304	45,803,090.38	50,546.84	45,853,637.22
5	Mail, telegraph, telephone expenses and communications lease expenses	29306	329,125,229.67	8,939,530.15	338,064,759.82
6	Amortization charges on:
	premises and equipment	29307	944,331,336.76	0.00	944,331,336.76
	premises and equipment received in financial lease	29312	44,195.82	0.00	44,195.82
	intangible assets	29314	20,421,924.33	0.00	20,421,924.33
7	Publishing and office supplies	29315	43,033,701.47	101,551.14	43,135,252.61
8	Repair expenses (except motor vehicles)	29316	136,964,383.30	28,850.68	136,993,233.98
9	Maintenance of buildings and constructions	29317	498,159,680.65	1,071,300.99	499,230,981.64
10	Security	29318	515,847,255.41	21,042.08	515,868,297.49
11	Uniforms and special clothes	29319	635,592.33	0.00	635,592.33
12	Advertising expenses within limits established by Russian law	29320	1,169,012,057.03	375,535,466.66	1,544,547,523.69
13	Entertainment expenses within limits established by Russian law	29321	20,339,073.70	357,070.54	20,696,144.24
14	Business travel expenses within limits established by Russian law	29322	109,436,423.71	4,283,851.31	113,720,275.02
15	Expenses in excess of amounts (limits) established by Russian laws and other regulations:

58

Translation of original Russian version

1	2	3	4	5	6
	advertising	29323	16,645,224.10	757,416.16	17,402,640.26
	entertainment	29324	21,505,847.26	4,245,203.09	25,751,050.35
	business travel expenses	29325	140,761,507.57	23,636,598.90	164,398,106.47
16	Commissioning and start-up expenses	29326	4,077,426.40	0.00	4,077,426.40
17	State duty paid	29327	47,691,269.26	22,918.07	47,714,187.33
18	Transport expenses except allocated to inventory cost	29328	23,522,289.09	1,242,631.76	24,764,920.85
19	Other expenses	29329	311,223,324.84	2,609,750.49	313,833,075.33
	Total for codes 29301-29329	0	5,015,706,220.08	484,335,800.94	5,500,042,021.02
	of which pertaining to subsequent events		109,790,420.35	7,016.16	109,797,436.51
	4. Other expenses
1	Disposal (sale) and write off of assets	29401	56,398,610.89	0.00	56,398,610.89
	of which:				0.00
	disposal (sale) of partially amortized premises and equipment	29417	52,029,527.51	0.00	52,029,527.51
2	Writing off accounts receivable	29402	4,663,555.88	2,981,830.88	7,645,386.76
3	Delivery of bank documents	29403	4,434,232.67	3,126.13	4,437,358.80
4	Transactions with precious metals	29404	590,297,355.58	195,843.59	590,493,199.17
5	Writing off shortages, misappropriated cash or tangible assets, false banknote/coin amounts	29405	148,989.96	7,768.66	156,758.62
6	Rent	29406	1,072,155,746.40	24,110,143.53	1,096,265,889.93
7	Factoring and forfeiting transactions	29407	0.00	65,355,473.94	65,355,473.94
8	Trust management	29409	0.00	0.00	0.00
9	Option transactions	29410	210,218,519.33	1,975,971,383.47	2,186,189,902.80
10	Forward transactions	29411	4,281,239,673.14	0.00	4,281,239,673.14
11	Futures transactions	29412	2,446,050,583.97	947,448,375.02	3,393,498,958.99
12	Swap transactions	29413	120,572,996.60	0.00	120,572,996.60
13	Prior year loan transactions identified in the reporting year	29414	634,118.42	0.00	634,118.42
14	Other prior year loan transactions identified in the reporting year	29415	279,457,827.68	23,403,304.06	302,861,131.74
15	Taxes allocated to expenses in cases envisaged by Russian law	29416	1,813,100,109.27	322,270,185.78	2,135,370,295.05
16	Writing off loan payables in the absence (insufficiency) of reserves or reserve fund	29418	0.00	0.00	0.00
17	Payment of amounts claimed by clients including credit institutions	29419	6,780,972.54	534,680.08	7,315,652.62
18	Litigation and arbitration expenses related to the activities of the credit institution	29420	320,592.86	0.00	320,592.86
19	Audit expenses	29421	25,370,718.20	31,431.02	25,402,149.22
20	Publication of financial statements	29422	5,774,460.55	0.00	5,774,460.55
21	Other expenses	29423	1,998,741,250.35	1,451,901,999.74	3,450,643,250.09
22	Additional payments due to untimely payment of taxes	29425	0.00	0.00	0.00
	Total for codes 29401-29425, except 29417	0	12,916,360,314.29	4,814,215,545.90	17,730,575,860.19
	of which pertaining to subsequent events		77,202,214.35	2,847,754.48	80,049,968.83
	Total for subsection	0	40,173,269,583.76	5,460,088,145.02	45,633,357,728.78
	Total expenses	20000	313,140,604,608.64	46,549,898,369.08	359,690,502,977.72

59

Translation of original Russian version

1	2	3	4	5	6
	3. OPERATING RESULTS
3.1	Amount written off account 70502 and directly allocated to losses	35001*	0.00	0.00	0.00
3.2	Total reported results
	- Profit (symbol 10000 less symbol 20000)	33001	0.00	0.00	26,275,173,442.02
	- Loss (symbol 20000 less symbol 10000 and symbol 35001)	33002	0.00	0.00	0.00

*To be filled in only for annual accounting report

Reference

1	Financial performance of the Head office of the credit institution:
	a) profit	31005	10,888,318,810.21
	b) losses	32005	0.00
2	Number of branches of the credit institutions ended the reporting period with profit	31003	54
3	Amount of the profit received	31004	15,808,177,691.04
4	Number of branches of the credit institutions ended the reporting period with losses	32003	3
5	Amount of the loss assumed	32004	421,323,059.23

President-Chairman of the Management Board	A.L. Kostin

Chief Accountant	O.A. Avdeeva

“            ”                                            .

60

Translation of original Russian version

OJSC VTB
Consolidated schedule of subsequent events balances
for 2007
consolidated

					Subsequent events balances
						Foreign			Foreign		Closing balances with consideration of subsequent events
Account number			Foreign			currency in			currency in		balances
first-			currency in RUB		DR	RUB		CR	RUB			Foreign currency in
tier	second-tier	in RUB	equivalent	TOTAL	in RUB	equivalent	TOTAL	in RUB	equivalent	TOTAL	in RUB	RUB equivalent	TOTAL
1	2	3	4	5	6	7	8	9	10	11	12	13	14
	A. Balance sheet accounts
	ASSETS
202
	20202	2874738741.43	1466655994.84	4341394736.27	0.00	0.00	0.00	0.00	0.00	0.00	2874738741.43	1466655994.84	4341394736.27
	20203	0.00	4516246.20	4516246.20	0.00	0.00	0.00	0.00	0.00	0.00	0.00	4516246.20	4516246.20
	20207	45476699.52	36442348.19	81919047.71	0.00	0.00	0.00	0.00	0.00	0.00	45476699.52	36442348.19	81919047.71
	20208	2892780104.10	72386836.73	2965166940.83	0.00	0.00	0.00	0.00	0.00	0.00	2892780104.10	72386836.73	2965166940.83
	20209	194825000.00	2577351.00	197402351.00	0.00	0.00	0.00	0.00	0.00	0.00	194825000.00	2577351.00	197402351.00
	20210	0.00	10140855.86	10140855.86	0.00	0.00	0.00	0.00	0.00	0.00	0.00	10140855.86	10140855.86
	Total for account 202	6007820545.05	1592719632.82	7600540177.87	0.00	0.00	0.00	0.00	0.00	0.00	6007820545.05	1592719632.82	7600540177.87
203
	20302	0.00	293667484.52	293667484.52	0.00	0.00	0.00	0.00	0.00	0.00	0.00	293667484.52	293667484.52
	20303	0.00	26151742.82	26151742.82	0.00	0.00	0.00	0.00	0.00	0.00	0.00	26151742.82	26151742.82
	20308	0.00	10207870.06	10207870.06	0.00	0.00	0.00	0.00	0.00	0.00	0.00	10207870.06	10207870.06
	Total for account 203	0.00	330027097.40	330027097.40	0.00	0.00	0.00	0.00	0.00	0.00	0.00	330027097.40	330027097.40
	Total for section 2	6007820545.05	1922746730.22	7930567275.27	0.00	0.00	0.00	0.00	0.00	0.00	6007820545.05	1922746730.22	7930567275.27
301
	30102	36171030221.88	2928940261.70	39099970483.58	0.00	0.00	0.00	0.00	0.00	0.00	36171030221.88	2928940261.70	39099970483.58
	30110	765483826.00	5021117664.26	5786601490.26	0.00	0.00	0.00	0.00	0.00	0.00	765483826.00	5021117664.26	5786601490.26
	30114	500575385.99	49597457575.83	50098032961.82	0.00	0.00	0.00	0.00	0.00	0.00	500575385.99	49597457575.83	50098032961.82
	30119	0.00	275347865.71	275347865.71	0.00	0.00	0.00	0.00	0.00	0.00	0.00	275347865.71	275347865.71
	Total for account 301	37437089433.87	57822863367.50	95259952801.37	0.00	0.00	0.00	0.00	0.00	0.00	37437089433.87	57822863367.50	95259952801.37
302
	30202	7118716000.00	0.00	7118716000.00	0.00	0.00	0.00	0.00	0.00	0.00	7118716000.00	0.00	7118716000.00

61

Translation of original Russian version

1	2	3	4	5	6	7	8	9	10	11	12	13	14
	30204	5229230000.00	0.00	5229230000.00	0.00	0.00	0.00	0.00	0.00	0.00	5229230000.00	0.00	5229230000.00
	30210	22000000.00	0.00	22000000.00	0.00	0.00	0.00	0.00	0.00	0.00	22000000.00	0.00	22000000.00
	30213	20867528.36	0.00	20867528.36	0.00	0.00	0.00	0.00	0.00	0.00	20867528.36	0.00	20867528.36
	30221	520235000.00	153069.48	520388069.48	0.00	0.00	0.00	0.00	0.00	0.00	520235000.00	153069.48	520388069.48
	30233	215379804.95	12720320.48	228100125.43	0.00	0.00	0.00	0.00	0.00	0.00	215379804.95	12720320.48	228100125.43
	Total for account 302	13126428333.31	12873389.96	13139301723.27	0.00	0.00	0.00	0.00	0.00	0.00	13126428333.31	12873389.96	13139301723.27
303
	30302	85672721934.66	19332108538.56	105004830473.22	0.00	0.00	0.00	0.00	0.00	0.00	85672721934.66	19332108538.56	105004830473.22
	30306	180201719373.36	59851652796.50	240053372169.86	0.00	0.00	0.00	0.00	0.00	0.00	180201719373.36	59851652796.50	240053372169.86
	Total for account 303	265874441308.02	79183761335.06	345058202643.08	0.00	0.00	0.00	0.00	0.00	0.00	265874441308.02	79183761335.06	345058202643.08
304
	30402	741965700.08	27225262.35	769190962.43	0.00	0.00	0.00	0.00	0.00	0.00	741965700.08	27225262.35	769190962.43
	30406	2589010333.83	0.00	2589010333.83	0.00	0.00	0.00	0.00	0.00	0.00	2589010333.83	0.00	2589010333.83
	Total for account 304	3330976033.91	27225262.35	3358201296.26	0.00	0.00	0.00	0.00	0.00	0.00	3330976033.91	27225262.35	3358201296.26
319
	31904	34000000000.00	0.00	34000000000.00	0.00	0.00	0.00	0.00	0.00	0.00	34000000000.00	0.00	34000000000.00
	Total for account 319	34000000000.00	0.00	34000000000.00	0.00	0.00	0.00	0.00	0.00	0.00	34000000000.00	0.00	34000000000.00
320
	32004	10300000000.00	511137540.00	10811137540.00	0.00	0.00	0.00	0.00	0.00	0.00	10300000000.00	511137540.00	10811137540.00
	32006	3660000000.00	0.00	3660000000.00	0.00	0.00	0.00	0.00	0.00	0.00	3660000000.00	0.00	3660000000.00
	32007	6083333333.00	392739200.00	6476072533.00	0.00	0.00	0.00	0.00	0.00	0.00	6083333333.00	392739200.00	6476072533.00
	32008	24500000000.00	5115224400.00	29615224400.00	0.00	0.00	0.00	0.00	0.00	0.00	24500000000.00	5115224400.00	29615224400.00
	Total for account 320	44543333333.00	6019101140.00	50562434473.00	0.00	0.00	0.00	0.00	0.00	0.00	44543333333.00	6019101140.00	50562434473.00
321
	32101	120346951.54	206802434.84	327149386.38	0.00	0.00	0.00	0.00	0.00	0.00	120346951.54	206802434.84	327149386.38
	32104	0.00	8137065300.00	8137065300.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	8137065300.00	8137065300.00
	32105	0.00	3927392000.00	3927392000.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	3927392000.00	3927392000.00
	32106	0.00	1435952700.00	1435952700.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	1435952700.00	1435952700.00
	32107	257800000.00	7130671100.00	7388471100.00	0.00	0.00	0.00	0.00	0.00	0.00	257800000.00	7130671100.00	7388471100.00
	32108	0.00	10466296000.00	10466296000.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	10466296000.00	10466296000.00
	32109	0.00	10353099800.00	10353099800.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	10353099800.00	10353099800.00
	Total for account 321	378146951.54	41657279334.84	42035426286.38	0.00	0.00	0.00	0.00	0.00	0.00	378146951.54	41657279334.84	42035426286.38
322
	32204	3998388144.14	0.00	3998388144.14	0.00	0.00	0.00	0.00	0.00	0.00	3998388144.14	0.00	3998388144.14
	32206	0.00	2454620000.00	2454620000.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	2454620000.00	2454620000.00
	32208	0.00	7363860000.00	7363860000.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	7363860000.00	7363860000.00
	Total for account 322	3998388144.14	9818480000.00	13816868144.14	0.00	0.00	0.00	0.00	0.00	0.00	3998388144.14	9818480000.00	13816868144.14
323
	32303	0.00	9713649020.00	9713649020.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	9713649020.00	9713649020.00

62

Translation of original Russian version

1	2	3	4	5	6	7	8	9	10	11	12	13	14
	32304	0.00	48067625045.85	48067625045.85	0.00	0.00	0.00	0.00	0.00	0.00	0.00	48067625045.85	48067625045.85
	32305	0.00	3681930000.00	3681930000.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	3681930000.00	3681930000.00
	32307	0.00	540926876.00	540926876.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	540926876.00	540926876.00
	32308	0.00	7553902165.00	7553902165.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	7553902165.00	7553902165.00
	32309	0.00	16887879163.25	16887879163.25	0.00	0.00	0.00	0.00	0.00	0.00	0.00	16887879163.25	16887879163.25
	Total for account 323	0.00	86445912270.10	86445912270.10	0.00	0.00	0.00	0.00	0.00	0.00	0.00	86445912270.10	86445912270.10
328
	32802	411620755.16	3373254610.43	3784875365.59	0.00	0.00	0.00	411620755.16	3373254610.43	3784875365.59	0.00	0.00	0.00
	Total for account 328	411620755.16	3373254610.43	3784875365.59	0.00	0.00	0.00	411620755.16	3373254610.43	3784875365.59	0.00	0.00	0.00
	Total for section 3	403100424292.95	284360750710.24	687461175003.19	0.00	0.00	0.00	411620755.16	3373254610.43	3784875365.59	402688803537.79	280987496099.81	683676299637.60
442
	44204	300000000.00	0.00	300000000.00	0.00	0.00	0.00	0.00	0.00	0.00	300000000.00	0.00	300000000.00
	44205	3666000000.00	0.00	3666000000.00	0.00	0.00	0.00	0.00	0.00	0.00	3666000000.00	0.00	3666000000.00
	44206	5785800000.00	0.00	5785800000.00	0.00	0.00	0.00	0.00	0.00	0.00	5785800000.00	0.00	5785800000.00
	44207	29288664750.00	0.00	29288664750.00	0.00	0.00	0.00	0.00	0.00	0.00	29288664750.00	0.00	29288664750.00
	44208	19018786680.00	0.00	19018786680.00	0.00	0.00	0.00	0.00	0.00	0.00	19018786680.00	0.00	19018786680.00
	44209	100000000.00	0.00	100000000.00	0.00	0.00	0.00	0.00	0.00	0.00	100000000.00	0.00	100000000.00
	Total for account 442	58159251430.00	0.00	58159251430.00	0.00	0.00	0.00	0.00	0.00	0.00	58159251430.00	0.00	58159251430.00
446
	44601	17888041.89	0.00	17888041.89	0.00	0.00	0.00	0.00	0.00	0.00	17888041.89	0.00	17888041.89
	44604	190000000.00	430859448.95	620859448.95	0.00	0.00	0.00	0.00	0.00	0.00	190000000.00	430859448.95	620859448.95
	44605	1039978612.98	0.00	1039978612.98	0.00	0.00	0.00	0.00	0.00	0.00	1039978612.98	0.00	1039978612.98
	44606	2775065109.37	0.00	2775065109.37	0.00	0.00	0.00	0.00	0.00	0.00	2775065109.37	0.00	2775065109.37
	44607	6734899532.78	4574795248.34	11309694781.12	0.00	0.00	0.00	0.00	0.00	0.00	6734899532.78	4574795248.34	11309694781.12
	44608	1414692592.27	6043574005.55	7458266597.82	0.00	0.00	0.00	0.00	0.00	0.00	1414692592.27	6043574005.55	7458266597.82
	Total for account 446	12172523889.29	11049228702.84	23221752592.13	0.00	0.00	0.00	0.00	0.00	0.00	12172523889.29	11049228702.84	23221752592.13
449
	44901	130335215.88	0.00	130335215.88	0.00	0.00	0.00	0.00	0.00	0.00	130335215.88	0.00	130335215.88
	44904	15000000.00	0.00	15000000.00	0.00	0.00	0.00	0.00	0.00	0.00	15000000.00	0.00	15000000.00
	44905	114349025.00	0.00	114349025.00	0.00	0.00	0.00	0.00	0.00	0.00	114349025.00	0.00	114349025.00
	44906	1448093194.48	0.00	1448093194.48	0.00	0.00	0.00	0.00	0.00	0.00	1448093194.48	0.00	1448093194.48
	44907	1243979110.29	0.00	1243979110.29	0.00	0.00	0.00	0.00	0.00	0.00	1243979110.29	0.00	1243979110.29
	44908	260000000.00	0.00	260000000.00	0.00	0.00	0.00	0.00	0.00	0.00	260000000.00	0.00	260000000.00
	Total for account 449	3211756545.65	0.00	3211756545.65	0.00	0.00	0.00	0.00	0.00	0.00	3211756545.65	0.00	3211756545.65
451
	45103	598020000.00	0.00	598020000.00	0.00	0.00	0.00	0.00	0.00	0.00	598020000.00	0.00	598020000.00
	45104	359000.00	0.00	359000.00	0.00	0.00	0.00	0.00	0.00	0.00	359000.00	0.00	359000.00
	45105	2753358.00	0.00	2753358.00	0.00	0.00	0.00	0.00	0.00	0.00	2753358.00	0.00	2753358.00
	45106	522014048.00	0.00	522014048.00	0.00	0.00	0.00	0.00	0.00	0.00	522014048.00	0.00	522014048.00
	45107	592420183.00	639368182.49	1231788365.49	0.00	0.00	0.00	0.00	0.00	0.00	592420183.00	639368182.49	1231788365.49

63

Translation of original Russian version

1	2	3	4	5	6	7	8	9	10	11	12	13	14
	45108	143241228.00	1485167831.00	1628409059.00	0.00	0.00	0.00	0.00	0.00	0.00	143241228.00	1485167831.00	1628409059.00
	Total for account 451	1858807817.00	2124536013.49	3983343830.49	0.00	0.00	0.00	0.00	0.00	0.00	1858807817.00	2124536013.49	3983343830.49
452
	45201	14690038144.68	72222620.79	14762260765.47	0.00	0.00	0.00	0.00	0.00	0.00	14690038144.68	72222620.79	14762260765.47
	45203	163050000.00	5998788.30	169048788.30	0.00	0.00	0.00	0.00	0.00	0.00	163050000.00	5998788.30	169048788.30
	45204	16355141737.21	5130768441.00	21485910178.21	0.00	0.00	0.00	0.00	0.00	0.00	16355141737.21	5130768441.00	21485910178.21
	45205	56005115702.42	14304872677.52	70309988379.94	0.00	0.00	0.00	0.00	0.00	0.00	56005115702.42	14304872677.52	70309988379.94
	45206	58497911257.86	35635361961.90	94133273219.76	0.00	0.00	0.00	0.00	0.00	0.00	58497911257.86	35635361961.90	94133273219.76
	45207	82200523180.18	67431236435.63	149631759615.81	0.00	0.00	0.00	0.00	0.00	0.00	82200523180.18	67431236435.63	149631759615.81
	45208	55824166128.22	130397348237.54	186221514365.76	0.00	0.00	0.00	0.00	0.00	0.00	55824166128.22	130397348237.54	186221514365.76
	Total for account 452	283735946150.57	252977809162.68	536713755313.25	0.00	0.00	0.00	0.00	0.00	0.00	283735946150.57	252977809162.68	536713755313.25
453
	45301	1995099.54	0.00	1995099.54	0.00	0.00	0.00	0.00	0.00	0.00	1995099.54	0.00	1995099.54
	45303	8250000.00	0.00	8250000.00	0.00	0.00	0.00	0.00	0.00	0.00	8250000.00	0.00	8250000.00
	45304	5500000.00	0.00	5500000.00	0.00	0.00	0.00	0.00	0.00	0.00	5500000.00	0.00	5500000.00
	45305	1500000.00	0.00	1500000.00	0.00	0.00	0.00	0.00	0.00	0.00	1500000.00	0.00	1500000.00
	45306	223200000.00	0.00	223200000.00	0.00	0.00	0.00	0.00	0.00	0.00	223200000.00	0.00	223200000.00
	45307	3000000.00	0.00	3000000.00	0.00	0.00	0.00	0.00	0.00	0.00	3000000.00	0.00	3000000.00
	45308	56656954.92	0.00	56656954.92	0.00	0.00	0.00	0.00	0.00	0.00	56656954.92	0.00	56656954.92
	Total for account 453	300102054.46	0.00	300102054.46	0.00	0.00	0.00	0.00	0.00	0.00	300102054.46	0.00	300102054.46
454
	45401	540432358.78	0.00	540432358.78	0.00	0.00	0.00	0.00	0.00	0.00	540432358.78	0.00	540432358.78
	45404	188868000.00	0.00	188868000.00	0.00	0.00	0.00	0.00	0.00	0.00	188868000.00	0.00	188868000.00
	45405	319463202.03	0.00	319463202.03	0.00	0.00	0.00	0.00	0.00	0.00	319463202.03	0.00	319463202.03
	45406	571554050.86	0.00	571554050.86	0.00	0.00	0.00	0.00	0.00	0.00	571554050.86	0.00	571554050.86
	45407	1245077114.99	12273100.00	1257350214.99	0.00	0.00	0.00	0.00	0.00	0.00	1245077114.99	12273100.00	1257350214.99
	Total for account 454	2865394726.66	12273100.00	2877667826.66	0.00	0.00	0.00	0.00	0.00	0.00	2865394726.66	12273100.00	2877667826.66
455
	45505	33111.98	0.00	33111.98	0.00	0.00	0.00	0.00	0.00	0.00	33111.98	0.00	33111.98
	45506	7969592.06	1217316.26	9186908.32	0.00	0.00	0.00	0.00	0.00	0.00	7969592.06	1217316.26	9186908.32
	45507	87027106.37	53844194.75	140871301.12	0.00	0.00	0.00	0.00	0.00	0.00	87027106.37	53844194.75	140871301.12
	45509	3198455.41	807148.76	4005604.17	0.00	0.00	0.00	0.00	0.00	0.00	3198455.41	807148.76	4005604.17
	Total for account 455	98228265.82	55868659.77	154096925.59	0.00	0.00	0.00	0.00	0.00	0.00	98228265.82	55868659.77	154096925.59
456
	45604	231531431.93	1767414535.82	1998945967.75	0.00	0.00	0.00	0.00	0.00	0.00	231531431.93	1767414535.82	1998945967.75
	45605	1500310385.82	61120038000.00	62620348385.82	0.00	0.00	0.00	0.00	0.00	0.00	1500310385.82	61120038000.00	62620348385.82
	45606	0.00	79212413762.15	79212413762.15	0.00	0.00	0.00	0.00	0.00	0.00	0.00	79212413762.15	79212413762.15
	Total for account 456	1731841817.75	142099866297.97	143831708115.72	0.00	0.00	0.00	0.00	0.00	0.00	1731841817.75	142099866297.97	143831708115.72
457

64

Translation of original Russian version

1	2	3	4	5	6	7	8	9	10	11	12	13	14
	45706	0.00	2454620.00	2454620.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	2454620.00	2454620.00
	45708	0.00	53.75	53.75	0.00	0.00	0.00	0.00	0.00	0.00	0.00	53.75	53.75
	Total for account 457	0.00	2454673.75	2454673.75	0.00	0.00	0.00	0.00	0.00	0.00	0.00	2454673.75	2454673.75
458
	45806	250449649.33	0.00	250449649.33	0.00	0.00	0.00	0.00	0.00	0.00	250449649.33	0.00	250449649.33
	45809	25000000.00	0.00	25000000.00	0.00	0.00	0.00	0.00	0.00	0.00	25000000.00	0.00	25000000.00
	45812	6782046390.92	5417856078.71	12199902469.63	0.00	0.00	0.00	0.00	0.00	0.00	6782046390.92	5417856078.71	12199902469.63
	45814	18491349.99	0.00	18491349.99	0.00	0.00	0.00	0.00	0.00	0.00	18491349.99	0.00	18491349.99
	45815	32840330.93	4754779.83	37595110.76	0.00	0.00	0.00	0.00	0.00	0.00	32840330.93	4754779.83	37595110.76
	45816	0.00	2988259.89	2988259.89	0.00	0.00	0.00	0.00	0.00	0.00	0.00	2988259.89	2988259.89
	45817	9.00	91676.42	91685.42	0.00	0.00	0.00	0.00	0.00	0.00	9.00	91676.42	91685.42
	Total for account 458	7108827730.17	5425690794.85	12534518525.02	0.00	0.00	0.00	0.00	0.00	0.00	7108827730.17	5425690794.85	12534518525.02
459
	45912	52922.76	0.00	52922.76	0.00	0.00	0.00	0.00	0.00	0.00	52922.76	0.00	52922.76
	Total for account 459	52922.76	0.00	52922.76	0.00	0.00	0.00	0.00	0.00	0.00	52922.76	0.00	52922.76
471
	47101	8000000.00	0.00	8000000.00	0.00	0.00	0.00	0.00	0.00	0.00	8000000.00	0.00	8000000.00
	Total for account 471	8000000.00	0.00	8000000.00	0.00	0.00	0.00	0.00	0.00	0.00	8000000.00	0.00	8000000.00
474
	47404	19789510.84	499515170.00	519304680.84	0.00	0.00	0.00	0.00	0.00	0.00	19789510.84	499515170.00	519304680.84
	47408	1923612552.77	0.00	1923612552.77	0.00	0.00	0.00	0.00	0.00	0.00	1923612552.77	0.00	1923612552.77
	47415	38582019.99	0.00	38582019.99	0.00	0.00	0.00	0.00	0.00	0.00	38582019.99	0.00	38582019.99
	47423	186636805.25	1422289960.46	1608926765.71	0.00	0.00	0.00	0.00	0.00	0.00	186636805.25	1422289960.46	1608926765.71
	47427	1590271501.47	3255687064.55	4845958566.02	1195939470.99	1054479529.29	2250419000.28	3867119.98	0.00	3867119.98	2782343852.48	4310166593.84	7092510446.32
	Total for account 474	3758892390.32	5177492195.01	8936384585.33	1195939470.99	1054479529.29	2250419000.28	3867119.98	0.00	3867119.98	4950964741.33	6231971724.30	11182936465.63
475
	47502	2606447845.21	1492476453.62	4098924298.83	0.00	0.00	0.00	2606447845.21	1492476453.62	4098924298.83	0.00	0.00	0.00
	Total for account 475	2606447845.21	1492476453.62	4098924298.83	0.00	0.00	0.00	2606447845.21	1492476453.62	4098924298.83	0.00	0.00	0.00
478
	47801	786624.20	0.00	786624.20	0.00	0.00	0.00	0.00	0.00	0.00	786624.20	0.00	786624.20
	47802	0.00	9647230790.43	9647230790.43	0.00	0.00	0.00	0.00	0.00	0.00	0.00	9647230790.43	9647230790.43
	Total for account 478	786624.20	9647230790.43	9648017414.63	0.00	0.00	0.00	0.00	0.00	0.00	786624.20	9647230790.43	9648017414.63
479
	47901	0.00	2405749027.59	2405749027.59	0.00	0.00	0.00	0.00	0.00	0.00	0.00	2405749027.59	2405749027.59
	Total for account 479	0.00	2405749027.59	2405749027.59	0.00	0.00	0.00	0.00	0.00	0.00	0.00	2405749027.59	2405749027.59
	Total for section 4	377616860209.86	432470675872.00	810087536081.86	1195939470.99	1054479529.29	2250419000.28	2610314965.19	1492476453.62	4102791418.81	376202484715.66	432032678947.67	808235163663.33
501
	50104	18725005600.56	70223336.97	18795228937.53	298533088.48	6935411.00	305468499.48	0.00	0.00	0.00	19023538689.04	77158747.97	19100697437.01

65

Translation of original Russian version

1	2	3	4	5	6	7	8	9	10	11	12	13	14
	50105	12542869703.31	0.00	12542869703.31	152683262.88	0.00	152683262.88	0.00	0.00	0.00	12695552966.19	0.00	12695552966.19
	50106	18326399166.80	0.00	18326399166.80	277612170.55	0.00	277612170.55	0.00	0.00	0.00	18604011337.35	0.00	18604011337.35
	50107	24924681469.82	0.00	24924681469.82	416395811.98	0.00	416395811.98	0.00	0.00	0.00	25341077281.80	0.00	25341077281.80
	50109	556889329.00	0.00	556889329.00	7533513.15	42284758.85	49818272.00	0.00	0.00	0.00	564422842.15	42284758.85	606707601.00
	50110	0.00	0.00	0.00	7387547.89	52567542.05	59955089.94	0.00	0.00	0.00	7387547.89	52567542.05	59955089.94
	50113	3099921573.26	0.00	3099921573.26	0.00	0.00	0.00	0.00	0.00	0.00	3099921573.26	0.00	3099921573.26
	50118	0.00	0.00	0.00	1566683.42	0.00	1566683.42	0.00	0.00	0.00	1566683.42	0.00	1566683.42
	Total for account 501	78175766842.75	70223336.97	78245990179.72	1161712078.35	101787711.90	1263499790.25	0.00	0.00	0.00	79337478921.10	172011048.87	79509489969.97
502
	50205	0.00	1225066745.36	1225066745.36	0.00	0.00	0.00	0.00	0.00	0.00	0.00	1225066745.36	1225066745.36
	50207	17800000000.00	0.00	17800000000.00	0.00	0.00	0.00	0.00	0.00	0.00	17800000000.00	0.00	17800000000.00
	50208	800091338.80	0.00	800091338.80	0.00	0.00	0.00	0.00	0.00	0.00	800091338.80	0.00	800091338.80
	50210	820451100.00	10197024845.61	11017475945.61	0.00	0.00	0.00	0.00	0.00	0.00	820451100.00	10197024845.61	11017475945.61
	50211	5369318754.38	4385396791.51	9754715545.89	0.00	0.00	0.00	0.00	0.00	0.00	5369318754.38	4385396791.51	9754715545.89
	Total for account 502	24789861193.18	15807488382.48	40597349575.66	0.00	0.00	0.00	0.00	0.00	0.00	24789861193.18	15807488382.48	40597349575.66
503
	50305	7909840931.15	0.00	7909840931.15	0.00	0.00	0.00	0.00	0.00	0.00	7909840931.15	0.00	7909840931.15
	50310	175000000.00	0.00	175000000.00	32482895.35	87387249.66	119870145.01	0.00	0.00	0.00	207482895.35	87387249.66	294870145.01
	50311	0.00	0.00	0.00	6266176.94	9972950.22	16239127.16	0.00	0.00	0.00	6266176.94	9972950.22	16239127.16
	Total for account 503	8084840931.15	0.00	8084840931.15	38749072.29	97360199.88	136109272.17	0.00	0.00	0.00	8123590003.44	97360199.88	8220950203.32
504
	50406	173818156.18	69119643.86	242937800.04	0.00	0.00	0.00	0.00	0.00	0.00	173818156.18	69119643.86	242937800.04
	Total for account 504	173818156.18	69119643.86	242937800.04	0.00	0.00	0.00	0.00	0.00	0.00	173818156.18	69119643.86	242937800.04
506
	50605	1045800000.00	0.00	1045800000.00	0.00	0.00	0.00	0.00	0.00	0.00	1045800000.00	0.00	1045800000.00
	50606	24936438947.36	0.00	24936438947.36	0.00	0.00	0.00	0.00	0.00	0.00	24936438947.36	0.00	24936438947.36
	50611	15806057649.43	0.00	15806057649.43	0.00	0.00	0.00	0.00	0.00	0.00	15806057649.43	0.00	15806057649.43
	50613	613492247.50	0.00	613492247.50	0.00	0.00	0.00	0.00	0.00	0.00	613492247.50	0.00	613492247.50
	Total for account 506	42401788844.29	0.00	42401788844.29	0.00	0.00	0.00	0.00	0.00	0.00	42401788844.29	0.00	42401788844.29
507
	50705	90214183.51	0.00	90214183.51	0.00	0.00	0.00	0.00	0.00	0.00	90214183.51	0.00	90214183.51
	50706	26951237673.57	0.00	26951237673.57	0.00	0.00	0.00	0.00	0.00	0.00	26951237673.57	0.00	26951237673.57
	50707	0.00	1439536011.71	1439536011.71	0.00	0.00	0.00	0.00	0.00	0.00	0.00	1439536011.71	1439536011.71
	50708	0.00	9622855117.51	9622855117.51	0.00	0.00	0.00	0.00	0.00	0.00	0.00	9622855117.51	9622855117.51
	Total for account 507	27041451857.08	11062391129.22	38103842986.30	0.00	0.00	0.00	0.00	0.00	0.00	27041451857.08	11062391129.22	38103842986.30
509
	50905	204366274.21	0.00	204366274.21	0.00	0.00	0.00	204306405.18	0.00	204306405.18	59869.03	0.00	59869.03
	Total for account 509	204366274.21	0.00	204366274.21	0.00	0.00	0.00	204306405.18	0.00	204306405.18	59869.03	0.00	59869.03
514

66

Translation of original Russian version

1	2	3	4	5	6	7	8	9	10	11	12	13	14
	51401	0.00	12764024.00	12764024.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	12764024.00	12764024.00
	51403	1625000000.00	0.00	1625000000.00	4909706.26	0.00	4909706.26	0.00	0.00	0.00	1629909706.26	0.00	1629909706.26
	51404	676731220.00	0.00	676731220.00	10385707.80	0.00	10385707.80	0.00	0.00	0.00	687116927.80	0.00	687116927.80
	51405	1724470410.00	0.00	1724470410.00	44868082.99	0.00	44868082.99	0.00	0.00	0.00	1769338492.99	0.00	1769338492.99
	51406	5962396388.68	0.00	5962396388.68	159907934.24	0.00	159907934.24	0.00	0.00	0.00	6122304322.92	0.00	6122304322.92
	51407	0.00	76584144.00	76584144.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	76584144.00	76584144.00
	Total for account 514	9988598018.68	89348168.00	10077946186.68	220071431.29	0.00	220071431.29	0.00	0.00	0.00	10208669449.97	89348168.00	10298017617.97
515
	51501	0.00	0.00	0.00	0.00	3723188.97	3723188.97	0.00	0.00	0.00	0.00	3723188.97	3723188.97
	51503	3167019529.07	0.00	3167019529.07	5022250.06	0.00	5022250.06	0.00	0.00	0.00	3172041779.13	0.00	3172041779.13
	51504	364471350.35	0.00	364471350.35	4869578.12	0.00	4869578.12	0.00	0.00	0.00	369340928.47	0.00	369340928.47
	51505	884977785.08	0.00	884977785.08	35607312.96	0.00	35607312.96	0.00	0.00	0.00	920585098.04	0.00	920585098.04
	51506	898534683.11	0.00	898534683.11	101301449.21	0.00	101301449.21	0.00	0.00	0.00	999836132.32	0.00	999836132.32
	51507	637903423.88	0.00	637903423.88	25640889.28	22339133.83	47980023.11	0.00	0.00	0.00	663544313.16	22339133.83	685883446.99
	Total for account 515	5952906771.49	0.00	5952906771.49	172441479.63	26062322.80	198503802.43	0.00	0.00	0.00	6125348251.12	26062322.80	6151410573.92
525
	52502	5989956052.75	4838566.68	5994794619.43	0.00	0.00	0.00	1363034748.71	965305.35	1364000054.06	4626921304.04	3873261.33	4630794565.37
	Total for account 525	5989956052.75	4838566.68	5994794619.43	0.00	0.00	0.00	1363034748.71	965305.35	1364000054.06	4626921304.04	3873261.33	4630794565.37
	Total for section 5	202803354941.76	27103409227.21	229906764168.97	1592974061.56	225210234.58	1818184296.14	1567341153.89	965305.35	1568306459.24	202828987849.43	27327654156.44	230156642005.87
601
	60101	67838690911.79	0.00	67838690911.79	0.00	0.00	0.00	0.00	0.00	0.00	67838690911.79	0.00	67838690911.79
	60102	4841012859.00	0.00	4841012859.00	0.00	0.00	0.00	0.00	0.00	0.00	4841012859.00	0.00	4841012859.00
	60103	0.00	25850443668.73	25850443668.73	0.00	0.00	0.00	0.00	0.00	0.00	0.00	25850443668.73	25850443668.73
	60104	0.00	92401882.61	92401882.61	0.00	0.00	0.00	0.00	0.00	0.00	0.00	92401882.61	92401882.61
	Total for account 601	72679703770.79	25942845551.34	98622549322.13	0.00	0.00	0.00	0.00	0.00	0.00	72679703770.79	25942845551.34	98622549322.13
602
	60202	371841686.98	0.00	371841686.98	0.00	0.00	0.00	0.00	0.00	0.00	371841686.98	0.00	371841686.98
	60203	0.00	360829140.00	360829140.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	360829140.00	360829140.00
	60204	0.00	113614633.46	113614633.46	0.00	0.00	0.00	0.00	0.00	0.00	0.00	113614633.46	113614633.46
	Total for account 602	371841686.98	474443773.46	846285460.44	0.00	0.00	0.00	0.00	0.00	0.00	371841686.98	474443773.46	846285460.44
603
	60302	206428782.08	0.00	206428782.08	0.00	0.00	0.00	0.00	0.00	0.00	206428782.08	0.00	206428782.08
	60304	6856480.07	0.00	6856480.07	0.00	0.00	0.00	0.00	0.00	0.00	6856480.07	0.00	6856480.07
	60306	31418.08	0.00	31418.08	0.00	0.00	0.00	0.00	0.00	0.00	31418.08	0.00	31418.08
	60308	95415109.91	50970996.54	146386106.45	0.00	0.00	0.00	0.00	0.00	0.00	95415109.91	50970996.54	146386106.45
	60310	281804574.28	0.00	281804574.28	0.00	0.00	0.00	0.00	0.00	0.00	281804574.28	0.00	281804574.28
	60312	7630873862.98	0.00	7630873862.98	2024704425.26	0.00	2024704425.26	73591758.00	0.00	73591758.00	9581986530.24	0.00	9581986530.24
	60314	46156607.41	76023748.55	122180355.96	0.00	0.00	0.00	0.00	0.00	0.00	46156607.41	76023748.55	122180355.96
	60315	43993903.60	3278224.28	47272127.88	0.00	0.00	0.00	0.00	0.00	0.00	43993903.60	3278224.28	47272127.88
	60323	100913509.71	8952138821.96	9053052331.67	0.00	0.00	0.00	0.00	0.00	0.00	100913509.71	8952138821.96	9053052331.67

67

Translation of original Russian version

1	2	3	4	5	6	7	8	9	10	11	12	13	14
	Total for account 603	8412474248.12	9082411791.33	17494886039.45	2024704425.26	0.00	2024704425.26	73591758.00	0.00	73591758.00	10363586915.38	9082411791.33	19445998706.71
604
	60401	19278396335.03	0.00	19278396335.03	3882762674.00	0.00	3882762674.00	0.00	0.00	0.00	23161159009.03	0.00	23161159009.03
	60404	39188934.07	0.00	39188934.07	0.00	0.00	0.00	0.00	0.00	0.00	39188934.07	0.00	39188934.07
	Total for account 604	19317585269.10	0.00	19317585269.10	3882762674.00	0.00	3882762674.00	0.00	0.00	0.00	23200347943.10	0.00	23200347943.10
607
	60701	1367028064.76	0.00	1367028064.76	0.00	0.00	0.00	0.00	0.00	0.00	1367028064.76	0.00	1367028064.76
	60702	7762047.23	0.00	7762047.23	0.00	0.00	0.00	0.00	0.00	0.00	7762047.23	0.00	7762047.23
	Total for account 607	1374790111.99	0.00	1374790111.99	0.00	0.00	0.00	0.00	0.00	0.00	1374790111.99	0.00	1374790111.99
609
	60901	57395545.77	0.00	57395545.77	0.00	0.00	0.00	0.00	0.00	0.00	57395545.77	0.00	57395545.77
	Total for account 609	57395545.77	0.00	57395545.77	0.00	0.00	0.00	0.00	0.00	0.00	57395545.77	0.00	57395545.77
610
	61002	18900089.87	0.00	18900089.87	0.00	0.00	0.00	0.00	0.00	0.00	18900089.87	0.00	18900089.87
	61008	74325375.36	0.00	74325375.36	0.00	0.00	0.00	0.00	0.00	0.00	74325375.36	0.00	74325375.36
	61009	115222482.07	0.00	115222482.07	0.00	0.00	0.00	0.00	0.00	0.00	115222482.07	0.00	115222482.07
	61010	14018610.63	0.00	14018610.63	0.00	0.00	0.00	0.00	0.00	0.00	14018610.63	0.00	14018610.63
	61011	2700000.00	0.00	2700000.00	0.00	0.00	0.00	0.00	0.00	0.00	2700000.00	0.00	2700000.00
	Total for account 610	225166557.93	0.00	225166557.93	0.00	0.00	0.00	0.00	0.00	0.00	225166557.93	0.00	225166557.93
614
	61403	760984677.25	2089545.48	763074222.73	0.00	0.00	0.00	0.00	0.00	0.00	760984677.25	2089545.48	763074222.73
	Total for account 614	760984677.25	2089545.48	763074222.73	0.00	0.00	0.00	0.00	0.00	0.00	760984677.25	2089545.48	763074222.73
	Total for section 6	103199941867.93	35501790661.61	138701732529.54	5907467099.26	0.00	5907467099.26	73591758.00	0.00	73591758.00	109033817209.19	35501790661.61	144535607870.80
705
	70501	7375707593.00	0.00	7375707593.00	0.00	0.00	0.00	7375707593.00	0.00	7375707593.00	0.00	0.00	0.00
	70502	0.00	0.00	0.00	8297181276.00	0.00	8297181276.00	0.00	0.00	0.00	8297181276.00	0.00	8297181276.00
	Total for account 705	7375707593.00	0.00	7375707593.00	8297181276.00	0.00	8297181276.00	7375707593.00	0.00	7375707593.00	8297181276.00	0.00	8297181276.00
	Total for section 7	7375707593.00	0.00	7375707593.00	8297181276.00	0.00	8297181276.00	7375707593.00	0.00	7375707593.00	8297181276.00	0.00	8297181276.00
	Total assets (balance)	1100104109450.55	781359373201.28	1881463482651.83	16993561907.81	1279689763.87	18273251671.68	12038576225.24	4866696369.40	16905272594.64	1105059095133.12	777772366595.75	1882831461728.87
	LIABILITIES
102
	10207	67241385090.19	0.00	67241385090.19	0.00	0.00	0.00	0.00	0.00	0.00	67241385090.19	0.00	67241385090.19
	Total for account 102	67241385090.19	0.00	67241385090.19	0.00	0.00	0.00	0.00	0.00	0.00	67241385090.19	0.00	67241385090.19
106
	10601	7480834635.28	0.00	7480834635.28	230483587.79	0.00	230483587.79	3882762674.00	0.00	3882762674.00	11133113721.49	0.00	11133113721.49
	10602	219170512997.12	0.00	219170512997.12	0.00	0.00	0.00	0.00	0.00	0.00	219170512997.12	0.00	219170512997.12

68

Translation of original Russian version

1	2	3	4	5	6	7	8	9	10	11	12	13	14
	Total for account 106	226651347632.40	0.00	226651347632.40	230483587.79	0.00	230483587.79	3882762674.00	0.00	3882762674.00	230303626718.61	0.00	230303626718.61
107
	10701	3217618617.18	0.00	3217618617.18	0.00	0.00	0.00	0.00	0.00	0.00	3217618617.18	0.00	3217618617.18
	10702	372166589.59	0.00	372166589.59	0.00	0.00	0.00	0.00	0.00	0.00	372166589.59	0.00	372166589.59
	10703	2788577239.07	0.00	2788577239.07	0.00	0.00	0.00	0.00	0.00	0.00	2788577239.07	0.00	2788577239.07
	10704	42353599497.31	0.00	42353599497.31	0.00	0.00	0.00	0.00	0.00	0.00	42353599497.31	0.00	42353599497.31
	Total for account 107	48731961943.15	0.00	48731961943.15	0.00	0.00	0.00	0.00	0.00	0.00	48731961943.15	0.00	48731961943.15
	Total for section 1	342624694665.74	0.00	342624694665.74	230483587.79	0.00	230483587.79	3882762674.00	0.00	3882762674.00	346276973751.95	0.00	346276973751.95
203
	20309	0.00	21631546.83	21631546.83	0.00	0.00	0.00	0.00	0.00	0.00	0.00	21631546.83	21631546.83
	20314	0.00	1724249785.94	1724249785.94	0.00	0.00	0.00	0.00	0.00	0.00	0.00	1724249785.94	1724249785.94
	Total for account 203	0.00	1745881332.77	1745881332.77	0.00	0.00	0.00	0.00	0.00	0.00	0.00	1745881332.77	1745881332.77
	Total for section 2	0.00	1745881332.77	1745881332.77	0.00	0.00	0.00	0.00	0.00	0.00	0.00	1745881332.77	1745881332.77
301
	30109	38829223892.93	3949428938.74	42778652831.67	0.00	0.00	0.00	0.00	0.00	0.00	38829223892.93	3949428938.74	42778652831.67
	30111	0.00	1565446068.71	1565446068.71	0.00	0.00	0.00	0.00	0.00	0.00	0.00	1565446068.71	1565446068.71
	30116	0.00	201883764.91	201883764.91	0.00	0.00	0.00	0.00	0.00	0.00	0.00	201883764.91	201883764.91
	30122	99.71	0.00	99.71	0.00	0.00	0.00	0.00	0.00	0.00	99.71	0.00	99.71
	30123	6051.45	0.00	6051.45	0.00	0.00	0.00	0.00	0.00	0.00	6051.45	0.00	6051.45
	30126	8048426.91	0.00	8048426.91	0.00	0.00	0.00	0.00	0.00	0.00	8048426.91	0.00	8048426.91
	Total for account 301	38837278471.00	5716758772.36	44554037243.36	0.00	0.00	0.00	0.00	0.00	0.00	38837278471.00	5716758772.36	44554037243.36
302
	30220	144247353.02	1237500212.07	1381747565.09	0.00	0.00	0.00	0.00	0.00	0.00	144247353.02	1237500212.07	1381747565.09
	30222	0.00	272340746.56	272340746.56	0.00	0.00	0.00	0.00	0.00	0.00	0.00	272340746.56	272340746.56
	30226	5814.58	0.00	5814.58	0.00	0.00	0.00	0.00	0.00	0.00	5814.58	0.00	5814.58
	30231	5814488459.11	0.00	5814488459.11	0.00	0.00	0.00	0.00	0.00	0.00	5814488459.11	0.00	5814488459.11
	30232	280835448.58	19254621.06	300090069.64	0.00	0.00	0.00	0.00	0.00	0.00	280835448.58	19254621.06	300090069.64
	Total for account 302	6239577075.29	1529095579.69	7768672654.98	0.00	0.00	0.00	0.00	0.00	0.00	6239577075.29	1529095579.69	7768672654.98
303
	30301	85672721934.66	19332108538.56	105004830473.22	0.00	0.00	0.00	0.00	0.00	0.00	85672721934.66	19332108538.56	105004830473.22
	30305	180201719373.36	59851652796.50	240053372169.86	0.00	0.00	0.00	0.00	0.00	0.00	180201719373.36	59851652796.50	240053372169.86
	Total for account 303	265874441308.02	79183761335.06	345058202643.08	0.00	0.00	0.00	0.00	0.00	0.00	265874441308.02	79183761335.06	345058202643.08
306
	30601	260581071.62	157175.70	260738247.32	0.00	0.00	0.00	0.00	0.00	0.00	260581071.62	157175.70	260738247.32
	30603	19430000.00	0.00	19430000.00	0.00	0.00	0.00	0.00	0.00	0.00	19430000.00	0.00	19430000.00
	30606	15325675.68	4345212.26	19670887.94	0.00	0.00	0.00	0.00	0.00	0.00	15325675.68	4345212.26	19670887.94
	Total for account 306	295336747.30	4502387.96	299839135.26	0.00	0.00	0.00	0.00	0.00	0.00	295336747.30	4502387.96	299839135.26

69

Translation of original Russian version

1	2	3	4	5	6	7	8	9	10	11	12	13	14
312
	31204	8700000000.00	0.00	8700000000.00	0.00	0.00	0.00	0.00	0.00	0.00	8700000000.00	0.00	8700000000.00
	31205	6720000000.00	0.00	6720000000.00	0.00	0.00	0.00	0.00	0.00	0.00	6720000000.00	0.00	6720000000.00
	Total for account 312	15420000000.00	0.00	15420000000.00	0.00	0.00	0.00	0.00	0.00	0.00	15420000000.00	0.00	15420000000.00
313
	31304	26675000000.00	5498348800.00	32173348800.00	0.00	0.00	0.00	0.00	0.00	0.00	26675000000.00	5498348800.00	32173348800.00
	31305	5680000000.00	3958894700.00	9638894700.00	0.00	0.00	0.00	0.00	0.00	0.00	5680000000.00	3958894700.00	9638894700.00
	31306	500000000.00	0.00	500000000.00	0.00	0.00	0.00	0.00	0.00	0.00	500000000.00	0.00	500000000.00
	31307	0.00	73638600.00	73638600.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	73638600.00	73638600.00
	Total for account 313	32855000000.00	9530882100.00	42385882100.00	0.00	0.00	0.00	0.00	0.00	0.00	32855000000.00	9530882100.00	42385882100.00
314
	31401	0.00	249838792.10	249838792.10	0.00	0.00	0.00	0.00	0.00	0.00	0.00	249838792.10	249838792.10
	31404	5480000000.00	0.00	5480000000.00	0.00	0.00	0.00	0.00	0.00	0.00	5480000000.00	0.00	5480000000.00
	31405	12439765000.00	0.00	12439765000.00	0.00	0.00	0.00	0.00	0.00	0.00	12439765000.00	0.00	12439765000.00
	31406	1234765000.00	19759691000.00	20994456000.00	0.00	0.00	0.00	0.00	0.00	0.00	1234765000.00	19759691000.00	20994456000.00
	31407	0.00	21563836700.00	21563836700.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	21563836700.00	21563836700.00
	31408	0.00	83714353553.53	83714353553.53	0.00	0.00	0.00	0.00	0.00	0.00	0.00	83714353553.53	83714353553.53
	31409	10000000000.00	156188739803.04	166188739803.04	0.00	0.00	0.00	0.00	0.00	0.00	10000000000.00	156188739803.04	166188739803.04
	Total for account 314	29154530000.00	281476459848.67	310630989848.67	0.00	0.00	0.00	0.00	0.00	0.00	29154530000.00	281476459848.67	310630989848.67
315
	31504	300000000.00	10285642060.00	10585642060.00	0.00	0.00	0.00	0.00	0.00	0.00	300000000.00	10285642060.00	10585642060.00
	Total for account 315	300000000.00	10285642060.00	10585642060.00	0.00	0.00	0.00	0.00	0.00	0.00	300000000.00	10285642060.00	10585642060.00
316
	31604	0.00	2945544000.00	2945544000.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	2945544000.00	2945544000.00
	31605	302529579.50	11666983000.00	11969512579.50	0.00	0.00	0.00	0.00	0.00	0.00	302529579.50	11666983000.00	11969512579.50
	31606	310962668.00	0.00	310962668.00	0.00	0.00	0.00	0.00	0.00	0.00	310962668.00	0.00	310962668.00
	Total for account 316	613492247.50	14612527000.00	15226019247.50	0.00	0.00	0.00	0.00	0.00	0.00	613492247.50	14612527000.00	15226019247.50
321
	32115	36451107.00	0.00	36451107.00	0.00	0.00	0.00	0.00	0.00	0.00	36451107.00	0.00	36451107.00
	Total for account 321	36451107.00	0.00	36451107.00	0.00	0.00	0.00	0.00	0.00	0.00	36451107.00	0.00	36451107.00
328
	32801	404897188.97	982546938.73	1387444127.70	404897188.97	982546938.73	1387444127.70	0.00	0.00	0.00	0.00	0.00	0.00
	Total for account 328	404897188.97	982546938.73	1387444127.70	404897188.97	982546938.73	1387444127.70	0.00	0.00	0.00	0.00	0.00	0.00
	Total for section 3	390031004145.08	403322176022.47	793353180167.55	404897188.97	982546938.73	1387444127.70	0.00	0.00	0.00	389626106956.11	402339629083.74	791965736039.85
401
	40105	0.00	144377990.14	144377990.14	0.00	0.00	0.00	0.00	0.00	0.00	0.00	144377990.14	144377990.14
	Total for account 401	0.00	144377990.14	144377990.14	0.00	0.00	0.00	0.00	0.00	0.00	0.00	144377990.14	144377990.14

70

Translation of original Russian version

1	2	3	4	5	6	7	8	9	10	11	12	13	14
402
	40201	0.00	36014032.70	36014032.70	0.00	0.00	0.00	0.00	0.00	0.00	0.00	36014032.70	36014032.70
	40202	40653.65	5352999.21	5393652.86	0.00	0.00	0.00	0.00	0.00	0.00	40653.65	5352999.21	5393652.86
	40203	300.00	0.00	300.00	0.00	0.00	0.00	0.00	0.00	0.00	300.00	0.00	300.00
	40205	477.90	0.00	477.90	0.00	0.00	0.00	0.00	0.00	0.00	477.90	0.00	477.90
	40206	575.81	0.00	575.81	0.00	0.00	0.00	0.00	0.00	0.00	575.81	0.00	575.81
	Total for account 402	42007.36	41367031.91	41409039.27	0.00	0.00	0.00	0.00	0.00	0.00	42007.36	41367031.91	41409039.27
403
	40302	9764853.62	172603787.70	182368641.32	0.00	0.00	0.00	0.00	0.00	0.00	9764853.62	172603787.70	182368641.32
	Total for account 403	9764853.62	172603787.70	182368641.32	0.00	0.00	0.00	0.00	0.00	0.00	9764853.62	172603787.70	182368641.32
404
	40401	634706873.40	0.00	634706873.40	0.00	0.00	0.00	0.00	0.00	0.00	634706873.40	0.00	634706873.40
	40404	82529503.10	0.00	82529503.10	0.00	0.00	0.00	0.00	0.00	0.00	82529503.10	0.00	82529503.10
	40406	133001.07	0.00	133001.07	0.00	0.00	0.00	0.00	0.00	0.00	133001.07	0.00	133001.07
	40410	197038.76	0.00	197038.76	0.00	0.00	0.00	0.00	0.00	0.00	197038.76	0.00	197038.76
	Total for account 404	717566416.33	0.00	717566416.33	0.00	0.00	0.00	0.00	0.00	0.00	717566416.33	0.00	717566416.33
405
	40501	750.43	0.00	750.43	0.00	0.00	0.00	0.00	0.00	0.00	750.43	0.00	750.43
	40502	5723097499.12	3009103515.43	8732201014.55	0.00	0.00	0.00	0.00	0.00	0.00	5723097499.12	3009103515.43	8732201014.55
	40503	522324198.80	1701286614.92	2223610813.72	0.00	0.00	0.00	0.00	0.00	0.00	522324198.80	1701286614.92	2223610813.72
	40504	24114946.82	0.00	24114946.82	0.00	0.00	0.00	0.00	0.00	0.00	24114946.82	0.00	24114946.82
	Total for account 405	6269537395.17	4710390130.35	10979927525.52	0.00	0.00	0.00	0.00	0.00	0.00	6269537395.17	4710390130.35	10979927525.52
406
	40601	765339.48	598699.25	1364038.73	0.00	0.00	0.00	0.00	0.00	0.00	765339.48	598699.25	1364038.73
	40602	606971621.44	34209275.85	641180897.29	0.00	0.00	0.00	0.00	0.00	0.00	606971621.44	34209275.85	641180897.29
	40603	164859230.75	28770770.85	193630001.60	0.00	0.00	0.00	0.00	0.00	0.00	164859230.75	28770770.85	193630001.60
	Total for account 406	772596191.67	63578745.95	836174937.62	0.00	0.00	0.00	0.00	0.00	0.00	772596191.67	63578745.95	836174937.62
407
	40701	10050985764.06	6079903603.86	16130889367.92	0.00	0.00	0.00	0.00	0.00	0.00	10050985764.06	6079903603.86	16130889367.92
	40702	63302571087.89	11997882457.49	75300453545.38	0.00	0.00	0.00	0.00	0.00	0.00	63302571087.89	11997882457.49	75300453545.38
	40703	3727000897.66	312954925.90	4039955823.56	0.00	0.00	0.00	0.00	0.00	0.00	3727000897.66	312954925.90	4039955823.56
	Total for account 407	77080557749.61	18390740987.25	95471298736.86	0.00	0.00	0.00	0.00	0.00	0.00	77080557749.61	18390740987.25	95471298736.86
408
	40802	1406648611.46	11881041.76	1418529653.22	0.00	0.00	0.00	0.00	0.00	0.00	1406648611.46	11881041.76	1418529653.22
	40803	35.81	0.00	35.81	0.00	0.00	0.00	0.00	0.00	0.00	35.81	0.00	35.81
	40804	240957.62	0.00	240957.62	0.00	0.00	0.00	0.00	0.00	0.00	240957.62	0.00	240957.62
	40805	164519.13	0.00	164519.13	0.00	0.00	0.00	0.00	0.00	0.00	164519.13	0.00	164519.13
	40807	1532445324.42	2141426988.02	3673872312.44	0.00	0.00	0.00	0.00	0.00	0.00	1532445324.42	2141426988.02	3673872312.44
	40809	1054361.16	0.00	1054361.16	0.00	0.00	0.00	0.00	0.00	0.00	1054361.16	0.00	1054361.16
	40813	307217.40	0.00	307217.40	0.00	0.00	0.00	0.00	0.00	0.00	307217.40	0.00	307217.40

71

Translation of original Russian version

1	2	3	4	5	6	7	8	9	10	11	12	13	14
	40814	709075.94	0.00	709075.94	0.00	0.00	0.00	0.00	0.00	0.00	709075.94	0.00	709075.94
	40815	940.54	0.00	940.54	0.00	0.00	0.00	0.00	0.00	0.00	940.54	0.00	940.54
	40817	12465249700.71	1767210368.75	14232460069.46	0.00	0.00	0.00	0.00	0.00	0.00	12465249700.71	1767210368.75	14232460069.46
	40818	96043.95	0.00	96043.95	0.00	0.00	0.00	0.00	0.00	0.00	96043.95	0.00	96043.95
	40820	211171448.54	352946938.31	564118386.85	0.00	0.00	0.00	0.00	0.00	0.00	211171448.54	352946938.31	564118386.85
	Total for account 408	15618088236.68	4273465336.84	19891553573.52	0.00	0.00	0.00	0.00	0.00	0.00	15618088236.68	4273465336.84	19891553573.52
409
	40901	1596334310.54	0.00	1596334310.54	0.00	0.00	0.00	0.00	0.00	0.00	1596334310.54	0.00	1596334310.54
	40903	64.58	0.00	64.58	0.00	0.00	0.00	0.00	0.00	0.00	64.58	0.00	64.58
	40905	1486506.12	1916.32	1488422.44	0.00	0.00	0.00	0.00	0.00	0.00	1486506.12	1916.32	1488422.44
	40909	7143.95	5430356.71	5437500.66	0.00	0.00	0.00	0.00	0.00	0.00	7143.95	5430356.71	5437500.66
	40910	0.00	48601.48	48601.48	0.00	0.00	0.00	0.00	0.00	0.00	0.00	48601.48	48601.48
	40911	254290.51	0.00	254290.51	0.00	0.00	0.00	0.00	0.00	0.00	254290.51	0.00	254290.51
	40912	0.00	202.90	202.90	0.00	0.00	0.00	0.00	0.00	0.00	0.00	202.90	202.90
	Total for account 409	1598082315.70	5481077.41	1603563393.11	0.00	0.00	0.00	0.00	0.00	0.00	1598082315.70	5481077.41	1603563393.11
411
	41101	18143600000.00	0.00	18143600000.00	0.00	0.00	0.00	0.00	0.00	0.00	18143600000.00	0.00	18143600000.00
	41102	200000000.00	0.00	200000000.00	0.00	0.00	0.00	0.00	0.00	0.00	200000000.00	0.00	200000000.00
	41103	5000000000.00	0.00	5000000000.00	0.00	0.00	0.00	0.00	0.00	0.00	5000000000.00	0.00	5000000000.00
	41104	32600000000.00	0.00	32600000000.00	0.00	0.00	0.00	0.00	0.00	0.00	32600000000.00	0.00	32600000000.00
	41105	8200000000.00	0.00	8200000000.00	0.00	0.00	0.00	0.00	0.00	0.00	8200000000.00	0.00	8200000000.00
	Total for account 411	64143600000.00	0.00	64143600000.00	0.00	0.00	0.00	0.00	0.00	0.00	64143600000.00	0.00	64143600000.00
415
	41502	1231968707.41	2012259.20	1233980966.61	0.00	0.00	0.00	0.00	0.00	0.00	1231968707.41	2012259.20	1233980966.61
	41503	405370381.82	1080032.80	406450414.62	0.00	0.00	0.00	0.00	0.00	0.00	405370381.82	1080032.80	406450414.62
	41504	590576824.93	97674199.75	688251024.68	0.00	0.00	0.00	0.00	0.00	0.00	590576824.93	97674199.75	688251024.68
	41505	320350124.54	99501144.71	419851269.25	0.00	0.00	0.00	0.00	0.00	0.00	320350124.54	99501144.71	419851269.25
	41506	1280874581.12	0.00	1280874581.12	0.00	0.00	0.00	0.00	0.00	0.00	1280874581.12	0.00	1280874581.12
	Total for account 415	3829140619.82	200267636.46	4029408256.28	0.00	0.00	0.00	0.00	0.00	0.00	3829140619.82	200267636.46	4029408256.28
416
	41606	46915000.00	0.00	46915000.00	0.00	0.00	0.00	0.00	0.00	0.00	46915000.00	0.00	46915000.00
	Total for account 416	46915000.00	0.00	46915000.00	0.00	0.00	0.00	0.00	0.00	0.00	46915000.00	0.00	46915000.00
417
	41705	26000000.00	0.00	26000000.00	0.00	0.00	0.00	0.00	0.00	0.00	26000000.00	0.00	26000000.00
	41706	2000000.00	0.00	2000000.00	0.00	0.00	0.00	0.00	0.00	0.00	2000000.00	0.00	2000000.00
	Total for account 417	28000000.00	0.00	28000000.00	0.00	0.00	0.00	0.00	0.00	0.00	28000000.00	0.00	28000000.00
418
	41802	1400000.00	0.00	1400000.00	0.00	0.00	0.00	0.00	0.00	0.00	1400000.00	0.00	1400000.00
	41803	7001910.96	0.00	7001910.96	0.00	0.00	0.00	0.00	0.00	0.00	7001910.96	0.00	7001910.96
	41804	2000000.00	0.00	2000000.00	0.00	0.00	0.00	0.00	0.00	0.00	2000000.00	0.00	2000000.00

72

Translation of original Russian version

1	2	3	4	5	6	7	8	9	10	11	12	13	14
	41805	25582048.46	0.00	25582048.46	0.00	0.00	0.00	0.00	0.00	0.00	25582048.46	0.00	25582048.46
	Total for account 418	35983959.42	0.00	35983959.42	0.00	0.00	0.00	0.00	0.00	0.00	35983959.42	0.00	35983959.42
419
	41905	5022804.64	0.00	5022804.64	0.00	0.00	0.00	0.00	0.00	0.00	5022804.64	0.00	5022804.64
	Total for account 419	5022804.64	0.00	5022804.64	0.00	0.00	0.00	0.00	0.00	0.00	5022804.64	0.00	5022804.64
420
	42002	189001220.54	0.00	189001220.54	0.00	0.00	0.00	0.00	0.00	0.00	189001220.54	0.00	189001220.54
	42003	1254050121.03	0.00	1254050121.03	0.00	0.00	0.00	0.00	0.00	0.00	1254050121.03	0.00	1254050121.03
	42004	588574071.59	0.00	588574071.59	0.00	0.00	0.00	0.00	0.00	0.00	588574071.59	0.00	588574071.59
	42005	1521785110.48	13919791.16	1535704901.64	0.00	0.00	0.00	0.00	0.00	0.00	1521785110.48	13919791.16	1535704901.64
	42006	2626413855.96	255526187.46	2881940043.42	0.00	0.00	0.00	0.00	0.00	0.00	2626413855.96	255526187.46	2881940043.42
	Total for account 420	6179824379.60	269445978.62	6449270358.22	0.00	0.00	0.00	0.00	0.00	0.00	6179824379.60	269445978.62	6449270358.22
421
	42101	108249.12	0.00	108249.12	0.00	0.00	0.00	0.00	0.00	0.00	108249.12	0.00	108249.12
	42102	15855393784.25	1818870474.24	17674264258.49	0.00	0.00	0.00	0.00	0.00	0.00	15855393784.25	1818870474.24	17674264258.49
	42103	29439704471.99	1477347027.49	30917051499.48	0.00	0.00	0.00	0.00	0.00	0.00	29439704471.99	1477347027.49	30917051499.48
	42104	64589870958.59	39345977265.93	103935848224.52	0.00	0.00	0.00	0.00	0.00	0.00	64589870958.59	39345977265.93	103935848224.52
	42105	81305229724.95	15754250652.16	97059480377.11	0.00	0.00	0.00	0.00	0.00	0.00	81305229724.95	15754250652.16	97059480377.11
	42106	8549663557.03	24262827.13	8573926384.16	0.00	0.00	0.00	0.00	0.00	0.00	8549663557.03	24262827.13	8573926384.16
	Total for account 421	199739970745.93	58420708246.95	258160678992.88	0.00	0.00	0.00	0.00	0.00	0.00	199739970745.93	58420708246.95	258160678992.88
422
	42202	90000000.00	0.00	90000000.00	0.00	0.00	0.00	0.00	0.00	0.00	90000000.00	0.00	90000000.00
	42203	58005350.68	0.00	58005350.68	0.00	0.00	0.00	0.00	0.00	0.00	58005350.68	0.00	58005350.68
	42204	104056464.38	7089296.96	111145761.34	0.00	0.00	0.00	0.00	0.00	0.00	104056464.38	7089296.96	111145761.34
	42205	180938577.82	1239583.10	182178160.92	0.00	0.00	0.00	0.00	0.00	0.00	180938577.82	1239583.10	182178160.92
	42206	294877697.73	49868819.13	344746516.86	0.00	0.00	0.00	0.00	0.00	0.00	294877697.73	49868819.13	344746516.86
	Total for account 422	727878090.61	58197699.19	786075789.80	0.00	0.00	0.00	0.00	0.00	0.00	727878090.61	58197699.19	786075789.80
423
	42301	1211498547.16	978869052.25	2190367599.41	0.00	0.00	0.00	0.00	0.00	0.00	1211498547.16	978869052.25	2190367599.41
	42302	760.54	0.00	760.54	0.00	0.00	0.00	0.00	0.00	0.00	760.54	0.00	760.54
	42303	0.00	20867.13	20867.13	0.00	0.00	0.00	0.00	0.00	0.00	0.00	20867.13	20867.13
	42304	106795998.14	61613566.52	168409564.66	0.00	0.00	0.00	0.00	0.00	0.00	106795998.14	61613566.52	168409564.66
	42305	1000717979.43	501733253.68	1502451233.11	0.00	0.00	0.00	0.00	0.00	0.00	1000717979.43	501733253.68	1502451233.11
	42306	10653915433.84	4155791241.12	14809706674.96	0.00	0.00	0.00	0.00	0.00	0.00	10653915433.84	4155791241.12	14809706674.96
	42307	4100000.00	0.00	4100000.00	0.00	0.00	0.00	0.00	0.00	0.00	4100000.00	0.00	4100000.00
	42309	0.00	21972343.81	21972343.81	0.00	0.00	0.00	0.00	0.00	0.00	0.00	21972343.81	21972343.81
	Total for account 423	12977028719.11	5720000324.51	18697029043.62	0.00	0.00	0.00	0.00	0.00	0.00	12977028719.11	5720000324.51	18697029043.62
425
	42502	484981292.00	13500410.00	498481702.00	0.00	0.00	0.00	0.00	0.00	0.00	484981292.00	13500410.00	498481702.00
	42503	50000000.00	12273100.00	62273100.00	0.00	0.00	0.00	0.00	0.00	0.00	50000000.00	12273100.00	62273100.00

73

Translation of original Russian version

1	2	3	4	5	6	7	8	9	10	11	12	13	14
	42504	52330150.21	4960748406.73	5013078556.94	0.00	0.00	0.00	0.00	0.00	0.00	52330150.21	4960748406.73	5013078556.94
	42505	139853916.62	92720762.57	232574679.19	0.00	0.00	0.00	0.00	0.00	0.00	139853916.62	92720762.57	232574679.19
	42506	3485000000.00	466377800.00	3951377800.00	0.00	0.00	0.00	0.00	0.00	0.00	3485000000.00	466377800.00	3951377800.00
	Total for account 425	4212165358.83	5545620479.30	9757785838.13	0.00	0.00	0.00	0.00	0.00	0.00	4212165358.83	5545620479.30	9757785838.13
426
	42601	5639107.82	132578440.28	138217548.10	0.00	0.00	0.00	0.00	0.00	0.00	5639107.82	132578440.28	138217548.10
	42604	40439.46	0.00	40439.46	0.00	0.00	0.00	0.00	0.00	0.00	40439.46	0.00	40439.46
	42605	1228106.12	23729635.30	24957741.42	0.00	0.00	0.00	0.00	0.00	0.00	1228106.12	23729635.30	24957741.42
	42606	13131480.38	73202211.76	86333692.14	0.00	0.00	0.00	0.00	0.00	0.00	13131480.38	73202211.76	86333692.14
	Total for account 426	20039133.78	229510287.34	249549421.12	0.00	0.00	0.00	0.00	0.00	0.00	20039133.78	229510287.34	249549421.12
427
	42707	0.00	239219843.65	239219843.65	0.00	0.00	0.00	0.00	0.00	0.00	0.00	239219843.65	239219843.65
	Total for account 427	0.00	239219843.65	239219843.65	0.00	0.00	0.00	0.00	0.00	0.00	0.00	239219843.65	239219843.65
440
	44003	0.00	539080872.65	539080872.65	0.00	0.00	0.00	0.00	0.00	0.00	0.00	539080872.65	539080872.65
	44004	0.00	635949249.39	635949249.39	0.00	0.00	0.00	0.00	0.00	0.00	0.00	635949249.39	635949249.39
	44005	30000000000.00	1014609301.60	31014609301.60	0.00	0.00	0.00	0.00	0.00	0.00	30000000000.00	1014609301.60	31014609301.60
	44006	0.00	22473518872.00	22473518872.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	22473518872.00	22473518872.00
	44007	0.00	49420556633.40	49420556633.40	0.00	0.00	0.00	0.00	0.00	0.00	0.00	49420556633.40	49420556633.40
	Total for account 440	30000000000.00	74083714929.04	104083714929.04	0.00	0.00	0.00	0.00	0.00	0.00	30000000000.00	74083714929.04	104083714929.04
442
	44215	56710886.30	0.00	56710886.30	0.00	0.00	0.00	0.00	0.00	0.00	56710886.30	0.00	56710886.30
	Total for account 442	56710886.30	0.00	56710886.30	0.00	0.00	0.00	0.00	0.00	0.00	56710886.30	0.00	56710886.30
446
	44615	120420088.13	0.00	120420088.13	0.00	0.00	0.00	0.00	0.00	0.00	120420088.13	0.00	120420088.13
	Total for account 446	120420088.13	0.00	120420088.13	0.00	0.00	0.00	0.00	0.00	0.00	120420088.13	0.00	120420088.13
449
	44915	806020.66	0.00	806020.66	0.00	0.00	0.00	0.00	0.00	0.00	806020.66	0.00	806020.66
	Total for account 449	806020.66	0.00	806020.66	0.00	0.00	0.00	0.00	0.00	0.00	806020.66	0.00	806020.66
452
	45215	2092382317.78	0.00	2092382317.78	0.00	0.00	0.00	0.00	0.00	0.00	2092382317.78	0.00	2092382317.78
	Total for account 452	2092382317.78	0.00	2092382317.78	0.00	0.00	0.00	0.00	0.00	0.00	2092382317.78	0.00	2092382317.78
453
	45315	200000.00	0.00	200000.00	0.00	0.00	0.00	0.00	0.00	0.00	200000.00	0.00	200000.00
	Total for account 453	200000.00	0.00	200000.00	0.00	0.00	0.00	0.00	0.00	0.00	200000.00	0.00	200000.00
454
	45415	6150877.97	0.00	6150877.97	0.00	0.00	0.00	0.00	0.00	0.00	6150877.97	0.00	6150877.97

74

Translation of original Russian version

1	2	3	4	5	6	7	8	9	10	11	12	13	14
	Total for account 454	6150877.97	0.00	6150877.97	0.00	0.00	0.00	0.00	0.00	0.00	6150877.97	0.00	6150877.97
455
	45515	11123515.24	0.00	11123515.24	0.00	0.00	0.00	0.00	0.00	0.00	11123515.24	0.00	11123515.24
	Total for account 455	11123515.24	0.00	11123515.24	0.00	0.00	0.00	0.00	0.00	0.00	11123515.24	0.00	11123515.24
456
	45615	77211648.08	0.00	77211648.08	0.00	0.00	0.00	0.00	0.00	0.00	77211648.08	0.00	77211648.08
	Total for account 456	77211648.08	0.00	77211648.08	0.00	0.00	0.00	0.00	0.00	0.00	77211648.08	0.00	77211648.08
457
	45715	36820.83	0.00	36820.83	0.00	0.00	0.00	0.00	0.00	0.00	36820.83	0.00	36820.83
	Total for account 457	36820.83	0.00	36820.83	0.00	0.00	0.00	0.00	0.00	0.00	36820.83	0.00	36820.83
458
	45818	8909936923.44	0.00	8909936923.44	0.00	0.00	0.00	0.00	0.00	0.00	8909936923.44	0.00	8909936923.44
	Total for account 458	8909936923.44	0.00	8909936923.44	0.00	0.00	0.00	0.00	0.00	0.00	8909936923.44	0.00	8909936923.44
474
	47405	5958726.13	3346604.36	9305330.49	0.00	0.00	0.00	0.00	0.00	0.00	5958726.13	3346604.36	9305330.49
	47407	2040463470.00	7854383.90	2048317853.90	0.00	0.00	0.00	0.00	0.00	0.00	2040463470.00	7854383.90	2048317853.90
	47409	431430172.42	13773654306.11	14205084478.53	0.00	0.00	0.00	0.00	0.00	0.00	431430172.42	13773654306.11	14205084478.53
	47411	472519398.36	231766451.06	704285849.42	452369.01	0.00	452369.01	40857.33	0.00	40857.33	472107886.68	231766451.06	703874337.74
	47414	72.34	0.00	72.34	0.00	0.00	0.00	0.00	0.00	0.00	72.34	0.00	72.34
	47416	214736028.24	52923705.32	267659733.56	0.00	0.00	0.00	0.00	0.00	0.00	214736028.24	52923705.32	267659733.56
	47422	16598764.84	241313798.32	257912563.16	0.00	0.00	0.00	0.00	0.00	0.00	16598764.84	241313798.32	257912563.16
	47425	620882240.51	0.00	620882240.51	151830.98	0.00	151830.98	27997920.39	0.00	27997920.39	648728329.92	0.00	648728329.92
	47426	2388341775.31	4790830199.29	7179171974.60	730743.75	0.00	730743.75	4250700.26	8959091.08	13209791.34	2391861731.82	4799789290.37	7191651022.19
	Total for account 474	6190930648.15	19101689448.36	25292620096.51	1334943.74	0.00	1334943.74	32289477.98	8959091.08	41248569.06	6221885182.39	19110648539.44	25332533721.83
475
	47501	1517098510.08	1941468844.91	3458567354.99	1517098510.08	1941468844.91	3458567354.99	0.00	0.00	0.00	0.00	0.00	0.00
	Total for account 475	1517098510.08	1941468844.91	3458567354.99	1517098510.08	1941468844.91	3458567354.99	0.00	0.00	0.00	0.00	0.00	0.00
476
	47606	35.73	0.00	35.73	0.00	0.00	0.00	0.00	0.00	0.00	35.73	0.00	35.73
	Total for account 476	35.73	0.00	35.73	0.00	0.00	0.00	0.00	0.00	0.00	35.73	0.00	35.73
478
	47804	280325801.21	0.00	280325801.21	0.00	0.00	0.00	0.00	0.00	0.00	280325801.21	0.00	280325801.21
	Total for account 478	280325801.21	0.00	280325801.21	0.00	0.00	0.00	0.00	0.00	0.00	280325801.21	0.00	280325801.21
	Total for section 4	443275138071.48	193611848805.88	636886986877.36	1518433453.82	1941468844.91	3459902298.73	32289477.98	8959091.08	41248569.06	441788994095.64	191679339052.05	633468333147.69
502
	50213	20935021.72	0.00	20935021.72	0.00	0.00	0.00	0.00	0.00	0.00	20935021.72	0.00	20935021.72

75

Translation of original Russian version

1	2	3	4	5	6	7	8	9	10	11	12	13	14
	Total for account 502	20935021.72	0.00	20935021.72	0.00	0.00	0.00	0.00	0.00	0.00	20935021.72	0.00	20935021.72
507
	50709	16125264.56	0.00	16125264.56	0.00	0.00	0.00	0.00	0.00	0.00	16125264.56	0.00	16125264.56
	Total for account 507	16125264.56	0.00	16125264.56	0.00	0.00	0.00	0.00	0.00	0.00	16125264.56	0.00	16125264.56
520
	52006	34992473000.00	0.00	34992473000.00	0.00	0.00	0.00	0.00	0.00	0.00	34992473000.00	0.00	34992473000.00
	Total for account 520	34992473000.00	0.00	34992473000.00	0.00	0.00	0.00	0.00	0.00	0.00	34992473000.00	0.00	34992473000.00
521
	52104	5000000.00	0.00	5000000.00	0.00	0.00	0.00	0.00	0.00	0.00	5000000.00	0.00	5000000.00
	Total for account 521	5000000.00	0.00	5000000.00	0.00	0.00	0.00	0.00	0.00	0.00	5000000.00	0.00	5000000.00
523
	52301	1952905918.27	0.00	1952905918.27	0.00	0.00	0.00	0.00	0.00	0.00	1952905918.27	0.00	1952905918.27
	52302	700901816.98	0.00	700901816.98	0.00	0.00	0.00	0.00	0.00	0.00	700901816.98	0.00	700901816.98
	52303	462678059.10	77582192.49	540260251.59	0.00	0.00	0.00	0.00	0.00	0.00	462678059.10	77582192.49	540260251.59
	52304	2143845193.92	490924.00	2144336117.92	0.00	0.00	0.00	0.00	0.00	0.00	2143845193.92	490924.00	2144336117.92
	52305	3164556825.70	29604289.68	3194161115.38	0.00	0.00	0.00	0.00	0.00	0.00	3164556825.70	29604289.68	3194161115.38
	52306	30464030054.36	88149184.10	30552179238.46	0.00	0.00	0.00	0.00	0.00	0.00	30464030054.36	88149184.10	30552179238.46
	52307	1787882446.90	10739827.75	1798622274.65	0.00	0.00	0.00	0.00	0.00	0.00	1787882446.90	10739827.75	1798622274.65
	Total for account 523	40676800315.23	206566418.02	40883366733.25	0.00	0.00	0.00	0.00	0.00	0.00	40676800315.23	206566418.02	40883366733.25
524
	52406	770130500.32	18409.65	770148909.97	0.00	0.00	0.00	0.00	0.00	0.00	770130500.32	18409.65	770148909.97
	Total for account 524	770130500.32	18409.65	770148909.97	0.00	0.00	0.00	0.00	0.00	0.00	770130500.32	18409.65	770148909.97
525
	52501	428324601.46	47972.98	428372574.44	0.00	0.00	0.00	0.00	0.00	0.00	428324601.46	47972.98	428372574.44
	Total for account 525	428324601.46	47972.98	428372574.44	0.00	0.00	0.00	0.00	0.00	0.00	428324601.46	47972.98	428372574.44
	Total for section 5	76909788703.29	206632800.65	77116421503.94	0.00	0.00	0.00	0.00	0.00	0.00	76909788703.29	206632800.65	77116421503.94
601
	60105	17.00	0.00	17.00	0.00	0.00	0.00	0.00	0.00	0.00	17.00	0.00	17.00
	Total for account 601	17.00	0.00	17.00	0.00	0.00	0.00	0.00	0.00	0.00	17.00	0.00	17.00
602
	60206	20000.00	0.00	20000.00	0.00	0.00	0.00	0.00	0.00	0.00	20000.00	0.00	20000.00
	Total for account 602	20000.00	0.00	20000.00	0.00	0.00	0.00	0.00	0.00	0.00	20000.00	0.00	20000.00
603
	60301	146962870.20	0.00	146962870.20	0.00	0.00	0.00	927416874.00	0.00	927416874.00	1074379744.20	0.00	1074379744.20
	60303	492587.87	0.00	492587.87	0.00	0.00	0.00	0.00	0.00	0.00	492587.87	0.00	492587.87
	60305	285197.05	0.00	285197.05	0.00	0.00	0.00	0.00	0.00	0.00	285197.05	0.00	285197.05
	60307	442778.85	350080.87	792859.72	0.00	0.00	0.00	0.00	0.00	0.00	442778.85	350080.87	792859.72

76

Translation of original Russian version

1	2	3	4	5	6	7	8	9	10	11	12	13	14
	60309	55982970.60	0.00	55982970.60	0.00	0.00	0.00	0.00	0.00	0.00	55982970.60	0.00	55982970.60
	60311	21691910.14	0.00	21691910.14	0.00	0.00	0.00	296990892.06	0.00	296990892.06	318682802.20	0.00	318682802.20
	60313	0.00	192652364.96	192652364.96	0.00	0.00	0.00	0.00	0.00	0.00	0.00	192652364.96	192652364.96
	60320	7920.11	0.00	7920.11	0.00	0.00	0.00	0.00	0.00	0.00	7920.11	0.00	7920.11
	60322	1651845.21	408595.37	2060440.58	0.00	0.00	0.00	0.00	0.00	0.00	1651845.21	408595.37	2060440.58
	60324	156894334.38	0.00	156894334.38	3968890.42	0.00	3968890.42	502893614.19	0.00	502893614.19	655819058.15	0.00	655819058.15
	Total for account 603	384412414.41	193411041.20	577823455.61	3968890.42	0.00	3968890.42	1727301380.25	0.00	1727301380.25	2107744904.24	193411041.20	2301155945.44
606
	60601	3417394183.58	0.00	3417394183.58	0.00	0.00	0.00	230483587.79	0.00	230483587.79	3647877771.37	0.00	3647877771.37
	Total for account 606	3417394183.58	0.00	3417394183.58	0.00	0.00	0.00	230483587.79	0.00	230483587.79	3647877771.37	0.00	3647877771.37
609
	60903	32925869.10	0.00	32925869.10	0.00	0.00	0.00	0.00	0.00	0.00	32925869.10	0.00	32925869.10
	Total for account 609	32925869.10	0.00	32925869.10	0.00	0.00	0.00	0.00	0.00	0.00	32925869.10	0.00	32925869.10
613
	61301	0.00	0.00	0.00	0.00	0.00	0.00	20214.10	0.00	20214.10	20214.10	0.00	20214.10
	61302	105920977.50	158115.30	106079092.80	105920977.50	158115.30	106079092.80	0.00	0.00	0.00	0.00	0.00	0.00
	61304	942693.64	0.00	942693.64	0.00	0.00	0.00	0.00	0.00	0.00	942693.64	0.00	942693.64
	Total for account 613	106863671.14	158115.30	107021786.44	105920977.50	158115.30	106079092.80	20214.10	0.00	20214.10	962907.74	0.00	962907.74
	Total for section 6	3941616155.23	193569156.50	4135185311.73	109889867.92	158115.30	110047983.22	1957805182.14	0.00	1957805182.14	5789531469.45	193411041.20	5982942510.65
703
	70301	25601132792.74	0.00	25601132792.74	25601132792.74	0.00	25601132792.74	0.00	0.00	0.00	0.00	0.00	0.00
	70302	0.00	0.00	0.00	10376661482.06	0.00	10376661482.06	36651834924.08	0.00	36651834924.08	26275173442.02	0.00	26275173442.02
	Total for account 703	25601132792.74	0.00	25601132792.74	35977794274.80	0.00	35977794274.80	36651834924.08	0.00	36651834924.08	26275173442.02	0.00	26275173442.02
	Total for section 7	25601132792.74	0.00	25601132792.74	35977794274.80	0.00	35977794274.80	36651834924.08	0.00	36651834924.08	26275173442.02	0.00	26275173442.02
	Total liabilities (balance)	1282383374533.56	599080108118.27	1881463482651.83	38241498373.30	2924173898.94	41165672272.24	42524692258.20	8959091.08	42533651349.28	1286666568418.46	596164893310.41	1882831461728.87

	C. Off-balance accounts
	ASSETS
907
	90701	55585.00	0.00	55585.00	0.00	0.00	0.00	0.00	0.00	0.00	55585.00	0.00	55585.00
	90702	3.00	0.00	3.00	0.00	0.00	0.00	0.00	0.00	0.00	3.00	0.00	3.00
	90703	782531000.00	0.00	782531000.00	0.00	0.00	0.00	0.00	0.00	0.00	782531000.00	0.00	782531000.00
	90705	1.00	0.00	1.00	0.00	0.00	0.00	0.00	0.00	0.00	1.00	0.00	1.00
	Total for account 907	782586589.00	0.00	782586589.00	0.00	0.00	0.00	0.00	0.00	0.00	782586589.00	0.00	782586589.00
908
	90801	7.00	0.00	7.00	0.00	0.00	0.00	0.00	0.00	0.00	7.00	0.00	7.00

77

Translation of original Russian version

1	2	3	4	5	6	7	8	9	10	11	12	13	14
	90803	2124880021.06	0.00	2124880021.06	0.00	0.00	0.00	0.00	0.00	0.00	2124880021.06	0.00	2124880021.06
	Total for account 908	2124880028.06	0.00	2124880028.06	0.00	0.00	0.00	0.00	0.00	0.00	2124880028.06	0.00	2124880028.06
	Total for section 3	2907466617.06	0.00	2907466617.06	0.00	0.00	0.00	0.00	0.00	0.00	2907466617.06	0.00	2907466617.06
909
	90901	816518172.19	13147152.63	829665324.82	0.00	0.00	0.00	0.00	0.00	0.00	816518172.19	13147152.63	829665324.82
	90902	22347811832.13	1520523751.41	23868335583.54	0.00	0.00	0.00	0.00	0.00	0.00	22347811832.13	1520523751.41	23868335583.54
	90904	343884.00	101223.82	445107.82	0.00	0.00	0.00	0.00	0.00	0.00	343884.00	101223.82	445107.82
	90907	431553920.75	60485943401.56	60917497322.31	0.00	0.00	0.00	0.00	0.00	0.00	431553920.75	60485943401.56	60917497322.31
	90908	124007729.00	42830601537.60	42954609266.60	0.00	0.00	0.00	0.00	0.00	0.00	124007729.00	42830601537.60	42954609266.60
	Total for account 909	23720235538.07	104850317067.02	128570552605.09	0.00	0.00	0.00	0.00	0.00	0.00	23720235538.07	104850317067.02	128570552605.09
911
	91101	0.00	4495884.47	4495884.47	0.00	0.00	0.00	0.00	0.00	0.00	0.00	4495884.47	4495884.47
	91102	0.00	32052639.27	32052639.27	0.00	0.00	0.00	0.00	0.00	0.00	0.00	32052639.27	32052639.27
	91104	0.00	6136.55	6136.55	0.00	0.00	0.00	0.00	0.00	0.00	0.00	6136.55	6136.55
	Total for account 911	0.00	36554660.29	36554660.29	0.00	0.00	0.00	0.00	0.00	0.00	0.00	36554660.29	36554660.29
912
	91202	19824741140.18	664538684.31	20489279824.49	0.00	0.00	0.00	0.00	0.00	0.00	19824741140.18	664538684.31	20489279824.49
	91203	100366.00	5612701.91	5713067.91	0.00	0.00	0.00	0.00	0.00	0.00	100366.00	5612701.91	5713067.91
	91204	0.00	293525613.20	293525613.20	0.00	0.00	0.00	0.00	0.00	0.00	0.00	293525613.20	293525613.20
	91207	162885.00	0.00	162885.00	0.00	0.00	0.00	0.00	0.00	0.00	162885.00	0.00	162885.00
	91219	150414951.16	360527677.94	510942629.10	0.00	0.00	0.00	0.00	0.00	0.00	150414951.16	360527677.94	510942629.10
	91220	11898570.56	2661183495.91	2673082066.47	0.00	0.00	0.00	0.00	0.00	0.00	11898570.56	2661183495.91	2673082066.47
	Total for account 912	19987317912.90	3985388173.27	23972706086.17	0.00	0.00	0.00	0.00	0.00	0.00	19987317912.90	3985388173.27	23972706086.17
	Total for section 4	43707553450.97	108872259900.58	152579813351.55	0.00	0.00	0.00	0.00	0.00	0.00	43707553450.97	108872259900.58	152579813351.55
913
	91303	313897523182.18	13739924912.65	327637448094.83	0.00	0.00	0.00	0.00	0.00	0.00	313897523182.18	13739924912.65	327637448094.83
	91305	464630898867.51	1202997205373.12	1667628104240.63	0.00	0.00	0.00	0.00	0.00	0.00	464630898867.51	1202997205373.12	1667628104240.63
	91307	338199933727.09	790804.93	338200724532.02	0.00	0.00	0.00	0.00	0.00	0.00	338199933727.09	790804.93	338200724532.02
	91310	2020029.32	29932245972.42	29934266001.74	0.00	0.00	0.00	0.00	0.00	0.00	2020029.32	29932245972.42	29934266001.74
	Total for account 913	1116730375806.10	1246670167063.12	2363400542869.22	0.00	0.00	0.00	0.00	0.00	0.00	1116730375806.10	1246670167063.12	2363400542869.22
914
	91403	0.00	3918130258.68	3918130258.68	0.00	0.00	0.00	0.00	0.00	0.00	0.00	3918130258.68	3918130258.68
	91406	8046460.00	0.00	8046460.00	0.00	0.00	0.00	0.00	0.00	0.00	8046460.00	0.00	8046460.00
	Total for account 914	8046460.00	3918130258.68	3926176718.68	0.00	0.00	0.00	0.00	0.00	0.00	8046460.00	3918130258.68	3926176718.68
915
	91501	556994084.82	0.00	556994084.82	0.00	0.00	0.00	0.00	0.00	0.00	556994084.82	0.00	556994084.82
	91502	1351263.74	0.00	1351263.74	0.00	0.00	0.00	0.00	0.00	0.00	1351263.74	0.00	1351263.74

78

Translation of original Russian version

1	2	3	4	5	6	7	8	9	10	11	12	13	14
	91503	1836251206.32	0.00	1836251206.32	0.00	0.00	0.00	0.00	0.00	0.00	1836251206.32	0.00	1836251206.32
	91504	1764088.73	0.00	1764088.73	0.00	0.00	0.00	0.00	0.00	0.00	1764088.73	0.00	1764088.73
	Total for account 915	2396360643.61	0.00	2396360643.61	0.00	0.00	0.00	0.00	0.00	0.00	2396360643.61	0.00	2396360643.61
	Total for section 5	1119134782909.71	1250588297321.80	2369723080231.51	0.00	0.00	0.00	0.00	0.00	0.00	1119134782909.71	1250588297321.80	2369723080231.51
916
	91603	0.00	16544871.09	16544871.09	0.00	0.00	0.00	0.00	0.00	0.00	0.00	16544871.09	16544871.09
	91604	3176242001.37	1953433334.78	5129675336.15	0.00	0.00	0.00	0.00	0.00	0.00	3176242001.37	1953433334.78	5129675336.15
	Total for account 916	3176242001.37	1969978205.87	5146220207.24	0.00	0.00	0.00	0.00	0.00	0.00	3176242001.37	1969978205.87	5146220207.24
917
	91703	486215296.58	0.00	486215296.58	0.00	0.00	0.00	0.00	0.00	0.00	486215296.58	0.00	486215296.58
	91704	185419455.51	16884824.34	202304279.85	0.00	0.00	0.00	0.00	0.00	0.00	185419455.51	16884824.34	202304279.85
	Total for account 917	671634752.09	16884824.34	688519576.43	0.00	0.00	0.00	0.00	0.00	0.00	671634752.09	16884824.34	688519576.43
918
	91801	2872295647.44	0.00	2872295647.44	0.00	0.00	0.00	0.00	0.00	0.00	2872295647.44	0.00	2872295647.44
	91802	340890403.28	24545267.27	365435670.55	0.00	0.00	0.00	0.00	0.00	0.00	340890403.28	24545267.27	365435670.55
	91803	306778.41	63843918.77	64150697.18	0.00	0.00	0.00	0.00	0.00	0.00	306778.41	63843918.77	64150697.18
	Total for account 918	3213492829.13	88389186.04	3301882015.17	0.00	0.00	0.00	0.00	0.00	0.00	3213492829.13	88389186.04	3301882015.17
	Total for section 6	7061369582.59	2075252216.25	9136621798.84	0.00	0.00	0.00	0.00	0.00	0.00	7061369582.59	2075252216.25	9136621798.84
999
	99998	279927793134.14	0.00	279927793134.14	58198.77	0.00	58198.77	0.00	0.00	0.00	279927851332.91	0.00	279927851332.91
	Total for account 999	279927793134.14	0.00	279927793134.14	58198.77	0.00	58198.77	0.00	0.00	0.00	279927851332.91	0.00	279927851332.91
	Total for section 7	279927793134.14	0.00	279927793134.14	58198.77	0.00	58198.77	0.00	0.00	0.00	279927851332.91	0.00	279927851332.91
	Total assets (balance)	1452738965694.47	1361535809438.63	2814274775133.10	58198.77	0.00	58198.77	0.00	0.00	0.00	1452739023893.24	1361535809438.63	2814274833331.87
	LIABILITIES
912
	91211	1971362.97	0.00	1971362.97	0.00	0.00	0.00	58198.77	0.00	58198.77	2029561.74	0.00	2029561.74
	Total for account 912	1971362.97	0.00	1971362.97	0.00	0.00	0.00	58198.77	0.00	58198.77	2029561.74	0.00	2029561.74
	Total for section 4	1971362.97	0.00	1971362.97	0.00	0.00	0.00	58198.77	0.00	58198.77	2029561.74	0.00	2029561.74
913
	91302	24670113764.37	100071361131.77	124741474896.14	0.00	0.00	0.00	0.00	0.00	0.00	24670113764.37	100071361131.77	124741474896.14
	91309	41220794472.42	17462307321.41	58683101793.83	0.00	0.00	0.00	0.00	0.00	0.00	41220794472.42	17462307321.41	58683101793.83
	Total for account 913	65890908236.79	117533668453.18	183424576689.97	0.00	0.00	0.00	0.00	0.00	0.00	65890908236.79	117533668453.18	183424576689.97
914
	91404	31063049295.83	49038494685.37	80101543981.20	0.00	0.00	0.00	0.00	0.00	0.00	31063049295.83	49038494685.37	80101543981.20
	91405	16399701100.00	0.00	16399701100.00	0.00	0.00	0.00	0.00	0.00	0.00	16399701100.00	0.00	16399701100.00

79

Translation of original Russian version

1	2	3	4	5	6	7	8	9	10	11	12	13	14
	Total for account 914	47462750395.83	49038494685.37	96501245081.20	0.00	0.00	0.00	0.00	0.00	0.00	47462750395.83	49038494685.37	96501245081.20
	Total for section 5	113353658632.62	166572163138.55	279925821771.17	0.00	0.00	0.00	0.00	0.00	0.00	113353658632.62	166572163138.55	279925821771.17
999
	99999	2534346981998.96	0.00	2534346981998.96	0.00	0.00	0.00	0.00	0.00	0.00	2534346981998.96	0.00	2534346981998.96
	Total for account 999	2534346981998.96	0.00	2534346981998.96	0.00	0.00	0.00	0.00	0.00	0.00	2534346981998.96	0.00	2534346981998.96
	Total for section 7	2534346981998.96	0.00	2534346981998.96	0.00	0.00	0.00	0.00	0.00	0.00	2534346981998.96	0.00	2534346981998.96
	Total liabilities (balance)	2647702611994.55	166572163138.55	2814274775133.10	0.00	0.00	0.00	58198.77	0.00	58198.77	2647702670193.32	166572163138.55	2814274833331.87

	D. Term deals
	ASSETS
930
	93001	16544612500.00	9733168021.75	26277780521.75	0.00	0.00	0.00	0.00	0.00	0.00	16544612500.00	9733168021.75	26277780521.75
	93002	278447500.00	13670200289.08	13948647789.08	0.00	0.00	0.00	0.00	0.00	0.00	278447500.00	13670200289.08	13948647789.08
	Total for account 930	16823060000.00	23403368310.83	40226428310.83	0.00	0.00	0.00	0.00	0.00	0.00	16823060000.00	23403368310.83	40226428310.83
933
	93301	134750000.00	11475593962.00	11610343962.00	0.00	0.00	0.00	0.00	0.00	0.00	134750000.00	11475593962.00	11610343962.00
	93303	17633973920.00	11437920000.00	29071893920.00	0.00	0.00	0.00	0.00	0.00	0.00	17633973920.00	11437920000.00	29071893920.00
	93304	29616551604.11	27653897200.00	57270448804.11	0.00	0.00	0.00	0.00	0.00	0.00	29616551604.11	27653897200.00	57270448804.11
	93305	17008016024.85	37967920630.00	54975936654.85	0.00	0.00	0.00	0.00	0.00	0.00	17008016024.85	37967920630.00	54975936654.85
	93306	0.00	6468460305.24	6468460305.24	0.00	0.00	0.00	0.00	0.00	0.00	0.00	6468460305.24	6468460305.24
	93308	83681532775.00	50624240148.98	134305772923.98	0.00	0.00	0.00	0.00	0.00	0.00	83681532775.00	50624240148.98	134305772923.98
	93309	103204192355.32	31562906697.98	134767099053.30	0.00	0.00	0.00	0.00	0.00	0.00	103204192355.32	31562906697.98	134767099053.30
	93310	123458757110.36	154551292616.21	278010049726.57	0.00	0.00	0.00	0.00	0.00	0.00	123458757110.36	154551292616.21	278010049726.57
	93311	10138923.93	0.00	10138923.93	0.00	0.00	0.00	0.00	0.00	0.00	10138923.93	0.00	10138923.93
	Total for account 933	374747912713.57	331742231560.41	706490144273.98	0.00	0.00	0.00	0.00	0.00	0.00	374747912713.57	331742231560.41	706490144273.98
934
	93406	0.00	24842365.45	24842365.45	0.00	0.00	0.00	0.00	0.00	0.00	0.00	24842365.45	24842365.45
	93409	0.00	1316986777.64	1316986777.64	0.00	0.00	0.00	0.00	0.00	0.00	0.00	1316986777.64	1316986777.64
	93410	0.00	712710264.53	712710264.53	0.00	0.00	0.00	0.00	0.00	0.00	0.00	712710264.53	712710264.53
	93411	0.00	5389589124.20	5389589124.20	0.00	0.00	0.00	0.00	0.00	0.00	0.00	5389589124.20	5389589124.20
	Total for account 934	0.00	7444128531.82	7444128531.82	0.00	0.00	0.00	0.00	0.00	0.00	0.00	7444128531.82	7444128531.82
935
	93501	0.00	12173.93	12173.93	0.00	0.00	0.00	0.00	0.00	0.00	0.00	12173.93	12173.93
	93504	6052308200.00	0.00	6052308200.00	0.00	0.00	0.00	0.00	0.00	0.00	6052308200.00	0.00	6052308200.00
	93505	3772624900.00	0.00	3772624900.00	0.00	0.00	0.00	0.00	0.00	0.00	3772624900.00	0.00	3772624900.00
	93506	0.00	37972450.06	37972450.06	0.00	0.00	0.00	0.00	0.00	0.00	0.00	37972450.06	37972450.06
	93508	9115393517.66	4656296637.18	13771690154.84	0.00	0.00	0.00	0.00	0.00	0.00	9115393517.66	4656296637.18	13771690154.84

80

Translation of original Russian version

1	2	3	4	5	6	7	8	9	10	11	12	13	14
	93509	11707543585.50	11581461477.14	23289005062.64	0.00	0.00	0.00	0.00	0.00	0.00	11707543585.50	11581461477.14	23289005062.64
	93510	73883500000.00	6872936000.00	80756436000.00	0.00	0.00	0.00	0.00	0.00	0.00	73883500000.00	6872936000.00	80756436000.00
	Total for account 935	104531370203.16	23148678738.31	127680048941.47	0.00	0.00	0.00	0.00	0.00	0.00	104531370203.16	23148678738.31	127680048941.47
936
	93603	2580867702.06	0.00	2580867702.06	0.00	0.00	0.00	0.00	0.00	0.00	2580867702.06	0.00	2580867702.06
	93608	5546694637.90	0.00	5546694637.90	0.00	0.00	0.00	0.00	0.00	0.00	5546694637.90	0.00	5546694637.90
	Total for account 936	8127562339.96	0.00	8127562339.96	0.00	0.00	0.00	0.00	0.00	0.00	8127562339.96	0.00	8127562339.96
937
	93701	15376888.41	0.00	15376888.41	0.00	0.00	0.00	0.00	0.00	0.00	15376888.41	0.00	15376888.41
	93703	11993636081.27	0.00	11993636081.27	0.00	0.00	0.00	0.00	0.00	0.00	11993636081.27	0.00	11993636081.27
	93705	70391499.39	0.00	70391499.39	0.00	0.00	0.00	0.00	0.00	0.00	70391499.39	0.00	70391499.39
	93709	0.00	1847978603.89	1847978603.89	0.00	0.00	0.00	0.00	0.00	0.00	0.00	1847978603.89	1847978603.89
	93710	0.00	5365450140.72	5365450140.72	0.00	0.00	0.00	0.00	0.00	0.00	0.00	5365450140.72	5365450140.72
	Total for account 937	12079404469.07	7213428744.61	19292833213.68	0.00	0.00	0.00	0.00	0.00	0.00	12079404469.07	7213428744.61	19292833213.68
938
	93801	309713135.51	0.00	309713135.51	0.00	0.00	0.00	0.00	0.00	0.00	309713135.51	0.00	309713135.51
	Total for account 938	309713135.51	0.00	309713135.51	0.00	0.00	0.00	0.00	0.00	0.00	309713135.51	0.00	309713135.51
940
	94001	10619902530.66	0.00	10619902530.66	0.00	0.00	0.00	0.00	0.00	0.00	10619902530.66	0.00	10619902530.66
	Total for account 940	10619902530.66	0.00	10619902530.66	0.00	0.00	0.00	0.00	0.00	0.00	10619902530.66	0.00	10619902530.66
	Total assets (balance)	527238925391.93	392951835885.98	920190761277.91	0.00	0.00	0.00	0.00	0.00	0.00	527238925391.93	392951835885.98	920190761277.91
	LIABILITIES
960
	96001	9716066901.74	16568513660.00	26284580561.74	0.00	0.00	0.00	0.00	0.00	0.00	9716066901.74	16568513660.00	26284580561.74
	96002	24000000.00	13924489890.82	13948489890.82	0.00	0.00	0.00	0.00	0.00	0.00	24000000.00	13924489890.82	13948489890.82
	Total for account 960	9740066901.74	30493003550.82	40233070452.56	0.00	0.00	0.00	0.00	0.00	0.00	9740066901.74	30493003550.82	40233070452.56
963
	96301	2977439338.78	490924000.00	3468363338.78	0.00	0.00	0.00	0.00	0.00	0.00	2977439338.78	490924000.00	3468363338.78
	96303	11680125000.00	16519592600.00	28199717600.00	0.00	0.00	0.00	0.00	0.00	0.00	11680125000.00	16519592600.00	28199717600.00
	96304	33652358400.00	29093858708.80	62746217108.80	0.00	0.00	0.00	0.00	0.00	0.00	33652358400.00	29093858708.80	62746217108.80
	96305	39863870200.00	343646800.00	40207517000.00	0.00	0.00	0.00	0.00	0.00	0.00	39863870200.00	343646800.00	40207517000.00
	96306	0.00	6545937932.94	6545937932.94	0.00	0.00	0.00	0.00	0.00	0.00	0.00	6545937932.94	6545937932.94
	96308	5138490000.00	131111729702.60	136250219702.60	0.00	0.00	0.00	0.00	0.00	0.00	5138490000.00	131111729702.60	136250219702.60
	96309	4115650000.00	134160057980.67	138275707980.67	0.00	0.00	0.00	0.00	0.00	0.00	4115650000.00	134160057980.67	138275707980.67
	96310	98777792957.31	220720698748.12	319498491705.43	0.00	0.00	0.00	0.00	0.00	0.00	98777792957.31	220720698748.12	319498491705.43
	96311	5063242499.60	0.00	5063242499.60	0.00	0.00	0.00	0.00	0.00	0.00	5063242499.60	0.00	5063242499.60
	Total for account 963	201268968395.69	538986446473.13	740255414868.82	0.00	0.00	0.00	0.00	0.00	0.00	201268968395.69	538986446473.13	740255414868.82

81

Translation of original Russian version

1	2	3	4	5	6	7	8	9	10	11	12	13	14
964
	96406	0.00	28391286.21	28391286.21	0.00	0.00	0.00	0.00	0.00	0.00	0.00	28391286.21	28391286.21
	96408	0.00	289563320.85	289563320.85	0.00	0.00	0.00	0.00	0.00	0.00	0.00	289563320.85	289563320.85
	96411	0.00	10729085.43	10729085.43	0.00	0.00	0.00	0.00	0.00	0.00	0.00	10729085.43	10729085.43
	Total for account 964	0.00	328683692.49	328683692.49	0.00	0.00	0.00	0.00	0.00	0.00	0.00	328683692.49	328683692.49
965
	96503	711621420.00	0.00	711621420.00	0.00	0.00	0.00	0.00	0.00	0.00	711621420.00	0.00	711621420.00
	96504	220646404.11	0.00	220646404.11	0.00	0.00	0.00	0.00	0.00	0.00	220646404.11	0.00	220646404.11
	96505	16657866024.85	3268185000.00	19926051024.85	0.00	0.00	0.00	0.00	0.00	0.00	16657866024.85	3268185000.00	19926051024.85
	96508	10833040295.27	0.00	10833040295.27	0.00	0.00	0.00	0.00	0.00	0.00	10833040295.27	0.00	10833040295.27
	96509	12411486309.16	7118398000.00	19529884309.16	0.00	0.00	0.00	0.00	0.00	0.00	12411486309.16	7118398000.00	19529884309.16
	96510	9775054369.46	0.00	9775054369.46	0.00	0.00	0.00	0.00	0.00	0.00	9775054369.46	0.00	9775054369.46
	Total for account 965	50609714822.85	10386583000.00	60996297822.85	0.00	0.00	0.00	0.00	0.00	0.00	50609714822.85	10386583000.00	60996297822.85
966
	96603	2528305580.25	0.00	2528305580.25	0.00	0.00	0.00	0.00	0.00	0.00	2528305580.25	0.00	2528305580.25
	96608	0.00	5742354561.72	5742354561.72	0.00	0.00	0.00	0.00	0.00	0.00	0.00	5742354561.72	5742354561.72
	Total for account 966	2528305580.25	5742354561.72	8270660141.97	0.00	0.00	0.00	0.00	0.00	0.00	2528305580.25	5742354561.72	8270660141.97
967
	96701	15222047.40	0.00	15222047.40	0.00	0.00	0.00	0.00	0.00	0.00	15222047.40	0.00	15222047.40
	96703	16802406784.30	0.00	16802406784.30	0.00	0.00	0.00	0.00	0.00	0.00	16802406784.30	0.00	16802406784.30
	96705	104282223.39	0.00	104282223.39	0.00	0.00	0.00	0.00	0.00	0.00	104282223.39	0.00	104282223.39
	96709	4951994741.01	0.00	4951994741.01	0.00	0.00	0.00	0.00	0.00	0.00	4951994741.01	0.00	4951994741.01
	96710	7030676891.58	0.00	7030676891.58	0.00	0.00	0.00	0.00	0.00	0.00	7030676891.58	0.00	7030676891.58
	Total for account 967	28904582687.68	0.00	28904582687.68	0.00	0.00	0.00	0.00	0.00	0.00	28904582687.68	0.00	28904582687.68
968
	96801	10892128879.07	0.00	10892128879.07	0.00	0.00	0.00	0.00	0.00	0.00	10892128879.07	0.00	10892128879.07
	Total for account 968	10892128879.07	0.00	10892128879.07	0.00	0.00	0.00	0.00	0.00	0.00	10892128879.07	0.00	10892128879.07
969
	96901	472505661.98	0.00	472505661.98	0.00	0.00	0.00	0.00	0.00	0.00	472505661.98	0.00	472505661.98
	Total for account 969	472505661.98	0.00	472505661.98	0.00	0.00	0.00	0.00	0.00	0.00	472505661.98	0.00	472505661.98
970
	97001	29837417070.49	0.00	29837417070.49	0.00	0.00	0.00	0.00	0.00	0.00	29837417070.49	0.00	29837417070.49
	Total for account 970	29837417070.49	0.00	29837417070.49	0.00	0.00	0.00	0.00	0.00	0.00	29837417070.49	0.00	29837417070.49
	Total liabilities (balance)	334253689999.75	585937071278.16	920190761277.91	0.00	0.00	0.00	0.00	0.00	0.00	334253689999.75	585937071278.16	920190761277.91

	E. Deposit accounts
	ASSETS
980

82

Translation of original Russian version

1	2	3	4	5	6	7	8	9	10	11	12	13	14
	98000			683563181.00									683563181.00
	98010			1437753625896.00									1437753625896.00
	98020			2.00									2.00
	98035			2100.00									2100.00
	Total assets (balance)			1438437191179.00									1438437191179.00
	LIABILITIES
980
	98040			873961873608.00									873961873608.00
	98050			11178606538.00									11178606538.00
	98055			545044916.00									545044916.00
	98060			332120044.00									332120044.00
	98065			8604862523.00									8604862523.00
	98070			543814682077.00									543814682077.00
	98080			1473.00									1473.00
	Total liabilities (balance)			1438437191179.00									1438437191179.00

President-Chairman of the Management Board	A.L. Kostin

Chief Accountant	O.A. Avdeeva

83

Translation of original Russian version

Explanatory Notes
to the Annual Accounting Report of JSC VTB Bank
as at 1 January 2008

VTB Bank (open joint stock company) was established in October 1990. The Bank holds a general banking license from the Bank of Russia to engage in all types of banking operations in Rubles and in foreign currency.

With its share capital of RUR 67.2 billion as at 1 January 2008, JSC VTB Bank is the largest Russian commercial bank in terms of share capital.

1. Major Operations Affecting the Bank’s Financial Performance

Below are the major operations of the Bank which produce the most substantial effect on its financial performance:

• Corporate lending;

• Investments in securities, including government securities, bonds and shares of Russian companies and local authorities;

• Clearing and cash settlement services for corporate and retail customers;

• International settlements.

The impact of certain types of operations on the financial performance of JSC VTB Bank is determined on the basis of the asset structure and return on assets. The structural changes in the financial drivers underlying the Bank’s performance were due to a consistent development of JSC VTB Bank as a corporate bank focused on expansion in the following two key areas: corporate and investment banking.

Further expansion of corporate services and lending business resulted in a 2-fold increase (up to RUR 791.2 billion) in the Bank’s corporate loan portfolio in 2007 (including customer promissory notes before allowance for impairment). The Bank extends loans to borrowers operating in the leading industries of the national economy: oil and gas, energy, automotive, non-ferrous and ferrous metallurgy, telecoms, transport, construction and agribusiness. All of the lending products offered by the Bank within this business segment are commonly used by the Bank’s customers, including overdraft facilities, working capital loans, pre-export financing, project financing, investment loans, various revolving credit lines, etc.

Along with the expansion of its corporate loan portfolio, a special focus was placed in 2007 on maintaining loan portfolio quality through ongoing monitoring of performance of existing and potential borrowers.

The development of corporate business also implies an increased level of trade finance and international settlements due to a growing number of finance transactions with overseas banks, export agencies and under intergovernmental programs.

As part of efforts aimed at the development of its investment and banking services, JSC VTB Bank has successfully handled the issue of its corporate customers’ securities. The Bank is a recognized leader in this area traditionally occupying the top positions in the ratings of arrangers and underwriters of corporate bond issues on the Russian market. In 2007, the Bank prepared and completed a number of transactions for structured and project finance, leasing and advisory services.

84

Translation of original Russian version

At the end of 2007, net profit of JSC VTB Bank equaled RUR 18.0 billion, or USD 732.4 million (2006: RUR 17.2 billion, or USD 652.3 million). Pre-tax profit was RUR 26.3 billion (RUR 24.7 billion in 2006). Tax paid on profit amounted to RUR 8.3 billion.

Interest income on loans to corporate borrowers engaged in the leading national industry sectors (fuel and energy, machine building, metals, chemicals, transport, telecom) totaling RUR 46.2 billion constituted the major share of the Bank’s total income in 2007. Interest income earned by the Bank in 2007 was much higher than in 2006 (RUR 30.9 billion).

A significant portion of interest income on securities is traditionally composed of gains on non-state securities (bonds of Russian blue-chip companies). The total interest income earned on securities transactions in 2007 was RUR 9.2 billion (2006: RUR 6.5 billion).

Owing to accelerated development of investment banking business, trade finance and international settlement transactions, the net fee and commission income earned by the Bank in 2007 amounted to RUR 9.8 billion (as compared with RUR 5.4 billion in 2006). Against a background of growing competition and an overall reduction in the margin on the banking services market, the Bank has managed to maintain high financial performance through diversification of operations towards those earning fee and commission income and other non-interest income.

The gains on securities portfolio (through revaluation, realized trade differences and dividends) had a significant impact on the Bank’s financial performance in 2007. During 2007, the above amount was RUR 10.8 billion.

JSC VTB Bank is one of the most advanced Russian banks in terms of expansion of its branch and outlet network. JSC VTB Bank has one of the most extensive regional client services networks throughout Russia. By 2008, the Bank had 57 branches. At this point in time, the Bank has branches in the majority of the constituent entities within all of the Federal Districts of Russia. All the branches of JSC VTB Bank along with its Head Office offer a full range of banking products and services.

2. Summary of Material Events and Changes in the Bank’s Operations During the Financial Year

As had been initially planned, in May 2007 JSC VTB Bank successfully completed the Initial Public Offering (IPO) of 22.5% of its shares. This IPO was the largest among Russian companies and proved to be the most ‘popular IPO’ in Russia. 65 % of the newly issued shares were placed abroad, while the remaining 35 % were floated in Russia.  The overall amount of capital raised during the IPO was around USD 8 billion, of which more than USD 1.6 billion were contributed by 131 thousand private investors in Russia.

The funds raised through the IPO were applied towards the development of the Group’s business, capitalization of VTB24, strengthening of the Group’s investment banking segment and expansion of business of subsidiary banks in the CIS and Europe.

85

Translation of original Russian version

In early September 2006, JSC VTB Bank opened an office of a joint Russian-Angolan bank — Banco VTB Africa (VTB Africa) — with 66% shareholding held by JSC VTB Bank and the remaining 34% allocated among a number of private Angolan companies (according to local laws, a financial institution established in the form of a joint stock company must have a minimum of five shareholders).VTB Africa is primarily focused on financing trade turnover and Russian and European investment projects in Angola.

In 2007, VTB Group continued its development as a large international financial group striving for leadership in the Russian banking market and development of a network of subsidiary companies in the CIS and Europe to meet the growing needs of customer business expansion, support major projects within Russia and abroad, reinforce economic cooperation between Russia and other countries and attract investment to the Russian economy.

In particular, the Group is in the process of integrating new assets: the integration of VTB North-West into VTB Group is currently underway and the merger of the subsidiary banks in Ukraine has been completed. In the second quarter of 2007, JSC VTB Bank acquired 50% plus 1 share in Slavneftebank domiciled in Belarus (currently — Bank VTB Belarus) and on 30 October 2007 increased its shareholding to 65% thus moving forward in the implementation of a strategy for consolidating the position of VTB Group in the CIS banking market.

Among the top priorities for VTB Group in the upcoming two years will be further expansion of its foreign network within the CIS, including through potential acquisition of banks in Kazakhstan and Azerbaijan. As part of its strategy VTB Group is also planning on the establishment of new business structures and significant penetration into the Asia-Pacific market.

The development of VTB Group and the increased number of its members require a new approach to infrastructure management. To achieve this goal, the Bank has adopted a new matrix approach towards the Group management, whereby JSC VTB Bank operates as a parent bank in relation to the subsidiary financial institutions and coordinates their activities.

Topical issues related to the coordination of activities and development of VTB Group are addressed by the Steering Committee of VTB Group headed by the Chairman of the Management Board — CEO of JSC VTB Bank.

The primary focus of the strategy, which was adopted by JSC VTB Bank and its Russian and foreign entities through 2010 and approved by the Supervisory Council in December 2006, is to strengthen the position of JSC VTB Bank as a key player in the Russian banking sector assisting the government to effectively resolve the strategic challenges associated with the development of the key sectors of the national economy, execution of top-priority national projects, improvement of the stability and compatibility of Russia’s financial services sector.

86

Translation of original Russian version

3. Summary of Risk Levels and Concentrations

(Unaudited)

Management of banking risks (liquidity risk, credit risk, currency risk, price risk, interest rate and operational risk) was among the top priority elements of the Bank’s integrated management system during the reporting period. According to the established practices, proposals to mitigate the level of risk and set limits on transactions exposing the Bank to risks were reviewed and approved by the Bank’s collegial bodies: the Management Board, the Asset and Liability Management Committee, the Credit Committee, and credit committees of the branches.

According to the Industry, Regional and Country Risk Management Regulations applied by the Bank, the maximum estimated concentration of country risk for JSC VTB Bank as at 1 January 2008 (overall for its transactions) was recorded in the Russian Federation. During 2007, country risks assumed by the Bank in relation to its non-resident customers grew by 108%, with the bulk (93% of the aggregate amount of risk) being attributable to countries with investment-grade sovereign credit ratings.

The principal amount of regional risks is attributable to the Moscow Region (the city of Moscow and the Moscow Oblast), the city of Saint Petersburg, the Krasnoyarsk Krai, the Tyumen Oblast, and the Republic of Bashkortostan (in descending order). The principal amount of risks attributable to the consolidated budgets of the constituent entities of Russia falls on the Moscow Region (the city of Moscow and the Moscow Oblast), the Omsk Oblast, the Samara Oblast, the Irkutsk Oblast and the Astrakhan Oblast (in descending order).

The minor impact of regional risks on JSC VTB Bank’s financial standing was due to diversification of the Bank’s business, including through the development of the branch network, further penetration in the regional markets, and effective control over the level of regional risks assumed by the Bank.

The maximum concentration of industry risks (in descending order) was recorded in the upstream and downstream oil sector, construction, energy, trade and financial services sectors, while the well-balanced structure of the Bank’s assets reduces the effect of the market trends and conditions prevailing in certain industry sectors on the Bank’s financial performance.

In applying the existing financial risk management framework, the Bank manages its open currency positions, sets and controls limits on securities transactions and monitors the interest rate position. The system also allows making adjustments to the existing interest rates on funds raised/placed and using floating interest rates. Since the system prevents excessive risk-taking, the level of risk assumed by the Bank does not have a material impact on the quality and timeliness of the Bank’s performance under its obligations. In addition to monitoring compliance with the mandatory ratios established by the Bank of Russia, the current risk management and control framework provides for tighter internal limits and ratios for certain risks and transactions (internal limits on the open currency position, limits on conversion arbitrage operations, internal liquidity ratios by periods, restrictions on the interest rate position by currencies and periods, limits on securities transactions by types of securities and transactions).

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Translation of original Russian version

In 2007, the risk associated with securities transactions constituted the most substantial share of the financial risks assumed by the Bank (about 95 % of the economic capital internally required by the Bank to cover financial risks are attributable to transactions involving marketable securities). However, owing to extensive diversification of the Bank’s portfolio in terms of securities and issuers, maintaining sound liquidity levels as well as adoption and close monitoring of stop-loss limits, negative dynamics of quotes during certain periods and in certain markets could not have any significant adverse impact on the Bank’s performance in 2007.

During the reporting period the Bank’s current and forecast liquidity levels were sufficient. The Bank was in full compliance with all the mandatory liquidity ratios. Considering the diversified customer base of the Bank and ample opportunities for raising resources on global capital markets, the deposit concentration risk remained at acceptable level.

In the context of the IPO and the Bank’s expansion to become an international banking group, one of the topical issues in 2007 was the continued development of the risk management system aimed at diversification of risks assumed by the Bank and reduction of risk concentrations. In the reporting year, the Bank introduced a new risk management framework, undertook to develop and implement efficient Group-wide risk controls.  To achieve competitive edge in medium business lending segment, the Bank has fine-tuned the existing lending practices and risk assessment methodologies pertaining to medium business borrowers. These steps contributed to enhanced operating efficiency across the branch network (while maintaining the optimum structure of risks assumed by the Bank) and further diversification of the loan portfolio. Authority delegation practices saw further development to allow credit decisions to be made by authorized bodies and officers who are properly qualified to deal with the scope and complexity of the existing operations.

4. Material Changes to the Accounting Policies

No changes were introduced to the Accounting Policies in 2007 which could significantly affect the comparability of individual performance indicators of the Bank.

From 1 January 2008, due to the coming into force of Regulation No. 302-P of the Bank of Russia, Concerning the Rules for Maintaining Accounting Records at Credit Institutions Located in the Russian Federation, dated 26 March 2007 and pursuant to Letter No. 142-T, Concerning Certain Matters in Relation to Regulation No. 302-P of the Bank of Russia, Concerning the Rules for Maintaining Accounting Records at Credit Institutions Located in the Russian Federation, dated 26 March 2007, certain transactions listed in Section 8 “Subsequent Events” of these explanatory notes were performed.

Considering the above, recognition of income and expenses as ‘subsequent events’ in line with the accounting principles provided in Regulation No. 302-P had an impact on the Bank’s 2007 financial performance and resulted in certain discrepancies between the amounts recorded as at the current balance sheet date and those recorded as at the previous balance sheet date which were included in the published form of the annual financial statements prepared on the basis of the annual accounting report.

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Translation of original Russian version

5. Summary of Reconciliation of the Balance Sheet Items

(Unaudited)

According to Instructive Regulation of the Bank of Russia No.1530-U dated 17 December 2004, Concerning the Procedure of Preparing the Annual Accounting Report by Credit Institutions, the Bank took the required steps to complete a high-quality annual accounting report at the end of the reporting period in a timely manner.

According to Order No. 858 of JSC VTB Bank dated 24 October 2007, the Bank performed stocktaking of its fixed assets, intangible assets, and inventories as at 1 November 2007. The discrepancies revealed were recorded in the relevant accounts during the reporting period, and were not material to the financial performance of the Bank.

According to Order No. 935 of JSC VTB Bank dated 20 November 2007, the Bank performed a reconciliation of all balance sheet items as at 1 December 2007, including balance-sheet and off-balance-sheet cash and inventory accounts, balances of claims and payables arising from banking operations, including claims and payables under futures contracts, settlements with debtors and creditors. As part of the stocktaking process, the Bank analyzed balances on accounts which are to be closed or renamed as at 1 January 2008 due to the coming into force of Regulation No. 302-P of the Bank of Russia, Concerning the Rules for Maintaining Accounting Records at Credit Institutions Located in the Russian Federation, so as to decide on their renaming or closure.

According to Orders No. 911  (concerning the Parent Company) and No. 908 (concerning branches) of JSC VTB Bank dated 9 November 2007, the Bank took the required steps to close its books for the 2007 financial year and prepare the annual report, including:

• reconciliation of balances of claims and payables as at 1 January 2008 under the futures contracts to ensure complete recognition and reporting of the Bank’s financial results on the balance sheet. No significant discrepancies were identified;

Inventory count of all cash balances and valuables available with the cash desks of the Parent Company, branches and outlets as at 1 January 2008. According to the results of the audits, the actual balances of valuable assets were in compliance with those recorded in the books;

• reconciliation of the Bank’s analytical and synthetic accounting data as at 1 January 2008; no discrepancies were identified;

• JSC VTB Bank undertook to receive, by 31 January 2008, confirmations from its customers as to the balances on accounts held with the Bank as at 1 January 2008.

JSC VTB Bank continues efforts to receive from its customers confirmation of balances on accounts held with the Bank.

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Translation of original Russian version

6. Information on Accounts Receivable and Accounts Payable

According to Orders No. 911  (as concerning the Parent Company) and No. 908 (concerning branches) of JSC VTB Bank dated 9 November 2007, the Bank performed reconciliation of accounts receivable and payable to ensure complete recognition and reporting of the Bank’s financial results on the balance sheet.

The amount of receivables recorded in balance sheet accounts No. 474 (excluding account No. 47427) and No. 603 (excluding accounts Nos. 60302, 60304, 60306, 60310, 60315) as at 1 January 2008 is RUR 22,994,034 thousand.

As at 1 January 2008, the accounts payable comprise trade payables. The Bank does not have any overdue accounts payable.

The Bank took the required steps to clear and minimize balances on suspense accounts.

As at 1 January 2008, amounts of unclear designation received during the last business days of 2007 were recorded in balance sheet account No. 47416 Amounts Credited to Suspense Clearing Accounts. Balance on account No. 47416 was RUR 267,660 thousand.

Account No. 47417 Amounts Debited from Suspense Clearing Accounts — zero balance.

During the first business days of 2008, most of the above amounts were cleared.

7. Principles and Methods of Measurement and Recognition of Individual Balance Sheet Items

The common basic methodological principles of accounting adopted by the Bank are stipulated in the Regulations on the Accounting Policies of JSC VTB Bank approved the Bank’s order.

The Bank maintains its accounting records to account for customer balances, assets, claims and liabilities, business and other transactions in the national currency of the Russian Federation by means of an overall, consistent, documented and interrelated recognition of these transactions in the accounting records.

The Bank performs separate accounting for its own assets and the assets of other legal entities placed with the Bank.

Assets and liabilities are carried at their historical cost at the time of their acquisition or incurrence.

Transactions involving foreign currency accounts are effected in compliance with the currency legislation of Russia and recorded on the balance sheet in Russian Rubles at the exchange rate of the Bank of Russia prevailing on a given transaction date. Foreign currency accounts are revalued to reflect changes in the official exchange rates of the Bank of Russia while precious metal accounts are revalued to reflect changes in the standard price for metals set by the Bank of Russia.

90

Translation of original Russian version

Revenues and expenses are recognized on the cash basis except as otherwise provided in the statutory regulations of the Bank of Russia. Revenues received and expenses incurred in foreign currency are recognized in revenue/expense accounts in Russian Rubles at the rate of the Bank of Russia effective on the date when revenues were received or expenses incurred.

Fixed and intangible assets are entered in accounting records in Russian Rubles at historical cost. Inventories are recorded at actual cost.

Fixed assets are accounted for in Russian Rubles rounded up to the next integral number.

Those fixed and intangible assets the cost of which was stated in foreign currency at the date of acquisition are measured in Russian Rubles by translating the foreign currency amounts at the exchange rate set by the Bank of Russia on date of their acquisition by the Bank into beneficial ownership, operating management or under lease. Valuables the cost of which was stated in foreign currency are measured in Russian Rubles by translating the foreign currency amounts at the exchange rate set by the Bank of Russia on the date of signing the document serving as a basis for recognizing such valuables on the balance sheet.

Fixed assets are written down through straight-line depreciation charges expensed over the statutory useful life of a given fixed asset. Amortization on intangible assets is charged at the rates established by the Bank by reference to their historical cost and useful lives.

The decommissioned software, licenses related to certain operations of the Bank, software licenses and the respective databases in respect of which the Bank does not hold exclusive rights are written off at their net book value in accordance with the Decommissioning Act irrespective of their useful life.

When a decision is made to revalue certain groups of homogenous fixed assets, such assets are revalued on a regular basis to assure that the cost at which they are taken to the accounting records and reported in the financial statements is not materially different from their current (replacement) cost.

Sale (disposal) of valuables is performed on the following grounds:

• Decision of the Chairman of the Management Board — CEO of the Bank, or his Deputy (documented by a bank order). The sale is made at a contract price based on the market price determined by an independent appraiser; all taxes stipulated by Russian law are withheld from the buyer.

• Decision of a person duly authorized on the basis of a relevant regulatory document of the Bank in respect of the sale by foreign representative offices of fixed assets and inventory items located within the business premises (offices) of such foreign representative offices, the carrying value of which does not exceed an equivalent of USD 10,000 each. The sale is made at a contract price based on the market price determined by an independent appraiser.

Securities are recognized at actual acquisition cost and are subsequently re-measured in accordance with the established procedure.

91

Translation of original Russian version

Treasury shares are recognized at par value; purchased third party bills of exchange (excluding overdue, protested and non-protested bills of exchange) are recognized at the acquisition cost in the currency of payment irrespective of whether or not they bear the ‘effective payment clause’ requiring payment in foreign currency; overdue bills of exchange (protested and non-protested) are recognized in the amount payable in par currency (including overdue interest). Bills of exchange issued by the Bank are recognized in par currency irrespective of whether or not they bear the ‘effective payment clause’ requiring payment in foreign currency; securities and bills of exchange received as collateral for loans issued and deposits placed are recognized at the amount of collateral received.

Securities sold (disposed of) are measured using the LIFO method.

There are no instances whereby a particular accounting rule has not been followed owing to the fact that it would not provide a reliable reflection of the organization’s financial position and operating results.

8. Subsequent Events

The Accounting Policies of the Bank and the Regulation on the Procedure for Identification of Subsequent Events and Their Recognition in the Annual Report of JSC VTB Bank approved by Order No. 1085 dated 6 December 2005 provide guidelines for identification and recognition in the annual report of subsequent events confirming the presence, as at the reporting date, of the conditions in which the Bank operated. In addition, the above documents establish materiality thresholds for reporting on subsequent events in the amount of not less than 0.5% of the Bank’s share capital.

According to Order No. 910 (concerning the Parent Company) and Order No. 912 (concerning branches) of JSC VTB Bank dated 9 November 2007, the Bank took measures in connection with the coming into effect of Regulation No. 302-P of the Bank of Russia, Concerning the Rules for Maintaining Accounting Records at Credit Institutions Located in the Russian Federation. These measures include:

• On the 1st business day of 2008 after preparing balance sheets as at 1 January 2008, the balances of the relevant balance-sheet accounts were transferred to Account No. 70302 Profits of Prior Years to be recorded as a subsequent event in the accounts of the Parent Company in accordance with Instruction of the Bank of Russia No. 1530, Concerning the Procedure of Preparing the Annual Report by Credit Institutions.

• In January 2008, all not actually received gains from banking transactions and other transactions, operating and other income, including income from work/ services recognized or completed before 1 January 2008, were accrued and accounted for as subsequent events as provided in Clause 3 of Letter No. 142-T, Concerning Certain Matters in Relation to Regulation No. 302-P of the Bank of Russia, Concerning the Rules for Maintaining Accounting Records at Credit Institutions Located in the Russian Federation, dated 26 March 2007.

As these measures were taken in pursuance of Regulation No. 302-P of the Bank of Russia mentioned above effective as at 1 January 2008, they were not subject to materiality criteria provided in the Bank’s accounting policies.

92

Translation of original Russian version

In preparing the annual report, the Bank identified transactions for inclusion in the subsequent events which had a material impact on the Bank’s financial performance. The analysis performed revealed no events whose materiality exceeded the established levels.

In accordance with Instructive Regulation of the Bank of Russia No. 1530-U dated 17 December 2004, Concerning the Procedure of Preparing the Annual Report by Credit Institutions (hereinafter the “Instruction”), the following accounting entries were classified as events confirming the presence, as at the reporting date, of conditions in which the Bank operated:

1.  In accordance with Clause 3.2.2 of the Instruction, carry-forward of balances on the 1st business day of the new year, including the carry-forward of RUR 25,601,133 thousand from balance-sheet account No. 70301 to balance-sheet account No. 70302, and RUR 7,375,708 thousand from balance-sheet account No. 70501 to balance-sheet account No. 70502.

2. Accrual of any non-received/non-paid income/expenses of the period preceding 1 January 2008, including income of RUR 11,044,022 thousand and expenses of RUR 10,369,981 thousand.

3. Tax accrual on gains in the form of interest earned on government and municipal securities in December 2007 in the amount of RUR 39,296 thousand.

4. Recognition of real-property revaluation as at 1 January 2008, including:

•                  increase in the replacement cost of real properties in balance sheet account No. 60401 in the amount of RUR 3,882,763 thousand;

•                  property appreciation of RUR 3,652,279 thousand recorded in balance sheet account No. 10601;

•                  real properties depreciation adjustment in the amount of RUR 230,484 thousand;

•                  property tax adjustment arising on revaluation of real properties in the amount of RUR 5,943 thousand.

5. accrual of additional income tax charge for 2007 in the amount of RUR 879,056 thousand and tax on dividends from participation in foreign legal entities in the amount of RUR 3,122 thousand.

Events attesting to the origination, after the reporting date, of the conditions in which the Bank operated are as follows:

• In January and March 2008, the Bank raised loans from the Central Bank of Russia in the amount of RUR 5,500,000.0 thousand and RUR 2,000,000.0 thousand maturing in July and June 2008, respectively;

• Foreign loans: in January 2008, the Bank a loan from Pictet $ Cie (Europe) S.A. Luxemburg for a total amount of RUR 1,962,040.0 thousand maturing in June 2008; in March 2008, the Bank raised a USD 500,000 thousand loan from Deutsche Bank AG, London maturing in March 2013;

• In January and March 2008, JSC VTB Bank acquired shares of JSC “VTB Bank (Georgia)”. The Bank’s shareholding in JSC “VTB Bank (Georgia)” is 77.57%.

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Translation of original Russian version

• In January 2008, JSC VTB Bank purchased additional shares in CJSC “VTB Bank (Armenia)”. The Bank’s shareholding in CJSC “VTB Bank (Armenia)” is 100%.

• In February 2008 JSC VTB Bank opened branches in India (New Delhi) and China (Shanghai).

9. Changes in the Accounting Policies for 2008

The following amendments (additions and clarifications) were introduced to the 2008 Accounting Policies:

•                  the Accounting Policies have been prepared in accordance with the requirements set forth in Regulation No. 302-P of the Bank of Russia dated 26 March 2007

•                  transition from the cash to the accrual basis of accounting;

•                  adoption of a new procedure for reporting financial results on the balance sheet;

•                  changes in the reserving approach applied by the Bank;

•                  changes to the cost criteria for the allocation of property to fixed assets (from the amount exceeding RUR 10,000 to the amount exceeding RUR 20,000);

•                  inventories are recognized net of VAT;

•                  a procedure for creating a provision for future expenses related to annual performance bonuses has been established;

•                  the principles of accounting for securities have been established; securities sold (disposed of) are measured using the FIFO method;

•                  a procedure for the recognition of transactions involving embedded derivatives which are inseparable from the host contract (hereinafter, “inseparable embedded derivates”) has been established.

•                  The following appendices have been included in the Accounting Policies:

a) Appendix No. 1 describing principles for recognition and reporting of income and expenses;

b) Appendix No. 2 describing the accounting treatment of gains and losses on revaluation of amounts denominated in foreign currency and precious metals, assets (claims) and liabilities containing inseparable embedded derivatives, receivables and payables arising from settlement (non-deliverable) transactions.

Chairman of the Management Board — CEO	A.L. Kostin

Chief Accountant	O.A. Avdeeva

94

Translation of original Russian version

BALANCE SHEET

(published form)

at 1 January 2008

Name of credit institution

VTB Bank (open joint-stock company)

Postal address

119121 Moscow, ul. Plyuschikha, 37

Form Code 0409806

Annual

RUB thousand

No.	Item	At the reporting date	At the corresponding reporting date of the prior year
1	2	3	4
I.	ASSETS
1.	Cash	7920359	10403279
2.	Credit institution’s balances with the Central Bank of the Russian Federation	54828115	35904485
2.1.	Mandatory reserves	12347946	10214305
3.	Amounts due from credit institutions	56172802	53638908
4.	Net investments in securities at fair value through profit or loss	122055010	75126760
5.	Net loans receivable	1026364733	478672466
6.	Net investments in investment securities held to maturity	8356476	4567489
7.	Net investments in securities available for sale	178096632	88584871
8.	Premises and equipment, intangible assets and inventories	21176899	16267294
9.	Interest claims	7092563	2591966
10.	Other assets	25308166	15462209
11.	Total assets	1507371755	781219727
II.	LIABILITIES
12.	Loans due to the Central Bank of the Russian Federation	15420000	13165550
13.	Amounts due to credit institutions	430947312	243369719
14.	Amounts due to customers (non-credit institutions)	612435315	314156265
14.1.	Deposits of individuals	33743467	51454679
15.	Debt securities issued	76650985	64194536
16.	Liability to pay interest	8323899	5855692
17.	Other liabilities	4495170	5998523
18.	Provisions for possible losses under credit-related commitments, other losses and transactions with offshore residents	412286	162316
19.	Total liabilities	1148684967	646902601
III.	EQUITY
20.	Shareholders’ (participants’) equity	67241385	52111124
20.1.	Registered ordinary shares and units	67241385	52111124
20.2.	Registered preference shares	0	0
20.3.	Unregistered charter capital of non-stock credit institutions	0	0
21.	Treasury shares	0	0
22.	Share premium	219170513	27731088
23.	Revaluation of premises and equipment	11133115	7480834
24.	Deferred expenses and expected payments affecting the equity (capital)	5392967	6043987
25.	Reserves and retained earnings (accumulated deficit) of prior years	48556750	35862343
26.	Profit (loss) for the reporting period	17977992	17175724
27.	Total equity	358686788	134317126
28.	Total liabilities	1507371755	781219727
IV.	OFF-BALANCE SHEET LIABILITIES
29.	Irrevocable commitments of the credit institution	1062413285	348192611
30.	Guarantees issued by the credit institution	80101544	63534852

There were no operations to be recorded in Section V “Trust Management Accounts”.

President - Chairman of the Management Board	A.L. Kostin

Stamp

Chief Accountant	O.A. Avdeeva

95

Translation of original Russian version

STATEMENT OF INCOME

(published form)

for the year ended 31 December 2007

Name of credit institution

VTB Bank (open joint-stock company)

Postal address

119121 Moscow, ul. Plyuschikha, 37

Form Code 0409807

Annual

RUB thousand

No.	Item	For the reporting period	For the corresponding period of the prior year
1	2	3	4
	Interest income received and similar income from:
1.	Amounts due from credit institutions	11384603	5846704
2.	Loans to customers (non-credit institutions)	51982434	34492991
3.	Financial lease services	0	0
4.	Investments in securities	9237692	6464866
5.	Other sources	251342	141331
6.	Total interest income received and similar income	72856071	46945892
	Interest paid and similar expenses on:
7.	Amounts due to credit institutions	18695117	10704977
8.	Amounts due to customers (non-credit institutions)	21727118	13003336
9.	Debt securities issued	4760575	4593349
10.	Total interest paid and similar expenses	45182810	28301662
11.	Net interest and similar income	27673261	18644230
12.	Net gains from securities	8590794	12728769
13.	Net gains from dealing in foreign currencies	11096063	1356513
14.	Net gains from transactions with precious metals and other financial instruments	-1012948	189394
15.	Net gains from foreign currency translation	-10052139	110957
16.	Fee and commission income	10407628	5796056
17.	Fee and commission expenses	622754	429456
18.	Net income from one-off transactions	485169	29537
19.	Other net operating income	-1132438	-2212202
20.	General and administrative expenses	14837054	12181672
21.	Provision for possible losses	-2185039	2221550
22.	Profit before tax	28410543	26253676
23.	Tax accrued (including profit tax)	10432551	9077952
24.	Profit (loss) for the reporting period	17977992	17175724

President - Chairman of the Management Board	A.L. Kostin

Stamp

Chief Accountant	O.A. Avdeeva

Translation of original Russian version

STATEMENT OF CAPITAL ADEQUACY,

LOAN IMPAIRMENT AND OTHER PROVISIONS

at 1 January 2008

Name of credit institution

VTB Bank (open joint-stock company)

Postal address

119121 Moscow, ul. Plyuschikha, 37

Form Code 0409808

Annual

No.	Indicator	At the reporting date	At the corresponding reporting date of the prior year
1	2	3	4
1.	Equity (capital), RUB thousand	278296267	97342258
2.	Capital adequacy ratio, percent	19.0	14.5
3.	Statutory capital adequacy ratio, percent	10.0	10.0
4.	Estimated provision for possible losses under loans, overdue loans and equivalent debts, RUB thousand	11650556	11736926
5.	Actual provision for possible losses under loans, overdue loans and equivalent debts, RUB thousand	11650556	11736926
6.	Estimated provision against possible losses, RUB thousand	1290879	453909
7.	Actual provision against possible losses, RUB thousand	1290879	453909

President - Chairman of the Management Board	A.L. Kostin

Stamp

Chief Accountant	O.A. Avdeeva

•   In the opinion of the auditing firm CJSC Ernst & Young Vneshaudit, the published forms of annual financial statements including the balance sheet, statement of income, statement of capital adequacy, loan impairment and other provisions prepared on the basis of the annual accounting report present fairly, in all material respects, the financial position of VTB Bank (open joint stock company) at 1 January 2008 and the results of its financial activities for the period from 1 January through 31 December 2007 in accordance with the laws and regulations governing the preparation of accounting reports and published forms of financial statements in the Russian Federation.

•	Name of the auditing firm	CJSC Ernst & Young Vneshaudit
•	License number	E003246
•	Order on license issuance	9
•	License issued on	17.01.2003
•	Inception of the license	17.01.2003
•	License valid until	17.01.2013
•	Name of licensor	Ministry of Finance of the Russian Federation
•	Auditing firm (1)/ independent auditor (2)	1
•	Name of CEO of the Auditing firm or authorized individual	Oleg Youshenkov
•	member (1)/ not a member of the accredited auditors’ association	1
•	Number of state registration certificate	1027739199333
•	State registration certificate issued on	30.08.1994

Details of the auditor (supervising the audit):

•	- Full name of the auditor	Tatiana Kozlova
•	Official position of the auditor	Senior Auditor
•	The auditor’s Qualification Certificate No.	K 021414
•	The auditor’s Qualification Certificate issued on	23.12.2004
•	The auditor’s Qualification Certificate valid until	23.12.2020
•	Name of the document confirming auditor’s powers	Order No. 8 dated 14 February 2005

Stamp

signature

Independent Auditors’ Report

by CJSC Ernst & Young Vneshaudit

on the annual report of

VTB Bank (open joint-stock company)

prepared on the basis of its operating results for 2008

TRANSLATION OF ORIGINAL RUSSIAN VERSION

TRANSLATION OF ORIGINAL RUSSIAN VERSION

Audit report -
VTB Bank (open joint-stock company)

Contents

		Page

1.	Independent auditors’ report on the annual report of VTB Bank (open joint-stock company)	3

2.	Annual report of VTB Bank (open joint-stock company) including:
	• Balance Sheet as at 1 January 2009	6
	• Statement of Income for 2008

	• Statement of capital adequacy, loan Impairment and other provisions as at 1 January 2009

	• Information on prudential ratios as at 1 January 2009
	• Statement of Cash Flows for 2008
	• Explanatory Notes

2

TRANSLATION OF ORIGINAL RUSSIAN VERSION

Independent Auditors’ Report

on the annual report of

VTB Bank (open joint-stock company)

prepared on the basis of its operating results for 2008

To the Shareholders of VTB Bank (open joint-stock company)

The Auditor:

Full name: Closed Joint Stock Company Ernst & Young Vneshaudit.

Address: Sadovnicheskaya nab., 77, bld 1, Moscow, 115035, Russia

Certificate of an entry made to the Uniform State Register of Legal Entities Concerning a Legal Entity Registered Before 1 July 2002; date of entry — 16 September 2002, series 77 No. 008050714, registered by the State Institution Moscow Registration Chamber at No. 033.468 on 30 August 1994, Main State Registration Number 1027739199333.

Audit License No. E003246, approved by Order No. 9 of the Ministry of Finance of the Russian Federation dated 17 January 2003, valid for a term of five years, extended until 17 January 2013 by Order No. 746 of the Ministry of Finance of the Russian Federation dated 14 December 2007.

The Audited Entity:

Full name: VTB Bank (open joint-stock company), hereinafter, the “Bank”.

Short name: VTB Bank (OJSC).

Address: Bolshaya Morskaya st., 29, St. Petersburg, 190000, Russia

Certificate of State Registration of a Credit Institution No. 1000, issued by the Central Bank of the Russian Federation on 17 September 1990.

Certificate of entry made to the Uniform State Register No. 1027739609391, issued by the Ministry for Taxes and Levies of the Russian Federation on 22 November 2002.

3

TRANSLATION OF ORIGINAL RUSSIAN VERSION

We have audited the accompanying annual report of the Bank for the period from 1 January through 31 December 2008.

According to Regulation No. 2089-U of the Central Bank of the Russian Federation (“the CBR”) dated 8 October 2008, “On the procedure of preparing an annual report by credit institutions”, the annual report of VTB Bank (open joint-stock company) includes:

•                                balance sheet 1 January 2009;

•                                the statement of Income for 2008;

•                                statement of capital adequacy, loan impairment and other provisions as at 1 January 2009;

•                                information on prudential ratios as at 1 January 2009;

•                                statement of cash flows for 2008;

•                                explanatory notes.

The management of the Bank is responsible for the compliance of accounting procedures, preparation and presentation of the annual report. Our responsibility is to express an opinion on the fairness, in all material respects, of this annual report and on compliance of accounting procedures with the legislation of the Russian Federation based on our audit.

We conducted our audit in accordance with Federal Law On Auditing Activity, the Federal Rules (Standards) on Auditing, the Rules (Standards) for Auditing Activity approved by the Committee on Auditing Activity under the President of the Russian Federation, and the International Standards on Auditing.

The audit was planned and performed to obtain reasonable assurance about whether the annual report and the published forms of annual financial statements prepared on the basis of such report are free from material misstatements. The audit was performed on a selective basis and included an examination, on a test basis, of evidence supporting the amounts and disclosures in the annual accounting report and the published forms of annual financial statements about the financial activities of the audited entity; an assessment of compliance with accounting principles and rules used in the preparation of the financial statements, and a review of significant estimates derived by the management of the audited entity; as well as the evaluation of the overall presentation of the annual accounting report and the published forms of annual financial statements. We believe that our audit provides a reasonable basis for our opinion on the fairness, in all material respects, of the annual accounting report and the published forms of annual financial statements prepared on the basis of such a report and on compliance of accounting procedures with the legislation of the Russian Federation.

4

TRANSLATION OF ORIGINAL RUSSIAN VERSION

In our opinion, the annual accounting report the published forms of annual financial statements prepared on the basis of such a report present fairly, in all material respects, the financial position of VTB Bank (open joint-stock company) as at 1 January 2009 and the results of its activity for the period from 1 January through 31 December 2008 in accordance with the laws and regulations governing the preparation of annual reports in the Russian Federation.

As stated in Note 9.10 of the explanatory notes, the Bank’s management will make the decision whether to publish in the printed media the explanatory notes which constitute part of the annual report, when the annual report has been approved by the general meeting of the Bank’s shareholders. Please note that this audit opinion on the accompanying annual report must be read in conjunction with all the reporting forms and the explanatory notes, which constitute an integral part of the annual report.

The accompanying annual report is not intended to present the financial position and the results of operations in accordance with accounting principles and practices generally accepted in countries and jurisdictions other than the Russian Federation. Accordingly, these financial statements are not designed for those who are not informed about accounting principles, procedures and practices in the Russian Federation.

16 April 2009

Chief executive officer of CJSC Ernst & Young Vneshaudit	O.V. Youshenkov

Engagement Manager	T.L. Kozlova
(Auditor’s Qualification Certificate No. K021414, issued on 23 December 2004 for an indefinite period of time, Order No. 8 dated 14 February 2005)

5

TRANSLATION OF ORIGINAL RUSSIAN VERSION

BALANCE SHEET

(published form)

as at 1 January 2009

Name of credit institution

VTB Bank (open joint-stock company) OJSC VTB Bank (corporate (full legal) and abbreviated name) Postal address 119121 Moscow, ul. Plyuschikha, 37	Form Code 0409806 Annual RUB thousand

No.	Item	As at the reporting date	As at the corresponding reporting date of the prior year
1	2	3	4
	I. ASSETS
1	Cash	11302667	7920359
2	Credit institution’s balances with the Central Bank of the Russian Federation	214143624	54828115
2.1	Mandatory reserves	1920244	12347946
3	Amounts due from credit institutions	210134317	56172802
4	Net investments in securities at fair value through profit or loss	75481279	122055010
5	Net loans receivable	1787587453	1026364733
6	Net investments in securities and other financial assets available for sale	157892162	178096632
6.1	Investments in subsidiaries and associates	136743362	99456291
7	Net investments in securities held to maturity	10894006	8356476
8	Premises and equipment, intangible assets and inventories	28277998	21176899
9	Other assets	55061137	37794658
10	Total assets	2550774643	1512765684
	II. LIABILITIES
11	Loans, deposits and other amounts due to the Central Bank of the Russian Federation	510423542	15420000
12	Amounts due to credit institutions	727659590	430947312
13	Amounts due to customers (non-credit institutions)	730455916	612435315
13.1	Deposits of individuals	12118192	33743467
14	Financial liabilities at fair value through profit or loss	1131417	0
15	Debt securities issued	185444779	76650985
16	Other liabilities	24258874	12644818
17	Provisions for possible losses under credit-related commitments, other losses and transactions with offshore residents	1840016	412286
18	Total liabilities	2181214134	1148510716
	III. EQUITY
19	Shareholders’ (participants’) equity	67241385	67241385
20	Treasury shares	0	0
21	Share premium	219170513	219170513
22	Reserve fund	3362069	3217618
23	Fair value revaluation of available-for-sale securities	-12578481	0
24	Revaluation of premises and equipment	10599206	11133115
25	Retained earnings (accumulated deficit) of prior years	54871444	45514345

6

TRANSLATION OF ORIGINAL RUSSIAN VERSION

26	Unutilized profit (loss) for the reporting period	26894373	17977992
27	Total equity	369560509	364254968
	IV. OFF-BALANCE SHEET LIABILITIES
28	Irrevocable commitments of the credit institution	799821292	1062413285
29	Guarantees and sureties issued by credit institution	182533666	80101544

The annual report is available on the Bank’s web page at www.vtb.ru.

As at 1 January 2008, the Bank adopted new accounting standards for credit institutions provided in Regulation No. 302-P of the Central Bank of the Russian Federation, Concerning the Rules for Maintaining Accounting Records in Credit Institutions Located in the Russian Federation, dated 26 March 2007. Therefore, the data at the reporting date and at the corresponding reporting date of the prior year are not comparable for the following items.

•                  Retained earnings (accumulated deficit) of prior years,

•                  Unutilized profit (loss) for the reporting period

President - Chairman of the Management Board	A.L. Kostin

Stamp

Chief Accountant	O.A. Avdeeva

7

TRANSLATION OF ORIGINAL RUSSIAN VERSION

Statement of Income

(published form)

for the year ended 31 December 2008

Name of credit institution VTB Bank (open joint-stock company) OJSC VTB Bank (corporate (full legal) and abbreviated name) Postal address 119121 Moscow, ul. Plyuschikha, 37	Form Code 0409807 Annual RUB thousand

No.	Item	For the reporting period	For the corresponding period of the prior year
1	2	3	4
1	Total interest income, including income from:	143118356	73095328
1.1	Amounts due from credit institutions	25918559	11386506
1.2	Loans to customers (non-credit institutions)	108716592	52471130
1.3	Financial lease services	0	0
1.4	Investments in securities	8483205	9237692
2	Total interest expense, including expenses on:	92326065	45182877
2.1	Amounts due to credit institutions	30889443	18695117
2.2	Amounts due to customers (non-credit institutions)	51063379	21727185
2.3	Debt securities issued	10373243	4760575
3	Net interest income (negative interest margin)	50792291	27912451
4	Total change in provision for possible losses from loans receivable and similar debt, amounts placed on correspondent accounts, including:	-22239549	-1327688
4.1	Change in provision for possible losses from accrued interest income	-1921742	-31284
5	Net interest income (negative interest margin) after provision for losses	28552742	26584763
6	Net gains from securities at fair value through profit or loss	-66900445	8610354
7	Net gains from securities available for sale	5229239	4695065
8	Net gains from securities held to maturity	-106109	135480
9	Net gains from dealing in foreign currencies	5026484	4605458
10	Net gains from foreign currency translation	65438766	-10052139
11	Income from equity interests in other legal entities	6139888	2989506
12	Fee and commission income	24137428	10407628
13	Fee and commission expense	7563045	622754
14	Change in provision for possible losses from securities available for sale	-16869	-11301
15	Change in provision for possible losses from securities held to maturity	-14964	1523
16	Change in provision for other losses	-1132102	-847573
17	Other operating income	20875656	3559775
18	Net income (expense)	79666669	50055785
19	Operating expense	41348515	21645242

8

TRANSLATION OF ORIGINAL RUSSIAN VERSION

20	Profit (loss) before tax	38318154	28410543
21	Taxes accrued (paid)	11423781	10432551
22	Profit (loss) for the reporting year	26894373	17977992
23	Total distributions of profit after tax, including:	0	0
23.1	Distributed among shareholders (participants) as dividends	0	0
23.2	Allocated to reserve fund	0	0
24	Unutilized profit (loss) for the reporting period	26894373	17977992

The annual report is available on the Bank’s web page at www.vtb.ru.

As at 1 January 2008, the Bank adopted new accounting standards for credit institutions provided in Regulation No. 302-P of the Central Bank of the Russian Federation, Concerning the Rules for Maintaining Accounting Records in Credit Institutions Located in the Russian Federation, dated 26 March 2007. Therefore, the data for the reporting period and for the corresponding reporting period of the prior year is not comparable for the following items.

•                  Net interest income (negative interest margin)

•                  Net gains from securities at fair value through profit or loss

•                  Net gains from securities available for sale

•                  Net gains from securities held to maturity

•                  Other operating income

•                  Operating expense

•                  Profit (loss) before tax;

•                  Profit (loss) for the reporting year

President - Chairman of the Management Board	A.L. Kostin

Stamp

Chief Accountant	O.A. Avdeeva

9

TRANSLATION OF ORIGINAL RUSSIAN VERSION

STATEMENT OF CAPITAL ADEQUACY,

LOAN IMPAIRMENT AND OTHER PROVISIONS

as at 1 January 2009

Name of credit institution VTB Bank (open joint-stock company) OJSC VTB Bank (corporate (full legal) and abbreviated name) Postal address 119121 Moscow, ul. Plyuschikha, 37	Form Code 0409808 Annual

No.	Indicator	As at the beginning of the reporting period	Increase (+)/ decrease (-) for the reporting period	As at the corresponding date of the reporting period
1	2	3	4	5
1	Total equity (capital) (RUB thousand), including:	278296267	118774274	397070541
1.1	Share capital of credit institution, including:	67241385	0	67241385
1.1.1	Nominal value of registered ordinary shares (units)	67241385	0	67241385
1.1.2	Nominal value of registered preferred shares	0	0	0
1.1.3	Unregistered share capital of non-stock credit institution	0	0	0
1.2	Treasury shares	0	0	0
1.3	Share premium	219170513	0	219170513
1.4	Reserve fund of credit institution	3217618	144451	3362069
1.5	Retained earnings (accumulated deficit) for:	17215799	63685485	80901284
1.5.1	prior years	0	54803541	54803541
1.5.2	for reporting year	17215799	8881944	26097743
1.6	Intangible assets	35209	-6991	28218
1.7	Subordinated debt (loan, deposit, bonded loan), at net book value	18409650	203625650	222035300
1.8	Sources (part of sources) of equity, to form which investors used inappropriate assets	0	0	0
2	Statutory equity (capital) adequacy ratio, (percent)	10.0	X	10.0
3	Actual equity (capital) adequacy ratio, (percent)	19.0	X	16.1
4	Total actual provisions for losses (RUB thousand), including:	12941435	20552407	33493842
4.1	provision for loans and similar debt	11678405	20192660	31871065
4.2	provision for other assets exposed to losses, and other losses	862275	-381494	480781
4.3	provision for credit-related commitments recognized in off-balance accounts, and term deals	400755	741241	1141996
4.4	provision for transactions with offshore residents	0	0	0

The annual report is available on the Bank’s web page at www.vtb.ru.

President - Chairman of the Management Board	A.L. Kostin

Stamp

Chief Accountant	O.A. Avdeeva

10

TRANSLATION OF ORIGINAL RUSSIAN VERSION

INFORMATION ON PRUDENTIAL RATIOS

(published form)

as at 1 January 2009

Name of credit institution VTB Bank (open joint-stock company) OJSC VTB Bank (corporate (full legal) and abbreviated name) Postal address 119121 Moscow, ul. Plyuschikha, 37	Form Code 0409813 Annual Percent

			Actual value
o.	Indicator	Required limit	As at the reporting date		As at the previous reporting date
1	2	3	4		5
1	Capital adequacy (N1)	10.0	16.1		19.0
2	Instant liquidity ratio (N2)	15.0	127.5		42.9
3	Current liquidity ratio (N3)	50.0	143.5		93.9
4	Long-term liquidity ratio (N4)	120.0	87.9		83.0
5	Maximum risk per borrower or group of related borrowers (N6)	25.0	Maximum	19.8	Maximum	17.5
			Minimum	1.0	Minimum	0.6
6	Maximum large credit risk (N7)	800.0	259.1		232.0
7	Maximum amount of loans, bank guarantees and sureties issued by the bank to its participants (shareholders) (N9.1)	50.0	0.0		0.1
8	Aggregate insider risk (N10.1)	3.0	0.0		0.0
9	Share of equity (capital) used to purchase shares (interests) in other legal entities (N12)	25.0	0.8		0.3
10	Ratio of liquid assets maturing within the next 30 calendar days to total liabilities of payment-processing non-banking credit institution (N15)
11	Maximum aggregate loans to customers who are parties to settlements for completing the settlements (N16)
12	Credits issued to borrowers by payment-processing non-banking credit institution in its name and at its expense excluding customers who are parties to settlements (N16.1)
13	Minimum ratio of mortgage-backed loans issued to equity (capital) (N17)
14	Minimum ratio of mortgage value to mortgage-backed bonds (N18)
15

Maximum ratio of an issuer credit institution’s total liabilities to creditors who have priority in satisfying their claims on holders of mortgage bonds, to equity (capital) in accordance with federal laws (N19)

The annual report is available on the Bank’s web page at www.vtb.ru.

President - Chairman of the Management Board	A.L. Kostin

Stamp

Chief Accountant O.A. Avdeeva

11

TRANSLATION OF ORIGINAL RUSSIAN VERSION

STATEMENT OF CASH FLOWS

(published form)

for the year ended 31 December 2008

Name of credit institution VTB Bank (open joint-stock company) OJSC VTB Bank (corporate (full legal) and abbreviated name) Postal address 119121 Moscow, ul. Plyuschikha, 37	Form Code 0409814 Annual RUB thousand

No.	Item	Cash flows for the reporting period	Cash flows for the prior reporting period
1	2	3	4
1	Net cash provided by / used in operating activities
1.1	Total cash provided by / used in operating activities before changes in operating assets and liabilities, including:	-8679564	16994140
1.1.1	Interest received	131003046	67670507
1.1.2	Interest paid	-91917467	-44048914
1.1.3	Fees and commissions received	24137428	10407628
1.1.4	Fees and commissions paid	-7563045	-622754
1.1.5	Gains less losses from financial assets at fair value through profit or loss, available for sale	-45829717	10631135
1.1.6	Gains less losses from securities held to maturity	0	0
1.1.7	Gains less losses from dealing in foreign currencies	12181237	1007462
1.1.8	Other operating income	20508041	3462261
1.1.9	Operating expense	-41562360	-24048082
1.1.1	Income tax expense/refund	- 9636728	-7465103
1.2	Total increase/decrease in net cash from operating assets and liabilities, including:	160758302	-117295448
1.2.1	Net increase/decrease in mandatory cash balances with the Central Bank of the Russian Federation	10427702	-2133641
1.2.2	Net increase/decrease in investments in securities at fair value through profit or loss	9927044	-48137183
1.2.3	Net increase/decrease in amounts due from credit institutions	-137863763	-5311156
1.2.4	Net increase/decrease in loans receivable	-640936703	-567631661
1.2.5	Net increase/decrease in other assets	6169129	-6704282
1.2.6	Net increase/decrease in loans, deposits and other amounts due to the Central Bank of the Russian Federation	495003542	2738048
1.2.7	Net increase/decrease in amounts due to other credit institutions	235012463	197972838
1.2.8	Net increase/decrease in amounts due to customers (non-credit institutions)	72751210	303658138

12

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1.2.9	Net increase/decrease in financial liabilities at fair value through profit or loss	1131417	0
1.2.10	Net increase/decrease in debt securities issued	108279478	12582962
1.2.11	Net increase/decrease in other liabilities	856782	-4329510
1.3	Total for section 1 (line 1.1 + line 1.2)	152078738	-100301308
2	Net cash provided by / used in investing activities
2.1	Purchase of securities and other financial assets designated as available-for-sale	73067320	194710878
2.2	Proceeds from sale and redemption of securities and other financial assets designated as available-for-sale	-29222539	-280314173
2.3	Purchase of securities designated as held-to-maturity	-13438416	47781391
2.4	Proceeds from redemption of securities designated as held-to-maturity	-110852	-51402030
2.5	Purchase of premises and equipment, intangible assets and inventories	-17151585	-3199267
2.6	Proceeds from sale of premises and equipment, intangible assets and inventories	9091348	1018261
2.7	Dividends received	5894251	2989506
2.8	Total for section 2 (sum of lines from 2.1 through 2.7)	28129527	-88415433
3	Net cash provided by / used in financing activities
3.1	Contributions of shareholders (participants) to share capital	0	206569686
3.2	Purchase of treasury shares	0	0
3.3	Sale of treasury shares	0	0
3.4	Dividends paid	-9010036	-3439326
3.5	Total for section 3 (sum of lines from 3.1 through 3.4)	-9010036	203130360
4	Effect of changes in official CBR exchange rates of foreign currencies to ruble on cash and cash equivalents	1927290	-106550
5	Increase/decrease in cash and cash equivalents	173125519	14307069
5.1	Cash and cash equivalents at the beginning of the reporting year	50400528	36093459
5.2	Cash and cash equivalents at the end of the reporting year	223526047	50400528

The annual report is available on the Bank’s web page at www.vtb.ru.

President - Chairman of the Management Board	A.L. Kostin

Stamp

Chief Accountant	O.A. Avdeeva

13

TRANSLATION OF ORIGINAL RUSSIAN VERSION

Explanatory Notes

to the Annual Report of JSC VTB Bank

as at 1 January 2009

VTB Bank (open joint stock company) was established in October 1990. The Bank holds general license covering all types of banking operations in Rubles and in foreign currencies.

With its share capital of RUR 67.2 billion as at 1 January 2009, JSC VTB Bank is the largest Russian commercial bank in terms of share capital.

1. Major Operations Affecting the Bank’s Financial Performance

Below are the major operations of the Bank which currently produce the most substantial effect on its financial performance:

•                  Corporate lending, including medium business lending;

•                  Investments in securities, including bonds and shares of Russian companies;

•                  Clearing and cash settlement services for customers; international settlements.

Further expansion of corporate services and lending business resulted in a 1.7 times increase (up to RUR 1,787.6 billion) in the Bank’s loan portfolio in 2008 (including customer promissory notes before allowance for impairment). The Bank extends loans to borrowers operating in the leading segments of the national industry: fuel and energy, machine building, construction, metals, chemicals, transport, telecom. During 2008, loans accounted for 70% of the Bank’s total assets with corporate loans constituting nearly half of the Bank’s total assets, which generally corresponds to a standard asset structure of the largest European full-service banks. All of the lending products offered by the Bank within this business segment are commonly used by the Bank’s customers, including overdraft facilities, working capital loans, pre-export financing, project financing, investment loans, various revolving credit lines, etc.

Along with the expansion of its corporate loan portfolio, a special focus was placed in 2008 on implementing instructions of the Government of Russia to provide loan support for the real sector of the national economy.

According to the Statement of Income (published Form 0409807), in 2008, the net profit of JSC VTB Bank was RUR 26.9 billion, the pre-tax profit amounted to RUR 38.3 billion, and the amount of taxes accrued (paid) was RUR 11.4 billion.

In 2008, the major share of the operating income of JSC VTB Bank was composed of interest income on customer loans totaling RUR 108.7 billion.

An increase in trade finance and guarantee-related transactions in international settlements, as well as in the volume of clearing and cash settlement services and other transactions enabled the Bank to generate a net fee and commission income of RUR 16.5 billion in 2008.

JSC VTB Bank is one of the most advanced Russian banks in terms of expansion of its branch and outlet network. JSC VTB Bank has one of the most extensive regional client services network throughout Russia. By 2009, the Bank had 57 branches with two of them located abroad. At this point in time, the Bank has branches in the majority of the constituent entities within all of the Federal Districts of Russia. All the branches of JSC VTB Bank along with its Head Office offer a full range of banking products and services.

In 2008, VTB Group continued its development as a large international financial group striving for leadership on the Russian banking market. In particular, the Group is in the process of integrating new assets: the integration of VTB North-West into VTB Group has been completed. In the fourth quarter of 2008, JSC VTB Bank established a wholly-owned subsidiary bank in Kazakhstan — VTB Bank (Kazakhstan) — and acquired 51% of the shares of the Azerbaijanian AF-Bank thus moving forward in the implementation of a strategy for consolidating the position of VTB Group in the CIS banking market.

Retail business remains an important element of the development strategy of VTB Group. In a short stretch of time, the specialized retail bank of VTB Group (VTB24) managed to establish itself as one of the leaders in retail banking segment. In 2008, the number of VTB24 outlets grew nearly two times.

14

TRANSLATION OF ORIGINAL RUSSIAN VERSION

To address topical issues related to the coordination of activities and development of VTB Group Management Committee of VTB Group headed by the Chairman of the Management Board — CEO of JSC VTB Bank was established.

Since the Bank had no convertible securities or agreements for the purchase of common stock at below-market value in 2008, only basic earnings per share have been disclosed in these explanatory notes.

As at 1 January 2009, basic earnings per share equaled RUR 0.0039 thousand, totaling RUR 26,894,373.0 thousand for the Bank.

The weighted average number of ordinary shares outstanding for the period, which were used to calculate earnings per share, was 6,724,138,509.019.

2. Summary of Material Events and Changes

in the Bank’s activity During the Financial Year

In 2008, the key driver that determined the dynamics of development of the banking sector in general, and JSC VTB Bank in particular, was the growing global financial crisis and the efforts of the Russian Government (and other states) aimed at stabilizing financial markets.

The growing instability of the global currency system has an increasingly strong impact on the national economy which is marked by accelerating inflation, increased volatility of the Ruble and devaluation of foreign currency savings.

As the US financial sector continues to deteriorate, further challenges for the global currency system have already caused major disturbances in certain national capital markets and in the economy in general.

One of the primary challenges facing JSC VTB Bank today is to improve the quality of the Bank’s assets and introduce effective liquidity management to maintain its leading position and the key role in the national economy.

In order to consolidate its position in the current market conditions, JSC VTB Bank announced intentions to implement a number of cost-cutting initiatives. Among other things, these initiatives include postponement of the move to the new headquarters, cuts in administrative expenses, and a hiring freeze. JSC VTB Bank continues to monitor expenses and consider measures for their reduction amid the challenging economic situation. Moreover, the Bank adopted a more rigid, centralized approach to risk management.

At present, the Bank’s business is in good standing enabling the Bank to face any further economic challenges and demonstrate the ability to increase its market share in the current economic environment.

3. Summary of Risk Levels and Concentrations

(Unaudited)

Risk management (liquidity risk, credit risk, currency risk, price risk, interest rate and operational risk) was among the top priority elements of the Bank’s integrated management system during the reporting period. According to the established practices, proposals to mitigate the level of risk and set limits on transactions exposing the Bank to risks were reviewed and approved by the Bank’s collegial bodies: the Management Board, the Asset and Liability Management Committee, the Credit Committee, and credit committees of the branches.

The resulting quality of risk management helped to maintain the required liquidity levels providing a safety cushion at the background of the deepening global economic and financial downturn which did not bypass Russia. As the Parent Bank of the international financial group having subsidiary entities in many countries of the world (including Western Europe and the CIS), JSC VTB Bank commenced assessment of the impact of recessionary trends on the global economy in 2007, i.e. during early manifestations of the crisis. Another way for the Bank to maintain its financial stability is through the Government support (a RUR 200 billion subordinated loan provided in the fourth quarter of 2008; plans for an additional share issue worth RUR 200 billion in 2009).

According to the Industry, Regional and Country Risk Management Regulations applied by the Bank, the maximum estimated concentration of country risk for JSC VTB Bank as at 1 January 2009 (overall for its transactions) was recorded in the Russian Federation. During 2008, country risks assumed by the Bank in relation to its non-resident customers reduced by more than 10%, which was attributable to reallocation of

15

TRANSLATION OF ORIGINAL RUSSIAN VERSION

debt funds to the advantage of the national economy. The greater share of the country risks assumed by the Bank in relation to its non-resident customers is attributable to countries with investment-grade sovereign credit ratings (over 85% of the aggregate amount of risk).

The principal amount of regional risks is attributable to the city of Moscow and the Moscow Oblast, the Republic of Sakha, the Sverdlovsk Oblast, the city of Saint Petersburg, the Perm Krai, and the Tyumen Oblast (in descending order). The principal amount of risks attributable to the consolidated budgets of the constituent entities of Russia falls on the Moscow Region, the Omsk Oblast, the Astrakhan Oblast, the Saratov Oblast and the Irkutsk Oblast (in descending order). The minor impact of regional risks on JSC VTB Bank’s financial standing was due to diversification of business supported by extensive branch network, further penetration in the regional markets, and effective control over the level of regional risks assumed by the Bank.

The maximum concentration of industry risks was recorded in the building and construction, ferrous metallurgy, trade and financial services sectors.

In order to reduce the losses provoked by the crisis and the deteriorating conditions in certain sectors (including stated above as well), the Bank undertakes the following measures:

adoption of quantitative reference amounts in respect of the sectoral composition of the loan portfolio (maximum share indicators for each of the primary sectors) as part of the Bank’s credit policy; monthly monitoring of the actual concentration of the industry risks assumed;

setting tighter limits on the most distressed industries in terms of assuming additional industry risks; placing greater controls on lending to borrowers within distressed and potentially distressed industries, including the tightening of requirements to the respective counterparties of the Bank (with a focus primarily on financially solvent and dominant industry players and major institutions); improvements in the value and quality of collateral for the loans issued; intense monitoring of the financial standing of borrowers.

In applying the existing financial risk management framework, the Bank manages its open currency positions, sets and controls limits on securities transactions and monitors the interest rate position. The system also allows making adjustments to the existing interest rates on funds raised/placed and using floating interest rates. The system helped to limit the Bank’s exposure to the financial market risks which had grown considerably by the end of the reporting year. In addition to monitoring compliance with the mandatory ratios established by the Bank of Russia, the current risk management and control framework provides for tighter internal limits and ratios for certain risks and transactions (internal limits on the open currency position, limits on conversion arbitrage operations, internal liquidity ratios by periods, restrictions on the interest rate position by currencies and periods, limits on securities transactions by types of securities and transactions).

In 2008, the risk associated with securities transactions constituted the most substantial share of the financial risks assumed by the Bank (about 52% of the economic capital internally required by the Bank to cover financial risks are attributable to transactions involving marketable securities). Adverse changes in security quotes in 2008 resulted in losses from the relevant transactions. However, owing to extensive diversification of the Bank’s portfolio in terms of securities and issuers, maintaining sound liquidity levels as well as placing tight controls on stop-loss limits, the above losses did not affect to the Bank’s financial stability.

During the reporting period the Bank’s current and forecast liquidity levels were sufficient. The Bank was in full compliance with all the mandatory liquidity ratios. The following factors may be specified as those materially affecting the Group’s liquidity during the reporting period:

An increase in the number of active transactions, including loan portfolio and investment transactions;

Implementation of the Medium and Long-term External Borrowing Program;

Customer base growth;

Global liquidity squeeze sweeping all financial markets;

Launch of the anti-crisis program by the Russian Government and the Bank of Russia aimed at maintaining liquidity of the national banking sector.

The outbreak of the global liquidity crisis in the third quarter of 2008 limited the Groups’ availability of further external borrowings as well as its ability to raise medium and long-term debt finance from corporate customers. Given that situation, JSC VTB Bank attracted subordinated loans (of RUR 200 billion) from Vnesheconombank as part of the program of the Russian Government aimed at maintaining liquidity of the domestic market.

Moreover, during the liquidity crisis exacerbation period, part of the medium-term corporate deposits and external borrowings were replaced with Federal Treasury deposits and, later, with the funds attracted from

16

TRANSLATION OF ORIGINAL RUSSIAN VERSION

the Bank of Russia as a result of participation in collateral-free loan auctions and as part of the refinancing procedure in accordance with Bank of Russia Regulation No. 273-P dated 14 July 2005, Concerning the Procedure for Extending Bank of Russia Loans to Credit Institutions, Secured by the Collateral of Promissory Notes, Credit Claims and Guarantees by Credit Institutions, and Bank of Russia Regulation No. 312-P dated 12 November 2007, Concerning the Procedure for Extending Bank of Russia Loans to Credit Institutions, Secured by Assets or Collateral.

Further support to JSC VTB Bank’s current liquidity was rendered by the Bank of Russia reducing the standard contributions to the Mandatory Reserve Fund down to 0.5% (for all obligations), which facilitated reduction in the average monthly balances at the correspondent account of JSC VTB Bank with the Bank of Russia.

In general, however, considering the diversified customer base of the Bank, the deposit concentration risk remained at acceptable level.

In 2008, in the context of a considerable effect of the risks assumed by the subsidiary banks and entities of JSC VTB Bank on the Bank’s performance, during the process of integration into VTB Group a particular focus was placed on the issued related to implementation of effective procedures of consolidated control over risk concentrations (attributable to common and related counterparties of the Group, countries, industries, etc.).

4. Material Changes to the Accounting Policies

The following material changes were introduced to the Accounting Policies in 2008, which significantly affected the comparability of individual performance indicators of the Bank:

Transition from the cash to accrual basis of accounting for income and expenses;

Changes to the cost criteria for the allocation of property to fixed assets (from the amount exceeding RUR 10,000 to the amount exceeding RUR 20,000);

Changes to the accounting treatment of VAT on inventories;

a procedure for creating a provision for future expenses related to annual performance bonuses has been established;

the principles of accounting for securities have been established; securities sold (disposed of) are measured using the FIFO method;

Establishment of a procedure for the recognition in par currency of third party bills of exchange and the foreign currency denominated bills of exchange issued by the Bank, which do not bear the ‘effective payment clause’ requiring payment in foreign currency;

a procedure for the recognition of transactions involving embedded derivatives which are inseparable from the host contract has been established.

5. Summary of Reconciliation of the Balance Sheet Items

(Unaudited)

According to Instructive Regulation of the Bank of Russia No. 2089-U dated 8 October 2008, Concerning the Procedure of Preparing the Annual Report by Credit Institutions, the Bank took the required steps to complete a high-quality annual report at the end of the reporting period in a timely manner.

According to Order No. 923 of JSC VTB Bank dated 31 October 2008, the Bank performed stocktaking of its fixed assets, intangible assets, and inventories as at 1 November 2008. The discrepancies revealed were recorded in the relevant accounts during the reporting period, and were not material to the financial performance of the Bank.

According to Order No. 971 of JSC VTB Bank  dated 17 November 2008, the Bank performed a reconciliation of all the balance sheet items as at 1 December 2008, including balance-sheet and off-balance-sheet cash and inventory accounts, balances of claims and payables arising from banking operations, including claims and payables under futures contracts, settlements with debtors and creditors.

According to Orders No. 1040 of JSC VTB Bank dated 15 December 2008 (concerning the Parent Company) and No. 1039 (concerning branches), the Bank took the required steps to close its books for the 2008 financial year and prepare the annual report, including:

• Reconciliation of balances of claims and payables as at 1 January 2009 under the futures contracts to ensure complete recognition and reporting of the Bank’s financial results on the balance sheet. No discrepancies were identified;

17

TRANSLATION OF ORIGINAL RUSSIAN VERSION

• Inventory count of all cash balances and valuables available with the cash desks of the Parent Company, branches and outlets as at 1 January 2009. According to the results of the audits, the actual balances of valuable assets were in compliance with those recorded in the books;

• Reconciliation of the Bank’s analytical and synthetic accounting data as at 1 January 2009; no discrepancies were identified;

• JSC VTB Bank undertook to receive, by 31 January 2009, confirmations from its customers as to the balances on accounts held with the Bank as at 1 January 2009.

JSC VTB Bank continues its efforts to receive confirmation of account balances from the Bank’s customers.

6. Information on Accounts Receivable and Accounts Payable

According to Orders No. 1040 of JSC VTB Bank dated 15 December 2008 (concerning the Parent Company) and No. 1039 (concerning branches), the Bank performed reconciliation of accounts receivable and payable to ensure complete recognition and reporting of the Bank’s financial results on the balance sheet.

The amount of fixed-term receivables recorded in balance sheet accounts No. 474 (excluding account No. 47427) and No. 603 (excluding accounts Nos. 60302, 60306, 60310, 60315) as at 1 January 2009 is RUR 21,031,880 thousand.

The amount of overdue receivables outstanding as at 1 January 2009 is RUR 2,002,173 thousand.

The amount of payables recorded in balance sheet accounts No. 474 (excluding accounts Nos. 47411, 47425, 47426) and No. 603 (excluding accounts Nos. 60301, 60305, 60309, 60324, 60348) as at 1 January 2009 is represented by trade payables of RUR 13,045,766 thousand. The Bank has no overdue accounts payable.

The Bank took the required steps to clear and minimize balances on suspense accounts.

As at 1 January 2009, amounts of unclear designation received during the last business days of 2008 (since 24 December 2008) were recorded in balance sheet account No. 47416 Amounts Credited to Suspense Clearing Accounts.

Balance on account No. 47416 was RUR 134,412 thousand.

The above amounts remained on the balance sheet of the Bank within the allowable period.

The amounts of unclear designation recorded in balance sheet account No. 47417 Amounts Debited from Suspense Clearing Accounts were written off by non-resident banks in December 2008. Balance on account No. 47417 was RUR 55 thousand.

7. Principles and Methods of Evaluating and Recognizing Individual Balance Sheet Items

The common basic methodological principles of accounting adopted by the Bank are stipulated in the Regulations on the Accounting Policies of JSC VTB Bank approved by a bank order.

The Bank maintains its accounting records to account for customer balances, assets, claims and liabilities, business and other transactions in the national currency of the Russian Federation by means of an overall, consistent, documented and interrelated recognition of these transactions in the accounting records.

The Bank performs separate accounting for its own assets and the assets of other legal entities placed with the Bank.

Assets and liabilities are carried at their historical cost at the time of their acquisition or incurrence.

Transactions involving foreign currency accounts are effected in compliance with the currency legislation of Russia and recorded on the balance sheet in Russian Rubles at the exchange rate of the Bank of Russia prevailing on a given transaction date. Foreign currency accounts are revalued to reflect changes in the official exchange rates of the Bank of Russia while precious metal accounts are revalued to reflect changes in the standard price for metals set by the Bank of Russia.

Income and expense are recognized on accrual basis.

18

TRANSLATION OF ORIGINAL RUSSIAN VERSION

Financial results of transactions (income and expenses) are recorded when earned and incurred and not when cash (cash equivalents) are received or paid.

Income and expenses are booked in the period to which they relate.

Fixed and intangible assets are booked in Russian Rubles at historical cost. Inventories are recorded at actual cost.

Fixed assets are accounted for in Russian Rubles rounded up to the next integral number.

Those fixed and intangible assets the cost of which was stated in foreign currency at the date of acquisition are measured in Russian Rubles by translating the foreign currency amounts at the exchange rate set by the Bank of Russia on date of their acquisition by the Bank into beneficial ownership, operating management or under lease. Valuables the cost of which was stated in foreign currency are measured in Russian Rubles by translating the foreign currency amounts at the exchange rate set by the Bank of Russia on the date of signing the document serving as a basis for recognizing such valuables on the balance sheet.

Fixed assets are written down through straight-line depreciation charges expensed over the statutory useful life of a given fixed asset. Amortization on intangible assets is charged at the rates established by the Bank by reference to their historical cost and useful lives.

The decommissioned software, certain Bank’s activity licenses, software licenses and the respective databases in respect of which the Bank does not hold exclusive rights are written off at their net book value in accordance with the Decommissioning Act irrespective of their remaining useful lives.

When a decision is made to revalue certain groups of homogenous fixed assets, such assets are revalued on a regular basis to assure that the cost at which they are booked and reported in the financial statements is not materially different from their current (replacement) cost.

Sale (disposal) of valuables is performed on the following grounds:

• Decision of the Chairman of the Management Board — CEO of the Bank, or his Deputy (documented by a bank order). The sale is made at a contract price based on the market price determined by an independent appraiser; all taxes stipulated by the law of the Russian Federation are withheld from the buyer.

• Decision of a person duly authorized on the basis of a relevant regulatory document of the Bank in respect of the sale by foreign representative offices of fixed assets and inventory items located within the official premises (offices) of such foreign representative offices, the carrying value of which does not exceed an equivalent of USD 10,000 each. The sale is executed at a contract price based on the market price determined by an independent appraiser.

Income on 3rd quality category loans and assets (claims) has been identified as definite.

At the moment of initial accounting for investments in securities, such securities are taken to one of the following four categories depending on the purpose of their acquisition:

‘at fair value through profit or loss’;

‘held to maturity’;

‘available for sale’;

‘participation’.

‘At fair value through profit or loss’ category comprises the securities acquired for generating profit from short-term fluctuations in price or trader’s margin, i.e. the securities the fair value of which can be reliably estimated, which constitute part of a portfolio in which a pattern of short-term trading exists.

Securities (debt instruments) are classified as ‘held to maturity’ if:

they imply fixed or determinable payments;

they have fixed maturity;

they have not been classified by the Bank as designated as at fair (current) value through profit or loss.

The Bank has a positive intention and ability to hold these assets to maturity.

Equity securities may not be taken to the ‘held to maturity’ category.

Securities are classified as ‘available for sale’ if they have not been taken to ‘at fair value through profit or loss’ or ‘held to maturity’ categories.

19

TRANSLATION OF ORIGINAL RUSSIAN VERSION

If the Bank has the ability to control another entity or exercises significant influence over such entity, the entity’s shares purchased by the Bank are taken to the ‘investments’ category.

Criteria used for reclassification of securities into another category (including materiality criteria for the purpose of selling debt instruments ‘held to maturity’):

securities classified upon acquisition as ‘at fair value through profit or loss’ cannot be reclassified into any other category ;

• debt instruments classified upon acquisition as ‘available for sale’ can be reclassified into the ‘held to maturity’ category if the Bank’s intentions with respect to these instruments are consistent with those used to classify assets into the ‘held to maturity’ category;

• if the Bank’s intentions or capabilities change, the Bank may reclassify debt instruments from the ‘held to maturity’ category into the ‘available for sale’ category, subject to the following conditions:

a) as a result of an event beyond the Bank’s control (the event was extraordinary and could not be prevented by the Bank);

b) for the purpose of selling less than three months before the maturity;

c) for the purpose of selling of no more than 15% of the total amount of debt instruments ‘held to maturity’.

If any of the above conditions in a), b), or c) are not met, the Bank must reclassify all debt instruments designated as ‘held to maturity’ into the ‘available for sale’ category and is prohibited to have securities in the ‘held to maturity’ category for two years following the year of this reclassification.

Upon expiry of the two-year prohibition period, the Bank may again classify newly acquired assets and reclassify assets earlier designated as ‘available for sale’ into the ‘held to maturity’ category.

According to Instruction No. 2129-U of the Bank of Russia dated 17 November 2008, On Reclassification of Securities, the Bank’s Chairman of the Management Board-CEO made a decision (Order No. 1059 dated 18 December 2008) to amend the Regulation, Accounting Policies of JSC VTB Bank, insofar as it relates to the reclassification procedure applied through 31 December 2008 to certain types of securities as follows:

• debt instruments classified upon acquisition as ‘at fair value through profit or loss’ may be reclassified into the ‘available for sale’ or ‘held to maturity’ categories;

• equity securities classified upon acquisition as ‘at fair value through profit or loss’ may be reclassified into the ‘available for sale’ category;

Methods used to determine the current (fair) value of securities by type of securities and sources of information.

The current (fair) value (CFV) of securities shall be the amount for which the securities can be sold in an arm’s length transaction between knowledgeable, willing and independent parties.

CFV is determined on the basis of prices quoted in an active market.

The following quotations can be used as a price quotation in an active market:

• primarily, bid price. Bid price is the price the buyer undertakes to pay for the securities.

• secondly, market price. Market price is the last trade price and the offer price;

• or, weighted average price that is disclosed by the organized securities market pursuant to p. 7.7 of FFMS Statute No. 07-102/pz-n, and in case securities traded in a foreign market, it is the weighted average price disclosed as required by relevant national legislation (authorized body).

Where no active market information is available, the CFV of securities is determined as the cost paid by the Bank in the latest acquisition of these securities, including the accumulated coupon income (if any) calculated as at the date of revaluation.

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TRANSLATION OF ORIGINAL RUSSIAN VERSION

Where economic environment has changed considerably since the latest acquisition and relevant active market information is unavailable, the change in CFV of the revalued securities is determined on the basis of professional informed judgment of an executive employee.

Securities are revalued on a daily basis.

Debt instruments ‘held to maturity’ and debt instruments not settled upon maturity are not revalued. Provisions for losses are made for investments in the above securities.

Costs directly associated with acquisition of securities, where the amount of costs (except for the amount paid to the seller under the contract) for acquisition of the securities is immaterial in comparison with the amount paid to the seller under the contract, are taken to operating expense in the month in which these securities are booked.

Securities acquisition costs are considered material if exceed 10% of the amount paid to the seller under the contract (the cost of securities including accumulated interest (coupon) income). Material costs associated with acquisition increase the carrying value of securities.

Securities sold (disposed of) are measured using the FIFO method.

Securities received under reverse transactions are initially recognized only if all (substantially all) risks and rewards were transferred to the Bank. If all (substantially all) risks and rewards were not transferred to the Bank, securities are treated as received without initial recognition.

Securities transferred under reverse transactions are derecognized if all (substantially all) risks and rewards were transferred and the Bank took a decision (made a respective contractual arrangement) to capture the risks and rewards associated with their ownership until the transfer. If the Bank took a decision (made a respective contractual arrangement) to retain all (substantially all) risks and rewards, the securities are not derecognized.

Purchased bills of exchange of third parties (except for overdue, protested and non-protested bills) are recognized at the acquisition cost in the currency of payment;

Purchased third party bills of exchange denominated in foreign currency that do not bear the ‘effective payment’ clause are carried in the par currency.

Bills of exchange issued by the Bank are recorded in the currency of the principal amount irrespective of whether or not they bear the ‘effective payment’ clause requiring payment in foreign currency. Securities and bills of exchange received as collateral for loans issued and deposits made are recognized at the amount of collateral received.

In preparing the 2007 annual report and disclosing subsequent events, the Bank made additional entries to record events that occurred after the balance sheet date as required by Letter of the Bank of Russia No. 142-T dated 7 September 2007. As a result, income and expenses pertaining to 2007 were recognized in the 2007 income statement. The Bank disclosed this fact in the explanatory notes to its 2007 annual accounting report.

At the same time, since the Bank adopted as at 1 January 2008 new accounting rules for credit institutions according to Regulation of the Bank of Russia No. 302-P, Concerning the Rules for Maintaining Accounting Records in Credit Institutions of the Russian Federation, dated 26 March 2007, which rules changed the procedure for recording the financial result from securities transactions, settlement (non-deliverable) futures transactions and embedded derivatives inseparable from the host contract, reporting data contained in the 2008 income statement (Form 0409807) columns “For the reporting period” and “For the corresponding period of the prior year” are not fully comparable with regard to the following items:

• Net income from securities,

• Net interest income (negative interest margin),

• Other operating income,

• Operating expense,

• Profit (loss) before tax,

• Profit (loss) after tax.

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TRANSLATION OF ORIGINAL RUSSIAN VERSION

Also, due to the above, amounts in the Balance Sheet (Form 0409806) lines “Retained earnings (uncovered loss) of prior years” and “Unutilized profit (loss) for the reporting period” are not fully comparable in the columns “At the reporting date” and “At the corresponding reporting date of the prior year”.

There are no instances whereby a particular accounting rule has not been followed owing to the fact that it would not provide a reliable reflection of the Bank’s financial position and operating results.

8. Subsequent events

8.1. The Accounting Policies of the Bank and the Regulation on the Procedure for Identification of Subsequent Events and Their Recognition in the Annual Report of JSC VTB Bank approved by Order No. 1092 dated 29 December 2008 provide guidelines for identification and recognition in the annual report of subsequent events confirming the presence, as at the reporting date, of the conditions in which the Bank operated. In addition, the above documents establish materiality thresholds for reporting on events attesting to the origination, after the reporting date, of the conditions in which the Bank operates in the amount of not less than 0.5% of the Bank’s share capital.

The Accounting Policies of the Bank envisage that subsequent events are disclosed and recorded in the balance sheet of the Parent Company and balance sheets of branches of the Bank.

8.2. According to Instructive Regulation of the Bank of Russia No. 2089-U dated 8 October 2008, Concerning the Procedure of Preparing the Annual Accounting Report by Credit Institutions (hereinafter, the “Instruction”), Orders No. 1040 dated 15 December 2008 (concerning the Parent Company) and No. 1039 (concerning branches) of JSC VTB Bank, in preparing the annual report, the Bank recognized transactions that are deemed to be adjusting subsequent events.

8.3. During preparation of the annual report, the following events attesting to the origination, after the reporting date, of the conditions in which the Bank operated were identified.

In February 2009, the Bank early repaid the loan from Deutsche Bank AG, London in the amount of USD 500,000 thousand maturing in March 2013.

In March 2009, the Bank redeemed two-year Eurobonds worth EUR 1,000,000 thousand issued in March 2007.

In March 2009, the Bank redeemed Series 4 bonds worth RUR 2,949,104 thousand issued in 2004.

8.4. In 2008, there were no other events which should be disclosed in the Explanatory Notes in accordance with the applicable legislation of the Russian Federation.

8.5. The following changes in the tax law have taken effect after the reporting date.

8.5.1. The income tax rate was reduced from 24% to 20% with the rate for federal taxes being reduced from 6.5% to 2.0% and for taxes paid to the budgets of constituent entities being increased from 17.5% to 18%.

8.5.2. The list of compulsory and voluntary employee insurance expenses has been expanded by including therein employers’ contributions paid in accordance with Federal Law No. 56-FZ Concerning Additional Insurance Contributions for the Funded Component of a Retirement Pension and State Support for the Accumulation of Pension Assets. The above expenses are included in the composition of expenses in an amount not exceeding 12% of the amount of labor payment expenses (paragraphs 1, 7 of the Article 255.16 of the Tax Code of the Russian Federation).

8.5.3. Contributions under voluntary personal insurance agreements which provide for the payment by insurers of medical expenses for insured employees have been increased from 3% to 6% of the amount of labor payment expenses (Article 255.16 of the Tax Code of the Russian Federation).

8.5.4. When fixed assets are brought into use or are extended, further equipped, reconstructed, modernized, retooled or partially dismantled, the amortization premium that can be included in expenses has been increased up to 30% (previously, 10%) but only in the case of fixed assets belonging to the third to the seventh amortization groups per the Classification of Fixed Assets.

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TRANSLATION OF ORIGINAL RUSSIAN VERSION

In the event fixed assets are sold less than five years after being brought into use, the Bank shall increase the tax base, insofar as it concerns income, by the amount of amortization premium related to the item of fixed assets in question (Article 258.9 of the Tax Code of the Russian Federation).

This provision is applied to fixed assets (including those for which the 10% amortization premium was used) brought into use (extended, reconstructed) on or after 1 January 2008 but sold on or after 1 January 2009.

8.5.5. Per diem subsistence allowances paid to seconded employees are taken into account for income tax purposes in the amount of actual expenses but within limits set by the Bank (paragraph 4 of Article 264.1.12 of the Tax Code of the Russian Federation).

8.5.6. Until 31 December 2009, the maximum amount of interest that may be recognized as an expense shall be taken to be equal to the refinancing rate of the Central Bank of the Russian Federation increased by a factor of 1.5 in the case of a debt obligation arranged in Rubles and equal to 22% in the case of debt obligations in foreign currency (Articles 2.22, 8, 9.7 of Federal Law No. 224-FZ dated 26 November 2008.

8.5.7. Loss from the sale of property rights (share interests, stock units) is taken into account for income tax purposes (paragraph 2.1 of Article 268.1, Article 268.2 of the Tax Code of the Russian Federation). .

9. Changes in Accounting Policies in 2009

The following changes, additions and clarifications have been made in the 2009 Accounting Policies as compared with 2008:

9.1. Preparation of the annual report

In accordance with Instructive Regulation of the Bank of Russia No. 2089-U dated 8 October 2008, Concerning Procedures for Preparing Annual Reports in Credit Institutions, procedures for recording subsequent events in accounting books for annual reporting purposes have changed.

9.2. In accordance with Instructive Regulation of the Bank of Russia No. 2089-U dated 8 October 2008, Concerning Procedures for Preparing Annual Reports by Credit Institutions, procedures for making accounting entries related to the Bank’s financial result for annual reporting purposes have changed.

9.3. The Bank has changed procedures for making accounting entries related to the distribution of earnings and the formation and use of reserves.

9.4. In accordance with Instructive Regulation of the Bank of Russia No. 2120-U dated 6 November 2008 whereby amendments were made to Regulation of the Bank of Russia No. 302-P dated 26 March 2007, Concerning Rules for Maintaining Accounting Records in Russia-based Credit Institutions, rules have been determined for accounting for assets, where non-current inventories are put in use in the Bank’s operations at market value measured in accordance with clause 40 of the Tax Code.

9.5. Procedures for accounting for VAT paid have changed.

VAT paid is recorded on account 60310 at the time of recognizing the relevant goods or accepting work/services.

9.6. In accordance with Instructive Regulation of the Bank of Russia No. 2120-U dated 6 November 2008 to make amendments to Regulation of the Bank of Russia No. 302-P dated 26 March 2007, Concerning Rules for Maintaining Accounting Records in Russia-based Credit Institutions, changes have been made to procedures for measuring the useful life of intangible assets.

The useful life of an intangible asset is reviewed annually to determine whether revision is required.  In the event that the period, for which the Bank expects to use an asset, changes materially, the useful life of the asset should be revised.   An asset is eligible for revision commencing January 1 of the year following the year when the relevant decision is made.

An intangible asset whose useful life cannot be reliably measured is deemed an asset with an indefinite life. Assets with an indefinite life accounted for from 1 January 2009 are not subject to amortization.

Useful lives of indefinite-life intangible assets are reviewed annually to determine factors indicating that the useful lives of such assets cannot be measured reliably.  In the event that these factors discontinue for a

23

TRANSLATION OF ORIGINAL RUSSIAN VERSION

specific asset, the Bank will determine its useful life and choose an appropriate amortization method.  Useful life shall apply and amortization shall begin from January 1 of the year following the year when a decision is made to measure the useful life of and amortize an asset.

9.7. Rules have been established for off-balance sheet accounting for rights of claim under loan agreements pledged against borrowings, such rights of claim to be recognized in amounts equal to the amount of principal debt, and for off-balance sheet accounting for claims for interest and other benefits provided in a loan agreement.  The carrying values of rights of claim under a pledged loan agreement are not subject to adjustment as a result of a change in the amount of debt under the relevant loan agreement.

9.8. Securities transactions

9.8.1. For the purposes of measuring the present/fair value of securities traded in an active market, the Bank uses the published price quotations of MICEX, RTS and international stock exchanges and Reuters data.

The following quotations can be used as a price quotation in an active market:

If available, bid price: Bid price is the price a buyer undertakes to pay for a security.

If available, last trade price: Last trade price is the most recent price at which a specific security was sold/purchased.

Ask price/offer price. Ask price or offer price is the price a seller undertakes to sell a security at.

In the event that none of the above is available in a trading day, the present/fair value of a security is determined using one of similar quotations, similarly prioritized, as available for a previous trading day, but not earlier than 30 trading days before the day when fair value is measured.

If no relevant quotations are available for a period of over 30 days back, it is assumed that there is no information on the present/fair value of a security in an active market.

9.8.2. The present/fair value of shares in a private equity fund, where not traded/ no relevant quotations are available in an active market, is determined on the basis of the net asset value of the private equity fund published in accordance with applicable regulations.

9.8.3. If no information is available in an active market, the present/fair value is determined using professional reasoned judgment of a senior officer derived in applying consistent valuation models.

9.9. In its accounting policies, the Bank has included procedures for accounting for transactions whereby it acquires cash receivables from third parties (cession).

9.10. The Bank will amend its accounting policies in 2009 in pursuance of Regulation No. 2172-U issued by the Bank of Russia on 20 January 2009, Concerning the Publication and Presentation of Information on the Operations of Credit Institutions and (Consolidated) Banking Groups.

Chairman of the Management Board – CEO	A.L. Kostin

Chief Accountant	O.A. Avdeeva

24

Translation from the original in the Russian language

Bank reporting forms

	Code of credit institution (branch)
Territory Code OKATO	OKPO	Main state registration number	Registration number (/Index number)	BIK
40262563000	00032520	1027739609391	1000	044525187

TRIAL BALANCE OF ACCOUNTS OF THE CREDIT INSTITUTION

for June 2009

Name of credit institution: OJSC VTB Bank

Postal address

119121 Moscow, ul. Plyuschikha, 37

Form Code 0409101
Monthly
RUB thousand

				Turnovers in reporting period
Second-order	Opening balances			DR			CR			Closing balances
balance sheet account number	RUB	Foreign currency, precious metals	Total	RUB	Foreign currency, precious metals	Total	RUB	Foreign currency, precious metals	Total	RUB	Foreign currency, precious metals	Total
1	2	3	4	5	6	7	8	9	10	11	12	13
	A. Balance sheet accounts
Assets
10605	9297749	0	9297749	2345810	0	2345810	2156393	0	2156393	9487166	0	9487166
20202	1877974	2995035	4873009	31339212	9938819	41278031	31293162	10248287	41541449	1924024	2685567	4609591
20207	15067	14882	29949	104441	31283	135724	105167	31850	137017	14341	14315	28656
20208	937530	22259	959789	3482245	92602	3574847	3878419	96563	3974982	541356	18298	559654
20209	100687	24585	125272	25786180	2235150	28021330	25857058	2258161	28115219	29809	1574	31383
20302	0	1076312	1076312	0	1267136	1267136	0	1515473	1515473	0	827975	827975
20303	0	357031	357031	0	1134314	1134314	0	749328	749328	0	742017	742017
20305	0	0	0	0	504363	504363	0	504363	504363	0	0	0
20308	0	18006	18006	0	21	21	0	155	155	0	17872	17872
30102	18621817	219784	18841601	3082531305	137176014	3219707319	3076363670	2327665	3078691335	24789452	135068133	159857585
30110	942063	24908109	25850172	27343102	72600513	99943615	27367942	78370647	105738589	917223	19137975	20055198
30114	61082183	115767418	176849601	5244950	3181659861	3186904811	1822307	3164131258	3165953565	64504826	133296021	197800847
30119	0	167194	167194	0	10492131	10492131	0	10508046	10508046	0	151279	151279
30202	743604	0	743604	793956	0	793956	0	0	0	1537560	0	1537560
30204	1602428	0	1602428	1343832	0	1343832	0	0	0	2946260	0	2946260
30210	10800	0	10800	432695	0	432695	435195	0	435195	8300	0	8300
30211	0	341	341	0	16	16	0	138	138	0	219	219
30213	20857	0	20857	437986	0	437986	437987	0	437987	20856	0	20856
30219	0	0	0	437986	0	437986	437986	0	437986	0	0	0
30221	1329867	1259809	2589676	135797278	6193664	141990942	135277221	7249468	142526689	1849924	204005	2053929
30233	51222	10098	61320	5649264	304187	5953451	5640788	306736	5947524	59698	7549	67247
30302	101699745	49073852	150773597	220165264	91126736	311292000	205739602	86853598	292593200	116125407	53346990	169472397
30304	167697	28601	196298	325	45397	45722	650	44288	44938	167372	29710	197082
30306	362714985	69578225	432293210	9798800	11112176	20910976	22827002	6779983	29606985	349686783	73910418	423597201
30402	2386388	0	2386388	270474067	0	270474067	269695409	0	269695409	3165046	0	3165046
30404	0	0	0	142102909	0	142102909	142102909	0	142102909	0	0	0
30406	1327609	0	1327609	491473	0	491473	490358	0	490358	1328724	0	1328724
30409	0	0	0	37419460	0	37419460	37419460	0	37419460	0	0	0
31901	127000000	0	127000000	1246000000	0	1246000000	1261000000	0	1261000000	112000000	0	112000000
31902	0	0	0	20000000	0	20000000	20000000	0	20000000	0	0	0
31903	0	0	0	55000000	0	55000000	55000000	0	55000000	0	0	0
32001	0	0	0	8787	0	8787	8787	0	8787	0	0	0

1

Translation from the original in the Russian language

32002	0	0	0	138483000	0	138483000	132863000	0	132863000	5620000	0	5620000
32003	7760000	0	7760000	95823000	0	95823000	102138000	0	102138000	1445000	0	1445000
32004	0	0	0	11143000	165211	11308211	5249000	8759	5257759	5894000	156452	6050452
32005	0	0	0	10000000	0	10000000	0	0	0	10000000	0	10000000
32006	1620000	3141808	4761808	0	208621	208621	1500000	177582	1677582	120000	3172847	3292847
32007	6000000	232382	6232382	0	15431	15431	0	13135	13135	6000000	234678	6234678
32008	40590000	123937	40713937	0	8230	8230	90000	7005	97005	40500000	125162	40625162
32009	15000000	0	15000000	0	0	0	0	0	0	15000000	0	15000000
32101	0	3647	3647	1019087	157	1019244	966829	120	966949	52258	3684	55942
32102	0	0	0	5400	895959407	895964807	5400	850855531	850860931	0	45103876	45103876
32103	0	18943799	18943799	0	202494650	202494650	0	220499737	220499737	0	938712	938712
32104	0	189887	189887	0	96103	96103	0	192119	192119	0	93871	93871
32105	0	92953	92953	0	184143	184143	0	97554	97554	0	179542	179542
32106	40000	1820056	1860056	0	428471	428471	40000	307823	347823	0	1940704	1940704
32107	0	4117845	4117845	0	254813	254813	0	495848	495848	0	3876810	3876810
32108	291900	72424248	72716148	0	4809069	4809069	0	4093576	4093576	291900	73139741	73431641
32109	0	36158674	36158674	0	2199274	2199274	0	1839543	1839543	0	36518405	36518405
32201	2	0	2	0	0	0	0	0	0	2	0	2
32202	0	0	0	34106820	0	34106820	27282273	0	27282273	6824547	0	6824547
32203	1695662	0	1695662	7377401	0	7377401	9073063	0	9073063	0	0	0
32204	0	0	0	295776	0	295776	295776	0	295776	0	0	0
32308	5937256	47461317	53398573	0	3022298	3022298	0	8200397	8200397	5937256	42283218	48220474
32309	0	29589062	29589062	0	7746003	7746003	0	1806708	1806708	0	35528357	35528357
32401	377118	0	377118	0	0	0	0	0	0	377118	0	377118
32402	0	62926	62926	31	4178	4209	31	3556	3587	0	63548	63548
32502	0	389	389	0	768	768	0	22	22	0	1135	1135
44205	300000	0	300000	85000	0	85000	0	0	0	385000	0	385000
44206	3955000	0	3955000	83000	0	83000	673000	0	673000	3365000	0	3365000
44207	28563661	0	28563661	1470300	0	1470300	1587355	0	1587355	28446606	0	28446606
44208	16231780	0	16231780	15987	0	15987	356497	0	356497	15891270	0	15891270
44601	0	0	0	0	1	1	0	1	1	0	0	0
44604	11750	0	11750	0	0	0	0	0	0	11750	0	11750
44605	10001	0	10001	0	0	0	5000	0	5000	5001	0	5001
44606	4664802	272450	4937252	1148979	336102	1485081	705335	20506	725841	5108446	588046	5696492
44607	5356580	6575678	11932258	4400000	436634	4836634	4401250	371672	4772922	5355330	6640640	11995970
44608	0	3668839	3668839	0	167845	167845	0	226919	226919	0	3609765	3609765
44906	498299	0	498299	115000	0	115000	17000	0	17000	596299	0	596299
44907	3687407	0	3687407	90000	0	90000	64200	0	64200	3713207	0	3713207
45103	0	35006	35006	72597	19883	92480	72597	36115	108712	0	18774	18774
45104	8652	0	8652	0	1407	1407	8652	23	8675	0	1384	1384
45105	0	91835	91835	0	79839	79839	0	5288	5288	0	166386	166386
45106	77850	100148	177998	81249	6650	87899	0	5661	5661	159099	101137	260236
45107	178819	20236	199055	6939	3418	10357	11252	2653	13905	174506	21001	195507
45108	616076	147365	763441	5403	8832	14235	6113	46949	53062	615366	109248	724614
45201	2472702	0	2472702	2937229	0	2937229	3688438	0	3688438	1721493	0	1721493
45203	1722767	226187	1948954	2869838	238576	3108414	2211721	264692	2476413	2380884	200071	2580955
45204	6387452	170590	6558042	1613325	948998	2562323	4153432	186172	4339604	3847345	933416	4780761
45205	14147391	14853146	29000537	1557519	1045509	2603028	7960886	5664060	13624946	7744024	10234595	17978619
45206	190525245	49298380	239823625	11240774	10745994	21986768	19791624	13675388	33467012	181974395	46368986	228343381
45207	205681155	69745335	275426490	11053160	13813027	24866187	12695431	12516212	25211643	204038884	71042150	275081034
45208	311364047	216282787	527646834	1549202	25992368	27541570	2080983	15311090	17392073	310832266	226964065	537796331
45304	1250	0	1250	27350	0	27350	1100	0	1100	27500	0	27500
45305	89447	0	89447	6599	0	6599	0	0	0	96046	0	96046
45307	5000	0	5000	0	0	0	100	0	100	4900	0	4900
45401	86811	0	86811	135363	0	135363	151576	0	151576	70598	0	70598
45404	25629	0	25629	19858	0	19858	16108	0	16108	29379	0	29379
45405	75450	0	75450	4291	0	4291	7250	0	7250	72491	0	72491
45406	601790	0	601790	44564	0	44564	12760	0	12760	633594	0	633594
45407	636338	128182	764520	4950	8464	13414	72190	9701	81891	569098	126945	696043
45506	26	0	26	0	0	0	6	0	6	20	0	20
45507	9037	8616	17653	0	571	571	227	576	803	8810	8611	17421
45509	513	89	602	93	2346	2439	582	1795	2377	24	640	664
45604	4428000	383164	4811164	0	23768	23768	2940000	239015	3179015	1488000	167917	1655917
45605	41392206	1780358	43172564	371542	118218	489760	0	100630	100630	41763748	1797946	43561694
45606	105480640	17985431	123466071	0	1189116	1189116	0	1159834	1159834	105480640	18014713	123495353
45706	0	2440	2440	0	162	162	0	177	177	0	2425	2425
45708	1	0	1	0	0	0	1	0	1	0	0	0
45806	4639489	0	4639489	4400000	0	4400000	4400000	0	4400000	4639489	0	4639489

2

Translation from the original in the Russian language

45809	183163	0	183163	23886	0	23886	1803	0	1803	205246	0	205246
45811	4724	0	4724	3668	0	3668	5594	0	5594	2798	0	2798
45812	47009804	40522787	87532591	21655029	9589655	31244684	10590757	9437679	20028436	58074076	40674763	98748839
45814	235424	0	235424	23853	0	23853	1821	0	1821	257456	0	257456
45815	27383	6152	33535	96	425	521	180	359	539	27299	6218	33517
45816	0	10662	10662	2940000	460	2940460	0	351	351	2940000	10771	2950771
45817	1	116	117	0	7	7	0	6	6	1	117	118
45906	1124849	0	1124849	1268434	0	1268434	1182575	0	1182575	1210708	0	1210708
45909	4542	0	4542	17670	0	17670	16126	0	16126	6086	0	6086
45911	4911	0	4911	5571	0	5571	10482	0	10482	0	0	0
45912	1815696	2651269	4466965	1522764	396397	1919161	806027	397264	1203291	2532433	2650402	5182835
45914	2868	0	2868	175	0	175	266	0	266	2777	0	2777
45915	86	22	108	2	9	11	2	7	9	86	24	110
45916	0	0	0	118525	0	118525	0	0	0	118525	0	118525
45917	0	5	5	0	0	0	0	0	0	0	5	5
47002	13359668	0	13359668	270072239	0	270072239	269986481	0	269986481	13445426	0	13445426
47101	8000	0	8000	0	0	0	0	0	0	8000	0	8000
47102	136978	0	136978	581160	0	581160	718138	0	718138	0	0	0
47305	0	18271651	18271651	0	1213263	1213263	0	1032754	1032754	0	18452160	18452160
47404	1368805	8571806	9940611	588095177	236133008	824228185	587683817	236048269	823732086	1780165	8656545	10436710
47408	0	5268848	5268848	2026582044	2925918601	4952500645	2026426212	2925872471	4952298683	155832	5314978	5470810
47415	76693	0	76693	17401	0	17401	10885	0	10885	83209	0	83209
47417	4	0	4	5448390	1041	5449431	5448255	466	5448721	139	575	714
47423	4557628	2515395	7073023	162062461	5889012	167951473	163262972	5684072	168947044	3357117	2720335	6077452
47427	23919781	9317368	33237149	13931777	5169182	19100959	15046123	6942431	21988554	22805435	7544119	30349554
47801	7085135	805592	7890727	3000	53492	56492	363318	45534	408852	6724817	813550	7538367
47802	10612568	19989262	30601830	698061	1887684	2585745	1324969	1149812	2474781	9985660	20727134	30712794
47901	0	3077936	3077936	0	205419	205419	0	173971	173971	0	3109384	3109384
50104	0	6152	6152	0	283914	283914	0	290066	290066	0	0	0
50105	26179563	0	26179563	341124	0	341124	612920	0	612920	25907767	0	25907767
50106	33723793	0	33723793	334110	0	334110	1219137	0	1219137	32838766	0	32838766
50107	19130346	0	19130346	27531081	0	27531081	4803134	0	4803134	41858293	0	41858293
50109	19282	316721	336003	247	189415	189662	0	157448	157448	19529	348688	368217
50110	6829265	531285	7360550	201117	7487353	7688470	449327	7873757	8323084	6581055	144881	6725936
50121	320498	0	320498	918282	0	918282	831121	0	831121	407659	0	407659
50209	0	3647	3647	0	9	9	0	137	137	0	3519	3519
50211	0	39494917	39494917	0	5920287	5920287	0	20314961	20314961	0	25100243	25100243
50305	0	26596	26596	0	1766	1766	0	1503	1503	0	26859	26859
50310	799752	3939457	4739209	17708	335520	353228	8755	246937	255692	808705	4028040	4836745
50311	1280856	1462406	2743262	27610	99800	127410	108225	84476	192701	1200241	1477730	2677971
50505	230735	0	230735	23299	0	23299	0	0	0	254034	0	254034
50705	86113	0	86113	25422	0	25422	25422	0	25422	86113	0	86113
50706	28605151	0	28605151	3207531	0	3207531	3310593	0	3310593	28502089	0	28502089
50707	0	321027	321027	0	21300	21300	0	17577	17577	0	324750	324750
50708	0	2789956	2789956	0	185137	185137	0	157573	157573	0	2817520	2817520
50718	159104	0	159104	3097408	0	3097408	3207511	0	3207511	49001	0	49001
50721	7446290	0	7446290	5899034	0	5899034	7768556	0	7768556	5576768	0	5576768
51501	0	0	0	18883	23086	41969	18883	0	18883	0	23086	23086
51505	48832801	0	48832801	219593	0	219593	49052394	0	49052394	0	0	0
51507	707852	22748	730600	4385	1510	5895	0	24258	24258	712237	0	712237
51508	0	44876	44876	0	2980	2980	0	2536	2536	0	45320	45320
52503	5112786	332554	5445340	282601	58105	340706	810186	67484	877670	4585201	323175	4908376
60101	83661213	0	83661213	0	0	0	0	0	0	83661213	0	83661213
60102	11646036	0	11646036	0	0	0	0	0	0	11646036	0	11646036
60103	0	45487108	45487108	0	4471828	4471828	0	5973909	5973909	0	43985027	43985027
60104	0	100440	100440	0	3399	3399	0	862	862	0	102977	102977
60202	6365497	0	6365497	0	0	0	20	0	20	6365477	0	6365477
60203	0	948894	948894	0	63008	63008	0	53633	53633	0	958269	958269
60204	0	137154	137154	0	5918	5918	0	4523	4523	0	138549	138549
60302	12846	0	12846	74738	0	74738	73431	0	73431	14153	0	14153
60306	194	0	194	1294	0	1294	1101	0	1101	387	0	387
60308	14681	6927	21608	16578	3623	20201	15699	2931	18630	15560	7619	23179
60310	581847	0	581847	137334	0	137334	83682	0	83682	635499	0	635499
60312	2953190	0	2953190	1104426	0	1104426	1016046	0	1016046	3041570	0	3041570
60314	6690	319282	325972	57141	50543	107684	35896	44197	80093	27935	325628	353563
60315	0	147474	147474	0	10497	10497	0	10122	10122	0	147849	147849
60323	1835001	3402665	5237666	73543	378980	452523	48526	457906	506432	1860018	3323739	5183757
60347	27254	0	27254	15870	319	16189	15870	319	16189	27254	0	27254

3

Translation from the original in the Russian language

60401	23681564	0	23681564	58237	0	58237	16603	0	16603	23723198	0	23723198
60404	43562	0	43562	0	0	0	0	0	0	43562	0	43562
60701	9398635	0	9398635	333361	0	333361	73229	0	73229	9658767	0	9658767
60702	564	0	564	2786	0	2786	1820	0	1820	1530	0	1530
60901	61149	0	61149	0	0	0	0	0	0	61149	0	61149
61002	18347	0	18347	2231	0	2231	1565	0	1565	19013	0	19013
61008	50985	0	50985	38524	0	38524	30315	0	30315	59194	0	59194
61009	74513	0	74513	23548	0	23548	13228	0	13228	84833	0	84833
61010	16861	0	16861	990	0	990	999	0	999	16852	0	16852
61011	622612	0	622612	2692	0	2692	9887	0	9887	615417	0	615417
61209	0	0	0	26649	0	26649	26649	0	26649	0	0	0
61210	0	0	0	85067678	0	85067678	85067678	0	85067678	0	0	0
61212	0	0	0	1704266	9337	1713603	1704266	9337	1713603	0	0	0
61213	0	0	0	12044384	31	12044415	12044384	31	12044415	0	0	0
61403	870739	6086	876825	129389	676	130065	124962	6065	131027	875166	697	875863
70606	377554288	0	377554288	53081893	0	53081893	32704	0	32704	430603477	0	430603477
70607	267	0	267	4303883	0	4303883	4304150	0	4304150	0	0	0
70608	943015908	0	943015908	121712926	0	121712926	66	0	66	1064728768	0	1064728768
70609	2145584	0	2145584	387052	0	387052	0	0	0	2532636	0	2532636
70610	1035824	0	1035824	99235	0	99235	0	0	0	1135059	0	1135059
70611	8084375	0	8084375	1560645	0	1560645	0	0	0	9645020	0	9645020
Total assets (balance)
	3489958397	1072517976	4562476373	9087477064	7904764934	16992241998	8932809253	7733008145	16665817398	3644626208	1244274765	4888900973

Liabilities
10207	67241385	0	67241385	384887	0	384887	384887	0	384887	67241385	0	67241385
10601	10571841	0	10571841	0	0	0	0	0	0	10571841	0	10571841
10602	219170513	0	219170513	0	0	0	0	0	0	219170513	0	219170513
10603	7446290	0	7446290	7768556	0	7768556	5899034	0	5899034	5576768	0	5576768
10701	3362069	0	3362069	0	0	0	0	0	0	3362069	0	3362069
10801	54898809	0	54898809	0	0	0	0	0	0	54898809	0	54898809
20309	0	183572	183572	0	439203	439203	0	490831	490831	0	235200	235200
30109	9100385	14959838	24060223	310669934	91085325	401755259	311200464	95899301	407099765	9630915	19773814	29404729
30111	5583014	2067682	7650696	477326513	11507029	488833542	477402033	11209790	488611823	5658534	1770443	7428977
30116	0	176202	176202	0	1422030	1422030	0	1424854	1424854	0	179026	179026
30117	0	0	0	0	1382714	1382714	0	1382714	1382714	0	0	0
30126	9851	0	9851	352	0	352	217	0	217	9716	0	9716
30220	50801	355358	406159	3484811	29529787	33014598	3555658	30024988	33580646	121648	850559	972207
30222	0	29012	29012	261586979	1543439722	1805026701	261646979	1543583780	1805230759	60000	173070	233070
30223	799696	0	799696	12585063	0	12585063	13028905	0	13028905	1243538	0	1243538
30226	48	0	48	45	0	45	24	0	24	27	0	27
30232	28545	5576	34121	15390646	956571	16347217	15401639	960296	16361935	39538	9301	48839
30301	101699745	49073852	150773597	206457934	86855105	293313039	220883596	91128243	312011839	116125407	53346990	169472397
30303	167697	28600	196297	650	44287	44937	325	45397	45722	167372	29710	197082
30305	362714985	69578225	432293210	22827003	6779984	29606987	9798801	11112177	20910978	349686783	73910418	423597201
30408	0	0	0	39444480	0	39444480	39444480	0	39444480	0	0	0
30601	2007197	68729	2075926	1131876	46723	1178599	1988840	1714	1990554	2864161	23720	2887881
30603	124267	0	124267	24483304	0	24483304	24659492	0	24659492	300455	0	300455
30606	1224	1921	3145	135471	108	135579	135950	127	136077	1703	1940	3643
31201	0	0	0	37240	0	37240	37240	0	37240	0	0	0
31204	440000	0	440000	440000	0	440000	82701000	0	82701000	82701000	0	82701000
31205	127301045	0	127301045	44095070	0	44095070	126450000	0	126450000	209655975	0	209655975
31206	404478400	0	404478400	300000000	0	300000000	16800000	0	16800000	121278400	0	121278400
31302	0	0	0	24700000	0	24700000	24700000	0	24700000	0	0	0
31303	15000	0	15000	3240200	0	3240200	3225200	0	3225200	0	0	0
31304	0	2478744	2478744	15000	2584710	2599710	15000	1670486	1685486	0	1564520	1564520
31305	0	1859058	1859058	0	1915182	1915182	10000000	56124	10056124	10000000	0	10000000
31306	0	27576019	27576019	0	27954164	27954164	100000	4915253	5015253	100000	4537108	4637108
31307	61708	72890554	72952262	61708	4130274	4191982	0	25827494	25827494	0	94587774	94587774
31308	10385800	9047415	19433215	4931900	684506	5616406	0	7347129	7347129	5453900	15710038	21163938
31309	200000000	0	200000000	0	0	0	0	0	0	200000000	0	200000000
31401	0	106268	106268	0	3505	3505	0	4586	4586	0	107349	107349
31402	0	0	0	40770400	0	40770400	41764400	0	41764400	994000	0	994000
31403	1930900	0	1930900	14721400	1773	14723173	12790500	220869	13011369	0	219096	219096
31404	0	0	0	0	8520	8520	0	8520	8520	0	0	0
31405	150000	0	150000	0	0	0	0	0	0	150000	0	150000
31406	300000	0	300000	150000	0	150000	150000	0	150000	300000	0	300000
31407	0	58496153	58496153	0	4355059	4355059	0	7789554	7789554	0	61930648	61930648

4

Translation from the original in the Russian language

31408	0	45856764	45856764	0	2591924	2591924	0	3044952	3044952	0	46309792	46309792
31409	0	136116204	136116204	0	7439222	7439222	0	15040628	15040628	0	143717610	143717610
31502	0	0	0	35780	0	35780	52957	0	52957	17177	0	17177
31608	0	2784217	2784217	0	91829	91829	0	120141	120141	0	2812529	2812529
32015	28027	0	28027	24890	0	24890	25037	0	25037	28174	0	28174
32115	4338	0	4338	1549	0	1549	27	0	27	2816	0	2816
32311	9307	0	9307	0	0	0	92	0	92	9399	0	9399
32403	392830	0	392830	0	0	0	155	0	155	392985	0	392985
32505	215	0	215	0	0	0	158	0	158	373	0	373
40105	0	161510	161510	0	2013896	2013896	0	3447611	3447611	0	1595225	1595225
40106	0	3387711	3387711	0	5999267	5999267	0	6491542	6491542	0	3879986	3879986
40116	0	0	0	31692	0	31692	31692	0	31692	0	0	0
40201	0	43591	43591	0	2464	2464	0	2898	2898	0	44025	44025
40202	1237	0	1237	671	0	671	809	0	809	1375	0	1375
40206	1	0	1	0	0	0	0	0	0	1	0	1
40302	462	266383	266845	10	14668	14678	10	22334	22344	462	274049	274511
40404	174765	0	174765	158460	0	158460	124077	0	124077	140382	0	140382
40406	595	0	595	2445	0	2445	2449	0	2449	599	0	599
40410	295	0	295	28941	0	28941	28766	0	28766	120	0	120
40502	8529787	8109506	16639293	49932047	15540973	65473020	49004037	12265099	61269136	7601777	4833632	12435409
40503	27456	3070298	3097754	348990	1274704	1623694	1541286	1413842	2955128	1219752	3209436	4429188
40504	31157	0	31157	277066	0	277066	277574	0	277574	31665	0	31665
40601	11156	0	11156	9785	0	9785	7630	0	7630	9001	0	9001
40602	834023	8833	842856	2490978	148769	2639747	2400996	147770	2548766	744041	7834	751875
40603	174101	23043	197144	83412	13277	96689	53212	10301	63513	143901	20067	163968
40701	2208633	1715163	3923796	32571231	6428303	38999534	36415840	6824169	43240009	6053242	2111029	8164271
40702	50868220	41335984	92204204	782933301	775233202	1558166503	826978516	913372451	1740350967	94913435	179475233	274388668
40703	4944428	795469	5739897	3813570	752848	4566418	5646416	636525	6282941	6777274	679146	7456420
40802	1086833	72004	1158837	9556604	912288	10468892	9633617	905545	10539162	1163846	65261	1229107
40804	240	0	240	0	0	0	0	0	0	240	0	240
40805	164	0	164	0	0	0	0	0	0	164	0	164
40807	1447585	4894786	6342371	8227890	10180386	18408276	8197755	10115321	18313076	1417450	4829721	6247171
40809	1054	0	1054	0	0	0	0	0	0	1054	0	1054
40813	302	0	302	0	0	0	0	0	0	302	0	302
40814	285	0	285	0	0	0	0	0	0	285	0	285
40815	1	0	1	0	0	0	0	0	0	1	0	1
40817	2673816	941066	3614882	2573438	913292	3486730	2283181	817756	3100937	2383559	845530	3229089
40818	96	0	96	0	0	0	0	0	0	96	0	96
40820	52730	236218	288948	43065	118668	161733	34952	115691	150643	44617	233241	277858
40901	1049704	0	1049704	341875	0	341875	72431	0	72431	780260	0	780260
40905	328	2	330	19	0	19	0	0	0	309	2	311
40906	4751	0	4751	2291840	0	2291840	2287267	0	2287267	178	0	178
40909	8	4369	4377	0	6472	6472	0	6329	6329	8	4226	4234
40910	0	85	85	0	3416	3416	0	4440	4440	0	1109	1109
40911	1099	0	1099	197548	27087	224635	197333	27088	224421	884	1	885
40912	0	0	0	10	211	221	10	211	221	0	0	0
40913	0	0	0	12	0	12	12	0	12	0	0	0
41004	155000000	0	155000000	0	0	0	16000000	0	16000000	171000000	0	171000000
41101	6000000	0	6000000	1500000	0	1500000	0	0	0	4500000	0	4500000
41102	0	0	0	0	0	0	4000000	0	4000000	4000000	0	4000000
41103	24250000	0	24250000	14500000	0	14500000	24500000	0	24500000	34250000	0	34250000
41106	0	0	0	0	0	0	500000	0	500000	500000	0	500000
41502	1031208	0	1031208	25682978	0	25682978	25704695	0	25704695	1052925	0	1052925
41503	178000	230089	408089	55500	245265	300765	234400	15176	249576	356900	0	356900
41504	1868800	155417	2024217	664191	131605	795796	117691	471078	588769	1322300	494890	1817190
41505	1370000	147020	1517020	0	153463	153463	660000	34111	694111	2030000	27668	2057668
41506	964345	53603	1017948	0	4868	4868	3446	114914	118360	967791	163649	1131440
41602	0	0	0	0	0	0	1295000	0	1295000	1295000	0	1295000
41604	13130200	0	13130200	6732000	0	6732000	205000	0	205000	6603200	0	6603200
41606	47000000	0	47000000	0	0	0	0	0	0	47000000	0	47000000
41705	16250	0	16250	6000	0	6000	0	0	0	10250	0	10250
41706	0	0	0	0	0	0	6000	0	6000	6000	0	6000
41803	88000	0	88000	19500	0	19500	23000	0	23000	91500	0	91500
41804	66877	0	66877	57647	0	57647	41081	0	41081	50311	0	50311
41805	13000	0	13000	0	0	0	0	0	0	13000	0	13000
41806	0	0	0	0	0	0	71000	0	71000	71000	0	71000
42002	145500	0	145500	2936500	689	2937189	3086740	36971	3123711	295740	36282	332022
42003	1133355	89176	1222531	643734	93089	736823	3028923	17336	3046259	3518544	13423	3531967

5

Translation from the original in the Russian language

42004	2699587	544084	3243671	612373	199748	812121	1048431	250244	1298675	3135645	594580	3730225
42005	2627339	1071104	3698443	192314	293630	485944	532686	283261	815947	2967711	1060735	4028446
42006	1739014	205250	1944264	16466	11522	27988	373355	101188	474543	2095903	294916	2390819
42101	108	93572	93680	0	72397	72397	0	4487	4487	108	25662	25770
42102	7987781	4500086	12487867	142187090	44674054	186861144	148772673	42916846	191689519	14573364	2742878	17316242
42103	9579999	21129317	30709316	6254433	16523098	22777531	18394297	16809062	35203359	21719863	21415281	43135144
42104	19070183	59488757	78558940	10599959	43696868	54296827	5345775	14232656	19578431	13815999	30024545	43840544
42105	15666816	47725639	63392455	6257947	7343875	13601822	668848	2925870	3594718	10077717	43307634	53385351
42106	23064031	20972065	44036096	1181727	2175201	3356928	2633686	66145208	68778894	24515990	84942072	109458062
42201	5000000	0	5000000	5000000	0	5000000	0	0	0	0	0	0
42202	15000	0	15000	143500	0	143500	128500	0	128500	0	0	0
42203	274042	0	274042	185475	0	185475	8235038	0	8235038	8323605	0	8323605
42204	938256	225448	1163704	241054	12541	253595	129485	14771	144256	826687	227678	1054365
42205	157621	161178	318799	5552	12667	18219	2561	180697	183258	154630	329208	483838
42206	1506933	6334	1513267	0	260	260	275254	323	275577	1782187	6397	1788584
42301	432529	1650405	2082934	962216	1215675	2177891	939085	444435	1383520	409398	879165	1288563
42303	7326	0	7326	91	0	91	37600	0	37600	44835	0	44835
42304	1955	11267	13222	1287	830	2117	650	796	1446	1318	11233	12551
42305	25341	32461	57802	11592	17912	29504	4299	4757	9056	18048	19306	37354
42306	1736943	3099947	4836890	7238	505739	512977	60129	677653	737782	1789834	3271861	5061695
42307	3700	0	3700	219	0	219	119	0	119	3600	0	3600
42309	6840	23657	30497	298	1121	1419	533	1473	2006	7075	24009	31084
42502	0	83050	83050	662139	1377503	2039642	712558	1391070	2103628	50419	96617	147036
42503	759100	929529	1688629	259100	997593	1256693	319000	1319680	1638680	819000	1251616	2070616
42504	149380	37755	187135	42380	9702	52082	0	1335	1335	107000	29388	136388
42505	50000	1005750	1055750	50000	950026	1000026	0	20632	20632	0	76356	76356
42506	344	807572	807916	0	52285	52285	100002	490271	590273	100346	1245558	1345904
42601	1060	103089	104149	625	37743	38368	936	40502	41438	1371	105848	107219
42604	0	651	651	0	673	673	0	22	22	0	0	0
42606	1542	65271	66813	0	7073	7073	13	4664	4677	1555	62862	64417
42609	17	0	17	0	0	0	0	0	0	17	0	17
42707	0	232280	232280	0	13129	13129	0	15423	15423	0	234574	234574
43701	4	0	4	0	0	0	0	0	0	4	0	4
43702	36951	0	36951	2905772	0	2905772	2890301	0	2890301	21480	0	21480
43801	213	0	213	16	0	16	40	0	40	237	0	237
43901	4	0	4	0	0	0	0	0	0	4	0	4
44001	4	0	4	0	0	0	0	0	0	4	0	4
44006	0	24608955	24608955	0	1390952	1390952	0	1634068	1634068	0	24852071	24852071
44007	30000000	149163565	179163565	0	7485263	7485263	0	8970513	8970513	30000000	150648815	180648815
44215	146084	0	146084	167	0	167	0	0	0	145917	0	145917
44615	181565	0	181565	1104000	0	1104000	1109835	0	1109835	187400	0	187400
44915	75074	0	75074	478	0	478	41943	0	41943	116539	0	116539
45115	928	0	928	363	0	363	2089	0	2089	2654	0	2654
45215	11173523	0	11173523	3210278	0	3210278	5763311	0	5763311	13726556	0	13726556
45415	6590	0	6590	3991	0	3991	228	0	228	2827	0	2827
45515	1469	0	1469	112	0	112	27	0	27	1384	0	1384
45615	32752	0	32752	9	0	9	99071	0	99071	131814	0	131814
45715	37	0	37	1	0	1	0	0	0	36	0	36
45818	42802313	0	42802313	4107040	0	4107040	5800746	0	5800746	44496019	0	44496019
45918	1969114	0	1969114	383169	0	383169	581670	0	581670	2167615	0	2167615
47008	0	0	0	13	0	13	15	0	15	2	0	2
47403	0	0	0	641155	0	641155	641155	0	641155	0	0	0
47405	26914	22171	49085	72300641	73056376	145357017	72304883	73092564	145397447	31156	58359	89515
47407	18697	5262985	5281682	1690412683	2977170717	4667583400	1690431910	2977222711	4667654621	37924	5314979	5352903
47409	243340	8875713	9119053	24099	3873018	3897117	339142	3925076	4264218	558383	8927771	9486154
47411	4579	635	5214	16720	20647	37367	16440	20376	36816	4299	364	4663
47414	0	0	0	5187	0	5187	5187	0	5187	0	0	0
47416	95672	60003	155675	76873341	908967	77782308	76958282	997347	77955629	180613	148383	328996
47422	458846	842364	1301210	346248679	14315900	360564579	346420529	14141097	360561626	630696	667561	1298257
47425	5273174	0	5273174	529461	0	529461	1539304	0	1539304	6283017	0	6283017
47426	30717393	10252425	40969818	27913102	7130697	35043799	10960518	3879754	14840272	13764809	7001482	20766291
47804	4541768	0	4541768	569063	0	569063	702093	0	702093	4674798	0	4674798
47902	30779	0	30779	0	0	0	315	0	315	31094	0	31094
50120	2520255	0	2520255	2556479	0	2556479	2526914	0	2526914	2490690	0	2490690
50220	462041	0	462041	173120	0	173120	110501	0	110501	399422	0	399422
50319	974869	0	974869	55894	0	55894	1392	0	1392	920367	0	920367
50408	0	180	180	0	10	10	0	126	126	0	296	296
50507	230735	0	230735	0	0	0	23299	0	23299	254034	0	254034

6

Translation from the original in the Russian language

50719	27906	0	27906	0	0	0	276	0	276	28182	0	28182
50720	8835708	0	8835708	1983273	0	1983273	2235309	0	2235309	9087744	0	9087744
51510	34488	0	34488	11601	0	11601	12000	0	12000	34887	0	34887
52006	29903739	0	29903739	0	0	0	0	0	0	29903739	0	29903739
52102	0	0	0	0	0	0	2000	0	2000	2000	0	2000
52103	13800	0	13800	0	0	0	29600	0	29600	43400	0	43400
52104	12700	0	12700	4000	0	4000	0	0	0	8700	0	8700
52105	4000	0	4000	0	0	0	0	0	0	4000	0	4000
52301	574238	14173	588411	34487428	524286	35011714	35526516	720644	36247160	1613326	210531	1823857
52302	249042	45070	294112	34730190	58917	34789107	34529530	50114	34579644	48382	36267	84649
52303	756371	101908	858279	307880	103312	411192	2002829	1404	2004233	2451320	0	2451320
52304	3556295	1322001	4878296	187013	321725	508738	3130846	3909089	7039935	6500128	4909365	11409493
52305	19186123	3072498	22258621	17841133	456728	18297861	1728947	175256	1904203	3073937	2791026	5864963
52306	79021151	5744058	84765209	315494	445773	761267	314859	363050	677909	79020516	5661335	84681851
52307	1551235	3006	1554241	24902	1180	26082	0	176	176	1526333	2002	1528335
52403	0	0	0	4000	0	4000	4000	0	4000	0	0	0
52405	0	0	0	1	0	1	1	0	1	0	0	0
52406	427317	226707	654024	887516	376479	1263995	1412852	151216	1564068	952653	1444	954097
52501	398043	0	398043	40	0	40	290415	0	290415	688418	0	688418
60206	145	0	145	145	0	145	0	0	0	0	0	0
60301	51304	0	51304	1761660	0	1761660	1745459	0	1745459	35103	0	35103
60305	48015	1431	49446	527960	4066	532026	526081	3571	529652	46136	936	47072
60307	53	0	53	1343	182	1525	1489	191	1680	199	9	208
60309	55094	0	55094	31323	0	31323	72030	0	72030	95801	0	95801
60311	18513	38	18551	112230	53	112283	103148	15	103163	9431	0	9431
60313	0	247	247	0	2910	2910	0	7507	7507	0	4844	4844
60320	572	0	572	7	0	7	0	0	0	565	0	565
60322	4674	2202	6876	11975	2907	14882	14468	3053	17521	7167	2348	9515
60324	1990851	0	1990851	51041	0	51041	44150	0	44150	1983960	0	1983960
60348	715684	0	715684	0	0	0	78254	0	78254	793938	0	793938
60601	4786541	0	4786541	14344	0	14344	81148	0	81148	4853345	0	4853345
60903	45494	0	45494	0	0	0	240	0	240	45734	0	45734
61301	2987	0	2987	2986	6	2992	909	370	1279	910	364	1274
61304	5815	0	5815	5027	0	5027	395	0	395	1183	0	1183
70601	314947312	0	314947312	217011	0	217011	51357761	0	51357761	366088062	0	366088062
70602	10599600	0	10599600	2578791	0	2578791	2695252	0	2695252	10716061	0	10716061
70603	978350999	0	978350999	70	0	70	122928602	0	122928602	1101279531	0	1101279531
70604	2170977	0	2170977	0	0	0	335592	0	335592	2506569	0	2506569
70605	1540819	0	1540819	0	0	0	63429	0	63429	1604248	0	1604248
70801	26894373	0	26894373	0	0	0	0	0	0	26894373	0	26894373
Total liabilities (balance)
	3629167231	933309142	4562476373	5266627083	5853316362	11119943445	5398194974	6048173071	11446368045	3760735122	1128165851	4888900973

	B. Trust management accounts

Assets

Liabilities

	C. Off-balance accounts

Assets
90701	39	0	39	2	0	2	3	0	3	38	0	38
90703	96261	0	96261	0	0	0	0	0	0	96261	0	96261
90704	0	0	0	438794	2659	441453	436154	2659	438813	2640	0	2640
90705	0	0	0	654003	0	654003	654003	0	654003	0	0	0
90803	192818	4591631	4784449	1920000	384062	2304062	685447	1193621	1879068	1427371	3782072	5209443
90901	12470229	1031762	13501991	8822777	138642	8961419	2712241	132235	2844476	18580765	1038169	19618934
90902	129378906	154342401	283721307	57693172	28020083	85713255	61999813	17221512	79221325	125072265	165140972	290213237
90904	0	123	123	0	5	5	0	4	4	0	124	124
90907	1219575	77141061	78360636	944903	7587449	8532352	1361811	12688524	14050335	802667	72039986	72842653
90908	20078	37925024	37945102	0	3197946	3197946	132	5172089	5172221	19946	35950881	35970827
91101	0	2117	2117	0	27836	27836	0	28355	28355	0	1598	1598
91102	0	8232	8232	0	7111	7111	0	9725	9725	0	5618	5618
91104	0	6	6	0	38	38	0	38	38	0	6	6
91202	26277677	1292146	27569823	3263721	245757	3509478	3575555	238017	3813572	25965843	1299886	27265729
91203	91	0	91	717878	124520	842398	717902	124520	842422	67	0	67
91204	0	132507	132507	0	7286	7286	0	34598	34598	0	105195	105195

7

Translation from the original in the Russian language

91207	32	0	32	1	0	1	2	0	2	31	0	31
91219	249	1504576	1504825	314354	2449129	2763483	312432	2597545	2909977	2171	1356160	1358331
91220	15958	3281584	3297542	40102	5845179	5885281	30727	4528695	4559422	25333	4598068	4623401
91411	46293754	0	46293754	37253	0	37253	46331007	0	46331007	0	0	0
91412	90104950	11160076	101265026	29400000	27344978	56744978	5700000	2114164	7814164	113804950	36390890	150195840
91414	2324626298	1712720235	4037346533	44274517	129821671	174096188	34000922	106317809	140318731	2334899893	1736224097	4071123990
91416	0	8370956	8370956	0	124150	124150	0	6373181	6373181	0	2121925	2121925
91418	17697704	46171134	63868838	697061	3470544	4167605	1684286	2477048	4161334	16710479	47164630	63875109
91501	684532	0	684532	32391	0	32391	24707	0	24707	692216	0	692216
91502	1636	0	1636	118	0	118	22	0	22	1732	0	1732
91603	0	1820	1820	60	330	390	60	103	163	0	2047	2047
91604	4313098	1287917	5601015	875700	711947	1587647	443429	352612	796041	4745369	1647252	6392621
91703	486215	0	486215	0	0	0	0	0	0	486215	0	486215
91704	685264	20727	705991	0	1377	1377	8	1171	1179	685256	20933	706189
91801	2872295	0	2872295	0	0	0	6272	0	6272	2866023	0	2866023
91802	1797079	30995	1828074	0	2059	2059	0	1751	1751	1797079	31303	1828382
91803	296	61969	62265	0	1871	1871	39	63840	63879	257	0	257
99998	1627248383	0	1627248383	450387831	0	450387831	459534371	0	459534371	1618101843	0	1618101843
Total assets (balance)
	4286483417	2061078999	6347562416	600514638	209516629	810031267	620211345	161673816	781885161	4266786710	2108921812	6375708522
Liabilities

91003	0	0	0	793956	0	793956	793956	0	793956	0	0	0
91004	0	0	0	1343832	0	1343832	1343832	0	1343832	0	0	0
91211	3338	0	3338	0	0	0	63	0	63	3401	0	3401
91311	487432860	52361285	539794145	5950400	2969542	8919942	10504935	3481853	13986788	491987395	52873596	544860991
91312	649220731	28660722	677881453	33530592	2184275	35714867	29587765	2862495	32450260	645277904	29338942	674616846
91314	40825260	0	40825260	334805103	0	334805103	334536499	0	334536499	40556656	0	40556656
91315	55728609	78568733	134297342	12915736	4723221	17638957	3028467	5730245	8758712	45841340	79575757	125417097
91316	73482059	57329949	130812008	12735640	14537045	27272685	13459768	5772666	19232434	74206187	48565570	122771757
91317	60254837	38915076	99169913	20148751	5240287	25389038	23364063	8004440	31368503	63470149	41679229	105149378
91507	4462148	0	4462148	293677	0	293677	554463	0	554463	4722934	0	4722934
91508	2776	0	2776	0	0	0	7	0	7	2783	0	2783
99999	4720314033	0	4720314033	328999221	0	328999221	366291867	0	366291867	4757606679	0	4757606679
Total liabilities (balance)
	6091726651	255835765	6347562416	751516908	29654370	781171278	783465685	25851699	809317384	6123675428	252033094	6375708522

	D. Term deals

Assets
93001	50131457	7261364	57392821	1020554648	460980441	1481535089	1004096747	442428765	1446525512	66589358	25813040	92402398
93002	27195631	20399815	47595446	468162327	615472418	1083634745	476819368	575783088	1052602456	18538590	60089145	78627735
93101	0	0	0	0	23958	23958	0	23958	23958	0	0	0
93102	0	0	0	0	9755933	9755933	0	9697122	9697122	0	58811	58811
93201	0	0	0	299359	244858	544217	299359	180383	479742	0	64475	64475
93202	0	53025	53025	0	359932	359932	0	412957	412957	0	0	0
93301	585670	14539840	15125510	14006392	232898780	246905172	14440084	232752919	247193003	151978	14685701	14837679
93302	0	29290299	29290299	14105037	223866549	237971586	14068547	232994352	247062899	36490	20162496	20198986
93303	14075448	101023294	115098742	126798	184776926	184903724	14198646	226525930	240724576	3600	59274290	59277890
93304	25088538	101318665	126407203	11425189	146435747	157860936	121540	100241375	100362915	36392187	147513037	183905224
93305	2829921	7078752	9908673	8272241	4784053	13056294	10495719	6071004	16566723	606443	5791801	6398244
93306	0	57108	57108	1041458	36814025	37855483	1041458	35864011	36905469	0	1007122	1007122
93307	0	7462810	7462810	3913209	33974454	37887663	973209	37384218	38357427	2940000	4053046	6993046
93308	680000	1158093	1838093	5516960	31913201	37430161	3844960	10232880	14077840	2352000	22838414	25190414
93309	3381668	31588921	34970589	11396000	12953733	24349733	5516960	30836479	36353439	9260708	13706175	22966883
93310	4184934	43294392	47479326	6388000	9781885	16169885	8924000	21359262	30283262	1648934	31717015	33365949
93311	542941	0	542941	0	0	0	6659	0	6659	536282	0	536282
93411	0	15283533	15283533	0	3268159	3268159	0	5020808	5020808	0	13530884	13530884
93501	0	0	0	756184	6459621	7215805	756184	6459621	7215805	0	0	0
93502	0	98177	98177	699381	6400171	7099552	699381	6498348	7197729	0	0	0
93503	44525	0	44525	182728	0	182728	227253	0	227253	0	0	0
93504	0	0	0	589915	0	589915	35268	0	35268	554647	0	554647
93505	1282619	0	1282619	320089	0	320089	591418	0	591418	1011290	0	1011290
93506	0	18158	18158	0	993338	993338	0	937089	937089	0	74407	74407
93507	0	31274	31274	0	877554	877554	0	902505	902505	0	6323	6323
93510	0	8675604	8675604	0	576072	576072	0	490364	490364	0	8761312	8761312
93801	2593190	0	2593190	70129782	0	70129782	70756187	0	70756187	1966785	0	1966785
93901	0	0	0	3289337	0	3289337	3289337	0	3289337	0	0	0

8

Translation from the original in the Russian language

94001	1345946	4008	1349954	1481439	76686	1558125	1656172	80181	1736353	1171213	513	1171726
95001	1530298	46316635	47846933	0	2619461	2619461	0	13106986	13106986	1530298	35829110	37359408
95002	0	2127062	2127062	0	1779643	1779643	0	3581435	3581435	0	325270	325270
95003	16150	25321726	25337876	518134	8057639	8575773	525284	10927084	11452368	9000	22452281	22461281
Total assets (balance)
	135508936	462402555	597911491	1643174607	2036145237	3679319844	1633383740	2010793124	3644176864	145299803	487754668	633054471

Liabilities
96001	7013683	50097810	57111493	280745553	1166973850	1447719403	284129679	1199168650	1483298329	10397809	82292610	92690419
96002	2089327	45425952	47515279	38514044	1019130253	1057644297	46418015	1042354093	1088772108	9993298	68649792	78643090
96101	0	0	0	0	189068	189068	0	189068	189068	0	0	0
96102	0	120466	120466	0	5610772	5610772	0	5768869	5768869	0	278563	278563
96201	0	14651	14651	0	46421	46421	0	31770	31770	0	0	0
96202	0	0	0	79696	592179	671875	79696	592179	671875	0	0	0
96301	2977427	619686	3597113	1786160	245272260	247058420	1786160	245278390	247064550	2977427	625816	3603243
96302	0	26127236	26127236	1980175	247791278	249771453	2016665	241421636	243438301	36490	19757594	19794084
96303	1079494	112270059	113349553	1624727	240199846	241824573	545233	186655743	187200976	0	58725956	58725956
96304	1629250	125721748	127350998	106650	101456317	101562967	6226550	152970538	159197088	7749150	177235969	184985119
96305	4144035	3949973	8094008	5653659	9763165	15416824	4530049	6519976	11050025	3020425	706784	3727209
96306	0	19907	19907	410000	11915874	12325874	410000	12068269	12478269	0	172302	172302
96307	350000	3931086	4281086	410000	13377111	13787111	3000000	11514755	14514755	2940000	2068730	5008730
96308	0	5240777	5240777	3000000	10625107	13625107	3030000	29194691	32224691	30000	23810361	23840361
96309	3217309	26947503	30164812	3000001	29799348	32799349	0	26015699	26015699	217308	23163854	23381162
96310	1312990	79095982	80408972	0	35903592	35903592	0	14865072	14865072	1312990	58057462	59370452
96311	12842950	0	12842950	2579207	0	2579207	1806465	0	1806465	12070208	0	12070208
96406	0	0	0	0	5929029	5929029	0	5929029	5929029	0	0	0
96407	0	1025489	1025489	0	6052556	6052556	0	6068967	6068967	0	1041900	1041900
96408	0	0	0	0	2587771	2587771	0	2587771	2587771	0	0	0
96411	0	613446	613446	0	117287	117287	0	113778	113778	0	609937	609937
96501	398801	52201	451002	1296964	4958702	6255666	898163	4980908	5879071	0	74407	74407
96502	0	4355436	4355436	893220	4875156	5768376	893220	611637	1504857	0	91917	91917
96503	797700	0	797700	966340	0	966340	168640	0	168640	0	0	0
96504	0	0	0	378334	0	378334	2093811	0	2093811	1715477	0	1715477
96505	0	0	0	1179025	0	1179025	1577826	0	1577826	398801	0	398801
96506	0	53685	53685	136288	20002825	20139113	136288	20013217	20149505	0	64077	64077
96507	0	131304	131304	68284	19797909	19866193	68284	19672928	19741212	0	6323	6323
96508	0	0	0	0	374	374	0	13351	13351	0	12977	12977
96509	0	0	0	61795	0	61795	1883569	0	1883569	1821774	0	1821774
96510	3217496	0	3217496	3741924	0	3741924	3618234	0	3618234	3093806	0	3093806
96801	12417278	0	12417278	70758054	0	70758054	69278416	0	69278416	10937640	0	10937640
96901	2352437	0	2352437	3289337	0	3289337	2307010	0	2307010	1370110	0	1370110
97001	1359349	10603	1369952	1250620	84463	1335083	1625269	75858	1701127	1733998	1998	1735996
97101	1805642	27105470	28911112	0	10481529	10481529	0	1362555	1362555	1805642	17986496	19792138
97102	0	421489	421489	0	2314967	2314967	0	3489691	3489691	0	1596213	1596213
97103	125911	25428453	25554364	473829	9807390	10281219	356718	6770217	7126935	8800	22391280	22400080
Total liabilities (balance)
	59131079	538780412	597911491	424383886	3225656399	3650040285	438883960	3246299305	3685183265	73631153	559423318	633054471

E. Depositary accounts
Assets
98000	1118884111.0000	204.0000	101040.0000	1118783275.0000
98010	1790256875548.0000	42609323792.0000	64313990498.0000	1768552208842.0000
98020	0.0000	101011.0000	101011.0000	0.0000
98035	2100.0000	0.0000	0.0000	2100.0000
Total assets (balance)
	1791375761759.0000	42609425007.0000	64314192549.0000	1769670994217.0000

Liabilities
98040	801337727665.0000	29151368472.0000	20599500136.0000	792785859329.0000
98050	42294277424.0000	23924902385.0000	23937937865.0000	42307312904.0000
98053	0.0000	227415438.0000	227415438.0000	0.0000
98055	6289870622.0000	10454144.0000	45195907.0000	6324612385.0000
98060	4685884.0000	504788.0000	30000.0000	4211096.0000
98065	1128221239.0000	688633179.0000	223528321.0000	663116381.0000
98070	940320977494.0000	67234325664.0000	54499228861.0000	927585880691.0000
98080	1431.0000	62.0000	62.0000	1431.0000
Total liabilities (balance)
	1791375761759.0000	121237604132.0000	99532836590.0000	1769670994217.0000

9

Translation from the original in the Russian language

Deputy President-Chairman of the Management Board	G. V. Soldatenkov

Deputy Chief Accountant	N.P. Perchatkina

Stamp

Done by:	Kireychenko I.F.
Telephone:	258-46-64
03.07.2009

Reconciliation total of Section A:	22457
Reconciliation total of Section B:	0
Reconciliation total of Section C:	9758
Reconciliation total of Section D:	34651
Reconciliation total of Section E:	42842
Program release (.EXE):	15.04.2007
Declarer version .PAK):	14.01.2009

10

Appendix 2.2. Income Statement of the Credit Institution as of 1 July 2009

Bank reporting forms

	Code of credit institution (branch)
Territory Code OKATO	OKPO	Main state registration number	Registration number (/Index number)	BIK
40262	00032520	1027739609391	1000	044525187

INCOME STATEMENT OF THE CREDIT INSTITUTION

as of 1 July 2009

Name of credit institution

OJSC VTB Bank

Postal address

OJSC VTB Bank

119121 Moscow, ul. Plyuschikha, 37

Form Code 0409102

Quarterly

RUB thousand

11

			Ruble denominated amounts from transactions:
No.	Item	Codes	in RUB	in foreign currency, precious metals	Total
1	2	3	4	5	6

	CHAPTER I. INCOME

	A. Banking and other transactions

	Section 1. Interest income on

	1. Loans issued to

1	Ministry of Finance of the Russian Federation	11101	0	0	0
2	Finance bodies of the constituent entities of the Russian Federation and local authorities	11102	3488022	0	3488022
3	State non-budgetary funds of the Russian Federation	11103	0	0	0
4	Non-budgetary funds of the constituent entities of the Russian Federation and local authorities	11104	0	0	0
5	Financial institutions in federal ownership	11105	0	0	0
6	Commercial organizations in federal ownership	11106	1663280	492615	2155895
7	Non-commercial organizations in federal ownership	11107	0	0	0
8	Financial institutions in state (other than federal) ownership	11108	0	0	0
9	Commercial organizations in state (other than federal) ownership	11109	328141	0	328141
10	Non-commercial organizations in state (other than federal) ownership	11110	0	0	0
11	Non-state financial institutions	11111	109550	19207	128757
12	Non-state commercial organizations	11112	53546903	18374825	71921728
13	Non-state non-commercial organizations	11113	4513	0	4513
14	Individual entrepreneurs	11114	140923	7101	148024
15	Individuals residents of the Russian Federation	11115	1984	621	2605
16	Non-resident legal entities	11116	4967356	2754379	7721735
17	Non-resident individuals	11117	1	108	109
18	Credit institutions	11118	4505982	105406	4611388
19	Non-resident banks	11119	103185	4118051	4221236
	Total for codes 11101-11119	0	68859840	25872313	94732153

12

	2. Other balances placed with:

1	Ministry of Finance of the Russian Federation	11201	0	0	0
2	Finance bodies of the constituent entities of the Russian Federation and local authorities	11202	0	0	0
3	State non-budgetary funds of the Russian Federation	11203	0	0	0
4	Non-budgetary funds of the constituent entities of the Russian Federation and local authorities	11204	0	0	0
5	Financial institutions in federal ownership	11205	0	0	0
6	Commercial organizations in federal ownership	11206	0	0	0
7	Non-commercial organizations in federal ownership	11207	0	169	169
8	Financial institutions in state (other than federal) ownership	11208	0	0	0
9	Commercial organizations in state (other than federal) ownership	11209	0	0	0
10	Non-commercial organizations in state (other than federal) ownership	11210	0	0	0
11	Non-state financial institutions	11211	900128	0	900128
12	Non-state commercial organizations	11212	1267	38	1305
13	Non-state non-commercial organizations	11213	0	0	0
14	Non-resident legal entities	11214	0	1452944	1452944
15	Credit institutions	11215	192621	0	192621
16	Non-resident banks	11216	275433	3125645	3401078
17	Central Bank of the Russian Federation	11217	0	0	0
	Total for codes 11201-11217	0	1369449	4578796	5948245

	3. Cash on accounts with

1	Central Bank of the Russian Federation	11301	0	32768	32768
2	Credit institutions	11302	3525	7583	11108

13

3	Non-resident banks	11303	1590408	475128	2065536
	Total for codes 11301-11303	0	1593933	515479	2109412

	4. Deposits with

1	Central Bank of the Russian Federation	11401	1719993	0	1719993
2	Credit institutions	11402	211249	95	211344
3	Non-resident banks	11403	0	386954	386954
	Total for codes 11401-11403	0	1931242	387049	2318291

	5. Investments in debt securities (other than promissory notes) of

1	the Russian Federation	11501	0	379	379
2	constituent entities of the Russian Federation and local authorities	11502	2096798	0	2096798
3	Central Bank of the Russian Federation	11503	0	0	0
4	credit institutions	11504	2056235	0	2056235
5	other debt securities	11505	1553521	0	1553521
6	foreign states	11506	0	38	38
7	non-resident banks	11507	77268	210086	287354
8	other debt securities of non-residents	11508	436001	1314593	1750594
	Total for codes 11501-11508	0	6219823	1525096	7744919

	6. Discounted promissory notes of

1	federal authorities	11601	0	0	0
2	authorities of the constituent entities of the Russian Federation and local authorities	11602	0	0	0

14

3	credit institutions	11603	0	0	0
4	Promissory notes of other residents	11604	2357849	1017	2358866
5	government authorities of foreign states	11605	0	0	0
6	local authorities of foreign states	11606	0	0	0
7	non-resident banks	11607	0	0	0
8	Promissory notes of other non-residents	11608	0	0	0
	Total for codes 11601-11608	0	2357849	1017	2358866
	Total for Section 1	0	82332136	32879750	115211886

	Section 2. Other income from banking and other transactions

	1. Proceeds from opening and maintenance of bank accounts, payment and clearing services to clients

1	Fees for opening and maintenance of bank accounts	12101	184975	137	185112
2	Fees for payment and clearing services	12102	1272027	425541	1697568
	Total for codes 12101-12102	0	1457002	425678	1882680

	2. Proceeds from purchase and sale of foreign currency with settlement in cash and via bank transfer

1	Proceeds from purchase and sale of foreign currency with settlement in cash and via bank transfer	12201	85429228	x	85429228
	Total for code 12201	0	85429228	x	85429228

	3. Proceeds from issue of bank guarantees and sureties

15

1	Proceeds from issue of bank guarantees and sureties	12301	646252	574585	1220837
	Total for code 12301	0	646252	574585	1220837

	4. Proceeds from other transactions

1	Redemption and realization of acquired claims	12401	0	x	0
2	Operations related to property trust management	12402	0	0	0
3	Transactions with precious metals and precious stones	12403	977291	x	977291
4	Lease of special premises and safe deposits	12404	10457	1	10458
5	Finance lease	12405	0	0	0
6	Advisory and information services	12406	3057	0	3057
	Total for codes 12401-12406	0	990805	1	990806
	Total for Section 2	0	88523287	1000264	89523551
	Total income for Group A From banking and other transactions (Sections 1 – 2)	0	170855423	33880014	204735437

	B. Operating income

	Section 3. Gains from transactions with securities other than interest, dividends and revaluation

	1. Gains from transactions with acquired securities of

1	the Russian Federation	13101	28839	x	28839
2	constituent entities of the Russian Federation and local authorities	13102	47413	x	47413
3	Central Bank of the Russian Federation	13103	0	x	0
4	credit institutions	13104	666402	x	666402

16

5	other securities	13105	1830257	x	1830257
6	foreign states	13106	0	x	0
7	non-resident banks	13107	1360830	x	1360830
8	Other securities of non-residents	13108	5668000	x	5668000
	Total for codes 13101-13108	0	9601741		9601741

	2. Gains from securities issued

1	Gains from securities issued	13201	2339	0	2339
	Total for code 13201	0	2339	0	2339
	Total for Section 3	0	9604080	0	9604080

	Section 4. Income from equity interests in other legal entities

	1. Dividends from investments in shares of

1	credit institutions	14101	0	0	0
2	other organizations	14102	125110	0	125110
3	non-resident banks	14103	0	885	885
4	other non-resident organizations	14104	0	796	796
	Total for codes 14101-14104	0	125110	1681	126791

	2. Dividends from investments in shares of subsidiaries and associates

1	credit institutions	14201	0	0	0
2	other organizations	14202	15870	0	15870
3	non-resident banks	14203	13491	2191639	2205130

17

4	other non-resident organizations	14204	0	0	0
	Total for codes 14201-14204	0	29361	2191639	2221000

	3. Income from interests in business entities (except joint-stock companies)

1	Credit institutions	14301	0	0	0
2	Non-resident banks	14302	0	0	0
3	Other entities	14303	0	0	0
4	Other non-resident organizations	14304	0	0	0
	Total for codes 14301-14304	0	0	0	0

	4. Income from interests in subsidiaries and associates (other than joint-stock companies)

1	Credit institutions	14401	0	0	0
2	Non-resident banks	14402	0	0	0
3	Other entities	14403	0	0	0
4	Other non-resident organizations	14404	0	0	0
	Total for codes 14401-14404	0	0	0	0
	Total for Section 4	0	154471	2193320	2347791

	Section 5. Positive revaluation

	1. Positive revaluation of securities, amounts in foreign currencies, precious metals

1	Securities (balance sheet account No. 70602, balance sheet account No. 70702 for annual report)	15101	10716061	x	10716061
2	Amounts in foreign currency (balance sheet account No. 70603, balance sheet account No. 70703 for annual report)	15102	1101279531	x	1101279531

18

3	Precious metals (balance sheet account No. 70604, balance sheet account No. 70704 for annual report)	15103	2506569	x	2506569
	Total for codes 15101-15103	0	1114502161	x	1114502161

	2. Income from embedded derivatives, not separated from principal agreement (balance sheet account No. 70605, balance sheet account No. 70705 for annual report):

1	From security rate change	15201	0	x	0
2	From exchange rate change	15202	1838	x	1838
3	From price index change	15203	0	x	0
4	From change in other variables	15204	1602410	x	1602410
	Total for codes 15201-15204	0	1604248	x	1604248
	Total for Section 5	0	1116106409	x	1116106409

	Section 6. Other operating income

	1. Income from settlement (non-deliverable) term deals

1	From interest rate change	16101	996829	4772555	5769384
2	From security rate change	16102	7794469	2108965	9903434
3	From exchange rate change	16103	9163141	34830867	43994008
4	From price index change	16104	0	0	0
5	From change in other variables	16105	0	0	0
	Total for codes 16101-16105	0	17954439	41712387	59666826

	2. Commission fees for

19

1	Currency transactions	16201	266011	357	266368
2	Intermediary services under broker’s and similar agreements	16202	10566	6192	16758
3	Other operations	16203	1573021	8845378	10418399
	Total for codes 16201-16203	0	1849598	8851927	10701525

	3. Other operating income related to

1	property lease out	16301	86816	0	86816
2	property disposal (sale)	16302	23769	x	23769
3	additional valuation of premises and equipment following their write-down	16303	0	x	0
4	transfer of assets in trust management	16304	0	5790	5790
5	reversal of provisions for losses	16305	75201940	x	75201940
6	other operating income	16306	39065	109660	148725
	Total for codes 16301-16306	0	75351590	115450	75467040
	Total for Section 6	0	95155627	50679764	145835391
	Total income for group B Operating income (Sections 3–6)		1221020587	52873084	1273893671

	C. Other income

	Section 7. Other income

	1. Fines, penalties, forfeits related to

1	cash raised and deposited (placed)	17101	573720	563011	1136731
2	other banking operations and transactions	17102	6007	0	6007

20

3	other (business) operations	17103	263	0	263
	Total for codes 17101-17103	0	579990	563011	1143001

	2. Prior year income identified in the reporting year related to

1	cash raised and deposited (placed)	17201	7008	71909	78917
2	other banking operations and transactions	17202	622	0	622
3	other (business) operations	17203	621	0	621
	Total for codes 17201-17203	0	8251	71909	80160

	3. Other income recorded as other related to

1	assets received free of charge	17301	0	0	0
2	reimbursement of losses incurred including insurance compensation from insurers	17302	2274207	0	2274207
3	recognition of surpluses of:
	inventories	17303	1	0	1
	cash	17304	161	0	161
4	writing-off of liabilities and unclaimed payables	17305	585	4893	5478
5	Other income	17306	60775	1580	62355
	Total for codes 17301-17306	0	2335729	6473	2342202
	Total for Section 7 (group C Other Income)	0	2923970	641393	3565363
	Total for Chapter I Income (Sections 1 – 7)	10000	1394799980	87394491	1482194471

	Chapter II EXPENSES

	A. Related to banking and other transactions

21

	Section 1. Interest expense on

	1. Loans received from:

1	Central Bank of the Russian Federation	21101	35070597	0	35070597
2	credit institutions	21102	8536998	1128539	9665537
3	non-resident banks	21103	282291	6658233	6940524
4	other creditors	21104	0	5580	5580
	Total for codes 21101-21104	0	43889886	7792352	51682238

	2. Balances on bank accounts of customers – legal entities

1	Financial institutions in federal ownership	21201	0	0	0
2	Commercial organizations in federal ownership	21202	265128	4521	269649
3	Non-commercial organizations in federal ownership	21203	7073	52481	59554
4	Financial institutions in state (other than federal) ownership	21204	15	35	50
5	Commercial organizations in state (other than federal) ownership	21205	7454	4	7458
6	Non-commercial organizations in state (other than federal) ownership	21206	460	15	475
7	Non-state financial institutions	21207	12475	1201	13676
8	Non-state commercial organizations	21208	480257	341651	821908
9	Non-state non-commercial organizations	21209	52378	4370	56748
10	Credit institutions	21210	558423	68610	627033
11	Non-resident banks	21211	12060	5724	17784
12	Individual entrepreneurs	21212	1318	73	1391
13	Individual entrepreneurs – non-residents	21213	0	0	0
14	Non-resident legal entities	21214	7804	3995	11799

22

	Total for codes 21201-21214	0	1404845	482680	1887525

	3. Deposits of legal entities

1	Ministry of Finance of the Russian Federation	21301	3903461	0	3903461
2	Finance bodies of the constituent entities of the Russian Federation and local authorities	21302	2864544	0	2864544
3	State non-budgetary funds of the Russian Federation	21303	0	0	0
4	Non-budgetary funds of the constituent entities of the Russian Federation and local authorities	21304	0	0	0
5	Financial institutions in federal ownership	21305	0	0	0
6	Commercial organizations in federal ownership	21306	291083	8519	299602
7	Non-commercial organizations in federal ownership	21307	3035613	0	3035613
8	Financial institutions in state (other than federal) ownership	21308	619	0	619
9	Commercial organizations in state (other than federal) ownership	21309	6912	0	6912
10	Non-commercial organizations in state (other than federal) ownership	21310	74	136	210
11	Non-state financial institutions	21311	520487	59301	579788
12	Non-state commercial organizations	21312	4652842	3521593	8174435
13	Non-state non-commercial organizations	21313	612711	16169	628880
14	Non-resident legal entities	21314	36091	257236	293327
15	Credit institutions	21315	953	2232134	2233087
16	Non-resident banks	21316	0	231213	231213
17	Central Bank of the Russian Federation	21317	0	0	0
	Total for codes 21301-21317	0	15925390	6326301	22251691

	4. Other amounts due to legal entities

23

1	Ministry of Finance of the Russian Federation	21401	0	10433	10433
2	Finance bodies of the constituent entities of the Russian Federation and local authorities	21402	0	0	0
3	State non-budgetary funds of the Russian Federation	21403	0	0	0
4	Non-budgetary funds of the constituent entities of the Russian Federation and local authorities	21404	0	0	0
5	Financial institutions in federal ownership	21405	0	0	0
6	Commercial organizations in federal ownership	21406	6	641	647
7	Non-commercial organizations in federal ownership	21407	0	19	19
8	Financial institutions in state (other than federal) ownership	21408	0	0	0
9	Commercial organizations in state (other than federal) ownership	21409	0	0	0
10	Non-commercial organizations in state (other than federal) ownership	21410	0	0	0
11	Non-state financial institutions	21411	16232	0	16232
12	Non-state commercial organizations	21412	2256	47932	50188
13	Non-state non-commercial organizations	21413	0	3	3
14	Non-resident legal entities	21414	1785205	6665651	8450856
15	Credit institutions	21415	8	0	8
16	Non-resident banks	21416	44097	41770	85867
17	Central Bank of the Russian Federation	21417	182291	0	182291
	Total for codes 21401-21417	0	2030095	6766449	8796544

	5. Balances on bank accounts of customers – individuals

1	Residents of the Russian Federation	21501	8827	812	9639
2	Non-residents	21502	69	122	191
	Total for codes 21501-21502	0	8896	934	9830

24

	6. Deposits of customers – individuals

1	Residents of the Russian Federation	21601	87938	113519	201457
2	Non-residents	21602	186	4100	4286
	Total for codes 21601-21602	0	88124	117619	205743

	7. Other amounts due to customers – individuals

1	Residents of the Russian Federation	21701	12	18	30
2	Non-residents	21702	0	0	0
	Total for codes 21701-21702	0	12	18	30

	8. Debt securities issued

1	Bonds	21801	1497604	0	1497604
2	Certificates of deposits	21802	1443	0	1443
3	Saving certificates	21803	0	0	0
4	Promissory notes	21804	4349474	21568	4671042
	Total for codes 21801-21804	0	5848521	321568	6170089
	Total for Section 1	0	69195769	21807921	91003690

	Section 2. Other expenses on banking operations and other transactions

	1. Expenses related to purchase and sale of foreign currency with settlement in cash and via bank transfer

25

1	Expenses related to purchase and sale of foreign currency with settlement in cash and via bank transfer	22101	84141910	x	84141910
	Total for code 22101	0	84141910	x	84141910

	2. Expenses related to other transactions

1	Redemption and realization of claims acquired	22201	0	x	0
2	Property trust management	22202	0	0	0
3	Transactions with precious metals and precious stones	22203	924232	x	924232
	Total for codes 22201-22203	0	924232	0	924232
	Total for Section 2	0	85066142	0	85066142
	Total expenses for Group A From banking and other transactions (Sections 1 - 2)	0	154261911	21807921	176069832

	B. Operating expenses

	Section 3. Expenses related to securities except interest, dividends and revaluation

	1. Expenses related to transactions with acquired securities of

1	the Russian Federation	23101	6938	x	6938
2	constituent entities of the Russian Federation and local authorities	23102	27946	x	27946
3	Central Bank of the Russian Federation	23103	0	x	0
4	credit institutions	23104	639181	x	639181
5	Other securities	23105	2382652	x	2382652

26

6	foreign states	23106	5994	x	5994
7	non-resident banks	23107	1221274	x	1221274
8	Other securities of non-residents	23108	251436	x	251436
9	Expenses of professional participants of the securities market related to purchase and sale of securities (except for expenses for advisory and information services)	23109	0	0	0
	Total for codes 23101-23109	0	4535421	0	4535421

	2. Expenses related to securities issued

1	Expenses related to securities issued	23201	40	0	40
	Total for code 23201	0	40	0	40
	Total for Section 3	0	4535461	0	4535461

	Section 4. Negative revaluation

	1. Negative revaluation of securities, amounts in foreign currencies, precious metals

1	Securities (balance sheet account No. 70607, balance sheet account No. 70707 for annual report)	24101	0	x	0
2	Amounts in foreign currency (balance sheet account No. 70608, balance sheet account No. 70708 for annual report)	24102	1064728768	x	1064728768
3	Precious metals (balance sheet account No. 70609, balance sheet account No. 70709 for annual report)	24103	2532636	x	2532636
	Total for codes 24101-24103	0	1067261404	x	1067261404

	2. Expenses related to embedded derivatives, not separated from principal agreement (balance sheet account No. 70610, balance sheet account No. 70710 for annual report):

27

1	Related to security rate change	24201	0	x	0
2	Related to exchange rate change	24202	3517	x	3517
3	Related to price index change	24203	0	x	0
4	Related to change in other variables	24204	1131542	x	1131542
	Total for codes 24201-24204	0	1135059	x	1135059
	Total for Section 4	0	1068396463	x	1068396463

	Section 5. Other operating expenses

	1. Expenses on settlement (non-deliverable) term deals related to

1	interest rate change	25101	401278	7519775	7921053
2	security rate change	25102	11526335	4564269	16090604
3	exchange rate change	25103	13399830	83651781	97051611
4	price index change	25104	0	0	0
5	change in other variables	25105	0	0	0
	Total for codes 25101-25105	0	25327443	95735825	121063268

	2. Commission fees for

1	Currency transactions	25201	30399	2	30401
2	Payment and clearing services and maintenance of bank accounts	25202	71888	31813	103701
3	Cash transfers including services of payment and settlement systems	25203	67559	19015	86574
4	Guarantees and sureties received	25204	75000	742	75742
5	Intermediary services under broker's and similar agreements	25205	43441	986	44427

28

6	Other operations	25206	37915	326832	364747
	Total for codes 25201-25206	0	326202	379390	705592

	3. Other operating expenses

1	Related to transfer of assets in trust management	25301	0	120489	120489
2	Provision charge for possible losses	25302	117823576	x	117823576
3	Other operating expenses	25303	159950	48044	207994
	Total for codes 25301-25303	0	117983526	168533	118152059
	Total for Section 5	0	143637171	96283748	239920919

	Section 6. Expenses to support the functioning of a credit institution

	1. Staff costs

1	Payroll, including bonuses and management remuneration	26101	4238951	42499	4281450
2	Taxes and levies accrued on payroll paid by employers in accordance with the legislation of the Russian Federation	26102	334311	0	334311
3	Expenses related to staff relocation (except payroll)	26103	697	0	697
4	Other staff costs	26104	343791	566	344357
	Total for codes 26101-26104	0	4917750	43065	4960815

	2. Depreciation and amortization of

1	Premises and equipment	26201	495983	x	495983

29

2	Premises and equipment received in finance lease	26202	44	x	44
3	Intangible assets	26203	1452	x	1452
	Total for codes 26201-26203	0	497479	x	497479

	3. Expenses related to maintenance (operation) of property and its disposal

1	Expenses related to repair of premises and equipment and other property	26301	62304	466	62770
2	Expenses related to maintenance of premises and equipment and other property (including utilities)	26302	297538	1041	298579
3	Rent fee for leased premises and equipment and other property	26303	638234	53509	691743
4	Fees for the right to use intellectual property items	26304	281349	2388	283737
5	Write off of inventories	26305	184311	x	184311
6	Write down of premises and equipment	26306	0	x	0
7	Disposal (sale) of property	26307	375877	x	375877
	Total for codes 26301-26307	0	1839613	57404	1897017

	4. Start-up and administrative costs

1	Staff training and retraining	26401	1763	100	1863
2	Business trips	26402	62973	16299	79272
3	Security	26403	303014	65	303079
4	Advertising	26404	196949	1195	198144
5	Entertainment expenses	26405	10124	3023	13147
6	Telecommunication services and information systems	26406	143375	8177	151552
7	Litigation and arbitration costs	26407	1765	0	1765
8	Audit	26408	23456	749	24205

30

9	Publishing of the financial statements	26409	1612	0	1612
10	Insurance	26410	144709	549	145258
11	Taxes and levies expensed in accordance with the legislation of the Russian Federation	26411	558077	303532	861609
12	Other start-up and administrative costs	26412	339317	44631	383948
	Total for codes 26401-26412	0	1787134	378320	2165454
	Total for Section 6	0	9041976	478789	9520765
	Total expenses for group B Operating expenses (Sections 3-6)	0	1225611071	96762537	1322373608

	C. Other expenses

	Section 7. Other expenses

	1. Fines, penalties, forfeits related to

1	cash raised and deposited (placed)	27101	0	0	0
2	other banking operations and transactions	27102	0	285	285
3	other (business) operations	27103	3671	0	3671
	Total for codes 27101-27103	0	3671	285	3956

	2. Prior year expenses identified in the reporting year related to

1	cash raised and deposited (placed)	27201	1742	1653	3395
2	other banking operations and transactions	27202	2282	2	2284
3	other (business) operations	27203	5868	1	5869
	Total for codes 27201-27203	0	9892	1656	11548

31

	3. Other expenses recorded as other related to

1	reimbursement of losses incurred	27301	9	0	9
2	writing off shortages of inventories	27302	28	0	28
3	writing off of shortage of cash, false banknotes	27303	21	1	22
4	writing off assets (claims) and uncollected receivables	27304	542	1143	1685
5	Charity and other similar expenses	27305	430886	30418	461304
6	Expenses related to sport events, rest, cultural and educational events and other similar events	27306	14967	0	14967
7	Extraordinary expenses	27307	0	0	0
8	Other expenses	27308	62627	354	62981
	Total for codes 27301-27308	0	509080	31916	540996
	Total for Section 7	0	522643	33857	556500
	Total expenses for group C Other expenses (Section 7)	0	522643	33857	556500
	Total expenses for Sections 1 - 7	0	1380395625	118604315	1498999940
	Profit before tax (code 10000 minus line Total expenses for Sections 1 -7)	01000	x	x	0
	Profit before tax (code 10000 minus line Total expenses for Sections 1 -7)	02000	x	x	16805469

	Section 8. Income tax (balance sheet account No. 70611, balance sheet account No. 70711 for annual report)

1	Income tax	28101	9645020	x	9645020
	Total for Section 8	0	9645020	x	9645020
	Total for Chapter II Expenses (Sections 1 - 8)	20000	1390040645	118604315	1508644960

32

	III. FINANCIAL RESULT after tax and its use

	Section 1. Financial result after tax

1	Profit after tax (code 01000 minus 28101)	31001	x	x	0
2	Loss after tax (code 02000 plus code 28101 or code 28101 minus code 01000)	31002	x	x	26450489

	Section 2. Distributions of profit after tax (balance sheet account No. 70612, balance sheet account No. 70712 for annual report)

1	Distributed among shareholders (participants) as dividends	32001	0	x	0
2	Allocated to reserve fund	32002	0	x	0
	Total for Section 2	32101	0	x	0

	Section 3. Result based on the income statement

1	Retained earnings(code 31001 minus 32101)	33001	x	x	0
2	Loss (code 31002 plus code 32101 or code 32101 minus code 31001)	33002	x	x	26450489

33

Section For reference:

RUB thousand

No.	Indicator	Amount
1	2	3
1	Total expenses for business development, including:	0
1.1	expenses on payroll, including bonuses and management remuneration (part of code 26101)	0
1.2	taxes and levies accrued on payroll paid by employers in accordance with the legislation of the Russian Federation (part of code 26102)	0
1.3	expenses related to staff relocation (except payroll)(part of code 26103)	0
1.4	other staff costs (part of code 26104)	0
1.5	depreciation of premises and equipment (part of code 26201)	0
1.6	depreciation of premises and equipment received in finance lease (part of code 26202)	0
1.7	amortization of intangible assets (part of code 26203)	0
1.8	expenses related to repair of premises and equipment and other property (part of code 26301)	0
1.9	expenses related to maintenance of premises and equipment and other property, including utility expenses (part of code 26302)	0
1.10	rent expenses related to leased premises and equipment and other property (part of code 26303)	0
1.11	expenses related to write down inventories (part of code 26305)	0
1.12	expenses related to staff training and retraining (part of code 26401)	0
1.13	expenses related to business trips (part of code 26402)	0
1.14	expenses related to security (part of code 26403)	0
1.15	expenses related to advertising (part of code 26404)	0
1.16	entertainment expenses (part of code 26405)	0
1.17	expenses related to telecommunication services and information systems (part of code 26406)	0
1.18	expenses related to insurance (part of code 26410)	0
1.19	other start-up and administrative expenses(part of code 26412)	0

Deputy President-Chairman of the Management Board	G. V. Soldatenkov

34

Deputy Chief Accountant		N.P. Perchatkina

Stamp

Done by:	/L.G. Gasparyan/
Telephone:	(495)258-49-68

07.07.2009

Reconciliation total of the Form: 41529
Program release (.EXE): 15.04.2007
Declarer version .PAK): 06.07.2009

35

TRANSLATION OF ORIGINAL RUSSIAN VERSION

INDEPENDENT AUDITORS’ REPORT
by CJSC Ernst & Young Vneshaudit
on the published forms of  the annual consolidated report of the parent credit institution
VTB Bank (open joint-stock company)
prepared on the basis of its operating results for 2006

To the Shareholders of

VTB Bank

(open joint-stock company)

TRANSLATION OF ORIGINAL RUSSIAN VERSION

TRANSLATION OF ORIGINAL RUSSIAN VERSION

CONTENTS

		PAGE

1.	Independent auditors’ report on the published forms of the annual consolidated report of the parent credit institution VTB Bank (open joint-stock company)	3

2.	Published forms of the annual consolidated report of the parent credit institution VTB Bank (open joint-stock company)	11

2

TRANSLATION OF ORIGINAL RUSSIAN VERSION

INDEPENDENT AUDITORS’ REPORT

on the published forms of the annual consolidated report of

the parent credit institution VTB Bank (open joint-stock company),

prepared on the basis of its operating results for 2006

The Auditor:

Full name: Closed Joint Stock Company Ernst & Young Vneshaudit.

Address: Sadovnicheskaya nab., 77, bld 1, Moscow, 115035, Russia 5

Certificate of entry made to the Uniform State Register of Legal Entities Concerning a Legal Entity Registered Before 1 July 2002; date of entry — 16 September 2002, series 77 No. 008050714, registered by the State Institution Moscow Registration Chamber at No. 033.468 on 30 August 1994, Main State Registration Number 1027739199333.

Audit License No. E003246, approved by Order No. 9 of the Ministry of Finance of the Russian Federation dated 17 January 2003, valid for a term of five years.

Membership in an accredited professional auditors’ association: CJSC Ernst & Young Vneshaudit is a member of the Non-Profit Partnership “The Institute of Professional Accountants of Russia” (“IPAR”).

The Audited Entity:

Full name: VTB Bank (open joint-stock company), hereinafter, the “Bank”.

Short name: VTB Bank (OJSC).

Address: Bolshaya Morskaya street, 29, St. Petersburg, 190000, Russia

Entry of state registration of the credit institution by the Central Bank of the Russian Federation: No. 1000 made on 17 October 1990.

Certificate of entry made to the Uniform State Register No. 1027739609391, issued by the Ministry for Taxes and Levies of the Russian Federation on 22 November 2002.

3

TRANSLATION OF ORIGINAL RUSSIAN VERSION

Below are the members of the consolidated group whose financial (accounting) statements are included into the published forms of the annual consolidated report of the parent credit institution VTB Bank, hereinafter “VTB Group”:

	Full name of the member of the consolidated group	Country of incorporation	Share of control	Equity Interest
1.	Joint-stock company VTB-Broker Bank	Russian Federation	99.8%	99.8%
2.	Novosibirsk Commecial Regional Bank of Vneshtorgbank (closed joint-stock company)	Russian Federation	99.6%	99.6%
3.	VTB BANK (Austria) AG	Austria	100.0%	100.0%
4.	Russian Commercial Bank Ltd.	Switzerland	100.0%	100.0%
5.	Russian Commercial Bank (Cyprus) Ltd	Cyprus	100.0%	100.0%
6.	MultiCarta Limited company	Russian Federation	100.0%	100.0%
7.	VB Service Limited company	Russian Federation	100.0%	100.0%
8.	NGO Non-State Pension Fund VTB	Russian Federation	100.0%	100.0%
9.	I.T.C.Consultants (Cyprus) Ltd	Cyprus	100.0%	100.0%
10.	Closed joint-stock company Almaz Press	Russian Federation	100.0%	100.0%
11.	Closed joint-stock company Almaz Print	Russian Federation	100.0%	100.0%
12.	Closed joint-stock company Rassvet Expo	Russian Federation	100.0%	100.0%
13.	Closed joint-stock company Rasters	Russian Federation	100.0%	100.0%
14.	Joint-stock company VTB-Leasing	Russian Federation	100.0%	100.0%
15.	Closed joint-stock company VTB Bank (ARMENIA)	Armenia	70%	70%
16.	VTB 24 Bank (joint-stock company)	Russian Federation	96.7%	96.7%
17.	Dom Rybaka Limited company	Russian Federation	100.0%	100.0%
18.	Joint-stock company VTB Bank (Georgia)	Georgia	53.2%	53.2%
19.	VNESHTORGBANK (UKRAINE)	Ukraine	100.0%	100.0%
20.	Closed joint-stock company Sistema Plus	Russian Federation	100.0%	96.7%
21.	Closed joint-stock company TECHNOINVEST	Russian Federation	100.0%	96.7%
22.	VTB BANK (Deutschland) AG	Germany	88.5%	78.8%
23.	Joint-stock company Industrial and Construction Bank	Russian Federation	75.0%	75.0%
24.	VTB Bank Europe Plc	Great Britain	89.1%	89.1%
25.	VTB Bank (France) S.A.	France	87.0%	77.6%
26.	BUSINESS FINANCE Limited company	Russian Federation	100.0%	96.7%
27.	Embassy Development Limited	Jersey	100.0%	100.0%
28.	Closed joint-stock company VTB Capital	Russian Federation	100.0%	100.0%
29.	joint-stock commercial bank “mrya” in	Ukraine	98.5%	98.5%
30.	ICB Finance B.V.	The Netherlands	100.0%	75.0%
31.	Joint-stock company PSB Invest Group	Russian Federation	99.0%	74.3%
32.	Uralpromstroyleasing Limited company	Russian Federation	100.0%	75.0%
33.	Debt Centre Limited company	Russian Federation	100.0%	96.7%
34.	Closed joint-stock company VTB Capital Stolitsa	Russian Federation	99.0%	99.0%
35.	Closed joint-stock company VTB Invest	Russian Federation	90.0%	90.0%

4

TRANSLATION OF ORIGINAL RUSSIAN VERSION

Associates:

	Full name of the member of the consolidated group	Country of incorporation	Share of control	Equity Interest
36.	Joint-stock commercial bank EVROFINANCE MOSNARBANK (joint-stock company)	Russian Federation	35.9%	34.1%
37.	East-West United Bank S.A.	Luxemburg	49.0%	48.6%
38.	Interbank Trading House Limited company	Russian Federation	50.0%	50.0%
39.	Insurance company VTB-ROSNO Limited company	Russian Federation	50.0%	50.0%
40.	Vietnam-Russia Joint Venture Bank	Vietnam	49.0%	49.0%

Financial statements of the following members of the group are not included into the published forms of the annual consolidated report of the parent credit institution, as their influence is recognized insignificant. Total assets of each member comprise less than 1% of the total assets of the parent credit institution and aggregated assets of these members do not exceed 1% of the assets of the parent credit institution of the consolidated group:

	Full name of the member of the consolidated group	Country of incorporation	Share of control	Equity Interest
41.	VTB LEASING UKRAINE	Ukraine	100.0%	100.0%
42.	Euroleasing Gesellschaft mit beschraenkter Haftung	Germany	63.0%	63.0%
43.	Closed joint-stock company Interfax China	Russian Federation	49.0%	49.0%
44.	Interfax – Agency of corporate information Limited company	Russian Federation	49.0%	49.0%
45.	Management Company Promstroybank Limited company	Russian Federation	33.3%	25.0%
46.	Closed joint-stock company Center of Industry Development Projects	Russian Federation	24.0%	18.0%
47.	PSB Finance Limited company	Russian Federation	100.0%	75.0%

Financial statements of the following members were not included into the published forms of the annual consolidated report of the parent credit institution as they did not present the Bank their financial statements due to discontinuing their operations:

	Full name of the member of the consolidated group	Country of incorporation	Share of control	Equity Interest
48.	Chinco Closed-type joint stock company	Russian Federation	50.0%	50.0%
49.	Closed-type joint-stock company Saint-Petersburg Dental Rehabilitation Center	Russian Federation	49.8%	37.3%

5

TRANSLATION OF ORIGINAL RUSSIAN VERSION

Financial statements of the following members were not included into the published forms of annual consolidated report of the parent credit institution as they did not present the Bank their financial statements since these members are in the liquidation process:

	Full name of the member of the consolidated group	Country of incorporation	Share of control	Equity Interest
50.	Vympel-B Private Security Firm Limited company	Russian Federation	100.0%	100.0%
51.	Closed joint-stock company Agro-Cherepovets	Russian Federation	98.6%	98.6%

Financial statements of the following members were not included into the published forms of the annual consolidated report of the parent credit institution as they did not present the Bank their financial statements due to the fact that their financial year differs from the calendar year. Consequently, the financial statements of such members are not provided to the Bank on a timely basis.

	Full name of the member of the consolidated group	Country of incorporation	Share of control	Equity Interest
52.	Rafinco Co., Inc.	USA	100.0%	100.0%
53.	Halladale PLC	Great Britain	23.0%	23.0%
54.	VTB Capital (Namibia) (Property) Limited	Namibia	50.0%	50.0%

Financial statements of the following members were included into the published forms of the annual consolidated report of the parent credit institution as of 1 January 2006 and were not included into the published forms of annual consolidated report of the parent credit institution as of 1 January 2007 due to their disposal in 2006 (share of control is presented as of 1 January 2006):

	Full name of the member of the consolidated group	Country of incorporation	Share of control	Equity Interest
55.	Joint-stock company Konobeevo Education and Health Center	Russian Federation	90.0%	90.0%
56.	Closed joint-stock company Sales	Russian Federation	100.0%	92.2%
57.	Usluga-Permskye Motory Limited company	Russian Federation	66.7%	61.1%
58.	Nedvizhimost -Permskye Motory Limited company	Russian Federation	99.0%	91.3%
59.	Closed joint-stock company Zheleznodorozhnik- Permskye Motory	Russian Federation	100.0%	92.2%
60.	Joint-stock company Perm Motor Plant	Russian Federation	71.6%	66.0%
61.	Joint-stock company Reduktor-Permskiye Motory	Russian Federation	81.5%	75.0%
62.	Joint-stock company Energetic-Permskiye Motory	Russian Federation	98.6%	90.9%
63.	Fire-fighting Service of Perm Motorbuilding Plant Limited company	Russian Federation	100.0%	66.0%
64.	Joint-stock company Obshezhitiya-Permskiye Motory	Russian Federation	56.7%	42.3%
65.	Closed joint-stock company Permskye Motory-Nedvizhimost	Russian Federation	100.0%	92.2%
66.	Onyx Limited company	Russian Federation	100.0%	92.2%
67.	Ski Center Zvezda-Permskye Motory Limited company	Russian Federation	100.0%	92.2%
68.	Closed joint-stock company Instrumental Plant- Permskye Motory-	Russian Federation	100.0%	92.2%
69.	Closed joint-stock company Kaskad- Permskye Motory-	Russian Federation	100.0%	80.7%

6

TRANSLATION OF ORIGINAL RUSSIAN VERSION

	Full name of the member of the consolidated group	Country of incorporation	Share of control	Equity Interest
70.	Closed joint-stock company Metallist- Permskye Motory-	Russian Federation	100.0%	78.9%
71.	Closed joint-stock company REMOS-Permskye Motory-	Russian Federation	100.0%	92.2%
72.	Closed joint-stock company Permskye Motory-Upravlenie	Russian Federation	80.0%	68.3%
73.	Liteyny Zavod Limited company	Russian Federation	100.0%	78.9%
74.	Closed joint-stock company Perm-Energetika	Russian Federation	85.0%	78.4%

Associates:

	Full name of the member of the consolidated group	Country of incorporation	Share of control	Equity Interest
75.	Closed joint-stock company Management Company Perm Motorbuilding Plant	Russian Federation	45.0%	32.5%
76.	Joint-stock company Permskye Motory	Russian Federation	37.3%	24.6%
77.	Closed joint-stock company Motorservice-PM	Russian Federation	48.0%	37.6%

We have audited the accompanying published forms of  the annual consolidated report of the Bank for the period from 1 January through 31 December 2006. The published forms of the annual consolidated report were prepared by the Bank’s management on the basis of the annual financial (accounting) statements drawn up in accordance with the laws and regulations of the CBR and the Ministry of Finance of the Russian Federation and financial statements prepared in accordance with International Financial Reporting Standards for non-resident members of the group. According to regulations of the CBR No. 1270-U dated 14 April 2003 “On the published forms of financial statements of credit institutions and banking/consolidated groups” and No. 1376-U dated 16 January 2004 “On the list, forms and procedure of preparation and submission of forms of financial statements of credit Institutions to the Central Bank of the Russian Federation”, the published forms of the annual consolidated financial report of the Bank include:

•                  consolidated balance sheet as of 1 January 2007;

•                  consolidated statement of income for 2006;

•                  information on the members of the banking (consolidated) group, capital adequacy, loan impairment and other provisions as of 1 January 2007.

The preparation and presentation of the published forms of the annual consolidated report are the responsibility of the Bank’s management. Our responsibility is to express an opinion on the fairness, in all material respects, of these financial statements and on compliance of accounting procedures with the legislation of the Russian Federation based on our audit.

We conducted our audit in accordance with the Federal law On auditing activity, the Federal Rules (Standards) on Auditing, the Rules (Standards) for auditing activities, as approved by the Committee on auditing activity under the President of the Russian Federation, and the International Standards on Auditing to the extent they are not in conflict with other Rules mentioned herein, and corporate standards on auditing.

The audit was planned and performed to obtain reasonable assurance about whether the published forms of theannual consolidated report are free from material misstatements. The audit was performed on a selective basis and included an examination, on a test basis, of evidence supporting the amounts and disclosures in the published forms of the annual consolidated report about the financial and business operations of the audited entity; an assessment of compliance with the accounting principles and rules used in the preparation of the financial statements, and a review of the significant estimates derived by the management of the audited entity; as well as the evaluation of the overall presentation of the published forms of annual consolidated report. We believe that our audit provides a reasonable basis for our opinion on the fairness, in all material respects, of the published forms of the annual consolidated report and on compliance of accounting procedures with the legislation of the Russian Federation.

In our opinion the consolidated balance sheet, the consolidated statement of income and information on the members of the banking (consolidated) group, capital adequacy, provisions for doubtful loans and other assets represent fairly in all material respects the consolidated financial position of VTB Group as of 1 January 2007 and the consolidated results of its operations

7

TRANSLATION OF ORIGINAL RUSSIAN VERSION

for the period from 1 January through 31 December 2006 in accordance with the laws and regulations of the Russian Federation insofar as they relate to the preparation of the consolidated published financial statements.

Without qualifying our opinion on the fairness of the published forms of the annual consolidated report of VTB Group, we draw attention to the following information. The Bank of Russia has no comprehensive regulatory environment covering the procedures of incorporation of the financial statements of the non-resident members of the banking (consolidated) group prepared on the basis of the accounting standards different from the requirements of the Bank of Russia and the Russian legislation into the published forms of the annual consolidated report of the banking (consolidated) group. The published forms of annual consolidated report of VTB Group comprise the financial statements of non-resident members prepared in accordance with the IFRS. IFRS significantly differs from regulatory requirements of the Bank of Russia and the Russian legislation.

The accompanying published forms of annual consolidated report are not intended to present the financial position and results of operations in accordance with accounting and reporting principles or practices generally accepted in countries and jurisdictions other than the Russian Federation. Accordingly, the accompanying financial statements are not designed for those who are not informed about the accounting and reporting principles, procedures and practices in the Russian Federation.

08 June 2007

Chief executive officer of CJSC Ernst & Young Vneshaudit	O.V. Youshenkov

Auditor
(Auditor’s Qualification Certificate No. K021414,
issued on 23 December 2004 for an indefinite period of time)	T.L. Kozlova

8

TRANSLATION OF ORIGINAL RUSSIAN VERSION

CONSOLIDATED BALANCE SHEET

as at 1 January 2007

Name of credit institution VTB Bank (open joint-stock company) Postal address 119991 Moscow, ul. Plyuschikha, 37	Annual RUB thousand

No.	Consolidated balance sheet items	As at the reporting date	As at the corresponding period of the prior year
1.	2.	3.	4.
I	Assets
1	Cash	25061861	16302663
2	Credit institution’s balances with the Central Bank of the Russian Federation	46408326	39255956
2.1	Mandatory reserves	15041607	9904776
3	Amounts due from credit institutions	37627420	30812226
4	Net investments in securities at fair value through profit or loss	141375093	130007344
5	Net loans receivable	926952983	657599955
6	Net investments in investment securities held to maturity	4762091	11660805
7	Net investments in securities and other assets available for sale	81314123	96112644
8	Investments in associates	3654661	2366394
9	Positive goodwill	8543159	11700943
10	Premises and equipment, intangible assets and inventories	36887772	21544230
11	Interest claims	2563199	1718140
12	Other assets	45012834	29525705
13	Total assets	1360163522	1048607005
II	Liabilities
14	Loans from the Central Bank of the Russian Federation	13315549	20147750
15	Amounts due to credit institutions	450146133	336131015
16	Amounts due to customers (non-credit institutions)	574238716	411568900
16.1	Deposits of individuals	148959665	121117660
17	Debt securities issued	106394704	95834346
18	Liability to pay interest	8186291	6663249
19	Other liabilities	18039548	23579414
20	Negative goodwill	27266816	27989604
21	Provisions for possible losses under credit-related commitments, other losses and transactions with offshore residents	1277773	474945
22	Total liabilities	1198865530	922389223
III	Equity
23	Shareholders’ (participants’) equity	52111124	52111124
24	Treasury shares	2425	2430
25	Share premium	27731088	27731088
26	Revaluation of premises and equipment	10858256	405172
27	Reserves and retained earnings (accumulated deficit) of prior years	32782151	37193103
28	Prepaid expenses and expected payments affecting the equity	2608273	2958594
29	Profit available for distribution (loss) for the reporting period	27378248	1822991
30	Total equity	148250169	116302454
31	Minority shareholders’(participants’) interest	13047823	9915328
31.1	Minority shareholders’ (participants’) interest	11136777	9702293
31.2	Profit (loss) for the reporting period attributable to minority shareholders (participants)	1911046	213035
32	Total liabilities	1360163522	1048607005
IV	OFF-BALANCE SHEET LIABILITIES
33	Irrevocable commitments	568586804	376135725
34	Guarantees and sureties issued	84679371	70963031

President-Chairman of the Management Board	A.L. Kostin
Stamp
Chief Accountant	O.A. Avdeeva

9

TRANSLATION OF ORIGINAL RUSSIAN VERSION

Consolidated Statement of Income

for the year ended 31 December 2006

Name of credit institution VTB Bank (open joint-stock company) Postal address 119991 Moscow, ul. Plyuschikha, 37	Annual RUB thousand

No.	Items of the Consolidated Statement of Income	For the reporting date	For the corresponding period of the prior year
1	2	3	4
	Interest income received and similar income from:
1.	Amounts due from credit institutions	7529767	4485095
2.	Loans to customers (non-credit institutions)	67376084	37515280
3.	Financial lease services	2334301	1295
4.	Investments in securities	11973055	5118251
5.	Other sources	307066	54840
6.	Total interest income received and similar income	89520273	47174761
	Interest paid and similar expenses on:
7.	Amounts due to credit institutions	21266881	12448321
8.	Amounts due to customers (non-credit institutions)	22592644	10855751
9.	Debt securities issued	5942824	3469883
10.	Total interest paid and similar expenses	49802349	26773955
11.	Net interest and similar income	39717924	20400806
12.	Net gains from securities	20992366	-582183
13.	Net gains from dealing in foreign currencies	1657852	-108182
14.	Net gains from transactions with precious metals and other financial instruments	86953	-14782
15.	Net gains from foreign currency translation	1245224	701857
16.	Fee and commission income	13170089	5832922
17.	Fee and commission expenses	1735002	643889
18.	Net income from one-off transactions	73123	737737
19.	Other net operating income	-2494397	11330581
20.	General and administrative expenses	31200037	28341909
21.	Provision for possible losses	-938333	-2834622
22.	Share of the profit (loss) of the associate after tax	566675	187795
23.	Profit before tax	41142437	6666131
24.	Tax accrued (including profit tax)	11853143	4630105
25.	Profit (loss) for the period	29289294	2036026
26.	Profit (loss) attributable to the group	27378248	1822991
27.	Profit (loss) attributable to minority shareholders (participants)	1911046	213035

President-Chairman of the Management Board	A.L. Kostin
Stamp

Chief Accountant	O.A. Avdeeva

10

TRANSLATION OF ORIGINAL RUSSIAN VERSION

Information on the members of the banking (consolidated) group, equity adequacy,

loan impairment and other provisions

at 1 January 2007

Name of credit institution VTB Bank (open joint-stock company) Postal address 119991 Moscow, ul. Plyuschikha, 37	Annual

No.	Item	As of the reporting period	As of the corresponding period of the prior year
1	2	3	4
1	Members of the banking (consolidated) group:
1. 1	VTB Bank (open joint-stock company)
1. 2	NOVOSIBIRSK COMMERCIAL REGIONAL BANK OF VNESHTORGBANK (closed joint-stock company)	99.6	97.6
1. 3	Joint-stock company VTB-Broker Bank	99.8	99.8
1. 4	VTB BANK (Austria) AG	100.0	100.0
1. 5	Russian Commercial Bank Ltd.	100.0	100.0
1. 6	Russian Commercial Bank (Cyprus) Ltd	100.0	100.0
1. 7	Insurance company VTB ROSNO Limited Company	50.0	100.0
1. 8	Interbank Trading House Limited company	50.0	100.0
1. 9	Open Joint-Stock Company Konobeevo Training and Fitness Center	0.0	90.0
1.10	MultiCarta Limited company	100.0	100.0
1.11	VB Service Limited company	100.0	100.0
1.12	NGO Non-State Pension Fund VTB	100.0	100.0
1.13	Euroleasing Gesellschaft mit beschrenkter Haftung	0.0	63.0
1.14	I.T.C.Consultants (Cyprus) Ltd	100.0	100.0
1.15	Closed joint-stock company Almaz Press	100.0	100.0
1.16	Closed joint-stock company Almaz Print	100.0	100.0
1.17	Closed joint-stock company Rassvet Expo	100.0	100.0
1.18	Closed joint-stock company Rasters	100.0	100.0
1.19	Joint-Stock Company VTB-Leasing	100.0	100.0
1.20	“VTB BANK (ARMENIA)” CJSC	70.0	70.0
1.21	VTB 24 Bank (joint-stock company)	96.7	92.2
1.22	Dom Rybaka Limited company	100.0	100.0
1.23	Joint-stock company VTB Bank (Georgia)	53.2	50.0
1.24	Vneshtorgbank (Ukraine)	100.0	100.0
1.25	Closed joint-stock company Sistema Plus	100.0	100.0
1.26	Closed joint-stock company TECHNOINVEST	100.0	100.0
1.27	Closed joint-stock company Sales	0.0	100.0
1.28	Usluga - Perm motors Limited company	0.0	66.7
1.29	Nedvizhimost - Perm motors Limited company	0.0	99.0
1.30	Closed joint-stock company Zheleznodorozhnik – Perm motors	0.0	100.0
1.31	Open joint stock company Perm Motor Plant	0.0	71.6
1.32	Closed joint-stock company Reductor – Perm motors	0.0	81.5
1.33	Closed joint-stock company Energetik – Perm motors	0.0	98.6
1.34	Departmental Fire-fighting service of Perm engine-building complex Limited company	0.0	100.0
1.35	Closed joint-stock company Obschezhitiya – Perm motors	0.0	56.7
1.36	Closed joint-stock company Perm motors - Nedvizhimost	0.0	100.0
1.37	Oniks Limited company	0.0	100.0
1.38	Lyzhnaya baza Zvezda - Perm motors Limited company	0.0	100.0
1.39	Closed joint-stock company Instrumental Plant - Perm Motors	0.0	100.0
1.40	Closed joint-stock company Kaskad – Perm motors	0.0	100.0
1.41	Closed joint-stock company Metallist – Perm motors	0.0	100.0
1.42	Closed joint-stock company REMOS – Perm motors	0.0	100.0
1.43	Closed joint-stock company Perm motors - Upravlenie	0.0	80.0
1.44	Liteiny zavod Limited company	0.0	100.0

11

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1.45	VTB Bank (Deutschland) AG	88.5	83.5
1.46	East-West United Bank S.A.	49.0	51.0
1.47	Open joint stock company Promstroibank	75.0	75.0
1.48	Closed joint-stock company Perm motors	0.0	37.3
1.49	VTB Bank Europe Plc	89.1	89.1
1.50	VTB Bank (France) S.A.	87.0	87.0
1.51	COMMERCIAL BANK EVROFINANCE MOSNARBANK (joint-stock company)	35.9	35.9
1.52	Closed joint-stock company Perm - Energetika	0.0	85.0
1.53	Closed joint-stock company Management Company – Perm engine-building complex	0.0	45.0
1.54	Closed joint-stock company Motorservice-PM	0.0	48.0
1.55	BUSINESS FINANCE Limited company	100.0	100.0
1.56	Closed joint-stock company VTB Capital	100.0	45.0
1.57	Embassy Development Limited	100.0	100.0
1.58	JOINT STOCK COMMERCIAL BANK MRIYA	98.5	0.0
1.59	ICB Finance B.V.	100.0	0.0
1.60	Joint-stock company PSB Invest Group	99.0	0.0
1.61	Uralpromstroyleasing Limited company	100.0	0.0
1.62	Vietnam-Russia Joint Venture Bank	49.0	0.0
1.63	Closed joint-stock company VTB Invest	90.0	0.0
1.64	Debt Centre Limited company	100.0	0.0
1.65	Closed joint-stock company VTB Capital -Stolica	99.0	0.0
2	Information on capital adequacy, loan impairment and other provisions
2. 1	Equity, RUB thousand	209008973	172979260.0
2. 2	Statutory capital adequacy ratio, percent	10.0	10.0
2. 3	Actual capital adequacy ratio, percent	17.0	18.8
2. 4	Actual provision for possible losses under loans receivable and similar debt, RUB thousand	23399135	19684577.0
2. 5	Actual provision against possible losses, RUB thousand	1431058	5926670.0

President-Chairman of the Management Board	A.L. Kostin
Stamp
Chief Accountant	O.A. Avdeeva

12

TRANSLATION OF ORIGINAL RUSSIAN VERSION

In the opinion of the auditing firm CJSC Ernst & Young Vneshaudit, the consolidated balance sheet, the consolidated income statement and information on the members of the banking (consolidated) group, capital adequacy, loan impairment and other provision represent fairly in all material respects the consolidated financial position of the VTB Group as of 1 January 2007  and the consolidated results of its operations for the period from 1 January through 31 December 2006 in accordance with the laws and regulations of the Russian Federation insofar as they relate to the preparation of the consolidated published financial statements.

• Without qualifying our opinion on fairness of the annual consolidated report, we draw attention to the following information. The Bank of Russia has no comprehensive regulatory environment covering the procedures of incorporation of the published forms of the annual consolidated report of the banking (consolidated) group into the financial statements of the non-resident members of the banking (consolidated) group on the basis of the accounting standards different from the requirements of the Bank of Russia and the Russian legislation. The published forms of annual consolidated report of VTB Group comprise the financial statements of non-resident members prepared in accordance with the International Financial Reporting Standards (IFRS). IFRS significantly differ from regulatory requirements of the Bank of Russia and the Russian legislation.

•	Name of the auditing firm	CJSC Ernst & Young Vneshaudit
•	License number	E003246
•	Order on license issuance	9
•	License issued on	17.01.2003
•	Inception of the license	17.01.2003
•	License valid until	17.01.2008
•	Name of licensor	Ministry of Finance of the Russian Federation
•	Auditing firm (1)/ independent auditor (2)	1
•	Name of CEO of the Auditing firm or authorized individual	Oleg Youshenkov
•	Member (1)/ not a member of the accredited auditors’ association	1
•	Number of state registration certificate	1027739199333
•	State registration certificate issued on	30.08.1994

Details of the auditor (supervising the audit):
•	- Full name of the auditor	Tatiana Kozlova
•	Official position of the auditor	Senior Auditor
•	The auditor’s Qualification Certificate No.	K 021414
•	The auditor’s Qualification Certificate issued on	23.12.2004
•	The auditor’s Qualification Certificate valid until	23.12.2020
•	Name of the document confirming auditor’s powers	Order No. 8 dated 14 February 2005

Stamp

signature

13

TRANSLATION OF ORIGINAL RUSSIAN VERSION

INDEPENDENT AUDITORS’ REPORT
by CJSC Ernst & Young Vneshaudit
on the published forms of  the annual consolidated report of the parent credit institution
VTB Bank (open joint-stock company)
prepared on the basis of its operating results for 2007

To the Shareholders of

VTB Bank

(open joint-stock company)

TRANSLATION OF ORIGINAL RUSSIAN VERSION

TRANSLATION OF ORIGINAL RUSSIAN VERSION

CONTENTS

		PAGE

1.	Independent auditors’ report on the published forms of the annual consolidated report of the parent credit institution VTB Bank (open joint-stock company)	3

2.	Published forms of the annual consolidated report of the parent credit institution VTB Bank (open joint-stock company)	11

2

TRANSLATION OF ORIGINAL RUSSIAN VERSION

INDEPENDENT AUDITORS’ REPORT

on the published forms of the annual consolidated report of

the parent credit institution VTB Bank (open joint-stock company),

prepared on the basis of its operating results for 2007

The Auditor:

Full name: Closed Joint Stock Company Ernst & Young Vneshaudit.

Address: Sadovnicheskaya naberezhnaya, 77, building 1, Moscow, 115035, Russia

Certificate of entry made to the Uniform State Register of Legal Entities Concerning a Legal Entity Registered Before 1 July 2002; date of entry — 16 September 2002, series 77 No. 008050714, registered by the State Institution Moscow Registration Chamber at No. 033.468 on 30 August 1994, Main State Registration Number 1027739199333.

Audit License No. E003246, approved by Order No. 9 of the Ministry of Finance of the Russian Federation dated 17 January 2003, valid for a term of five years, extended until 17 January 2013 by Order No. 746 of the Ministry of Finance of the Russian Federation dated 14 December 2007.

Membership in an accredited professional auditors’ association: CJSC Ernst & Young Vneshaudit is a member of the Non-Profit Partnership “The Institute of Professional Accountants of Russia” (“IPAR”).

The Audited Entity:

Full name: VTB Bank (open joint-stock company), hereinafter, the “Bank”.

Short name: VTB Bank (OJSC).

Address: Bolshaya Morskaya street, 29, St. Petersburg, 190000, Russia ,.

Entry of state registration of the credit institution by the Central Bank of the Russian Federation: No. 1000 made on 17 October 1990.

Certificate of entry made to the Uniform State Register No. 1027739609391, issued by the Ministry for Taxes and Levies of the Russian Federation on 22 November 2002.

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TRANSLATION OF ORIGINAL RUSSIAN VERSION

Below are the members of the consolidated group whose financial (accounting) statements are included into the published forms of  the annual consolidated report of the parent credit institution VTB Bank (open joint-stock company), hereinafter “VTB Group”:

Subsidiaries:

	Full name of the member of the consolidated group	Country of incorporation	Share of control	Equity interest
1	VTB BANK (Austria) AG	Austria	100.0%	100.0%
2	Russian Commercial Bank Ltd.	Switzerland	100.0%	100.0%
3	Russian Commercial Bank (Cyprus) Ltd	Cyprus	100.0%	100.0%
4	Insurance company VTB Insurance Limited Company	Russian Federation	100.0%	100.0%
5	MultiCarta Limited company	Russian Federation	100.0%	100.0%
6	VB Service Limited company	Russian Federation	100.0%	100.0%
7	NGO Non-State Pension Fund VTB	Russian Federation	100.0%	100.0%
8	I.T.C.Consultants (Cyprus) Ltd	Cyprus	100.0%	100.0%
9	Closed joint-stock company Almaz Press	Russian Federation	100.0%	100.0%
10	Closed joint-stock company Almaz Print	Russian Federation	100.0%	100.0%
11	Closed joint-stock company Rassvet Expo	Russian Federation	100.0%	100.0%
12	Closed joint-stock company Rasters	Russian Federation	100.0%	100.0%
13	Joint-Stock Company VTB-Leasing	Russian Federation	100.0%	100.0%
14	Closed joint-stock company VTB Bank (ARMENIA)	Armenia	100.0%	100.0%
15	VTB 24 Bank (joint-stock company)	Russian Federation	100.0%	100.0%
16	Dom Rybaka Limited company	Russian Federation	100.0%	100.0%
17	Joint-stock company VTB Bank (Georgia)	Georgia	53.2%	53.2%
18	Closed joint-stock company Sistema Plus	Russian Federation	100.0%	100.0%
19	VTB BANK (Deutschland) AG	Germany	97.7%	97.7%
20	Open joint-stock company VTB North-West Bank	Russian Federation	86.3%	86.3%
21	VTB Bank Europe Plc	Great Britain	92.0%	92.0%
22	VTB Bank (France) S.A.	France	87.0%	87.0%
23	BUSINESS FINANCE Limited company	Russian Federation	100.0%	100.0%
24	Closed joint-stock company VTB Capital	Russian Federation	100.0%	100.0%
25	Embassy Development Limited	Jersey	100.0%	100.0%
26	Open joint-stock company VTB Bank, combined with Vneshtorgbank (Ukraine) in October – November 2007	Ukraine	99.8%	99.8%
27	VTB Capital (Namibia) (Property) Limited	Namibia	50.0%	50.0%
28	Closed joint-stock company VTB Invest	Russian Federation	100.0%	100.0%
29	Debt Centre Limited company	Russian Federation	100.0%	100.0%
30	VTB Leasing Ukraine private enterprise	Ukraine	100.0%	100.0%
31	VTB Bank (Belarus) closed joint-stock company	Belarus	64.9%	64.9%
32	PSB Management Limited company	Russian Federation	100.0%	86.3%
33	VTB Europe Strategic Investments Ltd	Great Britain	100.0%	92.0%
34	VTB Europe Strategic Investments Ltd	Great Britain	100.0%	92.0%
35	VTB Europe Finance BV	The Netherlands	100.0%	92.0%
36	Megolin Holding AG	Switzerland	100.0%	100.0%
37	Ost-West Vermogensanlagen GmbH	Germany	100.0%	97.7%
38	Closed joint-stock company United Depositary Company	Russian Federation	100.0%	100.0%
39	Verulamium Finance Limited	Cyprus	100.0%	100.0%
40	BANCO VTB AFRICA, S.A.	Angola	66.0%	66.0%

4

TRANSLATION OF ORIGINAL RUSSIAN VERSION

	Full name of the member of the consolidated group	Country of incorporation	Share of control	Equity interest
41	Nevsky Property Asset Management Ltd	Guernsey	50.0%	46.0%
42	Nevsky Property Advisors Ltd	Great Britain	50.0%	46.0%
43	Nevsky Properties Ltd	Cyprus	50.0%	46.0%
44	Nevsky Property Investors Lp	Great Britain	80.0%	73.6%
45	Nevsky Property Advisors Ltd	Cyprus	80.0%	73.6%
46	Nevsky Property Finance Ltd	Cyprus	80.0%	73.6%
47	VTB Leasing Finance Limited company	Russian Federation	100.0%	100.0%
48	VTB Leasing Joint limited company	Belarus	100.0%	100.0%

Associates:

	Full name of the member of the consolidated group	Country of incorporation	Share of control	Equity interest
1	Interbank Trading House Limited company	Russian Federation	50.0%	50.0%
2	Vietnam-Russia Joint Venture Bank	Vietnam	49.0%	49.0%
3	Joint-stock company Terminal	Russian Federation	25.0%	25.0%
4	Commercial bank Evrofinance Mosnarbank (joint-stock company)	Russian Federation	35.9%	34.8%

5

TRANSLATION OF ORIGINAL RUSSIAN VERSION

Financial statements of the following participants are not included into published forms of the Group’s financial statements due to discontinuing their operations:

	Full name of the member of the consolidated group	Country of incorporation	Share of control	Equity interest
1
Russian – American Finance Corporation Inc.
		USA	100.0%	100.0%
2
Euroleasing, GmbH
		Germany	63.0%	63.0%
3
Chinco Closed-type joint stock company
		Russian Federation	50.0%	50.0%

Financial statements of the following members of the group are not included into the published forms of  the annual consolidated report of the parent credit institution, as their influence is recognized insignificant in accordance with p. 1.16 of Statute No. 191-P. Total assets of each member comprise less than 1% of the total assets of the parent credit institution of the banking (consolidated) group:

	Full name of the member of the consolidated group	Country of incorporation	Share of control	Equity interest
1
Capablue Limited
		Ireland	100.0%	100.0%
2
VTB-Leasing Capital Limited
		Ireland	100.0%	100.0%

Financial statements of the following members were included into the published forms of  the annual consolidated report of the parent credit institution as of 1 January 2007 and were not included into the published forms of the annual consolidated report of the parent credit institution as of 1 January 2008 as these entities were disposed in 2007 (share of control and equity interest indicated as of 1 January 2007):

Subsidiaries:

	Full name of the member of the consolidated group	Country of incorporation	Share of control	Equity interest
1	Joint-stock company VTB-Broker Bank	Russian Federation	99.8%	99.8%
2	NOVOSIBIRSK COMMERCIAL REGIONAL BANK OF VNESHTORGBANK (closed joint-stock company)	Russian Federation	99.6%	99.6%
3	ICB Finance B.V.	The Netherlands	100.0%	75.0%
4	Joint-stock company PSB Invest Group	Russian Federation	99.0%	74.3%
5	Uralpromstroyleasing Limited company	Russian Federation	100.0%	75.0%
6	Closed joint-stock company TECHNOINVEST	Russian Federation	100.0%	96.7%
7	Closed joint-stock company VTB Capital -Stolica	Russian Federation	99.9%	99.0%

Associates:

	Full name of the member of the consolidated group	Country of incorporation	Share of control	Equity interest
1	East-West United Bank S.A.	Luxemburg	49.0%	48.6%

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TRANSLATION OF ORIGINAL RUSSIAN VERSION

We have audited the accompanying published forms of the annual consolidated report of the Bank for the period from 1 January through 31 December 2007. The published forms of the annual consolidated report were prepared by the Bank’s management on the basis of the annual financial (accounting) statements drawn up in accordance with the laws and regulations of the CBR and the Ministry of Finance of the Russian Federation and financial statements prepared in accordance with International Financial Reporting Standards for non-resident members of the group. According to Regulations of the CBR No. 1270-U dated 14 April 2003 “On the published forms of financial statements of credit institutions and banking/consolidated groups” and No. 1376-U dated 16 January 2004 “On the list, forms and procedure of preparation and submission of forms of financial statements of credit institutions to the Central Bank of the Russian Federation”, the published forms of the annual consolidated financial report of the Bank include:

•      consolidated balance sheet as of 1 January 2008;

•      consolidated statement of income for 2007;

•                  information on the members of the banking (consolidated) group, capital adequacy, loan impairment and other provisions as of 1 January 2008.

The preparation and presentation of the published forms of  the annual consolidated report are the responsibility of the Bank’s management. Our responsibility is to express an opinion on the fairness, in all material respects, of these financial statements and on compliance of accounting procedures with the legislation of the Russian Federation based on our audit.

We conducted our audit in accordance with the federal law On auditing activity, the Federal rules (Standards) on Auditing, the Rules (Standards) for Auditing Activities, as approved by the Committee on auditing activity under the president of the Russian Federation, and the International Standards on Auditing to the extent they are not in conflict with other Rules mentioned herein, and corporate standards on auditing.

The audit was planned and performed to obtain reasonable assurance about whether the published forms of the annual consolidated report are free from material misstatements. The audit was performed on a selective basis and included an examination, on a test basis, of evidence supporting the amounts and disclosures in the published forms of the annual consolidated report about the financial and business operations of the audited entity; an assessment of compliance with the accounting principles and rules used in the preparation of the financial statements, and a review of the significant estimates derived by the management of the audited entity; as well as the evaluation of the overall presentation of the published forms of the annual consolidated report. We believe that our audit provides a reasonable basis for our opinion on the fairness, in all material respects, of the published forms of the annual consolidated report and on compliance of accounting procedures with the legislation of the Russian Federation.

In our opinion the consolidated balance sheet, the consolidated statement of income and information on the members of the banking (consolidated) group, capital adequacy, provisions for doubtful loans and other assets represent fairly in all material respects the consolidated financial position of VTB Group as of 1 January 2008  and the consolidated results of its operations for the period from 1 January through 31 December 2007 in accordance with the laws and regulations of the Russian Federation insofar as they relate to the preparation of the consolidated published financial statements.

Without qualifying our opinion on the fairness of the published forms of  the annual consolidated report of VTB Group, we draw attention to the following information. The Bank of Russia has no comprehensive regulatory environment covering the procedures of incorporation of the financial statements of non-resident members of the banking (consolidated) group prepared on the basis of the accounting standards different from the requirements of the Bank of Russia and the Russian legislation into the published forms of the annual consolidated report of the banking (consolidated) group. The published forms of the annual consolidated report of VTB Group comprise the financial statements of non-resident members prepared in accordance with the IFRS. IFRS significantly differs from regulatory requirements of the Bank of Russia and the Russian legislation.

The accompanying published forms of the annual consolidated report are not intended to present the financial position and results of operations in accordance with accounting and reporting principles or practices generally accepted in countries and jurisdictions other than the Russian Federation. Accordingly, the accompanying financial

7

TRANSLATION OF ORIGINAL RUSSIAN VERSION

statements are not designed for those who are not informed about the accounting and reporting principles, procedures and practices in the Russian Federation.

7 June 2008

Chief executive officer of CJSC Ernst & Young Vneshaudit	O.V. Youshenkov

Auditor
(Auditor’s Qualification Certificate No. K021414, issued on 23 December 2004 for an indefinite period of time)	T.L. Kozlova

8

TRANSLATION OF ORIGINAL RUSSIAN VERSION

CONSOLIDATED BALANCE SHEET

as at 1 January 2008

Name of credit institution	Form Code 0409802
VTB Bank (open joint-stock company)	Annual
Postal address	RUB thousand
119121 Moscow, ul. Plyuschikha, 37

No.	Consolidated balance sheets items	As at the reporting date	As at the corresponding reporting date of the prior year
1.	2.	3.	4.
I	ASSETS
1	Cash	31339415	25061861
2	Credit institutions’ balances with central banks	88477522	50586370
2.1	Credit institution’s balances with the Central Bank of the Russian Federation	80026449	46408326
2.1.1	Mandatory reserves with the Central Bank of the Russian Federation	17674589	15041607
3	Amounts due from credit institutions	26580926	33449376
4	Net investments in securities at fair value through profit or loss	221839357	141375093
5	Net loans receivable	1631874714	926952983
6	Net investments in securities held–to-maturity	6912136	4762091
7	Net investments in securities and other assets available for sale	92591665	81314123
8	Investments in associates	4985855	3654661
9	Positive goodwill	10127805	8543159
10	Premises and equipment, intangible assets and inventories	47900316	36887772
11	Interest claims	7829911	2563199
12	Other assets	96487264	45012834
13	Total assets	2266946886	1360163522
II	LIABILITIES
14	Loans, deposits and other amounts due to central banks	16434500	13315549
14.1	Loans, deposits and other amounts due to the Central Bank of the Russian Federation	16434500	13315549
15	Amounts due to credit institutions	630079333	450146133
16	Amounts due to customers (non-credit institutions)	1036197549	574238716
16.1	Deposits of individuals	258402008	148959665
17	Debt securities issued	136409055	106394704
18	Liability to pay interest	10792618	8186291
19	Other liabilities	28475433	18039548
20	Negative goodwill	18638255	27266816
21	Provisions for possible losses under credit-related commitments, other losses and transactions with offshore residents	1198455	1277773
22	Total liabilities	1878225198	1198865530
III	EQUITY
23	Shareholders’ (participants’) equity	67241385	52111124

9

TRANSLATION OF ORIGINAL RUSSIAN VERSION

24	Treasury shares	453621	2425
25	Share premium	219170513	27731088
26	Revaluation of premises and equipment	16333293	10858256
27	Reserves and retained earnings (accumulated deficit) of prior years	63847366	32782151
28	Prepaid expenses and expected payments affecting the equity	3921164	2608273
29	Profit (loss) for the reporting period	19277378	27378248
30	Total equity	381495150	148250169
31	Minority shareholders’ (participants’) interest	7226538	13047823
31.1	Minority interest	6717901	11136777
31.2	Profit (loss) for the reporting period attributable to minority shareholders (participants)	508637	1911046
32	Total liabilities	2266946886	1360163522
IV	OFF-BALANCE SHEET LIABILITIES
33	Irrevocable commitments	1391899401	568586804
34	Guarantees and sureteis issued	115095407	84679371

President-Chairman of the Management Board

A.L. Kostin

Stamp

Chief Accountant	O.A. Avdeeva

10

TRANSLATION OF ORIGINAL RUSSIAN VERSION

Consolidated Statement of Income

for the year ended 31 December 2007

Name of credit institution	Form Code 0409803
VTB Bank (open joint-stock company)	Annual
Postal address	RUB thousand
119121 Moscow, ul. Plyuschikha, 37

No.	Items of the Consolidated Statement of Income	For the reporting period	For the corresponding period of the prior year
1	2	3	4
	Interest income received and similar income from:
1.	Amounts due from credit institutions	11998217	7529767
2.	Loans to customers (non-credit institutions)	105720292	67376084
3.	Financial lease services	3277784	2334301
4.	Investments in the securities	16418834	11973055
5.	Other sources	418956	307066
6.	Total interest income received and similar income	137834083	89520273
	Interest paid and similar expenses on:
7.	Amounts due to credit institutions	28836008	21266881
8.	Amounts due to customers (non-credit institutions)	40778105	22592644
9.	Debt securities issued	7894661	5942824
10.	Total interest paid and similar expenses	77508774	49802349
11.	Net interest income and similar income	60325309	39717924
12.	Net gains from securities	2758156	20992366
13.	Net gains from dealing in foreign currencies	14430277	1657852
14.	Net gains from transactions with precious metals and other financial instruments	-1058790	86953
15.	Net gains from foreign currency translation	-11861228	1245224
16.	Fee and commission income	21173989	13170089
17.	Fee and commission expenses	2370588	1735002
18.	Net gains from one-off transactions	1208415	73123
19.	Other net operating income	-2741653	-2494397
20.	General and administrative expenses	39131305	31200037
21.	Provision for possible losses	-8653361	-938333
22.	Share of the profit (loss) of the associate after tax	608375	566675
23.	Profit before tax	34687596	41142437
24.	Taxes accrued (including profit tax)	14901581	11853143
25.	Profit (loss) for the reporting period	19786015	29289294
26.	Profit (loss) attributable to the group	19277378	27378248
27.	Profit (loss) attributable to minority shareholders (participants)	508637	1911046

President-Chairman of the Management Board	A.L. Kostin

Stamp

Chief Accountant	O.A. Avdeeva

11

TRANSLATION OF ORIGINAL RUSSIAN VERSION

Information on the members of the banking (consolidated) group, equity adequacy,

loan impairment and other provisions

as at 1 January 2008

Name of credit institution
VTB Bank (open joint-stock company)
Postal address	Form Code 0409812
119121 Moscow, ul. Plyuschikha, 37	Annual

No.	Item	As at the reporting date	As at the corresponding date of the prior year
1	2	3	4
1	Members of the banking (consolidated) group:
1. 1	VTB Bank (open joint-stock company)
1. 2	NOVOSIBIRSK COMMERCIAL REGIONAL BANK OF VNESHTORGBANK (closed joint-stock company)	0.0	99.6
1. 3	Joint-stock company VTB-Broker Bank	0.0	99.8
1. 4	VTB BANK (Austria) AG	100.0	100.0
1. 5	Russian Commercial Bank Ltd.	100.0	100.0
1. 6	Russian Commercial Bank (Cyprus) Ltd	100.0	100.0
1. 7	Insurance company VTB Insurance Limited Company	100.0	50.0
1. 8	Interbank Trading House Limited company	50.0	50.0
1. 9	MultiCarta Limited company	100.0	100.0
1. 10	VB Service Limited company	100.0	100.0
1. 11	NGO Non-State Pension Fund VTB	100.0	100.0
1. 12	I.T.C.Consultants (Cyprus) Ltd	100.0	100.0
1. 13	Closed joint-stock company Almaz Press	100.0	100.0
1. 14	Closed joint-stock company Almaz Print	100.0	100.0
1. 15	Closed joint-stock company Rassvet Expo	100.0	100.0
1. 16	Closed joint-stock company Rasters	100.0	100.0
1. 17	Joint-Stock Company VTB-Leasing	100.0	100.0
1. 18	Closed Joint Stock Company VTB Bank (Armenia)	100.0	70.0
1. 19	VTB 24 Bank (joint-stock company)	100.0	96.7
1. 20	Dom Rybaka Limited company	100.0	100.0
1. 21	Joint-stock company VTB Bank (Georgia)	53.2	53.2
1. 22	VNESHTORGBANK (UKRAINE)	0.0	100.0
1. 23	Closed joint-stock company Sistema Plus	100.0	100.0
1. 24	Closed joint-stock company TECHNOINVEST	0.0	100.0

12

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1. 25	VTB Bank (Deutschland) AG	97.7	88.5
1. 26	East-West United Bank S.A.	0.0	49.0
1. 27	Open joint-stock company VTB North-West Bank	86.3	75.0
1. 28	VTB Bank Europe Plc	92.0	89.1
1. 29	VTB Bank (France) S.A.	87.0	87.0
1. 30	BUSINESS FINANCE Limited company	100.0	100.0
1. 31	Closed joint-stock company VTB Capital	100.0	100.0
1. 32	Embassy Development Limited	100.0	100.0
1. 33	Open Joint-Stock Company VTB Bank	99.8	98.5
1. 34	ICB Finance B.V.	0.0	100.0
1. 35	Joint-stock company PSB Invest Group	0.0	99.0
1. 36	Uralpromstroyleasing Limited company	0.0	100.0
1. 37	VTB Capital (Namibia) (Property) Limited	50.0	0.0
1. 38	Vietnam-Russia Joint Venture Bank	49.0	49.0
1. 39	Closed joint-stock company VTB Invest	100.0	90.0
1. 40	Debt Centre Limited company	100.0	100.0
1. 41	Closed joint-stock company VTB Capital -Stolica	0.0	99.0
1. 42	VTB Leasing Ukraine private enterprise	100.0	0.0
1. 43	Joint-stock company Terminal	25.0	0.0
1. 44	VTB Bank (Belarus) Closed joint-stock company	64.9	0.0
1. 45	PSB Management Limited company	100.0	0.0
1. 46	VTB Europe Strategic Investments Ltd	100.0	0.0
1. 47	VTB Europe Strategic Investments (Russia) Ltd	100.0	0.0
1. 48	VTB Europe Finance BV	100.0	0.0
1. 49	Megolin Holding AG	100.0	0.0
1. 50	Ost-West Vermogensanlagen GmbH	100.0	0.0
1. 51	Closed joint-stock company United Depositary Company	100.0	0.0
1. 52	Verulamium Finance Limited	100.0	0.0
1. 53	BANCO VTB AFRICA, S.A.	66.0	0.0
1. 54	COMMERCIAL BANK EVROFINANCE MOSNARBANK (joint-stock company)	35.9	35.9
1. 55	Nevsky Property Asset Management Ltd	50.0	0.0
1. 56	Nevsky Property Advisors Ltd	50.0	0.0
1. 57	Nevsky Properties Ltd	50.0	0.0
1. 58	Nevsky Property Investors LP	80.0	0.0
1. 59	Nevsky Property Investments Ltd	80.0	0.0
1. 60	Nevsky Property Finance Ltd	80.0	0.0
1. 61	VTB Leasing Finance Limited company	100.0	0.0

13

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1. 62	VTB Leasing Joint limited company	100.0	0.0
2	Information on capital adequacy, loan impairment and other provisions
2.1	Equity, RUB thousand	425230165	209008973
2.2	Statutory capital adequacy ratio, percent	10.0	10.0
2.3	Actual capital adequacy ratio, percent	20.0	17.0
2.4	Actual provision for possible losses under loans receivable and similar debt, RUB thousand	26835255	23399135
2.5	Actual provision against possible losses, RUB thousand	3098268	1431058

President-Chairman of the Management Board

A.L. Kostin

Stamp

Chief Accountant	O.A. Avdeeva

14

TRANSLATION OF ORIGINAL RUSSIAN VERSION

In the opinion of the auditing firm CJSC Ernst & Young Vneshaudit, the consolidated balance sheets, the consolidated statements of income and information on the members of the banking (consolidated) group, capital adequacy, loan impairment and other provision represent fairly in all material respects the consolidated financial position of the VTB Group as of 1 January 2008  and the consolidated results of its operations for the period from 1 January through 31 December 2007 in accordance with the laws and regulations of the Russian Federation insofar as they relate to the preparation of the consolidated published financial statements.

Without qualifying our opinion on fairness of the annual consolidated report, we draw attention to the following information. The Bank of Russia has no comprehensive regulatory environment covering the procedures of incorporation of the published forms of the annual consolidated report of the banking (consolidated) group into the financial statements of the non-resident members of the banking (consolidated) group on the basis of the accounting standards different from the requirements of the Bank of Russia and the Russian legislation. The published forms of annual consolidated report of VTB Group comprise the financial statements of non-resident members prepared in accordance with the International Financial Reporting Standards (IFRS). IFRS significantly differ from regulatory requirements of the Bank of Russia and the Russian legislation.

•	Name of the auditing firm	CJSC Ernst & Young Vneshaudit
•	License number	E003246
•	Order on license issuance	9
•	License issued on	17.01.2003
•	Inception of the license	17.01.2003
•	License valid until	17.01.2013
•	Name of licensor	Ministry of Finance of the Russian Federation
•	Auditing firm (1)/ independent auditor (2)	1
•	Name of CEO of the Auditing firm or authorized individual	Oleg Youshenkov
•	Member (1)/ not a member of the accredited auditors’ association	1
•	Number of state registration certificate	1027739199333
•	State registration certificate issued on	30.08.1994

Details of the auditor (supervising the audit):
•	- Full name of the auditor	Tatiana Kozlova
•	Official position of the auditor	Senior Auditor
•	The auditor’s Qualification Certificate No.	K 021414
•	The auditor’s Qualification Certificate issued on	23.12.2004
•	The auditor’s Qualification Certificate valid until	23.12.2020
•	Name of the document confirming auditor’s powers	Order No. 8 dated 14 February 2005

Stamp

signature

15

TRANSLATION OF ORIGINAL RUSSIAN VERSION

Auditors’ report

on the published forms of annual
consolidated financial statements
of the parent credit institution
VTB Bank (open joint-stock company)
for 2008

TRANSLATION OF ORIGINAL RUSSIAN VERSION

TRANSLATION OF ORIGINAL RUSSIAN VERSION

Independent auditor’s report -
VTB Bank (open joint-stock company)

CONTENTS

			PAGE

1.	Independent auditors’ report on the published annual consolidated financial statements of the parent credit institution VTB Bank (open joint-stock company)		3

	Appendices

2.	Published forms of annual financial statements of the parent credit institution VTB Bank (open join-stock company) including:		6

	•	consolidated balance sheet as of 1 January 2009
	•	consolidated statement of income for 2008
	•	information on the members of the banking (consolidated) group, capital adequacy, loan impairment and other provisions as of 1 January 2009

2

TRANSLATION OF ORIGINAL RUSSIAN VERSION

 INDEPENDENT AUDITORS’ REPORT
on the published forms of annual financial statements
of the parent credit institution
VTB Bank (open joint-stock company)
for 2008

To the Shareholders of VTB Bank (open joint-stock company)

Information about the auditor:

Full name: Closed Joint Stock Company Ernst & Young Vneshaudit.

Address: Sadovnicheskaya nab., 77, bld 1, Moscow, 115035, Russia.

Certificate of entry in the Uniform State Register of Legal Entities Concerning a Legal Entity Registered Before 1 July 2002; date of entry — 16 September 2002, series 77 No. 008050714, registered by the Moscow Registration Chamber at No. 033.468 on August 30, 1994, Main State Registration Number 1027739199333.

Audit License No. E003246, approved by Order No. 9 of the Ministry of Finance of the Russian Federation dated 17 January 2003, valid for a term of five years, extended until 17 January 2013 by Order No. 746 of the Ministry of Finance of the Russian Federation dated 14 December 2007.

Membership in an accredited professional auditors’ association — CJSC Ernst & Young Vneshaudit is a member of Non-Profit Partnership “Audit Chamber of Russia” (“NP AChR”).

Information about the Audited Entity:

Full name: VTB Bank (open joint-stock company), hereinafter, the “Bank”.

Short name: VTB Bank (OJSC).

Address: Bolshaya Morskaya st., 29, St. Petersburg, 190000, Russia.

Entry of state registration of the credit institution by the Central Bank of the Russian Federation: No. 1000 made on 17 October 1990.

Certificate of entry made to the Uniform State Register No. 1027739609391, issued by the Ministry for Taxes and Levies of the Russian Federation on 22 November 2002.

3

TRANSLATION OF ORIGINAL RUSSIAN VERSION

We have audited the accompanying published forms of annual consolidated financial statements of the Bank for the period from 1 January through 31 December 2008.

According to Regulation No. 2172-U of the Central Bank of the Russian Federation (“the CBR”) dated 20 January 2009, Concerning the Publication and Provision of Information regarding the Operation of Credit Institutions and Banking (Consolidated) Groups, the published forms of annual consolidated financial statements of VTB Bank (open joint-stock company) includes:

•                  consolidated balance sheet as of 1 January 2009;

•                  consolidated statement of income for 2008;

•                  information on the members of the banking (consolidated) group, capital adequacy, loan impairment and other provisions as of 1 January 2009.

The management of the Bank is responsible for the compliance of accounting procedures, preparation and presentation of the published form of annual consolidated financial statements. Our responsibility is to express an opinion on the fairness, in all material respects, of these published annual consolidated financial statements and on compliance of accounting procedures with the legislation of the Russian Federation based on our audit.

We conducted our audit in accordance with the Federal Law On Auditing Activity, the Federal Rules (Standards) on Auditing, the Rules (Standards) for Auditing Activities, as approved by the Committee on Auditing Activity under the President of the Russian Federation, and the International Standards on Auditing.

The audit was planned and performed to obtain reasonable assurance about whether the published form of annual consolidated financial statements are free from material misstatements. The audit was performed on a selective basis and included examining, on a test basis, evidence supporting the amounts and disclosures in the published form of annual financial statements concerning the financial and business operations of the audited entity; assessing the compliance with accounting principles and rules used in the preparation of these financial statements, and significant estimates made by management of the audited entity; as well as the evaluation of the overall presentation of the published form of annual financial statements. We believe that our audit provides a reasonable basis for our opinion on the fairness, in all material respects, of the published form of annual financial statements and on compliance of accounting procedures with the legislation of the Russian Federation.

In our opinion, the accompanying published forms of the annual consolidated financial statements presents fairly, in all material respects, the financial position of the parent credit institution VTB Bank (open joint-stock company) at 1 January 2009 and the consolidated results of its financial and business activities for the period from 1 January through 31 December 2008 in accordance with the laws and regulations governing the preparation of the published forms of annual consolidated financial statements in the Russian Federation.

Without qualifying our opinion on the fairness of the published forms of the annual consolidated financial statements of VTB Bank (open joint-stock company), we draw attention to the following information. The Bank of Russia has no comprehensive regulatory environment covering the procedures of restatement of the reporting data provided by non-resident members of the Group (based on the accounting standards different from the requirements of the Russian legislation) in order to include these data into the Bank’s consolidated financial statements. The accompanying financial statements of the Bank includes the financial statements of non-resident members, prepared on the basis of the International Financial Reporting Standards (“IFRS”). IFRS significantly differs from regulatory requirements of the Bank of Russia and the Russian legislation.

The accompanying published forms of the annual consolidated financial statements are not intended to present the financial position and results of operations in accordance with accounting principles and practices generally accepted in countries and jurisdictions other than the Russian Federation. Accordingly, these published forms of the annual consolidated financial statements are not designed for those who are not informed about the accounting and reporting principles, procedures and practices in the Russian Federation.

4

TRANSLATION OF ORIGINAL RUSSIAN VERSION

8 June 2009

Audit Partner	O.V. Youshenkov

Engagement Manager	N.Yu. Badmaeva
(Auditor’s Qualification certificate No. K029654,
issued on 22 January 2009 for an indefinite period of time
Order No. 20 dated 22 January 2009)

5

TRANSLATION OF ORIGINAL RUSSIAN VERSION

CONSOLIDATED BALANCE SHEET

as of 1 January 2009

Name of credit institution
VTB Bank (open joint-stock company)	Form Code 0409802
Postal address	Annual
119121 Moscow, ul. Plyuschikha, 37	RUB thousand

No.	Item	As of the reporting date	As of the corresponding reporting date of the prior year
1.	2.	3.	4.
	I. ASSETS
1	Cash	55341815	31339415
2	Credit institutions’ balances with central banks	252158791	88477522
2.1	Credit institution’s balances with the Central Bank of the Russian Federation	237126734	80026449
2.1.1	Mandatory reserves	2677399	17674589
3	Amounts due from credit institutions	118902226	26580926
4	Net investments in securities at fair value through profit or loss	163701530	222205459
5	Net loans receivable	2774098099	1631874714
6	Net investments in securities and other financial assets available for sale	48508324	92225563
7	Investments in associates	5313346	5230129
8	Net investments in securities held to maturity	19616089	6912136
9	Positive goodwill	13029734	8973788
10	Premises and equipment, intangible assets and inventories	92671016	47900316
11	Other assets	129539231	109654387
12	Total assets	3672880201	2271374355
	II. LIABILITIES
13	Loans, deposits and other amounts due to central banks	607526787	16434500
13.1	Loans, deposits and other amounts due to the Central Bank of the Russian Federation	607526787	16434500
14	Amounts due to credit institutions	953527158	630079333
15	Amounts due to customers (non-credit institutions)	1356231473	1036197549
15.1	Deposits of individuals	348737996	258402008
16	Financial liabilities at fair value through profit or loss	1131417	0
17	Debt securities issued	256013905	136409055
18	Other liabilities	85657143	39123418
19	Provisions for possible losses under credit-related commitments, other losses and transactions with offshore residents	3479027	1198455
20	Total liabilities	3263566910	1859442310
	III. EQUITY
21	Shareholders’ (participants’) equity	67241385	67241385

6

TRANSLATION OF ORIGINAL RUSSIAN VERSION

21.1	Registered ordinary shares and units	67241385	67241385
21.2	Registered preference shares	0	0
21.3	Unregistered charter capital of non-stock credit institutions	0	0
22	Treasury shares	286208	453621
23	Share premium	219170513	219170513
24	Fair value revaluation of available-for-sale securities	-15188692	508547
25	Revaluation of premises and equipment	14675145	16333293
26	Revaluation of assets and liabilities of non-resident members	3621956	0
27	Retained earnings (accumulated deficit) of prior years	94201302	82678061
28	Profit (loss) for the reporting period	22461927	19388143
29	Total equity	405897328	404866321
30	Minority shareholders’(participants’) interest	3415963	7065724
30.1	Minority interest	3726628	6734256
30.2	Profit (loss) for the reporting period attributable to minority shareholders (participants)	-310665	331468
31	Total equity	409313291	411932045
32	Total liabilities	3672880201	2271374355
	IV. OFF-BALANCE SHEET LIABILITIES
33	Irrevocable commitments	1661111563	1391899401
34	Guarantees and sureties issued	276975065	115095407

The annual published consolidated financial statements are available on the Bank’s web page at www.vtb.ru.

Due to enactment of the Decree No. 1858-U of the Central Bank of the Russian Federation dated 9 July 2007 Concerning changes in the Regulation No. 191-P of the Central Bank of the Russian Federation “On consolidated financial statements” dated 30 July 2002 and taking into account that as of 1 January 2008, the Bank adopted new accounting standards for credit institutions provided in Regulation No. 302-P of the Central Bank of the Russian Federation, Concerning the Rules for Maintaining Accounting Records in Credit Institutions Located in the Russian Federation, dated 26 March 2007. Therefore, the data at the reporting date and at the corresponding reporting date of the prior year are not comparable for the following items.

•                  Investments in associate,

•                  Other assets,

•                  Positive goodwill,

•                  Other liabilities,

•                  Retained earnings (accumulated deficit) of prior years,

•                  Profit (loss) for the reporting period,

•                  Minority shareholders’(participants’) interest

President-Chairman of the Management Board

A.L. Kostin

Stamp

Chief Accountant	O.A. Avdeeva

7

TRANSLATION OF ORIGINAL RUSSIAN VERSION

Consolidated Statement of Income

for the year ended 31 December 2008

Name of credit institution	Form Code 0409803
VTB Bank (open joint-stock company)	Annual
Postal address	RUB thousand
119121 Moscow, ul. Plyuschikha, 37

No.	Item	For the reporting date	For the corresponding reporting date of the prior year
1	2	3	4
1	Total interest income, including income from:	247024044	137927249
1.1	Amounts due from credit institutions	18291502	11985520
1.2	Loans to customers (non-credit institutions)	203225252	106206902
1.3	Financial lease services	8999429	3312826
1.4	Investments in securities	16507861	16422001
2	Total interest expenses, including expenses on:	131354655	77524418
2.1	Amounts due to credit institutions	39288724	28960039
2.2	Amounts due to customers (non-credit institutions)	78043445	40669718
2.3	Debt securities issued	14022486	7894661
3	Net interest income (negative interest margin)	115669389	60402831
4	Total change in provision for possible losses from loans receivable and similar debt, amounts placed on correspondent accounts, and accrued interest income, including:	-45162875	-7733879
4.1	Change in provision for possible losses from accrued interest income	-2431779	-117124
5	Net interest income (negative interest margin) after provision for losses	70506514	52668952
6	Net gains from securities at fair value through profit or loss	-70741247	6576967
7	Net gains from securities available for sale	3520445	2574903
8	Net gains from securities held to maturity	-106109	135480
9	Net gains from dealing in foreign currencies	8808086	7939414
10	Total net gains from foreign currency translation, including:	66356113	-11861228
10.1	Net gains from foreign currency translation of non-resident members	-359196	236263
11	Income from equity interests in other legal entities	733056	1138520
12	Fee and commission income	36735697	21173988
13	Fee and commission expense	9602914	2370593

8

TRANSLATION OF ORIGINAL RUSSIAN VERSION

14	Change in provision for possible losses from securities available for sale	-17292	8251
15	Change in provision for possible losses from securities held to maturity	-139534	5254
16	Change in provision for other losses	-2497116	-933010
17	Other operating income	18173649	1169801
18	Net income (expense)	121729348	78226699
19	Operating expenses	24081241	7150188
20	Net income from non-financial activity	-57427024	-36939241
21	Profit before tax	40221083	34137270
22	Taxes accrued (paid)	17140107	15106572
23	Share of the profit (loss) of the associate after tax	-929714	688913
24	Profit (loss) for the reporting period	22151262	19719611
24.1	Profit (loss) attributable to the group	22461927	19388143
24.2	Profit (loss) attributable to minority shareholders (participants)	-310665	331468

The annual published consolidated financial statements are available on the Bank’s web page at www.vtb.ru.

Due to enactment of the Decree No. 1858-U of the Central Bank of the Russian Federation dated 9 July 2007 Concerning changes in the Regulation No. 191-P of the Central Bank of the Russian Federation “On consolidated financial statements” dated 30 July 2002 and taking into account that as of 1 January 2008, the Bank adopted new accounting standards for credit institutions provided in Regulation No. 302-P of the Central Bank of the Russian Federation, Concerning the Rules for Maintaining Accounting Records in Credit Institutions Located in the Russian Federation, dated 26 March 2007. Therefore, the data at the reporting date and at the corresponding reporting date of the prior year are not comparable for the following items.

•                  Net interest income (negative interest margin)

•                  Net gains from securities at fair value through profit or loss

•                  Net gains from securities available for sale

•                  Net gains from securities held to maturity

•                  Other operating income

•                  Operating expenses

•                  Profit before tax

•                  Share of the profit (loss) of the associate after tax

•                  Profit (loss) attributable to the group

•                  Profit (loss) attributable to minority shareholders (participants).

President-Chairman of the Management Board

A.L. Kostin

Stamp

Chief Accountant	O.A. Avdeeva

9

TRANSLATION OF ORIGINAL RUSSIAN VERSION

Information on the members of the banking (consolidated) group,

equity adequacy, loan impairment and other provisions

as of 1 January 2009

Name of credit institution
VTB Bank (open joint-stock company)
Postal address	Form Code 0409812
119121 Moscow, ul. Plyuschikha, 37	Annual

No.	Item	As of the reporting period	As of the corresponding period of the prior year
1	2	3	4
1	Members of the banking (consolidated) group:
1. 1	VTB Bank (open joint-stock company)
1. 2	VTB BANK (Austria) AG	100.000	100.000
1. 3	RUSSIAN COMMERCIAL BANK LTD.	100.000	100.000
1. 4	RUSSIAN COMMERCIAL BANK (CYPRUS) LTD	100.000	100.000
1. 5	Insurance company VTB Insurance Limited Company	100.000	100.000
1. 6	Interbank Trading House Limited company	50.000	50.000
1. 7	MultiCarta Limited company	100.000	100.000
1. 8	VB Service Limited company	100.000	100.000
1. 9	I.T.C.Consultants (Cyprus) Ltd	100.000	100.000
1. 10	Closed joint-stock company Almaz Press	100.000	100.000
1. 11	Joint-Stock Company VTB-Leasing	100.000	100.000
1. 12	Closed Joint Stock Company VTB Bank (Armenia)	100.000	100.000
1. 13	VTB 24 Bank (joint-stock company)	100.000	100.000
1. 14	Joint-stock company VTB Bank (Georgia)	77.600	53.200
1. 15	Sistema Leasing 24 (joint-stock company)	100.000	100.000
1. 16	VTB Bank (Deutschland) AG	100.000	97.700
1. 17	Open joint-stock company VTB North-West Bank	100.000	86.300
1. 18	VTB Bank Europe Plc	95.600	92.000
1. 19	VTB Bank (France) S.A.	87.000	87.000
1. 20	BUSINESS FINANCE Limited company	100.000	100.000
1. 21	Closed joint-stock company VTB Development	100.000	100.000
1. 22	Embassy Development Limited	100.000	100.000
1. 23	Open Joint-Stock Company VTB Bank	100.000	99.800
1. 24	VTB Capital (Namibia) (Property) Limited	50.000	50.000
1. 25	Vietnam-Russia Joint Venture Bank	49.000	49.000
1. 26	Closed joint-stock company VTB Capital	100.000	100.000
1. 27	Debt Centre Limited company	100.000	100.000

10

TRANSLATION OF ORIGINAL RUSSIAN VERSION

1. 28	VTB Leasing Ukraine private enterprise	100.000	100.000
1. 29	Joint-stock company Terminal	22.200	25.000
1. 30	VTB Bank (Belarus) Closed joint-stock company	69.700	64.900
1. 31	VTB Europe Strategic Investments Ltd	100.000	100.000
1. 32	VTB Europe Finance BV	100.000	100.000
1. 33	Closed joint-stock company United Depositary Company	100.000	100.000
1. 34	VTB LEASING (EUROPE) LIMITED	100.000	100.000
1. 35	BANCO VTB AFRICA, S.A.	66.000	66.000
1. 36	COMMERCIAL BANK EVROFINANCE MOSNARBANK (joint-stock company)	35.900	35.900
1. 37	Nevsky Properties Ltd	100.000	50.000
1. 38	VTB Leasing Finance Limited company	100.000	100.000
1. 39	VTB Leasing Joint limited company	100.000	100.000
1. 40	Subsidiary JSC VTB Bank (Kazakhstan)	100.000	0.000
1. 41	Holding VTB Capital I.B. Limited company	100.000	0.000
1. 42	VTB Factoring Limited liability company	100.000	0.000
2	Information on capital adequacy, loan impairment and other provisions
2.1	Equity, RUB thousand	620595965	439947256
2.2	Statutory capital adequacy ratio, percent	10.0	10.0
2.3	Actual capital adequacy ratio, percent	17.0	20.6
2.4	Actual provision against possible losses, RUB thousand	71005277	29933523

The annual published consolidated financial statements are available on the Bank’s web page at www.vtb.ru.

Section 1 Members of the banking (consolidated) group is provided to the companies, the effect of which on the operations of VTB Group is considered material.

President-Chairman of the Management Board

A.L. Kostin

Stamp

Chief Accountant	O.A. Avdeeva

11

Annex 6. Accounting Policy in the Issuer.

Annex 6.1. Accounting Policy of JSC Vneshtorgbank for 2006.

1

Order

No.1186 as of 28.12.2005

On Introduction of the Regulation

on JSC Vneshtorgbank Accounting Policies

In accordance with Federal Law “On Accounting” No. 129-FZ dated 21.11.1996

I HEREBY ORDER:

1.               that the Regulation on JSC Vneshtorgbank Accounting Policies pursuant to appendix hereto shall be put into effect from 01.01.2006;

2.               that heads of structural units of the Head Office, managers and chief accountants of JSC Vneshtorgbank branches shall ensure compliance with tasks, procedures and requirements defined in the Regulation set out in Clause 1 hereof;

3.               that JSC Vneshtorgbank Order “On Introduction of the Regulation on JSC Vneshtorgbank Accounting Policies” No. 1099 as of 30.12.2004 shall be deemed null and void.

President and Chairman of the Management Board	A.L. Kostin

Annex to
Order of JSC Vneshtorgbank
Dated December 28, 2005 No.1186

2

REGULATION

“ACCOUNTING POLICY OF JSC VNESHTORGBANK”

3

CONTENT

1.	General Provisions
2.	Procedure for Forming Financial Results
1. Recording of Financial Results in the Bank’s Balance Sheet
2. Deferred Income/Expenses
3. Distribution of Profit, Formation and Use of the Bank’s Funds
3.	Peculiarities of Tangible and Intangible Assets Accounting
1. Fixed Assets and Intangible Assets
2. Accounting of Inventories
3. Procedure for accrual of amortization of fixed and intangible assets
Procedure for allocation of tangible assets to branches
4.	Procedure for Accounting of Capital Investment Costs
5.	Periodicity of Inventory Counts of Tangible Assets and Monetary Liabilities. Procedure for Property Writing-off and Disposal
6.	Procedure for Raising (Placement) of Monetary Funds and Their Repayment (Redemption)
7.	Procedure for Interest Accrual and Payment
8.	Procedure for Forming and Utilization of Reserves
1. Provisions for possible losses on loans and similar debts
2. Provisions for possible losses
3. Provisions for operations with offshore zone residents
4. Mandatory reserves
9.	Specific Elements of Settlement Operations Accounting
10.	Specific Elements of Accounting with Respect to Operations with Securities
11.	Specific Elements of Accounting with Respect to Operations with Foreign Currency and Precious Metals
12.	Methods for Valuation of Individual Types of Liabilities and Claims
13.	Accounting Information Processing Technology and Rules of Document Flow
14.	Organization of Internal Control over the Bank’s Operations

4

1.  GENERAL PROVISIONS

1.1. The Accounting Policy of JSC Vneshtorgbank (hereinafter – the Bank) determines a single methodological basis of accounting in the Bank and is formed in compliance with the requirements of:

•     Federal Law “On Banks and Banking Activity” dated December 2, 1990 No.395-1;

•     Federal Law “On Accounting” dated November 21, 1996 No.129-FZ;

•     The Civil Code of the Russian Federation;

•     Regulation of the Bank of Russia “On the rules of accounting in credit organizations located on the territory of the Russian Federation” dated December 5, 2002 No.205-P;

•     other legal acts of the Russian Federation, regulations of the Bank of Russia and the Ministry of Finance of the Russian Federation.

1.2. Bank’s assets accounting shall be performed separately from assets of other legal entities held by the Bank.

1.3. The Bank’s Accounting Policy shall be applied by all structural subdivisions of the Parent organization and the Bank’s Branches regardless of their location consecutively from one reporting year to another.

Modification of the Bank’s Accounting Policy shall be carried out in case of any changes in the law of Russia and in the accounting regulatory control system in the Russian Federation as well as in case of working out of new accounting methods by the Bank within the scope of the applicable law and normative acts of the Bank of Russia or significant modification of the terms and conditions of its activity.

In order to ensure comparability of accounting data, alterations in the Accounting Policy shall be introduced from the beginning of a financial year.

1.4. Transactions shall be reflected in accounting in compliance with their economic essence but not with legal form on the day of execution (receipt of documents) unless otherwise is provided for by normative acts of the Bank of Russia.

1.5. Accounting of transactions on customers’ accounts, assets, claims, liabilities, economic and other transactions of the Bank shall be performed in the currency of the Russian Federation through continual, uninterrupted, documentary and interrelated reflection on bookkeeping accounts.

The Bank shall maintain accounting of assets, banking-, economic- and other transactions through double-entry recoding in the interrelated accounts included in the Chart of bookkeeping accounts (hereinafter – the Bank’s Chart of Accounts) approved by a separate order for the Bank. The Bank’s branches shall use the Bank’s Chart of Accounts.  The branches shall not be allowed to independently include in their current Chart of Accounts any accounts that are not included in the Bank’s Chart.

Accounting in respect to such transactions, special features of which are described in the Instructions, Regulations, Rules and Procedures approved by orders for the Bank, shall be performed in accordance with such normative acts.

Primary accounting documents which fix the fact of a transaction shall constitute a ground for recording in ledgers.

Analytical accounting records shall be kept on separate ledger accounts. The procedure for ledger account numbering shall be as set out in Annex 1 “The Charts for Ledger Accounts Identification and Numbering (for general ledger accounts)” to

5

Regulation No. 205-P of the Bank of Russia dated December 5, 2002 “On the rules of accounting in credit organizations located on the territory of the Russian Federation”.

Analytical accounting on those transactions, for which special software is developed, shall be performed in these programs with reflection in a Bank’s balance sheet of final amounts on consolidated ledger accounts.

Branches shall determine a procedure of analytical accounting in separate programs on their own subject to observation of main principles of the Accounting Policy and regulations governed by the applicable normative acts of the Bank.

1.6. Recording of income and expenses on bookkeeping accounts shall be carried out in the Bank on cash basis, unless otherwise is provided for by normative acts of the Bank of Russia.

Nomenclature of income and expenses items shall be approved by a separate Bank order.

1.7. Recording of a value added tax amount in accounting shall be performed in accordance with Clause 5, Article 170 of the Tax Code of the Russian Federation and normative acts of the Bank, which regulate accounting of certain transactions related to acquisition and selling of goods, works and services.

1.8. Determination of income and expenses for the purposes of profit taxation as well as procedure of calculation and payment of certain taxes and charges shall be set forth by the Accounting Policy for the purposes of taxation of JSC Vneshtorgbank.

1.9. An annual accounting report of the Bank shall be drawn up in compliance with requirements of the Instruction of the Central Bank of the Russian Federation dated December 17, 2004 No.1530-U “On the Procedure of Drawing up the Annual Accounting Report by Credit Institutions”.

For the purposes of forming complete and reliable information about the results of the Bank’s activity for the reporting year an annual accounting report shall be drawn up taking into account post balance sheet date events (hereinafter – PBSDE) in accordance with the Regulation on the Procedure of Determination of Post Balance Sheet Date Events and their reflection in an annual accounting report of JSC Vneshtorgbank put into effect by Order dated December 6, 2005 No.1085.

An annual accounting report shall include:

•                  Annual Accounting Balance Sheet as of January 1 of a new year in the form of a turnover balance sheet for the reporting year (hereinafter – the Annual Balance Sheet);

•                  Income Statement taking into account post balance sheet date events;

•                  Consolidated turnover balance sheet recording post balance sheet date events;

•                  Auditor’s opinion on an annual accounting report;

•                  Explanatory note.

Taking into account requirements of the law in respect to joint-stock companies, the Bank’s Charter and terms of audit, the date of drawing up of an annual report of JSC Vneshtorgbank for a year shall be set from April 1 through April 15 of the year following the reporting one.

A post  balance sheet date event which may have material effect on the Bank’s financial position shall be understood as an event which, if recorded in the Bank’s balance sheet, will change the value of the Bank’s balance sheet items by the amount equal to at least 0.5 % of the Bank’s capital. If the effect of a specific event is less than

6

the established materiality criterion, the effect of the said event on the balance sheet items shall be considered based on the total of similar events.

1.10. Principles of the Accounting Policy conducted in the parent organization and branches of the Bank shall be uniform.

2.  PROCEDURE FOR FORMING FINANCIAL RESULTS

2.1. Recording of  Financial Results in the Bank’s Balance Sheet

2.1.1. Income and expenses shall be charged to ledgers after actual revenues have been received and expenses have been made, except for the cases stipulated by normative acts of the Bank of Russia. Revenues received and expenses made by the Bank in foreign currencies shall be recorded in the profit and loss accounts in rubles according based on the exchange rate of the Bank of Russia applicable on the date when revenues were received and expenses were made.

2.1.2. The date of income and expenses in a foreign currency shall be the date of valuation of currencies indicated in primary documents or statements on correspondent accounts. If no date of valuation of currencies is indicated, then the date of income and expenses shall be the date of debiting/crediting of a Bank’s correspondent account. Upon writing-off of fees and other expenses from customers’ accounts opened in the Bank the date of valuation of currencies shall be the date of writing-off of funds from a customer’s account.

2.1.3. Determination of financial results on the Bank’s activity (profit, loss) shall be performed on a monthly basis. Balance on accounts of income and expenses accounting on the last working day of a month shall be transferred to accounts “Profits for the Reporting Year” or “Losses for the Reporting Year”.

A profit or loss detected in the reporting year but referring to transactions of previous years shall be included in financial results of the reporting year.

Branches shall determine the financial result (profit or loss) of their activity on their own on the results of the reporting month and shall transfer it on the last working day of a month on balance of the Bank’s Parent Company. Transfer of the financial result by branches on balance of the Bank’s Parent Company shall be reflected in accounting in correspondence with accounts on branches’ settlement accounting.

2.2. Deferred Income/Expenses

2.2.1. Income/expenses received/paid during the reporting period (month), but which refer to next reporting periods, shall be reflected in the Bank’s balance sheet as deferred income/expenses. Writing-off of deferred income/expenses of future periods shall be conducted when the reporting period they refer to starts.

2.2.2. Revaluation of the Bank’s assets and liabilities in a foreign currency and precious metals shall be recorded on deferred income/expenses accounts on revaluation of funds in a foreign currency and precious metals, which shall be automatically transferred to relevant income and expenses accounts on the monthly basis on the last working day of a month.

2.2.3. Writing-off of deferred income and expenses under economic transactions of the Bank shall be performed under relevant items of income and expenses of the reporting period on a monthly basis during the last five working days of a month. Under economic transactions, which stipulate submission of evidencing documents under an agreement, writing-off of deferred income and expenses on

7

relevant items of income and expenses shall be performed against submission of evidencing documents in terms set forth by the agreement.

Thereat, deferred expenses under economic transactions of the Bank include rental fee, subscription fee; amounts paid for informational-advisory services, support of software and maintenance of computers, for advertisement; amounts paid for subscription to periodicals (newspapers, magazines); advances for communication services;  cost of software product, licenses on certain types of the Bank’s activity, for the right to use software products, as well as databases for them, when the Bank doesn’t have exclusive rights, with useful life of over 1 year.

2.3. Distribution of Profit, Formation and Use of the Bank’s Funds

2.3.1. Budget planning and control, including cost estimate planning and control, shall be performed by the relevant subdivision of the Financial Department.

2.3.2. Establishment of the Bank’s funds shall be carried out on the account of net profit of the Bank left at its disposal after payment of taxes and other compulsory payments.

Contributions to funds shall be made by resolution of the General Meeting of the Bank’s Shareholders.

The procedure for forming and using the Bank’s funds shall be determined by the Regulation on funds approved in the established order.

2.3.3. The use of the Reserve Fund shall be governed by the requirements of Federal Law dated December 26, 1995 No.208-FZ “On Joint-Stock Companies”.

2.3.4. The use of funds from funds’ accounts shall be conducted within the scope of availability of funds on such accounts.

3.  PECULIARITIES OF TANGIBLE AND INTANGIBLE ASSETS
ACCOUNTING

3.1.  Fixed Assets and Intangible Assets

3.1.1. Fixed assets include a part of property which as of the date of acquisition, costs more than ten thousand rubles (without value added tax) per unit with useful life exceeding 12 months (buildings, structures, equipment and tools, computers, vehicles and other property used by the Bank as means for services provision, management of the Bank, as well as in cases stipulated by sanitary-hygienic, technical-operational and other special technical norms and requirements) as well as land plots owned by the Bank and capital investments in leased buildings, structures and other fixed assets, if in compliance with a concluded lease agreement such capital investments belong to a lessee.

3.1.2. Fixed assets shall be accounted in rubles at initial price to be determined for items:

•             contributed by shareholders to the Bank’s authorized capital – based on the monetary valuation agreed by the shareholders and determined according to the procedure set out in the Bank’s Charter. The Bank’s expenses on delivery of items and their finishing-up so that they are fit for use shall be referred to the initial cost of items;

•             received free of charge and based on agreements providing for discharge of liabilities (payment) with non-monetary assets – at market price of identical property as of the date of capitalization. The expenses on delivery of the above items and their finishing-up so that they are fit for use shall be referred to increase in their cost;

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•             acquired after January 1, 2003 for a fee (including used items) – on the basis of actual expenses, including expenses on delivery, assembly, installation as well as customs duties, net of value added tax;

•             constructed – at actual costs for erection (construction).

Fixed assets shall be accounted for in rubles (rounded only upward). Each unit of fixed assets shall be rounded separately. The rounded amount in kopecks shall be referred to a separate ledger account of the Bank’s income.

3.1.3. Change of initial cost of fixed assets is permitted only in case of further construction, further equipping, reconstruction, technical reequipping, revaluation or partial liquidation of the relevant objects. The Bank has a right to perform revaluation of fixed assets in compliance with the applicable law of the Russian Federation as well as upon decision of the Bank’s Management Board (but not more than once per year as of January 1 of the reporting year).

3.1.4. Full replacement value upon fixed assets revaluation shall be determined through direct calculation on the basis of documented market prices. For documented evidence of market prices one may use data about prices for analogous products received in written form from organizations-manufacturers; information about a price level published in mass media and specialized literature; expert opinions about value of main funds’ objects.

3.1.5. Fixed assets owned by the Bank – buildings, structures, cars, equipment, vehicles, other types of fixed assets regardless of technical condition, being in order and unused, preserved, being in reserve, prepared to writing-off, but not registered in the set order by relevant acts, objects of construction in progress, etc. shall be subject to revaluation. Value of land plots and objects of land management shall not be subject to revaluation.

3.1.6. In case when further revaluation(-s) results in increase in value of an object, the sum of increase in value equal to the amount of markdown conducted during the previous reporting periods and referred to expenses accounts shall refer to revenues accounts.

3.1.7. Intangible assets include results of intellectual activity and other objects of intellectual property (exclusive rights for them) acquired and/or created by the Bank, which are used in performance of works, rendering of services or for management purposes during a long term (over 12 month).

For an intangible asset to be recognized it must be capable of bringing economic benefits (income); furthermore, duly executed documents must be available confirming the existence of the intangible asset and/or the exclusive right to the results of intellectual activities, including patents, certificates, other protective documents, agreement on assignment (acquisition) of patent or trademark.

In particular, intangible assets include the following:

•              exclusive right of the patent holder to the invention, industrial sample, useful model;

•              exclusive right of the author and other right holder to use computer software, database etc.;

•              exclusive right to trademark or service mark;

•              possession of “know-how”.

Intangible assets shall be accounted for at their initial cost, determined as follows:

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•              for items acquired for a fee after January 1, 2003 – based on the actual expenses on acquisition of items and their bringing into the serviceable condition, excluding VAT;

•              for items received free of charge – at the market price of a similar intangible asset as of the date when intangible assets are recorded in accounts. The expenses on delivery of the above assets and their finishing-up so that they are fit for use shall be referred to increase in their cost;

•              for items created using own resources after January 1, 2003 – based on the actual production costs, excluding VAT and other taxes, accounted for as expenses.

The software, software product licenses and software databases which the Bank acquires but holds no exclusive rights to shall be written off:

•              as deferred expenses with subsequent staged writing-off within the useful life, if the useful life is established by the agreement, based on the commissioning act;

•              as deferred expenses in case of staged acquisition based on the transfer and acceptance act signed between the Bank and the supplier, with subsequent staged writing-off within the useful life, if the useful life is established by the agreement, based on the commissioning act;

•              as deferred expenses if the acquisition cost is significant (equivalent to more than USD 50,000), if the agreement does not stipulate the useful life, based on the act of transfer and acceptance. In this case, the useful life shall be determined by the Committees on facility commissioning, their membership approved by the Bank’s order;

•              as the Bank’s non-recurrent expense on commissioning, if the agreement does not determine the useful life of the above.

The VAT amounts with respect to software products and database, for which the Bank does not hold exclusive rights shall be written off as the Bank’s non-recurrent expense as of the date of signing the commissioning act.

The results of intellectual activities and other intellectual property with the useful life of under 1 year for which the Bank holds exclusive rights shall be referred non-recurrently to the Bank’s expenses.

3.1.8.  If a fixed or intangible asset is acquired, the date when the ownership right to the said asset is transferred to the Bank shall be considered the accounting recognition date for the said asset.

In case of disposal of real estate property subject to state registration, the said asset shall be recognized in the accounts upon filing of documents for state registration.

The date of the Bank’s acquisition of property based on ownership right, operational management or lease agreement shall be determined according to the transfer and acceptance acts, acceptance consignment notes, documents confirming the filing of documents for state registration or other documents set out by the Russian Federation laws or agreements.

3.1.9. Fixed and intangible assets valued in a foreign currency during acquisition (including costs of their acquisition, construction, production and replacement) shall be valued in rubles by means of converting the foreign currency based on the exchange rate set by the Bank of Russia as of the date of asset recognition by the Bank determined according to the documents listed in paragraph 3.1.8. of this Regulation.

3.1.10. Fixed and intangible assets shall be accounted for in the Bank according to Instruction “On the procedure of fixed assets, intangible assets and inventories accounting” enacted by Order of the Bank No. 692 dated August 7, 2003.

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3.1.11. Analytical accounting of fixed assets and intangible assets shall be performed with a breakdown by inventory items.

An inventory item of fixed assets shall mean an item with all the fixtures and fittings, or a separate structurally autonomous item designated to perform specific independent functions, or an autonomous set of structurally interconnected objects constituting a unified whole and designated to perform certain work. Each object included in a set can function only as part of the set, not independently.

If an item has several parts of various useful lives, each part shall be accounted for as an independent inventory item. Replacement of each part shall be recorded as retirement and acquisition of an independent inventory item.

3.2. Accounting of inventories

3.2.1. The following are recorded as inventories:

•              items valued at no more than 10,000 rubles (VAT excluded) per unit as of their acquisition dates, irrespective of their useful lives;

•              items with a useful life of up to one year, irrespective of their value;

•              spare parts;

•              materials;

•              fixtures and fittings;

•              stationery;

•              publications;

•              non-current inventories.

3.2.2. Inventories shall be referred to this or that kind depending on their use, technical features, cost according to the Russian Federation laws and the Chart of bookkeeping accounts of a credit organization of the Russian Federation. Non-current inventories include the property acquired by the Bank as a result of transactions based on settlement or pledge agreements before the Bank adopts a decision as to disposal of the said property or its use in own activities.

3.2.3. Inventories shall be accounted for at their actual value determined based on the actual acquisition costs, including VAT paid to suppliers.

3.2.4. Inventories valued in a foreign currency shall be valued in rubles by means of converting the foreign currency amount based on the exchange rate set by the Bank of Russia as of the date of the document on which asset recognition is based.

3.2.5. The inventories received by the Bank, with the exception of property classified as fixed assets in compliance with the current classification, shall be taken on charge in the warehouse and shall be recorded on the corresponding inventory accounts.

The inventories which have been obtained during disassembly of reconstructed facilities and which are fit for further use or disposal shall also be taken on charge in the warehouse and recorded in the accounts. The inventories which have been obtained during disassembly of reconstructed facilities and which are fit for further use or disposal shall be valued based on the market value, determined according to Article 40 of the Russian Federation Tax Code, with the valuation performed by the initiating subdivision. Data indicated in Clause 3.1.4 hereof can be used as a documented evidence of the market prices.

Tangible assets shall be taken on charge, transferred for operation or written off based on the acts executed, signed and approved according to the procedure established in the Bank.

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3.2.6. Inventories shall be accounted for in the Bank according to Instruction “On the procedure of fixed assets, intangible assets and inventories accounting” enacted by Order of the Bank No. 692 dated August 7, 2003.

3.3. Procedure for accrual of amortization of fixed and intangible assets

3.3.1. The cost of fixed assets shall be discharged by accrual, using straight-line method, of amortization charges and their writing-off as the Bank’s expenses within the standard useful life of assets.

3.3.2. The useful life of fixed assets received prior to January 1, 2002 shall be determined according to “Uniform norms of amortization charges for complete recovery of fixed assets of the USSR economy”, approved by Decree No. 1072 of the Council of Ministers of the USSR dated October 22, 1990.

3.3.3. The useful life of fixed assets received from January 1, 2002 to January 1, 2004 shall be determined according to “Classification of fixed assets included in amortization groups” (hereinafter – the “Classification”) approved by Decree No. 1 of the Russian Federation Government “On classification of fixed assets included in amortization groups” dated January 1, 2002. The useful life shall be determined when the facility is put into operation and shall be based on the maximum useful life for the corresponding amortization group.

3.3.4. The useful life of fixed assets received after January 1, 2004 (except for real estate property) shall be determined according to “Classification of fixed assets included in amortization groups” (hereinafter – the “Classification”) approved by Decree No. 1 of the Russian Federation Government dated January 1, 2002. The useful life shall be determined when the facility is put into operation and shall be based on the minimum useful life for the corresponding amortization group plus one month.

The useful life of real estate property shall be determined according to the Classification for each property item individually, based on decision of the Committee on commissioning and use of tangible assets acquired according to the procedure established in the Bank.

3.3.5. Amortization charges accrual shall be suspended with respect to fixed assets undergoing reconstruction and modernization (at least for 12 months) and fixed assets put into long-term storage (at least for 3 months). If a facility is removed from storage, amortization shall accrue according to the procedure that was effective prior to putting into storage. Decision on putting a facility into storage (removal from storage) shall be executed as order of the Bank (branch).

3.3.6. With respect to reconstructed or modernized fixed assets whose residual value is equal to zero and whose useful life has expired, amortization shall accrue based on the reconstruction/modernization costs and the new useful life established for the given group according to the Classification and this Regulation .

3.3.7. With respect to housing facilities amortization shall not accrue for balance sheet accounts. With respect to housing facilities, depreciation shall accrue, which shall be recorded on off-balance sheet accounts. Depreciation shall accrue according to the same procedure as amortization.

3.3.8. Acquiring used fixed assets, the Bank shall be entitled to determine the amortization rate for these assets taking into account the useful life less the number of years (months) of the assets’ operation by the previous owners.

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3.3.9. Amortization charges with respect to fixed and intangible assets shall accrue starting from the first day of the month following the month when the said assets were put into operation.

3.3.10. With respect to retired fixed assets, amortization accrual shall cease starting from the first day of the month following the month when the retirement took place.

3.3.11. Amortization charges shall accrue until full discharge of the cost of asset, or until the asset is written off the Bank’s balance sheet.

3.3.12. With respect to intangible assets, amortization shall accrue according to the rates calculated by the Bank based on the initial cost and useful life of the corresponding intangible asset.

3.3.13. The maximum amount of amortization accrued shall be equal to the balance sheet value of a facility/item (or the replacement cost, if the facility has been revalued).

3.3.14. The useful life of such intangible assets as rights of use, patents etc. may be equal to the validity periods of the said assets determined by the agreements. If no useful life is specified in agreements, the Bank shall establish the useful lives of intangible assets independently.

The estimated useful life of an intangible asset shall serve as the basis for establishing the amortization rates.

With respect to intangible assets whose useful life cannot be determined, the amortization rates shall be determined according to the technical specifications and recommendations of the manufacturers with a view to a 10-year period, but no longer than the period of the Bank’s activities. If no data about the useful life of intangible assets are available in the primary documents, the useful life shall be determined and approved by the committees on commissioning of facilities, with the membership of such committees approved by order of the Bank.

3.3.15. During the reporting year, the amortization charges with respect to fixed and intangible assets shall accrue on a monthly basis and shall be equal to 1/12 of the annual amount.

3.4. Procedure for allocation of tangible assets to branches

3.4.1. Tangible assets (fixed assets, inventories) and intangible assets recorded on the appropriate balance sheet accounts shall be transferred by the Bank’s Parent Organization to branches based on the Bank’s administrative document.

Receivables for acquired fixed assets, intangible assets, inventories may be transferred without execution of an administrative document by the Bank.

Transfer and acceptance of fixed and intangible assets shall be executed as a corresponding act, where a separate act shall be drawn up for each item transferred. A single transfer and acceptance act may be executed for a group of similar fixed assets with the same features and accounting parameters.

In case of inventories transfer, a general act may be executed specifying the information with respect to each item transferred. The act on transfer and acceptance of tangible assets shall be approved by the Bank’s President-Chairman of the Board, or by any other authorized official of the Bank.

3.4.2. Operations involving acquisition and disposal of assets shall be recorded, based on the act of transfer and acceptance and the transfer notice signed by the branch

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in due order and according to the rules of the Bank’s settlement system on accounts of  inter-branch settlements.

3.4.3. Property transferred from a branch balance sheet to the Parent Organization’s balance sheet shall be transferred according to the same procedure as above.

3.4.4. Tangible assets (fixed assets, inventories) and intangible assets paid for by the Parent Organization for the newly opened branches shall be transferred based on the Act of settlements reconciliation. The said Act shall be signed by the Bank’s Chief Accountant (Chief Accountant Deputy ) and by Manager of the branch, and shall be approved by the Bank’s authorized official.

4. PROCEDURE FOR ACCOUNTING OF CAPITAL INVESTMENT COSTS

4.1. Capital investments include the costs of construction (building), making (production) and acquisition of fixed and intangible assets as well as the costs of extension, further equipping, modernization, reconstruction and technical upgrading of fixed assets.

4.2. Prior to commissioning, the capital investment facilities shall not be included as part of fixed assets and intangible assets. The costs related to the above facilities, VAT excluding, shall be accounted for as capital investments.

4.3. The commissioning acts for completed facilities shall specify the value characteristics for each fixed asset entered in the books, or the amounts of increased value for a fixed asset that was entered in the books earlier, but has been reconstructed, modernized, rebuilt etc.

4.4. The Bank’s capital investments shall be accounted for according to Instruction “On the procedure of fixed, intangible and inventories accounting” enacted by Order of the Bank No. 692 dated August 7, 2003, Regulation “Accounting of capital investments related to construction, reconstruction and modernization of fixed assets. Accounting of costs related to capital repairs” enacted by Order of the Bank No. 796 dated September 27, 2004.

4.5. Analytical accounting of capital investments shall be carried out in separate software (for each fixed assets item) according to the procedure set out in paragraph 1.5 of this Regulation.

5. PERIODICITY OF INVENTORY COUNTS OF TANGIBLE ASSETS AND MONETARY LIABILITIES. PROCEDURE FOR PROPERTY WRITING-OFF AND DISPOSAL

5.1. For the purpose of ensuring the accuracy of accounting data and reports, based on the Bank’s order, the inventory counts of property and monetary liabilities are performed.

5.2. Inventory counts of property, financial liabilities, payables and receivables shall be carried out annually, prior to drawing up the annual accounting report. The procedure and terms of inventory counts are determined by the Bank’s order, based on which the Bank’s branches issue the appropriate administrative document.

Besides, inventory counts shall be performed in the following cases:

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•              if the Bank’s property is leased, in case of purchase or sale the inventory count of transferred, purchase or sold tangible assets shall be performed;

•              if the officials responsible for safe-keeping of tangible assets change their positions (inventory count is performed on the day of assets transfer and acceptance);

•              if facts of theft, abuse or impairment of assets have been detected;

•              in case of a fire or a natural disaster;

•              if the Bank or its branches are reorganized or liquidated;

•              by resolution of the Bank’s management.

5.3. Inventory counts of securities in the Bank’s vault shall be performed on a quarterly basis, as of the 1st day of the quarter following the reporting one.

5.4. Inventory count of valuables in the cash vaults and cash desks of the Bank shall be performed according to Instruction “On the procedure of cash operations in JSC VTB Bank “ enacted by Order of the Bank No. 682 dated August 1, 2005, on a quarterly basis and as of January 1st of each year. Besides, inventory counts shall be performed in the following cases:

•              if the officials responsible for safekeeping of valuables change their positions (including temporary changes);

•              in other cases, upon discretion of the Bank’s President-Chairman of the Board (branch manager).

5.5. Surplus tangible assets and cash shall be recorded on the appropriate accounts as the Bank’s income.

Any deficiencies of tangible assets and impaired assets shall be referred to the guilty persons for compensation of the damage incurred. If no guilty persons can be determined, the deficient amounts and the cost of impaired assets shall be written off as the Bank’s expenses on the date when the decision to write off the said amounts is made.

5.6. The fact that property is unfit for further use, or that it is impossible or inefficient to recover the said property, shall be determined by the Committee for inspection of the technical condition of inventories acting on the basis of Regulation “On the Committee for inspection of the technical condition of inventories” enacted by Order of the Bank No. 398 dated June 10, 2002.

Fixed, intangible and non-current assets valued at over 10,000 rubles (VAT excluded) shall be written off according to Regulation “On the Committee for review of requests by structural subdivisions and branches of JSC Vneshtorgbank regarding writing off the balance sheet or deregistration from off-balance sheet and off-system records of the uncollectible debts, deficiencies and losses of inventories” enacted by Order of the Bank No. 14 dated January 19, 2001.

Inventories (except for non-current ones) shall be written off as the Bank’s expenses according to the following procedure:

•              publications, including periodicals and reference books, - based on the Act of handing over for operation, irrespective of the cost;

•              stationery – based on material requisition by the Bank’s subdivisions, irrespective of the cost;

•              equipment, computers, office machines, video and audio devices, furniture, special banking equipment valued below the established norm for fixed assets (VAT excluded) – based on duly executed Commissioning Acts;

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•              other inventories that are not mentioned above – based on duly executed Commissioning Acts or Acts for consumables/inventories write-off, or Acts on issue of advertising and souvenir products.

Inventories valued from 1,001 to 10,000 rubles per unit (VAT excluded) upon commissioning shall be accounted for as off-system, broken down by separate items and materially responsible persons. The said inventories shall be written off the off-system records based on Write-Off Acts due to unsuitability for further operation because of defects, loss of commercial qualities etc.

Similar (identical) inventories acquired at different prices and written-off at commissioning shall be valued at their unit prices.

Writing-off of the non-current assets valued at under 10,000 rubles (VAT excluded) shall be carried out in the Parent Organization according to resolution of the Committee for review of the acts on writing off the balance sheet the unfit low-value and non-durable items and in branches by a permanent committee whose membership and functions shall be approved by the branch’s administrative document.

The Act for writing-off the non-current assets shall be duly approved by the Bank’s President-Chairman of the Board, or by any other authorized person - in the Parent Organization, and by the branch manager (assistant manager) - in the branches. In the branches, the acts for writing-off of the non-current assets may be executed by a permanent committee whose membership and functions shall be approved by the branch’s administrative document.

5.7. The Bank may dispose of excess and unnecessary (unused) tangible assets.

Tangible assets shall be disposed of (sold) based on the following:

•              by resolution of an authorized person on the basis of a relevant administrative document of the Bank, in case when foreign representative offices dispose of fixed assets and inventories located in the business premises (offices) of the foreign representative offices, with the balance sheet value of the items sold not exceeding the amounts equivalent to USD 10,000.000 per item. The items shall be sold at the contract price, but not less than the depreciated cost;

•              by resolution of the Bank’s President – Chairman of the Board or his assistant in case of selling an item, the balance sheet value of which equals up to 10,000.00 USD per item (such resolution shall be executed in the form of a Bank order). The sale shall be carried out at the contract price;

•              by resolution of the Bank’s Board in case of selling an item, the balance sheet value of which equals to more than 10,000.00 USD per item (such decision shall be executed in the prescribed order). The sale shall be carried out at the contract price, but not less than the price determined by an independent appraiser, charging the buyer with the taxes established by the Russian Federation laws.

6. PROCEDURE FOR RAISING (PLACEMENT) OF MONETARY FUNDS AND THEIR REPAYMENT (REDEMPTION)

6.1. The relations between the Bank and its customers (legal entities and individuals, including banks) shall be determined by contracts and agreements concluded according to the requirements of the Russian Federation Civil Code (sections 42, 44 and 45 of the RF Civil Code).

The Bank’s relations with foreign contractor banks shall be formalized according to international banking practices and international laws.

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6.2. Raising (placement) of monetary funds shall be carried out by the Bank in compliance with the requirements of the Russian Federation laws, both in the Russian Federation currency and foreign currencies.

The general minimum and maximum terms for raising and placement of funds, the interest rate scale and the list of currencies in which funds are raised and placed shall be determined according to Regulation “On the procedure for setting the interest rates for raised funds and loans by Vneshtorgbank” enacted by Order of the Bank No. 148 dated March 22, 2002.

6.3. The decision on credit risk acceptance by the Bank shall be made by the Bank’s Credit Committee functioning based on Regulation “On Credit Committee of JSC Vneshtorgbank” enacted by Order of the Bank No. 833 dated October 11, 2004, and by the Bank’s Minor Credit Committee acting on the basis of Regulation “On Minor Credit Committee of JSC Bank Vneshtorgbank” enacted by Order of the Bank No. 736 dated August 17, 2005.

Credit committees of the Bank’s branches shall operate according to the Standard Regulation on Credit Committee of the Bank’s Branch, enacted by order of the Bank.

6.4. The main procedures and order of actions by the Bank’s management bodies, subdivisions and officials in case of the Bank’s acceptance of customer credit risks (except for banks and financial institutions) shall be carried out according to the Credit Procedure approved by the Bank’s Board and normative and administrative documents of the Bank.

6.5. Operations involving lending shall be carried out according to the Bank’s normative acts.

7. PROCEDURE FOR INTEREST ACCRUAL AND PAYMENT

7.1. Operations involving referring the interest accrued on raised (placed) funds to the Bank’s expenses (income) shall be accounted for based on accrual method. Interest shall be paid (received) on the dates specified by the corresponding agreements.

7.2. If interest is accrued on raised (placed) funds inside the Russian Federation, the interest rate (per cent per annum) and the actual number of calendar days for which the funds are raised or placed shall be taken into account. In this case, the actual number of calendar days per year – 365 or 366 – shall be taken as the basis for accrual.

The procedure and terms of interest accrual in respect of transaction on the international financial market shall be regulated by applicable law of the state where such transactions are performed, this fact being specified in the corresponding agreements.

7.3. Interest accrued and paid shall be accounted for according to Instruction “On the procedure for accounting of operations involving accrual, payment/collection of interest on raised and placed funds” enacted by Order of the Bank No. 700 dated August 14, 2003.

7.4. In cases when a fixed-term or other deposit (other than call deposit) is returned to the depositor on his demand prior to expiry of the fixed term or prior to the occurrence of the circumstances stipulated in the bank account (deposit) agreement, the interest on the said account (deposit) shall be paid at the rate specified in the agreement.

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8. PROCEDURE FOR FORMING AND UTILIZATION OF RESERVES

8.1. Provisions for possible losses on loans and similar debts

8.1.1. According to Article 24 of the Federal Law “On Banks and Banking Activity” dated December 2, 1990 No. 395-1, the Bank shall make provisions for possible losses with respect to the funds loaned (placed) in the order established by the Bank of Russia Regulation No. 254-P “On the procedure for making provisions for possible losses on loans, loan debts and similar debts by credit institutions” dated March 26, 2004 for the purpose of covering the possible losses due to the borrowers’ failure to repay the funds received.

Making and utilization of provisions, classification of loans and similar debts, adjustment of provisions and accounting of the corresponding operations shall be carried out in compliance with the normative acts of the Bank.

8.1.2. Provisions for loan indebtedness accounted for in the balance sheets of the Bank’s branches shall be made by the branches independently.

8.1.3. Provisions for possible losses on loans shall be used only for covering loans and similar principal debts unpaid by customers (banks) and as related to overdue promissory notes – for covering the amount recorder on promissory notes (both overdue and protested and overdue and non-protested) accounts.

8.1.4. Writing-off of bad loans by the Bank shall be performed by means of the corresponding loan provision.

Simultaneously the Bank writes off interest accrued on bad loans.

When these provisions are insufficient for covering bad debts to be written off the Bank’s balance sheet, the loan debt balance shall be written off on expenses accounts.

The Bank is obliged to take necessary and sufficient measures on collection of debt, arising out of the law, usual business practice or the agreement.

Writing-off of a loan, the amount of which doesn’t exceed 1% of the Bank’s equity (capital), shall be conducted against documents confirming the fact of the borrower’s failure to fulfill liabilities before creditors within the period of not less than 1 year before the date of decision on writing-off of such loan from the Bank’s balance sheet.

Writing-off of a loan, the amount of which exceeds 1% of the Bank’s equity (capital), shall be conducted taking into consideration the following:

•              the decision on writing-off of a bad loan made by the Bank shall be confirmed by acts of the authorized governmental bodies unless otherwise is set by a special resolution of the Bank’s Supervisory Board;

•              the decision on writing-off of a bad loan granted to a shareholder (shareholders) of the Bank and (or) affiliated persons shall be confirmed by acts of the authorized governmental bodies.

8.1.5. Once a debtor organization is liquidated (on the basis of the Certificate on Entry into the Uniform State Register of Legal Entities related to liquidation of the legal entity) writing-off of loan debt from the off-balance sheet can be performed.

8.2. Provisions for possible losses

8.2.1. The Bank shall form, adjust and restore the provisions for possible losses according to Regulation No. 232-P of the Bank of Russia “On the procedure for making

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provisions for possible losses by credit organizations” dated July 9, 2003 and according normative documents of the Bank (Provisional Instruction “On the procedure for making provisions for possible losses in the Parent Organization JSC Vneshtorgbank” enacted by Order of the Bank No. 624 dated August 2, 2004.

8.2.2. The Bank shall form provisions for other losses in order to cover possible losses related to reduction of the credit organization assets’ value; increase of the scope of liabilities and/or expenses of the Bank in comparison to those previously recorded in the accounting records; failure to fulfill liabilities by the Bank’s counterparties under concluded transactions (performed operations) or because of failure to fulfill liabilities by the person, proper execution of whose liabilities is secured by the liability assumed by the Bank.

8.2.3. Provisions for possible losses on operations accounted for in the balance sheets of the Bank’s branches shall be made by the branches independently.

8.3. Provisions for operations with offshore zone residents

8.3.1. Provisions for the Bank’s operations with offshore zone residents shall be made according to Directive of the Bank of Russia No. 1584-U “On making and amount of provisions for possible losses on credit organizations operations with offshore zone residents” dated June 22, 2005 and according to Instruction “On the procedure for making provisions for operations with offshore zone residents in JSC Vneshtorgbank” enacted by Order of the Bank No. 988 dated November 9, 2005.

8.3.2. The Bank’s branches shall independently form provisions for operations with offshore zone residents accounted for in their balance sheets.

8.4. Mandatory reserves

8.4.1. The Bank shall form mandatory reserves according to the procedure established by Regulation of the Bank of Russia No. 255-P “On mandatory reserves of credit organizations” dated March 29, 2004.

The amount of mandatory reserves shall be calculated by the Bank’s Parent Organization as of the 1st day of the month following the reporting one; the said reserves shall be calculated for the Bank in general, including the branches.

Mandatory reserves shall be formed in the Russian Federation currency by means of transferring the monetary funds from the Bank’s correspondent account.

8.5. Insurance contributions to the fund for mandatory insurance of deposits

8.5.1. The Bank shall make insurance contributions to the fund for mandatory insurance of deposits according to the procedure established by Federal Law No. 177-FZ dated December 23, 2003 “On insurance of deposits held by individuals in the Russian Federation banks”.

The Bank’s Parent Organization shall calculate the amounts of insurance contributions as of the 1st day of each month following the reporting quarter; the said amounts shall be calculated for the Bank in general, including the branches.

Insurance contributions to the fund for mandatory insurance of deposits shall be made in the Russian Federation currency by means of transferring the funds from the Bank’s correspondence account.

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9. SPECIFIC ELEMENTS OF SETTLEMENT OPERATIONS ACCOUNTING

9.1. The Bank carries out settlement operations in the Russian Federation currency according to Regulations of the Bank of Russia No. 2-P “On non-cash settlements in the Russian Federation” dated October 3, 2002 and No. 222-P “On the procedure for non-cash settlements by individuals in the Russian Federation” dated April 1, 2003.

9.2. Non-cash settlements in the Russian Federation currency between legal entities in the Russian Federation territory as well as the formats, the procedure for filling-in and execution of settlement documents shall be regulated by Instruction “On the forms of non-cash settlements and the procedure for their application” enacted by Order of the Bank No. 708 dated December 17, 2001.

9.3. Non-cash settlements in the Russian Federation currency and in the Russian Federation territory with respect to nostro and loro correspondent accounts shall be carried out by the Bank and its branches according to Instruction “On the procedure for domestic settlements by Vneshtorgbank in the Russian Federation currency via the correspondent accounts network” enacted by Order of the Bank No. 621 dated November 16, 2001.

The Bank’s branches shall be entitled to duly open correspondent accounts with other credit organizations (branches) and to conduct operations with respect to the said accounts.

Relations between the Bank (branch) and other credit organizations (branches) while making settlements on correspondent accounts shall be regulated by the Russian Federation laws and correspondent account agreements signed between the parties.

The amounts received on the correspondent accounts of the Bank (branch) shall be entered in the corresponding accounts of customers and the Bank (branch).

Unidentified amounts which cannot be entered in the appropriate accounts when they are received shall be recorded on balance sheet account No. 47416 “Suspense amounts received on correspondent accounts”.

Outstanding settlements of the Bank shall be recorded on balance sheet accounts No. 30221, No. 30222 “Outstanding settlements of the bank”, No. 30220 “Customer funds with respect to outstanding settlement operations”, No. 30223 “Customer funds with respect to outstanding settlement operations for settlements through branches of the Bank of Russia”.

9.4. The procedure for settlement operations in the Russian Federation currency between the Bank’s subdivisions and branches shall be regulated by the “Rules on formation of the settlement system in JSC Vneshtorgbank for settlement operations with respect to inter-branch settlement accounts and cash redistribution accounts in the Russian Federation currency” enacted by Order of the Bank No. 498 dated September 4, 2001.

9.5. The procedure for transfers by individuals without bank account opening shall be regulated by Instruction “On the procedure for transfers by individuals without bank account opening” enacted by Order of the Bank No. 525 dated June 16, 2005.

9.6. The Bank shall perform international settlement operations according to the generally accepted international rules and business practices.

The procedure for international settlements by the Bank with respect to customer operations, including operations by correspondent banks, shall be regulated by

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Instruction “On the settlement procedure for operations related to export and import of goods, works and services” enacted by Order of the Bank No. 1097 dated December 30, 2004.

10. SPECIFIC ELEMENTS OF ACCOUNTING WITH RESPECT TO OPERATIONS WITH SECURITIES

10.1. Accounting of investments in securities shall be conducted in compliance with the Regulation of the Bank of Russia No.205-P “On the Rules of Accounting for Credit Organizations in the Territory of the Russian Federation” dated December 5, 2002.

10.2. The Bank’s trading portfolio shall include:

•              listed securities acquired for reselling within 180 calendar days inclusively;

•              listed- and unlisted securities acquired under agreements stipulating repurchase within 180 calendar days inclusively;

•              listed- and unlisted securities acquired under loan agreements (regardless of the agreement’s term and issuer).

Listed securities are securities which meet the following requirements:

•              allowed for circulation on an open regulated market or through a securities market trade organizer (including foreign open regulated markets or trade organizers) subject to the relevant license of the Federal Financial Market Service, and for foreign regulated markets or trade organizers – of the national authorized body.

•              turnover for the last calendar month on the abovementioned regulated market or through a trade organizer shall amount to not less than the average amount of transactions per month which is set in compliance with normative acts of the Federal Financial Markets Service for inclusion of securities in the quotation list of the first level;

•              information about the market price shall be publicly available, i.e. is subject to disclosure in accordance with the Russian and foreign Securities Market Law, or access to it requires no special rights.

Unlisted securities are any securities which don’t meet the abovementioned requirements.

10.3. The Bank’s investment portfolio shall be formed by securities acquired in order to gain investment income from selling (reselling) as well securities acquired with a view to withholding for over 180 calendar days.

Unlisted securities shall be enlisted in the investment portfolio, except for unlisted securities acquired under agreements stipulating repurchase within 180 calendar days inclusively and unlisted securities acquired under loan agreements (in this case, unlisted securities constituting the investment portfolio shall be accepted to accounting as those acquired in order to gain investment income or available for reselling with a view to increase of their value) as well as listed securities acquired for investing.

10.4. The control participation portfolio shall be formed by the Bank out of voting shares held by legal entities – issuers in the amount complying with the relevant criteria of significant influence.

Significant influence shall mean a possibility to influence decisions made by the management bodies of a legal entity, conditions of running business due to participation in the authorized capital and (or) in compliance with the terms and conditions of the

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agreement entered into between legal entities – members of a banking/consolidated group, to appoint the sole executive body and (or) more than a half of members of the collegial executive body of a legal entity, as well as an opportunity to elect more than a half of members of the Board of Directors (Supervisory Board) of a legal entity.

10.5. Securities shall be subject to compulsory transfer from one portfolio to another or from one bookkeeping account to another account related to listed/unlisted securities of the investment portfolio in the following cases:

•              if a security ceases to meet the criteria of listed securities, on the same day it shall be subject to transfer on the unlisted securities account;

•              if an unlisted security starts to meet the criteria of listed securities, on the same day it shall be subject to transfer on the listed securities account;

•              upon failure to fulfill the conditions of the return (sale) of an unlisted security acquired under a loan agreement as well as acquired under an agreement stipulating its repurchase within 180 days, at the end of the working day it shall be transferred to the investment portfolio on unlisted securities accounts. In the same case a listed security shall be transferred to securities accounts for the trading portfolio reselling or listed securities accounts of the investment portfolio;

•              if the aggregate number of voting shares on accounts of the trading and/or investment portfolio exceeds the amount conforming to the set criterion for the Bank’s control participation portfolio forming, then they shall be transferred to the control participation portfolio at the end of the working day. Further on, all voting shares of this joint-stock company shall be enlisted in the same portfolio;

•              if the number of voting shares of one joint-stock company on accounts of the control participation portfolio is less than the amount conforming to the set criterion for the Bank’s control participation portfolio forming, then remaining shares shall be transferred to the relevant accounts of the investment or trading portfolio at the end of the working day.

10.6. Decisions related to management of the securities portfolios as well as decisions on inter-portfolio transfer (except for transfer performed in compulsory manner in compliance with the requirements of the Bank of Russia) shall be made by the Bank’s Assets and Liabilities Committee.

10.7. Securities shall be accounted for against actual expenses for their acquisition. Actual expenses for acquisition, along with security value at the purchase price determined by the terms and conditions of the agreement (transaction), shall include expenses on services related to acquisition of a security, and as to interest-bearing (coupon) securities – also interest (coupon) revenue paid upon acquisition.

10.8. Depending on purposes of acquisition the accounting of investments in securities shall be performed by the following methods:

a) at the purchase price;

b) at the market value.

10.8.1. Listed securities acquired for the purposes of reselling within 180 calendar days inclusively enlisted in the trading portfolio shall be taken into account only at the market value (including listed securities enlisted in the trading portfolio upon failure to meet the conditions of repurchase (return)).

10.8.2. Securities of the investment portfolio and control participation portfolio shall be reflected in the accounting records only at the purchase price (balance sheet value upon transfer from the trading portfolio).

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10.8.3. Listed and unlisted securities acquired under agreements stipulating repurchase within 180 calendar days inclusively, as well as listed and unlisted securities acquired under loan agreements (regardless of the agreement’s term and the issuer) shall be accounted for at the purchase price.

The provisions for possible losses shall be established in respect of securities not to be revaluated. In this case, no provisions for possible losses shall be established in respect of securities acquired under loan agreements, securities acquired under sale and repurchase agreements, as well as investments in shares reducing the fixed capital amount.

10.8.4. Investments in equity securities shall be accounted for in the currency of par value. If the currency of par value is a foreign currency, the ruble equivalent shall be reflected at the exchange rate of the Bank of Russia as of the date of transfer of the right for a share and investments shall be revaluated upon change of the exchange rate of the Bank of Russia.

If under the transaction’s terms currency securities are acquired for a currency which differs from the currency of par value, then the purchase price of such securities shall be converted into the currency of par value (liability) at the official exchange rate of the Bank of Russia as of the date of acquisition stipulated by the transaction’s terms with further revaluation because of change of the exchange rate. In this case, the date of acquisition under futures transactions in order to determine the purchase price shall be the date of entering into transaction.

10.9. Revaluation of all listed securities of the trading portfolio shall be carried out by the Bank according to the market value change regardless of securities transactions.

The balance on the relevant securities revaluation account shall be recorded on the last working day of a month on the relevant income and expenses accounts of the Bank from securities’ revaluation. Upon full retirement the balance shall be recorded on income and expenses accounts from securities reselling (repayment) on the date of retirement.

10.10. The date of operations on securities acquisition/retirement shall mean the date when the security ownership is transferred, as determined according to Article 29 of Federal Law No. 39-FZ “On Securities Market” dated April 22, 1996, or according to the terms of the contract (transaction) in cases stipulated by the Russian Federation laws.

Upon repayment of a security the date of retirement shall be the date of fulfillment by the issuer of its liabilities on security repayment.

Transaction on securities’ acquisition/retirement shall be recorded in the accounting records on the date of receipt of primary documents confirming transfer of the rights for a security or on the date of fulfillment of the liabilities of the agreement (transaction) which determine such rights transfer. If the date of transfer of the ownership right for securities and the date of receipt of primary documents don’t coincide, then transactions shall be recorded in the accounting records at the exchange rate as of the date of ownership right transfer.

10.11. Net cost evaluation of sold (retired) securities in the Bank shall be carried out by the method of LIFO.

Upon retirement (selling) of securities investments in the relevant amount of securities being the last according to the time of reflection on the sub-ledger balance account shall be written off by the net cost of disposed securities.

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Upon retirement (selling) of the part of securities of one issue acquired as a line, investments in the retired (sold) securities of this line shall be written off by the net cost of retired securities proportionally to their amount. The method of LIFO shall be applied to the relevant sub-ledger balance accounts.

Writing-off of expenses related to securities’ acquisition and selling shall be conducted upon their retirement (selling) in compliance with the said method of net cost evaluation.

10.12. Claims/liabilities on securities’ delivery shall be taken into account in Chapter G “Futures Transactions” of the Bank’s balance sheet in the currency of par value (obligation) and revaluated upon change of the market value and exchange rate of the Bank of Russia. Claims/liabilities on delivery of promissory notes of Russian drawers issued in a foreign currency without the clause on effective payment in a foreign currency shall be reflected on the accounts of Chapter G in the currency of a promissory note.

10.13. Securities’ depository accounting shall be performed in pieces and in the amount of par value in compliance with Instruction on depositary operations conducted by JSC Vneshtorgbank”, enacted by Order of the Bank No. 677 dated November 29, 2001 and “The terms of depositary activities” enacted by Order of the Bank No.691 dated December 6, 2001.

10.14. The Bank’s treasury shares repurchased from the shareholders shall be accounted for at par value.

10.15. Promissory notes of third parties acquired by the Bank (except for overdue, protested and non-protested ones) shall be recorded in the balance sheet at the purchase price in the currency of payment regardless of availability (absence) of effective payment clause in a foreign currency.

Overdue promissory notes (protested and non-protested ones, including overdue interest) shall be recorded in the currency of a promissory note in the amount payable (including overdue interest).

Accounting of transactions with promissory notes of third parties shall be performed in compliance with the Bank’s normative acts.

10.16. Accounting of own promissory notes issued by the Bank shall be performed in the currency of a promissory note at par value regardless of availability (absence) of the clause on effective payment in a foreign currency in compliance with the Bank’s normative acts.

10.17. Securities and promissory notes received by the Bank as collateral for loans granted, guarantees issued and funds placed shall be recorded as part of the amount of collateral accepted.

11. SPECIFIC ELEMENTS OF ACCOUNTING WITH RESPECT TO OPERATIONS WITH FOREIGN CURRENCY AND PRECIOUS METALS

11.1. Operations with respect to foreign currency accounts in the Bank shall be conducted in compliance with the Russian Federation laws, according to the normative acts of the Bank of Russia, normative acts of the Bank, the terms of contracts and agreements signed, the business rules and practices.

11.2. The procedure for conducting conversion operations shall be determined by the Instruction “On the procedure for conducting non-cash conversion operations by order of legal entities and individuals by JSC Vneshtorgbank” enacted by Order of the

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Bank No. 777 dated November 29, 2002 and by the Instruction “On the procedure for foreign currency purchase/sales operations” enacted by Order of the Bank No. 406 dated December 27, 2000.

11.3. Analytical accounting of foreign currency operations shall be carried out depending on the software functionalities, either with double denomination both in a foreign currency and in rubles based on the official exchange rate of the Bank of Russia on the date the operation is entered in the Bank’s accounts, or in a foreign currency; operations with precious metals shall be accounted for based on the precious metals types (codes) in rubles and in accounting units of net (ligature) weight; operations with coins and commemorative medals shall be accounted for in rubles and in pieces. Synthetic accounting of the said operations shall be carried out in rubles.

11.4. Foreign currency accounts shall be revaluated according to changes in the official exchange rate of the Bank of Russia.

Revaluation of foreign currency accounts shall be performed on working days at the official exchange rate of foreign currencies to the ruble set forth by the Bank of Russia as of such working day.

Precious metals accounts shall be revaluated according to changes in the metal accounting price set forth by the Bank of Russia.

11.5. Depending on the software functionalities, conversion (technical) accounts may be used in analytical accounting for the purpose of correlation of accounts in various currencies during conversion operations and operations with precious metals.

11.6. For the purposes of analytical accounting there are separate ledger accounts for accounting of a realized exchange rate difference on balance accounts of foreign currency funds and bullion revaluation with a breakdown by characteristics necessary for the Bank’s management (cash and futures transactions, subdivisions of the Parent Organization, branches, etc.) and on accounting of an unrealized exchange rate difference (on revaluation of foreign currency accounts because of changes in the exchange rate set forth by the Bank of Russia).

11.7. Balances on accounts of foreign currency funds and precious metal revaluation shall be transferred to the relevant income and expenses accounts of the Bank on the last working day as provided for by Clause 2.2 hereof.

12. METHODS FOR VALUATION OF INDIVIDUAL TYPES OF LIABILITIES AND CLAIMS

12.1. Receivables arising in the currency of the Russian Federation shall be recorded in the accounting records in rubles in the amount of actual indebtedness, and in a foreign currency – in a foreign currency and the ruble equivalent of foreign currency receivables expressed in compliance with the official exchange rate of the Bank of Russia as of the date of recording of such indebtedness (with further revaluation in the prescribed order), and in precious metals – in precious metals and the ruble equivalent of receivables determined at the accounting prices (with further revaluation in the prescribed order).

12.2. Payables arising in the currency of the Russian Federation shall be recorded in the accounting records in rubles in the amount of actual indebtedness, and in a foreign currency – in a foreign currency and the ruble equivalent of foreign currency payables expressed in compliance with the official exchange rate of the Bank of Russia as of the date of recording of such indebtedness (with further revaluation in the

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prescribed order), and in precious metals – in precious metals and the ruble equivalent of payables determined at the accounting prices (with further revaluation in the prescribed order).

12.3. Claims/liabilities in monetary form in the currency of the Russian Federation shall be accounted for in the amount of actually arisen claims/liabilities, in a foreign currency - in a foreign currency with a ruble equivalent at the official exchange rate of the Bank of Russia as of the date of claims/liabilities recording and further revaluation in the prescribed order.

12.4. Claims/liabilities on precious metals delivery shall be recorded in the accounting records at the accounting prices as of the date of claims/liabilities recording (with further revaluation in the prescribed order due to changes in the accounting prices).

12.5. The Bank’s foreign currency-denominated claims with respect to a credit organization whose license has been revoked shall be accounted for in rubles based on the exchange rate set by the Bank of Russia and valid on the day the said license was revoked. The Bank shall convert its currency-denominated claims into rubles by transferring the balances from accounts with the corresponding currency code to similar accounts in the Russian Federation currency using the exchange rate set on the date the license of the credit organization was revoked. Claims with respect to currency debt converted into rubles shall not be subject to revaluation.

12.6. The Bank’s foreign currency-denominated claims with respect to a non-credit organization which has been found bankrupt by a court and which is undergoing bankruptcy proceedings shall be determined in rubles using the exchange rate set by the Bank of Russia as of the moment when the arbitration court has recognized the debtor as insolvent (bankrupt). The Bank’s claims included in the Creditors’ Register and denominated in rubles using the exchange rate as of the date when the corresponding decision was made by the court shall be recorded in the Bank’s balance sheet by transferring the balances from accounts with the corresponding currency code to the similar accounts in the Russian Federation currency. Claims with respect to currency debt converted into rubles shall not be subject to revaluation.

13. ACCOUNTING INFORMATION PROCESSING TECHNOLOGY AND RULES OF DOCUMENT FLOW

13.1. The Bank’s accounting records are software-based and are kept using the Automated Banking System (ABS of the Bank’s Parent Organization and automated systems of the branches).

13.2. When accounting operations are carried out, the debit and credit amounts are automatically recorded in the ledger accounts and in all the related registers.

13.3. Formation of accounting registers, the procedure of their printouts, and the procedure for forming daily accounting records shall be subject to Regulation “On the procedure for reconciliation of analytical and synthetic accounting data and formation of daily accounting records with respect to balance sheet and off-balance sheet accounts, custody accounts, futures transaction accounts in JSC Vneshtorgbank” enacted by Order of the Bank No. 588 dated September 6, 2002.

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13.4. Upon availability of the software which enables to maintain and store ledger accounts in the form of electronic databases, ledger accounts may be printed out when needed, upon absence of the same – printed out on a daily basis.

13.5. Statements of customer- and correspondent accounts shall be formed by means of programs at the end of a working day.

13.5.1. Statements of customer accounts shall be printed out:

•              for accounts of legal entities and banks - as the operations are conducted on the account;

•              for accounts of individuals – upon the customer’s request;

•              for accounts of banking cards settlements – according to the agreement.

13.5.2. Statements of ledger accounts of correspondent banks and branches of JSC Vneshtorgbank shall not be printed out, but sent via the SWIFT/Telex system on the following working day after the operation was conducted with respect to an account.

13.6. The list of balances for placed (raised) funds shall be formed daily and shall be printed out as necessary, but at least once per month, as of the first day of the month following the reporting one.

13.7. As necessary, the structural subdivisions of the Parent Organization and the branches shall print out the lists of balances for balance sheet and off-balance sheet accounts, futures transaction accounts broken down by primary and secondary accounts, and ledger accounts.

13.8. The list of balances for balance sheet and off-balance sheet accounts, futures transaction accounts broken down by primary and secondary accounts, and ledger accounts for the Parent Organization and branches shall be printed out annually as of January 1st.

13.9. Branches must draw up and print out a daily branch’s balance sheet on a daily basis. A daily balance sheet of the Parent Organization and a consolidated balance sheet shall be drawn up and printed out on a daily basis.

13.10. The forms of specific primary accounting records based on the balance sheet items and the unified forms for accounting of tangible assets, works performed (services rendered) in the course of the Bank’s business operations and capital construction works, shall be approved by separate orders of the Bank.

The main forms of analytical and synthetic accounting records shall be approved by Regulation “On the procedure for reconciliation of analytical and synthetic accounting data and formation of daily accounting records with respect to balance sheet and off-balance sheet accounts, custody accounts, futures transaction accounts in JSC Vneshtorgbank” enacted by Order of the Bank No. 588 dated September 6, 2002.

The forms of primary documents for cash operations shall be approved by Instruction “On the procedure for cash operations in JSC Vneshtorgbank” enacted by Order of the Bank No. 682 dated August 1, 2005.

13.11. The procedure of document flow in the Bank shall be determined by the rules of document flow established in the Bank.

13.12. The duration of a transaction day (time) for serving the Bank’s clients (legal entities and individuals) in subdivisions of the Parent Organization shall be determined by order of the Bank signed by the Banks’ President-Chairman of the Board, while branches shall determine the said time independently based on administrative documents of the branches.

Instructions, including those regarding transfer (writing-off, crediting) of funds accepted from customers during the transaction day, shall be recorded in the accounts

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on the same day, unless otherwise provided by the agreement signed between the Bank and its customer.

The funds that have been written off the customers’ accounts according to their instructions and that are to be transferred as intended on the dates other than the dates of making entries in the customers’ accounts (considering the dates of payment transfer, currency valuation, document acceptance for out-of-town settlements by branches of the Bank of Russia etc.) shall be recorded on the appropriate outstanding accounts until the date of funds transfer.

13.13. Opening and closing of ledger accounts shall be recorded in Current Accounts Register.

Current Accounts Registers shall be kept in all structural subdivisions of the Bank’s Parent Organization if their activities include opening, maintenance and closing of ledger accounts, as well as in the Bank’s branches, their supplementary and transaction offices.

A common Current Accounts Register may be kept in a branch and its supplementary offices.

On every 1st day of the year following the reporting one and, when needed, on other terms within a year, the Current Accounts Register (effective within the reporting year) shall be printed out and shall include accounts opened as of January 1, as well as accounts closed during the current year. Separate sheets of the register shall be sewn, numbered, bound, sealed and signed by manager of the competent subdivision/supplementary Office in the Parent Organization, and by Chief Accountant in a branch. The Parent Organization’s subdivisions shall draw up two counterparts of the register, one counterpart shall be sent to the Central Accounting Department, and the second counterpart shall be filed with this subdivision. Upon availability of the relevant software subdivisions of the Parent Organization shall be allowed to draw up the register in one counterpart provided that the second counterpart is filed with the Bank’s subdivision in electronic form subject to mandatory continuous numbering of each sheet in all the registers of subdivisions. A drawn up Current Accounts Register shall be compared by subdivisions of the Parent Organization and branches with the records of newly opened and closed accounts.

The lists of open and closed ledger accounts shall be printed out, filed in a separate record on a daily basis and shall be stored in the corresponding structural subdivision or the Bank’s branch.

13.14. The Bank shall store the primary accounting records, accounting registers and reports according to the procedure established by the Bank’s normative acts.

If the appropriate software is available, accounting records shall be kept as electronic databases (files, directories) formed using computing devices, ensuring the possibility for printing out hard copies of accounting records based on the established forms.

If records are transferred to archives, they shall be drawn up in compliance with the requirements set out in the “Instruction on records management in JSC Vneshtorgbank” enacted by Order of the Bank No. 320 dated October 30, 2000.

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14. ORGANIZATION OF INTERNAL CONTROL OVER THE BANK’S OPERATIONS

14.1. The Bank’s Internal Control Department shall be responsible for coordination of work aimed at ensuring internal control.

Internal control shall be exercised by the Bank’s structural subdivisions that are vested with full or partial control functions as well as by individual employees by virtue of their job responsibilities according to “Regulation on internal control organization in JSC Vneshtorgbank” enacted by Order of the Bank No. 513 dated July 2, 2004.

Follow-up control in all sectors of accounting and transactional work shall be exercised by the Central Accounting Department by means of preparing the Bank’s normative acts on follow-up control issues.

The timeliness and accuracy of accounting operations recording shall be ensured by operating workers (responsible employees) who have drawn up and signed the document and have recorded the operation in the Bank’s balance sheet.

14.2. Follow-up control of operations in the Bank shall be carried out according to Instruction “On the procedure for organizing follow-up control over accounting operations, including cash operations, in JSC Vneshtorgbank” enacted by Order of the Bank No. 91 dated February 11, 2004.

The procedure for reconciliation of analytical and synthetic accounting data shall be established by Regulation “On the procedure for reconciliation of analytical and synthetic accounting data and formation of daily accounting records with respect to balance sheet and off-balance sheet accounts, custody accounts, futures transaction accounts in JSC Vneshtorgbank” enacted by Order of the Bank No. 588 dated September 6, 2002.

14.3. Control over the state of accounts payable and receivable shall be exercised according to Instruction “On the procedure for internal control over accounts receivable and payable and control over the settlement funds in JSC Vneshtorgbank” enacted by Order of the Bank No. 613 dated July 15, 2003.

14.4. The documents with respect to operations requiring additional control shall bear, apart from the signature of the responsible employee who has drawn up the document, the signature of a specially appointed employee (inspector) whose duties include exercising control over the said operations, and, if the need arises, the said documents shall bear the signatures of other officials. In certain cases, the signatures shall be attested by a seal (stamp).

A set of specimen signatures of the operating workers (responsible employees) of the subdivision/branch and of the employees exercising additional control shall be stored by the manager of the operational subdivision/branch. Managers of operating subdivisions/branch shall be responsible for ensuring safekeeping of signature specimens and shall make prompt changes in the specimen signatures due to employee hiring, firing and change of positions.

14.5. Errors in accounting records shall be corrected the moment they are detected. Erroneous entries shall be corrected, depending on the time they are detected and the accounting registers, according to the following procedure.

14.5.1. Errors in the records with respect to current day operations detected by accountants and inspectors before transaction day end shall be corrected by canceling the memorial slip. Errors detected during the day, but after SWIFT message has been formed, as well as erroneous entries of the current day which, due to processing terms, may not be cancelled, shall be corrected by drawing up a corrective memorial slip.

14.5.2. Erroneous entries detected on the following day, or during the reporting year, shall be corrected on the day they are detected and a corrective memorial slip shall

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be drawn up. The documents regarding corrective (reversing) accounting entries shall be signed by the Chief Accountant (or his Deputy), or by an authorized person duly vested with the said signature right.

14.5.3. In cases when the Bank’s income/expenses amounts are posted to a wrong income/expenses item it is allowed to correct the wrong entry detected next day or within the reporting month by a corrective memorial slip via transfer from one income/expenses item to another.

Correction of wrong entries on income and expenses accounts in case of error detection after balances from the said accounts have been transferred to income and expenses accounts and in case of absence of balances on the relevant ledger income and expenses accounts (i.e. when it is impossible to make a reverse entry)  shall be performed by means of a corrective (reversing), which shall specify:

•                  the income account if the amount was previously posted to an expenses account;

•                  the expenses account if the amount was previously posted to a income account.

14.5.4. If funds have to be written off the customer accounts in order to correct the erroneous entries, the Bank shall obtain the customers’ written consent to do so, unless otherwise stipulated by the account agreement. Funds shall be written off the customer’s account in due order of payments. If no funds are available on the customer’s account, they may be written off the accounts of other debtors. The Bank shall take mandatory steps to recover the said funds.

14.5.5. In case of correction of the erroneous entries, which included balance sheet account 20202 “Cash of credit organizations” as offset account, it is allowed to make corrective entries without participation of the above accounts, so that to exclude additional turnovers and prevent inconsistencies between the accounting and the reporting data.

President-Chairman of the Board	A.L. Kostin

Seal of JSC Vneshtorgbank Department of Document Support and Control

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Annex 6.2. Accounting Policy of JSC Vneshtorgbank for 2007

VTB

Order

December 15, 2006 No. 1001

On enactment of Regulation

“Accounting Policy of JSC Vneshtorgbank”

According to Federal Law “On Accounting” dated November 21, 1996 No. 129-FZ,

IT IS HEREBY ORDERED:

1.               To put into effect, starting from January 1, 2007, Regulation “Accounting Policy of JSC Vneshtorgbank” according to the Annex hereto.

2.               Heads of structural subdivisions of the Parent Organization, managers and chief accountants of JSC Vneshtorgbank branches shall ensure performance of the tasks, procedures and requirements set out in the Regulation specified in item 1 hereof.

3.               To consider Order “On enactment of Regulation “Accounting Policy of JSC Vneshtorgbank” dated December 28, 2005 No. 1186 to be void.

President-Chairman of the Board	A.L. Kostin

Seal of JSC Vneshtorgbank Department of Document Support and Control

JSC Vneshtorgbank

29 B. Morskaya St., St. Petersburg, 190000, Russia

Telephone: 8(800)200-77-99

Fax: (495)258-47-81

Telex: 412362BFTR RU

SWIFT: VTBRUMM

E-mail: info@vtb.ru

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Annex to
Order of JSC Vneshtorgbank
Dated December 15, 2006 No.1001

REGULATION

“ACCOUNTING POLICY OF JSC VNESHTORGBANK”

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CONTENT

1. GENERAL PROVISIONS	34
2. PROCEDURE FOR FORMING FINANCIAL RESULTS	36
2.1. Recording of Financial Results in the Bank’s Balance Sheet	36
2.2. Deferred Income/Expenses	37
2.3. Distribution of Profit, Formation and Use of the Bank’s Funds	38
3. PECULIARITIES OF TANGIBLE AND INTANGIBLE ASSETS ACCOUNTING	38
3.1. Fixed Assets and Intangible Assets	38
3.2. Accounting of Inventories	42
3.3. Procedure for Accrual of Amortization of Fixed and Intangible Assets	43
3.4. Procedure for Allocation of Tangible Assets to Branches	45
4. PROCEDURE FOR ACCOUNTING OF CAPITAL INVESTMENT COSTS	46
5. PERIODICITY OF INVENTORY COUNTS OF TANGIBLE ASSETS AND MONETARY LIABILITIES. PROCEDURE FOR PROPERTY WRITING-OFF AND DISPOSAL	47
6. PROCEDURE FOR RAISING (PLACEMENT) OF MONETARY FUNDS AND THEIR REPAYMENT (REDEMPTION)	49
7. PROCEDURE FOR INTEREST ACCRUAL AND PAYMENT	50
8. PROCEDURE FOR FORMING AND UTILIZATION OF RESERVES	51
8.1. Provisions for Possible Losses on Loans and Similar Debts	51
8.2. Provisions for Possible Losses	52
8.3. Provisions for Operations with Offshore Zone Residents	52
8.4. Mandatory Reserves	53
8.5. Insurance Contributions to the Fund for Mandatory Insurance of Deposits	53
9. SPECIFIC ELEMENTS OF SETTLEMENT OPERATIONS ACCOUNTING	53
10. SPECIFIC ELEMENTS OF ACCOUNTING WITH RESPECT TO OPERATIONS WITH SECURITIES	55
11. SPECIFIC ELEMENTS OF ACCOUNTING WITH RESPECT TO OPERATIONS WITH FOREIGN CURRENCY AND PRECIOUS METALS	59
12. METHODS FOR VALUATION OF INDIVIDUAL TYPES OF LIABILITIES AND CLAIMS	60
13. ACCOUNTING INFORMATION PROCESSING TECHNOLOGY AND RULES OF DOCUMENT FLOW	62
14. ORGANIZATION OF INTERNAL CONTROL OVER THE BANK’S OPERATIONS	64

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1.                                      GENERAL PROVISIONS

1.1. The Accounting Policy of JSC Vneshtorgbank (hereinafter – the Bank) determines a single methodological basis of accounting in the Bank and is formed in compliance with the requirements of:

•              Federal Law “On Banks and Banking Activity” dated December 2, 1990 No.395-1;

•              Federal Law “On Accounting” dated November 21, 1996 No.129-FZ;

•              The Civil Code of the Russian Federation;

•              Regulation of the Bank of Russia “On the rules of accounting in credit organizations located on the territory of the Russian Federation” dated December 5, 2002 No.205-P;

•              other legal acts of the Russian Federation, regulations of the Bank of Russia and the Ministry of Finance of the Russian Federation.

1.2. Bank’s assets accounting shall be performed separately from assets of other legal entities held by the Bank.

1.3. The Bank’s Accounting Policy shall be applied by all structural subdivisions of the Parent organization and the Bank’s Branches regardless of their location consecutively from one reporting year to another.

Modification of the Bank’s Accounting Policy shall be carried out in case of any changes in the law of Russia and in the accounting regulatory control system in the Russian Federation as well as in case of working out of new accounting methods by the Bank within the scope of the applicable law and normative acts of the Bank of Russia or significant modification of the terms and conditions of its activity.

In order to ensure comparability of accounting data, alterations in the Accounting Policy shall be introduced from the beginning of a financial year.

1.4. Transactions shall be reflected in accounting in compliance with their economic essence but not with legal form on the day of execution (receipt of documents) unless otherwise is provided for by normative acts of the Bank of Russia and this Regulation

1.5. Accounting of transactions on customers’ accounts, assets, claims, liabilities, economic and other transactions of the Bank shall be performed in the currency of the Russian Federation through continual, uninterrupted, documentary and interrelated reflection on bookkeeping accounts.

The Bank shall maintain accounting of assets, banking-, economic- and other transactions through double-entry recoding in the interrelated accounts included in the Chart of bookkeeping accounts (hereinafter – the Bank’s Chart of Accounts) approved

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by a separate order for the Bank. The Bank’s branches shall use the Bank’s Chart of Accounts.  The branches shall not be allowed to independently include in their current Chart of Accounts any accounts that are not included in the Bank’s Chart.

Accounting in respect to such transactions, special features of which are described in the Instructions, Regulations, Rules and Procedures approved by orders for the Bank, shall be performed in accordance with such normative acts.

Primary accounting documents which fix the fact of a transaction shall constitute a ground for recording in ledgers.

Analytical accounting records shall be kept on separate ledger accounts. The procedure for ledger account numbering shall be as set out in Annex 1 “The Charts for Ledger Accounts Identification and Numbering (for general ledger accounts)” to Regulation No. 205-P of the Bank of Russia dated December 5, 2002 “On the rules of accounting in credit organizations located on the territory of the Russian Federation”.

Analytical accounting on those transactions, for which special software is developed, shall be performed in these programs with reflection in a Bank’s balance sheet of final amounts on consolidated ledger accounts.

Branches shall determine a procedure of analytical accounting in separate programs on their own subject to observation of main principles of the Accounting Policy and regulations governed by the applicable normative acts of the Bank of Russia and the Bank.

1.6. Recording of income and expenses on bookkeeping accounts shall be carried out in the Bank on cash basis, unless otherwise is provided for by normative acts of the Bank of Russia.

Nomenclature of income and expenses items shall be approved by a separate Bank order.

1.7. Recording of a value added tax amount in accounting shall be performed in accordance with Clause 5, Article 170 of the Tax Code of the Russian Federation and normative acts of the Bank, which regulate accounting of certain transactions related to acquisition and selling of goods, works and services.

1.8. Determination of income and expenses for the purposes of profit taxation as well as procedure of calculation and payment of certain taxes and charges shall be set forth by the Accounting Policy for the purposes of taxation of JSC Vneshtorgbank.

1.9. An annual accounting report of the Bank shall be drawn up in compliance with requirements of the Instruction of the Central Bank of the Russian Federation dated December 17, 2004 No.1530-U “On the Procedure of Drawing up the Annual Accounting Report by Credit Institutions”.

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For the purposes of forming complete and reliable information about the results of the Bank’s activity for the reporting year an annual accounting report shall be drawn up taking into account post balance sheet date events (hereinafter – PBSDE) in accordance with the Regulation on the Procedure of Determination of Post Balance Sheet Date Events and their reflection in an annual accounting report of JSC Vneshtorgbank put into effect by Order dated December 6, 2005 No.1085.

An annual accounting report shall include:

•                  Annual Accounting Balance Sheet as of January 1 of a new year in the form of a turnover balance sheet for the reporting year (hereinafter – the Annual Balance Sheet);

•                  Income Statement taking into account post balance sheet date events;

•                  Consolidated turnover balance sheet recording post balance sheet date events;

•                  Auditor’s opinion on an annual accounting report;

•                  Explanatory note.

Taking into account requirements of the law in respect to joint-stock companies, the Bank’s Charter and terms of audit, the date of drawing up of an annual report of JSC Vneshtorgbank for a year shall be set from March 1 through April 15 of the year following the reporting one.

A post  balance sheet date event which may have material effect on the Bank’s financial position shall be understood as an event which, if recorded in the Bank’s balance sheet, will change the value of the Bank’s balance sheet items by the amount equal to at least 0.5 % of the Bank’s capital. If the effect of a specific event is less than the established materiality criterion, the effect of the said event on the balance sheet items shall be considered based on the total of similar events.

1.10. Principles of the Accounting Policy conducted in the parent organization and branches of the Bank shall be uniform.

2.                                      PROCEDURE FOR FORMING FINANCIAL RESULTS

2.1. Recording of Financial Results in the Bank’s Balance Sheet

2.1.1. Income and expenses shall be charged to ledgers after actual revenues have been received and expenses have been made, except for the cases stipulated by normative acts of the Bank of Russia. Revenues received and expenses made by the Bank in foreign currencies shall be recorded in the profit and loss accounts in rubles according based on the exchange rate of the Bank of Russia applicable on the date when revenues were received and expenses were made.

2.1.2. The date of income and expenses in a foreign currency shall be the date of valuation of currencies indicated in primary documents or statements on correspondent

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accounts. If no date of valuation of currencies is indicated, then the date of income and expenses shall be the date of debiting/crediting of a Bank’s correspondent account. Upon writing-off of fees and other expenses from customers’ accounts opened in the Bank the date of valuation of currencies shall be the date of writing-off of funds from a customer’s account.

2.1.3. Determination of financial results on the Bank’s activity (profit, loss) shall be performed on a monthly basis as of the last working day of the month. The Bank’s balance sheet shall include expanded results of activities – profit and losses. In case of positive financial results, balances on income and expenses accounts shall be transferred to account “Profits for the Reporting Year”. In case of negative financial results, balances on income and expenses accounts shall be transferred to account “Losses for the Reporting Year”.

A profit or loss detected in the reporting year but referring to transactions of previous years shall be included in financial results of the reporting year.

Branches shall determine the financial result (profit or loss) of their activity on their own on the results of the reporting month and shall transfer it on the last working day of a month on balance of the Bank’s Parent Company. Transfer of the financial result by branches on balance of the Bank’s Parent Company shall be reflected in accounting in correspondence with accounts on branches’ settlement accounting.

2.2. Deferred Income/Expenses

2.2.1. Income/expenses received/paid during the reporting period (month), but which refer to next reporting periods, shall be reflected in the Bank’s balance sheet as deferred income/expenses. Writing-off of deferred income/expenses of future periods shall be conducted when the reporting period they refer to starts.

2.2.2. Revaluation of the Bank’s assets and liabilities in a foreign currency and precious metals shall be recorded on deferred income/expenses accounts on revaluation of funds in a foreign currency and precious metals, which shall be automatically transferred to relevant income and expenses accounts on the monthly basis on the last working day of a month.

2.2.3. Writing-off deferred income and expenses under economic transactions of the Bank shall be performed under relevant items of income and expenses of the reporting period on a monthly basis during the last five working days of a month.

Under economic transactions, which stipulate submission of evidencing documents under an agreement, writing-off of deferred income and expenses on relevant items of income and expenses shall be performed against submission of evidencing documents in terms set forth by the agreement.

In this case, deferred expenses under economic transactions of the Bank include rental fee, subscription fee; amounts paid for informational-advisory services, support of software and maintenance of computers, for advertisement; amounts paid for

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subscription to periodicals (newspapers, magazines); advances for communication services;  cost of software product, licenses on certain types of the Bank’s activity, for the right to use software products, as well as databases for them, when the Bank doesn’t have exclusive rights, with useful life of over 1 year.

Writing-off out-of-operation software, licenses for certain types of the Bank’s activity, for the right to use software as well as databases for them, when the Bank doesn’t have exclusive rights, etc. shall be performed according to the Act on Discontinuance of Use to be drawn up in the optional form by a subdivision responsible for operation of such software, databases for them, etc. regardless of the remaining useful life at the net book value.

2.3. Distribution of Profit, Formation and Use of the Bank’s Funds

2.3.1. Budget planning and control, including cost estimate planning and control, shall be performed by the relevant subdivision of the Financial Department.

2.3.2. Establishment of the Bank’s funds shall be carried out on the account of net profit of the Bank left at its disposal after payment of taxes and other compulsory payments.

Contributions to funds shall be made by resolution of the General Meeting of the Bank’s Shareholders.

The procedure for forming and using the Bank’s funds shall be determined by the Regulation on funds approved in the established order.

2.3.3. The use of the Reserve Fund shall be governed by the requirements of Federal Law dated December 26, 1995 No.208-FZ “On Joint-Stock Companies”.

2.3.4. The use of funds from funds’ accounts shall be conducted within the scope of availability of funds on such accounts.

2.3.5. Allocation of funds for the Bank’s affiliates shall be conducted in the order set forth by the Regulation “On Budget Planning and Control in JSC Vneshtorgbank” enacted by the Bank’s Order dated December 30, 2004 No.1094.

3.                                      PECULIARITIES OF TANGIBLE AND INTANGIBLE ASSETS ACCOUNTING

3.1. Fixed Assets and Intangible Assets

3.1.1. Fixed assets include a part of property which as of the date of acquisition, costs more than ten thousand rubles (without value added tax) per unit with useful life exceeding 12 months (buildings, structures, equipment and tools, computers, vehicles and other property used by the Bank as means for services provision, management of the Bank, as well as in cases stipulated by sanitary-hygienic, technical-operational and

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other special technical norms and requirements) as well as land plots owned by the Bank and capital investments in leased buildings, structures and other fixed assets, if in compliance with a concluded lease agreement such capital investments belong to a lessee.

3.1.2. Fixed assets shall be accounted in rubles at initial price to be determined for items:

•              contributed by shareholders to the Bank’s authorized capital – based on the monetary valuation agreed by the shareholders and determined according to the procedure set out in the Bank’s Charter. The Bank’s expenses on delivery of items and their finishing-up so that they are fit for use shall be referred to the initial cost of items;

•              received free of charge and based on agreements providing for discharge of liabilities (payment) with non-monetary assets – at market price of identical property as of the date of capitalization. The expenses on delivery of the above items and their finishing-up so that they are fit for use shall be referred to increase in their cost;

•              acquired after January 1, 2003 for a fee (including used items) – on the basis of actual expenses, including expenses on delivery, assembly, installation as well as customs duties, net of value added tax;

•              constructed – at actual costs for erection (construction).

Fixed assets shall be accounted for in rubles (rounded only upward). Each unit of fixed assets shall be rounded separately. The rounded amount in kopecks shall be referred to a separate ledger account of the Bank’s income.

3.1.3. Change of initial cost of fixed assets is permitted only in case of further construction, further equipping, reconstruction, technical reequipping, revaluation or partial liquidation of the relevant objects.

The Bank shall be entitled to revaluate certain groups of similar fixed assets according to the Russian Federation laws and by resolution of the Bank’s management (but not more frequently than once a year, as of January 1 of the year following the reporting one) at their current (replacement) cost by means of direct recalculation based on the market prices confirmed documentarily by an independent appraiser organization and additional calculation of amortization using the recalculation factor.

If a decision is made to revalue certain groups of similar assets, subsequently the said assets shall be revalued on a regular basis so that their value in the accounting records and reports shall not differ materially from their current (replacement) cost.

Certain groups of similar fixed assets, including those recorded in the balance sheets of the Bank’s branches, shall be revalued in the Bank’s Parent Organization, which revaluation shall be recorded as post balance sheet date event. The revaluation results for certain groups of similar fixed assets recorded in the balances of the Bank’s branches shall be transferred by the Parent Organization to the balance sheets of the

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branches through accounts for inter-branch settlements with respect to own operations as the current year turnovers.

In case of retirement or disposal of fixed assets, the revaluation amount shall not be written off, but shall be transferred to a separate ledger account of balance sheet account No. 10601 “Revaluation Surplus”.

3.1.4. Intangible assets include results of intellectual activity and other objects of intellectual property (exclusive rights for them) acquired and/or created by the Bank, which are used in performance of works, rendering of services or for management purposes during a long term (over 12 month).

For an intangible asset to be recognized it must be capable of bringing economic benefits (income); furthermore, duly executed documents must be available confirming the existence of the intangible asset and/or the exclusive right to the results of intellectual activities, including patents, certificates, other protective documents, agreement on assignment (acquisition) of patent or trademark.

In particular, intangible assets include the following:

•              exclusive right of the patent holder to the invention, industrial sample, useful model;

•              exclusive right of the author and other right holder to use computer software, database etc.;

•              exclusive right to trademark or service mark;

•              possession of “know-how”.

Intangible assets shall be accounted for at their initial cost, determined as follows:

•              for items acquired for a fee after January 1, 2003 – based on the actual expenses on acquisition of items and their bringing into the serviceable condition, excluding VAT;

•              for items received free of charge – at the market price of a similar intangible asset as of the date when intangible assets are recorded in accounts. The expenses on delivery of the above assets and their finishing-up so that they are fit for use shall be referred to increase in their cost;

•              for items created using own resources after January 1, 2003 – based on the actual production costs, excluding VAT and other taxes, accounted for as expenses.

The software, software product licenses and software databases which the Bank acquires but holds no exclusive rights to shall be written off:

•              as deferred expenses with subsequent staged writing-off within the useful life, if the useful life is established by the agreement, based on the commissioning act;

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•              as deferred expenses in case of staged acquisition based on the transfer and acceptance act signed between the Bank and the supplier, with subsequent staged writing-off within the useful life, if the useful life is established by the agreement, based on the commissioning act;

•              as deferred expenses if the acquisition cost is significant (equivalent to more than USD 50,000), if the agreement does not stipulate the useful life, based on the act of transfer and acceptance. In this case, the useful life shall be determined by the Committees on facility commissioning, their membership approved by the Bank’s order;

•              as the Bank’s non-recurrent expense on commissioning, if the agreement does not determine the useful life of the above, or of the useful life is less than one year, based on the commissioning act.

The VAT amounts with respect to software products and database, for which the Bank does not hold exclusive rights shall be written off as the Bank’s non-recurrent expense as of the date of signing the commissioning act.

The results of intellectual activities and other intellectual property with the useful life of under 1 year for which the Bank holds exclusive rights shall be referred non-recurrently to the Bank’s expenses.

3.1.5.  If a fixed or intangible asset is acquired, the date when the ownership right to the said asset is transferred to the Bank shall be considered the accounting recognition date for the said asset.

In case of disposal of real estate property subject to state registration, the said asset shall be recognized in the accounts upon filing of documents for state registration.

The date of the Bank’s acquisition of property based on ownership right, operational management or lease agreement shall be determined according to the transfer and acceptance acts, acceptance consignment notes, documents confirming the filing of documents for state registration or other documents set out by the Russian Federation laws or agreements.

3.1.6. Fixed and intangible assets valued in a foreign currency during acquisition (including costs of their acquisition, construction, production and replacement) shall be valued in rubles by means of converting the foreign currency based on the exchange rate set by the Bank of Russia as of the date of asset recognition by the Bank determined according to the documents listed in paragraph 3.1.5. of this Regulation.

3.1.7. Fixed and intangible assets shall be accounted for in the Bank according to Instruction “On the procedure of fixed assets, intangible assets and inventories accounting” enacted by Order of the Bank No. 692 dated August 7, 2003.

3.1.8. Analytical accounting of fixed assets and intangible assets shall be performed with a breakdown by inventory items.

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An inventory item of fixed assets shall mean an item with all the fixtures and fittings, or a separate structurally autonomous item designated to perform specific independent functions, or an autonomous set of structurally interconnected objects constituting a unified whole and designated to perform certain work. Each object included in a set can function only as part of the set, not independently.

If an item has several parts of various useful lives, each part shall be accounted for as an independent inventory item. Replacement of each part shall be recorded as retirement and acquisition of an independent inventory item.

3.2. Accounting of Inventories

3.2.1. The following are recorded as inventories:

•              items valued at no more than 10,000 rubles (VAT excluded) per unit as of their acquisition dates, irrespective of their useful lives;

•              items with a useful life of up to one year, irrespective of their value;

•              spare parts;

•              materials;

•              fixtures and fittings;

•              stationery;

•              publications;

•              non-current inventories.

3.2.2. Inventories shall be referred to this or that kind depending on their use, technical features, cost according to the Russian Federation laws and the Chart of bookkeeping accounts of a credit organization of the Russian Federation.

Non-current inventories include the property acquired by the Bank as a result of transactions based on settlement or pledge agreements before the Bank adopts a decision as to disposal of the said property or its use in own activities.

3.2.3. Inventories shall be accounted for at their actual value determined based on the actual acquisition costs, including VAT paid to suppliers.

3.2.4. Inventories valued in a foreign currency shall be valued in rubles by means of converting the foreign currency amount based on the exchange rate set by the Bank of Russia as of the date of the document on which asset recognition is based.

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3.2.5. The inventories received by the Bank, with the exception of property classified as fixed assets in compliance with the current classification, shall be taken on charge in the warehouse and shall be recorded on the corresponding inventory accounts.

The inventories which have been obtained during disassembly of reconstructed facilities and which are fit for further use or disposal shall also be taken on charge in the warehouse and recorded in the accounts. The inventories which have been obtained during disassembly of reconstructed facilities and which are fit for further use or disposal shall be valued based on the market value, determined according to Article 40 of the Russian Federation Tax Code, with the valuation performed by the initiating subdivision. Data indicated in Clause 3.1.4 hereof can be used as a documented evidence of the market prices.

Tangible assets shall be taken on charge, transferred for operation or written off based on the acts executed, signed and approved according to the procedure established in the Bank.

3.2.6. Inventories shall be accounted for in the Bank according to Instruction “On the procedure of fixed assets, intangible assets and inventories accounting” enacted by Order of the Bank No. 692 dated August 7, 2003.

3.3. Procedure for Accrual of Amortization of Fixed and Intangible Assets

3.3.1. The cost of fixed assets shall be discharged by accrual, using straight-line method, of amortization charges and their writing-off as the Bank’s expenses within the standard useful life of assets.

3.3.2. The useful life of fixed assets received prior to January 1, 2002 shall be determined according to “Uniform norms of amortization charges for complete recovery of fixed assets of the USSR economy”, approved by Decree No. 1072 of the Council of Ministers of the USSR dated October 22, 1990.

3.3.3. The useful life of fixed assets received from January 1, 2002 to January 1, 2004 shall be determined according to “Classification of fixed assets included in amortization groups” (hereinafter – the “Classification”) approved by Decree No. 1 of the Russian Federation Government “On classification of fixed assets included in amortization groups” dated January 1, 2002. The useful life shall be determined when the facility is put into operation and shall be based on the maximum useful life for the corresponding amortization group.

3.3.4. The useful life of fixed assets received after January 1, 2004 (except for real estate property) shall be determined according to “Classification of fixed assets included in amortization groups” (hereinafter – the “Classification”) approved by Decree No. 1 of the Russian Federation Government dated January 1, 2002. The useful life shall be determined when the facility is put into operation and shall be based on the minimum useful life for the corresponding amortization group plus one month.

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The useful life of real estate property shall be determined according to the Classification for each property item individually, based on decision of the Committee on commissioning and use of tangible assets acquired according to the procedure established in the Bank.

3.3.5. Amortization charges accrual shall be suspended with respect to fixed assets undergoing reconstruction and modernization (at least for 12 months) and fixed assets put into long-term storage (at least for 3 months). If a facility is removed from storage, amortization shall accrue according to the procedure that was effective prior to putting into storage. Decision on putting a facility into storage (removal from storage) shall be executed as order of the Bank (branch).

3.3.6. With respect to reconstructed or modernized fixed assets whose residual value is equal to zero and whose useful life has expired, amortization shall accrue based on the reconstruction/modernization costs and the new useful life established for the given group according to the Classification and this Regulation .

3.3.7. With respect to housing facilities amortization shall not accrue for balance sheet accounts. With respect to housing facilities, depreciation shall accrue, which shall be recorded on off-balance sheet accounts. Depreciation shall accrue according to the same procedure as amortization.

3.3.8. Acquiring used fixed assets, the Bank shall be entitled to determine the amortization rate for these assets taking into account the useful life less the number of years (months) of the assets’ operation by the previous owners.

3.3.9. Amortization charges with respect to fixed and intangible assets shall accrue starting from the first day of the month following the month when the said assets were put into operation.

3.3.10. With respect to revaluated fixed assets, amortization shall accrue starting from January 1st of the reporting year, based on the replacement cost of assets and taking into account the revaluation carried out.

3.3.11. With respect to retired fixed assets, amortization accrual shall cease starting from the first day of the month following the month when the retirement took place.

3.3.12. Amortization charges shall accrue until full discharge of the cost of asset, or until the asset is written off the Bank’s balance sheet.

3.3.13. With respect to intangible assets, amortization shall accrue according to the rates calculated by the Bank based on the initial cost and useful life of the corresponding intangible asset.

3.3.14. The maximum amount of amortization accrued shall be equal to the balance sheet value of a facility/item (or the replacement cost, if the facility has been revalued).

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3.3.15. The useful life of such intangible assets as rights of use, patents etc. may be equal to the validity periods of the said assets determined by the agreements. If no useful life is specified in agreements, the Bank shall establish the useful lives of intangible assets independently.

The estimated useful life of an intangible asset shall serve as the basis for establishing the amortization rates.

With respect to intangible assets whose useful life cannot be determined, the amortization rates shall be determined according to the technical specifications and recommendations of the manufacturers with a view to a 10-year period, but no longer than the period of the Bank’s activities. If no data about the useful life of intangible assets are available in the primary documents, the useful life shall be determined and approved by the committees on commissioning of facilities, with the membership of such committees approved by order of the Bank.

3.3.16. During the reporting year, the amortization charges with respect to fixed and intangible assets shall accrue on a monthly basis and shall be equal to 1/12 of the annual amount.

3.4. Procedure for Allocation of Tangible Assets to Branches

3.4.1. Tangible assets (fixed assets, inventories) and intangible assets recorded on the appropriate balance sheet accounts shall be transferred by the Bank’s Parent Organization to branches based on the Bank’s administrative document.

Receivables for acquired fixed assets, intangible assets, inventories may be transferred without execution of an administrative document by the Bank, based on an agreement or an act of transfer and acceptance.

Transfer and acceptance of fixed and intangible assets shall be executed as a corresponding act, where a separate act shall be drawn up for each item transferred. A single transfer and acceptance act may be executed for a group of similar fixed assets with the same features and accounting parameters.

In case of inventories transfer, a general act may be executed specifying the information with respect to each item transferred. The act on transfer and acceptance of tangible assets shall be approved by the Bank’s President-Chairman of the Board, or by any other authorized official of the Bank.

3.4.2. Operations involving acquisition and disposal of assets shall be recorded, based on the act of transfer and acceptance and the transfer notice signed by the branch in due order and according to the rules of the Bank’s settlement system on accounts of  inter-branch settlements.

3.4.3. Property transferred from a branch balance sheet to the Parent Organization’s balance sheet shall be transferred according to the same procedure as above.

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3.4.4. Tangible assets (fixed assets, inventories) and intangible assets paid for by the Parent Organization for the newly opened branches shall be transferred based on the Act of settlements reconciliation. The said Act shall be signed by the Bank’s Chief Accountant (Chief Accountant Deputy) and by Manager of the branch, and shall be approved by the Bank’s authorized official.

Settlements shall be reconciled based on the primary documents (contracts, invoices, consignment notes, acts of transfer and acceptance etc.) which shall be stored at the Bank’s Parent Organization.

4.                                      PROCEDURE FOR ACCOUNTING OF CAPITAL INVESTMENT COSTS

4.1. Capital investments include the costs of construction (building), making (production) and acquisition of fixed and intangible assets as well as the costs of extension, further equipping, modernization, reconstruction and technical upgrading of fixed assets.

4.2. Prior to commissioning, the capital investment facilities shall not be included as part of fixed assets and intangible assets. The costs related to the above facilities, VAT excluding, shall be accounted for as capital investments.

4.3. The commissioning acts for completed facilities shall specify the value characteristics for each fixed asset entered in the books, or the amounts of increased value for a fixed asset that was entered in the books earlier, but has been reconstructed, modernized, rebuilt etc.

4.4. The Bank’s capital investments shall be accounted for according to Instruction “On the procedure of fixed, intangible and inventories accounting” enacted by Order of the Bank No. 692 dated August 7, 2003, Regulation “Accounting of capital investments related to construction, reconstruction and modernization of fixed assets. Accounting of costs related to capital repairs” enacted by Order of the Bank No. 796 dated September 27, 2004.

4.5. Analytical accounting of capital investments shall be carried out in separate software (for each fixed assets item) according to the procedure set out in paragraph 1.5 of this Regulation.

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5.                                      PERIODICITY OF INVENTORY COUNTS OF TANGIBLE ASSETS AND MONETARY LIABILITIES. PROCEDURE FOR PROPERTY WRITING-OFF AND DISPOSAL

5.1. For the purpose of ensuring the accuracy of accounting data and reports, based on the Bank’s order, the inventory counts of property and monetary liabilities are performed.

Inventory counts are performed to detect the actual availability of property and the non-recorded items subject to taxation; to compare the actually available property with the accounting data; to check the completeness of liabilities recording in the accounts.

5.2. Inventory counts of property, financial liabilities, payables and receivables shall be carried out annually, prior to drawing up the annual accounting report. The procedure and terms of inventory counts are determined by the Bank’s order, based on which the Bank’s branches issue the appropriate administrative document.

Besides, inventory counts shall be performed in the following cases:

•              if the Bank’s property is leased, in case of purchase or sale the inventory count of transferred, purchase or sold tangible assets shall be performed;

•              if the officials responsible for safe-keeping of tangible assets change their positions (inventory count is performed on the day of assets transfer and acceptance);

•              if facts of theft, abuse or impairment of assets have been detected;

•              in case of a fire or a natural disaster;

•              if the Bank or its branches are reorganized or liquidated;

•              by resolution of the Bank’s management.

5.3. Inventory counts of securities in the Bank’s vault shall be performed on a quarterly basis, as of the 1st day of the quarter following the reporting one.

5.4. Inventory count of valuables in the cash vaults and cash desks of the Bank shall be performed according to Instruction “On the procedure of cash operations in JSC VTB Bank “ enacted by Order of the Bank No. 682 dated August 1, 2005, on a quarterly basis and as of January 1st of each year. Besides, inventory counts shall be performed in the following cases:

•              if the officials responsible for safekeeping of valuables change their positions (including temporary changes);

•              in other cases, upon discretion of the Bank’s President-Chairman of the Board (branch manager).

5.5. Surplus tangible assets and cash shall be recorded on the appropriate accounts as the Bank’s income.

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Any deficiencies of tangible assets and impaired assets shall be referred to the guilty persons for compensation of the damage incurred. If no guilty persons can be determined, the deficient amounts and the cost of impaired assets shall be written off as the Bank’s expenses on the date when the decision to write off the said amounts is made.

5.6. The fact that property is unfit for further use, or that it is impossible or inefficient to recover the said property, shall be determined by the Committee for inspection of the technical condition of inventories acting on the basis of Regulation “On the Committee for inspection of the technical condition of inventories” enacted by Order of the Bank No. 398 dated June 10, 2002.

Fixed, intangible and non-current assets valued at over 10,000 rubles (VAT excluded) shall be written off according to Regulation “On the Committee for review of requests by structural subdivisions and branches of JSC Vneshtorgbank regarding writing off the balance sheet or deregistration from off-balance sheet and off-system records of the uncollectible debts, deficiencies and losses of inventories” enacted by Order of the Bank No. 14 dated January 19, 2001.

Inventories (except for non-current ones) shall be written off as the Bank’s expenses according to the following procedure:

•              publications, including periodicals and reference books, - based on the Act of handing over for operation, irrespective of the cost;

•              stationery – based on material requisition by the Bank’s subdivisions, irrespective of the cost;

•              equipment, computers, office machines, video and audio devices, furniture, special banking equipment valued below the established norm for fixed assets (VAT excluded) – based on duly executed Commissioning Acts;

•              other inventories that are not mentioned above – based on duly executed Commissioning Acts or Acts for consumables/inventories write-off, or Acts on issue of advertising and souvenir products.

Inventories valued from 1,001 to 10,000 rubles per unit (VAT excluded) upon commissioning shall be accounted for as off-system, broken down by separate items and materially responsible persons. The said inventories shall be written off the off-system records based on Write-Off Acts due to unsuitability for further operation because of defects, loss of commercial qualities etc.

Similar (identical) inventories acquired at different prices and written-off at commissioning shall be valued at their unit prices.

Writing-off of the non-current assets valued at under 10,000 rubles (VAT excluded) shall be carried out in the Parent Organization according to resolution of the Committee for review of the acts on writing off the balance sheet the unfit low-value and non-

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durable items and in branches by a permanent committee whose membership and functions shall be approved by the branch’s administrative document.

The Act for writing-off the non-current assets shall be duly approved by the Bank’s President-Chairman of the Board, or by any other authorized person - in the Parent Organization, and by the branch manager (assistant manager) - in the branches. In the branches, the acts for writing-off of the non-current assets may be executed by a permanent committee whose membership and functions shall be approved by the branch’s administrative document.

5.7. The Bank may dispose of excess and unnecessary (unused) tangible assets.

Tangible assets shall be disposed of (sold) based on the following:

•              by resolution of the Bank’s President – Chairman of the Board, his assistant or other authorized person  (such resolution shall be executed in the form of a Bank order). The sale shall be carried out at the contract price in case of selling an item, the balance sheet value of which equals up to 10,000.00 USD per item; at the contract price but not less the cost determined by an independent appraiser, charging the buyer with the taxes established by the Russian Federation laws in case of  selling an item, the balance sheet value of which equals up to 10,000.00 USD per item;

•              by resolution of the authorized person based on the appropriate administrative document of the Bank, in case when foreign representative offices dispose of fixed assets and inventories located in the business premises (offices) of the foreign representative offices, with the balance sheet value of the items sold not exceeding the amounts equivalent to USD 10,000 per item. The items shall be sold at the contract price but not less than the depreciated cost.

6.                                      PROCEDURE FOR RAISING (PLACEMENT) OF MONETARY FUNDS AND THEIR REPAYMENT (REDEMPTION)

6.1. The relations between the Bank and its customers (legal entities and individuals, including banks) shall be determined by contracts and agreements concluded according to the requirements of the Russian Federation Civil Code (sections 42, 44 and 45 of the RF Civil Code).

The Bank’s relations with foreign contractor banks shall be formalized according to international banking practices and international laws.

6.2. Raising (placement) of monetary funds shall be carried out by the Bank in compliance with the requirements of the Russian Federation laws, both in the Russian Federation currency and foreign currencies.

The general minimum and maximum terms for raising and placement of funds, the interest rate scale and the list of currencies in which funds are raised and placed shall be determined according to Regulation “On the procedure for setting the interest rates for

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raised funds and loans by Vneshtorgbank” enacted by Order of the Bank No. 148 dated March 22, 2002.

6.3. The decision on credit risk acceptance by the Bank shall be made by the Bank’s Credit Committee functioning based on Regulation “On Credit Committee of JSC Vneshtorgbank” enacted by Order of the Bank No. 833 dated October 11, 2004, and by the Bank’s Minor Credit Committee acting on the basis of Regulation “On Minor Credit Committee of JSC Vneshtorgbank” enacted by Order of the Bank No. 736 dated August 17, 2005.

Credit committees of the Bank’s branches shall operate according to the Standard Regulation on

Credit Committee of the Bank’s Branch, enacted by order of the Bank.

6.4. The main procedures and order of actions by the Bank’s management bodies, subdivisions and officials in case of the Bank’s acceptance of customer credit risks (except for banks and financial institutions) shall be carried out according to the Credit Procedure approved by the Bank’s Board and normative and administrative documents of the Bank.

6.5. Operations involving raising (placement) of monetary funds, including lending, shall be carried out according to the Bank’s normative acts.

7.                                      PROCEDURE FOR INTEREST ACCRUAL AND PAYMENT

7.1. Operations involving referring the interest accrued on raised (placed) funds to the Bank’s expenses (income) shall be accounted for based on accrual method. Interest shall be paid (received) on the dates specified by the corresponding agreements.

7.2. If interest is accrued on agreements concluded with the Russian Federation residents, the actual number of calendar days for which the funds are raised or placed shall be taken into account. In this case, the actual number of calendar days per year – 365 or 366 – shall be taken as the basis for accrual.

Agreements concluded with foreign contractors for raising (placement) of monetary funds may specify any basis for interest accrual (360 or 365/366 days), as agreed by the parties, or may determine the laws of which party shall govern the interest accrual under the agreement. If the agreement concluded with a foreign contractor contains no basis for interest accrual, nor any reference to the governing laws in interest accrual, the interest shall accrue based on the actual number of calendar days per year – 365 or 366 days.

7.3. Interest accrued and paid shall be accounted for according to Instruction “On the procedure for accrual, payment/collection and accounting of interest on operations related to raising and placement of funds” enacted by Order of the Bank No. 436 dated June 5, 2006.

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7.4. In cases when a fixed-term or other deposit (other than call deposit) is returned to the depositor on his demand prior to expiry of the fixed term or prior to the occurrence of the circumstances stipulated in the bank account (deposit) agreement, the interest on the said account (deposit) shall be paid at the rate specified in the agreement or in the addendum to fixed-term deposit agreement.

8.                                      PROCEDURE FOR FORMING AND UTILIZATION OF RESERVES

8.1. Provisions for Possible Losses on Loans and Similar Debts

8.1.1. According to Article 24 of the Federal Law “On Banks and Banking Activity” dated December 2, 1990 No. 395-1, the Bank shall make provisions for possible losses with respect to the funds loaned (placed) in the order established by the Bank of Russia for the purpose of covering the possible losses due to the borrowers’ failure to repay the funds received.

Making and utilization of provisions, classification of loans and similar debts, adjustment of provisions and accounting of the corresponding operations shall be carried out in compliance with the normative acts of the Bank.

8.1.2. Provisions for loan indebtedness accounted for in the balance sheets of the Bank’s branches shall be made by the branches independently.

8.1.3. Provisions for possible losses on loans shall be used only for covering loans and similar principal debts unpaid by customers (banks) and as related to overdue promissory notes — for covering the amount recorder on promissory notes (both overdue and protested and overdue and non-protested) accounts.

8.1.4. Writing-off of bad loans by the Bank shall be performed by means of the corresponding loan provision.

Simultaneously the Bank writes off interest accrued on bad loans.

When these provisions are insufficient for covering bad debts to be written off the Bank’s balance sheet, the loan debt balance shall be written off on expenses accounts.

The Bank is obliged to take necessary and sufficient measures on collection of debt, arising out of the law, usual business practice or the agreement.

Writing-off of a loan, the amount of which doesn’t exceed 1% of the Bank’s equity (capital), shall be conducted against documents confirming the fact of the borrower’s failure to fulfill liabilities before creditors within the period of not less than 1 year before the date of decision on writing-off of such loan from the Bank’s balance sheet.

Writing-off of a loan, the amount of which exceeds 1% of the Bank’s equity (capital), shall be conducted taking into consideration the following:

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• the decision on writing-off of a bad loan made by the Bank shall be confirmed by acts of the authorized governmental bodies unless otherwise is set by a special resolution of the Bank’s Supervisory Board;

• the decision on writing-off of a bad loan granted to a shareholder (shareholders) of the Bank and (or) affiliated persons shall be confirmed by acts of the authorized governmental bodies.

8.1.5. Once a debtor organization is liquidated (on the basis of the Certificate on Entry into the Uniform State Register of Legal Entities related to liquidation of the legal entity) writing-off of loan debt from the off-balance sheet can be performed.

8.2. Provisions for Possible Losses

8.2.1. The Bank shall form, adjust and restore the provisions for possible losses according to Regulation No. 283-P of the Bank of Russia “On the procedure for making provisions for possible losses by credit organizations” dated March 20, 2006 and according normative documents of the Bank regulating the procedure for making provisions for possible losses.

8.2.2. The Bank shall form provisions for other losses in order to cover possible losses related to reduction of the credit organization assets’ value; increase of the scope of liabilities and/or expenses of the Bank in comparison to those previously recorded in the accounting records; failure to fulfill liabilities by the Bank’s counterparties under concluded transactions (performed operations) or because of failure to fulfill liabilities by the person, proper execution of whose liabilities is secured by the liability assumed by the Bank.

8.2.3. Provisions for possible losses on operations accounted for in the balance sheets of the Bank’s branches shall be made by the branches independently.

8.3. Provisions for Operations with Offshore Zone Residents

8.3.1. Provisions for the Bank’s operations with offshore zone residents shall be made according to Directive of the Bank of Russia No. 1584-U “On making and amount of provisions for possible losses on credit organizations operations with offshore zone residents” dated June 22, 2005 and according to Instruction “On the procedure for making provisions for operations with offshore zone residents in JSC Vneshtorgbank” enacted by Order of the Bank No. 988 dated November 9, 2005.

8.3.2. The Bank’s branches shall independently form provisions for operations with offshore zone residents accounted for in their balance sheets.

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8.4. Mandatory Reserves

8.4.1. The Bank shall form mandatory reserves according to the procedure established by Regulation of the Bank of Russia No. 255-P “On mandatory reserves of credit organizations” dated March 29, 2004.

8.4.2 The amount of mandatory reserves shall be calculated by the Bank’s Parent Organization as of the 1st day of the month following the reporting one; the said reserves shall be calculated for the Bank in general, including the branches.

Mandatory reserves shall be formed in the Russian Federation currency by means of transferring the monetary funds from the Bank’s correspondent account.

8.5. Insurance Contributions to the Fund for Mandatory Insurance of Deposits

8.5.1. The Bank shall make insurance contributions to the fund for mandatory insurance of deposits according to the procedure established by Federal Law No. 177-FZ dated December 23, 2003 “On insurance of deposits held by individuals in the Russian Federation banks”.

8.5.2. The Bank’s Parent Organization shall calculate the amounts of insurance contributions as of the 1st day of each month following the reporting quarter; the said amounts shall be calculated for the Bank in general, including the branches.

Insurance contributions to the fund for mandatory insurance of deposits shall be made in the Russian Federation currency by means of transferring the funds from the Bank’s correspondence account.

9.                                      SPECIFIC ELEMENTS OF SETTLEMENT OPERATIONS ACCOUNTING

9.1. The Bank carries out settlement operations in the Russian Federation currency according to Regulations of the Bank of Russia No. 2-P “On non-cash settlements in the Russian Federation” dated October 3, 2002 and No. 222-P “On the procedure for non-cash settlements by individuals in the Russian Federation” dated April 1, 2003.

9.2. Non-cash settlements in the Russian Federation currency between legal entities in the Russian Federation territory as well as the formats, the procedure for filling-in and execution of settlement documents shall be regulated by Instruction “On the forms of non-cash settlements and the procedure for their application” enacted by Order of the Bank No. 708 dated December 17, 2001.

9.3. Non-cash settlements in the Russian Federation currency and in the Russian Federation territory with respect to nostro and loro correspondent accounts shall be carried out by the Bank and its branches according to Instruction “On the procedure for domestic settlements by Vneshtorgbank in the Russian Federation currency via the

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correspondent accounts network” enacted by Order of the Bank No. 621 dated November 16, 2001.

The Bank’s branches shall be entitled to duly open correspondent accounts with other credit organizations (branches) and to conduct operations with respect to the said accounts.

Relations between the Bank (branch) and other credit organizations (branches) while making settlements on correspondent accounts shall be regulated by the Russian Federation laws and correspondent account agreements signed between the parties.

The amounts received on the correspondent accounts of the Bank (branch) shall be entered in the corresponding accounts of customers and the Bank (branch).

Unidentified amounts which cannot be entered in the appropriate accounts when they are received shall be recorded on balance sheet account No. 47416 “Suspense amounts received on correspondent accounts”. Analytical accounting allows opening of additional ledger accounts with respect to balance sheet account No. 47416 “Suspense amounts received on correspondent accounts”.

Outstanding settlements of the Bank shall be recorded on balance sheet accounts No. 30221, No. 30222 “Outstanding settlements of the bank”, No. 30220 “Customer funds with respect to outstanding settlement operations”, No. 30223 “Customer funds with respect to outstanding settlement operations for settlements through branches of the Bank of Russia”.

9.4. The procedure for settlement operations in the Russian Federation currency between the Bank’s subdivisions and branches shall be regulated by the “Rules on formation of the settlement system in JSC Vneshtorgbank for settlement operations with respect to inter-branch settlement accounts and cash redistribution accounts in the Russian Federation currency” enacted by Order of the Bank No. 498 dated September 4, 2001.

Settlements between branches via the settlement system of JSC Vneshtorgbank shall be carried out through the Parent Organization. Settlements between branches of JSC Vneshtorgbank with respect to mutual inter-branch settlement accounts shall be allowed based on the Bank’s order.

9.5. The procedure for transfers by individuals without bank account opening shall be regulated by Instruction “On the procedure for transfers by individuals without bank account opening” enacted by Order of the Bank No. 525 dated June 16, 2005.

9.6. The Bank shall perform international settlement operations according to the generally accepted international rules and business practices.

The procedure for international settlements by the Bank with respect to customer operations, including operations by correspondent banks, shall be regulated by Instruction “On the settlement procedure for operations related to export and import of

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goods, works and services” enacted by Order of the Bank No. 1097 dated December 30, 2004.

10.                               SPECIFIC ELEMENTS OF ACCOUNTING WITH RESPECT TO OPERATIONS WITH SECURITIES

10.1. Accounting of investments in securities shall be conducted in compliance with the Regulation of the Bank of Russia No.205-P “On the Rules of Accounting for Credit Organizations in the Territory of the Russian Federation” dated December 5, 2002.

10.2. The Bank’s trading portfolio shall include:

•              listed securities acquired for reselling within 180 calendar days inclusively;

•              listed- and unlisted securities acquired under agreements stipulating repurchase within 180 calendar days inclusively;

•              listed- and unlisted securities acquired under loan agreements (regardless of the agreement’s term and issuer).

Listed securities are securities which meet the following requirements:

•              allowed for circulation on an open regulated market or through a securities market trade organizer (including foreign open regulated markets or trade organizers) subject to the relevant license of the Federal Financial Market Service, and for foreign regulated markets or trade organizers – of the national authorized body.

•              turnover for the last calendar month on the abovementioned regulated market or through a trade organizer shall amount to not less than the average amount of transactions per month which is set in compliance with normative acts of the Federal Financial Markets Service for inclusion of securities in the quotation list of the first level;

•              information about the market price shall be publicly available, i.e. is subject to disclosure in accordance with the Russian and foreign Securities Market Law, or access to it requires no special rights.

Unlisted securities are any securities which don’t meet the abovementioned requirements.

10.3. The Bank’s investment portfolio shall be formed by securities acquired in order to gain investment income from selling (reselling) as well securities acquired with a view to withholding for over 180 calendar days.

Unlisted securities shall be enlisted in the investment portfolio, except for unlisted securities acquired under agreements stipulating repurchase within 180 calendar days inclusively and unlisted securities acquired under loan agreements (in this case, unlisted

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securities constituting the investment portfolio shall be accepted to accounting as those acquired in order to gain investment income or available for reselling with a view to increase of their value) as well as listed securities acquired for investing.

10.4. The control participation portfolio shall be formed by the Bank out of voting shares held by legal entities – issuers in the amount complying with the relevant criteria of significant influence.

Significant influence shall mean a possibility to influence decisions made by the management bodies of a legal entity, conditions of running business due to participation in the authorized capital and (or) in compliance with the terms and conditions of the agreement entered into between legal entities – members of a banking/consolidated group, to appoint the sole executive body and (or) more than a half of members of the collegial executive body of a legal entity, as well as an opportunity to elect more than a half of members of the Board of Directors (Supervisory Board) of a legal entity.

10.5. Securities shall be subject to compulsory transfer from one portfolio to another or from one bookkeeping account to another account related to listed/unlisted securities of the investment portfolio in the following cases:

•              if a security ceases to meet the criteria of listed securities, on the same day it shall be subject to transfer on the unlisted securities account;

•              if an unlisted security starts to meet the criteria of listed securities, on the same day it shall be subject to transfer on the listed securities account;

•              upon failure to fulfill the conditions of the return (sale) of an unlisted security acquired under a loan agreement as well as acquired under an agreement stipulating its repurchase within 180 days, at the end of the working day it shall be transferred to the investment portfolio on unlisted securities accounts. In the same case a listed security shall be transferred to securities accounts for the trading portfolio reselling or listed securities accounts of the investment portfolio;

•              if the aggregate number of voting shares on accounts of the trading and/or investment portfolio exceeds the amount conforming to the set criterion for the Bank’s control participation portfolio forming, then they shall be transferred to the control participation portfolio at the end of the working day. Further on, all voting shares of this joint-stock company shall be enlisted in the same portfolio;

•              if the number of voting shares of one joint-stock company on accounts of the control participation portfolio is less than the amount conforming to the set criterion for the Bank’s control participation portfolio forming, then remaining shares shall be transferred to the relevant accounts of the investment or trading portfolio at the end of the working day.

10.6. Decisions related to management of the securities portfolios as well as decisions on inter-portfolio transfer (except for transfer performed in compulsory manner in

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compliance with the requirements of the Bank of Russia) shall be made by the Bank’s Assets and Liabilities Committee.

10.7. Securities shall be accounted for against actual expenses for their acquisition. Actual expenses for acquisition, along with security value at the purchase price determined by the terms and conditions of the agreement (transaction), shall include expenses on services related to acquisition of a security, and as to interest-bearing (coupon) securities – also interest (coupon) revenue paid upon acquisition.

10.8. Depending on purposes of acquisition the accounting of investments in securities shall be performed by the following methods:

a) at the purchase price;

b) at the market value.

10.8.1. Listed securities acquired for the purposes of reselling within 180 calendar days inclusively enlisted in the trading portfolio shall be taken into account only at the market value (including listed securities enlisted in the trading portfolio upon failure to meet the conditions of repurchase (return)).

10.8.2. Securities of the investment portfolio and control participation portfolio shall be reflected in the accounting records only at the purchase price (balance sheet value upon transfer from the trading portfolio).

10.8.3. Listed and unlisted securities acquired under agreements stipulating repurchase within 180 calendar days inclusively, as well as listed and unlisted securities acquired under loan agreements (regardless of the agreement’s term and the issuer) shall be accounted for at the purchase price.

The provisions for possible losses shall be established in respect of securities not to be revaluated. In this case, no provisions for possible losses shall be established in respect of securities acquired under loan agreements, securities acquired under sale and repurchase agreements, as well as investments in shares reducing the fixed capital amount.

10.8.4. Investments in equity securities shall be accounted for in the currency of par value (in the issuer’s liability currency). If the currency of par value is a foreign currency, the ruble equivalent shall be reflected at the exchange rate of the Bank of Russia as of the date of transfer of the right for a share and investments shall be revaluated upon change of the exchange rate of the Bank of Russia.

If under the transaction’s terms currency securities are acquired for a currency which differs from the currency of par value, then the purchase price of such securities shall be converted into the currency of par value (liability) at the official exchange rate of the Bank of Russia as of the date of acquisition stipulated by the transaction’s terms with further revaluation because of change of the exchange rate. In this case, the date of

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acquisition under futures transactions in order to determine the purchase price shall be the date of entering into transaction.

10.9. Revaluation of all listed securities of the trading portfolio shall be carried out by the Bank according to the market value change regardless of securities transactions.

The balance on the relevant securities revaluation account shall be recorded on the last working day of a month on the relevant income and expenses accounts of the Bank from securities’ revaluation. Upon full retirement the balance shall be recorded on income and expenses accounts from securities reselling (repayment) on the date of retirement.

10.10. The date of operations on securities acquisition/retirement shall mean the date when the security ownership is transferred, as determined according to Article 29 of Federal Law No. 39-FZ “On Securities Market” dated April 22, 1996, or according to the terms of the contract (transaction) in cases stipulated by the Russian Federation laws.

Upon repayment of a security the date of retirement shall be the date of fulfillment by the issuer of its liabilities on security repayment.

Transaction on securities’ acquisition/retirement shall be recorded in the accounting records on the date of receipt of primary documents confirming transfer of the rights for a security, in case such primary documents are received by the Bank before 19.30 of the current day (in case primary documents are received after 19.30 of the current day – recorded in the Bank’s  balance sheet on the following day) or on the date of fulfillment of the liabilities of the agreement (transaction) which determine such rights transfer.

If the date of transfer of the ownership right for securities and the date of receipt of primary documents don’t coincide, then transactions shall be recorded in the accounting records at the exchange rate as of the date of ownership right transfer.

10.11. Net cost evaluation of sold (retired) securities in the Bank shall be carried out by the method of LIFO.

Upon retirement (selling) of securities investments in the relevant amount of securities being the last according to the time of reflection on the sub-ledger balance account shall be written off by the net cost of disposed securities.

Upon retirement (selling) of the part of securities of one issue acquired as a line, investments in the retired (sold) securities of this line shall be written off by the net cost of retired securities proportionally to their amount. The method of LIFO shall be applied to the relevant sub-ledger balance accounts.

Writing-off of expenses related to securities’ acquisition and selling shall be conducted upon their retirement (selling) in compliance with the said method of net cost evaluation.

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10.12. Claims/liabilities on securities’ delivery shall be taken into account in Chapter G “Futures Transactions” of the Bank’s balance sheet in the currency of par value (obligation) and revaluated upon change of the market value and exchange rate of the Bank of Russia. Claims/liabilities on delivery of promissory notes of Russian drawers issued in a foreign currency without the clause on effective payment in a foreign currency shall be reflected on the accounts of Chapter G in the currency of a promissory note.

10.13. Securities’ depository accounting shall be performed in pieces and in the amount of par value in compliance with Instruction on depositary operations conducted by JSC Vneshtorgbank” enacted by Order of the Bank No. 677 dated November 29, 2001 and “The terms of depositary activities” enacted by Order of the Bank No.691 dated December 6, 2001.

10.14. The Bank’s treasury shares repurchased from the shareholders shall be accounted for at par value.

10.15. Promissory notes of third parties acquired by the Bank (except for overdue, protested and non-protested ones) shall be recorded in the balance sheet at the purchase price in the currency of payment regardless of availability (absence) of effective payment clause in a foreign currency.

Overdue promissory notes (protested and non-protested ones, including overdue interest) shall be recorded in the currency of a promissory note in the amount payable (including overdue interest).

Accounting of transactions with promissory notes of third parties shall be performed in compliance with the Bank’s normative acts.

10.16. Accounting of own promissory notes issued by the Bank shall be performed in the currency of a promissory note at par value regardless of availability (absence) of the clause on effective payment in a foreign currency in compliance with the Bank’s normative acts.

10.17. Securities and promissory notes received by the Bank as collateral for loans granted, guarantees issued and funds placed shall be recorded as part of the amount of collateral accepted.

11.                               SPECIFIC ELEMENTS OF ACCOUNTING WITH RESPECT TO OPERATIONS WITH FOREIGN CURRENCY AND PRECIOUS METALS

11.1. Operations with respect to foreign currency accounts in the Bank shall be conducted in compliance with the Russian Federation laws, according to the normative acts of the Bank of Russia, normative acts of the Bank, the terms of contracts and agreements signed, the business rules and practices.

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11.2. The procedure for conducting conversion operations shall be determined by the Instruction “On the procedure for conducting non-cash conversion operations by order of legal entities and individuals by JSC Vneshtorgbank” enacted by Order of the Bank No. 777 dated November 29, 2002 and by the Instruction “On the procedure for foreign currency purchase/sales operations” enacted by Order of the Bank No. 406 dated December 12, 2000.

11.3. Analytical accounting of foreign currency operations shall be carried out depending on the software functionalities, either with double denomination both in a foreign currency and in rubles based on the official exchange rate of the Bank of Russia on the date the operation is entered in the Bank’s accounts, or in a foreign currency; operations with precious metals shall be accounted for based on the precious metals types (codes) in rubles and in accounting units of net (ligature) weight; operations with coins and commemorative medals shall be accounted for in rubles and in pieces. Synthetic accounting of the said operations shall be carried out in rubles.

11.4. Foreign currency accounts shall be revaluated according to changes in the official exchange rate of the Bank of Russia.

Revaluation of foreign currency accounts shall be performed on working days at the official exchange rate of foreign currencies to the ruble set forth by the Bank of Russia as of such working day.

Precious metals accounts shall be revaluated according to changes in the metal accounting price set forth by the Bank of Russia.

11.5. Depending on the software functionalities, conversion (technical) accounts may be used in analytical accounting for the purpose of correlation of accounts in various currencies during conversion operations and operations with precious metals.

11.6. For the purposes of analytical accounting there are separate ledger accounts for accounting of a realized exchange rate difference on balance accounts of foreign currency funds and bullion revaluation with a breakdown by characteristics necessary for the Bank’s management (cash and futures transactions, subdivisions of the Parent Organization, branches, etc.) and on accounting of an unrealized exchange rate difference (on revaluation of foreign currency accounts because of changes in the exchange rate set forth by the Bank of Russia).

11.7. Balances on accounts of foreign currency funds and precious metal revaluation shall be transferred to the relevant income and expenses accounts of the Bank on the last working day as provided for by Clause 2.2 hereof.

12.                               METHODS FOR VALUATION OF INDIVIDUAL TYPES OF LIABILITIES AND CLAIMS

12.1. Receivables arising in the currency of the Russian Federation shall be recorded in the accounting records in rubles in the amount of actual indebtedness, and in a foreign

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currency – in a foreign currency and the ruble equivalent of foreign currency receivables expressed in compliance with the official exchange rate of the Bank of Russia as of the date of recording of such indebtedness (with further revaluation in the prescribed order), and in precious metals – in precious metals and the ruble equivalent of receivables determined at the accounting prices (with further revaluation in the prescribed order).

12.2. Payables arising in the currency of the Russian Federation shall be recorded in the accounting records in rubles in the amount of actual indebtedness, and in a foreign currency – in a foreign currency and the ruble equivalent of foreign currency payables expressed in compliance with the official exchange rate of the Bank of Russia as of the date of recording of such indebtedness (with further revaluation in the prescribed order), and in precious metals – in precious metals and the ruble equivalent of payables determined at the accounting prices (with further revaluation in the prescribed order).

12.3. Claims/liabilities in monetary form in the currency of the Russian Federation shall be accounted for in the amount of actually arisen claims/liabilities, in a foreign currency - in a foreign currency with a ruble equivalent at the official exchange rate of the Bank of Russia as of the date of claims/liabilities recording and further revaluation in the prescribed order.

12.4. Claims/liabilities on precious metals delivery shall be recorded in the accounting records at the accounting prices as of the date of claims/liabilities recording (with further revaluation in the prescribed order due to changes in the accounting prices).

12.5. The Bank’s foreign currency-denominated claims with respect to a credit organization whose license has been revoked shall be accounted for in rubles based on the exchange rate set by the Bank of Russia and valid on the day the said license was revoked. The Bank shall convert its currency-denominated claims into rubles by transferring the balances from accounts with the corresponding currency code to similar accounts in the Russian Federation currency using the exchange rate set on the date the license of the credit organization was revoked. Claims with respect to currency debt converted into rubles shall not be subject to revaluation.

12.6. The Bank’s foreign currency-denominated claims with respect to a non-credit organization which has been found bankrupt by a court and which is undergoing bankruptcy proceedings shall be determined in rubles using the exchange rate set by the Bank of Russia as of the moment when the arbitration court has recognized the debtor as insolvent (bankrupt). The Bank’s claims included in the Creditors’ Register and denominated in rubles using the exchange rate as of the date when the corresponding decision was made by the court shall be recorded in the Bank’s balance sheet by transferring the balances from accounts with the corresponding currency code to the similar accounts in the Russian Federation currency. Claims with respect to currency debt converted into rubles shall not be subject to revaluation.

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13.                               ACCOUNTING INFORMATION PROCESSING TECHNOLOGY AND RULES OF DOCUMENT FLOW

13.1. The Bank’s accounting records are software-based and are kept using the Automated Banking System (ABS of the Bank’s Parent Organization and automated systems of the branches).

13.2. When accounting operations are carried out, the debit and credit amounts are automatically recorded in the ledger accounts and in all the related registers.

13.3. Formation of accounting registers, the procedure of their printouts, and the procedure for forming daily accounting records shall be subject to Regulation “On the procedure for reconciliation of analytical and synthetic accounting data and formation of daily accounting records with respect to balance sheet and off-balance sheet accounts, custody accounts, futures transaction accounts in JSC Vneshtorgbank”.

13.4. Upon availability of the software which enables to maintain and store ledger accounts in the form of electronic databases, ledger accounts may be printed out when needed, upon absence of the same – printed out on a daily basis.

13.5. Statements of customer- and correspondent accounts shall be formed by means of programs at the end of a working day.

13.5.1. Statements of customer accounts shall be printed out:

•              for accounts of legal entities and banks - as the operations are conducted on the account;

•              for accounts of individuals – upon the customer’s request;

•              for accounts of banking cards settlements – according to the agreement.

13.5.2. Statements of ledger accounts of correspondent banks and JSC Vneshtorgbank’s branches shall not be printed out, but sent via the SWIFT/Telex system on the following working day after the operation was conducted with respect to an account.

13.6. The list of balances for placed (raised) funds shall be formed daily and shall be printed out as necessary, but at least once per month, as of the first day of the month following the reporting one.

13.7. As necessary, the structural subdivisions of the Parent Organization and the branches shall print out the lists of balances for balance sheet and off-balance sheet accounts, futures transaction accounts broken down by primary and secondary accounts, and ledger accounts.

13.8. The list of balances for balance sheet and off-balance sheet accounts, futures transaction accounts broken down by primary and secondary accounts, and ledger

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accounts for the Parent Organization and branches shall be printed out annually as of January 1st.

13.9. Branches must draw up and print out a daily branch’s balance sheet on a daily basis. A daily balance sheet of the Parent Organization and a consolidated balance sheet shall be drawn up and printed out on a daily basis.

13.10. The forms of specific primary accounting records based on the balance sheet items and the unified forms for accounting of tangible assets, works performed (services rendered) in the course of the Bank’s business operations and capital construction works, shall be approved by separate orders of the Bank.

The main forms of analytical and synthetic accounting records shall be approved by Regulation “On the procedure for reconciliation of analytical and synthetic accounting data and formation of daily accounting records with respect to balance sheet and off-balance sheet accounts, custody accounts, futures transaction accounts in JSC Vneshtorgbank”.

The forms of primary documents for cash operations shall be approved by Instruction “On the procedure for cash operations in JSC Vneshtorgbank” enacted by Order of the Bank No. 682 dated August 1, 2005.

13.11. The procedure of document flow in the Bank shall be determined by the rules of document flow established in the Bank.

13.12. The duration of transaction time for serving the Bank’s clients (legal entities and individuals) in subdivisions of the Parent Organization shall be determined by order of the Bank signed by the Banks’ President-Chairman of the Board, while branches shall determine the said time independently based on administrative documents of the branches.

Instructions, including those regarding transfer (writing-off, crediting) of funds accepted from customers during the transaction day, shall be recorded in the accounts on the same day, unless otherwise provided by the agreement signed between the Bank and its customer.

The funds that have been written off the customers’ accounts according to their instructions and that are to be transferred as intended on the dates other than the dates of making entries in the customers’ accounts (considering the dates of payment transfer, currency valuation, document acceptance for out-of-town settlements by branches of the Bank of Russia etc.) shall be recorded on the appropriate outstanding accounts until the date of funds transfer.

13.13. Opening and closing of ledger accounts shall be recorded in Current Accounts Register.

Current Accounts Registers shall be kept in all structural subdivisions of the Bank’s Parent Organization if their activities include opening, maintenance and closing of

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ledger accounts, as well as in the Bank’s branches, their supplementary and transaction offices.

A common Current Accounts Register may be kept in a branch and its supplementary offices.

On every 1st day of the year following the reporting one and, when needed, on other terms within a year, the Current Accounts Register (effective within the reporting year) shall be printed out and shall include accounts opened as of January 1, as well as accounts closed during the current year. Separate sheets of the register shall be sewn, numbered, bound, sealed and signed by manager of the competent subdivision/supplementary Office in the Parent Organization, and by Chief Accountant in a branch. The Parent Organization’s subdivisions shall draw up two counterparts of the register, one counterpart shall be sent to the Central Accounting Department, and the second counterpart shall be filed with this subdivision. Upon availability of the relevant software subdivisions of the Parent Organization shall be allowed to draw up the register in one counterpart provided that the second counterpart is filed with the Bank’s subdivision in electronic form subject to mandatory continuous numbering of each sheet in all the registers of subdivisions. A drawn up Current Accounts Register shall be compared by subdivisions of the Parent Organization and branches with the records of newly opened and closed accounts.

The lists of open and closed ledger accounts shall be printed out, filed in a separate record on a daily basis and shall be stored in the corresponding structural subdivision or the Bank’s branch.

13.14. The Bank shall store the primary accounting records, accounting registers and reports according to the procedure established by the Bank’s normative acts.

If the appropriate software is available, accounting records shall be kept as electronic databases (files, directories) formed using computing devices, ensuring the possibility for printing out hard copies of accounting records based on the established forms.

If records are transferred to archives, they shall be drawn up in compliance with the requirements set out in the “Instruction on records management in JSC Vneshtorgbank” enacted by Order of the Bank No. 320 dated October 30, 2000.

14.                               ORGANIZATION OF INTERNAL CONTROL OVER THE BANK’S OPERATIONS

14.1. The Bank’s internal control bodies shall be responsible for internal control organization. The Bank’s Internal Control Department shall be responsible for coordination of work aimed at ensuring internal control.

Internal control shall be exercised by the Bank’s structural subdivisions that are vested with full or partial control functions as well as by individual employees by virtue of their job responsibilities according to “Regulation on internal control organization in JSC Vneshtorgbank” enacted by Order of the Bank No. 513 dated July 2, 2004.

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Follow-up control in all sectors of accounting and transactional work shall be exercised by the Central Accounting Department by means of preparing the Bank’s normative acts on follow-up control issues.

The timeliness and accuracy of accounting operations recording shall be ensured by operating workers (responsible employees) who have drawn up and signed the document and have recorded the operation in the Bank’s balance sheet.

14.2. Follow-up control of operations in the Bank shall be carried out according to Instruction “On the procedure for organizing follow-up control over accounting operations, including cash operations, in JSC Vneshtorgbank” enacted by Order of the Bank No. 91 dated February 11, 2004.

The procedure for reconciliation of analytical and synthetic accounting data shall be established by Regulation “On the procedure for reconciliation of analytical and synthetic accounting data and formation of daily accounting records with respect to balance sheet and off-balance sheet accounts, custody accounts, futures transaction accounts in JSC Vneshtorgbank”.

14.3. Control over the state of accounts payable and receivable shall be exercised according to Instruction “On the procedure for internal control over accounts receivable and payable and control over the settlement funds in JSC Vneshtorgbank” enacted by Order of the Bank No. 613 dated July 15, 2003.

14.4. The documents with respect to operations requiring additional control shall bear, apart from the signature of the responsible employee who has drawn up the document, the signature of a specially appointed employee (inspector) whose duties include exercising control over the said operations, and, if the need arises, the said documents shall bear the signatures of other officials. In certain cases, the signatures shall be attested by a seal (stamp).

A set of specimen signatures of the operating workers (responsible employees) of the subdivision/branch and of the employees exercising additional control shall be stored by the manager of the operational subdivision/branch. Managers of operating subdivisions/branch shall be responsible for ensuring safekeeping of signature specimens and shall make prompt changes in the specimen signatures due to employee hiring, firing and change of positions.

14.5. Errors in accounting records shall be corrected the moment they are detected. Erroneous entries shall be corrected, depending on the time they are detected and the accounting registers, according to the following procedure.

14.5.1. Errors in the records with respect to current day operations detected by accountants and inspectors before transaction day end shall be corrected by canceling the memorial slip. Errors detected during the day, but after SWIFT message has been formed, as well as erroneous entries of the current day which, due to processing terms, may not be cancelled, shall be corrected by drawing up a corrective memorial slip.

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14.5.2. Erroneous entries detected on the following day, or during the reporting year, shall be corrected on the day they are detected and a corrective memorial slip shall be drawn up. The documents regarding corrective (reversing) accounting entries shall be signed by the Chief Accountant (or his Deputy), or by an authorized person duly vested with the said signature right.

14.5.3. In cases when the Bank’s income/expenses amounts are posted to a wrong income/expenses item it is allowed to correct the wrong entry detected next day or within the reporting month by a corrective memorial slip via transfer from one income/expenses item to another.

Correction of wrong entries on income and expenses accounts in case of error detection after balances from the said accounts have been transferred to income and expenses accounts and in case of absence of balances on the relevant ledger income and expenses accounts (i.e. when it is impossible to make a reverse entry) shall be performed by means of a corrective (reversing), which shall specify:

•              the income account if the amount was previously posted to an expenses account;

•              the expenses account if the amount was previously posted to a income account.

14.5.4. If funds have to be written off the customer accounts in order to correct the erroneous entries, the Bank shall obtain the customers’ written consent to do so, unless otherwise stipulated by the account agreement. Funds shall be written off the customer’s account in due order of payments. If no funds are available on the customer’s account, they may be written off the accounts of other debtors. The Bank shall take mandatory steps to recover the said funds.

14.5.5. In case of correction of the erroneous entries, which included balance sheet account 20202 “Cash of credit organizations” and primary balance sheet account 301 “Correspondent account” as offset accounts, it is allowed to make corrective entries without participation of the above accounts, so that to exclude additional turnovers and prevent inconsistencies between the accounting and the reporting data.

President-Chairman of the Board	A.L. Kostin

Seal of JSC Vneshtorgbank Department of Document Support and Control

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Annex 6.3. Accounting Policy of JSC Vneshtorgbank for 2008.

VTB

Order

November 26, 2007 No. 949

On enactment of Regulation

“Accounting Policy of JSC VTB Bank”

According to Federal Law “On Accounting” dated November 21, 1996 No. 129-FZ,

IT IS HEREBY ORDERED:

1.     To put into effect, starting from January 1, 2008, Regulation “Accounting Policy of JSC VTB Bank “ according to the Annex hereto.

2.     Heads of structural subdivisions of the Parent Organization, managers and chief accountants of JSC VTB Bank  branches shall ensure performance of the tasks, procedures and requirements set out in the Regulation specified in item 1 hereof.

3.     To consider Order “On enactment of Regulation “Accounting Policy of JSC Vneshtorgbank” dated December 15, 2006 No. 1001 to be void starting from January 1, 2008.

President-Chairman of the Board                                                 A.L. Kostin

Stamp: VTB Bank  (Open Joint-Stock Company)

Office of the President-Chairman of the Board

Department of Document Support and Control

Moscow

St. Petersburg

JSC VTB Bank

29 B. Morskaya St., St. Petersburg, 190000, Russia

Telephone: 8(800)200-77-99

Fax: (495)258-47-81

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Telex: 412362BFTR RU

SWIFT: VTBRUMM

E-mail: info@vtb.ru

Annex

to Order by JSC VTB Bank

dated November 26, 2007 No. 949

REGULATION

“Accounting Policy of JSC VTB Bank”

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1. GENERAL PROVISIONS

1.1. Regulation “Accounting Policy of JSC VTB Bank ” (hereinafter – the “Accounting Policy”) determines the uniform methodological bases for organization of accounting record-keeping in JSC VTB Bank  (hereinafter – the “Bank”) and is formed according to the requirements of:

Federal Law “On Banks and Banking Activity” dated December 2, 1990 No. 395-1;

Federal Law “On Accounting” dated November 21, 1996 No. 129-FZ;

The Civil Code of the Russian Federation;

Regulation by the Bank of Russia “On the rules of accounting in credit organizations located on the territory of the Russian Federation” dated March 26, 2007 No. 302-P (hereinafter – the “Rules”);

other legislative acts of the Russian Federation, normative acts of the Bank of Russia and the Russian Federation Ministry of Finance.

1.2. The Bank’s property shall be accounted for separately from other legal entities’ property held by the Bank.

1.3. The Bank’s Accounting Policy shall be applied by all the structural subdivisions of the Parent Organization and the Bank’s branches located in the Russian Federation and abroad, consecutively, from one reporting year to another.

Changes in the Bank’s Accounting Policy shall be made in case changes are made in the Russian Federation laws or in the system of normative regulation of accounting in the Russian Federation, as well as in case the Bank develops new methods of accounting record-keeping within the framework of the Russian Federation laws and the normative acts of the Bank of Russia, or in case the Bank’s operational environment changes materially.

For the purpose of ensuring comparability of the accounting data, changes in the Accounting Policy shall be introduced from the beginning of a financial year.

1.4. Accounting operations shall be recorded according to their economic content, and not their legal form, on the day they are performed (the documents are received), unless otherwise stipulated by the normative acts of the Bank of Russia and the Accounting Policy.

1.5. Accounting records of operations with respect to customer accounts, property, claims, liabilities, business and other operations of the Bank shall be made in the

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Russian Federation currency by means of detailed, continuous, documentary and interrelated recording of the above in the bookkeeping accounts.

The Bank shall account for its property, banking, business and other operations by means of double-entry recoding in the interrelated accounts included in the working Chart of Bookkeeping Accounts (hereinafter – the “Bank’s Chart of Accounts”) approved by a separate order of the Bank. The Bank’s branches shall use the Bank’s Chart of Accounts. The branches shall not be allowed to independently include in their current Chart of Accounts any accounts that are not included in the Bank’s Chart.

In the Bank’s Chart of Accounts, the balance sheet secondary accounts shall be determined as only asset or only liability accounts, or without account determination. The Bank’s daily balance sheet shall not have any balances on accounts without account determination in the Bank’s Chart of Accounts.

With respect to the operations whose particulars are described in the Instructions, Regulations or Rules enacted by orders of the Bank, the accounting records shall be made according to the said normative acts.

The primary accounting documents confirming the fact of operation performance shall serve as bases for making records in the accounting ledgers.

Analytical accounting records shall be kept on separate ledger accounts. The procedure for ledger account numbering shall be as set out in Annex 1 “The Charts for Ledger Accounts Identification and Numbering (for general ledger accounts)” to Regulation No. 302-P of the Bank of Russia dated March 26, 2007 “On the rules of accounting in credit organizations located on the territory of the Russian Federation”.

With respect to the operations that are accounted for using separately developed software, analytical accounting records shall be kept in the said software, with the total amounts recorded in the Bank’s balance sheet in the consolidated ledger accounts. The procedure for numbering of the ledger accounts recorded in the said software of the Parent Organization shall correspond to the procedure for forming consolidated ledger accounts opened in the automated banking system (hereinafter – the “ABS”) of the Parent Organization.

The Bank branches shall independently determine the procedure for keeping analytical accounting records in specific software, based on the technological features of the current software and in compliance with the main Accounting Policies and regulations determined in the corresponding normative acts of the Bank of Russia and the Bank.

1.6. Income and expenses on accounts shall be recorded in the Bank based on the accrual method.

Financial results of operations (income and expenses) shall be recorded in the accounts as the operations are performed, and not based on the fact of cash (cash equivalent) receipt or payment.

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Income and expenses shall be recorded in the accounts for the period to which they refer.

The Nomenclature of income and expense items shall be approved by a separate order of the Bank. Branches shall open income and expense ledger accounts only within the approved Nomenclature of income and expense items of the Bank.

1.7. Value added tax amounts shall be recorded in the accounts according to paragraph 5, Article 170 of the Russian Federation Tax Code and the Bank’s normative acts regulating accounting of specific operations related to purchase and sale of goods, works and services.

1.8. Income and expenses for the purpose of profit taxation, as well as the procedure for accrual and payment of specific taxes and levies, shall be determined by the Accounting Policy of JSC VTB Bank  for Taxation Purposes and by the Bank’s normative acts issued to comply with the Russian Federation laws on taxes and levies.

1.9. The Bank’s annual accounting report shall be drawn up according to the requirements of the normative act on drawing-up of the annual accounting report issued by the Bank of Russia.

For the purpose of compiling complete and accurate information on the results of the Bank’s activities for the reporting year, the annual accounting report for 2007 shall be drawn up taking into account post balance sheet date events (hereinafter – PBSDE) according to Regulation on the procedure for determining post balance sheet date events and their recording in the annual accounting report of JSC Vneshtorgbank, enacted by Order of the Bank No. 1085 dated December 6, 2005.

The annual accounting report shall include:

Annual Accounting Balance Sheet as of January 1, 2008 according to the form of a turnover balance sheet  for the reporting year 2007 (hereinafter – the Annual Accounting Balance Sheet);

Income Statement taking into account post balance sheet date events;

Consolidated Turnover Balance Sheet recording post balance sheet date events;

Auditor’s Opinion on the Annual Accounting Report;

Explanatory notes.

Taking into account the requirements of the Russian Federation laws with respect to joint-stock companies, the Bank’s Charter and the terms of audit inspection, the date of drawing-up the Bank’s Annual Report shall be set from March 1 to April 15 of the year following the reporting year.

A post  balance sheet date event which may have material effect on the Bank’s financial position shall be understood as an event which, if recorded in the Bank’s balance sheet,

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will change the value of the Bank’s balance sheet items by the amount equal to at least 0.5 % of the Bank’s capital. If the effect of a specific event is less than the established materiality criterion, the effect of the said event on the balance sheet items shall be considered based on the total of similar events.

2. PROCEDURE FOR FORMING FINANCIAL RESULTS

2.1. Recording of financial results in the Bank’s Balance Sheet

2.1.1. On the first working day of 2008, following drawing-up of a daily balance for January 1, 2008, the balances recorded on accounts No. 70301 “Profit of the reporting year”, No. 70401 “Loss of the reporting year” shall be transferred to accounts No. 70302 “Profit of past years”, No. 70402 “Loss of past years”, accordingly. The balances recorded on account No. 70501 “Allocation of profit for the reporting year” shall be transferred to account No. 70502 “Allocation of profit for past years”.

Post balance sheet date events shall be recorded on accounts No. 70302 “Profit of past years”, No. 70402 “Loss of past years”, No. 70502 “Allocation of profit for past years”.

Balance sheet reformation shall be performed according to Regulation on the procedure for determining post balance sheet date events and their recording in the Annual Accounting Report of JSC Vneshtorgbank, enacted by Order of the Bank No. 1085 dated December 6, 2005.

2.1.2. Income and expenses of the current year 2008 shall be accounted based on accrued total method starting from the beginning of the year and shall be recorded on balance sheet account No. 706 “Financial result of the current year”. Financial result of the Bank’s activities during the reporting year shall be determined by drawing-up the “Income Statement”.

2.1.3. On the first working day of the new year 2009, following drawing-up of the accounting balance sheet for January 1, 2009, the balances on the accounts of profit and loss of the current year in the Parent Organization and the branches shall be transferred to the corresponding balance sheet accounts No. 707 “Financial result of the past year”.

On the day determined by order of the Bank for drawing-up of the annual accounting report for 2008, the balances on the accounts of financial result for the past year in Parent Organization and branches shall be transferred to the account of profit (loss) of the past year.

The branches shall independently determine the financial result for 2008 (profit/loss) and shall transfer it to the balance sheet of the Bank’s Parent Organization on the day of drawing-up the annual accounting report. The transfer of financial result by the branches to the balance sheet of the Bank’s Parent Organization shall be recorded in correspondence with the accounts for settlements with branches, opened for conducting the Bank’s own operations.

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2.1.4. Income and expenses on bookkeeping accounts shall be recorded according to the procedure set out in the Bank’s internal normative acts and in Annex 1 hereto.

2.1.5. With respect to loans and assets (claims) referred to quality category III, acquisition of income shall be deemed positive.

2.1.6. The Bank’s income and expenses in foreign currencies shall be recorded in the profit and loss accounts in rubles based on the exchange rate of the Bank of Russia effective on the date of income and expense recognition.

2.2. Deferred income and expenses

2.2.1. Lump sums received (paid) that are subject to recording as income (expenses) in the subsequent periods shall be recorded in the Bank’s balance sheet as deferred income (expenses).

2.2.2. The time interval for recording the amounts on accounts of deferred income (expenses) shall constitute one calendar month. The amounts of deferred income and expenses for the corresponding calendar month shall be recorded on accounts of deferred income and expenses within the last five working days of the month. If deferred income and expenses are recorded, correspondingly, as income and expenses during the appropriate time intervals, no additional primary supporting documents are needed to prove that income has been acquired or expenses incurred, i.e., to prove the income and expenses recognition.

The interest amounts received by the Bank prior to the period to which the said amounts refer may be recorded on account No. 61301 “Deferred income from lending operations”, provided the Bank does not return the said amounts to customers according to the agreement terms. If, under the agreement terms, the excess amounts shall be returned to customers, the said amounts shall be recorded as payables on the account of liabilities for other operations until the said amounts are returned.

The interest amounts paid by the Bank prior to the period to which the said amounts refer shall be recorded on account No. 61401 “Deferred expenses on lending operations”. If, according to agreement terms, the excess amounts shall be returned to the Bank, until their return the said amounts shall be recorded as receivables on the account of claims for other operations.

Deferred income and expenses with respect to other operations shall be accounted for according to Annex No. 1 to the Accounting Policy.

2.3. Distribution of profit, formation and use of the Bank’s funds

2.3.1. Budget planning and control, including cost estimate planning and control, shall be carried out by the Finance Department.

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2.3.2. The procedure for forming and using the Bank’s Reserve Fund, according to the requirements of Federal Law No. 208-FZ dated December 26, 1995 “On Joint-Stock Companies”, shall be determined by the Regulation on Reserve Fund approved in due order.

Allocations to the Reserve Fund shall be made by resolution of the General Meeting of the Bank’s Shareholders.

The Bank’s Reserve Fund shall be formed (replenished) at the expense of the Bank’s profit.

2.3.3. The Reserve Fund amounts shall be recorded on balance sheet account No. 10701 “Reserve Fund”. In analytical accounting, one ledger account shall be kept for balance sheet account No. 10701 “Reserve Fund”.

2.3.4. The amounts of undistributed profit retained at the Bank’s disposal by resolution of the Annual Meeting of Shareholders and the uncovered loss recorded in the Bank’s annual accounting report for the corresponding year shall be recorded on the following balance sheet accounts opened in the balance sheet of the Parent Organization: accounts No. 10801 “Undistributed Profit” and No. 10901 “Uncovered Loss”, accordingly.

In analytical accounting, the following separate ledger accounts shall be kept for balance sheet account No. 10801 “Undistributed Profit”:

profit retained at the Bank’s disposal by resolution of the Annual Meeting of Shareholders;

increases in the value of fixed assets at their retirement;

transferred balances on account “Accumulation Fund”;

transferred balances on account “Material and Technical Base Development Fund”;

transferred balances on account “Fund of Exchange Rate Differences in Revaluation of the Bank’s Equity”;

transferred balances on account “Social and Industrial Development Fund”.

In analytical accounting, one ledger account shall be kept for balance sheet account No. 10901 “Uncovered Loss”.

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3. PECULIARITIES OF TANGIBLE AND INTANGIBLE ASSETS ACCOUNTING

3.1. Fixed Assets and Intangible Assets

3.1.1. Fixed Assets include the property valued at over 20,000 rubles per item at the acquisition date (VAT excluded) with the useful life exceeding 12 months (buildings, structures, equipment and devices, computing equipment, vehicles and other property used by the Bank as the facilities for rendering services, Bank management and in cases stipulated by sanitary-hygienic, technical-operational and other special technical norms and requirements), as well as land plots owned by the Bank and capital investments in leased buildings, structures and other fixed assets, if, according to the lease terms, the said capital investments are owned by the Bank.

3.1.2. Fixed assets shall be accounted for at their initial cost in rubles, determined as follows:

for items contributed by shareholders to the Bank’s authorised capital – based on the monetary valuation agreed by the shareholders and determined according to the procedure set out in the Bank’s Charter. The Bank’s expenses on delivery of items and their finishing-up so that they are fit for use shall be referred to the initial cost of items;

for items received free of charge and based on agreements providing for discharge of obligations (payment) with non-monetary assets – at the market price of property determined according to the provisions of Article 40 of the Russian Federation Tax Code as of the date when fixed assets are recorded in accounts. The expenses on delivery of the above items and their finishing-up so that they are fit for use shall be referred to increase in their cost;

for items acquired for a fee (including used items) – based on the actual costs, including the costs of delivery, mounting, assembly, and customs duties, excluding VAT;

for items built – based on the actual costs of building (construction).

Fixed assets shall be accounted for in rubles (rounded only upward). Each unit of fixed assets shall be rounded separately. The rounded amount in kopecks shall be referred to a separate ledger account of the Bank’s income.

3.1.3. Changes in the initial cost of fixed assets are allowed in cases of extension, further equipping, reconstruction, technical upgrading, modernization, revaluation or partial liquidation of the appropriate items.

The Bank shall be entitled to revaluate certain groups of similar fixed assets according to the Russian Federation laws and by resolution of the Bank’s management (but not more frequently than once a year, as of January 1 of the year following the reporting one) at their current (replacement) cost by means of direct recalculation based on the market prices confirmed documentarily by an independent appraiser organization and additional calculation of amortisation using the recalculation factor.

If a decision is made to revalue certain groups of similar assets, subsequently the said assets shall be revalued on a regular basis so that their value in the accounting records and reports shall not differ materially from their current (replacement) cost.

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Certain groups of similar fixed assets, including those recorded in the balance sheets of the Bank’s branches, shall be revalued in the Bank’s Parent Organization, which revaluation shall be recorded as post balance sheet date event. The revaluation results for certain groups of similar fixed assets recorded in the balances of the Bank’s branches shall be transferred by the Parent Organization to the balance sheets of the branches through accounts for inter-branch settlements with respect to own operations as the current year turnovers.

In case of retirement or disposal of fixed assets in the Parent Organization, the revaluation amount shall be transferred to a separate ledger account of balance sheet account No. 10801 “Undistributed Profit”. In case of retirement or disposal of fixed assets held by the branch, the revaluation amount shall be transferred by the branch to the Parent Organization, to a separate ledger account of balance sheet account No. 10801 “Undistributed Profit” through accounts for inter-branch settlements with respect to own operations.

3.1.4. Intangible assets include acquired and/or created by the Bank results of intellectual activities and other intellectual property items (exclusive rights to the above) used in performance of works, rendering of services or for administration purposes for a long period (over 12 months).

For an intangible asset to be recognized it must be capable of bringing economic benefits (income); furthermore, duly executed documents must be available confirming the existence of the intangible asset and/or the exclusive right to the results of intellectual activities, including patents, certificates, other protective documents, agreement on assignment (acquisition) of patent or trademark.

In particular, intangible assets include the following:

exclusive right of the patent holder to the invention, industrial sample, useful model;

exclusive right of the author and other right holder to use computer software, database etc.;

exclusive right to trademark or service mark;

possession of trade secrets (“know-how”).

Intangible assets shall be accounted for at their initial cost, determined as follows:

for items acquired for a fee – based on the actual expenses on acquisition of items and their bringing into the serviceable condition, excluding VAT;

for items received free of charge – at the market price of the intangible asset determined according to the provisions of Article 40 of the Russian Federation Tax Code as of the date when intangible assets are recorded in accounts. The expenses on delivery of the above assets and their finishing-up so that they are fit for use shall be referred to increase in their cost;

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for items created using own resources – based on the actual production costs, excluding VAT and other taxes, accounted for as expenses.

The software, software product licenses and software databases which the Bank acquires but holds no exclusive rights to shall be written off:

as deferred expenses with subsequent staged writing-off within the useful life, if the useful life is established by the agreement, based on the commissioning act;

as deferred expenses in case of staged acquisition based on the transfer and acceptance act signed between the Bank and the supplier, with subsequent staged writing-off within the useful life, if the useful life is established by the agreement, based on the commissioning act;

as deferred expenses if the acquisition cost is significant (equivalent to more than USD 50,000), if the agreement does not stipulate the useful life, based on the act of transfer and acceptance. In this case, the useful life shall be determined by the Committees on facility commissioning, their membership approved by the Bank’s order;

as the Bank’s non-recurrent expense on commissioning, if the agreement does not determine the useful life of the above, or of the useful life is less than one year, based on the commissioning act.

The VAT amounts with respect to software products and database, for which the Bank does not hold exclusive rights shall be written off as the Bank’s non-recurrent expense as of the date of signing the commissioning act.

The results of intellectual activities and other intellectual property with the useful life of under 1 year for which the Bank holds exclusive rights shall be referred non-recurrently to the Bank’s expenses.

3.1.5. If a fixed or intangible asset is acquired, the date when the ownership right to the said asset is transferred to the Bank shall be considered the accounting recognition date for the said asset.

In case of disposal of real estate property subject to state registration, the said asset shall be recognized in the accounts only if the transfer of documents for state registration of rights to the said real estate and transactions with it is confirmed.

The date of the Bank’s acquisition of property based on ownership right, operational management or lease agreement shall be determined according to the transfer and acceptance acts, acceptance consignment notes, documents confirming the filing of documents for state registration or other documents set out by the Russian Federation laws or agreements.

3.1.6. Fixed and intangible assets valued in a foreign currency during acquisition (including costs of their acquisition, construction, production and replacement) shall be

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valued in rubles by means of converting the foreign currency based on the exchange rate set by the Bank of Russia as of the date of asset recognition by the Bank determined according to the documents listed in paragraph 3.1.5 of the Accounting Policy.

3.1.7. Fixed and intangible assets shall be accounted for in the Bank according to Instruction “On the procedure of fixed assets, intangible assets and inventories accounting” enacted by Order of the Bank No. 692 dated August 7, 2003.

3.1.8. Analytical accounting of fixed and intangible assets shall be carried out within special software according to the procedure set out in paragraph 1.5 of the Accounting Policy broken down by inventory items.

An inventory item of fixed assets shall mean an item with all the fixtures and fittings, or a separate structurally autonomous item designated to perform specific independent functions, or an autonomous set of structurally interconnected objects constituting a unified whole and designated to perform certain work. Each object included in a set can function only as part of the set, not independently.

If an item has several parts of various useful lives, each part shall be accounted for as an independent inventory item. Replacement of each part shall be recorded as retirement and acquisition of an independent inventory item.

3.2. Accounting of inventories

3.2.1. The following are recorded as inventories:

items valued at no more than 20,000 rubles (VAT excluded) per unit as of their acquisition dates, irrespective of their useful lives;

items with a useful life of up to one year, irrespective of their value;

spare parts;

materials;

fixtures and fittings;

stationery;

publications;

non-current inventories.

3.2.2. Inventories shall be referred to this or that kind depending on their use, technical features, according to the Russian Federation laws and the Bank’s Chart of Accounts.

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Non-current inventories include the property acquired by the Bank as a result of transactions based on settlement or pledge agreements before the Bank adopts a decision as to disposal of the said property or its use in own activities.

3.2.3. Inventories shall be accounted for at their actual value determined based on the actual acquisition costs, excluding VAT paid to suppliers.

3.2.4. Inventories valued in a foreign currency shall be valued in rubles by means of converting the foreign currency amount based on the exchange rate set by the Bank of Russia as of the date of the document on which asset recognition is based.

3.2.5. The inventories received by the Bank shall be taken on charge in the warehouse and shall be recorded on the corresponding inventory accounts.

The inventories which have been obtained during disassembly of reconstructed facilities and which are fit for further use or disposal shall also be taken on charge in the warehouse and recorded in the accounts. The inventories which have been obtained during disassembly of reconstructed facilities and which are fit for further use or disposal shall be valued based on the market value, determined according to Article 40 of the Russian Federation Tax Code, with the valuation performed by the initiating subdivision.

Tangible assets shall be taken on charge, transferred for operation or written off based on the acts executed, signed and approved according to the procedure established in the Bank.

3.2.6. Inventories shall be accounted for in the Bank according to Instruction “On the procedure of fixed assets, intangible assets and inventories accounting” enacted by Order of the Bank No. 692 dated August 7, 2003.

3.3. Procedure for accrual of amortization of fixed and intangible assets

3.3.1. The cost of fixed assets shall be discharged by accrual, using straight-line method, of amortization charges and their writing-off as the Bank’s expenses within the standard useful life of assets.

3.3.2. The useful life of fixed assets received prior to January 1, 2002 shall be determined according to “Uniform norms of amortization charges for complete recovery of fixed assets of the USSR economy”, approved by Decree No. 1072 of the Council of Ministers of the USSR dated October 22, 1990.

3.3.3. The useful life of fixed assets received from January 1, 2002 to January 1, 2004 shall be determined according to “Classification of fixed assets included in amortization groups” (hereinafter – the “Classification”) approved by Decree No. 1 of the Russian Federation Government “On classification of fixed assets included in amortization groups” dated January 1, 2002. The useful life shall be determined when the facility is put into operation and shall be based on the maximum useful life for the corresponding amortization group.

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3.3.4. The useful life of fixed assets received after January 1, 2004 (except for real estate property) shall be determined according to “Classification of fixed assets included in amortization groups” (hereinafter – the “Classification”) approved by Decree No. 1 of the Russian Federation Government dated January 1, 2002. The useful life shall be determined when the facility is put into operation and shall be based on the minimum useful life for the corresponding amortization group plus one month.

The useful life of real estate property shall be determined according to the Classification for each property item individually, based on decision of the Committee on commissioning and use of tangible assets acquired according to the procedure established in the Bank.

3.3.5. Amortization charges accrual shall be suspended with respect to fixed assets undergoing reconstruction and modernization (at least for 12 months) and fixed assets put into long-term storage (at least for 3 months). If a facility is removed from storage, amortization shall accrue according to the procedure that was effective prior to putting into storage. Decision on putting a facility into storage (removal from storage) shall be executed as order of the Bank (branch).

3.3.6. With respect to reconstructed or modernized fixed assets whose residual value is equal to zero and whose useful life has expired, amortization shall accrue based on the reconstruction/modernization costs and the new useful life established for the given group according to the Classification and the Accounting Policy.

3.3.7. With respect to housing facilities amortization shall not accrue for balance sheet accounts. With respect to housing facilities, depreciation shall accrue, which shall be recorded on off-balance sheet accounts. Depreciation shall accrue according to the same procedure as amortization.

3.3.8. Acquiring used fixed assets, the Bank shall be entitled to determine the amortization rate for these assets taking into account the useful life determined based on:

expected useful life of the asset in the Bank in accordance with the expected productivity or capacity;

expected physical depreciation;

normative, legal and other restrictions as to the use of the said asset.

3.3.9. Amortization charges with respect to fixed and intangible assets shall accrue starting from the first day of the month following the month when the said assets were put into operation.

3.3.10. With respect to revaluated fixed assets, amortization shall accrue starting from January 1st of the reporting year, based on the replacement cost of assets and taking into account the revaluation carried out.

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3.3.11. With respect to retired fixed assets, amortization accrual shall cease starting from the first day of the month following the month when the retirement took place.

3.3.12. Amortization charges shall accrue until full discharge of the cost of asset, or until the asset is written off the Bank’s balance sheet.

3.3.13. With respect to intangible assets, amortization shall accrue according to the rates calculated by the Bank based on the initial cost and useful life of the corresponding intangible asset.

3.3.14. The maximum amount of amortization accrued shall be equal to the balance sheet value of a facility/item (or the replacement cost, if the facility has been revalued).

3.3.15. The useful life of such intangible assets as rights of use, patents etc. may be equal to the validity periods of the said assets determined by the agreements. If no useful life is specified in agreements, the Bank shall establish the useful lives of intangible assets independently.

Unless otherwise set out in the Accounting Policy, the estimated useful life of an intangible asset shall serve as the basis for establishing the amortization rates.

With respect to intangible assets whose useful life cannot be determined, the amortization rates shall be determined according to the technical specifications and recommendations of the manufacturers with a view to a 10-year period, but no longer than the period of the Bank’s activities. If no data about the useful life of intangible assets are available in the primary documents, the useful life shall be determined and approved by the committees on commissioning of facilities, with the membership of such committees approved by order of the Bank.

3.3.16. During the reporting year, the amortization charges with respect to fixed and intangible assets shall accrue on a monthly basis and shall be equal to 1/12 of the annual amount.

3.4. Procedure for allocation of tangible assets to branches

3.4.1. Tangible assets (fixed assets, inventories) and intangible assets recorded on the appropriate balance sheet accounts shall be transferred by the Bank’s Parent Organization to branches based on the Bank’s administrative document.

Receivables for acquired fixed assets, intangible assets, inventories may be transferred without execution of an administrative document by the Bank, based on an agreement or an act of transfer and acceptance.

Transfer and acceptance of fixed and intangible assets shall be executed as a corresponding act, where a separate act shall be drawn up for each item transferred. A single transfer and acceptance act may be executed for a group of similar fixed assets with the same features and accounting parameters.

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In case of inventories transfer, a general act may be executed specifying the information with respect to each item transferred. The act on transfer and acceptance of tangible assets shall be approved by the Bank’s President-Chairman of the Board, or by any other authorized official of the Bank.

3.4.2. Operations involving acquisition and disposal of assets shall be recorded, based on the act of transfer and acceptance and the transfer notice signed by the branch in due order and according to the rules of the Bank’s settlement system, on accounts of  inter-branch settlements with respect to own operations.

3.4.3. Property transferred from a branch balance sheet to the Parent Organization’s balance sheet shall be transferred according to the same procedure as above.

3.4.4. Tangible assets (fixed assets, inventories) and intangible assets paid for by the Parent Organization for the newly opened branches shall be transferred based on the Act of settlements reconciliation. The said Act shall be signed by the Bank’s Chief Accountant (Chief Accountant Deputy) and by Manager of the branch, and shall be approved by the Bank’s authorized official.

Settlements shall be reconciled based on the primary documents (contracts, invoices, consignment notes, acts of transfer and acceptance etc.) which shall be stored at the Bank’s Parent Organization.

4. PROCEDURE FOR ACCOUNTING OF CAPITAL INVESTMENT COSTS

4.1. Capital investments include the costs of construction (building), making (production) and acquisition of fixed and intangible assets as well as the costs of extension, further equipping, modernization, reconstruction and technical upgrading of fixed assets.

4.2. Prior to commissioning, the capital investment facilities shall not be included as part of fixed assets and intangible assets. The costs related to the above facilities, VAT excluding, shall be accounted for as capital investments.

4.3. The commissioning acts for completed facilities shall specify the value characteristics for each fixed asset entered in the books, or the amounts of increased value for a fixed asset that was entered in the books earlier, but has been reconstructed, modernized, rebuilt etc.

4.4. The Bank’s capital investments shall be accounted for according to Instruction “On the procedure of fixed, intangible and inventories accounting” enacted by Order of the Bank No. 692 dated August 7, 2003, Regulation “Accounting of capital investments related to construction, reconstruction and modernization of fixed assets. Accounting of costs related to capital repairs” enacted by Order of the Bank No. 796 dated September 27, 2004.

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4.5. Analytical accounting of capital investments shall be carried out in separate software (for each fixed assets item) according to the procedure set out in paragraph 1.5 of the Accounting Policy.

4.6. Capital investments related to permanent improvements of leased property shall be recorded, until the facility commissioning, on the balance sheet account No. 607 “Investments in building (construction), making (production) and acquisition of fixed assets and intangible assets” on separate ledger accounts opened for each facility.

4.7. If under the terms of lease contract the capital investments in leased fixed assets do not constitute the Bank’s property and are not subject to compensation by the landlord, following completion of capital works and based on the commissioning act, the costs shall be written off:

as deferred expenses, if the amount of capital investment costs exceeds 5,000,000 rubles, with subsequent staged writing-off within the lease contract term;

non-recurrently, as the Bank’s expenses, if the amount of capital investment costs does not exceed 5,000,000 rubles.

5. PERIODICITY OF INVENTORY COUNTS OF TANGIBLE ASSETS AND MONETARY LIABILITIES. PROCEDURE FOR PROPERTY WRITING-OFF AND DISPOSAL

5.1. For the purpose of ensuring the accuracy of accounting data and reports, based on the Bank’s order, the inventory counts of property and monetary liabilities are performed.

Inventory counts are performed to detect the actual availability of property and the non-recorded items subject to taxation; to compare the actually available property with the accounting data; to check the completeness of liabilities recording in the accounts.

5.2. Inventory counts of property, financial liabilities, payables and receivables shall be carried out annually, prior to drawing up the annual accounting report. The procedure and terms of inventory counts are determined by the Bank’s order, based on which the Bank’s branches issue the appropriate administrative document.

Besides, inventory counts shall be performed in the following cases:

if the Bank’s property is leased (in case of purchase or sale the inventory count of transferred, purchase or sold tangible assets shall be performed);

if the officials responsible for safe-keeping of tangible assets change their positions (inventory count is performed on the day of assets transfer and acceptance);

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if facts of theft, abuse or impairment of assets have been detected;

in case of a fire or a natural disaster;

if the Bank or its branches are reorganized or liquidated;

by resolution of the Bank’s management.

Inventory counts of specific types of assets shall be performed with the frequency stipulated by the Bank’s normative acts.

5.3. Inventory counts of securities in the Bank’s vault shall be performed on a quarterly basis, as of the 1st day of the quarter following the reporting one.

5.4. Inventory count of valuables in the cash vaults and cash desks of the Bank shall be performed according to Instruction “On the procedure of cash operations in JSC VTB Bank “ enacted by Order of the Bank No. 682 dated August 1, 2005, on a quarterly basis and as of January 1st of each year. Besides, inventory counts shall be performed in the following cases:

if the officials responsible for safekeeping of valuables change their positions (including temporary changes);

in other cases, upon discretion of the Bank’s President-Chairman of the Board (branch manager).

5.5. Surplus tangible assets and cash shall be recorded on the appropriate accounts as the Bank’s income.

Any deficiencies of tangible assets and impaired assets shall be referred to the guilty persons for compensation of the damage incurred. If no guilty persons can be determined, the deficient amounts and the cost of impaired assets shall be written off as the Bank’s expenses on the date when the decision to write off the said amounts is made.

5.6. The fact that property is unfit for further use, or that it is impossible or inefficient to recover the said property, shall be determined by the Committee for inspection of the technical condition of inventories acting on the basis of Regulation “On the Committee for inspection of the technical condition of inventories” enacted by Order of the Bank No. 398 dated June 10, 2002.

Fixed, intangible and non-current assets valued at over 20,000 rubles (VAT excluded) shall be written off according to Regulation “On the Committee for review of requests by structural subdivisions and branches of JSC Vneshtorgbank regarding writing off the balance sheet or deregistration from off-balance sheet and off-system records of the uncollectible debts, deficiencies and losses of inventories” enacted by Order of the Bank No. 14 dated January 19, 2001.

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Inventories (except for non-current ones) shall be written off as the Bank’s expenses according to the following procedure:

publications, including periodicals and reference books, - based on the Act of handing over for operation, irrespective of the cost;

stationery – based on material requisition by the Bank’s subdivisions, irrespective of the cost;

equipment, computers, office machines, video and audio devices, furniture, special banking equipment valued below the established norm for fixed assets (VAT excluded) – based on duly executed Commissioning Acts;

other inventories that are not mentioned above – based on duly executed Commissioning Acts or Acts for consumables/inventories write-off, or Acts on issue of advertising and souvenir products.

Inventories valued from 1,001 to 20,000 rubles (inclusive) per unit (VAT excluded) commissioned based on Commissioning Acts shall be accounted for as off-system, broken down by separate items and materially responsible persons. The said inventories shall be written off the off-system records based on Write-Off Acts due to unsuitability for further operation because of defects, loss of commercial qualities etc.

Similar (identical) inventories acquired at different prices and written-off at commissioning shall be valued at their unit prices.

Property shall be written off the non-current assets account only if the said property is retired, or if a decision has been made to allocate the property acquired under settlement or pledge agreements for use in own activities. Fixed and intangible assets allocated for use in own activities shall be accounted for as operations involving building (construction), making (production) of fixed and intangible assets; inventories shall be transferred to the accounts according to their characteristics.

Writing-off of the non-current assets valued at under 20,000 rubles (VAT excluded) due to unsuitability for further use (resulting from moral or physical depreciation, liquidation in accidents, natural disasters or other force-majeure situations) shall be carried out as follows: in the Parent Organization - according to resolution of the Committee for review of the acts on writing off the balance sheet the unfit low-value and non-durable items; in branches - by a permanent committee whose membership and functions shall be approved by the branch’s administrative document.

The Act for writing-off the non-current assets shall be duly approved by the Bank’s President-Chairman of the Board, or by any other authorized person - in the Parent Organization, and by the branch manager (assistant manager) - in the branches. In the branches, the acts for writing-off of the non-current assets may be executed by a permanent committee whose membership and functions shall be approved by the branch’s administrative document.

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Software products, licenses for specific types of the Bank’s activities, for the rights to use software products, databases for software products etc. which are no longer used and for which the Bank does not hold exclusive rights, shall be written off according to the Act for termination of use executed in optional form by the subdivision responsible for operation of the said software products, databases etc., irrespective of the remaining useful life, at residual value.

5.7. The Bank may dispose of excess and unnecessary (unused) tangible assets.

Tangible assets shall be disposed of (sold) based on the following:

by resolution of the Bank’s President-Chairman of the Board, or his assistant (the resolution shall be executed as the Bank’s order). The sale shall be carried out at the contract price, taking into account the market value determined by an independent appraiser, charging the buyer with the taxes established by the Russian Federation laws;

by resolution of the authorized person based on the appropriate administrative document of the Bank, in case when foreign representative offices dispose of fixed assets and inventories located in the business premises (offices) of the foreign representative offices, with the balance sheet value of the items sold not exceeding the amounts equivalent to USD 10,000 per item. The items shall be sold at the contract price, taking into account the market value determined by an independent appraiser.

6. PROCEDURE FOR RAISING (PLACEMENT) OF MONETARY FUNDS AND THEIR REPAYMENT (REDEMPTION)

6.1. The relations between the Bank and its customers (legal entities and individuals, including banks) shall be determined by contracts and agreements concluded according to the requirements of the Russian Federation Civil Code (sections 42, 44 and 45 of the RF Civil Code).

The Bank’s relations with foreign contractor banks shall be formalized according to international banking practices and international laws.

6.2. Raising (placement) of monetary funds shall be carried out by the Bank in compliance with the requirements of the Russian Federation laws, both in the Russian Federation currency and foreign currencies.

The general minimum and maximum terms for raising and placement of funds, the interest rate scale and the list of currencies in which funds are raised and placed shall be determined according to Regulation “On the procedure for setting the interest rates for raised funds and loans by Vneshtorgbank” enacted by Order of the Bank No. 148 dated March 22, 2002.

6.3. The decision on credit risk acceptance by the Bank shall be made by the Bank’s Credit Committee functioning based on Regulation “On Credit Committee of JSC VTB

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Bank “enacted by Order of the Bank No. 833 dated October 11, 2004, and by the Bank’s Minor Credit Committee acting on the basis of Regulation “On Minor Credit Committee of JSC Vneshtorgbank” enacted by Order of the Bank No. 736 dated August 17, 2005.

Credit committees of the Bank’s branches shall operate according to the Standard Regulation on Credit Committee of the Bank’s Branch, enacted by order of the Bank.

6.4. The main procedures and order of actions by the Bank’s management bodies, subdivisions and officials in case of the Bank’s acceptance of customer credit risks (except for banks and financial institutions) shall be carried out according to the Rules on Lending to Corporate Customers by JSC Vneshtorgbank (The General Credit Procedure of JSC Vneshtorgbank) enacted by Order of the Bank No. 355 dated May 5, 2006.

6.5. Operations involving raising (placement) of monetary funds, including lending, shall be carried out according to the Bank’s normative acts.

7. PROCEDURE FOR INTEREST ACCRUAL AND PAYMENT

7.1. Operations involving referring the interest accrued on raised (placed) funds to the Bank’s expenses (income) shall be accounted for based on accrual method. Interest shall be paid (received) on the dates specified by the corresponding agreements.

7.2. If interest is accrued on agreements concluded with the Russian Federation residents, the actual number of calendar days for which the funds are raised or placed shall be taken into account. In this case, the actual number of calendar days per year – 365 or 366 – shall be taken as the basis for accrual.

Agreements concluded with foreign contractors for raising (placement) of monetary funds may specify any basis for interest accrual (360 or 365/366 days), as agreed by the parties, or may determine the laws of which party shall govern the interest accrual under the agreement. If the agreement concluded with a foreign contractor contains no basis for interest accrual, nor any reference to the governing laws in interest accrual, the interest shall accrue based on the actual number of calendar days per year –365 or 366 days.

7.3. Interest accrued and paid shall be accounted for according to Instruction “On the procedure for accrual, payment/collection and accounting of interest on operations related to raising and placement of funds” enacted by Order of the Bank No. 436 dated June 5, 2006.

7.4. In cases when a fixed-term or other deposit (other than call deposit) is returned to the depositor on his demand prior to expiry of the fixed term or prior to the occurrence of the circumstances stipulated in the bank account (deposit) agreement, the interest on

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the said account (deposit) shall be paid at the rate specified in the agreement or in the addendum to fixed-term deposit agreement.

8. PROCEDURE FOR FORMING AND UTILIZATION OF RESERVES

8.1. Provisions for possible losses on loans and similar debts

8.1.1. According to Regulation No. 254-P of the Bank of Russia “On the procedure for making provisions for possible losses on loans, loan debts and similar debts by credit institutions” dated March 26, 2004, the Bank shall make provisions for possible losses with respect to the funds loaned (placed); the said provisions shall be made in the order established by the Bank of Russia and for the purpose of covering the possible losses due to the borrowers’ failure to repay the funds received.

Making and utilization of provisions, classification of loans and similar debts, adjustment of provisions and accounting of the corresponding operations shall be carried out according to Instruction “On the procedure for making provisions for possible losses on loans and similar debts in JSC VTB Bank “enacted by Order of the Bank No. 645 dated August 17, 2007.

8.1.2. Provisions for loan indebtedness accounted for in the balance sheets of the Bank’s branches shall be made by the branches independently.

8.2. Provisions for possible losses

8.2.1. The Bank shall form, adjust and restore the provisions for possible losses according to Regulation No. 283-P of the Bank of Russia “On the procedure for making provisions for possible losses by credit organizations” dated March 20, 2006 and according to Instruction “On the procedure for making provisions for possible losses in JSC VTB Bank” enacted by Order of the Bank No. 210 dated April 4, 2007.

8.2.2. Provisions for possible losses on operations accounted for in the balance sheets of the Bank’s branches shall be made by the branches independently.

8.3. Provisions for operations with offshore zone residents

8.3.1. Provisions for the Bank’s operations with offshore zone residents shall be made according to Directive of the Bank of Russia No. 1584-U “On making and amount of provisions for possible losses on credit organizations operations with offshore zone residents” dated June 22, 2005 and according to Instruction “On the procedure for making provisions for operations with offshore zone residents in JSC Vneshtorgbank” enacted by Order of the Bank No. 988 dated November 9, 2005.

8.3.2. The Bank’s branches shall independently form, adjust and restore provisions for operations with offshore zone residents accounted for in their balance sheets.

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8.4. Mandatory reserves

8.4.1. The Bank shall form mandatory reserves according to the procedure established by Regulation of the Bank of Russia No. 255-P “On mandatory reserves of credit organizations” dated March 29, 2004.

8.4.2. The amount of mandatory reserves shall be calculated by the Bank’s Parent Organization as of the 1st day of the month following the reporting one; the said reserves shall be calculated for the Bank in general, including only the branches located in the Russian Federation territory.

8.4.3. Mandatory reserves shall be formed in the Russian Federation currency by means of transferring the monetary funds from the Bank’s correspondent account.

8.4.4. The Bank’s foreign branches shall comply with the reserve requirements according to the laws of their respective countries and according to the procedure and norms established by the competent authorities in the countries where the branches are located.

8.5. Reserves for future expenses

8.5.1. The Bank shall form, on a monthly basis, the reserves for future expenses on payment of the annual compensation to employees; the said reserves shall be equal to 1/12 of the compensation amount based on the work results for 2008, as planned in the Bank’s budget.

8.5.2. The reserve for future expenses shall be made on the last working day of each month.

8.5.3. The reserves for future expenses shall be made in the Russian Federation currency.

8.5.4. Branches shall independently form the reserves for future expenses on compensation based on the work results for 2008, according to the Bank’s Budget.

8.6. Insurance contributions to the fund for mandatory insurance of deposits

8.6.1. The Bank shall make insurance contributions to the fund for mandatory insurance of deposits according to the procedure established by Federal Law No. 177-FZ dated December 23, 2003 “On insurance of deposits held by individuals in the Russian Federation banks”.

8.6.2. The Bank’s Parent Organization shall calculate the amounts of insurance contributions as of the 1st day of each month following the reporting quarter; the said amounts shall be calculated for the Bank in general, including the branches.

8.6.3. Insurance contributions to the fund for mandatory insurance of deposits shall be made in the Russian Federation currency by means of transferring the funds from the Bank’s correspondence account.

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9. SPECIFIC ELEMENTS OF SETTLEMENT OPERATIONS ACCOUNTING

9.1. The Bank carries out settlement operations in the Russian Federation currency according to Regulations of the Bank of Russia No. 2-P “On non-cash settlements in the Russian Federation” dated October 3, 2002 and No. 222-P “On the procedure for non-cash settlements by individuals in the Russian Federation” dated April 1, 2003.

9.2. The procedure for settlement operations in the Russian Federation currency shall be regulated by the “Rules on formation of the settlement system in JSC VTB Bank  for settlement operations with respect to inter-branch settlement accounts and cash redistribution accounts in the Russian Federation currency” enacted by Order of the Bank No. 498 dated September 4, 2001.

Settlements between branches via the settlement system of JSC VTB Bank  shall be carried out through the Parent Organization. Settlements between branches of JSC VTB Bank  with respect to mutual inter-branch settlement accounts shall be allowed based on the Bank’s order.

9.3. Non-cash settlements in the Russian Federation currency between legal entities in the Russian Federation territory as well as the formats, the procedure for filling-in and execution of settlement documents shall be regulated by Instruction “On the forms of non-cash settlements and the procedure for their application” enacted by Order of the Bank No. 708 dated December 17, 2001.

9.4. Non-cash settlements in the Russian Federation currency and in the Russian Federation territory with respect to nostro and loro correspondent accounts shall be carried out by the Bank and its branches according to Instruction “On the procedure for domestic settlements by Vneshtorgbank in the Russian Federation currency via the correspondent accounts network” enacted by Order of the Bank No. 621 dated November 16, 2001.

The Bank’s branches shall be entitled to duly open correspondent accounts with other credit organizations (branches) and to conduct operations with respect to the said accounts.

Relations between the Bank (branch) and other credit organizations (branches) while making settlements on correspondent accounts shall be regulated by the Russian Federation laws and correspondent account agreements signed between the parties.

The amounts received on the correspondent accounts of the Bank (branch) shall be entered in the corresponding accounts of customers and the Bank (branch).

Unidentified amounts which cannot be entered in the appropriate accounts when they are received shall be recorded on balance sheet account No. 47416 “Suspense amounts received on correspondent accounts”. Analytical accounting allows opening of several

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ledger accounts with respect to balance sheet account No. 47416 “Suspense amounts received on correspondent accounts”.

Unidentified amounts that have been written off the correspondent accounts at their maintenance location because the said amounts cannot be entered in the appropriate accounts, shall be recorded on balance sheet account No. 47417 “Suspense amounts written off correspondent accounts”. Analytical accounting allows opening of several ledger accounts with respect to balance sheet account No. 47417 “Suspense amounts written off correspondent accounts”.

Outstanding settlements of the Bank shall be recorded on balance sheet accounts No. 30221, No. 30222 “Outstanding settlements of the bank”, No. 30220 “Customer funds with respect to outstanding settlement operations”, No. 30223 “Customer funds with respect to outstanding settlement operations for settlements through branches of the Bank of Russia”.

9.5. The procedure for transfers by individuals without bank account opening shall be regulated by Instruction “On the procedure for transfers by individuals without bank account opening” enacted by Order of the Bank No. 525 dated June 16, 2005.

9.6. The Bank shall perform international settlement operations according to the generally accepted international rules and business practices.

The procedure for international settlements by the Bank with respect to customer operations, including operations by correspondent banks, shall be regulated by Instruction “On the settlement procedure for operations related to export and import of goods, works and services” enacted by Order of the Bank No. 1097 dated December 30, 2004.

10. SPECIFIC ELEMENTS OF ACCOUNTING WITH RESPECT TO OPERATIONS WITH SECURITIES (DEBT INSTRUMENTS)

10.1. The criteria and procedures of initial recognition (derecognition) during reverse operations with securities.

Reverse operations include operations performed on the terms of maturity, collectibility and reward basis.

Reverse operations include securities borrowing operations.

Acquisition (transfer) of title to securities with respect to reverse operations may either serve as the basis for initial recognition (derecognition) of securities, or not.

In the process of acquisition/transfer of securities with respect to reverse operations the Bank shall evaluate the acquisition/keeping of risks and benefits related to ownership of the said securities.

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The risks related to securities ownership include: the risk of price changes, the risk of debtor insolvency, the liquidity risk etc.

The benefits related to securities ownership include: capability of the security to bring future economic benefits (income) to the Bank in the form of interest, dividends or increase in value (as the difference between the security sale (redemption) price and its purchase price, as a result of security exchange, its use in discharge of the Bank’s obligations, increase in its current market cost etc.).

If securities are acquired based on reverse operations, the said securities shall be initially recognized provided all (virtually all) the risks and benefits have been acquired by the Bank. If all (virtually all) the risks and benefits are not transferred to the Bank, the securities shall be considered as acquired without initial recognition.

If securities are transferred based on reverse operations, the said securities shall be derecognized provided all (virtually all) the risks and benefits have been transferred and the Bank has made a decision (concluded an agreement on the relevant terms) to fix the risks and benefits related to securities ownership prior to their transfer. If the Bank has made a decision (concluded an agreement on the relevant terms) to retain all (virtually all) the risks and benefits, the securities shall not be derecognized.

10.2. The criteria for classification of security investments by categories determined by the Bank of Russia.

Depending on the purpose of acquisition, at the moment of their initial recognition investments in securities shall be referred to one of the following four categories:

“Measured at fair value through profit or loss”;

“Held to maturity”;

“Available for sale”;

“Participation”.

Depending on the acquisition purposes, securities with the same state registration number or issue identification number, or the same international identification code ISIN, as well as securities of the same issuer which do not constitute equity securities nor securities without ISIN code, may be accounted for in different categories.

10.2.1. The category of securities “Measured at fair value through profit or loss” shall include securities that are acquired to receive profit due to short-term price or dealer margin fluctuations, i.e., the securities constitute part of the portfolio that is actually used to receive short-term profit, while the current (fair) value of the said securities can be determined reliably.

10.2.2. Securities (debt instruments) shall be classified as “Held to maturity”, if:

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they have fixed or determined payments;

they have fixed maturity date;

they are not defined by the Bank as securities subject to be recorded at fair (current) value through profit or loss.

The Bank has a firm intention and capability to hold the said assets until maturity date.

Equity securities may not be referred to the category of “held to maturity”.

During initial recognition, securities may not be referred to “Held to maturity” category if within two previous years the Bank has reclassified (including reclassification for sale) securities from “Held to maturity” category contrary to the terms set out in subparagraphs a), b), c), paragraph 10.3.3 of the Accounting Policy.

10.2.3. Securities shall be classified as “Available for sale” if they do not belong to the categories of “Measured at fair value through profit or loss” or “Held to maturity”.

10.2.4. If the Bank controls the management of a joint-stock company or exercises significant influence on the said company’s activities, the shares of the said company acquired by the Bank shall be referred to the “Participation” category.

The Bank is deemed to exercise significant influence on / to control the activities of a joint-stock company, if the Bank is able, directly or indirectly (through a third party):

to determine the decisions adopted by the company’s management bodies;

to determine the terms of business conducted by the company due to the Bank’s participation in the company’s authorized capital and (or) under the agreement concluded between the legal entities – members of the banking/consolidated group;

to appoint the joint-stock company’s sole executive body and (or) over a half of its collegiate executive body members;

to determine the election of over a half of the company’s board of directors (supervisory board) members.

10.3. The criteria used in reclassification of securities into another category (including materiality criteria for the purpose of disposing of debt instruments “Held to maturity”).

10.3.1. The securities which, at the moment of their acquisition, are classified as “Measured at fair value through profit or loss” may not be reclassified into any other category.

10.3.2. The debt instruments which, at the moment of their acquisition, are classified as “Available for sale” may be referred to the category “Held to maturity” if the Bank’s

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intentions with respect to the said instruments meet the criteria for referring the assets to “Held to maturity” category.

10.3.3. If the Bank’s intentions or abilities change, the Bank shall be entitled to reclassify the debt instruments referred to “Held to maturity” category into the “Available for sale” category, provided all of the following conditions are complied with:

a) reclassification is due to an event that was beyond the Bank’s control (a force majeure event that could not have been prevented by the Bank);

b) reclassification for the purpose of disposal less than three months before the maturity date;

c) reclassification for the purpose of disposing 15% or less of the total value of debt instruments “Held to maturity”.

The events that are beyond the Bank’s control may include the following:

serious impairment of the security issuer’s creditworthiness;

changes in tax laws significantly affecting the terms of taxation of the interest income on debt instruments referred to “Held to maturity” category;

reorganization of the Bank (merger, accession, separation, extraction, transformation) or retirement of a significant part of the Bank’s assets (such as selling a part of the Bank’s business) resulting in the need to sell the assets “Held to maturity”, for instance, to maintain the risks of the Bank’s operations at a certain level;

significant changes in the applicable laws or in the requirements of the supervisory authorities with respect to investment structure, or the maximum volume of this or that investment type, resulting in the need to sell the assets referred to “Held to maturity” category;

significant changes in the capital adequacy ratio forcing the Bank to sell the assets referred to “Held to maturity” category;

a significant increase in the level of risk assigned to the asset by supervisory authorities for the purpose of calculating capital adequacy ratio, or any other significant change in the normative requirements preventing the Bank from holding the asset until its maturity.

If any of the terms set out in subparagraphs a), b), c), paragraph 10.3.3 of the Accounting Policy are not complied with, the Bank shall reclassify all the debt securities referred to “Held to maturity” category into the category “Available for sale”, with the ban to form the “Held to maturity” category within two years following the year of the said reclassification.

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Upon expiry of the two-year ban to refer assets to “Held to maturity” category, the Bank shall be entitled to refer newly acquired assets, as well as assets referred to “Available for sale” category, to the category “Held to maturity”.

10.4. The methods for determining the current (fair) value of securities based on securities types and information sources.

10.4.1. The current (fair) value (CFV) of a security shall constitute the amount for which the security may be sold in an arm’s length transaction between knowledgeable, willing parties.

10.4.2. Reliability of CFV determination shall mean accurate price of a security determined using the objective information and based on the methods set out in this section.

Besides, reliability of CFV determination by professional opinion of a responsible employee shall mean assurance of the specialist accepting the professional opinion in the fact that the said valuation corresponds fully to the price at which the security may be sold in the market.

10.4.3. Price quotations at the active market shall constitute the basis for determining CFV.

If no active market is available, the Bank shall determine CFV by applying one of the valuation techniques mentioned, respectively, in paragraphs 10.4.4., 10.4.5., 10.4.6 of the Accounting Policy.

10.4.4. Information on the price quotations at the active market may be obtained from a stock exchange, a dealer, a broker, an industrial group, a price information service, an independent appraiser organization or a regulatory authority, as well as using Reuters or Bloomberg information systems.

First of all, for the purposes of determining CFV the Bank shall apply the published price quotations for the active market of the trading floors at Moscow Interbank Currency Exchange, Russian Trading System, St.-Petersburg Currency Exchange, and other Russian or foreign exchanges, using the data provided by Reuters or Bloomberg information systems as well as other sources.

The price quotation shall, first of all, mean the bid price, then – the market price, or the weighted average price.

10.4.5. If no information is available at the active market for a security, the CFV of the said security shall be equal to the price paid for this security by the Bank during the last purchase, taking into account the accumulate coupon income (if any), calculated as of revaluation date.

10.4.6. If the economic situation has changed significantly since the last transaction with a security, and if no information required is available at the active market, the

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appropriate change in CFV of the valuated security shall be determined using a professionally motivated opinion of a responsible employee.

The professionally motivated opinion of a responsible employee for the purpose of CFV determination shall be formed according to:

the current prices or rates for similar securities, adjusted, if necessary, for any differences from the valuated security;

the current prices of the same or similar assets or liabilities at the markets which do not meet the active market criteria due to fewer transactions, price fluctuations or inaccessibility of information;

other information available with respect to the corresponding assets or liabilities (interest rates, various types of risks etc.);

the data confirmed by market signals, for instance, using correlation.

If the above information is insufficient or inaccessible, CFV shall be determined using a professionally motivated opinion of a responsible employee, formed based on the technical valuation methods (for instance, analysis of discounting of the future cash flows expected from the security at the prevailing market interest rate for similar financial instruments as of the date of CFV calculation; the model for option pricing, etc.).

A professionally motivated opinion of a responsible employee shall be duly executed and signed by the said employee who has determined CFV and by the official who has checked the said opinion.

The Bank’s order shall determine the list of employees entitled to form professional opinions interpreting the market information for the purpose of determining CFV. The persons responsible for checking the objectivity of the formed professional opinions shall also be determined.

10.5. Periodicity of securities revaluation.

Securities shall be valued on a daily basis.

No materiality criterion for changes in CFV shall be established with respect to making decisions regarding the need to conduct revaluation.

10.6. The method for valuation of the retiring (sold) securities.

The procedure for writing off the secondary balance sheet accounts of the single-issue securities or securities with the same international security identification code (ISIN) during retirement (selling) of the above shall be determined based on the initial cost of the securities first acquired (hereinafter – FIFO method).

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FIFO method implies recording of the securities retirement (sale) in the order in which the securities of the said issue were entered in the secondary balance sheet account. The value of retired (sold) securities shall include the value of the securities that were the first to be recorded. The value of the remaining securities shall constitute the value of the securities that were the last to be recorded.

During retirement (sale) of a part of same-issue securities that were acquired as a block, investments in the retired (sold) securities of the said block shall be written off as costs of the retiring (sold) securities in proportion to their quantity.

10.7. Cost accounting.

The costs shall be subdivided into:

costs that are directly related to acquisition and sale of specific securities;

costs that are not directly related to acquisition and sale of specific securities.

The costs related directly to acquisition and sale of specific securities shall include:

expenses on registration services (services of registrars, settlement and clearing centers and international clearing centers, related to registration of transfer of ownership to securities);

fees paid to agents (brokerage and other organizations);

fees paid to organizations ensuring completion and execution of transactions (trade organizers, trading floors etc.).

The costs that are not directly related to acquisition and sale of securities include:

expenses on service fees paid to specialized organizations and other persons for consulting and information services (services of consulting firms, information agencies, information services rendered by trade organizers and trading floors);

expenses on service fees paid to organizations carrying out auxiliary activities involving securities valuation, legal services etc.;

levies, duties etc. charged according to foreign legislation.

If the costs directly related to securities acquisition (except for the amounts paid to the seller under the contract) are immaterial  as compared to the amount paid to the seller under the contract, the said costs shall be recognized as operating expenses in the month when the said securities were entered in the accounts.

The costs related to securities acquisition shall be deemed material if they exceed 10% of the amounts paid to the seller under the contract (the cost of securities taking into account accumulated coupon interest income). Material costs related to acquisition shall

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increase the balance sheet value of a security. In this case, the costs related to securities acquisition shall be recorded on separate ledger accounts opened in the balance sheet accounts for securities investments.

Preliminary costs incurred prior to the moment of securities acquisition shall be recorded in the secondary balance sheet account No. 50905 “Preliminary costs of securities acquisition” and, on the date of security acquisition, the said costs shall be recorded as operating expenses (if they are immaterial) or as increase in the balance sheet value of the security (on a separate ledger account) (if the costs are material). If the Bank decides not to acquire the securities, the preliminary costs shall be recorded as operating expenses on the day the said decision is made.

The costs that are not directly related to acquisition and sale of specific securities shall be recorded directly as operating expenses in the appropriate items of the Income Statement.

10.8. The date of operations on securities acquisition/retirement shall mean the date when the security ownership is transferred, as determined according to Article 29 of Federal Law No. 39-FZ “On Securities Market” dated April 22, 1996, or according to the terms of the contract (transaction) in cases stipulated by the Russian Federation laws.

If the date of securities ownership transfer and the date of receiving the primary documents doe not coincide, the operations shall be entered in the accounts using the corresponding exchange rate on the date of ownership transfer.

In case of security redemption, the retirement date shall mean the day when the issuer performs its obligations with respect to security redemption.

Operations on securities acquisition/retirement shall be recorded in the accounts either on the day when primary documents are received confirming the transfer of rights to the security, provided the primary documents are received by the Bank by 7.30 pm of the current day (if the primary documents are received after 7.30 pm of the current day, they shall be recorded in the Bank’s balance sheet on the following day); or on the day of performing the terms of  the contract (transaction) determining the transfer of rights.

10.9. Operations with securities shall be accounted for according to the Bank’s normative act on the procedure for conducting operations with securities.

10.10. Depositary accounting of securities shall be performed in pieces and in the par value amounts according to “Instruction on depositary operations conducted by JSC Vneshtorgbank”, enacted by Order of the Bank No. 677 dated November 29, 2001 and “The terms of depositary activities” enacted by Order of the Bank No. 748 dated September 20, 2007.

10.11. The Bank’s treasury shares repurchased from shareholders shall be recorded in accounts at par value.

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10.12. Operations with third-party promissory notes shall be accounted for according to the Bank’s normative acts.

Third-party promissory notes acquired by the Bank shall be recorded on the corresponding balance sheet accounts in the currency of liability.

Ledger accounts for accrued interest income and accrued discount shall be maintained in the currency of liability.

If the currency of the contract price (transaction amount) of the promissory notes acquired (sold) differs from the payment currency and if the date of ownership transfer occurs earlier than the settlement date, or if the par value currency of discounted promissory notes differs from the currency of liability (payment), the arising exchange differences shall be recorded in the accounts according to the procedure and within the periods set out in Annex 2 to the Accounting Policy, using the accounts of income and expenses from the use of embedded derivatives inseparable from the principal contract (hereinafter – inseparable embedded derivatives, IED).

For the purpose of recording the amounts of discount accrued for discounted promissory notes with the maturity “at sight, but no sooner than”, the said amounts shall be calculated on the last working day of each calendar month and on the “no sooner” date based on the actual number of calendar days for which the discount is accrued, divided by the number of days starting from the promissory note acquisition date and ending with the “no sooner” date, both dates inclusive.

10.13. The procedure for conducting and executing operations with the Bank’s promissory notes shall be determined in Instruction “On the procedure for conducting operations with promissory notes of JSC VTB Bank “ enacted by Order of the Bank No. 480 dated June 21, 2006.

Promissory notes issued by the Bank with a par value denominated in one currency and containing a clause on effective payment in another currency shall be accounted for in the currency of liability (payment). In this case, income and expenses arising from the use of IED due to changes in exchange rate of the payment currency with respect to par value currency shall be recorded in the accounts starting from the date of ownership transfer and until the maturity date.

For the purpose of recording the amounts of discount accrued for the Bank’s own promissory notes with the maturity “at sight, but no sooner than”, the said amounts shall be calculated on the last working day of each calendar month and on the “no sooner” date based on the actual number of calendar days for which the discount is accrued, divided by the number of days starting from the note issue date and ending with the “no sooner” date, both dates inclusive.

10.14. Securities and promissory notes received by the Bank as collateral for loans granted, guarantees issued and funds placed shall be recorded as part of the amount of collateral accepted.

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11. SPECIFIC ELEMENTS OF ACCOUNTING WITH RESPECT TO OPERATIONS WITH FOREIGN CURRENCY AND PRECIOUS METALS

11.1. Operations with respect to foreign currency accounts in the Bank shall be conducted in compliance with the Russian Federation laws, according to the normative acts of the Bank of Russia, normative acts of the Bank, the terms of contracts and agreements signed, the business rules and practices.

11.2. The procedure for purchase and sale of currency, conversion operations and operations with the Bank’s precious metals shall be determined by the normative acts of the Bank.

11.3. Analytical accounting of foreign currency operations shall be carried out depending on the software functionalities, either with double denomination both in a foreign currency and in rubles based on the official exchange rate of the Bank of Russia on the date the operation is entered in the Bank’s accounts, or in a foreign currency; operations with precious metals shall be accounted for based on the precious metals types (codes) in rubles and in accounting units of net (for gold) or ligature (for silver, platinum and palladium) weight; operations with coins and commemorative medals shall be accounted for in rubles and in pieces. Synthetic accounting of the said operations shall be carried out in rubles.

11.4. The Bank’s assets and liabilities in precious metals (excluding precious metals in the form of coins and commemorative medals) and balances on off-balance sheet accounts shall be recorded in the Bank’s balance sheet based on the book prices of affinated precious metals (gold, silver, platinum, palladium).

11.5. Income and expenses from revaluation of assets in foreign currency and precious metals shall be recorded separately for each foreign currency/precious metal code, according to the procedure set out in Annex 2 to the Accounting Policy.

11.6. Depending on the software functionalities, conversion (technical) accounts may be used in analytical accounting for the purpose of correlation of accounts in various currencies during conversion operations and operations with precious metals.

12. METHODS FOR VALUATION OF INDIVIDUAL TYPES OF ASSETS (CLAIMS) AND LIABILITIES

12.1. Assets shall be entered in the accounts at their initial cost. Further, according to the normative acts of the Bank of Russia, the Bank’s assets shall be valued (revalued) either at current (fair) value or by making provisions for possible losses.

12.2. Liabilities shall be recorded in the accounts according to contractual terms. In cases stipulated by the normative acts of the Bank of Russia, liabilities shall also be revalued at current (fair) value.

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12.3. With respect to operations of foreign currency purchase and sale in exchange for rubles as well as cash and non-cash conversion operations, the amounts of claims and liabilities regarding the amounts in the corresponding currencies shall be recorded in balance sheet accounts No. 47407 and No. 47408 “Settlements on conversion and futures transactions” in mutual correspondence.

12.4. With respect to transactions involving purchase and sale of precious metals, the transaction amount shall be recorded in the accounts for settlements based on conversion and futures transactions in the settlement currency.

12.5. Claims and liabilities whose amounts depend on changes in the foreign exchange rates set by the Bank of Russia for foreign currencies with respect to ruble (including application of currency clause), on changes in the market (stock exchange) price of securities or other assets, in the rate (except for interest rate), index or any other variable, shall be revalued, and any differences related to application of IED according to the procedure set out in Annex 2 to the Accounting Policy shall be recorded on income and expense accounts.

12.6. IED shall mean a contract provision determining the specific volume of claims and (or) liabilities not as an absolute amount, but as a calculated amount based on the currency exchange rate (including application of currency clause), the market (stock exchange) price of securities or other assets, the rate (except for interest rate), index or any other variable.

A currency clause shall mean a contract provision according to which a claim and (or) a liability shall be discharged in the agreed currency (liability currency), but in the amount equivalent to a specific amount in another currency (equivalent currency) or in conventional units at the agreed exchange rate.

Liability currency shall also mean the currency in which a debt instrument is redeemed, if, according to the Russian Federation laws, the terms of issue or the terms of the debt instrument itself (for instance, effective payment clause contained in a promissory note), it is expressly determined that the said instrument shall be redeemed in a specific currency other than the par value currency. In this case, the par value currency of the debt instrument shall be deemed the equivalent currency.

12.7. The Bank’s foreign currency-denominated claims with respect to a credit organization whose license has been revoked shall be accounted for in rubles based on the exchange rate set by the Bank of Russia and valid on the day the said license was revoked. The Bank shall convert its currency-denominated claims into rubles by transferring the balances from accounts with the corresponding currency code to similar accounts in the Russian Federation currency using the exchange rate set on the date the license of the credit organization was revoked. Claims with respect to currency debt converted into rubles shall not be subject to revaluation.

12.8. The Bank’s foreign currency-denominated claims with respect to a non-credit organization which has been found bankrupt by a court and which is undergoing

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bankruptcy proceedings shall be determined in rubles using the exchange rate set by the Bank of Russia as of the moment when the arbitration court has recognized the debtor as insolvent (bankrupt). The Bank’s claims included in the Creditors’ Register and denominated in rubles using the exchange rate as of the date when the corresponding decision was made by the court shall be recorded in the Bank’s balance sheet by transferring the balances from accounts with the corresponding currency code to the similar accounts in the Russian Federation currency. Claims with respect to currency debt converted into rubles shall not be subject to revaluation.

12.9. Below is described the procedure for accounting the exchange rate differences arising due to conversion of the foreign currency-denominated claims to counterparty which are recorded in the balance sheet, recognized by the arbitration court and included in the Creditors’ Register.

If the date established for conversion (termination of asset revaluation in a foreign currency) and the date of the actual conversion of currency debt into rubles fall within the current calendar year, the difference between the ruble equivalents (on the date established for conversion and on the date the conversion was actually carried out) shall be recorded on accounts for income and expenses on conversion of foreign currency accounts.

If the date established for conversion and the date of the actual conversion fall within different calendar years, the difference between the ruble equivalents shall be recorded on accounts for income and expenses of past years detected in the reporting year.

13. ACCOUNTING INFORMATION PROCESSING TECHNOLOGY AND RULES OF DOCUMENT FLOW

13.1. The Bank’s accounting records are software-based and are kept using the Automated Banking System (ABS of the Bank’s Parent Organization and automated systems of the branches).

13.2. When accounting operations are carried out, the debit and credit amounts are automatically recorded in the ledger accounts and in all the related registers.

13.3. Formation of accounting registers, the procedure and frequency of their printouts, and the procedure for forming daily accounting records shall be subject to Regulation “On the procedure for reconciliation of analytical and synthetic accounting data and formation of daily accounting records with respect to balance sheet and off-balance sheet accounts, custody accounts, futures transaction accounts in JSC VTB Bank “ enacted by Order of the Bank No. 588 dated September 6, 2002.

13.4. Ledger accounts with respect to customer and correspondent accounts shall be software-based and shall be formed at the end of the transaction day.

13.5. Ledger accounts shall be printed out as operations are conducted.

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13.5.1. Statements of customer accounts shall be printed out:

for accounts of legal entities, including banks (if SWIFT/Telex system is not available in the banks), - as the operations are conducted on the account;

for accounts of individuals – upon the customer’s request;

for accounts of banking cards settlements – according to the agreement.

13.5.2. Statements of ledger accounts of correspondent banks (if SWIFT/Telex system is available in the banks) and the Bank’s branches shall not be printed out, but sent via the SWIFT/Telex system on the following working day after the operation was conducted with respect to an account.

13.6. The list of balances for placed (raised) funds shall be formed daily and shall be printed out as necessary, but at least once per month, as of the first day of the month following the reporting one.

13.7. As necessary, the structural subdivisions of the Parent Organization and the branches shall print out the lists of balances for balance sheet and off-balance sheet accounts, futures transaction accounts broken down to primary and secondary accounts, and ledger accounts.

13.8. The list of balances for balance sheet and off-balance sheet accounts, futures transaction accounts broken down to primary and secondary accounts, and ledger accounts for the Parent Organization and branches shall be printed out annually as of January 1st.

13.9.  Synthetic accounting registers for the Bank in general, for each branch, for the Parent Organization shall be formed and printed out on a daily basis according to Regulation “On the procedure for reconciliation of analytical and synthetic accounting data and formation of daily accounting records with respect to balance sheet and off-balance sheet accounts, custody accounts, futures transaction accounts in JSC VTB Bank “ enacted by Order of the Bank No. 588 dated September 6, 2002.

13.10. The forms of specific primary accounting records based on the balance sheet items and the unified forms for accounting of tangible assets, works performed (services rendered) in the course of the Bank’s business operations and capital construction works, shall be approved by separate orders of the Bank.

The main forms of analytical and synthetic accounting records shall be approved by Regulation “On the procedure for reconciliation of analytical and synthetic accounting data and formation of daily accounting records with respect to balance sheet and off-balance sheet accounts, custody accounts, futures transaction accounts in JSC VTB Bank “ enacted by Order of the Bank No. 588 dated September 6, 2002.

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The forms of primary documents for cash operations shall be approved by Instruction “On the procedure for cash operations in JSC VTB Bank “ enacted by Order of the Bank No. 682 dated August 1, 2005.

13.11. The procedure of document flow in the Bank shall be determined by the rules of document flow established in the Bank.

13.12. The duration of transaction time in subdivisions of the Parent Organization shall be determined by order of the Bank, while branches shall determine the said time independently, based on administrative documents of the branches.

Transaction time shall mean the period of time within the working day established by the Bank for rendering services to customers (legal entities and individuals).

Transaction day shall mean a period of time within the working day including transaction time and the time for recording the daily operations, taking into account the Bank’s processing of the last tour of payments received in rubles.

Working day shall mean a calendar day for which the Bank’s balance sheet is drawn up.

Settlement documents, including those regarding transfer (write-off, crediting) of funds accepted from customers during the transaction time, shall be drawn up and recorded in the accounts on the same day, unless otherwise provided by the agreement signed between the Bank and its customer. The funds that have been written off the customers’ accounts according to their instructions and that are to be transferred as intended on the dates other than the dates of making entries in the customers’ accounts (considering the dates of payment transfer, currency valuation, document acceptance for out-of-town settlements by branches of the Bank of Russia etc.) shall be recorded on the appropriate outstanding accounts until the date of funds transfer.

13.13. Opening and closing of ledger accounts shall be recorded in Current Accounts Register.

Current Accounts Registers shall be kept in all structural subdivisions of the Bank’s Parent Organization if their activities include opening, maintenance and closing of ledger accounts, as well as in the Bank’s branches, their supplementary and transaction offices.

Several Current Accounts Registers may be kept, with mandatory continuous numbering of each sheet in all the Registers.

The Current Accounts Register shall be kept in electronic format, with application of certain measures for information protection from unauthorized access. Separate sheets shall be opened in the Current Accounts Register for each secondary account number and name.  On the 1st day of each year following the reporting one, the Current Accounts Register shall be printed out and shall include the accounts current as of January 1st. The sheets of the Current Accounts Register shall be stitched, numbered, bound, sealed and signed in the Parent Organization – by the manager and the authorized accountant of the corresponding structural subdivision / supplementary

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office, by the manager and the chief accountant of a branch. The Current Accounts Register in structural subdivisions of the Parent Organization shall be formed and stored in electronic format. The formed Current Accounts Register shall be checked with the lists of open and closed accounts, printed out in one copy and sent to the Bank’s Central Accounting Department.

During the year, the electronic Current Accounts Register may be printed out upon specific requests.

The lists of open and closed ledger accounts shall be made, printed out, filed in a separate record on a daily basis and shall be stored in the corresponding structural subdivision of the Parent Organization and in the Bank’s branches.

13.14. The Bank shall store the primary accounting records, accounting registers and reports according to the procedure established by the Bank’s normative acts.

If the appropriate software is available, accounting records shall be kept as electronic databases (files, directories) formed using computing devices, ensuring the possibility for printing out hard copies of accounting records based on the established forms.

If records are transferred to archives, they shall be bound and drawn up in compliance with the requirements set out in the “Instruction on records management in JSC Vneshtorgbank” enacted by Order of the Bank No. 320 dated October 30, 2000.

13.15. The procedure for storage of agreements on credit, leasing and renting operations shall be determined in the “Rules on storage in the vaults of the Parent Organization and branches of JSC Vneshtorgbank of the original counterparts of credit agreements and related contracts signed with individuals “ enacted by Order of the Bank No. 945 dated December 25, 2002 and in Instruction “On the procedure for recording and storage of the original counterparts of contracts and agreements in the Parent Organization of Vneshtorgbank” enacted by Order of the Bank No. 169 dated March 28, 2001.

14. ORGANIZATION OF INTERNAL CONTROL OVER THE BANK’S OPERATIONS

14.1. The Bank’s internal control bodies shall be responsible for internal control organization. The Internal Control Department shall be responsible for coordination of work aimed at ensuring internal control.

Internal control shall be exercised by the Bank’s structural subdivisions that are vested with full or partial control functions as well as by individual employees by virtue of their job responsibilities according to “Regulation on internal control organization in JSC Vneshtorgbank” enacted by Order of the Bank No. 513 dated July 2, 2004.

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Follow-up control in all sectors of accounting and transactional work shall be exercised by the Central Accounting Department by means of preparing the Bank’s normative acts on follow-up control issues.

The timeliness and accuracy of accounting operations recording shall be ensured by operating workers (responsible employees) who have drawn up and signed the document and have recorded the operation in the Bank’s balance sheet.

14.2. Follow-up control of operations in the Bank shall be carried out according to Instruction “On the procedure for organizing follow-up control over accounting operations, including cash operations, in JSC Vneshtorgbank” enacted by Order of the Bank No. 91 dated February 11, 2004.

The procedure for reconciliation of analytical and synthetic accounting data shall be established by Regulation “On the procedure for reconciliation of analytical and synthetic accounting data and formation of daily accounting records with respect to balance sheet and off-balance sheet accounts, custody accounts, futures transaction accounts in JSC VTB Bank “ enacted by Order of the Bank No. 588 dated September 6, 2002.

14.3. Control over the state of accounts payable and receivable shall be exercised according to Instruction “On the procedure for internal control over accounts receivable and payable and control over the settlement funds in JSC Vneshtorgbank” enacted by Order of the Bank No. 613 dated July 15, 2003.

14.4. The documents with respect to operations requiring additional control shall bear, apart from the signature of the responsible employee who has drawn up the document, the signature of a specially appointed employee (inspector) whose duties include exercising control over the said operations, and, if the need arises, the said documents shall bear the signatures of other officials. In certain cases, the signatures shall be attested by a seal (stamp).

A set of specimen signatures of the operating workers (responsible employees) of the subdivision/branch and of the employees exercising additional control shall be stored by the manager of the operational subdivision/branch. Managers of operating subdivisions/branch shall be responsible for ensuring safekeeping of signature specimens and shall make prompt changes in the specimen signatures due to employee hiring, firing and change of positions.

14.5. Errors in accounting records shall be corrected the moment they are detected. Erroneous entries shall be corrected, depending on the time they are detected and the accounting registers, according to the following procedure.

14.5.1. Errors in the records with respect to current day operations detected by accountants and inspectors before transaction day end shall be corrected by canceling the memorial slip. Errors detected during the day, but after SWIFT message has been formed, as well as erroneous entries of the current day which, due to processing terms, may not be cancelled, shall be corrected by drawing up a corrective memorial slip.

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14.5.2. Erroneous entries detected on the following day, or during the reporting year, shall be corrected on the day they are detected and a corrective memorial slip shall be drawn up. The documents regarding corrective (reversing) accounting entries shall be signed by the Chief Accountant (or his Deputy), or by an authorized person duly vested with the said signature right.

14.5.3. Erroneous entries in income and expense accounts shall be corrected according to the procedure established in Annex 1 to the Accounting Policy.

14.5.4. If funds have to be written off the customer accounts in order to correct the erroneous entries, the Bank shall obtain the customers’ written consent to do so, unless otherwise stipulated by the account agreement. Funds shall be written off the customer’s account in due order of payments. If no funds are available on the customer’s account, they may be written off the accounts of other debtors. The Bank shall take mandatory steps to recover the said funds.

14.5.5. In case of correction of the erroneous entries, which included balance sheet account 20202 “Cash of credit organizations” and primary balance sheet account 301 “Correspondent account” as offset accounts, it is allowed to make corrective entries without participation of the above accounts, so that to exclude additional turnovers and prevent inconsistencies between the accounting and the reporting data.

15. PROCEDURE FOR ANALYTICAL ACCOUNTING OF OPERATIONS

15.1. With respect to operations described in detail in Instructions, Regulations and Rules enacted by orders of the Bank, the analytical accounting shall be performed according to the above normative acts.

15.2. Analytical accounting of futures transactions on balance sheet accounts No. 47407 and No. 47408 “Settlements on conversion operations and futures transactions” shall be performed on transaction basis.

15.3. Analytical accounting with respect to balance sheet account No. 478 “Investments in acquired claims” shall be performed based on each contract, including each instrument of pledge.

15.4. Analytical accounting with respect to investments in securities shall be determined by the Bank’s normative act on operations with securities.

15.5. Analytical accounting with respect to off-balance sheet accounts No. 91411 “Securities transferred as collateral for funds raised”, No. 91412 “Property transferred as collateral for funds raised, except for securities and precious metals”, No. 91413 “Precious metals transferred as collateral for funds raised”, No. 91418 “Par value of acquired claims” shall be performed based on each contract.

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15.6. Analytical accounting with respect to off-balance sheet accounts No. 91414 “Guarantees and sureties received” shall be determined in the Instruction “On the procedure for accounting of collateral in the form of pledge and surety for loans granted to legal entities, individuals, non-corporate entrepreneurs and guarantees issued” enacted by Order of the Bank No. 1193 dated December 30, 2005.

President – Chairman of the Board
JSC VTB Bank	A.L. Kostin

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Annex 1
to Regulation “Accounting Policy of JSC VTB Bank”,
enacted by Order of JSC VTB Bank
dated “ ” 2007 No.

MAIN PRINCIPLES FOR RECOGNITION AND RECORDING OF INCOME AND EXPENSE AMOUNTS IN THE ACCOUNTS OF JSC VTB BANK

1. General Provisions

1.1. These principles contain the procedure for recognition and recording of certain types of income and expenses in the accounts, unless otherwise stipulated in specific normative acts of the Bank.

1.2. The principles set out herein shall not apply:

1.2.1 to the rules of accounting recognition of certain income and expenses, including:

interest income from operations on placement (granting) of monetary funds and precious metals;

interest expense on operations involving raising of monetary funds, including interest on use of funds in the customer accounts;

interest expense on issued debt instruments and attracted precious metals;

income and expenses from granting of other assets for a fee and on the temporary use basis (possession and use) (financial lease (leasing) operations);

income and expenses from operations with acquired securities (including revaluation of securities), acquired debt instruments (including third-party promissory notes) and from securities lending operations;

income and expenses from operations with issued securities and from participation in authorized capitals of other organizations.

1.2.2 to the procedure for accounting of fixed assets, intangible assets, inventories and to the procedure for accounting of works (services) referred to increase in the initial cost of fixed assets, intangible assets.

1.3. For the purposes of this document, the terms and definitions below shall have the following meanings.

Future Year shall mean the calendar year following the Current Year when the Contract execution continues.

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Compensation shall mean the Bank’s costs and expense subject to compensation (reimbursement, refund) by the Counterparty.

Date of Supporting Documents Receipt shall mean the date when the document was received, certified by an internal stamp for registration of incoming accounting documents.

Recognition Date shall mean the date when income received or expense made are recorded in the accounts.

Accounts Receivable shall mean the total of debts (cash, property) due to the Bank from debtor Counterparties.

Contracts shall mean purchase and sale contracts (contracts of works and services) signed between the Bank and the Counterparty, bank account agreements, bank deposit agreements (including those signed with credit organizations), including the Tariffs for the services rendered by the Bank, credit agreements, lease (sublease) and other contracts. Contracts may be signed under different payment terms (advance, down payment, deferment, installment). If a Contract stipulates that several types of services shall be rendered (several types of work performed, other transactions executed), then each type of services, works and transactions shall be viewed as performed under a separate Contract.

Staged work completion contract shall mean a Contract to be performed within several months which stipulates acceptance of works performed (services rendered) as each stage is completed, with drawing-up and signing of the Supporting Documents.

Commission fee shall mean the Bank’s income in the form of fees for operations, transactions and services as well as for intermediary services under brokerage Contracts, commission and mandate Contracts, agency Contracts and other similar Contracts.

Commission charge shall mean the Bank’s expense in the form of payments charged from the Bank for operations, transactions, services rendered to the Bank, including expenses related to support of the Bank’s activities, and in the form of payments charged from the Bank for rendering intermediary services under brokerage Contracts, commission and mandate Contracts, agency Contracts or other similar Contracts.

Counterparty shall mean the other party to a Contract (customer, respondent, buyer, seller, receiver, consumer etc.).

Accounts Payable shall mean the funds that were raised by the Bank on a temporary basis for settlements with respect to assets sold, works performed and services rendered.

Deferment of payment shall mean the Contract provision according to which the buyer shall pay for a service or work in full or in part in some time after the work or service was completed by the Contractor in due time under the Contract.

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Supporting Documents shall mean primary documents that have been executed in compliance with the law, confirm the fact of work or service completion, serve as the basis to recognize the income received or expenses made (for instance, the act of transfer and acceptance of works performed, the act of services rendered, the Contractor’s reports etc.), and contain all the required details allowing to determine the substance and nature of the services rendered.

The principle for uniform recognition of income and expenses based on the number of days of Contract performance – in order to calculate the income or expense amount for a specific month of Contract performance / Current Year / Future Year, the total income or expense amount under the Contract shall be divided by the number of calendar days of the Contract duration and shall be multiplied by the number of calendar days of Contract duration within a specific month / Current Year / Future Year.

The principle for uniform recognition of income and expenses based on the number of months of Contract performance – in order to calculate the income or expense amount per month of Contract performance, the total income or expense amount under the Contract shall be divided by the number of months of the Contract duration.

Advance payment for a service (work) shall mean a Contract provision stipulating that the buyer shall pay for the service or work, in full or in part, prior to the Contractor’s performance of the work or service in due time, as specified in the Contract.

Tariffs shall mean the list of possible amounts and rates of fees for the operations conducted by the Bank under instructions of legal entities, individuals and credit organizations, stipulated by the Catalogue of tariffs for services rendered by the Bank as well as by other Contracts establishing the said Tariffs.

Current Year shall mean the calendar year when a Contract was concluded and when Contract performance started.

1.4. Income and expenses shall be recognized and recorded based on the prudence principle: assets and income shall be recognized at their minimum amounts, while expenses and liabilities – at their maximum amounts. However, no hidden reserve are allowed, such as deliberate understatement of assets and income and overstatement of liabilities and expenses.

2. Rules of Income Recognition

2.1. Income Recognition Date

Depending on the type (nature) of operations conducted by the Bank, the Income Recognition Date shall mean:

2.1.1. The date when ownership to assets delivered (sold) is transferred – for income from specific operations of asset delivery (sale).

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2.1.2. The date when work is accepted (service rendered) - for income from specific operations involving performance of works (rendering of services). The date of work acceptance (rendering of service) shall be determined under the Contract signed (including the settlement date), or as the last working day of the month, or as the Date of receiving (drawing-up) of Supporting Documents, irrespective of the contractual payment terms.

2.1.3. The date when a Court Decision becomes effective, or the date when monetary funds are actually received, or the date when the debtor provides a written confirmation:

with respect to income in the form of forfeits (fines, penalties) and (or) other sanctions for breach of contractual or debt obligations;

with respect to loss (damage) indemnification amounts.

2.1.4. The date when documents confirming the income are detected (received, settled and (or) found):

for income from writing-off liabilities and assets, including unclaimed Accounts Payable;

for income from recording of surpluses;

for income from monetary funds received with respect to claims and accounts receivable that were written off in the past years;

for income of past years;

for other income of non-recurrent, random nature.

2.1.5. The earlier of the two date: delivery date, or date or receipt, for income:

from purchase and sale of foreign currency for rubles in cash and non-cash forms (including futures transactions);

from conversion operations (purchase and sale of a foreign currency in exchange for another foreign currency) in cash and non-cash forms (including futures transactions);

for income from retirement (sale) of precious metals and stones (including futures transactions).

2.1.6. Revaluation date – for income in the form of positive revaluation of:

funds in foreign currencies;

precious metals;

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claims and liabilities with respect to inseparable embedded derivatives.

2.1.7. The date fixed by the Contract – for income from operations related to conclusion and performance of settlement (non-delivery) futures transactions (including progress payments in the form of variation margin).

2.1.8. The date of claim retirement shall mean the date when right to claim is transferred to other parties (realization date) determined by the transaction terms, or the date when a debtor (borrower) discharges its obligations.

2.1.9. The date of declaration (including open publication) – for income in the form of dividends based on share participation in the activities of other organizations.

2.2. Income Recognition Principles

2.2.1. Income from operations on delivery (sale) of assets, performance of works, rendering of services shall be recognized in accounts provided all of the following conditions are met:

the Bank’s right to receive the said income arises from a specific Contract or is confirmed in any other appropriate way;

the income amount may be determined;

as a result of a specific operation on delivery (sale) of asset, performance of works, rendering of services, the ownership to the asset delivered has been transferred from the Bank to the seller, or the work has been accepted by the customer, or the service rendered.

2.2.2. If any of the conditions listed in paragraph 2.2.1 hereof is not met with respect to cash or other assets actually received by the Bank, only liability (including liability in the form of Accounts Payable), and not income, shall be recognized.

2.2.3. The peculiarities of income recognition and accounting, depending on the contractual payment terms:

2.2.3.1. Income from operations received by the Bank on the Recognition Date shall be recorded on income accounts.

2.2.3.2. Monetary funds received by the Bank prior to the Recognition Date (for instance, under a Contract with the provision of Advance Payment for a service) shall be recognized in accounts on the day they are received:

as Accounts Payable, if the Contract provides for monthly or staged drawing-up of Supporting Documents, and shall be referred to income accounts on the Recognition Date;

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as deferred income, if the contract does not provide for drawing-up of Supporting Documents, or if a single Supporting Document is drawn up for the total Contract amount at Contract start, and shall be referred to income accounts on the dates determined by paragraph 2.2.2 of the Accounting Policy.

2.2.3.3. If the income Recognition Date arrives under concluded Contracts with the provision for Payment Deferment, or if the funds are not received from the Counterparty, the Bank shall record the recognized income and the Accounts Receivable.

2.2.4. Peculiarities of income recognition with respect to Contracts performed within several months. Income form performance of works (rendering of services), including Commission Fee, shall be recognized and recorded in the accounts:

2.2.4.1. for Contracts without staged delivery of works – on the last working day of the month and on the date of Contract expiry, taking into account the principle for uniform recognition of income and expenses based on the number of days/months of Contract performance, or based on the actual cost of service (work) performed during the specific month, according to the Contract terms.

2.2.4.2. for Contracts with staged delivery of works – on the date Supporting Documents are received from the Counterparty, in the amount determined by the Supporting Documents.

2.2.5. Income from operations of asset delivery (sale) shall be determined as the difference between the balance sheet value of assets and the proceeds from their sale, and shall be recognized in accounts on the date when ownership to the said delivered (sold) assets is transferred, irrespective of the contractual payment terms.

2.2.6. The Recognition Date for income in the form of forfeits (fines, penalties) and (or) other sanctions for default or improper performance of contractual terms shall mean the Date the appropriate amounts are recognized by the debtor (the date of actual delivery (payment) of funds transferred as forfeits, or the date the appropriate written confirmation is provided by the debtor), or the date when the court decision on collection of the said amounts becomes effective.

2.2.7. Currency income from works and services shall be recorded on income accounts in ruble equivalents of the corresponding foreign currency amount, based on the official exchange rate on the Date of Income Recognition.

If, for any reasons, the Supporting Documents serving as the basis for recording the operation in the accounts and (or) for determining the Income Recognition Date are accounted for on a later date, the differences between revaluation of foreign currency funds on the accounting date and on the Recognition Date shall be reversed (re-entered) in correspondence to accounts for revaluation of foreign currency funds.

2.2.8. The Bank shall draw up and submit invoices to Counterparties according to the procedure determined by Instruction “On the procedure for drawing-up of invoices,

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registers of invoices received and issued, keeping of purchase ledgers and sales ledgers with respect to operations by JSC Vneshtorgbank” enacted by Order of the Bank No. 937 dated October 17, 2005, and Instruction “On the procedure for VAT calculation and payment with respect to operations by JSC Vneshtorgbank” enacted by Order of the Bank No. 318 dated May 11, 2007.

2.2.9. If the Bank is entitled to directly debit funds from the Counterparty’s account, and if, on the date the Contractor is to pay a fee to the Bank under the Contract, no funds are received towards the said fee and no funds are available on the Counterparty’s account, the Bank shall draw up a settlement document for collection of debt from the Counterparty and shall place the said document in the file of outstanding settlement documents (account No. 90902).

3. Expense Recognition Rules

3.1. Expense Recognition Date

Depending on the type (nature) of operations conducted by the Bank, the Expense Recognition Date shall mean:

3.1.1. The date when ownership to assets delivered (sold) is transferred – for expenses on specific operations of asset delivery (selling).

3.1.2. The date when work is accepted (service rendered) - for expenses on specific operations involving performance of works (rendering of services). The date of work acceptance (rendering of service) shall be determined under the Contract signed (including the settlement date), or as the last working day of the month, or as the Date of receipt (drawing-up) of Supporting Documents, irrespective of the contractual payment terms.

3.1.3. The earlier of the two dates: delivery date, or date or receipt, for expenses:

on purchase and sale of foreign currency for rubles in cash and non-cash forms (including futures transactions);

on conversion operations (purchase and sale of a foreign currency in exchange for another foreign currency) in cash and non-cash forms (including futures transactions);

on retirement (sale) of precious metals and stones (including futures transactions).

3.1.4. The date of claim retirement shall mean the date when right to claim is transferred to other parties (realization date) determined by the transaction terms, or the date when a debtor (borrower) discharges its obligations.

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3.1.5. The date fixed by the Contract – for expenses on operations related to conclusion and performance of settlement (non-delivery) futures transactions (including progress payments in the form of variation margin).

3.1.6. The date when salary funds are calculated – for salary expenses.

3.1.7. The date falling on one of the last five working days in a month – for amortization expenses.

3.1.8. The date for taxes and levies calculation, but no later than the corresponding payment date - for taxes and levies.

3.1.9. The date of advance report approval – for travel and representation expenses.

3.1.10. The date when monetary funds are actually paid, or when a Court Decision becomes effective:

with respect to expenses in the form of forfeits (fines, penalties) and (or) other sanctions for breach of contractual or debt obligations;

with respect to loss (damage) indemnification amounts.

3.1.11. The date when documents confirming the expense are detected (received, settled and (or) found):

for expenses on writing-off uncollected Accounts Receivable;

for expenses on deficiencies writing-off(1);

for expenses of past years;

for expenses resulting from force-majeure circumstances (natural disaster, fire, accident, nationalization of property etc.);

for charity and other similar expenses;

for other expenses of non-recurrent, random nature.

3.1.12. Revaluation date – for expenses in the form of negative revaluation of:

funds in foreign currencies;

precious metals;

claims and liabilities with respect to inseparable embedded derivatives.

(1) Including in compliance with the procedure set forth by Instruction “On the procedure for cash operations in JSC VTB Bank” enacted by Order of the Bank No. 682 dated August 1, 2005.

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3.2. Expense Recognition Principles

3.2.1. Expense on specific operations on delivery (sale) of assets, performance of works, rendering of services shall be recognized in accounts provided all of the following conditions are met:

the expense is made (arises) according to a specific Contract, requirements of legislative or other normative acts, or business practices;

the expense amount may be determined;

there is no uncertainty with respect to the expense.

3.2.2. If the Bank acts as customer (receiver, consumer, buyer) with respect to any works and services, the uncertainty regarding the above shall be removed starting from the Date of work acceptance (service provision).

3.2.3. If any of the conditions listed in paragraph 3.2.1 hereof is not met with respect to any cash actually paid, only the corresponding asset (or claim, including claim in the form of Accounts Receivable), and not expense, shall be recognized in the accounts.

3.2.4. Peculiarities of expense recognition, depending on the contractual payment terms.

3.2.4.1. Expenses, including Commission Charges, paid (transferred) by the Bank on the Recognition Date shall be recorded on expense accounts.

3.2.4.2. Advance Payments made by the Bank under Contracts containing the provisions for Advance Payments shall be recognized in the corresponding accounts:

as Accounts Receivable, if the Contract provides for monthly or staged drawing-up of Supporting Documents prior to Expense Recognition Date;

as deferred expenses, if the contract does not provide for drawing-up of Supporting Documents, or if a single Supporting Document is drawn up for the total Contract amount at Contract start; the said expenses shall be referred to expense accounts according to paragraph 2.2.2 of the Accounting Policy.

3.2.4.3. If the Expense Recognition Date arrives under Contracts concluded with the provision for Payment Deferment, the Bank shall record the recognized expenses and Accounts Payable.

3.2.5. Peculiarities of expense recognition with respect to Contracts performed within several months. Expenses shall be recorded in the accounts as follows:

3.2.5.1. for Contracts without staged delivery of works – on the last working day of the month and on the date of Contract expiry, taking into account the Principle for uniform recognition of income and expenses based on the number of days/months of Contract

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performance, or based on the actual cost of service (work) performed during the specific month, according to the Contract terms.

3.2.5.2. for Contracts with staged acceptance of works – on the date Supporting Documents are received, in the amount determined by the Supporting Documents.

3.2.6. Peculiarities of recognition of certain expense types.

3.2.6.1. Salary expenses, including quarterly bonuses and compensations, shall be recorded on expense accounts as they accrue. In this regard, the amounts of accrued salaries and vacation allowances transferred from one month to another shall be recognized as expenses in proportion to the number of days in each month.

3.2.6.2. Expenses on all types of fixed assets repairs shall be recognized in the month when they were incurred, based on Supporting Documents.

3.2.6.3. Expenses on utilities and other services rendered under the Contracts which do not provide for execution of Supporting Documents shall be recorded in the accounts on the last working day of the month based on calculations, certificates, readings of counters, norms etc.

3.2.6.4. VAT amounts shall be recorded as expenses on the date when the funds are transferred, but no sooner than the Expense Recognition Date under the Contract, provided the corresponding invoices are available. Invoices only are insufficient without the Supporting Documents where the appropriate VAT amounts are shown in separate lines.

3.2.7. Expenses on specific operations of asset delivery (sale) shall be determined as the difference between the balance sheet value of assets and the proceeds from their sale, and shall be recognized in accounts on the date when ownership to the said delivered (sold) assets is transferred, irrespective of the contractual payment terms.

3.2.8. The Recognition Date for expenses in the form of forfeits (fines, penalties) and other sanctions for default or improper performance of contractual terms shall mean the Date the appropriate amounts are recognized by the Bank (the date of actual payment of funds transferred as forfeits), or the date when the court decision on collection of the said amounts from the Bank becomes effective.

3.3. Currency expenses on works and services shall be recorded on expense accounts in ruble equivalents of the corresponding foreign currency amount, based on the official exchange rate on the Expense Recognition Date.

If, for any reasons, the Supporting Documents serving as the basis for recording the operation in the accounts and (or) for determining the Expense Recognition Date are accounted for on a later date, the differences between revaluation of foreign currency funds on the accounting date and on the Recognition Date (selling date) shall be reversed in correspondence to accounts for revaluation of foreign currency funds.

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4. Principles for Compensation Recording

4.1. Taxes, levies, duties, telecommunication, mailing and telegraph expenses, fees of correspondent banks and other expenses, including contingencies (if any), shall be compensated to the Bank at their actual cost according to the Contract (Tariff), unless otherwise specified in the Contract (Tariff).

4.2. Compensations regarding services of individual nature and banking operations shall be recorded on accounts receivable No. 47423 “Claims with respect to other operations”; compensations regarding business operations - on accounts No. 60312 “Settlements with suppliers, contractors and customers” and No. 60314 “Settlements with non-resident organizations on business operations”; compensations regarding other operations – on accounts No. 60323 “Settlements with other debtors”.

4.3. Compensations with respect to services which cannot be identified as related to specific Counterparties (for instance, mail bills, DHL bills) shall constitute the Bank’s expenses.

5. Correction of erroneous entries in income and expense accounts.

5.1. Erroneous entries in income and expense accounts may constitute:

incorrect correspondence of accounts (including incorrect income/expense symbol);

incorrect entry amount.

5.2. Corrective entries shall be made by means of:

complete reversing entry – corrections are made in the total amount by reversing entries in all accounts where the initial operation was recorded;

partial (incomplete) reversing entry – if the erroneous record is due to one of the accounts participating in the posting, a reversing entry is made in the said account;

corrective entry – correction within the limits of the excessively (insufficiently) posted amount;

additional entry correcting the income/expenses: if income was charged erroneously, the amount is not written off the wrong income account, but the same amount is entered in the expense account, and vise versa.

5.3. Erroneous entries in income and expense accounts detected in the course of current operations (prior to concluding the daily balance sheet) shall be corrected by canceling the accounting entries, both in case of incorrect amounts and incorrect correspondence.

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If, under data processing terms, no accounting entries can be cancelled, the erroneous entries shall be corrected by reversing (complete reversing entry) the erroneous entry and making a new, correct one.

5.4. An erroneous entry in income and expense accounts detected after the balance sheet has been made, but within the reporting year, shall be corrected by means of:

complete reversing entry;

partial (incomplete) reversing entry;

corrective entry.

5.5. Erroneous entries in income and expense accounts made in the past year 2007 and detected during the period from January 1, 2008 to the date of making the annual accounting report for 2007 shall be corrected according to the following procedure:

if the erroneous entry refers to a post balance sheet date event, corrections in the accounting records shall be made according to the Bank’s Regulation “On the procedure for determining the post balance sheet date events and their recording in the annual accounting report of JSC Vneshtorgbank”, enacted by Order of the Bank No. 1085 dated December 26, 2005;

other erroneous entries shall be corrected according to the procedure set out in paragraph 5.6 hereof.

5.6. An erroneous entry in income and expense accounts made in 2007 and detected after the annual accounting report has been compiled, or made prior to 2007, shall be corrected by means of:

partial (incomplete) reversing entry;

corrective entry;

additional entries:

in the income account (symbol “Income of past years detected in the current year”), if the amount had been entered in the expense account earlier;

in the expense account (symbol “Expenses of past years detected in the current year”), if the amount had been entered in the income account earlier.

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6. Income and expense accounting on accrual basis.

6.1. Income accounting on accrual basis.

6.1.1. Recognized income shall be recorded in ledger accounts opened according to the Bank’s established procedure for application of income and expense accounts.

6.1.2. If the Contract terms stipulate that the Bank shall receive down payments (advance) for works performed (services rendered), or in the case specified in paragraph 2.2.2 hereof, the cash received shall be recognized as Accounts Payable and shall be recorded in the appropriate accounts, depending on the nature of works performed (services rendered). Accounts Payable shall be maintained in payment currency.

Cash received as advance and down payments for banking operations specified in Article 5 of Federal Law “On banks and banking activity” shall be recorded on accounts No. 47422 “Liabilities with respect to other operations”. Analytical accounting of the said operations shall be maintained in ledger accounts opened for each Counterparty or each type of operations.

The amounts of advance and down payments received from beneficiaries (buyers, customers) for business operations shall be recorded on accounts No. 60311 “Settlements with suppliers, contractors and customers” and No. 60313 “Settlements with non-resident organizations on business operations”. Analytical records shall contain ledger accounts opened for each Counterparty.

Cash received as payments for other business operations shall be recorded on account No. 60322 “Settlements with other creditors”. Analytical records shall contain ledger accounts opened for each Counterparty.

6.1.3. If the Contract terms stipulate that the Bank shall provide Payment Deferment to Counterparty, Accounts Receivable shall be recorded on the Income Recognition Date, depending on the nature of works performed (services rendered) in correspondence to the income accounts. Accounts Receivable shall be maintained in the currency of the Contract (Tariff) or in the payment currency, if the Account Receivable is subject to inseparable embedded derivatives under the Contract terms.

If income from banking activities and penalties from banking operations accrue, Accounts Receivable shall be recorded on account No. 47423 “Claims with respect to other operations”. Analytical records shall contain ledger accounts opened for each Counterparty or each type of operations.

If income accrues with respect to business operations (services rendered, works performed), Accounts Payable shall be recorded on accounts No. 60312 “Settlements with suppliers, contractors and customers” and No. 60314 “Settlements with non-resident organizations on business operations”. Analytical records shall contain ledger accounts opened for each Counterparty.

If income accrues with respect to other business operations as well as penalties (forfeits, fines) with respect to other operations, Accounts Receivable shall be recorded on account No. 60323 “Settlements with other debtors”. Analytical records shall contain ledger accounts opened for each Counterparty.

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6.1.4. In case the Contract does not provide for drawing-up of Supporting Documents, or if a single Supporting Document is drawn up for the total Contract amount at Contract start, the received (transferred) non-recurrent amounts of commission fee, including rent, fees for information and consulting services and other similar proceeds, shall be recorded on account No. 61304 “Deferred income” and shall be recorded as income in subsequent months according to paragraph 2.2.2 of the Accounting Policy. Analytical accounts shall be maintained for each Contract.

6.1.5. Received VAT shall be recorded on balance sheet account No. 60309 “VAT received”.

6.1.6. Income received by the Bank, including Commission Fee, on the operations paid for by the Counterparty on Income Recognition Date shall be recorded in the Bank’s balance sheet as the following entries:

Income received by the Bank, including Commission Fee, on the operation that is exempt from VAT:

Debit of customer accounts, correspondent accounts, cash accounts,

Credit of income account.

Income received by the Bank, including Commission Fee, on the operation that is subject to VAT:

Debit of customer accounts, correspondent accounts, cash accounts,

Credit of income account,

Credit of account No. 60309 “VAT received”.

6.1.7. Income received by the Bank, including Commission Fee, on Contracts stipulating Advance Payments for service (work) recognized as Accounts Payable shall be recorded in the Bank’s balance sheet as the following entries:

Receipt of down payment (advance) by the Bank with respect to the operation exempt from VAT:

Debit of customer accounts, correspondent accounts, cash accounts,

Credit of Accounts Payable.

Receipt of down payment (advance) by the Bank with respect to the operation subject to VAT:

Debit of customer accounts, correspondent accounts, cash accounts,

Credit of Accounts Payable,

Credit of account No. 60309 “VAT received”.

Accounts Receivable recorded as income on the Income Recognition Date:

Debit of Accounts Payable,

Credit of income account.

6.1.8. Income received by the Bank, including Commission Fee, on Contracts stipulating Payment Deferment shall be recorded in the Bank’s balance sheet as the following entries:

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Income accrual on Recognition Date:

Debit of Accounts Receivable,

Credit of income account.

Receipt of cash by the Bank from Counterparty with respect to the operation exempt from VAT:

Debit of customer accounts, correspondent accounts, cash accounts,

Credit of Accounts Receivable.

Receipt of cash by the Bank from Counterparty with respect to the operation subject to VAT:

Debit of customer accounts, correspondent accounts, cash accounts,

Credit of Accounts Receivable,

Credit of account No. 60309 “VAT received”.

6.1.9. Cash received by the Bank from the Counterparty and recognized as deferred income shall be recorded in the Bank’s balance sheet as the following entries:

Non-recurrent receipt of cash recognized as deferred income with respect to operations subject to VAT:

Debit of customer accounts, correspondent accounts, cash accounts,

Credit of Accounts Payable,

Credit of account No. 60309 “VAT received”.

Non-recurrent receipt of cash recognized as deferred income with respect to operations exempt from VAT:

Debit of customer accounts, correspondent accounts, cash accounts,

Credit of Accounts Payable.

Simultaneously, on the date of cash receipt:

accounting of deferred income subject to recognition in the time intervals following the current time interval (the month when the cash has been received):

Debit of Accounts Payable,

Credit of deferred income account.

Recording of income for the current time period (the month when the cash has been received) in income accounts within the last five working days of the month(2):

Debit of Accounts Payable,

Credit of income account.

Recording of deferred income for the future time intervals in income accounts within the last five working days of the month:

Debit of deferred income account,

Credit of income account.

(2) If the Contract performance does not start in the payment month, the entry shall not be made.

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6.2. Expense accounting on accrual basis

6.2.1. Recognized expenses shall be recorded in ledger accounts opened according to the Bank’s established procedure for application of income and expense accounts.

6.2.2. If the Contract terms stipulate that the Bank shall transfer down payments (advance) for works performed or services rendered in favour of the Bank, or in the case specified in paragraph 3.2.3 hereof, the cash transferred shall be recognized as Accounts Receivable and shall be recorded in the appropriate accounts, depending on the nature of works performed (services rendered). Accounts Receivable shall be maintained in payment currency.

Cash paid to other credit organizations for the banking operations specified in Article 5 of Federal Law “On banks and banking activitys” shall be recorded on accounts No. 47423 “Claims with respect to other operations”. Analytical records shall contain ledger accounts opened for each Counterparty or each type of operations.

The amounts of advances and down payments made to suppliers and contractors, transferred as payments for business operations shall be recorded on accounts No. 60312 “Settlements with suppliers, contractors and customers” and No. 60314 “Settlements with non-resident organizations on business operations”. Analytical records shall contain ledger accounts opened for each Counterparty.

Cash transferred as payments for other business operations shall be recorded on account No. 60323 “Settlements with other debtors”. Analytical records shall contain ledger accounts opened for each Counterparty.

The advance amounts paid towards future accruals of salaries or towards specific labor contracts (agreements) shall be recorded on account No. 60306 “Salary settlements with employees”. Analytical records shall contain ledger accounts opened for each employee, including the persons who are not employed by the Bank but have performed works based on specific labor contracts (agreements).

The amounts of accountable amounts paid to employees, the amounts transferred to an employee who is outside of the Bank for business purposes; the amounts of cash and other tangible assets deficiencies arising due to cash miscalculations, theft and other abusive practices of the Bank’s employees shall be recorded on account No. 60308 “Settlements with employees with respect to accountable amounts”. Analytical records shall contain ledger accounts opened for each employee who receives accountable cash, and for designated purposes of the accountable amounts, as well as for each employee of the Bank who has cause a deficiency in cash and other valuables.

6.2.3. If the Contract terms stipulate that the Bank shall receive Payment Deferment, Accounts Payable shall be recorded on the Expense Recognition Date, depending on the nature of works performed (services rendered), in correspondence to the expense accounts. Accounts Payable shall be maintained in the currency of the Contract (Tariff) or in the payment currency, if the Account Payable is subject to inseparable embedded derivatives under the Contract terms

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If expenses on banking operations conducted by other credit organizations, and penalties (fines, forfeits) from banking operations accrue, Accounts Payable shall be recorded on account No. 47422 “Liabilities with respect to other operations”. Analytical records of the said operations shall contain ledger accounts opened for each Counterparty or each type of operations.

The costs of accepted works and services due to suppliers and contractors shall be recorded on accounts No. 60311 “Settlements with suppliers, contractors and customers” and No. 60313 “Settlements with non-resident organizations on business operations”. Analytical records shall contain ledger accounts opened for each Counterparty.

If expenses accrue with respect to other business operations as well as penalties (fines, forfeits) with respect to other operations, Accounts Payable shall be recorded on account No. 60322 “Settlements with other creditors”. Analytical records shall contain ledger accounts opened for each Counterparty.

The amounts of taxes and levies calculated and due to the budget shall be recorded on account No. 60301 “Settlements on taxes and levies”. Analytical records shall contain accounts for each type of taxes and levies.

The amounts of accrued salaries, including accruals for the first half of the month, bonuses and other payments stipulated by the law, shall be recorded on account No. 60305 “Salary settlements with employees”. Analytical records shall contain ledger accounts opened for each employee, including the persons who are not employed by the Bank but have performed works based on specific labor contracts (agreements).

6.2.4. In case the Contract does not provide for drawing-up of Supporting Documents, or if a single Supporting Document is drawn up for the total Contract amount at Contract start, the paid non-recurrent amounts, subject to recording as deferred expenses, such as commission charges, rent, subscription fees; insurance contributions; amounts paid for information and consulting services, for software product support, for advertising, for subscription to periodicals and other similar payments, shall be recorded on account No. 61403 “Deferred expenses” and shall be recorded as expenses  in subsequent months according to paragraph 2.2.2 of the Bank’s Accounting Policy. Analytical accounts shall be maintained for each Contract.

6.2.5. Paid VAT shall be recorded on balance sheet account No. 60310 “VAT paid”. VAT amounts paid with respect to acquired works (services) shall be recorded on expense account No. 70606 intended for recording VAT paid; the said amounts shall be recorded no sooner than the date the actual VAT payment is made to Counterparty – supplier of works (services) and upon receipt of the Supporting Documents (transfer and acceptance acts, consignment notes and waybills) and the duly executed invoice from the Counterparty-supplier.

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6.2.6. Expenses recognized by the Bank, including Commission Charges, shall be recorded on the payment date in the Bank’s balance sheet as the following entries:

6.2.6.1. For operations exempt from VAT:

With respect to banking operations, cash shall be transferred from the expense account; with respect to business and other operations of the Bank, payments can be made both from the expense account and from Accounts Receivable:

Debit of Accounts Receivable, expense account,

Credit of customer accounts, correspondent accounts, cash accounts.

Payment for operations from Accounts Receivable, simultaneously:

Debit of expense account,

Credit of Accounts Receivable.

6.2.6.2. For operations subject to VAT

Transfer of cash by the Bank to the Counterparty under Contract terms:

Debit of Accounts Receivable – for the debt amount, VAT included,

Credit of the customer account, correspondent accounts, cash accounts.

Separation of VAT paid:

Debit of 60310 “VAT paid” – for the amount of VAT paid,

Credit of Accounts Receivable.

Recording Accounts Receivable on expense accounts:

Debit of expense account – for the debt amount, VAT excluded,

Credit of Accounts Receivable.

Recording of paid VAT on expense accounts according to paragraph 6.2.5.:

Debit of expense account No. 70606 to record VAT paid – for the amount of VAT paid,

Credit of 60310 “VAT paid”.

6.2.7. Recording the Bank’s expenses, including Commission Charge, under Contracts stipulating Advance Payment for service (work).

6.2.7.1. For operations exempt from VAT

Transfer of cash by the Bank to the Counterparty:

Debit of Accounts Receivable,

Credit of the customer account, correspondent accounts, cash accounts.

Recording Accounts Receivable on expense accounts on Expense Recognition Date:

Debit of expense account,

Credit of Accounts Receivable.

6.2.7.2. For operations subject to VAT

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Transfer of cash by the Bank to the Counterparty under Contract terms:

Debit of Accounts Receivable,

Credit of the customer account, correspondent accounts, cash accounts.

Simultaneous separation of VAT amount paid:

Debit of 60310 “VAT paid”,

Credit of Accounts Receivable.

Recording Accounts Receivable on expense accounts on Expense Recognition Date:

Debit of expense account – for the amount of Accounts Receivable, VAT excluded,

Credit of Accounts Receivable.

Recording of paid VAT on expense account according to paragraph 6.2.5.:

Debit of expense account No. 70606 to record VAT paid – for the amount of VAT paid,

Credit of 60310 “VAT paid”.

6.2.8. Recording the Bank’s expenses, including Commission Charge, under Contracts stipulating Payment Deferment.

6.2.8.1.  For operations exempt from VAT

Recording of expense (Commission Charge accrual) on Recognition Date:

Debit of expense account,

Credit of Accounts Payable.

Transfer of cash by the Bank to the Counterparty under Contract terms, on the payment date:

Debit of Accounts Payable,

Credit of the customer account, correspondent accounts, cash accounts.

6.2.8.2. For operations subject to VAT

Recording of expense (Commission Charge accrual) on Recognition Date:

Debit of expense account – for the amount of Accounts Payable, VAT excluded,

Credit of Accounts Payable.

Recording of paid VAT on Accounts Payable on the payment date:

Debit of 60310 “VAT paid” – for VAT amount,

Credit of Accounts Payable.

Transfer of cash by the Bank to the Counterparty under Contract terms, on the payment date:

Debit of Accounts Payable – for the amount of Accounts Payable, VAT included,

Credit of the customer account, correspondent accounts, cash accounts.

Recording of paid VAT on expense account:

Debit of expense account No. 70606 for recording of VAT paid – for VAT amount,

Credit of 60310 “VAT paid”.

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6.2.9. The Bank’s expenses, including Commission Charges, recognized as deferred expenses shall be recorded in the Bank’s balance sheet as the following entries:

6.2.9.1. For operations exempt from VAT

Transfer of cash by the Bank to the Counterparty under Contract terms:

Debit of Accounts Receivable,

Credit of the customer account, correspondent accounts, cash accounts.

Simultaneously, on the date of cash transfer:

recording of deferred expenses referred to the time intervals following the current time interval (the month of Contract payment):

Debit of deferred expense account,

Credit of Accounts Receivable.

Recording of expenses for the current time interval (the month of Contract payment) on expense accounts within the last five working days of the current time interval(3):

Debit of expense account,

Credit of Accounts Receivable.

Within the last five working days of subsequent time intervals:

Debit of expense account,

Credit of deferred expense account.

6.2.9.2. For operations subject to VAT

Transfer of cash by the Bank to the Counterparty:

Debit of Accounts Receivable – for the amount of Accounts Receivable, VAT included,

Credit of the customer account, correspondent accounts, cash accounts.

Simultaneously:

recording of deferred expenses referring to the time intervals following the current time interval (the month of Contract payment):

Debit of deferred expense account – for the amount of Accounts Receivable, VAT excluded,

Credit of Accounts Receivable;

separation of VAT paid:

Debit of 60310 “VAT paid” – for VAT amount,

Credit of Accounts Receivable.

Recording of expenses for the current time interval (the month of Contract payment) on expense accounts within the last five working days of the current time interval(4):

Debit of expense account,

(3) If the Contract performance does not start in the payment month, the entry shall not be made.

(4) If the Contract performance does not start in the payment month, the entry shall not be made.

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Credit of Accounts Receivable.

Recording of paid VAT on expense account following receipt of invoice:

Debit of expense account No. 70606 for recording of paid VAT – for the VAT amount,

Credit of 60310 “VAT paid”.

Within the last five working days of subsequent time intervals:

Debit of expense account – for the amount of Commission Charge, VAT excluded,

Credit of deferred expense account.

6.3. Correction of erroneous entries in income and expense accounts.

6.3.1. Below are the examples of correction of erroneous entries in income and expense accounts within the reporting year, if the said entries have been detected after the balance sheet has been prepared.

Causes of erroneous entries	Correction methods	Correction of erroneous entry in the income account	Correction of erroneous entry in the expense account
Wrong correspondence of accounts

An error in the choice of income or expense ledger account	Partial reversing entry	Debit of income account (erroneous) Credit of income account (correct)	Debit of expense account (correct) Credit of expense account (erroneous)

An error in the choice of Counterparty’s ledger account / Accounts Receivable / Accounts Payable	Complete reversing entry	Debit of income account Credit of Counterparty’s account / Accounts Payable (erroneous) Debit of Counterparty’s account / Accounts Payable Credit of income account (correct)	Debit of Counterparty’s account / Accounts Receivable Credit of expense account (erroneous) Debit of expense account Credit of Counterparty’s account / Accounts Receivable (correct)

An error in the transaction amount

Less than due income amount was received, expense amount was not recorded	Corrective entry for the difference in amounts	Debit of Counterparty’s account / Accounts Payable Credit of income account	Debit of expense account Credit of Counterparty’s account / Accounts Receivable

Surplus income amount was received, surplus expense amount was recorded	Corrective entry for the difference in amounts	Debit of income account Credit of Counterparty’s account / Accounts Payable	Debit of Counterparty’s account / Accounts Receivable Credit of expense account

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6.3.2. Below are the examples of corrections of erroneous entries in income and expense accounts made in the past year 2007 and detected after the annual accounting report for 2007 was prepared.

Causes of erroneous entries	Correction methods	Correction of erroneous entry in the income account	Correction of erroneous entry in the expense account
Less than due income was received, expense amount was not recorded	Corrective entry for the difference in amounts	Debit of Counterparty’s account / Accounts Payable Credit of income account, symbol “income of past years detected in the current year”	Debit of expense account, symbol “expenses of past years detected in the current year” Credit of Counterparty’s account / Accounts Receivable

Surplus income amount was received, surplus expense amount was recorded	Additional entry	Debit of expense account, symbol “expenses of past years detected in the current year” Credit of Counterparty’s account / Accounts Payable	Debit of Counterparty’s account / Accounts Receivable Credit of income account, symbol “income of past years detected in the current year”

An error in the choice of Counterparty’s ledger account / Accounts Receivable / Accounts Payable	Partial reversing entry	Debit of Counterparty’s account / Accounts Payable (correct) Credit of Counterparty’s account / Accounts Payable (erroneous)	Debit of Counterparty’s account / Accounts Receivable (erroneous) Credit of Counterparty’s account / Accounts Receivable (correct)

6.4. Accounting of Compensation

Recording of the amount subject to compensation by the customer under the Contract terms:

Debit of Accounts Receivable,

Credit of customer account, correspondent accounts, cash accounts.

Compensation of the Bank’s costs (expenses) by the customer:

Debit of the customer account,

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Credit of Accounts Receivable.

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Annex 2

to Regulation “Accounting Policy of JSC VTB Bank”,

enacted by Order of JSC VTB Bank

dated “      ”                2007 No.

PROCEDURE FOR RECORDING INCOME AND EXPENSES FROM REVALUATION OF FOREIGN CURRENCY FUNDS AND PRECIOUS METALS, ASSETS (CLAIMS) AND LIABILITIES CONTAINING INSEPARABLE EMBEDDED DERIVATIVES (IED), CLAIMS AND LIABILITIES WITH RESPECT TO SETTLEMENT (NON-DELIVERY) TRANSACTIONS AND OPENING THE APPROPRIATE ACCOUNTS IN JSC VTB BANK .

1. Revaluation of foreign currency funds

1.1. Revaluation of foreign currency funds (determining unrealized exchange rate differences) shall be carried out according to paragraph 1.17, Part I “General Provisions” of the Rules.

1.2. Revaluation of foreign currency funds shall be carried out in automatic mode at the start of transaction day before operations are recorded in accounts. Incoming balances on ledger accounts at the day start shall be subject to revaluation. At the end of transaction day, foreign currency accounts shall be valuated additionally.

1.3. Analytical accounting data denominated in foreign currency shall be converted into rubles (foreign currency funds shall be revaluated) by multiplying the foreign currency amount by the official exchange rate set for the said currency against ruble by the Bank of Russia (hereinafter – the official exchange rate).

1.4. Foreign currency accounts in the Bank’s balance sheet shall be revaluated on the Bank’s working days based on the official exchange rates set for foreign currencies against ruble by the Bank of Russia for the given day. A daily balance sheet for January 1 shall be made based on the official exchange rates valid as of December 31.

1.5. Recording of revaluation of foreign currency accounts in Chapter “A” “Balance sheet accounts” in the Chart of Accounts of the Rules.

1.5.1. Positive revaluation of foreign currency funds shall be recorded based on the accrued total since the year start in balance sheet account No. 70603, the negative revaluation shall be recorded in balance sheet account No. 70608. On the first working day of the new year, following drawing-up of the accounting balance sheet for January 1, the balances on the accounts specified above shall be transferred to accounts for recording the financial result of the past year. Positive revaluation shall be transferred to balance sheet account No. 70703, and negative revaluation - to balance sheet account No.70708. On the day when the annual accounting report is prepared, the balances on

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the accounts of financial result for the past year shall be transferred to the account of profit (loss) of the past year.

1.5.2. Income from the said operations shall be recorded in the Income Statement (hereinafter – IS) under symbol 15102, while expenses – under symbol 24102.

1.5.3. Revaluation shall be carried out and recorded in the accounts separately for each foreign currency code. Separate ledger accounts for recording revaluation of foreign currency funds shall be opened taking into account the following peculiarities.

Income and expenses from revaluation of the currencies whose official exchange rates against ruble are set by the Bank of Russia on a daily basis (on the Bank’s working days) shall be recorded on separate ledger accounts in the ABS of the Parent Organization/branches. Ledger accounts shall be opened for each of the currency codes:

for recording revaluation of foreign currency accounts, except for accounts on operations with securities denominated in foreign currencies;

for recording revaluation of accounts on operations with securities denominated in foreign currencies.

For the purpose of recording income and expenses from revaluation of currencies whose official exchange rates against ruble are set by the Bank of Russia on a monthly basis and the currencies used in the Russian Federation banking system under inter-governmental agreements (the clearing currencies), the above currencies are classified in groups. Revaluation of accounts denominated in the said currencies shall be recorded in ABS of the Parent Organization/branches on ledger accounts opened for a currency group (2 ledger accounts per each group):

for recording revaluation of foreign currency accounts, except for accounts on operations with securities denominated in foreign currencies;

for recording revaluation of accounts on operations with securities denominated in foreign currencies.

The results of revaluation of the currencies whose official exchange rates against ruble are set by the Bank of Russia on a monthly basis and the currencies used in the Russian Federation banking system under inter-governmental agreements (the clearing currencies), broken down to currency codes, for any set period of time shall be recorded in the cumulative list.

1.5.4. The chart of ledger accounts for revaluation of foreign currency funds and the account numbers based on the codes of revaluated currencies are provided in Annex 1 hereto.

1.5.5. Positive revaluation shall be determined and recorded in the accounts as follows:

1) increase in the ruble equivalent of assets and claims – debit of asset account; credit of No. 70603;

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2) decrease in the ruble equivalent of liabilities – debit of liability account; credit of No. 70603.

1.5.6. Negative revaluation shall be determined and recorded in the accounts as follows:

1) decrease in the ruble equivalent of assets and claims – debit of No. 70608; credit of asset account;

2)increase in the ruble equivalent of liabilities – debit of No. 70608; credit of liability account.

1.6. Recording of foreign currency accounts revaluation in Chapter “C” “Off-balance sheet accounts” of the Chart of Accounts in the Rules.

1.6.1. Off-balance sheet accounts for claims and liabilities in foreign currency shall be revaluated due to changes in the official exchange rate of the Bank of Russia. Off-balance sheet accounts No. 99998 and No. 99999 shall be maintained in rubles and shall not be revaluated.

1.6.2. If the official foreign currency exchange rates against ruble increase, revaluation of off-balance sheet accounts shall be recorded as follows:

1) for off-balance sheet liability accounts – debit of No. 99998; credit of the said accounts;

2) for off-balance sheet asset accounts – debit of the said accounts; credit of No. 99999.

1.6.3. If the official foreign currency exchange rates against ruble drop, revaluation of off-balance sheet accounts shall be recorded as follows:

1) for off-balance sheet liability accounts - debit of the said accounts; credit of No. 99998;

2) for off-balance sheet asset accounts – debit of No. 99999; credit of the said accounts.

1.7. Recording of foreign currency accounts revaluation in Chapter “D” “Futures transactions” of the Chart of Accounts in the Rules.

1.7.1. Claims and (or) liabilities in foreign currency shall be subject to revaluation:

on transaction day – for the amount of the difference between the transaction exchange rate (price) and the official exchange rate;

on the day of official rate change – for the amount of difference between the last official exchange rate and the newly established one.

1.7.2. The following accounts shall be used for recording unrealized exchange rate differences arising from foreign currency revaluation:

No. 93801 “Unrealized exchange rate differences from foreign currency revaluation” (asset);

No. 96801 “Unrealized exchange rate differences from foreign currency revaluation” (liability).

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1.7.3. For accounting purposes and for recording unrealized income and expenses from transactions concluded, each subdivision of the Bank shall open paired ledger accounts in rubles (asset and liability) on accounts “Unrealized exchange rate differences” on the day the transaction is recorded on accounts of Chapter “D” “Futures transactions”.

1.7.4. At the end of transaction day, unrealized exchange rate differences arising from foreign currency revaluation may remain only on one ledger account of the two accounts opened: either the asset (expense) or the liability (income) account.

1.7.5. Each transaction day shall start with an entry made in the account for unrealized exchange rate differences where the balance remains (one out of the specified paired accounts for foreign currency revaluation). At the end of a transaction day, if any debit balance arises on the liability ledger account, or a credit balance arises on the asset ledger account, the said balance shall be transferred to the appropriate paired account by making the appropriate entry.

1.7.6. Revaluation shall be determined and recorded as follows:

if there is a balance on account No. 96801 in the morning:

1) if the official foreign currency exchange rates against ruble increase – debit of claims account; credit of No. 96801;

2) if the official foreign currency exchange rates against ruble drop – debit of liabilities account; credit of No. 96801;

3) if the official foreign currency exchange rates against ruble increase – debit of No. 96801; credit of liability account;

4) if the official foreign currency exchange rates against ruble drop – debit of No. 96801; credit of claims account;

if there is a balance on account No. 93801 in the morning:

1) if the official foreign currency exchange rates against ruble increase – debit of claims account; credit of No. 93801;

2) if the official foreign currency exchange rates against ruble drop – debit of liabilities account; credit of No. 93801;

3) if the official foreign currency exchange rates against ruble increase – debit of No. 93801; credit of liability account;

4) if the official foreign currency exchange rates against ruble drop – debit of No. 93801; credit of claims account.

2. Revaluation of precious metals.

2.1. Revaluation of precious metals (determining unrealized exchange rate differences) shall be carried out according to paragraph 1.18, Part I “General Provisions” of the Rules.

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2.2. Revaluation of precious metals shall be carried out at the start of transaction day before any operations are recorded in the account (accounts). Incoming balances on ledger accounts at the day start shall be subject to revaluation. At the end of transaction day, precious metals accounts shall be valuated additionally.

2.3. Analytical accounting data denominated in accounting units of precious metals weight shall be converted into rubles (precious metals shall be revaluated) by multiplying the quantity of a precious metal, recorded in analytical accounts under the appropriate code, by the valuation price set for the said metal by the Bank of Russia on a daily basis.

2.4. Precious metal accounts in the Bank’s balance sheet shall be revaluated on the Bank’s working days based on changes in the valuation price for the metal set by the Bank of Russia. A daily balance sheet for January 1 shall be based on the valuation price for the corresponding affined precious metal valid as of December 31.

2.5. Recording of revaluation of precious metals accounts in Chapter “A” “Balance sheet accounts” in the Chart of Accounts of the Rules.

2.5.1. Positive revaluation of precious metals shall be recorded based on the accrued total since the year start in balance sheet account No. 70604, the negative revaluation shall be recorded in balance sheet account No. 70609. On the first working day of the new year, following drawing-up of the accounting balance sheet for January 1, the balances on the accounts specified above shall be transferred to accounts for recording the financial result of the past year. Positive revaluation shall be transferred to balance sheet account No. 70704, and negative revaluation - to balance sheet account No.70709. On the day when the annual accounting report is prepared, the balances on the accounts of financial result of the past year shall be transferred to the account of profit (loss) of the past year.

2.5.2. Income from the said operations shall be recorded in the Income Statement under symbol 15103, while expenses – under symbol 24103.

2.5.3. Revaluation shall be carried out and recorded in the accounts separately for each precious metal code, i.e., a separate ledger account shall be opened for each precious metal code.

The chart of ledger accounts for revaluation of precious metals and the account numbers based on the codes of revaluated metals are provided in Annex 2 hereto.

2.5.4. Positive revaluation shall be determined and recorded in the accounts as follows:

1) increase in the ruble equivalent of assets and claims – debit of asset account; credit of No. 70604;

2) decrease in the ruble equivalent of liabilities – debit of liability account; credit of No. 70604.

2.5.5. Negative revaluation shall be determined and recorded in the accounts as follows:

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1) decrease in the ruble equivalent of assets and claims – debit of No. 70609; credit of asset account;

2) increase in the ruble equivalent of liabilities – debit of No. 70609; credit of liability account.

2.6. Recording of precious metals accounts revaluation in Chapter “C” “Off-balance sheet accounts” of the Chart of Accounts in the Rules.

2.6.1. Off-balance sheet accounts for claims and liabilities in precious metals shall be revaluated due to changes in valuation prices for precious metals.

2.6.2. Revaluation of off-balance sheet accounts due to increase in valuation prices for precious metals shall be recorded as follows:

1) for off-balance sheet liability accounts – debit of No. 99998; credit of the said accounts;

2) for off-balance sheet asset accounts – debit of the said accounts; credit of No. 99999.

2.6.3. Revaluation of off-balance sheet accounts due to decrease in valuation prices for precious metals shall be recorded as follows:

1) for off-balance sheet liability accounts – debit of the said accounts; credit of No. 99998;

2) for off-balance sheet asset accounts – debit of No. 99999; credit of the said accounts.

2.7 Recording of precious metals accounts revaluation in Chapter “D” “Futures transactions” of the Chart of Accounts in the Rules.

2.7.1. Claims and (or) liabilities in precious metals shall be subject to revaluation:

on transaction day – for the amount of the difference between the transaction price and the valuation price for the metal;

on the day of valuation price change – for the amount of difference between the last valuation price and the newly established one.

2.7.2. The following accounts shall be used for recording unrealized exchange rate differences arising from precious metals revaluation:

No. 93901 “Unrealized exchange rate differences from precious metals revaluation” (asset);

No. 96901 “Unrealized exchange rate differences from precious metals revaluation” (liability).

2.7.3. For accounting purposes and for recording unrealized income and expenses from transactions concluded, each subdivision of the Bank shall open paired ledger accounts in rubles (asset and liability) on accounts “Unrealized exchange rate differences” on the day the transaction is recorded on accounts of Chapter “D” “Futures transactions”.

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2.7.4. At the end of transaction day, unrealized exchange rate differences arising from precious metals revaluation may remain only on one ledger account of the two accounts opened: either the asset (expense) or the liability (income) account.

2.7.5. Each transaction day shall start with an entry made in the account for unrealized exchange rate differences where the balance remains (one out of the specified paired accounts for precious metals revaluation). At the end of a transaction day, if any debit balance arises on the liability ledger account, or a credit balance arises on the asset ledger account, the said balance shall be transferred to the appropriate paired account by making the appropriate entry.

2.7.6. Revaluation shall be determined and recorded as follows:

if there is a balance on account No. 96901 in the morning:

1) if the valuation prices increase – debit of claims account; credit of No. 96901;

2) if the valuation prices drop – debit of liabilities account; credit of No. 96901;

3) if the valuation prices increase – debit of No. 96901; credit of liability account;

4) if the valuation prices drop – debit of No. 96901; credit of claims account;

if there is a balance on account No. 93901 in the morning:

1) if the valuation prices increase – debit of claims account; credit of No. 93901;

2) if the valuation prices drop – debit of liabilities account; credit of No. 93901;

3) if the valuation prices increase – debit of No. 93901; credit of liability account;

4) if the valuation prices drop – debit of No. 93901; credit of claims account.

3. Revaluation (recalculation) of assets (claims) and liabilities containing IED.

3.1. The Bank’s income and expenses shall be determined taking into account the differences related to the use of IED.

3.2. Assets, claims and (or) liabilities whose particular value (cost) is determined using IED shall be subject to mandatory revaluation (recalculation) on the last working day of each month, on the day of the event terminating the accrual period, and on the day when payment claims or liabilities are discharged.

Incoming balances on ledger accounts determined using IED at the day start shall be subject to revaluation. At the end of transaction day, the accounts determined using IED shall be valuated additionally.

Revaluation of the accounts determined using IED, performed on the last working day of each month and on the day of the event terminating the accrual period, shall be carried out at the start of a transaction day before any operations are recorded in the accounts.

Revaluation of the accounts determined using IED, performed on the day when payment claims or obligations are discharged, shall be carried out before any operations are recorded in the accounts with respect to payment claims or liabilities.

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3.3. If, under contract terms, the particular value of a claim (the cost of asset) or a liability is determined using two or more IED, revaluation (recalculation) shall be performed for each IED. No adding or offsetting of the revaluation (recalculation) results for different IED shall be allowed.

3.4. If, under the terms of a purchase and sale contract (contract for works or services), the amount of proceeds (the cost of work, services) is determined using IED, the differences related to the said use of IED shall accrue starting from the date of transferring ownership to the asset delivered (the date of work acceptance or service provision) and until the date when the actual payment is made, or until the date of the event terminating the accrual period, both dates inclusive. In this case, the amount of liability (payment) or claim (payment) under the purchase and sale contract (contract for works or services) shall be subject to revaluation due to the use of IED.

If, under the terms of a purchase and sale contract (contract for works or services), the amount of proceeds (the cost of work, services) is determined in the agreed currency (liability currency) but in is equivalent to a certain amount in another currency (equivalent currency) or in conventional units at the agreed exchange rate, then the differences arising from the date of actual payment and until the date of transferring ownership to the asset delivered (the date of work acceptance or service provision) shall not constitute IED and shall be recorded as other income and expenses on the date of transferring ownership to the asset delivered (the date of work acceptance or service provision).

3.5. Recording of revaluation of the accounts determined using IED, Chapter “A” “Balance sheet accounts” in the Chart of Accounts of the Rules.

3.5.1. Income from the use of IED shall be recorded based on the accrued total since the year start in balance sheet account No. 70605. Expenses from the use of IED shall be recorded in balance sheet account No. 70610. On the first working day of the new year 2009, following drawing-up of the accounting balance sheet for January 1, the balances from the accounts specified above shall be transferred to accounts for recording the financial result of the past year. Income shall be transferred to balance sheet account No. 70705, and expenses - to balance sheet account No.70710. On the day when the annual accounting report for 2008 is prepared, the balances from the accounts of financial result of the past year shall be transferred to the account of profit (loss) of the past year.

3.5.2. Income from using changes in security price as IED shall be recorded in the Income Statement under symbol 15201, while expenses – under symbol 24201.

3.5.3. Income from using changes in currency exchange rate as IED shall be recorded in the Income Statement under symbol 15202, while expenses – under symbol 24202.

3.5.4. Income from using changes in price index as IED shall be recorded in the Income Statement under symbol 15203, while expenses – under symbol 24203.

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3.5.5. Income from using other variables as IED shall be recorded in the Income Statement under symbol 15204, while expenses – under symbol 24204.

3.5.6. Analytical records of accounts for IED revaluation shall be broken down to derivatives. The chart of ledger accounts for IED revaluation and the account numbers are provided in Annex 3 hereto.

3.5.7. Positive revaluation of accounts containing IED shall be determined and recorded as follows:

1) increase in the amount of claims (cost of assets) – debit of asset account for IED claim; credit of No. 70605;

2) decrease in the amount of liabilities at regular revaluation (recalculation) or at discharge, as compared to the previous revaluation (accounting date)  – debit of liability account for IED liability; credit of No. 70605.

3.5.8. Negative revaluation of accounts containing IED shall be determined and recorded as follows:

1) decrease in the amount of claims (cost of assets) – debit of No. 70610; credit of asset account for IED claim;

2) increase in the amount of liabilities at regular revaluation (recalculation) or at discharge, as compared to the previous revaluation (accounting date)  – debit of No. 70610; credit of liability account for IED liability.

3.6. If the contract price (transaction amount) of the promissory notes acquired (sold) differs from the payment currency and if the date of ownership transfer occurs sooner than the settlement date, the sum differences arising from changes in currency exchange rate shall be recorded, at the moment of discharge of claims or liabilities with respect to cash transfer, on accounts for income and expenses from use of IED (balance sheet account No. 70605 (symbol 15202) and balance sheet account No. 70610 (symbol 24202)) in correspondence to accounts No. 47407 and No. 47408 “Settlements on conversion and futures transactions”.

3.6.1. If the par value currency of promissory notes discounted by the Bank differs from the liability currency (payment currency), starting from the date the acquired promissory notes are recorded in the Bank’s balance sheet, the differences arising from changes in the currency rate shall be recorded on accounts for income and expenses from use of IED.

3.6.1.1. Positive revaluation of discounted promissory notes containing IED shall be recorded in the accounts as follows:

Debit of discounted promissory notes account;

Credit of 70605, symbol 15202.

Debit of “Accrued interest income” / “Accrued discount”;

Credit of 70605, symbol 15202.

3.6.1.2. Negative revaluation of discounted promissory notes containing IED shall be recorded in the accounts as follows:

140

Debit of No. 70610, symbol 24202;

Credit of discounted promissory notes account.

Debit of 70610, symbol 24202;

Credit of “Accrued interest income” / “Accrued discount”

During adjustment of accrued interest/discount, IED shall not be adjusted.

3.7. If promissory notes issued by the Bank with par value in one currency contain the effective payment clause in a different currency, the income and expenses arising from the use of IED due to changes in the rate of payment currency against the rate of par value currency shall be recorded in accounts starting from the date of ownership transfer:

3.7.1. If the official exchange rates for foreign currencies against ruble decrease, revaluation of issued promissory notes containing IED shall be recorded as follows:

Debit of promissory notes issued account,

Credit of 70605, symbol 15202;

Debit of account No. 52501 “Interest liabilities on securities issued”,

Credit of 70605, symbol 15202;

or

Debit of 70610, symbol 24202,

Credit of 52503 “Discount on securities issued”.

3.7.2. If the official exchange rates for foreign currencies against ruble increase, revaluation of issued promissory notes containing IED shall be recorded as follows:

Debit of 70610, symbol 24202,

Credit of promissory notes issued account;

Debit of 70610, symbol 24202,

Credit of 52501 “Interest liabilities on securities issued”;

or

Debit of 52503 “Discount on securities issued”,

Credit of 70605, symbol 15202.

4. Revaluation of claims and liabilities with respect to settlement non-delivery transactions of Chapter “D” “Futures Transactions” of the Chart of Accounts in the Rules.

141

4.1. For the purposes hereof, a settlement (non-delivery) futures transaction shall mean a futures transaction whose subjects include receipt or payment of cash resulting from changes in the interest rate, market (stock exchange) price of securities, currency exchange rate, price index or other variables with respect to the specified asset (underlying asset), provided the transaction terms do not stipulate delivery of the said underlying asset.

4.2. Liabilities arising from purchase and sale transactions shall be recorded on liability accounts, and claims — on asset accounts. Claims and (or) liabilities under settlement (non-delivery) futures transactions shall be recorded on accounts for cash delivery claims and liabilities in correspondence to accounts for unrealized exchange rate differences from revaluation of claims and liabilities with respect to settlement (non-delivery) futures transactions.

4.3. Claims and (or) liabilities regarding financial assets with the market or officially quoted prices (exchange rates, interest rates, indices or other variables) shall be recorded on accounts based on the said prices (rates, variables) and shall be subject to revaluation:

on transaction day — for the amount of difference between the transaction rate (price) and the official rate, valuation price for precious metals, market (stock exchange) price for securities, interest rate, index or other variable, as of the transaction date;

on the Bank’s working day in case of changes in the official rates, valuation prices for precious metals, market (stock exchange) prices for securities, interest rates, indices or other variables — for the amount of the difference between the last official rate (market price, valuation price for precious metals, or other variable) and the newly established official rate (market price, valuation price for precious metals, or other variable).

4.4. Accounts “Unrealized exchange rate differences” are used for recording exchange rate differences arising from revaluation of claims and liabilities regarding settlement (non-delivery) futures transactions:

No. 95001 “Unrealized exchange rate differences from claims and liabilities revaluation due to interest rate change” (asset);

No. 95002 “Unrealized exchange rate differences from claims and liabilities revaluation due to changes in market prices (price indices) of securities” (asset);

No. 95003 “Unrealized exchange rate differences from claims and liabilities revaluation due to exchange rate changes” (asset);

No. 95004 “Unrealized exchange rate differences from claims and liabilities revaluation due to changes in price indices (securities excluding)” (asset);

No. 95005 “Unrealized exchange rate differences from claims and liabilities revaluation due to changes in other variables” (asset);

142

No. 97101 «“Unrealized exchange rate differences from claims and liabilities revaluation due to interest rate change” (liability);

No. 97102 “Unrealized exchange rate differences from claims and liabilities revaluation due to changes in market prices (price indices) of securities” (liability);

No. 97103 “Unrealized exchange rate differences from claims and liabilities revaluation due to exchange rate changes” (liability);

No. 97104 “Unrealized exchange rate differences from claims and liabilities revaluation due to changes in price indices (securities excluding)” (liability);

No. 97105 “Unrealized exchange rate differences from claims and liabilities revaluation due to changes in other variables” (liability).

4.5. For accounting purposes and for recording unrealized income and expenses from transactions concluded, each subdivision of the Bank shall open paired ledger accounts in rubles (asset and liability) on accounts “Unrealized exchange rate differences” on the day the transaction is recorded on accounts of Chapter “D” “Futures transactions”.

4.6. At the end of transaction day, unrealized exchange rate differences arising from revaluation of claims and liabilities with respect to settlement (non-delivery) futures transactions may remain only on one ledger account of the two accounts opened: either the asset (expense) or the liability (income) account.

4.7. Each transaction day shall start with an entry made in the account for unrealized exchange rate differences where the balance remains (one out of the specified paired accounts for revaluation of claims and liabilities with respect to settlement (non-delivery) futures transactions). At the end of a transaction day, if any debit balance arises on the liability ledger account, or a credit balance arises on the asset ledger account, the said balance shall be transferred to the appropriate paired account by making the appropriate entry.

4.8. Revaluation shall be determined and recorded as follows:

if there is a balance on account No. 971 in the morning:

1) increase in cash delivery claims — debit of cash delivery claims account; credit of No. 971;

2) decrease in cash delivery liabilities — debit of cash delivery liabilities account; credit of No. 971;

3) increase in cash delivery liabilities — debit of No. 971; credit of cash delivery liabilities account;

4) decrease in cash delivery claims — debit of No. 971; credit of cash delivery claims account;

if there is a balance on account No. 950 in the morning:

143

1) increase in cash delivery claims — debit of cash delivery claims account; credit of No. 950;

2) decrease in cash delivery liabilities — debit of cash delivery liabilities account; credit of No. 950;

3) increase in cash delivery liabilities — debit of No. 950; credit of cash delivery liabilities account;

4) decrease in cash delivery claims — debit of No. 950; credit of cash delivery claims account.

4.9. If the negative revaluation amount exceeds the positive revaluation amount recorded on balance sheet account No. 971 and if the Bank’s liability arises with respect to cash delivery:

the negative revaluation amount within the limits of the positive one shall be written off the cash delivery claims account in correspondence to balance sheet account No. 971;

the amount by which the negative revaluation exceeds the positive one shall be recorded as credit of the cash delivery liabilities account in correspondence to balance sheet account No. 950.

If the positive revaluation amount exceeds the negative revaluation amount recorded on balance sheet account No. 950 and if the Bank’s claims arise with respect to cash delivery:

the positive revaluation amount within the limits of the negative one shall be written off the cash delivery liabilities account in correspondence to balance sheet account No. 950;

the amount by which the positive revaluation exceeds the negative one shall be recorded as debit of the cash delivery claims account in correspondence to balance sheet account No. 971.

144

Annex 1

to the Procedure for recording income and expenses from revaluation of foreign currency funds and precious metals, assets (claims) and liabilities containing inseparable embedded derivatives (IED), claims and liabilities with respect to settlement (non-delivery) transactions and opening the appropriate accounts in JSC VTB Bank .

(Annex 2

to Regulation “Accounting Policy of JSC VTB Bank”,

enacted by Order of JSC VTB Bank

dated “       ”                2007 No.       )

The chart of ledger accounts for revaluation of foreign currency funds and the account numbers based on the codes of revaluated currencies

Positive revaluation accounts:

No. 70603 810 K NNNN 15102 VV* “Income from revaluation of funds in (name of foreign currency or currency group)”

No. 70603 810 K NNNN 15102 VV** “Income from revaluation of accounts for operations with securities denominated in (name of foreign currency or currency group)”

Negative revaluation accounts:

No. 70608 810 K NNNN 24102 VV* “Expenses from revaluation of funds in (name of foreign currency or currency group)”

No. 70608 810 K NNNN 24102 VV** “Expenses from revaluation of accounts for operations with securities denominated in (name of foreign currency or currency group)”

where,

K is a security key.

NNNN is the structural subdivision number.

VV* and VV** are the item numbers of ledger income and expense accounts based on codes of revaluated currencies or currency groups (shown below in the list of revaluated currencies).

The list of revaluated currencies and the item numbers of ledger income and expense revaluation accounts

145

Currency codes based on the All- Russian Currency Classifier and Clearing Currency Classifier	Currency name	Item numbers of ledger accounts for revaluation of foreign currency accounts, excluding accounts for operations with foreign currency- denominated securities VV**	Item numbers of ledger accounts for revaluation of foreign currency accounts for operations with foreign currency- denominated securities VV***

The currencies with official exchange rates against ruble set by the Bank of Russia on a daily basis (on working days)

036	Australian Dollar	1	51
124	Canadian Dollar	2	52
156	Chinese Yuan	3	53
208	Danish Krone	4	54
352	Iceland Krone	5	55
392	Japanese Yen	6	56
398	Kazakhstan Tenge	7	57
578	Norwegian Krone	8	58
702	Singapore Dollar	9	59
752	Swedish Krone	10	60
756	Swiss Franc	11	61
826	UK Pound Sterling	12	62
840	US Dollar	13	63
949	New Turkish Lire	14	64
960	SDR (Special Drawing Rights)	15	65
974	Byelorussian Ruble	16	66
978	Euro	17	67
980	Ukrainian Hryvnia	18	68
250	French Franc*	96	—
276	Deutschemark*	97	—
380	Italian Lire*	98	—
246	Finnish Mark*	99	—

The currencies with official exchange rates against ruble set by the Bank of Russia on a monthly basis

012	Algerian Dinar	20	70
032	Argentinean Peso
050	Bangladeshi Taka
051	Armenian Dram
096	Brunei Dollar
191	Croatian Kuna
192	Cuban Peso
196	Cyprus Pound
203	Czech Krona

* Currency revaluation shall be performed according to the procedure set out in Bank of Russia Regulation No. 286-P dated April 18, 2006 “On setting and publishing of the official foreign currency exchange rates against ruble by the Russian Federation Central Bank”.

146

233	Estonian Krone
344	Hong Kong Dollar
348	Hungarian Forint
356	Indian Rupee
360	Indonesian Rupee
364	Iranian Rial
368	Iraqi Dinar
376	New Israeli Shekel
410	South Korean Won
414	Kuwaiti Dinar
417	Kyrgyz Som
422	Lebanese Pound
428	Latvian Lat
440	Lithuanian Lit
458	Malaysian Ringgit
470	Maltese Lira
480	Mauritian Rupee
496	Mongolian Tugrik
498	Moldovan Leu
504	Moroccan Dirham
516	Namibian Dollar
524	Nepal Rupee
554	New Zealand Dollar
566	Nigerian Naira
586	Pakistani Rupee
682	Saudi Arabian Riyal
703	Slovak Krone
704	Vietnamese Dong
710	South African Rand
760	Syrian Pound
764	Thai Bath
784	Dirham UAE
795	Turkmen Manat
807	Republic of Macedonia Dinar
818	Egyptian Pound
860	Uzbek Sum
894	Zambian Kwacha
944	Azerbaijan Manat
946	New Romanian Lei
950	CFA Frank BEAC
971	Afghan Afghani
972	Tajik Somoni
973	Angolan Kwanza
975	Bulgarian Lev

147

981	Georgian Lari
985	Polish Zloty
986	Brazilian Real

Inter-government agreement currencies (clearing currencies) used in the Russian Federation banking system

A50	US Dollars for settlements with RPC under agreement as of 1995	30	80
C16	Finnish Mark
C44	US Dollars for current settlements with India (CIIIA (“ESCROW” — US Dollars)
C45	Indian Rupee for clearing settlements
C57	GB Pounds for clearing with Syria
C82	Rubles for clearing with Finland
C84	US Dollars for clearing with Afghanistan
C97	GB Pounds for clearing with Egypt
E52	Rubles for transfers in inconvertible currencies of developing countries
E70	US Dollars for clearing settlements with Bangladesh
H98	US Dollars for clearing with Finland
K10	Czechoslovak Kronas
P43	Rubles paid in USD for clearing with Cuba
P55	Rubles paid in Swiss Francs for clearing with PRC
P60	US Dollars for clearing with Laos
P62	US Dollars for clearing with Vietnam
P69	US Dollars for clearing with Yugoslavia
T30	Rubles transferred for delivery of exported goods and services for settlements in transferable rubles

148

T31	Rubles for settlements with Vietnam, Cuba and Mongolia
T62	Transferable rubles for settlements with Vietnam
T63	Transferable rubles for settlements with Hungary
T78	Transferable rubles for settlements with GDR
T92	Transferable rubles for settlements with Czechoslovakia
T93	Transferable rubles for settlements with Bulgaria
T94	Transferable rubles for settlements with Mongolia
T95	Transferable rubles for settlements with Romania
T99	Transferable rubles for settlements with Poland

149

Annex 2

to the Procedure for recording income and expenses from revaluation of foreign currency funds and precious metals, assets (claims) and liabilities containing inseparable embedded derivatives (IED), claims and liabilities with respect to settlement (non-delivery) transactions and opening the appropriate accounts in JSC VTB Bank .

(Annex 2

to Regulation “Accounting Policy of JSC VTB Bank”,

enacted by Order of JSC VTB Bank

dated “       ”                2007 No.       )

The chart of ledger accounts for precious metals revaluation and the account numbers based on the codes of revaluated precious metals

Positive revaluation accounts:

No. 70604 810 K NNNN 15103 98 “Positive revaluation of precious metals — gold in grams”

No. 70604 810 K NNNN 15103 99 “Positive revaluation of precious metals — silver in grams”

No. 70604 810 K NNNN 15103 76 “Positive revaluation of precious metals — platinum in grams”

No. 70604 810 K NNNN 15103 33 “Positive revaluation of precious metals — palladium in grams”

Negative revaluation accounts:

No. 70609 810 K NNNN 24103 98 “Negative revaluation of precious metals — gold in grams”

No. 70609 810 K NNNN 24103 99 “Negative revaluation of precious metals — silver in grams”

No. 70609 810 K NNNN 24103 76 “Negative revaluation of precious metals — platinum in grams”

No. 70609 810 K NNNN 24103 33 “Negative revaluation of precious metals — palladium in grams”

where,

K is a security key.

NNNN is the structural subdivision number.

150

Annex 3

to the Procedure for recording income and expenses from revaluation of foreign currency funds and precious metals, assets (claims) and liabilities containing inseparable embedded derivatives (IED), claims and liabilities with respect to settlement (non-delivery) transactions and opening the appropriate accounts in JSC VTB Bank .

(Annex 2

to Regulation “Accounting Policy of JSC VTB Bank”,

enacted by Order of JSC VTB Bank

dated “       ”                2007 No.       )

The chart of ledger accounts for revaluation of embedded derivatives inseparable from the principal contract, and the account numbers

Positive revaluation accounts:

No. 70605 810 K NNNN 15201 21 “Income from IED use, from changes in securities price, exempt from VAT”

No. 70605 810 K NNNN 15202 21 “Income from IED use, from changes in currency exchange rate, exempt from VAT”

No. 70605 810 K NNNN 15203 21 “Income from IED use, from changes in price index, exempt from VAT”

No. 70605 810 K NNNN 15204 21 “Income from IED use, from changes in other variables, exempt from VAT”

Negative revaluation accounts:

No. 70610 810 K NNNN 24201 01 “Expenses from IED use, from changes in securities price”

No. 70610 810 K NNNN 24202 01 “Expenses from IED use, from changes in currency exchange rate”

No. 70610 810 K NNNN 24202 02 “Expenses from IED use, from changes in currency exchange rate, disregarded for taxation purposes”

No. 70610 810 K NNNN 24203 01 “Expenses from IED use, from changes in price index”

No. 70610 810 K NNNN 24204 01 “Expenses from IED use, from changes in other variables, subject to taxation”

No. 70610 810 K NNNN 24204 02 “Expenses from IED use, from changes in other variables, disregarded for taxation purposes”

where,

K is a security key.

NNNN is the structural subdivision number.

151

Annex 6.3.1. Amendments No. 1 to Regulation for “Accounting Policy of JSC VTB Bank” for 2008

DECREE of JSC VTB Bank

No. 1070 dated December 28, 2007

On Amendments No. 1 to Regulation for “Accounting Policy of JSC VTB Bank” put into force by Decree No. 949 of the Bank dated November 26, 2007

Due to commencement on January 01, 2008 of Regulation No. 302-P of the Bank of Russia “For Bookkeeping Procedures in Lending Agencies Located within the Russian Federation Territory” dated March 26, 2007,

I HEREBY ORDER:

1. THAT Amendments No. 1 to Regulation for “Accounting Policy of JSC VTB Bank” put into force by Decree No. 949 of the Bank dated November 26, 2007 (hereinafter referred to as Amendments No. 1) be put into force on January 01, 2008 as per the annex hereto.

2. THAT heads of subdivisions of the Directing Agency and directors of branches of JSC VTB Bank bring Amendments No. 1 to notice of employees and ensure observance of their requirements.

President-Chairman of the Board

A.L. Kostin

152

Annex

to Decree No. 1070 of JSC VTB Bank

dated December 28, 2007

Amendments No. 1 to Regulation for “Accounting Policy of JSC VTB Bank” put into force by Decree No. 949 of the Bank dated November 26, 2007 (hereinafter referred to as the Regulation)

1. Clause 10.2.2 of the Regulation, last paragraph shall be revised as follows: “Securities in their initial acknowledgment may not be classified as “retained till retirement”, if during the two previous years, the Bank has reclassified (including for sale) securities from the “retained till retirement” category with violation of any provisions specified in Sub-Clauses a), b), c) of clause 10.3.3. of the Accounting Policy”.

2. Clause 10.3.3 of the Regulation, first paragraph shall be revised as follows: “In changes of intentions or opportunities, the Bank shall be entitled to reclassify Promissory Notes classified as “retained till discharge” to the category “available for sale” in case of observance of the following terms and conditions”.

President-Chairman of the Board of JSC VTB Bank

A.L. Kostin

153

Annex 6.3.2. Amendments No. 2 to Regulation for “Accounting Policy of JSC VTB Bank” for 2008

DECREE of JSC VTB Bank

No. 1070/1 dated December 28, 2007

On Amendments No. 2 to Regulation for “Accounting Policy of JSC VTB Bank” put into force by Decree No. 949 of the Bank dated November 26, 2007

Due to commencement on January 01, 2008 of the Regulation No. 302-P of the Bank of Russia “For Bookkeeping Procedures in Lending Agencies Located within the Russian Federation Territory” dated March 26, 2007,

I HEREBY ORDER:

1.   THAT Amendments No. 2 to Regulation for “Accounting Policy of JSC VTB Bank” put into force by Decree No. 949 of the Bank dated November 26, 2007 (hereinafter referred to as Amendments No. 2) be put into force on January 01, 2008 as per the annex hereto.

2.   THAT heads of subdivisions of the Directing Agency and directors of branches of JSC VTB Bank bring Amendments No. 2 to notice of employees and ensure observance of their requirements.

First Vice-President-Chairman of the Board

V.O. Levin

154

Annex

to Decree No. 1070/1 of JSC

VTB Bank dated 28.12.2007

Amendments No. 2 to Regulation for “Accounting Policy of JSC VTB Bank” put into force by Decree No. 949 of the Bank dated November 26, 2007 (hereinafter referred to as the Regulation)

1.     Clause 10.12 of the Regulation, second paragraph shall be revised as follows:

“Bills of third parties acquired by the Bank nominated in a foreign currency that contain no efficient payment clause shall be reflected in relevant balance accounts in the par value currency”.

2.     Clause 10.12 of the Regulation, third paragraph shall be revised as follows:

“Personal accounts for accrued interest and accrued discount for bills of third parties nominated in a foreign currency that contain no efficient payment clause shall be kept in the par value currency”.

3.     Clause 10.13 of the Regulation, shall include the second paragraph revised as follows:

“Bills issued by the Bank and nominated in a foreign currency that contain no efficient payment clause shall be accounted in the bill par value currency”.

First Vice-President-Chairman of the Board of JSC VTB Bank

V.O. Levin

155

Annex 6.3.3. Amendments No. 3 to Regulation for “Accounting Policy of JSC VTB Bank” for 2008

DECREE of JSC VTB Bank

No. 1097 dated December 29, 2007

On Amendments No. 3 to Regulation for “Accounting Policy of JSC VTB Bank” put into force by Decree No. 949 of the Bank dated November 26, 2007

Due to commencement on January 01, 2008 of Regulation No. 302-P of the Bank of Russia “For Bookkeeping Procedures in Lending Agencies Located within the Russian Federation Territory” dated March 26, 2007,

I HEREBY ORDER:

1.       THAT Amendments No. 3 to Regulation for “Accounting Policy of JSC VTB Bank” put into force by Decree No. 949 of the Bank dated November 26, 2007 (hereinafter referred to as Amendments No. 3) be put into force on January 01, 2008 as per the annex hereto.

2.       THAT heads of subdivisions of the Directing Agency and directors of branches of JSC VTB Bank bring Amendments No. 3 to notice of employees and ensure observance of their requirements.

First Vice-President-Chairman of the Board

V.O. Levin

156

Annex

to Decree No. 1097 of JSC VTB

Bank dated December 29, 2007

Amendments No. 3 to Regulation for “Accounting Policy of JSC VTB Bank” put into force by Decree No. 949 of the Bank dated November 26, 2007 (hereinafter referred to as the Regulation)

4.     Clause 10.4.4 of the Regulation, last paragraph shall be revised as follows: “This being the case, quotations of the following securities may be accepted as pricing quotation of the active market:

•      first of all, the Bid Price. The Bid Price quotation shall mean the price at which a quoting person undertakes to conclude a security purchase contract;

•      next, Market Price. For the purposes of this Regulation, the Market Price shall mean: the Last Trade Price and the Offer Price;

•      or the Weighted Average Price. The Weighted Average Price shall mean a weighted average price disclosed by the capital market trader in compliance with item 7.7 of the Financial Market Federal Service No. 07-102/pz-n, and in the cases when securities circulate on foreign organized markets — a weighted average price disclosed according to the procedure established by the applicable national legislation (relevant authority)”.

First Vice-President-Chairman of the Board of JSC VTB Bank

V.O. Levin

157

Annex 6.3.4. Amendments No. 4 to Regulation for “Accounting Policy of JSC VTB Bank” for 2008

DECREE of JSC VTB Bank

No. 1059 dated December 18, 2008

On Amendments No. 4 to Regulation for “Accounting Policy of JSC VTB Bank” put into force by Decree No. 949 of the Bank dated November 26, 2007

Due to commencement of Decree No. 2129-U “On Reclassification of Securities over Assessment Categories” of the Bank of Russia dated November 17, 2008,

I HEREBY ORDER:

1.   THAT Amendments No. 4 to Regulation for “Accounting Policy of JSC VTB Bank” put into force by Decree No. 949 of the Bank dated November 26, 2007 (hereinafter referred to as Amendments No. 4) be put into force as per the annex hereto.

2.   THAT heads of subdivisions, managers and chief accountants of branches bring Amendments No. 4 to notice of employees and ensure observance of their requirements.

President-Chairman of the Board

A.L. Kostin

158

Annex

to Decree No. 1059 of JSC VTB Bank
dated December 18, 2008

Amendments No. 4 to Regulation for “Accounting Policy of JSC VTB Bank” put into force by Decree No. 949 of the Bank dated November 26, 2007 (hereinafter referred to as the Regulation)

1. Clause 10.3.1 of the Regulation shall be read as follows: “According to the procedure established by Decree No. 2129-U “On Reclassification of Securities over Assessment Categories” of the Bank of Russia dated November 17, 2008:

•      promissory notes classified during their purchase as “assessed at fair value through profit or loss” may be reclassified to categories “available for sale” or “retained till discharge”;

•      equity securities classified during their purchase as “assessed at fair value through profit or loss” may be reclassified to categories “available for sale”.

President-Chairman of the Board of JSC VTB Bank

A.L. Kostin

159

Annex 6.4. Accounting Policy of JSC VTB Bank  for 2009

ORDER of JSC VTB Bank

dated December 18, 2008 No. 1062

On enactment of Regulation

“Accounting Policy of JSC VTB Bank”

According to Federal Law “On Accounting” dated November 21, 1996 No. 129-FZ,

IT IS HEREBY ORDERED:

1.               To put into effect, starting from January 1, 2009, Regulation “Accounting Policy of JSC VTB Bank” according to the Annex hereto.

2.               Heads of structural subdivisions of the Parent Organization, managers and chief accountants of JSC VTB Bank  branches shall ensure performance of the tasks, procedures and requirements set out in the Regulation specified in item 1 hereof.

3.               To consider orders No. 949 “On enactment of Regulation “Accounting Policy of JSC VTB Bank” dated November 26, 2007, No. 1070 dated December 28, 2007 “On Amendment No. 1 to Regulation “Accounting Policy of JSC VTB Bank” enacted by Order No. 949 of JSC VTB Bank  dated November 26, 2007”,  No. 1070/1 dated December 28, 2007 “On Amendment No. 2 to Regulation “Accounting Policy of JSC VTB Bank” enacted by Order No. 949 of JSC VTB Bank  dated November 26, 2007”, No. 1097 dated December 29, 2007 “On Amendment No. 3 to Regulation “Accounting Policy of JSC VTB Bank” enacted by Order No. 949 of JSC VTB Bank  dated November 26, 2007” to be void.

President-Chairman of the Board	A.L. Kostin

160

Annex

to Order by JSC VTB Bank

dated December 18, 2008 No. 1062

REGULATION

“Accounting Policy of JSC VTB Bank”

Moscow

2008

161

1. GENERAL PROVISIONS

1.1. The notion of Accounting Policy, its objectives and tasks

1.1.1. Regulation “Accounting Policy of JSC VTB Bank” (hereinafter — the “Accounting Policy”) is an internal normative act of JSC VTB Bank” (hereinafter — the “Bank”) constituting the data on a selected total of accounting methods with respect to all directions of the Bank’s activities.

1.1.2. The main objective of the Bank’s Accounting Policy is to determine the unified total of accounting methods including the following:

the methods for primary observation and registration of financial and business activities for the purpose of their recording in the accounts;

the techniques for organization of document flow and accounting information processing;

the methods for grouping and accounting of financial and business activities, the methods of bookkeeping accounts application;

the methods for summarization of the Bank’s activities;

other accounting principles, ways, techniques and methods.

1.1.3. The Bank’s Accounting Policy aims at solving the following objectives:

formation of detailed, accurate and substantive data on the Bank’s activities and its property status;

keeping of detailed, complete and accurate accounts of all the banking operations, availability and flow of assets and liabilities, utilization of material and financial resources;

timely prevention of negative events, detection and mobilization of internal reserves for ensuring the Bank’s financial stability, prevention of negative results of the Bank’s activities;

organization of accounting records and accounting process ensuring fast and fair customer service, timely and accurate recording of banking operations in the accounts and reports, proper execution of documents, prevention of errors and illegal acts in the course of accounting transactions.

1.1.4. The Bank’s Accounting Policy is an integral element of the system for normative regulation of accounting.

1.2. Procedure for accounting policy application and changes

1.2.1. The Bank’s Accounting Policy shall be approved by order of the Bank’s President — Chairman of the Board. The adopted Accounted Policy shall be applied consistently from year to year. Changes in the Accounting Policy can be made in the following cases:

changes are made in the applicable Russian Federation laws or in the normative acts of accounting regulating authorities,

the Bank develops new methods of accounting,

the Bank’s operational environment changes materially.

The Bank’s Chief Accountant (an official authorized by the Chief Accountant) shall be responsible for timely implementation of changes. Approval of accounting methods with respect to new banking products and/or activities materially different from the previous ones

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or arising in the Bank’s practice for the first time shall not constitute changes in the Accounting Policy.

1.2.2. The provisions of this Accounting Policy shall be mandatory for all the structural subdivisions of the Parent Organization and the Bank’s branches located in the Russian Federation and abroad.

1.2.3. The Bank’s internal normative acts (organizational, technological, administrative) determining accounting and document flow standards shall constitute supplements to the Bank’s Accounting Policy. The Bank’s previously developed normative documents shall apply to the extent they do not contradict the Accounting Policy.

Operations whose peculiarities are set out in Instructions, Regulations or Rules enacted by orders of the Bank shall be accounted for according to the said normative acts.

1.3. Normative References

The Accounting Policy shall be formed according to the requirements of:

Federal Law “On Banks and Banking Activity” dated December 2, 1990 No. 395-1;

Federal Law “On Accounting” dated November 21, 1996 No. 129-FZ;

Russian Federation Civil Code;

Regulation by the Bank of Russia “On the rules of accounting in credit organizations located on the territory of the Russian Federation” dated March 26, 2007 No. 302-P (hereinafter — the “Rules”);

other legislative acts of the Russian Federation, normative acts of the Bank of Russia and the Russian Federation Ministry of Finance.

1.4. Accounting Principles

The following basic principles and provisions used by the Bank in the accounting records shall be determined by this Accounting Policy:

1.4.1. Going Concern

The principle assumes that the Bank will continually function in the near future, that there exist no intention or need for liquidation or material reduction in the Bank’s activities. s to liquidate , ,

1.4.2. Consistency of Accounting Rules

The Accounting Policy shall be applied consistently, from one year to another. The Bank shall be governed by the same accounting rules on a permanent basis, except for cases of material changes in the Bank’s activities or in the Russian Federation laws applicable to the Bank’s activities. If no such changes are adopted, comparability of data for the reporting period and the previous period shall be ensured.

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1.4.3. Separation of Property

The Bank’s property and liabilities shall exist separately from the property and liabilities of its shareholders, trustors, from the property of customers and other parties.

1.4.4. Prudence

Assets and liabilities, income and expenses shall be valued and recorded reasonably, with sufficient prudence, so that not to transfer the current risks, potentially dangerous for the Bank’s financial position, to the next periods.

The Bank’s Accounting Policy stipulates that expenses and liabilities shall be recognized more willingly than possible income and assets, without creating any hidden reserves (deliberate understatement of assets and income and overstatement of liabilities and expenses).

1.4.5. Timely Recording of Operations

Operations shall be recorded in the accounts on the day they are executed (the documents are received), unless otherwise stipulated by the Bank of Russia normative acts and by this Accounting Policy.

1.4.6. Separate Recording of Assets and Liabilities

According to this principle, assets and liabilities accounts shall be valued separately and shall be recorded in expanded form.

1.4.7. Valuation of Assets and Liabilities

Assets shall be entered in the accounts at their initial cost. Subsequently, according to the Rules and other normative acts of the Bank of Russia, the Bank’s assets shall be measured (revaluated) at fair (current) value, or by making provisions for possible losses.

Liabilities shall be recorded in the accounts under the contractual terms, for the purpose of controlling their complete and timely discharge. In cases stipulated by the Rules and other normative acts of the Bank of Russia, liabilities shall also be revaluated at current (fair) value.

The provisions of this subparagraph shall not apply to revaluation of funds in foreign currencies and precious metals described in Annex 2 to the Accounting Policy.

1.4.8. Recording of Income and Expenses on Accrual Basis

Financial results of operations (income and expenses) shall be recorded in the accounts as they accrue, and not based on the fact of cash (cash equivalents) receipt or payment.

Income and expenses shall be recorded in the accounts within the period to which they refer.

1.4.9. Continuity of Incoming Balance

The balances on the balance sheet and off-balance sheet accounts at the start of the current reporting period shall correspond to the balances at the end of the previous period.

1.4.10. Priority of Content over Form

Accounting operations shall be recorded according to their economic content, and not their legal form.

1.4.11. Transparency

The reports shall accurately reflect the Bank’s operations, shall be clear for a knowledgeable user and shall avoid ambiguity in reflecting the Bank’s position.

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1.4.12. Balance Sheet and Reports Preparation in Consolidated Format

The Bank shall prepare a consolidated balance sheet and consolidated reports for the credit organization in general. The daily accounting balance sheets used in the Bank’s work shall be drawn up based on secondary accounts.

1.4.13. Recording of Operations on Off-balance Sheet Accounts

Valuables and documents recorded in balance sheet accounts shall not be recorded in off-balance sheet accounts, except as otherwise provided in the normative acts of the Bank of Russia and in the Accounting Policy.

1.4.14. Consistency of Accounting Data

It is provided that analytical accounting data shall correspond to the turnovers and balances on synthetic accounts for each day, and the accounting report figures shall correspond to both synthetic and analytical accounting data.

1.5. Organization of Accounting in the Bank

1.5.1. The Bank’s manager shall be responsible for organization of accounting and compliance with the Russian Federation laws in the course of financial and business operations.

1.5.2. The Bank’s Chief Accountant shall be responsible for development of the Accounting Policy, maintaining accounting records and timely presentation of full and accurate accounting reports.

1.5.3. The Chief Accountant shall ensure control over compliance of the performed financial and business transactions with the Russian Federation laws, over property flow and discharge of liabilities and claims.

1.5.4. The Chief Accountant’s requirements regarding documentary support of financial and business operations and regarding provision of the necessary documents and information to the subdivisions that keep the accounting records shall be mandatory for all of the Bank’s employees.

No settlement or cash documents, financial or credit liabilities drawn up in documentary form shall be considered effective or accepted for execution, unless they are signed by the Chief Accountant or the officials authorized by the Chief Accountant.

1.5.5. The Bank’s reporting

1.5.5.1. The Bank shall prepare and present its reports based on the data of the Parent Organization and branches as well as the consolidated reports for the credit organization in general, according to the requirements of the applicable normative acts of the Bank of Russia.

A daily consolidated balance sheet shall be formed by consolidating the balance sheets provided by the Parent Organization and branches in automatic mode, in the ABS. The terms for presentation of reports by branches for consolidation purposes shall be regulated by the Bank’s Order No. 549 dated June 30, 2008 “On the procedure for data presentation by branches of JSC VTB Bank  and structural subdivisions of the Parent Organization of

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JSC VTB Bank  to the Central Accounting Department for statutory reports preparation” and by Order No. 565 dated July 7, 2008 “On the procedure for reporting data presentation by foreign branches of JSC VTB Bank  to the Central Accounting Department for statutory reports preparation”. Chief accountants of branches shall be responsible for accuracy of the accounting balance sheets submitted by the branches to the Parent Organization for consolidation purposes.

Consolidated balance sheet of a credit organization shall be submitted to the territorial office of the Bank of Russia on the reporting dates in electronic form and in hard copy according to the established schedule.

1.5.5.2. Accounting reports shall be prepared by the Bank based on synthetic and analytical accounting data. The main requirements to preparation of reports include completeness of filling-in, accuracy of the reported data and timely presentation of reports.  If the Bank of Russia introduces any changes in the reporting forms, the changed forms shall be presented starting from the next reporting date after the corresponding changes have been introduced, unless otherwise determined by the normative acts of the Bank of Russia.

For the reporting purposes, a reporting year shall mean a calendar year — from January 1 to December 31, both dates inclusive. The reports shall include all the operations recorded in the accounts during the reporting year, taking into consideration the post balance sheet date events applied and determined according to the procedure set out in the normative document of the Bank of Russia. The Annual Accounting Report shall be drawn up no later than June 1 of the year following the reporting one.

1.5.5.3. The Bank’s reports shall be signed by the President and Chief Accountant of the Bank (branch), or by their substitutes (acting members) in due order according to the law, or by their assistants as well as by other officials with the administrative functions whose signatures have been agreed with the territorial offices of the Bank of Russia and duly submitted to subdivisions of the Bank of Russia. The persons signing and endorsing the reports shall be responsible for their accuracy, completeness and timely presentation.

1.5.5.4. The accuracy of the Bank’s annual reports shall be subject to approval by the Auditor’s opinion.

1.5.6. The Bank’s Annual Report

1.5.6.1. The Bank’s Annual Report shall be drawn up according to the requirements of the normative act of the Bank of Russia on preparation of the annual reports.

Taking into account the requirements of the Russian Federation laws regarding joint-stock companies, of the Bank’s Charter and the terms of audit inspection, the period for preparation of the annual report for 2008 shall be determined as starting from the first working day of the new year and until April 15, 2009.

For the purpose of compiling complete and accurate information on the results of the Bank’s activity for the reporting year, the annual accounting report shall be drawn up taking into account the post balance sheet date events according to an internal normative document of the Bank.

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1.5.6.2. The annual accounting report shall include the following reporting forms prepared according to Directive No. 1376-U of the Bank of Russia “On the list, forms and procedure for drawing-up and presentation of the reporting forms of credit organizations to the Central Bank of the Russian Federation”:

Accounting Balance Sheet (the published form);

Income Statement (the published form);

Cash Flows Statement;

Statement on Capital Adequacy Ratio, Provisions for Doubtful Loans and Other Assets;

Information on Statutory Requirements;

Auditor’s Opinion on the Annual Accounting Report prepared in accordance with the requirements of Federal Law “On banks and banking activity”, with the federal rules (standards) of audit activity approved by the Russian Federation Government according to Article 9 of Federal Law “On audit activity”;

Explanatory Notes.

1.5.6.3. The annual report for 2008 shall be drawn up based on the following synthetic accounting registers:

•      Annual Accounting Balance Sheet as of January 1, 2009;

•      Turnover Balance Sheet for accounts for the year;

•      Income Statement taking into account post balance sheet date events;

•      Summary Turnover Balance Sheet recording post balance sheet date events.

1.5.6.4. A post balance sheet date event (hereinafter — PBSDE) shall mean a fact of the Bank’s activity which occurs within the period between the reporting date and the date of annual report preparation and which influences, or may influence, the Bank’s financial position.

PBSDE confirming that the Bank’s operational conditions in the reporting year existed as of the reporting date (corrective PBSDE) shall be recorded in the accounts.

The events confirming that the Bank’s operational conditions occurred after the reporting date (non-corrective PBSDE) shall not be recorded in the accounts, but shall be disclosed in Explanatory Notes to the Annual Report if the said events affect valuation of the balance sheet items by the amount equivalent to at least 0.5% of the capital as of the reporting date.

1.5.6.5. PBSDE shall be entered and recorded in the balance sheet of the Parent Organization and in the balance sheets of the Bank’s branches within the period established by orders of the Parent Organization and branches regarding the work mode and the procedure for rendering services to customers of JSC VTB Bank  and performing works aimed at closing the reporting year during the period of Annual Report preparation.

1.5.6.6. PBSDE shall be recorded in the accounts based on the memorial slips marked as “PBSDE” which are drawn up based on the appropriate primary accounting documents. Operations on PBSDE recording shall be subject to additional control by Chief Accountant or his assistant in the Parent Organization and by chief accountants of the Bank’s branches; the said control shall be exercised by checking and endorsing the memorial slips marked as “PBSDE”.

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Memorial slips marked as “PBSDE” shall be drawn up in two copies. The first copies of memorial slips, with the appropriate documents attached, shall be placed in the daily accounting records, while the second copies shall be placed with PBSDE turnover balance sheets in a separate folder “Annual Report for 2008”, following control signature of the Chief Accountant (Chief Accountant Deputy) in the Parent Organization, and in the branches the said copies shall be placed with PBSDE turnover balance sheets in a separate folder after they have been signed by Chief Accountant of the branch.

The folder “Annual Report for 2008” in the Parent Organization and the folders with PBSDE turnover balance sheets, along with memorial slips marked as “PBSDE”, in the Bank’s branches shall be stored on a permanent basis.

2. RULES OF DOCUMENT FLOW AND ACCOUNTING INFORMATION PROCESSING TECHNOLOGY.

2.1. The Bank’s accounting records are software-based and are kept using the Automated Banking System of the Bank’s Parent Organization and automated systems of the branches (hereinafter — “ABS”).

2.2. With respect to the operations that are accounted for using separately developed software, analytical accounting records shall be kept in the said software, with the total amounts recorded in the Bank’s balance sheet in the consolidated ledger accounts. The procedure for numbering of the ledger accounts recorded in the said software of the Parent Organization shall correspond to the procedure for forming consolidated ledger accounts opened in the ABS of the Parent Organization.

The Bank branches shall independently determine the procedure for keeping analytical accounting records in specific software, based on the technological features of the current software and in compliance with the main Accounting Policies and regulations determined in the corresponding normative acts of the Bank of Russia and the Bank.

2.3. The Bank shall account for its property, financial and business operations by means of double-entry recoding in the interrelated accounts included in the working Chart of Bookkeeping Accounts (hereinafter — the “Bank’s Chart of Accounts”) approved by a separate order of the Bank.

The Bank’s branches shall use the Bank’s Chart of Accounts. The branches shall not be allowed to use any accounts that are not included in the Bank’s Chart.

In the Bank’s Chart of Accounts, the balance sheet secondary accounts shall be determined as only asset or only liability accounts, or without account determination. The Bank’s daily balance sheet shall not have any balances on accounts without account determination in the Bank’s Chart of Accounts as of the end of the day.

2.4. The primary accounting documents confirming the fact of operation performance shall serve as bases for making records in the accounting ledgers.

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When accounting operations are carried out, the debit and credit amounts are automatically recorded in the ledger accounts and in all the related registers.

2.5. The forms of specific primary accounting records based on the balance sheet items and the unified forms for accounting of tangible assets, works performed (services rendered) in the course of the Bank’s business operations and capital construction works shall be approved by separate orders of the Bank.

The forms of primary documents for cash operations shall be approved by Instruction “On the procedure for cash operations in JSC VTB Bank “ enacted by Order of the Bank No. 682 dated August 1, 2005.

2.6. The procedure of document flow in the Bank shall be determined by the rules of document flow established in the Bank.

2.7. The duration of transaction time in subdivisions of the Parent Organization shall be determined by order of the Bank, while branches shall determine the said time independently, based on orders of the branches.

Transaction time shall mean the period of time within the working day established by the Bank for rendering services to customers (legal entities and individuals).

Transaction day shall mean a period of time within the working day including transaction time and the time for recording the daily operations, taking into account the Bank’s processing of the last tour of payments received in rubles and the nostro account statements.

Working days shall mean calendar days, except for days off and holidays established by the federal laws, as well as days off transferred to working days by resolution of the Russian Federation Government. On the territory of certain constituent entities of the Russian Federation days off and holidays established by the said entities shall be added to the days off and holidays established by the federal laws.

2.8. Settlement documents, including those regarding transfer (write-off, crediting) of funds accepted from customers during the transaction time, shall be drawn up and recorded in the accounts on the very same day, unless otherwise provided by the contract signed between the Bank and its customer. The funds that have been written off the customers’ accounts according to their instructions and that are to be transferred as intended on the dates other than the dates of making entries in the customers’ accounts (considering the dates of payment transfer, currency valuation, document acceptance for out-of-town settlements by branches of the Bank of Russia etc.) shall be recorded in the appropriate outstanding accounts until the date of funds transfer.

2.9. Opening and closing of ledger accounts shall be recorded in Current Accounts Register.

Current Accounts Registers shall be kept in the structural subdivisions of the Bank’s Parent Organization if their activities include opening, maintenance and closing of ledger accounts, as well as in the Bank’s branches, their supplementary and transaction offices.

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Several Current Accounts Registers may be kept, with mandatory continuous numbering of each sheet in all the Registers.

Current Accounts Register shall be kept in electronic format, with application of certain measures for information protection from unauthorized access. Separate sheets shall be opened in the Current Accounts Register for each secondary account number and name.  On the 1st day of each year following the reporting one, the Current Accounts Register shall be printed out and shall include the accounts current as of January 1st.

The sheets of the Current Accounts Register shall be compared to the list of opened and closed accounts and then stitched, numbered, bound, sealed and signed in the Parent Organization — by the manager and the authorized accountant of the corresponding structural subdivision / supplementary office, by the manager/assistant manager and the chief accountant/assistant chief accountant of a branch.

The Current Accounts Registers formed in structural subdivisions of the Parent Organization shall be signed and then sent to the Bank’s Central Accounting Department.

During the year, the electronic Current Accounts Register may be printed out upon specific requests.

The lists of open and closed ledger accounts shall be made, printed out and filed in a separate record on a daily basis and shall be stored in the corresponding structural subdivision of the Parent Organization and in the Bank’s branches.

2.10. Formation of accounting registers, the procedure and frequency of their printouts, and the procedure for forming daily accounting records shall be subject to Regulation “On the procedure for reconciliation of analytical and synthetic accounting data and formation of daily accounting records with respect to balance sheet and off-balance sheet accounts, custody accounts, futures transaction accounts in JSC VTB Bank “ enacted by Order of the Bank No. 588 dated September 6, 2002.

2.11. Ledger accounts with respect to customer and correspondent accounts shall be software-based and shall be formed after the transaction day is over.

2.12. Ledger accounts shall be printed out as operations are conducted.

2.13. Statements of customer accounts shall be printed out:

for accounts of legal entities, including banks (if SWIFT/Telex system is not available in the banks), - as the operations are conducted on the account;

for accounts of individuals — upon the customer’s request;

for accounts of bank card settlements — according to the card account agreement.

2.14. Statements of ledger accounts of correspondent banks (if SWIFT/Telex system is available in the banks) and of the Bank’s branches shall not be printed out, but sent via the

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SWIFT/Telex system on the following working day after an operation was conducted with respect to an account.

2.15. The list of balances for placed (raised) funds (according to the form set out in Annex 7 to the Rules) shall be formed on a daily basis and shall be printed out as necessary, but at least once per month, as of the first day of the month following the reporting one.

2.16. As necessary, the structural subdivisions of the Parent Organization and the branches shall print out the lists of balances (according to the form set out in Annex 6 to the Rules) broken down by primary accounts, secondary accounts and ledger accounts.

2.17. The list of balances (according to the form set out in Annex 6 to the Rules) for balance sheet and off-balance sheet accounts, accounts of Chapter D “Futures transactions” and Chapter E, primary accounts, secondary accounts and ledger accounts of the Parent Organization and branches shall be printed out annually as of January 1st.

2.18. Synthetic accounting registers for the Parent Organization, for each branch and for the Bank in general shall be formed and printed out on a daily basis according to Regulation “On the procedure for reconciliation of analytical and synthetic accounting data and formation of daily accounting records with respect to balance sheet and off-balance sheet accounts, custody accounts, futures transaction accounts in JSC VTB Bank “ enacted by Order of the Bank No. 588 dated September 6, 2002.

2.19. The Bank shall store the primary accounting records, accounting registers and reports according to the procedure established by the Bank’s normative acts.

If the appropriate software is available, accounting records shall be stored as electronic databases (files, directories) formed using computing devices, ensuring the possibility for printing out of hard copies of accounting records based on the established forms.

If records are transferred to archives, they shall be drawn up in compliance with the requirements set out in the “Instruction on records management in JSC Vneshtorgbank” enacted by Order of the Bank No. 320 dated October 30, 2000.

2.20. The procedure for storage of agreements on credit, leasing and renting operations shall be determined in the “Rules on storage in the vaults of the Parent Organization and branches of JSC Vneshtorgbank of the original counterparts of credit agreements and related contracts signed with individuals” enacted by Order of the Bank No. 945 dated December 25, 2002 and in Instruction “On the procedure for recording and storage of the original counterparts of contracts and agreements in the Parent Organization of Vneshtorgbank” enacted by Order of the Bank No. 169 dated March 28, 2001.

3. ACCOUNTING OF BUSINESS OPERATIONS

This section shall determine the procedure for accounting of business operations. In accounting of business operations, the Bank shall be governed by the normative acts of the Bank of Russia. If no normative acts of the Bank of Russia are available with respect to a

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specific issue of organization and maintenance of business operations accounting, the Bank shall be governed by the main principles set out in the documents of the Russian Federation Ministry of Finance and the Tax Code of the Russian Federation.

The acquired property (including fixed assets and intangible assets), works and services shall be recorded in the accounts at their acquisition cost, excluding the amount of VAT paid at acquisition, which amount shall be referred to expenses according to paragraph 5, Article 170 of the Russian Federation Tax Code.

3.1. Fixed Assets and Intangible Assets

3.1.1. Fixed Assets include the property which has a useful life of over 12 months, is beneficially owned by the Bank and used by the Bank as the facilities for rendering services, organizational management and in cases stipulated by sanitary-hygienic, technical-operational and other special technical norms and requirements. ), as well as land plots owned by the Bank and capital investments in leased buildings, structures and other fixed assets, if, according to the lease terms, the said capital investments are owned by the Bank.

Fixed assets shall also include:

•      capital investments in leased fixed assets, if, according to the lease terms, the said capital investments are owned by the lessee;

•      land plots owned by the Bank.

3.1.2. Facilities valued under 20,000 rubles (VAT excluded), irrespective of their useful life, shall not be recorded as fixed assets.

3.1.3. Alarm and telecommunication facilities (not included in the cost of the building during construction) shall be recorded as fixed assets or inventories, depending on their cost.

3.1.4 Fixed assets shall be accounted for at their initial cost in rubles at the moment of their purchase or other acquisition, unless otherwise provided by the normative acts of the Bank of Russia and by other normative and legal acts of the Russian Federation.

The initial cost of the property acquired for a fee, including used property, shall mean the amount of actual costs of construction (building), making (production), acquisition, delivery and finishing-up of property so that it is fit for use.

The actual costs of construction (building), making (production), acquisition, delivery and finishing-up of property so that it is fit for use shall include:

•      amounts paid under the contract to the supplier (seller) and the amounts paid for delivery and storage of property (directly related to acquisition) and for finishing-up of property so that it is fit for use;

•      amounts paid for works under construction contract and other contracts (including amounts paid for preparation of design and estimate documentation, for mounting, assembly and installation);

•      amounts paid for information and consulting services (including those provided by realtors) connected to acquisition of property;

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•      excise duties;

•      customs duties, customs fees and other charges and payments directly related to acquisition of property;

•      fees paid to brokerage organizations (other persons) through which the property has been acquired;

•      representation (in full) and travel (within the limits set by the laws) expenses directly related to acquisition of property;

•      expenses on certification or valuation of property (including the materials used in creation of property) carried out in connection with the acquisition, construction (building), making (production) of the property;

•      other costs directly related to acquisition, construction (building), making (production) of the property.

The initial cost of property received as contributions to the Bank’s authorized capital shall constitute the monetary value of the said property agreed by the founders (shareholders) and determined according to the procedure set out in the Bank’s Charter. The Bank’s expenses on delivery of items and their finishing-up so that they are fit for use shall be referred to increase in the initial cost of items.

The initial cost of property received under a gift contract or in other cases of free acquisition as well as under contracts stipulating discharge of obligations (payment) in non-monetary resources shall constitute the market price of the property determined according to provisions of Article 40 of the Russian Federation Tax Code as of the date when the said fixed assets are recorded in the accounts. The expenses on delivery of the said fixed assets and their finishing-up so that they are fit for use shall be referred to an increase in their value.

The initial cost of property that had been leased and then bought out from the landlord shall mean the purchase price stipulated by the rent (leasing) contract and the act of transfer and acceptance, or the price under the act of transfer and acceptance in accordance with the landlord’s balance sheet value of the facility (if the contract does not specify the purchase price).

3.1.5. The property acquired as a result of transactions under settlement or pledge agreements before the Bank makes a decision as to disposal of the said property or its use in own activities shall be accounted for at acquisition price, including VAT paid, on account No. 61011 “Non-current inventories”.

When non-current inventories are directed for use in own activities, their cost shall be determined taking into account their market value determined according to provisions of Article 40 of the Russian Federation Tax Code. The difference between the balance sheet cost of non-current inventories and their market value shall be recorded in the Bank’s income and expense accounts.

3.1.6. Fixed assets shall be accounted for in rubles (rounded only upward). Each unit of fixed assets shall be rounded separately. The rounded amount in kopecks shall be referred to a separate ledger account of the Bank’s income.

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3.1.7. Changes in the initial cost of fixed assets are allowed in cases of extension, further equipping, reconstruction, technical upgrading, modernization, revaluation or partial liquidation of the appropriate items.

The expenses on extension, further equipping, modernization, reconstruction and technical upgrading of a fixed asset, immediately after the above works are completed, shall increase the initial cost of the asset if the above works increase (improve) the initially approved normative performance indices for the fixed asset (its useful life, capacity, quality of use, etc.).

In case of replacement of certain parts of equipment, vehicles and other fixed assets which accompanies modernization or technical upgrading and which does not result in an improvement (increase) of the initially approved normative performance indices for the fixed asset, the cost of works performed and spare parts installed shall be written off to repair expenses.

In case of improvement (increase) of the initially approved normative performance indices for the fixed asset due to replacement of certain parts which accompanies modernization or technical upgrading, the cost of asset shall increase by the cost of the new spare part and the replacement works. In this case, the old spare part fit for future use shall be posted to account No. 610 at the price of possible use (realization) determined by an independent appraiser or by the Bank’s specialists on property valuation, in correspondence to income account No. 70601 (symbol 16306).

Replacement of the inoperable (broken) component of equipment, vehicles and other fixed assets shall always constitute repairs of the said items, that is why the costs arising, irrespective of the changes in the initially approved normative performance indices, shall be recorded as fixed assets repair expenses.

During further equipping of fixed assets, the new parts shall be accounted for in the following order:

•     as separate items, if the initially approved normative performance indices for the fixed asset do not improve (increase) (for instance, alarm system installed on a car);

•     as increase in the asset’s value (along with other expenses on further equipping) if the initially approved normative performance indices for the asset improve (increase).

3.1.8. The Bank shall revaluate real estate property according to the Russian Federation laws and by resolution of the Bank’s management (but not more frequently than once a year, as of January 1 of the year following the reporting one) at its current (replacement) cost by means of direct recalculation based on the market prices confirmed documentarily by an independent appraiser organization and additional calculation of amortization using the recalculation factor.

If a decision is made to revaluate certain groups of similar assets, subsequently the said assets shall be revalued on a regular basis so that their value in the accounting records and reports shall not differ materially from their current (replacement) cost.

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Certain groups of similar fixed assets, including those recorded in the balance sheets of the Bank’s branches, shall be revaluated in the balance sheet of the Bank’s Parent Organization and in the balance sheets of branches; the said revaluation shall be recorded as a PBSDE.

In case of retirement or disposal of fixed assets in the Parent Organization, the revaluation amount shall be transferred to a separate ledger account of balance sheet account No. 10801 “Undistributed Profit”. In case of retirement or disposal of fixed assets held by the branch, the revaluation amount shall be transferred by the branch to the Parent Organization, to a separate ledger account of balance sheet account No. 10801 “Undistributed Profit” through accounts for inter-branch settlements with respect to own operations.

Land plots and environmental facilities (water, subsoil and other nature resources) shall not be subject to revaluation.

3.1.9. Intangible assets include acquired and/or created by the Bank results of intellectual activity and other intellectual property items (exclusive rights to the above) used in performance of works, provision of services or for administration purposes for a long time (over 12 months), irrespective of their cost.

For an item to be recognized as an intangible asset for accounting purposes, all of the following conditions must be met:

the item must be capable of bringing economic benefits (income);

duly executed documents must be available confirming the existence of the intangible asset and/or the owner’s exclusive right to the results of intellectual activity or the means of individualization - patents, certificates, other protective documents, agreement on assignment (acquisition) of patent or trademark;

availability of documents confirming transfer of exclusive right without a contract;

restriction of access by other persons to the said economic benefits (hereinafter —control over the item);

the possibility of item separation from other assets (asset identification);

lack of tangible physical form of the item;

initial cost of the item can be determined accurately.

In particular, intangible assets include the following:

exclusive right of the patent holder to the invention, industrial sample, useful model;

exclusive right of the author and other right holder to use computer software, database etc.;

exclusive right to trademark or service mark.

Intangible assets shall be accounted for at their initial cost, determined as follows:

for items acquired for a fee — based on the actual expenses on acquisition of items and their bringing into serviceable condition, excluding VAT;

for items received free of charge — at the market price of the intangible asset determined according to the provisions of Article 40 of the Russian Federation Tax Code as of the date when intangible assets are recorded in accounts. The expenses on delivery of the above assets and their finishing-up so that they are fit for use shall be referred to increase in their cost;

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for items created using own resources — based on the actual production costs accounted for as expenses, excluding VAT and other taxes.

The initial cost of intangible assets at which they are recorded in the accounts shall not be subject to change, except for cases stipulated by the Russian Federation laws and by the Rules.

3.1.10. If a fixed or intangible asset is acquired, the date when the ownership right to the said asset is transferred to the Bank shall be considered the accounting recognition date for the said asset.

In case real estate property is subject to state registration, the said asset shall be recognized in the accounts only if the transfer of documents for state registration of rights to the said real estate and transactions with it is confirmed.

The date of the Bank’s acquisition of fixed assets based on ownership right or operational management shall be determined according to the transfer and acceptance acts, acceptance consignment notes, documents confirming the filing of documents for state registration or other documents set out by the Russian Federation laws or agreements.

3.1.11. Fixed and intangible assets valued in foreign currency during acquisition (including costs of their acquisition, construction, production and replacement) shall be valued in rubles by means of converting the foreign currency using the exchange rate set by the Bank of Russia as of the date of asset recognition by the Bank, with the said date determined according to the documents listed in paragraph 3.1.5 of the Accounting Policy.

3.1.12. The property (works, services) which was acquired under a contract with application of embedded derivatives inseparable from the main contract (hereinafter — IED) and which had been fully paid for in the Russian Federation currency shall be recorded in the accounts in the amount of the payment made in the Russian Federation currency.

In case of full or partial advance delivery (within the framework of the contract) of property (works, services) under IED contract, the cost of the property (works, services) acquired in the Russian Federation currency shall be determined as the total of advance payments in RF currency recorded on account No. 60312 or No. 60314 and the accounts payable in the Russian Federation currency, calculated according to IED as of the date of property delivery (acceptance of works or services).

3.1.13. Fixed and intangible assets shall be accounted for in the Bank according to Instruction “On the procedure of fixed assets, intangible assets and inventories accounting” enacted by Order of the Bank No. 692 dated August 7, 2003.

3.1.14. Analytical accounting of fixed and intangible assets shall be carried out within special software according to the procedure set out in paragraph 2.2 of the Accounting Policy broken down by inventory items.

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An inventory item of fixed assets shall mean an item with all the fixtures and fittings, or a separate structurally autonomous item designated to perform specific independent functions, or an autonomous set of structurally interconnected objects constituting a unified whole and designated to perform certain work. Each object included in the set can function only as part of the set, not independently.

If an item has several parts with various useful lives, each part shall be accounted for as an independent inventory item. Replacement of each part shall be recorded as retirement and acquisition of an independent inventory item.

3.2. Procedure for accrual of amortization of fixed and intangible assets

3.2.1. The costs of fixed assets and intangible assets with a certain useful life shall be redeemed by accrual, using straight-line method, of amortization charges and their writing-off as the Bank’s expenses within the standard useful life of assets.

3.2.2. The useful life of fixed assets received prior to January 1, 2002 shall be determined according to “Uniform norms of amortization charges for complete recovery of fixed assets of the USSR economy”, approved by Decree No. 1072 of the Council of Ministers of the USSR dated October 22, 1990.

3.2.3. The useful life of fixed assets received from January 1, 2002 to January 1, 2004 shall be determined according to “Classification of fixed assets included in amortization groups” (hereinafter — the “Classification”) approved by Decree No. 1 of the Russian Federation Government “On classification of fixed assets included in amortization groups” dated January 1, 2002. The useful life shall be determined when the facility is put into operation and shall be based on the maximum useful life for the corresponding amortization group.

3.2.4. The useful life of fixed assets received after January 1, 2004 (except for real estate property) shall be determined according to the Classification. The useful life shall be determined when the facility is put into operation and shall be based on the minimum useful life for the corresponding amortization group plus one month.

With respect to fixed assets that are not mentioned in the Classification, the useful life shall be determined by the Bank according to the technical specifications and recommendations of manufacturers.

The useful life of real estate property shall be determined according to the Classification for each property item individually, based on decision of the Committee on commissioning and use of tangible assets acquired according to the procedure established in the Bank.

The useful life (amortization rate) of fixed assets that were operated by former owners shall be calculated based on the minimum (and in case the actual operating life is exceeded — based on the maximum) useful life established for the appropriate group in fixed assets Classification, less the number of months when the said property was operated by former owners.

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The period during which a fixed asset was operated by former owners shall be confirmed documentarily by the act of transfer and acceptance approved by manager of the transferring organization and by the Bank’s authorized person as well as by technical documentation for the item (technical passport of a building, vehicle registration certificate, certificate on technical condition etc.).

If the period of actual operation of the fixed asset by former owners is equal to or exceeds the maximum useful life established for the appropriate group in fixed assets Classification, or if the above-mentioned documents regarding the acquired used fixed asset are unavailable, the useful life of the said asset shall be determined by the Bank taking into account the following:

expected operating life of the asset in the Bank in accordance with the expected productivity or capacity;

expected physical depreciation;

normative, legal and other restrictions as to the use of the said asset, including the safety requirements and other factors, but no less than 13 months.

3.2.5. Amortization charges accrual shall be suspended with respect to fixed assets undergoing reconstruction and modernization (at least for 12 months) and fixed assets put into storage (at least for 3 months). If an asset is removed from storage, amortization shall accrue according to the procedure that was effective prior to putting the asset into storage. Decision on putting a facility into storage (removal from storage) shall be executed as order of the Bank’s Parent Organization (branch).

3.2.6. With respect to reconstructed or modernized fixed assets whose residual value is equal to zero and whose useful life has expired, amortization shall accrue based on the reconstruction/modernization costs and the new useful life established for the given group according to the Classification and the Accounting Policy.

3.2.7. With respect to housing facilities, amortization shall not accrue for balance sheet accounts. With respect to housing facilities, depreciation shall accrue, which shall be recorded on off-balance sheet account No. 91211 “Depreciation of housing facilities and land improvement facilities”. Depreciation shall accrue according to the same procedure as amortization.

3.2.8. Amortization charges with respect to fixed and intangible assets with a specific useful life shall accrue starting from the first day of the month following the month when the said assets were put into operation.

3.2.9. With respect to revaluated fixed assets, amortization shall accrue starting from January 1st of the reporting year, based on the replacement cost of assets and taking into account the revaluation carried out.

3.2.10. With respect to retired fixed assets, amortization accrual shall cease starting from the first day of the month following the month when the retirement took place.

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3.2.11. Amortization charges shall accrue until full redemption of the cost of asset, or until the asset is written off the Bank’s balance sheet.

With respect to intangible assets amortization accrual shall cease starting from the first day of the month following the month when the decision was made to sell the intangible asset.

3.2.13. With respect to intangible assets, amortization shall accrue according to the rates calculated by the Bank based on the initial cost and useful life of the corresponding intangible asset.

Unless otherwise set out in the Accounting Policy, the estimated useful life of an intangible asset shall serve as the basis for establishing the amortization rates.

The useful life of such intangible assets as rights of use, patents etc. may be equal to the validity periods of the said assets determined by the agreements.

If no information on the useful life of intangible assets is provided in the primary documents, the useful life shall be determined according to the technical specifications and recommendations of the manufacturers with a view to a ten-year period, but no longer than the period of the Bank’s activity, and shall be approved by the committees on commissioning of facilities, with the membership of such committees approved by order of the Bank.

The Bank shall annually check whether the useful life of intangible assets needs adjustment. In case the period of asset use by the Bank changes significantly, the useful life shall be adjusted based on the expert opinion of specialists. The useful life of an asset may be changed starting from January 1 of the year following the year when a decision to adjust the useful life was made.

3.2.14. Intangible assets whose useful life cannot be determined reliably shall be considered intangible assets with undetermined useful life. No amortization shall accrue with respect to intangible assets with undetermined useful life that were recorded in the accounts starting from January 1, 2009.

With respect to intangible assets with undetermined useful life, the Bank shall annually review the factors confirming the impossibility to determine reliably the useful life of the said assets. If the said factors cease, the Bank shall determine the useful life and the amortization mode. The intangible asset’s useful life and amortization mode shall be applied starting from January 1 of the year following the year when the decision was adopted to set the useful life and to accrue amortization.

3.2.15. During the reporting year, the amortization charges with respect to fixed and intangible assets shall accrue on a monthly basis and shall be equal to 1/12 of the annual amount.

3.2.16. The maximum amount of amortization accrued shall be equal to the balance sheet value of a facility/item (or the replacement cost, if the facility has been revalued).

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3.3. Procedure for accounting of capital investment costs

3.3.1. Capital investments include the costs of construction (building), making (production) and acquisition of fixed and intangible assets as well as the costs of extension, further equipping, modernization, reconstruction and technical upgrading of fixed assets.

3.3.2. Prior to commissioning, the capital investment facilities shall not be included as part of fixed assets and intangible assets. The costs related to the above facilities, VAT excluding, shall be recorded as capital investments on account No. 60701 “Investments in construction (building), making (production) and acquisition of fixed assets and intangible assets”.

3.3.3. The commissioning acts for completed facilities shall specify the value characteristics for each fixed or intangible asset entered in the books, or the amounts of increased value for a fixed asset that was entered in the books earlier, but has been reconstructed, modernized, rebuilt etc.

3.3.4. Capital investments shall be accounted for in the Bank according to Instruction “On the procedure of fixed assets, intangible assets and inventories accounting” enacted by Order of the Bank No. 692 dated August 7, 2003, Regulation “Accounting of capital investments related to construction, reconstruction and modernization of fixed assets. Accounting of costs related to capital repairs” enacted by Order of the Bank No. 796 dated September 27, 2004.

3.3.5. Analytical accounting of capital investments shall be carried out in separate software (for each fixed assets item) according to the procedure set out in paragraph 2.2 of the Accounting Policy.

3.3.6. Capital investments related to permanent improvements of leased property shall be recorded, until the facility commissioning, on the Bank’s balance sheet account No. 607 “Investments in building (construction), making (production) and acquisition of fixed assets and intangible assets” on separate ledger accounts opened for each facility.

3.3.7. If under the terms of lease contract the capital investments in leased fixed assets do not constitute the Bank’s property and are not subject to compensation by the landlord, following completion of capital works and based on the commissioning act, the costs shall be written off:

as deferred expenses, if the amount of capital investment costs exceeds 5,000,000 rubles, with subsequent staged writing-off within the lease contract term;

non-recurrently, as the Bank’s expenses, if the amount of capital investment costs does not exceed 5,000,000 rubles.

3.4. Accounting of inventories

3.4.1. The following tangible assets (except for those recorded as fixed assets) used for provision of services, for administrative, business and social needs shall be recorded as inventories:

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items valued at no more than 20,000 rubles (VAT excluded) per unit as of their acquisition dates, irrespective of their useful lives;

items with a useful life of up to one year, irrespective of their value;

spare parts;

materials;

special clothing and footwear;

fixtures and fittings;

stationery;

publications;

non-current inventories;

returnable containers.

3.4.2. Inventories shall be referred to this or that kind depending on their use and technical features, according to the Russian Federation laws and the Bank’s Chart of Accounts.

Non-current inventories shall include the property acquired by the Bank as a result of transactions based on settlement or pledge agreements before the Bank adopts a decision as to disposal of the said property or its use in own activities.

3.4.3. Inventories shall be accounted for at their actual value determined based on the actual acquisition costs, excluding VAT paid to suppliers.

Returnable containers shall be accounted for based on their collateral value.

3.4.4. Inventories valued in foreign currency shall be valued in rubles by means of converting the foreign currency amount using the exchange rate set by the Bank of Russia as of the date of the document on which asset recognition in the accounts is based.

3.4.5. The inventories received by the Bank shall be taken on charge in the warehouse and shall be recorded on the corresponding inventory accounts.

The inventories which have been obtained during disassembly of reconstructed facilities and which are fit for further use or disposal shall also be taken on charge in the warehouse and recorded in the accounts. The inventories which have been obtained during disassembly of reconstructed facilities and which are fit for further use or disposal shall be valued based on the market value, determined according to Article 40 of the Russian Federation Tax Code, with the valuation performed by the initiating subdivision.

Tangible assets shall be taken on charge, transferred for operation or written off based on the acts executed, signed and approved according to the procedure established in the Bank.

3.4.6. Inventories (except for non-current ones) shall be written off as the Bank’s expenses according to the following procedure:

publications, including periodicals and reference books, - based on the Act of handing over for operation, irrespective of the cost;

stationery — based on material requisitions submitted to the warehouse by the Bank’s subdivisions, irrespective of the cost;

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equipment, computers, office machines, video and audio devices, furniture, special banking equipment valued below the established norm for fixed assets (VAT excluded) — based on duly executed Commissioning Acts;

other inventories that are not mentioned above — based on duly executed Commissioning Acts or Acts for consumables/inventories write-off, or Acts on issue of advertising and souvenir products.

3.4.7. Inventories valued from 1,001 to 20,000 rubles (inclusive) per unit (VAT excluded) commissioned based on Commissioning Acts shall be accounted for as off-system, broken down by separate items and materially responsible persons. The said inventories shall be written off the off-system records based on Write-Off Acts due to unsuitability for further operation because of defects, loss of commercial qualities etc.

3.4.8. Similar (identical) inventories acquired at different prices and written-off at commissioning shall be valued at their unit prices.

3.4.9. Property shall be written off the non-current inventories account only if the said property is disposed of, or if a decision has been made to allocate the property acquired under settlement or pledge agreements for use in own activities. Fixed and intangible assets allocated for use in own activities shall be accounted for as operations involving building (construction), making (production) of fixed and intangible assets; inventories shall be transferred to the accounts according to their characteristics.

3.4.10. Inventories shall be accounted for in the Bank according to Instruction “On the procedure of fixed assets, intangible assets and inventories accounting” enacted by Order of the Bank No. 692 dated August 7, 2003.

3.5. Accounting of deferred income and expenses

3.5.1. Ledger accounts for deferred income and loss from business operations shall be opened on balance sheet accounts No. 61304 and No. 61403, accordingly, taking into account the following.

If the amounts are referred to deferred income (expense) accounts, a calendar year shall constitute a reporting period. For recording the amounts referred to the current reporting period on deferred income (expense) accounts, a calendar month shall be set as the time interval for the purpose of uniform recording of the said amounts in the income (expense) accounts of the current reporting period.

Analytical records shall be maintained broken down by each Contract.

3.5.2. Deferred income shall include lump sums received for works and services in the current period (its current time interval) but referring to the future period and (or) subsequent time intervals of the current reporting period:

received rent payments;

received lease payments;

amounts for information and consulting services;

other similar proceeds.

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The said amounts shall be evenly recorded as the Bank’s income, no later than the last working day of each time interval (i.e., each calendar month) within the period to which they refer. In this case, no additional primary supporting documents confirming the fact of income receipt shall be required.

3.5.3. Deferred expenses shall include lump sums paid for works and services in the current period (its current time interval) but referring to the future period and (or) subsequent time intervals of the current reporting period:

amounts paid for subscription to periodicals;

expenses on information and consulting services;

advertising expenses;

rent amounts (lease payments) for property leased (received for leasing) by the Bank;

subscription fees for use of telephone, telecommunication and other communication channels;

amounts of insurance premiums (contributions) paid under insurance agreements with the duration of several calendar months;

capital investments in property leased (received for leasing) which are not owned by the Bank-lessee and are not subject to compensation by the landlord, if the said amounts meet the conditions set out in paragraph 3.3.7 of this section;

expenses on support (including modification, update) of software products (databases) for which the Bank holds exclusive rights of use;

expenses on acquisition of licenses (except for perpetual licenses);

fees paid under license (sublicense) agreements for the right to use the results of intellectual activity and other intellectual property;

other similar lump payments made for works and services in the current period (its current time interval) but referring to the future periods and (or) subsequent time intervals of the current reporting period.

The said amounts shall be evenly recorded as the Bank’s expenses, no later than the last working day of each time interval (i.e., each calendar month) within the period to which they refer. In this case, no additional primary supporting documents confirming the fact of expenses incurred shall be required.

Expenses on software products, software product licenses and software databases which the Bank acquires but holds no exclusive rights to shall be recorded as deferred expenses based on commissioning act, with subsequent staged writing-off as the Bank’s expenses within the useful life and taking into account the principle of evenness, provided the contract terms allow to determine the said useful life.

If the contract terms do not allow to determine the useful life of a software product, the expenses shall be recognized evenly within the expected useful life set by the Committee on facility commissioning starting from the commissioning date.

Software products, licenses for specific types of the Bank’s activity, for the rights to use software products, databases for software products etc. which are no longer used and for which the Bank does not hold exclusive rights, shall be written off at residual value according to the Act for termination of use executed in optional form by the subdivision

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responsible for operation of the said software products, databases etc., irrespective of the remaining useful life.

3.5.4. The VAT amounts with respect to software products and databases, for which the Bank does not hold exclusive rights, shall be written off as the Bank’s non-recurrent expense as of the date of signing the commissioning act.

3.5.5. Deferred income and expenses received or paid by the Bank in foreign currencies shall be recorded on the appropriate foreign currency accounts No. 61304, 61403 as well as on income and expense accounts in ruble equivalent based on the official exchange rate set by the Bank of Russia as of the date of writing-off (recognition on income or expense accounts).

3.6 Settlements with the budget on taxes and levies

3.6.1. According to Article 19 of the Russian Federation Tax Code, branches shall discharge the Bank’s liabilities with respect to taxes and levies at their respective locations, except for VAT and organizations profit tax, which shall be paid to the federal budget.

3.6.2. For the purpose of recording the amounts of accrued taxes and levies (including the state duty and the insurance contributions to mandatory pension insurance fund) and making settlements with the budget and extra-budgetary funds, the Bank’s authorized persons shall open ledger accounts for each tax and levy on balance sheet accounts No. 60301 and No. 60302 in the balance sheet of the Bank’s Parent Organization.

3.6.3. Authorized persons shall open ledger accounts for settlements with the budget and extra-budgetary funds for each tax and levy (except for VAT and organizations profit tax) on balance sheet accounts No. 60301 and No. 60302 in the balance sheets of the Bank’s branches.

The accrued taxes and levies paid by the branches shall be recorded on expense account No. 70606 (symbols 26102, 26411) in the balance sheets of the Bank’s branches.

3.6.4. Ledger accounts shall be closed if changes are introduced in the Russian Federation Tax Code and other normative legal acts.

3.6.5. Settlements with the budget with respect to organizations profit tax

3.6.5.1. Organizations profit tax shall accrue for the Bank in general. Organizations profit tax shall be calculated and paid by monthly advance payments adjusted for the actual result based on the quarterly calculations on accrued total basis beginning from the year start (advance payment settlements). The amount of tax accrued as due to the budget shall be recorded during the reporting year on account No. 70611 “Profit tax”, and during the PBSDE period — on account No. 70711 “Profit tax” in correspondence to account No. 60301 “Settlements on taxes and levies” in the balance sheet of the Bank’s Parent Organization.

Settlements involving advance payments to the federal budget and the tax amounts accrued based on the results of the tax period shall be recorded in the balance sheet of the Bank’s Parent Organization.

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Settlements involving advance payments and the tax amounts accrued based on the results of the tax period and due to the revenue side of the budgets in the constituent entities of the Russian Federation shall be recorded in the balance sheets of the Bank’s Parent Organization and its branches.

3.6.5.2. Settlements between the Bank’s Parent Organization and its branches with respect to organizations profit tax shall be performed using accounts for settlements with branches No. 30301 and 30302 “Settlements with branches located in the Russian Federation” regarding own operations in correspondence to the accounts for settlements on taxes and levies opened in the balance sheet of the Bank’s Parent Organization, and to cash accounts opened in the balance sheets of branches.

3.6.5.3. When the Bank receives income from a source located outside the Russian Federation in a state that has an inter-governmental Double Taxation Treaty signed with the RF, the amount of tax withheld from the Bank’s income by the income source, based on the documents confirming income tax payment by the Bank on the territory of the said state, shall be recorded on expense account No. 70606, income statement symbol 26411.

3.6.5.4. Tax on income received by foreign organizations from sources in the Russian Federation shall be calculated and withheld by the Bank’s Parent Organization and branches during each payment of income in the currency of income payment. The amounts of taxes withheld from income of foreign organizations shall be transferred by the Bank to the federal budget in the Russian Federation currency based on the official exchange rate set for the currency by the Bank of Russia as of the date of tax transfer, along with payment of income.

3.6.5.5. Settlements with the federal budget with respect to payment of tax on income received by foreign organizations from sources in the Russian Federation shall be recorded in the balance sheet of the Bank’s Parent Organization.

Settlements between branches and the Bank’s Parent Organization regarding accrual and withholding of tax on income received by foreign organizations from sources in the Russian Federation shall be made using accounts for settlements with branches No. 30301 and 30302 “Settlements with branches located in the Russian Federation” regarding own operations in correspondence to the accounts for settlements with foreign organizations opened in the balance sheets of branches and accounts for settlements on taxes and levies opened in the balance sheet of the Bank’s Parent Organization.

3.6.6. Settlements with the budget with respect to VAT

3.6.6.1. Income from operations subject to VAT and exempt from VAT shall be recorded on separate accounts in the Bank’s balance sheet.

The amount of VAT received by the Bank’s Parent Organization and its branches shall be paid to the budget in full according to paragraph 5, Article 170 of the Russian Federation Tax Code.

VAT payments to the budget shall be made in a centralized manner for the Bank in general (including its separate subdivisions) at the location of the Bank’s Parent Organization.

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3.6.6.2. Received VAT shall be recorded on balance sheet account No. 60309 “VAT received”.

Balances on accounts of VAT received recorded in the balance sheets of the Bank’s branches shall be transferred to the balance sheet of the Bank’s Parent Organization based on accounts for inter-branch settlements on own operations on a monthly basis, no later than the 10th day of the month following the reporting one.

3.6.6.3. VAT amounts paid during acquisition of property (including fixed and intangible assets), property rights, works and services shall be recorded on balance sheet account No. 60310 “VAT paid”.

Amounts of VAT paid shall be recorded on account No. 60310 in correspondence to accounts for settlements with suppliers (customers, contractors) at the moment the received tangible assets are recognized in accounts or works performed (services rendered) are accepted.

The actual amounts of VAT paid shall be shall be recorded on expense account No. 70606 (symbol 26411) upon receipt of the Supporting Documents (transfer and acceptance acts, consignment notes and waybills) and the duly executed invoice from the Counterparty-supplier according to the following procedure:

for fixed and intangible assets — non-recurrently, in full, after the said items are put into operation;

for inventories — as they are put into operation, used or retired;

for works performed and services rendered, the costs of which do not constitute capital expenses — as the cost of services rendered and works performed are written off as expenses, except for cases of expense recognition on deferred expense accounts according to the procedure set by paragraph 3.5.4 of this Accounting Policy.

3.7. Procedure for property allocation to branches

3.7.1. Property (fixed assets, inventories, intangible assets) recorded on the appropriate balance sheet accounts shall be transferred by the Bank’s Parent Organization to balance sheets of branches based on the Bank’s administrative documents.

Receivables for acquired fixed assets, intangible assets and inventories may be transferred to balance sheets of branches without execution of an administrative document by the Bank, based on a contract with the supplier or an act of transfer and acceptance.

Transfer and acceptance of fixed and intangible assets shall be executed as a corresponding act, where a separate act of transfer and acceptance shall be drawn up for each property item transferred. A single transfer and acceptance act may be executed for a group of similar fixed assets with the same features and accounting parameters.

In case of inventories transfer, a general act may be executed by materially responsible officials of the receiving and the transferring parties specifying the information with respect to each item transferred. The act on transfer and acceptance of tangible assets shall be

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approved by the Bank’s President-Chairman of the Board, or by any other authorized official of the Bank.

3.7.2. Operations involving transfer and acceptance of property shall be recorded in due order on accounts of  inter-branch settlements with respect to own operations, based on the act of transfer and acceptance and the transfer notice signed by the branch according to the Rules of the Bank’s settlement system.

3.7.3. Property transferred from a branch balance sheet to the Parent Organization’s balance sheet shall be transferred according to the same procedure as above.

3.7.4. Property (fixed assets, inventories, intangible assets) paid for by the Parent Organization for the newly opened branches shall be transferred to the balance sheet of the Bank’s branch based on property transfer and acceptance acts and the Act of settlements reconciliation. The said Act shall be signed by the Bank’s Chief Accountant (Chief Accountant Deputy) and by Manager of the branch, and shall be approved by the Bank’s authorized official.

Settlements shall be reconciled based on the primary documents (contracts, invoices, consignment notes, acts of transfer and acceptance etc.) which shall be stored at the Bank’s Parent Organization.

3.8. Inventory counts procedure. Procedure for property writing-off and disposal

3.8.1. For the purpose of ensuring the accuracy of accounting data, the timely and high-quality preparation of the annual report, based on the Bank’s order, the Bank shall perform inventory counts of property, settlements on claims and liabilities with respect to banking operations and transactions, claims and liabilities with respect to futures transactions, settlements with debtors and creditors.

Inventory counts shall be performed to detect the actual availability of property and the non-recorded items subject to taxation; to compare the actually available property with the accounting data; to check the completeness of liabilities recording in the accounts.

3.8.2. Inventory counts of property, financial liabilities, payables and receivables shall be carried out annually, prior to preparation of the annual accounting report. The procedure and terms of inventory counts shall be determined by the Bank’s order, based on which the Bank’s branches issue the appropriate administrative documents.

Besides, inventory counts shall be performed in the following cases:

if the Bank’s property is leased (in case of purchase or sale the inventory count of transferred, purchase or sold tangible assets shall be performed);

if the officials responsible for safe-keeping of tangible assets change their positions (inventory count shall be performed on the day of assets transfer and acceptance);

if facts of theft, abuse or impairment of assets have been detected;

in case of a fire or a natural disaster;

if the Bank or its branches are reorganized or liquidated;

by resolution of the Bank’s management.

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Inventory counts of specific types of assets shall be performed with the periodicity stipulated by the Bank’s normative acts.

3.8.3. Inspections of valuables in the cash vaults and cash desks of the Bank shall be performed according to Instruction “On the procedure of cash operations in JSC VTB Bank” enacted by Order of the Bank No. 682 dated August 1, 2005, at least once in six month and as of January 1st of each year.

Besides, inspections shall be performed in the following cases:

if the officials responsible for safekeeping of valuables change their positions (including temporary changes);

in other cases, at the discretion of the Bank’s President-Chairman of the Board (branch manager).

3.8.4. Based on inventory count results, certain steps shall be taken to reconcile the detected inconsistencies:

Surplus property shall be recognized in the reporting year, and the corresponding amounts shall be recorded on income accounts or accounts receivable (payable), if the said surpluses have been caused by accounting errors detected in the course of inventory count;

any deficiencies of property and property impaired in excess of the rates of natural loss shall be referred to the guilty persons in the amounts of deficiencies detected and in correspondence to the accounts for salary settlements with employees, for settlements with employees on accountable amounts, or to the account for settlements with other debtors.

If no guilty persons can be determined, the deficient amounts and the cost of impaired assets shall be written off as the Bank’s expenses on the date when the decision to write off the said amounts is made.

3.8.5. The fact that property is unfit for further use, or that it is impossible or inefficient to recover the said property, shall be determined by the Committee for inspection of the technical condition of inventories acting on the basis of Regulation “On the Committee for inspection of the technical condition of inventories” enacted by Order of the Bank No. 398 dated June 10, 2002.

Fixed assets and intangible assets shall be written off according to Regulation “On the Committee for review of requests by structural subdivisions and branches of JSC VTB Bank  regarding writing off the balance sheet or deregistration from off-balance sheet records of the uncollectible debts, deficiencies and losses of inventories” enacted by Order of the Bank No. 14 dated January 19, 2001.

3.8.6. The Bank may dispose of excess and unnecessary (unused) tangible assets.

Tangible assets shall be disposed of (sold) based on the following:

by resolution of the Bank’s President-Chairman of the Board, or his assistant (the resolution shall be executed as the Bank’s order). The assets shall be sold at contract price, taking into account the market value determined by an independent appraiser, charging the buyer with the taxes established by the Russian Federation laws;

by resolution of the authorized person based on the appropriate administrative document of the Bank, in case when foreign representative offices dispose of fixed assets and inventories

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located in the business premises (offices) of the foreign representative offices, with the balance sheet value of the items sold not exceeding the amounts equivalent to USD 10,000 per item. The items shall be sold at contract price, taking into account the market value determined by an independent appraiser.

4. ACCOUNTING OF OPERATIONS ON RAISING (PLACEMENT) OF MONETARY FUNDS AND THEIR REPAYMENT (REDEMPTION)

4.1. The relations between the Bank and its customers (legal entities and individuals, including banks) shall be determined by contracts and agreements concluded according to the requirements of the Civil Code of the Russian Federation (sections 42, 44, 45).

The Bank’s relations with foreign contractor banks shall be formalized according to international banking practices and international laws.

4.2. Raising (placement) of monetary funds shall be carried out by the Bank in compliance with the requirements of the Russian Federation laws, both in the Russian Federation currency and foreign currencies.

The total minimum and maximum terms for raising and placement of funds, the interest rate scale and the list of currencies in which funds are raised and placed shall be determined according to Regulation “On the procedure for setting the interest rates for raised funds and loans by Vneshtorgbank” enacted by Order of the Bank No. 148 dated March 22, 2002.

4.3. The decision on credit risk acceptance by the Bank shall be made by the Bank’s Credit Committee functioning based on Regulation “On Credit Committee of JSC VTB Bank” enacted by Order of the Bank No. 833 dated October 11, 2004, and by the Bank’s Small Credit Committee acting on the basis of Regulation “On Small Credit Committee of JSC VTB Bank” enacted by Order of the Bank No. 736 dated August 17, 2005; by the Moscow Region Credit Committee acting on the basis of Regulation “On the Moscow Region Credit Committee of JSC VTB Bank” enacted by Order of the Bank No. 113 dated February 19, 2008.

Credit committees of the Bank’s branches shall operate according to Standard Regulation on Credit Committee of the Bank’s Branch, enacted by order of the Bank.

4.4. The main procedures and order of actions by the Bank’s management bodies, subdivisions and officials in case of the Bank’s acceptance of customer credit risks (except for banks and financial institutions) shall be carried out according to the Rules on Lending to Corporate Customers by JSC Vneshtorgbank (The General Credit Procedure of JSC Vneshtorgbank) enacted by Order of the Bank No. 355 dated May 5, 2006.

4.5. Operations involving raising (placement) of monetary funds, including lending, shall be carried out according to the Bank’s normative acts.

4.6. Analytical records of funds placed (provided) on loan accounts shall be maintained for each agreement concluded (with respect to credit lines — for each tranche). If the actual dates for placement of separate parts (tranches) of the loan granted fall on the same time interval,

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the said separate parts (tranches) of the loan may be recorded on one ledger account of the corresponding secondary balance sheet account in the procedure of recording the funds placed (provided) on the above loan accounts.

4.7. With respect to loans, loan indebtedness and similar debts referred to quality categories I- III, the interest income shall be deemed certain.

4.8. Operations involving referring the interest accrued on raised (placed) funds to the Bank’s expenses (income) shall be recorded based on accrual method. Interest shall be paid (received) on the dates specified by the corresponding agreements.

4.9. If interest is accrued on agreements concluded with the Russian Federation residents, the actual number of calendar days for which the funds are raised or placed shall be taken into account. In this case, the actual number of calendar days per year — 365 or 366 — shall be taken as the basis for accrual.

Agreements concluded with foreign contractors for raising (placement) of monetary funds may specify any basis for interest accrual (360 or 365/366 days), as agreed by the parties, or may determine the laws of which party shall govern the interest accrual under the agreement. If the agreement concluded with a foreign contractor contains no basis for interest accrual, nor any reference to the governing laws in interest accrual, the interest shall accrue based on the actual number of calendar days per year — 365 or 366 days.

4.10. Interest accrued and paid shall be accounted for according to Instruction “On the procedure for accrual, payment/collection and accounting of interest on operations related to raising and placement of funds” enacted by Order of the Bank No. 436 dated June 5, 2006.

4.11. Accrual (additional accrual) of interest on funds placed on balance sheet accounts or off-balance sheet accounts with respect to loans of the corresponding quality categories shall be carried out for the period starting from the date following the date of credit provision, or from the date following the date of last interest accrual, and until the last calendar day of the month, taking into account the last non-working days of the month, or until the date when interest was duly paid under the agreement, or until the date of early payment of interest, or until the date of full repayment of debt under the loan agreement, inclusive.

The amount of interest income received in foreign currency with respect to loans of quality categories I-III shall be recorded on income accounts based on the exchange rate set by the Bank of Russia on each date of income recognition:

1) on the last working day of the month,

2) on the date of interest payment under the agreement (settlement date), including the date of early payment of interest.

The amount of interest income received in foreign currency with respect to loans of quality categories IV and V shall be recorded on income accounts based on the exchange rate set by the Bank of Russia on each date of the actual payment of interest.

In case of a decrease in the quality of a loan or asset (claim) and their reclassification from quality categories I-III into categories IV or V, i.e., into the quality category where income

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is not deemed certain, the amounts of claims for interest on the loan recorded on balance sheet accounts as of reclassification date, including the amounts on interest arrears accounts, shall not be subject to writing-off. Claims for interest (due and (or) past due) shall still be recorded on the appropriate balance sheet accounts and shall be redeemed in order of priority under the agreement. Further accrual of interest starting from the date following the reclassification date shall be recorded on off-balance sheet accounts.

In case of an increase in the quality of a loan or asset (claim) and their reclassification from quality categories IV-V into categories I-III, i.e., into the quality category where there is no uncertainty as to income, the interest accrued on off-balance sheet accounts shall be written off and recorded in the balance sheet accounts by means of accounting entries, and additional interest due as of reclassification date, inclusively, shall accrue. Further accrual of interest shall be recorded on balance sheet accounts.

4.12. One calendar month shall be established as the time interval for recording the amounts of deferred interest received by the Bank on the Bank’s income accounts.

If the interest amounts are received by the Bank prior to the period to which the said amounts refer, or in case the amount transferred by the borrower as interest on loan exceeds the interest due for the current calendar month, the above amounts shall be recorded on account No. 61301 “Deferred income from lending operations”, provided the Bank does not return the said amounts to customers according to the agreement terms. If, under the agreement terms, the excess amounts shall be returned to customers, the said amounts shall be recorded as payables on the account of liabilities on other operations until the said amounts are returned.

4.13. The interest amounts paid by the Bank prior to the period to which the said amounts refer shall be recorded on account No. 61401 “Deferred expenses on lending operations”. If, according to agreement terms, the excess amounts shall be returned to the Bank, until their return the said amounts shall be recorded as receivables on the account of claims on other operations.

4.14. In cases when a fixed-term or other deposit (other than call deposit) is returned to the depositor on his demand prior to expiry of the fixed term or prior to the occurrence of the circumstances stipulated in the bank account (deposit) agreement, the interest on the said account (deposit) shall be paid at the rate specified in the agreement or in the addendum to fixed-term deposit agreement.

4.15. Analytical records with respect to off-balance sheet accounts No. 91411 “Securities transferred as collateral for funds raised”, No. 91412 “Property transferred as collateral for funds raised, except for securities and precious metals”, No. 91413 “Precious metals transferred as collateral for funds raised” shall be maintained based on each pledge contract.

The balance sheet value of securities (including promissory notes), property and precious metals transferred as collateral for funds raised shall be recorded on accounts No. 91411, 91412 and 91413 as of the date of pledge contract.

The value of foreign currency-denominated securities and property as well as the precious metals transferred as collateral for funds raised shall be recorded on the appropriate accounts

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in ruble equivalents based on the official rates set by the Bank of Russia (for precious metals — based on the valuation prices set by the Bank of Russia) effective as of the date of pledge contract.

In this case, if the securities transferred as collateral are recorded on balance sheet accounts at their current (fair) value, the results of revaluation of the said securities shall be recorded on account No. 91411 at least once a month (on the last working day).

The balance sheet value of claims with respect to loan agreements transferred as collateral for funds raised shall be recorded in the amount equal to the principal debt amount, interest claims and other payments stipulated by the loan agreement. The balance sheet value of claims with respect to loan agreements transferred as collateral shall not be adjusted due to changes in the debt amount under the loan agreement.

4.16. Analytical accounting with respect to off-balance sheet accounts No. 91414 “Guarantees and sureties received” shall be determined in the Instruction “On the procedure for accounting of collateral in the form of pledge and surety for loans granted to legal entities, individuals, non-corporate entrepreneurs and guarantees issued” enacted by Order of the Bank No. 1193 dated December 30, 2005.

4.17. Collateral accepted as pledge shall be recorded on off-balance sheet account No. 913 in the amount of pledge determined by the appropriate contract. The value of property accepted as collateral with respect to credit transactions may be specified in foreign currency in the pledge contracts.

5. SPECIFIC ELEMENTS OF ACCOUNTING WITH RESPECT TO OPERATIONS WITH SECURITIES (DEBT INSTRUMENTS)

5.1. Criteria and procedures of initial recognition (derecognition) during reverse operations with securities.

Reverse operations shall include operations performed on the terms of maturity, collectibility and reward basis.

Reverse operations include securities borrowing operations.

Acquisition (transfer) of title to securities with respect to reverse operations may either serve as the basis for initial recognition (derecognition) of securities, or not.

In the process of acquisition/transfer of securities with respect to reverse operations the Bank shall evaluate the acquisition/keeping of risks and benefits related to ownership of the said securities.

The risks related to securities ownership include: the risk of price changes, the risk of debtor insolvency, the liquidity risk etc.

The benefits related to securities ownership include: capability of the security to bring future economic benefits (income) to the Bank in the form of interest, dividends or increase in

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value (as the difference between the security sale (redemption) price and its purchase price, as a result of security exchange, its use in discharge of the Bank’s obligations, increase in its current market value etc.).

If securities are acquired based on reverse operations, the said securities shall be initially recognized provided all (virtually all) the risks and benefits have been acquired by the Bank. If all (virtually all) the risks and benefits are not transferred to the Bank, the securities shall be considered as acquired without initial recognition.

If securities are transferred based on reverse operations, the said securities shall be derecognized provided all (virtually all) the risks and benefits have been transferred and the Bank has made a decision (concluded an agreement on the relevant terms) to retain the risks and benefits related to securities ownership prior to their transfer. If the Bank has made a decision (concluded an agreement on the relevant terms) to retain all (virtually all) the risks and benefits, the securities shall not be derecognized.

5.2. Criteria for classification of security investments according to the categories determined by the Bank of Russia.

Depending on the purpose of acquisition, at the moment of their initial recognition investments in securities shall be referred to one of the following four categories:

“Measured at fair value through profit or loss”;

“Held to maturity”;

“Available for sale”;

“Participation”.

Depending on the acquisition purposes, securities with the same state registration number or issue identification number, or the same international identification code ISIN, as well as securities of the same issuer which do not constitute equity securities nor securities without ISIN code, may be simultaneously accounted for in different categories.

5.2.1. The category of securities “Measured at fair value through profit or loss” shall include securities that are acquired to receive profit due to short-term price or dealer margin fluctuations, i.e., the securities constitute part of the portfolio that is actually used to receive short-term profit, while the current (fair) value of the said securities can be determined reliably.

5.2.2. Securities (debt instruments) shall be classified as “Held to maturity”, if:

they have fixed or determined payments;

they have fixed maturity date;

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they are not defined by the Bank as securities subject to be recorded at fair (current) value through profit or loss;

the Bank has a firm intention and capability to hold the said assets until maturity date.

Equity securities may not be referred to the category of “held to maturity”.

During initial recognition, securities may not be referred to “Held to maturity” category if within two previous years the Bank has reclassified (including reclassification for sale) securities from “Held to maturity” category contrary to the terms set out in subparagraphs a), b), c), paragraph 5.3.3 of the Accounting Policy.

5.2.3. Securities shall be classified as “Available for sale” if they do not belong to the categories of “Measured at fair value through profit or loss” or “Held to maturity”.

5.2.4. If the Bank controls the management of a joint-stock company or exercises significant influence on the said company’s activity, the shares of the said company acquired by the Bank shall be referred to the “Participation” category.

The Bank is deemed to exercise significant influence on / to control the activity of a joint-stock company, if the Bank is able, directly or indirectly (through a third party):

to determine the decisions adopted by the company’s management bodies;

to determine the terms of business conducted by the company due to the Bank’s participation in the company’s authorized capital and (or) under the agreement concluded between the legal entities included in the banking/consolidated group;

to appoint the joint-stock company’s sole executive body and (or) over a half of its collegiate executive body members;

to determine the election of over a half of the company’s board of directors (supervisory board) members.

5.3. Criteria used in reclassification of securities into another category (including materiality criteria for the purpose of disposing of debt instruments “Held to maturity”).

5.3.1. The securities which, at the moment of their acquisition, are classified as “Measured at fair value through profit or loss” cannot be reclassified into any other category.

5.3.2. The debt instruments which, at the moment of their acquisition, are classified as “Available for sale” may be referred to the category “Held to maturity” if the Bank’s intentions with respect to the said instruments meet the criteria for referring the assets to “Held to maturity” category.

5.3.3. If the Bank’s intentions or abilities change, the Bank shall be entitled to reclassify the debt instruments referred to “Held to maturity” category into the “Available for sale” category, provided at least one of the following conditions is complied with:

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a) reclassification is due to an event that was beyond the Bank’s control (a force majeure event that could not have been prevented by the Bank);

b) reclassification for the purpose of disposal less than three months before the maturity date;

c) reclassification for the purpose of disposal within the reporting year of 10% or less of the total value of debt instruments “Held to maturity” as of the year start.

The events that are beyond the Bank’s control may include the following:

a serious impairment of the security issuer’s creditworthiness;

changes in tax laws significantly affecting the terms of taxation of the interest income on debt instruments referred to “Held to maturity” category;

reorganization of the Bank (merger, accession, separation, extraction, transformation) or retirement of a significant part of the Bank’s assets (such as selling a part of the Bank’s business) resulting in the need to sell the assets “Held to maturity”, for instance, to maintain the risks of the Bank’s operations at a certain level;

significant changes in the applicable laws or in the requirements of the supervisory authorities with respect to investment structure, or the maximum volume of this or that investment type, resulting in the need to sell the assets referred to “Held to maturity” category;

significant changes in the capital adequacy ratio forcing the Bank to sell the assets referred to “Held to maturity” category;

a significant increase in the level of risk assigned to the asset by supervisory authorities for the purpose of calculating capital adequacy ratio, or any other significant change in the normative requirements preventing the Bank from holding the asset until its maturity.

If any of the terms set out in subparagraphs a), b), c), paragraph 5.3.3 of the Accounting Policy are not complied with, the Bank shall reclassify all the debt securities referred to “Held to maturity” category into the category “Available for sale”, with the ban to form the “Held to maturity” category within two years following the year of the said reclassification.

Upon expiry of the two-year ban to refer assets to “Held to maturity” category, the Bank shall be entitled to refer newly acquired assets, as well as assets referred to “Available for sale” category, to the category “Held to maturity”.

5.4. Methods for determining the current (fair) value of securities based on securities types and information sources.

5.4.1. The current (fair) value (CFV) of a security shall constitute the amount for which the security may be sold in an arm’s length transaction between knowledgeable, willing parties.

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5.4.2. Reliability of CFV determination shall mean the accurate price of a security determined using the objective information and based on the methods set out in this section.

Besides, reliability of CFV determination by professional opinion of a responsible employee shall mean assurance of the specialist accepting the professional opinion in the fact that the said valuation corresponds fully to the price at which the security can be sold in the market.

5.4.3. Price quotations at the active market shall constitute the basis for determining CFV.

For the purpose of determining CFV of the securities quoted on the active market, the Bank shall apply the published price quotations of the trading floors at CJSC “Moscow Interbank Currency Exchange”, OJSC “RTS Stock Exchange”, foreign stock exchanges, and the data provided by Reuters information system.

Securities quotations shall be accepted as the price quotations on the active market in the following order:

“Bid price”. Bid price quotation shall mean the price at which the quoting party undertakes to conclude a securities purchase contract;

“Last trade price”. Last trade price shall mean the price of the most recent transaction;

“Ask price/Offer price”. Ask price/Offer price shall mean the price at which the quoting party undertakes to conclude a securities sale contract.

5.4.4. If all the quotations — “Bid price”, “Last trade price”, “Ask price/Offer price” — are unavailable for the current trading day, the said quotations for the previous trading days shall be accepted for determining CFV in the order set out in p. 5.4.3, provided the said quotations were provided no sooner than within the last 30 trading days.

If no quotations have been available for over 30 trading days, it is considered that information on CFV of a security on the active market is unavailable.

5.4.5. If units of a mutual investment fund (MIF) are not quoted on the active market or if there are no quotations set for transactions with units of MIF on the active market, the CFV of the said units shall be determined based on the information on the net asset value of MIF published according to the procedure established by the laws.

5.4.6. If no information is available at the active market for a security, the CFV of the said security shall be determined by means of a professional opinion of a responsible employee based on the valuation model approved by the Bank’s Asset and Liability Management Committee (ALMC) or agreed with the Risks Department with subsequent review at the next meeting of ALMC.

A professionally motivated opinion of a responsible employee shall be duly executed and signed by the said employee who has determined CFV and by the official who has checked the said opinion.

The Bank’s order shall determine the list of employees entitled to form professional opinions interpreting the market information for the purpose of determining CFV. The

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persons responsible for checking the objectivity of the formed professional opinions shall also be determined.

5.5. Periodicity of securities revaluation.

Securities “Measured at fair value through profit or loss” and securities “Available for sale” whose current (fair) value can be determined reliably shall be revaluated on a daily basis according to paragraphs 5.4.3.- 5.4.4 of the Accounting Policy. In case there is no information on the active market, the said securities shall be revaluated at least once per quarter (revaluation is mandatory as of the last working day of each quarter) based on a professionally motivated opinion of a responsible employee according to paragraph 5.4.6 of the Accounting Policy.

No materiality criterion for changes in CFV shall be established with respect to making decisions regarding the need to conduct revaluation.

With respect to securities “Available for sale” whose current (fair) value cannot be determined reliably, or with respect to securities with evident indications of impairment, provisions for possible losses shall be formed according to Regulation No. 283-P of the Central Bank of Russia “On the procedure for making provisions for possible losses” dated March 20, 2006.

Debt instruments “Held to maturity” and those which were not redeemed on due date shall not be revaluated. Provisions for possible losses shall be made with respect to investments in securities (if impairment indicators are present).

5.6. Method for valuation of the retiring (realized) securities.

The procedure for writing off the secondary balance sheet accounts of the single-issue securities or securities with the same international security identification code (ISIN) during retirement (realization) of the above shall be determined based on the initial cost of the securities first acquired (hereinafter — FIFO method).

FIFO method implies recording of the securities retirement (realization) in the order in which the securities of the said issue were entered in the secondary balance sheet account. The value of retired (realized) securities shall include the value of the securities that were the first to be recorded. The value of the remaining securities shall constitute the value of the securities that were the last to be recorded.

During retirement (realization) of a part of same-issue securities that were acquired as a block, investments in the retired (realized) securities of the said block shall be written off as costs of the retiring (realized) securities in proportion to their quantity.

5.7. Cost accounting.

Costs shall be subdivided into:

costs that are directly related to acquisition and realization of specific securities;

costs that are not directly related to acquisition and realization of specific securities.

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The costs directly related to acquisition and realization of specific securities shall include:

expenses on registration services (services of registrars, settlement and clearing centers and international clearing centers, related to registration of transfer of ownership to securities);

fees paid to agents (brokerage and other organizations);

fees paid to organizations ensuring completion and execution of transactions (trade organizers, trading floors etc.).

The costs that are not directly related to acquisition and realization of securities shall include:

expenses on service fees paid to specialized organizations and other persons for consulting and information services (services of consulting firms, information agencies, information services rendered by trade organizers and trading floors);

expenses on service fees paid to organizations carrying out auxiliary activities involving securities valuation, legal services etc.;

levies, duties etc. charged according to foreign legislation.

If the costs directly related to securities acquisition (except for the amounts paid to the seller under the contract) are immaterial as compared to the amount paid to the seller under the contract, the said costs shall be recognized as operating expenses in the month when the said securities were entered in the accounts.

The costs related to securities acquisition shall be deemed material if they exceed 10% of the amounts paid to the seller under the contract (the cost of securities taking into account accumulated Coupon Interest Income, hereinafter - CII). Material costs related to acquisition shall increase the balance sheet value of a security. In this case, the costs related to securities acquisition shall be recorded on separate ledger accounts opened in the balance sheet accounts for investments in securities.

Preliminary costs incurred prior to the moment of securities acquisition shall be recorded in the secondary balance sheet account No. 50905 “Preliminary costs of securities acquisition” and, on the date of security acquisition, the said costs shall be recorded as operating expenses (if they are immaterial) or as increase in the balance sheet value of the security (on a separate ledger account) (if the costs are material). If the Bank decides not to acquire the securities, the preliminary costs shall be recorded as operating expenses on the day the said decision is made.

The costs that are not directly related to acquisition and realization of specific securities shall be recorded directly as operating expenses in the appropriate symbols of the Income Statement.

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5.8. The date of operations on securities acquisition/retirement shall mean the date when the security ownership is transferred, as determined according to Article 29 of Federal Law No. 39-FZ “On Securities Market” dated April 22, 1996, or according to the terms of the contract (transaction) in cases stipulated by the Russian Federation laws.

If the date of securities ownership transfer and the date of receiving the primary documents do not coincide, the operations shall be entered in the accounts using the corresponding exchange rate (cross rate) of the Bank of Russia on the date of ownership transfer.

In case of security redemption, the retirement date shall mean the day when the issuer discharges its obligations with respect to security redemption.

Operations on securities acquisition/retirement shall be recorded in the accounts either on the day when primary documents are received confirming the transfer of rights to the security, provided the primary documents are received by the Bank by 7.30 pm of the current day (if the primary documents are received after 7.30 pm of the current day, they shall be recorded in the Bank’s balance sheet on the following day); or on the day when the terms of  the contract (transaction) determining the transfer of rights are fulfilled.

5.9. Operations with securities shall be accounted for according to Instruction “On the procedure for conducting operations with securities” enacted by Order No. 1076 dated December 29, 2007.

Analytical records with respect to accounts on investments in securities shall be maintained according to the Bank’s normative act on operations with securities.

5.10. Depositary accounting of securities shall be performed in pieces and in the par value amounts according to “Instruction on depositary operations conducted by JSC Vneshtorgbank” enacted by Order of the Bank No. 677 dated November 29, 2001 and “The terms of depositary activities” enacted by Order of the Bank No. 748 dated September 20, 2007.

5.11. The Bank’s treasury shares repurchased from shareholders shall be recorded in accounts at par value.

5.12. Operations with third-party promissory notes shall be accounted for according to Instruction “On the procedure for accounting of operations with third-party promissory notes beneficially owned by JSC VTB Bank “ enacted by Order No. 811 dated September 10, 2007.

Third-party promissory notes denominated in a foreign currency that were acquired by the Bank and that contain no effective payment clause shall be recorded on the corresponding balance sheet accounts in the currency of par value.

Interest income and discount accrued with respect to third-party promissory notes denominated in a foreign currency which contain no effective payment clause shall be recorded in the accounts in the currency of par value.

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Third-party promissory notes acquired by the Bank and denominated in one foreign currency while containing the clause on effective payment in another currency shall be recorded in the currency of liability (payment).

Interest income and discount accrued with respect to third-party promissory notes denominated in a foreign currency while containing the clause on effective payment in another currency shall be recorded in the accounts in the currency of liability (payment).

If the currency of the contract price (transaction amount) of the promissory notes acquired (realized) differs from the payment currency and if the date of ownership transfer occurs earlier than the settlement date, or if the discounted promissory notes denominated in one currency contain the clause on effective payment in another currency, the arising exchange rate differences shall be recorded in the accounts according to the procedure and within the periods set out in Annex 2 to the Accounting Policy, using the accounts of income and expenses from the use of embedded derivatives inseparable from the principal contract (hereinafter — inseparable embedded derivatives, IED).

If a promissory note is acquired at a price lower than its par value, the difference between the par value and the purchase price (the discount amount) shall accrue evenly within the period of promissory note circulation.

With respect to discounted promissory notes with the maturity “at sight, but no sooner than”, the discount shall accrue evenly based on the actual number of calendar days starting from the promissory note acquisition date and ending with the “no sooner” date of promissory note maturity, both dates inclusive.

5.13. The procedure for conducting and executing operations with the Bank’s promissory notes shall be determined in Instruction “On the procedure for conducting operations with promissory notes of JSC VTB Bank” enacted by Order of the Bank No. 480 dated June 21, 2006.

Foreign-currency denominated promissory notes issued by the Bank that contain no effective payment clause shall be recorded in the currency of par value of the notes.

Promissory notes issued by the Bank with a par value denominated in one currency and containing a clause on effective payment in another currency shall be accounted for in the currency of liability (payment). In this case, income and expenses arising from the use of IED due to changes in exchange rate of the payment currency with respect to par value currency shall be recorded in the accounts starting from the date of ownership transfer and until the maturity date.

For the purpose of recording the amounts of discount accrued for the Bank’s own promissory notes with the maturity “at sight, but no sooner than”, the said amounts shall be calculated on the last working day of each calendar month and on the “no sooner” date based on the actual number of calendar days for which the discount is accrued, divided by the number of days starting from the note issue date and ending with the “no sooner” date, both dates inclusive.

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5.14. Securities and promissory notes received by the Bank as collateral for loans granted, guarantees issued and other funds placed shall be recorded in the appropriate off-balance sheet accounts as the amount of collateral accepted according to pledge contract terms.

6. SPECIFIC ELEMENTS OF SETTLEMENT OPERATIONS ACCOUNTING

6.1. The Bank shall conduct settlement operations in the Russian Federation currency according to Regulations of the Bank of Russia No. 2-P “On non-cash settlements in the Russian Federation” dated October 3, 2002 and No. 222-P “On the procedure for non-cash settlements by individuals in the Russian Federation” dated April 1, 2003.

6.2. The procedure for settlement operations in the Russian Federation currency shall be regulated by the “Rules on formation of the settlement system in JSC VTB Bank  for settlement operations with respect to inter-branch settlement accounts and cash redistribution accounts in the Russian Federation currency” enacted by Order of the Bank No. 498 dated September 4, 2001.

Settlements between branches via the settlement system of JSC VTB Bank  shall be carried out through the Parent Organization.

6.3. Non-cash settlements in the Russian Federation currency between legal entities in the Russian Federation territory as well as the formats, the procedure for filling-in and execution of settlement documents shall be regulated by Instruction “On the forms of non-cash settlements and the procedure for their application” enacted by Order of the Bank No. 708 dated December 17, 2001.

6.4. Non-cash settlements in the Russian Federation currency and in the Russian Federation territory with respect to nostro and loro correspondent accounts shall be carried out by the Bank and its branches according to Instruction “On the procedure for domestic settlements by Vneshtorgbank in the Russian Federation currency via the correspondent accounts network” enacted by Order of the Bank No. 621 dated November 16, 2001.

The Bank’s branches shall be entitled to duly open correspondent accounts with other credit organizations (branches) and to conduct operations with respect to the said accounts.

Relations between the Bank (branch) and other credit organizations (branches) while making settlements on correspondent accounts shall be regulated by the Russian Federation laws and the correspondent account agreement signed between the parties.

The amounts received on the correspondent accounts of the Bank (branch) shall be entered in the corresponding ledger accounts of customers and the Bank (branch).

Unidentified amounts which cannot be entered in the appropriate accounts when they are received shall be recorded on balance sheet account No. 47416 “Suspense amounts received on correspondent accounts”. Analytical accounting allows opening of several ledger accounts for balance sheet account No. 47416 “Suspense amounts received on correspondent accounts”.

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Unidentified amounts that have been written off the correspondent accounts because the said amounts cannot be entered in the appropriate accounts shall be recorded on balance sheet account No. 47417 “Suspense amounts written off correspondent accounts”. Analytical accounting allows opening of several ledger accounts for balance sheet account No. 47417 “Suspense amounts written off correspondent accounts”.

Outstanding settlements shall be recorded on balance sheet accounts No. 30221, No. 30222 “Outstanding settlements of the bank”, No. 30220 “Customer funds with respect to outstanding settlement operations”, No. 30223 “Customer funds with respect to outstanding settlement operations for settlements through branches of the Bank of Russia”.

6.5. The procedure for transfers by individuals without bank account opening shall be regulated by Instruction “On the procedure for transfers by individuals without bank account opening” enacted by Order of the Bank No. 525 dated June 16, 2005.

6.6. The Bank shall perform international settlement operations according to the generally accepted international rules and business practices.

The procedure for international settlements by the Bank with respect to customer operations, including operations by correspondent banks, shall be regulated by Instruction “On the settlement procedure for operations related to export and import of goods, works and services” enacted by Order of the Bank No. 1097 dated December 30, 2004.

7. SPECIFIC ELEMENTS OF ACCOUNTING WITH RESPECT TO OPERATIONS WITH FOREIGN CURRENCY AND PRECIOUS METALS

7.1. Operations with respect to foreign currency accounts in the Bank shall be conducted in compliance with the Russian Federation laws, according to the normative acts of the Bank of Russia, normative acts of the Bank, the terms of contracts and agreements signed as well as the business rules and practices.

7.2. The procedure for purchase and sale of currency, conversion operations and operations with the Bank’s precious metals shall be determined by the normative acts of the Bank.

7.3. Analytical accounting of foreign currency operations shall be carried out depending on the software functionalities, either with double denomination both in foreign currency and in rubles based on the official exchange rate of the Bank of Russia on the date the operation is entered in the Bank’s accounts, or in a foreign currency; operations with precious metals shall be accounted for based on the precious metal types (codes) in rubles and in accounting units of net (for gold) or ligature (for silver, platinum and palladium) weight; operations with coins and commemorative medals shall be accounted for in rubles and in pieces. Synthetic accounting records of the said operations shall be maintained in rubles.

7.4. The Bank’s assets and liabilities in precious metals (excluding precious metals in the form of coins and commemorative medals) and balances on off-balance sheet accounts shall be recorded in the Bank’s balance sheet based on the valuation prices of affined precious metals (gold, silver, platinum, palladium).

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7.5. Income and expenses from revaluation of funds in foreign currency and precious metals shall be recorded separately for each foreign currency/precious metal code, according to the procedure set out in Annex 2 to the Accounting Policy.

7.6. With respect to operations of foreign currency purchase and sale in exchange for rubles as well as conversion operations with counterparty banks, the amounts of claims and liabilities regarding the amounts due (payable) in the corresponding currencies shall be recorded in balance sheet accounts No. 47407 and No. 47408 “Settlements on conversion and futures transactions” in mutual correspondence.

Analytical records of futures transactions on balance sheet accounts No. 47407 and No. 47408 “Settlements on conversion and futures transactions” shall be maintained in the Bank’s Parent Organization for each counterparty, ensuring exogenous accounting in the electronic database for each transaction and currency type, and in the Bank’s branches - for each counterparty and currency type.

7.7. Settlements with customers on foreign currency purchase and sale operations using balance sheet account No. 47405 “Settlements with customers on foreign currency purchase and sale” shall be recorded upon the condition of advance cash deposit or the condition of transaction performance for “next day”.

7.8. With respect to transactions involving purchase and sale of precious metals, the transaction amount shall be recorded in balance sheet accounts No. 47407 and No. 47408 “Settlements on conversion and futures transactions” in the currency of settlements.

7.9. The Bank’s currency-denominated claims with respect to a credit organization whose license has been revoked shall be accounted for in rubles based on the exchange rate set by the Bank of Russia and effective on the day the said license was revoked. The Bank shall convert its currency-denominated claims into rubles by transferring the balances from accounts with the corresponding currency code to similar accounts in the Russian Federation currency using the exchange rate set on the date the license of the credit organization was revoked. Claims with respect to currency debt converted into rubles shall not be subject to revaluation.

7.10. The Bank’s currency-denominated claims with respect to a non-credit organization which has been found bankrupt by a court and which is undergoing bankruptcy proceedings shall be determined in rubles using the exchange rate set by the Bank of Russia as of the moment when the arbitration court has recognized the debtor as insolvent (bankrupt). The Bank’s claims included in the Creditors’ Register and denominated in rubles using the exchange rate as of the date when the corresponding decision was made by the court shall be recorded in the Bank’s balance sheet by transferring the balances from accounts with the corresponding currency code to the similar accounts in the Russian Federation currency. Claims with respect to currency debt converted into rubles shall not be subject to revaluation.

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7.11. Below is the procedure for accounting the exchange rate differences arising due to conversion of the currency-denominated claims to counterparty which are recorded in the balance sheet, recognized by the arbitration court and included in the Creditors’ Register. If the date established for conversion (termination of asset revaluation in foreign currency) and the date of the actual conversion of currency debt into rubles fall within the current calendar year, the difference between the ruble equivalents (on the date established for conversion and on the date the conversion was actually carried out) shall be recorded on accounts for income and expenses from revaluation of foreign currency accounts.

If the date established for conversion and the date of the actual conversion fall within different calendar years, the difference between the ruble equivalents shall be recorded on accounts for income and expenses of past years detected in the reporting year.

8. PROCEDURE FOR FORMATION AND UTILIZATION OF RESERVES

8.1. Provisions for possible losses on loans and similar debts

8.1.1. According to Regulation No. 254-P of the Bank of Russia “On the procedure for making provisions for possible losses on loans, loan debts and similar debts by credit institutions” dated March 26, 2004, the Bank shall make provisions for possible losses with respect to the funds loaned (placed); the said provisions shall be made in the order established by the Bank of Russia and for the purpose of covering the possible losses due to the borrowers’ failure to repay the funds received.

Making and utilization of provisions, classification of loans and similar debts, adjustment of provisions and accounting of the corresponding operations shall be carried out according to Instruction “On the procedure for making provisions for possible losses on loans and similar debts in JSC VTB Bank” enacted by Order of the Bank No. 645 dated August 17, 2007.

8.1.2. Provisions for loan indebtedness accounted for in the balance sheets of the Bank’s branches shall be made by the branches independently.

8.2. Provisions for possible losses

8.2.1. The Bank shall form, adjust and restore the provisions for possible losses according to Regulation No. 283-P of the Central Bank of Russia “On the procedure for making provisions for possible losses by credit organizations” dated March 20, 2006 and according to Instruction “On the procedure for making provisions for possible losses in JSC VTB Bank” enacted by Order of the Bank No. 210 dated April 4, 2007.

8.2.2. Provisions for possible losses on operations accounted for in the balance sheets of the Bank’s branches shall be made by the branches independently.

8.3. Provisions for operations with offshore zone residents

8.3.1. Provisions for the Bank’s operations with offshore zone residents shall be made according to Directive of the Bank of Russia No. 1584-U “On making and amount of provisions for possible losses on operations of credit organizations with offshore zone

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residents” dated June 22, 2005 and according to Instruction “On the procedure for making provisions for operations with offshore zone residents in JSC Vneshtorgbank” enacted by Order of the Bank No. 988 dated November 9, 2005.

8.3.2. The Bank’s branches shall independently form, adjust and restore provisions for operations with offshore zone residents accounted for in the balance sheets of the branches.

8.4. Mandatory reserves

8.4.1. The Bank shall form mandatory reserves according to the procedure established by Regulation of the Bank of Russia No. 255-P “On mandatory reserves of credit organizations” dated March 29, 2004.

8.4.2. The amount of mandatory reserves shall be calculated by the Bank’s Parent Organization as of the 1st day of the month following the reporting one; the said reserves shall be calculated for the Bank in general, including only the branches located in the Russian Federation territory.

8.4.3. The Bank’s foreign branches shall comply with the reserve requirements according to the laws of their respective countries and according to the procedure and norms established by the competent authorities in the countries where the branches are located. If it is impossible for a foreign branch to submit the documents confirming compliance with the reserve requirements according to the procedure and standards set by competent authorities in the country where the branch is located, the data submitted by the said foreign branch shall be included in calculation of mandatory reserves.

8.4.4. Mandatory reserves shall be formed in the Russian Federation currency by means of transferring the monetary funds from the Bank’s correspondent account.

8.5. Reserves for future expenses

8.5.1. The Bank shall form, on a monthly basis, the reserves for future expenses on payment of the annual compensation to employees; the said reserves shall be equal to 1/12 of the compensation amount based on the work results for 2009, as planned in the Bank’s Budget.

8.5.2. The reserve for future expenses shall be made on the last working day of each month.

8.5.3. The reserves for future expenses shall be made in the Russian Federation currency.

8.5.4. Branches shall independently form the reserves for future expenses on compensation based on the work results for 2009, according to the Bank’s Budget.

8.6. Insurance contributions to the fund for mandatory insurance of deposits

8.6.1. The Bank shall make insurance contributions to the fund for mandatory insurance of deposits according to the procedure established by Federal Law No. 177-FZ dated December 23, 2003 “On insurance of deposits held by individuals in the Russian Federation banks”.

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8.6.2. The Bank’s Parent Organization shall calculate the amounts of insurance contributions as of the 1st day of each month following the reporting quarter; the said amounts shall be calculated for the Bank in general, including the branches.

8.6.3. Insurance contributions to the fund for mandatory insurance of deposits shall be made in the Russian Federation currency by means of transferring the funds from the Bank’s correspondence account.

9. ACCOUNTING OF OTHER OPERATIONS

9.1. Accounting of acquisition of rights to claim discharge of monetary obligations from third parties (cession)

9.1.1. The Bank may acquire rights to claim discharge of monetary obligations from third parties based on the following types of contracts initially concluded by third parties:

contracts for provision (placement) of funds secured by mortgage. The rights of claim acquired under the said contracts shall be recorded on account No. 47801 “Rights of claim under contracts for provision (placement) of funds secured by mortgage”;

other contracts for provision (placement) of monetary funds The rights of claim acquired under the said contracts shall be recorded on account No. 47802 “Rights of claim under contracts for provision (placement) of monetary funds”;

factoring agreements. The rights of claim acquired under the said contracts shall be recorded on account No. 47803 “Rights of claim acquired under factoring agreements”.

Analytical records with respect to balance sheet account No. 478 “Investments in acquired rights of claim” shall be maintained for each contract, including each mortgage.

9.1.2. The date when rights to claim discharge of monetary obligations are acquired (transferred) shall mean the date when the contract for acquisition of rights of claim is concluded, unless another date is determined by the contract.

The date of disposal of the acquired right of claim shall mean the date when the said right is assigned to other persons (realization date) determined by the transaction terms, or the date when the debtor (borrower) discharges its obligations.

In case of advance payments (payments made before the rights of claim under all types of the above-mentioned contracts are transferred to the Bank), the monetary funds transferred as payment for the acquired rights of claim shall be recorded in the balance sheet of the acquiring Bank on account No. 47402 “Settlements with customers on factoring and forfeiting operations”. If the date of rights transfer under the above-mentioned contracts occurs, the advance payments shall be transferred to the corresponding ledger accounts of balance sheet account No. 478.

In case of advance delivery (payment made after the rights of claim under all types of the above-mentioned contracts have been transferred to the Bank), the Bank’s liability to transfer monetary funds under the contracts concluded shall be recorded on account No. 47401 “Settlements with customers on factoring and forfeiting operations”.

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If the date of rights transfer and the date of payment for the above rights coincide, accounting records shall be made without using accounts No. 47401 (47402) by means of direct postings to account No. 478 in correspondence to cash accounts.

A right of claim shall be accounted for in the amount of its actual acquisition costs (hereinafter — acquisition price). In addition to the cost of right of claim determined by the terms of the above transactions, the acquisition price shall also include the fees (if any) paid for the services rendered by outside organizations and related to acquisition and registration of the said rights. The above expenses shall be recorded in the accounts on the acquisition date determined by the transaction terms.

9.1.3. Simultaneously with making entries to account No. 478, the nominal value of acquired rights of claim shall be recorded on account No. 91418 “Nominal value of acquired rights of claim”.

The nominal value of acquired rights of claim shall correspond to the total scope of acquired rights of claim under the initially concluded contract between the borrower and the creditor (the assigning party). The nominal (total) value of the acquired rights of claim recorded on account No. 91418 shall not include the expenses on service fees of outside organizations (for instance, notarization and state registration).

According to the terms of claim assignment agreements, the nominal value of acquired rights of claim may not correspond to the amount of cash allocated for acquisition of the said rights and recorded on account No. 478.

Analytical records with respect to off-balance sheet account No. 91418 “Nominal value of acquired rights of claim” shall be maintained broken down by contracts, and within each contract records can be kept broken down to the borrower’s liabilities (the principal debt, overdue principal debt, interest (due, past due), commissions, penalties).

9.1.4. Interest under the terms of initial loan agreements shall accrue in due order for interest accrual under agreements signed by the Bank for provision (placement) of funds according to the quality category of loan debt. Interest shall accrue on the amount of the acquired rights of claim with respect to principal debt (on the unpaid principal balance under the initial agreement between the borrower and the assigning party as of the date of assignment) starting from the day following the date of rights acquisition.

Interest under initial loan agreements shall be recorded in the Bank’s balance sheet taking into account the peculiarities set out in section 4 of this Accounting Policy.

9.1.5. Provisions for possible losses on loans with respect to acquired rights to claim discharge of monetary obligations from third parties shall be formed on account No. 47804 “Provisions for possible losses” according to the established procedure. Ledger accounts for account No. 47804 shall be opened for each debtor, broken down by initial agreements concluded by the assigning party.

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9.1.6. Operations involving the debtor’s discharge of the rights of claim acquired by the Bank and recorded on account No. 478, or operations on further resale of the said rights to other persons, shall be recorded on balance sheet account No. 61212 “Retirement (realization) and discharge of the acquired rights of claim”.

Operations involving the Bank’s realization of rights of claim under the initial agreements for provision (placement) of funds shall be recorded on balance sheet account No. 61209 “Retirement (realization) of property”.

9.2. Procedure for forming financial results

9.2.1. On the first working day of 2009, following drawing-up of the daily balance for January 1, 2009, the balances on income and expense accounts recorded on account No. 706 “Financial result of the current year” shall be transferred to account No. 707 “Financial result of the past year”, which constitutes the first PBSDE entry.

If any undistributed profit is available, the balances recorded on ledger accounts of account No. 70501 “Allocation of profit for the reporting year” shall be transferred to account No. 70711 “Profit tax” in the amount of taxes transferred to the budget at the expense of profit.

Post balance sheet date events shall be recorded on account No. 707 “Financial result of the past year” (excluding account No. 70712 “Payments out of profit after tax”).

9.2.2. Income and expenses of the current year 2009 shall be accounted for based on accrued total method starting from the beginning of the year and shall be recorded on balance sheet account No. 706 “Financial result of the current year”. Financial result of the Bank’s activities during the reporting year shall be determined by drawing-up the “Income Statement”.

9.2.3. On the day determined by order of the Bank for preparation of the annual accounting report, the balances on the accounts of financial result for the past year in Parent Organization and branches shall be transferred to balance sheet account of profit (loss) of the past year No. 70801 (70802) by making accounting entries reflecting post balance sheet date events.

The balances transferred by the branches from accounts of financial result of the past year to the balance sheet of the Bank’s Parent Organization shall be recorded in the balance sheets of branches as PBSDE entries in correspondence to the accounts for settlements with branches, opened for conducting the Bank’s own operations; in the balance sheet of the Bank’s Parent Organization — as entries made for specific ledger accounts of the branches’ financial results of the past year in correspondence to the accounts for settlements with branches on own operations. Simultaneously, in the balance sheet of the Bank’s Parent Organization the balances from specific ledger accounts of the branches’ financial results of the past year shall be transferred by means of PBSDE entries to balance sheet account of profit (loss) of the past year No. 70801 (70802).

9.2.4. Income and expenses on bookkeeping accounts during the reporting year shall be recorded according to the procedure set out in the Bank’s internal normative acts and in Annex 1 hereto.

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9.2.5. The procedure for determining income and expenses for profit taxation purposes and the procedure for accrual and payment of specific taxes and levies shall be established by Accounting Policy for Taxation Purposes of JSC VTB Bank  and by the Bank’s normative acts issued for the purpose of compliance with the Russian Federation laws on taxes and levies.

9.2.6. The Bank’s income and expenses in foreign currencies shall be recorded in the income and expense accounts in rubles based on the exchange rate of the Bank of Russia effective on the date of income and expense recognition.

9.3. Distribution of profit, formation and use of the Bank’s funds

9.3.1. Profit shall be distributed by the Bank, including distribution for payment of dividends and replenishment of reserve fund, based on resolution of the annual General Meeting of Shareholders according to the results of the financial year in strict compliance with the approved financial result, allocation and distribution of profit for the reporting year.

9.3.2. The amount of profit retained at the Bank’s disposal by resolution of the annual General Meeting of Shareholders shall be transferred from account No. 70801 to account No. 10801 within two working days after drawing-up the minutes of the annual General Meeting of Shareholders.

If there are losses based on the results of the Bank’s activity, the balance from account No. 70802 “Loss of the past year” shall be transferred to account No. 10901 “Uncovered loss”.

9.3.3. The amounts of undistributed profit retained at the Bank’s disposal by resolution of the Annual Meeting of Shareholders and the uncovered loss recorded in the Bank’s annual accounting report for the corresponding year shall be recorded on balance sheet accounts opened in the balance sheet of the Parent Organization: accounts No. 10801 “Undistributed Profit” and No. 10901 “Uncovered Loss”, accordingly.

In analytical accounting, the following separate ledger accounts shall be maintained for balance sheet account No. 10801 “Undistributed Profit”:

profit retained at the Bank’s disposal by resolution of the Annual Meeting of Shareholders;

increases in the value of fixed assets at their retirement;

transferred balances of account “Accumulation Fund”;

transferred balances of account “Material and Technical Base Development Fund”;

transferred balances of account “Fund of Exchange Rate Differences on Revaluation of the Bank’s Equity”;

transferred balances of account “Social and Industrial Development Fund”.

In analytical accounting, one ledger account shall be maintained for balance sheet account No. 10901 “Uncovered Loss”.

9.3.4. Budget planning and control of budget implementation, including cost estimate planning and control, shall be carried out by the Finance Department.

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9.3.5. The procedure for forming and using the Bank’s Reserve Fund according to the requirements of Federal Law No. 208-FZ dated December 26, 1995 “On Joint-Stock Companies” shall be determined by Regulation on Reserve Fund approved in due order.

Allocations to the Reserve Fund shall be made by resolution of the General Meeting of the Bank’s Shareholders.

The Bank’s Reserve Fund shall be formed (replenished) at the expense of the Bank’s profit.

9.3.6. The Reserve Fund amounts shall be recorded on balance sheet account No. 10701 “Reserve Fund”. Analytical records shall contain one ledger account for balance sheet account No. 10701 “Reserve Fund”.

10. ORGANIZATION OF INTERNAL CONTROL OVER THE BANK’S OPERATIONS

10.1. The Bank’s internal control bodies shall be responsible for internal control organization. The Internal Control Department shall be responsible for coordination of work aimed at ensuring internal control.

Internal control shall be exercised by the Bank’s structural subdivisions that are vested with full or partial control functions as well as by individual employees by virtue of their job responsibilities according to “Regulation on internal control organization in JSC Vneshtorgbank” enacted by Order of the Bank No. 513 dated July 2, 2004.

Follow-up control in all sectors of accounting and transactional work shall be exercised by the Central Accounting Department by means of preparing the Bank’s normative acts on follow-up control issues.

The timeliness and accuracy of accounting operations recording shall be ensured by operating workers (responsible employees) which have drawn up and signed the document and have recorded the operation in the Bank’s balance sheet.

10.2. Current and follow-up control of operations in the Bank shall be carried out according to the internal instruction regulating the procedure for organization of current and follow-up control over accounting and cash operations in JSC VTB Bank .

The procedure for reconciliation of analytical and synthetic accounting data shall be established by Regulation “On the procedure for reconciliation of analytical and synthetic accounting data and formation of daily accounting records with respect to balance sheet and off-balance sheet accounts, custody accounts, futures transaction accounts in JSC VTB Bank” enacted by Order of the Bank No. 588 dated September 6, 2002.

10.3. Control over the state of accounts payable and receivable shall be exercised according to Instruction “On the procedure for internal control over accounts receivable and payable and control over the settlement funds in JSC Vneshtorgbank” enacted by Order of the Bank No. 613 dated July 15, 2003.

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10.4. The documents with respect to operations requiring additional control shall bear, apart from the signature of the responsible employee who has drawn up the document, the signature of a specially appointed employee (inspector) whose duties include exercising control over the said operations, and, if the need arises, the said documents shall bear the signatures of other officials. In certain cases, the signatures shall be attested by a seal (stamp).

A set of specimen signatures of the operating workers (responsible employees) of the Parent Organization’s subdivision/branch and of the employees exercising additional control shall be stored by the manager of the operational subdivision/branch. Managers of the Parent Organization’s operational subdivisions/chief accountant of each branch shall be responsible for ensuring safekeeping of signature specimens and shall make prompt changes in the specimen signatures due to employee hiring, firing and change of positions.

10.5. Errors in accounting records shall be corrected the moment they are detected. Erroneous entries shall be corrected, depending on the time they are detected and the accounting registers, according to the following procedure.

10.5.1. Errors detected by accountants and inspectors before transaction day is closed shall be corrected as follows:

•      if the document has been posted (executed) and may be cancelled according to the processing terms — by deleting the erroneous entry and forming a new, correct one;

•      if the document has been posted (executed) and may not be cancelled according to the processing terms (for instance, after payment operations have been posted, SWIFT message has been formed, funds have been written off the Bank’s correspondent account and in other cases when erroneous entries of the current day may not be cancelled according to the processing terms) — by drawing-up a corrective memorial slip and executing a new document with the correct details.

10.5.2. Erroneous entries detected on the following day, or during the reporting year, shall be corrected on the day they are detected and a corrective memorial slip shall be drawn up. The documents regarding corrective (reversing) accounting entries shall be signed by Chief Accountant (or his Deputy), or by an authorized person duly vested with the said signature right.

10.5.3. Erroneous entries in income and expense accounts shall be corrected according to the procedure established in Annex 1 to the Accounting Policy.

10.5.4. If funds have to be written off the customer accounts in order to correct the erroneous entries, the Bank shall obtain the customers’ written consent to do so, unless otherwise stipulated by the account agreement. Funds shall be written off the customer’s account in due order of payments. If no funds are available on the customer’s account, they may be written off the accounts of other debtors. The Bank shall take mandatory steps to recover the said funds.

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10.5.5. In case of correction of the erroneous entries which included balance sheet account 20202 “Cash of credit organizations” and primary balance sheet account 301 “Correspondent accounts” as offset accounts it is allowed to make corrective entries without participation of the above accounts, so that to exclude additional turnovers and prevent inconsistencies between the accounting and the reporting data.

President — Chairman of the Board
JSC VTB Bank	A.L. Kostin

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Annex 1

to Regulation “Accounting Policy of JSC VTB Bank”

enacted by Order of JSC VTB Bank

dated December 18, 2008 No.1062

MAIN PRINCIPLES FOR RECOGNITION AND RECORDING OF INCOME AND EXPENSE AMOUNTS IN THE ACCOUNTS OF JSC VTB BANK

1. General Provisions

1.1. These principles contain the procedure for recognition and recording of certain types of income and expenses in the accounts, unless otherwise stipulated in specific normative acts of the Bank.

1.2. For the purposes of this document, the terms and definitions below shall have the following meanings.

Future Year shall mean the calendar year following the Current Year when the Contract execution continues.

Compensation shall mean the Bank’s costs and expenses subject to compensation (reimbursement, refund) by the Counterparty.

Date of Supporting Documents Receipt shall mean the date when the document was received, certified by an internal stamp for registration of incoming accounting documents.

Recognition Date shall mean the date of recording in the accounts the income received or expenses incurred from performance of works (provision of services), including income and expenses from banking operations and other transactions as well as operating and other income and expenses, such as commission fees and commission charges.

Accounts Receivable shall mean the total of debts (cash, property) due to the Bank from debtor Counterparties.

Contracts shall mean contracts on the Bank’s financial and business activities (contracts for purchase and sale of property, performance of works, provision of services, lease (sublease) contracts, bank account agreements, bank deposit agreements (including those signed with credit organizations), loan agreements, agreements for transactions with financial assets and other contracts) signed between the Bank and the Counterparty. If a Contract stipulates that several types of services shall be rendered (several types of work performed, other transactions executed), then each type of services, works and transactions shall be viewed as performed under a separate Contract.

Staged work delivery contract shall mean a Contract to be performed within several months which stipulates acceptance of works performed (services rendered) as each stage is completed, with drawing-up and signing of the Supporting Documents.

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Commission Fee shall mean the Bank’s income in the form of fees for operations, transactions and services as well as for intermediary services under brokerage Contracts, commission and mandate Contracts, agency Contracts and other similar Contracts.

Commission Charge shall mean the Bank’s expense in the form of payments charged from the Bank for operations, transactions, services rendered to the Bank, including expenses related to support of the Bank’s activities, and in the form of payments charged from the Bank for rendering intermediary services under brokerage Contracts, commission and mandate Contracts, agency Contracts or other similar Contracts.

Counterparty shall mean the other party to a Contract (customer, respondent bank, buyer, seller, receiver, consumer etc.).

Accounts Payable shall mean the funds that were raised by the Bank on a temporary basis for settlements with respect to assets sold, works performed and services rendered.

Deferment of payment shall mean the Contract provision according to which the customer (buyer) shall pay for a service or work in full or in part in some time after the work or service was completed by the Contractor in due time under the Contract.

Supporting Documents shall mean primary documents that have been executed in compliance with the law, confirm the fact of work or service completion, serve as the basis to recognize the income received or expenses incurred (for instance, the act of transfer and acceptance of works performed, the act of services rendered, the Contractor’s reports etc.), and contain all the required details allowing to determine the substance and nature of the services rendered (works performed).

The principle for uniform recognition of income and expenses based on the number of days of Contract performance — in order to calculate the income or expense amount for a specific month of Contract performance / Current Year / Future Year, the total income or expense amount under the Contract shall be divided by the number of calendar days of the Contract duration and shall be multiplied by the number of calendar days of Contract duration within a specific month / Current Year / Future Year.

The principle for uniform recognition of income and expenses based on the number of months of Contract performance — in order to calculate the income or expense amount per month of Contract performance, the total income or expense amount under the Contract shall be divided by the number of months of the Contract duration.

Advance payment for a service (work) shall mean a Contract provision stipulating that the buyer shall pay for the service or work in full or in part prior to the Contractor’s performance of the work or service in due time, as specified in the Contract.

Tariffs shall mean the list of possible amounts and rates of fees for the operations conducted by the Bank under instructions of individuals and legal entities, including credit organizations, stipulated by the Catalogue of tariffs for services rendered by the Bank as well as by other Contracts establishing the said Tariffs.

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Current Year shall mean the calendar year when a Contract was concluded and when Contract performance started.

1.3. Income and expenses shall be recognized and recorded based on the prudence principle.

1.4. Lump sums received (paid) that are subject to recording as income (expenses) in the subsequent periods shall be recorded in the Bank’s balance sheet as deferred income (expenses).

The time interval for recording the amounts on accounts of deferred income (expenses) shall constitute one calendar month. The amounts of deferred income and expenses for the corresponding calendar month shall be recorded on accounts of deferred income and expenses within the last five working days of the month. If deferred income and expenses are recorded, correspondingly, as income and expenses during the time intervals to which they refer, no additional primary supporting documents are needed to prove that income has been acquired or expenses incurred, i.e., to prove the fact of income and expenses recognition.

2. Income Recognition Rules

2.1. Income Recognition Principles

2.1.1. Income shall be recognized in accounts provided all of the following conditions are met:

a) the Bank’s right to receive the said income arises from a specific Contract or is confirmed in any other appropriate way;

b) the income amount may be determined;

c) there is no uncertainty as to income receipt;

d) as a result of a specific operation on delivery (realization) of asset, performance of works, provision of services, the ownership to the asset delivered has been transferred from the Bank to the buyer, or the work has been accepted by the customer, or the service has been rendered.

2.1.2. Interest income from operations involving placement (provision) of cash and precious metals, from acquired debt instruments (including third-party promissory notes), from securities lending operations as well as income from provision of other assets for a fee and on the temporary use basis (possession and use) shall be recognized by the Bank provided all of the conditions specified in subparagraphs “a”-“c”, paragraph 2.1.1 hereof are complied with.

Lack or availability of uncertainty as to acquisition of the said income shall be recognized by the Bank based on estimated quality of loans, loan debt or similar debts (hereinafter — the “loan”) or the estimated level of risk of possible losses with respect to the appropriate asset (claim):

•      for loans and assets (claims) referred by the Bank to quality categories I-III, income acquisition shall be recognized as positive (the probability of income acquisition is unconditional and (or) high);

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•      for loans and assets (claims) referred by the Bank to quality categories IV and V, income acquisition shall be recognized as uncertain (problematic or uncollectible income).

2.1.3. Income from operations involving asset delivery (realization), performance of works or provision of services shall be recognized by the Bank if all of the conditions specified in subparagraphs “a”, “b” and “d”, paragraph 2.1.1 hereof are complied with.

Income from specific operations of asset delivery (realization) shall be recognized in the Bank’s accounts on the date when ownership to the said delivered (realized) assets is transferred, irrespective of the contractual payment terms (advance, down payment, deferment, installments).

2.1.4. If at least one of the conditions listed in paragraph 2.1.1 hereof is not satisfied with respect to cash or other assets that have been actually received by the Bank, a liability (including liability in the form of Accounts Payable), and not income, shall be recognized in the accounts.

2.1.5. The amounts received (collected) which are to be transferred in favour of third parties shall not be recognized as income.

2.2. Income Recognition Date

Depending on the type (nature) of operations conducted by the Bank, the Income Recognition Date shall mean:

2.2.1. The date when ownership to assets delivered (realized) is transferred — for income from specific operations of asset delivery (realization).

2.2.2. The date when work is accepted (service rendered) - for income from specific operations involving performance of works (rendering of services). The date of work acceptance (provision of service) shall be determined under the Contract signed (including the settlement date), or as the last working day of the month, or as the Date of receipt (drawing-up) of Supporting Documents, irrespective of the contractual payment terms.

2.2.3. The date when a court decision becomes effective, or the date when monetary funds are actually received, or the date when the debtor provides a written confirmation:

with respect to income in the form of forfeits (fines, penalties) and (or) other sanctions for breach of contractual or debt obligations;

with respect to loss (damage) compensation amounts.

2.2.4. The date when documents confirming the income are detected (received, settled and (or) found):

for income from writing-off liabilities, including unclaimed Accounts Payable;

for income from recording of cash and property surpluses;

for income from cash received with respect to claims and accounts receivable that were written off as expenses in the past years;

for other income of non-recurrent, random nature.

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2.2.5. The earlier of the two dates: delivery date or settlement date, for the following transactions concluded:

purchase and sale of foreign currency for rubles in cash and non-cash forms (including futures transactions);

purchase and sale of a foreign currency in exchange for another foreign currency) in cash and non-cash forms (including futures transactions).

2.2.6. The date of ownership transfer with respect to operations on:

retirement (realization) of precious metals and precious stones (including futures transactions);

retirement (realization) of the Bank’s property.

2.2.7. Revaluation date — for income in the form of positive revaluation due to changes in the official foreign currency exchange rates/valuation prices for precious metals/ basic variables for claims and liabilities revaluated using IED:

funds in foreign currencies;

precious metals;

claims and liabilities revaluated using IED.

2.2.8. The date fixed by the Contract — for income from operations related to conclusion and performance of settlement (non-delivery) futures transactions (including progress payments in the form of variation margin).

2.2.9. The date of claim retirement, which shall mean the date when the right of claim is transferred to other parties (realization date) determined by the transaction terms, or the date when a debtor (borrower) discharges its obligations.

2.2.10. The date of declaration (including open publication) — for income in the form of dividends based on share participation in the activities of other organizations.

2.3. Peculiarities of income recognition and accounting, depending on the contractual payment terms:

2.3.1. Income from operations received by the Bank on Recognition Date shall be recorded on income accounts.

2.3.2. Monetary funds received by the Bank prior to Recognition Date (for instance, under a Contract with the provision of Advance Payment for a service) shall be recognized in accounts on the day they are received:

as Accounts Payable, if the Contract provides for monthly or staged drawing-up of Supporting Documents, and shall be referred to income accounts when Recognition Date occurs;

as deferred income, if the contract does not provide for drawing-up of Supporting Documents, or if a single Supporting Document is drawn up for the total Contract amount at

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Contract start, and shall be referred to income accounts on the dates determined by paragraph 1.4 of this Annex.

2.3.3. If the income Recognition Date arrives under concluded Contracts with the provision for Payment Deferment, or if the funds are not received from the Counterparty, the Bank shall record the recognized income and the Accounts Receivable.

2.4. Peculiarities of income recognition with respect to Contracts performed within several months (income for services rendered for several months).

Income form provision of services, including Commission Fee, shall be recognized and recorded in the accounts:

2.4.1. for Contracts without staged delivery of works (services) — on the last working day of the month and on the date of Contract expiry, taking into account the Principle for uniform recognition of income and expenses based on the number of days/months of Contract performance, or based on the actual scope of rendered services, or based on the actual cost of the service rendered during the specific month according to the Contract terms.

2.4.2. for Contracts with staged delivery of works (services) — on the date Supporting Documents are received from the Counterparty, in the amount determined by the Supporting Documents.

2.5. Income from operations of asset delivery (realization) shall be determined as the difference between the balance sheet value of assets and the costs of asset retirement (delivery) in the established cases, and the proceeds from sale, and shall be recognized in accounts on the date when ownership to the said delivered (realized) assets is transferred, irrespective of the contractual payment terms.

2.6. Currency income from performance of works and provision of services shall be recorded on income accounts in ruble equivalents of the corresponding foreign currency amount, based on the official exchange rate of the Bank of Russia on the Date of Income Recognition.

If, for any reasons, the Supporting Documents serving as the basis for recording the operation in the accounts and (or) for determining the Income Recognition Date are accounted for on a later date, the differences between revaluation of foreign currency funds on the accounting date and on the Recognition Date shall be recorded in correspondence to the accounts for income/expenses from revaluation of foreign currency funds.

2.7. If the Bank is entitled to directly debit funds from the Counterparty’s account, and if, on the date the Contractor is to pay a fee to the Bank under the Contract, no funds are received towards the said fee and no funds are available on the Counterparty’s account, the Bank shall draw up a settlement document for collection of debt from the Counterparty and shall place the said document in the file of outstanding settlement documents (account No. 90902).

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3. Expense Recognition Rules

3.1. Expense Recognition Principles

3.1.1. Expense shall be recognized in the Bank’s accounts provided the following conditions are met:

a) the expense is made (arises) according to a specific Contract, requirements of legislative or other normative acts, or business practices;

b) the expense amount may be determined;

c) there is no uncertainty with respect to the expense.

3.1.2. The Bank shall acknowledge that if the Bank acts as a customer (receiver, consumer, buyer) with respect to any works and services, the uncertainty regarding the above shall be removed starting from the Date of work or service acceptance by the Bank.

3.1.3. Expenses on specific operations of assets delivery (realization) shall be recognized in the Bank’s accounts on the date ownership to the assets delivered (realized) is transferred, irrespective of the contractual payment terms (advance, down payment, deferment, installments).

3.1.4. If any of the conditions listed in subparagraphs of paragraph 3.1.1 hereof is not met with respect to any cash actually paid or assets delivered, only the corresponding asset (or claim, including claim in the form of Accounts Receivable), and not expense, shall be recognized in the Bank’s accounts.

3.1.5. The costs and expenses subject to compensation to the Bank according to specific contract terms shall not be recognized as the Bank’s expenses and shall be recorded as Accounts Receivable.

Compensations regarding services of individual nature and banking operations shall be recorded on account receivable No. 47423 “Claims with respect to other operations”; compensations regarding business operations - on accounts No. 60312 “Settlements with suppliers, contractors and customers” and No. 60314 “Settlements with non-resident organizations on business operations”; compensations regarding other operations — on account No. 60323 “Settlements with other debtors”.

The costs of services which cannot be identified as related to specific Counterparties (for instance, mail bills, DHL bills) shall be recognized as the Bank’s expenses.

3.2. Expense Recognition Date

Depending on the type (nature) of operations conducted by the Bank, the Expense Recognition Date shall mean:

3.2.1. The date when ownership to assets delivered (realized) is transferred — for expenses on specific operations of asset delivery (realization).

3.2.2. The date when work is accepted (service rendered) - for expenses on specific operations involving performance of works (provision of services). The date of work acceptance (provision of service) shall be determined under the Contract signed (including

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the settlement date), or as the last working day of the month, or as the Date of receipt (drawing-up) of Supporting Documents, irrespective of the contractual payment terms.

3.2.3. The earlier of the two dates: delivery date or settlement date with respect to transactions:

on purchase and sale of a foreign currency for rubles in cash and non-cash forms (including futures transactions);

on purchase and sale of a foreign currency in exchange for another foreign currency in cash and non-cash forms (including futures transactions).

The date of ownership transfer with respect to operations:

on retirement (realization) of precious metals and stones (including futures transactions);

on retirement (realization) of the Bank’s property.

3.2.5. The date of claim retirement, which shall mean the date when right of claim is transferred to other parties (realization date) determined by the transaction terms, or the date when a debtor (borrower) discharges its obligations.

3.2.6. The date fixed by the Contract for payment of expenses on operations related to conclusion and performance of settlement (non-delivery) futures transactions (including progress payments in the form of variation margin).

3.2.7. The date when salary funds are calculated — for salary expenses.

3.2.8. The date falling on one of the last five working days in a month — for expenses on amortization of fixed and intangible assets.

3.2.9. The date of taxes and levies calculation, but no later than the corresponding payment date - for taxes and levies.

3.2.10. The date of advance report approval — for travel and representation expenses.

3.2.11. The date when monetary funds are actually paid, or when a court decision becomes effective:

with respect to expenses in the form of forfeits (fines, penalties) and (or) other sanctions for breach of contractual or debt obligations;

with respect to loss (damage) compensation amounts.

3.2.12. The date when documents are detected (received, settled and (or) found) confirming the expenses:

on writing-off uncollected Accounts Receivable;

on writing-off property or cash deficiencies(5);

resulting from force-majeure circumstances in business activity (a natural disaster, a fire, an accident, nationalization of property etc.);

charity and other similar expenses;

other expenses of non-recurrent, random nature.

(5) including writing-off according to the procedure stipulated by Instruction “On the procedure of cash operations in JSC VTB Bank” enacted by Order of the Bank No. 682 dated August 1, 2005.

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3.2.13. Revaluation date — for expenses in the form of negative revaluation due to changes in the official foreign currency exchange rates/valuation prices for precious metals/ basic variables for claims and liabilities revaluated using IED:

funds in foreign currencies;

precious metals;

claims and liabilities revaluated using IED.

3.3 The peculiarities of expense recognition, depending on the contractual payment terms.

3.3.1. Expenses, including Commission Charges, paid (transferred) by the Bank on the Recognition Date shall be recorded on expense account.

3.3.2. Advance Payments made by the Bank under Contracts containing the provisions for Advance Payments shall be recognized in the corresponding accounts:

as Accounts Receivable, if the Contract provides for monthly or staged drawing-up of Supporting Documents prior to Expense Recognition Date;

as deferred expenses, if the contract does not provide for drawing-up of Supporting Documents, or if a single Supporting Document is drawn up for the total Contract amount at Contract start; the said expenses shall be referred to expense accounts according to paragraph 1.4 of this Annex.

3.3.3. If the Expense Recognition Date arrives under Contracts concluded with the provision for Payment Deferment, the Bank shall record the recognized expenses and Accounts Payable.

3.4. Peculiarities of expense recognition with respect to Contracts performed within several months. Expenses shall be recorded in the accounts as follows:

3.4.1. for Contracts without staged delivery of works (services) — on the last working day of the month and on the date of Contract expiry, taking into account the Principle for uniform recognition of income and expenses based on the number of days/months of Contract performance, or based on the actual scope of works performed or services rendered, or the specific cost of service (work) performed during the specific month, according to the Contract terms.

3.4.2. for Contracts with staged delivery of works — on the date Supporting Documents are received, in the amount determined by the Supporting Documents.

3.5. Peculiarities of recognition of certain expense types.

3.5.1. Salary expenses, including quarterly bonuses and compensations, shall be recorded on expense accounts as they accrue. In this regard, the amounts of accrued vacation allowances transferred from one month to another shall be recognized as expenses in proportion to the number of days in each month.

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3.5.2. Expenses on all types of fixed assets repairs shall be recognized based on Supporting Documents, as the tangible assets used for the repairs are written off and as the acts for transfer and acceptance of works performed are signed.

3.5.3. Expenses on utilities and other services rendered under the Contracts which do not provide for execution of Supporting Documents shall be recorded in the accounts on the last working day of the month based on calculations, certificates, readings of counters, norms etc.

3.5.4. VAT amounts paid shall be recorded as expenses if the cash has actually been transferred to the Counterparty, but no sooner than the Expense Recognition Date under the Contract, provided the corresponding invoices are available. Invoices only are insufficient without the Supporting Documents where the appropriate VAT amounts are shown in separate lines.

3.6. Expenses on specific operations of asset delivery (sale) shall be determined as the difference between the balance sheet value of assets, costs related to retirement (sale) of assets in the established cases, and the proceeds from selling; the said expenses shall be recognized in accounts on the date when ownership to the said delivered (sold) assets is transferred, irrespective of the contractual payment terms.

3.7. The Recognition Date for expenses in the form of forfeits (fines, penalties) and other sanctions for default or improper performance of contractual terms shall mean the Date the appropriate amounts are recognized by the Bank (the date of actual payment of funds transferred as forfeits), or the date when the court decision on collection of the said amounts from the Bank becomes effective.

3.8. Currency expenses on works performed and services rendered shall be recorded on expense accounts in ruble equivalents of the corresponding foreign currency amount, based on the official exchange rate on the Expense Recognition Date.

If, for any reasons, the Supporting Documents serving as the basis for recording the operation in the accounts and (or) for determining the Expense Recognition Date are accounted for on a later date, the differences between revaluation of foreign currency funds on the accounting date and on the Recognition Date (realization date) shall be reversed in correspondence to accounts for revaluation of foreign currency funds.

3.9. The cost of state duty with respect to statements of claim submitted to judicial bodies shall be recorded on account No. 60312 “Settlements with suppliers, contractors and customers”.

Based on an effective decision of the court regarding compensation by a party to the proceedings of the state duty amount paid by the Bank, the Bank’s state duty costs shall be transferred to account No. 60323 “Settlements with other debtors”.

If the court decision is not in favour of the Bank, the state duty costs shall be recognized as expenses on the date when the court decision takes effect.

3.10. According to Article 106 of the Arbitration Procedure Code of the Russian Federation, the litigation expenses related to proceedings in the court of arbitration shall include the

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amounts payable to experts, witnesses, translators, expenses related to on-site inspection of evidence, service fees of attorneys and other persons providing legal aid (representatives) as well as other expenses incurred by the parties to the case in connection to the arbitration proceedings.

Legal and arbitration expenses incurred by the Bank while referring to judicial bodies shall be recognized as expenses if a judicial act sets out that the Bank is a defeated party in the case. In this case, the date of legal expense recognition shall constitute the date when the court decision becomes effective.

If a judicial act rules that the other party to the case shall compensate the Bank’s legal expenses, the amount of legal expenses specified in the effective judicial act shall be recorded on account No. 60323 “Settlements with other debtors” until the said amount is collected (written off). Control over collection of accounts receivable shall be exercised according to the requirements set out in Regulation No. 283-P of the Central Bank of Russia “On the procedure for making provisions for possible losses by credit organizations” dated March 20, 2006 and in Instruction “On the procedure for making provisions for possible losses” enacted by Order No. 210 dated April 4, 2007.

4. Correction of erroneous entries in income and expense accounts.

4.1. Erroneous entries in income and expense accounts may constitute:

incorrect correspondence of accounts (including incorrect income/expense symbol);

incorrect entry amount.

4.2. Corrective entries shall be made by means of:

a reversing entry — corrections are made in the total amount by reversing entries in all the accounts where the initial operation was recorded;

a corrective entry — correction within the limits of the excessively (insufficiently) posted amount, or if the erroneous entry means that only one of the accounts participating in the posting is incorrect and a reversing entry is made only in this account.

4.3. Erroneous entries in income and expense accounts detected in the course of current operations (prior to concluding the daily balance sheet) shall be corrected by canceling the accounting entries, both in case of incorrect amounts and incorrect correspondence. If, under data processing terms, the posting of entries cannot be cancelled, the erroneous entries shall be corrected by reversing the erroneous entry and making a new, correct one.

4.4. Erroneous entries in income and expense accounts detected after the balance sheet has been concluded but within the reporting year shall be corrected by means of:

a reversing entry;

a corrective entry.

4.5. Erroneous entries in income and expense accounts made in the previous reporting year and detected during the period from January 1 of the new year to the date of preparing the annual accounting report shall be corrected according to the following procedure:

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if the erroneous entry refers to a post balance sheet date event, corrections in the accounting records shall be made as PBSDE according to a specific internal normative document of the Bank;

other erroneous entries shall be corrected according to the procedure set out in paragraph 4.6 hereof.

4.6. An erroneous entry in income and expense accounts made in the previous reporting year and detected after the annual report was prepared, or made in the earlier reporting periods shall be corrected by making a corrective entry:

on income account (symbol “income of past years detected in the current year”), if the said amount was entered in expense account before;

on expense account (symbol “expenses of past years detected in the current year”), if the said amount was entered in income account before.

5. Income and expense accounting on accrual basis.

5.1. Income accounting on accrual basis.

5.1.1. Recognized income shall be recorded in ledger accounts opened according to the Bank’s established procedure for application of income and expense accounts.

5.1.2. If the Contract terms stipulate that the Bank shall receive down payments (advance) for works performed (services rendered), or in the case specified in paragraph 2.1.3 hereof, the cash received shall be recognized as Accounts Payable and shall be recorded in the appropriate accounts, depending on the nature of works performed (services rendered). Accounts Payable shall be maintained broken down by contracts, types of operations (commissions) and types of currencies (payment currencies).

Cash received as advance and down payments for banking operations specified in Article 5 of Federal Law “On banks and banking activity” shall be recorded on accounts No. 47422 “Liabilities with respect to other operations”. Analytical accounting of the said operations shall be maintained in ledger accounts opened for each Counterparty or each type of operations.

The amounts of advances and down payments received from beneficiaries (buyers, customers) for business operations shall be recorded on accounts No. 60311 “Settlements with suppliers, contractors and customers” and No. 60313 “Settlements with non-resident organizations on business operations”. Analytical records shall contain ledger accounts opened for each Counterparty.

Cash received as payments for other business operations shall be recorded on account No. 60322 “Settlements with other creditors”. Analytical records shall contain ledger accounts opened for each Counterparty.

5.1.3. If the Contract terms stipulate that the Bank shall provide Payment Deferment to the Counterparty, Accounts Receivable shall be recorded in balance sheet accounts on the Income Recognition Date, depending on the nature of works performed (services rendered)

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in correspondence to the income accounts. Accounts Receivable shall be maintained in the currency of the Contract (Tariff) or in the payment currency, if the Account Receivable is subject to IED under the Contract terms. Accounts Receivable shall be broken down by contracts and types of operations (commissions).

If income from banking activities and penalties from banking operations accrue, Accounts Receivable shall be recorded on account No. 47423 “Claims with respect to other operations”. Analytical records shall contain ledger accounts opened for each Counterparty or each type of operations.

If income accrues with respect to business operations (services rendered, works performed), Accounts Payable shall be recorded on accounts No. 60312 “Settlements with suppliers, contractors and customers” and No. 60314 “Settlements with non-resident organizations on business operations”. Analytical records shall contain ledger accounts opened for each Counterparty.

If income accrues with respect to other business operations as well as penalties (forfeits, fines) with respect to other operations, Accounts Receivable shall be recorded on account No. 60323 “Settlements with other debtors”. Analytical records shall contain ledger accounts opened for each Counterparty.

5.1.4. In case the Contract does not provide for drawing-up of Supporting Documents, or if a single Supporting Document is drawn up for the total Contract amount at Contract start, the received (acquired) non-recurrent amounts of commission fee for the total Contract amount shall be recorded on account No. 61304 “Deferred income from other operations” and shall be recorded as income in subsequent months according to paragraph 3.5.2 of the Accounting Policy. Analytical accounts shall be maintained for each Contract.

5.2. Expense accounting on accrual basis

5.2.1. Recognized expenses shall be recorded in ledger accounts opened according to the Bank’s established procedure for application of income and expense accounts.

5.2.2. If the Contract terms stipulate that the Bank shall transfer down payments (advance) for works performed or services rendered in favour of the Bank, or in the case specified in paragraph 3.1.4 hereof, the cash transferred shall be recognized as Accounts Receivable and shall be recorded in the appropriate accounts, depending on the nature of works performed (services rendered). Accounts Receivable shall be maintained in payment currency.

Cash paid to other counterparties for conducting banking operations specified in Article 5 of Federal Law “On banks and banking activity” shall be recorded on accounts No. 47423 “Claims with respect to other operations”. Analytical records shall contain ledger accounts opened for each Counterparty or each type of operations.

The amounts of advances and down payments made to suppliers and contractors, transferred as payments for business operations shall be recorded on accounts No. 60312 “Settlements with suppliers, contractors and customers” and No. 60314 “Settlements with non-resident

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organizations on business operations”. Analytical records shall contain ledger accounts opened for each Counterparty.

Cash transferred as payments for other business operations, including payment of penalties, shall be recorded on account No. 60323 “Settlements with other debtors”. Analytical records shall contain ledger accounts opened for each Counterparty.

The advance amounts paid towards future accruals of salaries or towards specific labor contracts (agreements) shall be recorded on account No. 60306 “Salary settlements with employees”. Analytical records shall contain ledger accounts opened for each employee, including the persons who are not employed by the Bank but have performed works based on specific civil law contracts (agreements).

The amounts of accountable cash paid to employees, the amounts transferred to an employee who is outside of the Bank for business purposes; the amounts of cash and other tangible assets deficiencies arising due to cash miscalculations, theft and other abusive practices of the Bank’s employees shall be recorded on account No. 60308 “Settlements with employees with respect to accountable amounts”. Analytical records shall contain ledger accounts opened for each employee who receives accountable cash, and for designated purposes of the accountable amounts, as well as for each employee of the Bank who has caused a deficiency in cash and other valuables.

5.2.3. If the Contract terms stipulate that the Bank shall receive Payment Deferment, Accounts Payable shall be recorded on the Expense Recognition Date in correspondence to the expense accounts, depending on the nature of works performed (services rendered). Accounts Payable shall be maintained in the currency of the Contract (Tariff) or in the payment currency, if the Account Payable is subject to IED under the Contract terms.

Expenses that accrue on payments to Counterparties for services rendered (works performed) in the course of banking operations on terms of Payment Deferment as well as expenses that accrue on penalties (fines, forfeits) with respect to banking operations shall be recorded as Accounts Payable on account No. 47422 “Liabilities with respect to other operations”. Analytical records of the said operations shall contain ledger accounts opened for each Counterparty or each type of operations.

The costs of accepted works and services due to suppliers and contractors shall be recorded on accounts No. 60311 “Settlements with suppliers, contractors and customers” and No. 60313 “Settlements with non-resident organizations on business operations”. Analytical records shall contain ledger accounts opened for each Counterparty.

If expenses accrue with respect to other business operations and penalties (fines, forfeits), Accounts Payable shall be recorded on account No. 60322 “Settlements with other creditors”. Analytical records shall contain ledger accounts opened for each Counterparty.

The amounts of accrued salaries, including accruals for the first half of the month, bonuses and other payments stipulated by the law, shall be recorded on account No. 60305 “Salary settlements with employees”. Analytical records shall contain ledger accounts opened for

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each employee, including the persons who are not employed by the Bank but have performed works based on specific civil law contracts (agreements).

In case the Contract does not provide for drawing-up of Supporting Documents, or if a single Supporting Document is drawn up for the total Contract amount at Contract start, the paid non-recurrent commission charges subject to recording as deferred expenses shall be recorded on account No. 61403 “Deferred expenses on other operations” and shall be recorded as expenses in subsequent months according to paragraph 3.5.3 of the Bank’s Accounting Policy. Analytical accounts shall be maintained for each Contract.

5.3. Correction of erroneous entries in income and expense accounts.

5.3.1. Below are the examples of correction of erroneous entries in income and expense accounts within the reporting year, if the said entries are detected after the balance sheet has been prepared.

Causes of erroneous entries	Correction methods	Correction of erroneous entry in the credit side of account	Correction of erroneous entry in the debit side of account
Wrong correspondence of accounts

An error in the choice of income or expense ledger account	Reversing entry	Debit of income account (erroneous) Credit of income account (correct)	Debit of expense account (correct) Credit of expense account (erroneous)

An error in the choice of ledger account of Counterparty / Accounts Receivable / Accounts Payable	Reversing entry	Debit of income account Credit of Counterparty’s account / Accounts Payable (erroneous) Debit of Counterparty’s account / Accounts Payable Credit of income account (correct)	Debit of Counterparty’s account / Accounts Receivable (erroneous) Credit of expense account Debit of expense account Credit of Counterparty’s account / Accounts Receivable (correct)

An error in the transaction amount

Less than due income amount was received, expense amount was not recorded	Corrective entry for the difference in amounts	Debit of Counterparty’s account / Accounts Payable Credit of income account	Debit of expense account Credit of Counterparty’s account / Accounts Receivable

Surplus income amount was	Corrective entry for	Debit of income account	Debit of Counterparty’s account / Accounts

received, surplus expense amount was recorded	the difference in amounts	Credit of Counterparty’s account / Accounts Payable	Receivable Credit of expense account

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5.3.2. Below are the examples of corrections of erroneous entries in income and expense accounts made in the previous reporting year and detected after the annual report was prepared.

Causes of erroneous entries	Correction methods	Correction of erroneous entry in the income account	Correction of erroneous entry in the expense account
Less than due income was received or expense amount was not recorded	Corrective entry for the difference in amounts	Debit of Counterparty’s account / Accounts Payable Credit of income account, symbol based on economic substance of the transaction	Debit of expense account, symbol based on economic substance of the transaction Credit of Counterparty’s account / Accounts Receivable

Surplus income amount was received or surplus expense amount was recorded	Corrective entry for the difference in amounts	Debit of expense account, symbol “expenses of past years detected in the current year” Credit of Counterparty’s account / Accounts Payable	Debit of Counterparty’s account / Accounts Receivable Credit of income account, symbol “income of past years detected in the current year”

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Annex 2

to Regulation “Accounting Policy of JSC VTB Bank” enacted by Order of JSC VTB Bank dated December 18, 2008 No. 1062

PROCEDURE FOR RECORDING INCOME AND EXPENSES FROM REVALUATION OF FOREIGN CURRENCY FUNDS AND PRECIOUS METALS, ASSETS (CLAIMS) AND LIABILITIES CONTAINING INSEPARABLE EMBEDDED DERIVATIVES (IED), CLAIMS AND LIABILITIES WITH RESPECT TO SETTLEMENT (NON-DELIVERY) TRANSACTIONS AND OPENING THE APPROPRIATE ACCOUNTS IN JSC VTB BANK .

1. Revaluation of foreign currency funds

1.1. Revaluation of foreign currency funds shall be carried out according to paragraph 1.17, Part I “General Provisions” of the Rules.

1.2. Revaluation of foreign currency funds shall be carried out in automatic mode at the start of transaction day before operations are recorded in accounts. Incoming balances on ledger accounts at the day start shall be subject to revaluation. At the end of transaction day, foreign currency accounts shall be valuated additionally.

1.3. Analytical accounting data denominated in foreign currency shall be converted into rubles (foreign currency funds shall be revaluated) by multiplying the foreign currency amount by the official exchange rate set for the said currency against ruble by the Bank of Russia (hereinafter — the official exchange rate).

1.4. Foreign currency accounts in the Bank’s balance sheet shall be revaluated on the Bank’s working days based on the official exchange rates set for foreign currencies against ruble by the Bank of Russia for the given day. A daily balance sheet for January 1 shall be made based on the official exchange rates valid as of December 31.

1.5. Recording of revaluation of foreign currency accounts in Chapter “A” “Balance sheet accounts” in the Chart of Accounts of the Rules.

1.5.1. Positive revaluation of foreign currency funds shall be recorded based on the accrued total since the year start in balance sheet account No. 70603, the negative revaluation shall be recorded in balance sheet account No. 70608. On the first working day of the new year, following drawing-up of the accounting balance sheet for January 1, the balances from the accounts specified above shall be transferred to accounts for recording the financial result of the past year. Positive revaluation shall be transferred to balance sheet account No. 70703, and negative revaluation - to balance sheet account No.70708. On the day when the annual accounting report is prepared, the balances on the accounts of financial result for the past year shall be transferred to the account of profit (loss) of the past year.

1.5.2. Income from the said operations shall be recorded in the Income Statement (hereinafter — IS) under symbol 15102, and expenses — under symbol 24102.

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1.5.3. Revaluation shall be carried out and recorded in the accounts separately for each foreign currency code. Separate ledger accounts for recording revaluation of foreign currency funds shall be opened taking into account the following peculiarities.

Income and expenses from revaluation of the currencies whose official exchange rates against ruble are set by the Bank of Russia on a daily basis (on the Bank’s working days) shall be recorded on separate ledger accounts in the ABS of the Parent Organization/branches. Ledger accounts shall be opened for each of the currency codes:

for recording revaluation of foreign currency accounts, except for accounts on operations with securities denominated in foreign currencies;

for recording revaluation of accounts on operations with securities denominated in foreign currencies.

For the purpose of recording income and expenses from revaluation of currencies whose official exchange rates against ruble are set by the Bank of Russia on a monthly basis and the currencies used in the Russian Federation banking system under inter-governmental agreements (the clearing currencies), the above currencies are classified in groups. Revaluation of accounts denominated in the said currencies shall be recorded in ABS of the Parent Organization/branches on ledger accounts opened for a currency group (2 ledger accounts per each group):

for recording revaluation of foreign currency accounts, except for accounts on operations with securities denominated in foreign currencies;

for recording revaluation of accounts on operations with securities denominated in foreign currencies.

The results of revaluation of the currencies whose official exchange rates against ruble are set by the Bank of Russia on a monthly basis and the currencies used in the Russian Federation banking system under inter-governmental agreements (the clearing currencies), broken down by currency codes, for any set period of time shall be recorded in the cumulative list.

1.5.4. The chart of ledger accounts for revaluation of foreign currency funds and the account numbers based on the codes of revaluated currencies are provided in Annex 1 hereto.

1.5.5. Positive revaluation shall be determined and recorded in the accounts as follows:

1) increase in the ruble equivalent of assets and claims — debit of asset account; credit of No. 70603;

2) decrease in the ruble equivalent of liabilities — debit of liability account; credit of No. 70603.

1.5.6. Negative revaluation shall be determined and recorded in the accounts as follows:

1) decrease in the ruble equivalent of assets and claims — debit of No. 70608; credit of asset account;

2) increase in the ruble equivalent of liabilities — debit of No. 70608; credit of liability account.

1.6. Recording of foreign currency accounts revaluation in Chapter “C” “Off-balance sheet accounts” in the Chart of Accounts of the Rules.

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1.6.1. Off-balance sheet accounts for claims and liabilities in foreign currency shall be revaluated due to changes in the official exchange rate of the Bank of Russia. Off-balance sheet accounts No. 99998 and No. 99999 shall be maintained in rubles and shall not be revaluated.

1.6.2. If the official foreign currency exchange rates against ruble increase, revaluation of off-balance sheet accounts shall be recorded as follows:

1) for off-balance sheet liability accounts — debit of No. 99998; credit of the said accounts;

2) for off-balance sheet asset accounts — debit of the said accounts; credit of No. 99999.

1.6.3. If the official foreign currency exchange rates against ruble drop, revaluation of off-balance sheet accounts shall be recorded as follows:

1) for off-balance sheet liability accounts - debit of the said accounts; credit of No. 99998;

2) for off-balance sheet asset accounts — debit of No. 99999; credit of the said accounts.

2. Revaluation of precious metals

2.1. Revaluation of precious metals shall be carried out according to paragraph 1.18, Part I “General Provisions” of the Rules.

2.2. Revaluation of precious shall be carried out at the start of transaction day before any operations are recorded in the account (accounts). Incoming balances on ledger accounts at the day start shall be subject to revaluation. At the end of transaction day, precious metals accounts shall be valuated additionally.

2.3. Analytical accounting data denominated in accounting units of precious metals weight shall be converted into rubles (precious metals shall be revaluated) by multiplying the quantity of a precious metal, recorded in analytical ledger accounts under the appropriate code, by the valuation price set for the said metal by the Bank of Russia on a daily basis.

2.4. Precious metal accounts in the Bank’s balance sheet shall be revaluated on the Bank’s working days based on changes in the valuation price for the metal set by the Bank of Russia. A daily balance sheet for January 1 shall be made based on the valuation price for the corresponding affined precious metal valid as of December 31.

2.5. Recording of revaluation of precious metals accounts in Chapter “A” “Balance sheet accounts” in the Chart of Accounts of the Rules.

2.5.1. Positive revaluation of precious metals shall be recorded based on the accrued total since the year start in balance sheet account No. 70604, the negative revaluation shall be recorded in balance sheet account No. 70609. On the first working day of the new year, following drawing-up of the accounting balance sheet for January 1, the balances on the accounts specified above shall be transferred to accounts for recording the financial result of the past year. Positive revaluation shall be transferred to balance sheet account No. 70704, and negative revaluation - to balance sheet account No.70709. On the day when the annual

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accounting report is prepared, the balances from the accounts of financial result of the past year shall be transferred to the account of profit (loss) of the past year.

2.5.2. Income from the said operations shall be recorded in the Income Statement under symbol 15103, expenses — under symbol 24103.

2.5.3. Revaluation shall be carried out and recorded in the accounts separately for each precious metal code, i.e., a separate ledger account shall be opened for each precious metal code.

The chart of ledger accounts for revaluation of precious metals and the account numbers based on the codes of revaluated metals are provided in Annex 2 hereto.

2.5.4. Positive revaluation shall be determined and recorded in the accounts as follows:

1) increase in the ruble equivalent of assets and claims — debit of asset account; credit of No. 70604;

2) decrease in the ruble equivalent of liabilities — debit of liability account; credit of No. 70604.

2.5.5. Negative revaluation shall be determined and recorded in the accounts as follows:

1) decrease in the ruble equivalent of assets and claims — debit of No. 70609; credit of asset account;

2) increase in the ruble equivalent of liabilities — debit of No. 70609; credit of liability account.

2.6. Recording of precious metals accounts revaluation in Chapter “C” “Off-balance sheet accounts” in the Chart of Accounts of the Rules.

2.6.1. Off-balance sheet accounts for claims and liabilities in precious metals shall be revaluated due to changes in valuation prices for precious metals.

2.6.2. Revaluation of off-balance sheet accounts due to increase in valuation prices for precious metals shall be recorded as follows:

1) for off-balance sheet liability accounts — debit of No. 99998; credit of the said accounts;

2) for off-balance sheet asset accounts — debit of the said accounts; credit of No. 99999.

2.6.3. Revaluation of off-balance sheet accounts due to decrease in valuation prices for precious metals shall be recorded as follows:

1) for off-balance sheet liability accounts — debit of the said accounts; credit of No. 99998;

2) for off-balance sheet asset accounts — debit of No. 99999; credit of the said accounts.

3. Revaluation (recalculation) of assets (claims) and liabilities containing IED

3.1. The Bank’s income and expenses shall be determined taking into account the differences related to the use of IED.

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3.2. Assets, claims and (or) liabilities whose particular value (cost) is determined using IED shall be subject to mandatory revaluation (recalculation) on the last working day of each month, on the day of the event terminating the accrual period, and on the day when payment claims or liabilities are discharged.

Incoming balances on ledger accounts determined using IED at the day start shall be subject to revaluation. At the end of transaction day, the accounts determined using IED shall be valuated additionally.

Revaluation of the accounts determined using IED, performed on the last working day of each month and on the day of the event terminating the accrual period, shall be carried out at the start of a transaction day before any operations are recorded in the accounts.

Revaluation of the accounts determined using IED, performed on the day when payment claims or obligations are discharged, shall be carried out before any operations are recorded in the accounts for payment claims or liabilities.

3.3. If, under contract terms, the particular value of a claim (the cost of asset) or a liability is determined using two or more IED, revaluation (recalculation) shall be performed for each IED. No adding or offsetting of the revaluation (recalculation) results for different IED shall be allowed.

3.4. If, under the terms of purchase and sale contracts (contracts for works or services), the amount of proceeds (the cost of works, services) is determined using IED, the differences related to the said use of IED shall accrue starting from the date of transferring ownership to the asset delivered (the date of work acceptance or service provision) and until the date when the actual payment is made, or until the date of the event terminating the accrual period, both dates inclusive. In this case, the amount of liability (payment) or claim (payment) under the purchase and sale contract (contract for works or services) shall be subject to revaluation due to the use of IED.

3.5. Recording of revaluation of the accounts determined using IED, Chapter “A” “Balance sheet accounts” in the Chart of Accounts of the Rules.

3.5.1. Income from the use of IED shall be recorded based on the accrued total since the year start in balance sheet account No. 70605. Expenses from the use of IED shall be recorded in balance sheet account No. 70610. On the first working day of the new year 2009, following drawing-up of the accounting balance sheet for January 1, the balances from the accounts specified above shall be transferred to accounts for recording the financial result of the past year. Income shall be transferred to balance sheet account No. 70705, and expenses - to balance sheet account No.70710. On the day when the annual accounting report for 2008 is prepared, the balances from the accounts of financial result of the past year shall be transferred to the account of profit (loss) of the past year.

3.5.2. Income from using changes in security price as IED shall be recorded in the Income Statement under symbol 15201, expenses — under symbol 24201.

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3.5.3. Income from using changes in currency exchange rate as IED shall be recorded in the Income Statement under symbol 15202, expenses — under symbol 24202.

3.5.4. Income from using changes in price index as IED shall be recorded in the Income Statement under symbol 15203, expenses — under symbol 24203.

3.5.5. Income from using changes in other variables as IED shall be recorded in the Income Statement under symbol 15204, expenses — under symbol 24204.

3.5.6. Analytical records of accounts for IED revaluation shall be broken down by derivatives. The chart of ledger accounts for IED revaluation and the account numbers are provided in Annex 3 hereto.

3.5.7. Positive revaluation of accounts containing IED shall be determined and recorded as follows:

1) increase in the amount of claims (cost of assets) — debit of asset account for IED claim; credit of No. 70605;

2) decrease in the amount of liabilities at regular revaluation (recalculation) or at discharge, as compared to the previous revaluation (accounting date)  — debit of liability account for IED liability; credit of No. 70605.

3.5.8. Negative revaluation of accounts containing IED shall be determined and recorded as follows:

1) decrease in the amount of claims (cost of assets) — debit of No. 70610; credit of asset account for IED claim;

2) increase in the amount of liabilities at regular revaluation or at discharge, as compared to the previous revaluation (accounting date)  — debit of No. 70610; credit of liability account for IED liability.

3.6. If the price (transaction amount) of the third-party promissory notes acquired (sold) under a purchase and sale contract differs from the payment currency and if the date of ownership transfer occurs sooner than the settlement date, the claims (liabilities) with respect to cash delivery shall be subject to revaluation using IED, with the positive revaluation recorded on balance sheet account No. 70605 (symbol 15202) and the negative evaluation — on balance sheet account No. 70610 (symbol 24202) in correspondence to accounts No. 47407 or No. 47408 “Settlements on conversion and futures transactions”.

3.6.1. If third-party promissory notes discounted by the Bank with par value in one currency contain the effective payment clause in a different currency, the income and expenses arising from the use of IED due to changes in the rate of payment currency against the rate of par value currency of the promissory notes shall be recorded starting from the date when the promissory notes are recognized in the accounts, no sooner than the last working day of each month, and on the date of promissory notes retirement (selling).

3.6.1.1. Positive revaluation of discounted promissory notes containing IED shall be recorded in the accounts as follows:

Debit of discounted promissory notes account;

Credit of 70605, symbol 15202.

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Debit of “Accrued interest income” / “Accrued discount”;

Credit of 70605, symbol 15202.

3.6.1.2. Negative revaluation of discounted promissory notes containing IED shall be recorded in the accounts as follows:

Debit of No. 70610, symbol 24202;

Credit of discounted promissory notes account.

Debit of 70610, symbol 24202;

Credit of “Accrued interest income” / “Accrued discount”

During adjustment of accrued interest/discount, IED shall not be adjusted.

3.7. If promissory notes issued by the Bank with par value in one currency contain the effective payment clause in a different currency, the income and expenses arising from the use of IED due to changes in the rate of payment currency against the rate of par value currency shall be recorded in accounts starting from the date of ownership transfer:

3.7.1. Positive revaluation of discounted promissory notes containing IED shall be recorded in the accounts as follows:

Debit of discounted promissory notes account;

Credit of 70605, symbol 15202;

Debit of  account no. 52501 “Interest liabilities on securities issued”,

Credit of 70605, symbol 15202;

or

Debit of 70610, symbol 24202,

Credit of 52503 “Discount on securities issued”.

3.7.2. Negative revaluation of discounted promissory notes containing IED shall be recorded in the accounts as follows:

Debit of No. 70610, symbol 24202,

Credit of issued promissory notes account;

Debit of 70610, symbol 24202,

Credit of 52501 “Interest liabilities on securities issued”;

or

Debit of 52503 “Discount on securities issued”,

Credit of 70605, symbol 15202.

4. Recording of financial assets on accounts of Chapter “D”, “Futures Transactions” in the Chart of Accounts of the Rules

Accounts “Unrealized exchange rate differences” shall be opened for recording unrealized exchange rate differences arising from revaluation of claims and (or) liabilities with respect

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to futures transactions involving purchase and sale of foreign currency, precious metals and securities recorded on accounts of Chapter “D” “Futures transactions”.

For accounting purposes, paired ledger accounts (asset and liability) for recording unrealized income and expenses on transactions concluded shall be opened in accounts “Unrealized exchange rate differences”.

Analytical records on “Unrealized exchange rate differences” accounts shall be maintained broken down by financial assets subject to revaluation, i.e., by types of foreign currencies; by types of precious metals; by types, issues and par values of securities for the concluded contracts (transactions).

In this case, the results of revaluation of claims and liabilities with respect to concluded contracts (transactions) shall be recorded in extensive form; no balancing of revaluation results for different financial assets, claims and liabilities shall be allowed.

4.1. Recording of foreign currency accounts revaluation in Chapter “D” “Futures transactions”

4.1.1. Claims and (or) liabilities in foreign currency shall be subject to revaluation:

on transaction day — for the amount of the difference between the transaction exchange rate (price) and the official exchange rate;

on the day of official rate change — for the amount of difference between the last official exchange rate and the newly established one.

4.1.2. The following accounts shall be used for recording unrealized exchange rate differences arising from foreign currency revaluation:

No. 93801 “Unrealized exchange rate differences from foreign currency revaluation” (asset);

No. 96801 “Unrealized exchange rate differences from foreign currency revaluation” (liability).

4.2. Recording of precious metals accounts revaluation in Chapter “D” “Futures transactions”

4.2.1. Claims and (or) liabilities in precious metals shall be subject to revaluation:

on transaction day — for the amount of the difference between the transaction price and the valuation price for the metal;

on the day of valuation price change — for the amount of difference between the last valuation price and the newly established one.

4.2.2. The following accounts shall be used for recording unrealized exchange rate differences arising from precious metals revaluation:

No. 93901 “Unrealized exchange rate differences from precious metals revaluation” (asset);

No. 96901 “Unrealized exchange rate differences from precious metals revaluation” (liability).

4.3. Recording of securities revaluation on accounts of Chapter “D” “Futures transactions”

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4.3.1. Claims and (or) liabilities with respect to concluded futures transactions for purchase and sale of securities shall be subject to revaluation due to changes in the market (stock exchange) prices for securities:

on transaction day — for the amount of the difference between the transaction price and the market (stock exchange) price for securities used for revaluation purposes;

on the day of changes in the market (stock exchange) prices — for the amount of difference between the last market (stock exchange) price used for revaluation purposes and the newly established market (stock exchange) price.

4.3.2. The following accounts shall be used for recording unrealized exchange rate differences arising from revaluation of claims/liabilities with respect to securities:

No. 94001 “Unrealized exchange rate differences from securities revaluation” (asset);

No. 97001 “Unrealized exchange rate differences from securities revaluation” (liability).

5. Revaluation of claims and liabilities with respect to settlement non-delivery transactions of Chapter “D” “Futures Transactions” in the Chart of Accounts of the Rules

5.1. For the purposes hereof, a settlement (non-delivery) futures transaction shall mean a futures transaction whose subjects include receipt or payment of cash resulting from changes in the interest rate, market (stock exchange) price of securities, currency exchange rate, price index or other variables with respect to the specified asset (underlying asset), provided the transaction terms do not stipulate delivery of the said underlying asset.

5.2. Liabilities arising from purchase and sale transactions shall be recorded on liability accounts, and claims — on asset accounts. Claims and (or) liabilities under settlement (non-delivery) futures transactions shall be recorded on accounts for cash delivery claims and liabilities in correspondence to accounts for unrealized exchange rate differences from revaluation of claims and liabilities with respect to settlement (non-delivery) futures transactions.

5.3. Claims and (or) liabilities regarding financial assets with the market or officially quoted prices (exchange rates, interest rates, indices or other variables) shall be recorded on accounts based on the said prices (rates, variables) and shall be subject to revaluation:

on transaction day — for the amount of the difference between the transaction rate (price) and the official rate, valuation price for precious metals, market (stock exchange) price for securities, interest rate, index or other variable, as of the transaction date;

on the Bank’s working day in case of changes in the official rates, valuation prices for precious metals, market (stock exchange) prices for securities, interest rates, indices or other variables — for the amount of the difference between the last official rate (market price, valuation price for precious metals, or other variable) and the newly established official rate (market price, valuation price for precious metals, or other variable).

5.4. Accounts “Unrealized exchange rate differences” are used for recording exchange rate differences arising from revaluation of claims and liabilities regarding settlement (non-delivery) futures transactions:

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No. 95001 “Unrealized exchange rate differences from claims and liabilities revaluation due to interest rate change” (asset);

No. 95002 “Unrealized exchange rate differences from claims and liabilities revaluation due to changes in market prices (price indices) of securities” (asset);

No. 95003 “Unrealized exchange rate differences from claims and liabilities revaluation due to exchange rate changes” (asset);

No. 95004 “Unrealized exchange rate differences from claims and liabilities revaluation due to changes in price indices (securities excluding)” (asset);

No. 95005 “Unrealized exchange rate differences from claims and liabilities revaluation due to changes in other variables” (asset);

No. 97101 «“Unrealized exchange rate differences from claims and liabilities revaluation due to interest rate change” (liability);

No. 97102 “Unrealized exchange rate differences from claims and liabilities revaluation due to changes in market prices (price indices) of securities” (liability);

No. 97103 “Unrealized exchange rate differences from claims and liabilities revaluation due to exchange rate changes” (liability);

No. 97104 “Unrealized exchange rate differences from claims and liabilities revaluation due to changes in price indices (securities excluding)” (liability);

No. 97105 “Unrealized exchange rate differences from claims and liabilities revaluation due to changes in other variables” (liability).

5.5. For accounting purposes and for recording unrealized income and expenses from transactions concluded, each subdivision of the Bank shall open paired ledger accounts in rubles (asset and liability) on accounts “Unrealized exchange rate differences” on the day the transaction is recorded on accounts of Chapter “D” “Futures transactions”. In this case, analytical records shall provide information on the amount of claims and liabilities for each settlement (non-delivery) futures transaction.

5.6. At the end of a transaction day, unrealized exchange rate differences arising from revaluation of claims and liabilities with respect to settlement (non-delivery) futures transactions may remain only on one ledger account of the two accounts opened: either the asset (expense) or the liability (income) account.

5.7. Each transaction day shall start with an entry made in the account for unrealized exchange rate differences where the balance remains (one out of the specified paired accounts for revaluation of claims and liabilities with respect to settlement (non-delivery) futures transactions). At the end of a transaction day, if any debit balance arises on the liability ledger account, or a credit balance arises on the asset ledger account, the said

238

balance shall be transferred to the appropriate paired account by making the appropriate entry.

5.8. Revaluation shall be determined and recorded as follows:

if there is a balance on account No. 971 in the morning:

1) increase in cash delivery claims — debit of cash delivery claims account; credit of No. 971;

2) decrease in cash delivery liabilities — debit of cash delivery liabilities account; credit of No. 971;

3) increase in cash delivery liabilities — debit of No. 971; credit of cash delivery liabilities account;

4) decrease in cash delivery claims — debit of No. 971; credit of cash delivery claims account;

if there is a balance on account No. 950 in the morning:

1) increase in cash delivery claims — debit of cash delivery claims account; credit of No. 950;

2) decrease in cash delivery liabilities — debit of cash delivery liabilities account; credit of No. 950;

3) increase in cash delivery liabilities — debit of No. 950; credit of cash delivery liabilities account;

4) decrease in cash delivery claims — debit of No. 950; credit of cash delivery claims account.

5.9. If the negative revaluation amount exceeds the positive revaluation amount recorded on balance sheet account No. 971 and if the Bank’s liability arises with respect to cash delivery:

the negative revaluation amount within the limits of the positive one shall be written off the cash delivery claims account in correspondence to balance sheet account No. 971;

the amount by which the negative revaluation exceeds the positive one shall be recorded as credit of the cash delivery liabilities account in correspondence to balance sheet account No. 950.

If the positive revaluation amount exceeds the negative revaluation amount recorded on balance sheet account No. 950 and if the Bank’s claims arise with respect to cash delivery:

the positive revaluation amount within the limits of the negative one shall be written off the cash delivery liabilities account in correspondence to balance sheet account No. 950;

the amount by which the positive revaluation exceeds the negative one shall be recorded as debit of the cash delivery claims account in correspondence to balance sheet account No. 971.

239

Annex 1

to the Procedure for recording income and expenses from revaluation of foreign currency funds and precious metals, assets (claims) and liabilities containing inseparable embedded derivatives (IED), claims and liabilities with respect to settlement (non-delivery) transactions and opening the appropriate accounts in JSC VTB Bank .

(Annex 2

to Regulation “Accounting Policy of JSC VTB Bank” enacted by Order of JSC VTB Bank dated December 18, 2008 No. 1062

The chart of ledger accounts for revaluation of foreign currency funds and the account numbers based on the codes of revaluated currencies

Positive revaluation accounts:

No. 70603 810 K NNNN 15102 VV* “Income from revaluation of funds in (name of foreign currency or currency group)”

No. 70603 810 K NNNN 15102 VV** “Income from revaluation of accounts for operations with securities denominated in (name of foreign currency or currency group)”

Negative revaluation accounts:

No. 70608 810 K NNNN 24102 VV* “Expenses from revaluation of funds in (name of foreign currency or currency group)”

No. 70608 810 K NNNN 24102 VV** “Expenses from revaluation of accounts for operations with securities denominated in (name of foreign currency or currency group)”

where,

K is a security key.

NNNN is the structural subdivision number.

VV* and VV** are the item numbers of ledger income and expense accounts based on codes of revaluated currencies or currency groups (shown below in the list of revaluated currencies).

The list of revaluated currencies and the item numbers of ledger income and expense revaluation accounts

240

Currency codes based on the All- Russian Currency Classifier and Clearing Currency Classifier	Currency name	Item numbers of ledger accounts for revaluation of foreign currency accounts, excluding accounts for operations with foreign currency- denominated securities VV**	Item numbers of ledger accounts for revaluation of foreign currency accounts for operations with foreign currency- denominated securities VV***
The currencies with official exchange rates against ruble set by the Bank of Russia on a daily basis (on working days)

036	Australian Dollar	1	51
124	Canadian Dollar	2	52
156	Chinese Yuan	3	53
208	Danish Krone	4	54
352	Iceland Krone	5	55
392	Japanese Yen	6	56
398	Kazakhstan Tenge	7	57
578	Norwegian Krone	8	58
702	Singapore Dollar	9	59
752	Swedish Krone	10	60
756	Swiss Franc	11	61
826	UK Pound Sterling	12	62
840	US Dollar	13	63
949	New Turkish Lire	14	64
960	SDR (Special Drawing Rights)	15	65
974	Byelorussian Ruble	16	66
978	Euro	17	67
980	Ukrainian Hryvnia	18	68
250	French Franc*	96	—
276	Deutschemark*	97	—
380	Italian Lire*	98	—
246	Finnish Mark*	99	—

The currencies with official exchange rates against ruble set by the Bank of Russia on a monthly basis

012	Algerian Dinar	20	70
032	Argentinean Peso
050	Bangladeshi Taka
051	Armenian Dram
096	Brunei Dollar
191	Croatian Kuna
192	Cuban Peso
196	Cyprus Pound
203	Czech Krona
233	Estonian Krone
344	Hong Kong Dollar

* Currency revaluation shall be performed according to the procedure set out in Bank of Russia Regulation No. 286-P dated April 18, 2006 “On setting and publishing of the official foreign currency exchange rates against ruble by the Russian Federation Central Bank”.

241

348	Hungarian Forint
356	Indian Rupee
360	Indonesian Rupee
364	Iranian Rial
368	Iraqi Dinar
376	New Israeli Shekel
410	South Korean Won
414	Kuwaiti Dinar
417	Kyrgyz Som
422	Lebanese Pound
428	Latvian Lat
440	Lithuanian Lit
458	Malaysian Ringgit
470	Maltese Lira
480	Mauritian Rupee
496	Mongolian Tugrik
498	Moldovan Leu
504	Moroccan Dirham
516	Namibian Dollar
524	Nepal Rupee
554	New Zealand Dollar
566	Nigerian Naira
586	Pakistani Rupee
682	Saudi Arabian Riyal
703	Slovak Krone
704	Vietnamese Dong
710	South African Rand
760	Syrian Pound
764	Thai Bath
784	Dirham UAE
795	Turkmen Manat
807	Republic of Macedonia Dinar
818	Egyptian Pound
860	Uzbek Sum
894	Zambian Kwacha
944	Azerbaijan Manat
946	New Romanian Lei
950	CFA Frank BEAC
971	Afghan Afghani
972	Tajik Somoni
973	Angolan Kwanza
975	Bulgarian Lev
981	Georgian Lari
985	Polish Zloty

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986	Brazilian Real

Inter-government agreement currencies (clearing currencies) used in the Russian Federation banking system

A50	US Dollars for settlements with RPC under agreement as of 1995	30	80
C16	Finnish Mark
C44	US Dollars for current settlements with India (“ESCROW” — US Dollars)
C45	Indian Rupee for clearing settlements
C57	GB Pounds for clearing with Syria
C82	Rubles for clearing with Finland
C84	US Dollars for clearing with Afghanistan
C97	GB Pounds for clearing with Egypt
E52	Rubles for transfers in inconvertible currencies of developing countries
E70	US Dollars for clearing settlements with Bangladesh
H98	US Dollars for clearing with Finland
K10	Czechoslovak Kronas
P43	Rubles paid in USD for clearing with Cuba
P55	Rubles paid in Swiss Francs for clearing with PRC
P60	US Dollars for clearing with Laos
P62	US Dollars for clearing with Vietnam
P69	US Dollars for clearing with Yugoslavia
T30	Rubles transferred for delivery of exported goods and services for settlements in transferable rubles
T31	Rubles for settlements with Vietnam, Cuba and Mongolia
T62	Transferable rubles for settlements with Vietnam

243

T63	Transferable rubles for settlements with Hungary
T78	Transferable rubles for settlements with GDR
T92	Transferable rubles for settlements with Czechoslovakia
T93	Transferable rubles for settlements with Bulgaria
T94	Transferable rubles for settlements with Mongolia
T95	Transferable rubles for settlements with Romania
T99	Transferable rubles for settlements with Poland

244

Annex 2

to the Procedure for recording income and expenses from revaluation of foreign currency funds and precious metals, assets (claims) and liabilities containing inseparable embedded derivatives (IED), claims and liabilities with respect to settlement (non-delivery) transactions and opening the appropriate accounts in JSC VTB Bank .

(Annex 2

to Regulation “Accounting Policy of JSC VTB Bank” enacted by Order of JSC VTB Bank dated December 18, 2008 No. 1062)

The chart of ledger accounts for precious metals revaluation and the account numbers based on the codes of revaluated precious metals

Positive revaluation accounts:

No. 70604 810 K NNNN 15103 98 “Positive revaluation of precious metals — gold in grams”

No. 70604 810 K NNNN 15103 99 “Positive revaluation of precious metals — silver in grams”

No. 70604 810 K NNNN 15103 76 “Positive revaluation of precious metals — platinum in grams”

No. 70604 810 K NNNN 15103 33 “Positive revaluation of precious metals — palladium in grams”

Negative revaluation accounts:

No. 70609 810 K NNNN 24103 98 “Negative revaluation of precious metals — gold in grams”

No. 70609 810 K NNNN 24103 99 “Negative revaluation of precious metals — silver in grams”

No. 70609 810 K NNNN 24103 76 “Negative revaluation of precious metals — platinum in grams”

No. 70609 810 K NNNN 24103 33 “Negative revaluation of precious metals — palladium in grams”

where

K is a security key.

NNNN is the structural subdivision number.

245

Annex 3

to the Procedure for recording income and expenses from revaluation of foreign currency funds and precious metals, assets (claims) and liabilities containing inseparable embedded derivatives (IED), claims and liabilities with respect to settlement (non-delivery) transactions and opening the appropriate accounts in JSC VTB Bank .

(Annex 2

to Regulation “Accounting Policy of JSC VTB Bank” enacted by Order of JSC VTB Bank dated December 18, 2008 No. 1062)

The chart of ledger accounts for revaluation of embedded derivatives inseparable from the principal contract, and the account numbers

Positive revaluation accounts:

No. 70605 810 K NNNN 15201 21 “Income from IED use, from changes in securities price, exempt from VAT”

No. 70605 810 K NNNN 15202 21 “Income from IED use, from changes in currency exchange rate, exempt from VAT”

No. 70605 810 K NNNN 15203 21 “Income from IED use, from changes in price index, exempt from VAT”

No. 70605 810 K NNNN 15204 21 “Income from IED use, from changes in other variables, exempt from VAT”

Negative revaluation accounts:

No. 70610 810 K NNNN 24201 01 “Expenses from IED use, from changes in securities price”

No. 70610 810 K NNNN 24202 01 “Expenses from IED use, from changes in currency exchange rate”

No. 70610 810 K NNNN 24202 02 “Expenses from IED use, from changes in currency exchange rate, disregarded for taxation purposes”

No. 70610 810 K NNNN 24203 01 “Expenses from IED use, from changes in price index”

No. 70610 810 K NNNN 24204 01 “Expenses from IED use, from changes in other variables, subject to taxation”

No. 70610 810 K NNNN 24204 02 “Expenses from IED use, from changes in other variables, disregarded for taxation purposes”

where,

K is a security key,

NNNN is the structural subdivision number

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Annex 6.4.1. Amendments to Regulation for “Accounting Policy of JSC VTB Bank” for 2009

Decree No. 1110 of
JSC VTB Bank dated December 31, 2008

On Amendments to Regulation for “Accounting Policy of JSC VTB Bank” put into force by Decree No. 1062 of the Bank dated December 18, 2008

In pursuance of Federal Law No. 129-FZ “On Accounting” dated November 21, 1996,

I HEREBY ORDER:

1.   THAT Amendments to Regulation for “Accounting Policy of JSC VTB Bank” put into force by Decree No. 1062 of the Bank dated December 18, 2008 be put into force as per the annex hereto.

2.   THAT heads of subdivisions of the Directing Agency, managers and chief accountants of branches of JSC VTB Bank bring this Decree to notice of employees and ensure observance of its requirements.

President-Chairman of the Board

A.L. Kostin

247

Annex to Decree No. 1110 of JSC VTB Bank dated December 31, 2008

Amendments to Regulation for “Accounting Policy of JSC VTB Bank” put into force by Decree No. 1062 of the Bank dated December 18, 2008 (hereinafter referred to as the Regulation)

1. Clause 3.4.7 of the Regulation to be revised as follows:

“3.4.7. Material assets valued at more than 10,000 rubles but less than 20,000 rubles (both inclusive) per unit (exclusive of value-added tax) put into operation subject to commissioning certificates shall be accounted for extrasystematically broken down by individual items and accountable officers. The discarding of such material assets from extrasystemic accounting due to impossibility of further operation for the reasons of failure, loss of commercial quality, etc. shall be performed subject to a certificate of unserviceability.

Besides, extrasystematic accounting shall be kept related to the following property valued from 1,001 rubles to 10,000 rubles (both inclusive) (exclusive of value-added tax): safe boxes, upholstered furniture, tables, chairs, armchairs, sets of kitchen furniture, wardrobes, bed boxes, cashier equipment, plastic card equipment, calculators. In order to exercise control over integrity of the property, the above list may be supplemented subject to a separate decree of the Bank”.

President-Chairman of the Board of JSC VTB Bank

A.L. Kostin

248

Annex

to Decree No. 324 of JSC VTB Bank dated June 24, 2009

Amendments to Regulation for “Accounting Policy of JSC VTB Bank” put into force by Decree No. 1062 of the Bank dated December 18, 2008 (hereinafter referred to as the Regulation)

Supplement section 4 of the Regulation with clause 4.18 shall be worded as follows:

4.18. Accounting of the participation credit granted to VTB Bank (France), the rights whereto have been acquired by the Bank under an assignment contract with the Bank of Russia, shall be carried out on personal accounts of balance account No. 32309 “Other Placed Funds in Non-Resident Banks for a Period of over 3 Years to the Amount of the Sum of the Recovered Credit Equal to the Amount of Debt Itemized on the Balance Sheet of VTB Bank (France) in US dollars, euros and Swiss francs.

No interest shall be accrued on the participation credit debt amount, unless otherwise set forth in relevant agreements between the parties.

Personal accounts of off-balance sheet account No. 91418 “Par value of Acquired Rights of Claim” shall reflect the difference between the total amount of the participation credit and the recovered amount of the credit in US dollars, euros and Swiss francs.

Along with recovery of the participation credit amount, amounts of positive performance of VTB Bank (France) shall be increased with the relevant sums of the participation credit debt to be reflected in personal accounts of balance sheet account No. 32309 in correspondence with income account No. 70601 “Income”, character 17306 “Other expenses”. Concurrently, the newly recovered amounts of the participation credit shall be relevantly written off the personal accounts of off-balance sheet account No. 91418.

In case of loss of VTB Bank (France) according to the results of a fiscal year to be met by a decrease in participation credit liabilities, the participation credit debt shall be relevantly decreased to be reflected in the personal accounts of balance sheet account No. 32309 in correspondence with income account No. 70606 “Income”, character 27308 “Other Expenses”. Concurrently, the written off amounts of the participation credit shall be relevantly recovered on personal accounts of off-balance sheet account No. 91418.

Participation credit debt shall be redeemed by a money transfer to the Bank correspondent account. Concurrently, the redeemed amounts of the participation credit shall be relevantly written off the personal accounts of off-balance sheet account No. 91418.

The amounts of the participation credit debt accounted for in balance sheet account No. 32309 shall be used to make a reserve for possible debt losses in compliance with clause 8.1 hereof”.

President-Chairman of the Board of JSC VTB Bank

A.L. KOSTIN

Seal:

VTB Bank  (open joint-stock company)

President-Chairman of the Board

Administration of Documentary Assurance and Control

Moscow

Saint Petersburg

249

Translation from the original in the Russian language

VTB BANK

Financial Statements

and Auditors’ Report

For the year ended 31 December 2006

Translation from the original in the Russian language

VTB Bank

Financial Statements and Independent Auditors’ Report

CONTENTS

INDEPENDENT AUDITORS’ REPORT

FINANCIAL STATEMENTS

Balance Sheet		1
Statement of Income		2
Statement of Cash Flows		3
Statement of Changes in Shareholders’ Equity		5

NOTES TO THE FINANCIAL STATEMENTS

1.	Principal Activities	6
2.	Operating Environment of the Bank	6
3.	Reporting Principles	7
4.	Summary of Principal Accounting Policies	10
5.	Significant Accounting Estimates	21
6.	Cash and Short-Term Funds	22
7.	Financial Assets at Fair Value through Profit or Loss	22
8.	Financial assets Pledged under Repurchase Agreements and Loaned Financial Assets	24
9.	Due from Other Banks	25
10.	Loans and Advances to Customers	25
11.	Financial Assets Available-for-Sale	27
12.	Investments in Subsidiaries and Associates	27
13.	Other Assets	31
14.	Premises and Equipment	32
15.	Intangible Assets	33
16.	Due to Other Banks	34
17.	Customer Deposits	35
18.	Other Borrowed Funds	36
19.	Debt Securities Issued	37
20.	Subordinated Debt	40
21.	Other Liabilities	40
22.	Share Capital	41
23.	Interest Income and Expense	41
24.	Fee and Commission Income and Expense	42
25.	Other Operating Income	42
26.	Operating Expense	42
27.	Allowances for Impairment and Provisions	43
28.	Income Tax Expense	44
29.	Basic and Diluted Earnings per Share	45
30.	Dividends	45
31.	Contingencies, Commitments, and Derivative Financial Instruments	45
32.	Financial Risk Management	48
33.	Fair Value of Financial Instruments	58
34.	Related Party Transactions	60
35.	Acquisitions of Banks from the Central Bank of the Russian Federation	61
36.	Subsequent Events	62

Translation from the original in the Russian language

INDEPENDENT AUDITORS’ REPORT

To the Supervisory Council and Shareholders of the VTB Bank:

We have audited the accompanying financial statements of the VTB Bank (“the Bank”), which comprise the balance sheet as at 31 December 2006, and the statement of income, statement of changes in shareholders’ equity and statement of cash flows for the year ended 31 December 2006, and a summary of significant accounting policies and other explanatory notes.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with International Financial Reporting Standards. This responsibility includes: designing, implementing and maintaining internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements present fairly, in all material respects, the financial position of the Bank as at 31 December 2006, and its financial performance and its cash flows for the year ended 31 December 2006 in accordance with International Financial Reporting Standards.

2 April 2007

Translation from the original in the Russian language

VTB Bank

Balance Sheet as of 31 December 2006

(expressed in thousands of Russian roubles)

	Note	31 December 2006	31 December 2005

Assets
Cash and short-term funds	6	92,135,669	58,573,611
Mandatory cash balances with the CBR		10,214,305	6,967,380
Financial assets at fair value through profit or loss	7	94,422,661	82,797,831
Financial assets pledged under repurchase agreements and loaned financial assets	8	41,087,338	7,368,864
Due from other banks	9	91,447,604	80,478,162
Loans and advances to customers	10	373,438,868	335,883,211
Financial assets available-for-sale	11	28,699,859	14,908,233
Investments in subsidiaries and associates	12	60,103,185	61,755,545
Other assets	13	10,719,621	4,929,829
Premises and equipment	14	16,604,655	10,313,429
Intangible assets	15	101,586	115,562

Total assets		818,975,351	664,091,657

Liabilities
Due to other banks	16	65,654,395	34,262,876
Customer deposits	17	296,898,801	234,077,263
Other borrowed funds	18	51,848,652	63,222,356
Debt securities issued	19	233,942,377	179,423,671
Other liabilities	21	4,223,512	2,206,654
Deferred tax liability	28	251,988	2,674,304

Total liabilities before subordinated debt		652,819,725	515,867,124

Subordinated debt	20	20,178,763	22,047,222

Total liabilities		672,998,488	537,914,346

Equity
Share capital	22	78,405,701	78,405,701
Share premium	22, 35	43,649,988	43,649,988
Unrealized gain on financial assets available-for-sale		13,481,897	2,935,465
Fixed assets revaluation reserve	14	5,255,980	1,194,596
Effect of financial statements’ translation from the functional currency into the presentation currency		(16,120,744)	(5,060,741)
Retained earnings		21,304,041	5,052,302

Total equity		145,976,863	126,177,311

Total liabilities and equity		818,975,351	664,091,657

Approved and signed by the Management Board on 2 April 2007.

A.L. Kostin
President - Chairman of the Management Board

O.A. Avdeeva
Chief Accountant

The notes No. 1-36 form an integral part of these financial statements

1

Translation from the original in the Russian language

VTB Bank

Statement of Income for the Year Ended 31 December 2006

(expressed in thousands of Russian roubles)

	Note	2006	2005

Interest income	23	51,862,210	40,470,472
Interest expense	23	(29,768,206)	(19,643,682)

Net interest income		22,094,004	20,826,790
Provision charge for loan impairment	27	(6,993,363)	17,208

Net interest income after provision for loan impairment		15,100,641	20,843,998

Gains less losses arising from financial assets at fair value through profit or loss		4,558,936	6,208,146
Gains less losses from available-for-sale financial assets		3,239,448
Gains less losses arising from dealing in foreign currencies		1,598,881	(61,005)
Foreign exchange translation gains less losses		5,898,115	4,116
Fee and commission income	24	4,811,034	3,879,601
Fee and commission expense	24	(448,600)	(257,600)
Other operating income	25	3,255,561	2,282,753

Net non-interest income		22,913,375	12,056,011

Operating income		38,014,016	32,900,009

Operating expenses	26	(17,205,390)	(15,558,685)
Reversal of impairment of other assets and provisions	27	248	39,454
Gains from sale of subsidiary banks		821,041	—

Profit before taxation		21,629,915	17,380,778

Income tax expense	28	(3,699,438)	(5,860,125)

Net profit		17,930,477	11,520,653

Basic and diluted earnings per share (expressed in kopecks per share)	29	0.34408	0.27235

The notes No. 1-36 form an integral part of these financial statements

2

Translation from the original in the Russian language

VTB Bank

Statement of Cash Flows for the Year Ended 31 December 2006

(expressed in thousands of Russian roubles)

	Note	2006	2005

Cash flows from operating activities
Interest received		50,254,927	37,261,431
Interest paid		(30,137,595)	(18,304,510)
Gains less losses from securities		4,823,199	4,574,885
Gains less losses arising from dealing in foreign currencies		962,245	(138,745)
Fees and commissions received		4,811,034	3,879,601
Fees and commissions paid		(448,600)	(257,600)
Other operating income received		1,536,821	935,725
Operating expenses paid		(15,955,276)	(14,731,959)
Income tax paid		(6,683,584)	(2,220,110)

Cash flows from operating activities before changes in operating assets and liabilities		9,163,171	10,998,718

Net decrease/(increase) in operating assets
Net (increase) in mandatory cash balances with the CBR		(3,246,925)	(1,278,951)
Net (increase)/decrease in restricted cash		1,602,556	(462,670)
Net (increase) in trading securities portfolio		(9,063,609)	(28,123,615)
Net (increase) in due from other banks		(15,298,797)	(10,072,134)
Net (increase) in loans and advances to customers		(52,271,044)	(99,691,161)
Net (increase) in other assets		(5,651,126)	(2,377,760)

Net (decrease) / increase in operating liabilities
Net increase/(decrease) in due to other banks		32,090,640	(289,136)
Net increase in customer deposits		69,659,811	73,094,331
Net increase/(decrease) in promissory notes and certificates of deposits issued		(19,162,008)	1,549,090
Net increase / (decrease) in other liabilities		(49,466)	710,058

Net cash used in operating activities		7,773,203	(55,943,230)

Cash flows from investing activities
Proceeds from sale or maturities of investment securities available-for-sale		3,800,000	2,327,036
Purchase of investment securities available-for-sale		(42,363,875)	(198,916)
Purchase of subsidiaries and associates		(2,162,527)	(16,531,862)
Increase in share capital of subsidiary banks		(11,875,123)	(8,935,716)
Increase in share capital of associates		(195,640)	—
Proceeds from sale of subsidiaries		11,293,829	—
Dividends received from subsidiaries		1,483,635	228,411
Purchases of premises and equipment		(3,076,419)	(3,983,776)
Proceeds from sale of premises and equipment		520,353	1,330,357
Purchase of intangible assets		(57,497)	(142,459)

Net cash (used in) investing activities		(42,633,264)	(25,906,925)

The notes No. 1-36 form an integral part of these financial statements

3

Translation from the original in the Russian language

VTB Bank

Statement of Cash Flows for the Year Ended 31 December 2006 (continued)

(expressed in thousands of Russian roubles)

	Note	2006	2005

Cash flows from financing activities
Dividends paid		(1,705,886)	(1,713,088)
Contribution from the controlling shareholder		—	1,681,786
Increase in Central Bank of the Russian Federation funding		(5,411,080)	—
Proceeds from other borrowed funds		4,157,335	9,845,335
Decrease in other borrowed funds		—	(3,822,049)
Proceeds from issuance of RUR-denominated bonds		25,000,000	15,000,000
Repayment of RUR-denominated bonds		(2,000,000)	—
Proceeds from issuance of Eurobonds		65,572,413	63,321,500
Repayment of Eurobonds		(9,514,838)	(14,850,360)
Proceeds from issuance of SSD debentures (Shuldscheindarlehen)		6,878,780	4,440,965
Repayment of SSD debentures (Shuldscheindarlehen)		(4,471,207)
Proceeds from syndicated loans		24,908,308	24,511,917
Repayment of syndicated loans		(30,750,396)	(16,003,409)
Proceeds from subordinated debt			21,073,368

Net cash from financing activities		72,663,429	103,485,965

Effect of exchange rate changes on cash and cash equivalents		(2,638,754)	764,279

Net increase in cash and cash equivalents		35,164,614	22,400,089

Cash and cash equivalents, beginning of the year	6	54,309,369	31,909,280

Cash and cash equivalents, ending of the year	6	89,473,983	54,309,369

The notes No. 1-36 form an integral part of these financial statements

4

Translation from the original in the Russian language

VTB Bank

Statement of Changes in Shareholders’ Equity for the Year Ended 31 December 2006

(expressed in thousands of Russian roubles)

	Share capital	Share premium	Unrealized gain on financial assets available-for-sale	Fixed assets revaluation reserve	Effect of financial statements’ translation from the functional currency into the presentation currency	Retained earnings/ (accumulated deficit)	Total

Balance at 31 December 2004 (restated) (Note 3)	68,431,813	1,080,670	1,548,988	—	(7,431,193)	(4,755,263)	58,875,015
Contribution of subsidiaries by controlling shareholder (Notes 22, 35)	9,973,888	42,569,318	—	—	—	—	52,543,206
Net profit	—	—	—	—	—	11,520,653	11,520,653
Unrealized gain on financial assets available-for-sale	—	—	1,386,477	—	—	—	1,386,477
Fixed assets revaluation (Note 14)	—	—	—	1,194,596	—	—	1,194,596
Dividends declared (Note 30)	—	—	—	—	—	(1,713,088)	(1,713,088)
Effect of financial statements’ translation from the functional currency into the presentation currency	—	—	—	—	2,370,452	—	2,370,452

Balance at 31 December 2005	78,405,701	43,649,988	2,935,465	1,194,596	(5,060,741)	5,052,302	126,177,311

Net profit	—	—	—	—	—	17,930,477	17,930,477
Unrealized gain on financial assets available-for-sale	—	—	1299,8591	—	—	—	12,998,591
Unrealized gain on financial assets available-for-sale transferred to urrent year profit on sale	—	—	(2,452,159)	—	—	—	(2,452,159)
Fixed assets revaluation (Note 14)	—	—	—	4,088,532	—	—	4,088,532
Transfer of fixed assets revaluation reserve upon disposal or depreciation	—	—	—	(27,148)	—	27,148	—
Dividends declared (Note 30)	—	—	—	—	—	(1,705,886)	(1,705,886)
Effect of financial statements’ translation from the functional currency into the presentation currency	—	—	—	—	(11,060,003)	—	(11,060,003)

Balance at 31 December 2006	78,405,701	43,649,988	13,481,897	5,255,980	(16,120,744)	21,304,041	145,976,863

The notes No. 1-36 form an integral part of these financial statements

5

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2006

(expressed in thousands of Russian roubles)

1.                   Principal Activities

VTB Bank (open joint-stock company) (the “Bank” or “VTB”) was formed as Russia’s foreign trade bank under the laws of the Russian Federation (the “RF”) on 17 October 1990. In 1998, following several reorganizations, VTB was reorganized into an open joint-stock company.

On 2 January 1991, VTB received a general banking license (number 1000) from the Central Bank of Russia (CBR). In addition, VTB holds licenses required for trading and holding securities and engaging in other securities-related activities, including acting as a broker, a dealer and a custodian, and providing asset management and special depositary services. VTB is regulated and supervised by the CBR and the Federal Service for Financial Markets.

On 29 December 2004, the Bank became a member of the obligatory deposit insurance system provided by the State Corporation “Agency for Deposits Insurance”. The main retail subsidiary “Bank VTB 24”, CJSC is also a member of the obligatory deposit insurance system provided by the State Corporation “Agency for Deposits Insurance” since 22 February 2005. OJSC “Industry & Construction Bank”, a subsidiary acquired at the end of 2005, is also a member of the obligatory deposit insurance system since 11 January 2005. The State deposit insurance scheme implied that the State Corporation “Agency for Deposits Insurance” will guarantee repayment of individual deposits up to 100 thousand Russian roubles (“RUR”) per individual in case of the withdrawal of a license of a bank or a CBR imposed moratorium on payments. From 9 August 2006 the amount of guaranteed payment increased up to RUR 190 thousand.

On 5 October 2005, VTB re-registered its legal address to 29 Bolshaya Morskaya Street, Saint-Petersburg 190000, Russian Federation. VTB’s Head Office is located in Moscow.

The Bank operates predominantly in the commercial banking sector. This includes deposit taking and commercial lending in freely convertible currencies and in Russian roubles, support of clients’ export/import transactions, foreign exchange, securities trading, and trading in derivative financial instruments. The Bank conducts its banking business in Russia through 58 branches located in major Russian regions.

The Bank’s majority shareholder is the Russian Federation state, acting through the Federal Property Agency, which holds 99.9% of Bank’s issued and outstanding shares.

The number of employees of the Bank at 31 December 2006 was 9,993 (31 December 2005: 9,111).

Unless otherwise noted herein, all amounts are expressed in thousands of Russian roubles.

2.                  Operating Environment of the Bank

The Bank operates primarily within the Russian Federation. Whilst there have been improvements in the Russian economic situation, such as an increase in gross domestic product and a reduced rate of inflation, Russia continues economic reforms and development of its legal, tax and regulatory frameworks as required by a market economy. The future stability of the Russian economy is largely dependent upon these reforms and developments and the effectiveness of economic, financial and monetary measures undertaken by the government.

6

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2006

(expressed in thousands of Russian roubles)

3.                  Reporting Principles

General

These financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”). The Bank maintains its accounting records in accordance with the Russian legislation. These financial statements are based on those accounting books and records, as adjusted and reclassified to comply with IFRS.

These financial statements have been prepared under the historical cost convention, as modified by the revaluation of premises and equipment, available-for-sale financial assets, and financial instruments categorized as at fair value through profit or loss. The principal accounting policies applied in the preparation of these financial statements are set out below. These policies have been consistently applied to all the periods presented, unless otherwise stated.

The national currency of the Russian Federation, where the Bank is domiciled, is the Russian rouble. However, the Bank’s assets and liabilities are mostly concentrated in United States dollars (“US dollars” or “USD”) and RUR. The US dollar is used to a significant extent in, and has a significant impact on the operations of the Bank, and the Bank’s cash flows are primarily denominated in US dollars. Also, the US dollar is the currency in which Management of the Bank manages the business risks and exposures, and measures the performance of the Bank’s business. Based upon these and other factors, the functional currency of the Bank is considered to be the US dollar.

Presentation currency. According to the requirements of the Bank of Russia (CBR), the presentation currency of the IFRS financial statements is the rouble of the Russian Federation (the “rouble”, “Russian rouble”). The rouble is not a fully convertible currency outside the Russian Federation. In the Russian Federation, official exchange rates are set daily by the CBR. Market rates can differ from official ones; however, they are generally within a narrow range monitored by the CBR.

Following the requirements of the CBR, the accompanying financial statements of the Bank are presented in Russian roubles. Russian roubles are the presentation currency of the Bank’s financial statements which is different from its functional currency. The accompanying balance sheets and respective statements of income, cash flows and changes in shareholders’ equity were translated from the functional currency into the presentation currency, which is different from the functional currency and is not the currency of a hyperinflationary economy, using the following methods and assumptions that comply with the requirements of IAS 21 “The Effects of Changes in Foreign Exchange Rates”:

•                                Assets and liabilities for all balance sheets presented, including comparative data, are translated into the presentation currency at the closing rate at the date of each balance sheet presented.

•                                Income and expenses for all periods presented, including comparative data, are translated at the exchange rates at the dates of the transactions or by using an average of the actual exchange rates (monthly average rate calculated based on the official exchange rate).

•                                Equity, other than the net profit/loss for the period included in accumulated gains/losses, is translated at the exchange rate at the date of the transaction.

•                                All exchange differences resulting from the above translation in accordance with the said methods and assumptions are included directly in equity within currency translation reserve and are recorded as other changes in the statement of changes in shareholders’ equity.

7

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2006

(expressed in thousands of Russian roubles)

3.                  Reporting Principles (continued)

General (continued)

Initial recognition in the functional currency. Since the functional currency of the Bank is USD, monetary assets and liabilities denominated in USD are originally stated at their original USD amounts. Monetary assets and liabilities in other currencies have been translated into USD using the exchange rate at the balance sheet date. Non-monetary assets and liabilities, which are denominated in currencies other than USD, have been translated into USD at the exchange rates in effect at the date of the transaction. Income and expenses, which were earned and incurred in currencies other than USD, have been translated into USD using a basis that approximates the rate of exchange at the date of the transaction.

Gains and losses arising from the translation of assets and liabilities into USD are reflected in the statement of income as foreign exchange translation gains less losses.

At 31 December 2006, the principal rate of exchange used for translating balances in Russian roubles to USD was USD 1 to RUR 26.3311 (at 31 December 2005: USD 1 to RUR 28.7825) and the principal rate of exchange used for translating balances in euro to USD was USD 1 to EUR 0.7589 (at 31 December 2005: USD 1 to EUR 0.8420).

According to management, all adjustments and reclassifications required for the fair presentation of financial statements in accordance with IFRS have been made.

Changes in accounting policies

The accounting policies adopted are consistent with those of the previous financial year except for the adoption of the amendment to IAS 39 “Financial Instruments: Recognition and Measurement”: Financial Guarantees, effective for annual periods beginning on or after 1 January 2006.

The amendment addresses the following several issues:

IAS 39 — Amendment for financial guarantee contracts accounting — amended the scope of IAS 39 to include financial guarantee contracts issued. The amendment addresses the treatment of financial guarantee contracts by the issuer. Under revised IAS 39 financial guarantee contracts are recognized initially at fair value and remeasured at the higher of the amount determined in accordance with IAS 37 “Provisions, Contingent Liabilities and Contingent Assets” and the amount initially recognized less, when appropriate, cumulative amortization recognized in accordance with IAS 18 “Revenue”.

IAS 39 — Amendment for the fair value option — which restricted the use of the option to designate any financial asset or any financial liability as at fair value through profit or loss.

According to the revised IAS 39, an entity may designate financial assets and liabilities as at fair value through profit or loss only upon initial recognition when doing so results in more relevant information, because either:

8

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2006

(expressed in thousands of Russian roubles)

3.                  Reporting Principles (continued)

Changes in accounting policies (continued)

(a)                        it eliminates or significantly reduces a measurement or recognition inconsistency (sometimes referred to as ‘an accounting mismatch’) that would otherwise arise from measuring assets or liabilities or recognizing the gains and losses on them on different bases; or

(b)                       a group of financial assets, financial liabilities or both is managed and its performance is evaluated on a fair value basis, in accordance with a documented risk management or investment strategy, and information about the group is provided internally on that basis to the entity’s key management personnel (as defined in IAS 24 Related Party Disclosures (revised 2003)), for example the entity’s Board of Directors and Chief executive officer.

Also, according to the revised IAS 39, if a contract contains one or more embedded derivatives an entity may designate the entire hybrid (combined) contract as a financial asset or liability at fair value through profit or loss unless:

(a)                        The embedded derivative(s) does not significantly modify the cash flows that otherwise would be required by the contract; or

(b)                       It is clear with little or no analysis when a similar hybrid (combined) instrument is first considered that separation of the embedded derivative(s) is prohibited, such as a prepayment option embedded in a loan that permits the holder to prepay the loan for approximately its amortized cost.

For presentation and disclosure purposes, the Bank has changed the name of the balance sheet line from “Securities pledged under repurchase agreements” to “Financial assets pledged under repurchase agreements and loaned financial assets”. This balance sheet line includes financial assets at fair value through profit or loss and available-for-sale securities that are pledged as collateral under sale and repurchase agreements or are loaned by the Bank to third parties.

Reclassifications

The following reclassifications within the statement of income for the year ended 31 December 2005 have been made to conform to the 2006 presentation:

	As previously reported	Reclassification	As adjusted
Interest income	38,462,138	2,008,334	40,470,472
Gains less losses arising from financial assets at fair value through profit or loss	8,216,480	(2,008,334)	6,208,146

The Bank also made certain reclassifications within the statement of cash flows for the year ended 31 December 2005 to conform to the 2006 presentation:

	As previously reported	Reclassification	As adjusted
Interest received	35,253,097	2,008,334	37,261,431
Income received on operations with financial assets at fair value through profit or loss	6,583,219	(2,008,334)	4,574,885

9

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2006

(expressed in thousands of Russian roubles)

3.                  Reporting Principles (continued)

IFRSs and IFRIC interpretations not yet effective

The Bank has not applied the following IFRSs and Interpretations of the International Financial Reporting Interpretations Committee (IFRIC) that have been issued but are not yet effective:

•                  Amendment to IAS 1 “Presentation of financial Statements” — “Capital Disclosures” (effective for annual periods beginning on or after 1 January 2007);

•                  IFRS 7 “Financial Instruments: Disclosures” (effective for annual periods beginning on or after 1 January 2007);

•                  IFRIC 7 “Applying the Restatement Approach under IAS 29 Financial Reporting in Hyperinflationary Economies” (effective for annual periods beginning on or after 1 March 2006);

•                  IFRS 8 “Operating segments” (effective for periods beginning on or after 1 January 2009);

•                  IFRIC 8 “Scope of IFRS 2” (effective for annual periods beginning on or after 1 May 2006);

•                  IFRIC 9 “Reassessment of Embedded Derivatives” (effective for annual periods beginning on or after 1 June 2006);

•                  IFRIC 10 “Interim Financial Reporting and Impairment” (effective for annual periods beginning on or after 1 November 2006);

•                  IFRIC 11 “IFRS 2 — Group and Treasury Share Transactions” (effective for annual periods beginning on or after 1 March 2007);

•                  IFRIC 12 “Service Concession Arrangements” (effective for annual periods beginning on or after 1 January 2008).

The Bank will implement IFRS 7 “Financial Instruments: Disclosures”, Amendment to IAS 1 “Presentation of Financial Statements” — “Capital Disclosures”; IFRIC 8 “Scope of IFRS 2”, IFRIC 9 “Reassessment of Embedded Derivatives”, IFRIC 10 “Interim Financial Reporting and Impairment” at 1 January 2007. The Bank will implement IFRIC 11 “IFRS 2 — Group and Treasury Share Transactions” and IFRIC 12 “Service Concession Arrangements” at 1 January 2008.

The Bank expects that the adoption of the pronouncements listed above will have no significant impact on the Bank’s financial statements in the period of initial application, except for the inclusion of new disclosures in accordance with IFRS 7 to enable users of the financial statements to evaluate the significance of the Bank’s financial instruments, the nature and extent of risks arising from those financial instruments, and the Bank’s objectives, policies and processes for managing capital.

4.                  Summary of Principal Accounting Policies

Financial assets

Financial assets in the scope of IAS 32 and IAS 39 are classified as either financial assets at fair value through profit or loss, loans and receivables, held-to-maturity investments, or available-for-sale financial assets, as appropriate. When financial assets are recognised initially, they are measured at fair value, plus, in the case of investments not at fair value through profit or loss, directly attributable transaction costs. The Bank determines the classification of its financial assets at initial recognition.

All regular way purchases and sales of financial assets are recognized on the settlement date i.e. the date that the asset is delivered to or by the Bank. Regular way purchases or sales are purchases or sales of financial assets that require delivery of assets within the period generally established by regulation or convention in the marketplace.

10

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2006

(expressed in thousands of Russian roubles)

4.                  Summary of Principal Accounting Policies (continued)

Financial assets (continued)

Financial assets at fair value through profit or loss

Financial assets classified as held for trading are included in the category “financial assets at fair value through profit or loss”. Financial assets are classified as held for trading if they are acquired for the purpose of selling in the near term. Derivatives are also classified as held for trading unless they are designated as and are effective hedging instruments. Gains or losses on financial assets held for trading are recognized in the statement of income.

Financial assets held for trading are either acquired for generating profit from short-term fluctuations in price or trader’s margin or are securities included in a portfolio in which a pattern of short-term trading exists. Trading securities are not reclassified out of this category even when the Bank’s intentions subsequently change.

Trading securities are carried at fair value. Interest earned on trading securities calculated using the effective interest method is presented in the statement of income as interest income. Dividends are included in dividend income within other operating income when the Bank’s right to receive the dividend payment is established. All elements of the changes in the fair value are recorded in the statement of income as gains less losses from financial assets at fair value through profit or loss in the period in which they arise.

Other financial assets at fair value through profit or loss are securities designated irrevocably, at initial recognition, into this category. Recognition and measurement of this category of financial assets is consistent with the above policy for trading securities. New restrictions on the use of the option to designate any financial asset or liability as at fair value through profit or loss have been introduced. Refer to the Note 3 “Changes in accounting policies”.

Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Such assets are carried at amortized cost using the effective interest method. Gains and losses are recognised in the statement of income when the loans and receivables are derecognized or impaired, as well as through the amortization process.

Loans and receivables of acquired subsidiaries are initially recorded in the balance sheet at their estimated fair value at the date of acquisition.

Held-to-maturity investments

Non-derivative financial assets with fixed and/or determinable payments and fixed maturity are classified as held-to-maturity when the Bank has the positive intention and ability to hold them to maturity. Investments intended to be held for an undefined period are not included in this classification. Held-to-maturity investments are subsequently measured at amortized cost. This cost is computed as the amount initially recognized minus principal repayments, plus or minus the cumulative amortization using the effective interest method of any difference between the initially recognized amount and the maturity amount. This calculation includes all fees paid or received between parties to the contract that are an integral part of the effective interest rate, transaction costs and all other premiums and discounts. For investments carried at amortized cost, gains and losses are recognised in the statement of income when the investments are redeemed or impaired, as well as through the amortization process.

11

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2006

(expressed in thousands of Russian roubles)

4.                  Summary of Principal Accounting Policies (continued)

Financial assets (continued)

Financial assets available-for-sale

Available-for-sale financial assets are those non-derivative financial assets that are designated as available-for-sale or are not classified in any of the three preceding categories. After initial recognition available-for-sale financial assets are measured at fair value with gains or losses being recognised as a separate component of equity until the investment is derecognized or until the investment is determined to be impaired. However, interest calculated using the effective interest method is recognized in the statement of income.

The fair value of investments that are actively traded in organized financial markets is determined by reference to quoted market bid prices at the close of business on the balance sheet date. For investments where there is no active market, fair value is determined using valuation techniques. Such techniques include using recent arm’s length market transactions, reference to the current market value of another instrument, which is substantially the same, and discounted cash flow analysis.

Derecognition of financial assets

A financial asset (or, where applicable a part of a financial asset or part of a group of similar financial assets) is derecognized where:

•                  the rights to receive cash flows from the asset have expired;

•                  the Bank has transferred its rights to receive cash flows from the asset, or retained the right to receive cash flows from the asset, but has assumed an obligation to pay them in full without material delay to a third party under a ‘pass-through’ arrangement and has no obligation to pay amounts to eventual recipients unless it collects equivalent amounts from the original assets; and

•                  the Bank either (a) has transferred substantially all the risks and rewards of the asset, or (b) has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

Where the Bank has transferred its rights to receive cash flows from an asset and has neither transferred nor retained substantially all the risks and rewards of the asset nor transferred control of the asset, the asset is recognized to the extent of the Bank’s continuing involvement in the asset. Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the Bank could be required to repay.

Where continuing involvement takes the form of a written and/or purchased option (including a cash-settled option or similar provision) on the transferred asset, the extent of the Bank’s continuing involvement is the amount of the transferred asset that the Bank may repurchase, except that in the case of a written put option (including a cash-settled option or similar provision) on an asset measured at fair value, the extent of the Bank’s continuing involvement is limited to the lower of the fair value of the transferred asset and the option exercise price.

The Bank uses weighted average method of accounting for the derecognition of financial assets available-for-sale.

12

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2006

(expressed in thousands of Russian roubles)

4.                  Summary of Principal Accounting Policies (continued)

Investments in subsidiaries and associates

Subsidiaries are those entities, in which the Bank has an interest of more than one half of the voting rights, or otherwise has power to exercise control over their operations. Associates are entities in which the Bank generally has between 20% and 50% of the voting rights, or is otherwise able to exercise significant influence, but which it does not control or jointly control. These financial statements of the Bank do not contain consolidated interests of the Bank and its investments recognized under the equity method.

Consolidated financial statements of the VTB Group were prepared and issued on 2 April 2007.

Investments in subsidiaries and associates are carried at cost. Management regularly measures the recoverable value of such investments and, when necessary, provides for impairment.

At the end of 2005, the Bank acquired control over Russian foreign banks from the CBR (Note 35). The Bank independently evaluated the fair value of assets and liabilities of the acquired banks and recognized the investments in Russian foreign banks in the amount of its share in the fair value of assets and liabilities. The Bank recognizes this amount as the cost of its investments in Russian foreign banks. Accordingly, the Bank does not make changes to its accounting policies as related to recognition of investments in subsidiaries and associates.

Financial liabilities

Financial liabilities in the scope of IAS 32 and IAS 39 are classified as either financial liabilities at fair value through profit or loss, or other financial liabilities, as appropriate. The Bank determines the classification of its financial liabilities at initial recognition. When financial liabilities are recognised initially, they are measured at fair value, plus, in the case of financial liabilities not at fair value through profit or loss, directly attributable transaction costs, and then remeasured at amortized costs using the effective interest method. Other financial liabilities are carried at amortized cost.

Financial liabilities at fair value through profit or loss are classified as financial liabilities at fair value through profit and loss if they are acquired for the purpose of selling or closing them in the near term. They normally contain trade financial liabilities or “short” positions in securities. Derivatives with negative fair value are also classified as financial liabilities at fair value through profit and loss. Gains or losses on financial liabilities at fair value through profit and loss are recognised in the statement of income.

Derecognition of financial liabilities

A financial liability is derecognized when the obligation under the liability is discharged or cancelled or expires.

Where an existing financial liability is replaced by another from the same creditor on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amounts is recognised in the statement of income.

13

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2006

(expressed in thousands of Russian roubles)

4.                  Summary of Principal Accounting Policies (continued)

Offsetting

Financial assets and liabilities are offset and the net amount is reported in the balance sheet when there is a legally enforceable right to set off the recognized amounts and there is an intention to settle on a net basis, or to realize the asset and settle the liability simultaneously.

Cash and cash equivalents

Cash and cash equivalents are items, which can be converted into cash within a day. All short-term interbank placements, including overnight placements, are included in due from other banks. Amounts, which relate to funds that are of a restricted nature, are excluded from cash and cash equivalents. Cash and cash equivalents are carried at amortized cost, which approximates their fair value.

Mandatory cash balances with Central banks

Mandatory cash balances with the CBR are carried at amortized cost and represent non-interest bearing mandatory reserve deposits, which are not available to finance the Bank’s day-to-day operations and hence are not considered as part of cash and cash equivalents for the purposes of the statement cash flows.

Due from other banks

Amounts due from other banks are recorded when the Bank advances money to counterparty banks with no intention of trading the resulting receivable, which is due on fixed or determinable dates. Amounts due from other banks are carried at amortized cost less allowance for impairment.

Repurchase and reverse repurchase agreements and lending of securities

Sale and repurchase agreements (“repo agreements”) are treated as secured financing transactions. Securities sold under sale and repurchase agreements are not derecognized. The securities are not reclassified in the balance sheet unless the transferee has the right by contract or custom to sell or repledge the securities, in which case they are reclassified as financial assets pledged under repurchase agreements and loaned financial assets. The corresponding liability is presented within amounts due to other banks or other borrowed funds.

Securities purchased under agreements to resell (“reverse repo agreements”) are recorded as due from other banks or loans and advances to customers, as appropriate. The difference between the sale and repurchase price is treated as interest income and accrued over the life of repo agreements using the effective interest method.

Securities lent to counterparties are retained in the financial statements in their original balance sheet category unless the counterparty has the right by contract or custom to sell or repledge the securities, in which case they are reclassified and presented separately. Securities borrowed are not recorded in the financial statements, unless these are sold to third parties, in which case the purchase and sale are recorded in profit or loss within gains less losses arising from trading securities. The obligation to return the securities is recorded at fair value through profit or loss in other borrowed funds.

14

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2006

(expressed in thousands of Russian roubles)

4.                  Summary of Principal Accounting Policies (continued)

Derivative financial instruments

In the normal course of business, the Bank enters into various derivative financial instruments including futures, forwards, swaps and options in the foreign exchange and capital markets. Such financial instruments are held for trading and are initially recognized in accordance with the policy for initial recognition of financial instruments and are subsequently measured at fair value. The fair values are estimated based on quoted market prices or pricing models that take into account the current market and contractual prices of the underlying instruments and other factors. Derivatives are carried as assets when their fair value is positive and as liabilities when it is negative. Gains and losses resulting from these instruments are included in the statement of income as gains less losses from trading securities or gains less losses from foreign currencies dealing, depending on the nature of the instrument.

Derivative instruments embedded in other financial instruments are treated as separate derivatives if their risks and characteristics are not closely related to those of the host contract and the host contract is not itself designated at fair value through profit or loss. An embedded derivative is a component of a hybrid (combined) financial instrument that includes both the derivative and a host contract with the effect that some of the cash flows of the combined instrument vary in a similar way to a stand-alone derivative.

Promissory notes purchased

Promissory notes purchased are included in trading securities, or in due from other banks or in loans and advances to customers, depending on their substance and are recorded, subsequently remeasured and accounted for in accordance with the accounting policies for these categories of assets.

Leases

Finance — Bank as lessor. The Bank presents leased assets as lease receivables equal to the net investment in the lease in loans and advances to customers. Finance income is based on a pattern reflecting a constant periodic rate of return on the net investment outstanding and is presented as interest income. Initial direct costs are included in the initial measurement of the lease receivables.

Operating — Bank as lessee. Leases of assets under which the risks and rewards of ownership are effectively retained by the lessor are classified as operating leases. Lease payments under operating leases are recognized as expenses on a straight-line basis over the lease-term and included into operating expenses.

Allowances for impairment of financial assets

Impairment of financial assets carried at amortized cost

Impairment losses are recognised in profit or loss when incurred as a result of one or more events (“loss events”) that occurred after the initial recognition of the financial asset and which have an impact on the amount or timing of the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated. If the Bank determines that no objective evidence exists that impairment was incurred for an individually assessed financial asset, whether significant or not, it includes the asset in a group of financial assets with similar credit risk characteristics and collectively assesses them for impairment.

15

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2006

(expressed in thousands of Russian roubles)

4.                   Summary of Principal Accounting Policies (continued)

Allowances for impairment of financial assets (continued)

For the purposes of a collective evaluation of impairment, financial assets are grouped on the basis of similar credit risk characteristics. Those characteristics are relevant to the estimation of future cash flows for groups of such assets by being indicative of the debtors’ ability to pay all amounts due according to the contractual terms of the assets being evaluated.

Future cash flows in a group of financial assets that are collectively evaluated for impairment are estimated on the basis of the contractual cash flows of the assets and the experience of management in respect of the extent to which amounts will become overdue as a result of past loss events and the success of recovery of overdue amounts. Past experience is adjusted on the basis of current observable data to reflect the effects of current conditions that did not affect past periods and to remove the effects of past conditions that do not exist currently.

Impairment losses are recognized through an allowance account to reduce the asset’s carrying amount to the present value of expected cash flows (which exclude future credit losses that have not been incurred) discounted at the effective interest rate of the asset. The calculation of the present value of the estimated future cash flows of a collateralized financial asset reflects the cash flows that may result from foreclosure less costs for obtaining and selling the collateral, whether or not the foreclosure is probable.

If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognised (such as an improvement in the debtor’s credit rating), the previously recognised impairment loss is reversed by adjusting the allowance account through profit or loss, to the extent that the carrying value of the asset does not exceed its amortized cost at the reversal date.

Uncollectible assets are written off against the related allowance for impairment after all the necessary procedures to recover the asset have been completed and the amount of the loss has been determined.

Impairment of available for sale financial assets

If an available-for-sale asset is impaired, an amount comprising the difference between its cost (net of any principal payment and amortization) and its current fair value, less any impairment loss previously recognised in the statement on income, is transferred from equity to the statement of income. Reversals in respect of equity instruments classified as available-for-sale are not recognized in the statement of income. Reversals of impairment losses on debt instruments are reversed through the statement of income if the increase in fair value of the instrument can be objectively related to an event occurring after the impairment loss was recognised in profit or loss.

Premises and equipment

Premises and equipment are stated at revalued amounts and cost, respectively, less accumulated depreciation and allowance for impairment where required. Where the carrying amount of an asset is greater than its estimated recoverable amount, it is written down to its recoverable amount and the difference is recognized in the statement of income. The estimated recoverable amount is the higher of an asset’s fair value less costs to sell and its value in use.

16

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2006

(expressed in thousands of Russian roubles)

4.                   Summary of Principal Accounting Policies (continued)

Premises and equipment (continued)

Premises of the Bank are subject to revaluation on a regular basis, approximately every three to five years. The frequency of revaluation depends upon the change in the fair values. When the fair value of a revalued asset differs materially from its carrying amount further revaluation is performed. The revaluation is applied simultaneously to the whole class of property to avoid selective revaluation.

Any revaluation surplus is credited to the asset revaluation reserve for premises and equipment included in the equity section of the balance sheet, except to the extent that it reverses an impairment of the same asset previously recognised in the statement of income, in which case the increase is recognised in the statement of income. A revaluation deficit is recognised in the statement of income, except that a deficit directly offsetting a previous surplus on the same asset is directly offset against the surplus in the asset revaluation reserve for premises and equipment.

The revaluation reserve for premises and equipment included in equity is transferred directly to retained earnings when the surplus is realized, i.e. on the retirement or disposal of the asset or as the asset is used by the Bank; in the latter case, the amount of the surplus realized is the difference between depreciation based on the revalued carrying amount of the asset and depreciation based on the asset’s original cost.

Premises have been revalued to market value at 31 December 2006 and 2005. The revaluation was performed based on the reports of independent appraisers, who hold a recognised and relevant professional qualification and who have recent experience in valuation of assets of similar location and category.

Construction in progress is carried at cost less allowance for impairment in value, if any. Upon completion, assets are transferred to premises and equipment at their carrying value. Construction in progress is not depreciated until the asset is available for use.

If impaired, premises and equipment are written down to the higher of their value in use and fair value less costs to sell. The decrease in carrying amount is charged to statement of income to the extent it exceeds the previous revaluation surplus in equity. An impairment loss recognised for an asset in prior years is reversed if there has been a change in the estimates used to determine the asset’s value in use or fair value less costs to sell.

Gains and losses on disposal of premises and equipment are determined by reference to their carrying amount and are taken into account in determining profit or loss. Repairs and maintenance are charged to the income statement when the expense is incurred.

Depreciation

Depreciation is recognized on a straight-line basis over the estimated useful lives of the assets using the following rates:

	Useful life	Depreciation rates

Premises	40 years	2.5% per annum
Equipment	4 – 20 years	5 – 25% per annum

Estimated useful lives and residual values are reassessed annually.

17

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2006

(expressed in thousands of Russian roubles)

4.                   Summary of Principal Accounting Policies (continued)

Intangible assets

Intangible assets acquired separately are measured on initial recognition at cost. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and any accumulated impairment losses. The useful lives of intangible assets are assessed to be either finite or indefinite. Intangible assets with finite lives are amortized over the useful economic lives and assessed for impairment whenever there is an indication that the intangible asset may be impaired. Amortization periods and methods for intangible assets with finite useful lives are reviewed at least at each financial year-end.

Intangible assets with indefinite useful lives are not amortized, but tested for impairment annually or more frequently if events or changes in circumstances indicate that the carrying amount may be impaired either individually or at the cash-generating unit level. The useful life of an intangible asset with an indefinite life is reviewed annually to determine whether the indefinite life continues to be supportable.

Due to other banks

Amounts due to other banks are recorded when money or other assets are advanced to the Bank by counterparty banks. The liability is carried at amortized cost. If the Bank purchases its own debt, it is removed from the balance sheet and the difference between the carrying amount of the liability and the consideration paid is included in gains or losses arising from early retirement of debt in the statement of income.

Customer deposits

Customer deposits are liabilities to individuals, state or corporate customers and are carried at amortized cost using the effective interest method. Customer deposits include both demand and term deposits. Interest expense is recognized in the statement of income over the period of deposits using the effective interest method.

Debt securities issued

Debt securities issued include promissory notes, certificates of deposit, Eurobonds and debentures issued by the Bank. Debt securities are stated at amortized cost using the effective interest method. If the Bank purchases its own debt securities in issue, they are removed from the balance sheet and the difference between the carrying amount of the liability and the consideration paid is included in gains arising from extinguishment of liability in the statement of income.

18

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2006

(expressed in thousands of Russian roubles)

4.                   Summary of Principal Accounting Policies (continued)

Other borrowed funds

Other borrowed funds include some specific borrowings, which differ from the above items of liabilities, such as deposits from central banks, syndicated loans, revolving and other credit lines. Other borrowed funds are carried at amortized cost. Interest expense is recognized in the statement of income over the period of other borrowed funds using the effective interest method.

Taxation

Taxation has been provided for in the financial statements in accordance with taxation legislation currently in force in the Russian Federation. The income tax charge in the statement of income comprises current tax and changes in deferred tax. Current tax is calculated on the basis of the taxable profit for the year, using the tax rates enacted or substantively enacted at the balance sheet date. The income tax expense (benefit) comprises current tax and deferred tax and is recognized in the statement of income except if it is recognized directly in equity because it relates to transactions that are also recognized, in the same or a different period, directly in equity.

Current tax is the amount expected to be paid to or recovered from the taxation authorities in respect of taxable profits or losses for the current and prior periods. Taxable profits or losses are based on estimates if financial statements are authorized prior to filing relevant tax returns. Taxes, other than on income, are recorded within administrative expenses.

Deferred income tax is provided using the balance sheet liability method for tax loss carry forwards and temporary differences arising between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. In accordance with the initial recognition exemption, deferred taxes are not recorded for temporary differences on initial recognition of an asset or a liability in a transaction other than a business combination if the transaction, when initially recorded, affects neither accounting nor taxable profit. Deferred income tax is provided on temporary differences arising on investments in subsidiaries, associates and joint ventures, except where the timing of the reversal of the temporary difference can be controlled and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred tax balances are measured at tax rates enacted or substantively enacted at the balance sheet date, which are expected to apply to the period when the temporary differences will reverse or the tax loss carry forwards will be utilized. Deferred tax assets and liabilities are netted. Deferred tax assets for deductible temporary differences and tax loss carry forwards are recorded only to the extent that it is probable that future taxable profit will be available against which the deductions can be utilized.

Russia also has various operating taxes that are assessed on the Bank’s activities. These taxes are included as a component of other operating expenses.

Provisions for liabilities and charges

Provisions for liabilities and charges are non-financial liabilities of uncertain timing or amount. They are recorded when the Bank has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation, and a reliable estimate of the amount of the obligation can be made.

19

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2006

(expressed in thousands of Russian roubles)

4.                   Summary of Principal Accounting Policies (continued)

Credit-related commitments

In the normal course of business, the Bank enters into credit related commitments, including letters of credit and guarantees. Financial guarantee contracts are recognized initially at fair value and remeasured at the higher of the amount determined in accordance with IAS 37 “Provisions, Contingent Liabilities and Contingent Assets” and the amount initially recognized less, when appropriate, cumulative amortization recognized in accordance with IAS 18 “Revenue”. Commitments to provide loans at a below-market interest rate are initially recognised at fair value, and subsequently measured at the higher of (i) the unamortized balance of the related fees received and deferred and (ii) the expenditure required to settle the commitment at the balance sheet date. Specific provisions are recorded against other credit related commitments when losses are considered more likely than not.

Share premium

Share premium represents the excess of contributions over the nominal value of the shares issued.

Dividends

Dividends are recorded in equity until they are declared. Dividends declared after the balance sheet date and before the financial statements are authorized for issue are disclosed in the subsequent events note. The statutory accounting reports of the Bank are the basis for profit distribution and other appropriations. Russian legislation identifies the basis of distribution as the current year net profit.

Income and expenses recognition

Interest income and expense are recognized on an accrual basis calculated using the effective interest method. Loan origination fees for loans issued to customers are deferred (together with related direct costs) and recognized as an adjustment to the effective yield of the loans. Fees, commissions and other income and expense items are generally recorded on an accrual basis when the service has been provided. Fee and commission income is mostly paid by debiting customers deposits upon provision of services. Portfolio and other management advisory and service fees are recorded based on the applicable service contracts. Asset management fees related to investment funds are recorded over the period the service is provided. The same principle is applied for wealth management, financial planning and custody services that are continuously provided over an extended period of time.

Salary costs

The Bank’s contributions to the state and non-state pension funds, social insurance, and obligatory medical insurance funds in respect of its employees are expensed as incurred and included in staff costs within operating expenses.

Foreign currency translation

The financial statements are presented in Russian roubles, which is the Bank’s presentation currency. Transactions in foreign currencies are initially recorded in the functional currency rate ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are retranslated at the functional currency rate of exchange ruling at the balance sheet date. Gains and losses resulting from the translation of foreign currency transactions are recognised in the statement of income as gains less losses from foreign currencies — translation differences. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined.

20

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2006

(expressed in thousands of Russian roubles)

4.                   Summary of Principal Accounting Policies (continued)

Fiduciary assets

Assets held by the Bank in its own name, but for the account of third parties, are not reported in the balance sheet. Commissions received from such operations are shown within fee and commission income within the statement of income.

5.                  Significant Accounting Estimates

The key assumptions concerning the future and other key sources of estimation uncertainty at the balance sheet date, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below:

Allowance for impairment of loans and receivables

The Bank regularly reviews its loans and receivables to assess impairment. The Bank uses its experienced judgment to estimate the amount of any impairment loss in cases where a borrower is in financial difficulties and there are few available historical data relating to similar borrowers. Similarly, the Bank estimates changes in future cash flows based on the observable data indicating that there has been an adverse change in the payment status of borrowers in a group of borrowers with similar credit risk characteristics, or national or local economic conditions that correlate with defaults on assets in the group. Management uses estimates based on historical loss experience for assets with credit risk characteristics and objective evidence of impairment similar to those in the group of loans and receivables. The Bank uses its experienced judgment to adjust observable data for a group of loans or receivables to reflect current circumstances.

Taxation

Russian tax, currency and customs legislation is subject to varying interpretations and changes occurring frequently. Management’s interpretation of such legislation as applied to the transactions and activity of the Bank may be challenged by the relevant regional and federal authorities. Recent events within the Russian Federation suggest that the tax authorities may take a more assertive position in their interpretation of the legislation and assessments and, as a result, it is possible that transactions and activities that have not been challenged in the past may be challenged. As such, significant additional taxes, penalties and interest may be assessed. Fiscal periods remain open to review by the authorities in respect of taxes for three calendar years preceding the year of review. Under certain circumstances reviews may cover longer periods.

As at 31 December 2006 and 2005 management believes that its interpretation of the relevant legislation is appropriate and that the Bank’s tax, currency and customs positions will be sustained.

Fair value estimation of unquoted shares

Details of fair value estimation of unquoted shares are provided in Note 11.

21

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2006

(expressed in thousands of Russian roubles)

6.                   Cash and Short-Term Funds

	31 December 2006	31 December 2005

Cash on hand	9,861,755	8,691,354
Cash balances with the CBR (other than mandatory reserve deposits)	26,593,471	22,181,839
Correspondent accounts with other banks:
- Russian Federation	10,980,031	11,064,892
- other countries	44,700,412	16,635,526

Total cash and short-term funds	92,135,669	58,573,611
Less: restricted cash	(2,661,686)	(4,264,242)

Total cash and cash equivalents	89,473,983	54,309,369

Restricted cash balances represent the balances on escrow accounts in foreign banks in the amount of RUR 131,656 thousand (31 December 2005: RUR 1,415,156 thousand) comprising RUR 52,663 thousand in freely convertible currencies and RUR 78,993 thousand in non-freely convertible currencies (31 December 2005: RUR 1,289,906 thousand and RUR 125,250 thousand, accordingly), and other balances in non-freely convertible currencies in the amount of RUR 2,530,030 thousand (31 December 2005: RUR 2,849,086 thousand). Restricted cash balances were collateralized by RUR 2,422,461 thousand (31 December 2005: RUR 4,115,559 thousand). For the purposes of the statement of cash flows, restricted cash is not included in cash and cash equivalents.

7.                  Financial Assets at Fair Value through Profit or Loss

	31 December 2006	31 December 2005

Financial assets held for trading	91,759,688	79,850,481
Financial assets designated as at fair value through profit or loss	2,662,973	2,947,350

Total financial assets at fair value through profit or loss	94,422,661	82,797,831

Management of the Bank decided to designate as “financial assets at fair value through profit or loss” on 1 January 2005 all debt and equity securities, except for investments in equity instruments that do not have a quoted market price in an active market, loans and receivables and held-to-maturity instruments. Such designation is performed at initial recognition of the respective assets. The same approach was applied to securities purchased during 2005. The financial assets designated as at fair value through profit or loss are managed on a fair value basis, in accordance with the risk management or investment strategies adopted by the Bank and the information provided to key management personnel. EADS shares purchased in 2006 were included in financial assets available-for-sale based on the initial intention of the Bank.

22

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2006

(expressed in thousands of Russian roubles)

7.                   Financial Assets at Fair Value through Profit or Loss (continued)

Financial assets held for trading

	31 December 2006	31 December 2005

Equity securities denominated in USD
Russian corporate Eurobonds	7,031,367	5,737,892
Bonds of foreign companies and banks	6,356,464	4,029,340
Bonds of foreign governments	309,947	1,870,863
Russian MinFin bonds (OVGVZ)	1,943,447	739,751

Equity securities denominated in RUR
Promissory notes and debentures	45,057,518	34,407,169
Russian Federal loan bonds (OFZ)	22,369,260	15,594,154

Equity securities	7,132,589	17,220,500

Balances arising from derivative financial instruments	1,559,096	250,812

Total	91,759,688	79,850,481

Russian corporate Eurobonds are USD-denominated interest-bearing securities issued by major Russian corporations and banks, which are freely tradable internationally. These bonds have maturities ranging from February 2007 to May 2014 (31 December 2005: from November 2006 to September 2015) and coupon ranging from 7.25% to 11.5% (31 December 2005: from 6% to 13%).

Bonds issued by foreign companies and banks denominated in US dollars are securities issued by foreign (US and European) companies. These bonds have maturities ranging from March 2007 to March 2016 (31 December 2005: from March 2007 to October 2015) and coupon ranging from 6.65% to 14.22% (31 December 2005: from 6% to 17%).

Bonds issued by foreign governments are securities issued by the US Government with maturities in August 2015 and February 2036 (31 December 2005: from August 2015 to February 2031) and coupon ranging from 4.25% to 4.5% (31 December 2005: from 4% to 5%).

Russian MinFin bonds (OVGVZ) are USD-denominated interest-bearing securities guaranteed by the Ministry of Finance of the Russian Federation. The bonds are purchased at a discount to the nominal value and carry a coupon of 3% (31 December 2005: 3%). These bonds have maturities ranging from November 2007 to May 2011 (31 December 2005: from May 2006 to May 2011) and yield to maturity ranging from 5% to 6% (31 December 2005: from 5% to 6%).

Promissory notes and debentures represent securities denominated in RUR and are issued primarily by Russian banks, large manufacturing, telecom and oil and gas companies, and local authorities. Promissory notes and debentures have maturities ranging from January 2007 to June 2018 (31 December 2005: from January 2006 to August 2014) and coupon ranging from 4.49% to 15.5% (31 December 2005: from 4% to 17%).

Federal loan bonds (OFZ) are RUR-denominated government securities issued by the Ministry of Finance of the Russian Federation. These OFZ bonds are issued at a discount to their nominal value, have maturity dates ranging from April 2008 to February 2036 (31 December 2005: from February 2006 to August 2018), coupon rates ranging from 6% to 10% (31 December 2005: from 6% to 10%).

Equity securities are mainly issued by major Russian and European companies and banks.

23

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2006

(expressed in thousands of Russian roubles)

7.                   Financial Assets at Fair Value through Profit or Loss (continued)

Financial assets designated as at fair value through profit or loss

	31 December 2006	31 December 2005
Eurobonds of the Russian Federation	2,662,973	2,947,350

Total	2,662,973	2,947,350

Eurobonds of the Russian Federation are USD-denominated securities issued by the Ministry of Finance of the Russian Federation, which are freely tradable internationally. The Bank’s portfolio of Eurobonds as of 31 December 2006 consists of 5 tranches of securities with maturities ranging from June 2007 to March 2030 (31 December 2005: 5 tranches with maturity dates from June 2007 to March 2030). The annual coupons on these bonds vary from 5% to 12.75% (31 December 2005: from 5% to 12.75%) paid semiannually.

8.                   Financial assets Pledged under Repurchase Agreements and Loaned Financial Assets

	31 December 2006	31 December 2005

Financial assets at fair value through profit or loss
Promissory notes	3,656,826	—
Equity securities	510,734	3,396,333
Municipal bonds	—	3,972,531
Total financial assets at fair value through profit or loss	4,167,560	7,368,864

Financial assets available-for-sale
EADS shares	36,919,778	—
Total financial assets available-for-sale	36,919,778	—

Total securities pledged under repurchase agreements	41,087,338	7,368,864

In the third quarter of 2006, VTB purchased 41 million shares of European Aeronautic Defence and Space Company (EADS) (approximately 5% of the share capital). The Bank had unrealized gains on EADS shares of RUR 2,917,673 thousand, net of tax, accounted within equity under caption “Unrealized gain on available-for-sale financial assets” at 31 December 2006.

As of 31 December 2005, municipal bonds are RUR-denominated securities issued by regional authorities of the Russian Federation. These bonds have maturity dates ranging from June 2008 to August 2014 and coupon rates ranging from 9% to 14%.

As of 31 December 2006, equity securities mostly represent securities issued by one of the largest Russian companies (31 December 2006: one of the largest Russian banks).

Promissory notes represent RUR-denominated securities issued by a Russian insurance company. The promissory notes mature in February 2007 and bear an interest rate of 15%.

24

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2006

(expressed in thousands of Russian roubles)

9.                   Due from Other Banks

	31 December 2006	31 December 2005

Current term placements with other banks	80,675,486	64,777,951
Reverse sale and repurchase agreements with other banks	10,982,767	15,901,689
Overdue placements with other banks	—	—
	91,658,253	80,679,640
Less: Allowance for loan impairment	(210,649)	(201,478)

Total due from other banks	91,447,604	80,478,162

At 31 December 2006, the Bank received collateral under reverse sale and repurchase agreements with other banks with a fair value of RUR 14,012,411 thousand (31 December 2005: RUR 19,468,886 thousand).

10.            Loans and Advances to Customers

	31 December 2006	31 December 2005

Current loans and advances	369,420,610	323,365,769
Reverse sale and repurchase agreements with customers	11,490,952	20,457,969
Rescheduled loans and advances	2,823,578	1,731,915
Overdue loans and advances	8,911,657	4,288,504

	392,646,797	349,844,157
Less: Allowance for loan impairment	(19,207,929)	(13,960,946)

Total loans and advances to customers	373,438,868	335,883,211

The analysis of movements in the allowance for loan impairment is provided in the Note 27.

Economic sector risk concentrations within the customer loan portfolio are as follows:

	31 December 2006		31 December 2005
	Amount	%	Amount	%

Finance	87,104,264	22	68,416,943	20
Manufacturing	60,321,188	15	74,228,256	21
Trade and commerce	45,512,390	12	40,539,978	11
Building construction	38,481,121	10	32,293,946	9
Energy, oil & gas	37,489,399	10	23,644,958	7
Government and management bodies	31,830,697	8	18,713,592	5
Food and agriculture	16,227,281	4	9,180,898	3
Metal mining industry	15,668,434	4	26,046,790	7
Chemical industry	12,770,713	3	13,092,966	4
Transport	10,665,337	3	5,662,303	2
Telecommunications and media	7,673,481	2	6,888,927	2
Individuals	5,160,327	1	9,744,064	3
Other	23,742,165	6	21,390,536	6

Total loans and advances to customers	392,646,797	100	349,844,157	100

25

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2006

(expressed in thousands of Russian roubles)

10.    Loans and Advances to Customers (continued)

At 31 December 2006, the total amount of outstanding loans issued by the Bank to 10 largest groups of interrelated borrowers comprise RUR 129,872,789 thousand, or 33% of the gross loan portfolio (31 December 2005: RUR 89,594,204 thousand, or 27%).

At 31 December 2006, there were no significant deals under reverse sale and repurchase agreements (31 December 2005: the total amount of loans issued under reverse sale and repurchase agreements with 4 largest customers comprise RUR 17,125,588 thousand, or 5% of the gross loan portfolio).

At 31 December 2006, the Bank received collateral under reverse sale and repurchase agreements with customers with a fair value of RUR 10,082,742 thousand (31 December 2005: RUR 25,356,605 thousand).

As of 31 December 2006, accrued interest on impaired loans amounted to RUR 1,806,075 thousand (31 December 2005: RUR 987,297 thousand).

At 31 December 2005, included in loans and advances to customers was a loan to a large corporate customer totaling USD 450 million (RUR 12,952,125 thousand), or 4% of the gross loan portfolio, with maturity in 2009 and interest rate of 9.6% per annum. The Group transferred this USD 450 million participation in the loan to a third party, which is not its related party. Additionally, the Bank wrote a put option on the transferred asset executable in 3 years. As a result of this transaction, the Bank retained credit risk but transferred certain other risks on the USD 450 million (RUR 12,952,125 thousand) participation and retained control over this asset. Accordingly, as of 31 December 2005 the Bank recognized the above participation in the amount of USD 450 million (RUR 12,952,125 thousand), the associated liability in the amount of USD 464 million (RUR 13,368,204 thousand) within customer deposits and an additional receivable of put option premium of USD 14 million (RUR 416,079 thousand) in other assets. In 2006, the amount of cash collateral received by the Group in respect of this loan decreased to RUR 6,582,775 thousand, or USD 250 million, increasing net exposure on the loan to RUR 19,748,325 thousand, or USD 750 million. In December 2006, the loan was partially redeemed by the borrower, therefore the total outstanding amount of the loan decreased to RUR 7,899,330 thousand, of USD 300 million, as of 31 December 2006. Accordingly, the put option in the amount of RUR 11,848,995 thousand, or USD 450 million, written by the Bank was early exercised.

26

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2006

(expressed in thousands of Russian roubles)

11.            Financial Assets Available-for-Sale

	31 December 2006	31 December 2005

Participation loan (Note 35)	18,698,925	10,015,456
CJSC “ALROSA” shares	8,751,985	—
Other equity investments with share smaller than 20%	1,248,949	1,093,487
OJSC “KAMAZ” shares		3,799,290

Total financial assets available-for-sale	28,699,859	14,908,233

Financial assets available-for-sale include a participation loan received as a partial contribution to the share capital of the Bank (Note 35). This loan does not qualify for an equity financial instrument as defined by IAS 39. At the same time, it is not a debt instrument per se, either. The Bank decided to classify this financial instrument as a financial asset available for sale. In 2006, VTB Bank (France) received profit in the amount of RUR 9,486,226 thousand which resulted in increase in the cost of the participation loan and unrealized gain on available-for-sale financial assets by RUR 9,486,226 thousand.

CJSC “Alrosa” shares (10.63% of share capital) were acquired in the second quarter 2006. These shares are unquoted. The fair value of these investments at 31 December 2006 was determined by using discounted cash flow analysis adjusted for the impact of change in net assets of this company from the date of acquisition through year end. As a result of this, the Bank had unrealized gains on CJSC “Alrosa” shares of RUR 547,104 thousand, net of tax, including unrealized foreign exchange gain, accounted within equity.

The estimated fair value of CJSC “Alrosa” shares at 31 December 2006 was calculated by using average of the market approach, discounted cash flow method and cost and revenue method. For cost and revenue method a discount of 30% for minority stake and a 20% discount for liquidity were used.

At 31 December 2005, included in the financial assets available-for-sale were corporate shares of an automobile production company OJSC “KamAZ” with a fair value of RUR 3,799,290 thousand, or USD 132 million, which were sold in 2006 for RUR 3,800,000 thousand, or USD 135 million. Realized gain of RUR 2,452,159 thousand, or USD 89 million, net of tax, was transferred from equity to the statement of income within gains less losses from available-for-sale financial assets.

12.            Investments in Subsidiaries and Associates

	2006	2005

Investments in subsidiaries	59,169,559	61,157,073
Investments in associates	933,626	598,472

Total investments in subsidiaries and associates	60,103,185	61,755,545

27

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2006

(expressed in thousands of Russian roubles)

12.    Investments in Subsidiaries and Associates (continued)

The list of subsidiaries and associates is provided in the table below:

			Ownership interest
Name	Business activity	Country of registration	31 December 2006	31 December 2005

Subsidiaries
“VTB Bank (Austria)” AG	Banking	Austria	100.00%	100.00%
“Russian Commercial Bank (Cyprus) Limited”	Banking	Cyprus	100.00%	100.00%
“Russian Commercial Bank Ltd”	Banking	Switzerland	100.00%	100.00%
“Vneshtorgbank (Ukraine)”, CJSC	Banking	Ukraine	100.00%	100.00%
“Mriya”, OJSC	Banking	Ukraine	98.47%	—
“VTB Bank (Armenia)” CJSC	Banking	Armenia	70.00%	70.00%
“VTB Bank (Georgia)”, JSC	Banking	Georgia	53.17%	50.00%
“Bank VTB 24”, CJSC	Banking	Russia	96.68%	92.19%
“VTB Broker”, OJSC	Banking	Russia	99.83%	99.80%
“Novosibirskvneshtorgbank”, CJSC	Banking	Russia	99.58%	99.58%
“VTB Bank (Deutschland)” AG	Banking	Germany	—	83.54%
“Industry & Construction Bank”, OJSC	Banking	Russia	75.00%	75.00%
“VTB Bank (France)”	Banking	France	—	87.04%
“VTB Bank (Europe)”, Plc.	Banking	Great Britain	89.10%	89.10%
“VTB Capital (Namibia) (Proprietary) Limited”	Investment	Namibia	50.03%	—
“Multicarta”, Ltd	Plastic cards	Russia	100.00%	100.00%
“Euroleasing”, GMBH	Leasing	Germany	63.00%	63.00%
“Rafinco Co”, Inc	Trade	USA	100.00%	100.00%
“ITC Consultants (Cyprus)”, Ltd	Finance	Cyprus	100.00%	100.00%
VB-Service Ltd.	Commerce	Russia	100.00%	100.00%
“Konobeevo”, OJSC	Recreation	Russia	—	89.99%
“Non-state Pension Fund of Vneshtorgbank”	Insurance	Russia	100.00%	100.00%
“Almaz-Press”, CJSC	Publishing	Russia	100.00%	100.00%
“VTB-Leasing”, OJSC	Leasing	Russia	100.00%	100.00%
“VTB-Capital”, CJSC	Finance	Russia	100.00%	55.00%
“VTB-Invest”, CJSC	Finance	Russia	90.00%	—

Associates
“Vietnam — Russia Joint Venture Bank”	Banking	Vietnam	49.00%	—
“East-West United Bank”, S.A.	Banking	Luxembourg	47.00%	49.00%
“Insurance company VTB-Rosno” , Ltd	Insurance	Russia	49.99%	100.00%
“Interbank Trading House”, Ltd	Commerce	Russia	50.00%	100.00%

28

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2006

(expressed in thousands of Russian roubles)

12.    Investments in Subsidiaries and Associates (continued)

	Investment
Name	31 December 2006	31 December 2005

Subsidiaries
“VTB Bank (Austria)” AG	3,960,407	4,329,105
“Russian Commercial Bank (Cyprus) Limited”	283,062	309,415
“Russian Commercial Bank Ltd”	1,500,634	1,640,342
“VTB Bank (Deutschland)” AG	—	2,317,729
“VTB Bank (Europe)”, Plc.	13,523,144	14,782,144
“VTB Bank (France)”	—	8,976,100
“Industry & Construction Bank”, OJSC	15,227,128	16,644,759
“VTB Bank (Georgia)”, JSC	344,256	198,802
“Vneshtorgbank (Ukraine)”, CJSC	1,438,676	462,330
“VTB Bank (Armenia)” CJSC	416,031	454,764
“Bank VTB 24”, CJSC	18,890,560	9,017,038
“VTB Broker”, OJSC	25,319	27,676
“Novosibirskvneshtorgbank”, CJSC	40,308	44,061
“Multicarta”, Ltd	—	—
“Euroleasing”, GMBH	73,405	80,240
“Rafinco Co”, Inc	—	—
“ITC Consultants (Cyprus)”, Ltd	—	—
“Non-state Pension Fund of Vneshtorgbank”	27,915	30,514
“Konobeevo”, OJSC	—	400
“Almaz-Press”, CJSC	1,066,410	1,165,691
“VTB-Leasing”, OJSC	538,079	588,173
“VB-Service”, Ltd	8	9
“VTB-Capital”, CJSC	10	4
“Mriya”, OJSC	1,728,611
“VTB Capital (Namibia) (Proprietary) Limited”	85,587	—
“VTB-Invest”, CJSC	9	—

Associates
“Vietnam — Russia Joint Venture Bank”	129,022	—
“East-West United Bank”, S.A.	534,098	598,472
“Insurance company VTB-Rosno” , Ltd	270,506	47,576
“Interbank Trading House”, Ltd	—	40,201

Total investments in subsidiaries and associates	60,103,185	61,755,545

Based on a decision of Russian Federation authorities, in December 2005 the CBR sold shares in five European banks to VTB (refer to Note 35 for details).

In March 2005, VTB acquired a 25% plus one share interest in OJSC “Industry & Construction Bank” (ICB), a major corporate and retail bank of the Russian North West located in St. Petersburg, in exchange for a cash payment of approximately RUR 2.7 billion (USD 97 million).

On 28 December 2005, VTB purchased 630,488,500 ordinary shares of ICB with par value of RUR 1 per share for RUR 13,844 million (USD 480 million). As a result of this transaction, VTB’s ownership percentage increased from 25% plus one share to 75% plus three shares of the share capital of ICB.

29

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2006

(expressed in thousands of Russian roubles)

12.    Investments in Subsidiaries and Associates (continued)

In January 2005, VTB acquired a 50% plus one share interest in United Georgian Bank (“UGB”) in Tbilisi, Georgia, for approximately USD 7 million (RUR 201 million). In March and April 2006, the Bank purchased an additional issue of shares of the “United Georgian Bank”. The total increase of the share capital was planned to be 20 million Georgian lari (20 million shares, or USD 11 million at period-end exchange rate), of which VTB purchased 11,281,848 shares. The share of VTB in the “United Georgian Bank” was 53.13% after the shares were fully subscribed.

On 21 January 2005, the National Bank of Ukraine registered CJSC “Vneshtorgbank (Ukraine)”, a wholly-owned subsidiary of VTB. CJSC “Vneshtorgbank (Ukraine)” began operations on 18 March 2005 and initially focused on providing international settlement services, loans and trade financing. Its initial share capital, contributed by VTB, was 80 million hryvnas (approximately USD 15 million). On 10 June 2005, an extraordinary meeting of shareholders approved an increase of share capital by 195 million hryvnas (USD 38 million).

On 6 June 2005, Guta Bank’s shareholders changed its name to CJSC “Vneshtorgbank Retail Services” (VTB Retail Services), as the Group planned to restructure its retail operations, combining the retail and small business banking operations of VTB and VTB Retail Services. Starting in autumn of 2005, VTB began to gradually transfer to VTB Retail Services its retail and small business operations, along with the related assets and liabilities. In August 2005, VTB Retail Services began offering retail and small business banking services in Moscow and Russian regions under the “Vneshtorgbank 24” brand.

In November 2005, CJSC “VTB Retail Services” issued 2,740,500 shares with a nominal value of RUR 1,000 per share. On 30 November 2005, VTB purchased all shares issued by VTB Retail Services at RUR 3,284 per share. As a result, the share capital of VTB Retail Services increased by RUR 8,999,999 thousand. As a result of this transaction, VTB’s ownership percentage in VTB Retail Services increased from 85.8% to 92.2%.

In December 2005, VTB sold its 62.4% owned subsidiary, Bank “Povolzhskiy”, CJSC located in Ulyanovsk to a third party for RUR 43 million.

In April 2006, “Armsberbank”, CJSC was renamed into “VTB Bank (Armenia)”, CJSC.

In June 2006, VTB Retail Services issued 4,242,425 shares at a price of RUR 1,650 per share (par value RUR 1,000) for the total amount of RUR 7,000,000 thousand. VTB purchased all shares issued by VTB Retail Services. As a result of this transaction, VTB’s ownership percentage in VTB Retail Services increased to 95.93%. The share issue was registered by the Central Bank of Russia on 5 June 2006.

On 22 September 2006, the extraordinary general meeting of shareholders of OJSC “Industry & Construction Bank” (ICB) approved the merger with the Bank. The ratio of share conversion was set at 1 ICB share with a face value of RUR 1 into 385 VTB shares with a face value of RUR 0.01 each. ICB also offered to ICB shareholders that dispute this merger to buy out all shares at a price of RUR 22 per 1 ICB share. This merger is subject to approval of VTB’s general meeting of shareholders.

In September 2006, VTB opened an office of a subsidiary bank in Angola Banco VTB Africa SA (VTB Africa) with 66% shareholding held by VTB.

In October 2006, VTB established a subsidiary financial company in Namibia “VTB Capital (Namibia) (Proprietary) Limited” with 50% plus 2 shares shareholding held by VTB.

30

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2006

(expressed in thousands of Russian roubles)

12.    Investments in Subsidiaries and Associates (continued)

In October 2006, VTB started the re-branding process to unite its principal subsidiaries under a common name — VTB. In October 2006, “Ost-West Handelsbank” AG, “Donau-bank” AG, “BCEN-Eurobank” and “Moscow Narodny Bank Limited” were renamed into “VTB Bank (Deutschland)” AG, “VTB Bank (Austria)” AG, “VTB Bank (France)” and “VTB Bank (Europe)”, Plc., respectively. In November 2006, CJSC “Vneshtorgbank Retail Services” was renamed into CJSC “Bank VTB 24”. In November 2006, OJSC Bank “Zabaikalsky” was renamed into OJSC “VTB Broker”. In December 2006, “United Georgian Bank” was renamed into “VTB Bank (Georgia)”.

In November 2006, VTB established a Vietnam-Russia Joint Venture Bank with a 49% shareholding held by VTB.

In December 2006, CJSC “Bank VTB 24” (VTB 24) issued 2,315,119 shares at a price of RUR 1,650 per share (par value RUR 1,000) for the total amount of RUR 3,819,946 thousand. VTB purchased all shares issued by VTB 24. As a result of this transaction, VTB’s ownership percentage in VTB 24 increased to 96.68%. The share issue was registered by the Central Bank of Russia on 25 December 2006.

At the end of March 2006, VTB purchased 1,312,802,167 ordinary shares (98% of the share capital) of the “Mriya”, OJSC, located in Ukraine for RUR 1,955,247 thousand (USD 66 million). VTB hired an independent appraiser to determine the fair value of identifiable assets, liabilities and contingent liabilities of the “Mriya”, OJSC, as of the acquisition date.

In December 2006, VTB sold VTB Bank (Deutschland) and VTB Bank (France) to VTB Bank (Europe).

In December 2006, VTB sold 2% of East-West United Bank (EWUB) shares to a third party.

In 2006, VTB lost control over Insurance Company VTB-Rosno.

In 2006, VTB lost control over “Interbank Trading House”, Ltd.

13.            Other Assets

	31 December 2006	31 December 2005

Rights of claim to construct and receive the title of ownership of premises under investment contracts	4,449,956	—
Accounts receivable and advance payments	2,629,244	1,661,715
Taxes receivable	126,915	864,580
Settlements on currency conversion operations	1,244,341	1,118,067
Put option premium receivable	763,602	416,079
Precious metals	551,915	106,142
Unsettled transactions	126	388,715
Inventories	16,596	12,504
Deferred expenses	806,955	319,053
Other assets	129,971	42,974

Total	10,719,621	4,929,829

At 31 December 2006, rights of claim to construct and receive the title of ownership of premises under investment contracts contained a prepayment of RUR 4,449,956 thousand, or USD 169 million, under a construction contract. Under this contract the developer is obliged to construct an office at the Moscow International Business Center “Moscow City” and transfer the title of ownership on this office to VTB after the construction is completed in 2008.

31

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2006

(expressed in thousands of Russian roubles)

14.            Premises and Equipment

	Premises	Office and computer equipment	Construction in progress	Total
Net book amount at 31 December 2004	3,366,794	1,550,334	616,020	5,533,148
Cost or revalued amount less impairment
Opening balance at 1 January 2005	3,568,511	2,659,934	616,020	6,844,465
Additions	1,089,614	867,039	1,359,542	3,316,195
Transfer	371,760	295,821	(667,581)	—
Disposals	(211,053)	(308,850)	—	(519,903)
Revaluation	1,888,589	—	—	1,888,589
Effect of financial statements’ translation from the functional currency into the presentation currency	124,066	99,098	22,950	246,114

Closing balance at 31 December 2005	6,831,487	3,613,042	1,330,931	11,775,460

Accumulated depreciation
Opening balance at 1 January 2005	201,717	1,109,600	—	1,311,317
Depreciation charge	133,309	466,010	—	599,319
Disposals	(22,856)	(186,921)	—	(209,777)
Revaluation	(287,682)	—	—	(287,682)
Effect of financial statements’ translation from the functional currency into the presentation currency	7,515	41,339	—	48,854

Closing balance at 31 December 2005	32,003	1,430,028	—	1,462,031

Net book amount at 31 December 2005	6,799,484	2,183,014	1,330,931	10,313,429

	Premises	Office and computer equipment	Construction in progress	Total
Net book amount at 31 December 2005	6,799,484	2,183,014	1,330,931	10,313,429

Cost or revalued amount less impairment
Opening balance at 1 January 2006	6,831,487	3,613,042	1,330,931	11,775,460
Additions	254,649	207,664	2,614,106	3,076,419
Transfer	1,383,453	1,128,192	(2,511,645)	—
Disposals	(393,180)	(218,461)	—	(611,641)
Revaluation	5,423,390	—	—	5,423,390
Effect of financial statements’ translation from the functional currency into the presentation currency	(620,916)	(343,096)	(116,574)	(1,080,586)

Closing balance at 31 December 2006	12,878,883	4,387,341	1,316,818	18,583,042

Accumulated depreciation
Opening balance at 1 January 2006	32,003	1,430,028		1,462,031
Depreciation charge	175,481	716,087	—	891,568
Disposals	(67,093)	(24,195)	—	(91,288)
Revaluation	(134,263)	—	—	(134,263)
Effect of financial statements’ translation from the functional currency into the presentation currency	(6,128)	(143,533)	—	(149,661)

Closing balance at 31 December 2006	—	1,978,387	—	1,978,387

Net book amount at 31 December 2006	12,878,883	2,408,954	1,316,818	16,604,655

32

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2006

(expressed in thousands of Russian roubles)

14.    Premises and Equipment (continued)

If the buildings were measured using the cost model, the carrying amounts would be as follows:

	2006	2005

Cost	5,968,956	4,951,770
Accumulated depreciation and impairment	(501,294)	(319,685)

Net carrying amount	5,467,662	4,632,085

The Bank’s premises were appraised by independent appraisers as of 31 December 2005. The appraisal was carried out by Neo Centre, an independent appraisal firm. The basis used for the appraisal was primarily open market value. The additional value was RUR 2,176,271 thousand, including RUR 777,128 thousand credited to other income as a reversal of the negative result of the 2000 premises revaluation, RUR 172 695 thousand recognized as negative revaluation within operating expenses and RUR 1,571,838 thousand posted to the premises revaluation reserve within the shareholders’ equity net of deferred income tax of RUR 377,242 thousand.

The Bank’s premises were appraised by independent appraisers as of 31 December 2006. The appraisal was carried out by Neo Centre, an independent appraisal firm. The basis used for the appraisal was primarily open market value. The additional value was RUR 5,557,652 thousand, including RUR 172,694 thousand credited to other income as a reversal of the negative result of the 2005 premises revaluation, and RUR 4,088,532 thousand posted to the premises revaluation reserve within the shareholders’ equity net of deferred income tax of RUR 1,296,426 thousand.

15.            Intangible Assets

Movements in intangible assets were as follows:

	Computer software	Total
Net book amount at 31 December 2004	104,335	104,335

Cost
Opening balance at 1 January 2005	379,280	379,280
Additions	142,459	142,459
Disposals	(79,838)	(79,838)
Effect of financial statements’ translation from the functional currency into the presentation currency	14,130	14,130

Closing balance at 31 December 2005	456,031	456,031

Accumulated amortization
Opening balance at 1 January 2005	274,945	274,945
Amortization charge	57,001	57,001
Disposals	(1,714)	(1,714)
Effect of financial statements’ translation from the functional currency into the presentation currency	10,237	10,237

Closing balance at 31 December 2005	340,469	340,469

Net book amount at 31 December 2005	115,562	115,562

33

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2006

(expressed in thousands of Russian roubles)

15.    Intangible Assets (continued)

	Computer software	Total

Net book amount at 31 December 2005	115,562	115,562

Cost
Opening balance at 1 January 2006	456,031	456,031
Additions	57,497	57,497
Disposals	(2,066)	(2,066)
Effect of financial statements’ translation from the functional currency into the presentation currency	(40,556)	(40,556)

Closing balance at 31 December 2006	470,906	470,906

Accumulated amortization
Opening balance at 1 January 2006	340,469	340,469
Amortization charge	75,222	75,222
Disposals	(15,523)	(15,523)
Effect of financial statements’ translation from the functional currency into the presentation currency	(30,848)	(30,848)

Closing balance at 31 December 2006	369,320	369,320

Net book amount at 31 December 2006	101,586	101,586

16.    Due to Other Banks

	31 December 2006	31 December 2005

Term loans and deposits	27,454,233	19,186,800
Correspondent accounts and overnight deposits of other banks	11,146,876	8,087,681
Sale and repurchase agreements with other banks	27,053,286	6,988,395

Total due to other banks	65,654,395	34,262,876

Financial assets pledged as collateral under sale and repurchase agreements include financial assets available for sale, whose fair value is RUR 36,919,778 thousand as of 31 December 2006 (31 December 2005: financial assets at fair value through profit or loss with a fair value of RUR 7,368,864 thousand).

At 31 December 2006, the Bank has a legal right to set-off and intends to settle a deposit in the amount of EUR 260 million (RUR 9,021,090 thousand) due from a European bank against the amount due to that bank under sale and repurchase agreements. Therefore, this financial liability was presented net of the related asset.

34

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2006

(expressed in thousands of Russian roubles)

17.    Customer Deposits

	31 December 2006	31 December 2005

State-owned and public organizations
Current/settlement deposits	14,255,709	11,552,891
Term deposits	31,683,193	16,765,200

Other legal entities
Current/settlement deposits	82,430,420	66,151,830
Term deposits	96,878,800	44,108,491

Individuals
Current/settlement deposits	18,626,293	13,051,955
Term deposits	53,024,386	82,446,896

Total customer deposits	296,898,801	234,077,263

Included in customer deposits are:

•                  Restricted deposits of RUR 2,422,461 thousand (31 December 2005: RUR 4,115,559 thousand), where related deposits were placed by the Bank in escrow accounts (see Note 6).

•                  Deposits of RUR 1,733,619 thousand (31 December 2005: RUR 1,581,604 thousand) held as collateral against the Bank’s irrevocable commitments under import letters of credit and guarantees.

	31 December 2006		31 December 2005
	Amount	%	Amount	%

Individuals	71,650,679	25	95,498,851	41
Finance	59,508,586	20	50,589,864	21
Non-ferrous metals	25,061,031	8	24,391,588	10
Manufacturing	25,618,001	9	10,798,142	5
Oil & gas	21,291,928	7	13,148,352	6
Government bodies	35,135,778	12	13,840,494	6
Trade and commerce	5,638,933	2	5,756,450	2
Telecommunications and media	3,603,305	1	7,584,719	3
Building construction	9,193,669	3	3,556,196	2
Aircraft	6,312,458	2	2,562,788	1
Energy	7,288,594	2	863,301	—
Transport	7,239,554	2	1,366,173	1
Other	19,356,285	7	4,120,345	2

Total customer deposits	296,898,801	100	234,077,263	100

35

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2006

(expressed in thousands of Russian roubles)

18.    Other Borrowed Funds

	31 December 2006	31 December 2005

Syndicated loans	24,604,910	20,147,750
CBR deposit	13,165,550	33,023,127
Revolving credit lines	256,483	206,144
Other credit lines	13,821,709	9,845,335

Total other borrowed funds	51,848,652	63,222,356

Syndicated loans at 31 December 2006 comprise the following:

	Interest rate	Maturity	Carrying amount	Total amount of loan facility available
Syndicated loan	LIBOR + 0.375%	May 2009	15,848,601	15,798,660
Syndicated loan	LIBOR + 0.2%	February 2007	7,918,833	7,899,330
Other syndicated loans		February 2007 - August 2016	837,476	837,476

Total syndicated loans			24,604,910	24,535,466

Syndicated loans at 31 December 2005 comprise the following:

	Interest rate	Maturity	Carrying amount	Total amount of loan facility available
Syndicated loan	LIBOR + 0.15%	February 2006	14,406,057	14,391,249
Syndicated loan	LIBOR + 1.2%	April 2008	13,009,690	12,952,125
Syndicated loan	LIBOR 6 months + 3.2%	August 2012	404,524	777,128
Syndicated loan	LIBOR + 1.2%	March 2016	749,473	949,823
Syndicated loan	LIBOR + 1.6%	November 2007	4,334,628	8,634,750
Syndicated loan	from 2.54% to 2.64%	from February 2006 to February 2007	118,755	287,825

Total syndicated loans			33,023,127	37,992,900

36

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2006

(expressed in thousands of Russian roubles)

18.    Other Borrowed Funds (continued)

In connection with the acquisition of Guta Bank (now CJSC VTB 24) by the Bank in July 2004, the CBR placed a special purpose deposit of RUR 20,147,750 thousand (USD 700 million) with VTB at 1-year LIBOR, maturing in July 2005. The deposit was made available for maintaining Guta Bank’s liquidity as well as for use in its operations. In July 2005, the maturity of the deposit was extended to 20 July 2006 at a fixed rate of 4.07%. In July 2006, the amount of the deposit was reduced to RUR 13,165,550 thousand (USD 500 million), and its maturity extended to July 2007 at a fixed rate of 5.66%. The Bank initially recognized this deposit at fair value as calculated on the basis of market rates for similar deposits.

Other credit lines represent borrowings from other banking institutions, mainly OECD-based banks, within non-revolving open credit lines at interest rates from 3% to 12.2% for USD-denominated credit lines (31 December 2005: from 3.4% to 6.4%); from 0.8% to 7.5% for EUR-denominated credit lines (31 December 2005: from 0.8% to 5.8%) and from 2.2% to 11% for credit lines denominated in other currencies (31 December 2005: from 2.2% to 3.1%).

19.    Debt Securities Issued

	31 December 2006	31 December 2005

Promissory notes	27,894,568	42,778,687
Bonds	198,987,046	127,320,294
Deposit certificates	11,036	4,816,431
Debentures	7,049,727	4,508,259

Total debt securities issued	233,942,377	179,423,671

Promissory notes issued include both discount and interest-bearing promissory notes denominated mainly in RUR with maturities ranging from demand to June 2015 (31 December 2005: from on demand to December 2012). Effective interest rates range from 0% to 12% (31 December 2005: from 0% to 10%).

Debentures issued include EUR 200 million (31 December 2005: EUR 130 million) bonds issued in January 2006 under the rules of the German regulator (“Schuldscheindarlehen”) and the rules of the Austrian market. The bonds mature in January 2007 and bear interest at EURIBOR + 0.3% p.a. (31 December 2005: maturity in January 2006, interest at EURIBOR + 1.15% p.a.)

37

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2006

(expressed in thousands of Russian roubles)

19.    Debt Securities Issued (continued)

As of 31 December 2006 bonds comprise the following:

	Interest	Maturity	Face value	Carrying amount	Market price, % of face value
USD-denominated Eurobonds issued by VTB under Medium Term Note borrowings program of USD 10,000 million:
Series 1 issued in December 2003 and March 2004	6.875% payable semi-annually	December 2008	14,482,105	14,540,710	102.50%
Series 3 issued in July 2004	LIBOR 3 months + 2.9% payable quarterly	July 2007	7,899,330	8,011,923	101.80%
Series 4 issued in October 2004	7.5% payable semi-annually	October 2011	11,848,995	11,960,864	107.30%
Series 6 issued in June 2005	6.25% payable semi-annually	June 2035	26,331,100	26,213,630	102.80%
Series 8 issued in December 2005	LIBOR 3 months + 0.75% payable quarterly	September 2007	26,331,100	26,340,619	100.40%
Series 10 issued in November 2006	LIBOR + 0.6% payable quarterly	August 2008	46,079,425	46,392,035	100.30%
USD-denominated Residential Mortgage-Backed Floating-Rate Notes issued by VTB:
Class A Residential Mortgage-Backed Floating-Rate Notes issued in July 2006	LIBOR + 1% payable monthly	May 2034	1,717,580	1,722,427	100.00%
Class B Residential Mortgage-Backed Floating-Rate Notes issued in July 2006	LIBOR + 2% payable monthly	May 2034	279,110	280,021	100.00%
Subtotal USD-denominated Eurobonds			134,968,745	135,462,229	—
EUR-denominated Eurobonds issued by VTB:
Series 9 issued in February 2006	4.25% payable annually	February 2016	17,348,250	17,951,195	98.60%
Subtotal EUR-denominated bonds			17,348,250	17,951,195
RUR-denominated bonds issued by VTB:
Series 4 of RUR-denominated debentures issued in March 2004	From 5.43% to 5.6%. payable semi-annually	March 2009	5,000,000	5,089,950	100.00%
Series 5 of RUR-denominated debentures issued in October 2005	6.2% payable quarterly	October 2013	15,000,000	15,168,150	100.20%
Series 6 of RUR-denominated debentures issued in July 2006	6.5% payable quarterly	October 2013	15,000,000	15,197,700	100.40%
Eurobonds issued in April 2006	7.0% payable semi-annually	April 2009	10,000,000	10,117,822	101.00%

Subtotal RUR-denominated bonds			45,000,000	45,573,622	—

Total bonds			197,316,995	198,987,046	—

38

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2006

(expressed in thousands of Russian roubles)

19.    Debt Securities Issued (continued)

As of 31 December 2005 bonds comprise the following:

	Interest	Maturity	Face value	Carrying amount	Market price, % of face value
USD-denominated Eurobonds issued by VTB under Medium Term Note borrowings program of USD 10,000 million:
Series 1 issued in December 2003 and March 2004	6.875% payable semi-annually	December 2008	15,830,375	15,830,375	102.9%
Series 3 issued in July 2004	LIBOR 3 months + 2.9% payable quarterly	July 2007	8,634,750	8,749,879	103.2%
Series 4 issued in October 2004	7.5% payable semi-annually	October 2011	12,952,125	12,952,125	107.3%
Series 5 issued in December 2004	LIBOR 3 months + 1.35% payable quarterly	June 2006	10,073,875	10,073,875	100.2%
Series 6 issued in June 2005	6.25% payable semi-annually	June 2035	28,782,500	28,782,500	102.4%
Series 8 issued in December 2005	LIBOR 3 months + 0.75% payable quarterly	September 2007	28,782,500	28,782,500	100.2%

Subtotal USD-denominated Eurobonds			105,056,125	105,171,254	—

RUR-denominated bonds issued by VTB:
Series 3 of RUR-denominated debentures issued in February 2003	From 14% to 15.5%. payable annually	February 2006	2,000,000	2,072,340	101.1%
Series 4 of RUR-denominated debentures issued in March 2004	From 5.43% to 5.6% payable semi-annually	March 2009	5,000,000	5,076,700	99.6%
Series 5 of RUR-denominated debentures issued in October 2005	6.2% payable quarterly	October 2013	15,000,000	15,000,000	99.5%

Subtotal RUR-denominated bonds			22,000,000	22,149,040	—

Total bonds			127,056,125	127,320,294	—

In February 2006, VTB issued RUR 17,167,877 thousand (or EUR 500 million) Series 9 Eurobonds within its Medium-Term Euro-Denominated Bond Program at a fixed rate of 4.25% p.a. The issue has a 10-year maturity (February 2016) and may be redeemed in February 2011 (5-year put option).

In February 2006, VTB redeemed Series 3 RUR-denominated bonds with a face value of RUR 2,000,000 thousand, or USD 72 million.

In April 2006, VTB issued RUR-denominated Eurobonds with a face value of RUR 10 billion (or USD 373 million) at a fixed rate of 7% p.a. The issue has a 3-year maturity.

In June 2006, VTB redeemed Series 5 Eurobonds with a face value of RUR 10,073,875 thousand or USD 350 million.

In July 2006, VTB issued RUR 15 billion (USD 560 million) Series 6 bonds due July 2016 at a fixed rate of 6.5% p.a. The bonds mature in 10 years (July 2016) and may be redeemed in July 2007 (1-year put option).

39

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2006

(expressed in thousands of Russian roubles)

19.    Debt Securities Issued (continued)

In July 2006, VTB issued RUR 2,325,036 thousand (or USD 88.3 million) mortgage-backed notes through a special purpose entity. The notes were issued at a floating LIBOR—based rate and mature in May 2034. The notes are collateralized by a portfolio of 1,696 mortgage loans to individuals secured by residential properties in Moscow and St. Petersburg. As VTB retains all risks and benefits related thereto, the relevant mortgage loans have not been derecognized. The risks were not transferred due to a subordinated loan granted by VTB to the special purpose entity and the repurchase of Class C mortgage-backed notes absorbing all credit risks. The carrying amount of the mortgage loans is RUR 2,317,137 thousand (or USD 88 million).

In November 2006, VTB issued RUR 46,079,425 thousand (or USD 1,750 million) Series 10 Eurobonds with a floating rate of LIBOR + 0.60% maturing in August 2008.

Deposit certificates are denominated in Russian roubles and have maturities ranging from ‘on demand’ to June 2007 (31 December 2005: from ‘on demand’ to December 2006). Interest rates on the deposit certificates range between 3% and 6% (31 December 2005: between 0% and 10%).

20.    Subordinated Debt

On 4 February 2005, VTB Capital S.A., a Luxembourg-based special purpose entity of the Bank used for issuing Eurobonds, issued USD 750 million (equivalent of RUR 21,586 875 thousand) of Eurobonds (with a call option for early repayment on the fifth anniversary of such date) due February 2015, the proceeds of which financed a subordinated loan to VTB. The Eurobonds bearing interest of 6.315% p.a. payable semi-annually mature in 2015 with an interest rate step-up in 2010. At 31 December 2006, the carrying amount of this subordinated debt was USD 766 million (an equivalent of RUR 20,178,763 thousand) (31 December 2005: USD 766 million (an equivalent of RUR 22,047,222 thousand)). The Bank’s management expects to repay the debt in 2010 before the interest rate increases.

21.    Other Liabilities

	31 December 2006	31 December 2005

Trade creditors and prepayments received	17,119	19,443
Provisions for credit related commitments (Note 31)	62,742	—
Deferred income	12,297	23,870
Unsettled transactions	397,759	147,959
Balances arising from derivative financial instruments	967,075	295,427
Obligation to delivery securities	238,148	680,879
Tax payable	1,389,192	261,227
Payable to employees	1,061,173	777,849
Other liabilities	78,007	—

Total other liabilities	4,223,512	2,206,654

40

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2006

(expressed in thousands of Russian roubles)

22.    Share Capital

Authorized, issued, and fully paid share capital comprises:

	31 December 2006		31 December 2005
	Number of shares	Amount	Number of shares	Amount

Ordinary shares	5,211,112,400,000	78,405,701	52,111,124	78,405,701

Total share capital	5,211,112,400,000	78,405,701	52,111,124	78,405,701

Contributions to the Bank’s share capital were originally made in RUR, foreign currencies and gold bullion. All ordinary shares rank equally and carry one vote. The nominal value of all ordinary shares was RUR 1 thousand per share up to December 2006, when the CBR registered a share split whereby each share was split into 100,000 shares and their face value decreased from RUR 1 thousand to RUR 0.01. The Bank also has 2,611,200,000 authorized ordinary shares with a face value of RUR 0.01 each. These shares have not yet been issued.

In October 2002, the CBR transferred its 99.9% shareholding in the Bank to the Ministry of Property Relations of the Russian Federation. In March 2004, the Ministry of Property Relations was abolished and succeeded by the Federal Property Management Agency.

On 26 December 2005, the CBR registered an increase in VTB’s share capital of RUR 9,974 million as a result of the issue of 9,973,888 shares with a nominal value of RUR 1,000. The price per share was RUR 3,760. Refer to Note 35.

At 31 December 2006 and 2005 the share premium amounted to RUR 43,649,988 thousand, or USD 1,513 million. Increase in share premium is described in Note 35.

At 31 December 2006 and 2005, the reserves include both distributable and non-distributable reserves.

23.    Interest Income and Expense

	2006	2005
Interest income

Loans and advances to customers	37,982,232	29,866,537
Securities	7,057,741	5,847,474
Due from other banks	6,822,237	4,756,461

Total interest income	51,862,210	40,470,472

Interest expense

Customer deposits	(11,715,525)	(7,798,064)
Debt securities issued	(11,669,920)	(7,332,065)
Due to other banks and other borrowed funds	(5,128,413)	(3,381,316)
Subordinated debt	(1,254,348)	(1,132,237)

Total interest expense	(29,768,206)	(19,643,682)

Net interest income	22,094,004	20,826,790

41

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2006

(expressed in thousands of Russian roubles)

24.    Fee and Commission Income and Expense

	2006	2005

Commission on settlement transactions	1,839,378	1,683,763
Commission on cash transactions	885,901	566,848
Commission on guarantees issued	1,107,013	807,462
Commission on securities transactions	488,708	288,024
Other	490,034	533,504

Total fee and commission income	4,811,034	3,879,601

Commission on settlement transactions	(188,054)	(84,161)
Commission on cash transactions	(112,420)	(81,278)
Commission on guarantees issued	(2,203)	(785)
Other	(145,923)	(91,376)

Total fee and commission expense	(448,600)	(257,600)

Net fee and commission income	4,362,434	3,622,001

25.    Other Operating Income

	2006	2005

Dividends received	2,649,595	326,581
Fines and penalties received	107,327	212,431
Reversal of impairment of fixed assets	172,695	777,128
Income arising from disposal of property	62,410	352,650
Other	263,534	613,963

Total other operating income	3,255,561	2,282,753

26.    Operating Expense

	2006	2005

Staff costs	6,522,203,	6,054,231
Defined contribution pension expense	1,020,167	976,528
Administrative expenses, depreciation and other expenses related to premises and equipment	2,605,078	2,125,295
Leasing and rent expenses	1,089,582	996,938
Taxes other than on income	1,221,690	1,253,944
Advertising expenses	1,400,958	977,890
Professional services	560,542	526,816
Charity	440,972	537,473
Security expenses	507,505	440,713
Insurance	599,210	403,452
Post and telecommunication expenses	265,657	327,623
Transport expenses	113,791	263,248
Impairment of fixed assets	—	172,695
Other	858,035	501,839

Total operating expenses	17,205,390,	15,558,685

42

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2006

(expressed in thousands of Russian roubles)

27.           Allowances for Impairment and Provisions

The movements in allowances for impairment of interest-earning assets were as follows:

	Due from other banks	Loans and advances to customers	Total

31 December 2004	3,085,010	14,789,693	17,874,703
(Reversal of provision) provision for loan impairment during the period	(190,077)	172,869	(17,208)
Write-offs	(2,791,903)	(1,552,614)	(4,344,517)
Effect of financial statements’ translation from the functional currency into the presentation currency	98,448	550,998	649,446

31 December 2005	201,478	13,960,946	14,162,424
Provision for loan impairment during the period	26,331	6,967,032	6,993,363
Write-offs	—	(530,998)	(530,998)
Effect of financial statements’ translation from the functional currency into the presentation currency	(17,160)	(1,189,051)	(1,206,211)

31 December 2006	210,649	19,207,929	19,418,578

Movements in allowances for other assets and provisions were as follows:

	Other assets	Credit related commitments	Total

31 December 2004	—	314,594	314,594
(Reversal of provision) provision for impairment during the period	282,864	(322,318)	(39,454)
Write-off	(287,825)	—	(287,825)
Effect of financial statements’ translation from the functional currency into the presentation currency	4,961	7,724	12,685

31 December 2005	—	—	—
Reversal of provision previously written off	72,112		72,112
(Reversal of provision) provision for impairment during the period	(62,990)	62,742	(248)
Write-off	(9,122)	—	(9,122)
Effect of financial statements’ translation from the functional currency into the presentation currency	—	—	—

31 December 2006	—	62,742	62,742

Allowances for asset impairment are deducted from the carrying amounts of the related assets. Provisions for claims, guarantees and commitments are recorded in liabilities. In accordance with the Russian legislation, loans may not be written off unless upon approval of the Board of Directors and, in certain cases, with the respective decision the Court

43

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2006

(expressed in thousands of Russian roubles)

28.           Income Tax Expense

Income tax expense comprises the following:

	2006	2005

Current tax charge	7,811,549	2,391,265
Deferred taxation movement due to the origination and reversal of temporary differences	(4,112,111)	3,468,860
Income tax expense for the year	3,699,438	5,860,125

In 2006 and 2005, the income tax rate was 24%. Reconciliation between the expected and actual tax charge is as follows.

	2006	2005
IFRS profit before taxation	21,629,915	17,380,778
Theoretical tax charge at the applicable statutory rate	5,191,180	4,171,387
Tax effect of items which are not deductible or assessable for taxation purposes:
- Non-deductible expenses	657,839	1,023,325
- Income which is exempt from taxation	(913,017)	(15,521)
- Effect of change in tax rates	(638,813)	(200,157)
- Unrecognized deferred taxes	299,185	—
- Unrecognized loss of the previous year	(42,074)	—
- Income tax refund	(86,988)	—
- Other non-temporary differences	(489,618)	493,288
- Translation effect	(278,256)	387,803

Income tax expense for the year	3,699,438	5,860,125

Differences between IFRS and taxation regulations give rise to certain temporary differences between the carrying amount of certain assets and liabilities for the purposes of financial reporting and profit tax. The tax effect of the movement on these temporary differences is recorded at the rate of 24%.

		Origination and reversal of temporary differences				Origination and reversal of temporary differences
	2004	In the statement of income	Directly in equity	Translation effect	2005	In the statement of income	Directly in equity	Translation effect	2006

Tax effect of deductible temporary differences:
Allowances for impairment and provisions for other losses	733,418	(155,346)	—	1,153	579,225	1,649,191	—	45,318	2,273,734
Accrued expenses	573,746	(135,594)	—	1,006	439,158	243,445	—	6,690	689,293
Other	554,851	(540,582)	—	4,012	18,281	193,007		5,304	216,592

Unrecognized deferred tax asset						282,034		7,750	289,784
Gross deferred tax asset	1,862,015	(831,522)	—	6,171	1,036,664	2,367,677	—	65,062	3,469,403

Tax effect of taxable temporary differences:

Fair value measurement of securities	257,530	1,848,914	(85,053)	(13,722)	2,007,669	(1,625,970)	506,366	(44,680)	843,385
Premises and equipment	429,130	897,327	377,242	(6,660)	1,697,039	(561,317)	1,296,426	(15,424)	2,416,724
Other	114,355	(108,903)	—	,,808	6,260	442,853	—	12,169	461,282

Gross deferred tax liability	801,015	2,637,338	292,189	(19,574)	3,710,968	(1,744,434)	1,802,792	(47,935)	3,721,391

Deferred tax (liability)/ asset, net	1,061,000	(3,468,860)	(292,189)	25,745	(2,674,304)	4,112,111	(1,802,792)	112,997	(251,988)

44

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2006

(expressed in thousands of Russian roubles)

29.           Basic and Diluted Earnings per Share

Basic earnings per share are calculated by dividing the net profit or loss attributable to ordinary shareholders by the weighted average number of ordinary shares in issue during the year, excluding the average number of ordinary shares purchased by the Bank and held as treasury shares.

The Bank has no diluted potential ordinary shares; therefore, the diluted earnings per share are equal to basic earning per share.

	2006	2005

Net profit (expressed in thousands of Russian roubles)	17,930,477	11,520,653
Weighted average number of ordinary shares (adjusted retrospectively for split of 1 share to 100,000 shares in 2006) in issue	5,211,112,400,000	4,230,119,032,329

Basic and diluted earnings per share (expressed in kopecks per share)	0.34408	0.27235

30.           Dividends

VTB has no formal policy on dividend payment. The amount of dividends to be declared and paid is decided at VTB’s annual shareholders’ meeting on the basis of VTB’s net profit for the previous fiscal year determined in accordance with the Russian Accounting Regulation on a stand-alone basis. In 2005, VTB declared and paid a dividend of RUR 1.7 billion (USD 61 million at the exchange rate of RUR 27.87 per USD 1.00) for 2004 (RUR 40.41 per share). In June 2006, VTB declared and paid a dividend of RUR 1.7 billion (USD 63 million at the exchange rate of RUR 27.0611 per USD 1.00) for 2005 (RUR 32.74 per share).

31.           Contingencies, Commitments, and Derivative Financial Instruments

Legal proceedings. From time to time and in the normal course of business, claims are made against the Bank. The Bank’s management is of the opinion that no material loss will result therefrom and accordingly no relevant provision has been made in these financial statements.

Credit related commitments. The primary purpose of these instruments is to ensure that resources are available to a customer as required. Guarantees that represent irrevocable assurances that the Bank will make payments in the event that a customer cannot meet its obligations to third parties carry the same credit risk as loans. Documentary and commercial letters of credit, which are written undertakings by the Bank on behalf of a customer authorizing a third party to draw drafts on the Bank up to a stipulated amount under specific terms and conditions, are partially collateralized by cash deposits and therefore carry less risk than direct borrowings.

Commitments to extend credit represent unused portions of authorizations to extend credit in the form of loans, guarantees, or letters of credit. With respect to credit risk on commitments to extend credit, the Bank is potentially exposed to loss in an amount equal to the total unused commitments. However, the likely amount of loss is less than the total unused commitments since most commitments to extend credit are contingent upon customers maintaining specific credit standards. The Bank monitors the term to maturity of credit related commitments because longer-term commitments generally have a greater degree of credit risk than shorter-term commitments.

45

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2006

(expressed in thousands of Russian roubles)

31.    Contingencies, Commitments, and Derivative Financial Instruments (continued)

Credit related commitments (continued).

The total outstanding contractual amount of undrawn credit lines, letters of credit, and guarantees does not necessarily represent future cash requirements, as these commitments may expire or terminate without being funded.

Outstanding credit related commitments are as follows:

	31 December 2006	31 December 2005
Guarantees issued	61,797,596	43,870,203
Undrawn credit lines	63,413,431	57,460,092
Import letters of credit	18,796,760	12,628,750
Commitments to extend credit	30,912,204	22,212,956

Less: allowance for losses on credit related commitments	(62,742)	—

Total credit related commitments	174,857,249	136,172,001

The Bank has received export letters of credit for further advising to certain customers. The total amount of outstanding export letters of credit as of 31 December 2006 was RUR 53,854,710 thousand (31 December 2005: RUR 50,794,056 thousand). Commitments under import letters of credit are collateralized by customer deposits of RUR 1,733,619 thousand (31 December 2005: RUR 1,581,604 thousand).

At 31 December 2006, the Bank issued a guarantee of RUR 21,228,604 thousand to a Russian company (34% of all guarantees issued) (31 December 2005: RUR 12,808,213 thousand or 32% of all guarantees issued).

Movements in the allowance for losses on credit related commitments are disclosed in Note 27.

Commitments under operating leases. As of 31 December, the Bank’s commitments under operating leases comprised the following:

	31 December 2006	31 December 2005
Not later than 1 year	566,393	452,063
From 1 years to 5 years	1,145,183	450,267
Later than 5 years	286,937

Total operating lease commitments	1,998,513	902,330

Derivative financial instruments. Foreign exchange and other financial instruments are generally traded in an over-the-counter market with professional market counterparties on standardized contractual terms and conditions.

The contractual amounts of certain types of financial instruments provide a basis for comparison with instruments recognized in the balance sheet but do not necessarily indicate the amounts of future cash flows involved or the current fair value of the instruments and, therefore, do not indicate the Banks’ exposure to credit or price risks. The derivative instruments become favorable (assets) or unfavorable (liabilities) as a result of fluctuations in market interest rates or foreign exchange rates relative to their terms. The aggregate contractual or principal amount of derivative financial instruments on hand, the extent to which instruments are favorable or unfavorable and, thus the aggregate fair values of derivative financial assets and liabilities can fluctuate significantly from time to time. The principal or agreed amounts and fair values of derivative instruments held are set out in the following table. This table reflects gross position before the netting of any counterparty position by type of instrument and covers the contracts with a maturity date subsequent to 31 December 2006. These contracts were mainly entered into in December 2006 and settled in January 2007.

46

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2006

(expressed in thousands of Russian roubles)

31.    Contingencies, Commitments, and Derivative Financial Instruments (continued)

Derivative financial instruments (continued). The table below includes contracts outstanding at 31 December 2006:

	Domestic			Foreign
	Notional amount	Negative fair value	Positive fair value	Notional amount	Negative fair value	Positive fair value
Futures transactions
- sale of foreign currency	4,678,949	(1,311)	77,961	22,903,163	(21,720)	402,867
- purchase of foreign currency	5,413,365	(103,702)	1,133	6,895,765	(77,810)	6,862
- exchange of foreign currency	136,078	(5,873)	—	1,550,593	(372,468)	1,866
- sale of precious metals	—	—	—	382,603	—	5,154
- purchase of securities	13	—	13	2,633,110	—	611,694

Swaps
- sale of foreign currency	104,090	(1,310)	—	2,205,431	(6,401)	3,170
- exchange of foreign currency	131,847	(680)	—	19,976,227	(146,377)	55,682

Options
- put option to purchase precious metals	—	—	—	249,825	—	—
- call option to purchase precious metals	—	—	—	252,779	—	—

Options
- put option to sell foreign currency	—	—	—	1,117,457	—	—
- put option to purchase foreign currency	—	—	—	789,933	—	—
- put option to sell foreign currency	—	—	—	2,288,057	—	—
- call option to purchase foreign currency	—	—	—	177,735	—	—

Options
- put option to sell securities	54,254,007	—	—	2,089,762	—	110,740
- put option to purchase securities	—	—	—	4,996,073	(217,278)	—
- call option to sell securities	1,513,050	—	14,153	—	—	—
- call option to purchase securities	1,452,502	(12,145)	—	2,520,315	—	267,801

Other instruments	2,040,822	—	—	—	—	—

Total	69,724,723	(125,021)	93,260	71,028,828	(842,054)	1,465,836

47

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2006

(expressed in thousands of Russian roubles)

31.    Contingencies, Commitments, and Derivative Financial Instruments (continued)

Derivative financial instruments (continued). The table below includes contracts outstanding at 31 December 2005:

	Domestic			Foreign
	Notional amount	Negative fair value	Positive fair value	Notional amount	Negative fair value	Positive fair value
Futures transactions
- sale of foreign currency	1,582,773	(69,845)	16,888	287,825	(325)	—
- purchase of foreign currency	47,444,946	(94,053)	173,682	327,904	(450)	169
- exchange of foreign currency	—	—	—	631,532	(7,748)	—

Swaps
- sale of foreign currency	201,478	(228)	—	402,955	(1,738)	1,256
- purchase of foreign currency	—	—	—	430,950	—	788
- exchange of foreign currency	49,058	—	5,563	14,164,917	(104,658)	32,693

Options
- call option to purchase precious metals	—	—	—	149,669	—	—

Options
- put option to sell foreign currency	—	—	—	13,644,054	(8,229)	—
- put option to purchase foreign currency	—	—	—	1,871,698	—	10,145
- call option to purchase foreign currency	—	—	—	497,941	—	—

Options
- put option to sell securities	—	—	—	2,392,478	—	—
- call option to sell securities	—	—	—	1,700,036	(8,153)	—
- call option to purchase securities	—	—	—	2,405,039	—	9,628

Total	49,278,255	(164,126)	196,133	38,906,998	(131,301)	54,679

Purchase commitments. As of December 31, 2006, the Bank had RUR 7,236,557 thousand outstanding commitments for the purchase of precious metals (31 December 2005: RUR 7,166,843 thousand). As the price of these contracts is linked to the fair value of precious metals at the date of delivery, no gain or loss was recognised on these contracts.

32.           Financial Risk Management

The Management Board has overall responsibility for risk management at VTB. At the level of the Bank and its individual divisions, a number of committees and departments are established to coordinate day-to-day risk management. On a Group-wide basis, risk management is overseen by the Risk Management Commission.

The Assets and Liabilities Committee (the “ALCO”) establishes major balance sheet parameters for use in asset and liability management and monitors compliance within VTB with the assistance of VTB’s Credit and Risks Control Department (the “CRCD”). The ALCO, VTB’s Credit Committee (the “CC”), the CRCD and the Treasury carry out risk management functions in respect of credit, market (interest rate, currency and securities portfolio) and liquidity risks.

The CRCD proposes risk limits on various banking operations and prepares recommendations regarding market risk and liquidity risk management for the ALCO. The CRCD reports to the ALCO, the CC and the Management Board.

48

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2006

(expressed in thousands of Russian roubles)

32.    Financial Risk Management (continued)

Credit risk

Credit risk is the risk that a counterparty will not be able to meet its obligations in full when due. The Bank is primarily exposed to credit risk through its loan portfolio, securities portfolios, guarantees, commitments and other on- and off-balance sheet credit exposures. Credit risk management is overseen by the Risk Management Commission which adopted a Group-wide credit policy.

Credit risk management at VTB includes establishing limits in relation to single borrowers, groups of borrowers, industries, regions and foreign countries, which are set and regularly reviewed by the CRCD, approved by the CC and comply with exposure limits established by the CBR.

VTB attempts to reduce credit risk by conducting a thorough investigation of each prospective borrower to determine its ability to repay its debt.

Geographical concentration

Geographical concentration information is based on geographical location of the Bank’s customers. The geographical concentration of the Group’s assets and liabilities is set out below:

	2006
	Russia	OECD	CIS and other countries	Total

Assets
Cash and short-term funds	47,448,256	10,958,759	33,728,654	92,135,669
Mandatory cash balances with central banks	10,214,305	—	—	10,214,305
Financial assets at fair value through profit or loss	77,456,875	16,697,077	268,709	94,422,661
Financial assets pledged under repurchase agreements and loaned financial assets	4,167,560	36,919,778	—	41,087,338
Due from other banks	34,840,305	50,300,957	6,306,342	91,447,604
Loans and advances to customers	322,482,451	12,418,732	38,537,685	373,438,868
Financial assets available for sale	10,000,934	18,698,925	—	28,699,859
Investments in subsidiaries and associates	36,086,252	19,874,750	4,142,183	60,103,185
Other assets	7,622,899	979,316	2,117,406	10,719,621
Premises and equipment	16,604,655	—	—	16,604,655
Intangible assets	101,586	—	—	101,586

Total assets	567,026,078	166,848,294	85,100,979	818,975,351

Liabilities
Due to other banks	13,758,785	47,395,223	4,500,387	65,654,395
Customer deposits	263,093,552	3,624,913	30,180,336	296,898,801
Other borrowed funds	13,165,551	36,967,468	1,715,633	51,848,652
Debt securities issued	63,361,404	170,580,973	—	233,942,377
Other liabilities	3,343,635	879,877	—	4,223,512
Deferred tax liability	251,988	—	—	251,988
Subordinated debt	—	20,178,763	—	20,178,763

Total liabilities	356,974,915	279,627,217	36,396,356	672,998,488
Net balance sheet position	210,051,163	(112,778,923)	48,704,623	145,976,863
Off-balance sheet credit related commitments	163,755,210	5,218,488	5,883,551	174,857,249
Net derivative position	(31,762)	623,783	—	592,021

49

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2006

(expressed in thousands of Russian roubles)

32.    Financial Risk Management (continued)

Geographical concentration (continued)

	2005
	Russia	OECD	CIS and other countries	Total

Assets
Cash and short-term funds	41,938,084	5,186,018	11,449,509	58,573,611
Mandatory cash balances with central banks	6,967,380	—	—	6,967,380
Financial assets at fair value through profit or loss	72,995,539	9,802,292	—	82,797,831
Financial assets pledged under repurchase agreements and loaned financial assets	7,368,864	—	—	7,368,864
Due from other banks	46,309,711	23,942,525	10,225,926	80,478,162
Loans and advances to customers	309,746,024	64,502	26,072,685	335,883,211
Financial assets available for sale	4,892,777	10,015,456	—	14,908,233
Investments in subsidiaries and associates	27,606,102	33,033,547	1,115,896	61,755,545
Other assets	4,929,829	—	—	4,929,829
Premises and equipment	10,313,429	—	—	10,313,429
Intangible assets	115,562	—	—	115,562
Total assets	533,183,301	82,044,340	48,864,016	664,091,657

Liabilities
Due to other banks	22,161,611	8,410,901	3,690,364	34,262,876
Customer deposits	215,496,031	201,669	18,379,563	234,077,263
Other borrowed funds	20,147,749	34,821,301	8,253,306	63,222,356
Debt securities issued	74,430,701	104,992,970	—	179,423,671
Other liabilities	2,056,500	132,178	17,976	2,206,654
Deferred tax liability	2,674,304	—	—	2,674,304
Subordinated debt	—	22,047,222	—	22,047,222
Total liabilities	336,966,896	170,606,241	30,341,209	537,914,346
Net balance sheet position	196,216,405	(88,561,901)	18,522,807	126,177,311
Off-balance sheet credit related commitments	129,826,564	3,697,967	2,647,470	136,172,001
Net derivative position	(14,723)	(29,446)	(446)	(44,615)

Market risk

The Bank takes on exposure to market risks. Market risks arise from open positions in interest rate, currency and equity products, all of which are exposed to general and specific market movements.

The ALCO sets VTB’s policies for market risks, with the aim of limiting and reducing the amount of possible losses on open market positions which may be incurred by VTB due to negative changes in currency exchange rates, interest rates and securities quotations. The CRCD monitors compliance with market risk limits on a daily basis. VTB measures markets risks using a value-at-risk methodology, which estimates the largest potential loss in pre-tax profit over a given holding period for a specified confidence level. Risks can be measured consistently across all markets and products, and risk measures can be aggregated to arrive at a single risk measurement.

50

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2006

(expressed in thousands of Russian roubles)

32.    Financial Risk Management (continued)

Currency risk

The Bank is exposed to currency risk through mismatches in the currency denomination of assets and liabilities and also through currency positions from transactions in foreign currencies. As the US dollar is the functional currency of VTB, fluctuations in foreign currencies relative to the US dollar could impact VTB’s financial position and results of operation. VTB manages its currency exposure risk by seeking to match the currency of its assets with that of its liabilities on a currency-by-currency basis within certain limits. The ALCO reviews the currency position and sets open currency position limits, which are monitored on a daily basis. These limits also comply with the requirements of the Central Bank of the Russian Federation.

Non-monetary assets (such as shares, ADR, GDR) for the purposes of currency risk analysis are allocated based on the currency of the country of origin of issuer of underlying asset whereas other non-monetary assets (such as premises and equipment, investment property, intangible assets) are allocated based on the functional currency of VTB and the respective subsidiary.

As at 31 December 2006, the Bank’s exposure to currency risk is as follows:

	USD	RUR	EUR	Other currencies	Total

Assets
Cash and short-term funds	44,737,594	38,716,582	5,630,178	3,051,315	92,135,669
Mandatory cash balances with central banks	—	10,214,305	—	—	10,214,305
Financial assets at fair value through profit or loss	18,679,145	72,568,009	1,516,313	1,659,194	94,422,661
Financial assets pledged under repurchase agreements and loaned financial assets	—	4,167,560	36,919,778	—	41,087,338
Due from other banks	65,893,423	18,958,011	6,286,979	309,191	91,447,604
Loans and advances to customers	162,217,922	192,257,779	18,593,263	369,904	373,438,868
Financial assets available for sale	—	10,000,934	18,698,925	—	28,699,859
Investments in subsidiaries and associates	—	36,086,252	19,591,688	4,425,245	60,103,185
Other assets	3,225,740	6,921,462	16,555	555,864	10,719,621
Premises and equipment	—	16,604,655	—	—	16,604,655
Intangible assets	—	101,586	—	—	101,586
Total assets	294,753,824	406,597,135	107,253,679	10,370,713	818,975,351

Liabilities
Due to other banks	22,340,037	12,663,300	28,125,277	2,525,781	65,654,395
Customer deposits	66,116,852	206,819,872	23,578,396	383,681	296,898,801
Other borrowed funds	41,188,237	—	10,323,183	337,232	51,848,652
Debt securities issued	136,852,224	72,021,114	25,069,039	—	233,942,377
Subordinated debt	20,178,763	—	—	—	20,178,763
Other liabilities	366,973	3,338,058	56,854	461,627	4,223,512
Deferred tax liability	—	251,988	—	—	251,988
Total liabilities	287,043,086	295,094,332	87,152,749	3,708,321	672,998,488
Net balance sheet position	7,710,738	111,502,803	20,100,930	6,662,392	145,976,863
Off-balance sheet credit related commitments	85,723,158	51,961,072	33,437,893	3,735,126	174,857,249
Net derivative position	389,506	314,543	347,635	(459,663)	592,021

51

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2006

(expressed in thousands of Russian roubles)

32.    Financial Risk Management (continued)

Currency risk (continued)

As at 31 December 2005, the Bank’s exposure to currency risk is as follows:

	USD	RUR	EUR	Other currencies	Total

Assets
Cash and short-term funds	18,730,723	33,540,897	2,929,578	3,372,413	58,573,611
Mandatory cash balances with central banks	—	6,967,380	—	—	6,967,380
Financial assets at fair value through profit or loss	17,302,958	63,374,413	2,056,777	63,683	82,797,831
Financial assets pledged under repurchase agreements and loaned financial assets	—	7,368,864	—	—	7,368,864
Due from other banks	56,233,646	22,780,726	581,681	882,109	80,478,162
Loans and advances to customers	143,671,345	178,816,040	12,841,201	554,625	335,883,211
Financial assets available for sale	9,418,404	4,892,777	597,052	—	14,908,233
Investments in subsidiaries and associates	—	27,606,102	17,941,988	16,207,455	61,755,545
Other assets	2,308,723	2,463,376	39,978	117,752	4,929,829
Premises and equipment	10,313,429	—	—	—	10,313,429
Intangible assets	115,562	—	—	—	115,562
Total assets	258,094,790	347,810,575	36,988,255	21,198,037	664,091,657

Liabilities
Due to other banks	6,807,894	18,865,229	6,557,798	2,031,955	34,262,876
Customer deposits	74,299,397	126,291,889	26,115,198	7,370,779	234,077,263
Other borrowed funds	55,410,370	—	7,272,813	539,173	63,222,356
Debt securities issued	114,510,528	60,212,477	4,700,666	—	179,423,671
Subordinated debt	22,047,222	—	—	—	22,047,222
Other liabilities	83,531	2,108,755	6,233	8,135	2,206,654
Deferred tax liability	—	2,674,304	—	—	2,674,304
Total liabilities	273,158,942,	210,152,654	44,652,708	9,950,042	537,914,346
Net balance sheet position	(15,064,152)	137,657,921	(7,664,453)	11,247,995	126,177,311
Off-balance sheet credit related commitments	78,685,733	33,287,435	22,014,168	2,184,665	136,172,001
Net derivative position	9,713,388	(15,772,868)	6,727,891	(713,026)	(44,615)

52

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2006

(expressed in thousands of Russian roubles)

32.           Financial Risk Management (continued)

Liquidity risk

Liquidity risk is the risk of a mismatch between the maturities of assets and liabilities, which may result in the Bank’s inability to liquidate a position in a timely manner at a reasonable price to meet its funding obligations. VTB is exposed to liquidity risk primarily in the funding of its customer loan and securities portfolio. To manage VTB’s liquidity, the ALCO sets minimum levels of liquid assets and maturity mismatch limits, and determines liquidity requirements.

Currently, the Treasury performs functions of centralized liquidity, currency and interest rate risk management within VTB, including maintenance of required liquidity levels and optimal currency and term structure of the Bank’s balance; forecasting VTB’s future liquidity; taking part in centralized management of the cost-effectiveness and profitability of VTB’s operations and yield levels with various terms on financial markets (yield curve); and, along with VTB’s other departments, developing and executing transfer pricing of VTB’s cash resources.

VTB is also subject to liquidity requirements set by the CBR.

The table below shows assets and liabilities at 31 December 2006 by their remaining contractual maturity.

	On demand and less than 1 month	From 1 month to 6 months	From 6 months to 12 months	More than 1 year	Overdue, maturity undefined	Total

Assets
Cash and short-term funds	92,135,669	—	—	—	—	92,135,669
Mandatory cash balances with central banks	3,695,353	2,734,586	1,527,691	2,256,675	—	10,214,305
Financial assets at fair value through profit or loss	91,759,688	—	—	2,662,973	—	94,422,661
Financial assets pledged under repurchase agreements and loaned financial assets	4,167,560	—	—	—	36,919,778	41,087,338
Due from other banks	49,318,680	1,531,856	5,641,970	34,955,098	—	91,447,604
Loans and advances to customers	21,430,736	97,923,685	88,954,139	163,925,295	1,205,013	373,438,868
Financial assets available for sale	—	—	—	—	28,699,859	28,699,859
Investments in subsidiaries and associates	—	—	—	—	60,103,185	60,103,185
Other assets	4,681,011	991,185	4,646,766	312,613	88,046	10,719,621
Premises and equipment	—	—	—	—	16,604,655	16,604,655
Intangible assets	—	—	—	—	101,586	101,586
Total assets	267,188,697	103,181,312	100,770,566	204,112,654	143,722,122	818,975,351

Liabilities
Due to other banks	28,298,780	11,201,738	10,090,333	16,063,544	—	65,654,395
Customer deposits	149,567,984	106,136,136	33,067,213	8,127,468	—	296,898,801
Other borrowed funds	33,570	7,946,369	13,892,553	29,976,160	—	51,848,652
Debt securities issued	9,050,731	13,036,120	41,432,156	170,423,370	—	233,942,377
Subordinated debt	—	—	—	20,178,763	—	20,178,763
Deferred tax liability	—	—	—	—	251,988	251,988
Other liabilities	2,369,685	1,630,131	153,878	69,818	—	4,223,512
Total liabilities	189,320,750	139,950,494	98,636,133	244,839,123	251,988	672,998,488
Net liquidity gap	77,867,947	(36,769,182)	2,134,433	(40,726,469)	143,470,134	145,976,863
Cumulative liquidity gap	77,867,947	41,098,765	43,233,198	2,506,729	145,976,863

53

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2006

(expressed in thousands of Russian roubles)

32.           Financial Risk Management (continued)

Liquidity risk (continued)

The table below shows assets and liabilities at 31 December 2005 by their remaining contractual maturity.

	On demand and less than 1 month	From 1 month to 6 months	From 6 months to 12 months	More than 1 year	Overdue, maturity undefined	Total

Assets
Cash and short-term funds	58,573,611	—	—	—	—	58,573,611
Mandatory cash balances with central banks	3,435,364	1,529,091	1,058,563	944,362	0	6,967,380
Financial assets at fair value through profit or loss	79,850,481	—	—	2,947,350	—	82,797,831
Financial assets pledged under repurchase agreements and loaned financial assets	—	—	—	3,972,531	3,396,333	7,368,864
Due from other banks	49,829,778	13,693,294	1,861,562	15,093,528	—	80,478,162
Loans and advances to customers	19,447,969	104,551,785	67,539,050	140,055,903	4,288,504	335,883,211
Financial assets available for sale	—	—	—	—	14,908,233	14,908,233
Investments in subsidiaries and associates	—	—	—	—	61,755,545	61,755,545
Other assets	436,665	452,135	56,260	3,770,727	214,042	4,929,829
Premises and equipment	—	—	—	—	10,313,429	10,313,429
Intangible assets	—	—	—	—	115,562	115,562
Total assets	211,573,868	120,226,305	70,515,435	166,784,401	94,991,648	664,091,657

Liabilities
Due to other banks	12,336,999	6,319,337	5,233,222	10,373,318	—	34,262,876
Customer deposits	119,971,826	52,571,741	35,536,045	25,997,651	—	234,077,263
Other borrowed funds	—	14,476,204	21,169,338	27,576,814	—	63,222,356
Debt securities issued	3,892,711	22,953,420	22,107,937	130,469,603	—	179,423,671
Subordinated debt	—	—	—	22,047,222	—	22,047,222
Deferred tax liability	—	—	—		2,674,304	2,674,304
Other liabilities	53,357	112,272	52,575	1,408,861	579,589	2,206,654
Total liabilities	136,254,893	96,432,974	84,099,117	217,873,469	3,253,893	537,914,346
Net liquidity gap	75,318,975	23,793,331	(13,583,682)	(51,089,068)	91,737,755	126,177,311
Cumulative liquidity gap	75,318,975	99,112,306	85,528,624	34,439,556	126,177,311

54

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2006

(expressed in thousands of Russian roubles)

32.           Financial Risk Management (continued)

Liquidity risk (continued)

Management believes that in spite of the fact that a substantial part of the Bank’s trading securities mature after one year in accordance with the terms of issue, these securities are freely traded on the market and as such they represent a hedge against potential liquidity risks. Therefore, the Bank has included these trading securities in the “on demand and less than 1 month” category.

Further, Management believes that although a substantial portion of deposits are on demand and mature in less than one month, the diversification of these deposits by number and type of depositors, and the past experience of the Bank indicates that these deposits provide a long-term and stable source of funding for the Bank.

Interest rate risk

The Bank takes on exposure to the effects of fluctuations in the prevailing levels of market interest rates in its financial position and cash flows. Interest margins may increase as a result of such changes but may reduce or create losses in the event that unexpected movements arise. The interest rate risk is managed by the ALCO and the Treasury.

The Bank is exposed to interest rate risk, principally as a result of lending at fixed interest rates, in amounts and for periods, which differ from those of deposits and other borrowed funds. In practice, interest rates are often fixed on a short-term or floating basis. Also, interest rates that are contractually fixed on both assets and liabilities may be renegotiated to reflect current market conditions. Therefore, the majority of the Bank’s balances carry interest at rates approximating market interest rates. The Bank normally seeks to establish its interest rate positions at optimal profitability/risk level taken decisions if necessary in respect of the operations changing the asset/liabilities maturity structure.

The table below summarizes the Bank’s exposure to interest rate risks at 31 December 2006. Included in the table are the Bank’s assets and liabilities at carrying amounts, classified by the earlier of contractual repricing or maturity dates.

55

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2006

(expressed in thousands of Russian roubles)

32.           Financial Risk Management (continued)

Interest rate risk (continued)

	On demand and less than 1 month	From 1 month to 6 months	From 6 months to 12 months	More than 1 year	Overdue, maturity undefined / non- interest bearing	Total

Assets
Cash and short-term funds	92,135,669	—	—	—	—	92,135,669
Mandatory cash balances with central banks	3,695,353	2,734,586	1,527,691	2,256,675	—	10,214,305
Financial assets at fair value through profit or loss	19,090,261	56,646,030	5,896,913	5,656,868	7,132,589	94,422,661
Financial assets pledged under repurchase agreements and loaned financial assets		3,656,826			37,430,512	41,087,338
Due from other banks	49,757,659	19,732,011	17,710,937	4,246,997	—	91,447,604
Loans and advances to customers	21,430,736	106,956,148	235,362,721	8,484,250	1,205,013	373,438,868
Financial assets available for sale	—	—	—	—	28,699,859	28,699,859
Investments in subsidiaries and associates	—	—	—	—	60,103,185	60,103,185
Other assets	—	—	—	—	10,719,621	10,719,621
Premises and equipment	—	—	—	—	16,604,655	16,604,655
Intangible assets	—	—	—	—	101,586	101,586
Total assets	186,109,678	189,725,601	260,498,262	20,644,790	161,997,020	818,975,351

Liabilities
Due to other banks	28,858,665	12,191,558	9,743,632	14,860,540	—	65,654,395
Customer deposits	149,567,984	106,136,136	33,067,213	8,127,468	—	296,898,801
Other borrowed funds	1,516,271	33,228,778	13,209,301	3,894,302	—	51,848,652
Debt securities issued	19,065,157	57,328,767	7,079,613	150,468,840	—	233,942,377
Subordinated debt	—	—	—	20,178,763	—	20,178,763
Deferred tax liability	—	—	—	—	251,988	251,988
Other liabilities	—	—	—	—	4,223,512	4,223,512
Total liabilities	199,008,077	208,885,239	63,099,759	197,529,913	4,475,500	672,998,488
Total interest sensitivity gap	(12,898,399)	(19,159,638)	197,398,503	(176,885,123)	157,521,520	145,976,863

56

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2006

(expressed in thousands of Russian roubles)

32.           Financial Risk Management (continued)

Interest rate risk (continued)

The table below summarizes the Group’s exposure to interest rate risks at 31 December 2005. Included in the table are the Bank’s assets and liabilities at carrying amounts, classified by the earlier of contractual repricing or maturity dates.

	On demand and less than 1 month	From 1 month to 6 months	From 6 months to 12 months	More than 1 year	Overdue, maturity undefined / non- interest bearing	Total

Assets
Cash and short-term funds	58,573,611	—	—	—	—	58,573,611
Mandatory cash balances with central banks	3,512,338	1,550,646	1,012,347	892,049	—	6,967,380
Financial assets at fair value through profit or loss	1,504,176	5,220,368	10,616,771	48,236,016	17,220,500	82,797,831
Financial assets pledged under repurchase agreements and loaned financial assets	—	—	—	3,972,531	3,396,333	7,368,864
Due from other banks	63,061,713	13,205,468	954,531	3,256,450	—	80,478,162
Loans and advances to customers	48,593,318	101,403,590	64,569,057	117,394,768	3,922,478	335,883,211
Financial assets available for sale	—	—	—	—	14,908,233	14,908,233
Investments in subsidiaries and associates	—	—	—	—	61,755,545	61,755,545
Other assets	436,665	452,135	56,260	3,770,727	214,042	4,929,829
Premises and equipment	—	—	—	—	10,313,429	10,313,429
Intangible assets	—	—	—	—	115,562	115,562
Total assets	175,681,821	121,832,207	77,208,966	177,522,541	111,846,122	664,091,657

Liabilities
Due to other banks	15,301,596	7,149,486	3,453,251	8,358,543	—	34,262,876
Customer deposits	119,971,826	52,571,741	35,536,045	25,997,651	—	234,077,263
Other borrowed funds	63,222,356	—	—	—	—	63,222,356
Debt securities issued	3,892,711	22,953,420	22,107,937	130,469,603	—	179,423,671
Subordinated debt	—	—	—	22,047,222	—	22,047,222
Deferred tax liability	—	—	—	—	2,674,304	2,674,304
Other liabilities	53,357	112,272	52,575	1,408,861	579,589	2,206,654
Total liabilities	202,441,846	82,786,919	61,149,808	188,281,880	3,253,893	537,914,346
Total interest sensitivity gap	(26,760,025)	39,045,288	16,059,158	(10,759,339)	108,592,229	126,177,311

57

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2006

(expressed in thousands of Russian roubles)

32.           Financial risk management (continued)

Interest rate risk (continued)

The table below summarizes the effective interest rates by major currencies for major monetary financial instruments. The analysis has been prepared using effective contractual rates.

	31 December 2006				31 December 2005
	USD	RUR	EUR	Other currencies	USD	RUR	EUR	Other currencies

Assets
Cash and short-term funds	4%	0%	3%	1%	2%	1%	1%	1%
Financial assets at fair value through profit or loss	8%	7%	6%	6%	7%	7%	4%	4%
Financial assets pledged under repurchase agreements and loaned financial assets	—	5%	0%	—	—	6%	—	—
Due from other banks	5%	4%	4%	5%	4%	8%	3%	3%
Loans and advances to customers	9%	12%	9%	14%	9%	13%	8%	11%

Liabilities
Due to other banks	6%	6%	4%	2%	5%	5%	3%	5%
Customer deposits	6%	6%	6%	2%	4%	4%	4%	3%
Other borrowed funds	5%	—	4%	2%	5%	4%	4%	2%
Debt securities issued	6%	6%	4%	—	6%	6%	3%	—
Subordinated debt	7%	—	—	—	6%	—	—	—

In the table above, the sign “—” means that the Bank has no assets or liabilities in the corresponding currency.

33.           Fair Value of Financial Instruments

Fair value is the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation, and is best evidenced by an active quoted market price. Fair value is best evidenced by the quoted market price of a financial instrument.

The estimated fair values of financial instruments have been determined by the Bank using available market information, if any, and appropriate valuation methodologies. However, judgment is necessarily required to interpret market data to determine the estimated fair value. While Management has used available market information in estimating the fair value of financial instruments, the market information may not be fully reflective of the value that could be realized in the current circumstances.

Financial instruments carried at fair value. Financial assets at fair value through profit or loss and financial assets available for sale are carried on the balance sheet at their fair value. The fair value of these assets was determined by management on the basis of market quotations. For details of fair value estimation for unquoted shares refer to Notes 5 and 11.

58

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2006

(expressed in thousands of Russian roubles)

33.    Fair Values of Financial Instruments (continued)

Due from other banks and cash and cash equivalents. Management has estimated that at 31 December 2006 and 2005 the fair value of due from other banks and cash and cash equivalents was not materially different from their respective carrying amount. This is due to the fact that it is practice to renegotiate interest rates to reflect current market conditions and, therefore, a majority of balances carry interest at rates approximating market interest rates.

Loans and advances to customers. Management has estimated that at 31 December 2006 and 2005 the fair value of loans and advances to customers was not materially different from their respective carrying amount. This is due to the fact that it is practice to renegotiate interest rates to reflect current market conditions and, therefore, a majority of loans and advances to customers carry interest at rates approximating market interest rates.

Investment securities held to maturity. For determining the fair value of investment securities held to maturity that are traded on an active market, their market values were used. For securities that are not traded on an active market, fair value was estimated as the present value of future cash flows discounted at year-end market rates.

Borrowings. Management has estimated that at 31 December 2006 and 2005 the fair value of borrowings, including due to other banks, customer deposits and other borrowed funds, was not materially different from their respective carrying amount. This is due to the fact that it is practice to renegotiate interest rates to reflect current market conditions and, therefore, a majority of borrowings carry interest at rates approximating market interest rates.

Debt securities issued. The fair values of debt securities issued were determined by Management on the basis of market quotations.

	31 December 2006		31 December 2005
	Carrying amount	Fair value	Carrying amount	Fair value
Financial assets
Cash and short-term funds	92,135,669	92,135,669	58,573,611	58,573,611
Financial assets at fair value through profit or loss	94,422,661	94,422,661	82,797,831	82,797,831
Financial assets pledged under repurchase agreements and loaned financial assets	41,087,338	41,087,338	7,368,864	7,368,864
Due from other banks	91,447,604	91,447,604	80,478,162	80,478,162
Loans and advances to customers	373,438,868	373,438,868	335,883,211	335,883,211
Financial assets available for sale	28,699,859	28,699,859	14,908,233	14,908,233

Financial liabilities
Due to other banks	65,654,395	65,654,395	34,262,876	34,262,876
Customer deposits	296,898,801	296,898,801	234,077,263	234,077,263
Other borrowed funds	51,848,652	51,848,652	63,222,356	63,222,356
Debt securities issued	233,942,377	234,569,501	179,423,671	181,081,246
Subordinated debt	20,178,763	20,625,075	22,047,222	21,979,051

59

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2006

(expressed in thousands of Russian roubles)

34.           Related Party Transactions

For the purposes of these financial statements, parties are considered to be related if one party has the ability to control the other party or exercise significant influence over the other party in making financial or operational decisions as defined by IAS 24 “Related Party Disclosures”. In considering each possible related party relationship, attention is directed to the substance of the relationship, not merely the legal form.

Commencing 1 January 2005, the revised IAS 24 removed the exemption for state-controlled entities from the requirement to disclose transactions with other state-controlled entities. Since the Bank is a state-owned entity, the Bank introduced a policy, in accordance with which it discloses transactions and outstanding balances, as well as details of guarantees given or received, with directly or indirectly state-owned entities.

The following material related party transactions on non-arms’ length basis are disclosed in these financial statements:

•                  Contribution in kind of shares and deposits by the controlling shareholder in December 2005 (Note 12)

•                  Disposal of subsidiaries in 2006 (Note 12).

Transactions and balances with related parties comprise transactions and balances with state-owned entities, subsidiaries and associates and are described in the table below:

	31 December 2006		31 December 2005
	State-owned entities	Subsidiaries and associates	State-owned entities	Subsidiaries and associates

Assets
Cash and short-term funds	27,230,562	32,832,712	28,927,278	8,931,140
Mandatory cash balances with central banks	10,214,305	—	6,967,380
Due from other banks	11,804,298	33,831,584	8,136,625	40,730,491
Financial assets at fair value through profit or loss	58,980,308	984,704	48,313,516	482,087
Financial assets pledged under repurchase agreements and loaned financial assets	3,656,826	—	7,349,528	—
Financial assets available for sale	8,751,985	18,698,925	3,799,290	10,015,456
Loans to customers	91,143,512	6,469,795	93,519,879	2,296,423
Allowances for loans to customers	(1,339,794)	(889,176)	(2,273,818)	—

Liabilities
Due to other banks	2,588,339	1,844,534	11,119,820	1,278,942
Customer deposits	93,161,561	1,417,070	44,393,536	7,669
Other borrowed funds	13,171,674	1,254,385	20,147,750	863,475

Credit related commitments
Guarantees issued	41,892,780	—	27,544,853	—
Undrawn credit lines	27,173,695	—	14,420,033	—
Import letters of credit	2,580,448	—	2,072,340	—
Commitments to extend credit	4,265,638	—	5,267,198	—

60

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2006

(expressed in thousands of Russian roubles)

34.            Related Party Transactions (continued)

Income Statement

	2006	2005

Interest income
Loans and advances to customers	9,654,091	5,787,284
Securities	3,722,305	2,923,737
Due from other banks	825,122	492,705

Interest expense
Customer deposits	(3,381,900)	(1,169,710)
Due to other banks	(898,694)	(1,183,461)

Reversal of allowance (provision) for loan impairment	(810,303)	1,180,083
Operating income
Gain from disposal of subsidiary banks	821,041	—

For the period ended 31 December 2006, the total remuneration of the directors and key management personnel, including pension contributions and discretionary compensation, amounted to RUR 237,131 thousand (31 December 2005: RUR 279,190 thousand). Pension contributions related to directors and key management personnel and included in the remuneration above amounted to RUR 4,313 thousand (31 December 2005: RUR 8,635 thousand).

35.           Acquisitions of Banks from the Central Bank of the Russian Federation

Based on the decision of the Russian Federation authorities, the CBR sold shares in five European banks to VTB. At the end of December 2005, VTB purchased from the CBR 89% of ordinary shares in VTB Bank (Europe), London, 87% of ordinary shares in VTB Bank (France), Paris, 15% of ordinary shares in VTB Bank (Austria) increasing its relevant stake to 100%, 15% in East-West United Bank increasing its relevant stake to 49%, exclusive of 2% held by VTB Bank (France), and 52% in VTB Bank (Deutschland), Frankfurt, increasing its relevant stake to 84%.

The acquisitions were completed by the end of December 2005. Additionally, it was agreed to transfer certain deposits of the CBR in the above banks to VTB. The amount of consideration paid by VTB for the acquired shares in net assets and purchased deposits was based on the carrying amount of the above assets and deposits in the accounting records of the CBR, which is less than the fair value of these net assets at the date of sale.

On 26 December 2005, the Russian Government (the controlling shareholder of VTB) contributed cash in the amount of RUR 37,501,819 thousand to the capital of VTB to finance the above transaction. On 26 December 2005, VTB paid the purchase consideration for the shares and deposits in the above five banks to the CBR in the total amount of RUR 35,738,955 thousand.

Management believes that the above transaction represents contribution in kind of shares and deposits in certain banks by the controlling shareholder. Therefore, VTB has recorded the contribution in kind as an increase in equity at the Bank’s share in the fair value of the banks contributed, which comprised RUR 50,861,420 thousand. Additionally, the difference between the cash contributed by the Government and the cash paid to the CBR in the amount of RUR 1,681,786 thousand was recorded as a contribution from the controlling shareholder.

Management considers the acquisition of VTB Bank (Europe), VTB Bank (France), East-West United Bank and VTB Bank (Deutschland) to be a business combination under common control, as both the seller (the CBR) and the acquirer (VTB) are state-controlled entities. VTB recorded these acquisitions at the acquisition cost of the relevant shares in the fair value of the banks’ net assets as at the acquisition date and assumed that to be cost.

61

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2006

(expressed in thousands of Russian roubles)

35.            Acquisitions of Banks from the Central Bank of the Russian Federation (continued)

Acquisition cost of the subsidiary banks and contribution to the Bank’s share capital are disclosed below:

Received as contribution to share capital,	52,543,206
including:
Shares of subsidiaries	13,270,591
Participation loan	10,015,456
Deposits of the CBR	12,452,908
Revaluation of investments at fair value	15,122,465
Cash (allowance for movements in exchange rates)	1,681,786

36.           Subsequent Events

In March 2007, OJSC Vneshtorgbank was renamed to VTB Bank (OJSC).

In March 2007, the extraordinary general meeting of shareholders of VTB approved the increase of the share capital by 1,734,333,866,664 shares (24.97% of the number of VTB’s shares as after the increase).

In March 2007, VTB issued EUR 1,000 million Eurobonds with a floating rate of EURIBOR + 0.6% maturing in March 2009.

In March 2007, VTB issued GBP 300 million Eurobonds with an interest rate of 6.332% p.a. maturing in March 2010.

In March 2007, VTB purchased 25% plus one share in OJSC Terminal for approximately USD 40 million. OJSC Terminal is established to finance the construction of Sheremetyevo-3 airport terminal.

In March 2007, VTB Bank (Europe) issued additional 194,700,000 ordinary shares. VTB purchased all shares issued by VTB Bank (Europe) for GBP 52 million (USD 102 million). As a result of this transaction, VTB increased its share in VTB Bank (Europe) to 91.83%.

In March 2007, Banco VTB Africa SA (VTB Africa), VTB’s subsidiary bank in Angola with a 66% shareholding owned by VTB, was registered and started operations.

In March 2007, VTB initiated the acquisition of a subsidiary bank in Belarus. The extraordinary general meeting of shareholders of Slavneftebank CJSC approved an increase in its share capital through the sale of new shares to VTB. As a result, VTB’s stake will be 50% + one share. VTB transferred approximately USD 25 million to pay for the newly issued shares. The banking authorities of Belarus have not yet completed the registration of the issue.

62

Translation from the original in the Russian language

VTB Bank

Financial Statements

and Auditors’ Report

For the year ended 31 December 2007

Translation from the original in the Russian language

VTB Bank

Financial Statements and Independent Auditors’ Report

CONTENTS

INDEPENDENT AUDITORS’ REPORT

FINANCIAL STATEMENTS

Balance Sheet		1
Statement of Income		2
Statement of Cash Flows		3
Statements of Changes in Shareholders’ Equity		5

NOTES TO THE FINANCIAL STATEMENTS
1.	Principal Activities	7
2.	Operating Environment of the Bank	8
3.	Basis of Preparation	8
4.	Summary of Principal Accounting Policies	12
5.	Significant Accounting Estimates and Judgments	23
6.	Cash and Short-Term Funds	24
7.	Financial Assets at Fair Value through Profit or Loss	25
8.	Financial Assets Pledged under Repurchase Agreements and Loaned Financial Assets	26
9.	Due from Other Banks	27
10.	Loans and Advances to Customers	27
11.	Financial Assets Available-for-Sale	29
12.	Investments in Subsidiaries and Associates	30
13.	Other Assets	33
14.	Premises and Equipment	33
15.	Intangible Assets	35
16.	Due to Other Banks	36
17.	Customer Deposits	36
18.	Other Borrowed Funds	37
19.	Debt Securities Issued	37
20.	Subordinated Debt	39
21.	Other Liabilities	39
22.	Share Capital and Reserves	40
23.	Interest Income and Expenses	41
24.	Gains Less Losses Arising from Financial Instruments at Fair Value through Profit or Loss	41
25.	Fee and Commission Income and Expenses	41
26.	Other Operating Income	42
27.	Staff Costs And Administrative Expenses	42
28.	Allowances for Impairment and Provisions	42
29.	Income Tax Expense	44
30.	Basic and Diluted Earnings per Share	46
31.	Dividends	46
32.	Contingencies, Commitments and Derivative Financial Instruments	46
33.	Financial Risk Management	50
34.	Fair Values of Financial Instruments	73
35.	Related Party Transactions	76
36.	Capital Management and Capital Adequacy	78
37.	Subsequent Events	78

CJSC Ernst & Young Vneshaudit Sadovnicheskaya Nab., 77, bld. 1 Moscow, 115035, Russia		ЗАО «Эрнст энд Янг Внешаудит» Россия, 115035, Москва Садовническая наб., 77, стр. 1
Tel:	+7 (495) 705 9700	Тел:	+7 (495) 705 9700
	+7 (495) 755 9700		+7 (495) 755 9700
Fax:	+7 (495) 755 9701	Факс:	+7 (495) 755 9701
www.ey.com/russia		ОКПО:	00139790

Translation from the original in the Russian language

INDEPENDENT AUDITORS’ REPORT

To the Supervisory Council and Shareholders of VTB Bank:

We have audited the accompanying financial statements of VTB Bank (“the Bank”), which comprise the balance sheet as at 31 December 2007, and the statement of income, statement of changes in shareholders’ equity and statement of cash flows for the year ended 31 December 2007, and a summary of significant accounting policies and other explanatory notes.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with International Financial Reporting Standards. This responsibility includes: designing, implementing and maintaining internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements present fairly, in all material respects, the financial position of the Bank as at 31 December 2007, and its financial performance and its cash flows for the year ended 31 December 2007 in accordance with International Financial Reporting Standards.

ZAO “Ernst & Young Vneshaudit”

21 April 2008

Translation from the original in the Russian language

VTB Bank

Balance Sheet as of 31 December 2007

(expressed in thousands of Russian roubles)

	Notes	31 December 2007	31 December 2006

Assets
Cash and short-term funds	6	106,405,673	92,135,669
Mandatory cash balances with the CBR		12,347,946	10,214,305
Financial assets at fair value through profit or loss	7	198,287,238	94,422,661
Financial assets pledged under repurchase agreements and loaned financial assets	8	18,045,601	41,087,338
Due from other banks	9	220,801,999	91,447,604
Loans and advances to customers	10	793,445,136	373,438,868
Financial assets available-for-sale	11	31,223,338	28,699,859
Investments in subsidiaries and associates	12	100,166,547	60,103,185
Premises and equipment	14	21,865,621	16,604,655
Intangible assets	15	55,472	101,586
Deferred tax asset	29	1,991,287	—
Other assets	13	18,212,108	10,719,621
Total assets		1,522,847,966	818,975,351

Liabilities
Due to other banks	16	235,693,709	65,654,395
Customer deposits	17	518,173,205	296,898,801
Other borrowed funds	18	48,946,298	51,848,652
Debt securities issued	19	326,044,660	233,942,377
Deferred tax liability	29	—	251,988
Other liabilities	21	12,589,321	4,223,512
Total liabilities before subordinated debt		1,141,447,193	652,819,725

Subordinated debt	20	18,844,780	20,178,763
Total liabilities		1,160,291,973	672,998,488

Equity
Share capital	22	93,535,962	78,405,701
Share premium	22	232,266,706	43,649,988
Unrealized gain on financial assets available-for-sale and cash flow hedge	8, 11, 32	14,548,223	13,481,897
Premises revaluation reserve	14	9,335,372	5,255,980
Effect of financial statements’ translation from the functional currency into the presentation currency		(37,700,574)	(16,120,744)
Retained earnings		50,570,304	21,304,041
Total equity		362,555,993	145,976,863
Total liabilities and equity		1,522,847,966	818,975,351

Approved for issue and signed on 21 April 2008.

A.L. Kostin
President - Chairman of the Management Board

O.A. Avdeeva
Chief Accountant

The notes No. 1-37 form an integral part of these financial statements

1

Translation from the original in the Russian language

VTB Bank

Statement of Income for the Year Ended 31 December 2007

(expressed in thousands of Russian roubles)

	Notes	2007	2006

Interest income	23	67,245,326	51,019,467
Interest expense	23	(40,266,028)	(29,768,206)

Net interest income		26,979,298	21,251,261
Provision charge for impairment	28	(6,547,513)	(6,993,363)

Net interest income after provision for impairment		20,431,785	14,257,898

Gains less losses arising from financial instruments at fair value through profit or loss	24	5,824,333	5,401,679
Gains less losses from available-for-sale financial assets	8, 11	4,105,625	3,239,448
Gains less losses arising from dealing in foreign currencies		10,852,887	1,598,881
Foreign exchange translation gains less losses		4,205,960	5,898,115
Fee and commission income	25	7,639,442	4,811,034
Fee and commission expense	25	(676,917)	(448,600)
Other operating income	26	3,846,912	3,255,809

Net non-interest income		35,798,242	23,756,366

Net operating income		56,230,027	38,014,264

Staff costs and administrative expenses	27	(21,377,181)	(17,205,390)
Gains from sale of subsidiary banks	12	3,516,253	821,041

Profit before taxation		38,369,099	21,629,915

Income tax expense	29	(5,840,479)	(3,699,438)

Net profit		32,528,620	17,930,477

Basic and diluted earnings per share (expressed in kopecks per share)	30	0.530736	0.344082
Basic and diluted earnings per share — continuing operations (expressed in kopecks per share)		0.530736	0.344082

The notes No. 1-37 form an integral part of these financial statements

2

Translation from the original in the Russian language

VTB Bank

Statement of Cash Flows for the Year Ended 31 December 2007

(expressed in thousands of Russian roubles)

	Notes	2007	2006

Cash flows from operating activities
Interest received		64,822,015	49,412,184
Interest paid		(37,119,921)	(30,137,595)
Income received on operations with financial instruments at fair value through profit or loss		6,973,243	5,665,942
Gains arising from dealing in foreign currencies		8,176,051	962,245
Fees and commissions received		7,639,442	4,811,034
Fees and commissions paid		(676,917)	(448,600)
Other operating income received		396,517	1,536,821
Staff costs and administrative expenses paid		(18,908,439)	(15,955,276)
Income tax paid		(9,044,327)	(6,683,584)
Cash flows from operating activities before changes in operating assets and liabilities		22,257,664	9,163,171

Net decrease (increase) in operating assets
Net increase in mandatory cash balances with the CBR		(2,133,641)	(3,246,925)
Net decrease in restricted cash		1,534,344	1,602,556
Net increase in financial assets at fair value through profit or loss		(99,333,354)	(9,063,609)
Net increase in due from other banks		(134,031,193)	(15,298,797)
Net increase in loans and advances to customers		(440,845,630)	(52,271,044)
Net increase in other assets		(7,936,459)	(5,651,126)

Net (decrease) increase in operating liabilities
Net increase in due to other banks		172,407,007	32,090,640
Net increase in customer deposits		225,962,609	69,659,811
Net increase (decrease) in promissory notes and certificates of deposits issued		8,912,904	(19,162,008)
Net increase (decrease) in other liabilities		(437,692)	(49,466)
Net cash (used in) from operating activities		(253,643,441)	7,773,203

Cash flows used in investing activities
Proceeds from sale or maturities of investment securities available-for-sale		38,288,030	3,800,000
Purchase of investment securities available-for-sale		(6,081,508)	(42,363,875)
Purchase of subsidiaries and associates		(10,043,021)	(2,162,527)
Increase in share capital of subsidiary banks		(36,312,716)	(11,875,123)
Increase in share capital of associates		—	(195,640)
Proceeds from sale of subsidiaries		3,766,007	11,293,829
Dividends received from subsidiaries		3,042,353	1,483,635
Purchases of premises and equipment		(3,229,431)	(3,076,419)
Proceeds from sale of premises and equipment		1,396,269	520,353
Purchase of intangible assets		(15,528)	(57,497)
Proceeds from sale of intangible assets		2,333
Net cash used in investing activities		(9,187,212)	(42,633,264)

The notes No. 1-37 form an integral part of these financial statements

3

Translation from the original in the Russian language

VTB Bank

Statement of Cash Flows for the Year Ended 31 December 2007

(continued)

(expressed in thousands of Russian roubles)

	Notes	2007	2006

Cash flows from financing activities
Dividends paid		(3,439,334)	(1,705,886)
Increase in Central Bank of the Russian Federation funding		15,420,000	—
Repayment of Central Bank of the Russian Federation funding		(12,710,800)	(5,411,080)
Proceeds from other borrowed funds		7,769,209	4,157,335
Repayment of other borrowed funds		(4,534,092)	—
Proceeds from syndicated loans		—	24,908,308
Repayment of syndicated loans		(10,926,271)	(30,750,396)
Proceeds from issue of RUR-denominated bonds		—	25,000,000
Repayment of RUR-denominated bonds		—	(2,000,000)
Proceeds from issuance of Eurobonds		129,079,840	65,572,413
Repayment of Eurobonds		(32,947,520)	(9,514,838)
Proceeds from issuance of SSD debentures (Shuldscheindarlehen)		—	6,878,780
Repayment of SSD debentures (Shuldscheindarlehen)		(7,049,727)	(4,471,207)
Proceeds from share issue, less transaction costs		203,016,070	—
Net cash from financing activities		283,677,375	72,663,429
Effect of exchange rate changes on cash and cash equivalents		(5,042,374)	(2,638,754)
Net increase in cash and cash equivalents		15,804,348	35,164,614
Cash and cash equivalents, beginning	6	89,473,983	54,309,369
Cash and cash equivalents, ending	6	105,278,331	89,473,983

The notes No. 1-37 form an integral part of these financial statements

4

Translation from the original in the Russian language

VTB Bank

Statement of Changes in Shareholders’ Equity for the Year Ended 31 December 2007

(expressed in thousands of Russian roubles)

	Share capital	Share premium	Unrealized gain on financial assets available-for-sale and cash flow hedge	Premises revaluation reserve	Effect of financial statements’ translation from the functional currency into the presentation currency	Retained earnings	Total

Balance at 31 December 2005	78,405,701	43,649,988	2,935,465	1,194,596	(5,060,741)	5,052,302	126,177,311
Unrealized gain on financial assets available-for-sale, net of tax (Notes 8, 11)	—	—	12,998,591	—	—	—	12,998,591
Transferred to profit or loss on sale, net of tax (Notes 8, 11)	—	—	(2,452,159)	—	—	—	(2,452,159)
Premises revaluation, net of tax (Note 14)	—	—	—	4,088,532	—	—	4,088,532
Transfer of premises revaluation reserve upon disposal or depreciation	—	—	—	(27,148)	—	27,148	—
Effect of financial statements’ translation from the functional currency into the presentation currency	—	—	—	—	(11,060,003)	—	(11,060,003)

Total income recognized directly in equity	—	—	10,546,432	4,061,384	(11,060,003)	27,148	3,574,961

Net profit	—	—	—	—	—	17,930,477	17,930,477

Total income and expense for the period	—	—	10,546,432	4,061,384	(11,060,003)	17,957,625	21,505,438
Dividends declared (Note 31)	—	—	—	—	—	(1,705,886)	(1,705,886)

Balance at 31 December 2006	78,405,701	43,649,988	13,481,897	5,255,980	(16,120,744)	21,304,041	145,976,863

The notes No. 1-37 form an integral part of these financial statements

5

Translation from the original in the Russian language

VTB Bank

Statement of Changes in Shareholders’ Equity for the Year Ended 31 December 2007

(expressed in thousands of Russian roubles)

	Share capital	Share premium	Unrealized gain on financial assets available-for-sale and cash flow hedge	Premises revaluation reserve	Effect of financial statements’ translation from the functional currency into the presentation currency	Retained earnings	Total

Balance at 31 December 2006	78,405,701	43,649,988	13,481,897	5,255,980	(16,120,744)	21,304,041	145,976,863
Unrealized gain on financial assets available-for-sale, net of tax (Notes 8, 11)	—	—	3,644,766	—	—	—	3,644,766
Transferred to profit or loss on sale or impairment, net of tax (Notes 8, 11)	—	—	(3,879,030)	—	—	—	(3,879,030)
Unrealized gains less losses on cash flow hedge, net of tax (Note 32)	—	—	1,300,590	—	—	—	1,300,590
Premises revaluation, net of tax (Note 14)	—	—	—	4,256,369	—	—	4,256,369
Transfer of premises revaluation reserve upon disposal or depreciation	—	—	—	(176,977)	—	176,977	—
Effect of financial statements’ translation from the functional currency into the presentation currency	—	—	—	—	(21,579,830)	—	(21,579,830)

Total income recognized directly in equity	—	—	1,066,326	4,079,392	(21,579,830)	176,977	(16,257,135)

Net profit	—	—	—	—	—	32,528,620	32,528,620

Total income and expense for the period	—	—	1,066,326	4,079,392	(21,579,830)	32,705,597	16,271,485
Dividends declared (Note 31)	—	—	—	—	—	(3,439,334)	(3,439,334)
Share issue (Note 22)	15,130,261	188,616,718	—	—	—	—	203,746,979

Balance at 31 December 2007	93,535,962	232,266,706	14,548,223	9,335,372	(37,700,574)	50,570,304	362,555,993

The notes No. 1-37 form an integral part of these financial statements

6

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2007

(expressed in thousands of Russian roubles)

1.                  Principal Activities

VTB Bank (open joint-stock company) (the “Bank” or “VTB”) was formed as Russia’s foreign trade bank under the laws of the Russian Federation (the “RF”) on 17 October 1990. In 1998, following several reorganizations, VTB was reorganized into an open joint-stock company. In March 2007, the Bank for Foreign Trade was renamed VTB Bank (open joint-stock company).

On 2 January 1991, VTB received a general banking license (number 1000) from the Central Bank of Russia (CBR). In addition, VTB holds licenses required for trading and holding securities and engaging in other securities-related activities, including acting as a broker, a dealer and a custodian, and providing asset management and special depositary services. VTB is regulated and supervised by the CBR and the Federal Service for Financial Markets.

On 29 December 2004, the Bank became a member of the obligatory deposit insurance system provided by the State Corporation “Agency for Deposits Insurance”. The main retail subsidiary “Bank VTB 24”, CJSC is also a member of the obligatory deposit insurance system provided by the State Corporation “Agency for Deposits Insurance” since 22 February 2005. OJSC “Bank VTB North-West” (the former OJSC “Industry & Construction Bank”), a subsidiary acquired at the end of 2005, is also a member of the obligatory deposit insurance system since 11 January 2005. The State deposit insurance scheme implied that the State Corporation “Agency for Deposits Insurance” will guarantee repayment of individual deposits up to 100 thousand Russian roubles (“RUR”) per individual in case of the withdrawal of a license of a bank or a CBR imposed moratorium on payments in full amount and for individual deposits exceeding RUR 100 thousand a 90% payment is guaranteed. From 25 March 2007 the maximum amount of guaranteed payment increased up to RUR 400 thousand.

On 5 October 2005, VTB re-registered its legal address to 29 Bolshaya Morskaya Street, Saint-Petersburg 190000, Russian Federation. VTB’s Head Office is located in Moscow.

The Bank operates predominantly in the commercial banking sector. This includes deposit taking and commercial lending in freely convertible currencies and in Russian roubles, support of clients’ export/import transactions, foreign exchange, securities trading, and trading in derivative financial instruments. The Bank conducts its banking business in Russia through 57 branches located in major Russian regions.

VTB’s majority shareholder is the Russian Federation state, acting through the Federal Property Agency, which holds 77.47% of VTB’s issued and outstanding shares at 31 December 2007 (31 December 2006: 99.9%).

The number of employees of the Bank at 31 December 2007 was 10,265 (31 December 2006: 9,993).

Unless otherwise noted herein, all amounts are expressed in thousands of Russian roubles.

7

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

2.                  Operating Environment of the Bank

The Bank operates primarily within the Russian Federation. Whilst there have been improvements in the Russian economic situation, Russia continues economic reforms and development of its legal, tax and regulatory frameworks as required by a market economy. The future stability of the Russian economy is largely dependent upon these reforms and developments and the effectiveness of economic, financial and monetary measures undertaken by the government.

3.                  Basis of Preparation

General

These financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”). The Bank maintains its accounting records in accordance with the Russian legislation. These financial statements are based on those accounting books and records, as adjusted and reclassified to comply with IFRS.

These financial statements have been prepared under the historical cost convention, as modified by the revaluation of premises and equipment, available-for-sale financial assets, and financial instruments categorized as at fair value through profit or loss. The principal accounting policies applied in the preparation of these financial statements are set out below. These policies have been consistently applied to all the periods presented, unless otherwise stated.

The national currency of the Russian Federation, where the Bank is domiciled, is the Russian rouble (RUR). However, the Bank’s assets and liabilities are mostly concentrated in United States dollars (“US dollars” or “USD”) and RUR. The US dollar is used to a significant extent in, and has a significant impact on the operations of the Bank, and the Bank’s cash flows are primarily denominated in US dollars. Also, the US dollar is the currency in which Management of the Bank manages the business risks and exposures, and measures the performance of the Bank’s business. Based upon these and other factors, the functional currency of the Bank is considered to be the US dollar. See Note 37 regarding change in functional currency.

Presentation currency. According to the requirements of the Bank of Russia (CBR), the presentation currency of the IFRS financial statements is the rouble of the Russian Federation (the “rouble”, “Russian rouble”). The rouble is not a fully convertible currency outside the Russian Federation. In the Russian Federation, official exchange rates are set daily by the CBR. Market rates can differ from official ones; however, they are generally within a narrow range monitored by the CBR.

Following the requirements of the CBR, the accompanying financial statements of the Bank are presented in Russian roubles. Russian roubles are the presentation currency of the Bank’s financial statements which is different from its functional currency. The accompanying balance sheets and respective statements of income, cash flows and changes in shareholders’ equity were translated from the functional currency into the presentation currency, which is different from the functional currency and is not the currency of a hyperinflationary economy, using the following methods and assumptions that comply with the requirements of IAS 21 “The Effects of Changes in Foreign Exchange Rates”:

•                                Assets and liabilities for all balance sheets presented, including comparative data, are translated into the presentation currency at the closing rate at the date of each balance sheet presented.

•                                Income and expenses for all periods presented, including comparative data, are translated at the exchange rates at the dates of the transactions or by using an average of the actual exchange rates (monthly average rate calculated based on the official exchange rate).

8

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

3.                  Basis of Preparation (continued)

General (continued)

•                                Equity, other than the net profit/loss for the period included in accumulated gains/losses, is translated at the exchange rate at the date of the transaction.

•                                All exchange differences resulting from the above translation in accordance with the said methods and assumptions are included directly in equity within currency translation reserve and are recorded as effect of financial statements’ translation from the functional currency into the presentation currency in the statement of changes in shareholders’ equity.

Initial recognition in the functional currency. Since the functional currency of the Bank is USD, monetary assets and liabilities denominated in USD are originally stated at their original USD amounts. Monetary assets and liabilities in other currencies have been translated into USD using the exchange rate at the balance sheet date. Non-monetary assets and liabilities, which are denominated in currencies other than USD, have been translated into USD at the exchange rates in effect at the date of the transaction. Income and expenses, which were earned and incurred in currencies other than USD, have been translated into USD using a basis that approximates the rate of exchange at the date of the transaction.

Gains and losses arising from the translation of assets and liabilities into USD are reflected in the statement of income as foreign exchange translation gains less losses.

At 31 December 2007, the principal rate of exchange used for translating balances in Russian roubles to USD was USD 1 to RUR 24.5462 (at 31 December 2006: USD 1 to RUR 26.3311) and the principal rate of exchange used for translating balances in euro to USD was USD 1 to EUR 0.6831 (at 31 December 2006: USD 1 to EUR 0.7589).

According to management, all adjustments and reclassifications required for the fair presentation of financial statements in accordance with IFRS have been made.

Changes in accounting policies

The accounting policies adopted are consistent with those of the previous financial year except for the following new and amended IFRS during the year. Adoption of these standards did not have any effect on the financial performance or position of the Bank for any presented reporting period.

The principal effects of these changes are as follows:

IFRS 7 “Financial Instruments: Disclosures” - This standard requires disclosures that enable users of the financial statements to evaluate the significance of the Bank’s financial instruments and the nature and extent of risks arising from those financial instruments. The new disclosures are included throughout the financial statements.

Amendment to IAS 1 “Presentation of Financial Statements” - This amendment requires VTB to make new disclosures to enable users of the financial statements to evaluate the Bank’s objectives, policies and processes for managing capital. These new disclosures are shown in Note 36.

9

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

3.                  Basis of Preparation (continued)

Reclassifications

The Bank made certain reclassifications within the statement of income for the year ended 31 December 2006 to conform to the 2007 presentation:

	As previously reported	Reclassification	As adjusted

Interest income	51,862,210	(842,743)	51,019,467
Gains less losses arising from financial instruments at fair value through profit or loss	4,558,936	842,743	5,401,679
Other operating income	3,255,561	248	3,255,809
Reversal of impairment of other assets and provisions	248	(248)	—

The Bank also made certain reclassifications within the statement of cash flows for the year ended 31 December 2006 to conform to the 2007 presentation:

	As previously reported	Reclassification	As adjusted

Interest received	50,254,927	(842,743)	49,412,184
Income received on operations with financial instruments at fair value through profit or loss	4,823,199	842,743	5,665,942

IFRSs and IFRIC interpretations not yet effective

The Bank has not applied the following IFRSs and Interpretations of the International Financial Reporting Interpretations Committee (IFRIC) that have been issued but are not yet effective:

IAS 23 “Borrowing Costs” (effective for financial years beginning on or after 1 January 2009) — A revised IAS 23 “Borrowing Costs” was issued in March 2007. The standard has been revised to require capitalization of borrowing costs when such costs relate to a qualifying asset. A qualifying asset is an asset that necessarily takes a substantial period of time to get ready for its intended use or sale. In accordance with the transitional requirements in the Standard, the Bank will adopt this as a prospective change. Accordingly, borrowing costs will be capitalized on qualifying assets with a commencement date after 1 January 2009. No changes will be made for borrowing costs incurred to this date that have been expensed.

IFRIC 12 “Service Concession Arrangements” (effective for annual periods beginning on or after 1 January 2008) — IFRIC Interpretation 12 was issued in November 2006. This Interpretation applies to service concession operators and explains how to account for the obligations undertaken and rights received in service concession arrangements. This Interpretation will have no impact on financial statements of the Bank.

IFRIC 13 “Customer Loyalty Programs” (effective for annual periods beginning on or after 1 July 2008) — IFRIC Interpretation 13 was issued in June 2007. This Interpretation requires customer loyalty award credits to be accounted for as a separate component of the sales transaction in which they are granted and therefore part of the fair value of the consideration received is allocated to the award credits and deferred over the period that the award credits are fulfilled. The Bank expects that this Interpretation will have no impact on the Bank’s financial statements as no such schemes currently exist.

10

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

3.                  Basis of Preparation (continued)

IFRSs and IFRIC interpretations not yet effective (continued)

IFRIC 14 “IAS 19 — The Limit on a Defined Benefit Asset, Minimum Funding Requirements and their Interaction” (effective for annual periods beginning on or after 1 January 2008) — IFRIC Interpretation 14 was issued in July 2007. This Interpretation provides guidance on how to assess the limit on the amount of surplus in a defined benefit scheme that can be recognized as an asset under IAS 19 “Employee Benefits”. The Bank expects that this Interpretation will have no impact on the financial position or performance of the Bank.

IFRS 8 “Operating Segments” (effective for periods beginning on or after 1 January 2009) — The Standard applies to entities whose debt or equity instruments are traded in a public market or that file, or are in the process of filing, their financial statements with a regulatory organization for the purpose of issuing any class of instruments in a public market. IFRS 8 requires an entity to report financial and descriptive information about its operating segments and specifies how an entity should report such information. Management is currently assessing what impact the Standard will have on segment disclosures in the Bank’s financial statements.

IFRS 3 “Business Combinations” and IAS 27 “Consolidated and Separate Financial Statements” (effective for periods beginning on or after 1 January 2009) — The revised standards were issued in January 2008. Revised IFRS 3 introduces a number of changes in accounting for business combinations that will impact the amount of goodwill recognized, the reported results in the period that an acquisition occurs, and future reported results. IAS 27 (revised) requires that a change in the ownership interest of a subsidiary is accounted for as an equity transaction. Therefore, such a change will have no impact on goodwill, nor will it give raise to a gain or loss. This approach to accounting for changes in the share interest is consistent with the current accounting policies of the Bank. Furthermore, the amended standard changes the accounting for losses incurred by the subsidiary as well as the loss of control of a subsidiary. The changes introduced by IFRS 3 and IAS 27 must be applied prospectively and will affect future acquisitions and transactions with minority interests.

IAS 1 “Presentation of Financial Statements” (effective for periods beginning on or after 1 January 2009) — The revised standard was issued in September 2007. The Standard separates owner and non-owner changes in equity. The statement of changes in equity will include only details of transactions with owners, with all non-owner changes in equity presented as a single line. In addition, the revised IAS 1 introduces the statement of comprehensive income: it presents all items of income and expense recognized in profit or loss, together with all other items of recognized income and expense, either in one single statement, or in two linked statements. The Bank is still evaluating whether it will have one or two statements.

IAS 32 “Financial Instruments: Presentation” and IAS 1 “Presentation of Financial Statements — Puttable Financial Instruments” were issued in February 2008 and become effective for annual periods beginning on or after 1 January 2009. These amendments require puttable instruments and obligations arising on liquidation to be classified as equity, provided they satisfy certain conditions. The revised IAS 1 requires disclosure of certain information relating to puttable instruments classified as equity. The Bank does not expect these amendments to impact its financial statements.

11

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

3.                  Basis of Preparation (continued)

IFRSs and IFRIC interpretations not yet effective (continued)

IFRS 2 “Share-based Payments — Vesting Conditions and Cancellations” (effective for financial years beginning on or after 1 January 2009) — The amendment was published in January 2008. The amendment restricts the definition of “vesting condition” to a condition that includes an explicit or implicit requirement to provide services. Any other conditions are non-vesting conditions, which has to be taken into account to determine the fair value of the equity instrument granted. In the case that the award does not vest as the result of a failure to meet a non-vesting condition that is within the control of either the entity or the counterparty, this must be accounted for as a cancellation. The Bank has not entered into share-based payment schemes and, therefore, does not expect any implications on its accounting for share-based payments.

The Bank believes that application of the above standards and interpretations will have no material effect on the Bank’s financial statements during the period of their initial application.

4.                  Summary of Principal Accounting Policies

Subsidiaries

Subsidiaries are those entities, in which the Bank has an interest of more than one half of the voting rights, or otherwise has power to exercise control over their operations. Associates are entities in which the Bank generally has between 20% and 50% of the voting rights, or is otherwise able to exercise significant influence, but which it does not control or jointly control. These financial statements of the Bank do not contain consolidated interests of the Bank and its investments recognized under the equity method.

Consolidated financial statements of the VTB Group were prepared and issued on 21 April 2008.

Investments in subsidiaries and associates are carried at cost. Management regularly measures the recoverable value of such investments and, when necessary, provides for impairment.

Financial assets

Financial assets in the scope of IAS 32 and IAS 39 are classified as either financial assets at fair value through profit or loss, loans and receivables, held-to-maturity investments, or available-for-sale financial assets, as appropriate. When financial assets are recognised initially, they are measured at fair value, plus, in the case of investments not at fair value through profit or loss, directly attributable transaction costs. The Bank determines the classification of its financial assets at initial recognition.

All regular way purchases and sales of financial assets are recognized on the settlement date i.e. the date that the asset is delivered to or by the Bank. Regular way purchases or sales are purchases or sales of financial assets that require delivery of assets within the period generally established by regulation or convention in the marketplace.

12

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

4.                  Summary of Principal Accounting Policies (continued)

Financial assets (continued)

Financial assets at fair value through profit or loss

Financial assets classified as held for trading are included in the category “financial assets at fair value through profit or loss”. Financial assets are classified as held for trading if they are acquired for the purpose of selling in the near term. Derivatives are also classified as held for trading unless they are designated as and are effective hedging instruments. Gains or losses on financial assets held for trading are recognized in the statement of income.

Financial assets held for trading are either acquired for generating profit from short-term fluctuations in price or trader’s margin or are securities included in a portfolio in which a pattern of short-term trading exists. Trading securities are not reclassified out of this category even when the Bank’s intentions subsequently change.

Trading securities are carried at fair value. Interest earned on trading securities calculated using the effective interest method is presented in the statement of income as interest income. Dividends are included in dividend income within other operating income when the Bank’s right to receive the dividend payment is established. All elements of the changes in the fair value are recorded in the statement of income as gains less losses from financial assets at fair value through profit or loss in the period in which they arise.

Other financial assets at fair value through profit or loss are securities designated irrevocably, at initial recognition, into this category. Recognition and measurement of this category of financial assets is consistent with the above policy for trading securities and is in accordance with IAS 39 revised for the fair value option.

Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Such assets are carried at amortized cost using the effective interest method. This cost is computed as the amount initially recognised minus principal repayments, plus or minus the cumulative amortization using the effective interest method of any difference between the initially recognised amount and the maturity amount. This calculation includes all fees paid or received between parties to the contract that are an integral part of the effective interest rate, transaction costs and all other premiums and discounts. Gains and losses are recognised in the statement of income when the loans and receivables are derecognized or impaired, as well as through the amortization process.

Loans and receivables of acquired subsidiaries are initially recorded in the balance sheet at their estimated fair value at the date of acquisition.

13

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

4.                  Summary of Principal Accounting Policies (continued)

Financial assets (continued)

Financial assets available-for-sale

Available-for-sale financial assets are those non-derivative financial assets that are designated as available-for-sale or are not classified in any of the three preceding categories. After initial recognition available-for-sale financial assets are measured at fair value with gains or losses being recognised as a separate component of equity until the investment is derecognized or until the investment is determined to be impaired. However, interest calculated using the effective interest method is recognized in the statement of income.

The fair value of investments that are actively traded in organized financial markets is determined by reference to quoted market bid prices at the close of business on the balance sheet date. For investments where there is no active market, fair value is determined using valuation techniques. Such techniques include using recent arm’s length market transactions, reference to the current market value of another instrument, which is substantially the same, and discounted cash flow analysis.

Derecognition of financial assets

A financial asset (or, where applicable a part of a financial asset or part of a group of similar financial assets) is derecognized where:

•                  the rights to receive cash flows from the asset have expired;

•                  the Bank has transferred its rights to receive cash flows from the asset, or retained the right to receive cash flows from the asset, but has assumed an obligation to pay them in full without material delay to a third party under a ‘pass-through’ arrangement and has no obligation to pay amounts to eventual recipients unless it collects equivalent amounts from the original assets; and

•                  the Bank either (a) has transferred substantially all the risks and rewards of the asset, or (b) has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

Where the Bank has transferred its rights to receive cash flows from an asset and has neither transferred nor retained substantially all the risks and rewards of the asset nor transferred control of the asset, the asset is recognized to the extent of the Bank’s continuing involvement in the asset. Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the Bank could be required to repay.

Where continuing involvement takes the form of a sold and/or acquired option (including options with net settlement or similar arrangements) on the transferred asset, the extent of the Bank’s involvement is determined on the basis of the amount of the transferred asset, which can be repurchased by the Bank. This provision is not applied when the sold put option (including options with net settlement or similar arrangements) to the asset is measured at fair value. In this case the level of the Bank’s continuing involvement is limited by the lower of the fair value of the transferred asset and the price of the option exercise.

14

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

4.      Summary of Principal Accounting Policies (continued)

Financial liabilities

Financial liabilities in the scope of IAS 32 and IAS 39 are classified as either financial liabilities at fair value through profit or loss, or other financial liabilities, as appropriate. The Bank determines the classification of its financial liabilities at initial recognition. When financial liabilities are recognised initially, they are measured at fair value, minus, in the case of financial liabilities not at fair value through profit or loss, directly attributable transaction costs, and then remeasured at amortized cost using the effective interest method. Other financial liabilities are carried at amortized cost using the effective interest rate method.

Financial liabilities are classified as financial liabilities at fair value through profit and loss if they are acquired for the purpose of selling or closing them in the near term. They normally contain trade financial liabilities or “short” positions in securities. Derivatives with negative fair value are also classified as financial liabilities at fair value through profit and loss. Gains or losses on financial liabilities at fair value through profit and loss are recognized in the statement of income.

Derecognition of financial liabilities

A financial liability is derecognized when the obligation under the liability is discharged or cancelled or expires. Where an existing financial liability is replaced by another from the same creditor on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amounts is recognised in the statement of income.

Offsetting

Financial assets and liabilities are offset and the net amount is reported in the balance sheet when there is a legally enforceable right to set off the recognised amounts and there is an intention to settle on a net basis, or to realize the asset and settle the liability simultaneously.

Cash and cash equivalents

Cash and cash equivalents are items, which can be converted into cash within a day. All short-term interbank placements, including overnight placements, are included in due from other banks. Amounts, which relate to funds that are of a restricted nature, are excluded from cash and cash equivalents. Cash and cash equivalents are carried at amortized cost, which approximates their fair value.

Mandatory cash balances with the CBR

Mandatory cash balances with the CBR are carried at amortized cost and represent non-interest bearing mandatory reserve deposits, which are not available to finance the Bank’s day-to-day operations and hence are not considered as part of cash and cash equivalents for the purposes of the statement cash flows.

15

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

4.      Summary of Principal Accounting Policies (continued)

Due from other banks

Amounts due from other banks are recorded when the Bank advances money to counterparty banks with no intention of trading the resulting receivable, which is due on fixed or determinable dates. Amounts due from other banks are carried at amortized cost less allowance for impairment.

Repurchase and reverse repurchase agreements and lending of securities

Sale and repurchase agreements (“repo agreements”) are treated as secured financing transactions. Securities sold under sale and repurchase agreements are not derecognized. The securities are not reclassified in the balance sheet unless the transferee has the right by contract or custom to sell or repledge the securities, in which case they are reclassified as securities pledged under sale and repurchase agreements. The corresponding liability is presented within amounts due to other banks or other borrowed funds.

Securities purchased under agreements to resell (“reverse repo agreements”) are recorded as due from other banks or loans and advances to customers, as appropriate. The difference between the sale and repurchase price is treated as interest income and accrued over the life of repo agreements using the effective interest method.

Securities lent to counterparties are retained in the financial statements in their original balance sheet category unless the counterparty has the right by contract or custom to sell or repledge the securities, in which case they are reclassified and presented separately. Securities borrowed are not recorded in the financial statements, unless these are sold to third parties, in which case the purchase and sale are recorded in profit or loss within gains less losses arising from trading securities. The obligation to return the securities is recorded at fair value through profit or loss in other borrowed funds.

Derivative financial instruments

In the normal course of business, the Bank enters into various derivative financial instruments including futures, forwards, swaps and options in the foreign exchange and capital markets. Such financial instruments are held for trading and are initially recognized in accordance with the policy for initial recognition of financial instruments and are subsequently measured at fair value. The fair values are estimated based on quoted market prices or pricing models that take into account the current market and contractual prices of the underlying instruments and other factors. Derivatives are carried as assets when their fair value is positive and as liabilities when it is negative. Gains and losses resulting from these instruments are included in the statement of income as gains less losses from trading securities or gains less losses from dealing in foreign currencies, depending on the nature of the instrument.

Derivative instruments embedded in other financial instruments are treated as separate derivatives if their risks and characteristics are not closely related to those of the host contracts and the host contracts are not carried at fair value with unrealized gains and losses reported in income. An embedded derivative is a component of a hybrid (combined) financial instrument that includes both the derivative and a host contract with the effect that some of the cash flows of the combined instrument vary in a similar way to a stand-alone derivative.

16

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

4.      Summary of Principal Accounting Policies (continued)

Derivative financial instruments (continued)

Hedge accounting

The Bank makes use of derivative instruments to manage exposures to fluctuations of cash flows from interest received and paid. As a result, VTB applies hedge accounting for transactions, which meet the specified criteria.

At inception of the hedge relationship, VTB formally documents the relationship between the hedged item and the hedging instrument, including the nature of the risk, the objective and strategy for undertaking the hedge and the method that will be used to assess the effectiveness of the hedging relationship.

Also at the inception of the hedge relationship, a formal assessment is undertaken to ensure the hedging instrument is expected to be highly effective in offsetting the designated risk in the hedged item. Hedges are formally assessed each quarter. A hedge is regarded as highly effective if the changes in fair value or cash flows attributable to the hedged risk during the period for which the hedge is designated are expected to offset in a range of 80% to 125%. For situations where that hedged item is a forecast transaction, the Bank assesses whether the transaction is highly probable and presents an exposure to variations in cash flows that could ultimately affect the income statement.

Cash flow hedges

For designated and qualifying cash flow hedges, the effective portion of the gain or loss on the hedging instrument is initially recognized directly in equity in the cash flow hedge reserve within “Unrealized gain on financial assets available-for-sale and cash flow hedge” caption. The ineffective portion of the gain or loss on the hedging instrument is recognized immediately in the income statement in “Gains less losses arising from financial instruments at fair value through profit or loss”.

When the hedged cash flow affects the income statement, the gain or loss on the hedging instrument is “recycled” in the corresponding income or expense line of the income statement. When a hedging instrument expires, or is sold, terminated, exercised, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in equity at that time remains in equity and is recognized when the hedged forecast transaction is ultimately recognized in the statement of income. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is immediately transferred to the income statement in “Gains less losses arising from financial assets at fair value through profit or loss”.

Promissory notes purchased

Promissory notes purchased are included in trading securities, or in due from other banks or in loans and advances to customers, depending on their substance. They are recorded, subsequently remeasured and accounted for in accordance with the accounting policies for these categories of assets. When promissory notes are pledged under repurchase agreements they are accounted within the relevant section within “Financial assets pledged under repurchase agreements and loaned financial assets”.

17

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

4.      Summary of Principal Accounting Policies (continued)

Leases

Finance — Bank as lessor. The Bank presents leased assets as lease receivables equal to the net investment in the lease in loans and advances to customers. Finance income is based on a pattern reflecting a constant periodic rate of return on the net investment outstanding and is presented as interest income. Initial direct costs are included in the initial measurement of the lease receivables.

Operating — Bank as lessee. Leases of assets under which the risks and rewards of ownership are effectively retained with the lessor are classified as operating leases. Lease payments under operating leases are recognized as expenses on a straight-line basis over the lease-term and included into operating expenses.

Allowances for impairment of financial assets

Impairment of financial assets carried at amortized cost

Impairment losses are recognized in profit or loss when incurred as a result of one or more events (“loss events”) that occurred after the initial recognition of the financial asset and which have an impact on the amount or timing of the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated. If the Bank determines that no objective evidence exists that impairment has occurred for an individually assessed financial asset, whether significant or not, it includes the asset in a group of financial assets with similar credit risk characteristics. Such group of financial assets is collectively assessed for impairment.

For the purposes of a collective evaluation of impairment, financial assets are grouped on the basis of similar credit risk characteristics. Those characteristics are relevant to the estimation of future cash flows for groups of such assets by being indicative of the debtors’ ability to pay all amounts due according to the contractual terms of the assets being evaluated.

Future cash flows in a group of financial assets that are collectively evaluated for impairment are estimated on the basis of the contractual cash flows of the assets and the experience of management in respect of the extent to which amounts will become overdue as a result of past loss events and the success of recovery of overdue amounts. Past experience is adjusted on the basis of current observable data to reflect the effects of current conditions that did not affect past periods and to remove the effects of past conditions that do not exist currently.

Impairment losses are recognized through an allowance account to reduce the asset’s carrying amount to the present value of expected cash flows (which exclude future credit losses that have not been incurred) discounted at the effective interest rate of the asset. The calculation of the present value of the estimated future cash flows of a collateralized financial asset reflects the cash flows that may result from foreclosure less costs for obtaining and selling the collateral, whether or not the foreclosure is probable.

18

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

4.      Summary of Principal Accounting Policies (continued)

Allowances for impairment of financial assets (continued)

If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognised (such as an improvement in the debtor’s credit rating), the previously recognised impairment loss is reversed by adjusting the allowance account through profit or loss, to the extent that the carrying value of the asset does not exceed its amortized cost at the reversal date.

Uncollectible assets are written off against the related allowance for impairment after all the necessary procedures to recover the asset have been completed and the amount of the loss has been determined.

Impairment of available—for-sale financial assets

If an available-for-sale asset is impaired, an amount comprising the difference between its cost (net of any principal payment and amortization) and its current fair value, less any impairment loss previously recognised in the statement on income, is transferred from equity to the statement of income. Reversals in respect of equity instruments classified as available-for-sale are not recognized in the statement of income. Reversals of impairment losses on debt instruments are reversed through the statement of income if the increase in fair value of the instrument can be objectively related to an event occurring after the impairment loss was recognised in profit or loss.

Premises and equipment

Premises and equipment are stated at revalued amounts and cost, respectively, less accumulated depreciation and allowance for impairment where required. Where the carrying amount of an asset is greater than its estimated recoverable amount, it is written down to its recoverable amount and the difference is recognized in the statement of income. The estimated recoverable amount is the higher of an asset’s fair value less costs to sell and its value in use.

Premises of the Bank are subject to revaluation on a regular basis, approximately every three to five years. The frequency of revaluation depends upon the change in the fair values. When the fair value of a revalued asset differs materially from its carrying amount further revaluation is performed. The revaluation is applied simultaneously to the whole class of property to avoid selective revaluation.

Any revaluation surplus is credited to the asset revaluation reserve for premises and equipment included in the equity section of the balance sheet, except to the extent that it reverses an impairment of the same asset previously recognized in the statement of income, in which case the increase is recognized in the statement of income. A revaluation deficit is recognized in the statement of income, except that a deficit directly offsetting a previous surplus on the same asset is directly offset against the surplus in the asset revaluation reserve for premises and equipment.

The revaluation reserve for premises and equipment included in equity is transferred directly to retained earnings when the surplus is realized, i.e. on the retirement or disposal of the asset or as the asset is used by the Bank; in the latter case, the amount of the surplus realized is the difference between depreciation based on the revalued carrying amount of the asset and depreciation based on the asset’s original cost.

19

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

4.      Summary of Principal Accounting Policies (continued)

Premises and equipment (continued)

Premises have been revalued to market value at 31 December 2007 and 2006. The revaluation was performed based on the reports of independent appraisers, who hold a recognised and relevant professional qualification and who have recent experience in valuation of assets of similar location and category.

Construction in progress is carried at cost less allowance for impairment in value, if any. Upon completion, assets are transferred to premises and equipment at their carrying value. Construction in progress is not depreciated until the asset is available for use.

If impaired, premises and equipment are written down to the higher of their value in use and fair value less costs to sell. The decrease in carrying amount is charged to statement of income to the extent it exceeds the previous revaluation surplus in equity. An impairment loss recognised for an asset in prior years is reversed if there has been a change in the estimates used to determine the asset’s value in use or fair value less costs to sell.

Gains and losses on disposal of premises and equipment are determined by reference to their carrying amount and are taken into account in determining profit or loss. Repairs and maintenance are charged to the income statement when the expense is incurred.

Depreciation

Depreciation is recognized on a straight-line basis over the estimated useful lives of the assets using the following rates:

	Useful life	Depreciation rates

Premises	40 years	2.5% per annum
Equipment	4 – 20 years	5 – 25% per annum

Estimated useful lives and residual values are reassessed annually.

Intangible assets

Intangible assets include computer software, licenses and other identifiable intangible assets.

Intangible assets are measured on initial recognition at cost. They are subsequently stated at cost less accumulated amortization and impairment losses. The useful lives of intangible assets are assessed to be either finite or indefinite. Intangible assets with finite lives are amortized over the useful economic lives, which do not exceed 5 years, and assessed for impairment whenever there is an indication that the intangible asset may be impaired. Amortization periods and methods for intangible assets with finite useful lives are reviewed at least at each financial year-end.

20

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

4.      Summary of Principal Accounting Policies (continued)

Intangible assets (continued)

Intangible assets with indefinite useful lives are not amortized, but tested for impairment annually or more frequently if events or changes in circumstances indicate that the carrying amount may be impaired either individually or at the cash-generating unit level. The useful life of an intangible asset with an indefinite life is reviewed annually to determine whether indefinite life assessment continues to be supportable.

Due to other banks

Amounts due to other banks are recorded when money or other assets are advanced to the Bank by counterparty banks. The liability is carried at amortized cost using the effective interest method. If the Bank purchases its own debt, it is removed from the balance sheet and the difference between the carrying amount of the liability and the consideration paid is included in gains or losses arising from early retirement of debt in the statement of income.

Customer deposits

Customer deposits are liabilities to individuals, state or corporate customers and are carried at amortized cost using the effective interest method. Customer accounts include both demand and term accounts. Interest expense is recognized in the statement of income over the period of deposits using the effective interest method.

Debt securities issued

Debt securities issued include promissory notes, certificates of deposit, Eurobonds and debentures issued by the Bank. Debt securities are stated at amortized cost using the effective interest method. If the Bank purchases its own debt securities in issue, they are removed from the balance sheet and the difference between the carrying amount of the liability and the consideration paid is included in gains arising from extinguishment of liability in the statement of income.

Other borrowed funds

Other borrowed funds include some specific borrowings, which differ from the above items of liabilities and include syndicated loans, revolving, other credit lines and other specific items. Other borrowed funds are carried at amortized cost using the effective interest method. Interest expense is recognized in the statement of income over the period of other borrowed funds using the effective interest method.

Taxation

Taxation has been provided for in the financial statements in accordance with taxation legislation currently in force in the Russian Federation. The income tax charge in the statement of income comprises current tax and changes in deferred tax. Current tax is calculated on the basis of the taxable profit for the year, using the tax rates enacted at the balance sheet date. The income tax expense/benefit comprises current tax and deferred tax and is recognized in the statement of income except if it is recognized directly in equity because it relates to transactions that are also recognized, in the same or a different period, directly in equity.

21

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

4.                  Summary of Principal Accounting Policies (continued)

Taxation (continued)

Current tax is the amount expected to be paid to or recovered from the taxation authorities in respect of taxable profits or losses for the current and prior periods. Taxable profits or losses are based on estimates if financial statements are authorized prior to filing relevant tax returns. Taxes, other than on income, are recorded within administrative expenses. Deferred income tax is provided using the balance sheet liability method for tax loss carry forwards and temporary differences arising between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. Deferred tax balances are measured at tax rates enacted or substantively enacted at the balance sheet date, which are expected to apply to the period when the temporary differences will reverse or the tax loss carry forwards will be utilized. Deferred tax assets and liabilities are netted. In accordance with the initial recognition exemption, deferred taxes are not recorded for temporary differences on initial recognition of an asset or a liability in a transaction other than a business combination if the transaction, when initially recorded, affects neither accounting nor taxable profit. Deferred income tax is provided on temporary differences arising on investments in subsidiaries, associates and joint ventures, except where the timing of the reversal of the temporary difference can be controlled and it is probable that the temporary difference will not reverse in the foreseeable future. Deferred tax assets for deductible temporary differences and tax loss carry forwards are recorded only to the extent that it is probable that future taxable profit will be available against which the deductions can be utilized. Russia also has various operating taxes that are assessed on the Bank’s activities. These taxes are included as a component of other operating expenses.

Provisions for liabilities and charges

Provisions for liabilities and charges are non-financial liabilities of uncertain timing or amount. They are recorded when the Bank has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation, and a reliable estimate of the amount of the obligation can be made.

Credit-related commitments

In the normal course of business, the Bank enters into credit related commitments, including letters of credit and guarantees. Financial guarantee contracts are recognized initially at fair value and remeasured at the higher of the amount determined in accordance with IAS 37 “Provisions, Contingent Liabilities and Contingent Assets” and the amount initially recognized less, when appropriate, cumulative amortization recognized in accordance with IAS 18 “Revenue”. Commitments to provide loans at a below-market interest rate are initially recognised at fair value, and subsequently measured at the higher of (i) the unamortized balance of the related fees received and deferred and (ii) amount determined in accordance with IAS 37 “Provisions, Contingent Liabilities and Contingent Assets”. Specific provisions are recorded against other credit related commitments when losses are considered more likely than not.

Share premium

Share premium represents the excess of contributions over the nominal value of the shares issued.

22

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

4.      Summary of Principal Accounting Policies (continued)

Dividends

Dividends are recorded as a separate debit caption in equity in the period in which they are declared. Dividends declared after the balance sheet date and before the financial statements are authorized for issue are disclosed in the subsequent events note. The statutory accounting reports of the Bank are the basis for profit distribution and other appropriations. Russian legislation identifies the basis of distribution as the current year net profit.

Income and expense recognition

Interest income and expense are recognized on an accrual basis calculated using the effective interest method. Loan origination fees for loans issued to customers are deferred (together with related incremental direct costs) and recognized as an adjustment to the effective yield of the loans. Fees, commissions and other income and expense items are generally recorded on an accrual basis when the service has been provided. Fee and commission income is mostly paid by debiting customers deposits upon provision of services. Portfolio and other management advisory and service fees are recorded based on the applicable service contracts. Asset management fees related to investment funds are recorded over the period the service is provided. The same principle is applied for wealth management, financial planning and custody services that are continuously provided over an extended period of time.

Salary costs

The Bank’s contributions to defined contribution pension schemes, state pension fund, social insurance, and obligatory medical insurance funds in respect of its employees are expensed as incurred and included in staff costs within staff costs and administrative expenses.

Fiduciary assets

Assets held by the Bank in its own name, but for the account of third parties, are not reported in the balance sheet. Commissions received from such operations are shown within fee and commission income within the statement of income.

5.                  Significant Accounting Estimates and Judgments

The key assumptions concerning the future and other key sources of estimation uncertainty at the balance sheet date, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below:

Allowance for impairment of loans and receivables

The Bank regularly reviews its loans and receivables to assess impairment. The Bank uses its experienced judgment to estimate the amount of any impairment loss in cases where a borrower is in financial difficulties and there are few available historical data relating to similar borrowers. Similarly, the Bank estimates changes in future cash flows based on the observable data indicating that there has been an adverse change in the payment status of borrowers in a group, or national or local economic conditions that correlate with defaults on assets in the group. Management uses estimates based on historical loss experience for assets with credit risk characteristics and objective evidence of impairment similar to those in the group of loans and receivables. The Bank uses its experienced judgment to adjust observable data for a group of loans or receivables to reflect current circumstances.

23

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

5.      Significant Accounting Estimates and Judgments (continued)

Taxation

Russian tax, currency and customs legislation is subject to varying interpretations and changes, which can occur frequently, unexpectedly and with retroactive effect. Management’s interpretation of such legislation as applied to the transactions and activity of the Bank may be challenged by the relevant regional and federal authorities. Trends within the Russian Federation suggest that the tax authorities are taking a more assertive position in their interpretation of the legislation and assessments and, as a result, it is possible that transactions and activities that have not been challenged in the past may be challenged. As such, significant additional taxes, penalties and interest may be assessed. Fiscal periods remain open to review by the authorities in respect of taxes for three calendar years preceding the year of review. Under certain circumstances reviews may cover longer periods.

The interpretations of the relevant authorities could differ and if the authorities were successful in enforcing their interpretation, additional taxes and related fines and penalties may be assessed, the effect of which cannot be practicably estimated, but could be significant to the financial condition of the Bank. However, based upon management’s understanding of the tax regulations, management believes that its interpretation of the relevant tax legislation is reasonable and will be sustainable. Moreover, management believes that the Bank has accrued all applicable taxes.

Fair value estimation of unquoted shares

Details of fair value estimation of unquoted shares are provided in Note 11.

6.                  Cash and Short-Term Funds

	31 December 2007	31 December 2006

Cash on hand	7,600,541	9,861,755
Cash balances with central banks (other than mandatory reserve deposits)	39,620,939	26,593,471
Correspondent accounts with other banks
- Russian Federation	7,492,092	10,980,031
- other countries	51,692,101	44,700,412

Total cash and short-term funds	106,405,673	92,135,669
Less: restricted cash	(1,127,342)	(2,661,686)

Total cash and cash equivalents	105,278,331	89,473,983

Restricted cash balances represent the balances on escrow accounts in foreign banks in the amount of RUR 19,830 thousand (31 December 2006: RUR 131,656 thousand) comprising RUR 0 thousand in freely convertible currencies and RUR 19,830 thousand in non-freely convertible currencies (31 December 2006: RUR 52,663 thousand and RUR 78,993 thousand, accordingly), and other balances in non-freely convertible currencies in the amount of RUR 1,107,512 thousand (31 December 2006: RUR 2,530,030 thousand). Restricted cash balances were collateralized by RUR 834,571 thousand (31 December 2006: RUR 2,422,461 thousand). For the purposes of the statement of cash flows, restricted cash is not included in cash and cash equivalents.

24

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

7.                  Financial Assets at Fair Value through Profit or Loss

	31 December 2007	31 December 2006

Financial assets held for trading	186,770,357	91,759,688
Financial assets designated as at fair value through profit or loss	11,516,881	2,662,973

Total financial assets at fair value through profit or loss	198,287,238	94,422,661

The financial assets designated as at fair value through profit or loss are managed on a fair value basis, in accordance with the risk management or investment strategies adopted by the Bank and the information provided to key management personnel.

Financial assets held for trading

	31 December 2007	31 December 2006

Debt securities denominated in USD
Bonds and Eurobonds of foreign companies and banks	8,597,491	6,356,464
Eurobonds of Russian companies and banks	5,334,248	7,031,367
Eurobonds of the Russian Federation	1,375,170	—
Russian MinFin bonds (OVGVZ)	86,044	1,943,447
Bonds and Eurobonds of foreign governments	—	309,947
Promissory notes of Russian companies and banks

Debt securities denominated in RUR
Bonds of Russian companies and banks	62,971,857	25,234,545
Russian Federal loan bonds (OFZ)	27,105,672	22,369,260
Russian municipal bonds	17,549,019	13,224,242
Promissory notes of Russian companies and banks	8,099,156	5,855,694
Eurobonds of foreign companies and banks	791,311	743,037

Debt securities denominated in other currencies
Eurobonds of Russian companies and banks	419,862	—

Equity securities	43,021,267	7,132,589

Balances arising from derivative financial instruments (Note 32)	11,419,260	1,559,096

Total financial assets held for trading	186,770,357	91,759,688

Equity securities at 31 December 2007 include RUR 12,346,739 thousand representing structured customer financing transactions whereby market risk is offset via forward sale agreements on the same securities (recorded within derivative instruments). Other equity securities mostly represent shares of major Russian oil and gas, energy, telecommunication and manufacturing companies and banks and shares of the world-leading blue chip companies.

Debt securities of Russian companies and banks mostly represent securities issued by major Russian oil and gas, energy, telecommunication and manufacturing companies and banks.

Derivatives include instruments used as cash flow hedges amounting to RUR 2,552,805 thousand (Note 32).

25

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

7.                  Financial Assets at Fair Value through Profit or Loss (continued)

Financial assets designated as at fair value through profit or loss

	31 December 2007	31 December 2006

Equity securities	9,434,294	—
Investments in mutual funds	2,068,801	—
Eurobonds of the Russian Federation	—	2,662,973

Balances arising from derivative financial instruments (Note 34)	13,786	—

Total financial assets designated as at fair value through profit or loss	11,516,881	2,662,973

Equity securities at 31 December 2007 represent structured customer financing transactions whereby market risk is offset via forward sale agreements on the same securities (recorded within derivative instruments). Equity securities are issued by Russian energy companies. Financial liabilities at fair value through profit or loss — designated as at fair value through profit or loss (negative fair value of derivatives) relating to these transactions are accounted within “Other liabilities” in the amount of RUR 73,639 thousand. See Note 21.

The majority of mutual funds investments also represent structured customer financing transactions whereby market risk is offset via forward sale agreements on the same securities.

8.                  Financial Assets Pledged under Repurchase Agreements and Loaned Financial Assets

	31 December 2007	31 December 2006

Financial assets at fair value through profit or loss
Financial assets held for trading
Russian Federal loan bonds (OFZ)	2,490,141	—
Promissory notes of Russian companies and banks	6,017,872	—
Equity securities	5,516,656	510,734
Bonds of Russian companies and banks	22,544	—
Total financial assets held for trading	14,047,213	510,734

Total financial assets designated as at fair value through profit or loss	—	—
Total financial assets at fair value through profit or loss	14,047,213	510,734

Financial assets available-for-sale
EADS shares	—	36,919,778
Total financial assets available-for-sale	—	36,919,778

Unquoted promissory notes of Russian companies and banks	3,998,388	3,656,826

Total financial assets pledged under repurchase agreements and loaned financial assets	18,045,601	41,087,338

26

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

8.                  Financial Assets Pledged under Repurchase Agreements and Loaned Financial Assets (continued)

In the third quarter of 2006, VTB purchased 41 million shares of European Aeronautic Defence and Space Company (EADS) (approximately 5% of the share capital). The Bank had unrealized gains on EADS shares of RUR 2,917,673 thousand, net of tax, accounted within equity under caption “Unrealized gain on available-for-sale financial assets and cash flow hedge” at 31 December 2006. In December 2007, VTB sold EADS shares to a related state-owned party and transferred upon the sale the realized gain of RUR 3,879,030 thousand, net of tax, from equity to the statement of income.

Equity securities at 31 December 2007 within “Financial assets held for trading” mostly represent structured customer financing transactions whereby market risk is offset via forward sale agreements on the same securities (recorded within derivative instruments). These equity securities are issued by Russian energy and mining companies.

9.                  Due from Other Banks

	31 December 2007	31 December 2006

Current term placements with other banks	212,198,322	80,675,486
Reverse sale and repurchase agreements with other banks	8,804,405	10,982,767
Total gross due from other banks	221,002,727	91,658,253

Less: Allowance for impairment (Note 28)	(200,728)	(210,649)

Total due from other banks	220,801,999	91,447,604

At 31 December 2007, the Bank received collateral of securities under reverse sale and repurchase agreements with other banks with a fair value of RUR 12,817,579 thousand (31 December 2006: RUR 14,012,411 thousand).

10.           Loans and Advances to Customers

	31 December 2007	31 December 2006

Current loans and advances	789,060,230	369,420,610
Reverse sale and repurchase agreements with customers	13,666,359	11,490,952
Rescheduled loans and advances	1,884,658	2,823,578
Overdue loans and advances	12,806,648	8,911,657
Total gross loans and advances to customers	817,417,895	392,646,797

Less: Allowance for impairment (Note 28)	(23,972,759)	(19,207,929)

Total loans and advances to customers	793,445,136	373,438,868

In the above table the amount of overdue loans and advances includes overdue portions of loans where the payment of either principal or interest is overdue by one day or more.

27

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

10.           Loans and Advances to Customers (continued)

The table below shows loans and advances to customers by class.

	31 December 2007	31 December 2006

Loans to legal entities

Project finance	45,165,008	20,985,887
Finance leases	51,056,096	8,820,919
Current activity financing	647,602,394	311,128,276
Reverse sale and repurchase agreements	13,598,595	11,559,353
Other	58,302,114	35,017,797

Total loans to legal entities	815,724,207	387,512,232

Loans to individuals

Mortgages	1,472,772	2,264,475
Car loans	—	—
Reverse sale and repurchase agreements	147,277	2,870,090
Consumer loans and other	73,639	—

Total loans to individuals	1,693,688	5,134,565

Less: Allowance for impairment (Note 28)	(23,972,759)	(19,207,929)

Total loans and advances to customers	793,445,136	373,438,868

Economic sector risk concentrations within the customer loan portfolio are as follows:

	31 December 2007		31 December 2006
	Amount	%	Amount	%

Finance	210,203,322	26	87,104,264	22
Building construction	87,707,152	11	38,481,121	10
Oil & gas	68,360,692	8	25,041,699	7
Manufacturing	62,805,295	8	54,212,642	14
Trade and commerce	60,320,904	7	45,512,390	12
Transport	58,759,529	7	10,665,337	3
Government bodies	58,447,825	7	31,830,697	8
Energy	46,345,008	6	12,447,700	3
Food and agriculture	37,403,249	5	16,227,281	4
Metals	35,033,677	4	4,055,678	1
Coal mining	31,306,880	4	13,591,913	3
Chemical industry	17,761,305	2	12,770,713	3
Aircraft	10,143,610	1	4,129,389	1
Telecommunications and media	8,046,368	1	7,673,481	2
Individuals	1,694,110	0	5,160,327	1
Other	23,078,969	3	23,742,165	6

Total gross loans and advances to customers	817,417,895	100	392,646,797	100

Finance industry includes loans issued to holding companies of industrial groups, mergers and acquisitions financing, and loans to leasing, insurance and other non-bank financial companies.

28

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

10.           Loans and Advances to Customers (continued)

At 31 December 2007, the total amount of outstanding loans issued by the Bank to 10 largest groups of interrelated borrowers comprised RUR 313,232,674 thousand, or 38% of the gross loan portfolio (31 December 2006: RUR 129,872,789 thousand, or 33%).

At 31 December 2007 and 2006, outstanding loans issued under reverse sale and repurchase agreements did not contain any significant concentrations.

At 31 December 2007, the Bank received collateral of securities under reverse sale and repurchase agreements with customers with a fair value of RUR 19,627,134 thousand (31 December 2006: RUR 10,082,742 thousand).

The total amount of pledged loans is RUR 32,720,085 thousand, or USD 1,333 million. The loans are pledged against the funds accounted within “Other borrowed funds” — “Other borrowings” caption in Liabilities.

During 2007 interest income on impaired loans recognized by the Bank amounted to RUR 1,114,966 thousand (31 December 2006: RUR 1,658,176 thousand).

11.           Financial Assets Available-for-Sale

	31 December 2007	31 December 2006

Participation loan	19,298,337	18,698,925
CJSC “ALROSA” shares	8,487,659	8,751,985
Other equity investments with share smaller than 20%	1,597,675	1,248,949
OJSC “Terminal” shares	1,090,740	—
EADS shares	748,927	—

Total financial assets available-for-sale	31,223,338	28,699,859

CJSC “Alrosa” shares (10.63% of share capital) were acquired in the second quarter 2006. These shares are unquoted. The estimated fair value of CJSC “Alrosa” shares at 31 December 2007 and 2006 was calculated by using average of the market approach, discounted cash flow method and another method based on discounted cash flows. For this another method based on discounted cash flows a discount of 30% for minority stake and a 20% discount for liquidity was used. At 31 December 2007, the Bank had unrealized gains on CJSC “Alrosa” shares of RUR 969,821 thousand, net of tax, including unrealized foreign exchange gain, accounted within equity (31 December 2006: RUR 547,104 thousand). A 100 b. p. change in the discount rate would result in RUR 49,092 thousand change in fair value of CJSC “Alrosa” shares.

Financial assets available-for-sale include a participation loan received as a partial contribution to the share capital of the Bank. This loan does not qualify for an equity financial instrument as defined by IAS 39. At the same time, it is not a debt instrument, either. The Bank decided to classify this financial instrument as a financial asset available-for-sale. In 2007, VTB Bank (France) received profit in the amount of RUR 1,879,935 thousand which resulted in increase in the cost of the participation loan and unrealized gain on available-for-sale financial assets by RUR 1,879,935 thousand.

29

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

11.           Financial Assets Available-for-Sale (continued)

At 31 December 2005, included in the financial assets available-for-sale were corporate shares of an automobile production company OJSC “KamAZ” with a fair value of RUR 3,799,290 thousand, or USD 132 million, which were sold in 2006 for RUR 3,800,000 thousand, or USD 135 million. Realized gain of RUR 2,452,159 thousand, or USD 89 million, net of tax, was transferred from equity to the statement of income within gains less losses from available-for-sale financial assets.

12.           Investments in Subsidiaries and Associates

	31 December 2007	31 December 2006

Investments in subsidiaries	99,771,434	59,169,559
Investments in associates	395,113	933,626

Total investments in subsidiaries and associates	100,166,547	60,103,185

The list of key subsidiaries and associates is provided in the table below:

			Ownership interest
Name	Business activity	Country of registration	31 December 2007	31 December 2006

Subsidiaries
“VTB Bank (Austria)” AG	Banking	Austria	100.00%	100.00%
“Russian Commercial Bank (Cyprus) Limited”	Banking	Cyprus	100.00%	100.00%
“Russian Commercial Bank Ltd”	Banking	Switzerland	100.00%	100.00%
“Vneshtorgbank (Ukraine)”, CJSC	Banking	Ukraine	—	100.00%
“VTB Bank”, OJSC (former “Mriya”, merged with Vneshtorgbank (Ukraine))	Banking	Ukraine	99.81%	98.47%
“VTB Bank (Armenia)” CJSC	Banking	Armenia	100.00%	70.00%
“VTB Bank (Georgia)”, JSC	Banking	Georgia	70.52%	53.17%
“VTB Bank (Belarus), CJSC	Banking	Belarus	64.87%
“Bank VTB 24”, CJSC	Banking	Russia	97.17%	96.68%
“VTB Broker”, OJSC	Banking	Russia	—	99.83%
“Novosibirskvneshtorgbank”, CJSC	Banking	Russia	—	99.58%
“Bank VTB North-West” OJSC	Banking	Russia	85.84%	75.00%
“VTB Bank (Europe)”, Plc.	Banking	Great Britain	91.83%	89.10%
“VTB Capital (Namibia) (Proprietary) Limited”	Investment	Namibia	50.03%	50.03%
“ITC Consultants (Cyprus)”, Ltd	Finance	Cyprus	100.00%	100.00%
“Almaz-Press”, CJSC	Publishing	Russia	100.00%	100.00%
“VTB-Leasing”, OJSC	Leasing	Russia	100.00%	100.00%
“VTB-Capital”, CJSC	Finance	Russia	100.00%	100.00%
“VTB-Invest”, CJSC	Finance	Russia	100.00%	90.00%
“Obyedinennaya Depositarnaya companiya”, CJSC	Finance	Russia	100.00%	—
“Banco VTB Africa S.A.”	Banking	Angola	66.00%	—
Closed-End Unit Fund “VTB — Venture Fund”	Investment	Russia	50.00%	—
“Insurance company VTB-Rosno” , Ltd	Insurance	Russia	50.01%	49.99%

Associates
“Vietnam — Russia Joint Venture Bank”	Banking	Vietnam	49.00%	49.00%
“East-West United Bank”, S.A.	Banking	Luxembourg	—	47.00%
“Interbank Trading House”, Ltd	Commerce	Russia	50.00%	50.00%

30

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

12.           Investments in Subsidiaries and Associates (continued)

	Investment
Name	31 December 2007	31 December 2006

Subsidiaries
“Bank VTB 24”, CJSC	41,774,137	18,890,560
“Bank VTB North-West” OJSC	20,074,750	15,227,128
“VTB Bank (Europe)”, Plc.	15,083,110	13,523,144
“VTB Bank (Austria)” AG	8,717,321	3,960,407
“VTB Bank”, OJSC (former “Mriya”, merged with Vneshtorgbank (Ukraine))	4,108,571	1,728,611
“Vneshtorgbank (Ukraine)”, CJSC	—	1,438,676
Closed-End Unit Fund “VTB — Venture Fund”	1,526,383	—
“Russian Commercial Bank Ltd”	1,398,911	1,500,634
“Obyedinennaya Depositarnaya companiya”, CJSC	1,304,854	—
“VTB Bank (Armenia)” CJSC	1,272,653	416,031
“Almaz-Press”, CJSC	994,121	1,066,410
“VTB Bank (Belarus), CJSC	820,095	—
“VTB Bank (Georgia)”, JSC	694,248	344,256
“VTB-Leasing”, OJSC	501,604	538,079
“Insurance Company VTB-Insurance”, Ltd	314,322	233,729
“Russian Commercial Bank (Cyprus) Limited”	263,874	283,062
“VTB-Invest”, CJSC	253,477	9
“Banco VTB Africa S.A.”	162,005	—
“VTB-Capital”, CJSC	143,506	10
“VTB Capital (Namibia) (Proprietary) Limited”	79,786	85,587
“VTB Broker”, OJSC	—	25,319
“Novosibirskvneshtorgbank”, CJSC	—	40,308
Other	283,706	101,328

Associates
“Vietnam — Russia Joint Venture Bank”	360,829	129,022
“East-West United Bank”, S.A.	—	534,098
“Interbank Trading House”, Ltd	34,284	36,777

Total investments in subsidiaries and associates, net	100,166,547	60,103,185

In June 2007, “Bank VTB 24”, CJSC made an additional share issue for the total amount of RUR 25,664 million, of which the Bank purchased shares for RUR 25,565 million. The share issue was registered by the CBR in July 2007.

On 15 November 2007, VTB 24 announced an offer to purchase the remaining minority stakes in Bank VTB North-West in accordance with the plan approved by VTB’s Supervisory Board on 16 October 2007 for further integration of the business of Bank VTB North-West into the Group. Under the terms of the offer, Bank VTB North-West shareholders can, within the period from 15 November 2007 to 14 December 2007, sell their shares for RUR 41.72 per share and/or swap them for VTB’s shares at an exchange ratio of Bank VTB North-West shares to VTB shares of 1 to 361. As a result of the offer and other market transactions, VTB increased its ownership in Bank VTB North-West to 85.84% as of 31 December 2007.

In October 2007, the merger of Vneshtorgbank (Ukraine) and “VTB Bank” (former “Mriya”, OJSC) to “VTB Bank”, domiciled in Ukraine, was finalized. As a result, the Bank’s share increased to 99.81% as of 31 December 2007.

On 26 September 2007, VTB purchased 99.99% of CJSC “Obyedinennaya Depositarnaya companiya” from an unrelated third party for RUR 1,326,952 thousand, or USD 53 million.

On 23 July 2007, VTB acquired 30% stake in VTB Bank (Armenia) from a third party for RUR 390,531 thousand, or USD 15 million, thus increasing its share up to 100%.

31

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

12.           Investments in Subsidiaries and Associates (continued)

In April 2007, VTB purchased 66,955 additionally issued ordinary shares (50% + 1 of the share capital) of CJSC “Slavneftebank” (currently, “Bank VTB (Belarus)”) located in Belarus with 6 branches for RUR 656,036 thousand, or USD 25 million. In October 2007, VTB purchased additional 14.87% shares in Slavneftebank for RUR 185,311 thousand, or USD 8 million, which resulted in an increase of VTB ownership in Slavneftebank to 64.87%. On 27 November 2007, the shareholders’ meeting of Slavneftebank approved the renaming of CJSC “Slavneftebank” to CJSC “VTB Bank (Belarus)”.

In December 2007, VTB purchased 24,114,645 additionally issued ordinary shares of JSC “VTB Bank (Georgia)” for RUR 373,328 thousand. As a result, VTB increased its ownership in JSC “VTB Bank (Georgia)” from 53.17% to 70.52%.

In June 2007, the Bank purchased 0.02% in Insurance Company VTB-Rosno from a third party for RUR 52 thousand. As a result, VTB acquired control over the company. In October 2007, “Insurance Company VTB-Rosno”, Ltd was renamed “Insurance Company VTB-Insurance”, Ltd.

In July 2007, VTB increased its ownership share in “VTB-Invest”, CJSC from 90.00% to 100.00% by purchasing additional 265,000 ordinary shares of “VTB-Invest” for the nominal value of RUR 265 million.

In September 2006, VTB opened in Angola an office of a subsidiary bank Banco VTB Africa SA (VTB Africa) with 66% shareholding held by VTB. Banco VTB Africa SA (VTB Africa) was registered and started its operations in March 2007. In 2007, VTB contributed USD 6.6 billion to its share capital.

In July 2007, “VTB-Capital”, CJSC issued 15,000,000 ordinary shares at a price of RUR 10 per share (par value RUR 1) for the total amount of RUR 150 million, which were fully purchased by the Bank.

On 21 September 2007, VTB sold its stake of 97.58% in “Novosibirskvneshtorgbank”, CJSC to third parties for RUR 2,650,098 thousand, or USD 105 million. The Bank recorded a gain from disposal of “Novosibirskvneshtorgbank”, CJSC in the amount of RUR 2,612,522 thousand within “Profit from disposal of associates and subsidiaries” caption.

In October 2007, VTB sold 89% of VTB Broker for RUR 56,911 thousand, or USD 2 million. As a result of this transaction, VTB’s ownership percentage in VTB Broker decreased to 10.83%. As of 31 December 2007, the remaining ownership percentage in VTB Broker was recognized as financial assets available-for-sale.

In November 2006, VTB established a Vietnam — Russia Joint Venture Bank (associate). VTB’s ownership percentage in the bank amounted to 49%; contribution to its share capital, RUR 129,022 thousand, or USD 5 million. During the second quarter of 2007, the share capital of Vietnam — Russia Joint Venture Bank was increased. VTB contributed to the capital RUR 250,476 thousand, or USD 9.8 million, retaining its 49% ownership.

In December 2007, VTB sold East-West United Bank S.A. to a third party for RUR 1,058,998 thousand, or EUR 31 million. The Bank recorded a gain from disposal of East-West United Bank in the amount of RUR 795,728 thousand within “Gains from sale of subsidiary banks” caption.

32

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

13.           Other Assets

	31 December 2007	31 December 2006

Accounts receivable and advance payments	8,243,581	2,629,244
Rights of claim to construct and receive the title of ownership of premises under investment contracts and related capitalized furnishing costs	6,599,551	4,449,956
Deferred expenses	1,704,532	806,955
Precious metals	330,024	551,915
Taxes receivable	370,421	126,915
Amounts in course of settlement	28,439	1,244,467
Put option premium receivable	6	763,602
Other assets	935,554	146,567

Total other assets	18,212,108	10,719,621

At 31 December 2007 rights of claim to construct and receive the title of ownership of premises under investment contracts contained a prepayment of RUR 6,161,096 thousand, or USD 251 million (31 December 2006: RUR 4,449,956 thousand, or USD 169 million) under a construction contract. Under this contract the developer is obliged to construct an office at the Moscow International Business Center “Moscow City” and transfer the title of ownership on this office to VTB after the construction is completed.

Movements in the allowance for impairment of other assets are presented in Note 28.

14.                     Premises and Equipment

The movements in premises and equipment were as follows:

	Premises	Office and computer equipment	Construction in progress	Total

Cost or revalued amount less impairment
Opening balance at 1 January 2007	12,878,883	4,387,341	1,316,818	18,583,042
Additions	—	493,752	2,735,679	3,229,431
Transfer	2,078,425	835,767	(2,914,192)	—
Disposals	(358,437)	(957,510)	—	(1,315,947)
Revaluation	5,276,451	—	—	5,276,451
Effect of financial statements’ translation
from the functional currency into the presentation currency	(942,344)	(312,394)	(82,071)	(1,336,809)

Closing balance at 31 December 2007	18,932,978	4,446,956	1,056,234	24,436,168

Accumulated depreciation
Opening balance at 1 January 2007	—	1,978,387	—	1,978,387

Depreciation charge	346,036	868,616	—	1,214,652
Disposals	(8,394)	(96,212)	—	(104,606)
Revaluation	(324,035)	—	—	(324,035)
Effect of financial statements’ translation from the functional currency into the presentation currency	(13,607)	(180,244)	—	(193,851)

Closing balance at 31 December 2007	—	2,570,547	—	2,570,547

Net book amount at 31 December 2007	18,932,978	1,876,409	1,056,234	21,865,621

33

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

14.           Premises and Equipment (continued)

	Premises	Office and computer equipment	Construction in progress	Total

Net book amount at 31 December 2005	6,799,484	2,183,014	1,330,931	10,313,429

Cost or revalued amount less impairment
Opening balance at 1 January 2006	6,831,487	3,613,042	1,330,931	11,775,460
Additions	254,649	207,664	2,614,106	3,076,419
Transfer	1,383,453	1,128,192	(2,511,645)	—
Disposals	(393,180)	(218,461)	—	(611,641)
Revaluation	5,423,390	—	—	5,423,390
Effect of financial statements’ translation from the functional currency into the presentation currency	(620,916)	(343,096)	(116,574)	(1,080,586)

Closing balance at 31 December 2006	12,878,883	4,387,341	1,316,818	18,583,042

Accumulated depreciation
Opening balance at 1 January 2006	32,003	1,430,028	—	1,462,031

Depreciation charge	175,481	716,087	—	891,568
Disposals	(67,093)	(24,195)	—	(91,288)
Revaluation	(134,263)	—	—	(134,263)
Effect of financial statements’ translation from the functional currency into the presentation currency	(6,128)	(143,533)	—	(149,661)

Closing balance at 31 December 2006	—	1,978,387	—	1,978,387

Net book amount at 31 December 2006	12,878,883	2,408,954	1,316,818	16,604,655

The Transfer caption includes movements from Construction in Progress to Premises and Equipment captions upon completion of construction and/or putting of the premises and equipment in use.

Premises of the Bank are subject to revaluation on a regular basis. The Bank engaged an independent appraiser to determine the fair value of its premises. Fair value was determined by reference to market-based evidence. The dates of the latest revaluations were 31 December 2007 and 2006. If the premises were measured using the cost model, the carrying amounts would be as follows:

	31 December 2007	31 December 2006

Cost	6,353,412	5,968,956
Accumulated depreciation and impairment	1,034,210	501,294

Net carrying amount	5,319,202	5,467,662

The Bank’s premises were independently valued as of 31 December 2007, 2006, 2005 and 2000. The valuation was carried out by independent appraisal firms. The basis used for the appraisal was primarily market value.

34

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

14.           Premises and Equipment (continued)

The Bank’s premises were valued by independent appraisers as of 31 December 2006. The valuation was carried out by an independent appraisal firm. The basis used for the appraisal was primarily open market value. The additional value was RUB 5,557,652 thousand, including RUB 172,694 thousand credited to other income as a reversal of negative result of the 2005 revaluation, and RUB 4,088,532 thousand posted to the premises revaluation reserve within the shareholders’ equity net of deferred income tax of RUB 1,296,426 thousand.

The Bank’s premises were valued by independent appraisers as of 31 December 2007. The valuation was carried out by an independent appraisal firm. The basis used for the appraisal was primarily open market value. The additional value was RUR 5,600,486 thousand, including RUR 4,256,369 thousand credited to the premises revaluation reserve within the shareholders’ equity net of deferred income tax of RUR 1,344,117 thousand.

15.           Intangible Assets

The movements in intangible assets were as follows:

	Computer software	Total

Net book amount at 31 December 2005	115,562	115,562

Cost
Opening balance at 1 January 2006	456,031	456,031
Additions	57,497	57,497
Disposals	(2,066)	(2,066)
Effect of financial statements’ translation from the functional currency into the presentation currency	(40,556)	(40,556)

Closing balance at 31 December 2006	470,906	470,906

Accumulated amortization
Opening balance at 1 January 2006	340,469	340,469
Amortization charge	75,222	75,222
Disposals	(15,523)	(15,523)
Effect of financial statements’ translation from the functional currency into the presentation currency	(30,848)	(30,848)

Closing balance at 31 December 2006	369,320	369,320

Net book amount at 31 December 2006	101,586	101,586

Cost
Opening balance at 1 January 2007	470,906	470,906
Additions	15,528	15,528
Disposals	(3,202)	(3,202)
Effect of financial statements’ translation from the functional currency into the presentation currency	(32,425)	(32,425)

Closing balance at 31 December 2007	450,807	450,807

Accumulated amortization
Opening balance at 1 January 2007	369,320	369,320
Amortization charge	38,417	38,417
Disposals	(869)	(869)
Effect of financial statements’ translation from the functional currency into the presentation currency	(11,533)	(11,533)

Closing balance at 31 December 2007	395,335	395,335

Net book amount at 31 December 2007	55,472	55,472

35

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

16.           Due to Other Banks

	31 December 2007	31 December 2006

Term loans and deposits	176,979,959	27,454,233
Correspondent accounts and overnight deposits of other banks	44,501,774	11,146,876
Sale and repurchase agreements with other banks	14,211,976	27,053,286

Total due to other banks	235,693,709	65,654,395

Financial assets pledged against sale and repurchase agreements are financial assets at fair value through profit or loss and financial assets available-for-sale with a total fair value of RUR 14,024,669 thousand (31 December 2006: RUR 37,430,512 thousand) (see Note 8).

At 31 December 2006, the Bank has a legal right to set-off and intends to settle a deposit in the amount of EUR 260 million (RUR 9,021,090 thousand) due from a European bank against the amount due to that bank under sale and repurchase agreements, therefore, that financial liability was presented net of the related asset.

17.           Customer Deposits

	31 December 2007	31 December 2006

Government bodies
Current/settlement deposits	21,895,881	5,676,499
Term deposits	47,032,147	29,459,279

Other legal entities
Current/settlement deposits	113,196,410	91,009,630
Term deposits	301,571,456	99,102,714

Individuals
Current/settlement deposits	17,154,423	18,626,293
Term deposits	17,300,307	53,024,386

Sale and repurchase agreements	22,581	—

Total customer deposits	518,173,205	296,898,801

Included in customer deposits at 31 December 2007 are:

•                  Restricted deposits amounting to RUR 114,175 thousand (31 December 2006: RUR 263,311 thousand), where matching deposits were placed by the Bank in escrow accounts (see Note 6).

•                  Deposits of RUR 14,205,085 thousand (31 December 2006: RUR 1,733,619 thousand) were held as collateral against irrevocable commitments under import letters of credit and guarantees (see Note 32).

At 31 December 2007, sale and repurchase agreements of RUR 22,967 thousand (31 December 2006: 0) represent the amounts payable to legal entities in connection with sale and repurchase agreements. Securities pledged against sale and repurchase agreements are financial assets through profit and loss with fair value of RUR 22,544 thousand (31 December 2006: 0). Refer to Note 8.

36

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

17.           Customer Deposits (continued)

Economic sector risk concentrations within customer deposits are as follows:

	31 December 2007		31 December 2006
	Amount	%	Amount	%

Energy	150,731,650	29	7,288,594	3
Metals	72,568,720	14	25,061,031	8
Finance	72,054,253	14	59,508,586	20
Government bodies	68,928,028	13	35,135,778	12
Individuals	34,454,730	7	71,650,679	24
Oil & gas	24,983,329	5	21,291,928	7
Telecommunications and media	17,124,902	3	3,603,305	1
Manufacturing	13,826,707	3	13,371,450	5
Building construction	13,021,949	3	9,193,669	3
Chemical	8,674,982	2	5,057,358	2
Aircraft	8,154,656	2	6,312,458	2
Food and agriculture	6,920,643	1	7,312,311	3
Trade and commerce	6,630,806	1	5,638,933	2
Transport	6,178,703	1	7,239,554	2
Coal mining	2,507,824	—	7,189,191	2
Other	11,411,323	2	12,043,976	4

Total customer deposits	518,173,205	100	296,898,801	100

18.           Other Borrowed Funds

	31 December 2007	31 December 2006

Syndicated loans	13,370,057	24,604,910
Other borrowings	35,576,241	27,243,742

Total other borrowed funds	48,946,298	51,848,652

Included in other borrowings are borrowings made by the Bank from other banks, mainly OECD-based banks, under non-revolving open credit lines and funds attracted from central banks.

In February 2007, VTB fully repaid a syndicated loan worth RUR 7,847,970 thousand, or USD 300 million.

19.           Debt Securities Issued

	31 December 2007	31 December 2006

Bonds	288,985,276	198,987,046
Promissory notes	37,054,384	27,894,568
Deposit certificates	5,000	11,036
Debentures	—	7,049,727

Total debt securities issued	326,044,660	233,942,377

37

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

19.           Debt Securities Issued (continued)

At 31 December 2007, promissory notes issued included both discount and interest-bearing promissory notes denominated mainly in RUR with maturities ranging from that on demand to June 2015 (31 December 2006: from that on demand to June 2015).

In February 2006, VTB issued RUR 17,167,877 thousand (EUR 500 million or USD 596 million) Series 9 Eurobonds under its EMTN Programme with a fixed rate of 4.25% p.a. The issue has a 10-year maturity (February 2016) and may be redeemed in February 2011 (5-year put option).

In April 2006, VTB issued RUR-denominated Eurobonds with a face value of RUR 10 billion (or USD 361 million) at a fixed rate of 7% p.a. The issue has a 3-year maturity.

In July 2006, VTB issued RUR 15 billion (or USD 555 million) Series 6 bonds due July 2016 with a fixed rate of 6.5% p.a. The issue has a 10-year maturity (July 2016) and a 1-year put option embedded.

In July 2006, VTB issued RUR 2,325,036 thousand (USD 88.3 million) mortgage-backed notes through a special purpose entity. The notes were issued at a floating LIBOR-based rate and mature in May 2034. The securities are collateralized with a portfolio of 1,696 mortgage loans to individuals secured by residential properties in Moscow and St. Petersburg. All the risks and rewards remained with VTB, and therefore, the mortgage loans were not derecognized. The risks were not transferred due to a subordinated loan granted by VTB to the special purpose entity and purchase of class C mortgage-backed notes, which absorbs substantially all credit risks. The carrying value of the mortgage loans is RUR 1,374,587 thousand (USD 56 million) as of 31 December 2007.

In November 2006, VTB issued RUR 46,079,425 thousand (USD 1,750 million) Series 10 Eurobonds with a floating rate of LIBOR + 0.60% maturing in August 2008.

In March 2007, VTB issued RUR 34,480,800 thousand (EUR 1,000 million or USD 1,317 million) Eurobonds with a floating rate of EURIBOR + 0.6% maturing in March 2009.

In March 2007, VTB issued RUR 15,093,270 thousand (GBP 300 million or USD 577 million) Eurobonds with a fixed rate of 6.332% maturing in March 2010.

In July 2007, VTB repaid its Series 3 issue under its RUR 263,311,000 thousand (USD 10 billion) European Medium Term Notes (EMTN) Programme in the amount of RUR 7,648,890 thousand (USD 300 million).

In September 2007, VTB redeemed Series 8 USD-denominated Eurobonds with face value of RUR 25,125,800 thousand (USD 1,000 million).

In October 2007, VTB issued RUR 29,668,560 thousand (USD 1,200 million) Eurobonds with a fixed rate of 6.609% maturing in 2012 and RUR 19,779,040 thousand (USD 800 million) Eurobonds with a floating coupon rate of LIBOR + 1.7% maturing in 2009.

38

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

19.           Debt Securities Issued (continued)

In December 2007, VTB issued RUR 30 billion bonds (or USD 1,234 million) under its RUR 490,924,000 thousand (USD 20 billion) EMTN Programme with a rate of 7.25% maturing in December 2008.

20.           Subordinated Debt

On 4 February 2005, VTB Capital S.A., a Luxembourg-based special purpose entity of the Bank used for issuing Eurobonds, issued USD 750 million (equivalent of RUR 21,586,875 thousand as at the rate of exchange as of 31 December 2005) of Eurobonds (with a call option for early repayment on the fifth anniversary of such date) due February 2015, the proceeds of which financed a subordinated loan to VTB. The Eurobonds bearing interest of 6.315% p.a. payable semi-annually mature in 2015 with an interest rate step-up in 2010. As of 31 December 2007, the carrying amount of this subordinated debt was USD 768 million (equivalent of RUR 18,844,780 thousand) (31 December 2006: USD 766 million (an equivalent of RUR 20,178,763 thousand)). The Bank’s management expects to repay the debt in 2010 before the interest rate step-up.

21.           Other Liabilities

	31 December 2007	31 December 2006

Financial liabilities at fair value through profit or loss — held for trading (negative fair value of derivatives (Note 32))	7,687,154	967,075
Payable to employees	2,004,314	1061173
Tax payable	1,210,960	1389192
Amounts in course of settlement	493,787	397,759
Deferred income	383,995	12,297
Initial recognition of credit related commitments	335,274	—
Trade creditors and prepayments received	259,469	17,119
Liabilities on pension plans	90,947	78,007
Financial liabilities at fair value through profit or loss — designated as at fair value through profit or loss (negative fair value of derivatives (Note 32))	73,639	—
Provisions for credit related commitments	—	62,742
Other liabilities	49,782	238,148

Total other liabilities	12,589,321	4,223,512

Financial liabilities at fair value through profit or loss — designated as at fair value through profit or loss (negative fair value of derivatives) relate to equity securities accounted within Financial assets designated as at fair value through profit or loss in the amount of RUR 9,425,741 thousand, or USD 384 million (Note 7).

39

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

22.           Share Capital and Reserves

Authorized, issued and fully paid share capital of the Bank comprises:

	31 December 2007		31 December 2006
	Number of shares	Nominal amount	Number of shares	Nominal amount

Ordinary shares	6,724,138,509,019	93,535,962	5,211,112,400,000	78,405,701

Total share capital	6,724,138,509,019	93,535,962	5,211,112,400,000	78,405,701

Contributions to the Bank’s share capital were originally made in RUR, foreign currency and gold bullion. All ordinary shares rank equally and carry one vote. The face value of all shares was RUR 1 thousand per share till December 2006, when the CBR registered a share split whereby each share was split into 100,000 shares and the face value was reduced from RUR 1 thousand to RUR 0.01. As of 31 December 2007, the Bank also had 5,000,000,000,000 authorized ordinary shares with a face value of RUR 0.01 each. These shares have not yet been issued (31 December 2006: 2,611,200,000,000 authorized ordinary shares).

In May 2007, VTB completed an Initial Public Offering (IPO) to place its shares with Russian and foreign investors. On 24 May 2007, the Central Bank of the Russian Federation registered an additional offering of 1,513,026,109,019 ordinary shares of VTB (22.5% of the number of VTB’s shares after the increase) with a face value of RUR 0.01 each. The total number of shares includes 983,387,340,000 placed in the form of GDRs. Each GDR is equivalent to 2,000 shares. The offering price per share was RUR 0.136 (USD 0.00528). The shares are freely traded on the Moscow Interbank Currency Exchange (MICEX) and Russian Trading System (RTS) and the global depositary receipts (GDRs) issued on VTB’s shares are freely traded on the London Stock Exchange (LSE). Total IPO proceeds were RUR 206,569,686 thousand or USD 7,977 million. The Bank incurred specific IPO-related expenses of RUR 2,822,707 thousand or USD 109 million, net of tax, which were posted directly to equity as a reduction of share premium. As a result, net equity increase related to the IPO amounted to RUR 203,746,979 thousand or USD 7,867 million, less transaction costs and tax.

Unrealized gain on financial assets available-for-sale and cash flow hedge includes reserves for accounting for both changes in fair values of available-for-sale financial instruments and the effective portion of unrealized gains and losses on cash flow hedges.

At 31 December 2007 and 2006, the share premium amounted to RUR 232,266,706 thousand and RUR 43,649,988 thousand, respectively.

At 31 December 2007 and 2006, the reserves included both distributable and non-distributable reserves.

During 2006, no movement in shares issued and treasury shares occurred. In 2007, the Bank issued 1,513,026,109,019 additional shares (refer to paragraph above). As a result, the number of outstanding shares as of 31 December 2007 was 6,724,138,509,019 (31 December 2006: 5,211,112,400,000).

40

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

23.           Interest Income and Expenses

	2007	2006

Interest income

Financial assets at fair value through profit or loss	7,138,083	6,214,998

Loans and advances to customers	49,024,056	37,982,232
Due from other banks	11,083,187	6,822,237

Financial assets not at fair value through profit or loss	60,107,243	44,804,469

Total interest income	67,245,326	51,019,467

Interest expense

Customer deposits	(16,596,638)	(11,715,525)
Debt securities issued	(15,587,233)	(11,669,920)
Due to other banks and other borrowed funds	(6,844,841)	(5,128,413)
Subordinated debt	(1,237,316)	(1,254,348)

Total interest expense	(40,266,028)	(29,768,206)

Net interest income	26,979,298	21,251,261

24.           Gains Less Losses Arising from Financial Instruments at Fair Value through Profit or Loss

	2007	2006

Gains less losses arising from trading financial instruments	5,463,595	5,401,679
Gains less losses arising from financial instruments designated at fair value through profit or loss	360,738	—

Total gains less losses arising from financial instruments at fair value through profit or loss	5,824,333	5,401,679

25.           Fee and Commission Income and Expenses

	2007	2006

Commission on settlement transactions	2,766,889	1,839,378
Commission on cash transactions	945,164	885,901
Commission on guarantees issued	1,063,049	1,107,013
Depositary appointment fee	1,457,889	—
Commission on securities transactions	649,675	488,708
Other	756,776	490,034

Total fee and commission income	7,639,442	4,811,034

Commission on settlement transactions	(474,732)	(188,054)
Commission on cash transactions	(129,745)	(112,420)
Commission on guarantees issued	(19)	(2,203)
Other	(72,421)	(145,923)

Total fee and commission expense	(676,917)	(448,600)

Net fee and commission income	6,962,525	4,362,434

41

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

26.           Other Operating Income

	2007	2006

Dividends received	3,042,353	2,649,595
Income arising from operating leases	187,421	122,713
Fines and penalties received	120,133	107,327
Income arising from disposal of property	184,928	62,410
Reversal of other provisions (Note 28)	62,742	248
Reversal of impairment of premises (Note 14)	—	172,695
Other	249,335	140,821

Total other operating income	3,846,912	3,255,809

27.           Staff Costs and Administrative Expenses

	2007	2006

Staff costs	8,469,808	6,522,203
Defined contribution pension expense	1,131,941	1,020,167
Depreciation and other expenses related to premises and equipment	2,753,006	2,605,078
Advertising expenses	2,126,286	1,400,958
Taxes other than on income	1,851,380	1,221,690
Leasing and rent expenses	1,117,226	1,089,582
Professional services	712,255	560,542
Charity	556,639	440,972
Security expenses	519,335	507,505
Insurance	458,268	599,210
Post and telecommunication expenses	319,778	265,657
Transport expenses	26,717	113,791
Other	1,334,542	858,035

Total staff costs and administrative expenses	21,377,181	17,205,390

28.           Allowances for Impairment and Provisions

The movements in allowances for impairment of due from other banks by classes for 2007 and 2006 were as follows:

	Other countries	Total

31 December 2005	201,478	201,478
Provision for loan impairment during the period	26,331	26,331
Effect of financial statements’ translation from the functional currency into the presentation currency	(17,160)	(17,160)

31 December 2006	210,649	210,649
Provision for loan impairment during the period	3,433	3,433
Effect of financial statements’ translation from the functional currency into the presentation currency	(13,354)	(13,354)

31 December 2007	200,728	200,728

42

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

28.           Allowances for Impairment and Provisions (continued)

The movements in allowances for impairment of loans and advances to legal entities by class for 2007 and 2006 were as follows:

	Project finance	Finance leases	Current activity financing	Reverse sale and repurchase agreements with legal entities	Other	Total

31 December 2005	874,858	146,221	12,249,348	—	536,876	13,807,303
Provision for loan impairment during the period	273,908	(75,460)	6,906,109	24,563	(93,854)	7,035,266
Write-offs	—	—	(530,998)	—	—	(530,998)
Effect of financial statements’ translation from the functional currency into the presentation currency	(58,378)	8,889	(1,091,037)	(4,686)	(4,991)	(1,150,203)

31 December 2006	1,090,388	79,650	17,533,422	19,877	438,031	19,161,368
Provision for loan impairment during the period	65,731	396,593	6,290,185	(605)	(198,726)	6,553,178
Write-offs	—	—	(279,275)	—	—	(279,275)
Recoveries of amounts written-off in the previous period	—	—	57,037	—	—	57,037
Effect of financial statements’ translation from the functional currency into the presentation currency	(83,355)	(25,326)	(1,412,563)	1,062	(57,636)	(1,577,818)

31 December 2007	1,072,764	450,917	22,188,806	20,334	181,669	23,914,490

The movements in allowances for impairment of loans and advances to individuals by class were as follows:

	Mortgages	Car loans	Reverse sale and repurchase agreements with individuals	Consumer loans and other	Total

31 December 2005	29,970	28	—	123,645	153,643
Provision for loan impairment during the period	832	(3)	—	(69,063)	(68,234)
Effect of financial statements’ translation from the functional currency into the presentation currency	(17,805)	(1,165)	—	(19,878)	(38,848)

31 December 2006	12,997	(1,140)	—	34,704	46,561
Provision for loan impairment during the period	(7,823)	(21)	798	(2,052)	(9,098)
Effect of financial statements’ translation from the functional currency into the presentation currency	12,593	1,161	6,501	551	20,806

31 December 2007	17,767	—	7,299	33,203	58,269

43

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

28.           Allowances for Impairment and Provisions (continued)

The movements in allowances for other assets and provisions were as follows:

	Other assets	Credit related commitments	Total

31 December 2005	—	—	—
(Reversal of provision) provision for impairment during the period	(62,990)	62,742	(248)
Recoveries of amounts written-off in previous periods	72,112	—	72,112
Write-offs	(9,122)	—	(9,122)

31 December 2006	—	62,742	62,742
Reversal of provision for impairment during the period	—	(62,742)	(62,742)

31 December 2007	—	—	—

Allowances for impairment of assets are deducted from the carrying amounts of the related assets. Provisions for claims, guarantees and credit-related commitments are recorded in liabilities. In accordance with the Russian legislation, loans may not be written off unless upon approval of the Supervisory Council and, in certain cases, the relevant decision of  the Court.

29.           Income Tax Expense

Income tax expense comprises the following:

	2007	2006

Current tax charge	9,597,004	7,811,549
Deferred taxation movement due to the origination and reversal of temporary differences	(3,756,525)	(4,112,111)

Income tax expense for the year	5,840,479	3,699,438

In 2007 and 2006, the income tax rate was 24%. Reconciliation between the expected and actual tax charge is as follows:

	2007	2006

IFRS profit before taxation	38,369,099	21,629,915

Theoretical tax charge at the applicable statutory rate	9,208,584	5,191,180
Tax effect of items which are not deductible or assessable for taxation purposes:
- Non-deductible expenses	852,613	657,839
- Income exempt from taxation	—	(913,017)
- Income taxed at different rates	(538,244)	(638,813)
- Change in unrecognized deferred taxes	—	299,185
- Previously unrecorded tax losses now recognised	—	(42,074)
- Income tax refund	(101,290)	(86,988)
- Other non-temporary differences	(278,299)	(489,618)
- Translation effect	(3,302,885)	(278,256)

Income tax expense for the year	5,840,479	3,699,438

44

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

29.            Income Tax Expense (continued)

Differences between IFRS and Russian taxation regulations give rise to certain temporary differences between the carrying amount of certain assets and liabilities for the purposes of financial reporting and profits tax. The tax effect of the movement on these temporary differences is recorded at the rate of 24%.

		Origination and reversal of temporary differences				Origination and reversal of temporary differences
	2005	In the statement of income	Directly in equity	Translation effect	2006	In the statement of income	Directly in equity	Translation effect	2007

Tax effect of deductible temporary differences:
Allowances for impairment and provisions for other losses	579,225	1,649,191	—	45,318	2,273,734	1,353,615	—	(208,682)	3,418,667
Accrued expenses	439,158	243,445	—	6,690	689,293	1,595,328	—	(111,021)	2,173,600
Other	18,281	193,007	—	5,304	216,592	83,735	6,963	(55,593)	251,697

Unrecognized deferred tax asset	—	282,034	—	7,750	289,784	(280,507)	—	(9,277)	—

Gross deferred tax asset	1,036,664	2,367,677	—	65,062	3,469,403	2,752,171	6,963	(384,573)	5,843,964

Tax effect of taxable temporary differences:
Fair value measurement of securities	2,007,669	(1,625,970)	506,366	(44,680)	843,385	(98,302)	(383,535)	(26,134)	335,414
Premises and equipment	1,697,039	(561,317)	1,296,426	(15,424)	2,416,724	(85,245)	1,370,481	(215,619)	3,486,341
Other	6,260	442,853	—	12,169	461,282	(820,807)	404,957	(14,510)	30,922

Gross deferred tax liability	3,710,968	(1,744,434)	1,802,792	(47,935)	3,721,391	(1,004,354)	1,391,903	(256,263)	3,852,677

Deferred tax (liability)/asset, net	(2,674,304)	4,112,111	(1,802,792)	112,997	(251,988)	3,756,525	(1,384,940)	(128,310)	1,991,287

45

Translation from the original in the  Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

29.           Income Tax Expense (continued)

In 2007 and 2006, the Bank has significant non-taxable income, predominantly FX translation gains arising from using the US dollar as the functional currency of the Bank, which contributed to the decrease in effective tax rate.

30.           Basic and Diluted Earnings per Share

Basic earnings per share are calculated by dividing the net profit or loss attributable to ordinary shareholders by the weighted average number of ordinary shares in issue during the year, excluding the average number of ordinary shares purchased by the Bank and held as treasury shares.

The Bank has no dilutive potential ordinary shares; therefore, the diluted earnings per share are equal to basic earning per share.

	2007	2006
Net profit attributable to shareholders of the Bank (in thousands of Russian roubles)	32,528,620	17,930,477
Weighted average number of ordinary shares (adjusted retrospectively for split of 1 share to 100,000 shares in 2006) in issue	6,128,966,714,489	5,211,112,400,000

Basic and diluted earnings per share (expressed in kopecks per share)	0.530736	0.344082

Basic and diluted earnings per share – continuing operations (expressed in kopecks per share)	0.530736	0.344082

31.           Dividends

VTB does not have a formal policy for payment of dividends. The amount of dividends to be declared and paid is decided at the VTB’s annual shareholders’ meeting on the basis of VTB’s net profit for the previous fiscal year determined in accordance with Russian Accounting Legislation on a stand-alone basis. On 29 June 2006, VTB’s shareholders meeting approved dividends of RUR 1.7 billion (USD 63 million at the exchange rate of RUR 27.0611 per USD 1.00) for 2005, which were paid on 25 August 2006 (RUR 0.00033 per share or USD 0.000012 per share). On 20 June 2007 VTB’s shareholders’ meeting approved dividends of RUR 3.4 billion (USD 133 million at the exchange rate of RUR 25.9268 per USD 1.00) for 2006 (RUR 0.00066 per share or USD 0.000026 per share), which were paid on 14 August 2007.

32.           Contingencies, Commitments and Derivative Financial Instruments

Legal proceedings. From time to time and in the normal course of business, claims against VTB are received. Management is of the opinion that there would be no material outflow of resources and accordingly no provision has been made in these financial statements.

Credit related commitments. The primary purpose of these instruments is to ensure that funds are available to a customer as required. Guarantees that represent irrevocable assurances that the Bank will make payments in the event that a customer cannot meet its obligations to third parties carry the same credit risk as loans. Documentary and commercial letters of credit (L/Cs), which are written undertakings by the Bank on behalf of a customer authorizing a third party to draw drafts on the Bank up to a stipulated amount under specific terms and conditions, are collateralized by cash deposits and therefore carry less risk than direct borrowings.

46

Translation from the original in the  Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

32.           Contingencies, Commitments and Derivative Financial Instruments (continued)

Credit related commitments (continued). Commitments to extend credit represent unused portions of authorizations to extend credit in the form of loans, guarantees, or letters of credit. With respect to credit risk on commitments to extend credit, the Bank is potentially exposed to loss in an amount equal to the total unused commitments. However, the likely amount of loss is less than the total unused commitments since most commitments to extend credit are contingent upon customers maintaining specific credit standards. The Bank monitors the term to maturity of credit related commitments because longer-term commitments generally have a greater degree of credit risk than shorter-term commitments.

The total outstanding contractual amount of undrawn credit lines, letters of credit and guarantees does not necessarily represent future cash requirements, as these financial instruments may expire or terminate without being funded.

Outstanding credit related commitments are as follows:

	31 December 2007	31 December 2006

Guarantees issued	145,663,152	61,797,596
Undrawn credit lines	124,593,795	63,413,431
Import letters of credit	42,892,063	18,796,760
Commitments to extend credit	58,495,518	30,912,204

Less: allowance for losses on credit related commitments	—	(62,742)

Total credit related commitments	371,644,528	174,857,249

The Bank received export letters of credit for further advising to its customers. The total amount of received letters of credit as of 31 December 2007 was RUR 59,706,781 thousand (31 December 2006: RUR 53,854,710 thousand). Commitments under import letters of credit and guarantees are collateralized by customer deposits of RUR 14,205,085 thousand (31 December 2006: RUR 1,733,619 thousand).

At 31 December 2007, included in guarantees issued is a guarantee of RUR 66,861,090 thousand or 46% of the guarantees issued which acts as additional collateral for a transaction between third parties whereby credit risk is fully collateralized by the shares of a major oil and gas Russian company.

At 31 December 2007, included in guarantees issued are guarantees issued for a related company (Russian entity) of RUR 16,795,382 thousand or 12% of the guarantees issued. At 31 December 2006, included in guarantees issued are guarantees issued for a related company (Russian entity) of RUR 21,222,867 thousand or 34% of the guarantees issued.

Movements in the allowance for losses on credit related commitments are disclosed in Note 28.

Commitments under operating leases. As of 31 December, the Bank’s commitments under operating leases mainly of premises comprised the following:

Remaining contractual maturity	2007	2006

Not later than 1 year	737,697	566,393
Later than 1 year but not later than 5 years	1,651,533	1,145,183
Later than 5 years	1,140,078	286,937

Total operating lease commitments	3,529,308	1,998,513

47

Translation from the original in the  Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

32.           Contingencies, Commitments and Derivative Financial Instruments (continued)

Derivative financial instruments. Foreign exchange and other financial instruments are generally traded in an over-the-counter market with professional market counterparties on standardized contractual terms and conditions.

The contractual amounts of certain types of financial instruments provide a basis for comparison with instruments recognized in the balance sheet but do not necessarily indicate the amounts of future cash flows involved or the current fair value of the instruments and, therefore, do not indicate the Banks’ exposure to credit or price risks. The derivative instruments become favorable (assets) or unfavorable (liabilities) as a result of fluctuations in market interest rates or foreign exchange rates relative to their terms. The aggregate contractual or principal amount of derivative financial instruments on hand, the extent to which instruments are favorable or unfavorable and, thus the aggregate fair values of derivative financial assets and liabilities can fluctuate significantly from time to time. The principal or agreed amounts and fair values of derivative instruments held are set out in the following table. This table reflects gross position before the netting of any counterparty position by type of instrument and covers the contracts with a maturity date subsequent to 31 December 2007. These contracts were mainly entered into in December 2007 and settled early in at the beginning of January 2008.

The table below includes contracts outstanding at 31 December 2007:

	Notional amount	Negative fair value	Positive fair value
Forward and futures contracts
- sale of foreign currency	339,083,977	631,693	5,011,649
- purchase of foreign currency	131,987,949	2,484,933	546,953
- exchange of foreign currency	33,522,757	156,420	176,585
- sale of precious metals	12,421	—	182
- sale of securities	34,840,227	2,865,414	495,269
- purchase of securities	10,653,373	165,702	634,943
- sale of Forward Rate Agreements and Depositary Futures	5,263,082	,2,615	16,029
- purchase of Forward Rate Agreements and Depositary Futures	5,453,082	35,999	4,875

Swaps
- sale of foreign currency	—	—	—
- purchase of foreign currency	—	—	—
- exchange of foreign currency	—	—	—
- sale of credit default swaps	6,872,936	84,895	—
- purchase of credit default swaps	—	—	—
- interest rate swaps	66,089,842	29,046	2,563,051
- sale of precious metals	305,533	3,226	—
- purchase of precious metals	1,540,724	927	217,995
- equity swaps	1,068,373	—	29,478

Options on precious metals
- purchased call on precious metals	309,282	—	14,244

Options on foreign currency
- written put on foreign currency	11,751,466	638,330	—
- purchased put on foreign currency	12,242,058	—	726,536
- written call on foreign currency	10,817,437	136,248	—
- purchased call on foreign currency	8,751,535	—	74,626

Options on securities
- written put on securities	14,000,550	525,345	3,569
- purchased put on securities	7,118,398	—	73,159
- purchased call on securities	14,617,077	—	843,903

Total	716,302,079	7,760,793	11,433,046

48

Translation from the original in the  Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

32.           Contingencies, Commitments and Derivative Financial Instruments (continued)

Derivative financial instruments (continued). The table below includes contracts outstanding at 31 December 2006:

	Notional amount	Negative fair value	Positive fair value
Forward and futures contracts
- sale of foreign currency	27,582,112	23,031	480,828
- purchase of foreign currency	12,309,130	181,512	7,995
- exchange of foreign currency	1,686,671	378,341	1,866
- sale of precious metals	382,603	—	5,154
- sale of securities	2,633,123	—	611,707

Swaps
- sale of foreign currency	2,309,521	7,711	3,170
- exchange of foreign currency	20,108,074	147,057	55,682

Options on precious metals
- purchased put on precious metals	249,825	—	—
- purchased call on precious metals	252,779	—	—

Options on foreign currency
- written put on foreign currency	1,117,457	—	—
- purchased put on foreign currency	789,933	—	—
- written call on foreign currency	2,288,057	—	—
- purchased call on foreign currency	177,735	—	—

Options on securities
- written put on securities	56,343,769	—	110,740
- purchased put on securities	4,996,073	217,278	—
- written call on securities	1,513,050	—	14,153
- purchased call on securities	3,972,817	12,145	267,801

Other instruments	2,040,822	—	—

Total	140,753,551	967,075	1,559,096

Cash flow hedges

The Bank is exposed to variability in future variable interest cash flows on its loan portfolio. The Bank uses interest rate swaps (IRSs) as cash flow hedges of risks of change in the benchmark interest rates relating to these cash flows. The cash flows are expected to occur and affect future interest received until 30 June 2015.

The fair value of IRSs used as cash flow hedges was accounted within “Financial assets at fair value through profit or loss” for positive items, which amounted to RUR 2,552,804 thousand or USD 104 million.

The Bank recognized RUR 1,300,590 thousand or USD 51 million crediting the cash flow hedge reserve, net of taxes, at 31 December 2007 which was accounted within “Unrealized gain on financial assets available-for-sale and cash flow hedge” caption in equity.

Purchase commitments. As of 31 December 2007, the Bank had RUR 5,056,517 thousand (USD 206 million) outstanding commitments for purchase of precious metals (31 December 2006: RUR 7,236,557 thousand or USD 275 million). As the price of these contracts is linked to the fair value of precious metals at the date of delivery, no gain or loss is recognized on these contracts.

49

Translation from the original in the  Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

33.           Financial Risk Management

The Bank is exposed to financial risks, including credit risk and market risks.

The Management Board of VTB has overall responsibility for risk management at VTB.

In addition, a number of specialized committees and departments are established on the Bank level to coordinate day-to-day risk management activities. Risk management is overseen by the Risk Management Commission (RMC) under the Banking Group Management Committee (BGMC).

The RMC is one of the specialized commissions under the BGMC responsible for development of risks evaluation and management standards, their submission to consideration of BGMC and further implementation, as well as for providing efficient interaction in this area. RMC is chaired by Chief Risk Officer (CRO) and includes representatives of VTB’s units involved in risk control such as the Risk Department (RD), Internal Control Division and others.

The RD consists of the following sub-divisions:

•                  Consolidated risk analysis division;

•                  Credit risk division;

•                  Market and operational risks division;

•                  Credit and mortgage operations division;

•                  Credit applications analysis service.

The RD proposes risk limits on various banking operations and prepares recommendations regarding market risk and liquidity risk management for the Asset and Liability Management Committee of VTB (the “ALCO”). The RD reports to the ALCO, the VTB’s Credit Committee (the “CC”) and the Management Board.

The ALCO establishes major targeted parameters of VTB’s balance sheet for the purposes of asset and liability management and monitors VTB’s compliance with these targets with the assistance of VTB’s Risk Department. The ALCO, the CC, the RD and the Treasury carry out risk management functions in respect of credit, market (interest rate, currency and securities portfolio) and liquidity risks.

50

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

33.           Financial Risk Management (continued)

Analysis of financial assets and liabilities by measurement basis

Financial assets and financial liabilities are measured on an ongoing basis either at fair value or at amortized cost. The summary of significant accounting policies in Note 4 describes how the classes of financial instruments are measured, and how income and expenses, including fair value gains and losses, are recognized.

The following tables disclose the carrying amounts of financial assets and liabilities by category as defined in IAS 39 and by balance sheet line.

31 December 2007:

	Held for trading	Designated at fair value through profit or loss	Investments in subsidiaries and associates	Loans and receivables	Available- for-sale	Other financial assets and liabilities measured at amortized cost	Derivatives designated as cash flow hedging instruments	Total

Financial assets
Cash and short-term funds	—	—	—	—	—	106,405,673	—	106,405,673
Mandatory cash balances with central banks	—	—	—	—	—	12,347,946	—	12,347,946
Financial assets at fair value through profit or loss	184,236,352	11,516,881	—	—	—	—	2,534,005	198,287,238
Financial assets pledged under repurchase agreements and loaned financial assets	14,047,213	—	—	3,998,388	—	—	—	18,045,601
Due from other banks	—	—	—	220,801,999	—	—	—	220,801,999
Loans and advances to customers	—	—	—	793,445,136	—	—	—	793,445,136
Financial assets available-for-sale	—	—	—	—	31,223,338	—	—	31,223,338
Investments in subsidiaries and associates	—	—	100,166,547	—	—	—	—	100,166,547
Other assets	—	—	—	—	—	8,272,026	—	8,272,026

Total financial assets	198,283,565	11,516,881	100,166,547	1,018,245,523	31,223,338	127,025,645	2,534,005	1,488,995,504

Financial liabilities
Due to other banks	—	—	—	—	—	235,693,709	—	235,693,709
Customer deposits	—	—	—	—	—	518,173,205	—	518,173,205
Other borrowed funds	—	—	—	—	—	48,946,298	—	48,946,298
Debt securities issued	—	—	—	—	—	326,044,660	—	326,044,660
Subordinated debt	—	—	—	—	—	18,844,780	—	18,844,780
Other liabilities	73,639	—	—	—	—	8,531,357	—	8,604,996

Total financial liabilities	73,639	—	—	—	—	1,156,234,009	—	1,156,307,648

51

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

33.           Financial Risk Management (continued)

Analysis of financial assets and liabilities by measurement basis (continued)

31 December 2006:

	Held for trading	Designated at fair value through profit or loss	Investments in subsidiaries and associates	Loans and receivables	Available- for-sale	Other financial assets and liabilities measured at amortized cost	Derivatives designated as cash flow hedging instruments	Total

Financial assets
Cash and short-term funds	—	—	—	—	—	92,135,669	—	92,135,669
Mandatory cash balances with central banks	—	—	—	—	—	10,214,305	—	10,214,305
Financial assets at fair value through profit or loss	91,759,688	2,662,973	—	—	—	—	—	94,422,661
Financial assets pledged under repurchase agreements and loaned financial assets	510,734	—	—	3,656,826	36,919,778	—	—	41,087,338
Due from other banks	—	—	—	91,447,604	—	—	—	91,447,604
Loans and advances to customers	—	—	—	373,438,868	—	—	—	373,438,868
Financial assets available-for-sale	—	—	—	—	28,699,859	—	—	28,699,859
Investments in subsidiaries and associates	—	—	60,103,185	—	—	—	—	60,103,185
Other assets	—	—	—	—	—	4,637,313	—	4,637,313

Total financial assets	92,270,422	2,662,973	60,103,185	468,543,298	65,619,637	106,987,287	—	796,186,802

Financial liabilities
Due to other banks	—	—	—	—	—	65,654,395	—	65,654,395
Customer deposits	—	—	—	—	—	296,898,801	—	296,898,801
Other borrowed funds	—	—	—	—	—	51,848,652	—	51,848,652
Debt securities issued	—	—	—	—	—	233,942,377	—	233,942,377
Subordinated debt	—	—	—	—	—	20,178,763	—	20,178,763
Other liabilities	—	—	—	—	—	1,459,960	—	1,459,960

Total financial liabilities	—	—	—	—	—	669,982,948	—	669,982,948

Credit risk

Credit risk is the risk of financial loss if counterparty fails to meet its contractual obligations. VTB’s credit risk exposures arise principally from such types of banking activities as corporate and retail lending, issuance of L/Cs and guarantees, treasury and investment banking.

The bodies involved in the process of the Bank’s credit risk management include:

•                  Management Board;

•                  Credit Committee;

•                  Banking Group management committee (BGMC);

•                  Risk Management Commission under BGMC (RMC).

52

Translation from the original in the  Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

33.           Financial Risk Management (continued)

Credit risk (continued)

Credit risk management in VTB includes setting limits (restrictions of quantitative and other nature) that would define admissible parameters and conditions for risk acceptance. This includes limitation and control of risk concentration, both at the level of individual banks and of the Bank as a whole, in respect of individual counterparties/groups of related counterparties, and in respect of countries/regions, industries, transactions, etc.

The table below shows maximum exposure to credit risk for the components of the balance sheet and for derivatives. The maximum exposure is shown in gross amount, before the effect of mitigation through the use of master netting and collateral agreements.

	31 December 2007	31 December 2006

Balance sheet exposure

Cash and short-term funds (excluding cash on hand)	98,805,132	82,273,914

Debt securities	144,858,775	89,387,802
Financial assets held for trading	132,329,830	83,068,003
debt securities of Russian banks and companies	76,825,123	38,121,606
debt securities of foreign banks and companies	9,388,802	7,099,501
debt securities of Russian government and municipal authorities	46,115,905	37,536,949
debt securities of foreign government and municipal authorities	—	309,947
Financial assets designated at fair value through profit or loss	—	2,662,973
debt securities of Russian government and municipal authorities	—	2,662,973
Financial assets pledged under repurchase agreements and loaned financial assets – held for trading	8,530,557	—
debt securities of Russian banks and companies	6,040,416	—
debt securities of Russian government and municipal authorities	2,490,141	—

53

Translation from the original in the  Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

33.           Financial Risk Management (continued)

Credit risk (continued)

	31 December 2007	31 December 2006

Unquoted promissory notes of Russian companies and banks	3,998,388	3,656,826

Due from other banks	220,801,999	91,447,604
Russia	104,451,532	34,840,305
OECD	78,456,868	50,300,957
Other	37,893,599	6306342

Loans and advances to customers	793,445,136	373,438,868

Loans to legal entities	791,809,717	368,350,864

Project finance	44,092,244	19,895,499
Financial lease	50,605,179	8,741,269
Current activity financing	625,413,588	293,594,854
Reverse sale and repurchase agreements	13,578,261	11,539,476
Other	58,120,445	34,579,766

Loans to individuals	1,635,419	5,088,004

Mortgages	1,455,005	2,251,478
Car loans		1,140
Reverse sale and repurchase agreements	66,340
Consumer loans and other	114,074	2,835,386

Other assets	8,272,026	4,637,313

Total balance sheet exposure	1,262,184,680	641,185,501

Off-balance sheet exposure

Guarantees issued	145,663,152	61,797,596
Undrawn credit lines	124,593,795	63,413,431
Import letters of credit	42,892,063	18,796,760
Commitments to extend credit	58,495,518	30,912,204

Exposure arising from credit default swaps	—	—
- sale of Credit Default Swaps	6,872,936	—

Total off-balance sheet exposure	378,517,464	174,919,991

Total maximum exposure to credit risk	1,640,702,144	816,105,492

54

Translation from the original in the  Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

33.           Financial Risk Management (continued)

Total credit risk exposure

Where financial instruments are recorded at fair value the amounts shown above represent the current credit risk exposure but not the maximum risk exposure that could arise in the future as a result of changes in values.

Credit quality by class of due from banks

Credit quality of due from banks (gross), which are neither past due nor impaired at 31 December 2007 is presented in the table below:

	Not impaired
	Individually assessed	Collectively assessed

Russia	104,451,532	—
OECD	78,456,868	—
Other countries	37,893,599	—

Total	220,801,999	—

Credit quality of due from banks (gross), which are neither past due nor impaired at 31 December 2006 is presented in the table below:

	Not impaired
	Individually assessed	Collectively assessed

Russia	34,840,305	—
OECD	50,300,957	—
Other countries	6,306,342	—

Total	91,447,604	—

Not impaired individually assessed due from banks include significant due from banks which are subsequently included in the pools of collectively assessed loans.

Credit quality by class of loans and advances to customers

The credit quality of loans and advances to customers are presented according to five categories:

•                  Pass – provision rate from 0 % to 2%;

•                  Watch – provision rate from 2% to 5%;

•                  Substandard – provision rate from 5% to 20%;

•                  Doubtful – provision rate from 20% to 50%;

•                  Loss – provision rate from 50% to 100%.

Provision rate represents the ratio of allowance for impairment against gross loans under each pool of loans with similar credit risk or individually impaired loan.

55

Translation from the original in the  Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

33.           Financial Risk Management (continued)

Credit quality by class of loans and advances to customers (continued)

The table below shows credit quality by class of loans and advances to customers at 31 December 2007, individually assessed.

	Not impaired			Impaired
	Pass	Watch	Sub- standard	Doubtful	Loss	Total

Loans to legal entities	498,098,364	134,093,512	16,934,471	2,182,134	13,870,093	665,178,574

Project finance	14,034,866	26,743,824	1,188,441	—	2,988	41,970,119
Financial lease	47,344,266	710,730	—	—	38,675	48,093,671
Current activity financing	376,778,775	102,354,914	15,746,030	2,182,134	13,819,800	510,881,653
Reverse sale and repurchase agreements	12,697,807	—	—	—	—	12,697,807
Other	47,242,650	4,284,044	—	—	8,630	51,535,324

Loans to individuals	—	—	—	—	44,539	44,539

Mortgages	—	—	—	—	8	8
Car loans	—	—	—	—	—	—
Reverse sale and repurchase agreements	—	—	—	—	44,531	44,531

Total loans and advances to customers individually assessed	498,098,364	134,093,512	16,934,471	2,182,134	13,914,632	665,223,113

The table below shows credit quality by class of loans and advances to customers at 31 December 2007, collectively assessed.

	Not impaired			Impaired
	Pass	Watch	Sub- standard	Doubtful	Loss	Total

Loans to legal entities	43,391,313	101,876,211	5,278,109	—	—	150,545,633

Project finance	2,040,737	1,154,152	—	—	—	3,194,889
Financial lease	2,892,866	69,559	—	—	—	2,962,425
Current activity financing	30,861,164	100,581,608	5,277,969	—	—	136,720,741
Reverse sale and repurchase agreements	900,788	—	—	—	—	900,788
Project finance	6,695,758	70,892	140	—	—	6,766,790

Loans to individuals	1,649,149	—	—	—	—	1,649,149

Mortgages	1,472,764	—	—	—	—	1,472,764
Car loans	—	—	—	—	—	—
Reverse sale and repurchase agreements	102,746	—	—	—	—	102,746
Consumer loans and other	73,639	—	—	—	—	73,639

Total loans and advances to customers collectively assessed	45,040,462	101,876,211	5,278,109	—	—	152,194,782

56

Translation from the original in the  Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

33.           Financial Risk Management (continued)

Credit quality by class of loans and advances to customers (continued)

The table below shows credit quality by class of loans and advances to customers at 31 December 2006, individually assessed.

	Not impaired			Impaired
	Pass	Watch	Sub- standard	Doubtful	Loss	Total

Loans to legal entities	142,090,595	107,541,973	29,680,116	210,426	10,815,306	290,338,416

Project finance	2,149,179	13,797,200	3,435,833	—	2,624	19,384,836
Financial lease	5,286,008	—	—	—	—	5,286,008
Current activity financing	111,904,608	86,486,021	26,223,840	210,426	10,811,455	235,636,350
Reverse sale and repurchase agreements	—	—	—	—	—	—
Other	22,750,800	7,258,752	20,443	—	1,227	30,031,222

Loans to individuals	20,051	—	—	—	—	20,051

Mortgages	20,051	—	—	—	—	20,051
Car loans	—	—	—	—	—	—
Consumer loans and other	—	—	—	—	—	—

Total loans and advances to customers individually assessed	142,110,646	107,541,973	29,680,116	210,426	10,815,306	290,358,467

The table below shows credit quality by class of loans and advances to customers at 31 December 2006, collectively assessed.

	Not impaired			Impaired
	Pass	Watch	Sub- standard	Doubtful	Loss	Total

Loans to legal entities	37,620,377	56,782,266	1,938,681	10,467	822,025	97,173,816

Project finance	1,074,721	526,330	—	—	—	1,601,051
Financial lease	3,014,568	520,343	—	—	—	3,534,911
Current activity financing	17,573,220	55,147,533	1,938,681	10,467	822,025	75,491,926
Reverse sale and repurchase agreements	11,559,353	—	—	—	—	11,559,353
Other	4,398,515	588,060	—	—	—	4,986,575

Loans to individuals	5,079,295	2,590	—	32,629	—	5,114,514

Mortgages	2,241,834	2,590	—	—	—	2,244,424
Car loans	—	—	—	—	—	—
Reverse sale and repurchase agreements	2,837,461	—	—	32,629	—	2,870,090
Consumer loans and other	—	—	—	—	—	—

Total loans and advances to customers collectively assessed	42,699,672	56,784,856	1,938,681	43,096	822,025	102,288,330

57

Translation from the original in the  Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

33.           Financial Risk Management (continued)

Credit quality by class of loans and advances to customers (continued)

Analysis of loans and advances to customers individually impaired by industry at 31 December 2007 and 2006 is presented in the table below.

	31 December 2007	31 December 2006

Manufacturing	3,019,713	2,222,576
Trade and commerce	2,706,308	2,418,413
Chemical	2,703,175	2,945,203
Food and agriculture	1,644,287	302,356
Metals	1,553,355	654,830
Building construction	863,188	207,240
Coal mining	725,384	242,331
Finance	495,114	19,594
Transport	289,123	185,245
Energy	69,711	60,912
Oil & gas	44,583	44,831
Individuals	44,539	—
Telecommunications and media	26,641	539
Government bodies	—	572
Other	1,911,645	1,721,090

Total loans and advances to customers individually impaired	16,096,766	11 025 732

The table below shows the carrying amount for renegotiated loans and advances to customers, by class.

	31 December 2007			31 December 2006
	Gross	Allowance	Net	Gross	Allowance	Net

Loans to legal entities	1,884,658	—	1,865,511	2,823,578	(63,673)	2,759,905

Project finance	834,571	—	834,571	—	—	—
Current activity financing	1,050,087	—	1,030,940	2,823,578	(63,673)	2,759,905

Total renegotiated loans and advances to customers	1,884,658	—	1,865,511	2,823,578	(63,673)	2,759,905

Collateral and other credit enhancements

The amount and type of collateral accepted by the Bank depends on an assessment of the credit risk of the counterparty. Guidelines are implemented regarding the acceptability of types of collateral and valuation parameters.

The main types of collateral obtained for commercial lending are charges over real estate properties, inventory and trade receivables, for retail lending — mortgages over residential properties.

Securities and guarantees are also obtained from counterparties for all types of lending.

It is the Bank’s policy to dispose of repossessed properties in an orderly fashion. The proceeds are used to reduce or repay the outstanding claim.

58

Translation from the original in the  Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

33.           Financial Risk Management (continued)

Collateral and other credit enhancements (continued)

Collateral is taken to enhance an acceptable credit proposal, rather than being used as the sole rationale for any credit approval. Where facilities are approved against security, full details, including the type, value, and the frequency of review of the security must be detailed in the Application for Credit Facility Form. Where practical, the account officer must have seen evidence of the existence of the collateral offered and wherever possible seen the actual collateral for themselves.

The valuation and acceptance of each type and item of collateral may vary depending on individual circumstances. Generally, the Bank takes collateral with a view to ensure that an adequate margin is obtained and maintained throughout the term of the facility, where applicable. The appropriate authority responsible for collateral assessment establishes parameters for each individual facility.

Collateral repossessed

In 2007 and 2006, the Bank took no possession of any collateral items from its counterparties.

Geographical concentration

Geographical concentration information is based on geographical location of the Bank’s counterparts. As at 31 December 2007 the geographical concentration of the Bank’s assets and liabilities is set out below:

	Russia	OECD	Other countries	Total

Assets
Cash and short-term funds	54,713,573	13,136,368	38,555,732	106,405,673
Mandatory cash balances with central banks	12,347,946	—	—	12,347,946
Financial assets at fair value through profit or loss	176,771,150	19,662,020	1,854,068	198,287,238
Financial assets pledged under repurchase agreements and loaned financial assets	18,045,601	—	—	18,045,601
Due from other banks	104,451,532	78,456,868	37,893,599	220,801,999
Loans and advances to customers	640,934,440	1,905,192	150,605,504	793,445,136
Financial assets available—for-sale	11,176,074	20,047,264	—	31,223,338
Investments in subsidiaries and associates	67,205,144	25,463,216	7,498,187	100,166,547
Premises and equipment	21,865,621	—	—	21,865,621
Intangible assets	55,472	—	—	55,472
Deferred tax asset	1,991,287	—	—	1,991,287
Other assets	9,871,636	152,287	8,188,185	18,212,108

Total assets	1,119,429,476	158,823,215	244,595,275	1,522,847,966

Liabilities
Due to other banks	98,598,357	120,151,315	16,944,037	235,693,709
Customer deposits	497,322,871	7,812,731	13,037,603	518,173,205
Other borrowed funds	15,603,614	32,140,601	1,202,083	48,946,298
Debt securities issued	72,479,577	253,565,083	—	326,044,660
Other liabilities	6,671,736	5,914,560	3,025	12,589,321
Subordinated debt	—	18,844,780	—	18,844,780

Total liabilities	690,676,155	438,429,070	31,186,748	1,160,291,973

Net balance sheet position	420,341,477	(270,598,382)	212,812,898	362,555,993

Off-balance sheet credit-related commitments	274,939,033	71,720,258	24,985,237	371,644,528

Net derivative position	(938,245)	6,603,069	(2,006,352)	3,658,472

59

Translation from the original in the  Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

33.           Financial Risk Management (continued)

Geographical concentration (continued)

The geographical concentration of the Bank’s assets and liabilities as at 31 December 2006 is set out below:

	2006
	Russia	OECD	Other countries	Total

Assets
Mandatory cash balances with central banks	47,448,256	10,958,759	33,728,654	92,135,669
Financial assets at fair value through profit or loss	10,214,305	—	—	10,214,305
Financial assets pledged under repurchase agreements and loaned financial assets	77,456,875	16,697,077	268,709	94,422,661
Mandatory cash balances with central banks	4,167,560	36,919,778	—	41,087,338
Due from other banks	34,840,305	50,300,957	6,306,342	91,447,604
Loans and advances to customers	322,482,451	12,418,732	38,537,685	373,438,868
Financial assets available-for-sale	10,000,934	18,698,925	—	28,699,859
Investments in subsidiaries and associates	36,086,252	19,874,750	4,142,183	60,103,185
Other assets	7,622,899	979,316	2,117,406	10,719,621
Premises and equipment	16,604,655	—	—	16,604,655
Intangible assets	101,586	—	—	101,586

Total assets	567,026,078	166,848,294	85,100,979	818,975,351

Liabilities
Due to other banks	13,758,785	47,395,223	4,500,387	65,654,395
Customer deposits	263,093,552	3,624,913	30,180,336	296,898,801
Other borrowed funds	13,165,551	36,967,468	1,715,633	51,848,652
Debt securities issued	63,361,404	170,580,973	—	233,942,377
Other liabilities	3,343,635	879,877	—	4,223,512
Deferred tax liability	251,988	—	—	251,988
Subordinated debt	—	20,178,763	—	20,178,763

Total liabilities	356,974,915	279,627,217	36,396,356	672,998,488

Net balance-sheet position	210,051,163	(112,778,923)	48,704,623	145,976,863

Off-balance sheet credit-related commitments	163,755,210	5,218,488	5,883,551	174,857,249

Net derivative position	(31,762)	623,783	—	592,021

60

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

33.           Financial Risk Management (continued)

Market risk

Market risk is the risk that the fair value or future cash flows of financial instruments will fluctuate due to changes in market variables such as interest rates, foreign exchanges, and securities prices. Bank is exposed to market risks, which include securities portfolio price risk, currency risk and interest rate risk.

Interest rate risk exposure and sensitivity analysis

The Bank is exposed to interest rate risk. Interest rate risk is defined as the risk of the decrease of interest income or increase of interest expense resulting from adverse changes of market interest rates.

The Risks Department reports on a monthly basis to the ALCO about the interest rate risk exposures and presents a sensitivity analysis. To mitigate the interest rate risk the Treasury manages and hedges VTB’s exposures by entering into interest rate derivatives transactions within the limits and parameters set by the ALCO.

As at December 31, 2007 the Bank has the following interest rate exposures. Included in the table are Bank’s assets and liabilities, categorized by the contractual repricing date.

	On demand and less than 1 month	From 1 month to 3 months	From 3 months to 6 months	From 6 months to 1 year	From 1 year to 3 years	From 3 years to 5 years	More than 5 years	Total

Assets
Correspondent accounts with other banks	20,825,969	—	—	—	—	—	—	20,825,969
Loans and advances	61,028,986	109,351,674	112,651,576	142,058,486	217,193,500	70,204,142	81,199,016	793,687,380
Due from other banks	119,415,330	29,887,967	16,804,097	8,609,834	47,003,929	736,386	5,031,971	227,489,514
Reverse sale and repurchase agreements	12,488,420	1,824,202	—	5,816,616	—	—	—	20,129,238
Liquid debt securities	163,406	45,186,563	664,730	2,378,615	5,348,320	18,731	—	53,760,365
Non-liquid debt securities	12,764	4,473,482	4,683,730	29,399,538	17,046,017	17,056,576	16,362,951	89,035,058
Conversion swaps	120,231,718	108,527,041	7,724,813	1,400,000	—	—	—	237,883,572
Interest rate derivatives	—	491,330	1,472,772	2,454,620	38,513,234	8,983,300	18,409,650	70,324,906

Total assets	334,166,593	299,742,259	144,001,718	192,117,709	325,105,000	96,999,135	121,003,588	1,513,136,002

Liabilities
Correspondent accounts and overnight deposits	49,309,800	—	—	—	—	—	—	49,309,800
Current/settlement deposits	130,726,593	—	—	—	—	—	—	130,726,593
Term deposits of legal entities and government bodies	46,280,825	117,791,500	124,299,639	35,136,189	11,653,911	1,315,959	478,728	336,956,751
Term deposits of individuals	4,811,508	4,270,173	2,860,758	3,728,364	1,419,210	—	—	17,090,013
Due to other banks	77,794,379	27,299,229	54,945,260	10,245,658	1,784,136	4,589,837	—	176,658,499
Sale and repurchase agreements	8,242,372	—	—	—	—	—	—	8,242,372
Promissory notes issued	5,725,074	2,637,363	5,209,762	2,457,380	21,065,890	625,412	6,189	37,727,070
Bonds issued	—	70,388,640	36,898,673	113,729,360	43,113,070	58,467,830	24,546,200	347,143,773
Conversion swaps	119,789,603	105,807,676	7,486,591	1,424,380	—	—	—	234,508,250
Interest rate derivatives	23,809,814	24,178,050	1,472,772	20,864,270	—	—	—	70,324,906

Total liabilities	466,489,968	352,372,631	233,173,455	187,585,601	79,036,217	64,999,038	25,031,117	1,408,688,027

Net repricing gap	(132,323,375)	(52,630,372)	(89,171,737)	4,532,108	246,068,783	32,000,097	95,972,471	104,447,975

61

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

33.           Financial Risk Management (continued)

Interest rate risk exposure and sensitivity analysis (continued)

As at December 31, 2006 the Bank has the following interest rate exposures. Included in the table are Bank’s assets and liabilities, categorized by the contractual repricing date.

	On demand and less than 1 month	From 1 month to 3 months	From 3 months to 6 months	From 6 months to 1 year	From 1 year to 3 years	From 3 years to 5 years	More than 5 years	Total

Assets
Correspondent accounts with other banks	13,953,195	—	—	—	—	—	—	13,953,195
Loans and advances	52,113,353	76,158,018	43,164,045	75,608,531	87,652,520	49,646,400	7,733,545	392,076,412
Due from other banks	42,024,590	19,399,296	1,759,707	1,715,356	22,387,841	2,949,083	634,580	90,870,453
Reverse sale and repurchase agreements	20,451,431	1,044,801	310,602	101,265	—	—	—	21,908,099
Liquid debt securities	217,495	36,197,690	782,179	2,148,188	269,267	11,523	—	39,626,342
Non-liquid debt securities	125,570	10,047,220	1,045,586	3,287,803	18,677,834	10,189,452	6,756,790	50,130,255
Conversion swaps	13,674,813	14,405,910	4,834,527	18,766,740	—	—	—	51,681,990

Total assets	142,560,447	157,252,935	51,896,646	101,627,883	128,987,462	62,796,458	15,124,915	660,246,746

Liabilities
Correspondent accounts and overnight deposits	5,796,759	—	—	—	—	—	—	5,796,759
Current/settlement deposits	121,062,126	—	—	—	—	—	—	121,062,126
Term deposits of legal entities and government bodies	17,411,226	53,199,922	35,435,987	14,184,563	4,152,991	108,218	1,142,767	125,635,674
Term deposits of individuals	6,012,543	6,132,420	10,768,837	16,504,621	6,690,709	125,251	3,464	46,237,845
Due to other banks	9,469,592	22,460,670	19,045,654	19,686,793	4,317,494	1,610,858	1,542,626	78,133,687
Promissory notes issued	2,488,770	2,008,949	12,953,234	5,750,490	4,253,500	402,855	313,544	28,171,342
Bonds issued	6,939,300	31,331,100	22,899,330	15,000,000	70,561,530	48,945,570	26,331,100	222,007,930
Conversion swaps	13,681,456	14,379,778	4,757,061	18,464,660	—	—	—	51,282,955

Total liabilities	182,861,772	129,512,839	105,860,103	89,591,127	89,976,224	51,192,752	29,333,501	678,328,318

Net repricing gap	(40,301,325)	27,740,096	(53,963,457)	12,036,756	39,011,238	11,603,706	(14,208,586)	(18,081,572)

Interest rate sensitivity analysis

The interest rate sensitivities set out in the tables below represent an effect on the historical net interest income for a 1 year period in case of a 100 b.p. parallel shift in all yield curves. The calculations are based upon the Bank’s actual interest rate risk exposures on the relevant reporting dates.

Interest rate sensitivity analysis as at 31 December 2007 as an effect on Net interest income is the following.

Currency	100 b.p. increase	100 b.p. decrease

RUR	(43,752)	43,752
USD	(1,906,513)	1,906,513
EUR	(282,202)	282,202
GBP	(98,317)	98,317
Other	2,783	(2,783)

Total	(2,328,001)	2,328,001

62

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

33.           Financial Risk Management (continued)

The interest rate sensitivity analysis (continued)

Interest rate sensitivity analysis as at 31 December 2006 as an effect on Net interest income is the following.

Currency	100 b.p. increase	100 b.p. decrease

RUR	(457,988)	457,988
USD	(33,831)	33,831
EUR	37,965	(37,965)
GBP	(61,708)	61,708
Other	3,568	(3,568)

Total	(511,994)	511,994

As of 31 December 2007, the total interest rate sensitivity indicator includes RUR 1,303,649 thousand (31 December 2006: RUR 1,207,281 thousand) attributable to current/settlement customer accounts. Management considers sensitivity of these liabilities to fluctuations of interest rates in the financial market as low, based on historical performance and competitive environment. Therefore, Management views this as a factor significantly mitigating the overall interest rate sensitivity of the Bank. The Bank uses, and has access to, a number of market instruments, including IRS, to manage its interest rate sensitivity and repricing gaps.

Currency risk and VaR analysis

The Bank is exposed to currency risk. Currency risk arises from open positions in foreign currencies and adverse movements of market exchange rates that may have a negative impact on financial performance of the Bank.

The Bank manages its currency risk by seeking to match the currency of its assets with that of its liabilities on a currency-by-currency basis within established limits. For VTB Bank, such limits include internal open currency position (OCP) limits set by the ALCO and regulatory OCP limits set by the CBR.

The Risks Department of VTB performs VaR evaluations, analyses the structure of open currency positions and prepares reports for the ALCO on a monthly basis. The ALCO approves the methodology of the currency risk analysis, management and control procedures and sets limits on open currency positions. The Treasury manages and hedges VTB’s currency positions on a daily basis by entering into foreign exchange spot and forward/option transactions within the limits set by the ALCO. Compliance with these limits and the relevant CBR limits is monitored on a daily basis by the Middle office, which is independent both from Treasury and the RD.

VTB measures its currency risk exposures using VaR measurement of risk. It estimates the largest potential negative effect in pre-tax profit due to changes in value of foreign currency-denominated positions over a given holding period for a specified confidence level. The VaR methodology is a statistically defined, probability-based approach that takes into account market volatilities as well as risk diversification by recognizing offsetting positions and correlations between products and markets. Risks can be measured consistently across all markets and products, and risk measures can be aggregated to arrive at a single risk measurement.

63

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

33.           Financial Risk Management (continued)

Currency risk and VaR analysis (continued)

The use of VaR has limitations because it is based on historical correlations and volatilities in market prices and assumes that future price movements will follow a statistical distribution. Due to the fact that VaR relies heavily on historical data to provide information and may not clearly predict the future changes and modifications of the risk factors, the probability of large market moves may be underestimated if changes in risk factors fail to align with the normal distribution assumption. Even though positions may change throughout the day, the VaR only represents the risk of the open currency positions at the close of the reporting dates, and it does not account for any losses that may occur beyond the 99% confidence level. The use of one-day holding period assumes as well that all positions can be liquidated or hedged in one day which may not reflect the market risk during times of illiquidity when one-day holding period may not be sufficient to liquidate or hedge all positions fully. In practice, the actual effect on profit or loss before tax will differ from the VaR calculation and, in particular, the calculation does not provide a meaningful indication of profits and losses in stressed market conditions.

The VaR model used by the Bank is based on the historical simulation approach which incorporates exchange rates interdependency. When calculating VaR the following parameters and assumptions were used:

•                  Currency exposures of the Bank on the relevant reporting dates;

•                  Historical data on exchange rates for the last 2 years;

•                  99% confidence level;

•                  1 day holding period.

As at December 31, 2007 and 2006, the Bank had the following exposures to currency risk which include balance sheet positions and off-balance sheet currency derivatives positions against RUR (open positions).

	Open positions
Currency	31 December 2007	31 December 2006

USD	(9,642,017)	2,320,345
EUR	(14,289,521)	(1,114,754)
GBP	496,437	81,380
CHF	(4,726)	(7,680)
JPY	(66,457)	(5,073)
UAH	4,805,941	3,333,822
AMD	1,583,769	594,770
BYR	819,936	—
KZT	684,975	—
ZAR	673,923	—
CYP	318,455	312,238
AUD	(209,019)	—
AOA	192,771	—
NAD	81,294	—
XAU	61,934	101,431
Other	—	453,884

Total	(14,492,305)	6,070,363

VAR	81,984	48,186

The VaR figures above take into account all currencies with exposures over RUR 24,546 thousand or USD 1 million.

64

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

33.           Financial Risk Management (continued)

Price risk

The Bank is exposed to price risk of its securities portfolio, which is viewed as a risk of loss resulting from changes of market quotes of securities.

The Risks Department reports on a monthly basis to the ALCO on price risk exposures and VaR analysis. To mitigate price risk, ALCO sets exposure limits and stop-loss limits for particular equity, transactions types, and assets types. Exposure limits for particular debt securities are set by the Credit Committee.

VTB measures its securities portfolio risk exposures using VaR measurement of risk. All objectives and limitations of the VaR methodology described for currency risk above apply to the VaR methodology of the Bank’s securities portfolio as well.

The VaR model used by the Bank is based on historical simulation approach. The Bank’s VaR methodology does not consider the effect of diversification of the instruments in the Bank’s portfolio. As well, when calculating VaR the following parameters and assumptions were applied:

•                  Trading securities portfolio positions (including derivatives) of the Bank as of the relevant reporting dates, including:

•                  Instruments with historical data on market quotes during at least 100 trading days within the last 12 months;

•                  Instruments with historical data on market quotes during less then 100 trading days within the last 12 months. For such instruments the average VaR for the similar instrument type in VTB’s portfolio was used (debt securities denominated in RUR, debt securities denominated in foreign currencies, equity securities issued by Russian companies, equity securities issued by foreign companies, etc.);

•                  Options on securities for which delta-equivalent positions were used;

•                  Instruments without historical data on market quotes were not included in the VaR evaluation and specifically reviewed in the sensitivity analysis presented below;

•                  99 % confidence level;

•                  1 day holding period.

As of 31 December, 2007 and 2006, the Bank had the following VaRs for the securities portfolio:

Financial assets at fair value through profit or loss

	31 December 2007	31 December 2006
	VaR	VaR

Debt securities	1,538,377	1,204,004
Equity securities	1,912,740	644,011

Total	3,451,116	1,848,014

65

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

33.           Financial Risk Management (continued)

Price risk (continued)

EADS shares

	31 December 2007	31 December 2006
	VaR	VaR

EADS shares	49,092	1,632,528

For instruments without market quotes but giving, in VTB’s view, rise to price risk, the sensitivity analysis to the following market variables is presented:

•                  For debt securities – 12-month volatility of the main interest rate in the currency of each security denomination;

•                  For equity securities – 12-month volatility of the main equity index in the country of the issuer.

Those market value sensitivity figures where as follows as at 31 December 2007.

Currency	Interest rate increase, basis points	Sensitivity of profit before taxation	Sensitivity of equity (AFS instruments) before taxation

AMD	240	—	—
BYR	100	—	—
CHF	30	—	—
EUR	30	—	—
RUR	80	—	—
UAH	100	—	—
USD	60	(414,687)	—

Total		(414,687)	—

Currency	Interest rate decrease, basis points	Sensitivity of profit before taxation	Sensitivity of equity (AFS instruments) before taxation

AMD	240	—	—
BYR	100	—	—
CHF	30	—	—
EUR	30	—	—
RUR	80	—	—
UAH	100	—	—
USD	60	414,687	—

Total		414,687	—

66

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

33.           Financial Risk Management (continued)

Price risk (continued)

Index	Index change	Sensitivity of profit before taxation	Sensitivity of equity (AFS instruments) before taxation
RTSI$ Index	28%	—	1,909,508
Alrosa			1,909,508
PFTS Index	22%	—	—
BVLX Index	14%	—	—

Total		—	1,909,508

Those market value sensitivity figures were as follows as at 31 December 2006.

Currency	Interest rate increase, basis points	Sensitivity of profit before taxation	Sensitivity of equity (AFS instruments) before taxation

AMD	220	—	—
BYR	120	—	—
CHF	30	—	—
EUR	40	—	—
GBP	40	—	—
RUR	100	(13,987)	—
UAH	110	—	—
USD	50	(137,408)	—

Total		(151,395)	—

Currency	Interest rate decrease, basis points	Sensitivity of profit before taxation	Sensitivity of equity (AFS instruments) before taxation

AMD	220	—	—
BYR	120	—	—
CHF	30	—	—
EUR	40	—	—
GBP	40	—	—
RUR	100	13,987	—
UAH	110	—	—
USD	50	137,408	—

Total		151,395	—

Index	Index change	Sensitivity of profit before taxation	Sensitivity of equity (AFS instruments) before taxation
RTSI$ Index	32%	—	2,799,251
Alrosa			2,799,251
PFTS Index	8%	—	—
BVLX Index	13%	—	—

Total		—	2,799,251

67

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

33.           Financial Risk Management (continued)

Liquidity risk and contractual maturity analysis

Liquidity risk is a risk resulting from inability of the Bank to meet in full its obligations when they fall due and without borrowing funds at rates higher than those of market level. The Bank’s exposure to liquidity risk arises due to a mismatch of maturities of assets and liabilities.

VTB manages the liquidity of the Group by coordinating the redistribution of funds within the Group through borrowing from and lending to the banks of the Group;

The tools used by the Bank for measurement, management and mitigation of liquidity risk include:

•                  Contractual maturity analysis and cash flow projection (gap analysis) and analysis of deposit base concentration;

•                  Setting internal limits including minimal amount of highly liquid assets to cover short-term obligations resources on demand/1 day), maturity mismatch limits (gap limits), setting and regular overview of limits on overall funding volume subject to current and projected liquidity levels;

•                  Allocation and utilization of treasury portfolio of securities to manage short-term liquidity;

•                  Development of emergency plans (funding contingency plans).

VTB is also subject to liquidity requirements set by regulatory authorities, including these by the CBR in the form of prudential ratios.

The RD analyses the liquidity position of the Bank and prepares liquidity forecasts and recommendations for ALCO on a 10-day basis or more frequently in connection with substantial capital inflows or outflows. A number of internal liquidity indicators are monitored on a daily basis. VTB’s Treasury manages short-term liquidity on an ongoing basis through its cash position and portfolio of highly liquid securities within the limits approved by the ALCO. Medium-term liquidity needs are managed through repurchase transactions and borrowed funds in the form of syndicated loans in the interbank market. The Bank also maintains its liquidity by issuing debt securities in the Russian domestic and international markets.

Inflow column includes gross amounts to be received by the Bank within a certain time basket upon maturities/redemptions of financial instruments (assets/claims). Outflow column includes gross amounts to be repaid by the Bank in a certain time basket upon maturities/redemptions of financial instruments (liabilities/obligations). Gap represents the difference between Inflow and Outflow columns. Gap Cumulative column represents the cumulative gap. FX Swap Cumulative column represents the cumulative gaps on foreign exchange swaps. Dynamic Gap (total) Cumulative column represents the cumulative gap including FX Swap Cumulative. Opening balance represents highly liquid assets, which mostly consist of nostro accounts with other banks.

68

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

33.           Financial Risk Management (continued)

Liquidity risk and contractual maturity analysis (continued)

As at 31 December 2007, the Bank had the following cash flows by remaining contractual maturities.

Time band	Inflow	Outflow	Gap	Gap cumulative	FX swap cumulative	Transactions with member entities of the Group	Gap cumulative (total)

Rouble positions
Opening balance	—	—	42 016 345	42 016 345	—	—	42 016 345
Less than 1 month	86,027,902	(92,672,281)	(6,644,379)	35,371,966	95,295,646	2,880,322	133,547,934
From 1 to 3 months	56,185,864	(100,182,494)	(43,996,630)	(8,624,664)	200,054,724	(20,520,171)	173,790,211
From 3 months to 1 year	203,567,740	(226,474,496)	(22,906,756)	(31,531,420)	209,179,537	15,149,714	175,157,982
From 1 to 3 years	152,104,894	(42,105,921)	109,998,973	78,467,553	209,179,537	16,021,258	301,178,213
More than 3 years	172,751,775	(636,953)	172,114,822	250,582,375	209,179,537	—	473,293,035

Other currency positions
Opening balance	—	—	17,796,396	17,796,396	—	—	17,796,396
Less than 1 month	65,632,784	(36,759,090)	28,873,694	46,670,090	(94,853,530)	1,054,298	(47,129,142)
From 1 to 3 months	24,333,140	(49,225,369)	(24,892,229)	21,777,861	(196,893,243)	3,634,721	(170,426,363)
From 3 months to 1 year	123,321,487	(146,638,980)	(23,317,493)	(1,539,632)	(205,804,214)	8,753,630	(193,901,197)
From 1 to 3 years	238,677,364	(132,281,716)	106,395,648	104,856,016	(205,804,214)	33,547,959	(53,957,590)
More than 3 years	209,664,489	(150,115,396)	59,549,093	164,405,109	(205,804,214)	45,915,836	51,507,339

Total
Opening balance	—	—	59,812,741	59,812,741	—	—	59,812,741
Less than 1 month	151,660,686	(129,431,370)	22,229,316	82,042,057	442,115	3,934,620	86,418,792
From 1 to 3 months	80,519,005	(149,407,862)	(68,888,857)	13,153,200	3,161,481	(16,885,450)	3,363,851
From 3 months to 1 year	326,889,227	(373,113,476)	(46,224,249)	(33,071,049)	3,375,322	23,903,344	(18,743,213)
From 1 to 3 years	390,782,259	(174,387,637)	216,394,622	183,323,573	3,375,322	49,569,216	247,220,625
More than 3 years	382,416,265	(150,752,348)	231,663,917	414,987,490	3,375,322	45,915,836	524,800,378

As at 31 December 2006, the Bank had the following cash flows by remaining contractual maturities.

Time band	Inflow	Outflow	Gap	Gap cumulative	FX swap cumulative	Transactions with member entities of the Group	Gap cumulative (total)

Rouble positions
Opening balance	—	—	32,933,246	32,933,246	—	—	32,933,246
Less than 1 month	56,388,573	(23,900,552)	32,488,021	65,421,267	(1,027,925)	—	64,393,342
From 1 to 3 months	50,072,110	(67,059,220)	(16,987,110)	48,434,157	2,854,170	—	51,288,327
From 3 months to 1 year	156,505,154	(115,125,592)	41,379,562	89,813,719	20,608,295	—	110,422,014
From 1 to 3 years	105,085,949	(26,563,810)	78,522,139	168,335,858	20,608,295	—	188,944,153
More than 3 years	65,042,815	(638,054)	64,404,761	232,740,619	20,608,295	—	253,348,914

Other currency positions
Opening balance	—	—	14,817,307	14,817,307	—	—	14,817,307
Less than 1 month	32,555,586	(20,786,259)	11,769,327	26,586,634	1,021,281	4,037,655	31,645,570
From 1 to 3 months	39,827,456	(39,853,516)	(26,060)	26,560,574	(2,834,681)	1,102,839	28,866,387
From 3 months to 1 year	52,763,812	(77,394,141)	(24,630,329)	1,930,245	(20,209,260)	14,972,084	1,833,563
From 1 to 3 years	106,303,821	(100,453,475)	5,850,346	7,780,591	(20,209,260)	29,696,170	37,380,079
More than 3 years	109,855,278	(100,759,133)	9,096,145	16,876,736	(20,209,260)	3,695,899	50,172,123

Total
Opening balance	—	—	47,750,553	47,750,553	—	—	47,750,553
Less than 1 month	88,944,159	(44,686,811)	44,257,348	92,007,901	(6,644)	4,037,655	96,038,912
From 1 to 3 months	89,899,567	(106,912,735)	(17,013,168)	74,994,733	19,489	1,102,839	80,154,716
From 3 months to 1 year	209,268,966	(192,519,733)	16,749,233	91,743,966	399,035	14,972,084	112,255,579
From 1 to 3 years	211,389,770	(127,017,285)	84,372,485	176,116,451	399,035	29,696,170	226,324,234
More than 3 years	174,898,093	(101,397,188)	73,500,905	249,617,356	399,035	3,695,899	303,521,038

The maximum negative liquidity gap (cumulative) of RUR 68,888,857 thousand, or USD 2,806 million, in the time interval from 1 to 3 months as of 31 December 2007 related to the maturity of customer deposits results in no cumulative liquidity deficit in the period.

69

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

33.           Financial Risk Management (continued)

Liquidity risk and contractual maturity analysis (continued)

The cumulative liquidity gap of RUR 33,071,049 thousand, or USD 1,347 million, in the time interval from 3 to 12 months is controlled by the Bank both by attracting funds on the domestic and international markets within its medium and long-term external borrowing program and by renegotiating the maturities of exiting and attracting new customer deposits. Currency mismatches in the structure of liquidity gaps (positive in Russian roubles and negative in other currencies) are managed via foreign currency swap transactions (FX swaps).

A gap between the inflow and outflow in the time interval from 1 to 3 months the latter exceeding the former by RUR 17,013,168 thousand, or USD 646 million, as of 31 December 2006 does not impact the Bank’s cumulative liquidity gap, which is positive for all forecast time intervals.

The following table shows the undiscounted cash flows on the Bank’s financial liabilities on the basis of their earliest possible contractual maturity. The gross nominal outflow disclosed in the table is the contractual, undiscounted cash flow on the financial liability or commitment. The Bank’s expected cash flows on these financial liabilities and unrecognized loan commitments vary significantly from this analysis.

The table below shows cash flows payable under financial liabilities at 31 December 2007 by their remaining contractual maturity.

	On demand and less than 1 month	From 1 month to 3 months	From 3 month to 6 months	From 6 months to 1 year	More than 1 year	Overdue, maturity undefined	Total

Non-derivative liabilities
Due to other banks	140,063,514	10,534,247	19,954,637	25,071,145	59,486,709	—	255,110,252
Customer deposits	194,078,335	130,238,701	133,956,321	53,717,616	15,212,066	—	527,203,039
Other borrowed funds	385,768	10,562,353	7,606,426	904,086	36,010,454	—	55,469,087
Debt securities issued	4,746,990	6,713,484	8,847,015	97,519,009	297,719,166	—	415,545,664
Subordinated debt	—	581,279	—	581,279	27,347,069	—	28,509,627
Other liabilities	1,241,930	60,547	927,865	48,398	569,769	—	2,848,509

Derivative liabilities
Negative fair value	1,771,521	1,153,671	1,890,057	1,350,041	1,595,503	—	7,760,793

Derivative financial instruments – gross settled
Positive fair value of derivatives
Inflow	78,566,902	45,484,109	5,719,265	6,234,735	12,788,570		148,793,581
Outflow	76,633,236	44,232,252	5,571,987	5,645,626	10,063,942	—	142,147,043

Negative fair value of derivatives
Inflow	42,902,565	21,944,303	6,922,028	13,107,671	38,292,072		123,168,639
Outflow	44,502,261	22,877,058	7,020,213	13,893,149	39,838,483	—	128,131,164

Derivative financial instruments – net settled
Inflow	1,055,487	1,030,940	1,153,671	1,030,940	515,470		4,786,508
Outflow	196,370	220,916	1,816,419	564,563	—	—	2,798,268
						—
Credit related commitments	22,543,441	25,052,349	61,590,214	85,520,639	165,141,949		359,848,592

Total	364,831,499	184,896,631	234,772,535	264,712,213	603,082,685	—	1,652,295,563

70

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

33.           Financial Risk Management (continued)

Liquidity risk and contractual maturity analysis (continued)

The table below shows cash flows payable under financial liabilities at 31 December 2006 by their remaining contractual maturity.

	On demand and less than 1 month	From 1 month to 3 months	From 3 month to 6 months	From 6 months to 1 year	More than 1 year	Overdue, maturity undefined	Total

Non-derivative liabilities
Due to other banks	44,610,611	10,471,627	1,384,456	10,219,711	3,056,812	—	69,743,217
Customer deposits	149,645,409	61,430,584	46,515,039	34,246,997	9,534,339	—	301,372,368
Other borrowed funds	234,518	8,372,800	620,350	14,714,121	34,152,372	—	58,094,161
Debt securities issued	8,365,025	4,186,259	15,132,161	46,803,254	245,105,024	—	319,591,723
Subordinated debt	—	623,553	—	623,553	30,582,750	—	31,829,856
Other liabilities	995,038	373,679	—	115,528	7,071	—	1,491,316

Derivative liabilities
Negative fair value	494,768	169,878	264,079	38,350	—	—	967,075

Derivative financial instruments — gross settled
Positive fair value of derivatives
Inflow	1,861,479	13,313,418	6,869,554	3,293,918	3,244,804	—	28,583,173
Outflow	1,856,642	12,850,983	6,784,377	3,187,107	2,633,110	—	27,312,219
						—
Negative fair value of derivatives							—
Inflow	12,615,579	10,046,073	6,309,986	2,256,326	—	—	31,227,964
Outflow	12,727,280	10,199,003	6,556,555	2,294,016	—	—	31,776,854
						—
Derivative financial instruments — net settled							—
Inflow	29,766	39,513	22,603	196,260	—	—	288,142
Outflow	383,067	16,948	17,510	660	—	—	418,185

Credit related commitments	26,576,383	17,028,480	15,960,893	36,300,609	78,990,884	—	174,857,249

Total	230,921,752	102,656,860	79,876,978	143,062,123	401,429,252	—	957,946,965

A significant portion of liabilities of the Bank is represented by customer term deposits and promissory notes, current accounts of corporate and retail customers, bonds, Eurobonds and syndicated loans.

Management believes that although a substantial portion of customer deposits are on demand and mature in less than one month, diversification of these deposits by number and type of depositors, and the past experience of the Bank indicates that these deposits provide a long-term and stable source of funding for the Bank. Therefore, an essential part of current accounts is considered as stable resources for the purposes of liquidity analysis and management. The stable part of resources on demand is statistically determined for separate currencies and based on the dynamics of the cumulative balances on these accounts.

Also, Management believes that in spite of the fact that part of the Bank’s trading securities mature after one year in accordance with the terms of issue, the majority of these securities are freely traded on the market and as such securities represent a hedge against potential liquidity risks. Therefore, the Bank has included the trading securities in the “on demand and less than one month” category.

71

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

33.           Financial Risk Management (continued)

Liquidity risk and contractual maturity analysis (continued)

Money market instruments (interbank loans and deposits, repurchase agreements) are used for regulation of short-term liquidity and not considered as a source for funding of long-term assets.

VTB manages its liquidity so that for each time band the gap in liquidity in view of planned operations does not exceed a certain internal limit.

The table below shows assets and liabilities at 31 December 2007 by their remaining contractual maturity.

	On demand and less than 1 month	From 1 month to 6 months	From 6 months to 1 year	More than 1 year	Overdue, maturity undefined	Total

Assets
Cash and short-term funds	106,405,673	—	—	—	—	106,405,673
Mandatory cash balances with the CBR	5,544,636	4,916,301	1,321,912	565,097	—	12,347,946
Financial assets at fair value through profit or loss	186,784,127	—	—	—	11,503,111	198,287,238
Financial assets pledged under repurchase agreements and loaned financial assets	18,045,601	—	—	—	—	18,045,601
Due from other banks	125,753,421	22,841,053	10,015,159	62,192,366	—	220,801,999
Loans and advances to customers	21,323,711	175,642,398	116,202,087	478,362,704	1,914,236	793,445,136
Financial assets available-for-sale	—	—	—	—	31,223,338	31,223,338
Investments in subsidiaries and associates	—	—	—	—	100,166,547	100,166,547
Premises and equipment	—	—	—	—	21,865,621	21,865,621
Intangible assets	—	—	—	—	55,472	55,472
Deferred tax asset	—	—	—	—	1,991,287	1,991,287
Other assets	1,484,439	9,491,104	6,987,124	249,441	—	18,212,108

Total assets	465,341,608	212,890,856	134,526,282	541,369,608	168,719,612	1,522,847,966

Liabilities
Due to other banks	137,872,383	29,449,756	23,806,280	44,565,290	—	235,693,709
Customer deposits	193,977,926	259,360,792	51,867,087	12,967,400	—	518,173,205
Other borrowed funds	150,072	17,237,092	66,741	31,492,393	—	48,946,298
Debt securities issued	3,897,034	7,291,541	91,335,728	223,520,357	—	326,044,660
Other liabilities	10,647,468	988,412	48,543	904,898	—	12,589,321
Subordinated debt	—	—	—	18,844,780	—	18,844,780

Total liabilities	346,544,883	314,327,593	167,124,379	332,295,118	—	1,160,291,973

Net total gap	118,796,725	(101,436,737)	(32,598,097)	209,074,490	168,719,612	362,555,993

Cumulative total gap	118,796,725	17,359,988	(15,238,109)	193,836,381	362,555,993

72

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

33.           Financial Risk Management (continued)

Liquidity risk and contractual maturity analysis (continued)

The table below shows assets and liabilities at 31 December 2006 by their remaining contractual maturity.

	On demand and less than 1 month	From 1 month to 6 months	From 6 months to 1 year	More than 1 year	Overdue, maturity undefined	Total

Assets
Cash and short-term funds	92,135,669	—	—	—	—	92,135,669
Mandatory cash balances with central banks	3,695,353	2,734,586	1,527,691	2,256,675	—	10,214,305
Financial assets at fair value through profit or loss	91,759,688	—	—	2,662,973	—	94,422,661
Financial assets pledged under repurchase agreements and loaned financial assets	4,167,560	—	—	—	36,919,778	41,087,338
Due from other banks	49,318,680	1,531,856	5,641,970	34,955,098	—	91,447,604
Loans and advances to customers	21,430,736	97,923,685	88,954,139	163,925,295	1,205,013	373,438,868
Financial assets available-for-sale	—	—	—	—	28,699,859	28,699,859
Investments in subsidiaries and associates	—	—	—	—	60,103,185	60,103,185
Other assets	4,681,011	991,185	4,646,766	312,613	88,046	10,719,621
Premises and equipment	—	—	—	—	16,604,655	16,604,655
Intangible assets	—	—	—	—	101,586	101,586

Total assets	267,188,697	103,181,312	100,770,566	204,112,654	143,722,122	818,975,351

Liabilities
Due to other banks	28,298,780	11,201,738	10,090,333	16,063,544	—	65,654,395
Customer deposits	149,567,984	106,136,136	33,067,213	8,127,468	—	296,898,801
Other borrowed funds	33,570	7,946,369	13,892,553	29,976,160	—	51,848,652
Debt securities issued	9,050,731	13,036,120	41,432,156	170,423,370	—	233,942,377
Subordinated debt	—	—	—	20,178,763	—	20,178,763
Deferred tax liability	—	—	—	—	251,988	251,988
Other liabilities	2,369,685	1,630,131	153,878	69,818	—	4,223,512

Total liabilities	189,320,750	139,950,494	98,636,133	244,839,123	251,988	672,998,488

Net gap	77,867,947	(36,769,182)	2,134,433	(40,726,469)	143,470,134	145,976,863

Cumulative liquidity gap	77,867,947	41,098,765	43,233,198	2,506,729	145,976,863

34.           Fair Values of Financial Instruments

Fair value is the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation, and is best evidenced by a quoted market price.

The estimated fair values of financial instruments have been determined by the Bank using available market information, where it exists, and appropriate valuation methodologies. However, judgment is necessarily required to interpret market data to determine the estimated fair value. While Management has used available market information in estimating the fair value of financial instruments, the market information may not be fully reflective of the value that could be realized in the current circumstances.

73

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

34.           Fair Values of Financial Instruments (continued)

Financial instruments carried at fair value. Financial assets at fair value through profit or loss and financial assets available-for-sale are carried on the balance sheet at their fair value. The fair value of these assets was determined by Management on the basis of market quotations. For details of fair value estimation of unquoted shares refer to Notes 5 and 11.

Due from other bank and cash and cash equivalents. Management has estimated that at 31 December 2007 and 2006 the fair value of due from other banks and cash and cash equivalents was not materially different from their respective carrying value. This is primarily due to the fact that it is practice to renegotiate interest rates to reflect current market conditions and, therefore, a majority of balances carry interest at rates approximating market interest rates.

Loans and advances to customers. Management has estimated that at 31 December 2007 and 2006 the fair value of loans and advances to customers was not materially different from respective carrying value. This is primarily due to the fact that it is practice to renegotiate interest rates to reflect current market conditions and, therefore, a majority of balances carry interest at rates approximating market interest rates.

Borrowings. Management has estimated that at 31 December 2007 and 2006 the fair values of borrowings were not materially different from their respective carrying values. This is primarily due to the fact that it is practice to renegotiate interest rates to reflect current market conditions and, therefore, a majority of balances carry interest at rates approximating market interest rates.

Debt securities issued. The fair values of debt securities were determined by Management on the basis of market quotations.

	31 December 2007		31 December 2006
	Carrying amount	Fair value	Carrying amount	Fair value
Financial assets
Cash and short-term funds	106,405,673	106,405,673	92,135,669	92,135,669
Financial assets at fair value through profit or loss	198,287,238	198,287,238	94,422,661	94,422,661
Financial assets pledged under repurchase agreements and loaned financial assets	18,045,601	18,045,601	41,087,338	41,087,338
Due from other banks	220,801,999	220,801,999	91,447,604	91,447,604
Russia	104,451,532	104,451,532	34,840,305	34,840,305
OECD	78,456,868	78,456,868	50,300,957	50,300,957
Other	37,893,599	37,893,599	6,306,342	6,306,342
Loans and advances to customers	793,445,136	793,445,136	373,438,868	373,438,868
Loans to legal entities	791,809,717	791,809,717	368,350,864	368,350,864
Loans to individuals	1,635,419	1,635,419	5,088,004	5,088,004
Financial assets available-for-sale	31,223,338	31,223,338	28,699,859	28,699,859

Financial liabilities
Due to other banks	235,693,709	235,693,709	65,654,395	65,654,395
Customer deposits	518,173,205	518,173,205	296,898,801	296,898,801
Deposits of legal entities	483,718,475	483,718,475	225,248,122	225,248,122
Deposits of individuals	34,454,730	34,454,730	71,650,679	71,650,679
Other borrowed funds	48,946,298	48,946,298	51,848,652	51,848,652
Debt securities issued	326,044,660	321,721,665	233,942,377	234,569,501
Subordinated debt	18,844,780	18,925,120	20,178,763	20,625,075

74

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

34.           Fair Values of Financial Instruments (continued)

Debt securities issued (continued). The following table shows an analysis of financial instruments recorded at fair value, between those whose fair value is based on quoted market prices, those involving valuation techniques where all the model inputs are observable in the market, and those where the valuation techniques involves the use of non-market observable inputs.

The table below shows an analysis of financial instruments recorded at fair value as at 31 December 2007:

	Quoted price	Valuation techniques – market observable inputs	Valuation techniques – non-market observable inputs	Total
Financial assets

Derivative financial instruments	6,014,632	4,299,087	1,119,327	11,433,046
Financial assets at fair value through profit or loss
Financial assets held for trading	167,373,582	—	7,977,515	175,351,097
Financial assets designated as at fair value through profit or loss	11,503,095	—	—	11,503,095
Financial assets pledged under repurchase agreements and loaned financial assets
Financial assets held for trading	14,047,213	—	—	14,047,213
Financial assets available-for-sale	—	—	—	—
Unquoted promissory notes of Russian companies and banks	—	—	3,998,388	3,998,388
Financial assets available-for-sale	—	—	31,223,338	31,223,338

Financial liabilities

Derivative financial instruments	3,724,518	1,413,864	2,622,411	7,760,793

75

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

34.           Fair Values of Financial Instruments (continued)

Debt securities issued (continued). The table below shows an analysis of financial instruments recorded at fair value as at 31 December 2006:

	Quoted price	Valuation techniques – market observable inputs	Valuation techniques – non-market observable inputs	Total
Financial assets
Derivative financial instruments	564,745	382,657	611,694	1,559,096
Financial assets at fair value through profit or loss
Financial assets held for trading	84,618,399	—	5,582,193	90,200,592
Financial assets designated as at fair value through profit or loss	2,662,973	—	—	2,662,973
Financial assets pledged under repurchase agreements and loaned financial assets
Financial assets held for trading	510,734	—	—	510,734
Financial assets available-for-sale	36,919,778	—	—	36,919,778
Unquoted promissory notes of Russian companies and banks	—	—	3,656,826	3,656,826
Financial assets available-for-sale	—	—	28,699,859	28,699,859

Financial liabilities

Derivative financial instruments	744,208	222,867	—	967,075

35.           Related Party Transactions

Parties are considered to be related if one party has the ability to control the other party or exercise significant influence over the other party in making financial or operational decisions as defined by IAS 24 “Related Party Disclosures”. In considering each possible related party relationship, attention is directed to the substance of the relationship, not merely the legal form.

76

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

35.           Related Party Transactions (continued)

Transactions and balances with related parties comprise transactions and balances with directly and indirectly state-owned entities, subsidiaries and associates of the Bank and are described in the table below:

Balance sheet

	31 December 2007		31 December 2006
	State-owned entities	Subsidiaries and associates	State-owned entities	Subsidiaries and associates
Assets
Cash and short-term funds	47,806,825	39,709,638	27,230,562	32,832,712
Mandatory cash balances with the CBR	12,347,941	—	10,214,305	—
Financial assets at fair value through profit or loss	130,859,910	698,111	58,980,308	984,704
Financial assets pledged under repurchase agreements and loaned financial assets	13,189,802	—	3,656,826	—
Due from other banks	46,294,309	90,531,776	11,804,298	33,831,584
Loans and advances to customers	209,773,576	43,212,144	91,143,512	6,469,795
Provision for loan impairment	(2,394,858)	(1,078,652)	(1,339,794)	(889,176)
Financial assets available-for-sale	9,578,407	19,995,293	8,751,985	18,698,925
Other assets	—	7,363,860	—	—

Liabilities
Due to other banks	55,492,964	13,659,975	2,588,339	1,844,534
Customer deposits	227,348,428	11,799,145	93,161,561	1,417,070
Other borrowed funds	15,453,542	1,680,151	13,171,674	1,254,385
Debt securities issued	—	772,740	—	—

Credit related commitments
Guarantees issued	43,918,700	823,423	41,892,780	1,654,866
Undrawn credit lines	16,980,504	10,026,186	27,173,695	5,081,092
Import letters of credit	3,655,712	7,036,869	2,580,448	1,277,434
Commitments to extend credit	7,469,080	1,175,143	4,265,638	7,440,531

Income statement

	2007	2006

Interest income
Loans and advances to customers	12,831,057	9,654,091
Securities	4,973,032	3,722,305
Due from other banks	5,678,525	825,122

Interest expense
Customer deposits	(8,052,994)	(3,381,900)
Due to other banks	(1,245,053)	(898,694)

Reversal of provision (provision) for impairment	(1,244,540)	(810,303)
Gain from disposal of subsidiaries	—	821,041
Realized gains on financial assets available-for-sale	4,117,897	—

Related party transactions also include:

•                  In March 2007, VTB purchased 25% + 1 share in OJSC Terminal from a related party for RUR 1,024,910 thousand, or USD 40 million.

77

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

35.           Related Party Transactions (continued)

Forthe period ended 31 December 2007, the total remuneration of the directors and key management personnel, including pension contributions and discretionary compensations, amounted to RUR 487,149 thousand (31 December 2006: RUR 237,131 thousand). Pension contributions related to directors and key management personnel and included in the remuneration above amounted to RUR 10,918 thousand (31 December 2006: RUR 4,313 thousand).

36.           Capital Management and Capital Adequacy

The Bank’s policy is to maintain a strong capital base so as to maintain investor, creditor and market confidence and to sustain future development of its business.

The Central Bank of Russia requires banks to maintain a capital adequacy ratio of 10% of risk-weighted assets, computed based on Russian accounting legislation on a stand-alone basis.

As of 31 December 2007 and 2006, VTB Bank’s CBR capital adequacy ratio on this basis exceeded the statutory minimum, amounting up to 19.0% and 14.5%, respectively. VTB Bank was in compliance with the CBR statutory capital ratio during the periods ended 31 December 2007 and 31 December 2006.

As of 31 December 2007 and 2006, the VTB Bank’s statutory CBR capital adequacy ratio on this basis was based on the following underlying amounts:

	31 December 2007	31 December 2006

Capital	278,296	97,342
Risk-weighted assets	1,464,716	670,860

Capital ratio	19.0%	14.5%

Regulatory capital for CBR capital adequacy ratio consists of Tier 1 capital, which comprises share capital, share premium, retained earnings less accrued dividends. The other component of regulatory capital is Tier 2 capital, which includes subordinated long-term debt and premises revaluation reserves, less investments in subsidiaries and associates.

37.           Subsequent Events

Historically, for the purpose of preparation of IFRS financial statements, the Management of the Bank selected the United States dollar (“USD”) as the functional currency (refer to Note 3).

In 2007, however, the Bank performed a re-assessment of its functional currency for the purposes of International Accounting Standard 21 “The Effects of Changes in Foreign Exchange Rates” (IAS 21) due to the following reasons:

•                  The rouble share of the Bank’s assets and liabilities is constantly increasing;

•                  The Bank’s customer base is expanding to include more Russian corporations and individuals, whose revenues are generated in Russian roubles;

•                  The Russian rouble is the currency of the primary economic environment in which the Bank operates.

As a result, the Bank concluded to change the functional currency of the Bank from the USD to the Russian rouble (RUR) starting from 1 January 2008.

78

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2007 (continued)

(expressed in thousands of Russian roubles)

37.           Subsequent Events (continued)

In accordance with IAS 21 “The Effects of Changes in Foreign Exchange Rates”, the change in the functional currency will be accounted for prospectively from 1 January 2008. In the 2008 IFRS financial statements the comparative balance sheet as at 31 December 2007, will be translated to Russian roubles using the exchange rate as of 31 December 2007, and the comparative income statement for the year ended 31 December 2007, will be translated to Russian roubles using the average exchange rate for the year 2007.

In 2007, the net gains from foreign currency translation resulted primarily from assets and liabilities denominated in Russian roubles. Due to the change in the functional currency to the Russian rouble, commencing 1 January 2008, the Bank will no longer recognize translation gains or losses from assets and liabilities denominated in Russian roubles.

In March 2008, the share capital of Vietnam-Russia Joint Venture Bank was increased. VTB contributed to the capital USD 15.9 million retaining a 49% ownership.

On 14 April 2008, VTB announced an offer to purchase the remaining minority stakes in VTB North-West in accordance with the Russian legal requirements and the plan approved by VTB’s Supervisory Council on 16 October 2007 for further integration of the business of VTB North-West into the Group. Under the terms of the offer, VTB North-West shareholders can, within the period till 23 June 2008, accept the offer to sell their shares for RUR 45.00 per share.

79

Translation from the original in the Russian language

VTB Bank

Financial Statements
and Auditors’ Report

For the year ended 31 December 2008

Translation from the original in the Russian language

VTB Bank

Financial Statements and Independent Auditors’

CONTENTS

INDEPENDENT AUDITORS’ REPORT

FINANCIAL STATEMENTS

Balance Sheet		1
Statement of Income		2
Statement of Cash Flows		3
Statements of Changes in Shareholders’ Equity		5

NOTES TO THE FINANCIAL STATEMENTS

1.	Principal Activities	7
2.	Operating Environment of the Bank	7
3.	Basis of Preparation	8
4.	Summary of Principal Accounting Policies	19
5.	Significant Accounting Estimates and Judgments	31
6.	Cash and Short-Term Funds	33
7.	Financial Assets at Fair Value through Profit or Loss	33
8.	Financial Assets Pledged under Repurchase Agreements and Loaned Financial Assets	35
9.	Due from Other Banks	36
10.	Loans and Advances to Customers	36
11.	Financial Assets Available-for-Sale	38
12.	Investments in Subsidiaries and Associates	38
13.	Investment Securities Held to Maturity	43
14.	Premises and Equipment	43
15.	Intangible Assets	45
16.	Other Assets	45
17.	Due to Other Banks	46
18.	Customer Deposits	46
19.	Other Borrowed Funds	47
20.	Debt Securities Issued	48
21.	Subordinated Debt	49
22.	Other Liabilities	50
23.	Share Capital and Reserves	50
24.	Interest Income and Expense	51
25.	Gains less Losses Arising from Financial Instruments at Fair Value through Profit or Loss	51
26.	Fee and Commission Income and Expense	52
27.	Other Operating Income	52
28.	Staff Costs and Administrative Expenses	52
29.	Allowances for Impairment and Provisions	53
30.	Income Tax Expense	54
31.	Basic and Diluted Earnings per Share	57
32.	Dividends	57
33.	Contingencies, Commitments and Derivative Financial Instruments	58
34.	Financial Risk Management	62
35.	Fair Value of Financial Instruments	87
36.	Related Party Transactions	90
37.	Capital Management and Capital Adequacy	91
38.	Subsequent Events	92

CJSC Ernst & Young Vneshaudit Sadovnicheskaya Nab., 77, bld. 1 Moscow, 115035, Russia Tel: +7 (495) 705 9700 +7 (495) 755 9700 Fax: +7 (495) 755 9701 www.ey.com/russia	ЗАО «Эрнст энд Янг Внешаудит» Россия, 115035, Москва Садовническая наб., 77, стр. 1 Тел: +7 (495) 705 9700 +7 (495) 755 9700 Факс: +7 (495) 755 9701 ОКПО: 00139790

Translation from the original in the Russian language

INDEPENDENT AUDITORS’ REPORT

To the Supervisory Council and Shareholders of VTB Bank:

We have audited the accompanying financial statements of VTB Bank (“the Bank”), which comprise the balance sheet as at 31 December 2008, and the statement of income, statement of changes in shareholders’ equity and statement of cash flows for the year ended 31 December 2008, and a summary of significant accounting policies and other explanatory notes.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with International Financial Reporting Standards. This responsibility includes: designing, implementing and maintaining internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements present fairly, in all material respects, the financial position of the Bank as at 31 December 2008, and its financial performance and its cash flows for the year ended 31 December 2008 in accordance with International Financial Reporting Standards.

ZAO “Ernst & Young Vneshaudit”

27 April 2009

Translation from the original in the Russian language

VTB Bank

Balance Sheet as of 31 December 2008

(expressed in thousands of Russian roubles)

	Notes	31 December 2008	31 December 2007

Assets
Cash and short-term funds	6	432,474,684	106,405,673
Mandatory cash balances with the CBR		1,921,331	12,347,946
Financial assets at fair value through profit or loss	7	111,622,173	198,287,238
Financial assets pledged under repurchase agreements and loaned financial assets	8	20,319,815	18,045,601
Due from other banks	9	294,121,277	220,801,999
Loans and advances to customers	10	1,536,001,931	793,445,136
Financial assets available-for-sale	11	33,238,994	31,223,338
Investments in subsidiaries and associates	12	134,576,924	100,166,547
Investment securities held to maturity	13	16,888,937
Premises and equipment	14	29,451,952	21,865,621
Intangible assets	15	19,388	55,472
Deferred tax asset	30	4,413,805	1,991,287
Other assets	16	15,534,797	18,212,108

Total assets		2,630,586,008	1,522,847,966

Liabilities
Due to other banks	17	299,158,977	235,693,709
Customer deposits	18	523,337,325	518,173,205
Other borrowed funds	19	606,179,903	48,946,298
Debt securities issued	20	502,001,521	326,044,660
Other liabilities	22	120,515,038	12,589,321
Total liabilities before subordinated debt		2,051,192,764	1,141,447,193

Subordinated debt	21	221,353,818	18,844,780

Total liabilities		2,272,546,582	1,160,291,973

Equity
Share capital	23	75,706,892	93,535,962
Share premium	23	215,922,497	232,266,706
Unrealized gain on financial assets available-for-sale and cash flow hedge		13,601,695	14,548,223
Premises revaluation reserve		8,876,867	9,335,372
Effect of financial statements’ translation from the functional currency into the presentation currency		—	(37,700,574)
Retained earnings		43,931,475	50,570,304

Total equity		358,039,426	362,555,993

Total liabilities and equity		2,630,586,008	1,522,847,966

Approved for issue and signed on 27 April 2009.

A.L. Kostin
President - Chairman of the Management Board

O.A. Avdeeva
Chief Accountant

The notes No. 1-38 form an integral part of these financial statements

1

Translation from the original in the Russian language

VTB Bank

Statement of Income for the Year Ended 31 December 2008

(expressed in thousands of Russian roubles)

	Notes	2008	2007

Interest income	24	141,179,366	67,245,326
Interest expense	24	(92,069,052)	(40,266,028)

Net interest income		49,110,314	26,979,298
Provision charge for impairment	29	(36,946,331)	(6,547,513)

Net interest income after provision for impairment		12,163,983	20,431,785

Gains less losses arising from financial instruments at fair value through profit or loss	25	9,812,327	5,824,333
Gains less losses/(losses net of gains) from available-for-sale financial assets	8, 11	(301,339)	4,105,625
Gains less losses/(losses net of gains) arising from dealing in foreign currencies		(65,107,727)	10,852,887
Foreign exchange translation gains less losses		67,230,818	4,205,960
Fee and commission income	26	7,396,132	7,639,442
Fee and commission expense	26	(982,902)	(676,917)
Recovery of / (provision charge for) impairment of other assets and credit related commitments	29	(4,071,473)	62,742
Other operating income	27	8,061,738	3,784,170

Net non-interest income		22,037,574	35,798,242

Net operating income		34,201,557	56,230,027

Staff costs and administrative expenses	28	(22,224,714)	(21,377,181)
Gains from sale of subsidiary banks	12	—	3,516,253

Profit before taxation		11,976,843	38,369,099

Income tax expense	30	(7,840,958)	(5,840,479)

Net profit		4,135,885	32,528,620

Basic and diluted earnings per share (expressed in kopecks per share)	31	0.061508	0.530736
Basic and diluted earnings per share – continuing operations (expressed in kopecks per share)		0.061508	0.530736

The notes No. 1-38 form an integral part of these financial statements

2

Translation from the original in the Russian language

VTB Bank

Statement of Cash Flows for the Year Ended 31 December 2008

(expressed in thousands of Russian roubles)

	Notes	2008	2007

Cash flows from operating activities
Interest received		132,588,351	64,822,015
Interest paid		(77,960,798)	(37,119,921)
Income received on operations with financial instruments at fair value through profit or loss		(964,158)	6,973,243
Gains arising from dealing in foreign currencies		(32,952,320)	8,176,051
Fees and commissions received		5,844,466	7,639,442
Fees and commissions paid		(923,938)	(676,917)
Other operating income received		2,275,488	396,517
Staff costs and administrative expenses paid		(21,610,600)	(18,908,439)
Income tax paid		(9,295,856)	(9,044,327)

Cash flows (used in) from operating activities before changes in operating assets and liabilities		(2,999,365)	22,257,664

Net decrease (increase) in operating assets
Net decrease (increase) in mandatory cash balances with the CBR		10,426,724	(2,133,641)
Net decrease in restricted cash		65,186	1,534,344
Net decrease (increase) in financial assets at fair value through profit or loss		119,471,398	(99,333,354)
Net increase in due from other banks		(39,474,103)	(134,031,193)
Net increase in loans and advances to customers		(620,498,550)	(440,845,630)
Net decrease (increase) in other assets		6,120,279	(7,936,459)

Net (decrease) increase in operating liabilities
Net increase in due to other banks		34,093,078	172,407,007
Net (decrease) increase in customer deposits		(18,376,585)	225,962,609
Net increase in promissory notes and certificates of deposits issued		100,919,288	8,912,904
Net decrease in other liabilities		(5,291,388)	(437,692)

Net cash used in operating activities		(415,544,038)	(253,643,441)

Cash flows used in investing activities
Proceeds from sale or maturities of investment securities available-for-sale		9,377,303	38,288,030
Purchase of investment securities available-for-sale		(6,259,689)	(6,081,508)
Purchase of subsidiaries and associates		(35,990,509)	(10,043,021)
Increase in share capital of subsidiary banks		—	(36,312,716)
Purchase of investment securities held to maturity		(5,101,976)	—
Increase in share capital of associates		(376,720)	—
Purchase of minority interests in subsidiaries		(834,465)	—
Proceeds from sale of subsidiaries		—	3,766,007
Dividends received from subsidiaries		6,148,866	3,042,353
Purchases of premises and equipment		(2,864,557)	(3,229,431)
Proceeds from sale of premises and equipment		1,159,218	1,396,269
Purchase of intangible assets		(3,952)	(15,528)
Proceeds from sale of intangible assets		608	2,333

Net cash used in investing activities		(34,745,873)	(9,187,212)

The notes No. 1-38 form an integral part of these financial statements

3

	Notes	2008	2007

Cash flows from financing activities
Dividends paid		(9,010,346)	(3,439,334)
Proceeds from other borrowed funds		526,705,858	23,189,209
Repayment of other borrowed funds		(20,699,639)	(17,244,892)
Proceeds from syndicated loans		32,934,300	—
Repayment of syndicated loans		(8,674,854)	(10,926,271)
Repayment of RUR-denominated bonds		(2,528,480)	—
Proceeds from issuance of Eurobonds		84,010,300	129,079,840
Repayment of Eurobonds		(56,732,235)	(32,947,520)
Repayment of SSD debentures (Shuldscheindarlehen)		—	(7,049,727)
Proceeds from share issue, less transaction costs		—	203,016,070
Proceeds from subordinated debt		200,000,000

Net cash from financing activities		746,004,904	283,677,375

Effect of exchange rate changes on cash and cash equivalents		30,419,205	(5,042,374)

Net increase in cash and cash equivalents		326,134,198	15,804,348

Cash and cash equivalents, beginning	6	105,278,331	89,473,983

Cash and cash equivalents, ending	6	431,412,529	105,278,331

The notes No. 1-38 form an integral part of these financial statements

4

Translation from the original in the Russian language

VTB Bank

Statement of Changes in Shareholders’ Equity for the Year Ended 31 December 2008

(expressed in thousands of Russian roubles)

	Share capital	Share premium	Unrealized gain on financial assets available-for-sale and cash flow hedge	Premises revaluation reserve	Effect of financial statements’ translation from the functional currency into the presentation currency	Retained earnings	Total

Balance at 31 December 2006	78,405,701	43,649,988	13,481,897	5,255,980	(16,120,744)	21,304,041	145,976,863
Unrealized gain on financial assets available-for-sale, net of tax (Notes 8, 11)	—	—	3,644,766	—	—	—	3,644,766
Transferred to profit or loss on sale or impairment, net of tax (Notes 8, 11)	—	—	(3,879,030)	—	—	—	(3,879,030)
Unrealized gains less losses on cash flow hedge, net of tax (Note 32)	—	—	1,300,590	—	—	—	1,300,590
Premises revaluation, net of tax (Note 14)	—	—	—	4,256,369	—	—	4,256,369
Transfer of premises revaluation reserve upon disposal or depreciation	—	—	—	(176,977)	—	176,977	—
Effect of financial statements’ translation from the functional currency into the presentation currency	—	—	—	—	(21,579,830)	—	(21,579,830)

Total income recognized directly in equity	—	—	1,066,326	4,079,392	(21,579,830)	176,977	(16,257,135)

Net profit	—	—	—	—	—	32,528,620	32,528,620

Total income and expense for the period	—	—	1,066,326	4,079,392	(21,579,830)	32,705,597	16,271,485
Dividends declared (Note 31)	—	—	—	—	—	(3,439,334)	(3,439,334)
Share issue (Note 22)	15,130,261	188,616,718	—	—	—	—	203,746,979

Balance at 31 December 2007	93,535,962	232,266,706	14,548,223	9,335,372	(37,700,574)	50,570,304	362,555,993

The notes No. 1-38 form an integral part of these financial statements

5

Translation from the original in the Russian language

VTB Bank

Statement of Changes in Shareholders’ Equity for the Year Ended 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

	Share capital	Share premium	Unrealized gain on financial assets available-for-sale and cash flow hedge	Premises revaluation reserve	Effect of financial statements’ translation from the functional currency into the presentation currency	Retained earnings	Total

Balance at 31 December 2007	93,535,962	232,266,706	14,548,223	9,335,372	(37,700,574)	50,570,304	362,555,993
Effect of change in functional currency	(17,829,070)	(16,344,209)	(838,625)	(418,891)	37,700,574	(2,269,779)	—
Balance at 1 January 2008	75,706,892	215,922,497	13,709,598	8,916,481	—	48,300,525	362,555,993
Unrealized gain on financial assets available-for-sale, net of tax (Notes 8, 11)	—	—	557,182	—	—	—	557,182
Transferred to profit or loss on sale or impairment, net of tax (Notes 8, 11)	—	—	141,786	—	—	—	141,786
Transferred to profit or loss on cash flow hedges, net of tax (Note 33)	—	—	(1,046,366)	—	—	—	(1,046,366)
Unrealized gains less losses on cash flow hedge, net of tax (Note 33)	—	—	222,344	—	—	—	222,344
Adjustment of deferred income tax liability due to change in applicable income tax rate (Note 30)	—	—	17,151	465,797	—	—	482,948
Transfer of premises revaluation reserve upon disposal or depreciation	—	—	—	(505,411)	—	505,411	—

Total income recognized directly in equity	—	—	(107,903)	(39,614)	—	505,411	357,894

Net profit	—	—	—	—	—	4,135,885	4,135,885

Total income and expense for the period	—	—	(107,903)	(39,614)	—	4,661,296	4,493,779
Dividends declared and paid (Note 32)	—	—	—	—	—	(9,010,346)	(9,010,346)

Balance at 31 December 2008	75,706,892	215,922,497	13,601,695	8,876,867	—	43,931,475	358,039,426

The notes No. 1-38 form an integral part of these financial statements

6

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2008

(expressed in thousands of Russian roubles)

1.                            Principal Activities

VTB Bank (open joint-stock company) (the “Bank” or “VTB”) was formed as Russia’s foreign trade bank under the laws of the Russian Federation (the “RF”) on 17 October 1990. In 1998, following several reorganizations, VTB was reorganized into an open joint-stock company. In March 2007, the Bank for Foreign Trade was renamed VTB Bank (open joint-stock company).

On 2 January 1991, VTB received a general banking license (number 1000) from the Central Bank of Russia (CBR). In addition, VTB holds licenses required for trading and holding securities and engaging in other securities-related activities, including acting as a broker, a dealer and a custodian, and providing asset management and special depositary services. VTB is regulated and supervised by the CBR and the Federal Service for Financial Markets.

On 29 December 2004, the Bank became a member of the obligatory deposit insurance system provided by the State Corporation “Agency for Deposits Insurance”. The State deposit insurance scheme implied that the State Corporation “Agency for Deposits Insurance” will guarantee repayment of individual deposits up to 100 thousand Russian roubles (“RUR”) per individual in case of the withdrawal of a license of a bank or a CBR imposed moratorium on payments in full amount and for individual deposits exceeding RUR 100 thousand a 90% payment is guaranteed. From 25 March 2007 the maximum amount of guaranteed payment increased up to RUR 400 thousand. From 1 October 2008 the maximum total amount of guaranteed payment was increased up to RUR 700 thousand with a 100% compensation of deposited amount.

On 5 October 2005, VTB re-registered its legal address to 29 Bolshaya Morskaya Street, Saint-Petersburg 190000, Russian Federation. VTB’s Head Office is located in Moscow.

The Bank operates predominantly in the commercial banking sector. This includes deposit taking and commercial lending in freely convertible currencies and in Russian roubles, support of clients’ export/import transactions, foreign exchange, securities trading, and trading in derivative financial instruments. The Bank conducts its banking business in Russia through 55 branches located in major Russian regions.

VTB’s majority shareholder is the Russian Federation state, acting through the Federal Property Agency, which holds 77.47% of VTB’s issued and outstanding shares at 31 December 2008 (31 December 2007: 77.47%).

The number of employees of the Bank at 31 December 2008 was 10,600 (31 December 2007: 10,265).

Unless otherwise noted herein, all amounts are expressed in thousands of Russian roubles.

2.                            Operating Environment of the Bank

Russia continues economic reforms and development of its legal, tax and regulatory frameworks as required by a market economy. The future stability of the Russian economy is largely dependent upon these reforms and developments and the effectiveness of economic, financial and monetary measures undertaken by the government.

7

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

2.                            Operating Environment of the Bank (continued)

The Russian economy is vulnerable to market downturns and economic slowdowns elsewhere in the world. The ongoing global financial crisis has resulted in capital markets instability, significant deterioration of liquidity in the banking sector, and tighter credit conditions within Russia. While the Russian Government has introduced a range of stabilization measures aimed at providing liquidity and supporting refinancing of foreign debt for Russian banks and companies, there continues to be uncertainty regarding the access to capital and cost of capital for the Bank and its counterparties, which could affect the Bank’s financial position, results of operations and business prospects.

Due to the fall in prices in global and Russian securities markets, the Bank may face a significant decrease in the values of securities, which may have a material negative impact on the financial result of the Bank. To the extent that information is available, the Bank has reflected revised estimates of expected future cash flows in its impairment assessment.

Also, the borrowers of the Bank may have been affected by the deterioration in liquidity, which could in turn impact their ability to repay the amounts due to the Bank. Due to the fall in securities markets, the Bank may face a significant decrease in the values of securities pledged as collateral against loans extended by the Bank. The Bank also bears the risk of adverse effect from the credit related commitments as a result of deterioration in market situation. To the extent that information is available, the Bank has reflected revised estimates of expected future cash flows in its impairment assessment.

While management believes it is taking appropriate measures to support the sustainability of the Bank’s business in the current circumstances, unexpected further deterioration in the areas described above could negatively affect the Bank’s results and financial position in a manner not currently determinable.

3.                            Basis of Preparation

General

These financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”). The Bank maintains its accounting records in accordance with the Russian legislation. These financial statements are based on those accounting books and records, as adjusted and reclassified to comply with IFRS.

These financial statements have been prepared under the historical cost convention, as modified by the revaluation of premises and equipment, available-for-sale financial assets, and financial instruments categorized as at fair value through profit or loss. The principal accounting policies applied in the preparation of these financial statements are set out below. These policies have been consistently applied to all the periods presented, unless otherwise stated.

The national currency of the Russian Federation, where the Bank is domiciled, is the Russian rouble (RUR). Historically, for the purpose of preparation of IFRS financial statements, the management of the Bank selected the United States dollar (“USD”) as the functional currency.

In 2007, the Bank performed a re-assessment of its functional currency for the purposes of International Accounting Standard 21 “The Effects of Changes in Foreign Exchange Rates” (IAS 21) due to the following reasons:

•                  the rouble share of the Bank’s assets and liabilities is constantly increasing;

•                  the Bank’s customer base is expanding to include more Russian corporations and individuals, whose revenues are generated in Russian roubles;

•                  the Russian rouble is the currency of the primary economic environment in which the Bank operates.

8

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

3.                            Basis of Preparation (continued)

General (continued)

As a result, the Bank changed the functional currency of the Bank from the USD to the Russian rouble (RUR) starting from 1 January 2008.

In accordance with IAS 21 “The Effects of Changes in Foreign Exchange Rates”, the change in the functional currency was accounted for prospectively from 1 January 2008.

Presentation currency.

According to the requirements of the Bank of Russia (CBR), the presentation currency of the IFRS financial statements is the rouble of the Russian Federation (the “rouble”, “Russian rouble”). The rouble is not a fully convertible currency outside the Russian Federation. In the Russian Federation, official exchange rates are set daily by the CBR. Market rates can differ from official ones; however, they are generally within a narrow range monitored by the CBR.

Foreign currency translation

Transactions in foreign currencies are initially recorded in the functional currency rate ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are retranslated at the functional currency rate of exchange ruling at the balance sheet date. Gains and losses resulting from the translation of foreign currency transactions are recognized in the statement of income as foreign exchange translation gains less losses. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined.

At 31 December 2008, the principal rate of exchange used for translating balances in US dollars to RUR was USD 1 to RUR 29.3804 (at 31 December 2007: USD 1 to RUR 24.5462) and the principal rate of exchange used for translating balances in euro to RUR was EUR 1 to RUR 41.4411 (at 31 December 2007: EUR 1 to RUR 35.9332).

According to management, all adjustments and reclassifications required for the fair presentation of financial statements in accordance with IFRS have been made.

Changes in accounting policies

The accounting policies adopted are consistent with those of the previous financial year, except for IAS 39 and IFRS 7 amendment, described below.

Amendment to IAS 39 “Financial Instruments: Recognition and Measurement” and IFRS 7 “Financial instruments: Disclosures” — “Reclassification of Financial Assets”

The amendments to IAS 39 and IFRS 7 were issued on 13 October 2008 and allowed the reclassification from the category of non-derivative financial assets held for trading:

•                  to loans and advances to customers or to due from other banks in case these financial assets meet the definition of loans and receivables under IAS 39, or

•                  to investment securities held-to-maturity or to available-for-sale financial assets in case of change in intention “in rare circumstances”.

The amendments also allow transfer of certain financial assets from the available-for-sale category to loans and receivables category in case these financial assets meet the definition of loans and receivables under IAS 39.

9

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

3.                            Basis of Preparation (continued)

Changes in accounting policies (continued)

The effective date of those amendments is 1 July 2008. Any reclassification made in periods beginning on or after 1 November 2008 shall take effect only from the date when the reclassification is made. The disclosures about reclassifications made are presented below.

Certain new interpretations became effective for the Bank from 1 January 2008:

IFRIC 11 “IFRS 2 — Group and Treasury Share Transactions” (effective for annual periods beginning on or after 1 March 2007). Interpretation requires arrangements whereby an employee is granted rights to an entity’s equity instruments to be accounted for as an equity-settled scheme, even if the entity buys the instruments from another party, or the shareholders provide the equity instruments needed. This Interpretation has no impact on the Bank.

IFRIC 12 “Service Concession Arrangements” (effective for annual periods beginning on or after 1 January 2008) — IFRIC Interpretation 12 was issued in November 2006. This Interpretation applies to service concession operators and explains how to account for the obligations undertaken and rights received in service concession arrangements. This Interpretation has no impact on the Bank.

IFRIC 14 “IAS 19 — The Limit on a Defined Benefit Asset, Minimum Funding Requirements and their Interaction” (effective for annual periods beginning on or after 1 January 2008) — IFRIC Interpretation 14 was issued in July 2007. This Interpretation provides guidance on how to assess the limit on the amount of surplus in a defined benefit scheme that can be recognized as an asset under IAS 19 “Employee Benefits”. This Interpretation has no impact on the Bank.

Reclassifications

Following the amendments to IAS 39 and IFRS 7, “Reclassification of Financial Assets”, the Bank reclassified certain financial assets held for trading to loans and advances to customers, due from other banks and investment securities held-to-maturity.

The Asset and Liability Management Committee of VTB acknowledged the occurrence of rare circumstances due to the crisis in international financial markets starting from 1 September 2008. The declines in market prices that occurred in the third quarter of 2008 represent a rare event as they are significantly out of line with historical volatilities observed in financial markets.

The Bank identified debt instruments previously booked either as held for trading or available-for-sale, which were no longer held for the purpose of selling or repurchasing in the near term and for which the Bank has the intention and ability to hold for the foreseeable future or until maturity and for which markets have become inactive. These debt instruments were reclassified into loans and advances to customers or to amounts due from other banks.

10

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

3.                            Basis of Preparation (continued)

Reclassifications (continued)

The Bank also identified debt instruments previously booked as held for trading, which are traded in active markets and for which the Bank has the positive intention and ability to hold them to maturity. These debt instruments were reclassified to investment securities held-to-maturity upon occurrence of “rare circumstances”, i.e. 1 September 2008.

The following tables show carrying values and fair values of the reclassified debt securities (which are not pledged under repurchase agreements (see Note 6)) at each reclassification date.

	1 July 2008	31 December 2008
	Fair value	Carrying value	Fair value
Financial assets held for trading reclassified to due from other banks	3,709,082	3,691,460	3,599,719
Financial assets held for trading reclassified to loans and advances to customers	9,753,265	9,783,796	8,515,869
Total financial assets reclassified on 1 July 2008	13,462,347	13,475,256	12,115,588

	1 September 2008	31 December 2008
	Fair value	Carrying value	Fair value
Financial assets held for trading reclassified to investment securities held-to-maturity	12,980,094	12,955,091	12,306,904
Total financial assets reclassified on 1 September 2008	12,980,094	12,955,091	12,306,904

	Other dates	31 December 2008
	Fair value	Carrying value	Fair value
Financial assets held for trading reclassified to loans and advances to customers	2,095,818	2,087,165	1,460,945
Total financial assets reclassified on other dates	2,095,818	2,087,165	1,460,945

The following tables show carrying values and fair values of the reclassified debt securities (pledged under repurchase agreements) at each reclassification date.

	1 September 2008	31 December 2008
	Fair value	Carrying value	Fair value
Financial assets held for trading reclassified to investment securities held-to-maturity	18,396,733	18,253,338	17,966,522
Total financial assets reclassified on 1 September 2008	18,396,733	18,253,338	17,966,522

11

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

3.                            Basis of Preparation (continued)

Reclassifications (continued)

The fair value gain or loss on financial assets, which are not pledged under repurchase agreements, recognized in profit or loss or other equity components up to the date of reclassification, income or loss recognized after reclassification, and fair value gain or loss that would have been recognized if the assets had not been reclassified, were as follows:

	The fair value gain/(loss) recognised up to the date of reclassification			Provision	(Loss) / gain, that would have been recognized
	2008	From purchase date till 31 December 2007	Interest income recognized after reclassification	charge recognized after reclassification	if the assets had not been reclassified
Financial assets held for trading reclassified to due from other banks	31,189	(9,662)	183,325	193,013	101,272
Financial assets held for trading reclassified to loans and advances to customers	(312,278)	104,251	539,974	469,651	(1,424,495)
Financial assets held for trading reclassified to investment securities held-to-maturity	444,017	(526,525)	527,532	7,808	(640,379)
Total financial assets not pledged reclassified	162,928	(431,936)	1,250,831	670,472	(1,963,602)

The fair value gain or loss on financial assets, pledged under repurchase agreements, recognized in profit or loss or other equity components up to the date of reclassification, income or loss recognized after reclassification, and fair value gain or loss that would have been recognized if the assets had not been reclassified, were as follows:

	The fair value gain/(loss) recognised up to the date of reclassification			Provision	(Loss) / gain, that would have been recognized
	2008	From purchase date till 31 December 2007	Interest income recognised after reclassification	charge recognized after reclassification	if the assets had not been reclassified
Financial assets held for trading reclassified to investment securities held-to-maturity	45,537	(45,537)	478,379	—	(286,816)
Total financial assets pledged reclassified	45,537	(45,537)	478,379	—	(286,816)

12

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

3.                            Basis of Preparation (continued)

Reclassifications (continued)

Estimated amounts of present discounted values of cash flows the Bank expects to recover as at the date of reclassification of financial assets were the following:

	Financial assets not pledged under repurchase agreements			Financial assets pledged under repurchase agreements
	Reclassification date 1 July 2008	Reclassification date 1 September 2008	Other reclassification dates	Reclassification date 1 July 2008	Other reclassification dates
Financial assets held for trading reclassified to due from other banks	3,709,082	—	—	—	—
Financial assets held for trading reclassified to loans and advances to customers	9,753,265	—	2,095,818	—	—
Financial assets held for trading reclassified to investment securities held-to-maturity	—	12,980,094	—	18,396,733	—
Total financial assets reclassified	13,462,347	12,980,094	2,095,818	18,396,733	—

As of the reclassification date, effective interest rates on financial assets were as follows:

	Financial assets not pledged under repurchase agreements		Financial assets pledged under repurchase agreements
	Maximum effective interest rate	Minimum effective interest rate	Maximum effective interest rate	Minimum effective interest rate
Financial assets held for trading reclassified to due from other banks	17.35%	5.43%	—	—
Financial assets held for trading reclassified to loans and advances to customers	24.25%	7.42%	—	—
Financial assets held for trading reclassified to investment securities held-to-maturity	17.69%	8.49%	11.68%	11.61%

13

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

3.         Basis of Preparation (continued)

IFRSs (IASs) and IFRIC interpretations not yet effective

The Bank has not applied the following IFRSs (IASs) and Interpretations of the International Financial Reporting Interpretations Committee (IFRIC) that have been issued but are not yet effective:

IAS 1 “Presentation of Financial Statements” (revised September 2007; effective for annual periods beginning on or after 1 January 2009). The main change in IAS 1 is the replacement of the statement of income by a statement of comprehensive income, which will also include all non-owner changes in equity, such as the revaluation of available-for-sale financial assets. Alternatively, entities will be allowed to present two statements: a separate statement of income and a statement of comprehensive income. The revised IAS 1 also introduces a requirement to present a statement of financial position (balance sheet) at the beginning of the earliest comparative period whenever the entity restates comparatives due to reclassifications, changes in accounting policies, or corrections of errors. The Bank expects the revised IAS 1 to affect the presentation of its financial statements but to have no impact on the recognition or measurement of specific transactions and balances.

IFRS 8 “Operating segments” (effective for periods beginning on or after 1 January 2009) — The Standard applies to entities whose debt or equity instruments are traded in a public market or that file, or are in the process of filing, their financial statements with a regulatory organization for the purpose of issuing any class of instruments in a public market. IFRS 8 requires an entity to report financial and descriptive information about its operating segments and specifies how an entity should report such information. Management is currently assessing what impact the Standard will have on segment disclosures in the Bank’s financial statements.

IAS 27 “Consolidated and Separate Financial Statements” (revised January 2008; effective for annual periods beginning on or after 1 July 2009). The revised IAS 27 will require an entity to attribute total comprehensive income to the owners of the parent and to the non-controlling interests (previously “minority interests”) even if this results in the non-controlling interests having a deficit balance (the current standard requires the excess losses to be allocated to the owners of the parent in most cases). The revised standard specifies that changes in a parent’s ownership interest in a subsidiary that do not result in the loss of control must be accounted for as equity transactions and not through profit and loss. This approach to accounting for changes in the share interest is consistent with the current accounting policies of the Bank. It also specifies how an entity should measure any gain or loss arising on the loss of control of a subsidiary. At the date when control is lost, any investment retained in the former subsidiary will have to be measured at its fair value. The changes introduced by IAS 27 must be applied prospectively and will affect future acquisitions and transactions with non-controlling interests.

14

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

3.         Basis of Preparation (continued)

IFRSs (IASs) and IFRIC interpretations not yet effective (continued)

IFRS 3 “Business Combinations” (revised January 2008; effective for business combinations, for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after 1 July 2009). The revised IFRS 3 will allow entities to choose to measure non-controlling interests using the existing IFRS 3 method (proportionate share of the acquiree’s identifiable net assets) or at fair value. The revised IFRS 3 is more detailed in providing guidance on the application of the purchase method to business combinations. The requirement to measure at fair value every asset and liability at each step in a step acquisition for the purposes of calculating a portion of goodwill has been removed. Instead, in a business combination achieved in stages, the acquirer will have to remeasure its previously held equity interest in the acquiree at its acquisition-date fair value and recognize the resulting gain or loss, if any, in profit or loss. Acquisition-related costs will be accounted for separately from the business combination and therefore recognized as expenses rather than included in goodwill. An acquirer will have to recognize at the acquisition date a liability for any contingent purchase consideration. Changes in the value of that liability after the acquisition date will be recognized in accordance with other applicable IFRSs, as appropriate, rather than by adjusting goodwill. The revised IFRS 3 brings into its scope business combinations involving only mutual entities and business combinations achieved by contract alone. The changes introduced by IAS 3 must be applied prospectively and will affect future acquisitions and transactions with non-controlling interests.

IAS 23 “Borrowing Costs” (effective for financial years beginning on or after 1 January 2009) — A revised IAS 23 “Borrowing Costs” was issued in March 2007. The standard has been revised to require capitalization of borrowing costs when such costs relate to a qualifying asset. A qualifying asset is an asset that necessarily takes a substantial period of time to get ready for its intended use or sale. In accordance with the transitional requirements in the Standard, the Bank will adopt this as a prospective change. Accordingly, borrowing costs will be capitalized on qualifying assets with a commencement date after 1 January 2009. No changes will be made for borrowing costs incurred to this date that have been expensed.

IAS 32 “Financial Instruments: Presentation” and IAS 1 “Presentation of Financial Statements — Puttable Financial Instruments” were issued in February 2008 and become effective for annual periods beginning on or after 1 January 2009. These amendments require puttable instruments and obligations arising on liquidation to be classified as equity, provided they satisfy certain conditions. The revised IAS 1 requires disclosure of certain information relating to puttable instruments classified as equity. The Bank does not expect these amendments to impact its financial statements.

15

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

3.         Basis of Preparation (continued)

IFRSs (IASs) and IFRIC interpretations not yet effective (continued)

IFRS 1 and IAS 27 Amendment “Cost of an Investment in a Subsidiary, Jointly Controlled Entity or Associate” (revised in May 2008; effective for annual periods beginning on or after 1 January 2009). The amendment allows first-time adopters of IFRS to measure investments in subsidiaries, jointly controlled entities or associates at fair value or at previous GAAP carrying value as deemed cost in the separate financial statements. The amendment also requires distributions from pre-acquisition net assets of investees to be recognized in profit or loss rather than as a recovery of the investment. The amendments will not have an impact on the Bank’s financial statements.

IAS 39 “Financial Instruments: Recognition and Measurement” Amendment “Eligible Hedged Items”, (effective for annual periods beginning on or after 1 July 2009, with earlier application permitted). The amendment to IAS 39 was issued in August 2008. The amendment addresses the designation of a one-sided risk in a hedged item, and designation of inflation as a hedged risk or portion in particular situations. It clarifies that an entity is permitted to designate a portion of the fair value changes or cash flow variability of a financial instrument as hedged item. The amendment is not expected to have an impact on the Bank’s future financial statements.

IFRS 2 “Share-based Payments” Amendment “Vesting Conditions and Cancellations” (issued in January 2008, effective for periods beginning on or after 1 January 2009). The amendment restricts the definition of “vesting condition” to a condition that includes an explicit or implicit requirement to provide services. Any other conditions are non-vesting conditions, which has to be taken into account to determine the fair value of the equity instrument granted. In the case that the award does not vest as the result of a failure to meet a non-vesting condition that is within the control of either the entity or the counterparty, this must be accounted for as a cancellation. The Bank has not entered into share-based payment schemes and, therefore, does not expect any implications on its accounting for share-based payments.

16

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

3.         Basis of Preparation (continued)

IFRSs (IASs) and IFRIC interpretations not yet effective (continued)

Improvements to International Financial Reporting Standards (issued in May 2008). In 2007, the International Accounting Standards Board (IASB) decided to initiate an annual improvements project as a method of making necessary, but non-urgent, amendments to IFRS. The amendments consist of a mixture of substantive changes, clarifications, and changes in terminology in various standards. The substantive changes relate to the following areas: classification as held for sale under IFRS 5 in case of a loss of control over a subsidiary; possibility of presentation of financial instruments held for trading as non-current under IAS 1; accounting for sale of IAS 16 assets, which were previously held for rental and classification of the related cash flows under IAS 7 as cash flows from operating activities; clarification of definition of a curtailment under IAS 19; accounting for below market interest rate government loans in accordance with IAS 20; making the definition of borrowing costs in IAS 23 consistent with the effective interest method; clarification of accounting for subsidiaries held for sale under IAS 27 and IFRS 5; reduction in the disclosure requirements relating to associates and joint ventures under IAS 28 and IAS 31; enhancement of disclosures required by IAS 36; clarification of accounting for advertising costs under IAS 38; amending the definition of the fair value through profit or loss category to be consistent with hedge accounting under IAS 39; introduction of accounting for investment properties under construction in accordance with IAS 40; and reduction in restrictions over manner of determining fair value of biological assets under IAS 41. Further amendments made to IAS 8, 10, 18, 20, 29, 34, 40, 41 and to IFRS 7 represent terminology or editorial changes only, which the IASB believes have no or minimal effect on accounting. The Bank does not expect the amendments to have any material effect on its financial statements except:

•      IAS 40 “Investment Property” (and consequential amendments to IAS 16). Property that is under construction or development for future use as investment property is brought within the scope of the revised IAS 40. Where the fair value model is applied, such property is measured at fair value. Where the fair value of investment property under construction is not reliably measurable, the property is measured at cost until the earlier of the date construction is completed or the date, at which the fair value becomes reliably measurable. The Bank will amend its accounting policies accordingly and will apply the amendment prospectively from 1 January 2009.

IFRS 1 “First-time Adoption of International Financial Reporting Standards” (following an amendment in December 2008, effective for the first IFRS financial statements for a period beginning on or after 1 July 2009). The revised IFRS 1 retains the substance of its previous version but within a changed structure in order to make it easier for the reader to understand and to better accommodate future changes. The Bank concluded that the revised standard does not have any effect on its financial statements.

17

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

3.         Basis of Preparation (continued)

IFRSs (IASs) and IFRIC interpretations not yet effective (continued)

IFRS 7 Amendments “Improving Disclosures about Financial Instruments” (issued in March 2009, effective for periods beginning on or after 1 January 2009 with early application permitted). These Amendments introduce a three-level fair value disclosure hierarchy that distinguishes fair value measurements by the significance of the inputs used. In addition, the amendments enhance disclosure requirements on the nature and extent of liquidity risk arising from financial instruments, to which an entity is exposed. The Bank is currently assessing the impact of the amendments on its financial statements.

IFRIC 13 “Customer Loyalty Programs” (effective for annual periods beginning on or after 1 July 2009) — IFRIC Interpretation 13 was issued in June 2007. This Interpretation requires customer loyalty award credits to be accounted for as a separate component of the sales transaction, in which they are granted and therefore part of the fair value of the consideration received is allocated to the award credits and deferred over the period that the award credits are fulfilled. The Bank expects that this interpretation will have no impact on the Bank’s financial statements as no such schemes currently exist.

IFRIC 15 “Agreements for the Construction of Real Estate” (effective for annual periods beginning on or after 1 January 2009). The interpretation applies to the accounting for revenue and associated expenses by entities that undertake the construction of real estate directly or through subcontractors, and provides guidance for determining whether agreements for the construction of real estate are within the scope of IAS 11 or IAS 18. It also provides criteria for determining when entities should recognize revenue on such transactions. The Bank is currently assessing the impact of the interpretation on its financial statements.

IFRIC 16 “Hedges of a Net Investment in a Foreign Operation” (effective for annual periods beginning on or after 1 October 2008). The interpretation explains which currency risk exposures are eligible for hedge accounting and states that translation from the functional currency to the presentation currency does not create an exposure, to which hedge accounting could be applied. The IFRIC allows the hedging instrument to be held by any entity or entities within a group except the foreign operation that itself is being hedged. The interpretation also clarifies how the gain or loss recycled from the currency translation reserve to profit or loss is calculated on disposal of the hedged foreign operation. Reporting entities will apply IAS 39 to discontinue hedge accounting prospectively when their hedges do not meet the criteria for hedge accounting in IFRIC 16. The Bank does not expect this amendment to impact its financial statements.

IFRIC 17 “Distribution of Non-Cash Assets to Owners” (effective for annual periods beginning on or after 1 July 2009). The Interpretation clarifies when and how distribution of non-cash assets as dividends to the owners should be recognized. An entity should measure a liability to distribute non-cash assets as a dividend to its owners at the fair value of the assets to be distributed. A gain or loss on disposal of the distributed non-cash assets will be recognized in profit or loss when the entity settles the dividend payable. IFRIC 17 is not relevant to the Bank’s operations because it does not distribute non-cash assets to owners.

18

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

3.         Basis of Preparation (continued)

IFRSs (IASs) and IFRIC interpretations not yet effective (continued)

IFRIC 18 “Transfers of Assets from Customers” (effective for annual periods beginning on or after 1 July 2009). The interpretation clarifies the accounting for transfers of assets from customers, namely, the circumstances, in which the definition of an asset is met; the recognition of the asset and the measurement of its cost on initial recognition; the identification of the separately identifiable services (one or more services in exchange for the transferred asset); the recognition of revenue, and the accounting for transfers of cash from customers. IFRIC 18 is not expected to have any impact on the Bank’s financial statements.

4.         Summary of Principal Accounting Policies

Subsidiaries and associates

Subsidiaries are those entities, in which the Bank has an interest of more than one half of the voting rights, or otherwise has power to exercise control over their operations. Associates are entities in which the Bank generally has between 20% and 50% of the voting rights, or is otherwise able to exercise significant influence, but which it does not control or jointly control. These financial statements of the Bank do not contain consolidated interests of the Bank and its investments recognized under the equity method.

Consolidated financial statements of the VTB Group were prepared and issued on 27 April 2009.

Investments in subsidiaries and associates are carried at cost. Management regularly measures the recoverable value of such investments and, when necessary, provides for impairment.

Financial assets

Financial assets in the scope of IAS 32 and IAS 39 are classified as either financial assets at fair value through profit or loss, loans and receivables, held-to-maturity investments, or available-for-sale financial assets, as appropriate. When financial assets are recognised initially, they are measured at fair value, plus, in the case of investments not at fair value through profit or loss, directly attributable transaction costs. The Bank determines the classification of its financial assets at initial recognition and subsequently can reclassify financial assets in certain cases as described below.

All regular way purchases and sales of financial assets are recognized on the settlement date i.e. the date that the asset is delivered to or by the Bank. Regular way purchases or sales are purchases or sales of financial assets that require delivery of assets within the period generally established by regulation or convention in the marketplace.

Financial assets at fair value through profit or loss

Financial assets classified as held for trading are included in the category “financial assets at fair value through profit or loss”. Financial assets are classified as held for trading if they are acquired for the purpose of selling in the near term. Derivatives are also classified as held for trading unless they are designated as and are effective hedging instruments. Gains or losses on financial assets held for trading are recognized in the statement of income.

19

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

4.             Summary of Principal Accounting Policies (continued)

Financial assets (continued)

Financial assets held for trading are either acquired for generating profit from short-term fluctuations in price or trader’s margin or are securities included in a portfolio in which a pattern of short-term trading exists. The Bank may choose to reclassify a non-derivative trading financial asset out of the fair value through profit or loss category if the asset is no longer held for the purpose of selling it in the near term. Financial assets other than those meeting the definition of loans and receivables are permitted to be reclassified out of fair value through profit or loss category only in rare circumstances arising from a single event that is unusual and highly unlikely to reoccur in the near term. Financial assets that would meet the definition of loans and receivables may be reclassified if the Bank has the intention and ability to hold these financial assets for the foreseeable future or until maturity.

Trading securities are carried at fair value. Interest earned on trading securities calculated using the effective interest method is presented in the statement of income as interest income. Dividends are included in dividend income within other operating income when the Bank’s right to receive the dividend payment is established. All elements of the changes in the fair value are recorded in the statement of income as gains less losses from financial assets at fair value through profit or loss in the period in which they arise.

Other financial assets at fair value through profit or loss are securities designated irrevocably, at initial recognition, into this category. Recognition and measurement of this category of financial assets is consistent with the above policy for trading securities and is in accordance with IAS 39 revised for the fair value option.

The fair value of investments that are actively traded in organized financial markets is determined by reference to quoted market bid prices at the close of business on the balance sheet date. For investments where there is no active market, fair value is determined using valuation techniques. Such techniques include using recent arm’s length market transactions, reference to the current market value of another instrument, which is substantially the same, discounted cash flow (net present value) analysis, option pricing models and other relevant valuation models.

Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Such assets are carried at amortized cost using the effective interest method. This cost is computed as the amount initially recognized minus principal repayments, plus or minus the cumulative amortization using the effective interest method of any difference between the initially recognized amount and the maturity amount. This calculation includes all fees paid or received between parties to the contract that are an integral part of the effective interest rate, transaction costs and all other premiums and discounts. Gains and losses are recognised in the statement of income when the loans and receivables are derecognized or impaired, as well as through the amortization process.

20

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

4.             Summary of Principal Accounting Policies (continued)

Financial assets (continued)

Held-to-maturity investments

Quoted non-derivative financial assets with fixed or determinable payments and fixed maturity are classified as held-to-maturity when the Bank has the positive intention and ability to hold to maturity. Investments intended to be held for an undefined period are not included in this classification. Held-to-maturity investments are subsequently measured at amortized cost. For investments carried at amortized cost, gains and losses are recognized in the statement of income when the investments are redeemed or impaired, as well as through the amortization process.

Financial assets available-for-sale

Available-for-sale financial assets are those non-derivative financial assets that are designated as available-for-sale or are not classified in any of the three preceding categories. After initial recognition available-for-sale financial assets are measured at fair value with gains or losses being recognised as a separate component of equity until the investment is derecognized or until the investment is determined to be impaired. However, interest calculated using the effective interest method is recognized in the statement of income.

The fair value of investments that are actively traded in organized financial markets is determined by reference to quoted market bid prices at the close of business on the balance sheet date. For investments where there is no active market, fair value is determined using valuation techniques. Such techniques include using recent arm’s length market transactions, reference to the current market value of another instrument, which is substantially the same, and discounted cash flow analysis.

Derecognition of financial assets

A financial asset (or, where applicable a part of a financial asset or part of a group of similar financial assets) is derecognized where:

•      the rights to receive cash flows from the asset have expired;

•      the Bank has transferred its rights to receive cash flows from the asset, or retained the right to receive cash flows from the asset, but has assumed an obligation to pay them in full without material delay to a third party under a ‘pass-through’ arrangement and has no obligation to pay amounts to eventual recipients unless it collects equivalent amounts from the original assets; and

•      the Bank either (a) has transferred substantially all the risks and rewards of the asset, or (b) has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

Where the Bank has transferred its rights to receive cash flows from an asset and has neither transferred nor retained substantially all the risks and rewards of the asset nor transferred control of the asset, the asset is recognized to the extent of the Bank’s continuing involvement in the asset. Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the Bank could be required to repay.

21

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

4.             Summary of Principal Accounting Policies (continued)

Financial assets (continued)

Where continuing involvement takes the form of a written and/or purchased option (including a cash-settled option or similar provision) on the transferred asset, the extent of the Bank’s continuing involvement is the amount of the transferred asset that the Bank may repurchase, except that in the case of a written put option (including a cash-settled option or similar provision) on an asset measured at fair value, the extent of the Bank’s continuing involvement is limited to the lower of the fair value of the transferred asset and the option exercise price.

Securitization of financial assets

As part of its operational activities, the Bank securitizes financial assets, generally through the transfer of these assets to special purpose entities that issue debt securities to investors. The transferred assets may qualify for derecognition in full or in part. Interests in the securitized financial assets may be retained by the Bank and are primarily classified as loans to customers. Gains or losses on securitizations are based on the carrying amount of the financial assets derecognized and the retained interest, based on their relative fair values at the date of transfer.

Financial liabilities

Financial liabilities in the scope of IAS 32 and IAS 39 are classified as either financial liabilities at fair value through profit or loss, or other financial liabilities, as appropriate. The Bank determines the classification of its financial liabilities at initial recognition. When financial liabilities are recognized initially, they are measured at fair value, minus, in the case of financial liabilities not at fair value through profit or loss, directly attributable transaction costs, and then remeasured at amortized cost using the effective interest method. Other financial liabilities are carried at amortized cost using the effective interest rate method.

Financial liabilities are classified as financial liabilities at fair value through profit and loss if they are acquired for the purpose of closing them in the near term. They normally contain trade financial liabilities or “short” positions in securities. Derivatives with negative fair value are also classified as financial liabilities at fair value through profit and loss. Gains or losses on financial liabilities at fair value through profit and loss are recognized in the statement of income.

Derecognition of financial liabilities

A financial liability is derecognized when the obligation under the liability is discharged or cancelled or expires. Where an existing financial liability is replaced by another from the same creditor on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amounts is recognized in the statement of income.

22

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

4.             Summary of Principal Accounting Policies (continued)

Offsetting

Financial assets and liabilities are offset and the net amount is reported in the balance sheet when there is a legally enforceable right to set off the recognised amounts and there is an intention to settle on a net basis, or to realize the asset and settle the liability simultaneously.

Cash and cash equivalents

Cash and cash equivalents are items, which can be converted into cash within a day. All short-term interbank placements, including overnight placements, are included in due from other banks. Amounts, which relate to funds that are of a restricted nature, are excluded from cash and cash equivalents. Cash and cash equivalents are carried at amortized cost, which approximates their fair value.

Mandatory cash balances with the CBR

Mandatory cash balances with the CBR are carried at amortized cost and represent non-interest bearing mandatory reserve deposits, which are not available to finance the Bank’s day-to-day operations and hence are not considered as part of cash and cash equivalents for the purposes of the statement cash flows.

Due from other banks

Amounts due from other banks are recorded when the Bank advances money to counterparty banks with no intention of trading the resulting receivable, which is due on fixed or determinable dates. Amounts due from other banks are carried at amortized cost less allowance for impairment.

Repurchase and reverse repurchase agreements and lending of financial instruments

Sale and repurchase agreements (“repo agreements”) are treated as secured financing transactions. Securities and other financial assets sold under sale and repurchase agreements are not derecognized. The financial assets are not reclassified in the balance sheet unless the transferee has the right by contract or custom to sell or repledge the financial assets, in which case they are reclassified as financial assets pledged under sale and repurchase agreements. The corresponding liability is presented within amounts due to other banks or other borrowed funds.

Financial assets purchased under agreements to resell (“reverse repo agreements”) are recorded as due from other banks or loans and advances to customers, as appropriate.

The difference between the sale and repurchase price is treated as interest income/expense and accrued over the life of repo agreements using the effective interest method.

Financial assets lent to counterparties are retained in the financial statements in their original balance sheet category unless the counterparty has the right by contract or custom to sell or repledge the financial assets, in which case they are reclassified and presented separately. Financial assets borrowed are not recorded in the financial statements, unless these are sold to third parties, in which case the purchase and sale are recorded in profit or loss within gains less losses arising from financial instruments through profit or loss. The obligation to return the securities is recorded at fair value through profit or loss in other borrowed funds.

23

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

4.                   Summary of Principal Accounting Policies (continued)

Derivative financial instruments

In the normal course of business, the Bank enters into various derivative financial instruments including futures, forwards, swaps and options in the foreign exchange and capital markets. Such financial instruments are primarily held for trading and are initially recognized in accordance with the policy for initial recognition of financial instruments and are subsequently measured at fair value. The fair values are estimated based on quoted market prices or pricing models that take into account the current market and contractual prices of the underlying instruments and other factors. Derivatives are carried as assets when their fair value is positive and as liabilities when it is negative. Gains and losses resulting from these instruments are included in the statement of income as gains less losses arising from financial instruments at fair value through profit or loss or gains less losses arising from dealing in foreign currencies, depending on the nature of the instrument.

Derivative instruments embedded in other financial instruments are treated as separate derivatives if their risks and characteristics are not closely related to those of the host contracts and the host contracts are not carried at fair value with unrealized gains and losses reported in income. An embedded derivative is a component of a hybrid (combined) financial instrument that includes both the derivative and a host contract with the effect that some of the cash flows of the combined instrument vary in a similar way to a stand-alone derivative.

Hedge accounting

The Bank makes use of derivative instruments to manage exposures to fluctuations both of cash flows from interest received and paid, and of fair values for specifically determined items. As a result, VTB applies hedge accounting for transactions, which meet the specified criteria.

At inception of the hedge relationship, VTB formally documents the relationship between the hedged item and the hedging instrument, including the nature of the risk, the objective and strategy for undertaking the hedge and the method that will be used to assess the effectiveness of the hedging relationship.

Also at the inception of the hedge relationship, a formal assessment is undertaken to ensure the hedging instrument is expected to be highly effective in offsetting the designated risk in the hedged item. Hedges are formally assessed each quarter. A hedge is regarded as highly effective if the changes in fair value or cash flows attributable to the hedged risk during the period for which the hedge is designated are expected to offset in a range of 80% to 125%. For situations where that hedged item is a forecast transaction, the Bank assesses whether the transaction is highly probable and presents an exposure to variations in cash flows that could ultimately affect the income statement.

Fair value hedges

For designated and qualifying fair value hedges, the change in the fair value of a hedging derivative is recognized in the statement of income within “Gains less losses arising from financial instruments at fair value through profit or loss” caption. Meanwhile, the change in the fair value of the hedged item attributable to the risk being hedged is recorded as part of the carrying value of the hedged item and is also recognized in the statement of income in “Gains less losses arising from financial instruments at fair value through profit or loss” caption.

24

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

4.                   Summary of Principal Accounting Policies (continued)

Derivative financial instruments (continued)

If the hedging instrument expires or is sold, terminated or exercised, or where the hedge no longer meets the criteria for hedge accounting, the hedge relationship is terminated. For hedged items recorded at amortized cost, using the effective interest rate method, the difference between the carrying value of the hedged item on termination and the face value is amortized over the remaining term of the original hedge. If the hedged item is derecognized, the unamortized fair value adjustment is recognized immediately in the statement of income.

Cash flow hedges

For designated and qualifying cash flow hedges, the effective portion of the gain or loss on the hedging instrument is initially recognized directly in equity in the cash flow hedge reserve within “Unrealized gain on financial assets available-for-sale and cash flow hedge” caption. The ineffective portion of the gain or loss on the hedging instrument is recognized immediately in the income statement in “Gains less losses arising from financial instruments at fair value through profit or loss”.

When the hedged cash flow affects the income statement, the gain or loss on the hedging instrument is “recycled” in the corresponding income or expense line of the income statement. When a hedging instrument expires, or is sold, terminated, exercised, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in equity at that time remains in equity and is recognized when the hedged forecast transaction is ultimately recognized in the statement of income. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is immediately transferred to the income statement in “Gains less losses arising from financial assets at fair value through profit or loss”.

Promissory notes purchased

Promissory notes purchased are included in trading securities, or in due from other banks, or in loans and advances to customers or in investment securities held-to-maturity, depending on their substance and are recorded, subsequently remeasured and accounted for in accordance with the accounting policies for these categories of assets. When promissory notes are pledged under repurchase agreements they are accounted within the relevant section within “Financial assets pledged under repurchase agreements and loaned financial assets”.

Leases

Finance — Bank as lessor. The Bank presents leased assets as lease receivables equal to the net investment in the lease in loans and advances to customers. Finance income is based on a pattern reflecting a constant periodic rate of return on the net investment outstanding and is presented as interest income. Initial direct costs are included in the initial measurement of the lease receivables.

25

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

4.                   Summary of Principal Accounting Policies (continued)

Leases (continued)

Operating — Bank as lessee. Leases of assets under which the risks and rewards of ownership are effectively retained with the lessor are classified as operating leases. Lease payments under operating leases are recognized as expenses on a straight-line basis over the lease-term and included into operating expenses.

Allowances for impairment of financial assets

Impairment of financial assets carried at amortized cost

Impairment losses are recognized in profit or loss when incurred as a result of one or more events (“loss events”) that occurred after the initial recognition of the financial asset and which have an impact on the amount or timing of the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated. If the Bank determines that no objective evidence exists that impairment has occurred for an individually assessed financial asset, whether significant or not, it includes the asset in a group of financial assets with similar credit risk characteristics. Such group of financial assets is collectively assessed for impairment. The primary factors that the Bank considers in determining whether a financial asset is impaired include its overdue status and realizability of related collateral, if any.

For the purposes of a collective evaluation of impairment, financial assets are grouped on the basis of similar credit risk characteristics. Those characteristics are relevant to the estimation of future cash flows for groups of such assets by being indicative of the debtors’ ability to pay all amounts due according to the contractual terms of the assets being evaluated.

Future cash flows in a group of financial assets that are collectively evaluated for impairment are estimated on the basis of the contractual cash flows of the assets and the experience of management in respect of the extent to which amounts will become overdue as a result of past loss events and the success of recovery of overdue amounts. Past experience is adjusted on the basis of current observable data to reflect the effects of current conditions that did not affect past periods and to remove the effects of past conditions that do not exist currently.

Impairment losses are recognized through an allowance account to reduce the asset’s carrying amount to the present value of expected cash flows (which exclude future credit losses that have not been incurred) discounted at the effective interest rate of the asset. The calculation of the present value of the estimated future cash flows of a collateralized financial asset reflects the cash flows that may result from foreclosure less costs for obtaining and selling the collateral, whether or not the foreclosure is probable.

If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognised (such as an improvement in the debtor’s credit rating), the previously recognised impairment loss is reversed by adjusting the allowance account through profit or loss, to the extent that the carrying value of the asset does not exceed its amortized cost at the reversal date.

26

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

4.                   Summary of Principal Accounting Policies (continued)

Allowances for impairment of financial assets (continued)

Uncollectible assets are written off against the related allowance for impairment after all the necessary procedures to recover the asset have been completed and the amount of the loss has been determined.

Impairment of available-for-sale financial assets

If an available-for-sale asset is impaired, an amount comprising the difference between its cost (net of any principal payment and amortization) and its current fair value, less any impairment loss previously recognized in the statement on income, is transferred from equity to the statement of income. Reversals in respect of equity instruments classified as available-for-sale are not recognized in the statement of income. Reversals of impairment losses on debt instruments are reversed through the statement of income if the increase in fair value of the instrument can be objectively related to an event occurring after the impairment loss was recognized in profit or loss. A significant or prolonged decline in the fair value of an equity instrument classified as available-for-sale below its cost is an additional evidence of impairment of this instrument.

Premises and equipment

Premises and equipment are stated at revalued amounts and cost, respectively, less accumulated depreciation and allowance for impairment where required. Where the carrying amount of an asset is greater than its estimated recoverable amount, it is written down to its recoverable amount and the difference is recognized in the statement of income. The estimated recoverable amount is the higher of an asset’s fair value less costs to sell and its value in use.

Premises of the Bank are subject to revaluation on a regular basis, approximately every three to five years. The frequency of revaluation depends upon the change in the fair values. When the fair value of a revalued asset differs materially from its carrying amount further revaluation is performed. The revaluation is applied simultaneously to the whole class of property to avoid selective revaluation.

Any revaluation surplus is credited to the asset premises revaluation reserve included in the equity section of the balance sheet, except to the extent that it reverses an impairment of the same asset previously recognized in the statement of income, in which case the increase is recognized in the statement of income. A revaluation deficit is recognized in the statement of income, except that a deficit directly offsetting a previous surplus on the same asset is directly offset against the surplus in the asset revaluation reserve for premises and equipment.

The premises revaluation reserve included in equity is transferred directly to retained earnings when the surplus is realized, i.e. on the retirement or disposal of the asset or as the asset is used by the Bank; in the latter case, the amount of the surplus realized is the difference between depreciation based on the revalued carrying amount of the asset and depreciation based on the asset’s original cost.

Premises have been revalued to market value at 31 December 2007. The revaluation was performed based on the reports of independent appraisers, who hold a recognised and relevant professional qualification and who have recent experience in valuation of assets of similar location and category.

27

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

4.                   Summary of Principal Accounting Policies (continued)

Premises and equipment (continued)

Construction in progress is carried at cost less allowance for impairment in value, if any. Upon completion, assets are transferred to premises and equipment at their carrying value. Construction in progress is not depreciated until the asset is available for use.

If impaired, premises and equipment are written down to the higher of their value in use and fair value less costs to sell. The decrease in carrying amount is charged to statement of income to the extent it exceeds the previous revaluation surplus in equity. An impairment loss recognized for an asset in prior years is reversed if there has been a change in the estimates used to determine the asset’s value in use or fair value less costs to sell.

Gains and losses on disposal of premises and equipment are determined by reference to their carrying amount and are taken into account in determining profit or loss. Repairs and maintenance are charged to the income statement when the expense is incurred.

Depreciation

Depreciation is recognized on a straight-line basis over the estimated useful lives of the assets using the following rates:

	Useful life	Depreciation rates

Premises	40 years	2.5% per annum
Equipment	4 – 20 years	5 – 25% per annum

Estimated useful lives and residual values are reassessed annually.

Intangible assets

Intangible assets include computer software, licenses and other identifiable intangible assets.

Intangible assets are measured on initial recognition at cost. They are subsequently stated at cost less accumulated amortization and impairment losses. The useful lives of intangible assets are assessed to be either finite or indefinite. Intangible assets with finite lives are amortized over the useful economic lives, which do not exceed 5 years, and assessed for impairment whenever there is an indication that the intangible asset may be impaired. Amortization periods and methods for intangible assets with finite useful lives are reviewed at least at each financial year-end.

28

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

4.                   Summary of Principal Accounting Policies (continued)

Intangible assets (continued)

Intangible assets with indefinite useful lives are not amortized, but tested for impairment annually or more frequently if events or changes in circumstances indicate that the carrying amount may be impaired either individually or at the cash-generating unit level. The useful life of an intangible asset with an indefinite life is reviewed annually to determine whether indefinite life assessment continues to be supportable.

Due to other banks

Amounts due to other banks are recorded when money or other assets are advanced to the Bank by counterparty banks. The liability is carried at amortized cost using the effective interest method. If the Bank purchases its own debt, it is removed from the balance sheet and the difference between the carrying amount of the liability and the consideration paid is included in gains or losses arising from termination of liabilities in the statement of income.

Customer deposits

Customer deposits are liabilities to individuals, state or corporate customers and are carried at amortized cost using the effective interest method. Customer accounts include both demand and term accounts. Interest expense is recognized in the statement of income over the period of deposits using the effective interest method.

Debt securities issued

Debt securities issued include promissory notes, certificates of deposit, Eurobonds and debentures issued by the Bank. Debt securities are stated at amortized cost using the effective interest method. If the Bank purchases its own debt securities in issue, they are removed from the balance sheet and the difference between the carrying amount of the liability and the consideration paid is included in gains arising from termination of liabilities in the statement of income.

Other borrowed funds

Other borrowed funds include some specific borrowings, which differ from the above items of liabilities and include syndicated loans, revolving, other credit lines and other specific items. Other borrowed funds are carried at amortized cost using the effective interest method. Interest expense is recognized in the statement of income over the period of other borrowed funds using the effective interest method.

Taxation

Taxation has been provided for in the financial statements in accordance with taxation legislation currently in force in the Russian Federation. The income tax charge in the statement of income comprises current tax and changes in deferred tax. Current tax is calculated on the basis of the taxable profit for the year, using the tax rates enacted at the balance sheet date. The income tax expense/benefit comprises current tax and deferred tax and is recognized in the statement of income except if it is recognized directly in equity because it relates to transactions that are also recognized, in the same or a different period, directly in equity.

29

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

4.                   Summary of Principal Accounting Policies (continued)

Taxation (continued)

Current tax is the amount expected to be paid to or recovered from the taxation authorities in respect of taxable profits or losses for the current and prior periods. Taxable profits or losses are based on estimates if financial statements are authorized prior to filing relevant tax returns. Taxes, other than on income, are recorded within administrative expenses.

Deferred income tax is provided using the balance sheet liability method for tax loss carry forwards and temporary differences arising between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. Deferred tax balances are measured at tax rates enacted or substantively enacted at the balance sheet date, which are expected to apply to the period when the temporary differences will reverse or the tax loss carry forwards will be utilized. Deferred tax assets and liabilities are netted. In accordance with the initial recognition exemption, deferred taxes are not recorded for temporary differences on initial recognition of an asset or a liability in a transaction other than a business combination if the transaction, when initially recorded, affects neither accounting nor taxable profit. Deferred income tax is provided on temporary differences arising on investments in subsidiaries, associates and joint ventures, except where the timing of the reversal of the temporary difference can be controlled and it is probable that the temporary difference will not reverse in the foreseeable future. Deferred tax assets for deductible temporary differences and tax loss carry forwards are recorded only to the extent that it is probable that future taxable profit will be available against which the deductions can be utilized.

Provisions for liabilities and charges

Provisions for liabilities and charges are non-financial liabilities of uncertain timing or amount. They are recorded when the Bank has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation, and a reliable estimate of the amount of the obligation can be made.

Credit-related commitments

In the normal course of business, the Bank enters into credit related commitments, including letters of credit and guarantees. Financial guarantee contracts are recognized initially at fair value and remeasured at the higher of the amount determined in accordance with IAS 37 “Provisions, Contingent Liabilities and Contingent Assets” and the amount initially recognized less, when appropriate, cumulative amortization recognized in accordance with IAS 18 “Revenue”. Commitments to provide loans at a below-market interest rate are initially recognised at fair value, and subsequently measured at the higher of (i) the unamortized balance of the related fees received and deferred and (ii) amount determined in accordance with IAS 37 “Provisions, Contingent Liabilities and Contingent Assets”. Specific provisions are recorded against other credit related commitments when losses are considered more likely than not.

Share premium

Share premium represents the excess of contributions over the nominal value of the shares issued.

30

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

4.                   Summary of Principal Accounting Policies (continued)

Dividends

Dividends are recorded as a separate debit caption in equity in the period in which they are declared. Dividends declared after the balance sheet date and before the financial statements are authorized for issue are disclosed in the subsequent events note. The statutory accounting reports of the Bank are the basis for profit distribution and other appropriations. Russian legislation identifies the basis of distribution as the current year net profit.

Income and expenses recognition

Interest income and expense are recognized on an accrual basis calculated using the effective interest method. Loan origination fees for loans issued to customers are deferred (together with related incremental direct costs) and recognized as an adjustment to the effective yield of the loans. Commission fees and other incremental direct costs, related to the issuance of debt securities and other borrowed funds are recognized as an adjustment to the effective yield of the relevant liability. Fees, commissions and other income and expense items are generally recorded on an accrual basis when the service has been provided. Fee and commission income is mostly paid by debiting customers deposits upon provision of services. Portfolio and other management advisory and service fees are recorded based on the applicable service contracts. Asset management fees related to investment funds are recorded over the period the service is provided. The same principle is applied for wealth management, financial planning and custody services that are continuously provided over an extended period of time.

Salary costs

The Bank’s contributions to defined contribution pension schemes, state pension fund, social insurance, and obligatory medical insurance funds in respect of its employees are expensed as incurred and included in staff costs within staff costs and administrative expenses.

Fiduciary assets

Assets held by the Bank in its own name, but for the account of third parties, are not reported in the balance sheet. Commissions received from such operations are shown within fee and commission income within the statement of income.

5.                            Significant Accounting Estimates and Judgments

The key assumptions concerning the future and other key sources of estimation uncertainty at the balance sheet date, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below:

The preparation of financial statements requires management to make estimates and assumptions that affect reported amounts. These estimates are based on the information available as of the date of the financial statements. Actual results can differ significantly from such estimates.

31

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

5.                   Significant Accounting Estimates and Judgments (continued)

Allowance for impairment of loans and receivables

The Bank regularly reviews its loans and receivables to assess impairment. The Bank uses its experienced judgment to estimate the amount of any impairment loss in cases where a borrower is in financial difficulties and there are few available historical data relating to similar borrowers. Similarly, the Bank estimates changes in future cash flows based on the observable data indicating that there has been an adverse change in the payment status of borrowers in a group, or national or local economic conditions that correlate with defaults on assets in the group. Management uses estimates based on historical loss experience for assets with credit risk characteristics and objective evidence of impairment similar to those in the group of loans and receivables. The Bank uses its experienced judgment to adjust observable data for a group of loans or receivables to reflect current circumstances.

For the purposes of calculation of loan loss allowances as of 31 December 2008, the Bank has updated its provisioning methodology, in particular in relation to IBNR-losses (incurred but not reported) attributable to collectively assessed portfolios with similar credit risk characteristics, by industry and by borrower creditworthiness class. Historic loss patterns as of 31 December 2008 modeled in accordance with IAS 39 were adjusted to reflect current conditions that are not represented in historical data, mainly the turbulence in the financial markets. The level of adjustment of the loan loss allowance rate on collectively assessed groups of loans varied from 0% to 4% of the loans outstanding, depending on the profile of the underlying group. If the previously applied methodology had been used, loan loss allowances as of 31 December 2008 and for the year then ended, would have been higher by RUR 3,435,340 thousand, or USD 126 million.

Taxation

Russian tax, currency and customs legislation is subject to varying interpretations and changes, which can occur frequently, unexpectedly and with retroactive effect. Further, the provisions of Russian tax law applicable to financial instruments (including derivative transactions) are subject to significant uncertainty and lack interpretive guidance. Management’s interpretation of such legislation as applied to the transactions and activity of the Bank may be challenged by the relevant regional and federal authorities. Trends within the Russian Federation suggest that the tax authorities are taking a more assertive position in their interpretation of the legislation and assessments and, as a result, it is possible that transactions and activities that have not been challenged in the past may be challenged. As such, significant additional taxes, penalties and interest may be assessed. Fiscal periods remain open to review by the authorities in respect of taxes for three calendar years preceding the year of review. Under certain circumstances reviews may cover longer periods.

The interpretations of the relevant authorities could differ and if the authorities were successful in enforcing their interpretation, additional taxes and related fines and penalties may be assessed, the effect of which cannot be practicably estimated, but could be significant to the financial condition of the Bank. However, based upon management’s understanding of the tax regulations, management believes that its interpretation of the relevant tax legislation is reasonable and will be sustainable. Moreover, management believes that the Bank has accrued all applicable taxes.

Fair value estimation of unquoted shares

Details of fair value estimation of unquoted shares are provided in Notes 7 and 11.

32

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements — 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

6.                   Cash and Short-Term Funds

	31 December 2008	31 December 2007

Cash on hand	9,211,747	7,600,541
Cash balances with central banks (other than mandatory reserve deposits)	198,725,069	39,620,939
Correspondent accounts with other banks
- Russian Federation	74,337,244	7,492,092
- other countries	150,200,624	51,692,101

Total cash and short-term funds	432,474,684	106,405,673
Less: restricted cash	(1,062,155)	(1,127,342)

Total cash and cash equivalents	431,412,529	105,278,331

Restricted cash balances represent the balances on escrow accounts in foreign banks in the amount of RUR 25,105 thousand (31 December 2007: RUR 19,830 thousand) comprising RUR 1,381 thousand in freely convertible currencies and RUR 23,724 thousand in non-freely convertible currencies (31 December 2007: RUR 0 thousand and RUR 19,830 thousand, accordingly), and other balances in non-freely convertible currencies in the amount of RUR 1,037,050 thousand (31 December 2007: RUR 1,107,512 thousand). Restricted cash balances were collateralized by RUR 906,884 thousand (31 December 2007: RUR 834,571 thousand). For the purposes of the statement of cash flows, restricted cash is not included in cash and cash equivalents.

7.                            Financial Assets at Fair Value through Profit or Loss

	31 December 2008	31 December 2007

Financial assets held for trading	104,996,043	186,770,357
Financial assets designated as at fair value through profit or loss	6,626,130	11,516,881

Total financial assets at fair value through profit or loss	111,622,173	198,287,238

The financial assets designated as at fair value through profit or loss are managed on a fair value basis, in accordance with the risk management or investment strategies adopted by the Bank and the information provided to key management personnel.

At 31 December 2008, trading equity securities of RUR 37,401,249 thousand and designated as at fair value through profit or loss equity securities of RUR 6,626,130 thousand were valued based on valuation models by using the weighted average of the market approach, discounted cash flow method and other market methods. The assumptions related to projections of discounted cash flows in the models up to 2018 are the following:

•                  WACC in the range between 13% and 18.44%;

•                  Capital expenditure in average is modeled to nonlinearly increase up to 20% by the terminal period;

•                  Raw materials cost fluctuations are expected to the maximum of 70% up to the terminal period;

•                  Gross revenues growth is expected to be 150% on average. Distribution function is nonlinear;

•                  Net revenues growth is expected to 280% on average.

33

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

7.                            Financial Assets at Fair Value through Profit or Loss (continued)

Such equities mainly included equities of energy sector in the amount of RUR 28,258,116 thousand, equities of metal companies of RUR 9,757,109 thousand, equities of construction companies of RUR 3,127,802 thousand and equities of chemical companies of RUR 2,260,043 thousand.

If the Bank had used other reasonably possible alternative assumptions, the fair value of the above equity securities valued based on valuation models, would have been in the range from RUR 41,455,744 thousand to RUR 50,681,190 thousand.

Financial assets held for trading

	31 December 2008	31 December 2007

Debt securities denominated in USD
Bonds and Eurobonds of foreign companies and banks	4,502,519	8,597,491
Eurobonds of Russian companies and banks	550,243	5,334,248
Eurobonds of the Russian Federation	—	1,375,170
Russian MinFin bonds (OVGVZ)	—	86,044

Debt securities denominated in RUR
Bonds of Russian companies and banks	10,349,389	62,971,857
Promissory notes of Russian companies and banks	915,045	8,099,156
Russian municipal bonds	292,669	17,549,019
Russian Federal loan bonds (OFZ)	—	27,105,672
Eurobonds of foreign companies and banks	—	791,311

Debt securities denominated in other currencies
Eurobonds of Russian companies and banks	—	419,862

Equity securities	41,958,682	43,021,267

Balances arising from derivative financial instruments (Note 33)	46,427,496	11,419,260

Total financial assets held for trading	104,996,043	186,770,357

Equity securities at 31 December 2007 include RUR 12,346,739 thousand representing structured customer financing transactions whereby market risk is offset via forward sale agreements on the same securities (recorded within derivative instruments). Other equity securities mostly represent shares of major Russian oil and gas, energy, telecommunication and manufacturing companies and banks and shares of the world-leading blue chip companies.

At 31 December 2007, debt securities of Russian companies and banks mostly represent securities issued by major Russian oil and gas, energy, telecommunication and manufacturing companies and banks.

The significant decrease in financial assets held for trading in the third quarter of 2008 partly resulted from application of amendments to IAS 39 allowing reclassification from this category (see Note 3).

At 31 December 2007, derivatives include instruments used as cash flow hedges amounting to RUR 2,552,805 thousand (Note 33). As of 31 December 2008 such instruments are included into other assets (Note 16).

34

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

7.                            Financial Assets at Fair Value through Profit or Loss (continued)

Financial assets designated as at fair value through profit or loss

	31 December 2008	31 December 2007

Equity securities	6,626,130	9,434,294
Investments in mutual funds	—	2,068,801

Balances arising from derivative financial instruments (Note 32)	—	13,786

Total financial assets designated as at fair value through profit or loss	6,626,130	11,516,881

Equity securities in the amount of RUR 6,626,130 thousand at 31 December 2008 (31 December 2007: RUR 9,434,294 thousand) and balances arising from derivative financial instruments represent structured customer financing transactions whereby market risk is offset via forward sale agreements on the same securities (recorded within derivative instruments). These equity securities are issued by Russian energy companies. Financial liabilities at fair value through profit or loss — held for trading (negative fair value of derivatives) relating to these transactions are accounted within “Other liabilities” in the amount of RUR 2,321,052 thousand (31 December 2007: RUR 73,639 thousand). See Note 22.

8.                            Financial Assets Pledged under Repurchase Agreements and Loaned Financial Assets

	31 December 2008	31 December 2007

Financial assets at fair value through profit or loss
Financial assets held for trading
Bonds of Russian companies and banks	1,010,524	22,544
Equity securities	867,037	5,516,656
Promissory notes of Russian companies and banks	—	6,017,872
Russian Federal loan bonds (OFZ)	—	2,490,141
Total financial assets held for trading	1,877,561	14,047,213

Total financial assets at fair value through profit or loss	1,877,561	14,047,213

Investment securities held to maturity
Bonds of Russian companies and banks	18,393,628	—
Total investment securities held to maturity	18,393,628	—

Financial assets classified as loans and advances to customers	48,626	—

Unquoted promissory notes of Russian companies and banks	—	3,998,388

Total financial assets pledged under repurchase agreements and loaned financial assets	20,319,815	18,045,601

35

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

9.                            Due from Other Banks

	31 December 2008	31 December 2007

Current term placements with other banks	289,047,828	212,198,322
Reverse sale and repurchase agreements with other banks	5,040,537	8,804,405
Overdue placements	377,118	—
Total gross due from other banks	294,465,483	221,002,727

Less: Allowance for impairment (Note 29)	(344,206)	(200,728)

Total due from other banks	294,121,277	220,801,999

At 31 December 2008, the Bank received collateral of securities under reverse sale and repurchase agreements with other banks with a fair value of RUR 9,348,942 thousand (31 December 2007: RUR 12,817,579 thousand).

10.                     Loans and Advances to Customers

	31 December 2008	31 December 2007

Current loans and advances	1,500,560,531	789,060,230
Reverse sale and repurchase agreements with customers	50,191,961	13,666,359
Rescheduled loans and advances	11,715,252	1,884,658
Overdue loans and advances	31,048,277	12,806,648
Total gross loans and advances to customers	1,593,516,021	817,417,895

Less: Allowance for impairment (Note 29)	(57,514,090)	(23,972,759)

Total loans and advances to customers	1,536,001,931	793,445,136

Included in the above table the amount of overdue loans and advances includes overdue portions of loans where the payment of either principal or interest is overdue by one day or more.

The table below shows loans and advances to customers by class.

	31 December 2008	31 December 2007

Loans to legal entities

Project finance	212,721,244	45,165,008
Finance leases	77,682,051	51,056,096
Current activity financing	1,115,856,399	647,602,394
Reverse sale and repurchase agreements	50,191,962	13,598,595
Other	135,777,138	58,302,114

Total loans to legal entities	1,592,228,794	815,724,207

Loans to individuals

Mortgages	1,212,804	1,472,772
Reverse sale and repurchase agreements	—	147,277
Consumer loans and other	74,423	73,639

Total loans to individuals	1,287,227	1,693,688

Less: Allowance for impairment (Note 29)	(57,514,090)	(23,972,759)

Total loans and advances to customers	1,536,001,931	793,445,136

36

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

10.                     Loans and Advances to Customers (continued)

Economic sector risk concentrations within the customer loan portfolio are as follows:

	31 December 2008		31 December 2007
	Amount	%	Amount	%

Finance	405,020,993	25	210,203,322	26
Building construction	230,255,129	14	87,707,152	11
Metals	163,906,840	10	35,033,677	4
Manufacturing	124,182,796	8	62,805,295	8
Oil & gas	115,751,101	7	68,360,692	8
Transport	115,567,999	7	58,759,529	7
Trade and commerce	88,542,701	6	60,320,904	7
Government bodies	76,415,916	5	58,447,825	7
Coal mining	62,450,908	4	31,306,880	4
Chemical	56,461,063	4	17,761,305	2
Food and agriculture	54,110,167	3	37,403,249	5
Energy	44,859,458	3	46,345,008	6
Aircraft	14,255,894	1	10,143,610	1
Telecommunications and media	12,986,187	1	8,046,368	1
Individuals	1,287,227	0	1,694,110	0
Other	27,461,642	2	23,078,969	3

Total gross loans and advances to customers	1,593,516,021	100	817,417,895	100

Finance industry includes loans issued to holding companies of industrial groups, mergers and acquisitions financing, and loans to leasing, insurance and other non-bank financial companies.

At 31 December 2008, the total amount of outstanding loans issued by the Bank to 10 largest groups of interrelated borrowers comprise RUR 542,234,930 thousand, or 34% of the gross loan portfolio (31 December 2007: RUR 313,232,674 thousand, or 38%).

At 31 December 2008 and 2007, outstanding loans issued under reverse sale and repurchase agreements do not contain any significant concentrations.

At 31 December 2008, the Bank received collateral of securities under reverse sale and repurchase agreements with customers with a fair value of RUR 89,483,140 thousand (31 December 2007: RUR 19,627,134 thousand).

The total amount of pledged loans is RUR 89,417,071 thousand (31 December 2007: RUR 32,720,085 thousand). The loans are pledged against the funds accounted within “Other borrowed funds” — “Other borrowings” caption in Liabilities.

During 2008 interest income on impaired loans recognized by the Bank amounted to RUR 1,353,868 thousand (31 December 2007: RUR 1,114,966 thousand).

37

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

11.                     Financial Assets Available-for-Sale

	31 December 2008	31 December 2007

Participation loan	23,927,662	19,298,337
Other equity investments	6,375,550	2,346,602
OJSC “National Telecommunications” shares	1,762,824	—
OJSC “Terminal” shares	1,172,958	1,090,740
CJSC “ALROSA” shares	—	8,487,659

Total financial assets available-for-sale	33,238,994	31,223,338

In 2008, VTB sold CJSC “Alrosa” shares to a state-owned party and transferred upon the sale the realized gain of RUR 1,209,462 thousand (RUR 1,128,982 thousand, net of tax), from a separate caption within equity to the statement of income.

Financial assets available-for-sale include a participation loan received as a partial contribution to the share capital of the Bank. This loan does not qualify for an equity financial instrument as defined by IAS 39. At the same time, it is not a debt instrument per se, either. The Bank decided to classify this financial instrument as a financial asset available-for-sale. In 2008, VTB Bank (France) received profit in the amount of RUR 760,462 thousand (2007: RUR 1,879,935 thousand) which resulted in increase in the cost of the participation loan and unrealized gain on available-for-sale financial assets by RUR 760,462 thousand (31 December 2007: RUR 1,879,935 thousand).

At 31 December 2008, equity investments of RUR 9,311,332 thousand valued based on valuation models mainly include investments in shares of telecommunication companies of RUR 1,762,824 thousand, the fair value of which was calculated by using the market approach; investments in shares of financial institutions and investment funds of RUR 3,762,581 thousand, whose fair value was calculated using the weighted average of discounted cash flow method and share in net assets, and transport entities of RUR 1,172,958 thousand, whose fair value was calculated taking into account share in net assets.

During 2008, the Bank recognized a negative revaluation of RUR 1,510,801 thousand (before tax) that was transferred to the income statement.

12.                     Investments in Subsidiaries and Associates

	31 December 2008	31 December 2007

Investments in subsidiaries	136,640,675	99,771,434
Investments in associates	771,833	395,113

Provisions for investments in subsidiaries and associates (Note 29)	(2,835,584)	—

Total investments in subsidiaries and associates, net	134,576,924	100,166,547

38

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

12.                     Investments in Subsidiaries and Associates (continued)

The list of key subsidiaries and associates is provided in the table below:

			Ownership interest
Name	Business activity	Country of registration	31 December 2008	31 December 2007

Subsidiaries
“VTB Bank (Austria)” AG	Banking	Austria	100.00%	100.00%
“Russian Commercial Bank (Cyprus) Limited”	Banking	Cyprus	100.00%	100.00%
“Russian Commercial Bank Ltd”	Banking	Switzerland	100.00%	100.00%
“VTB Bank”, OJSC (former “Mriya”, OJSC, merged with Vneshtorgbank (Ukraine), CJSC)	Banking	Ukraine	99.95%	99.81%
“VTB Bank (Armenia)” CJSC	Banking	Armenia	100.00%	100.00%
“VTB Bank (Georgia)”, JSC	Banking	Georgia	77.57%	70.52%
“VTB Bank (Belarus), CJSC	Banking	Belarus	69.65%	64.87%
“Bank VTB 24”, CJSC	Banking	Russia	99.42%	97.17%
“VTB Bank North-West”, OJSC	Banking	Russia	100.00%	85.84%
“VTB Bank (Europe)”, Plc.	Banking	Great Britain	95.52%	91.83%
“VTB Capital (Namibia) (Proprietary) Limited”	Investment	Namibia	50.03%	50.03%
“ITC Consultants (Cyprus)”, Ltd	Finance	Cyprus	100.00%	100.00%
“Almaz-Press”, CJSC	Publishing	Russia	100.00%	100.00%
“VTB-Leasing”, OJSC	Leasing	Russia	100.00%	100.00%
“VTB-Development”, CJSC (former “VTB-Capital”, CJSC)	Finance	Russia	100.00%	100.00%
“VTB-Capital”, CJSC (former “VTB-Invest”, CJSC)	Finance	Russia	100.00%	100.00%
“Obyedinennaya Depositarnaya companiya”, CJSC	Finance	Russia	100.00%	99.99%
“Banco VTB Africa S.A.”	Banking	Angola	66.00%	66.00%
Closed-End Unit Fund “VTB — Venture Fund”	Investment	Russia	50.00%	50.00%
“Insurance Company VTB-Insurance”, Ltd	Insurance	Russia	50.01%	50.01%
“VTB Bank (Kazakhstan)”, JSC	Banking	Kazakhstan	100.00%	—
“VTB Factoring”, Ltd.	Finance	Russia	100.00%	—

Associates
“Vietnam — Russia Joint Venture Bank”	Banking	Vietnam	49.00%	49.00%
“Interbank Trading House”, Ltd	Commerce	Russia	50.00%	50.00%

39

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

12.                     Investments in Subsidiaries and Associates (continued)

	Investment
Name	31 December 2008	31 December 2007

Subsidiaries
“Bank VTB 24”, CJSC	48,254,070	41,774,137
“VTB Bank North-West”, OJSC	28,088,350	20,074,750
“VTB Bank (Europe)”, Plc.	21,983,335	15,083,110
“VTB Bank”, OJSC (former “Mriya”, OJSC, merged with Vneshtorgbank (Ukraine), CJSC)	11,157,819	4,108,571
“VTB-Capital”, CJSC (former “VTB-Invest”, CJSC)	4,813,478	253,477
“VTB Bank (Austria)” AG	8,717,321	8,717,321
Closed-End Unit Fund “VTB — Venture Fund”	1,560,222	1,526,383
“Russian Commercial Bank Ltd”	1,398,911	1,398,911
“VTB Bank (Kazakhstan)”, JSC	1,380,901	—
“Obyedinennaya Depositarnaya companiya”, CJSC	1,304,942	1,304,854
“VTB Bank (Armenia)” CJSC	1,272,653	1,272,653
“VTB Bank (Belarus), CJSC	1,271,605	820,095
“VTB Bank (Georgia)”, JSC	1,077,170	694,248
“Almaz-Press”, CJSC	994,121	994,121
“VTB-Development”, CJSC (former “VTB-Capital”, CJSC)	788,468	143,506
“Insurance Company VTB-Insurance”, Ltd	737,265	314,322
“VTB-Leasing”, OJSC	501,604	501,604
“Russian Commercial Bank (Cyprus) Limited”	263,874	263,874
“VTB Factoring”, Ltd.	235,000	—
“Banco VTB Africa S.A.”	162,005	162,005
“VTB Capital (Namibia) (Proprietary) Limited”	79,786	79,786
Other	597,775	283,706

Associates
“Vietnam — Russia Joint Venture Bank”	737,549	360,829
“Interbank Trading House”, Ltd	34,284	34,284

Total investments in subsidiaries and associates	137,412,508	100,166,547

In January 2008, VTB increased its investment in “VTB Bank (Armenia)”, CJSC by RUR 516,631 thousand, or USD 21 million, retaining a 100% ownership.

In January 2008, VTB increased its investment in “VTB-Capital”, CJSC by RUR 245,000 thousand, or USD 10 million, retaining a 100% ownership.

In February 2008, the minority shareholders of “VTB Bank (Georgia)”, JSC paid for the authorized share capital (21,098,492 shares, 1.00 Georgian lari each), thus decreasing VTB’s share to 53.15%. In March 2008, the minority shareholders sold 21,093,914 shares to VTB for USD 16 million (RUR 382,867 thousand), increasing VTB’s share to 77.57%.

In February 2008, VTB purchased four shares for RUR 70,400 of “Obyedinennaya Depositarnaya companiya”, CJSC and one share in May 2008 for RUR 17,600, increasing its ownership to 100%.

On 14 April 2008, VTB announced an offer to purchase the remaining minority stakes in VTB North-West in accordance with the Russian legal requirements and the plan approved by VTB’s Supervisory Council on 16 October 2007 for further integration of the business of VTB North-West into the Group. Under the terms of the offer, VTB North-West shareholders could accept the offer to sell their shares for RUR 45.00 (USD 1.9 at the close offer date) per share. In the fourth quarter 2008, VTB purchased the remaining shares and became 100% shareholder of VTB North-West.

40

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

12.                     Investments in Subsidiaries and Associates (continued)

In February 2008, VTB increased its ownership in “VTB Bank” (former “Mriya”), OJSC, domiciled in Ukraine, from 99.81% to 99.90% by purchasing the major part (15,138,335,707 ordinary shares) of the additional issue of 15,150,000,002 ordinary shares of “VTB Bank”, OJSC for the nominal value of RUR 7,049,248 thousand, or 1,514 million Ukrainian hryvnias (USD 300 million).

In June 2008, “VTB-Capital”, CJSC was renamed “VTB-Development”, CJSC.

In April and June 2008, the capital of “Insurance Company VTB-Insurance”, Ltd was increased. VTB contributed RUR 327,000 thousand. Also, in 2008, VTB provided financing for activities of “Insurance Company VTB-Insurance”, Ltd in the amount of RUR 96 million which was recognized as increase in investments in VTB-Insurance.

In June 2008, VTB 24 issued 380,190 ordinary shares for RUR 717 million (USD 31 million), of which VTB Bank paid RUR 458 million. All issued shares were fully purchased by the Group.

In August 2008, the share capital of “VTB-Invest”, CJSC was increased. VTB contributed RUR 4,560 million (USD 181 million).

In September 2008, VTB 24 issued 3,179,650 ordinary shares for RUR 6,000 million (USD 236 million), which were fully purchased by VTB Bank.

In November 2008, “VTB-Invest”, CJSC was renamed “VTB-Capital”, CJSC.

In December 2008, VTB purchased additional 4.78% share in “VTB Bank (Belarus)” CJSC for USD 15 million (RUR 451,510 thousand), which resulted in an increase of VTB ownership in “VTB Bank (Belarus)”, CJSC to 69.65% during the process of increase in share capital of “VTB Bank (Belarus)” CJSC.

In December 2008, VTB contributed KZT 6,040 million (RUR 1,381 million) to the share capital of a newly established 100%-owned “Bank VTB (Kazakhstan)”, which will start its operations in 2009.

In December 2008, “VTB Bank (Europe)”, Plc issued additional 250 million ordinary shares. VTB purchased all shares issued by “VTB Bank (Europe)”, Plc for RUR 6,900,225 thousand, or USD 250 million. As a result of this transaction, VTB increased its ownership in “VTB Bank (Europe)” Plc to 95.52%.

In June 2007, “Bank VTB 24”, CJSC made an additional share issue for the total amount of RUR 25,664 million, of which the Bank purchased shares for RUR 25,565 million. The share issue was registered by the CBR in July 2007.

On 15 November 2007, VTB 24 announced an offer to purchase the remaining minority stakes in Bank VTB North-West in accordance with the plan approved by VTB’s Supervisory Board on 16 October 2007 for further integration of the business of Bank VTB North-West into the Group. Under the terms of the offer, Bank VTB North-West shareholders can, within the period from 15 November 2007 to 14 December 2007, sell their shares for RUR 41.72 per share and/or swap them for VTB’s shares at an exchange ratio of Bank VTB North-West shares to VTB shares of 1 to 361. As a result of the offer and other market transactions, VTB increased its ownership in Bank VTB North-West to 85.84% as of 31 December 2007.

In October 2007, the merger of Vneshtorgbank (Ukraine) and “VTB Bank” (former “Mriya”, OJSC) to “VTB Bank”, domiciled in Ukraine, was finalized. As a result, the Bank’s share increased to 99.81% as of 31 December 2007.

41

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

12.                     Investments in Subsidiaries and Associates (continued)

On 26 September 2007, VTB purchased 99.99% of CJSC “Obyedinennaya Depositarnaya companiya” from an unrelated third party for RUR 1,326,952 thousand, or USD 53 million.

On 23 July 2007, VTB acquired 30% stake in VTB Bank (Armenia) from a third party for RUR 390,531 thousand, or USD 15 million, thus increasing its share up to 100%.

In April 2007, VTB purchased 66,955 additionally issued ordinary shares (50% + 1 of the share capital) of CJSC “Slavneftebank” (currently, “Bank VTB (Belarus)”) located in Belarus with 6 branches for RUR 656,036 thousand, or USD 25 million. In October 2007, VTB purchased additional 14.87% shares in Slavneftebank for RUR 185,311 thousand, or USD 8 million, which resulted in an increase of VTB ownership in Slavneftebank to 64.87%. On 27 November 2007, the shareholders’ meeting of Slavneftebank approved the renaming of CJSC “Slavneftebank” to CJSC “VTB Bank (Belarus)”.

In December 2007, VTB purchased 24,114,645 additionally issued ordinary shares of JSC “VTB Bank (Georgia)” for RUR 373,328 thousand. As a result, VTB increased its ownership in JSC “VTB Bank (Georgia)” from 53.17% to 70.52%.

In June 2007, the Bank purchased 0.02% in Insurance Company VTB-Rosno from a third party for RUR 52 thousand. As a result, VTB acquired control over the company. In October 2007, “Insurance Company VTB-Rosno”, Ltd was renamed “Insurance Company VTB-Insurance”, Ltd.

In July 2007, VTB increased its ownership share in “VTB-Invest”, CJSC from 90.00% to 100.00% by purchasing additional 265,000 ordinary shares of “VTB-Invest” for the nominal value of RUR 265 million.

In July 2007, “VTB-Capital”, CJSC issued 15,000,000 ordinary shares at a price of RUR 10 per share (par value RUR 1) for the total amount of RUR 150 million, which were fully purchased by the Bank.

On 21 September 2007, VTB sold its stake of 97.58% in “Novosibirskvneshtorgbank”, CJSC to third parties for RUR 2,650,098 thousand, or USD 105 million. The Bank recorded a gain from disposal of “Novosibirskvneshtorgbank”, CJSC in the amount of RUR 2,612,522 thousand within “Profit from disposal of associates and subsidiaries” caption.

In October 2007, VTB sold 89% of VTB Broker for RUR 56,911 thousand, or USD 2 million. As a result of this transaction, VTB’s ownership percentage in VTB Broker increased to 10.83%. As of 31 December 2007, the remaining ownership percentage in VTB Broker was recognized as financial assets available-for-sale.

In December 2007, VTB sold East-West United Bank S.A. to a third party for RUR 1,058,998 thousand, or EUR 31 million. The Bank recorded a gain from disposal of East-West United Bank in the amount of RUR 795,728 thousand within “Gains from sale of subsidiary banks” caption.

42

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

13.                     Investment Securities Held-to-Maturity

	31 December 2008	31 December 2007

Bonds of Russian companies and banks	13,292,122	—
Bonds of foreign companies and banks	2,808,401	—
Eurobonds of Russian companies and banks	2,042,809	—

Total gross investment securities held to maturity	18,143,332	—

Less: Allowance for impairment (Note 29)	(1,254,395)	—

Total investment securities held to maturity	16,888,937	—

Bonds issued by Russian companies and banks mostly represent securities issued by Russian banks.

The increase in investment securities held-to-maturity is mainly a result of reclassification of securities under the amendment to IAS 39 and IFRS 7 “Reclassification of Financial assets”. For details of reclassification refer to Note 3.

14.                     Premises and Equipment

The movements in property and equipment were as follows:

	Premises	Office and computer equipment	Construction in progress	Total

Cost or revalued amount less impairment
Opening balance as of January 2008	18,932,978	4,446,956	1,056,234	24,436,168
Additions	322,979	819,417	8,515,571	9,657,967
Transfer	598,788	—	(598,788)	—
Disposals	(1,219,751)	(413,332)	—	(1,633,083)

Closing balance as of 31 December 2008	18,634,994	4,853,041	8,973,017	32,461,052

Accumulated depreciation
Opening balance as of January 2008	—	2,570,547	—	2,570,547

Depreciation charge	435,550	670,414	—	1,105,964
Disposals	(13,474)	(653,937)	—	(667,411)

Closing balance as of 31 December 2008	422,076	2,587,024	—	3,009,100

Net book amount as of 31 December 2008	18,212,918	2,266,017	8,973,017	29,451,952

43

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

14.                     Premises and Equipment (continued)

	Premises	Office and computer equipment	Construction in progress	Total
Cost or revalued amount less impairment
Opening balance as of January 2007	12,878,883	4,387,341	1,316,818	18,583,042
Additions	—	493,752	2,735,679	3,229,431
Transfer	2,078,425	835,767	(2,914,192)	—
Disposals	(358,437)	(957,510)	—	(1,315,947)
Revaluation	5,276,451	—	—	5,276,451
Effect of financial statements’ translation from the functional currency into the presentation currency	(942,344)	(312,394)	(82,071)	(1,336,809)

Closing balance as of 31 December 2007	18,932,978	4,446,956	1,056,234	24,436,168

Accumulated depreciation
Opening balance as of January 2007	—	1,978,387	—	1,978,387

Depreciation charge	346,036	868,616	—	1,214,652
Disposals	(8,394)	(96,212)	—	(104,606)
Revaluation	(324,035)	—	—	(324,035)
Effect of financial statements’ translation from the functional currency into the presentation currency	(13,607)	(180,244)	—	(193,851)

Closing balance as of 31 December 2007	—	2,570,547	—	2,570,547

Net book amount as of 31 December 2007	18,932,978	1,876,409	1,056,234	21,865,621

The Transfer caption includes movements from Construction in Progress to Premises and Equipment captions upon completion of construction and/or putting of the premises and equipment in use.

Premises of the Bank are subject to revaluation on a regular basis. The date of the latest revaluation was 31 December 2007. If the premises were measured using the cost model, the carrying amounts would be as follows:

	31 December 2008	31 December 2007

Cost	6,041,047	6,353,412
Accumulated depreciation and impairment	1,746,622	1,034,210

Net carrying amount	4,294,425	5,319,202

The Bank’s premises were appraised by independent appraisers as of 31 December 2007. The appraisal was carried by an independent appraisal firm. The basis used for the appraisal was primarily open market value. The additional value was RUR 5,600,486 thousand, including RUR 4,256,369 thousand credited to the fixed assets revaluation reserve within the shareholders’ equity net of deferred income tax of RUR 1,344,117 thousand.

44

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

15.                     Intangible Assets

The movements in intangible assets were as follows:

	Computer software	Total

Net book amount as of 31 December 2006	101,586	101,586

Cost
Opening balance as of January 2007	470,906	470,906
Additions	15,528	15,528
Disposals	(3,202)	(3,202)
Effect of financial statements’ translation from the functional currency into the presentation currency	(32,425)	(32,425)

Closing balance as of 31 December 2007	450,807	450,807

Accumulated amortization
Opening balance as of January 2007	369,320	369,320
Amortization charge	38,417	38,417
Disposals	(869)	(869)
Effect of financial statements’ translation from the functional currency into the presentation currency	(11,533)	(11,533)

Closing balance as of 31 December 2007	395,335	395,335

Net book amount as of 31 December 2007	55,472	55,472

Cost
Opening balance as of January 2008	450,807	450,807
Additions	3,952	3,952
Disposals	(608)	(608)

Closing balance as of 31 December 2008	454,151	454,151

Accumulated amortization
Opening balance as of January 2008	395,335	395,335
Amortization charge	42,152	42,152
Disposals	(2,724)	(2,724)

Closing balance as of 31 December 2008	434,763	434,763

Net book amount as of 31 December 2008	19,388	19,388

16.                     Other Assets

	31 December 2008	31 December 2007

Accounts receivable and advance payments	1,637,715	8,243,581
Rights of claim to construct and receive the title of ownership of premises under investment contracts and related capitalized furnishing costs	—	6,599,551
Deferred expenses	1,582,997	1,704,532
Precious metals	2,109,620	330,024
Taxes receivable	1,358,193	370,421
Amounts in course of settlement	1,513,815	28,439
Positive replacement value of derivatives (fair value hedges) (Note 33)	4,398,817	—
Positive replacement value of derivatives (cash flow hedges) (Note 33)	2,605,100	—
Other assets	370,994	935,560
Less: allowance for impairment of other assets (Note 29)	(42,454)	—

Total other assets	15,534,797	18,212,108

45

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

16.                     Other Assets (continued)

As of 31 December 2007, rights of claim to construct and receive the title of ownership of premises under investment contracts contained a prepayment of RUR 6,161,096 thousand, or USD 251 million, under a construction contract. Under this contract the developer was obliged to construct an office at the Moscow International Business Center “Moscow City” and transfer the title of ownership on this office to VTB after the construction is completed. In 2008, the construction was completed and the title of ownership was transferred to VTB Bank. As a result of the transfer of the title of ownership this item was excluded from ‘Other Assets’ and included in the category of ‘Premises and Equipment’ as ‘construction in progress’. This transfer was not reflected in the statement of cash flows as a non-cash movement.

Movements in the allowance for impairment of other assets are presented in Note 29.

17.                     Due to Other Banks

	31 December 2008	31 December 2007

Term loans and deposits	200,648,213	176,979,959
Correspondent accounts and overnight deposits of other banks	98,510,764	44,501,774
Sale and repurchase agreements with other banks	—	14,211,976

Total due to other banks	299,158,977	235,693,709

As of 31 December 2007, financial assets pledged against sale and repurchase agreements are financial assets at fair value through profit or loss and financial assets available-for-sale with a total fair value of RUR 14,024,669 thousand (see Note 8).

18.                     Customer Deposits

	31 December 2008	31 December 2007

Government bodies
Current/settlement accounts	13,699,160	21,895,881
Term deposits	26,509,179	47,032,147

Other legal entities
Current/settlement accounts	121,613,683	113,196,410
Term deposits	348,573,927	301,571,456

Individuals
Current/settlement accounts	7,678,475	17,154,423
Term deposits	4,470,148	17,300,307

Sale and repurchase agreements	792,753	22,581

Total customer deposits	523,337,325	518,173,205

Included in customer deposits as of 31 December 2008 are:

•                                        Restricted deposits of RUR 58,761 thousand (31 December 2007: RUR 114,175 thousand), where related deposits were placed by the Bank in escrow accounts (see Note 6)

•                                        Deposits of RUR 6,731,685 thousand (31 December 2007: RUR 14,205,085 thousand) held as collateral against the Bank’s irrevocable commitments under import letters of credit and guarantees (see Note 32)

46

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

18.                     Customer Deposits (continued)

As of 31 December 2008, sale and repurchase agreements of RUR 792,753 thousand (31 December 2007: RUR 22,967 thousand) represent the amounts payable to legal entities in connection with sale and repurchase agreements. Securities pledged against sale and repurchase agreements are financial assets through profit and loss with a fair value of RUR 867,037 thousand (31 December 2007: RUR 22,544 thousand). Refer to Note 8.

Economic sector risk concentrations within customer deposits are as follows:

	31 December 2008		31 December 2007
	Amount	%	Amount	%

Finance	139,557,918	27	72,054,253	14
Energy	106,664,217	20	150,731,650	29
Oil and gas	61,799,388	12	24,983,329	5
Government bodies	40,208,339	8	68,928,028	13
Telecommunications and media	34,704,247	7	17,124,902	3
Manufacturing	28,864,309	6	13,826,707	3
Building construction	23,613,682	4	13,021,949	3
Individuals	12,148,630	2	34,454,730	7
Metals	11,846,808	2	72,568,720	14
Chemical	11,525,465	2	8,674,982	2
Transport	10,464,612	2	6,178,703	1
Trade and commerce	9,375,965	2	6,630,806	1
Aircraft	6,607,194	1	8,154,656	2
Food and agriculture	5,634,984	1	6,920,643	1
Coal mining	5,486,839	1	2,507,824	—
Other	14,834,728	3	11,411,323	2

Total customer deposits	523,337,325	100	518,173,205	100

19.                     Other Borrowed Funds

	31 December 2008	31 December 2007

Syndicated loans	46,451,870	13,370,057
Other borrowings	559,728,033	35,576,241

Total other borrowed funds	606,179,903	48,946,298

Included in other borrowings are borrowings received by the Bank from other banks mainly based in OECD countries, under non-revolving open credit lines, and funds attracted from the Central Bank of the Russian Federation.

In June 2008, VTB received a dual-tranche syndicated loan worth USD 1,400 million (equivalent of RUR 32,934,300 thousand), including Tranche A of USD 1,000 million and Tranche B of USD 400 million maturing in June 2011 and in December 2009 and bearing interest at floating rates of LIBOR + 0.65% and LIBOR + 0.6%, respectively.

In the fourth quarter of 2008, VTB partially repaid two syndicated loans in the total amount of USD 348 million (RUR 10,224,379 thousand).

In February 2007, VTB fully repaid a syndicated loan worth RUR 7,847,970 thousand, or USD 300 million.

47

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

19.                     Other Borrowed Funds (continued)

Included in the other borrowed funds as of 31 December 2008 are RUR 16,833,078 thousand received under sale and repurchase agreements (31 December 2007: nil).

Financial assets pledged against the sale and repurchase agreements are financial assets at fair value through profit or loss with a total fair value of RUR 1,010,524 thousand, loans and advances to customers and investment securities held to maturity as reclassified under amendment to IAS 39 with an amortized cost of RUR 48,626 thousand and RUR 18,393,628 thousand, respectively (see Note 8).

In 2008, other borrowed funds increased significantly due to the CBR’s placements within the Government Program for the Support of the Russian Banking System launched in the second half of 2008. Within the Program, the CBR provides resources to Russian banking institutions, including uncollateralized loans, sale-and-repurchase transactions and loans secured with corporate borrowings and guarantees. As of 31 December 2008, the Bank was provided RUR 513,829,529 thousand by the CBR within the Program (as of 31 December 2007, the Program had not yet been launched).

20.                     Debt Securities Issued

	31 December 2008	31 December 2007

Bonds	357,709,060	288,985,276
Promissory notes	144,261,061	37,054,384
Deposit certificates	31,400	5,000

Total debt securities issued	502,001,521	326,044,660

As of 31 December 2008, promissory notes issued included both discount and interest-bearing promissory notes denominated mainly in RUR with maturities ranging from that ‘on demand’ to June 2015 (31 December 2007: from ‘on demand’ to June 2015).

In March 2007, VTB issued RUR 34,480,800 thousand (EUR 1,000 million or USD 1,317 million) Eurobonds at a floating rate of EURIBOR + 0.6% maturing in March 2009.

In March 2007, VTB issued RUR 15,093,270 thousand (GBP 300 million or USD 577 million) Eurobonds at a fixed rate of 6.332% maturing in March 2010.

In July 2007, VTB redeemed Series 3 Eurobonds worth RUR 7,648,890 thousand or USD 300 million.

In September 2007, VTB redeemed Series 8 Eurobonds with a nominal value of RUR 25,125,800 thousand or USD 1,000 million.

In October 2007, VTB issued RUR 29,668,560 thousand or USD 1,200 million Eurobonds at a fixed rate of 6.609% maturing in 2012 and another tranche of Eurobonds worth RUR 19,779,040 thousand or USD 800 million at a floating coupon rate of LIBOR + 1.7% maturing in 2009.

In December 2007, VTB issued Series 3 bonds worth RUR 30 billion or USD 1,234 million at a coupon rate of 7.25% maturing in December 2008.

48

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

20.                     Debt Securities Issued (continued)

In May 2008, VTB issued USD 2,000 million (or RUR 47,102,600 thousand) Eurobonds at a fixed rate of 6.875% maturing in June 2018. The bonds may be redeemed in May 2013 at the option of bond-holders (5-year put option).

In June 2008, VTB issued EUR 1,000 million (or RUR 36,907,700 thousand) Eurobonds at a fixed rate of 8.25% maturing in June 2011.

In August 2008, VTB redeemed its Series 10 USD-denominated Eurobonds with a nominal value of USD 1,750 million (or RUR 40,982,550 thousand) at maturity.

In November 2008, VTB renegotiated the term of its Series 3 Eurobonds worth RUR 30 billion (or USD 1,188 million), which now mature in November 2012. The relevant coupon rate was increased to 12% p.a. In addition, the bond-holders were provided a one-year put option executable in November.

In December 2008, VTB redeemed its Series 1 USD-denominated Eurobonds worth USD 550 million (or RUR 15,326,905 thousand) at maturity.

21.                     Subordinated Debt

On 4 February 2005, VTB Capital S.A., a Luxembourg based special purpose entity of the Group used for issuance of Eurobonds, issued USD 750 million of Eurobonds (with a call option for early repayment on the fifth anniversary of such date) due February 2015, the proceeds of which financed a subordinated loan to VTB. The Eurobonds bear interest at 6.315% per annum payable semi-annually, with an interest-rate step-up in 2010. As of 31 December 2008, the carrying amount of this subordinated debt was USD 769 million (equivalent of RUR 22,580,680 thousand) (31 December 2007: USD 768 million (equivalent of RUR 18,844,780 thousand)).

In October and November 2008, VTB received two subordinated loans of RUR 100 billion each (USD 3,715 million and USD 3,703 million respectively) at the rate of 8% maturing in December 2019 from Vnesheconombank. In accordance with IAS 20 Accounting for Government Grants and Disclosure of Government Assistance, the Bank discounted these loans using an appropriate market rate adjusted for loan premium. As of 31 December 2008, the carrying amount of this subordinated debt was RUR 175,109,595 thousand or USD 5,960 million and deferred income was RUR 23,663,543 thousand or USD 805 million. The deferred income is recorded in the subordinated debt and is eligible for set-off against losses on the initial recognition of the loans extended by the Bank at preferential interest rates to support the operations of Russian companies.

49

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

22.                     Other Liabilities

	31 December 2008	31 December 2007

Financial liabilities at fair value through profit or loss — held for trading (negative fair value of derivatives (Note 33))	92,182,646	7,760,793
Financial liabilities at fair value through profit or loss — fair value hedges (Note 33)	21,543,842	—
Payable to employees	2,080,050	2,004,314
Tax payable	1,588,216	1,210,960
Amounts in course of settlement	799,777	493,787
Deferred income	336,427	383,995
Initial recognition of credit related commitments	7,852	335,274
Trade creditors and prepayments received	225,899	259,469
Liabilities on pension plans	34,841	90,947
Provisions for credit related commitments	1,193,436	—
Obligation to deliver securities	521,344	—
Other liabilities	708	49,782

Total other liabilities	120,515,038	12,589,321

23.                     Share Capital and Reserves

Authorized, issued and fully paid share capital of the Bank comprises

	31 December 2008		31 December 2007
	Number of shares	Nominal amount	Number of shares	Nominal amount

Ordinary share	6,724,138,509,019	75,706,892	6,724,138,509,019	93,535,962

Total share capital	6,724,138,509,019	75,706,892	6,724,138,509,019	93,535,962

Contributions to the Bank’s share capital were originally made in RUR, foreign currency and gold bullion. All ordinary shares rank equally and carry one vote. The face value of all ordinary shares was RUR 1 thousand per share up to December 2006, when the CBR registered a share split whereby each share was split into 100,000 shares and their face value decreased from RUR 1 thousand to RUR 0.01. The Bank also has 5,000,000,000,000 authorized ordinary shares with a face value of RUR 0.01 each. These shares have not yet been issued.

In May 2007, VTB completed an Initial Public Offering (IPO) to place its shares with Russian and foreign investors. On 24 May 2007, the Central Bank of the Russian Federation registered an additional offering of 1,513,026,109,019 ordinary shares of VTB (22.5% of the number of VTB’s shares after the capital increase) with a face value of RUR 0.01 each. The total number of shares includes 983,387,340,000 placed in the form of GDRs. Each GDR is equivalent to 2,000 shares. The offering price per share was RUR 0.136 (USD 0.00528). The shares are freely traded on the Moscow Interbank Currency Exchange (MICEX) and Russian Trading System (RTS) and the global depositary receipts (GDRs) issued on VTB’s shares are freely traded on the London Stock Exchange (LSE).Total IPO proceeds were RUR 206,569,686 thousand or USD 7,977 million. The Bank incurred specific IPO-related expenses of RUR 2,822,707 thousand or USD 109 million, net of tax, which were posted directly to equity as a reduction of share premium. As a result, the net equity increase related to the IPO amounted to RUR 203,746,979 thousand or USD 7,867 million, less transaction costs and tax.

50

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

23.                     Issued Capital and Reserves (continued)

Unrealized gain on financial assets available-for-sale and cash flow hedge includes reserves for accounting for both changes in fair values of available-for-sale financial instruments and the effective portion of unrealized gains and losses on cash flow hedges.

As of 31 December 2008 and 2007, the reserves included both distributable and non-distributable reserves.

24.                     Interest Income and Expense

	2008	2007

Interest income

Financial assets at fair value through profit or loss	6,522,442	7,138,083

Loans and advances to customers	110,823,908	49,024,056
Due from other banks	22,905,951	11,083,187
Financial assets available for sale	927,065	—

Financial assets at fair value through profit or loss	134,656,924	60,107,243

Total interest income	141,179,366	67,245,326

Interest expense

Customer deposits	(40,956,809)	(16,596,638)
Debt securities issued	(27,283,746)	(15,587,233)
Due to other banks and other borrowed funds	(19,803,385)	(6,844,841)
Subordinated debt	(4,025,112)	(1,237,316)

Total interest expense	(92,069,052)	(40,266,028)

Net interest income	49,110,314	26,979,298

25.                     Gains less Losses Arising from Financial Instruments at Fair Value through Profit or Loss

	2008	2007

Gains less losses arising from trading financial instruments	9,062,105	5,463,595

Gains less losses arising from financial instruments designated at fair value through profit or loss	750,222	360,738

Total gains less losses arising from financial instruments at fair value through profit or loss	9,812,327	5,824,333

51

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

26.                     Fee and Commission Income and Expense

	2008	2007

Commission on guarantees issued	2,539,926	1,063,049
Commission on settlement transactions	2,480,897	2,766,889
Commission on cash transactions	1,076,967	945,164
Commission securities transactions	675,521	649,675
Depositary appointment fee	—	1,457,889
Other	622,821	756,776

Total fee and commission income	7,396,132	7,639,442

Commission on settlement transactions	(527,911)	(474,732)
Commission on cash transactions	(151,323)	(129,745)
Commission on guarantees	(24,690)	(19)
Other	(278,978)	(72,421)

Total fee and commission expense	(982,902)	(676,917)

Net fee and commission income	6,413,230	6,962,525

27.                     Other Operating Income

	2008	2007

Dividends received	6,524,164	3,042,353
Income arising from operating leasing	201,989	187,421
Fines and penalties received	513,109	120,133
Income arising from disposal of property	120,133	184,928
Other	702,343	249,335

Total other operating income	8,061,738	3,784,170

28.                     Staff Costs and Administrative Expenses

	2008	2007

Staff costs	9,738,606	8,469,808
Depreciation and other expenses related to premises and equipment	2,796,351	2,753,006
Advertising expenses	1,894,604	2,126,286
Taxes other than on income	1,845,348	1,851,380
Leasing and rent expenses	1,213,466	1,117,226
Defined contribution pension expense	1,046,727	1,131,941
Professional services	793,039	712,255
Security expenses	565,371	519,335
Charity	544,170	556,639
Post and telecommunication expenses	409,287	319,778
Insurance	281,212	458,268
Transport expenses	41,873	26,717
Other	1,054,660	1,334,542

Total staff costs and administrative expenses	22,224,714	21,377,181

52

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

29.                     Allowances for Impairment and Provisions

The movements in allowances for impairment of due from other banks by class for 2008 and 2007 were as follows:

	Russia	OECD	Other	Total

31 December 2006	—	—	210,649	210,649
Provision for loan impairment during the period	—	—	3,433	3,433
Effect of financial statements’ translation from the functional currency into the presentation currency	—	—	(13,354)	(13,354)

31 December 2007	—	—	200,728	200,728
Provision (reversal of provision) for loan impairment during the period	337,493	100	1	337,594
Write-offs	—	—	(194,116)	(194,116)

31 December 2008	337,493	100	6,613	344,206

The movements in allowances for impairment of loans and advances to legal entities by class for 2008 and 2007 were as follows:

	Project finance	Finance leases	Current activity financing	Reverse sale and repurchase agreements with legal entities	Other	Total

31 December 2006	1,090,388	79,650	17,533,422	19,877	438,031	19,161,368
Provision for loan impairment during the period	65,731	396,593	6,290,185	(605)	(198,726)	6,553,178
Write-offs	—	—	(279,275)	—	—	(279,275)
Recoveries of amounts written-off in previous period	—	—	57,037	—	—	57,037
Effect of financial statements’ translation from the functional currency into the presentation currency	(83,355)	(25,326)	(1,412,563)	1,062	(57,636)	(1,577,818)

31 December 2007	1,072,764	450,917	22,188,806	20,334	181,669	23,914,490
Provision for loan impairment during the period	8,489,327	628,646	22,049,578	(20,334)	4,218,098	35,365,315
Write-offs	—	—	(1,813,011)	—	—	(1,813,011)

31 December 2008	9,562,091	1,079,563	42,425,373	—	4,399,767	57,466,794

53

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

29.                     Allowances for Impairment and Provisions (continued)

The movements in allowances for impairment of loans and advances to individuals by class were as follows:

	Mortgages	Car loans	Reverse sale and repurchase agreements with individuals	Consumer loans and other	Total

31 December 2006	12,997	(1,140)	—	34,704	46,561
Provision for loan impairment during the period	(7,823)	(21)	798	(2,052)	(9,098)
Effect of financial statements’ translation from the functional currency into the presentation currency	12,593	1,161	6,501	551	20,806

31 December 2007	17,767	—	7,299	33,203	58,269
Reversal of provision for loan impairment during the period	(2,025)	—	(7,299)	(1,649)	(10,973)

31 December 2008	15,742	—	—	31,554	47,296

The movements in allowances for other assets and provisions were as follows:

	Other assets	Credit related commitments	Investment securities held to maturity	Investments in subsidiaries and associates	Total

31 December 2007	—	62,742	—	—	62,742
Reversal of provision for impairment during the period	—	(62,742)	—	—	62,742

31 December 2007	—	—	—	—
Provision for impairment during the period	42,454	1,193,435	1,254,395	2,835,584	5,325,868

31 December 2008	42,454	1,193,435	1,254,395	2,835,584	5,325,868

Allowances for impairment of assets are deducted from the carrying amounts of the related assets. Provisions for claims, guarantees and credit related commitments are recorded in liabilities. In accordance with the Russian legislation, loans may not be written off unless upon approval of the Supervisory Council and, in certain cases, the relevant decision of court.

30.                     Income Tax Expense

Income tax expense comprises the following:

	2008	2007

Current tax charge	9,721,130	9,597,004
Deferred taxation movement due to the origination and reversal of temporary differences	(1,880,172)	(3,756,525)

Income tax expense for the year	7,840,958	5,840,479

54

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

30.                     Income Tax Expense (continued)

In 2008 and 2007, the income tax rate was 24%. Reconciliation between the expected and actual tax charge is as follows:

	2008	2007r.

IFRS profit before taxation	11,976,843	38,369,099

Theoretical tax charge at the applicable statutory rate	2,874,442	9,208,584
Tax effect of items, which are not deductible or assessable for taxation purposes:
- Non-deductible expenses	3,437,264	852,613
- Non-taxable income	(526,209)	—
- Income recorded in tax books only	1,011,844	—
- Income taxed at different rates	(1,118,463)	(538,244)
- Effect of change in tax rates	1,365,709	—
- Income tax refund	—	(101,290)
- Other non-temporary differences	796,371	(278,299)
- Translation effect	—	(3,302,885)

Income tax expense for the year	7,840,958	5,840,479

55

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

30.                     Income Tax Expense (continued)

Differences between IFRS and Russian tax regulations give rise to certain temporary differences between the carrying amount of certain assets and liabilities for financial reporting purposes and for profits tax purposes. The tax effect of the movement on these temporary differences is recorded at the rate of 24%

		Origination and reversal of temporary differences				Origination and reversal of temporary differences
	2006	In the statement of income	Directly in equity	Translation effect	2007	In the statement of income	Directly in equity	2008

Tax effect of deductible temporary differences:
Allowances for impairment and provisions for other losses	2,273,734	1,353,615	—	(208,682)	3,418,667	2,249,199	—	5,667,866
Accrued expenses	689,293	1,595,328	—	(111,021)	2,173,600	304,761	—	2,478,361
Fair value measurement of derivatives	—	246,468	—	—	246,468	4,523,361	272,323	5,042,152
Other	216,592	(162,733)	6,963	(55,593)	5,229	258,480	(6,682)	257,013

Unrecognized deferred tax asset	289,784	(280,507)	—	(9,277)	—	—	—	—

Gross deferred tax asset	3,469,403	2,752,171	6,963	(384,573)	5,843,964	7,335,801	265,641	13,445,392

Tax effect of taxable temporary differences:
Fair value measurement of securities	843,385	(98,302)	(383,535)	(26,134)	335,414	5,351,455	259,976	5,946,845
Premises and equipment	2,416,724	(85,245)	1,370,481	(215,619)	3,486,341	(385,798)	(536,695)	2,563,848
Other	461,282	(820,807)	404,957	(14,510)	30,922	489,972	—	520,894

Gross deferred tax liability	3,721,391	(1,004,354)	1,391,903	(256,263)	3,852,677	5,455,629	(276,719)	9,031,587

Deferred tax (liability) / asset, net	(251,988)	3,756,525	(1,384,940)	(128,310)	1,991,287	1,880,172	542,360	4,413,805

56

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

30.                     Income Tax Expense (continued)

In November 2008, the Russian government issued an amendment to the Tax Code relating to change of the corporate income tax rate from 24% to 20% effective from 1 January 2009. This change was accounted for in the consolidated financial statements as of 31 December 2008. The effect of change of tax rate amounts to RUR 1,365,709 thousand expense for deferred tax recognized in the statement of income and RUR 482,948 thousand of benefit from the decrease for deferred tax liability recognized through the statement of changes in shareholders’ equity

As of 31 December 2008, the aggregate amount of temporary differences associated with investments in subsidiaries and associates for which no deferred tax liability has been recognized amounted to RUR 11,546,497 thousand (31 December 2007: RUR 5,694,718 thousand).

31.                     Basic and Diluted Earnings per Share

Basic earnings per share are calculated by dividing the net profit or loss attributable to ordinary shareholders by the weighted average number of ordinary shares in issue during the year, excluding the average number of ordinary shares purchased by the Bank and held as treasury shares.

The Bank has no dilutive potential ordinary shares; therefore, the diluted earnings per share are equal to basic earning per share.

	2008	2007
Net profit attributable to shareholders of the Bank (expressed in thousands of Russian roubles)	4,135,885	32,528,620
Weighted average number of ordinary shares in issue	6,724,138,509,019	6,128,966,714,489

Basic and diluted earnings per share (expressed in kopecks per share)	0.061508	0.530736

Basic and diluted earnings per share — continuing operations (expressed in kopecks per share)	0.061508	0.530736

32.                     Dividends

In 2008, VTB’s Supervisory Council approved the Regulation on VTB Bank Dividend Policy. This document was developed as a measure to improve the Group’s corporate governance according to the Code of Corporate Conduct recommended by the Federal Commission for Securities Markets (FFMS), VTB’s Code of Corporate Conduct, and best international and Russian practices in corporate governance.

In accordance with the Regulation on VTB Bank Dividend Policy, proposals on dividend payments are made by the Supervisory Council taking into consideration the Bank’s financial performance in the relevant year and other factors and, as a rule, should envisage a dividend payment constituting at least 10% of the Bank’s statutory net profit. The dividend payment is proposed by VTB’s Supervisory Council to the General Shareholders’ Meeting. The final decision on the payment of dividends, including decisions on the amount and payment procedure, is taken by the General Shareholders’ Meeting.

57

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

32.                     Dividends (continued)

The amount of dividends to be declared and paid is decided at the VTB’s annual shareholders’ meeting on the basis of VTB’s net profit for the previous fiscal year determined in accordance with Russian Accounting Legislation on a stand-alone basis. On 20 June 2007 VTB’s shareholders’ meeting approved dividends of RUR 3.4 billion (USD 133 million at the exchange rate of RUR 25.9268 per USD 1.00) for 2006 (RUR 0.00066 per share or USD 0.000026 per share), which were paid on 14 August 2007. On 26 June 2008, VTB’s annual shareholders’ meeting declared dividends of RUR 9 billion (USD 382 million at the exchange rate of RUR 23.6113 per USD 1.00) for 2007 (RUR 0.00134 per share or USD 0.000057 per share). Dividends declared by VTB in June 2008, were paid in August 2008.

33.           Contingencies, Commitments and Derivative Financial Instruments

Legal proceedings. From time to time and in the normal course of business, claims against the Bank are received. Management is of the opinion that there would be no material outflow of resources and accordingly no provision has been made in these financial statements.

Credit related commitments. The primary purpose of these instruments is to ensure that funds are available to a customer as required. Guarantees that represent irrevocable assurances that the Bank will make payments in the event that a customer cannot meet its obligations to third parties carry the same credit risk as loans. Documentary and commercial letters of credit (L/Cs), which are written undertakings by the Bank on behalf of a customer authorizing a third party to draw drafts on the Bank up to a stipulated amount under specific terms and conditions, are collateralized by cash deposits and therefore carry less risk than direct borrowings.

Commitments to extend credit represent unused portions of authorizations to extend credit in the form of loans, guarantees, or letters of credit. With respect to credit risk on commitments to extend credit, the Bank is potentially exposed to loss in an amount equal to the total unused commitments. However, the likely amount of loss is less than the total unused commitments since most commitments to extend credit are contingent upon customers maintaining specific credit standards. The VTB group monitors the term to maturity of credit related commitments because longer-term commitments generally have a greater degree of credit risk than shorter-term commitments.

The total outstanding contractual amount of undrawn credit lines, letters of credit and guarantees does not necessarily represent future cash requirements, as these financial instruments may expire or terminate without being funded.

Outstanding credit related commitments are as follows:

	31 December 2008	31 December 2007

Guarantees issued	171,099,811	145,663,152
Undrawn credit lines	127,139,012	124,593,795
Import letters of credit	39,187,555	42,892,063
Commitments to extend credit	98,261,901	58,495,518

Less: allowance for losses on credit related commitments (Note 29)	(1,193,435)	—

Total credit related commitments	434,494,844	371,644,528

58

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

33.                     Contingencies, Commitments and Derivative Financial Instruments (continued)

Credit Related Commitments (continued). The Bank also received export letters of credit for further advising to its customers. The total amount of received letters of credit as of 31 December 2008 was RUR 79,796,946 thousand (31 December 2007: RUR 59,706,781 thousand). Commitments under import letters of credit and guarantees are collateralized by customer deposits of RUR 6,731,685 thousand (31 December 2007: RUR 14,205,085 thousand).

As of 31 December 2007, included in guarantees issued is a guarantee of RUR 66,861,090 thousand or 46% of the guarantees issued, which acts as additional collateral for a transaction between third parties whereby credit risk is fully collateralized by the shares of a major oil and gas Russian company.

As of 31 December 2008, included in guarantees issued are guarantees issued for a related company (Russian entity) of RUR 27,113,331 thousand or 16% of the guarantees issued. As of 31 December 2007, included in guarantees issued are guarantees issued for a related company (Russian entity) of RUR 16,795,382 thousand or 12% of the guarantees issued.

Movements in the allowance for losses on credit related commitments are disclosed in Note 29.

Commitments under operating leases. As of 31 December, the Bank’s commitments under operating leases mainly of premises comprised the following:

Remaining contractual maturity	2008	2007

Not later than 1 year	1,147,299	737,697
Later than 1 year but not later than 5 years	3,577,826	1,651,533
Later than 5 years	1,291,003	1,140,078

Total operating lease commitments	6,016,128	3,529,308

Derivative financial instruments. Foreign exchange and other financial instruments are generally traded in an over-the-counter market with professional market counterparties on standardized contractual terms and conditions.

The notional amounts of certain types of financial instruments provide a basis for comparison with instruments recognized in the balance sheet but do not necessarily indicate the amounts of future cash flows involved or the current fair value of the instruments and, therefore, do not indicate the Bank’s exposure to credit or price risks. The derivative instruments become favorable (assets) or unfavorable (liabilities) as a result of fluctuations in market interest rates or foreign exchange rates relative to their terms. The aggregate contractual or notional amount of derivative financial instruments on hand, the extent, to which instruments are favorable or unfavorable and, thus the aggregate fair values of derivative financial assets and liabilities can fluctuate significantly from time to time. The notional or agreed amounts and fair values of derivative instruments held are set out in the following table. This table reflects gross position before the netting of any counterparty position by type of instrument and covers the contracts with a maturity date subsequent to 31 December 2008.

59

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

33.                     Contingencies, Commitments and Derivative Financial Instruments (continued)

Derivative financial instruments (continued). The table below includes contracts outstanding as of 31 December 2008:

	Notional amount	Negative fair value	Positive fair value
Derivatives held for trading

Foreign exchange and precious metals contracts
Forwards	792,201,711	(70,559,271)	42,047,563
Swaps	6,203,487	(32,711)	1,069,144
Options
written put	17,496,348	(1,278,076)	305,235
purchased put	38,999,431	(190,017)	141,629
written call	45,257,584	(3,623,271)	25,121
purchased call	3,631,132	(10,999)	230,899

Contracts with securities
Forward sale of equity securities	5,804,487	(2,331,440)	29,352
Forward purchase of equity securities	699,340	(31,368)	—
Futures on sale of equity securities	233,831	(372)	3,622
Sale of credit default swaps	11,226,512	(2,443,053)	—
Options
written call	2,020,299	(8,094,428)	—

Interest rate contracts
Interest rate swaps	143,238,586	(1,825,522)	2,426,237

Other basic assets contracts
Interest rate futures
sell	84,441	(4,025)	—
buy	84,441	—	148,694

Derivatives held as fair value hedges
Interest rate swaps	239,318,094	(21,543,842)	4,398,817

Derivatives held as cash flow hedges
Interest rate swaps	23,145,165	—	2,605,100

Embedded derivatives on structured instruments
Embedded derivatives on securities instruments	2,625,091	(1,758,093)	—

Total derivatives	1,332,269,980	(113,726,488)	53,431,413

60

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

33.                     Contingencies, Commitments and Derivative Financial Instruments (continued)

Derivative financial instruments (continued). The table below includes contracts outstanding as of 31 December 2007:

	Notional amount	Negative fair value	Positive fair value

Derivatives held for trading

Foreign exchange and precious metals contracts
Forwards	337,591,836	(2,084,283)	4,712,738
Futures	74,686,019	(984,463)	283,534
Swaps	94,585,507	(210,170)	961,927
Written put options	11,751,466	(638,330)	—
Purchased put options	12,242,058	—	726,536
Written call options	10,817,437	(136,248)	—
Purchased call options	9,060,817	—	88,870

Contracts with securities
Forward purchase of debt securities	3,786,875	(18,119)	—
Forward sale of equity securities	34,840,227	(2,865,414)	495,269
Forward purchase of equity securities	7,934,871	(147,583)	664,421
Sale of credit default swaps	6,872,936	(84,895)	—
Written put options	14,000,550	(525,345)	3,569
Purchased put options	7,118,398	—	73,159
Purchased call options	14,617,077	—	843,903

Interest rate contracts
Sale of Forward Rate Agreements	5,153,082	(898)	16,029
Purchase of Forward Rate Agreements	5,153,082	(35,999)	40
Interest rate swaps	23,993,472	(29,046)	10,246

Derivatives held as cash flow hedges
Interest rate swaps	42,096,370	—	2,552,805

Total derivatives	716,302,080	(7,760,793)	11,433,046

Cash flow hedges

The Bank is exposed to variability in future variable interest cash flows on its loan portfolio. The Bank uses interest rate swaps (IRSs) as cash flow hedges of risks of change in the benchmark interest rates relating to these cash flows. The cash flows are expected to occur and affect future interest received until 30 June 2015.

The fair value of IRSs used as cash flow hedges was accounted within “Other assets” for positive items, which amounted to RUR 2,605,100 thousand (31 December 2007: RUR 2,522,805 thousand was accounted within “Financial assets at fair value through profit or loss”).

The Bank recognized a cumulative effect of RUR 1,522,934 thousand crediting the cash flow hedge reserve, net of taxes, as of 31 December 2008 (31 December 2007: RUR 1,300,590 thousand), which was accounted within “Unrealized gain on financial assets available-for-sale and cash flow hedge” caption in equity.

61

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

33.                    Contingencies, Commitments and Derivative Financial Instruments (continued)

Cash flow hedges (continued)

In 2008, the Bank recognized a gain of RUR 1,046,366 thousand (net of tax) in the statement of income as certain hedged items related to cash flow hedges are no longer highly probable.

In 2008, the Bank recognized a gain in the amount of RUR 1,473,201 thousand within Gains less losses arising from financial instruments at fair value through profit or loss and an interest income in the amount of RUR 27,034 thousand due to ineffectiveness of certain cash flow hedges.

Fair value hedges

Fair value hedges are used by the Bank to protect it against the changes in the fair value of financial assets and financial liabilities due to movements in interest rates. The financial instruments hedged for interest rate risk include loans and debt securities issued. In 2008, the Bank recognized a net loss of RUR 12,442,600 thousand (2007: nil), representing the loss on the hedging instruments, which remained effective as of 31 December 2008. The total gain on hedged items attributable to the hedged risk amounted to RUR 14,025,896 thousand (2007: nil).

In December 2008, one fair value hedge became ineffective, which led to recognition of loss of RUR 1,597,715 thousand in the statement of income. Total gain on hedged item attributable to the hedged risk remaining within Loans and advances to customers amounted to RUR 3,034,647 thousand as of 31 December 2008.

Purchase commitments. As of 31 December 2008, the Bank had RUR 8,784,740 thousand of outstanding commitments for the purchase of precious metals (31 December 2007: RUR 5,056,517 thousand). As the price of these contracts is linked to the fair value of precious metals at the date of delivery, no gain or loss is recognized on these contracts.

34.                    Financial Risk Management

The Bank is exposed to financial risks, including credit risk and market risks.

The Management Board of VTB has overall responsibility for risk management at VTB.

In addition, a number of specialized committees and departments are established on the Bank level to coordinate day-to-day risk management activities. Risk management is overseen by the Risk Management Commission (“RMC”) under the Banking Group Management Committee (“BGMC”).

The RMC is one of the specialized commissions under the BGMC responsible for development of risks evaluation and management standards, their submission for consideration by the BGMC and further implementation, as well as for providing efficient interaction in this area. RMC is chaired by Chief Risk Officer (“CRO”) of VTB and includes representatives of VTB units involved in risk control including the Risk Department (“RD”), Internal Control Division and others.

The RD consists of the following sub-divisions:

•                  Consolidated risk analysis division;

•                  Credit risk division;

•                  Market and operational risks division;

•                  Credit and mortgage operations division;

•                  Credit applications analysis service.

62

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

33.                    Financial Risk Management (continued)

The RD proposes risk limits on various banking operations and prepares recommendations regarding market risk and liquidity risk management for the Asset and Liability Management Committee of VTB (“ALCO”). The RD reports to the ALCO, the VTB’s Credit Committee (“CC”) and the Management Board.

The ALCO establishes major targeted parameters for VTB’s balance sheet for the purposes of asset and liability management and monitors VTB’s compliance with these targets with the assistance of VTB’s Risk Department. The ALCO, the CC, the RD and the Treasury carry out risk management functions in respect of credit, market (interest rate, currency and securities portfolio) and liquidity risks.

Analysis of financial assets and liabilities by measurement basis

Financial assets and financial liabilities are measured on an ongoing basis either at fair value or at amortized cost. The summary of significant accounting policies in Note 4 describes how the classes of financial instruments are measured, and how income and expenses, including fair value gains and losses, are recognized.

The following tables disclose the carrying amounts of financial assets and liabilities by category as defined in IAS 39 and by balance sheet line.

31 December 2008:

	Held for trading	Designated at fair value through profit or loss	Held to maturity	Investments in subsidiaries and associates	Loans and receivables	Available- for-sale	Other financial assets and liabilities measured at amortized cost	Derivatives designated as cash flow and fair value hedging instruments	Total

Financial assets
Cash and short-term funds	—	—	—	—	—	—	432,474,684	—	432,474,684
Mandatory cash balances with central banks	—	—	—	—	—	—	1,921,331	—	1,921,331
Financial assets at fair value through profit or loss	104,996,043	6,626,130	—	—	—	—	—	—	111,622,173
Financial assets pledged under repurchase agreements and loaned financial assets	1,877,561	—	18,393,628	—	48,626	—	—	—	20,319,815
Due from other banks	—	—	—	—	294,121,277	—	—	—	294,121,277
Loans and advances to customers	—	—	—	—	1,536,001,931	—	—	—	1,536,001,931
Financial assets available-for-sale	—	—	—	—	—	33,238,994	—	—	33,238,994
Investments in subsidiaries and associates	—	—	—	134,576,924	—	—	—	—	134,576,924
Investment securities held to maturity	—	—	—	16,888,937	—	—	—	—	16,888,937
Other assets	—	—	—	—	—	—	3,151,530	7,003,917	10,155,447

Total financial assets	106,873,604	6,626,130	18,393,628	151,465,861	1,830,171,834	33,238,994	437,547,545	7,003,917	2,591,321,513

Financial liabilities
Due to other banks	—	—	—	—	—	—	299,158,977	—	299,158,977
Customer deposits	—	—	—	—	—	—	523,337,325	—	523,337,325
Other borrowed funds	—	—	—	—	—	—	606,179,903	—	606,179,903
Debt securities issued	—	—	—	—	—	—	502,001,521	—	502,001,521
Subordinated debt	—	—	—	—	—	—	197,690,275	—	197,690,275
Other liabilities	92,182,646	—	—	—	—	—	4,863,199	21,543,842	118,589,687

Total financial liabilities	92,182,646	—	—	—	—	—	2,133,231,200	21,543,842	2,246,957,688

63

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

33.                     Financial Risk Management (continued)

Analysis of financial assets and liabilities by measurement basis (continued)

31 December 2007:

	Held for trading	Designated at fair value through profit or loss	Held to maturity	Investments in subsidiaries and associates	Loans and receivables	Available-for- sale	Other financial assets and liabilities measured at amortized cost	Derivatives designated as cash flow hedging instruments

Financial assets

Cash and short-term funds	—	—	—	—	—	106,405,673	—	106,405,673
Mandatory cash balances with central banks	—	—	—	—	—	12,347,946	—	12,347,946
Financial assets at fair value through profit or loss	184,217,552	11,516,881	—	—	—	—	2,552,805	198,287,238
Financial assets pledged under repurchase agreements and loaned financial assets	14,047,213	—	—	3,998,388	—	—	—	18,045,601
Due from other banks	—	—	—	220,801,999	—	—	—	220,801,999
Loans and advances to customers	—	—	—	793,445,136	—	—	—	793,445,136
Financial assets available-for-sale	—	—	—	—	31,223,338	—	—	31,223,338
Investments in subsidiaries and associates	—	—	100,166,547	—	—	—	—	100,166,547
Other assets	—	—	—	—	—	8,272,026	—	8,272,026

Total financial assets	198,264,765	11,516,881	100,166,547	1,018,245,523	31,223,338	127,025,645	2,552,805	1,488,995,504

Financial liabilities
Due to other banks	—	—	—	—	—	235,693,709	—	235,693,709
Customer deposits	—	—	—	—	—	518,173,205	—	518,173,205
Other borrowed funds	—	—	—	—	—	48,946,298	—	48,946,298
Debt securities issued	—	—	—	—	—	326,044,660	—	326,044,660
Subordinated debt	—	—	—	—	—	18,844,780	—	18,844,780
Other liabilities	7,760,793	—	—	—	—	844,203	—	8,604,996

Total financial liabilities	7,760,793	—	—	—	—	1,148,546,855	—	1,156,307,648

Credit risk

Credit risk is the risk of financial loss if counterparty fails to meet its contractual obligations. VTB’s credit risk exposures arise principally from such types of banking activities as corporate and retail lending, issuance of L/Cs and guarantees, treasury and investment banking.

The bodies involved in the process of credit risk management include:

•                  Management Board;

•                  Credit Committee;

•                  Banking Group Management Committee (BGMC);

•                  Risk Management Commission under BGMC (RMC).

64

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

33.                     Financial Risk Management (continued)

Credit risk (continued)

Credit risk management in VTB includes setting limits (restrictions of quantitative and other nature) that would define admissible parameters and conditions for risk acceptance. This includes limitation and control of risk concentration, both at the level of individual banks and of the Bank as a whole, in respect of individual counterparties / groups of related counterparties, and in respect of countries/regions, industries, transactions, etc.

The table below shows maximum exposure to credit risk for the components of the balance sheet and for derivatives. The maximum exposure is shown in gross amount, before the effect of mitigation through the use of master netting and collateral agreements.

	31 December 2008	31 December 2007

Balance sheet exposure

Cash and short-term funds (excluding cash on hand)	423,262,937	98,805,132

Debt securities	54,205,976	144,858,775
Financial assets held for trading	16,609,865	132,329,830
debt securities of Russian banks and companies	11,814,677	76,825,123
debt securities of foreign banks and companies	4,502,519	9,388,802
debt securities of Russian government and municipal authorities	292,669	46,115,905

Investment securities held to maturity	18,143,333	—
debt securities of Russian banks and companies	15,334,932	—
debt securities of foreign banks and companies	2,808,401	—

Financial assets pledged under repurchase agreements and loaned financial assets – held for trading	1,010,524	8,530,557
debt securities of Russian banks and companies	1,010,524	6,040,416
debt securities of Russian government and municipal authorities	—	2,490,141

Financial assets pledged under repurchase agreements and loaned financial assets – classified as investment securities held to maturity	18,393,628	—

Financial assets pledged under repurchase agreements and loaned financial assets – classified as loans and advances to customers	48,626	—

65

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

33.           Financial Risk Management (continued)

Credit risk (continued)

	31 December 2008	31 December 2007

Unquoted promissory notes of Russian companies and banks	—	3,998,388

Due from other banks	294,465,483	221,002,727
Russia	148,141,629	104,652,260
OECD	58,939,575	78,456,868
Other	87,384,279	37,893,599

Loans and advances to customers	1,593,516,021	817,417,895

Loans to legal entities	1,592,228,794	815,724,207

Project finance	212,721,244	45,165,008
Financial lease	77,682,051	51,056,096
Current activity financing	1,115,856,399	647,602,394
Reverse sale and repurchase agreements	50,191,962	13,598,595
Other	135,777,138	58,302,114

Loans to individuals	1,287,227	1,693,688

Mortgages	1,212,804	1,472,772
Car loans	—	—
Reverse sale and repurchase agreements	—	147,277
Consumer loans and other	74,423	73,639

Other assets	3,151,530	8,272,026

Total balance sheet exposure	2,368,601,947	1,290,356,555

Off-balance sheet exposure

Guarantees issued	171,099,811	145,663,152
Undrawn credit lines	127,139,012	124,593,795
Import letters of credit	39,187,555	42,892,063
Commitments to extend credit	98,261,901	58,495,518

Exposure arising from credit default swaps - sale of credit default swaps	11,226,512	6,872,936

Total off-balance sheet exposure	446,914,791	378,517,464

Total maximum exposure to credit risk	2,815,516,738	1,668,874,019

Total credit risk exposure

Where financial instruments are recorded at fair value the amounts shown above represent the current credit risk exposure but not the maximum risk exposure that could arise in the future as a result of changes in values.

Credit quality by class of due from banks

Credit quality of due from banks (gross), which are neither past due nor impaired as of 31 December 2008 is presented in the table below:

	Not impaired
	Individually assessed	Collectively assessed

Russia	108,082,941	39,681,557
OECD	58,761,689	177,886
Other	86,260,652	1,123,628

Total	253,105,282	40,983,071

66

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

33.                     Financial Risk Management (continued)

Credit quality by class of due from banks (continued)

Credit quality of due from banks (gross), which are neither past due nor impaired as of 31 December 2007 is presented in the table below:

	Not impaired
	Individually assessed	Collectively assessed

Russia	104,451,532	—
OECD	78,456,868	—
Other	37,893,599	—

Total	220,801,999	—

Not impaired individually assessed due from banks are subsequently included in the pools of collectively assessed loans.

Credit quality by class of loans and advances to customers

The credit quality of loans and advances to customers is presented according to five categories:

•                  Pass – provision rate from 0 % to 2%;

•                  Watch – provision rate from 2% to 5%;

•                  Substandard – provision rate from 5% to 20%;

•                  Doubtful – provision rate from 20% to 50%;

•                  Loss – provision rate from 50% to 100%.

Provision rate represents the ratio of allowance for impairment against gross loans under each pool of loans with similar credit risk or individually impaired loan.

The table below shows credit quality by class of loans and advances to customers as of 31 December 2008, individually assessed.

	Not impaired			Impaired
	Pass	Watch	Sub- standard	Doubtful	Loss	Total

Loans to legal entities	1,202,924,261	209,427,891	121,373,584	11,081,302	37,843,566	1,582,650,604

Project finance	163,635,886	6,559,588	36,079,920	—	5,007,618	211,283,012
Financial lease	73,914,621	2,626,123	165,840	—	846,786	77,553,370
Current activity financing	802,461,379	189,419,061	79,222,590	10,037,887	28,523,571	1,109,664,488
Reverse sale and repurchase agreements	50,191,962	—	—	—	—	50,191,962
Other	112,720,413	10,823,119	5,905,234	1,043,415	3,465,591	133,957,772

Total loans and advances to customers individually assessed	1,202,924,261	209,427,891	121,373,584	11,081,302	37,843,566	1,582,650,604

67

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

33.                     Financial Risk Management (continued)

Credit quality by class of loans and advances to customers (continued)

The table below shows credit quality by class of loans and advances to customers as of 31 December 2008, collectively assessed.

	Not impaired			Impaired
	Pass	Watch	Sub- standard	Doubtful	Loss	Total

Loans to legal entities	9,578,190	—	—	—	—	9,578,190

Project finance	1,438,232	—	—	—	—	1,438,232
Financial lease	128,681	—	—	—	—	128,681
Current activity financing	6,191,911	—	—	—	—	6,191,911
Other	1,819,366	—	—	—	—	1,819,366

Loans to individuals	1,249,800	—	6,831	—	30,596	1,287,227

Mortgages	1,212,804	—	—	—	—	1,212,804
Consumer loans and other	36,996	—	6,831	—	30,596	74,423

Total loans and advances to customers collectively assessed	10,827,990	—	6,831	—	30,596	10,865,417

The table below shows credit quality by class of loans and advances to customers as of 31 December 2007, individually assessed.

	Not impaired			Impaired
	Pass	Watch	Sub- standard	Doubtful	Loss	Total

Loans to legal entities	498,098,364	134,093,512	16,934,471	2,182,134	13,870,093	665,178,574

Project finance	14,034,866	26,743,824	1,188,441	—	2,988	41,970,119
Financial lease	47,344,266	710,730	—	—	38,675	48,093,671
Current activity financing	376,778,775	102,354,914	15,746,030	2,182,134	13,819,800	510,881,653
Reverse sale and repurchase agreements	12,697,807	—	—	—	—	12,697,807
Other	47,242,650	4,284,044	—	—	8,630	51,535,324

Loans to individuals	—	—	—	—	44,539	44,539

Mortgages	—	—	—	—	8	8
Reverse sale and repurchase agreements	—	—	—	—	44,531	44,531

Total loans and advances to customers individually assessed	498,098,364	134,093,512	16,934,471	2,182,134	13,914,632	665,223,113

68

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

33.           Financial Risk Management (continued)

Credit quality by class of loans and advances to customers (continued)

The table below shows credit quality by class of loans and advances to customers as of 31 December 2007, collectively assessed.

	Not impaired			Impaired
	Pass	Watch	Sub- standard	Doubtful	Loss	Total

Loans to legal entities	43,391,313	101,876,211	5,278,109	—	—	150,545,633

Project finance	2,040,737	1,154,152	—	—	—	3,194,889
Financial lease	2,892,866	69,559	—	—	—	2,962,425
Current activity financing	30,861,164	100,581,608	5,277,969	—	—	136,720,741
Reverse sale and repurchase agreements	900,788	—	—	—	—	900,788
Other	6,695,758	70,892	140	—	—	6,766,790

Loans to individuals	1,649,149	—	—	—	—	1,649,149

Mortgages	1,472,764	—	—	—	—	1,472,764
Reverse sale and repurchase agreements	102,746	—	—	—	—	102,746
Consumer loans and other	73,639	—	—	—	—	73,639

Total loans and advances to customers collectively assessed	45,040,462	101,876,211	5,278,109	—	—	152,194,782

69

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

33.           Financial Risk Management (continued)

Credit quality by class of loans and advances to customers (continued)

Analysis of loans and advances to customers individually impaired by industry as of 31 December 2008 and 2007 is presented in the table below.

	31 December 2008	31 December 2007

Food and agriculture	14,580,565	1,644,287
Trade and commerce	10,962,641	2,706,308
Building construction	9,730,808	863,188
Manufacturing	3,571,088	3,019,713
Chemical	3,285,562	2,703,175
Transport	1,739,930	289,123
Metals	1,154,584	1,553,355
Telecommunications and media	775,212	26,641
Coal mining	613,279	725,384
Finance	544,152	495,114
Oil & gas	299,700	44,583
Energy	170,669	69,711
Individuals	—	44,539
Other	1,496,678	1,911,645

Total loans and advances to customers individually impaired	48,924,868	16,096,766

The table below shows the carrying amount for renegotiated loans and advances to customers, by class.

	31 December 2008			31 December 2007
	Gross	Allowance	Net	Gross	Allowance	Net

Loans to legal entities	11,715,252	(4,185,089)	7,530,163	1,884,658	—	1,865,511

Project finance	2,353,722	(931,627)	1,422,095	834,571	—	834,571
Current activity financing	9,070,033	(3,236,011)	5,834,022	1,050,087	—	1,030,940
Other	291,497	(17,451)	274,046	—	—	—

Total renegotiated loans and advances to customers	11,715,252	(4,185,089)	7,530,163	1,884,658	—	1,865,511

Collateral and other credit enhancements

The amount and type of collateral accepted by the Bank depends on an assessment of the credit risk of the counterparty. Guidelines are implemented regarding the acceptability of types of collateral and valuation parameters.

The main types of collateral obtained for commercial lending are charges over real estate properties, inventory and trade receivables, for retail lending — mortgages over residential properties.

Securities and guarantees are also obtained from counterparties for all types of lending.

It is the Bank’s policy to dispose of repossessed properties in an orderly fashion. The proceeds are used to reduce or repay the outstanding claim.

70

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

33.                     Financial Risk Management (continued)

Collateral and other credit enhancements (continued)

Collateral is taken to enhance an acceptable credit proposal, rather than being used as the sole rationale for any credit approval. Where facilities are approved against security, full details, including the type, value, and the frequency of review of the security must be detailed in the Application for Credit Facility Form. Where practical, the account officer must have seen evidence of the existence of the collateral offered and wherever possible seen the actual collateral for themselves.

The valuation and acceptance of each type and item of collateral may vary depending on individual circumstances. Generally, the Bank takes collateral with a view to ensure that an adequate margin is obtained and maintained throughout the term of the facility, where applicable. The appropriate authority responsible for collateral assessment establishes parameters for each individual facility.

Collateral repossessed

From time to time, in the normal course of business, the Bank repossesses collateral received in the course of reverse repo transactions. The amount of such collateral repossessed by the Bank in 2008 was insignificant. In 2007, the Bank took no possession of significant collateral items from its counterparties.

Geographical concentration

Geographical concentration information is based on geographical location of the Bank’s counterparts. As of 31 December 2008 the geographical concentration of the Bank’s assets and liabilities is set out below:

	Russia	OECD	Other	Total

Assets
Cash and short-term funds	282,274,059	5,674,084	144,526,541	432,474,684
Mandatory cash balances with central banks	1,921,331	—	—	1,921,331
Financial assets at fair value through profit or loss	63,409,361	47,858,347	354,465	111,622,173
Financial assets pledged under repurchase agreements and loaned financial assets	20,319,815	—	—	20,319,815
Due from other banks	147,797,423	58,939,575	87,384,279	294,121,277
Loans and advances to customers	1,254,998,720	0	281,003,211	1,536,001,931
Financial assets available-for-sale	8,784,584	24,454,410	—	33,238,994
Investments in subsidiaries and associates	85,073,995	32,099,567	17,403,362	134,576,924
Investment securities held-to-maturity	14,080,536	2,808,401	—	16,888,937
Premises and equipment	29,451,952	—	—	29,451,952
Intangible assets	19,388	—	—	19,388
Deferred tax asset	4,413,805	—	—	4,413,805
Other assets	8,480,834	7,028,940	25,023	15,534,797

Total assets	1,921,025,803	178,863,324	530,696,881	2,630,586,008

Liabilities
Due to other banks	159,809,560	120,776,887	18,572,530	299,158,977
Customer deposits	487,869,244	11,043,343	24,424,738	523,337,325
Other borrowed funds	513,829,529	87,400,391	4,949,983	606,179,903
Debt securities issued	177,338,567	324,662,954	—	502,001,521
Other liabilities	10,813,001	107,161,187	2,540,850	120,515,038
Subordinated debt	198,773,130	22,580,688	—	221,353,818

Total liabilities	1,548,433,031	673,625,450	50,488,101	2,272,546,582

Net balance sheet position	372,592,772	(494,762,126)	480,208,780	358,039,426

Net off-balance sheet position – credit related commitments	400,939,434	17,689,521	15,865,889	434,494,844

Net off-balance sheet position – derivatives	258,459,438	1,067,538,924	6,271,618	1,332,269,980

71

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

33.                     Financial Risk Management (continued)

Geographical concentration (continued)

As of 31 December 2007, the geographical concentration of the Bank’s assets and liabilities is set out below:

	Russia	OECD	Other	Total

Assets
Cash and short-term funds	54,713,573	13,136,368	38,555,732	106,405,673
Mandatory cash balances with central banks	12,347,946	—	—	12,347,946
Financial assets at fair value through profit or loss	176,771,150	19,662,020	1,854,068	198,287,238
Financial assets pledged under repurchase agreements and loaned financial assets	18,045,601	—	—	18,045,601
Due from other banks	104,451,532	78,456,868	37,893,599	220,801,999
Loans and advances to customers	640,934,440	1,905,192	150,605,504	793,445,136
Financial assets available-for-sale	11,176,074	20,047,264	—	31,223,338
Investments in subsidiaries and associates	67,205,144	25,463,216	7,498,187	100,166,547
Premises and equipment	21,865,621	—	—	21,865,621
Intangible assets	55,472	—	—	55,472
Deferred tax asset	1,991,287	—	—	1,991,287
Other assets	9,871,636	152,287	8,188,185	18,212,108

Total assets	1,119,429,476	158,823,215	244,595,275	1,522,847,966

Liabilities
Due to other banks	98,598,357	120,151,315	16,944,037	235,693,709
Customer deposits	497,322,871	7,812,731	13,037,603	518,173,205
Other borrowed funds	15,603,614	32,140,601	1,202,083	48,946,298
Debt securities issued	72,479,577	253,565,083	—	326,044,660
Other liabilities	6,671,736	5,914,560	3,025	12,589,321
Subordinated debt	—	18,844,780	—	18,844,780

Total liabilities	690,676,155	438,429,070	31,186,748	1,160,291,973

Net balance sheet position	420,341,477	(270,598,382)	212,812,898	362,555,993

Net off-balance sheet position – credit related commitments	274,939,033	71,720,258	24,985,237	371,644,528

Net off-balance sheet position – derivatives	(938,245)	6,603,069	(2,006,352)	3,658,472

Market risk

Market risk is the risk that the fair value or future cash flows of financial instruments will fluctuate due to changes in market variables such as interest rates, foreign exchange rates, and securities prices. The Bank is exposed to market risks, which include securities portfolio price risk, currency risk and interest rate risk.

Interest rate risk exposure and sensitivity analysis

The Bank is exposed to interest rate risk. Interest rate risk is defined as the risk of the decrease of interest income or increase of interest expense resulting from adverse changes of market interest rates.

The Risks Department reports on a monthly basis to the ALCO about the interest rate risk exposures and presents a sensitivity analysis. To mitigate the interest rate risk the Treasury manages and hedges VTB’s exposures by entering into interest rate derivatives transactions within the limits and parameters set by the ALCO.

72

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

33.                     Financial Risk Management (continued)

Market risk (continued)

As of 31 December 2008, the Bank has the following interest rate exposures. Included in the table are Bank’s assets and liabilities, categorized by the contractual repricing date.

	On demand and less than 1 month	From 1 month to 3 months	From 3 months to 6 months	From 6 months to 1 year	From 1 year to 3 years	From 3 years to 5 years	More than 5 years	Total

Assets
Correspondent accounts with other banks	157,734,384	—	—	—	—	—	—	157,734,384
Loans and advances	77,553,480	217,929,637	92,050,112	396,960,940	356,606,916	133,731,280	197,049,286	1,471,881,651
Due from other banks	117,637,620	82,409,867	25,851,056	19,485,072	62,874,764	6,366,770	15,088,141	329,713,290
Reverse sale and repurchase agreements	22,992,777	—	—	32,016,021	—	—	—	55,008,798
Liquid debt securities	461,998	1,129,346	8,384,564	3,192,253	32,749,319	35,738,991	1,375,491	83,031,962
Non-liquid debt securities	15,277	2,019,351	1,128,795	46,309,032	3,537,883	7,797,039	4,758,866	65,566,243
Conversion swaps	349,437,005	65,413,615	69,406,110	22,303,675	8,281,800	—	—	514,842,205
Interest rate derivatives	80,017,557	159,682,474	30,555,616	7,919,269	77,394,063	—	12,601,547	368,170,526

Total assets	805,850,098	528,584,290	227,376,253	528,186,262	541,444,745	183,634,080	230,873,331	3,045,949,059

Liabilities
Correspondent accounts and overnight deposits	96,243,841	—	—	—	—	—	—	96,243,841
Current/settlement accounts	135,067,605	—	—	—	—	—	—	135,067,605
Term deposits of legal entities and government bodies	113,657,570	120,347,755	51,893,821	85,374,865	2,339,822	44,447	—	373,658,280
Term deposits of individuals	6,376,825	124,988	263,349	3,653,523	349,614	800	2,400	10,771,499
Due to other banks	74,012,957	219,236,478	365,489,998	57,386,812	1,267,308	5,990,618	200,000,000	923,384,171
Promissory notes issued	6,226,068	30,483,777	13,525,502	39,723,045	47,242,865	313,829	2,251	137,517,337
Bonds issued	44,070,600	82,584,724	39,205,089	29,690,200	110,203,020	124,017,280	29,380,400	459,151,313
Conversion swaps	361,091,916	72,009,363	79,729,656	26,001,654	9,431,108	—	—	548,263,697
Interest rate derivatives	51,219,805	73,137,435	2,056,628	12,283,140	75,667,124	47,008,640	106,797,754	368,170,526

Total liabilities	887,967,187	597,924,520	552,164,043	254,113,239	246,500,861	177,375,614	336,182,805	3,052,228,269

Net repricing gap	(82,117,089)	(69,340,230)	(324,787,790)	274,073,023	294,943,884	6,258,466	(105,309,474)	(6,279,210)

73

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

33.                     Financial Risk Management (continued)

Interest rate risk exposure and sensitivity analysis (continued)

As of 31 December 2007, the Bank has the following interest rate exposures. Included in the table are Bank’s assets and liabilities, categorized by the contractual repricing date.

	On demand and less than 1 month	From 1 month to 3 months	From 3 months to 6 months	From 6 months to 1 year	From 1 year to 3 years	From 3 years to 5 years	More than 5 years	Total

Assets
Correspondent accounts with other banks	20,825,969	—	—	—	—	—	—	20,825,969
Loans and advances	61,028,986	109,351,674	112,651,576	142,058,486	217,193,500	70,204,142	81,199,016	793,687,380
Due from other banks	119,415,330	29,887,967	16,804,097	8,609,834	47,003,929	736,386	5,031,971	227,489,514
Reverse sale and repurchase agreements	12,488,420	1,824,202	—	5,816,616	—	—	—	20,129,238
Liquid debt securities	163,406	45,186,563	664,730	2,378,615	5,348,320	18,731	—	53,760,365
Non-liquid debt securities	12,764	4,473,482	4,683,730	29,399,538	17,046,017	17,056,576	16,362,951	89,035,058
Conversion swaps	120,231,718	108,527,041	7,724,813	1,400,000	—	—	—	237,883,572
Interest rate derivatives	—	491,330	1,472,772	2,454,620	38,513,234	8,983,300	18,409,650	70,324,906

Total assets	334,166,593	299,742,259	144,001,718	192,117,709	325,105,000	96,999,135	121,003,588	1,513,136,002

Liabilities
Correspondent accounts and overnight deposits	49,309,800	—	—	—	—	—	—	49,309,800
Current/settlement accounts	130,726,593	—	—	—	—	—	—	130,726,593
Term deposits of legal entities and government bodies	46,280,825	117,791,500	124,299,639	35,136,189	11,653,911	1,315,959	478,728	336,956,751
Term deposits of individuals	4,811,508	4,270,173	2,860,758	3,728,364	1,419,210	—	—	17,090,013
Due to other banks	77,794,379	27,299,229	54,945,260	10,245,658	1,784,136	4,589,837	—	176,658,499
Sale and repurchase agreements	8,242,372	—	—	—	—	—	—	8,242,372
Promissory notes issued	5,725,074	2,637,363	5,209,762	2,457,380	21,065,890	625,412	6,189	37,727,070
Bonds issued	—	70,388,640	36,898,673	113,729,360	43,113,070	58,467,830	24,546,200	347,143,773
Conversion swaps	119,789,603	105,807,676	7,486,591	1,424,380	—	—	—	234,508,250
Interest rate derivatives	23,809,814	24,178,050	1,472,772	20,864,270	—	—	—	70,324,906

Total liabilities	466,489,968	352,372,631	233,173,455	187,585,601	79,036,217	64,999,038	25,031,117	1,408,688,027

Net repricing gap	(132,323,375)	(52,630,372)	(89,171,737)	4,532,108	246,068,783	32,000,097	95,972,471	104,447,975

Interest rate sensitivity analysis

The interest rate sensitivities set out in the tables below represent an effect on the historical net interest income for a 1 year period in case of a 100 b.p. parallel shift in all yield curves. The calculations are based upon the actual interest rate risk exposures on the relevant reporting dates.

Interest rate sensitivity analysis as of 31 December 2008 as an effect on Net interest income is the following.

Currency	Interest rate increase, b.p.	Sensitivity	Interest rate decrease, b.p.	Sensitivity

RUR	300	(1,163,538)	(300)	1,163,538
USD	100	(910,281)	(100)	910,281
EUR	50	127,216	(50)	(127,216)
GBP	70	(69,986)	(70)	69,986
Other	50	(7,038)	(50)	7,038

Total		(2,023,628)		2,023,628

74

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

33.                     Financial Risk Management (continued)

Interest rate sensitivity analysis (continued)

The sensitivity indicator applies to assets and liabilities which are sensible to changes in interest rates (excluding customer current/settlement accounts). Management estimates the true sensitivity of these liabilities to fluctuations of interest rates in the financial market as low, based on historical performance and competitive environment. The Bank uses a number of market instruments, including IRS, to manage its interest rate sensitivity and repricing gaps.

Interest rate sensitivity analysis as of 31 December 2007 as an effect on net interest income is the following:

Currency	100 b.p. increase	100 b.p. decrease

RUR	(43,752)	43,752
USD	(1,906,513)	1,906,513
EUR	(282,202)	282,202
GBP	(98,317)	98,317
Other	2,783	(2,783)

Total	(2,328,001)	2,328,001

Currency risk and VaR analysis

The Bank is exposed to currency risk. Currency risk arises from open positions in foreign currencies and adverse movements of market exchange rates that may have a negative impact on financial performance of the Bank.

The Bank manages its currency risk by seeking to match the currency of its assets with that of its liabilities on a currency-by-currency basis within established limits. For VTB Bank, such limits include internal open currency position (OCP) limits set by the ALCO and regulatory OCP limits set by the CBR.

The Risks Department of VTB performs VaR evaluations, analyses the structure of open currency positions and prepares reports for the ALCO on a monthly basis. The ALCO approves the methodology of the currency risk analysis, management and control procedures and sets limits on open currency positions. The Treasury manages and hedges VTB’s currency positions on a daily basis by entering into foreign exchange spot and forward/option transactions within the limits set by the ALCO. Compliance with these limits and the relevant CBR limits is monitored on a daily basis by the Middle office, which is independent both from Treasury and the RD.

VTB measures its currency risk exposures using VaR measurement of risk. It estimates the largest potential negative effect in pre-tax profit due to changes in value of foreign currency-denominated positions over a given holding period for a specified confidence level. The VaR methodology is a statistically defined, probability-based approach that takes into account market volatilities as well as risk diversification by recognizing offsetting positions and correlations between products and markets. Risks can be measured consistently across all markets and products, and risk measures can be aggregated to arrive at a single risk measurement.

75

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

33.                     Financial Risk Management (continued)

Currency risk and VaR analysis (continued)

The use of VaR has limitations because it is based on historical correlations and volatilities in market prices and assumes that future price movements will follow a statistical distribution. Due to the fact that VaR relies heavily on historical data to provide information and may not clearly predict the future changes and modifications of the risk factors, the probability of large market moves may be underestimated if changes in risk factors fail to align with the normal distribution assumption. Even though positions may change throughout the day, the VaR only represents the risk of the open currency positions at the close of the reporting dates, and it does not account for any losses that may occur beyond the 99% confidence level. The use of one-day holding period assumes as well that all positions can be liquidated or hedged in one day, which may not reflect the market risk during times of illiquidity when one-day holding period may not be sufficient to liquidate or hedge all positions fully. In practice, the actual effect on profit or loss before tax will differ from the VaR calculation and, in particular, the calculation does not provide a meaningful indication of profits and losses in stressed market conditions.

The VaR model used by the Bank is based on the historical simulation approach, which incorporates exchange rates interdependency. When calculating VaR the following parameters and assumptions were used:

•                                          Currency exposures of the Bank on the relevant reporting dates;

•                                          Historical data on exchange rates for the last 2 years;

•                                          99% confidence level;

•                                          1 day holding period.

As of 31 December 2008 and 2007, the Bank had the following exposures to currency risk, which include balance sheet positions and off-balance sheet foreign currency derivatives positions against RUR (open positions).

	Open positions
Currency	31 December 2008	31 December 2007

USD	(23,666,704)	(9,642,017)
EUR	(1,258,096)	(14,289,521)
GBP	(993,106)	496,437
CHF	(237,122)	(4,726)
UAH	9,489,353	4,805,941
AMD	1,856,308	1,583,769
GEL	1,227,627	—
BYR	1,413,994	819,936
AOA	228,537	192,771
AUD	200,347	(209,019)
CAD	(193,560)	—
NZD	170,505	—
KZT	(85,744)	684,975
NAD	69,286	81,294
ZAR	96	673,923
CYP	—	318,455
Other	120,591	(4,523)

Total	(11,657,688)	(14,492,305)

VaR (1 day)	653,279	81,984

76

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

33.                     Financial Risk Management (continued)

Currency risk and VaR analysis (continued)

The VaR figures above take into account all currencies with exposures over RUR 29,380 thousand or USD 1 million.

Price risk

The Bank is exposed to price risk of its securities portfolio, which is viewed as a risk of loss resulting from changes of market quotes of securities.

The Risks Department reports on a monthly basis to the ALCO on price risk exposures and VaR analysis. To mitigate price risk, ALCO sets exposure limits and stop-loss limits for particular equity, transactions types, and assets types. Exposure limits for particular debt securities are set by the Credit Committee.

VTB measures its securities portfolio risk exposures using VaR measurement of risk. The basic assumptions applicable to the calculation of VaR for currency risk, as described above, are also applicable for the calculation of VaR for price risk.

The VaR model used by the Bank is based on historical simulation approach. The Bank’s VaR methodology does not consider the effect of diversification of the instruments in the Bank’s portfolio. As well, when calculating VaR the following parameters and assumptions were applied:

•                  Trading securities portfolio positions (including derivatives) of the Bank as of the relevant reporting dates, including:

•                  Instruments with historical data on market quotes during at least 100 trading days within the last 12 months;

•                  Instruments with historical data on market quotes during less then 100 trading days within the last 12 months. For such instruments the average VaR for the similar instrument type in VTB’s portfolio was used (debt securities denominated in RUR, debt securities denominated in foreign currencies, equity securities issued by Russian companies, equity securities issued by foreign companies, etc.);

•                  Options on securities for which delta-equivalent positions were used;

•                  Instruments without historical data on market quotes were not included in the VaR evaluation and specifically reviewed in the sensitivity analysis presented below;

•                  99% confidence level;

•                  1 day holding period.

As of 31 December 2008 and 2007, the Bank had the following VaRs for the securities portfolio:

Financial assets at fair value through profit or loss

	31 December 2008	31 December 2007
	VaR	VaR

Debt securities	1,393,751	1,538,377
Equity securities	9,574,605	1,912,740

Total	10,968,356	3,451,116

77

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

33.                     Financial Risk Management (continued)

Price risk (continued)

Financial assets available-for-sale

	31 December 2008	31 December 2007
	VaR	VaR

Equity securities	84,182	49,092

Total	84,182	49,092

Investment securities held-to-maturity

	31 December 2008	31 December 2007
	VaR	VaR

Debt securities	2,074,653	—

Total	2,074,653	—

For instruments without market quotes but giving, in VTB’s view, rise to price risk, the sensitivity analysis to the following market variables is presented:

•                  For debt securities – 12-month volatility of the main interest rate in the currency of each security denomination;

•                  For equity securities – 12-month volatility of the main equity index in the country of the issuer.

Those market value sensitivity figures where as follows as at 31 December 2008.

Currency	Interest rate increase, basis points	Sensitivity of profit before taxation	Sensitivity of equity (AFS instruments) before taxation

AMD	2,500	—	—
BYR	1,000	—	—
CHF	500	—	—
EUR	500	—	—
RUR	1,094	—	—
SGD	143	—	—
UAH	3,238	—	—
USD	736	(867)	—

Total		(867)	—

78

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

33.                    Financial Risk Management (continued)

Price risk (continued)

Currency	Interest rate decrease, basis points	Sensitivity of profit before taxation	Sensitivity of equity (AFS instruments) before taxation
AMD	2,500	—	—
BYR	1,000	—	—
CHF	500	—	—
EUR	500	—	—
RUR	1,094	—	—
SGD	143	—	—
UAH	3,238	—	—
USD	736	926	—
Total		926	—

Market value sensitivity figures on equity financial assets were as follows as at 31 December 2008:

Currency	Interest rate decrease, basis points	Change in index	Sensitivity of profit before taxation	Sensitivity of equity (AFS instruments) before taxation
Armenia	expert est.	(55)%	—	—
Belarus	expert est.	(55)%	—	—
Switzerland	SMI Index	(35)%	—	—
EU	SX5E Index	(39)%	—	—
Great Britain	UKX Index	(38)%	—	—
Georgia	expert est.	(55)%	—	—
Kazakhstan	KZKAK Index	(55)%	—	—
Russia	INDEXCF Index*	(65)%	(1,954,737)	(3,681,894)
Sweden	SAX Index	(38)%	—	—
Singapore	expert est.	(43)%	—	—
Ukraine	PFTS Index	(44)%	—	—
USA	NYA Index	(43)%	—	(1,052,279)
Total			(1,954,737)	(4,734,173)

79

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

33.                    Financial Risk Management (continued)

Price risk (continued)

Those market value sensitivity figures where as follows as at 31 December 2007.

Currency	Interest rate increase, basis points	Sensitivity of profit before taxation	Sensitivity of equity (AFS instruments) before taxation
AMD	240	—	—
BYR	100	—	—
CHF	30	—	—
EUR	30	—	—
RUR	80	—	—
UAH	100	—	—
USD	60	(414,687)	—
Total		(414,687)	—

Currency	Interest rate decrease, basis points	Sensitivity of profit before taxation	Sensitivity of equity (AFS instruments) before taxation
AMD	240	—	—
BYR	100	—	—
CHF	30	—	—
EUR	30	—	—
RUR	80	—	—
UAH	100	—	—
USD	60	414,687	—
Total		414,687	—

Index	Index change	Sensitivity of profit before taxation	Sensitivity of equity (AFS instruments) before taxation
RTSI$ Index	28%	—	1,909,508
Alrosa			1,909,508
PFTS Index	22%	—	—
BVLX Index	14%	—	—
Total		—	1,909,508

Liquidity risk and contractual maturity analysis

Liquidity risk is a risk resulting from inability of the Bank to meet in full its obligations when they fall due and without borrowing funds at rates higher than those of market level. The Bank’s exposure to liquidity risk arises due to a mismatch of maturities of assets and liabilities.

VTB manages the liquidity of the Group by coordinating the redistribution of funds within the Group through borrowing from and lending to the banks of the Group;

80

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

33.                    Financial Risk Management (continued)

Liquidity risk and contractual maturity analysis (continued)

The tools used by the Bank for measurement, management and mitigation of liquidity risk include:

•                  Contractual maturity analysis and cash flow projection (gap analysis) and analysis of deposit base concentration;

•                  Setting internal limits including minimal amount of highly liquid assets to cover short-term obligations (resources) on demand/within 1 day, maturity mismatch limits (gap limits), setting and regular overview of limits on overall funding volume subject to current and projected liquidity levels;

•                  Allocation and utilization of treasury portfolio of securities to manage short-term liquidity;

•                  Development of emergency plans (funding contingency plans).

VTB is also subject to liquidity requirements set by regulatory authorities, including these by the CBR in the form of prudential ratios.

The RD analyses the liquidity position of the Bank and prepares liquidity forecasts and recommendations for ALCO on a 10-day basis or more frequently in connection with substantial capital inflows or outflows. A number of internal liquidity indicators are monitored on a daily basis. VTB’s Treasury manages short-term liquidity on an ongoing basis through its cash position and portfolio of highly liquid securities within the limits approved by the ALCO.

Medium-term liquidity needs in the first half of 2008 were managed through repurchase transactions and borrowed funds in the form of syndicated loans in the interbank market and customer deposits. The breakdown of capital markets and a global financial crisis at the end of 2008 made VTB medium-term funding possible mostly through the support offered by the CBR in the form of repo agreements, collateral-free loans borrowed at auctions and in the form of collateralized loans (against corporate loans or securities).

Inflow column includes gross amounts to be received by the Bank within a certain time basket upon maturities/redemptions of financial instruments (assets/claims). Outflow column includes gross amounts to be repaid by the Bank in a certain time basket upon maturities/redemptions of financial instruments (liabilities/obligations). Gap represents the difference between Inflow and Outflow columns. Gap Cumulative column represents the cumulative gap. FX Swap Cumulative column represents the cumulative gaps on foreign exchange swaps. Dynamic Gap (total) Cumulative column represents the cumulative gap including FX Swap Cumulative. Opening balance represents highly liquid assets, which mostly consist of nostro accounts with other banks.

81

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

33.                    Financial Risk Management (continued)

Liquidity risk and contractual maturity analysis (continued)

As of 31 December 2008, the Bank had the following cash flows by remaining contractual maturities.

Time band	Inflow	Outflow	Gap	Gap cumulative	FX swap cumulative	Transactions with member entities of the Group	Gap cumulative (total)

Rouble positions
Opening balance	—	—	121,651,491	121,651,491	—	—	121,651,491
Less than 1 month	79,179,969	(124,876,462)	(45,696,493)	75,954,998	155,365,200	18,089,993	249,410,192
From 1 to 3 months	98,231,703	(231,138,547)	(132,906,845)	(56,951,846)	192,105,560	5,034,911	158,278,619
From 3 months to 1 year	510,445,359	(621,484,596)	(111,039,236)	(167,991,083)	268,823,635	23,367,350	147,324,807
From 1 to 3 years	290,345,380	(90,293,112)	200,052,268	32,061,186	277,105,435	44,637,202	400,296,078
More than 3 years	189,847,727	(361,607,985)	(171,760,258)	(139,699,073)	277,105,435	23,183,462	251,719,282

Other currency positions
Opening balance	—	—	153,590,351	153,590,351	—	—	153,590,351
Less than 1 month	22,363,107	(44,468,875)	(22,105,769)	131,484,582	(167,050,696)	(14,997,199)	(50,563,313)
From 1 to 3 months	28,512,105	(130,105,777)	(101,593,673)	29,890,910	(210,386,804)	34,615,747	(160,877,347)
From 3 months to 1 year	254,089,126	(158,051,678)	96,037,448	125,928,358	(301,126,404)	40,778,100	(114,801,398)
From 1 to 3 years	210,224,751	(171,090,598)	39,134,153	165,062,511	(310,557,512)	73,254,240	(11,844,113)
More than 3 years	359,984,566	(311,823,146)	48,161,420	213,223,931	(310,557,512)	82,328,403	118,645,710

Total
Opening balance	—	—	275,241,842	275,241,842	—	—	275,241,842
Less than 1 month	101,543,076	(169,345,337)	(67,802,262)	207,439,581	(11,685,496)	3,092,794	198,846,879
From 1 to 3 months	126,743,807	(361,244,324)	(234,500,517)	(27,060,936)	(18,281,244)	39,650,658	(2,598,728)
From 3 months to 1 year	764,534,485	(779,536,273)	(15,001,788)	(42,062,725)	(32,302,769)	64,145,451	32,523,409
From 1 to 3 years	500,570,131	(261,383,709)	239,186,422	197,123,697	(33,452,077)	117,891,442	388,451,964
More than 3 years	549,832,292	(673,431,131)	(123,598,838)	73,524,858	(33,452,077)	105,511,866	370,364,991

As of 31 December 2007, the Bank had the following cash flows by remaining contractual maturities.

Time band	Inflow	Outflow	Gap	Gap cumulative	FX swap cumulative	Transactions with member entities of the Group	Gap cumulative (total)

Rouble positions
Opening balance	—	—	42,016,345	42,016,345	—	—	42,016,345
Less than 1 month	86,027,902	(92,672,281)	(6,644,379)	35,371,966	95,295,646	2,880,322	133,547,934
From 1 to 3 months	56,185,864	(100,182,494)	(43,996,630)	(8,624,664)	200,054,724	(20,520,171)	173,790,211
From 3 months to 1 year	203,567,740	(226,474,496)	(22,906,756)	(31,531,420)	209,179,537	15,149,714	175,157,982
From 1 to 3 years	152,104,894	(42,105,921)	109,998,973	78,467,553	209,179,537	16,021,258	301,178,213
More than 3 years	172,751,775	(636,953)	172,114,822	250,582,375	209,179,537	—	473,293,035

Other currency positions
Opening balance	—	—	17,796,396	17,796,396	—	—	17,796,396
Less than 1 month	65,632,784	(36,759,090)	28,873,694	46,670,090	(94,853,530)	1,054,298	(47,129,142)
From 1 to 3 months	24,333,140	(49,225,369)	(24,892,229)	21,777,861	(196,893,243)	3,634,721	(170,426,363)
From 3 months to 1 year	123,321,487	(146,638,980)	(23,317,493)	(1,539,632)	(205,804,214)	8,753,630	(193,901,197)
From 1 to 3 years	238,677,364	(132,281,716)	106,395,648	104,856,016	(205,804,214)	33,547,959	(53,957,590)
More than 3 years	209,664,489	(150,115,396)	59,549,093	164,405,109	(205,804,214)	45,915,836	51,507,339

Total
Opening balance	—	—	59,812,741	59,812,741	—	—	59,812,741
Less than 1 month	151,660,686	(129,431,370)	22,229,316	82,042,057	442,115	3,934,620	86,418,792
From 1 to 3 months	80,519,005	(149,407,862)	(68,888,857)	13,153,200	3,161,481	(16,885,450)	3,363,851
From 3 months to 1 year	326,889,227	(373,113,476)	(46,224,249)	(33,071,049)	3,375,322	23,903,344	(18,743,213)
From 1 to 3 years	390,782,259	(174,387,637)	216,394,622	183,323,573	3,375,322	49,569,216	247,220,625
More than 3 years	382,416,265	(150,752,348)	231,663,917	414,987,490	3,375,322	45,915,836	524,800,378

82

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

33.                     Financial Risk Management (continued)

Liquidity risk and contractual maturity analysis (continued)

As of 31 December 2008, the negative gap of RUR 18.7 billion in the 3 months to 1 year time bucket was due to the active role of the Bank in anti-crisis measures taken by financial authorities of the Russian Federation to ensure support to the real economy and business lending. Given the global economic crisis and Bank’s limited abilities to raise external funds, collateral-free loans from the CBR remain the main source of the Bank’s external funding. The maximum term of such borrowing is limited by 6 months whereas corporate loans usually exceed 1 year.

Although the contractual maturity of CBR funding does not exceed 6 months and 1 year as stated above, the Bank views this source as longer term, as the experience of the fourth quarter 2008 and the first quarter 2009 demonstrates that CBR funding was effectively rolled. The collateral-free borrowing limit set by the CBR for the VTB Bank, as of 31 December 2008, was based on its RAS regulatory capital multiplied by 1.5 and constituted RUR 595,605,812 thousand. Repo and collateralized borrowing capacity is limited by eligible collateral in the form of debt and securities and the discount rates applied by the CBR (from zero for Russian sovereign debt to 50%).

The currency structure of liquidity (positive liquidity gaps in Russian roubles and negative in other currencies) are managed via conversion swaps.

Money market instruments (interbank loans and deposits, repurchase agreements) are used for regulation of short-term liquidity and not considered as a source for funding of long-term assets.

VTB manages its liquidity so that for each time band the gap in liquidity in view of planned operations does not exceed a certain internal limit.

The maximum negative liquidity gap (cumulative) of RUR 68,888,857 thousand, or USD 2,806 million, in the time interval from 1 to 3 months as of 31 December 2007 related to the maturity of customer deposits results in no cumulative liquidity deficit in the period.

As of 31 December 2007, the cumulative liquidity gap of RUR 33,071,049 thousand, or USD 1,347 million, in the time interval from 3 to 12 months is controlled by the Bank both by attracting funds on the domestic and international markets within its medium and long-term external borrowing program and by renegotiating the maturities of exiting and attracting new customer deposits.

The following table shows the undiscounted cash flows on the Bank’s financial liabilities on the basis of their earliest possible contractual maturity. The gross nominal outflow disclosed in the table is the contractual, undiscounted cash flow on the financial liability or commitment. The Bank’s expected cash flows on these financial liabilities and unrecognized loan commitments vary significantly from this analysis.

83

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

33.                    Financial Risk Management (continued)

Liquidity risk and contractual maturity analysis (continued)

The table below shows cash flows payable under financial liabilities at 31 December 2008 by their remaining contractual maturity.

	On demand and less than 1 month	From 1 month to 3 months	From 3 months to 6 months	From 6 months to 1 year	More than 1 year	Overdue, maturity undefined	Total

Non-derivative liabilities
Due to other banks	142,195,516	16,901,468	14,234,837	73,940,702	75,708,725	—	322,981,248
Customer deposits	258,107,253	116,619,588	54,998,748	99,560,424	3,609,210	—	532,895,223
Other borrowed funds	30,069,775	147,335,591	366,230,217	21,817,819	69,459,139	—	634,912,541
Debt securities issued	6,975,441	37,374,420	92,327,554	119,162,288	316,574,795	—	572,414,498
Subordinated debt	—	4,640,970	3,989,041	8,761,518	390,990,673	—	408,382,202
Other liabilities	95,060,467	555,454	182,468	2,159	21,588,560	—	117,389,108

Derivative liabilities
Negative fair value	247,412,041,	17,555,086	39,845,778	65,649,069	122,763,632	—	493,225,606

Derivative financial instruments – gross settled
Positive fair value of derivatives
Inflow	70,493,616	3,328,052	658,762	10,789,823	45,979,525	—	131,249,778
Outflow	69,026,499	2,928,010	532,400	10,085,964	41,567,159	—	124,140,032

Negative fair value of derivatives
Inflow	116,913,376	2,827,905	7,927,876	21,198,819	40,881,583	—	189,749,559
Outflow	118,740,012	3,350,693	8,748,496	23,486,059	54,911,302	—	209,236,562

Derivative financial instruments – net settled
Inflow	2,897,154	7,452,880	10,381,265	17,445,317	8,145,038	—	46,321,654
Outflow	11,758,653	11,376,488	23,169,406	20,964,191	26,970,747	—	94,239,485

Credit related commitments	32,240,607	28,979,370	84,145,183	102,216,003	186,913,681	—	434,494,844
Total	764,174,223	370,062,052	648,558,350	479,997,127	1,188,293,991	—	3,451,085,743

84

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

33.                     Financial Risk Management (continued)

Liquidity risk and contractual maturity analysis (continued)

The table below shows cash flows payable under financial liabilities at 31 December 2007 by their remaining contractual maturity.

	On demand and less than 1 month	From 1 month to 3 months	From 3 months to 6 months	From 6 months to 1 year	More than 1 year	Overdue, maturity undefined	Total

Non-derivative liabilities
Due to other banks	140,063,514	10,534,247	19,954,637	25,071,145	59,486,709	—	255,110,252
Customer deposits	194,078,335	130,238,701	133,956,321	53,717,616	15,212,066	—	527,203,039
Other borrowed funds	385,768	10,562,353	7,606,426	904,086	36,010,454	—	55,469,087
Debt securities issued	4,746,990	6,713,484	8,847,015	97,519,009	297,719,166	—	415,545,664
Subordinated debt	—	581,279	—	581,279	27,347,069	—	28,509,627
Other liabilities	1,241,930	60,547	927,865	48,398	569,769	—	2,848,509

Derivative liabilities
Negative fair value	1,771,521	1,153,671	1,890,057	1,350,041	1,595,503	—	7,760,793

Derivative financial instruments – gross settled
Positive fair value of derivatives
Inflow	78,566,902	45,484,109	5,719,265	6,234,735	12,788,570	—	148,793,581
Outflow	76,633,236	44,232,252	5,571,987	5,645,626	10,063,942	—	142,147,043

Negative fair value of derivatives
Inflow	42,902,565	21,944,303	6,922,028	13,107,671	38,292,072	—	123,168,639
Outflow	44,502,261	22,877,058	7,020,213	13,893,149	39,838,483	—	128,131,164

Derivative financial instruments – net settled
Inflow	1,055,487	1,030,940	1,153,671	1,030,940	515,470	—	4,786,508
Outflow	196,370	220,916	1,816,419	564,563	—	—	2,798,268
							—
Credit related commitments	22,543,441	25,052,349	61,590,214	85,520,639	165,141,949	—	359,848,592
Total	484,391,845	251,073,186	247,291,097	283,465,510	651,389,607	—	1,917,611,245

A significant portion of liabilities of the Bank is represented by customer term deposits and promissory notes, current accounts of corporate and retail customers, bonds, Eurobonds and syndicated loans.

Management believes that although a substantial portion of customer deposits are on demand and mature in less than one month, diversification of these deposits by number and type of depositors, and the past experience of the Bank indicates that these deposits provide a long-term and stable source of funding for the Bank. Therefore, an essential part of current accounts is considered as stable resources for the resources of liquidity analysis and management. The stable part of resources on demand is statistically determined for separate currencies and based on the dynamics of the cumulative balances on these accounts.

Also, Management believes that in spite of the fact that part of the Bank’s trading securities mature after one year in accordance with the terms of issue, they are freely traded on the market and as such securities represent a hedge against potential liquidity risks. Therefore, the Bank has included the trading securities in the “on demand and less than one month” category.

85

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

33.                    Financial Risk Management (continued)

Liquidity risk and contractual maturity analysis (continued)

Money market instruments (interbank loans and deposits, repurchase agreements) are used for regulation of short-term liquidity and not considered as a source for funding of long-term assets.

VTB manages its liquidity so that for each time band the gap in liquidity in view of planned operations does not exceed a certain internal limit.

The table below shows assets and liabilities at 31 December 2008 by their remaining contractual maturity.

	Less than 1 year	More than 1 year	Overdue, maturity undefined	Total

Assets
Cash and short-term funds	432,474,684	—	—	432,474,684
Mandatory cash balances with the CBR	1,810,151	111,180	—	1,921,331
Financial assets at fair value through profit or loss	106,068,686	5,553,487	—	111,622,173
Financial assets pledged under repurchase agreements and loaned financial assets	17,167,256	3,152,559	—	20,319,815
Due from other banks	131,508,077	162,347,870	265,330	294,121,277
Loans and advances to customers	790,722,482	735,987,290	9,292,159	1,536,001,931
Financial assets available-for-sale	—	—	33,238,994	33,238,994
Investments in subsidiaries and associates	—	—	134,576,924	134,576,924
Investment securities held-to-maturity	797,179	16,091,758	—	16,888,937
Premises and equipment	—	—	29,451,952	29,451,952
Intangible assets	—	—	19,388	19,388
Deferred tax asset	—	—	4,413,805	4,413,805
Other assets	8,390,516	7,144,281	—	15,534,797
Total assets	1,488,939,031	930,388,425	211,258,552	2,630,586,008

Liabilities
Due to other banks	240,167,914	58,991,063	—	299,158,977
Customer deposits	520,128,899	3,208,426	—	523,337,325
Other borrowed funds	541,675,927	64,503,976	—	606,179,903
Debt securities issued	204,678,161	297,323,360	—	502,001,521
Other liabilities	78,268,580	41,045,182	1,201,276	120,515,038
Subordinated debt	564,342	220,789,476	—	221,353,818
Total liabilities	1,585,483,823	685,861,483	1,201,276	2,272,546,582
Net total gap	(96,544,792)	244,526,942	210,057,276	358,039,426
Cumulative total gap	(96,544,792)	147,982,150	358,039,426

86

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

33.            Financial Risk Management (continued)

Liquidity risk and contractual maturity analysis (continued)

The table below shows assets and liabilities at 31 December 2007 by their remaining contractual maturity.

	Less than 1 year	More than 1 year	Overdue, maturity undefined	Total

Assets
Cash and short-term funds	106,405,673	—	—	106,405,673
Mandatory cash balances with the CBR	11,782,849	565,097	—	12,347,946
Financial assets at fair value through profit or loss	186,784,127	—	11,503,111	198,287,238
Financial assets pledged under repurchase agreements and loaned financial assets	18,045,601	—	—	18,045,601
Due from other banks	158,609,633	62,192,366	—	220,801,999
Loans and advances to customers	313,168,196	478,362,704	1,914,236	793,445,136
Financial assets available-for-sale	—	—	31,223,338	31,223,338
Investments in subsidiaries and associates	—	—	100,166,547	100,166,547
Premises and equipment	—	—	21,865,621	21,865,621
Intangible assets	—	—	55,472	55,472
Deferred tax asset	—	—	1,991,287	1,991,287
Other assets	17,962,667	249,441	—	18,212,108
Total assets	812,758,746	541,369,608	168,719,612	1,522,847,966

Liabilities
Due to other banks	191,128,419	44,565,290	—	235,693,709
Customer deposits	505,205,805	12,967,400	—	518,173,205
Other borrowed funds	17,453,905	31,492,393	—	48,946,298
Debt securities issued	102,524,303	223,520,357	—	326,044,660
Other liabilities	11,684,423	904,898	—	12,589,321
Subordinated debt	—	18,844,780	—	18,844,780
Total liabilities	827,996,855	332,295,118	—	1,160,291,973
Net total gap	(15,238,109)	209,074,490	168,719,612	362,555,993
Cumulative total gap	(15,238,109)	193,836,381	362,555,993

35.                    Fair Value of Financial Instruments

Fair value is the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation, and is best evidenced by a quoted market price.

The estimated fair values of financial instruments have been determined by the Bank using available market information, where it exists, and appropriate valuation methodologies. However, judgment is necessarily required to interpret market data to determine the estimated fair value. While Management has used available market information in estimating the fair value of financial instruments, the market information may not be fully reflective of the value that could be realized in the current circumstances.

87

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

34.                    Fair Values of Financial Instruments (continued)

Financial instruments carried at fair value. Financial assets at fair value through profit or loss and financial assets available-for-sale are carried on the balance sheet at their fair value. The fair value of these assets was determined by management on the basis of market quotations. For details of fair value estimation of unquoted shares refer to Notes 5 and 11.

Due from other bank and cash and cash equivalents. Management has estimated that at 31 December 2008 and 2007 the fair value of due from other banks and cash and cash equivalents was not materially different from their respective carrying value. This is due to the fact that it is practice to renegotiate interest rates to reflect current market conditions and, therefore, a majority of balances carry interest at rates approximating market interest rates.

Loans and advances to customers. Management has estimated that at 31 December 2008 and 2007 the fair value of loans and advances to customers was not materially different from respective carrying value. This is due to the fact that it is practice to renegotiate interest rates to reflect current market conditions and, therefore, a majority of balances carry interest at rates approximating market interest rates.

Borrowings. Management has estimated that at 31 December 2008 and 2007 the fair values of borrowings were not materially different from their respective carrying values. This is due to the fact that it is practice to renegotiate interest rates to reflect current market conditions and, therefore, a majority of balances carry interest at rates approximating market interest rates.

Debt securities issued. The fair values of debt securities were determined by Management on the basis of market quotations.

	31 December 2008		31 December 2007
	Carrying amount	Fair value	Carrying amount	Fair value
Financial assets
Cash and short-term funds	432,474,684	432,474,684	106,405,673	106,405,673
Financial assets at fair value through profit or loss	111,622,173	111,622,173	198,287,238	198,287,238
Financial assets pledged under repurchase agreements and loaned financial assets	20,319,815	19,892,709	18,045,601	18,045,601
Due from other banks	294,121,277	294,029,536	220,801,999	220,801,999
Russia	147,797,423	147,705,682	104,451,532	104,451,532
OECD	58,939,575	58,939,575	78,456,868	78,456,868
Other	87,384,279	87,384,279	37,893,599	37,893,599
Loans and advances to customers	1,536,001,931	1,511,165,615	793,445,136	793,445,136
Loans to legal entities	1,592,228,794	1,509,925,684	791,809,717	791,809,717
Loans to individuals	1,287,227	1,287,227	1,635,419	1,635,419
Financial assets available-for-sale	33,238,994	33,238,994	31,223,338	31,223,338
Investment securities held-to-maturity	16,888,937	15,533,066	—	—

Financial liabilities
Due to other banks	299,158,977	300,906,651	235,693,709	235,693,709
Customer deposits	523,337,325	530,497,105	518,173,205	518,173,205
Deposits of legal entities	511,188,702	518,348,482	483,718,475	483,718,475
Deposits of individuals	12,148,623	12,148,623	34,454,730	34,454,730
Other borrowed funds	606,179,903	619,920,335	48,946,298	48,946,298
Debt securities issued	502,001,521	425,886,164	326,044,660	321,721,665
Subordinated debt	197,690,275	190,848,211	18,844,780	18,925,120

88

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

34.                     Fair Values of Financial Instruments (continued)

Debt securities issued (continued). The following table shows an analysis of financial instruments recorded at fair value, between those whose fair value is based on quoted market prices, those involving valuation techniques where all the model inputs are observable in the market, and those where the valuation techniques involves the use of non-market observable inputs.

The table below shows an analysis of financial instruments recorded at fair value as at 31 December 2008:

	Quoted price	Valuation techniques - market observable inputs	Valuation techniques - non market observable inputs	Total
Financial assets
Derivative financial instruments	2,605,113	50,812,751	13,549	53,431,413
Financial assets at fair value through profit or loss
Financial assets held for trading	11,031,723	5,685,319	41,851,505	58,568,547
Financial assets designated as at fair value through profit or loss	—	—	6,626,130	6,626,130
Financial assets pledged under repurchase agreements and loaned financial assets
Financial assets held for trading	1,010,524	867,037	—	1,877,561
Financial assets available-for-sale	49,580	(954)	—	48,626
Financial assets available-for-sale	—	—	33,238,994	33,238,994

Financial liabilities

Derivative financial instruments	(1,680,328)	(100,860,717)	(11,185,443)	(113,726,488)

The table below shows an analysis of financial instruments recorded at fair value as at 31 December 2007:

	Quoted price	Valuation techniques - market observable inputs	Valuation techniques - non market observable inputs	Total
Financial assets
Derivative financial instruments	6,014,632	4,299,087	1,119,327	11,433,046
Financial assets at fair value through profit or loss
Financial assets held for trading	167,373,582	—	7,977,515	175,351,097
Financial assets designated as at fair value through profit or loss	11,503,095	—	—	11,503,095
Financial assets pledged under repurchase agreements and loaned financial assets
Financial assets held for trading	14,047,213	—	—	14,047,213
Financial assets available-for-sale	—	—	—	—
Financial assets available-for-sale	—	—	31,223,338	31,223,338

Financial liabilities

Derivative financial instruments	3,724,518	1,413,864	2,622,411	7,760,793

89

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

36.                     Related Party Transactions

Parties are considered to be related if one party has the ability to control the other party or exercise significant influence over the other party in making financial or operational decisions as defined by IAS 24 “Related Party Disclosures”. In considering each possible related party relationship, attention is directed to the substance of the relationship, not merely the legal form.

Transactions and balances with related parties comprise transactions and balances with directly and indirectly state-owned entities, subsidiaries and associates of the Bank and are described in the table below:

Balance sheet

	31 December 2008		31 December 2007
	State-owned entities	Subsidiaries and associates	State-owned entities	Subsidiaries and associates
Assets
Cash and short-term funds	270,303,655	144,160,334	47,806,825	39,709,638
Mandatory cash balances with the CBR	1,921,331	—	12,347,941	—
Financial assets at fair value through profit or loss	22,872,480	1,663,518	130,859,910	698,111
Financial assets pledged under repurchase agreements and loaned financial assets	520,166	867,037	13,189,802	—
Investment securities held to maturity	792,250	—	—	—
Due from other banks	29,568,939	203,101,992	46,294,309	90,531,776
Loans and advances to customers	359,361,302	83,535,788	209,773,576	43,212,144
Provision for loan impairment	(3,425,577)	(2,044,767)	(2,394,858)	(1,078,652)
Financial assets available-for-sale	2,718,074	23,927,662	9,578,407	19,995,293
Other assets	—	71,119	—	7,363,860

Liabilities
Due to other banks	27,379,103	116,308,798	55,492,964	13,659,975
Customer deposits	210,244,674	3,604,208	227,348,428	11,799,145
Other borrowed funds	513,829,529	2,140,128	15,453,542	1,680,151
Debt securities issued	—	25,115,559	—	772,740
Subordinated debt	198,773,138	4,516,136	—	—

Credit related commitments
Guarantees issued	66,648,124	1,783,225	43,918,700	823,423
Undrawn credit lines	9,965,248,	625,349,	16,980,504	10,026,186
Import letters of credit	2,017,618,	2,113,462,	3,655,712	7,036,869
Commitments to extend credit	3,693,228	52,190,991	7,469,080	1,175,143

Statement of income

	2008	2007

Interest income
Loans and advances to customers	29,417,232	12,831,057
Securities	3,129,368	4,973,032
Due from other banks	21,072,455	5,678,525

Interest expense
Customer deposits	(24,770,347)	(8,052,994)
Due to other banks	(10,904,712)	(1,245,053)
Subordinated debt	(2,826,287)	—

Reversal of provision (provision) for impairment	(1,996,834)	(1,244,540)
Realized gains on financial assets available-for-sale	1,209,462	4,117,897

90

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

36.                     Related Party Transactions (continued)

In the period ended 31 December 2008, the total remuneration of the directors and key management personnel, including pension contributions and discretionary compensation, amounted to RUR 546,277 thousand (31 December 2007: RUR 487,149 thousand). Key management personnel include VTB Supervisory Council, VTB Management Board, VTB Statutory Audit Committee.

37.                     Capital Management and Capital Adequacy

The Bank’s policy is to maintain a strong capital base so as to maintain investor, creditor and market confidence and to sustain future development of its business.

The Central Bank of Russia requires banks to maintain a capital adequacy ratio of 10% of risk-weighted assets, computed based on Russian accounting legislation on a stand-alone basis.

As of 31 December 2008 and 2007, the VTB Bank’s CBR capital adequacy ratio on this basis exceeded the statutory minimum, amounting up to 16.2% and 19.0%, respectively. VTB Bank was in compliance with the CBR statutory capital ratio during the periods ended 31 December 2008 and 31 December 2007.

As of 31 December 2008 and 2007, the VTB Bank’s statutory CBR capital adequacy ratio on this basis was based on the following underlying amounts:

	31 December 2008	31 December 2007

Capital	397,070,541	278,296,267

Risk-weighted assets	2,451,815,215	1,464,715,789

Capital ratio	16.2%	19.0%

Regulatory capital for CBR capital adequacy ratio consists of Tier 1 capital, which includes subordinated long-term debt and premises revaluation reserves, less investments in subsidiaries and associates.

CBR regulations envisage sub-allocation of Tier 2 instruments, which meet the definition of subordinated debt, to either upper Tier 2 capital or lower Tier 2 capital. Subordinated debt classified as lower Tier 2 capital should not exceed 50% of Tier 1 capital, and total Tier 2 capital (including upper Tier 2 and lower Tier 2 capital) should not exceed 100% of Tier 1 capital. In November 2008, the Bank attracted two subordinated loans in the amount of RUR 100 billion each, which were classified as Tier 2 capital upon the regulator’s approval and included in upper Tier 2 capital for the purposes of calculation of capital adequacy in accordance with CBR regulations.

91

Translation from the original in the Russian language

VTB Bank

Notes to the Financial Statements – 31 December 2008 (continued)

(expressed in thousands of Russian roubles)

38.                     Subsequent Events

In the first quarter of 2009, a number of negative trends in the world and Russian financial markets that had emerged in the second half of 2008, continued. In view of this, the Bank may book additional provisions for loan impairment in accordance with IFRS. The borrowers of the Bank may have been affected by the lower liquidity situation, which could in turn impact their ability to repay the amounts due to the Bank. The necessity and the amounts (if required) of such additional provisioning will be assessed by the Bank in due course during the first quarter 2009 IFRS Financial Statements closing process, taking into account further market developments and the efficiency of the Bank’s efforts to improve the recoverability and collaterization of its loan portfolio, including Management’s negotiations on additional collateral to be provided by certain borrowers.

In January 2009, the Bank acquired a 51% share in AF-Bank, located in Azerbaijan, from an unrelated party for RUR 510,925 thousand, or USD 16 million. In February 2009, the bank was renamed VTB Azerbaijan.

In January 2009, VTB Bank (Europe), Plc was renamed “VTB Capital”, Plc as a part of restructuring the investment business of VTB Group.

In March 2009, VTB acquired shares of VTB Georgia from minorities, increasing its share to 84.68%.

In March 2009, VTB redeemed Eurobonds in the amount of RUR 45,067,400 thousand, or EUR 1 billion, and RUR 5 billion upon maturity.

In April 2009, VTB redeemed Eurobonds in the amount of RUR 10 billion upon maturity.

In March 2009, VTB-Leasing, OJSC issued 51,612 additional ordinary shares with nominal amount of RUR 31,000 each for the total amount of RUR 1,600 million (USD equivalent 47 million), which was fully purchased by the Bank.

During the first quarter of 2009, Russian Commercial Bank (Cyprus) Limited issued 3,333,333 new shares of RUR 78.57, or EUR 1.71, each totaling RUR 261,900 thousand, or EUR 5,700,000, of nominal value. The new shares were issued to a private company, which is controlled by the key management personnel of the Group, at RUR 419.61, or USD 11.71, per share for a total amount of RUR 1,398,700 thousand, or USD 39 million. Upon finalization of the issue, the share of this company in the share capital of Russian Commercial Bank (Cyprus) Limited amounted to 40%. The valuation of Russian Commercial Bank (Cyprus) Limited for the purpose of this transaction was performed by an independent appraiser.

In the beginning of 2009 the Russian rouble was devalued against major currencies. At 31 March 2009, the official exchange rate of the Russian rouble to US dollar as set by the Central Bank of Russia comprised 34.0134, which constitutes a 16% reduction in the value of the Russian rouble to the US dollar since 31 December 2008. Since the end of March 2009, the exchange rate of the Russian rouble did not significantly fluctuate against USD.

92

VTB BANK

Consolidated Financial Statements and Auditors’ Report

For the years ended 31 December 2006, 2005 and 2004

VTB Bank
Consolidated Financial Statements and Independent Auditor’s Report

CONTENTS

INDEPENDENT AUDITORS’ REPORT

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheets	1
Consolidated Statements of Income	2
Consolidated Statements of Cash Flows	3
Consolidated Statements of Changes in Shareholders’ Equity	5

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	Principal Activities	7
2.	Operating Environment of the Group	8
3.	Basis of Preparation	8
4.	Summary of Principal Accounting Policies	10
5.	Significant Accounting Estimates and Judgements	22
6.	Cash and Short-Term Funds	23
7.	Financial Assets at Fair Value Through Profit or Loss	23
8.	Financial assets Pledged under Repurchase Agreements and Loaned Financial Assets	26
9.	Due from Other Banks	27
10.	Loans and Advances to Customers	27
11.	Financial Assets Available-for-Sale	29
12.	Investments in Associates	30
13.	Investment Securities Held-to-Maturity	31
14.	Other Assets	31
15.	Premises and Equipment	32
16.	Investment Property	34
17.	Intangible Assets	34
18.	Due to Other Banks	36
19.	Customer Deposits	37
20.	Other Borrowed Funds	38
21.	Debt Securities Issued	39
22.	Subordinated Debt	43
23.	Other Liabilities	44
24.	Share Capital and Reserves	44
25.	Interest Income and Expense	45
26.	Fee and Commission Income and Expense	45
27.	Other Operating Income	45
28.	Staff Costs and Administrative Expenses	46
29.	Allowances for Impairment and Provisions	46
30.	Income Tax Expense	47
31.	Basic and Diluted Earnings per Share	49
32.	Dividends	49
33.	Disposal Group Held for Sale	49
34.	Contingencies, Commitments, and Derivative Financial Instruments	50
35.	Analysis by Segment	53
36.	Financial Risk Management	55
37.	Fair Values of Financial Instruments	68
38.	Related Party Transactions	69
39.	Business Combination and Disposals of Subsidiaries	71
40.	Consolidated Subsidiaries and Associates	78
41.	Capital Adequacy	81
42.	Subsequent Events	82

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareholders of the VTB Bank:

We have audited the accompanying consolidated financial statements of the VTB Bank (“the Bank”) and its subsidiaries (together “the Group”), which comprise the consolidated balance sheets as at 31 December 2006, 2005 and 2004 and the consolidated statements of income, consolidated statements of changes in shareholders’ equity and consolidated statements of cash flows for the years then ended, and a summary of significant accounting policies and other explanatory notes.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards. This responsibility includes: designing, implementing and maintaining internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Group as at 31 December 2006, 2005, and 2004, and its financial performance and its cash flows for the years then ended in accordance with International Financial Reporting Standards.

2 April 2007

VTB Bank

Consolidated Balance Sheets as of 31 December

(expressed in millions of US dollars)

	Note	2006	2005	2004
Assets
Cash and short-term funds	6	3,581	2,692	1,520
Mandatory cash balances with central banks		648	404	232
Financial assets at fair value through profit or loss	7	5,120	5,051	2,566
Financial assets pledged under repurchase agreements and loaned financial assets	8	2,938	1,352	340
Due from other banks	9	6,813	4,141	2,023
Loans and advances to customers	10	29,262	19,925	10,169
Assets of disposal group held for sale	33	—	337	—
Financial assets available-for-sale	11	888	881	190
Investments in associates	12, 40	200	118	77
Investment securities held-to-maturity	13	11	7	7
Premises and equipment	15	1,422	832	321
Investment property	16	178	198	—
Intangible assets	17	455	451	102
Deferred tax asset	30	93	82	74
Other assets	14	794	252	189

Total assets		52,403	36,723	17,810

Liabilities
Due to other banks	18	7,587	6,629	3,254
Customer deposits	19	19,988	12,767	6,024
Liabilities of disposal group held for sale	33	—	199	—
Other borrowed funds	20	4,468	2,937	1,729
Debt securities issued	21	11,565	7,241	3,948
Deferred tax liability	30	125	162	1
Other liabilities	23	509	358	145

Total liabilities before subordinated debt		44,242	30,293	15,101
Subordinated debt	22	1,169	1,161	—

Total liabilities		45,411	31,454	15,101

Equity
Share capital	24	2,500	2,500	2,153
Share premium	24	1,513	1,513	34
Unrealized gain on financial assets available-for-sale	8,11	154	89	58
Currency translation difference		352	86	184
Fixed assets revaluation reserve	15	341	72	—
Retained earnings		1,744	660	199
Equity attributable to shareholders of the parent		6,604	4,920	2,628

Minority interest		388	349	81

Total equity		6,992	5,269	2,709

Total liabilities and equity		52,403	36,723	17,810

Approved for issue by the Management Board and signed on 2 April 2007.

/s/ A.L. Kostin
A.L. Kostin
President - Chairman of the Management Board

/s/ N.V. Tsekhomsky
N.V. Tsekhomsky
Chief Financial Officer

The notes No 1-42 form an integral part of these consolidated financial statements

1

VTB Bank

Consolidated Statements of Income for the Years Ended 31 December

(expressed in millions of US dollars, except earnings per share data)

	Note	2006	2005	2004

Interest income	25	3,637	1,830	1,058
Interest expense	25	(1,892)	(920)	(475)

Net interest income		1,745	910	583
Provision for loan impairment	29	(442)	(103)	(196)

Net interest income after provision for loan impairment		1,303	807	387

Gains less losses arising from financial assets at fair value through profit or loss		187	261	(5)
Gains less losses from available-for-sale financial assets	11	348	—	—
Gains less losses arising from dealing in foreign currencies		73	8	31
Foreign exchange translation gains less losses		265	(8)	114
Fee and commission income	26	401	190	118
Fee and commission expense	26	(50)	(22)	(12)
Extinguishment of liability	19, 29	—	14	100
Share in income of associates		15	24	2
Income arising from non-banking activities		111	155	141
Other operating income	27	157	94	53

Net non-interest income		1,507	716	542

Operating income		2,810	1,523	929

Staff costs and administrative expenses	28	(1,370)	(739)	(514)
Expenses arising from non-banking activities		(90)	(111)	(114)
Excess of fair value of acquired net assets over cost	39	—	30	—
Profit from disposal of subsidiaries	39	54	—	—

Profit before taxation		1,404	703	301

Income tax expense	30	(232)	(195)	(93)

Profit after taxation from continued operations		1,172	508	208

Profit from discontinued operations	33	7	3	—

Net profit		1,179	511	208

Net profit attributable to:
Shareholders of the parent		1,137	499	205
Minority interest		42	12	3

Basic and diluted earnings per share (expressed in USD per share)	31	0.000218	0.000118	0.000049
Basic and diluted earnings per share – continuing operations (expressed in USD per share)		0.000217	0.000117	0.000049
Basic and diluted earnings per share – discontinued operations (expressed in USD per share)		0.000001	0.000001	—

The notes No 1-42 form an integral part of these consolidated financial statements

2

VTB Bank

Consolidated Statements of Cash Flows for the Years Ended 31 December

(expressed in millions of US dollars)

	Note	2006	2005	2004

Cash flows from operating activities
Interest received		3,461	1,834	987
Interest paid		(1,889)	(888)	(411)
Income received on operations with financial assets at fair value through profit or loss		100	230	56
Income received on dealing in foreign currency		76	8	31
Fees and commissions received		401	190	118
Fees and commissions paid		(50)	(22)	(12)
Other operating income received		166	193	47
Administrative and other operating expenses paid		(1,313)	(759)	(429)
Income tax paid		(316)	(91)	(98)

Cash flows from operating activities before changes in operating assets and liabilities		636	695	289

Net decrease (increase) in operating assets
Net (increase) decrease in mandatory cash balances with central banks		(205)	(85)	179
Net decrease (increase) in restricted cash		50	(14)	(35)
Net decrease (increase) in financial assets at fair value through profit or loss and financial		493	(1,396)	(1,134)
Net decrease (increase) in financial assets pledged under repurchase agreement		591	(98)	(38)
Net (increase) decrease in due from banks		(2,556)	(9)	85
Net increase in loans and advances to customers		(8,420)	(5,327)	(4,856)
Net increase in other assets		(485)	(5)	(26)
Net (decrease) increase in operating liabilities
Net increase in due to banks		859	101	1,201
Net increase in customer deposits		6,117	3,676	1,667
Net (decrease) increase in promissory notes and certificates of deposits issued		(203)	80	302
Net increase (decrease) in other liabilities		72	10	(24)

Net cash used in operating activities		(3,051)	(2,372)	(2,390)

Cash flows from investing activities
Dividends received		44	—	—
Proceeds from sales or redemption of financial assets available-for-sale	11	1,136	251	4
Purchase of financial assets available-for-sale	11	(2,900)	(73)	(3)
Purchase of subsidiaries, net of cash acquired	39	(15)	(39)	84
Purchase of disposal group held for sale		—	(133)	—
Sale of disposal group held for sale	33	122	—	—
Disposal of subsidiaries, net of cash disposed	39	(9)	—	33
Purchase of associates		(5)	—	—
Purchase of investment securities held-to-maturity		(6)	—	(5)
Proceeds from redemption of investment securities held-to- maturity		2	—	—
Purchase of premises and equipment		(282)	(166)	(97)
Proceeds from sales of premises and equipment		46	68	—
Purchase of intangible assets		(8)	(5)	—
Proceeds from disposal of investment property		92	—	—

Net cash (used in) from investing activities		(1,783)	(97)	16

The notes No 1-42 form an integral part of these consolidated financial statements

3

VTB Bank

Consolidated Statements of Cash Flows for the Years Ended 31 December (continued)

(expressed in millions of US dollars)

	Note	2006	2005	2004
Cash flows from financing activities
Dividends paid		(63)	(61)	(57)
Increase in Central Bank of the Russian Federation funding		153	—	701
Decrease in Central Bank of the Russian Federation funding		(482)	—	—
Proceeds from other credit lines		528	295	—
Repayment of other credit lines		(113)	(146)	(2)
Proceeds from issue of domestic bonds		953	521	185
Repayment of domestic bonds		(72)	—	(32)
Proceeds from issuance of eurobonds		3,541	2,200	1,656
Repayment of eurobonds		(370)	(525)	—
Proceeds from issuance of debentures		241	157	—
Repayment of debentures		(157)	—	—
Proceeds from syndicated loans		2,698	993	883
Repayment of syndicated loans		(1,259)	(730)	(560)
Proceeds from subordinated debt	22	—	745	—
Contribution from the controlling shareholder	39	—	63	—
Cash arising from contribution of subsidiaries	39	—	181	—

Net cash provided by financing activities		5,598	3,693	2,774

Effect of exchange rate changes on cash and cash equivalents		174	(66)	54

Net increase in cash and cash equivalents		938	1,158	454

Cash and cash equivalents at beginning of the year	6	2,541	1,383	929

Cash and cash equivalents at the end of the year	6	3,479	2,541	1,383

The notes No 1-42 form an integral part of these consolidated financial statements

4

VTB Bank

Consolidated Statements of Changes in Shareholders’ Equity for the Years Ended 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

	Attributable to shareholders of the parent
	Share capital	Share premium	Unrealized gain on financial assets available- for-sale	Fixed assets revaluation reserve	Currency translation difference	Retained earnings	Total	Minority interest	Total equity

Balance at 31 December 2003	2,153	34	—	—	135	51	2,373	105	2,478
Unrealized gain on financial assets available-for-sale, net of tax (Note 8,11)	—	—	58	—	—	—	58	—	58
Effect of translation	—	—	—	—	49	—	49	9	58
Total income recognized directly in equity	—	—	58	—	49	—	107	9	116

Net profit	—	—	—	—	—	205	205	3	208
Total income for the period	—	—	58	—	49	205	312	12	324

Dividends declared (Note 32)	—	—	—	—	—	(57)	(57)	—	(57)
Disposal of subsidiary	—	—	—	—	—	—	—	(36)	(36)

Balance at 31 December 2004	2,153	34	58	—	184	199	2,628	81	2,709
Unrealized gain on financial assets available-for-sale, net of tax (Note 8,11)	—	—	31	—	—	—	31	—	31
Fixed assets revaluation, net of tax (Note 15)	—	—	—	72	—	—	72	—	72
Effect of translation	—	—	—	—	(98)	—	(98)	(5)	(103)
Total income and expense recognized directly in equity	—	—	31	72	(98)	—	5	(5)	—

Net profit	—	—	—	—	—	499	499	12	511

Total income and expense for the period	—	—	31	72	(98)	499	504	7	511
Contribution of subsidiaries by controlling shareholder (Notes 24, 39)	347	1,479	—	—	—	23	1,849	85	1,934
Dividends declared (Note 32)	—	—	—	—	—	(61)	(61)	—	(61)
Acquisition of subsidiaries	—	—	—	—	—	—	—	156	156
Increase in share capital of subsidiaries	—	—	—	—	—	—	—	20	20

Balance at 31 December 2005	2,500	1,513	89	72	86	660	4,920	349	5,269
Unrealized gain on financial assets available-for-sale, net of tax (Note 8,11)	—	—	403	—	—	—	403	2	405
Transferred to profit or loss on sale, net of tax (Note 11)	—	—	(338)	—	—	—	(338)	—	(338)
Fixed assets revaluation, net of tax (Note 15)	—	—	—	271	—	—	271	11	282
Transfer of fixed assets revaluation reserve upon disposal or depreciation	—	—	—	(2)	—	2	—	—	—
Effect of translation	—	—	—	—	266	—	266	33	299

Total income recognized directly in equity	—	—	65	269	266	2	602	46	648

Net profit	—	—	—	—	—	1,137	1,137	42	1,179

The notes No 1-42 form an integral part of these consolidated financial statements

5

VTB Bank

Consolidated Statements of Changes in Shareholders’ Equity for the Years Ended 31 December 2006, 2005 and 2004 (continued)

(expressed in millions of US dollars)

	Attributable to shareholders of the parent
	Share capital	Share premium	Unrealized gain on financial assets available- for-sale	Fixed assets revaluation reserve	Currency translation difference	Retained earnings	Total	Minority interest	Total equity

Total income for the period	—	—	65	269	266	1,139	1,739	88	1,827
Dividends declared (Note 32)	—	—	—	—	—	(63)	(63)	(1)	(64)
Acquisition of subsidiaries	—	—	—	—	—	—	—	1	1
Increase in share capital of subsidiaries	—	—	—	—	—	(4)	(4)	9	5
Acquisition of minority interests	—	—	—	—	—	3	3	(7)	(4)
Changes in minority interests	—	—	—	—	—	9	9	(9)	—
Disposal of subsidiaries (Note 39)	—	—	—	—	—	—	—	(42)	(42)

Balance at 31 December 2006	2,500	1,513	154	341	352	1,744	6,604	388	6,992

The notes No 1-42 form an integral part of these consolidated financial statements

6

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

1.              Principal Activities

VTB Bank and its subsidiaries (the “Group”) comprise Russian and foreign commercial banks, and other companies and entities controlled by the Group.

VTB Bank, also known as Vneshtorgbank (the “Bank”, “Vneshtorgbank”, or “VTB”), was formed as Russia’s foreign trade bank under the laws of the Russian Federation on 17 October 1990. In 1998, following several reorganisations, VTB was reorganised into an open joint stock company. In October 2006 the Group started re-branding to change its name from Vneshtorgbank to VTB. Simultaneously, the names of some of VTB’s subsidiaries were changed as presented in Note 40. In March 2007, the Bank for Foreign Trade was renamed into “VTB Bank” (Open Joint-Stock Company).

On January 2, 1991, VTB received a general banking license (number 1000) from the Central Bank of Russia (CBR). In addition, VTB holds licenses required for trading and holding securities and engaging in other securities-related activities, including acting as a broker, a dealer and a custodian, and providing asset management and special depositary services. VTB and other Russian Group banks are regulated and supervised by the CBR and the Federal Service for Financial Markets. Foreign Group banks operate under the bank regulatory regimes of their respective countries.

On December 29, 2004, the Bank became a member of the obligatory deposit insurance system provided by the State Corporation “Agency for Deposits Insurance”. The main retail subsidiary “Bank VTB 24”, CJSC is also a member of the obligatory deposit insurance system provided by the State Corporation “Agency for Deposits Insurance” since February 22, 2005. OJSC “Industry & Construction Bank”, a subsidiary acquired at the end of 2005, is also a member of the obligatory deposit insurance system since 11 January 2005. The State deposit insurance scheme implied that the State Corporation “Agency for Deposits Insurance” will guarantee repayment of individual deposits up to 100 thousand Russian Roubles (“RUR”) (approximately US Dollars 4 thousand) per individual in case of the withdrawal of a license of a bank or a CBR imposed moratorium on payments. From 9 August 2006 the amount of guaranteed payment increased up to RUR 190 thousand (approximately US Dollars 7 thousand).

On 5 October 2005, VTB re-registered its legal address to 29 Bolshaya Morskaya Street, Saint-Petersburg 190000, Russian Federation. VTB’s Head Office is located in Moscow.

A full list of subsidiaries and associates included in these consolidated financial statements is provided in Note 40.

The Group operates predominantly in the commercial banking sector. This includes deposit taking and commercial lending in freely convertible currencies and in Russian Roubles, support of clients’ export/import transactions, foreign exchange, securities trading, and trading in derivative financial instruments. The Group’s operations are conducted in both Russian and international markets. The Group’s operations are not subject to seasonal fluctuations. The Group conducts its banking business in Russia through 4 subsidiary banks with its network of 151 branches, including 58 branches of VTB, 39 branches of CJSC “Bank VTB 24” and 54 branches of OJSC “Industry & Construction Bank”, located in major Russian regions. The Group operates outside Russia through 11 bank subsidiaries, located in the Commonwealth of Independent States (“CIS”) (Armenia, Georgia, Ukraine (2 banks)), Europe (Austria, Cyprus, Switzerland, Germany, France and Great Britain), Africa (Angola) and through 4 representative offices located in India, Italy, China and Belarus.

VTB’s majority shareholder is the Russian Federation state, acting through the Federal Property Agency, which holds 99.9% of VTB’s issued and outstanding shares.

The number of employees of the Group at 31 December 2006 was 28,466 (31 December 2005: 23,145; 31 December 2004: 13,132).

Unless otherwise noted herein, all amounts are expressed in millions of US dollars.

7

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

2.              Operating Environment of the Group

The Group operates primarily within the Russian Federation. Whilst there have been improvements in the Russian economic situation, such as an increase in gross domestic product and a reduced rate of inflation, Russia continues economic reforms and development of its legal, tax and regulatory frameworks as required by a market economy. The future stability of the Russian economy is largely dependent upon these reforms and developments and the effectiveness of economic, financial and monetary measures undertaken by the government.

3.              Basis of Preparation

General

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”). The Bank and its subsidiaries and associates maintain their accounting records in accordance with regulations applicable in their country of registration. These consolidated financial statements are based on those accounting books and records, as adjusted and reclassified to comply with IFRS.

These consolidated financial statements have been prepared under the historical cost convention, as modified by the revaluation of premises and equipment, available-for-sale financial assets, and financial instruments categorised as at fair value through profit or loss. The principal accounting policies applied in the preparation of these consolidated financial statements are set out below. These policies have been consistently applied to all the periods presented, unless otherwise stated.

The national currency of the Russian Federation, where the Bank is domiciled, is the Russian rouble (RUR). However, the Bank’s assets and liabilities are mostly concentrated in United States dollars (“US dollars” or “USD”) and RUR. The US dollar is used to a significant extent in, and has a significant impact on the operations of the Bank, and the Bank’s cash flows are primarily denominated in US dollars. Also, the US dollar is the currency in which Management of the Bank manages the business risks and exposures, and measures the performance of the Bank’s business. Based upon these and other factors, the functional currency of the Bank is considered to be the US dollar.

Changes in accounting policies

The accounting policies adopted are consistent with those of the previous financial year except for the adoption of the amendment to IAS 39 “Financial Instruments: Recognition and Measurement”: Financial Guarantees, effective for annual periods beginning on or after 1 January 2006.

The amendment addresses the following several issues:

IAS 39 - Amendment for financial guarantee contracts accounting - amended the scope of IAS 39 to include financial guarantee contracts issued. The amendment addresses the treatment of financial guarantee contracts by the issuer. Under revised IAS 39 financial guarantee contracts are recognized initially at fair value and remeasured at the higher of the amount determined in accordance with IAS 37 “Provisions, Contingent Liabilities and Contingent Assets” and the amount initially recognized less, when appropriate, cumulative amortization recognized in accordance with IAS 18 “Revenue”.

IAS 39 - Amendment for the fair value option - which restricted the use of the option to designate any financial asset or any financial liability as at fair value through profit or loss.

According to the revised IAS 39, an entity may designate financial assets and liabilities as at fair value through profit or loss only upon initial recognition when doing so results in more relevant information, because either:

a.               it eliminates or significantly reduces a measurement or recognition inconsistency (sometimes referred to as ‘an accounting mismatch’) that would otherwise arise from measuring assets or liabilities or recognising the gains and losses on them on different bases; or

b.              a group of financial assets, financial liabilities or both is managed and its performance is evaluated on a fair value basis, in accordance with a documented risk management or investment strategy, and information about the group is provided internally on that basis to the entity’s key management personnel (as defined in IAS 24 Related Party Disclosures (revised 2003)), for example the entity’s Board of Directors and Chief executive officer.

8

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

3.              Basis of Preparation (continued)

Changes in accounting policies (continued)

Also, according to the revised IAS 39, if a contract contains one or more embedded derivatives an entity may designate the entire hybrid (combined) contract as a financial asset or liability at fair value through profit or loss unless:

a)                        The embedded derivative(s) does not significantly modify the cash flows that otherwise would be required by the contract; or

b)                       It is clear with little or no analysis when a similar hybrid (combined) instrument is first considered that separation of the embedded derivative(s) is prohibited, such as a prepayment option embedded in a loan that permits the holder to prepay the loan for approximately its amortized cost.

For presentation and disclosure purposes, the Group has changed the name of the balance sheet line from “Securities pledged under repurchase agreements” to “Financial assets pledged under repurchase agreements and loaned financial assets”. This balance sheet line includes financial assets at fair value through profit or loss and available-for-sale securities that are pledged as collateral under sale and repurchase agreements or are loaned by the Group to third parties.

The effect of the application of the new and revised standards on the balance sheet as at 31 December 2005 is as follows:

	As previously	Effect of adoption
	reported	of IAS 39 revised	As adjusted
Financial assets available-for-sale	665	216	881
Financial assets at fair value through profit or loss	5,267	(216)	5,051

These reclasses had no impact on net income or shareholders’ equity as of 31 December 2005.

There is no effect of application of the new and revised standards on the balance sheet, net income or shareholders’ equity for the year ended 31 December 2004.

Reclassifications

The following reclassifications within the statement of income for the year ended 31 December 2005 to conform to the 2006 presentation:

	As previously
	reported	Reclassification	As adjusted
Interest income	1,759	71	1,830
Gains less losses arising from financial assets at fair value through profit or loss	332	(71)	261

The Group made certain reclassifications within the statement of income for the year ended 31 December 2004 to conform to the 2006 presentation:

	As previously
	reported	Reclassification	As adjusted
Interest income	1,049	9	1,058
Gains less losses arising from financial assets at fair value through profit or loss	4	(9)	(5)

The Group also made certain reclassifications within the statement of cash flows for the year ended 31 December 2005 to conform to the 2006 presentation:

	As previously
	reported	Reclassification	As adjusted
Interest received	1,763	71	1,834
Income received on operations with financial assets at fair value through profit or loss	301	(71)	230

9

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

3.              Basis of Preparation (continued)

Reclassifications (continued)

The Group made certain reclassifications within the statement of cash flows for the year ended 31 December 2004 to conform to the 2006 presentation:

	As previously
	reported	Reclassification	As adjusted
Interest received	978	9	987
Income received on operations with financial assets at fair value through profit or loss	65	(9)	56

IFRSs and IFRIC interpretations not yet effective

The Group has not applied the following IFRSs and Interpretations of the International Financial Reporting Interpretations Committee (IFRIC) that have been issued but are not yet effective:

Amendment to IAS 1 “Presentation of financial Statements” – “Capital Disclosures” (effective for annual periods beginning on or after 1 January 2007);

IFRS 7 “Financial Instruments: Disclosures” (effective for annual periods beginning on or after 1 January 2007) Amendment to IAS 1 “Presentation of financial Statements” – “Capital Disclosures”;

IFRIC 7 “Applying the Restatement Approach under IAS 29 Financial Reporting in Hyperinflationary Economies” (effective for annual periods beginning on or after 1 March 2006);

IFRS 8 “Operating segments” (effective for periods beginning on or after 1 January 2009);

IFRIC 8 “Scope of IFRS 2” (effective for annual periods beginning on or after 1 May 2006)

IFRIC 9 “Reassessment of Embedded Derivatives” (effective for annual periods beginning on or after 1 June 2006)

IFRIC 10 “Interim Financial Reporting and Impairment” (effective for annual periods beginning on or after 1 November 2006)

IFRIC 11 “IFRS 2 – Group and Treasury Share Transactions” (effective for annual periods beginning on or after 1 March 2007)

IFRIC 12 “Service Concession Arrangements” (effective for annual periods beginning on or after 1 January 2008)

The Group would implement IFRS 7 “Financial Instruments: Disclosures”, Amendment to IAS 1 “Presentation of financial Statements” – “Capital Disclosures”; IFRIC 8 “Scope of IFRS 2”, IFRIC 9 “Reassessment of Embedded Derivatives”, IFRIC 10 “Interim Financial Reporting and Impairment” at 1 January 2007. The Group would implement IFRIC 11 “IFRS 2 – Group and Treasury Share Transactions” and IFRIC 12 “Service Concession Arrangements” at 1 January 2008.

The Group expects that the adoption of the pronouncements listed above will have no significant impact on the Group’s consolidated financial statements in the period of initial application, except for the inclusion of new disclosures in accordance with IFRS 7 to enable users of the consolidated financial statements to evaluate the significance of the Group’s financial instruments, the nature and extent of risks arising from those financial instruments, and the Group’s objectives, policies and processes for managing capital.

4.              Summary of Principal Accounting Policies

Subsidiaries

Subsidiaries, which are those entities in which the Group has an interest of more than one half of the voting rights, or otherwise has power to exercise control over their operations, are consolidated. Subsidiaries are consolidated from the date on which control is transferred to the Group and are no longer consolidated from the date that control ceases. All intercompany transactions, balances and unrealized gains on transactions between group companies are eliminated; unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. Where necessary, accounting policies for subsidiaries have been changed to ensure consistency with the policies adopted by the Group.

Acquisition of subsidiaries

The purchase method of accounting is used to account for the acquisition of subsidiaries by the Group. Identifiable assets acquired and liabilities assumed, including contingent liabilities are measured initially at their fair values at the acquisition date, irrespective of the extent of any minority interest.

10

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

4.              Summary of Principal Accounting Policies (continued)

Subsidiaries (continued)

The excess of purchase consideration over the fair value of the Group’s share of identifiable net assets is recorded as goodwill. If the cost of the acquisition is less than the fair value of the Group’s share of identifiable net assets of the subsidiary acquired, the difference is recognised directly in the statement of income.

Minority interest is the interest in subsidiaries not held by the Group. Minority interest at the balance sheet date represents the minority shareholders’ portion of the fair value of the identifiable assets and liabilities of the subsidiary at the acquisition date and the minorities’ portion of movements in equity since the date of the combination. Minority interest is presented as a separate component within the Group’s equity.

Acquisition of subsidiaries from parties under common control

Purchases of subsidiaries from parties under common control are accounted for using the purchase accounting method.

Increases in ownership interests in subsidiaries

The differences between the carrying values of net assets attributable to interests in subsidiaries acquired and the consideration given for such increases are charged or credited to retained earnings.

Investments in associates

Associates are entities in which the Group generally has between 20% and 50% of the voting rights, or is otherwise able to exercise significant influence, but which it does not control or jointly control. Investments in associates are accounted for under the equity method and are initially recognised at cost, including goodwill. Subsequent changes in the carrying value reflect the post-acquisition changes in the Group’s share of net assets of the associate. The Group’s share of its associates’ profits or losses is recognised in the statement of income, and its share of movements in equity is recognised in equity. However, when the Group’s share of losses in an associate equals or exceeds its interest in the associate, the Group does not recognize further losses, unless the Group is obliged to make further payments to, or on behalf of, the associate.

Unrealized gains on transactions between the Group and its associates are eliminated to the extent of the Group’s interest in the associates; unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred.

Financial assets

Financial assets in the scope of IAS 32 and IAS 39 are classified as either financial assets at fair value through profit or loss, loans and receivables, held-to-maturity investments, or available-for-sale financial assets, as appropriate. When financial assets are recognised initially, they are measured at fair value, plus, in the case of investments not at fair value through profit or loss, directly attributable transaction costs. The Group determines the classification of its financial assets at initial recognition.

All regular way purchases and sales of financial assets are recognised on the settlement date i.e. the date that the asset is delivered to or by the Group. Regular way purchases or sales are purchases or sales of financial assets that require delivery of assets within the period generally established by regulation or convention in the marketplace.

Financial assets at fair value through profit or loss

Financial assets classified as held for trading are included in the category ‘financial assets at fair value through profit or loss’. Financial assets are classified as held for trading if they are acquired for the purpose of selling in the near term. Derivatives are also classified as held for trading unless they are designated as and are effective hedging instruments. Gains or losses on financial assets held for trading are recognised in the statement of income.

11

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

4.              Summary of Principal Accounting Policies (continued)

Financial assets (continued)

Financial assets held for trading, which are either acquired for generating a profit from short-term fluctuations in price or trader’s margin, or are securities included in a portfolio in which a pattern of short-term trading exists. Trading securities are not reclassified out of this category even when the Group’s intentions subsequently change.

Trading securities are carried at fair value. Interest earned on trading securities calculated using the effective interest method is presented in the consolidated income statement as interest income. Dividends are included in dividend income within other operating income when the Group’s right to receive the dividend payment is established. All elements of the changes in the fair value are recorded in the statement of income as gains less losses from financial assets at fair value through profit or loss in the period in which they arise.

Other financial assets at fair value through profit or loss are securities designated irrevocably, at initial recognition, into this category. Recognition and measurement of this category of financial assets is consistent with the above policy for trading securities. New restrictions on the use of the option to designate any financial asset or liability as at fair value through profit or loss have been introduced. Refer to the Note 3 “Changes in accounting policies”.

Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Such assets are carried at amortized cost using the effective interest method. Gains and losses are recognised in the statement of income when the loans and receivables are derecognised or impaired, as well as through the amortization process.

Loans and receivables of acquired subsidiaries are initially recorded in the consolidated balance sheet at their estimated fair value at the date of acquisition.

Held-to-maturity investments

Non-derivative financial assets with fixed or determinable payments and fixed maturity are classified as held-to-maturity when the Group has the positive intention and ability to hold to maturity. Investments intended to be held for an undefined period are not included in this classification. Held-to-maturity investments are subsequently measured at amortized cost. This cost is computed as the amount initially recognised minus principal repayments, plus or minus the cumulative amortization using the effective interest method of any difference between the initially recognised amount and the maturity amount. This calculation includes all fees and points paid or received between parties to the contract that are an integral part of the effective interest rate, transaction costs and all other premiums and discounts. For investments carried at amortized cost, gains and losses are recognised in the statement of income when the investments are redeemed or impaired, as well as through the amortization process.

Held-to-maturity investments of acquired subsidiaries are initially recorded in the consolidated balance sheet at their estimated fair value at the date of acquisition.

Available-for-sale financial assets

Available-for-sale financial assets are those non-derivative financial assets that are designated as available-for-sale or are not classified in any of the three preceding categories. After initial recognition available-for-sale financial assets are measured at fair value with gains or losses being recognised as a separate component of equity until the investment is derecognised or until the investment is determined to be impaired. However, interest calculated using the effective interest method is recognised in the statement of income.

The fair value of investments that are actively traded in organised financial markets is determined by reference to quoted market bid prices at the close of business on the balance sheet date. For investments where there is no active market, fair value is determined using valuation techniques. Such techniques include using recent arm’s length market transactions, reference to the current market value of another instrument, which is substantially the same, and discounted cash flow analysis.

12

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

4.              Summary of Principal Accounting Policies (continued)

Financial assets (continued)

Derecognition of financial assets

A financial asset (or, where applicable a part of a financial asset or part of a group of similar financial assets) is derecognised where:

•                            the rights to receive cash flows from the asset have expired;

•                            the Group has transferred its rights to receive cash flows from the asset, or retained the right to receive cash flows from the asset, but has assumed an obligation to pay them in full without material delay to a third party under a ‘pass-through’ arrangement and has no obligation to pay amounts to eventual recipients unless it collects equivalent amounts from the original assets; and

•                            the Group either (a) has transferred substantially all the risks and rewards of the asset, or (b) has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

Where the Group has transferred its rights to receive cash flows from an asset and has neither transferred nor retained substantially all the risks and rewards of the asset nor transferred control of the asset, the asset is recognised to the extent of the Group’s continuing involvement in the asset. Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the Group could be required to repay.

Where continuing involvement takes the form of a written and/or purchased option (including a cash-settled option or similar provision) on the transferred asset, the extent of the Group’s continuing involvement is the amount of the transferred asset that the Group may repurchase, except that in the case of a written put option (including a cash-settled option or similar provision) on an asset measured at fair value, the extent of the Group’s continuing involvement is limited to the lower of the fair value of the transferred asset and the option exercise price.

The Group uses weighted average method of accounting for the derecognition of financial assets available-for-sale.

Financial liabilities

Financial liabilities in the scope of IAS 32 and IAS 39 are classified as either financial liabilities at fair value through profit or loss, or other financial liabilities, as appropriate. The Group determines the classification of its financial liabilities at initial recognition. When financial liabilities are recognised initially, they are measured at fair value, plus, in the case of financial liabilities not at fair value through profit or loss, directly attributable transaction costs, and then remeasured at amortized costs using the effective interest method. Other financial liabilities are carried at amortized cost.

Financial liabilities of acquired subsidiaries are initially recorded in the consolidated balance sheet at their estimated fair value at the date of acquisition not taking into consideration any measurement requirements in the scope of IAS 39.

Financial liabilities at fair value through profit or loss are classified as financial liabilities at fair value through profit and loss if they are acquired for the purpose of selling or closing them in the near term. They normally contain trade financial liabilities or “short” positions in securities. Derivatives with negative fair value are also classified as financial liabilities at fair value through profit and loss. Gains or losses on financial liabilities at fair value through profit and loss are recognised in the statement of income.

Derecognition of financial liabilities

A financial liability is derecognised when the obligation under the liability is discharged or cancelled or expires.

Where an existing financial liability is replaced by another from the same creditor on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amounts is recognised in the statement of income.

13

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

4.              Summary of Principal Accounting Policies (continued)

Offsetting

Financial assets and liabilities are offset and the net amount is reported in the balance sheet when there is a legally enforceable right to set off the recognised amounts and there is an intention to settle on a net basis, or to realise the asset and settle the liability simultaneously.

Cash and cash equivalents

Cash and cash equivalents are items, which can be converted into cash within a day. All short-term interbank placements, including overnight placements, are included in due from other banks. Amounts, which relate to funds that are of a restricted nature, are excluded from cash and cash equivalents. Cash and cash equivalents are carried at amortized cost which approximates fair value except for the cash and cash equivalents of acquired subsidiaries which are to be valued at fair value on the date of acquisition.

Mandatory cash balances with Central banks

Mandatory cash balances with the CBR and other Central banks are carried at amortized cost and represent non-interest bearing mandatory reserve deposits, which are not available to finance the Group’s day-to-day operations and hence are not considered as part of cash and cash equivalents for the purposes of the consolidated statement cash flows.

Due from other banks

Amounts due from other banks are recorded when the Group advances money to counterparty banks with no intention of trading the resulting receivable, which is due on fixed or determinable dates. Amounts due from other banks are carried at amortized cost less allowance for impairment.

Repurchase and reverse repurchase agreements and lending of securities

Sale and repurchase agreements (“repo agreements”) are treated as secured financing transactions. Securities sold under sale and repurchase agreements are not derecognised. The securities are not reclassified in the balance sheet unless the transferee has the right by contract or custom to sell or repledge the securities, in which case they are reclassified as securities pledged under sale and repurchase agreements. The corresponding liability is presented within amounts due to other banks or other borrowed funds.

Securities purchased under agreements to resell (“reverse repo agreements”) are recorded as due from other banks or loans and advances to customers, as appropriate. The difference between the sale and repurchase price is treated as interest income and accrued over the life of repo agreements using the effective interest method.

Securities lent to counterparties are retained in the consolidated financial statements in their original balance sheet category unless the counterparty has the right by contract or custom to sell or repledge the securities, in which case they are reclassified and presented separately. Securities borrowed are not recorded in the consolidated financial statements, unless these are sold to third parties, in which case the purchase and sale are recorded in profit or loss within gains less losses arising from trading securities. The obligation to return the securities is recorded at fair value through profit or loss in other borrowed funds.

Derivative financial instruments

In the normal course of business, the Group enters into various derivative financial instruments including futures, forwards, swaps and options in the foreign exchange and capital markets. Such financial instruments are held for trading and are initially recognised in accordance with the policy for initial recognition of financial instruments and are subsequently measured at fair value. The fair values are estimated based on quoted market prices or pricing models that take into account the current market and contractual prices of the underlying instruments and other factors. Derivatives are carried as assets when their fair value is positive and as liabilities when it is negative. Gains and losses resulting from these instruments are included in the consolidated statement of income as gains less losses from trading securities or gains less losses from foreign currencies dealing, depending on the nature of the instrument.

14

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

4.              Summary of Principal Accounting Policies (continued)

Derivative financial instruments (continued)

Derivative instruments embedded in other financial instruments are treated as separate derivatives if their risks and characteristics are not closely related to those of the host contracts and the host contracts are not carried at fair value with unrealized gains and losses reported in income. An embedded derivative is a component of a hybrid (combined) financial instrument that includes both the derivative and a host contract with the effect that some of the cash flows of the combined instrument vary in a similar way to a stand-alone derivative.

Promissory notes purchased

Promissory notes purchased are included in trading securities, or in due from other banks or in loans and advances to customers, depending on their substance and are recorded, subsequently remeasured and accounted for in accordance with the accounting policies for these categories of assets.

Leases

Finance – Group as lessor. The Group presents leased assets as lease receivables equal to the net investment in the lease in loans and advances to customers. Finance income is based on a pattern reflecting a constant periodic rate of return on the net investment outstanding and is presented as interest income. Initial direct costs are included in the initial measurement of the lease receivables.

Operating – Group as lessee. Leases of assets under which the risks and rewards of ownership are effectively retained with the lessor are classified as operating leases. Lease payments under operating leases are recognised as expenses on a straight-line basis over the lease-term and included into operating expenses.

Allowances for impairment of financial assets

Impairment of financial assets carried at amortized cost

Impairment losses are recognised in profit or loss when incurred as a result of one or more events (“loss events”) that occurred after the initial recognition of the financial asset and which have an impact on the amount or timing of the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated. If the Group determines that no objective evidence exists that impairment was incurred for an individually assessed financial asset, whether significant or not, it includes the asset in a group of financial assets with similar credit risk characteristics and collectively assesses them for impairment.

For the purposes of a collective evaluation of impairment, financial assets are grouped on the basis of similar credit risk characteristics. Those characteristics are relevant to the estimation of future cash flows for groups of such assets by being indicative of the debtors’ ability to pay all amounts due according to the contractual terms of the assets being evaluated.

Future cash flows in a group of financial assets that are collectively evaluated for impairment are estimated on the basis of the contractual cash flows of the assets and the experience of management in respect of the extent to which amounts will become overdue as a result of past loss events and the success of recovery of overdue amounts. Past experience is adjusted on the basis of current observable data to reflect the effects of current conditions that did not affect past periods and to remove the effects of past conditions that do not exist currently.

Impairment losses are recognised through an allowance account to reduce the asset’s carrying amount to the present value of expected cash flows (which exclude future credit losses that have not been incurred) discounted at the effective interest rate of the asset. The calculation of the present value of the estimated future cash flows of a collateralized financial asset reflects the cash flows that may result from foreclosure less costs for obtaining and selling the collateral, whether or not foreclosure is probable.

If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognised (such as an improvement in the debtor’s credit rating), the previously recognised impairment loss is reversed by adjusting the allowance account through profit or loss, to the extent that the carrying value of the asset does not exceed its amortized cost at the reversal date.

Uncollectible assets are written off against the related allowance for impairment after all the necessary procedures to recover the asset have been completed and the amount of the loss has been determined.

15

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

4.              Summary of Principal Accounting Policies (continued)

Allowances for impairment of financial assets (continued)

Impairment of Available-for-sale financial assets

If an available-for-sale asset is impaired, an amount comprising the difference between its cost (net of any principal payment and amortization) and its current fair value, less any impairment loss previously recognised in the statement on income, is transferred from equity to the statement of income. Reversals in respect of equity instruments classified as available-for-sale are not recognised in the statement of income. Reversals of impairment losses on debt instruments are reversed through the statement of income if the increase in fair value of the instrument can be objectively related to an event occurring after the impairment loss was recognised in profit or loss.

Investment property

Investment property is property held by one of the subsidiaries of the Group to earn rental income or for capital appreciation and which is not occupied by the Group.

Investment property is initially recognised at cost, including transaction costs, and subsequently remeasured at fair value based on its market value. Market value of the Group’s investment property is obtained from reports of independent appraisers, who hold a recognised and relevant professional qualification and who have recent experience in valuation of property of similar location and category. Investment property that is being redeveloped for continuing use as investment property or for which the market has become less active continues to be measured at fair value. Earned rental income is recorded in profit or loss within other operating income. Gains and losses resulting from changes in the fair value of investment property are recorded in profit or loss and presented within other operating income.

Subsequent expenditure is capitalized only when it is probable that future economic benefits associated with it will flow to the Group and the cost can be measured reliably. All other repairs and maintenance costs are expensed when incurred. If an investment property becomes owner-occupied, it is reclassified to premises and equipment, and its carrying amount at the date of reclassification becomes its deemed cost to be subsequently depreciated.

Premises and equipment

Premises and equipment are stated at revalued amounts and cost, respectively, less accumulated depreciation and allowance for impairment where required. Where the carrying amount of an asset is greater than its estimated recoverable amount, it is written down to its recoverable amount and the difference is recognised in the consolidated statement of income. The estimated recoverable amount is the higher of an asset’s fair value less costs to sell and its value in use.

Premises and equipment of acquired subsidiaries are initially recorded in the consolidated balance sheet at their estimated fair value at the date of acquisition. No accumulated depreciation on the premises and equipment acquired during the business combination process is presented in the consolidated financial statements on the date of acquisition.

Premises of the Group are subject to revaluation on a regular basis, approximately every three to five years. The frequency of revaluation depends upon the change in the fair values. When the fair value of a revalued asset differs materially from its carrying amount further revaluation is performed. The revaluation is applied simultaneously to the whole class of property to avoid selective revaluation.

Any revaluation surplus is credited to the asset revaluation reserve for premises and equipment included in the equity section of the balance sheet, except to the extent that it reverses an impairment of the same asset previously recognised in the statement of income, in which case the increase is recognised in the statement of income. A revaluation deficit is recognised in the statement of income, except that a deficit directly offsetting a previous surplus on the same asset is directly offset against the surplus in the asset revaluation reserve for premises and equipment.

16

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

4.              Summary of Principal Accounting Policies (continued)

Premises and equipment (continued)

The revaluation reserve for premises and equipment included in equity is transferred directly to retained earnings when the surplus is realized, i.e. on the retirement or disposal of the asset or as the asset is used by the Group; in the latter case, the amount of the surplus realized is the difference between depreciation based on the revalued carrying amount of the asset and depreciation based on the asset’s original cost.

Premises have been revalued to market value at 31 December 2006 and 2005. The revaluation was performed based on the reports of independent appraisers, who hold a recognised and relevant professional qualification and who have recent experience in valuation of assets of similar location and category.

Construction in progress is carried at cost less allowance for impairment in value, if any. Upon completion, assets are transferred to premises and equipment at their carrying value. Construction in progress is not depreciated until the asset is available for use.

If impaired, premises and equipment are written down to the higher of their value in use and fair value less costs to sell. The decrease in carrying amount is charged to statement of income to the extent it exceeds the previous revaluation surplus in equity. An impairment loss recognised for an asset in prior years is reversed if there has been a change in the estimates used to determine the asset’s value in use or fair value less costs to sell.

Gains and losses on disposal of premises and equipment are determined by reference to their carrying amount and are taken into account in determining profit or loss. Repairs and maintenance are charged to the consolidated statement of income when the expense is incurred.

Depreciation

Depreciation is recognised on a straight-line basis over the estimated useful lives of the assets using the following rates:

	Useful life	Depreciation rates
Premises	40 years	2.5% per annum
Equipment	4 – 20 years	5 – 25% per annum

Estimated useful lives and residual values are reassessed annually.

Goodwill

Goodwill acquired in a business combination represents the excess of the cost of the business combination over the Group’s interest in the net fair value of the identifiable assets, liabilities and contingent liabilities of the acquired subsidiary or associate at the date of acquisition. Goodwill on an acquisition of a subsidiary is included in intangible assets. Goodwill on an acquisition of an associate is included in the investments in associates. Following initial recognition, goodwill is measured at cost less any accumulated impairment losses.

Goodwill is reviewed for impairment, annually or more frequently if events or changes in circumstances indicate that the carrying amount may be impaired. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the Group’s cash-generating units, or groups of cash-generating units, that are expected to benefit from the synergies of the combination, irrespective of whether other assets or liabilities of the Group are assigned to those units or groups of units. Each unit or group of units to which the goodwill is so allocated:

•                  represents the lowest level within the Group at which the goodwill is monitored for internal management purposes; and

•                  is not larger than a segment based on either the Group’s primary or the Group’s secondary reporting format determined in accordance with IAS 14 “Segment Reporting”.

17

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

4.              Summary of Principal Accounting Policies (continued)

Goodwill (continued)

Impairment is determined by assessing the recoverable amount of the cash-generating unit (group of cash-generating units), to which the goodwill relates. Where the recoverable amount of the cash-generating unit (group of cash-generating units) is less than the carrying amount, an impairment loss is recognised. Where goodwill forms part of a cash-generating unit (group of cash-generating units) and part of the operation within that unit is disposed of, the goodwill associated with the operation disposed of is included in the carrying amount of the operation when determining the gain or loss on disposal of the operation. Goodwill disposed of in this circumstance is measured based on the relative values of the operation disposed of and the portion of the cash-generating unit retained.

Other intangible assets

Other intangible assets include computer software, licences and other identifiable intangible assets acquired in business combinations.

Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is fair value as at the date of acquisition. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and any accumulated impairment losses. The useful lives of intangible assets are assessed to be either finite or indefinite. Intangible assets with finite lives are amortized over the useful economic lives and assessed for impairment whenever there is an indication that the intangible asset may be impaired. Amortization periods and methods for intangible assets with finite useful lives are reviewed at least at each financial year-end.

Intangible assets with indefinite useful lives are not amortized, but tested for impairment annually or more frequently if events or changes in circumstances indicate that the carrying amount may be impaired either individually or at the cash-generating unit level. The useful life of an intangible asset with an indefinite life is reviewed annually to determine whether indefinite life assessment continues to be supportable.

Core deposit intangible

Core deposit intangible relates to the acquisition in OJSC “Industry & Construction Bank” of customer current deposits and identified as an intangible asset. The identification was based on examination of the banks’ customer base. It was concluded that the bank had a well-established and long-dated relationship with its major customers and that demand deposits actual maturity was significantly longer than contract maturity. The useful life of the core deposit intangible was estimated as five years and it is amortized over its useful life using the straight-line method.

Assets (disposal group) classified as held for sale

Non-current assets and disposal groups (which may include both non-current and current assets) are classified in the balance sheet as ‘Assets of disposal group held for sale’ if their carrying amount will be recovered principally through a sale transaction within twelve months after the balance sheet date. Both financial and non-financial assets are reclassified when all of the following conditions are met: (a) the assets are available for immediate sale in their present condition; (b) the Group’s management approved and initiated an active programme to locate a buyer; (c) the assets are actively marketed for a sale at a reasonable price; (d) the sale is expected within one year and (e) it is unlikely that significant changes to the plan to sell will be made or that the plan will be withdrawn. Non-current assets or disposal groups classified as held for sale in the current period balance sheet are not reclassified or re-presented in the comparative balance sheet to reflect the classification at the end of the current period.

A disposal group represents the assets (current or non-current) to be disposed of, by sale or otherwise, together as a group in a single transaction, and liabilities directly associated with those assets that will be transferred in the transaction. Goodwill is included if the disposal group includes an operation within a cash-generating unit to which goodwill has been allocated on acquisition. Non-current assets are assets that include amounts expected to be recovered or collected more than twelve months after the balance sheet date. If reclassification is required, both the current and non-current portions of an asset are reclassified.

18

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

4.              Summary of Principal Accounting Policies (continued)

Assets (disposal group) classified as held for sale (continued)

Held for sale premises and equipment, investment properties, intangible assets, or disposal groups as a whole are measured at the lower of their carrying amount and fair value less costs to sell. Held for sale premises, equipment, and intangible assets are not depreciated or amortized. The Group recognizes an impairment loss for any initial or subsequent write-down of the asset (or disposal group) to fair value less costs to sell. Reclassified non-current financial instruments, deferred taxes and investment properties held at fair value are not subject to the write down to the lower of their carrying amount and fair value less costs to sell.

Liabilities directly associated with a disposal group that will be transferred in the disposal transaction are reclassified and presented separately in the balance sheet.

Due to other banks

Amounts due to other banks are recorded when money or other assets are advanced to the Group by counterparty banks. The liability is carried at amortized cost using the effective interest method. If the Group purchases its own debt, it is removed from the consolidated balance sheet and the difference between the carrying amount of the liability and the consideration paid is included in gains or losses arising from early retirement of debt in the consolidated statement of income.

Customer deposits

Customer deposits are liabilities to individuals, state or corporate customers and are carried at amortized cost using the effective interest method. Customer deposits include both demand and term deposits. Interest expense is recognized in the consolidated statement of income over the period of deposits using effective interest method.

Debt securities issued

Debt securities issued include promissory notes, certificates of deposit, eurobonds and debentures issued by the Group. Debt securities are stated at amortized cost using the effective interest method. If the Group purchases its own debt securities in issue, they are removed from the consolidated balance sheet and the difference between the carrying amount of the liability the consideration paid is included in gains arising from extinguishment of liability in the consolidated statement of income.

Other borrowed funds

Other borrowed funds include some specific borrowings, which differ from the above items of liabilities and include deposits from central banks, syndicated loans, revolving and other credit lines. Other borrowed funds are carried at amortized cost using the effective interest method. Interest expense is recognized in the consolidated statement of income over the period of other borrowed funds using effective interest method.

Taxation

Taxation has been provided for in the consolidated financial statements in accordance with taxation legislation currently in force in the respective territories that the Group operates. The income tax charge in the consolidated statement of income comprises current tax and changes in deferred tax. Current tax is calculated on the basis of the taxable profit for the year, using the tax rates enacted at the balance sheet date. The income tax charge/credit comprises current tax and deferred tax and is recognised in the consolidated income statement except if it is recognised directly in equity because it relates to transactions that are also recognised, in the same or a different period, directly in equity.

Current tax is the amount expected to be paid to or recovered from the taxation authorities in respect of taxable profits or losses for the current and prior periods. Taxable profits or losses are based on estimates if financial statements are authorized prior to filing relevant tax returns. Taxes, other than on income, are recorded within administrative and other operating expenses.

19

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

4.              Summary of Principal Accounting Policies (continued)

Taxation (continued)

Deferred income tax is provided using the balance sheet liability method for tax loss carry forwards and temporary differences arising between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. In accordance with the initial recognition exemption, deferred taxes are not recorded for temporary differences on initial recognition of an asset or a liability in a transaction other than a business combination if the transaction, when initially recorded, affects neither accounting nor taxable profit. Deferred tax liabilities are not recorded for temporary differences on initial recognition of goodwill and subsequently for goodwill which is not deductible for tax purposes. Deferred income tax is provided on temporary differences arising on investments in subsidiaries, associates and joint ventures, except where the timing of the reversal of the temporary difference can be controlled and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred tax balances are measured at tax rates enacted or substantively enacted at the balance sheet date, which are expected to apply to the period when the temporary differences will reverse or the tax loss carry forwards will be utilized. Deferred tax assets and liabilities are netted only within the individual companies of the Group, when an entity has a legally enforceable right to set off current tax assets against current tax liabilities; and the deferred tax assets and the deferred tax liabilities relate to income taxes levied by the same taxation authority on the same taxable entity.

Deferred tax assets for deductible temporary differences and tax loss carry forwards are recorded only to the extent that it is probable that future taxable profit will be available against which the deductions can be utilized.

Russia also has various operating taxes that are assessed on the Group’s activities. These taxes are included as a component of other operating expenses.

Provisions for liabilities and charges

Provisions for liabilities and charges are non-financial liabilities of uncertain timing or amount. They are recorded when the Group has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation, and a reliable estimate of the amount of the obligation can be made.

Credit related commitments

In the normal course of business, the Group enters into credit related commitments, including letters of credit and guarantees. Financial guarantee contracts are recognized initially at fair value and remeasured at the higher of the amount determined in accordance with IAS 37 “Provisions, Contingent Liabilities and Contingent Assets” and the amount initially recognized less, when appropriate, cumulative amortization recognized in accordance with IAS 18 “Revenue”. Commitments to provide loans at a below-market interest rate are initially recognised at fair value, and subsequently measured at the higher of (i) the unamortized balance of the related fees received and deferred and (ii) the expenditure required to settle the commitment at the balance sheet date. Specific provisions are recorded against other credit related commitments when losses are considered more likely than not.

Share premium

Share premium represents the excess of contributions over the nominal value of the shares issued.

Dividends

Dividends are recorded in equity until they are declared. Dividends declared after the balance sheet date and before the financial statements are authorized for issue are disclosed in the subsequent events note. The statutory accounting reports of the Bank are the basis for profit distribution and other appropriations. Russian legislation identifies the basis of distribution as the current year net profit.

20

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

4.              Summary of Principal Accounting Policies (continued)

Income and expense recognition

Interest income and expense are recognised on an accrual basis calculated using the effective interest method. Loan origination fees for loans issued to customers are deferred (together with related incremental direct costs) and recognised as an adjustment to the effective yield of the loans. Fees, commissions and other income and expense items are generally recorded on an accrual basis when the service has been provided. Fee and commission income is mostly paid by debiting customers deposits upon provision of services. Portfolio and other management advisory and service fees are recorded based on the applicable service contracts. Asset management fees related to investment funds are recorded over the period the service is provided. The same principle is applied for wealth management, financial planning and custody services that are continuously provided over an extended period of time.

Salary costs

The Group’s contributions to the State and Group pension schemes, social insurance, and obligatory medical insurance funds in respect of its employees are expensed as incurred and included in staff costs within operating expenses.

Foreign currency translation

Monetary assets and liabilities originally denominated in USD are stated at their original USD amounts. Monetary assets and liabilities in other currencies have been translated into USD using the exchange rate at the balance sheet date. Non-monetary assets and liabilities, which are denominated in currencies other than USD, have been translated into USD at the exchange rates in effect at the date of the transaction. Income and expenses, which were earned and incurred in currencies other than USD, have been translated into USD using a basis that approximates the rate of exchange at the date of the transaction.

Gains and losses arising from the translation of monetary assets and liabilities into USD are reflected in the consolidated statement of income as foreign exchange translation gains less losses.

The consolidated financial statements are presented in USD, which is the Bank’s functional and the Group’s presentation currency. Each entity in the Group determines its own functional currency and items included in the financial statements of each entity are measured using that functional currency. Transactions in foreign currencies are initially recorded in the functional currency rate ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are retranslated at the functional currency rate of exchange ruling at the balance sheet date. Gains and losses resulting from the translation of foreign currency transactions are recognised in the statement of income as foreign exchange translation gains less losses. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined.

As at the reporting date, the assets and liabilities of the entities whose functional currency is different from the presentation currency of the Group are translated into USD at the rate of exchange ruling at the balance sheet date and, their statements of income are translated at the weighted average exchange rates for the year. The exchange differences arising on the translation are taken directly to a separate component of equity. On disposal of a subsidiary or an associate whose functional currency is different from the presentation currency of the Group, the deferred cumulative amount recognised in equity relating to that particular entity is recognised in the statement of income.

At 31 December 2006, the principal rate of exchange used for translating balances in Russian Roubles to USD was USD 1 to RUR 26.3311 (at 31 December 2005: USD 1 to RUR 28.7825; at 31 December 2004: USD 1 to RUR 27.7487) and the principal rate of exchange used for translating balances in Euro was USD 1 to EURO 0.7589 (at 31 December 2005: USD 1 to EURO 0.8420; at 31 December 2004: USD 1 to EURO 0.7339).

21

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

4.              Summary of Principal Accounting Policies (continued)

Fiduciary assets

Assets held by the Group in its own name, but for the account of third parties, are not reported in the consolidated balance sheet. Commissions received from such operations are shown within fee and commission income within the consolidated statement of income.

Segment reporting

A segment is a distinguishable component of the Group that is engaged either in providing products or services (business segment) or in providing products or services within a particular economic environment (geographical segment), which is subject to risks and rewards that are different from those of other segments. Segments with a majority of revenue earned from sales to external customers and whose revenue, net profit or assets are ten per cent or more of all the segments are reported separately. Geographical segments of the Group have been reported separately based on the location of operations.

5.              Significant Accounting Estimates and Judgements

The key assumptions concerning the future and other key sources of estimation uncertainty at the balance sheet date, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below:

Allowance for impairment of loans and receivables

The Group regularly reviews its loans and receivables to assess impairment. The Group uses its experienced judgement to estimate the amount of any impairment loss in cases where a borrower is in financial difficulties and there are few available historical data relating to similar borrowers. Similarly, the Group estimates changes in future cash flows based on the observable data indicating that there has been an adverse change in the payment status of borrowers in a group, or national or local economic conditions that correlate with defaults on assets in the group. Management uses estimates based on historical loss experience for assets with credit risk characteristics and objective evidence of impairment similar to those in the group of loans and receivables. The Group uses its experienced judgement to adjust observable data for a group of loans or receivables to reflect current circumstances.

Impairment of goodwill

The Group determines whether goodwill is impaired at least on an annual basis. This requires an estimation of the value in use of the cash-generating units to which the goodwill is allocated. Estimating the value in use requires the Group to make an estimate of the expected future cash flows from the cash-generating unit and also to choose a suitable discount rate in order to calculate the present value of those cash flows. The carrying amount of goodwill at 31 December 2006 was USD 294 million (31 December 2005: USD 270 million; 31 December 2004: USD 88 million). More details are provided in Note 17.

Taxation

Russian tax, currency and customs legislation is subject to varying interpretations, and changes, which can occur frequently. Management’s interpretation of such legislation as applied to the transactions and activity of the Group may be challenged by the relevant regional and federal authorities. Recent events within the Russian Federation suggest that the tax authorities are taking a more assertive position in its interpretation of the legislation and assessments and, as a result, it is possible that transactions and activities that have not been challenged in the past may be challenged. As such, significant additional taxes, penalties and interest may be assessed. Fiscal periods remain open to review by the authorities in respect of taxes for three calendar years preceding the year of review. Under certain circumstances reviews may cover longer periods.

As at 31 December 2006, 2005 and 2004 management believes that its interpretation of the relevant legislation is appropriate and that the Group’s tax, currency and customs positions will be sustained.

Fair value estimation of unquoted shares

Details of fair value estimation of unquoted shares are provided in Note 11.

22

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

6.              Cash and Short-Term Funds

	31 December	31 December	31 December
	2006	2005	2004

Cash on hand	930	568	271
Cash balances with central banks (other than mandatory reserve deposits)	1,267	995	485
Correspondent accounts with other banks
- Russian Federation	551	576	358
- Other countries	833	553	406

Total cash and short-term funds	3,581	2,692	1,520
Less: restricted cash	(102)	(151)	(137)

Total cash and cash equivalents	3,479	2,541	1,383

Restricted cash balances represent the balances on escrow accounts in amount of USD 6 million (31 December 2005: USD 52 million; 31 December 2004: USD 56 million) comprising USD 2 million in freely convertible currencies and USD 4 million in non-freely convertible currencies (31 December 2005: USD 48 million and USD 4 million, accordingly; 31 December 2004: USD 51 million and USD 5 million, accordingly), and other balances in non-freely convertible currencies in amount of USD 96 million (31 December 2005: USD 99 million; 31 December 2004: USD 81 million). Restricted cash balances were collateralized by USD 92 million (31 December 2005: USD 143 million; 31 December 2004: USD 132 million). For the purposes of the consolidated statement of cash flows, restricted cash is not included in cash and cash equivalents.

7.              Financial Assets at Fair Value Through Profit or Loss

	31 December	31 December	31 December
	2006	2005	2004
Financial assets held for trading	4,786	3,558	2,017
Financial assets designated as at fair value through profit or loss	334	1,493	549

Total	5,120	5,051	2,566

Management of the Group decided to designate as “financial assets at fair value through profit or loss” on 1 January 2005 all debt and equity securities, except for investments in equity instruments that do not have a quoted market price in an active market, loans and receivables and held-to-maturity instruments. Such designation is performed at initial recognition of the respective assets. The same approach was applied to securities purchased during 2005, except for the securities held by subsidiaries acquired by the Bank in 2005. The financial assets designated as at fair value through profit or loss are managed on a fair value basis, in accordance with the risk management or investment strategies adopted by each group member and the information provided to key management personnel. EADS shares purchased in 2006 were included in financial assets available-for-sale based on the initial intention of the Group.

23

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

7.              Financial Assets at Fair Value Through Profit or Loss (continued)

Financial assets held for trading

	31 December	31 December	31 December
	2006	2005	2004

Debt securities denominated in USD
Russian corporate Eurobonds	583	290	258
Bonds issued by foreign companies and banks	369	234	79
Russian MinFin bonds (OVGVZ)	74	34	43
Eurobonds of the Russian Federation	37	59	12
Bonds issued by foreign governments	12	65	—
Promissory notes and debentures	8	—	452

Debt securities denominated in RUR
Promissory notes and debentures	2,171	1,460	781
Russian Federal loan bonds (OFZ)	902	606	114
Bonds of the Central Bank of the Russian Federation	—	7	85

Debt securities denominated in other currencies
Foreign corporate bonds	157	103	14
Bonds issued by foreign governments	75	—	3
Russian corporate Eurobonds	15	13	4

Equity securities	308	664	153

Balances arising from derivative financial instruments (Note 34)	75	23	19

Total	4,786	3,558	2,017

Russian corporate Eurobonds are mainly US dollar denominated interest-bearing securities issued by major Russian corporations and banks, which are freely tradable internationally. The Eurobonds have maturities ranging from January 2007 to May 2034 (31 December 2005: from September 2006 to January 2012; 31 December 2004: from May 2005 to April 2014) and coupon ranging from 7% to 12% (31 December 2005: from 7% to 14%; 31 December 2004: from 8% to 13%).

Bonds issued by foreign companies and banks include notes issued by foreign banks linked to bonds issued by a major Russian gas company, to Russian MinFin bonds and to VTB Eurobonds. The notes, which are linked to VTB Eurobonds are not removed from the consolidated balance sheet as there is no legal right to offset these instruments. These securities have maturities ranging from March 2007 to January 2049 (31 December 2005: from March 2007 to October 2015) and have coupon rates ranging from 7% to 14% (31 December 2005: from 6% to 17%; 31 December 2004: from 10% to 17%).

Promissory notes and debentures represent securities denominated in RUR and are issued primarily by Russian banks, large manufacturing, telecom and oil and gas companies, and local authorities. The bills of exchange and debentures have maturities ranging from January 2007 to December 2046 (31 December 2005: from January 2006 to August 2014; 31 December 2004: from February 2005 to August 2014) and coupon ranging from 4% to 16% (31 December 2005 and 2004: from 4% to 17%).

Federal loan bonds (OFZ) are Russian Rouble denominated government securities issued by the Ministry of Finance of the Russian Federation. These OFZ bonds are issued at a discount to their nominal value, have maturity dates ranging from June 2007 to February 2036 (31 December 2005: February 2006 to August 2018; 31 December 2004: March 2005 to August 2018), coupon rates ranging from 6% to 10% (31 December 2005: from 6% to 10%; 31 December 2004: from 6% to 10%).

Foreign corporate bonds represent securities issued in EURO and GBP (31 December 2005: in EURO) and have maturities from October 2007 to June 2035 (31 December 2005: from July 2006 to December 2030) and interest rates ranging from 1% to 12% (31 December 2005: from 2% to 4%).

24

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

7.              Financial Assets at Fair Value Through Profit or Loss (continued)

Equity securities are mainly issued by major Russian and European companies and banks.

Financial assets designated as at fair value through profit or loss

	31 December	31 December	31 December
	2006	2005	2004

Bonds issued by foreign companies and banks	123	99	98
Eurobonds of the Russian Federation	107	360	242
Bonds of Russian companies and banks	74	548	129
Municipal bonds	16	15	38
Bonds issued by foreign governments	8	252	19
Russian MinFin bonds (OVGVZ)	—	85	9
Promissory notes of Russian companies and banks	—	16	—
Promissory notes of foreign companies and banks	—	100	12
Other	6	18	2

Total	334	1,493	549

Bonds of foreign companies and banks included in financial assets designated as at fair value through profit or loss represent bonds of local issuers involved predominantly in banking and other industries and have maturities from March 2007 to March 2021 (31 December 2005: from January 2006 to March 2025; 31 December 2004: from December 2008 to October 2014) and have coupon rates from 1% to 17% (31 December 2005: from 1% to 18%; 31 December 2004: from 6 months EURIBOR+0.53% to 10%).

Eurobonds of the Russian Federation included in financial assets designated as at fair value through profit are US dollar denominated securities issued by the Ministry of Finance of the Russian Federation, which are freely tradable internationally. The Group’s portfolio of Eurobonds as of 31 December 2006 consists of 5 tranches of securities with maturities ranging from June 2007 to March 2030 (31 December 2005: 5 tranches with maturity dates from June 2007 to March 2030; 31 December 2004: 4 tranches with maturity dates from June 2007 to March 2030). The annual coupon rates on these bonds vary from 5% to 13% p.a. (31 December 2005 and 2004: from 5% to 13% p.a.).

Bonds of Russian companies and banks included in financial assets designated as at fair value through profit or loss are mainly Eurobonds of large Russian companies and banks, which are freely tradable internationally. These bonds have maturity dates ranging from February 2007 to November 2014 (31 December 2005: March 2006 to December 2015; 31 December 2004: from June 2006 to November 2014) and have both floating and fixed rates.

At 31 December 2005, bonds issued by foreign governments in financial assets designated as at fair value through profit or loss represent mostly USD and Euro denominated securities with maturity dates ranging from January 2006 till December 2038 and coupon interest rates ranging from 2% to 9%.

25

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

8.              Financial assets Pledged under Repurchase Agreements and Loaned Financial Assets

	31 December	31 December	31 December
	2006	2005	2004

Financial assets at fair value through profit or loss
Promissory notes	139	—	—
Bonds issued by foreign companies and banks	52	195	—
Russian Federal loan bonds (OFZ)	43	38	—
Russian corporate Eurobonds	43	67	—
Equity securities	27	118	1
Bonds issued by foreign governments	26	—	17
Russian Municipal bonds	7	170	116
Russian corporate bonds	3	—	60
Eurobonds of Russian Federation and MinFin Bonds	—	303	146
Total Financial assets at fair value through profit or loss	340	891	340

Financial assets available-for-sale
EADS shares	1,402	—	—
Bonds issued by foreign governments	645	281	—
Bonds issued by foreign companies and banks	551	180	—
Total Financial assets available-for-sale	2,598	461	—

Total	2,938	1,352	340

In the third quarter of 2006 VTB purchased 41 million shares of European Aeronautic Defense and Space Company (EADS) (approximately 5% of the share capital). The Group had unrealized gains on EADS shares of 111 USD million, net of tax, accounted within equity under caption “Unrealized gain on available-for-sale financial assets” at 31 December 2006.

Bonds issued by foreign governments represent bonds issued by European and CIS governments (31 December 2005 and 2004: European governments) with maturity from March 2007 to June 2036 (31 December 2005: March 2007; 31 December 2004: March 2012) and coupon rate from 5% to 7% (31 December 2005: 5%; 31 December 2004: from 4% to 6%).

Bonds issued by foreign companies and banks represent securities denominated in EURO, USD, GBP and have maturities ranging from June 2007 to December 2030 (31 December 2005: from January 2006 to November 2010) and coupon interest rates ranging from 4% to 6% (31 December 2005: from 2% to 5%).

Promissory notes represent RUR denominated notes with maturity in February 2007 and coupon of 15%.

At 31 December 2005 equity securities represent shares of a large Russian bank.

Russian municipal bonds represent debt securities denominated in RUR and issued by regional authorities of the Russian Federation. At 31 December 2005 they have maturities ranging from June 2008 to August 2014 (31 December 2004: from March 2005 to October 2010) and coupon rates ranging from 9% to 14% (31 December 2004: from 10% to 14%).

Russian Eurobonds and MinFin Bonds are described in Note 7.

26

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

9.              Due from Other Banks

	31 December	31 December	31 December
	2006	2005	2004

Current term placements with other banks	6,013	3,558	1,860
Reverse sale and repurchase agreements with other banks	808	590	174
Overdue placements with other banks	—	—	100
	6,821	4,148	2,134
Less: Allowance for loan impairment	(8)	(7)	(111)

Total due from other banks	6,813	4,141	2,023

At 31 December 2004 included in due from other banks were rouble-denominated loans to a Russian bank totaling USD 100 million. At 31 December 2004, the allowance for impairment on these loans comprised USD 100 million. These loans were written-off against the allowance in 2005. Movements in the allowance for loan impairment are presented in Note 29.

At 31 December 2006 the Bank received a collateral under reverse sale and repurchase agreements with other banks with a fair value of USD 930 million (31 December 2005: USD 779 million; 31 December 2004: USD 198 million).

10.       Loans and Advances to Customers

	31 December	31 December	31 December
	2006	2005	2004

Current loans and advances	28,548	19,078	10,281
Reverse sale and repurchase agreements with customers	1,152	1,168	76
Rescheduled loans and advances	131	60	84
Overdue loans and advances	404	227	281
	30,235	20,533	10,722
Less: Allowance for loan impairment (Note 29)	(973)	(608)	(553)

Total loans and advances to customers	29,262	19,925	10,169

At 31 December 2006, included in current loans are lease receivables of USD 469 million (31 December 2005: USD 141 million, 31 December 2004: USD 18 million), equal to the net investment in the lease.

The finance lease receivables were as follows:

	31 December	31 December	31 December
	2006	2005	2004

Gross investment in leases	661	165	23
Less: Unearned finance lease income	(192)	(24)	(5)
Net investment in leases before allowance	469	141	18

Less: allowance for uncollectible finance lease receivables	(2)	(1)	—

Net investment in leases	467	140	18

At 31 December 2006 the Group had one borrower (state transport entity) with aggregated net investment in lease of USD 296 million representing leasing of rolling-stock.

27

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

10.       Loans and Advances to Customers (continued)

Future minimum lease payments to be received by the Group were as following:

	31 December	31 December	31 December
	2006	2005	2004

Within 1 year	165	56	1
From 1 to 5 years	385	109	22
More than 5 years	111	—	—

Minimum lease payments receivable	661	165	23

Economic sector risk concentrations within the customer loan portfolio are as follows:

	31 December 2006		31 December 2005		31 December 2004
	Amount	%	Amount	%	Amount	%

Finance	5,049	17	4,184	20	1,709	16
Trade and commerce	4,790	16	3,000	15	1,576	15
Manufacturing	4,067	13	2,402	12	2,229	21
Individuals	2,533	8	851	4	130	1
Building construction	2,364	8	1,605	8	365	3
Government bodies	1,668	6	959	5	511	5
Metals	1,556	5	1,673	8	1,077	10
Oil and Gas	1,507	5	888	4	553	5
Transport	1,288	4	511	3	350	3
Food and agriculture	1,104	4	603	3	438	4
Energy	937	3	706	3	670	6
Chemical	789	3	652	3	235	2
Coal mining	705	2	793	4	170	2
Telecommunications and media	406	1	360	2	351	3
Aircraft	243	1	271	1	4	—
Other	1,229	4	1,075	5	354	4

Total gross loans and advances to customers	30,235	100	20,533	100	10,722	100

At 31 December 2006, the total amount of outstanding loans issued by the Group to 10 largest groups of interrelated borrowers comprise USD 5,342 million, or 18% of the gross loan portfolio (31 December 2005: USD 4,049 million, or 20%, 31 December 2004: USD 3,712 million, or 35%).

At 31 December 2006, outstanding loans issued under reverse repos do not contain any significant concentrations (31 December 2005: balances with 4 customers comprised USD 595 million, or 3% of gross loan portfolio, 31 December 2004: no significant deals).

At 31 December 2005 and at 31 December 2004 included in loans and advances was a loan to a large corporate customer totaling USD 1,000 million with final maturity in 2009 and interest rate of 9.6% per annum. The Group obtained cash collateral of USD 550 million in respect of this loan, therefore its net exposure was USD 450 million, which was also collateralized by shares of a large Russian metal company. The fair value of these shares exceeded the carrying amount of the loan. The Group transferred this USD 450 million participation in the loan to a third party, which is not a related party to the Group. Additionally the Group wrote a put option on the transferred asset executable in 3 years. As a result of this transaction, the Group retained credit risk but transferred certain other risks on the USD 450 million participation and retained control over this asset. Accordingly, as of 31 December 2005 the Group continued to recognize the above participation in the amount of USD 450 million and recognized the associated liability in the amount of USD 464 million within customer deposits and an additional receivable of put option premium of USD 14 million in other assets. In 2006 the amount of cash collateral received by the Group in respect of this loan decreased to USD 250 million increasing net exposure on the loan to USD 750 million. In December 2006, the loan was partially redeemed by the borrower, therefore the total outstanding amount of the loan decreased to USD 300 million as of 31 December 2006. Accordingly, the put option in the amount of USD 450 million written by the Group was early released.

28

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

10.       Loans and Advances to Customers (continued)

At 31 December 2006 the Bank received a collateral under reverse sale and repurchase agreements with customers with a fair value of USD 1 216 million (31 December 2005: USD 1 403 million; 31 December 2004: USD 86 million).

At 31 December 2006 accrued interest income on impaired loans was USD 105 million (31 December 2005: USD 62 million; 31 December 2004: USD 41 million).

11.       Financial Assets Available-for-Sale

	31 December	31 December	31 December
	2006	2005	2004

OJSC “Alrosa” shares	333	—	—
Bonds issued by foreign companies and banks	162	192	—
Other equity investments with share smaller than 20%	149	81	14
Russian corporate Eurobonds	85	115	—
Eurobonds of the Russian Federation	55	104	—
Russian MinFin bonds (OVGVZ)	30	36	—
Promissory notes	26	39	—
JSC “International Moscow Bank” shares	20	146	—
Bonds issued by foreign governments	15	26	—
Municipal bonds	13	7	—
OJSC “KamAZ” shares	—	132	92
Russian corporate bonds	—	3	—
OJSC “AvtoVAZ” shares	—	—	84

Total	888	881	190

JSC “Alrosa” shares (10.63% of share capital) were acquired in the second quarter 2006. These shares are unquoted. The fair value of these investments at 31 December 2006 was determined by using discounted cash flow analysis adjusted for the impact of change in net assets of this company from the date of acquisition through year end. As a result of this, the Group had unrealized gains on JSC “Alrosa” shares of USD 20 million, net of tax, including unrealized foreign exchange gain, accounted within equity.

The estimated fair value of JSC “Alrosa” shares at 31 December 2006 was calculated by using average of the market approach, discounted cash flow method and cost and revenue method. For cost and revenue method a discount of 30% for minority stake and a 20% discount for liquidity was used.

Bonds issued by foreign companies and banks include securities with maturities ranging from March 2007 to November 2046 (31 December 2005: from December 2006 to August 2045) and coupon rates from 2% to 9% (31 December 2005: from 3% to 10%).

Other equity investments at 31 December 2006 include investment in shares of a European bank. The fair value of this investment was estimated using discounted cash flow model, resulting in recognition of an unrealized gain of USD 54 million, accounted within equity.

Russian corporate Eurobonds and Eurobonds of the Russian Federation are described in Note 7.

As a result of the acquisition of BCEN-Eurobank in 2005, the Group acquired 19.8% of the total shares of JSC “International Moscow Bank” (“IMB”) domiciled in Russia. At 30 September 2006, the fair value of these shares increased to USD 332 million (31 December 2005: USD 146 million). The increase in fair value of securities was accounted for within the equity with no tax effect due to the tax status of BCEN-Eurobank. In the fourth quarter 2006 the fair value of these shares further increased to USD 395 million. The Group sold the shares of IMB to the third party for USD 395 million and transferred the realized gain of USD 249 million from equity to the statement of income within gains less losses from available-for-sale financial assets. At 31 December 2006, investment into USD 20 million shares of IMB represents the investment into the additional issue of shares occurred in December 2006 that are subject to sale under the binding agreement.

29

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

11.       Financial Assets Available-for-Sale (continued)

The estimated fair value of investment into International Moscow Bank (IMB) at 31 December 2005 was calculated by using the market approach, namely the comparable companies method and the comparable transactions method. Calculations within the comparable transactions method were adjusted for a minority interest discount of 40%, whilst a lack of marketability discount (of 15%) was applied to the market approach valuation results for IMB. The Bank’s management believes that a change in the above assumptions to a reasonably possible alternative would not result in a significantly different fair value.

At 31 December 2005, included in the financial assets available-for-sale were corporate shares of an automobile production company OJSC “KamAZ” with a fair value of USD 132 million which were sold in 2006 for USD 135 million. Realized gain of USD 89 million, net of tax, was transferred from equity to the statement of income within gains less losses from available-for-sale financial assets.

At 31 December 2004, included in the financial assets available-for-sale were corporate shares of automobile production company OJSC “AvtoVAZ”, with a fair value of USD 84 million which was disposed of in 2005 at its fair value.

12.       Investments in Associates

			31 December 2006		31 December 2005		31 December 2004
	Country of			Equity		Equity		Equity
	registration	Industry	Amount	controlled	Amount	controlled	Amount	controlled

“Eurofinance Mosnarbank”, OJSC	Russia	Bank	116	34.07%	92	32.65%	—	—
“East-West United Bank”, S. A.	Luxembourg	Bank	40	48.55%	—	50.74%	29	34.00%
“Halladale PLC”	Great Britain	Property	26	23.00%	23	23.00%	—	—
“Insurance Company VTB- Rosno”, Ltd	Russia	Insurance	9	49.99%	—	100.00%	—	69.80%
“Vietnam-Russia Joint Venture Bank”	Vietnam	Bank	5	49.00%	—	—	—	—
“Management Company ICB”, limited	Russia	Finance	4	24.98%	3	30.91%	—	—
“Interbank Trading House”, Ltd	Russia	Commerce	—	50.00%	—	100.00%	—	100.00%
“VTB Bank (Deutschland)” AG	Germany	Bank	—	78.82%	—	83.54%	48	31.90%

Total Investments in Associates			200		118		77

At 23 June 2004, the Bank sold 5% of East-West United Bank shares. As a result of this transaction, the Bank’s participation in East-West Bank decreased from 53% to 48% effective 23 June 2004. At 14 December 2004, the Bank sold additional 14% of East-West United Bank shares. At 31 December 2004, the Bank’s share in East-West United Bank was 34%. Therefore, as from 23 June 2004 such investment was accounted for using the equity method. The carrying value of the investment at 31 December 2004 amounted to USD 29 million.

As part of contribution made by the controlling shareholder to the share capital of VTB at the end of December 2005 the Group obtained additional 17% of East-West United Bank shares increasing its stake to 51% and additional 52% of VTB Bank (Deutschland) shares increasing its stake to 84% (see Note 39). These banks became subsidiaries of VTB and were consolidated in financial statements as at 31 December 2005. At the end of December 2006, VTB sold 2% stake in East-West United Bank (EWUB) to a third party, decreasing the Group’s share in EWUB to 48.55%. Accordingly, at the date of disposal the Group deconsolidated EWUB and accounted for this investment under the equity method.

In 2006, the Group lost control over Insurance Company VTB-Rosno and started accounting for this investment by using the equity method (see Note 39).

In 2006, the Group lost control over Interbank Trading House and started accounting for that investment by using the equity method (see Note 39).

30

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

12.       Investments in Associates (continued)

In November 2006, VTB established a Vietnam-Russia Joint Venture Bank (associate) with 49% shareholding of VTB and contributed USD 5 million into its capital.

The following table illustrates summarized aggregated financial information of the associates:

	31 December	31 December	31 December
	2006	2005	2004

Assets	2,648	1,836	1,479
Liabilities	2,187	1,485	1,257
Net assets	461	351	222
Revenue	310	222	55
Net income	(12)	40	6

The unrecognized share of losses of associates for 2006 and cumulatively at 31 December 2006 was USD 3 million and USD 28 million, respectively.

13.       Investment Securities Held-to-Maturity

Investment securities held-to-maturity comprise securities issued by foreign governments with maturities ranging from February 2007 to August 2010.

14.       Other Assets

	31 December	31 December	31 December
	2006	2005	2004

Trade debtors and prepayments	209	84	84
Rights of claim to construct and receive the title of ownership of premises under investment contracts	169	—	—
Unsettled transactions	119	14	10
Taxes recoverable	105	64	21
Inventories	68	13	16
Deferred expenses	44	28	9
Receivable of put option premium	29	14	—
Precious metals	22	4	11
Settlements on securities operations	3	—	—
Settlements on foreign exchange operations	2	14	15
Other assets	24	17	23

Total	794	252	189

At 31 December 2006 rights of claim to construct and receive the title of ownership of premises under investment contracts contained a prepayment of USD 169 million under a construction contract. Under this contract the developer is obliged to construct an office at the Moscow International Business Center “Moscow City” and transfer the title of ownership on this office to VTB after the construction is completed in 2008.

Movements in the allowance for other assets impairment are presented in Note 29.

31

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

15.       Premises and Equipment

The movements in property and equipment were as follows:

		Office and
		computer	Construction
	Premises	equipment	in progress	Total

Net book amount at 31 December 2005	592	164	76	832

COST OR REVALUED AMOUNT
Opening balance at 1 January 2006	595	267	76	938
Acquisitions of subsidiaries	9	7	6	22
Disposal of subsidiaries	(15)	(2)	(1)	(18)
Additions	64	82	136	282
Transfer	118	32	(150)	—
Disposals	(26)	(17)	(3)	(46)
Revaluation	360	—	—	360
Translation difference	25	19	2	46

Closing balance at 31 December 2006	1,130	388	66	1,584

ACCUMULATED DEPRECIATION
Opening balance at 1 January 2006	3	103	—	106
Disposal of subsidiaries	(1)	(1)	—	(2)
Depreciation charge	16	58	—	74
Disposals	(3)	(6)	—	(9)
Revaluation	(19)	—	—	(19)
Translation difference	4	8	—	12

Closing balance at 31 December 2006	—	162	—	162

Net book amount at 31 December 2006	1,130	226	66	1,422

Net book amount at 31 December 2004	181	115	25	321

COST OR REVALUED AMOUNT
Opening balance at 1 January 2005	199	201	25	425
Acquisitions of subsidiaries	258	37	24	319
Disposal of subsidiaries	(1)	—	—	(1)
Additions	50	42	51	143
Transfer	13	10	(23)	—
Disposals	(15)	(22)	(1)	(38)
Revaluation	91	—	—	91
Translation difference	—	(1)	—	(1)

Closing balance at 31 December 2005	595	267	76	938

ACCUMULATED DEPRECIATION
Opening balance at 1 January 2005	18	86	—	104
Disposal of subsidiaries	(1)	—	—	(1)
Depreciation charge	10	28	—	38
Disposals	(3)	(11)	—	(14)
Revaluation	(21)	—	—	(21)

Closing balance at 31 December 2005	3	103	—	106

Net book amount at 31 December 2005	592	164	76	832

32

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

15.       Premises and Equipment (continued)

		Office and
		computer	Construction
	Premises	equipment	in progress	Total

Net book amount at 31 December 2003	158	82	10	250

COST OR REVALUED AMOUNT
Opening balance at 1 January 2004	171	126	10	307
Acquisitions of subsidiaries	15	18	2	35
Disposal of subsidiaries	(8)	(1)	—	(9)
Additions	21	54	17	92
Transfer	1	3	(4)	—
Disposals	(4)	(5)	—	(9)
Translation difference	3	6	—	9

Closing balance at 31 December 2004	199	201	25	425

ACCUMULATED DEPRECIATION
Opening balance at 1 January 2004	13	44	—	57
Disposal of subsidiaries	—	(1)	—	(1)
Depreciation charge	6	43	—	49
Disposals	(1)	(2)	—	(3)
Translation difference	—	2	—	2

Closing balance at 31 December 2004	18	86	—	104

Net book amount at 31 December 2004	181	115	25	321

The Transfer caption includes movements from Construction in Progress to Premises and Office and computer equipment upon completion of construction and/or putting of the fixed asset in use.

Premises of the Group are subject to revaluation on a regular basis. The Group engaged an independent appraiser to determine the fair value of its premises. Fair value was determined by reference to market-based evidence. The dates of the latest revaluations were 31 December 2006 and 2005. If the buildings were measured using the cost model, the carrying amounts would be as follows:

	31 December	31 December	31 December
	2006	2005	2004

Cost	679	504	199
Accumulated depreciation and impairment	40	24	18

Net carrying amount	639	480	181

The Bank’s premises were independently valued as of 31 December 2006, 2005 and 2000. The valuation was carried out by independent appraisal firms. The basis used for the appraisal was primarily open market value.

The revaluation of the Group’s premises as of 31 December 2006 was carried out by an independent firm of valuers, Neo Centre. The basis used for the appraisal was primarily open market value. The revaluation surplus amounted to USD 379 million: USD 6 million of additional value were credited to other income as a reversal of negative revaluation of fixed assets, which carried out from 2005 valuation, and USD 373 million, including minority interest of USD 11 million, were posted to fixed assets revaluation reserve within the shareholders’ equity net of deferred income tax in the amount of USD 91 million.

The revaluation of the Group’s premises as of 31 December 2005 was carried out by an independent firm of valuers, Neo Centre. The basis used for the appraisal was primarily open market value. The revaluation surplus amounted to USD 112 million: USD 27 million of additional value were credited to other income as a reversal of negative revaluation of fixed assets, which carried out from the prior period revaluation, and USD 6 million was

33

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

15.       Premises and Equipment (continued)

recorded as negative revaluation and recognised in operating expenses, and USD 91 million was posted to fixed assets revaluation reserve within shareholders’ equity net of deferred income tax in the amount of USD 19 million.

16.       Investment Property

	2006	2005	2004

Investment property as at 1 January	198	—	—
Acquisitions of subsidiaries	—	198	—
Translation effect	20	—	—
Revaluation (Note 27)	52	—	—
Disposals	(92)	—	—

Investment property as at 31 December	178	198	—

As a result of acquisition of ICB in December 2005 the Bank also received investment property with fair value amounting to USD 198 million at 31 December 2005.

In 2006, ICB revalued all of its investment property and increased its fair value by USD 52 million including USD 11 million which was subsequently realized as a result of a sale of investment property for USD 92 million. The valuation was carried out by an independent firm of valuers, Neo Centre, mainly on the basis of open market prices.

At 31 December 2006, included in investment property are buildings and business-centers held for operating leasing of USD 60 million located in St. Petersburg region, Ekaterinburg and Ukraine (31 December 2005: USD 96 million) and land for development and resale of USD 118 million located in St. Petersburg and Moscow regions (31 December 2005: USD 102 million).

17.       Intangible Assets

The movements in intangible assets were as follows:

		Core deposit	Computer
	Goodwill	intangible	software	Total

Net book amount at 31 December 2005	270	154	27	451

COST
Opening balance at 1 January 2006	270	154	42	466
Additions	—	—	8	8
Acquisition through business combinations	13	6	—	19
Disposals	—	—	(10)	(10)
Translation difference	25	14	1	40

Closing balance at 31 December 2006	308	174	41	523

ACCUMULATED AMORTIZATION AND IMPAIRMENT
Opening balance at 1 January 2006	—	—	15	15
Amortization charge	—	34	5	39
Disposals	—	—	(1)	(1)
Impairment	14	—	—	14
Translation difference	—	—	1	1

Closing balance at 31 December 2006	14	34	20	68

Net book amount at 31 December 2006	294	140	21	455

34

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

17.       Intangible Assets (continued)

		Core deposit	Computer
	Goodwill	intangible	software	Total

Net book amount at 31 December 2004	88	—	14	102

COST
Opening balance at 1 January 2005	94	—	29	123
Elimination of accumulated amortization of goodwill on adoption of revised standards	(6)	—	—	(6)
Additions	—	—	5	5
Acquisition through business combinations	182	154	17	353
Disposals	—	—	(9)	(9)

Closing balance at 31 December 2005	270	154	42	466

ACCUMULATED AMORTIZATION AND IMPAIRMENT
Opening balance at 1 January 2005	6	—	15	21
Elimination of accumulated amortization of goodwill on adoption of revised standards	(6)	—	—	(6)
Amortization charge	—	—	2	2
Disposals	—	—	(2)	(2)

Closing balance at 31 December 2005	—	—	15	15

Net book amount at 31 December 2005	270	154	27	451

Net book amount at 31 December 2003	20	—	12	32

COST
Opening balance at 1 January 2004	22	—	25	47
Acquisition through business combinations	75	—	3	78
Additions	—	—	1	1
Other	(3)	—	—	(3)

Closing balance at 31 December 2004	94	—	29	123

ACCUMULATED AMORTIZATION AND IMPAIRMENT
Opening balance at 1 January 2004	2	—	13	15
Amortization charge	4	—	2	6

Closing balance at 31 December 2004	6	—	15	21

Net book amount at 31 December 2004	88	—	14	102

35

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

17.       Intangible Assets (continued)

Carrying amount of goodwill and core deposit intangible allocated to each of the following cash-generating units:

	31 December 2006			31 December 2005			31 December 2004
		Carrying			Carrying			Carrying
	Carrying	amount of		Carrying	amount of		Carrying	amount of
	amount of	core deposit		amount of	core deposit		amount of	core deposit
	goodwill	intangible	Total	goodwill	intangible	Total	goodwill	intangible	Total

“Bank VTB 24”, CJSC	78	—	78	71	—	71	71	—	71
“Industry & Construction Bank”, OJSC	199	134	333	182	154	336	—	—	—
“VTB Bank (Armenia)” CJSC	4	—	4	4	—	4	4	—	4
“Almaz-Press”, CJSC	—	—	—	13	—	13	13	—	13
“Mriya”, JSCB	13	6	19	—	—	—	—	—	—

	294	140	434	270	154	424	88	—	88

Management of the Bank believes that “Bank VTB 24”, CJSC as a whole represents the appropriate level within the Group, at which goodwill is monitored for management purposes and therefore, should be considered as a cash-generating unit for impairment testing purposes. The recoverable amount of this cash-generating unit has been determined based on a value in use calculation using pretax cash flow projections (adjusted for depreciation) based on financial budgets approved by management covering a four-year period. The discount rate applied to cash flow projections is 10% (31 December 2005: 10%).

The following describes each key assumption on which management has based its cash flow projections for “Bank VTB 24”, CJSC to undertake impairment testing of goodwill:

•                                Budgeted interest margin – the basis used to determine the value assigned to the budgeted interest margin is the average interest margin achieved in the year immediately before the budgeted year;

•                                Volume of the loan and customer deposits market - the basis used relates to the market research projections for the retail Russian market;

•                                Provision for loan impairment - the basis used relates to the types of retail credit products and the statistics of losses;

•                                Volume and cost of funding;

•                                Volume of other operating expenses and of capital expenditure - the basis used relates to the requirements of growing of present and future offices of the bank.

The recoverable amount of OJSC “Industry & Construction Bank” was based on the market quotes of its shares at 31 December 2006 which amounted to USD 1,665 million (31 December 2005: USD 1,040 million).

In 2006, goodwill of USD 14 million allocated to CJSC “Almaz-Press” was written-off through impairment charge, based on the estimation of the recoverability of that cash-generating unit determined on a value in use calculation using cash flow projections based on financial budgets covering a five-year period.

18.       Due to Other Banks

	31 December	31 December	31 December
	2006	2005	2004

Term loans and deposits	3,080	3,787	2,608
Correspondent accounts and overnight deposits of other banks	1,931	1,554	465
Sale and repurchase agreements with other banks	2,576	1,288	181

Total due to other banks	7,587	6,629	3,254

Financial assets pledged against sale and repurchase agreements are financial assets at fair value through profit or loss and financial assets available-for-sale with a total fair value of USD 2,929 million (31 December 2005: USD 1,349 million, 31 December 2004: USD 340 million) (see Note 8).

36

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

18.       Due to Other Banks (continued)

At 31 December 2006 the Group has a legal right to set-off and intends to settle a deposit in the amount of EURO 260 million due from a European bank against the due to that bank under the sale and repurchase agreements, accordingly, that financial liability was presented net of the related asset.

19.       Customer Deposits

	31 December	31 December	31 December
	2006	2005	2004

State and public organizations
Current/settlement deposits	774	574	609
Term deposits	1,398	582	339

Other legal entities
Current/settlement deposits	5,598	3,863	1,575
Term deposits	4,883	2,566	1,390

Individuals
Current/settlement deposits	1,777	1,010	312
Term deposits	5,549	4,170	1,799

Sale and repurchase agreements	9	2	—

Total customer deposits	19,988	12,767	6,024

Included in customer deposits are:

•                                Restricted deposits amounting to USD 10 million (31 December 2005: USD 77 million; 31 December 2004: USD 80 million), where matching deposits were placed by the Group in escrow accounts (see Note 6).

•                                Deposits of USD 66 million (31 December 2005: USD 55 million; 31 December 2004: USD 60 million) were held as collateral against irrevocable commitments under import letters of credit and guarantees (see Note 34).

At 31 December 2006 sale and repurchase agreements of USD 9 million (31 December 2005: USD 2 million) represent the amounts payable to legal entities in connection with sale and repurchase agreements. Securities pledged against sale and repurchase agreements are financial assets through profit and loss with fair value of USD 9 million (2005: USD 3 million) (see Note 8).

Economic sector risk concentrations within the customer deposits are as follows:

	31 December 2006		31 December 2005		31 December 2004
	Amount	%	Amount	%	Amount	%

Individuals	7,326	37	5,180	41	2,111	35
Finance	2,943	15	2,623	21	915	15
Government bodies	1,538	8	398	3	370	6
Trade and commerce	1,429	7	616	5	340	6
Metals	1,198	6	863	7	885	15
Manufacturing	903	5	416	3	201	3
Building construction	859	4	460	4	63	1
Oil and Gas	827	4	428	3	194	3
Transport	420	2	187	1	44	1
Food and agriculture	374	2	115	1	10	—
Energy	350	2	674	5	433	7
Coal mining	274	1	7	—	34	1
Chemical	261	1	55	—	2	—
Aircraft	241	1	73	1	75	1
Telecommunications and media	185	1	145	1	74	1
Others	860	4	527	4	273	5

Total customer deposits	19,988	100	12,767	100	6,024	100

37

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

19.                 Customer Deposits (continued)

In December 2005, the Group purchased a deposit placed with the Group at a lower price than its carrying value. As a result, the Group recognized a gain from extinguishment of liability within the income statement amounting to USD 14 million, which represents a difference between the carrying value of the deposit and its purchase price.

20.                 Other Borrowed Funds

	31 December	31 December	31 December
	2006	2005	2004

CBR deposits	653	982	694
Syndicated loans	2,864	1,426	885
Revolving credit lines	15	8	146
Other credit lines	936	521	4

Total other borrowed funds	4,468	2,937	1,729

Syndicated loans at 31 December 2006 comprise the following:

				Total amount
	Interest		Carrying	of loan facility
	rate	Maturity	amount	available
Syndicated loan	LIBOR + 0.35%	August 2009	334	330
Syndicated loan	LIBOR + 0.375%	May 2009	602	600
Syndicated loan	LIBOR + 0.2%	February 2007	301	300
Syndicated loan	5.77%	December 2007	201	200
Syndicated loan	6.35%	July 2007	141	140
Syndicated loan	LIBOR + 0.575%	March 2008	177	174
Syndicated loan	6.05%	November 2008	275	275
Syndicated loan	5.75%	July 2009	150	150
Syndicated loan	6.07%	December 2007	100	100
Syndicated loan	5.75%	October 2008	199	200
Syndicated loan	6.55%	June 2008	151	150
Other syndicated loans	2.54%-6.66%	February 2007-August 2016	233	241

Total syndicated loans			2,864	2,860

Syndicated loans at 31 December 2005 comprise the following:

				Total amount
	Interest		Carrying	of loan facility
	rate	Maturity	amount	available
Syndicated loan	LIBOR + 0.15%	February 2006	501	500
Syndicated loan	LIBOR + 1.2%	April 2008	452	450
Syndicated loan	LIBOR + 1.6%	November 2007	151	300
Syndicated loan	LIBOR + 1%	From April 2005 to July 2007	140	140
Syndicated loan	LIBOR + 2.95%	From February 2005 to February 2006	92	90
Other syndicated loans	From 2.54% to LIBOR+3.2%	From February 2006 to March 2016	90	115

Total syndicated loans			1,426	1,595

38

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

20.                 Other Borrowed Funds (continued)

Syndicated loans at 31 December 2004 comprise the following:

				Total amount
	Interest		Carrying	of loan facility
	rate	Maturity	amount	available
Syndicated loan	LIBOR plus 1.6%	November 2007	301	300
Syndicated loan	LIBOR plus 1.0%	March 2005	300	300
Syndicated loan	LIBOR plus 1.4%	June 2005	275	275
Other syndicated loans	From 2.54% to 2.82%	From August 2005 to February 2007	9	9

Total syndicated loans			885	884

Other credit lines represent borrowings made by the Group from other banks, mainly OECD based, under non-revolving open credit lines with interest ranging from 3% to 12.2% under USD-denominated credit lines (31 December 2005: from 3.4% to 6.4%; 31 December 2004: 4.3%) from 0.8% to 7.5% under Euro-denominated credit lines (31 December 2005: from 0.8% to 5.8%) and from 2.2% to 11% under credit lines denominated in other currencies (31 December 2005: from 2.2% to 3.1%). The total amount of loan facility available under non-revolving credit lines is USD 936 million (31 December 2005: USD 521 million; 31 December 2004: USD 4 million).

In connection with the acquisition of Guta Bank (now named CJSC “VTB 24”) by the Group in July 2004, the CBR placed a USD 700 million special purpose deposit with VTB at one-year LIBOR, maturing in July 2005, with a carrying value of USD 694 million. The deposit is available to maintain Guta Bank’s liquidity and for the use in Guta Bank’s operations. In July 2005, the term of the deposit has been prolonged to 20 July 2006 at a fixed rate of 4.07%. In July 2006, the amount of deposit was reduced to USD 500 million, and its term was prolonged to July 2007 at a fixed rate of 5.66%. The Group has initially recognized the CBR deposit at its fair value, calculated based on market rates for similar deposits.

21.                 Debt Securities Issued

	31 December	31 December	31 December
	2006	2005	2004

Bonds	9,341	5,060	2,227
Promissory notes	1,877	1,736	1,521
Deposit certificates	106	288	200
Debentures	241	157	—

Total debt securities issued	11,565	7,241	3,948

Promissory notes issued include both discount and interest bearing promissory notes denominated mainly in RUR with maturity ranging from demand to June 2015 (31 December 2005 and 2004: from demand to December 2012). Effective interest rates range from 0% to 12% (31 December 2005: from 0% to 10%; 31 December 2004: from 0% to 16%).

At 31 December 2006, debentures issued include EUR 200 million (31 December 2005: EUR 130 million) of SSDs (“Schuldscheindarlehen”) issued in January 2006 under the local German rules and the rules of Austrian market with maturity in January 2007 bearing an interest rate of EURIBOR + 0.3% p.a. (31 December 2005: maturity in January 2006, bearing an interest rate of EURIBOR + 1.15% p.a.).

39

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

21.      Debt Securities Issued (continued)

As of 31 December 2006 bonds comprise the following:

				Carrying	Market price,
	Interest	Maturity	Face value	value	% of face value

USD denominated Eurobonds issued by VTB under Euro Medium Term Note borrowings program of USD 10,000 million
Series 1 issued in December 2003 and March 2004	6.875% payable semi-annually	December 2008	539	541	102.5%
Series 3 issued in July 2004	LIBOR + 2.9% payable quarterly	July 2007	300	304	101.8%
Series 4 issued in October 2004	7.5% payable semi-annually	October 2011	439	442	107.3%
Series 6 issued in June 2005	6.25% payable semi-annually	June 2035	1,000	997	102.8%
Series 8 issued in December 2005	LIBOR + 0.75% payable quarterly	September 2007	1,000	1,000	100.4%
Series 10 issued in November 2006	LIBOR + 0.6% payable quarterly	August 2008	1,750	1,762	100.3%

USD denominated Residential Mortgage Backed Floating Rate Notes issued by VTB
Class A Residential Mortgage Backed Floating Rate Notes issued in July 2006	LIBOR + 1% payable monthly	May 2034	65	65	100.0%
Class B Residential Mortgage Backed Floating Rate Notes issued in July 2006	LIBOR + 2% payable monthly	May 2034	11	11	100.0%

USD denominated Eurobonds issued by “Industry & Construction Bank”, OJSC
Series 1 issued in July 2005	6.875% payable semi-annually	July 2008	288	294	100.0%

USD denominated Eurobonds issued by CJSC “Vneshtorgbank Retail Services” (renamed to “Bank VTB 24” CJSC)
Series 1 issued in December 2006	LIBOR + 0.82% payable quarterly	July 2008	499	498	100.0%

USD denominated Eurobonds issued by “Moscow Narodny Bank Limited” (renamed to “VTB Bank (Europe)”, Plc.)
Series 1 issued in June 2003	4.3% payable semi-annually	June 2008	150	150	97.5%
Series 3 issued in October 2004	5.1% payable annually	October 2007	195	198	100.9%
Series 5 issued in October 2006	LIBOR + 0.8% payable quarterly	October 2009	496	503	100.0%
USD denominated Eurobonds issued by Donau-Bank AG (renamed into “VTB Bank (Austria)” AG)
Private placement issued in December 2006	6.27% - 6.31%, LIBOR + 1.27% payable semi-annually	December 2009	105	105	100.0%

Subtotal USD denominated Eurobonds			6,837	6,870

40

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

21.      Debt Securities Issued (continued)

				Carrying	Market price,
	Interest	Maturity	Face value	value	% of face value
EURO denominated Eurobonds issued by VTB
Series 9 issued in February 2006	4.25% payable annually	February 2016	652	675	98.6%

EURO denominated Eurobonds issued by “Moscow Narodny Bank Limited” (renamed to “VTB Bank (Europe)”, Plc.)
Series 4 issued in January 2005	EURIBOR + 1.2% payable semi-annually	January 2008	65	66	100.5%

Subtotal EURO denominated Eurobonds			717	741

RUR denominated bonds issued by VTB
4th tranche of Russian Rouble denominated debentures issued in March 2004	6.5% payable semi-annually	March 2009	190	193	100.0%
5th tranche of Russian Rouble denominated debentures issued in October 2005	6.2% payable quarterly	October 2013	570	576	100.2%
6th tranche of Russian Rouble denominated debentures issued in July 2006	6.5% payable quarterly	October 2013	570	577	100.4%
Eurobond issued in April 2006	7,0% payable semi-annually	April 2009	380	384	101.0%

Subtotal RUR denominated bonds			1,710	1,730

Total Bonds			9,264	9,341

As of 31 December 2005 bonds comprise the following:

	Interest		Face	Carrying	Market price,
	rate	Maturity	value	value	% of face value
USD denominated Eurobonds issued by VTB under EURO Medium Term Note borrowings program of USD 10,000 million
Series 1 issued in December 2003 and March 2004	6.875% payable semi-annually	December 2008	539	539	102.9%
Series 3 issued in July 2004	LIBOR + 2.9% payable quarterly	July 2007	300	304	103.2%
Series 4 issued in October 2004	7.5% payable semi-annually	October 2011	420	420	107.3%
Series 5 issued in December 2004	LIBOR + 1.35% payable quarterly	June 2006	350	350	100.2%
Series 6 issued in June 2005	6.25% payable semi-annually	June 2035	1,000	1,000	102.4%
Series 8 issued in December 2005	LIBOR + 0.75% payable quarterly	September 2007	1,000	1,000	100.2%

USD denominated Eurobonds issued by “Industry & Construction Bank”, OJSC
Series 1 issued in July 2005	6.875% payable semi-annually	July 2008	286	287	101.3%

41

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

21.      Debt Securities Issued (continued)

	Interest		Face	Carrying	Market price,
	rate	Maturity	value	value	% of face value
USD denominated Eurobonds issued by “Moscow Narodny Bank Limited” (renamed to “VTB Bank (Europe)”, Plc.)
Series 1 issued in June 2003	4.3% payable semi-annually	June 2008	144	144	96.9%
Series 2 issued in December 2003	5.9% payable semi-annually	December 2006	20	20	100.0%
Series 3 issued in October 2004	5.1% payable annually	October 2007	200	203	101.9%

Subtotal USD denominated Eurobonds			4,259	4,267

EURO denominated Eurobonds issued by “Moscow Narodny Bank Limited” (renamed to “VTB Bank (Europe)”, Plc.)
Series 4 issued in January 2005	3.4% payable semi-annually	January 2008	59	60	100.0%

Subtotal EURO denominated Eurobonds			59	60

RUR denominated bonds issued by VTB
3rd tranche of Russian Rouble denominated debentures issued in February 2003	From 14% to 15.5% payable annually	February 2006	72	72	101.1%
4th tranche of Russian Rouble denominated debentures issued in March 2004	From 5.43% to 5.6% payable semi-annually	March 2009	140	140	99.6%
5th tranche of Russian Rouble denominated debentures issued in October 2005	6.2% payable quarterly	October 2013	521	521	99.5%

Subtotal RUR denominated bonds			733	733

Total Bonds			5,051	5,060

As of 31 December 2004 bonds comprise the following:

	Interest		Face	Carrying	Market price,
	rate	Maturity	value	value	% of face value
USD denominated Eurobonds issued by VTB under Medium Term Note borrowings program of USD 3,000 million:
Series 1 issued in December 2003 and March 2004	6.875% payable semi-annually	December 2008	550	545	104.8%
Series 2 issued in April 2004	LIBOR + 2% payable quarterly	April 2005	325	326	100.2%
Series 3 issued in July 2004	LIBOR + 2.9% payable quarterly	July 2007	300	302	103.5%
Series 4 issued in October 2004	7.5% payable semi-annually	October 2011	450	446	107.0%
Series 5 issued in December 2004	LIBOR + 1.35% payable quarterly	June 2006	350	350	100.1%

Subtotal USD denominated Eurobonds			1,975	1,969

RUR denominated bonds issued by VTB:
3rd tranche of Russian Rouble denominated debentures	From 14% to 15.5%	February 2006	72	76	108.0%
4th tranche of Russian Rouble denominated debentures	5.43%	March 2009	180	182	99.0%

Subtotal RUR denominated bonds			252	258

Total Bonds			2,227	2,227

42

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

21.  Debt Securities Issued (continued)

In February 2006 VTB issued EUR 500 million Series 9 Eurobonds under its EMTN Program with a fixed rate of 4.25% p.a. The issue has 10-year maturity (February 2016) and may be redeemed in February 2011 at the option of noteholders (5-year put option).

In February 2006, VTB redeemed Series 3 RUR denominated bonds with a face value of USD 72 million.

In April 2006, VTB issued RUR-denominated Eurobonds with a face value of 10 billion (or USD 373 million) with fixed rate 7% p.a. The issue has a 3-year maturity.

In June 2006, VTB redeemed Series 5 Eurobonds with face value of USD 350 million.

In July 2006, VTB issued RUR 15 billion (USD 560 million) Series 6 bonds due July 2016 with a fixed rate of 6.5% p.a. The issue has 10-year maturity (July 2016) and may be redeemed in July 2007 at the option of the noteholders (1-year put option).

In July 2006, VTB issued USD 88.3 million Mortgage-backed notes through a special purpose entity. The notes are issued at a floating LIBOR–based rate and are finally due in May 2034. The securities are collateralized with a portfolio of 1,696 mortgage loans to individuals secured by residential properties in Moscow and St. Petersburg. All the risks and rewards remained with VTB, and therefore, the mortgage loans were not derecognised. The risks were not transferred due to a subordinated loan granted by VTB to the special purpose entity and repurchase of class C of Mortgage-backed notes, which absorbs all credit risks. The carrying value of the mortgage loans is USD 88 million.

In October 2006, Moscow Narodny Bank (renamed to “VTB Bank (Europe)”, Plc.) issued a USD 500 million Series 5 Eurobond with a floating rate of LIBOR+0.80% maturing in October 2009.

In November 2006, VTB issued a USD 1,750 million Series 10 Eurobond with a floating rate of LIBOR+0.60% maturing in August 2008.

In December 2006, VTB 24 issued a USD 500 million Eurobond with a floating rate of LIBOR+0.82% maturing in December 2009.

In December 2006, VTB Bank (Austria) privately placed three tranches of notes of USD 36 million maturing in December 2009 with a fixed rate of 6.27%, USD 14 million maturing December 2009 with a floating rate of LIBOR+1.27% and USD 55 million maturing in December 2011 with a fixed rate of 6.31%.

Deposit certificates are denominated in RUR and have maturities ranging from demand to June 2007 (31 December 2005: from demand to December 2006; 31 December 2004: from demand to December 2005). Interest rates on deposit certificates range between 3% and 6% (31 December 2005: between 0% and 10%; 31 December 2004: between 0% and 16%).

22.  Subordinated Debt

On 4 February 2005, VTB Capital S. A., a Luxembourg based special purpose entity of the Group used for issuance of Eurobonds, issued USD 750 million of Eurobonds (with a call option for early repayment on the fifth anniversary of such date) due February 2015, the proceeds of which financed a subordinated loan to VTB. The eurobonds bear interest at 6.315% per annum payable semi-annually, with an interest rate step-up in 2010. As of 31 December 2006 the carrying amount of this subordinated debt was USD 766 million (31 December 2005: USD 766 million). The Bank’s management intends to settle the debt in 2010 before the interest rate step-up.

On 29 September 2005, OJSC “Industry & Construction Bank” issued USD 400 million subordinated Eurobonds due September 2015 with early redemption call option on 1 October 2010 at face value. The Eurobonds bear interest at 6.2% per annum payable semi-annually, with an interest rate step-up in 2010. The transaction was structured as an issue of notes by Or-ICB S.A. (Luxemburg) for the purpose of financing a subordinated loan to the Bank. As of 31 December 2006, the carrying amount of this subordinated debt was USD 389 million (31 December 2005: USD 387 million). The Bank’s management intends to settle the debt in 2010 before the interest rate step-up.

On 26 December 2006, OJSC “Industry & Construction Bank” upon maturity redeemed RUR 220 million subordinated loan with interest at 10.0% per annum payable semi-annually. This loan was obtained on 27 December 2000. At 31 December 2005, the carrying amount of this subordinated debt was USD 8 million.

43

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

22.  Subordinated Debt (continued)

As a result of disposal of “Trading House VTB”, Ltd., the Group recognized a subordinated loan raised by “Bank VTB 24”, CJSC in October 2000 which is due in October 2015 to “Trading House VTB”, Ltd and carries an interest rate at 6.0% per annum. As of 31 December 2006 the carrying amount of this subordinated loan was USD 14 million (31 December 2005 and 2004: nil).

23.  Other Liabilities

	31 December	31 December	31 December
	2006	2005	2004

Trade creditors and prepayments received	149	58	36
Liabilities to pay taxes	80	25	20
Payable to employees	68	44	—
Liabilities on pension plans	51	46	23
Negative replacement value of derivatives (Note 34)	51	36	14
Unsettled transactions	23	17	14
Deferred income	19	18	5
Obligation to delivery securities	9	43	—
Provisions on insurance payments	7	7	1
Dividends payable	7	6	—
Provisions for credit related commitments (Note 29)	3	—	18
Settlements on foreign exchange operations	2	36	—
Other liabilities	40	22	14

Total	509	358	145

24.  Share Capital and Reserves

Authorized, issued, and fully paid share capital of the Group comprises:

	31 December 2006		31 December 2005		31 December 2004
	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount

Ordinary shares	5,211,112,400,000	2,500	52,111,124	2,500	42,137,236	2,153

Total share capital	5,211,112,400,000	2,500	52,111,124	2,500	42,137,236	2,153

Contributions to the Bank’s share capital were originally made in RUR, foreign currency, and gold bullion. All ordinary shares rank equally and carry one vote. A nominal value of all ordinary shares was RUR 1 thousand per share up to December 2006, when CBR registered the split of shares (1 share was split to 100,000 shares) and change of nominal value of share from RUR 1 thousand to RUR 0.01. The Bank also has 2,611,200,000 authorized ordinary shares with a par value of RUR 0.01 each, which are currently not issued.

In October 2002, the CBRF transferred its 99.9% shareholding in the Bank to the Ministry of Property Relations of the Russian Federation. In March 2004 the Ministry of Property Relations was abolished and succeeded by the Federal Property Management Agency.

On 26 December 2005, the Central Bank of Russia registered the increase of VTB’s share capital of RUR 9,974 million (USD 347 million at exchange rate as of 26 December 2005) through issuance of 9,973,888 shares at par value of 1,000 RUR. The price per share was RUR 3,760 (USD 130.6 at exchange rate as of 26 December 2005). Refer to Note 39.

At 31 December 2006 and 2005 the share premium amounted to USD 1,513 million (31 December 2004: USD 34 million). Increase in share premium is described in Note 39.

At 31 December 2006, 2005 and 2004 the reserves include both distributable and non-distributable reserves.

44

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

25.  Interest Income and Expense

	2006	2005	2004

Interest income
Loans and advances to customers	2,872	1,425	778
Securities	459	268	214
Due from other banks	306	137	66

Total interest income	3,637	1,830	1,058

Interest expense
Customer deposits	(740)	(334)	(159)
Debt securities issued	(517)	(266)	(209)
Due to banks and other borrowed funds	(561)	(277)	(107)
Subordinated debt	(74)	(43)	—

Total interest expense	(1,892)	(920)	(475)

Net interest income	1,745	910	583

In 2006, 2005 and 2004 majority of interest income on securities is represented by interest income on financial assets at fair value through profit or loss.

26.  Fee and Commission Income and Expense

	2006	2005	2004

Commission on settlement transactions	202	74	34
Commission on cash transactions	75	29	23
Commission on guarantees issued	61	48	25
Commission on operations with securities	35	12	8
Other	28	27	28

Total fee and commission income	401	190	118

Commission on settlement transactions	(24)	(5)	(3)
Commission on cash transactions	(9)	(6)	(5)
Commission on guarantees issued	(3)	(2)	(1)
Commission on loans granted	(1)	(2)	(1)
Other	(13)	(7)	(2)

Total fee and commission expense	(50)	(22)	(12)

Net fee and commission income	351	168	106

27.  Other Operating Income

	2006	2005	2004

Unrealised increase in fair value revaluation of investment property (Note 16)	52	—	—
Dividends received	44	2	1
Income arising from operating leasing	9	—	—
Fines and penalties received	6	8	1
Reversal of impairment of fixed assets (Note 15)	6	27	—
Income arising from disposal of property	3	21	—
Reversal of other provisions (Note 29)	—	8	5
Other	37	28	46

Total other operating income	157	94	53

45

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

28.  Staff Costs and Administrative Expenses

	2006	2005	2004

Staff costs	606	334	213
Defined contribution pension expense	66	30	23
Depreciation and other expenses related to premises and equipment	171	94	80
Leasing and rent expenses	80	48	34
Advertising expenses	74	40	20
Taxes other than on income	70	50	36
Insurance	47	14	3
Professional services	39	22	21
Security expenses	32	20	14
Amortization of core deposit intangible (Note 17)	34	—	—
Post and telecommunication expenses	27	17	17
Charity	18	19	14
Impairment and amortization of intangibles, except for amortization of core deposit intangible (Note 17)	19	—	4
Transport expenses	11	9	11
Impairment of fixed assets	—	6	—
Other	76	36	24

Total staff costs and administrative expenses	1,370	739	514

29.  Allowances for Impairment and Provisions

The movements in allowances for impairment of due from other banks and loans and advances to customers were as follows:

		Loans and
	Due from	advances to
	other banks	customers	Total

31 December 2003	122	470	592
Provision for loan impairment during the period	11	185	196
Write-offs	—	(102)	(102)
Disposal of subsidiary (Note 39, 40)	(22)	—	(22)

31 December 2004	111	553	664
(Reversal of provision) provision for loan impairment during the period	(7)	110	103
Write-offs	(97)	(55)	(152)

31 December 2005	7	608	615
Provision for loan impairment during the period	—	442	442
Write-offs	—	(13)	(13)
Recoveries of amounts written-off in previous period	—	—	—
Currency translation difference	1	10	11
Disposal of subsidiaries (Note 39, 40)	—	(74)	(74)

31 December 2006	8	973	981

At 31 December 2003, included in overdue loans was a deposit of USD 100 million placed with a foreign bank for the purpose of financing Russian fishing enterprises. The Group treated this amount as loans to customers as the fishing enterprises were the ultimate borrowers under the loans and created a 100% allowance for loan impairment against these loans. The loans were originally financed by deposits from a state-owned Russian bank, which were included in due to other banks. In December 2004, the Group favourably negotiated the extinguishment of debt related to these deposits, thus resulting in the recognition of a gain from extinguishment of a liability of USD 100 million in the Group’s income statement for 2004. The respective loans were written off during the 2004 as uncollectible.

46

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

29.  Allowances for Impairment and Provisions (continued)

The movements in allowances for other assets and provisions were as follows:

	Other	Credit related
	assets	commitments	Total

31 December 2003	—	10	10
Reversal of provision for impairment during the period	—	(5)	(5)
Purchase of subsidiaries	—	13	13

31 December 2004	—	18	18
(Reversal of provision) provision for impairment during the period	10	(18)	(8)
Write-offs	(10)	—	(10)

31 December 2005	—	—	—
(Reversal of provision) provision for impairment during the period	(3)	3	—
Recoveries of amounts written-off in previous period	3	—	3

31 December 2006	—	3	3

Allowances for impairment of assets are deducted from the carrying amounts of the related assets. Provisions for claims, guarantees and commitments are recorded in liabilities. In accordance with Russian legislation, loans may only be written off with the approval of the Board of Directors and, in certain cases, with the respective decision of the Court.

30.  Income Tax Expense

Income tax expense comprises the following:

	2006	2005	2004

Current tax charge	366	90	124
Deferred taxation movement due to the origination and reversal of temporary differences	(134)	105	(31)

Income tax expense for the year	232	195	93

The income tax rate applicable to the majority of the Group’s income is 24%. The income tax rate applicable to subsidiaries’ income ranges from zero to 41% in 2006 (2005: 4.25% to 25%; 2004: 4.25% to 34%). The change in the lower tax rate from 4.25% to zero relates to the tax-free status of VTB Bank (France). The change in the upper level of tax rate from 34% to 41% relates to high tax rate of new subsidiary VTB Bank (Deutschland), purchased in December 2005, which is registered in Germany. The change in the upper level of tax rate from 34% to 25% in 2005 relates to the change in the income tax rate in Austria during 2006. Reconciliation between the expected and the actual taxation charge is provided below.

	2006	2005	2004

IFRS profit before taxation	1,404	703	301
Theoretical tax charge at the applicable statutory rate of each company within the Group	309	166	83
Tax effect of items which are not deductible or assessable for taxation purposes:
- Non deductible expenses	28	37	42
- Changes in value of investment in shares	—	—	(12)
- Income which is exempt from taxation	(44)	(2)	(4)
- Effect of change in tax rates	(25)	(7)	14
- Other non-temporary differences	10	4	11
- Tax losses utilized	(10)	(23)	(11)
- Translation effect	(10)	13	(30)
- Change in unrecognized deferred taxes	14	12	—
- Previously unrecorded tax losses now recognised	(28)	(9)	—
- Other	(12)	4	—

Income tax expense for the year	232	195	93

47

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

30.  Income Tax Expense (continued)

Differences between IFRS and taxation regulations give rise to certain temporary differences between the carrying amount of certain assets and liabilities for financial reporting purposes and for profits tax purposes. The tax effect of the movement on these temporary differences is recorded at rates from 10% to 41% (2005: from 4.25% to 41%; 2004: from 4.25% to 34%). The change in the lower range of the tax rate from 4.25% to 10% relates to the change in the tax rate in Cyprus in 2006. The Bank and its subsidiaries have no right to set off current tax assets and tax liabilities between legal entities, so deferred tax assets and deferred tax liabilities are separately assessed for each entity.

		Origination and reversal of			Origination and reversal of
		temporary differences			temporary differences		Effect of		Origination and reversal of		Effect of
		In the			In the		business		temporary differences		business
		statement of	Directly in		statement of	Directly in	combination		In the statement	Directly in	combination
	2003	income	equity	2004	income	equity	(Note 39)	2005	of income	equity	(Note 39)	2006

Tax effect of deductible temporary differences:
Allowances for impairment and provisions for other losses	48	(19)	—	29	8	—	2	39	73	—	(12)	100
Tax losses carried forward	78	(29)	—	49	12	—	34	95	6	3	—	104
Accrued expenses	1	19	—	20	(5)	—	3	18	17	—	—	35
Other	6	14	—	20	(16)	—	18	22	15	—	—	37
Gross deferred tax assets	133	(15)	—	118	(1)	—	57	174	111	3	(12)	276
Unrecognized deferred tax assets	—	—	—	—	(12)	—	—	(12)	(14)	—	12	(14)

Gross deferred tax asset	133	(15)	—	118	(13)	—	57	162	97	3	—	262

Tax effect of taxable temporary differences:
Fair value measurement of securities	(48)	52	(29)	(25)	(59)	8	(2)	(78)	62	(16)	—	(32)
Property and equipment	(14)	(1)	—	(15)	(37)	(19)	(23)	(94)	(9)	(91)	6	(188)
Intangible assets	—	—	—	—	—	—	(37)	(37)	7	(3)	—	(33)
Other	—	(5)	—	(5)	4	—	(32)	(33)	(23)	—	15	(41)

Gross deferred tax liability	(62)	46	(29)	(45)	(92)	(11)	(94)	(242)	37	(110)	21	(294)

Deferred tax asset, net	83	(9)	—	74	(24)	—	32	82	8	3	—	93

Deferred tax liability, net	(12)	40	(29)	(1)	(81)	(11)	(69)	(162)	126	(110)	21	(125)

48

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

30.  Income Tax Expense (continued)

At 31 December 2006, VTB Bank (Austria) and VTB Bank (Deutschland) had unused tax losses of USD 641 million (2005: USD 419 million; 2004: USD 238 million) for which no deferred tax asset was recognized due to uncertainty that these banks will have sufficient future taxable profits against which unused tax losses can be utilized. Losses of VTB Bank (Austria) do not expire and losses of VTB Bank (Deutschland) would expire when it would be reorganized as a branch of VTB Bank (Europe).

In 2006 the Bank has significant non-taxable income, which contributed to the decrease in effective tax rate.

At 31 December 2006, the aggregate amount of temporary differences associated with investments in subsidiaries and associates for which deferred tax liability have not been recognized was USD 205 million (31 December 2005: USD 460 million; 31 December 2004: USD 22 million).

31.  Basic and Diluted Earnings per Share

Basic earning per share are calculated by dividing the net profit or loss attributable to ordinary shareholders by the weighted average number of ordinary shares in issue during the year, excluding the average number of ordinary shares purchased by the Group and held as treasury shares.

The Group has no diluted potential ordinary shares; therefore, the diluted earnings per share are equal to basic earning per share.

	2006	2005	2004
Net profit attributable to shareholders of the parent (in millions of US dollars)	1,137	499	205
Weighted average number of ordinary shares (adjusted retrospectively for split of 1 share to 100,000 shares in 2006) in issue	5,211,112,400,000	4,230,119,032,329	4,213,723,600,000

Basic and diluted earnings per share (expressed in USD per share)	0.000218	0.000118	0.000049

Basic and diluted earnings per share – continuing operations (expressed in USD per share)	0.000217	0.000117	0.000049
Basic and diluted earnings per share – discontinued operations (expressed in USD per share)	0.000001	0.000001	—

32.  Dividends

VTB does not have a formal policy for payment of dividends. The amount of dividends to be declared and paid is decided at VTB’s annual shareholders’ meeting on the basis of VTB’s net profit for the previous fiscal year determined in accordance with Russian Accounting Regulation on a stand-alone basis. In 2004, VTB declared and paid RUR 1.6 billion (USD 57 million at the exchange rate of RUR 27.75 per USD 1.00) in dividends for 2003 (USD 1.35 per share). In 2005, VTB declared and paid a dividend of RUR 1.7 billion (USD 61 million at the exchange rate of RUR 27.87 per USD 1.00) for 2004 (USD 1.45 per share). In June 2006, VTB declared and paid a dividend of RUR 1.7 billion (USD 63 million at the exchange rate of RUR 27.0611 per USD 1.00) for 2005 (USD 1.21 per share).

In 2006, ICB declared and paid a dividend of RUR 126 million (USD 4.7 million at the exchange rate of RUR 27.0789 per USD 1.00) for 2005, resulting in reduction of minority interest in ICB (25%) by USD 1 million.

33.  Disposal Group Held for Sale

At the end of June 2005, a subsidiary of CJSC “Vneshtorgbank Retail Services” (renamed to “Bank VTB 24”, CJSC) purchased a 100% interest in CJSC “Sales”, a holding company for a number of Russian companies involved in aircraft engine manufacturing. The management intention was to sell this investment within 12 months, therefore the Bank applied IFRS 5 for its accounting. The Bank has calculated fair values of the CJSC “Sales” consolidated assets and liabilities at the acquisition date amounting to USD 334 million and USD 201 million, respectively. CJSC “Sales” holding was classified as a disposal group held for sale under provisions of IFRS 5 and included into the geographical segment “Russia”. In June 2006 the Group initiated the sale of the Disposal Group. The deal was closed in August 2006 and the Group recognized gain on sale of USD 5 million, net of tax. (Refer to Note 40).

49

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

33.  Disposal Group Held for Sale (continued)

Net profit of discontinued operations relating to the disposal group held for sale from 1 January 2006 till the date of disposal was USD 2 million (from the date of acquisition to 31 December 2005: USD 3 million).

34.  Contingencies, Commitments, and Derivative Financial Instruments

Legal proceedings. From time to time and in the normal course of business, claims against the Group are received. Management is of the opinion that there would be no material outflow of resources and accordingly no provision has been made in these consolidated financial statements.

Credit related commitments. The primary purpose of these instruments is to ensure that funds are available to a customer as required. Guarantees that represent irrevocable assurances that the Group will make payments in the event that a customer cannot meet its obligations to third parties carry the same credit risk as loans. Documentary and commercial letters of credit, which are written undertakings by the Group on behalf of a customer authorizing a third party to draw drafts on the Group up to a stipulated amount under specific terms and conditions, are collateralized by cash deposits and therefore carry less risk than direct borrowings.

Commitments to extend credit represent unused portions of authorizations to extend credit in the form of loans, guarantees, or letters of credit. With respect to credit risk on commitments to extend credit, the Group is potentially exposed to loss in an amount equal to the total unused commitments. However, the likely amount of loss is less than the total unused commitments since most commitments to extend credit are contingent upon customers maintaining specific credit standards. The Group monitors the term to maturity of credit related commitments because longer-term commitments generally have a greater degree of credit risk than shorter-term commitments.

The total outstanding contractual amount of undrawn credit lines, letters of credit, and guarantees does not necessarily represent future cash requirements, as these financial instruments may expire or terminate without being funded.

Outstanding credit related commitments are as follows:

	31 December	31 December	31 December
	2006	2005	2004

Guarantees issued	3,164	2,040	1,908
Undrawn credit lines	3,944	2,828	995
Import letters of credit	999	559	389
Commitments to extend credit	1,814	1,023	477
Other credit related commitments	—	10	510

Less: allowance for losses on credit related commitments	(3)	—	(18)

Total credit related commitments	9,918	6,460	4,261

The Bank has received export letters of credit for further advising to its customers. The total amount of received letters of credit as of 31 December 2006 was USD 2,120 million (31 December 2005: USD 1,829 million; 31 December 2004: USD 2,005 million). Commitments under import letters of credit and guarantees are collateralized by customer deposits of USD 66 million (31 December 2005: USD 55 million; 31 December 2004: USD 60 million).

At 31 December 2006, included in guarantees issued above are guarantees issued for one Russian company of USD 806 million (25% of the guarantees issued) (31 December 2005: USD 445 million, 22% of the guarantees issued; 31 December 2004: USD 930 million, 49% of the guarantees issued).

At 31 December 2004, included in other credit related commitments above is a commitment of the Group to guarantee the repayment of a loan issued to a Russian company in the amount of USD 500 million. This commitment expired and was cancelled in February 2005.

Movements in the allowance for losses on credit related commitments are disclosed in Note 29.

50

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

34.  Contingencies, Commitments, and Derivative Financial Instruments (continued)

Commitments under operating leases. As of 31 December the Group’s commitments under operating leases comprised the following:

Remaining contractual maturity	2006	2005	2004

Not later than 1 year	35	26	1
Later than 1 year but not later than 5 years	77	60	2
Later than 5 years	84	54	—

Total operating lease commitments	196	140	3

Derivative financial instruments. Foreign exchange and other financial instruments are generally traded in an over-the-counter market with professional market counterparties on standardized contractual terms and conditions.

The principal amounts of certain types of financial instruments provide a basis for comparison with instruments recognized in the balance sheet but do not necessarily indicate the amounts of future cash flows involved or the current fair value of the instruments and, therefore, do not indicate the Group’s exposure to credit or price risks. The derivative instruments become favorable (assets) or unfavorable (liabilities) as a result of fluctuations in market interest rates or foreign exchange rates relative to their terms. The aggregate contractual or principal amount of derivative financial instruments on hand, the extent to which instruments are favorable or unfavorable and, thus the aggregate fair values of derivative financial assets and liabilities can fluctuate significantly from time to time. The principal or agreed amounts and fair values of derivative instruments held are set out in the following table. This table reflects gross position before the netting of any counterparty position by type of instrument and covers the contracts with a maturity date subsequent to 31 December 2006. These contracts were mainly entered into in December 2006 and settled early in January 2007.

The table below includes contracts outstanding at 31 December 2006:

	Domestic			Foreign
	Notional	Negative fair	Positive fair	Notional	Negative fair	Positive fair
	amount	value	value	amount	value	value

Forward and futures contracts
- sale of foreign currency	287	—	7	1,662	(2)	16
- purchase of foreign currency	303	(6)	—	631	(4)	4
- exchange of foreign currency	5	—	—	332	(15)	1
- sale of precious metals	—	—	—	166	—	2
- sale of securities	—	—	—	6	—	—
- purchase of securities				100	—	23

Swaps
- sale of foreign currency	64	—	—	111	—	1
- purchase of foreign currency	1	—	—	233	—	5
- exchange of foreign currency	5	—	—	1,292	(12)	2
- sale of credit default swaps	—	—	—	612	—	—
- purchase of credit default swaps	—	—	—	29	—	—
- interest rate swaps	78	—	—	219	(4)	—

Options on precious metals
- purchased put on precious metals	—	—	—	9	—	—
- purchased call on precious metals	—	—	—	10	—	—

Options on foreign currency
- written put on foreign currency	—	—	—	42	—	—
- purchased put on foreign currency	—	—	—	30	—	—
- written call on foreign currency	—	—	—	87	—	—
- purchased call on foreign currency	—	—	—	7	—	—

Options on securities
- written put on securities	2,060	—	—	79	—	4
- purchased put on securities				190	(8)
- written call on securities	57	—	—	—	—	—
- purchased call on securities	55	—	—	96	—	10
Total	2,915	(6)	7	5,943	(45)	68

51

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

34.  Contingencies, Commitments, and Derivative Financial Instruments (continued)

The table below includes contracts outstanding at 31 December 2005.

	Domestic			Foreign
	Notional	Negative fair	Positive fair	Notional	Negative fair	Positive fair
	amount	value	value	amount	value	value

Forward and futures contracts
- sale of foreign currency	671	(3)	1	10	—	—
- purchase of foreign currency	1,881	(4)	7	370	(11)	—
- exchange of foreign currency	—	—	—	22	—	—
- sale of precious metals	—	—	—	203	—	9
- sale of securities	48	—	—	—	—	—
- purchase of securities	8	—	—	61	(1)	—

Swaps
- sale of foreign currency	77	—	—	70	—	1
- purchase of foreign currency	40	—	—	314	(8)	—
- exchange of foreign currency	64	—	1	644	(4)	2
- sale of credit default swaps	—	—	—	185	—	2
- interest rate swaps	—	—	—	17	(5)	—

Options on precious metals
- purchased call on precious metals	—	—	—	5	—	—

Options on foreign currency
- written put on foreign currency	—	—	—	474	—	—
- purchased put on foreign currency	—	—	—	65	—	—
- purchased call on foreign currency	—	—	—	18	—	—

Options on securities
- written put on securities	—	—	—	83	—	—
- purchased put on securities	5	—	—	—	—	—
- written call on securities	—	—	—	59	—	—
- purchased call on securities	—	—	—	84	—	—

Total	2,794	(7)	9	2,684	(29)	14

The table below includes contracts outstanding at 31 December 2004.

	Domestic			Foreign
	Notional	Negative fair	Positive fair	Notional	Negative fair	Positive fair
	amount	value	value	amount	value	value

Forward and futures contracts
- sale of foreign currency	25	—	—	69	—	—
- purchase of foreign currency	135	(1)	—	458	(11)	1
- sale of precious metals	—	—	—	1	—	—
- sale of securities	88	—	—	31	(1)	—
- purchase of securities	72	—	—	10	—	—

Swaps
- sale of foreign currency	20	—	—	16	(1)	—
- purchase of foreign currency	203	—	—	896	—	18

Total	543	(1)	—	1,481	(13)	19

Purchase commitments. As of December 31, 2006 the Group had USD 275 million outstanding commitments for purchase of precious metals (31 December 2005: USD 249 million; 31 December 2004: USD 285 million). As the price of these contracts is linked to the fair value of precious metals at the date of delivery, no gain or loss is recognised on these contracts.

52

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

35.  Analysis by Segment

In accordance with IAS 14, “Segment Reporting”, the Group’s primary format for reporting segment information is geographical segments. Geographical segment information is based on geographical location of assets and liabilities and related revenues of entities within the Group. VTB has predominantly one business segment, commercial banking, therefore no business segment disclosure is presented. Segment information for the three main reportable geographical segments of the Group, Russia, Other CIS and Europe, is set out below for the year ended 31 December 2006:

Revenues disclosed in the note include the following: interest income, fee and commission income, other operating income, income arising from non-banking activities, gains less losses from financial assets available-for-sale, gains less losses from financial assets at fair value through profit or loss, gains less losses from dealing in foreign currencies and share in income of associates.

				Total before
				intersegment	Inter-
	Russia	Other CIS	Europe	eliminations	segment	Total

Revenues from:
External customers	3,969	138	1,087	5,194		5,194
Other segments	119	—	12	131	(131)	—
Total revenues	4,088	138	1,099	5,325	(131)	5,194

Segment results (profit before taxation)	1,045	9	350	1404		1,404
Income tax expense						(232)

Profit after taxation from continued operations						1,172
Profit from discontinued operations	7	—	—	7		7

Net profit						1,179

Segment assets as of 31 December 2006 less income tax assets	41,161	1,233	12,367	54,761	(2,468)	52,293
Income tax assets	16	4	90	110		110
Segment assets as of 31 December 2006	41,177	1,237	12,457	54,871	(2,468)	52,403

Segment liabilities as of 31 December 2006 less income tax liabilities	36,218	1,049	10,455	47,722	(2,468)	45,254
Income tax liabilities	136	4	17	157		157
Segment liabilities as of 31 December 2006	36,354	1,053	10,472	47,879	(2,468)	45,411

Other segment items

Share in income of associates	3	—	12	15		15
Profit from disposal of subsidiaries	54	—	—	54		54
Capital expenditure	232	50	8	290		290
Depreciation and amortization charge	66	5	8	79		79

Other non-cash income (expenses)
Provision for loan impairment	(382)	(27)	(33)	(442)		(442)

Interest income	2,869	113	784	3,766	(129)	3,637
Interest expense	(1,426)	(56)	(539)	(2,021)	129	(1,892)
Net interest income	1,443	57	245	1,745		1,745

53

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

35.  Analysis by Segment (continued)

Segment information for the three main reportable geographical segments of the Group, Russia, Other CIS and Europe, at 31 December 2005 is set out below:

				Total before	Inter-
		Other		intersegment	segment
	Russia	CIS	Europe	eliminations	eliminations	Total

Revenues from
External customers	2,178	34	364	2,576		2,576
Other segments	55	—	6	61	(61)	—
Total revenues	2,233	34	370	2,637	(61)	2,576

Segment results (profit before taxation)	607	5	91	703		703
Income tax expense						(195)

Profit after taxation from continued operations						508
Profit from discontinued operations	3	—	—	3		3

Net profit						511

Segment assets as of 31 December 2005 less income tax assets	27,615	427	10,168	38,210	(1,607)	36,603
Income tax assets	45	—	75	120		120
Segment assets as of 31 December 2005	27,660	427	10,243	38,330	(1,607)	36,723

Segment liabilities as of 31 December 2005 less income tax liabilities	24,109	371	8,394	32,874	(1,607)	31,267
Income tax liabilities	163	1	23	187		187
Segment liabilities as of 31 December 2005	24,272	372	8,417	33,061	(1,607)	31,454

Other segment items
Share in income of associates	22	—	2	24		24

Capital expenditure	133	14	1	148		148
Depreciation and amortization charge	37	2	1	40		40

Provision for loan impairment	(102)	(3)	2	(103)		(103)

Interest income	1,558	23	308	1,889	(59)	1,830
Interest expense	(733)	(9)	(237)	(979)	59	(920)
Net interest income	825	14	71	910		910

54

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

35.  Analysis by Segment (continued)

Segment information for the three main reportable geographical segments of the Group, Russia, Other CIS and Europe, at 31 December 2004 is set out below:

				Total before	Inter-
		Other		intersegment	segment
	Russia	CIS	Europe	eliminations	eliminations	Total

Revenues from
External customers	1,501	8	103	1,612		1,612
Other segments	5	—	20	25	(25)	—
Total revenues	1,506	8	123	1,637	(25)	1,612

Segment results (profit before taxation)	274	2	25	301		301
Income tax expense						(93)

Profit after taxation from continued operations						208

Segment assets as of 31 December 2004 less income tax assets	14,975	87	3,762	18,824	(1,109)	17,715
Income tax assets	50	—	45	95		95
Segment assets as of 31 December 2004	15,025	87	3,807	18,919	(1,109)	17,810

Segment liabilities as of 31 December 2004 less income tax liabilities	12,968	73	3,148	16,189	(1,109)	15,080
Income tax liabilities	18	1	2	21		21
Segment liabilities as of 31 December 2004	12,986	74	3,150	16,210	(1,109)	15,101

Other segment items
Share in income of associates	—	—	2	2		2

Capital expenditure	89	2	2	93		93
Depreciation and amortization charge	48	1	2	51		51

Provision for loan impairment	(200)	—	4	(196)		(196)

Interest income	936	5	138	1,079	(21)	1,058
Interest expense	(427)	(2)	(67)	(496)	21	(475)
Net interest income	509	3	71	583		583

36.  Financial Risk Management

The Management Board has overall responsibility for risk management at VTB. On a Group level and within VTB a number of committees and departments are established to coordinate day-to-day risk management. On a Group-wide basis risk management is overseen by the Risk Management Commission.

The Assets and Liabilities Committee (the “ALCO”) establishes major balance sheet parameters for use in asset and liability management and monitors compliance within VTB with the assistance of VTB’s Credit and Risks Control Department (the “CRCD”). The ALCO, VTB’s Credit Committee (the “CC”), the CRCD and the Treasury carry out risk management functions in respect of credit, market (interest rate, currency and securities portfolio) and liquidity risks.

The CRCD proposes risk limits on various banking operations and prepares recommendations regarding market risk and liquidity risk management for the ALCO. The CRCD reports to the ALCO, the CC and the Management Board.

55

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

36.  Financial Risk Management (continued)

Credit risk

Credit risk is the risk that a counterparty will not be able to meet its obligations in full when due. The Group is primarily exposed to credit risk through its loan portfolio, securities portfolios, guarantees, commitments and other on- and off-balance sheet credit exposures. On a Group-wide basis credit risk management is overseen by the Risk Management Commission which adopted a Group-wide credit policy.

Credit risk management at VTB includes establishing limits in relation to single borrowers, groups of borrowers, industries, regions and foreign countries, which are set and regularly reviewed by the CRCD, approved by the CC and comply with exposure limits established by the CBR.

VTB attempts to reduce credit risk by conducting a thorough investigation of each prospective borrower to determine its ability to repay its debt.

Each Group bank adopts and revises its credit risk management policy on a regular basis in compliance with the oversights and regulatory requirements of the country in which it operates.

Geographical concentration

Geographical concentration information is based on geographical location of the Group’s counterparts. As at 31 December 2006 the geographical concentration of the Group’s assets and liabilities is set out below:

			Other
	Russia	OECD	countries	Total

Assets
Cash and short-term funds	2,636	734	211	3,581
Mandatory cash balances with central banks	571	26	51	648
Financial assets at fair value through profit or loss	3,709	1,296	115	5,120
Financial assets pledged under repurchase agreements and loaned financial assets	219	2,676	43	2,938
Due from other banks	2,228	4,248	337	6,813
Loans and advances to customers	22,802	1,116	5,344	29,262
Financial assets available-for-sale	529	317	42	888
Investments in associates	129	66	5	200
Investment securities held-to-maturity	—	5	6	11
Premises and equipment	1,161	141	120	1,422
Investment property	177	—	1	178
Intangible assets	420	11	24	455
Deferred tax asset		90	3	93
Other assets	578	170	46	794

Total assets	35,159	10,896	6,348	52,403

Liabilities
Due to other banks	2,707	4,270	610	7,587
Customer deposits	17,092	562	2,334	19,988
Other borrowed funds	733	3,467	268	4,468
Debt securities issued	2,992	8,223	350	11,565
Deferred tax liability	121	2	2	125
Other liabilities	274	215	20	509
Subordinated debt	—	1,155	14	1,169

Total liabilities	23,919	17,894	3,598	45,411

Net balance sheet position	11,240	(6,998)	2,750	6,992

Net off-balance sheet position - Credit Related Commitments	8,239	496	1,183	9,918

Net off balance sheet position - derivatives	(1)	25	—	24

56

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

36.  Financial Risk Management (continued)

Geographical concentration (continued)

As at 31 December 2005 the geographical concentration of the Group’s assets and liabilities is set out below:

			Other
	Russia	OECD	countries	Total

Assets
Cash and short-term funds	1,874	406	412	2,692
Mandatory cash balances with central banks	344	18	42	404
Financial assets at fair value through profit or loss	3,301	1,421	329	5,051
Financial assets pledged under repurchase agreements and loaned financial assets	629	713	10	1,352
Due from other banks	1,666	1,933	542	4,141
Loans and advances to customers	16,378	653	2,894	19,925
Assets of disposal group held for sale	337	—	—	337
Financial assets available-for-sale	573	207	101	881
Investments in associates	95	23	—	118
Investment securities held-to-maturity	—	5	2	7
Premises and equipment	656	108	68	832
Investment property	198	—	—	198
Intangible assets	450	1	—	451
Deferred tax asset	9	73	—	82
Other assets	208	35	9	252

Total assets	26,718	5,596	4,409	36,723

Liabilities
Due to other banks	3,336	2,508	785	6,629
Customer deposits	11,245	653	869	12,767
Liabilities of disposal group held for sale	199	—	—	199
Other borrowed funds	1,262	1,345	330	2,937
Debt securities issued	2,812	4,352	77	7,241
Deferred tax liability	146	16	—	162
Other liabilities	245	80	33	358
Subordinated debt	7	1,140	14	1,161

Total liabilities	19,252	10,094	2,108	31,454

Net balance sheet position	7,466	(4,498)	2,301	5,269

Net off-balance sheet position - Credit Related Commitments	5,615	354	491	6,460

Net derivative position	—	(13)	—	(13)

57

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

36. Financial Risk Management (continued)

Geographical concentration (continued)

As at 31 December 2004 the geographical concentration of the Group’s assets and liabilities is set out below:

			Other
	Russia	OECD	countries	Total

Assets
Cash and short-term funds	598	319	603	1,520
Mandatory cash balances with central banks	217	11	4	232
Financial assets at fair value through profit or loss	2,317	238	11	2,566
Financial assets pledged under repurchase agreements and loaned financial assets	322	18	—	340
Due from other banks	678	1,100	245	2,023
Loans and advances to customers	8,088	1,887	194	10,169
Financial assets available-for-sale	190	—	—	190
Investments in associates	—	77	—	77
Investment securities held-to-maturity	—	7	—	7
Premises and equipment	300	12	9	321
Intangible assets	98	—	4	102
Deferred tax asset	40	34	—	74
Other assets	124	62	3	189

Total assets	12,972	3,765	1,073	17,810

Liabilities
Due to other banks	1,877	974	403	3,254
Customer deposits	5,336	332	356	6,024
Other borrowed funds	700	1,029	—	1,729
Debt securities issued	1,851	2,097	—	3,948
Deferred tax liability	1	—	—	1
Other liabilities	109	36	—	145

Total liabilities	9,874	4,468	759	15,101

Net balance sheet position	3,098	(703)	314	2,709

Net off-balance sheet position - Credit Related Commitments	4,060	170	31	4,261

Net derivative position	(1)	6	—	5

Market risk

The Group takes on exposure to market risks. Market risks arise from open positions in interest rate, currency and equity products, all of which are exposed to general and specific market movements.

The ALCO sets VTB’s policies for market risks, with the aim of limiting and reducing the amount of possible losses on open market positions which may be incurred by VTB due to negative changes in currency exchange rates, interest rates and securities quotations. The CRCD monitors compliance with market risk limits on a daily basis. VTB measures markets risks using a value-at-risk methodology, which estimates the largest potential loss in pre-tax profit over a given holding period for a specified confidence level. Risks can be measured consistently across all markets and products, and risk measures can be aggregated to arrive at a single risk measurement.

58

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

36.  Financial Risk Management (continued)

Currency risk

The Group is exposed to currency risk through mismatches in the currency denomination of assets and liabilities and also through currency positions from transactions in foreign currencies. As the U.S. dollar is the functional currency of VTB, fluctuations in foreign currencies relative to the U.S. dollar could impact VTB’s financial position and results of operation. VTB manages its currency exposure risk by seeking to match the currency of its assets with that of its liabilities on a currency-by-currency basis within certain limits. The ALCO reviews the currency position and sets open currency position limits, which are monitored on a daily basis. These limits also comply with the requirements of the Central Bank of Russia.

Non-monetary assets (such as shares, ADR, GDR) for the purposes of currency risk analysis are allocated based on the currency of the country of origin of issuer of underlying asset whereas other non-monetary assets (such as premises and equipment, investment property, intangible assets) are allocated based on the functional currency of VTB and the respective subsidiary.

As at 31 December 2006 the Group’s exposure to currency risk is as follows:

				Other
	USD	RUR	EURO	currencies	Total

Assets
Cash and short-term funds	925	2,113	345	198	3,581
Mandatory cash balances with central banks	3	571	26	48	648
Financial assets at fair value through profit or loss	1,426	3,354	302	38	5,120
Financial assets pledged under repurchase agreements and loaned financial assets	243	212	1,707	776	2,938
Due from other banks	3,993	1,339	1,447	34	6,813
Loans and advances to customers	13,514	13,809	1,565	374	29,262
Financial assets available-for-sale	290	364	188	46	888
Investments in associates	5	129	40	26	200
Investment securities held-to-maturity	—	—	—	11	11
Premises and equipment	632	529	71	190	1,422
Investment property	—	177	—	1	178
Intangible assets	4	416	11	24	455
Deferred tax asset	—	—	61	32	93
Other assets	63	527	118	86	794

Total assets	21,098	23,540	5,881	1,884	52,403

Liabilities
Due to other banks	2,851	1,244	2,497	995	7,587
Customer deposits	4,561	13,652	1,470	305	19,988
Other borrowed funds	3,759	3	519	187	4,468
Debt securities issued	7,226	3,351	987	1	11,565
Deferred tax liability	—	121	—	4	125
Other liabilities	78	247	113	71	509
Subordinated debt	1,169	—	—	—	1,169

Total liabilities	19,644	18,618	5,586	1,563	45,411

Net balance sheet position	1,454	4,922	295	321	6,992

Net off-balance sheet position - Credit Related Commitments	4,708	2,974	1,836	400	9,918

Net derivative position	(1,035)	13	32	1,014	24

59

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

36.  Financial Risk Management (continued)

Currency risk (continued)

As at 31 December 2005 the Group’s exposure to currency risk is as follows:

				Other
	USD	RUR	EURO	currencies	Total

Assets
Cash and short-term funds	1,002	1,348	186	156	2,692
Mandatory cash balances with central banks	—	344	18	42	404
Financial assets at fair value through profit or loss	1,855	2,722	444	30	5,051
Financial assets pledged under repurchase agreements and loaned financial assets	490	327	33	502	1,352
Due from other banks	2,025	1,023	991	102	4,141
Loans and advances to customers	9,593	9,408	793	131	19,925
Assets of disposal group held for sale	—	337	—	—	337
Financial assets available-for-sale	575	182	110	14	881
Investments in associates	—	94	—	24	118
Investment securities held-to-maturity	—	—	—	7	7
Premises and equipment	358	299	88	87	832
Investment property	—	198	—	—	198
Intangible assets	4	442	—	5	451
Deferred tax asset	—	10	43	29	82
Other assets	89	130	19	14	252

Total assets	15,991	16,864	2,725	1,143	36,723

Liabilities
Due to other banks	3,564	1,127	1,230	708	6,629
Customer deposits	4,685	6,425	1,242	415	12,767
Liabilities of disposal group held for sale	67	132	—	—	199
Other borrowed funds	2,325	4	384	224	2,937
Debt securities issued	4,913	2,261	67	—	7,241
Deferred tax liability	—	147	15	—	162
Other liabilities	124	151	80	3	358
Subordinated debt	1,113	48	—	—	1,161

Total liabilities	16,791	10,295	3,018	1,350	31,454

Net balance sheet position	(800)	6,569	(293)	(207)	5,269

Net off-balance sheet position - Credit Related Commitments	3,658	1,609	1,044	149	6,460

Net derivative position	(51)	(1,121)	604	555	(13)

60

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

36.  Financial Risk Management (continued)

Currency risk (continued)

At 31 December 2004, the Group has the following positions in currencies:

				Other
	USD	RUR	EURO	currencies	Total

Assets
Cash and short-term funds	530	750	134	106	1,520
Mandatory cash balances with central banks	—	217	11	4	232
Financial assets at fair value through profit or loss	1,276	1,235	55	—	2,566
Financial assets pledged under repurchase agreements and loaned financial assets	205	116	19	—	340
Due from other banks	984	732	286	21	2,023
Loans and advances to customers	5,115	4,531	483	40	10,169
Financial assets available-for-sale	—	190	—	—	190
Investments in associates	—	—	77	—	77
Investment securities held-to-maturity	—	1	—	6	7
Premises and equipment	204	97	9	11	321
Intangible assets	4	98	—	—	102
Deferred tax asset	—	40	34	—	74
Other assets	16	89	72	12	189

Total assets	8,334	8,096	1,180	200	17,810

Liabilities
Due to other banks	2,124	438	569	123	3,254
Customer deposits	2,301	2,741	905	77	6,024
Other borrowed funds	1,714	—	7	8	1,729
Debt securities issued	2,542	1,378	28	—	3,948
Deferred tax liability	—	1	—	—	1
Other liabilities	55	66	18	6	145

Total liabilities	8,736	4,624	1,527	214	15,101

Net balance sheet position	(402)	3,472	(347)	(14)	2,709

Net off-balance sheet position - Credit Related Commitments	2,840	853	537	31	4,261

Net derivative position	(242)	(681)	844	84	5

Liquidity risk

Liquidity risk is the risk of a mismatch between the maturities of assets and liabilities, which may result in the inability to liquidate a position in a timely manner at a reasonable price to meet its funding obligations. VTB is exposed to liquidity risk primarily in the funding of its customer loan and securities portfolio. To manage VTB’s liquidity, the ALCO sets minimum levels of liquid assets and maturity mismatch limits, and determines liquidity requirements.

The Treasury currently performs functions of VTB’s centralized liquidity, currency and interest rate risk management, including maintenance of required liquidity levels and optimal currency and term structure of the Bank’s balance; forecasting VTB’s future liquidity; taking part in centralized management of the cost-effectiveness and profitability of VTB’s operations and yield levels with various terms on financial markets (yield curve); and, along with VTB’s other departments, developing and executing transfer pricing of VTB’s cash resources.

VTB is also subject to liquidity requirements set by the CBR.

61

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

36.    Financial Risk Management (continued)

Liquidity risk (continued)

The table below shows assets and liabilities at 31 December 2006 by their remaining contractual maturity.

	On demand	From	From		Overdue,
	and up to	1 month to	6 months to	More than	maturity
	1 month	6 months	1 year	1 year	undefined	Total

Assets
Cash and short-term funds	3,581	—	—	—	—	3,581
Mandatory cash balances with central banks	266	135	75	172	—	648
Financial assets at fair value through profit or loss	4,787	33	7	287	6	5,120
Financial assets pledged under repurchase agreements and loaned financial assets	340	343	13	840	1,402	2,938
Due from other banks	5,295	461	479	578	—	6,813
Loans and advances to customers	2,290	7,477	5,744	13,672	79	29,262
Financial assets available-for-sale	14	49	6	317	502	888
Investments in associates	—	—	—	—	200	200
Investment securities held-to-maturity	6	—	—	5	—	11
Premises and equipment	—	—	—	—	1,422	1,422
Investment property	—	—	—	—	178	178
Intangible assets	—	—	—	—	455	455
Deferred tax asset	—	—	—	—	93	93
Other assets	150	323	182	93	46	794

Total assets	16,729	8,821	6,506	15,964	4,383	52,403

Liabilities
Due to other banks	4,633	1,225	803	926	—	7,587
Customer deposits	10,205	5,603	2,275	1,905	—	19,988
Other borrowed funds	158	539	1,127	2,644	—	4,468
Debt securities issued	471	1,252	1,604	8,238	—	11,565
Deferred tax liability	—	—	—	—	125	125
Other liabilities	135	165	25	69	115	509
Subordinated debt	—	7	—	1,162	—	1,169

Total liabilities	15,602	8,791	5,834	14,944	240	45,411

Net liquidity gap	1,127	30	672	1,020	4,143	6,992

Cumulative liquidity gap	1,127	1,157	1,829	2,849	6,992

62

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

36.    Financial Risk Management (continued)

Liquidity risk (continued)

The table below shows assets and liabilities at 31 December 2005 by their remaining contractual maturity.

	On demand	From	From		Overdue,
	and up to	1 month to	6 months	More	maturity
	1 month	6 months	to 1 year	than 1 year	undefined	Total

Assets
Cash and short-term funds	2,692	—	—	—	—	2,692
Mandatory cash balances with central banks	217	90	47	50	—	404
Financial assets at fair value through profit or loss	3,565	162	40	1,266	18	5,051
Financial assets pledged under repurchase agreements and loaned financial assets	908	37	26	381	—	1,352
Due from other banks	2,817	633	188	503	—	4,141
Loans and advances to customers	1,692	5,719	4,318	8,145	51	19,925
Assets of disposal group held for sale	—	337	—	—	—	337
Financial assets available-for-sale	32	28	38	424	359	881
Investments in associates	—	—	—	—	118	118
Investment securities held-to-maturity	—	1	2	4	—	7
Premises and equipment	—	—	—	—	832	832
Investment property	—	—	—	—	198	198
Intangible assets	—	—	—	—	451	451
Deferred tax asset	—	—	—	—	82	82
Other assets	25	36	8	104	79	252

Total assets	11,948	7,043	4,667	10,877	2,188	36,723

Liabilities
Due to other banks	3,684	1,130	238	1,577	—	6,629
Customer deposits	7,219	2,693	1,565	1,290	—	12,767
Liabilities of disposal group held for sale	—	199	—	—	—	199
Other borrowed funds	104	736	905	1,192	—	2,937
Debt securities issued	364	870	830	5,177	—	7,241
Deferred tax liability	—	—	—	—	162	162
Other liabilities	54	40	18	45	201	358
Subordinated debt	4	6	7	1,144	—	1,161

Total liabilities	11,429	5,674	3,563	10,425	363	31,454

Net liquidity gap	519	1,369	1,104	452	1,825	5,269

Cumulative liquidity gap	519	1,888	2,992	3,444	5,269

63

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

36.    Financial Risk Management (continued)

Liquidity risk (continued)

The table below shows assets and liabilities at 31 December 2004 by their remaining contractual maturity.

	On demand				Overdue,
	and less than	From 1 to	From 6 to	More	maturity
	1 month	6 months	12 months	than 1 year	undefined	Total

Assets
Cash and short-term funds	1,520	—	—	—	—	1,520
Mandatory cash balances with central banks	77	66	33	56	—	232
Financial assets at fair value through profit or loss	2,017	12	4	531	2	2,566
Financial assets pledged under repurchase agreements and loaned financial assets	340	—	—	—	—	340
Due from other banks	1,107	373	329	214	—	2,023
Loans and advances to customers	1,208	3,108	2,105	3,733	15	10,169
Financial assets available-for-sale	—	—	—	—	190	190
Investments in associates	—	—	—	—	77	77
Investment securities held-to-maturity	—	—	2	5	—	7
Premises and equipment	—	—	—	—	321	321
Intangible assets	—	—	—	—	102	102
Deferred tax asset	—	—	—	—	74	74
Other assets	85	49	24	6	25	189

Total assets	6,354	3,608	2,497	4,545	806	17,810

Liabilities
Due to banks	1,167	895	465	727	—	3,254
Customer deposits	3,267	1,682	635	440	—	6,024
Other borrowed funds	6	580	835	308	—	1,729
Debt securities issued	67	833	658	2,390	—	3,948
Deferred tax liability	—	—	—	—	1	1
Other liabilities	39	41	4	18	43	145

Total liabilities	4,546	4,031	2,597	3,883	44	15,101

Net liquidity gap	1,808	(423)	(100)	662	762	2,709

Cumulative liquidity gap	1,808	1,385	1,285	1,947	2,709

Management believes that in spite of the fact that the part of the Group’s trading securities mature after one year in accordance with the terms of issue, the majority of these securities are freely traded on the market and as such securities represent a hedge against potential liquidity risks. Therefore, the Group has included the trading securities in the “on demand and less than one month” category.

Further, Management believes that although a substantial portion of customer deposits are on demand and mature in less than one month, diversification of these deposits by number and type of depositors, and the past experience of the Group indicates that these deposits provide a long-term and stable source of funding for the Group.

64

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

36.    Financial Risk Management (continued)

Interest rate risk

The Group takes on exposure to the effects of fluctuations in the prevailing levels of market interest rates in its financial position and cash flows. Interest margins may increase as a result of such changes but may reduce or create losses in the event that unexpected movements arise. The interest rate risk is managed by the ALCO and the Treasury.

The Group is exposed to interest rate risk, principally as a result of lending at fixed interest rates, in amounts and for periods, which differ from those of term borrowings. In practice, interest rates are often fixed on a short-term or floating basis. Also, interest rates that are contractually fixed on both assets and liabilities may be renegotiated to reflect current market conditions. Therefore, the majority of the Group’s balances carry interest at rates approximating market interest rates. The Group normally seeks to establish its interest rate positions at optimal profitability/risk level taken decisions if necessary in respect of the operations changing the asset/liabilities maturity structure.

The table below summarizes the Group’s exposure to interest rate risks at 31 December 2006. Included in the table are the Group’s assets and liabilities at carrying amounts, categorised by the earlier of contractual repricing or maturity dates.

					Overdue,
					maturity
	On demand	From	From		undefined /
	and up to	1 month to	6 months to	More than	non-interest
	1 month	6 months	1 year	1 year	bearing	Total

Assets
Cash and short-term funds	3,581	—	—	—	—	3,581
Mandatory cash balances with central banks	266	135	75	172	—	648
Financial assets at fair value through profit or loss	1,633	2,303	248	622	314	5,120
Financial assets pledged under repurchase agreements and loaned financial assets	471	1,015	—	23	1,429	2,938
Due from other banks	5,454	761	340	258	—	6,813
Loans and advances to customers	3,257	8,327	10,999	6,600	79	29,262
Financial assets available-for-sale	44	88	1	253	502	888
Investments in associates	—	—	—	—	200	200
Investment securities held-to-maturity	6	—	5	—	—	11
Premises and equipment	—	—	—	—	1,422	1,422
Investment property	—	—	—	—	178	178
Intangible assets	—	—	—	—	455	455
Deferred tax asset	—	—	—	—	93	93
Other assets	—	—	—	—	794	794

Total assets	14,712	12,629	11,668	7,928	5,466	52,403

Liabilities
Due to other banks	4,747	1,347	777	716	—	7,587
Customer deposits	10,215	5,604	2,274	1,895	—	19,988
Other borrowed funds	598	2,729	627	514	—	4,468
Debt securities issued	1,611	2,940	300	6,714	—	11,565
Deferred tax liability	—	—	—	—	125	125
Other liabilities	—	—	—	—	509	509
Subordinated debt	—	7	—	1,162	—	1,169

Total liabilities	17,171	12,627	3,978	11,001	634	45,411

Net repricing gap	(2,459)	2	7,690	(3,073)	4,832	6,992

65

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

36.    Financial Risk Management (continued)

The table below summarizes the Group’s exposure to interest rate risks at 31 December 2005. Included in the table are the Group’s assets and liabilities at carrying amounts, categorised by the earlier of contractual repricing or maturity dates.

					Overdue,
					maturity
	On demand	From	From		undefined /
	and up to	1 month to	6 months to	More	non-interest
	1 month	6 months	1 year	than 1 year	bearing	Total

Assets
Cash and short-term funds	2,692	—	—	—	—	2,692
Mandatory cash balances with central banks	217	90	47	50	—	404
Financial assets at fair value through profit or loss	44	509	292	3,542	664	5,051
Financial assets pledged under repurchase agreements and loaned financial assets	17	165	87	965	118	1,352
Due from other banks	3,267	643	169	62	—	4,141
Loans and advances to customers	3,464	5,763	3,965	6,682	51	19,925
Assets of disposal group held for sale	132	—	205	—	—	337
Financial assets available-for-sale	—	32	26	464	359	881
Investments in associates	—	—	—	—	118	118
Investment securities held-to-maturity	—	1	2	4	—	7
Premises and equipment	—	—	—	—	832	832
Investment property	—	—	—	—	198	198
Intangible assets	—	—	—	—	451	451
Deferred tax asset	—	—	—	—	82	82
Other assets	—	—	—	—	252	252

Total assets	9,833	7,203	4,793	11,769	3,125	36,723

Liabilities
Due to other banks	3,969	1,295	104	1,261	—	6,629
Customer deposits	7,258	2,694	1,550	1,265	—	12,767
Liabilities of disposal group held for sale	94	65	—	—	40	199
Other borrowed funds	2,300	373	169	95	—	2,937
Debt securities issued	619	870	981	4,771	—	7,241
Deferred tax liability	—	—	—	—	162	162
Other liabilities	—	—	—	—	358	358
Subordinated debt	4	6	7	1,144	—	1,161

Total liabilities	14,244	5,303	2,811	8,536	560	31,454

Net repricing gap	(4,411)	1,900	1,982	3,233	2,565	5,269

66

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

36.    Financial Risk Management (continued)

Interest rate risk (continued)

The table below summarizes the Group’s exposure to interest rate risks at 31 December 2004. Included in the table are the Group’s assets and liabilities at carrying amounts, categorised by the earlier of contractual repricing or maturity dates.

					Overdue,
					maturity
	Demand and				undefined /
	less than	From 1 to	From 6 to	More	non-interest
	1 month	6 months	12 months	than 1 year	bearing	Total

Assets
Cash and short-term funds	1,520	—	—	—	—	1,520
Mandatory cash balances with central banks	77	66	33	56	—	232
Financial assets at fair value through profit or loss	4	27	684	1,696	155	2,566
Financial assets pledged under repurchase agreements and loaned financial assets	—	60	—	279	1	340
Due from other banks	1,117	373	319	214	—	2,023
Loans and advances to customers	1,187	3,975	2,104	2,888	15	10,169
Financial assets available-for-sale	—	—	—	—	190	190
Investments in associates	—	—	—	—	77	77
Investment securities held-to- maturity	—	—	2	5	—	7
Premises and equipment	—	—	—	—	321	321
Intangible assets	—				102	102
Deferred tax asset	—	—	—	—	74	74
Other assets	—	—	—	—	189	189

Total assets	3,905	4,501	3,142	5,138	1,124	17,810

Liabilities
Due to banks	1,186	943	405	720	—	3,254
Customer deposits	3,267	1,682	635	440	—	6,024
Other borrowed funds	581	306	835	7	—	1,729
Debt securities issued	692	858	658	1,740	—	3,948
Deferred tax liability	—	—	—	—	1	1
Other liabilities	—	—	—	—	145	145

Total liabilities	5,726	3,789	2,533	2,907	146	15,101

Net repricing gap	(1,821)	712	609	2,231	978	2,709

67

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

36.    Financial Risk Management (continued)

Interest rate risk (continued)

The table below summarizes the effective interest rates by major currencies for major monetary financial instruments. The analysis has been prepared using effective contractual rates.

	31 December 2006				31 December 2005				31 December 2004
				Other				Other				Other
	USD	RUR	EURO	currencies	USD	RUR	EURO	currencies	USD	RUR	EURO	currencies
Assets
Cash and short-term funds	4%	0%	3%	1%	2%	1%	1%	1%	1%	1%	1%	1%
Financial assets at fair value through profit or loss	8%	7%	6%	6%	7%	7%	4%	4%	7%	6%	5%	—
Financial assets pledged under repurchase agreements and loaned financial assets	5%	6%	4%	5%	5%	6%	2%	5%	4%	1%	4%	—
Due from other banks	5%	4%	3%	4%	4%	8%	3%	3%	6%	9%	3%	1%
Loans and advances to customers	9%	13%	8%	14%	9%	13%	8%	11%	8%	13%	8%	7%
Debt investment securities available-for-sale	6%	—	3%	—	4%	2%	1%	2%	—	3%	—	—
Investment securities held-to-maturity	—	—	—	8%	—	—	—	3%	—	5%	—	3%

Liabilities
Due to other banks	6%	6%	3%	5%	5%	5%	3%	5%	4%	4%	5%	1%
Customer deposits	6%	6%	6%	2%	4%	4%	4%	3%	4%	4%	5%	4%
Other borrowed funds	5%	11%	4%	4%	5%	4%	4%	2%	3%	—	4%	3%
Debt securities issued	6%	6%	4%	—	6%	6%	3%	—	6%	6%	4%	—
Subordinated debt	7%	—	—	—	6%	6%	—	—	—	—	—	—

The sign “–” in the table above means that the Group does not have the respective assets or liabilities in the corresponding currency.

37.    Fair Values of Financial Instruments

Fair value is the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation, and is best evidenced by a quoted market price.

The estimated fair values of financial instruments have been determined by the Group using available market information, where it exists, and appropriate valuation methodologies. However, judgement is necessarily required to interpret market data to determine the estimated fair value. While Management has used available market information in estimating the fair value of financial instruments, the market information may not be fully reflective of the value that could be realized in the current circumstances.

Financial instruments carried at fair value. Financial assets at fair value through profit or loss and financial assets available-for-sale are carried on the balance sheet at their fair value. The fair value of these assets was determined by Management on the basis of market quotations. For details of fair value estimation of unquoted shares refer to Notes 5 and 11.

Due from other bank and cash and cash equivalents. Management has estimated that at 31 December 2006, 2005 and 2004 the fair value of due from other banks and cash and cash equivalents was not materially different from their respective carrying value. This is primarily due to the fact that it is practice to renegotiate interest rates to reflect current market conditions and, therefore, a majority of balances carry interest at rates approximating market interest rates.

Loans and advances to customers. Management has estimated that at 31 December 2006, 2005 and 2004 the fair value of loans and advances to customers was not materially different from respective carrying value. This is primarily due to the fact that it is practice to renegotiate interest rates to reflect current market conditions and, therefore, a majority of balances carry interest at rates approximating market interest rates.

68

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

37.    Fair Values of Financial Instruments (continued)

Borrowings. Management has estimated that at 31 December 2006, 2005 and 2004 the fair values of borrowings were not materially different from their respective carrying values. This is primarily due to the fact that it is practice to renegotiate interest rates to reflect current market conditions and, therefore, a majority of balances carry interest at rates approximating market interest rates.

Debt securities issued. The fair values of debt securities were determined by Management on the basis of market quotations.

	31 December 2006		31 December 2005		31 December 2004
	Carrying		Carrying		Carrying
	amount	Fair value	amount	Fair value	amount	Fair value
Financial assets
Cash and short-term funds	3,581	3,581	2,692	2,692	1,520	1,520
Financial assets at fair value through profit or loss	5,120	5,120	5,051	5,051	2,566	2,566
Financial assets pledged under repurchase agreements and loaned financial assets	2,938	2,938	1,352	1,352	340	340
Due from other banks	6,813	6,813	4,141	4,141	2,023	2,023
Loans and advances to customers	29,262	29,262	19,925	19,926	10,169	10,169
Financial assets available-for-sale	888	888	881	881	190	190
Investment securities held-to- maturity	11	11	7	7	7	7

Financial liabilities
Due to other banks	7,587	7,587	6,629	6,629	3,254	3,254
Customer deposits	19,988	19,988	12,767	12,767	6,024	6,024
Other borrowed funds	4,468	4,468	2,937	2,937	1,729	1,729
Debt securities issued	11,565	11,677	7,241	7,315	3,948	4,021
Subordinated debt	1,169	1,193	1,161	1,173	—	—

38.    Related Party Transactions

Parties are considered to be related if one party has the ability to control the other party or exercise significant influence over the other party in making financial or operational decisions as defined by IAS 24 “Related Party Disclosures”. In considering each possible related party relationship, attention is directed to the substance of the relationship, not merely the legal form.

Commencing 1 January 2005, the revised IAS 24 removed the exemption for state-controlled entities from the requirement to disclose transactions with other state-controlled entities. Since the Bank is a state-owned entity, the Bank introduced a policy, in accordance with which it discloses transactions and outstanding balances, as well as details of guarantees given or received, with directly or indirectly state-owned entities.

The following material related party transactions on non-arms’ length basis are disclosed in the report:

•      Deposit of CBR in relation to the acquisition of “Bank VTB 24” in 2004 (Note 39)

•      Contribution in kind of foreign banks in December 2005 (Note 39)

•      Extinguishment of debt and the related loans write-off in 2004 (Note 29)

•      Disposal of subsidiaries in 2006 (Note 22, 39)

69

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

38.    Related Party Transactions (continued)

Transactions and balances with related parties comprise transactions and balances with directly and indirectly state-owned entities and associates and are stated in the table below:

Balance sheet

	31 December 2006		31 December 2005		31 December 2004
	State-owned		State-owned		State-owned
	entities	Associates	entities	Associates	entities	Associates
Assets
Cash and short-term funds	1,236	—	1,212	—	195	20
Mandatory cash balances with central banks	571	—	329	—	232	—
Financial assets at fair value through profit or loss	2,456	—	2,873	—	1,365	—
Financial assets pledged under repurchase agreements and loaned financial assets	207	—	454	—	322	—
Due from other banks	731	72	354	—	326	12
Loans and advances to customers	5,435	65	4,429	—	2,599	—
Allowance for loan impairment	(80)	(31)	(99)	—	(134)	—
Financial assets available-for-sale	470	—	301	—	176	—

Liabilities
Due to other banks	495	7	1,242	—	556	10
Customer deposits	4,221	6	1,973	2	1,613	—
Other borrowed funds	653	—	982	—	694	—

Credit Related Commitments
Guarantees issued	1,758	—	1,044	—	1,026	—
Undrawn credit lines	1,079	—	501	—	157	—
Import letters of credit	100	—	79	—	27	—
Commitments to extend credit	333	34	183	—	85	—
Other credit related commitments	100	2	—	—	—	—

Income Statement

	2006	2005	2004

Interest income
Loans and advances to customers	436	293	198
Securities	214	109	129
Due from other banks	30	22	10

Interest expense
Customer deposits	(138)	(58)	(60)
Due to other banks	(79)	(85)	(11)

Extinguishment of liabilities	—	100	—
Reversal of allowance (provision) for impairment	(12)	35	34
Gain from disposal of subsidiaries	51	—	—

For the period ended 31 December 2006, the total remuneration of the directors and key management personnel amounted to USD 40.5 million (31 December 2005: USD 9.4 million; 2004: USD 7.4 million). Pension contributions of the directors and key management personnel amounted to USD 1.9 million (2005: USD 0.3 million; 2004: USD 0.2 million). A key management personnel includes VTB Supervisory Council, VTB Management Board, VTB Statutory Audit Committee and key management of subsidiaries.

70

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

39.    Business Combination and Disposals of Subsidiaries

Acquisitions of Banks from the Central Bank of Russian Federation

Based on a decision of Russian Federation authorities the CBR sold shares in five European banks to VTB. At the end of December 2005, VTB purchased from the CBR 89% of ordinary shares of Moscow Narodny Bank (London) (renamed to “VTB Bank (Europe)”, Plc.), 87% of ordinary shares of BCEN-Eurobank (Paris) (renamed to “VTB Bank (France)”), 15% of ordinary shares of Donau-bank (renamed to “VTB Bank (Austria)”, AG) (thus increasing its stake to 100%), 15% in East-West United Bank (increasing its stake to 51%, since 2% is held by BCEN-Eurobank) and 52% in Ost-West Handelsbank (Frankfurt) (renamed to “VTB Bank (Deutschland)”, AG) (thus increasing its stake to 84%).

The acquisitions were completed by the end of December 2005. Additionally it was agreed to transfer certain deposits of the CBR in the above banks to VTB. The amount of consideration paid by VTB for the acquired shares in net assets and purchased deposits was based on the carrying amount of the above assets and deposits in the accounting records of the CBR, which is less than the fair value of these net assets at the date of the sale.

To finance the above transaction, on 26 December 2005 Russian Federation Government (the controlling shareholder of VTB) contributed cash in the amount of USD 1,303 million to the capital of VTB. On 26 December 2005, VTB paid the purchase consideration for the shares and deposits in the above five banks to the CBR in the total amount of USD 1,240 million.

Management of VTB believes that the above transaction represents contribution in kind of shares and deposits in certain banks by the controlling shareholder. Therefore, VTB has recorded the contribution in kind as an increase in equity at the Group’s share in the fair value of the banks contributed, which comprised USD 1,763 million. Additionally, the difference between the cash contributed by the Government and the cash paid to the CBR in the amount of USD 63 million was recorded as a contribution from the controlling shareholder.

Management of VTB considers the acquisition of VTB Bank (Europe), VTB Bank (France), East-West United Bank, VTB Bank (Deutschland), a business combination under common control, as both the seller (the CBR) and the acquirer (VTB) are state-controlled entities. VTB has accounted for these acquisitions under the purchase method.

The aggregated fair value of identifiable assets, liabilities and contingent liabilities of VTB Bank (Europe), VTB Bank (France), East-West United Bank, VTB Bank (Deutschland) as at the date of acquisition were:

	Fair value	Carrying value
Assets
Cash and short-term funds	180	180
Mandatory cash balances with central banks	9	9
Financial assets at fair value through profit or loss	405	405
Financial assets pledged under repurchase agreements and loaned financial
assets	710	710
Due from other banks	1,929	1,937
Loans and advances to customers	1,877	1,877
Financial assets available-for-sale	580	526
Investments in associates	25	23
Premises and equipment	132	113
Deferred tax asset	39	36
Other assets	21	21

Total assets	5,907	5,837

71

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

39.    Business Combination and Disposals of Subsidiaries (continued)

Acquisitions of Banks from the Central Bank of Russian Federation (continued)

Liabilities
Due to other banks	3,134	3,134
Customer deposits	303	303
Other borrowed funds	422	422
Debt securities issued	425	425
Subordinated debt	354	354
Deferred tax liability	22	14
Other liabilities	111	111

Total liabilities	4,771	4,763

Fair value of net assets	1,136	1,074
Contribution of deposits	688
Less: minority interests	(169)
Group’s share of the fair value of net assets	1,655

Increase in equity attributable to shareholders of the parent (contribution of business: Group’s share in fair values of contributed banks, including revaluation of share of associate plus cash difference)	1,849
Existing interest before acquisitions	67
Less: revaluation of investment in associate	(23)
Less: minority interest in VTB Bank (Austria)	(84)
Less: cash difference, including deposit in VTB Bank (Austria)	(154)

Group’s share of fair value of net assets contributed	1,655

Contribution of deposits represents purchase of deposits in fore-mentioned subsidiary banks from the CBR as part of the business combination.

The amount of profit and loss of the acquired banks from the acquisition dates to 31 December 2005 is immaterial. The Group’s share in the fair value of the banks business contributed approximates the fair value of the net assets of these banks, thus no goodwill was recorded as a result of this transaction.

The increase of share in VTB Bank (Austria) from 85% to 100% was accounted for as the increase of share in the previously consolidated subsidiary with necessary reallocations between minority interest and retained earnings in the Balance Sheet.

Revenues and profit for 2005 of the combined entity as though the acquisitions date had been the beginning of the period were not disclosed, as that would be impracticable because the majority of the newly acquired subsidiaries did not prepare IFRS financial statements for 2005.

72

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

39.    Business Combination and Disposals of Subsidiaries (continued)

Acquisition of OJSC “Industry & Construction Bank” (ICB)

In March 2005, VTB acquired a 25% plus one share of initial interest in OJSC “Industry & Construction Bank” (ICB), a major corporate and retail bank of the Russian North West located in St. Petersburg, in exchange for a cash payment of approximately USD 97 million.

On December 28, 2005 VTB purchased 630,488,500 ordinary shares of ICB with par value of 1 RUR per share for USD 480 million. As a result of this transaction, VTB’s ownership percentage increased from 25% plus one share to 75% plus three shares of the share capital of ICB. VTB hired an independent appraiser to determine the fair value of identifiable assets, liabilities and contingent liabilities of ICB as of the acquisition date and allocate the cost of business combination at each acquisition date. The amount of profit and loss of ICB from the acquisition date to December 31, 2005 is immaterial.

As a result of the first acquisition of 25% plus one share in ICB, there was an excess of acquirer’s interest in the net fair value of acquiree’s identifiable assets, liabilities and contingent liabilities over cost in the amount of USD 30 million. This excess was recognised in the consolidated income statement. As a result of the additional acquisition of 50% in ICB, goodwill in the amount of USD 182 million arose. This goodwill was recognised as an intangible asset at 31 December 2005.

The fair value and carrying value of the identifiable assets and liabilities of ICB as at 31 March 2005 were:

	Fair value	Carrying value
Assets
Cash and short-term funds	377	377
Mandatory cash balances with central banks	74	74
Financial assets at fair value through profit or loss	603	603
Due from other banks	375	375
Loans and advances to customers	1,944	1,927
Premises and equipment	179	130
Investment property	71	68
Intangible assets	148	6
Deferred tax asset	1	1
Other assets	35	35

Total assets	3,807	3,596

Liabilities
Due to other banks	232	231
Customer deposits	2,292	2,287
Other borrowed funds	359	356
Debt securities issued	282	288
Deferred tax liability	50	—
Other liabilities	33	33
Total liabilities before subordinated debt	3,248	3,195

Subordinated debt	46	44

Total liabilities	3,294	3,239

Fair value of net assets	513	357
Initial acquisition share	25%
Fair value of initial acquisition of net assets	127
Contribution paid	(97)
Excess of acquirer’s interest in the net fair value of acquiree’s identifiable assets, liabilities and contingent liabilities over cost	30

73

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

39.    Business Combination and Disposals of Subsidiaries (continued)

Acquisition of OJSC “Industry & Construction Bank” (ICB) (continued)

The fair value and carrying value of identifiable assets and liabilities of ICB as at 31 December 2005 were:

	Fair value	Carrying value
Assets
Cash and short-term funds	451	451
Mandatory cash balances with central banks	87	87
Financial assets at fair value through profit or loss	960	960
Financial assets pledged under repurchase agreements and loaned financial assets	241	241
Due from other banks	217	217
Loans and advances to customers	2,780	2,762
Financial assets available-for-sale	3	3
Investments in associates	2	2
Premises and equipment	189	138
Investment property	198	198
Intangible assets	154	—
Other assets	45	45

Total assets	5,327	5,104

Liabilities
Due to other banks	389	389
Customer deposits	2,978	2,976
Other borrowed funds	330	328
Debt securities issued	529	533
Deferred tax liability	53	—
Other liabilities	40	40
Total liabilities before subordinated debt	4,319	4,266

Subordinated debt	410	409

Total liabilities	4,729	4,675

Fair value of net assets	598	429
Additional acquisition share	50%
Fair value of additional acquisition of net assets	298
Contribution paid	(480)
Goodwill	182

From the date of acquisition of 25% share to 31 December 2005, ICB bank generated USD 108 million net profit, which was included in the Group’s consolidated income statement for the year ended 31 December 2005. If the acquisition of 25% share had taken place at the beginning of the year, the net profit of the Group would have been USD 516 million and operating income would have been USD 1,528 million. If the acquisition of 75% share had taken place at the beginning of the year, the net profit of the Group would have been USD 597 million and operating income would have been USD 1,609 million.

Acquisition of Guta Bank (renamed to “Bank VTB 24”, CJSC)

In July 2004, VTB purchased 85.8% of the ordinary voting shares in Guta Bank for a cash payment of approximately RUR 1 million (USD 34 thousand at the exchange rate of RUR 29.077 per USD 1). In connection with the acquisition of Guta Bank, the CBR placed a USD 700 million special purpose deposit with VTB at the LIBOR rate for one year. The deposit was provided to maintain Guta Bank’s liquidity and for the use in the Bank’s operations. The term of the deposit could be prolonged with the agreement of VTB and the CBR. VTB has extended a credit line to Guta Bank of RUR 10,000 million (USD 344 million at the exchange rate of RUR 29.077 per USD 1) maturing in one year and bearing interest rate of 6% p.a. with interest payment at maturity, which is secured by Guta Bank’s loan portfolio. As of 31 December 2004, the amount drawn down by Guta Bank under this credit line was RUR 6,900 million (USD 249 million at the exchange rate of RUR 27.7487 per USD 1). As of the date of its acquisition by VTB, Guta Bank had a net loan exposure of approximately USD 240 million to companies related to its former shareholders.

74

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

39.    Business Combination and Disposals of Subsidiaries (continued)

Acquisition of Guta Bank (renamed to VTB 24) (continued)

The fair value and carrying value of identifiable assets and liabilities of Guta bank as at the acquisition date were:

	Fair value	Carrying value
Assets
Cash and short-term funds	31	31
Mandatory cash balances with central banks	22	22
Due from other banks	15	15
Loans and advances to customers	506	506
Financial assets available-for-sale	50	46
Accrued interest receivable and other assets	14	13
Premises and equipment	28	28
	666	661
Liabilities
Due to other banks	96	97
Customer deposits	426	428
Debt securities issued	207	209
Accrued interest payable and other liabilities	18	18
	747	752
Fair value of net assets	(81)
Fair value adjustment of deposit received from the CBR in connection with the acquisition of Guta bank	10
Goodwill	71

Costs associated with the acquisition:
Cash paid, RUR	1,000,000
Cash paid, USD million	—

From the date of acquisition to 31 December 2004, Guta bank incurred a USD 17 million net loss, which was included in the Group’s consolidated statement of income for the year ended 31 December 2004. If the acquisition had taken place at the beginning of the year, the net profit of the Group would have been USD 199 million and operating income would have been USD 939 million.

Other acquisitions

During 2005 the Group had business combinations with United Georgian Bank (renamed to “VTB Bank (Georgia)”, JSC) and Armsberbank (renamed to “VTB Bank (Armenia)”, CJSC), which did not have a material effect on the Group, thus they are not separately disclosed (Note 40).

At the end of March 2006 VTB purchased 1,312,802,167 ordinary shares (98% of the share capital) of the Bank “Mriya” located in Ukraine for USD 66 million. VTB hired an independent appraiser to determine the fair value of identifiable assets, liabilities and contingent liabilities of the Bank “Mriya” as of the acquisition date. Goodwill recognized at the purchase date was USD 13 million.

75

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

39.  Business Combination and Disposals of Subsidiaries (continued)

Other acquisitions (continued)

If the acquisition of the Bank “Mriya” had taken place at the beginning of the year, the net profit of the Group and operating income would not have been materially different. The fair values of identifiable assets and liabilities of the Bank “Mriya” at the date of acquisition were not materially different from carrying values of these assets and liabilities immediately before the acquisition. The fair values of identifiable assets and liabilities of the Bank “Mriya” at the acquisition date were:

	Fair Value	Carrying Value

Assets
Cash and short-term funds	52	52
Financial assets at fair value through profit or loss	6	6
Due from other banks	8	7
Loans and advances to customers	325	329
Premises and equipment	26	18
Investment property	1	—
Intangible assets	6	—
Other assets	2	3

Total assets	426	415

Liabilities
Due to other banks	32	33
Customer deposits	293	290
Other borrowed funds	26	26
Debt securities issued	1	1
Subordinated debt	1	1
Deferred tax liability	2	—
Other liabilities	17	16

Total liabilities	372	367

Fair value of net assets	54

Contribution paid	66
Goodwill	13

Disposal of subsidiaries

At the end of 2005, VTB approved an increase in the participants’ fund of Trading House VTB. The increase of the participants fund was purchased in January 2006 by a state-owned bank (a related party), thus decreasing the share of the Group in Trading House VTB to 50%. This transaction was finalized in June 2006 and the Group retained control over Trading House VTB as of June 30, 2006. The Trading House VTB was renamed to “Interbank Trading House”, Ltd (ITH).

76

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

39.  Business Combination and Disposals of Subsidiaries (continued)

Disposal of subsidiaries (continued)

At the end of September 2006 the Board of Directors of “Interbank Trading House”, Ltd was reappointed to include new members representing the other participant resulting in the Group losing control over ITH. The Group accounted for a disposal of “Interbank Trading House”, Ltd with recognition of USD 51 million gain within Profit from disposal of subsidiaries. As of 31 September 2006, the Group accounted for ITH investment under IAS 28 requirement using the equity method of accounting. The assets and liabilities disposed are as follows:

30 September 2006
Assets
Cash and short-term funds	1
Due from other banks	54
Loans and advances to customers	4
Intangible assets	1
Other assets	3

Total assets	63

Liabilities
Due to other banks	108
Other liabilities	6

Total liabilities	114

Net assets	(51)

Total carrying amount of net assets disposed	(51)

In May 2006 the Group decided to decrease the ownership in “Insurance Capital”, Ltd to a non-controlling share (49.99%) with simultaneous renaming of the company to “Insurance Company VTB-Rosno”, Ltd and increasing the share capital to RUR 436 million (USD 16 million). The deal was completed in July 2006. The Group lost control over “Insurance Company VTB-Rosno”, Ltd after the transaction and deconsolidated this entity. The Group recognized this investment under the equity method of accounting.

The assets and liabilities disposed are as follows:

1 July 2006
Assets
Cash and short-term funds	16
Deferred tax asset	1
Other assets	7

Total assets	24

Liabilities
Other liabilities	29

Total liabilities	29

Net assets	(5)

Total carrying amount of net assets disposed	(5)

The Group has recorded a gain from the disposal of “Insurance Company VTB-Rosno”, Ltd in the amount of USD 5 million within Profit from disposal of subsidiaries.

In December 2006, VTB sold a 2% stake in “East-West United Bank”, S. A. (EWUB) to a third party, decreasing the Group’s share in EWUB to 48.55%, accordingly at the date of disposal the Group deconsolidated EWUB and accounted for that investment under the equity method.

77

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

39.  Business Combination and Disposals of Subsidiaries (continued)

Disposal of subsidiaries (continued)

At the disposal date the assets and liabilities of EWUB were as follows:

31 December 2006
Assets
Cash and short-term funds	8
Mandatory cash balances with central banks	4
Financial assets pledged under repurchase agreements and loaned financial assets	25
Due from other banks	52
Loans and advances to customers	182
Financial assets available-for-sale	81
Premises and equipment	11
Other assets	13

Total assets	376

Liabilities
Due to other banks	147
Customer deposits	111
Subordinated debt	6
Deferred tax liability	15
Other liabilities	15

Total liabilities	294

Net assets	82

Total carrying amount of net assets disposed	82

The Group has recorded a loss from the disposal of EWUB in the amount of USD 2 million within Profit from disposal of subsidiaries.

40.  Consolidated Subsidiaries and Associates

The subsidiaries and associates included in these consolidated financial statements are presented in the table below:

			Percentage of ownership
		Country of	31 December	31 December	31 December
Name	Activity	registration	2006	2005	2004

Subsidiaries
“VTB Bank (Austria)” AG	Banking	Austria	100.00%	100.00%	85.00%
“Russian Commercial Bank (Cyprus) Limited”	Banking	Cyprus	100.00%	100.00%	100.00%
“Russian Commercial Bank Ltd”	Banking	Switzerland	100.00%	100.00%	100.00%
“Vneshtorgbank (Ukraine)”, CJSC	Banking	Ukraine	100.00%	100.00%	—
“Mriya”, OJSC	Banking	Ukraine	98.47%	—	—
“VTB Bank (Armenia)”, CJSC	Banking	Armenia	70.00%	70.00%	70.00%
“VTB Bank (Georgia)”, JSC	Banking	Georgia	53.17%	50.00%	—
“Bank VTB 24”, CJSC	Banking	Russia	96.68%	92.19%	85.80%
“VTB Broker”, OJSC	Banking	Russia	99.83%	99.80%	99.80%
“Novosibirskvneshtorgbank”, CJSC	Banking	Russia	99.58%	97.60%	97.60%
“VTB Bank (Deutschland)” AG	Banking	Germany	78.82%	83.54%	31.90%
“Industry & Construction Bank”, OJSC	Banking	Russia	75.00%	75.00%	—
“VTB Bank (France)”	Banking	France	77.55%	87.04%	—
“VTB Bank (Europe)”, Plc.	Banking	Great Britain	89.10%	89.10%	—
Bank “Povolzhskiy”, CJSC	Banking	Russia	—	—	60.40%
“VTB Capital (Namibia) (Property) Limited”	Investment	Namibia	50.03%	—	—
“Multicarta”, Ltd	Plastic cards	Russia	100.00%	100.00%	100.00%
“Euroleasing”, GMBH	Leasing	Germany	63.00%	63.00%	60.00%
“Rafinco Co.”, , Inc.	Trading	USA	100.00%	100.00%	100.00%
“I.T.C. Consultants (Cyprus)”, Ltd	Finance	Cyprus	100.00%	100.00%	100.00%
“VB-Service”, Ltd	Commerce	Russia	100.00%	100.00%	100.00%

78

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

40.  Consolidated Subsidiaries and Associates (continued)

			Percentage of ownership
		Country of	31 December	31 December	31 December
Name	Activity	registration	2006	2005	2004

“Konobeevo”, OJSC	Recreation	Russia	—	89.99%	89.99%
“Non-state Pension Fund of Vneshtorgbank”	Insurance	Russia	100.00%	100.00%	100.00%
“Almaz-Press”, CJSC	Publishing	Russia	100.00%	100.00%	100.00%
“Almaz-Print”, CJSC	Publishing	Russia	100.00%	100.00%	100.00%
“Rassvet-Expo”, CJSC	Publishing	Russia	100.00%	100.00%	100.00%
“Rasters”, CJSC	Publishing	Russia	100.00%	100.00%	100.00%
“Dom Rybaka”, Ltd	Recreation	Russia	100.00%	100.00%	100.00%
“VTB-Leasing”, OJSC	Leasing	Russia	100.00%	100.00%	100.00%
“Embassy Development Limited”	Finance	Jersey	100.00%	100.00%	—
“VTB-Capital”, CJSC	Finance	Russia	100.00%	55.00%	—
“VTB-Capital-Stolitsa”, CJSC	Trading	Russia	99.00%	—	—
“VTB Strategic Investments (Russia) Limited”	Investment	England	89.10%	—	—
“VTB Strategic Investments Limited”	Investment	England	89.10%	89.10%	—
“VTB Finance”, B.V.	Finance	Netherlands	89.10%	89.10%	—
“Business-Finance”, Ltd	Finance	Russia	96.68%	92.19%	—
“Baltiyskaya Trade Industrial Company”, CJSC	Commerce	Russia	—	75.00%	—
“ICB Finance B.V.”	Finance	Netherlands	75.00%	75.00%	—
“ICB Finance”, Ltd	Finance	Russia	75.00%	75.00%	—
“Uralpromstroyleasing”, Ltd	Leasing	Russia	75.00%	75.00%	—
“ICB-Invest Group”, OJSC	Finance	Russia	74.25%	74.25%	—
“Korsar”, Ltd	Commerce	Russia	—	75.00%	—
“Adamas”, Ltd	Real estate	Russia	—	75.00%	—
“Derzhava”, Ltd	Real estate	Russia	—	75.00%	—
“Korpus 104”, Ltd	Real estate	Russia	—	75.00%	—
“Prestizh”, Ltd	Real estate	Russia	—	63.75%	—
“Dolgovoi centre VTB RU”, CJSC	Finance	Russia	96.68%	—	—
“Sistema Plus”, CJSC	Finance	Russia	96.68%	92.19%	—
“Tekhnoinvest”, CJSC	Trading	Russia	87.01%	92.19%	—

Subsidiaries within disposal group:
“Sales”, CJSC	Finance	Russia	—	92.19%	—
“PM-Nedvigimost”, CJSC	Trading	Russia	—	92.19%	—
“Remos-PM”, CJSC	Manufacturing	Russia	—	92.19%	—
“Instrumentalniy zavod - Permskie Motory”, CJSC	Manufacturing	Russia	—	92.19%	—
“Energetic-PM”, OJSC	Energy	Russia	—	90.90%	—
“Reduktor-PM”, OJSC	Manufacturing	Russia	—	74.96%	—
“Kaskad-PM”, CJSC	Manufacturing	Russia	—	80.48%	—
“Gheleznodoroghnik-PM”, CJSC	Transport	Russia	—	92.19%	—
“Nedvighimost-PM”, Ltd	Leasing	Russia	—	91.27%	—
“Permskiy Motorniy zavod”, OJSC	Manufacturing	Russia	—	66.04%	—
“Metallist-PM”, CJSC	Manufacturing	Russia	—	78.86%	—
“Perm-Energy”, CJSC	Engineering	Russia	—	78.36%	—
“PM-Upravlenie”, CJSC	Leasing	Russia	—	68.26%	—
“Obscheghitie-PM”, OJSC	Service	Russia	—	42.26%	—
“Usluga-PM”, Ltd	Service	Russia	—	61.15%	—

Associates
“Eurofinance Mosnarbank”, OJSC	Banking	Russia	34.07%	32.65%	—
“Halladale PLC”	Property	Great Britain	23.00%	23.00%	—
“Vietnam –Russia Joint Bank (joint bank)”	Banking	Vietnam	49.00%	—	—
“East-West United Bank”, S.A.	Banking	Luxembourg	48.55%	50.74%	34.00%
“Insurance company VTB-Rosno”, Ltd	Insurance	Russia	49.99%	100.00%	69.80%
“Interbank Trading House”, Ltd	Commerce	Russia	50.00%	100.00%	100.00%
“Management Company ICB”, Ltd	Finance	Russia	24.98%	30.91%	—

Associates within disposal group:
“UK PMK”	Finance	Russia	—	32.52%	—
‘Permskie Motory”, OJSC	Manufacturing	Russia	—	26.70%	—

79

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

40.  Consolidated Subsidiaries and Associates (continued)

In April 2004, the Group acquired 70% of the share capital of CJSC Armsberbank located in Armenia in exchange for cash payment of USD 9 million. As of 31 December 2004, its financial statements are consolidated into the Group’s financial statements. As a result of this acquisition, the Group has recognized positive goodwill of USD 4 million in accordance with IFRS 3 “Business Combination”. In 2005, CJSC Armsberbank increased its equity by issuing additional shares of USD 10 million. VTB purchased 70% additional shares in the amount of USD 7 million, and consequently VTB’s share in the capital of CJSC Armsberbank was not changed.

In January 2005, VTB acquired a 50% plus one share interest in United Georgian Bank (“UGB”) in Tbilisi, Georgia, for approximately USD 7 million.

On 21 January 2005, the National Bank of Ukraine registered CJSC “Vneshtorgbank (Ukraine)”, a wholly-owned subsidiary of VTB. CJSC “Vneshtorgbank (Ukraine)” began operations on 18 March 2005 and initially focused on providing international settlement services, loans and trade financing. Its initial share capital, contributed by VTB, was 80 million hryvnas (approximately USD 15 million). On 10 June 2005, an extraordinary meeting of shareholders approved an increase of share capital by 195 million hryvnas (USD 38 million).

On 6 June 2005, Guta Bank’s shareholders changed its name to CJSC “Vneshtorgbank Retail Services” (VTB Retail Services), as the Group planned to restructure its retail operations, combining the retail and small business banking operations of VTB and VTB Retail Services. Starting in autumn of 2005, VTB began to gradually transfer to VTB Retail Services its retail and small business operations, along with the related assets and liabilities. In August 2005, VTB Retail Services began offering retail and small business banking services in Moscow and Russian regions under the “Vneshtorgbank 24” brand.

In November 2005, VTB Retail Services issued 2,740,500 shares at par value of RUR 1,000. On 30 November 2005, VTB purchased all shares issued by VTB Retail Services at RUR 3,284 per share. As a result, the share capital of VTB Retail Services increased by RUR 8,999,999 thousand. As a result of this transaction, VTB’s ownership percentage in VTB Retail Services increased from 85.8% to 92.2%.

In December 2005 VTB sold its 62.4% owned subsidiary, Bank “Povolzhskiy”, CJSC located in Ulyanovsk to a third party for USD 1.5 million.

In March and April 2006 the Bank purchased an additional issue of shares of the “United Georgian Bank”. The total increase of the share capital was planned to be Georgian lari 20 million (20 million shares, or USD 11 million at period end exchange rate), of which VTB purchased 11,281,848 shares. The share of VTB in the “United Georgian Bank was 53.13% after the shares were fully subscribed.

In April, 2006 “Armsberbank”, CJSC was renamed into “VTB Bank (Armenia)”, CJSC.

In June 2006, VTB Retail Services issued 4,242,425 shares at a price of RUR 1,650 per share (par value RUR 1,000) for the total amount of RUR 7,000,000 thousand. VTB purchased all shares issued by VTB Retail Services. As a result of this transaction, VTB’s ownership percentage in VTB Retail Services increased to 95.93%. The share issue was registered by the Central Bank of Russia on 5 June 2006.

In June 2006 VTB Group initiated the sale of a disposal Group held for sale. The deal was closed in August 2006, when the transfer of ownership was approved by Russian anti-monopoly authorities. VTB Group sold an 81.25% interest in CJSC “Sales” to an unrelated party (Refer to Note 33) for USD 122 million, which resulted in a profit of USD 8 million. The Group continues to own 18.75% interest in CJSC “Sales” and accounted for this investment under IAS 39 requirements as an available-for-sale financial asset.

80

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

40.  Consolidated Subsidiaries and Associates (continued)

On 22 September 2006 the extraordinary general meeting of shareholders of OJSC “Industry & Construction Bank” (ICB) approved the merger with the Bank. The ratio of share conversion was set at 1 ICB share with a face value of 1 RUR into 385 VTB shares with a face value of 0.01 Russian roubles. ICB also offered to ICB shareholders that dispute this merger to buy out all shares at a price of 22 RUR per 1 ICB share. This merger is subject to approval of VTB’s general meeting of shareholders.

In September 2006, two subsidiaries of ICB, “Adamas” and “Derzhava”, ceased to be consolidated in the Group’s financial statements, because ICB concluded option agreements with a third party, which has the right to purchase participation in these subsidiaries at any date before December 31, 2006. As a result, these option agreements give potential voting rights to the third party to govern the financial and operating policies of these subsidiaries. In December 2006 the options were executed.

On September 29, 2006 VTB increased its ownership percentage in Ost-West Handelsbank, AG from 83.54% to 88.46% by purchasing additional shares of Ost-West Handelsbank, AG for the total amount of EUR 3 million.

In September 2006, VTB opened an office of a subsidiary bank in Angola Banco VTB Africa SA (VTB Africa) with 66% shareholding held by VTB.

In October 2006, VTB established a subsidiary financial company in Namibia “VTB Capital (Namibia) (Proprietary) Limited” with 50% plus 2 shares shareholding held by VTB.

In October 2006, the Group started the re-branding process to unite its principal subsidiaries under a common name – VTB. In October 2006, “Ost-West Handelsbank” AG, “Donau-bank” AG, “BCEN-Eurobank” and “Moscow Narodny Bank Limited” were renamed into “VTB Bank (Deutschland)” AG, “VTB Bank (Austria)” AG, “VTB Bank (France)” and “VTB Bank (Europe)”, Plc., respectively. In November 2006, CJSC “Vneshtorgbank Retail Services” was renamed into CJSC “Bank VTB 24”. In November 2006, OJSC Bank “Zabaikalsky” was renamed into OJSC “VTB Broker”. In December 2006, “United Georgian Bank” was renamed into “VTB Bank (Georgia)”.

In November 2006, VTB established a Vietnam-Russia Joint Venture Bank with a 49% shareholding held by VTB.

In December 2006, CJSC “Bank VTB 24” (VTB 24) issued 2,315,119 shares at a price of RUR 1,650 per share (par value RUR 1,000) for the total amount of RUR 3,819,946 thousand. VTB purchased all shares issued by VTB 24. As a result of this transaction, VTB’s ownership percentage in VTB 24 increased to 96.68%. The share issue was registered by the Central Bank of Russia on 25 December 2006.

In December 2006 VTB sold VTB Bank (Deutschland) and VTB Bank (France) to VTB Bank (Europe), the Group’s share in these banks decreased to 78.82% and 77.55%, accordingly.

In December 2006, VTB sold a 2% stake in East-West United Bank (EWUB) to a third party, decreasing the Group’s share in capital of EWUB to 48.55%. Accordingly, at the date of disposal the Group deconsolidated EWUB and accounted for that investment under the equity method.

41.  Capital Adequacy

The CBR requires banks to maintain a capital adequacy ratio of 10% of risk-weighted assets, computed based on Russian accounting legislation. As of 31 December 2006, 2005 and 2004 the Bank’s capital adequacy ratio on this basis exceeded the statutory minimum.

The Group’s international risk based capital adequacy ratio, computed in accordance with the Basle Accord guidelines issued in 1988, with subsequent amendments including the amendment to incorporate market risks, as of 31 December 2006, 2005 and 2004 was 14.0%, 14.1% and 12.0%, respectively. These ratios exceeded the minimum ratio of 8% recommended by the Basle Accord.

81

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2006, 2005 and 2004

(expressed in millions of US dollars)

42.  Subsequent Events

In March 2007, OJSC Vneshtorgbank was renamed to “VTB Bank” (OJSC).

In March 2007, the extraordinary general meeting of shareholders of VTB approved the increase of the share capital by 1,734,333,866,664 shares (24.97% of VTB number of shares after the increase).

In March 2007, VTB issued a EUR 1,000 million Eurobond with a floating rate of EURIBOR+0.6% maturing in March 2009.

In March 2007, VTB issued a GBP 300 million Eurobond with an interest rate of 6.332% maturing in March 2010.

In March 2007, VTB purchased 25% plus one share in OJSC “Terminal” for approximately USD 40 million. OJSC “Terminal” is established to finance the construction of “Sheremetyevo-3” airport terminal.

In March 2007 VTB Bank (Europe) issued additional 194,700,000 ordinary shares. VTB purchased all shares issued by VTB Bank (Europe) for GBP 52 million (USD 102 million). As a result of this transaction VTB increased its ownership in VTB Bank (Europe) to 91.83%.

In March 2007, VTB’s subsidiary bank in Angola Banco VTB Africa SA (VTB Africa) with 66% shareholding of VTB was registered and started operations.

In March 2007, VTB has initiated the acquisition of a subsidiary bank in Belarus. The extraordinary general meeting of shareholders of “Slavneftebank”, CJSC approved the increase of share capital, the new share issue to be purchased by VTB whose share would be 50% + 1 share. VTB transferred approximately USD 25 million for these newly issued shares. Belarus bank authorities have not yet completed the registration of the share issue.

82

VTB BANK

Consolidated Financial Statements and Auditors’ Report

For the years ended 31 December 2007 and 2006

VTB Bank

Consolidated Financial Statements and Independent Auditor’s Report

CONTENTS

INDEPENDENT AUDITORS’ REPORT

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheets		1
Consolidated Statements of Income		2
Consolidated Statements of Cash Flows		3
Consolidated Statements of Changes in Shareholders’ Equity		5

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	Principal Activities	7
2.	Operating Environment of the Group	8
3.	Basis of Preparation	8
4.	Summary of Principal Accounting Policies	11
5.	Significant Accounting Estimates and Judgements	23
6.	Cash and Short-Term Funds	24
7.	Financial Assets at Fair Value Through Profit or Loss	25
8.	Financial Assets Pledged under Repurchase Agreements and Loaned Financial Assets	26
9.	Due from Other Banks	27
10.	Loans and Advances to Customers	27
11.	Financial Assets Available-for-Sale	30
12.	Investments in Associates	31
13.	Investment Securities Held-to-Maturity	32
14.	Other Assets	32
15.	Premises and Equipment	33
16.	Investment Property	34
17.	Intangible Assets	35
18.	Due to Other Banks	36
19.	Customer Deposits	37
20.	Other Borrowed Funds	38
21.	Debt Securities Issued	38
22.	Subordinated Debt	40
23.	Other Liabilities	40
24.	Share Capital and Reserves	41
25.	Interest Income and Expense	42
26.	Gains less losses arising from financial instruments at fair value through profit or loss	42
27.	Fee and Commission Income and Expense	42
28.	Other Operating Income	43
29.	Staff Costs and Administrative Expenses	43
30.	Allowances for Impairment and Provisions	43
31.	Income Tax Expense	45
32.	Basic and Diluted Earnings per Share	47
33.	Dividends	47
34.	Contingencies, Commitments and Derivative Financial Instruments	48
35.	Analysis by Segment	52
36.	Financial Risk Management	53
37.	Fair Values of Financial Instruments	82
38.	Related Party Transactions	84
39.	Business Combination and Disposal of Subsidiaries	85
40.	Consolidated Subsidiaries and Associates	90
41.	Capital Management and Capital Adequacy	92
42.	Subsequent Events	93

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareholders of VTB Bank:

We have audited the accompanying consolidated financial statements of VTB Bank (“the Bank”) and its subsidiaries (together “the Group”), which comprise the consolidated balance sheets as at 31 December 2007 and 2006 and the consolidated statements of income, consolidated statements of changes in shareholders’ equity and consolidated statements of cash flows for the years then ended, and a summary of significant accounting policies and other explanatory notes.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards. This responsibility includes: designing, implementing and maintaining internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Group as at 31 December 2007 and 2006, and its financial performance and its cash flows for the years then ended in accordance with International Financial Reporting Standards.

21 April 2008

A member firm of Ernst & Younq Global Limited

VTB Bank

Consolidated Balance Sheets as of 31December

(expressed in millions of US dollars)

	Note	2007	2006
Assets
Cash and short-term funds	6	5,160	3,581
Mandatory cash balances with central banks		825	648
Financial assets at fair value through profit or loss	7	10,436	5,120
Financial assets pledged under repurchase agreements and loaned financial assets	8	2,212	2,938
Due from other banks	9	9,733	6,813
Loans and advances to customers	10	58,549	29,262
Financial assets available-for-sale	11	858	888
Investments in associates	12,40	167	200
Investment securities held-to-maturity	13	5	11
Premises and equipment	15	1,997	1,422
Investment property	16	168	178
Intangible assets	17	480	455
Deferred tax asset	31	215	93
Other assets	14	1,804	794

Total assets		92,609	52,403

Liabilities
Due to other banks	18	14,794	7,587
Customer deposits	19	37,098	19,988
Other borrowed funds	20	5,176	4,468
Debt securities issued	21	16,489	11,565
Deferred tax liability	31	149	125
Other liabilities	23	1,231	509

Total liabilities before subordinated debt		74,937	44,242
Subordinated debt	22	1,171	1,169

Total liabilities		76,108	45,411

Equity
Share capital	24	3,084	2,500
Share premium	24	8,792	1,513
Treasury shares		(21)	—
Unrealized gain on financial assets available-for-sale and cash flow hedge	8,11,34	109	154
Currency translation difference		663	352
Premises revaluation reserve	15	587	341
Retained earnings		2,993	1,744
Equity attributable to shareholders of the parent		16,207	6,604

Minority interest		294	388

Total equity		16,501	6,992

Total liabilities and equity		92,609	52,403

Approved for issue and signed on 21 April 2008.

/s/ A.L. Kostin
A.L. Kostin
President - Chairman of the Management Board

/s/ N.V. Tsekhomsky
N.V. Tsekhomsky
Chief Financial Officer – Member of the Management Board

The notes No 1-42 form an integral part of these consolidated financial statements

1

VTB Bank

Consolidated Statements of Income for the Years Ended 31 December

(expressed in millions of US dollars, except earnings per share data)

	Note	2007	2006

Interest income	25	5,387	3,606
Interest expense	25	(2,831)	(1,892)

Net interest income		2,556	1,714
Provision charge for impairment	30	(526)	(442)

Net interest income after provision for impairment		2,030	1,272

Gains less losses arising from financial instruments at fair value through profit or loss	26	138	218
Gains less losses from available-for-sale financial assets	8,11	116	348
Gains less losses arising from dealing in foreign currencies		547	73
Foreign exchange translation gains less losses		108	265
Fee and commission income	27	637	401
Fee and commission expense	27	(80)	(50)
Share in income of associates		18	15
Income arising from non-banking activities		95	111
Other operating income	28	123	157

Net non-interest income		1,702	1,538

Operating income		3,732	2,810

Staff costs and administrative expenses	29	(1,948)	(1,370)
Expenses arising from non-banking activities		(63)	(90)
Profit from disposal of subsidiaries and associates	12,39	98	54

Profit before taxation		1,819	1,404

Income tax expense	31	(305)	(232)

Profit after taxation from continuing operations		1,514	1,172

Profit from discontinued operations		—	7

Net profit		1,514	1,179

Net profit attributable to:
Shareholders of the parent		1,480	1,137
Minority interest		34	42

Basic and diluted earnings per share (expressed in USD per share)	32	0.000241	0.000218
Basic and diluted earnings per share – continuing operations (expressed in USD per share)		0.000241	0.000217
Basic and diluted earnings per share – discontinued operations (expressed in USD per share)		0.000000	0.000001

The notes No 1-42 form an integral part of these consolidated financial statements

2

VTB Bank

Consolidated Statements of Cash Flows for the Years Ended 31 December

(expressed in millions of US dollars)

	Note	2007	2006
Cash flows from operating activities
Interest received		5,246	3,430
Interest paid		(2,622)	(1,889)
Income received on operations with financial instruments at fair value through profit or loss		286	131
Income received on dealing in foreign currency		474	76
Fees and commissions received		637	401
Fees and commissions paid		(96)	(50)
Income arising from non-banking activities and other operating income received		110	166
Staff costs, administrative expenses and expenses arising from non-banking activities paid		(1,790)	(1,313)
Income tax paid		(476)	(316)

Cash flows from operating activities before changes in operating assets and liabilities		1,769	636

Net decrease (increase) in operating assets
Net increase in mandatory cash balances with central banks		(125)	(205)
Net decrease in restricted cash		38	50
Net (increase) decrease in financial assets at fair value through profit or loss		(5,521)	1,084
Net increase in due from other banks		(2,617)	(2,556)
Net increase in loans and advances to customers		(28,231)	(8,420)
Net increase in other assets		(914)	(485)
Net (decrease) increase in operating liabilities
Net increase in due to other banks		6,805	859
Net increase in customer deposits		15,566	6,117
Net (decrease) increase in promissory notes and certificates of deposits issued		2	(203)
Net increase in other liabilities		266	72

Net cash used in operating activities		(12,962)	(3,051)

Cash flows from (used in) investing activities
Dividends received		38	44
Proceeds from sale or maturities of financial assets available-for-sale		2,409	1,136
Purchase of financial assets available-for-sale		(256)	(2,900)
Purchase of subsidiaries, net of cash acquired		(11)	(15)
Sale of disposal group held for sale		—	122
Purchase of minority interest in subsidiaries		(309)	—
Purchase of associates		(10)	(5)
Disposal of associates		45	—
Disposal of subsidiaries, net of cash disposed		109	(9)
Proceeds from maturities of investment securities held-to-maturity		8	2
Purchase of investment securities held-to-maturity		(2)	(6)
Purchase of premises and equipment		(343)	(282)
Proceeds from sale of premises and equipment		73	46
Purchase of intangible assets		(15)	(8)
Purchase of investment property		(19)	—
Proceeds from disposal of investment property		61	92

Net cash from (used in) investing activities		1,778	(1,783)

The notes No 1-42 form an integral part of these consolidated financial statements

3

	Note	2007	2006
Cash flows from financing activities
Dividends paid		(135)	(63)
Proceeds from other borrowings		1,547	681
Repayment of other borrowings		(660)	(595)
Proceeds from syndicated loans		453	2,698
Repayment of syndicated loans		(831)	(1,259)
Proceeds from issuance of RUR-denominated bonds		501	953
Repayment of RUR-denominated bonds		—	(72)
Proceeds from issuance of eurobonds		5,628	3,541
Repayment of eurobonds		(1,495)	(370)
Proceeds from issuance of SSD debentures (Shuldscheindarlehen)		—	241
Repayment of SSD debentures (Shuldscheindarlehen)		(227)	(157)
Proceeds from share issue, less transaction costs		7,842	—
Treasury shares purchase		(21)	—

Net cash provided by financing activities		12,602	5,598

Effect of exchange rate changes on cash and cash equivalents		199	174

Net increase in cash and cash equivalents		1,617	938

Cash and cash equivalents at beginning of the year	6	3,479	2,541

Cash and cash equivalents at the end of the year	6	5,096	3,479

The notes No 1-42 form an integral part of these consolidated financial statements

4

VTB Bank

Consolidated Statements of Changes in Shareholders’ Equity for the Years Ended 31 December 2007 and 2006

(expressed in millions of US dollars)

	Attributable to shareholders of the parent
				Unrealized
				gain on
				financial
				assets
				available-
				for-sale and	Premises	Currency
	Share	Share	Treasury	cash flow	revaluation	translation	Retained		Minority	Total
	capital	premium	shares	hedge	reserve	difference	earnings	Total	interest	equity

Balance at 31 December 2005	2,500	1,513	—	89	72	86	660	4,920	349	5,269
Unrealized gain on financial assets available-for-sale, net of tax (Note 8,11)	—	—	—	403	—	—	—	403	2	405
Transferred to profit or loss on sale, net of tax (Note 8,11)	—	—	—	(338)	—	—	—	(338)	—	(338)
Premises revaluation, net of tax (Note 15)	—	—	—	—	271	—	—	271	11	282
Transfer of premises revaluation reserve upon disposal or depreciation	—	—	—	—	(2)	—	2	—	—	—
Effect of translation	—	—	—	—	—	266	—	266	33	299
Total income recognized directly in equity	—	—	—	65	269	266	2	602	46	648

Net profit	—	—	—	—	—	—	1,137	1,137	42	1,179
Total income and expense for the period	—	—	—	65	269	266	1,139	1,739	88	1,827
Dividends declared (Note 33)	—	—	—	—	—	—	(63)	(63)	(1)	(64)
Acquisition of subsidiaries	—	—	—	—	—	—		—	1	1
Increase in share capital of subsidiaries	—	—	—	—	—	—	(4)	(4)	9	5
Acquisition of minority interests	—	—	—	—	—	—	3	3	(7)	(4)
Changes in minority interests	—	—	—	—	—	—	9	9	(9)	—
Disposal of subsidiaries (Note 39)	—	—	—	—	—	—	—	—	(42)	(42)

Balance at 31 December 2006	2,500	1,513	—	154	341	352	1,744	6,604	388	6,992

The notes No 1-42 form an integral part of these consolidated financial statements

5

	Attributable to shareholders of the parent
				Unrealized
				gain on
				financial
				assets
				available-
				for-sale and	Premises	Currency
	Share	Share	Treasury	cash flow	revaluation	translation	Retained		Minority	Total
	capital	premium	shares	hedge	reserve	difference	earnings	Total	interest	equity

Balance at 31 December 2006	2,500	1,513	—	154	341	352	1,744	6,604	388	6,992
Unrealized gain on financial assets available-for-sale, net of tax (Note 8,11)	—	—	—	16	—	—	—	16	(1)	15
Transferred to profit or loss on sale or impairment, net of tax (Note 8,11)	—	—	—	(112)	—	—	—	(112)	—	(112)
Unrealized gains less losses on cash flow hedge, net of tax (Note 34)	—	—	—	51	—	—	—	51	—	51
Premises revaluation, net of tax (Note 15)	—	—	—	—	264	—	—	264	9	273
Transfer of premises revaluation reserve upon disposal or depreciation	—	—	—	—	(15)	—	15	—	—	—
Effect of translation	—	—	—	—	—	324	—	324	28	352
Total income recognized directly in equity	—	—	—	(45)	249	324	15	543	36	579
Net profit	—	—	—	—	—	—	1,480	1,480	34	1,514
Total income and expense for the period	—	—	—	(45)	249	324	1,495	2,023	70	2,093
Dividends declared (Note 33)	—	—	—	—	—	—	(133)	(133)	(2)	(135)
Share issue (Note 24)	584	7,279	—	—	—	—	—	7,863	—	7,863
Treasury shares	—	—	(21)	—	—	—	—	(21)	—	(21)
Acquisition of subsidiaries	—	—	—	—	—	—	—	—	25	25
Increase in share capital of subsidiaries	—	—	—	—	—	—	26	26	(26)	—
Acquisition of minority interests	—	—	—	—	—	—	(146)	(146)	(165)	(311)
Changes in associates’ equity (not recognized in profit or loss)	—	—	—	—	—	—	4	4	—	4
Establishment of subsidiaries	—	—	—	—	—	—	—	—	6	6
Disposal of subsidiaries (Note 39)	—	—	—	—	(3)	(13)	3	(13)	(2)	(15)
Balance at 31 December 2007	3,084	8,792	(21)	109	587	663	2,993	16,207	294	16,501

The notes No 1-42 form an integral part of these consolidated financial statements

6

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

1.              Principal Activities

VTB Bank and its subsidiaries (the “Group”) comprise Russian and foreign commercial banks, and other companies and entities controlled by the Group.

VTB Bank, also known as Vneshtorgbank (the “Bank”, “Vneshtorgbank”, or “VTB”), was formed as Russia’s foreign trade bank under the laws of the Russian Federation on 17 October 1990. In 1998, following several reorganisations, VTB was reorganized into an open joint stock company. In October 2006 the Group started re-branding to change its name from Vneshtorgbank to VTB. Simultaneously, the names of some of VTB’s subsidiaries were changed as presented in Notes 39 and 40. In March 2007, the Bank for Foreign Trade was renamed into “VTB Bank” (Open Joint-Stock Company).

On January 2, 1991, VTB received a general banking license (number 1000) from the Central Bank of Russia (CBR). In addition, VTB holds licenses required for trading and holding securities and engaging in other securities-related activities, including acting as a broker, a dealer and a custodian, and providing asset management and special depositary services. VTB and other Russian Group banks are regulated and supervised by the CBR and the Federal Service for Financial Markets. Foreign Group banks operate under the bank regulatory regimes of their respective countries.

On 29 December 2004, the Bank became a member of the obligatory deposit insurance system provided by the State Corporation “Agency for Deposits Insurance”. The main retail subsidiary “Bank VTB 24”, CJSC is also a member of the obligatory deposit insurance system provided by the State Corporation “Agency for Deposits Insurance” since February 22, 2005. OJSC “Bank VTB North-West” (former OJSC “Industry & Construction Bank”), a subsidiary acquired at the end of 2005, is also a member of the obligatory deposit insurance system since 11 January 2005. The State deposit insurance scheme implied that the State Corporation “Agency for Deposits Insurance” will guarantee repayment of individual deposits up to 100 thousand Russian Roubles (“RUR”) (approximately USD 4 thousand) per individual in case of the withdrawal of a license of a bank or a CBR imposed moratorium on payments in full amount and for individual deposits exceeding RUR 100 thousand a 90% payment is guaranteed. From 25 March 2007 the maximum total amount of guaranteed payment was increased up to RUR 400 thousand (approximately USD 16 thousand).

On 5 October 2005, VTB re-registered its legal address to 29 Bolshaya Morskaya Street, Saint-Petersburg 190000, Russian Federation. VTB’s Head Office is located in Moscow.

A list of major subsidiaries and associates included in these consolidated financial statements is provided in Note 40.

The Group operates predominantly in the commercial banking sector. This includes deposit taking and commercial lending in freely convertible currencies and in Russian Roubles, support of clients’ export/import transactions, foreign exchange, securities trading, and trading in derivative financial instruments. The Group’s operations are conducted in both Russian and international markets. The Group’s operations are not subject to seasonal fluctuations. The Group conducts its banking business in Russia through VTB as a parent and 2 subsidiary banks with its network of 157 full service branches, including 57 branches of VTB, 48 branches of CJSC “Bank VTB 24” and 52 branches of OJSC “Bank VTB North-West”, located in major Russian regions. The Group operates outside Russia through 11 bank subsidiaries, located in the Commonwealth of Independent States (“CIS”) (Armenia, Georgia, Ukraine, Belarus), Europe (Austria, Cyprus, Switzerland, Germany, France and Great Britain), Africa (Angola) and through 4 representative offices located in India, Italy, China and Kyrgyzstan.

VTB’s majority shareholder is the Russian Federation state, acting through the Federal Property Agency, which holds 77.47% of VTB’s issued and outstanding shares at 31 December 2007 (31 December 2006: 99.9%).

The number of employees of the Group at 31 December 2007 was 35,945 (31 December 2006: 28,466).

Unless otherwise noted herein, all amounts are expressed in millions of US dollars.

7

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

2.              Operating Environment of the Group

The Group operates primarily within the Russian Federation. Whilst there have been improvements in the Russian economic situation, Russia continues economic reforms and development of its legal, tax and regulatory frameworks as required by a market economy. The future stability of the Russian economy is largely dependent upon these reforms and developments and the effectiveness of economic, financial and monetary measures undertaken by the government.

3.              Basis of Preparation

General

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”). The Bank and its subsidiaries and associates maintain their accounting records in accordance with regulations applicable in their country of registration. These consolidated financial statements are based on those accounting books and records, as adjusted and reclassified to comply with IFRS.

These consolidated financial statements have been prepared under the historical cost convention, as modified by the revaluation of premises and equipment, available-for-sale financial assets, and financial instruments categorized as at fair value through profit or loss. The principal accounting policies applied in the preparation of these consolidated financial statements are set out below. These policies have been consistently applied to all the periods presented, unless otherwise stated.

The national currency of the Russian Federation, where the Bank is domiciled, is the Russian rouble (RUR). However, the Bank’s assets and liabilities are mostly concentrated in United States dollars (“US dollars” or “USD”) and RUR. The US dollar is used to a significant extent in, and has a significant impact on the operations of the Bank, and the Bank’s cash flows are primarily denominated in US dollars. Also, the US dollar is the currency in which Management of the Bank manages the business risks and exposures, and measures the performance of the Bank’s business. Based upon these and other factors, the functional currency of the Bank is considered to be the US dollar. See Note 42 regarding change in functional currency.

Changes in accounting policies

The accounting policies adopted are consistent with those of the previous financial year except for the following new and amended IFRS during the year. Adoption of these standards did not have any effect on the financial performance or position of the Group for any presented reporting period.

The principal effects of these changes are as follows:

IFRS 7 “Financial Instruments: Disclosures” – This standard requires disclosures that enable users of the financial statements to evaluate the significance of the Group’s financial instruments and the nature and extent of risks arising from those financial instruments. The new disclosures are included throughout the financial statements.

Amendment to IAS 1 “Presentation of Financial Statements” – This amendment requires the Group to make new disclosures to enable users of the financial statements to evaluate the Group’s objectives, policies and processes for managing capital. These new disclosures are shown in Note 41.

8

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

3.     Basis of Preparation (continued)

Reclassifications

The Group made certain reclassifications within the statement of income for the year ended 31 December 2006 to conform to the 2007 presentation:

	As previously		As
	reported	Reclassification	adjusted
Interest income	3,637	(31)	3,606
Gains less losses arising from financial assets at fair value through profit or loss	187	31	218

The Group also made certain reclassifications within the statement of cash flows for the year ended 31 December 2006 to conform to the 2007 presentation:

	As previously		As
	reported	Reclassification	adjusted
Interest received	3,461	(31)	3,430
Income received on operations with financial assets at fair value through profit or loss	100	31	131

IFRSs and IFRIC interpretations not yet effective

The Group has not applied the following IFRSs and Interpretations of the International Financial Reporting Interpretations Committee (IFRIC) that have been issued but are not yet effective:

IAS 23 “Borrowing Costs” (effective for periods beginning on or after 1 January 2009) – A revised IAS 23 Borrowing costs was issued in March 2007. The standard has been revised to require capitalisation of borrowing costs when such costs relate to a qualifying asset. A qualifying asset is an asset that necessarily takes a substantial period of time to get ready for its intended use or sale. In accordance with the transitional requirements in the Standard, the Group will adopt this as a prospective change. Accordingly, borrowing costs will be capitalized on qualifying assets with a commencement date after 1 January 2009. No changes will be made for borrowing costs incurred to this date that have been expensed.

IFRIC 12 “Service Concession Arrangements” (effective for annual periods beginning on or after 1 January 2008) – IFRIC Interpretation 12 was issued in November 2006. This Interpretation applies to service concession operators and explains how to account for the obligations undertaken and rights received in service concession arrangements. This Interpretation will have no impact on the Group.

IFRIC 13 “Customer Loyalty Programmes” (effective for annual periods beginning on or after 1 July 2008) – IFRIC Interpretation 13 was issued in June 2007. This Interpretation requires customer loyalty award credits to be accounted for as a separate component of the sales transaction in which they are granted and therefore part of the fair value of the consideration received is allocated to the award credits and deferred over the period that the award credits are fulfilled. The Group expects that this interpretation will have no impact on the Group’s financial statements as no such schemes currently exist.

IFRIC 14 “IAS 19 – The Limit on a Defined Benefit Asset, Minimum Funding Requirements and their Interaction” (effective for annual periods beginning on or after 1 January 2008) – IFRIC Interpretation 14 was issued in July 2007. This Interpretation provides guidance on how to assess the limit on the amount of surplus in a defined benefit scheme that can be recognized as an asset under IAS 19 Employee Benefits. The Group expects that this Interpretation will have no impact on the financial position or performance of the Group.

9

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

3.                  Basis of Preparation (continued)

IFRSs and IFRIC interpretations not yet effective (continued)

IFRS 8 “Operating segments” (effective for periods beginning on or after 1 January 2009) – The Standard applies to entities whose debt or equity instruments are traded in a public market or that file, or are in the process of filing, their financial statements with a regulatory organisation for the purpose of issuing any class of instruments in a public market. IFRS 8 requires an entity to report financial and descriptive information about its operating segments and specifies how an entity should report such information. Management is currently assessing what impact the Standard will have on segment disclosures in the Group’s financial statements.

IFRS 3 “Business Combinations” and IAS 27 “Consolidated and Separate Financial Statements” (effective for periods beginning on or after 1 July 2009) – The revised standards were issued in January 2008. Revised IFRS 3 introduces a number of changes in accounting for business combinations that will impact the amount of goodwill recognized, the reported results in the period that an acquisition occurs, and future reported results. IAS 27 (revised) requires that a change in the ownership interest of a subsidiary is accounted for as an equity transaction. Therefore, such a change will have no impact on goodwill, nor will it give raise to a gain or loss. This approach on recording the change in ownership interest matches the current Accounting policies of the Group. Furthermore, the amended standard changes the accounting for losses incurred by the subsidiary as well as the loss of control of a subsidiary. The changes introduced by IFRS 3 and IAS 27 must be applied prospectively and will affect future acquisitions and transactions with minority interests.

IAS 1 “Presentation of Financial Statements” (effective for periods beginning on or after 1 January 2009) – The revised standard was issued in September 2007. It separates owner and non-owner changes in equity. The statement of changes in equity will include only details of transactions with owners, with non-owner changes in equity presented as a single line. In addition the revised IAS 1 introduces the statement of comprehensive income, which presents all items of income and expense recognized in profit or loss, together with all other items of recognized income and expense, either in one single statement or in two linked statements. The Group is still evaluating whether it will have one or two statements.

IAS 32 “Financial Instruments: Presentation” and IAS 1 “Presentation of Financial Statements” – “Puttable Financial Instruments” (effective for annual periods beginning on or after 1 January 2009) – Amendment was issued in February 2008 and requires certain puttable financial instruments and obligations arising on liquidation to be classified as equity if certain criteria are met. The revised IAS 1 requires disclosure of certain information relating to puttable instruments classified as equity. The Group does not expect these amendments to impact the financial statements of the Group.

IFRS 2 “Share-based Payments” – “Vesting Conditions and Cancellations” (effective for periods beginning on or after 1 January 2009) – Amendment was issued in January 2008. It restricts the definition of “vesting condition” to a condition that includes an explicit or implicit requirement to provide services. Any other conditions are non-vesting conditions, which have to be taken into account to determine the fair value of the equity instruments granted. In the case that the award does not vest as the result of a failure to meet a non-vesting condition that is within the control of either the entity or the counterparty, this must be accounted for as a cancellation. The Group has not entered into share-based payment schemes and, therefore, does not expect any implications on its accounting for share-based payments.

The Group expects that the adoption of the pronouncements listed above will have no significant impact on the Group’s consolidated financial statements in the period of initial application.

10

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

4.                  Summary of Principal Accounting Policies

Subsidiaries

Subsidiaries, which are those entities in which the Group has an interest of more than one half of the voting rights, or otherwise has power to exercise control over their operations, are consolidated. Subsidiaries are consolidated from the date on which control is transferred to the Group and are no longer consolidated from the date that control ceases. All intercompany transactions, balances and unrealized gains on transactions between group companies are eliminated; unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. Where necessary, accounting policies for subsidiaries have been changed to ensure consistency with the policies adopted by the Group.

Acquisition of subsidiaries

The purchase method of accounting is used to account for the acquisition of subsidiaries by the Group. Identifiable assets acquired and liabilities assumed, including contingent liabilities are measured initially at their fair values at the acquisition date, irrespective of the extent of any minority interest.

The excess of purchase consideration over the fair value of the Group’s share of identifiable net assets is recorded as goodwill. If the cost of the acquisition is less than the fair value of the Group’s share of identifiable net assets of the subsidiary acquired, the difference is recognized directly in the statement of income.

Minority interest is the interest in subsidiaries not held by the Group. Minority interest at the balance sheet date represents the minority shareholders’ portion of the fair value of the identifiable assets and liabilities of the subsidiary at the acquisition date and the minorities’ portion of movements in equity since the date of the combination. Minority interest is presented as a separate component within the Group’s equity except for the minority interests in mutual funds under the Group’s control, which are accounted for within Group’s liabilities.

Increases in ownership interests in subsidiaries

The differences between the carrying values of net assets attributable to interests in subsidiaries acquired and the consideration given for such increases are charged or credited to retained earnings.

Investments in associates

Associates are entities in which the Group generally has between 20% and 50% of the voting rights, or is otherwise able to exercise significant influence, but which it does not control or jointly control. Investments in associates are accounted for under the equity method and are initially recognized at cost, including goodwill. Subsequent changes in the carrying value reflect the post-acquisition changes in the Group’s share of net assets of the associate. The Group’s share of its associates’ profits or losses is recognized in the statement of income, and its share of movements in equity is recognized in equity. However, when the Group’s share of losses in an associate equals or exceeds its interest in the associate, the Group does not recognize further losses, unless the Group is obliged to make further payments to, or on behalf of, the associate.

Unrealized gains on transactions between the Group and its associates are eliminated to the extent of the Group’s interest in the associates; unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred.

Financial assets

Financial assets in the scope of IAS 32 and IAS 39 are classified as either financial assets at fair value through profit or loss, loans and receivables, held-to-maturity investments, or available-for-sale financial assets, as appropriate. When financial assets are recognized initially, they are measured at fair value, plus, in the case of investments not at fair value through profit or loss, directly attributable transaction costs. The Group determines the classification of its financial assets at initial recognition.

11

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

4.                  Summary of Principal Accounting Policies (continued)

Financial assets (continued)

All regular way purchases and sales of financial assets are recognized on the settlement date i.e. the date that the asset is delivered to or by the Group. Regular way purchases or sales are purchases or sales of financial assets that require delivery of assets within the period generally established by regulation or convention in the marketplace.

Financial assets at fair value through profit or loss

Financial assets classified as held for trading are included in the category ‘financial assets at fair value through profit or loss’. Financial assets are classified as held for trading if they are acquired for the purpose of selling in the near term. Derivatives are also classified as held for trading unless they are designated as and are effective hedging instruments. Gains or losses on financial assets held for trading are recognized in the statement of income.

Financial assets held for trading, are either acquired for generating a profit from short-term fluctuations in price or trader’s margin, or are securities included in a portfolio in which a pattern of short-term trading exists. Trading securities are not reclassified out of this category even when the Group’s intentions subsequently change.

Trading securities are carried at fair value. Interest earned on trading securities calculated using the effective interest method is presented in the consolidated income statement as interest income. Dividends are included in dividend income within other operating income when the Group’s right to receive the dividend payment is established. All elements of the changes in the fair value are recorded in the statement of income as gains less losses from financial assets at fair value through profit or loss in the period in which they arise.

Other financial assets at fair value through profit or loss are securities designated irrevocably, at initial recognition, into this category. Recognition and measurement of this category of financial assets is consistent with the above policy for trading securities and is in accordance with IAS 39 revised for the fair value option.

Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Such assets are carried at amortized cost using the effective interest method. This cost is computed as the amount initially recognized minus principal repayments, plus or minus the cumulative amortization using the effective interest method of any difference between the initially recognized amount and the maturity amount. This calculation includes all fees and points paid or received between parties to the contract that are an integral part of the effective interest rate, transaction costs and all other premiums and discounts. Gains and losses are recognized in the statement of income when the loans and receivables are derecognized or impaired, as well as through the amortization process.

Loans and receivables of acquired subsidiaries are initially recorded in the consolidated balance sheet at their estimated fair value at the date of acquisition.

Held-to-maturity investments

Non-derivative financial assets with fixed or determinable payments and fixed maturity are classified as held-to-maturity when the Group has the positive intention and ability to hold to maturity. Investments intended to be held for an undefined period are not included in this classification. Held-to-maturity investments are subsequently measured at amortized cost. For investments carried at amortized cost, gains and losses are recognized in the statement of income when the investments are redeemed or impaired, as well as through the amortization process.

Held-to-maturity investments of acquired subsidiaries are initially recorded in the consolidated balance sheet at their estimated fair value at the date of acquisition.

12

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

4.              Summary of Principal Accounting Policies (continued)

Financial assets (continued)

Available-for-sale financial assets

Available-for-sale financial assets are those non-derivative financial assets that are designated as available-for-sale or are not classified in any of the three preceding categories. After initial recognition available-for-sale financial assets are measured at fair value with gains or losses being recognized as a separate component of equity until the investment is derecognized or until the investment is determined to be impaired. However, interest calculated using the effective interest method is recognized in the statement of income.

The fair value of investments that are actively traded in organized financial markets is determined by reference to quoted market bid prices at the close of business on the balance sheet date. For investments where there is no active market, fair value is determined using valuation techniques. Such techniques include using recent arm’s length market transactions, reference to the current market value of another instrument, which is substantially the same, and discounted cash flow analysis.

Derecognition of financial assets

A financial asset (or, where applicable a part of a financial asset or part of a group of similar financial assets) is derecognized where:

•                                          the rights to receive cash flows from the asset have expired;

•                                          the Group has transferred its rights to receive cash flows from the asset, or retained the right to receive cash flows from the asset, but has assumed an obligation to pay them in full without material delay to a third party under a ‘pass-through’ arrangement and has no obligation to pay amounts to eventual recipients unless it collects equivalent amounts from the original assets; and

•                                          the Group either (a) has transferred substantially all the risks and rewards of the asset, or (b) has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

Where the Group has transferred its rights to receive cash flows from an asset and has neither transferred nor retained substantially all the risks and rewards of the asset nor transferred control of the asset, the asset is recognized to the extent of the Group’s continuing involvement in the asset. Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the Group could be required to repay.

Where continuing involvement takes the form of a written and/or purchased option (including a cash-settled option or similar provision) on the transferred asset, the extent of the Group’s continuing involvement is the amount of the transferred asset that the Group may repurchase, except that in the case of a written put option (including a cash-settled option or similar provision) on an asset measured at fair value, the extent of the Group’s continuing involvement is limited to the lower of the fair value of the transferred asset and the option exercise price.

Financial liabilities

Financial liabilities in the scope of IAS 32 and IAS 39 are classified as either financial liabilities at fair value through profit or loss, or other financial liabilities, as appropriate. The Group determines the classification of its financial liabilities at initial recognition. When financial liabilities are recognized initially, they are measured at fair value, minus, in the case of financial liabilities not at fair value through profit or loss, directly attributable transaction costs, and then remeasured at amortized cost using the effective interest method. Other financial liabilities are carried at amortized cost using the effective interest rate method.

13

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

4.                  Summary of Principal Accounting Policies (continued)

Financial liabilities (continued)

Financial liabilities of acquired subsidiaries are initially recorded in the consolidated balance sheet at their estimated fair value at the date of acquisition not taking into consideration any measurement requirements in the scope of IAS 39.

Financial liabilities are classified as financial liabilities at fair value through profit and loss if they are acquired for the purpose of selling or closing them in the near term. They normally contain trade financial liabilities or “short” positions in securities. Derivatives with negative fair value are also classified as financial liabilities at fair value through profit and loss. Gains or losses on financial liabilities at fair value through profit and loss are recognized in the statement of income.

Derecognition of financial liabilities

A financial liability is derecognized when the obligation under the liability is discharged or cancelled or expires. Where an existing financial liability is replaced by another from the same creditor on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amounts is recognized in the statement of income.

Offsetting

Financial assets and liabilities are offset and the net amount is reported in the balance sheet when there is a legally enforceable right to set off the recognized amounts and there is an intention to settle on a net basis, or to realize the asset and settle the liability simultaneously.

Cash and cash equivalents

Cash and cash equivalents are items, which can be converted into cash within a day. All short-term interbank placements, including overnight placements, are included in due from other banks. Amounts, which relate to funds that are of a restricted nature, are excluded from cash and cash equivalents. Cash and cash equivalents are carried at amortized cost which approximates fair value.

Mandatory cash balances with central banks

Mandatory cash balances with the CBR and other central banks are carried at amortized cost and represent non-interest bearing mandatory reserve deposits, which are not available to finance the Group’s day-to-day operations and hence are not considered as part of cash and cash equivalents for the purposes of the consolidated statement cash flows.

Due from other banks

Amounts due from other banks are recorded when the Group advances money to counterparty banks with no intention of trading the resulting receivable, which is due on fixed or determinable dates. Amounts due from other banks are carried at amortized cost less allowance for impairment.

Repurchase and reverse repurchase agreements and lending of securities

Sale and repurchase agreements (“repo agreements”) are treated as secured financing transactions. Securities sold under sale and repurchase agreements are not derecognized. The securities are not reclassified in the balance sheet unless the transferee has the right by contract or custom to sell or repledge the securities, in which case they are reclassified as securities pledged under sale and repurchase agreements. The corresponding liability is presented within amounts due to other banks or other borrowed funds.

14

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

4.                  Summary of Principal Accounting Policies (continued)

Repurchase and reverse repurchase agreements and lending of securities (continued)

Securities purchased under agreements to resell (“reverse repo agreements”) are recorded as due from other banks or loans and advances to customers, as appropriate. The difference between the sale and repurchase price is treated as interest income and accrued over the life of repo agreements using the effective interest method.

Securities lent to counterparties are retained in the consolidated financial statements in their original balance sheet category unless the counterparty has the right by contract or custom to sell or repledge the securities, in which case they are reclassified and presented separately. Securities borrowed are not recorded in the consolidated financial statements, unless these are sold to third parties, in which case the purchase and sale are recorded in profit or loss within gains less losses arising from trading securities. The obligation to return the securities is recorded at fair value through profit or loss in other borrowed funds.

Derivative financial instruments

In the normal course of business, the Group enters into various derivative financial instruments including futures, forwards, swaps and options in the foreign exchange and capital markets. Such financial instruments are held for trading and are initially recognized in accordance with the policy for initial recognition of financial instruments and are subsequently measured at fair value. The fair values are estimated based on quoted market prices or pricing models that take into account the current market and contractual prices of the underlying instruments and other factors. Derivatives are carried as assets when their fair value is positive and as liabilities when it is negative. Gains and losses resulting from these instruments are included in the consolidated statement of income as gains less losses from trading securities or gains less losses from dealing in foreign currencies, depending on the nature of the instrument.

Derivative instruments embedded in other financial instruments are treated as separate derivatives if their risks and characteristics are not closely related to those of the host contracts and the host contracts are not carried at fair value with unrealized gains and losses reported in income. An embedded derivative is a component of a hybrid (combined) financial instrument that includes both the derivative and a host contract with the effect that some of the cash flows of the combined instrument vary in a similar way to a stand-alone derivative.

Hedge accounting

The Group makes use of derivative instruments to manage exposures to fluctuations of cash flows from interest received and paid. As a result, the Group applies hedge accounting for transactions, which meet the specified criteria.

At inception of the hedge relationship, the Group formally documents the relationship between the hedged item and the hedging instrument, including the nature of the risk, the objective and strategy for undertaking the hedge and the method that will be used to assess the effectiveness of the hedging relationship.

Also at the inception of the hedge relationship, a formal assessment is undertaken to ensure the hedging instrument is expected to be highly effective in offsetting the designated risk in the hedged item. Hedges are formally assessed each quarter. A hedge is regarded as highly effective if the changes in fair value or cash flows attributable to the hedged risk during the period for which the hedge is designated are expected to offset in a range of 80% to 125%. For situations where that hedged item is a forecast transaction, the Group assesses whether the transaction is highly probable and presents an exposure to variations in cash flows that could ultimately affect the income statement.

15

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

4.                  Summary of Principal Accounting Policies (continued)

Derivative financial instruments (continued)

Cash flow hedges

For designated and qualifying cash flow hedges, the effective portion of the gain or loss on the hedging instrument is initially recognized directly in equity in the cash flow hedge reserve within “Unrealized gain on financial assets available-for-sale and cash flow hedge” caption. The ineffective portion of the gain or loss on the hedging instrument is recognized immediately in the income statement in “Gains less losses arising from financial assets at fair value through profit or loss”.

When the hedged cash flow affects the income statement, the gain or loss on the hedging instrument is “recycled” in the corresponding income or expense line of the income statement. When a hedging instrument expires, or is sold, terminated, exercised, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in equity at that time remains in equity and is recognized when the hedged forecast transaction is ultimately recognized in the income statement. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is immediately transferred to the income statement in “Gains less losses arising from financial assets at fair value through profit or loss”.

Promissory notes purchased

Promissory notes purchased are included in trading securities, or in due from other banks or in loans and advances to customers, depending on their substance and are recorded, subsequently remeasured and accounted for in accordance with the accounting policies for these categories of assets. When promissory notes are pledged under repurchase agreements they are accounted within the relevant section within “Financial assets pledged under repurchase agreements and loaned financial assets”.

Leases

Finance – Group as lessor. The Group presents leased assets as lease receivables equal to the net investment in the lease in loans and advances to customers. Finance income is based on a pattern reflecting a constant periodic rate of return on the net investment outstanding and is presented as interest income. Initial direct costs are included in the initial measurement of the lease receivables.

Operating – Group as lessee. Leases of assets under which the risks and rewards of ownership are effectively retained with the lessor are classified as operating leases. Lease payments under operating leases are recognized as expenses on a straight-line basis over the lease-term and included into operating expenses.

Allowances for impairment of financial assets

Impairment of financial assets carried at amortized cost

Impairment losses are recognized in profit or loss when incurred as a result of one or more events (“loss events”) that occurred after the initial recognition of the financial asset and which have an impact on the amount or timing of the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated. If the Group determines that no objective evidence exists that impairment was incurred for an individually assessed financial asset, whether significant or not, it includes the asset in a group of financial assets with similar credit risk characteristics and collectively assesses them for impairment.

For the purposes of a collective evaluation of impairment, financial assets are grouped on the basis of similar credit risk characteristics. Those characteristics are relevant to the estimation of future cash flows for groups of such assets by being indicative of the debtors’ ability to pay all amounts due according to the contractual terms of the assets being evaluated.

16

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

4.                  Summary of Principal Accounting Policies (continued)

Allowances for impairment of financial assets (continued)

Future cash flows in a group of financial assets that are collectively evaluated for impairment are estimated on the basis of the contractual cash flows of the assets and the experience of management in respect of the extent to which amounts will become overdue as a result of past loss events and the success of recovery of overdue amounts. Past experience is adjusted on the basis of current observable data to reflect the effects of current conditions that did not affect past periods and to remove the effects of past conditions that do not exist currently.

Impairment losses are recognized through an allowance account to reduce the asset’s carrying amount to the present value of expected cash flows (which exclude future credit losses that have not been incurred) discounted at the effective interest rate of the asset. The calculation of the present value of the estimated future cash flows of a collateralized financial asset reflects the cash flows that may result from foreclosure less costs for obtaining and selling the collateral, whether or not foreclosure is probable.

If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized (such as an improvement in the debtor’s credit rating), the previously recognized impairment loss is reversed by adjusting the allowance account through profit or loss, to the extent that the carrying value of the asset does not exceed its amortized cost at the reversal date.

Uncollectible assets are written off against the related allowance for impairment after all the necessary procedures to recover the asset have been completed and the amount of the loss has been determined.

Impairment of Available-for-sale financial assets

If an available-for-sale asset is impaired, an amount comprising the difference between its cost (net of any principal payment and amortization) and its current fair value, less any impairment loss previously recognized in the statement on income, is transferred from equity to the statement of income. Reversals in respect of equity instruments classified as available-for-sale are not recognized in the statement of income. Reversals of impairment losses on debt instruments are reversed through the statement of income if the increase in fair value of the instrument can be objectively related to an event occurring after the impairment loss was recognized in profit or loss.

Investment property

Investment property is property held to earn rental income or for capital appreciation and which is not occupied by the Group.

Investment property is initially recognized at cost, including transaction costs, and subsequently remeasured at fair value based on its market value. Market value of the Group’s investment property is obtained from reports of independent appraisers, who hold a recognized and relevant professional qualification and who have recent experience in valuation of property of similar location and category. Investment property that is being redeveloped for continuing use as investment property or for which the market has become less active continues to be measured at fair value. Earned rental income is recorded in profit or loss within other operating income. Gains and losses resulting from changes in the fair value of investment property are recorded in profit or loss and presented within other operating income.

Subsequent expenditure is capitalized only when it is probable that future economic benefits associated with it will flow to the Group and the cost can be measured reliably. All other repairs and maintenance costs are expensed when incurred. If an investment property becomes owner-occupied, it is reclassified to premises and equipment, and its carrying amount at the date of reclassification becomes its deemed cost to be subsequently depreciated.

17

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

4.                  Summary of Principal Accounting Policies (continued)

Premises and equipment

Premises and equipment are stated at revalued amounts and cost, respectively, less accumulated depreciation and allowance for impairment where required. Where the carrying amount of an asset is greater than its estimated recoverable amount, it is written down to its recoverable amount and the difference is recognized in the consolidated statement of income. The estimated recoverable amount is the higher of an asset’s fair value less costs to sell and its value in use.

Premises and equipment of acquired subsidiaries are initially recorded in the consolidated balance sheet at their estimated fair value at the date of acquisition. No accumulated depreciation on the premises and equipment acquired in the business combinations is presented in the consolidated financial statements on the date of acquisition.

Premises of the Group are subject to revaluation on a regular basis, approximately every three to five years. The frequency of revaluation depends upon the change in the fair values. When the fair value of a revalued asset differs materially from its carrying amount further revaluation is performed. The revaluation is applied simultaneously to the whole class of property to avoid selective revaluation.

Any revaluation surplus is credited to the asset revaluation reserve for premises and equipment included in the equity section of the balance sheet, except to the extent that it reverses an impairment of the same asset previously recognized in the statement of income, in which case the increase is recognized in the statement of income. A revaluation deficit is recognized in the statement of income, except that a deficit directly offsetting a previous surplus on the same asset is directly offset against the surplus in the asset revaluation reserve for premises and equipment.

The revaluation reserve for premises and equipment included in equity is transferred directly to retained earnings when the surplus is realized, i.e. on the retirement or disposal of the asset or as the asset is used by the Group; in the latter case, the amount of the surplus realized is the difference between depreciation based on the revalued carrying amount of the asset and depreciation based on the asset’s original cost.

Premises have been revalued to market value at 31 December 2007 and 2006. The revaluation was performed based on the reports of independent appraisers, who hold a recognized and relevant professional qualification and who have recent experience in valuation of assets of similar location and category.

Construction in progress is carried at cost less allowance for impairment in value, if any. Upon completion, assets are transferred to premises and equipment at their carrying value. Construction in progress is not depreciated until the asset is available for use.

If impaired, premises and equipment are written down to the higher of their value in use and fair value less costs to sell. The decrease in carrying amount is charged to statement of income to the extent it exceeds the previous revaluation surplus in equity. An impairment loss recognized for an asset in prior years is reversed if there has been a change in the estimates used to determine the asset’s value in use or fair value less costs to sell.

Gains and losses on disposal of premises and equipment are determined by reference to their carrying amount and are taken into account in determining profit or loss. Repairs and maintenance are charged to the consolidated statement of income when the expense is incurred.

18

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

4.                  Summary of Principal Accounting Policies (continued)

Depreciation

Depreciation is recognized on a straight-line basis over the estimated useful lives of the assets using the following rates:

	Useful life	Depreciation rates

Premises	40 years	2.5% per annum
Equipment	4 – 20 years	5 – 25% per annum

Estimated useful lives and residual values are reassessed annually.

Goodwill

Goodwill acquired in a business combination represents the excess of the cost of the business combination over the Group’s interest in the net fair value of the identifiable assets, liabilities and contingent liabilities of the acquired subsidiary or associate at the date of acquisition. Goodwill on an acquisition of a subsidiary is included in intangible assets. Goodwill on an acquisition of an associate is included in the investments in associates. Following initial recognition, goodwill is measured at cost less any accumulated impairment losses.

Goodwill is reviewed for impairment, annually or more frequently if events or changes in circumstances indicate that the carrying amount may be impaired. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the Group’s cash-generating units, or groups of cash-generating units, that are expected to benefit from the synergies of the combination, irrespective of whether other assets or liabilities of the Group are assigned to those units or groups of units. Each unit or group of units to which the goodwill is so allocated:

•                                          represents the lowest level within the Group at which the goodwill is monitored for internal management purposes; and

•                                          is not larger than a segment based on either the Group’s primary or the Group’s secondary reporting format determined in accordance with IAS 14 “Segment Reporting”.

Impairment of goodwill is determined by assessing the recoverable amount of the cash-generating unit (group of cash-generating units), to which the goodwill relates. Where the recoverable amount of the cash-generating unit (group of cash-generating units) is less than the carrying amount, an impairment loss is recognized. Where goodwill forms part of a cash-generating unit (group of cash-generating units) and part of the operation within that unit is disposed of, the goodwill associated with the operation disposed of is included in the carrying amount of the operation when determining the gain or loss on disposal of the operation. Goodwill disposed of in this circumstance is measured based on the relative values of the operation disposed of and the portion of the cash-generating unit retained.

Other intangible assets

Other intangible assets include computer software, licences and other identifiable intangible assets acquired in business combinations.

Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is fair value as at the date of acquisition. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and any accumulated impairment losses. The useful lives of intangible assets are assessed to be either finite or indefinite. Intangible assets with finite lives are amortized over the useful economic lives, which do not exceed 5 years, and assessed for impairment whenever there is an indication that the intangible asset may be impaired. Amortization periods and methods for intangible assets with finite useful lives are reviewed at least at each financial year-end.

19

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

4.                  Summary of Principal Accounting Policies (continued)

Other intangible assets (continued)

Intangible assets with indefinite useful lives are not amortized, but tested for impairment annually or more frequently if events or changes in circumstances indicate that the carrying amount may be impaired either individually or at the cash-generating unit level. The useful life of an intangible asset with an indefinite life is reviewed annually to determine whether indefinite life assessment continues to be supportable.

Core deposit intangible

Core deposit intangible relates to the acquisition of the Group’s subsidiaries and is attributable to the customer demand deposits and stable client base, and is identified as an intangible asset. The identification was based on examination of the subsidiaries’ customer base. It was concluded that the acquired subsidiaries had a well-established and long-dated relationship with its major customers and that demand deposits actual maturity was significantly longer than contract maturity. The useful life of the core deposit intangible was estimated as five years and it is amortized over its useful life using the straight-line method.

Due to other banks

Amounts due to other banks are recorded when money or other assets are advanced to the Group by counterparty banks. The liability is carried at amortized cost using the effective interest method. If the Group purchases its own debt, it is removed from the consolidated balance sheet and the difference between the carrying amount of the liability and the consideration paid is included in gains or losses arising from early retirement of debt in the consolidated statement of income.

Customer deposits

Customer deposits are liabilities to individuals, state or corporate customers and are carried at amortized cost using the effective interest method. Customer deposits include both demand and term deposits. Interest expense is recognized in the consolidated statement of income over the period of deposits using effective interest method.

Debt securities issued

Debt securities issued include promissory notes, certificates of deposit, eurobonds and debentures issued by the Group. Debt securities are stated at amortized cost using the effective interest method. If the Group purchases its own debt securities in issue, they are removed from the consolidated balance sheet and the difference between the carrying amount of the liability the consideration paid is included in gains arising from extinguishment of liability in the consolidated statement of income.

Other borrowed funds

Other borrowed funds include some specific borrowings, which differ from the above items of liabilities and include syndicated loans, revolving, other credit lines and other specific items. Other borrowed funds are carried at amortized cost using the effective interest method. Interest expense is recognized in the consolidated statement of income over the period of other borrowed funds using effective interest method.

Taxation

Taxation has been provided for in the consolidated financial statements in accordance with taxation legislation currently in force in the respective territories that the Group operates. The income tax charge in the consolidated statement of income comprises current tax and changes in deferred tax. Current tax is calculated on the basis of the taxable profit for the year, using the tax rates enacted at the balance sheet date. The income tax charge/credit comprises current tax and deferred tax and is recognized in the consolidated income statement except if it is recognized directly in equity because it relates to transactions that are also recognized, in the same or a different period, directly in equity.

Current tax is the amount expected to be paid to or recovered from the taxation authorities in respect of taxable profits or losses for the current and prior periods. Taxable profits or losses are based on estimates if financial statements are authorized prior to filing relevant tax returns. Taxes, other than on income, are recorded within administrative expenses.

20

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

4.                  Summary of Principal Accounting Policies (continued)

Taxation (continued)

Deferred income tax is provided using the balance sheet liability method for tax loss carry forwards and temporary differences arising between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. In accordance with the initial recognition exemption, deferred taxes are not recorded for temporary differences on initial recognition of an asset or a liability in a transaction other than a business combination if the transaction, when initially recorded, affects neither accounting nor taxable profit. Deferred tax liabilities are not recorded for temporary differences on initial recognition of goodwill and subsequently for goodwill which is not deductible for tax purposes. Deferred income tax is provided on temporary differences arising on investments in subsidiaries, associates and joint ventures, except where the timing of the reversal of the temporary difference can be controlled and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred tax balances are measured at tax rates enacted or substantively enacted at the balance sheet date, which are expected to apply to the period when the temporary differences will reverse or the tax loss carry forwards will be utilized. Deferred tax assets and liabilities are netted only within the individual companies of the Group, when an entity has a legally enforceable right to set off current tax assets against current tax liabilities; and the deferred tax assets and the deferred tax liabilities relate to income taxes levied by the same taxation authority on the same taxable entity.

Deferred tax assets for deductible temporary differences and tax loss carry forwards are recorded only to the extent that it is probable that future taxable profit will be available against which the deductions can be utilized.

Provisions for liabilities and charges

Provisions for liabilities and charges are non-financial liabilities of uncertain timing or amount. They are recorded when the Group has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation, and a reliable estimate of the amount of the obligation can be made.

Credit related commitments

In the normal course of business, the Group enters into credit related commitments, including letters of credit and guarantees. Financial guarantee contracts are recognized initially at fair value and remeasured at the higher of the amount determined in accordance with IAS 37 “Provisions, Contingent Liabilities and Contingent Assets” and the amount initially recognized less, when appropriate, cumulative amortization recognized in accordance with IAS 18 “Revenue”. Commitments to provide loans at a below-market interest rate are initially recognized at fair value, and subsequently measured at the higher of (i) the unamortized balance of the related fees received and deferred and (ii) amount determined in accordance with IAS 37 “Provisions, Contingent Liabilities and Contingent Assets”. Specific provisions are recorded against other credit related commitments when losses are considered more likely than not.

Share premium

Share premium represents the excess of contributions over the nominal value of the shares issued.

Dividends

Dividends are recorded as a separate debit caption in equity in the period in which they are declared. Dividends declared after the balance sheet date and before the financial statements are authorized for issue are disclosed in the subsequent events note. The statutory accounting reports of the Bank are the basis for profit distribution and other appropriations. Russian legislation identifies the basis of distribution as the current year net profit.

21

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

4.                  Summary of Principal Accounting Policies (continued)

Income and expense recognition

Interest income and expense are recognized on an accrual basis calculated using the effective interest method. Loan origination fees for loans issued to customers are deferred (together with related incremental direct costs) and recognized as an adjustment to the effective yield of the loans. Fees, commissions and other income and expense items are generally recorded on an accrual basis when the service has been provided. Fee and commission income is mostly paid by debiting customers deposits upon provision of services. Portfolio and other management advisory and service fees are recorded based on the applicable service contracts. Asset management fees related to investment funds are recorded over the period the service is provided. The same principle is applied for wealth management, financial planning and custody services that are continuously provided over an extended period of time.

Salary costs

The Group’s contributions to the State and Group pension schemes, social insurance, and obligatory medical insurance funds in respect of its employees are expensed as incurred and included in staff costs within staff costs and administrative expenses.

Foreign currency translation

Monetary assets and liabilities originally denominated in USD are stated at their original USD amounts. Monetary assets and liabilities in other currencies have been translated into USD using the exchange rate at the balance sheet date. Non-monetary assets and liabilities, which are denominated in currencies other than USD, have been translated into USD at the exchange rates in effect at the date of the transaction. Income and expenses, which were earned and incurred in currencies other than USD, have been translated into USD using a basis that approximates the rate of exchange at the date of the transaction.

The consolidated financial statements are presented in USD, which is the Bank’s functional and the Group’s presentation currency. Each entity in the Group determines its own functional currency and items included in the financial statements of each entity are measured using that functional currency. Transactions in foreign currencies are initially recorded in the functional currency rate ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are retranslated at the functional currency rate of exchange ruling at the balance sheet date. Gains and losses resulting from the translation of foreign currency transactions are recognized in the statement of income as foreign exchange translation gains less losses. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined.

As at the reporting date, the assets and liabilities of the entities whose functional currency is different from the presentation currency of the Group are translated into USD at the rate of exchange ruling at the balance sheet date and, their statements of income are translated at the weighted average exchange rates for the year. The exchange differences arising on the translation are taken directly to a separate component of equity. On disposal of a subsidiary or an associate whose functional currency is different from the presentation currency of the Group, the deferred cumulative amount recognized in equity relating to that particular entity is recognized in the statement of income.

At 31 December 2007, the principal rate of exchange used for translating balances in Russian Roubles to USD was USD 1 to RUR 24.5462 (at 31 December 2006: USD 1 to RUR 26.3311) and the principal rate of exchange used for translating balances in Euro was USD 1 to EUR 0.6831 (at 31 December 2006: USD 1 to EUR 0.7589).

22

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

4.              Summary of Principal Accounting Policies (continued)

Fiduciary assets

Assets held by the Group in its own name, but for the account of third parties, are not reported in the consolidated balance sheet. Commissions received from such operations are shown within fee and commission income within the consolidated statement of income.

Segment reporting

A segment is a distinguishable component of the Group that is engaged either in providing products or services (business segment) or in providing products or services within a particular economic environment (geographical segment), which is subject to risks and rewards that are different from those of other segments. Segments with a majority of revenue earned from sales to external customers and whose revenue, net profit or assets are ten per cent or more of all the segments are reported separately. Geographical segments of the Group have been reported separately based on the location of operations.

5.              Significant Accounting Estimates and Judgements

The key assumptions concerning the future and other key sources of estimation uncertainty at the balance sheet date, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below:

Allowance for impairment of loans and receivables

The Group regularly reviews its loans and receivables to assess impairment. The Group uses its experienced judgement to estimate the amount of any impairment loss in cases where a borrower is in financial difficulties and there are few available historical data relating to similar borrowers. Similarly, the Group estimates changes in future cash flows based on the observable data indicating that there has been an adverse change in the payment status of borrowers in a group, or national or local economic conditions that correlate with defaults on assets in the group. Management uses estimates based on historical loss experience for assets with credit risk characteristics and objective evidence of impairment similar to those in the group of loans and receivables. The Group uses its experienced judgement to adjust observable data for a group of loans or receivables to reflect current circumstances.

Impairment of goodwill

The Group determines whether goodwill is impaired at least on an annual basis. This requires an estimation of the value in use of the cash-generating units to which the goodwill is allocated. Estimating the value in use requires the Group to make an estimate of the expected future cash flows from the cash-generating unit and also to choose a suitable discount rate in order to calculate the present value of those cash flows. The carrying amount of goodwill at 31 December 2007 was USD 320 million (31 December 2006: USD 294 million). More details are provided in Note 17.

Taxation

Russian tax, currency and customs legislation is subject to varying interpretations, and changes, which can occur frequently, unexpectedly and with retroactive effect. Management’s interpretation of such legislation as applied to the transactions and activity of the Group may be challenged by the relevant regional and federal authorities. Trends within the Russian Federation suggest that the tax authorities are taking a more assertive position in their interpretation of the legislation and assessments and, as a result, it is possible that transactions and activities that have not been challenged in the past may be challenged. As such, significant additional taxes, penalties and interest may be assessed. Fiscal periods remain open to review by the authorities in respect of taxes for three calendar years preceding the year of review. Under certain circumstances reviews may cover longer periods.

23

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

5.              Significant Accounting Estimates and Judgements (continued)

Transfer pricing legislation became effective in the Russian Federation on 1 January 1999. This legislation allows the tax authorities to make transfer pricing adjustments and impose additional tax liabilities in respect of all “controlled” transactions, provided that the transaction price differs from the market price by more than 20 per cent. “Controlled” transactions include transactions with related parties, barter transactions, foreign trade transactions and transactions with third (unrelated) parties with significant price fluctuations (i.e., if the price of such transactions differs from the prices on similar transactions by more than 20 per cent within a short period of time). In addition, specific transfer pricing rules allow the tax authorities to make transfer pricing adjustments in respect of securities and derivative transactions. There has been no formal guidance as to how some of the rules relating to transfer pricing legislation should apply. It is possible that with the evolution of the interpretation of the transfer pricing rules and the changes in the approach of the Russian tax authorities, additional tax liabilities as a result of transfer pricing adjustments in respect of intercompany and securities transactions may be imposed on certain subsidiaries of VTB.

The interpretations of the relevant authorities could differ and if the authorities were successful in enforcing their interpretation, additional taxes and related fines and penalties may be assessed, the effect of which cannot be practicably estimated, but could be significant to the financial condition of the Group. However, based upon Management’s understanding of the tax regulations, Management believes that its interpretation of the relevant tax legislation is reasonable and will be sustainable. Moreover Management believes that the Group has accrued all applicable taxes.

Consolidation of funds

The Group consolidates mutual funds considering the following factors:

•                                          whether the share owned by the Group provides control over the fund activities giving the Group the ability to change the fund-management company, or

•                                          whether the Group’s control over the management company provides control over the fund activities giving the Group the ability to retain the controlled fund-management company

Fair value estimation of unquoted shares

Details of fair value estimation of unquoted shares are provided in Note 11.

6.              Cash and Short-Term Funds

	31 December	31 December
	2007	2006

Cash on hand	1,256	930
Cash balances with central banks (other than mandatory reserve deposits)	2,591	1,267
Correspondent accounts with other banks
- Russian Federation	557	551
- Other countries	756	833

Total cash and short-term funds	5,160	3,581
Less: restricted cash	(64)	(102)

Total cash and cash equivalents	5,096	3,479

Restricted cash balances represent the balances on escrow accounts in the amount of USD 19 million (31 December 2006: USD 6 million) comprising USD 18 million in freely convertible currencies and USD 1 million in non-freely convertible currencies (31 December 2006: USD 2 million and USD 4 million, accordingly), and other balances in non-freely convertible currencies in the amount of USD 45 million (31 December 2006: USD 96 million). Restricted cash balances were collateralized by amounts due to customers and banks in the amount of USD 50 million (31 December 2006: USD 92 million). For the purposes of the consolidated statement of cash flows, restricted cash is not included in cash and cash equivalents.

24

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

7.     Financial Assets at Fair Value Through Profit or Loss

	31 December	31 December
	2007	2006

Financial assets held for trading	9,112	4,786
Financial assets designated as at fair value through profit or loss	1,324	334

Total financial assets at fair value through profit or loss	10,436	5,120

The financial assets designated as at fair value through profit or loss are managed on a fair value basis, in accordance with the risk management or investment strategies adopted by each Group member and the information provided to key management personnel.

Financial assets held for trading

	31 December	31 December
	2007	2006

Debt securities denominated in USD
Bonds and eurobonds of foreign companies and banks	385	369
Eurobonds of Russian companies and banks	263	583
Eurobonds of the Russian Federation	59	37
Russian MinFin bonds (OVGVZ)	5	74
Bonds and eurobonds of foreign governments	—	12
Promissory notes of Russian companies and banks	—	8

Debt securities denominated in RUR
Bonds of Russian companies and banks	3,536	1,308
Russian Federal loan bonds (OFZ)	1,358	902
Russian municipal bonds	740	536
Promissory notes of Russian companies and banks	354	299
Eurobonds of foreign companies and banks	37	28

Debt securities denominated in other currencies
Bonds of foreign governments	20	75
Eurobonds of Russian companies and banks	17	15
Bonds of foreign companies and banks	8	157

Equity securities	1,771	308

Balances arising from derivative financial instruments (Note 34)	559	75

Total financial assets held for trading	9,112	4,786

Equity securities at 31 December 2007 include USD 503 million representing structured customer financing transactions whereby market risk is offset via forward sale agreements on the same securities (recorded within derivative instruments). Other equity securities mostly represent shares of major Russian oil and gas, energy, telecommunication and manufacturing companies and banks and shares of the world-leading blue chip companies.

Debt securities of Russian companies and banks mostly represent securities issued by major Russian oil and gas, energy, telecommunication and manufacturing companies and banks.

Derivatives include the instruments used as cash flow hedges amounted to USD 104 million (Note 34).

25

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

7.     Financial Assets at Fair Value Through Profit or Loss (continued)

Financial assets designated as at fair value through profit or loss

	31 December	31 December
	2007	2006

Bonds of Russian companies and banks	415	74
Equity securities	384	6
Bonds of foreign companies and banks	354	123
Investments in mutual funds	98	—
Bonds of foreign governments	61	8
Russian municipal bonds	10	16
Eurobonds of the Russian Federation	1	107

Balances arising from derivative financial instruments (Note 34)	1	—

Total financial assets designated as at fair value through profit or loss	1,324	334

Equity securities at 31 December 2007 represent structured customer financing transactions whereby market risk is offset via forward sale agreements on the same securities (recorded within derivative instruments). Equity securities are issued by Russian energy companies. Financial liabilities at fair value through profit or loss – designated as at fair value through profit or loss (negative fair value of derivatives) relating to these transactions are accounted within “Other liabilities” in the amount of USD 3 million. Refer to Note 23.

The majority of mutual funds investments also represent structured customer financing transactions whereby market risk is offset via forward sale agreements on the same securities.

8.     Financial Assets Pledged under Repurchase Agreements and Loaned Financial Assets

	31 December	31 December
	2007	2006

Financial assets at fair value through profit or loss
Financial assets held for trading
Russian Federal loan bonds (OFZ)	290	43
Promissory notes of Russian companies and banks	245	—
Equity securities	226	27
Bonds of Russian companies and banks	84	3
Russian municipal bonds	32	7
Total Financial assets held for trading	877	80

Financial assets designated as at fair value through profit or loss
Eurobonds of Russian companies and banks	121	43
Bonds of foreign governments	103	26
Bonds of foreign companies and banks	58	52
Eurobonds of Russian Federation and MinFin Bonds	29	—
Russian municipal bonds	5	—
Total Financial assets designated as at fair value through profit or loss	316	121
Total Financial assets at fair value through profit or loss	1,193	201

Financial assets available-for-sale
Bonds of foreign companies and banks	490	551
Bonds of foreign governments	326	645
Bonds of Russian companies and banks	30	—
Russian municipal bonds	10	—
EADS shares	—	1,402
Total Financial assets available-for-sale	856	2,598

Unquoted promissory notes of Russian companies and banks	163	139

Total financial assets pledged under repurchase agreements and loaned financial assets	2,212	2,938

26

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

8.              Financial Assets Pledged under Repurchase Agreements and Loaned Financial Assets (continued)

In the third quarter of 2006 VTB purchased 41 million shares of European Aeronautic Defense and Space Company (EADS) (approximately 5% of the share capital). The Group had unrealized gains on EADS shares of 111 USD million, net of tax, accounted within equity under caption “Unrealized gain on financial assets available-for-sale and cash flow hedge” at 31 December 2006. In December 2007, the Group sold EADS shares to a related state-owned party and transferred upon the sale the realized gain of USD 150 million, net of tax, from equity to the statement of income.

Equity securities at 31 December 2007 within “Financial assets held for trading” mostly represent structured customer financing transactions whereby market risk is offset via forward sale agreements on the same securities (recorded within derivative instruments). These equity securities are issued by Russian energy and mining companies.

9.              Due from Other Banks

	31 December	31 December
	2007	2006

Current term placements with other banks	9,070	6,013
Reverse sale and repurchase agreements with other banks	676	808
Total gross due from other banks	9,746	6,821

Less: Allowance for impairment (Note 30)	(13)	(8)

Total due from other banks	9,733	6,813

At 31 December 2007 the Bank received collateral of securities under reverse sale and repurchase agreements with other banks with a fair value of USD 857 million (31 December 2006: USD 930 million).

10.  Loans and Advances to Customers

	31 December	31 December
	2007	2006

Current loans and advances	57,547	28,437
Reverse sale and repurchase agreements with customers	1,640	1,152
Rescheduled loans and advances	136	242
Overdue loans and advances	698	404
Total gross loans and advances to customers	60,021	30,235

Less: Allowance for impairment (Note 30)	(1,472)	(973)

Total loans and advances to customers	58,549	29,262

For the purposes of the above table, the amount of overdue loans and advances includes overdue portions of loans where the payment of either principal or interest is overdue by one day or more.

27

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

10.  Loans and Advances to Customers (continued)

The table below shows loans and advances to customers by class.

	31 December	31 December
	2007	2006
Loans to legal entities

Project finance	3,657	2,088
Finance leases	2,547	780
Current activity financing	39,924	19,596
Reverse sale and repurchase agreements	1,484	1,152
Other	4,727	4,086

Total loans to legal entities	52,339	27,702

Loans to individuals

Mortgages	3,661	952
Car loans	774	106
Reverse sale and repurchase agreements	156	—
Consumer loans and other	3,091	1,475

Total loans to individuals	7,682	2,533

Less: Allowance for impairment (Note 30)	(1,472)	(973)

Total loans and advances to customers	58,549	29,262

Finance leases represent loans to leasing companies and net investment in leases.

At 31 December 2007, included in current loans are finance lease receivables of USD 1,926 million (31 December 2006: USD 469 million), equal to the net investment in the lease.

The finance lease receivables were as follows:

	31 December	31 December
	2007	2006
Gross investment in leases	2,679	661
Less: Unearned finance lease income	(753)	(192)
Net investment in leases before allowance	1,926	469

Less: allowance for uncollectible finance lease receivables	(6)	(2)

Net investment in leases	1,920	467

At 31 December 2007 the Group had one borrower in the transport sector with aggregated net investment in lease of USD 804 million (31 December 2006: USD 296 million) representing leasing of rolling-stock.

Future minimum lease payments to be received by the Group were as following:

	31 December	31 December
	2007	2006
Within 1 year	603	165
From 1 to 5 years	1,724	385
More than 5 years	352	111

Minimum lease payments receivable	2,679	661

28

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

10.  Loans and Advances to Customers (continued)

Net investments in leases were as following:

	31 December	31 December
	2007	2006
Within 1 year	432	118
From 1 to 5 years	1,236	271
More than 5 years	252	78

Net investment in leases	1,920	467

Economic sector risk concentrations within the customer loan portfolio are as follows:

	31 December 2007		31 December 2006
	Amount	%	Amount	%
Finance	12,020	20	5,049	17
Individuals	7,682	13	2,533	8
Trade and commerce	7,142	12	4,790	16
Manufacturing	5,316	9	4,067	13
Building construction	5,170	8	2,364	8
Oil and Gas	3,778	6	1,507	5
Transport	2,992	5	1,288	4
Government bodies	2,891	5	1,668	6
Energy	2,508	4	937	3
Metals	2,476	4	1,556	5
Food and agriculture	2,175	4	1,104	4
Coal mining	1,712	3	705	2
Chemical	1,057	2	789	3
Aircraft	756	1	243	1
Telecommunications and media	560	1	406	1
Other	1,786	3	1,229	4

Total gross loans and advances to customers	60,021	100	30,235	100

Finance industry includes loans issued to holding companies of industrial groups, mergers and acquisitions financing, and loans to leasing, insurance and other non-bank financial companies.

At 31 December 2007, the total amount of outstanding loans issued by the Group to 10 largest groups of interrelated borrowers comprises USD 12,565 million, or 21% of the gross loan portfolio (31 December 2006: USD 5,342 million, or 18%).

At 31 December 2007 and 2006, outstanding loans issued under reverse repurchase agreements do not contain any significant concentrations.

At 31 December 2007 the Bank received collateral of securities under reverse sale and repurchase agreements with customers with a fair value of USD 2,076 million (31 December 2006: USD 1,216 million).

The total amount of pledged loans is USD 1,333 million. The loans are pledged against the funds accounted within “Other borrowed funds” – “Other borrowings” caption in Liabilities.

During 2007 interest income on impaired loans, recognized by the Group amounted to USD 94 million (2006: USD 101 million).

29

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

11.  Financial Assets Available-for-Sale

	31 December	31 December
	2007	2006
CJSC “Alrosa” shares	346	333
Other equity investments	244	169
Bonds of foreign companies and banks	120	162
Eurobonds of Russian companies and banks	65	85
Bonds of foreign governments	46	15
Russian MinFin bonds (OVGVZ)	24	30
Promissory notes of Russian companies and banks	10	26
Russian municipal bonds	3	13
Eurobonds of the Russian Federation	—	55

Total financial assets available-for-sale	858	888

CJSC “Alrosa” shares (10.63% of share capital) were acquired in the second quarter of 2006. These shares are unquoted. The estimated fair value of CJSC “Alrosa” shares at 31 December 2007 and 2006 was calculated by using average of the market approach, discounted cash flow method and other method based on discounted cash flows. For this other method based on discounted cash flows a discount of 30% for minority stake and a 20% discount for liquidity was used. At 31 December 2007, the Group had unrealized gains on CJSC “Alrosa” shares of USD 40 million, net of tax, including unrealized foreign exchange gain, accounted within equity (31 December 2006: USD 20 million). A 100 b.p. change in the discount rate would result in USD 2 million change in fair value of CJSC “Alrosa” shares.

During 2007, the Group recognized a loss of USD 46 million mainly attributable to US mortgage related instruments held by the Group, resulting from the recent disruptions in the global credit markets, which covered over 80% of the portfolio of securities which were classified as impaired as of 31 December 2007.

As a result of the acquisition of VTB Bank France (former BCEN-Eurobank) in 2005, the Group acquired 19.8% of the total shares of JSC “International Moscow Bank” (“IMB”) domiciled in Russia. During the year 2006, the fair value of these shares increased to USD 395 million. The increase in fair value of securities was recorded within equity with no tax effect due to the tax status of BCEN-Eurobank. The Group sold the shares of IMB to the third party for USD 395 million and transferred the realized gain of USD 249 million from equity to the statement of income within gains less losses from available-for-sale financial assets. At 31 December 2006, investment into USD 20 million shares of IMB within Other equity investments represented the investment into the additional issue of shares completed in December 2006 that was sold in the first quarter of 2007 to the same party subject to the binding agreement.

At 31 December 2005, included in the financial assets available-for-sale were corporate shares of an automobile production company OJSC “KamAZ” with a fair value of USD 132 million which were sold in 2006 for USD 135 million. Realized gain of USD 89 million, net of tax, was transferred from equity to the statement of income within gains less losses from available-for-sale financial assets.

30

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

12.  Investments in Associates

			31 December 2007		31 December 2006
	Country of			Equity		Equity
	registration	Industry	Amount	controlled	Amount	controlled
“Eurofinance Mosnarbank”, OJSC	Russia	Banking	152	34.83%	116	34.07%
“Vietnam-Russia Joint Venture Bank”	Vietnam	Banking	15	49.00%	5	49.00%
“East-West United Bank”, S.A.	Luxembourg	Banking	—	—	40	48.55%
“Halladale PLC”	Great Britain	Property	—	—	26	23.00%
“Insurance Company VTB-Insurance”, Ltd	Russia	Insurance	—	—	9	49.99%
“Management Company ICB”, Ltd	Russia	Finance	—	—	4	24.98%
“Interbank Trading House”, Ltd	Russia	Commerce	—	50.00%	—	50.00%

Total Investments in Associates			167		200

In March 2007 the equity investment in Halladale PLC, held through VTB Bank (Europe)’s wholly owned subsidiary VTB Europe Strategic Investments, was sold to the third party for USD 44 million. The Group recognized gains arising from the transaction in the amount of USD 18 million.

In June 2007 VTB and ITC Consultants Ltd. purchased 0.02% and 49.99% accordingly, of Insurance Company VTB-Insurance, Ltd (former Insurance Company VTB-Rosno, Ltd) for the total amount of USD 5 million, accordingly at 30 June 2007 VTB-Insurance became a subsidiary of VTB and was consolidated (see Note 39).

In November 2006, VTB established the Vietnam-Russia Joint Venture Bank (associate) with 49% shareholding of VTB and contributed USD 5 million into its capital. During the second quarter of 2007 the share capital of Vietnam-Russia Joint Venture Bank was increased. VTB contributed to the capital USD 9.8 million retaining a 49% ownership.

In December 2007, VTB sold East-West United Bank S.A. to the third party for EUR 31 million.

In December 2007, “Bank VTB North-West”, OJSC sold “Management Company ICB”, Ltd to the third party for USD 4 million.

The following table illustrates summarized aggregated financial information of the associates:

	31 December	31 December
	2007	2006
Assets	2,524	2,648
Liabilities	2,109	2,187
Net assets	415	461
Revenue	290	310
Net profit	67	(12)

The unrecognized share of losses of associates for 2007 and cumulatively at 31 December 2007 was USD nil and USD 20 million, respectively (31 December 2006: USD 3 million and USD 28 million, respectively).

31

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

13.  Investment Securities Held-to-Maturity

Investment securities held-to-maturity comprise securities issued by foreign governments and entities with maturities ranging from August 2010 to December 2011.

14.  Other Assets

	31 December	31 December
	2007	2006

Advances issued to leasing equipment suppliers	694	68
Rights of claim to construct and receive the title of ownership of premises under investment contracts and related capitalized furnishing costs	269	169
Taxes recoverable	245	105
Trade debtors and prepayments	181	141
Equipment purchased for subsequent leasing	139	114
Deferred expenses	94	44
Leasehold for development and sale	63	57
Amounts in course of settlement	33	10
Precious metals	13	22
Put option premium receivable	6	29
Other assets	67	35

Total other assets	1,804	794

At 31 December 2007 and 2006 advances issued to leasing equipment suppliers represent advances issued by VTB Leasing.

At 31 December 2007 rights of claim to construct and receive the title of ownership of premises under investment contracts contained a prepayment of USD 251 million (31 December 2006: USD 169 million) under a construction contract. Under this contract the developer is obliged to construct an office at the Moscow International Business Center “Moscow City” and transfer the title of ownership on this office to VTB after the construction is completed.

Movements in the allowance for impairment of other assets are presented in Note 30.

32

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

15.  Premises and Equipment

The movements in property and equipment were as follows:

			Construction
	Premises	Equipment	in progress	Total

Net book amount at 31 December 2006	1,130	226	66	1,422

COST OR REVALUED AMOUNT

Opening balance at 1 January 2007	1,130	388	66	1,584
Acquisitions of subsidiaries	7	3	1	11
Disposal of subsidiaries	(12)	(8)	—	(20)
Additions	65	114	164	343
Transfer	91	29	(120)	—
Disposals	(21)	(54)	(18)	(93)
Revaluation	330	—	—	330
Translation difference	40	26	1	67

Closing balance at 31 December 2007	1,630	498	94	2,222

ACCUMULATED DEPRECIATION
Opening balance at 1 January 2007	—	162	—	162
Disposal of subsidiaries	—	(6)	—	(6)
Depreciation charge	31	77	—	108
Disposals	(2)	(22)	—	(24)
Revaluation	(30)	—	—	(30)
Translation difference	1	14	—	15

Closing balance at 31 December 2007	—	225	—	225

Net book amount at 31 December 2007	1,630	273	94	1,997

Net book amount at 31 December 2005	592	164	76	832

COST OR REVALUED AMOUNT
Opening balance at 1 January 2006	595	267	76	938
Acquisitions of subsidiaries	9	7	6	22
Disposal of subsidiaries	(15)	(2)	(1)	(18)
Additions	64	82	136	282
Transfer	118	32	(150)	—
Disposals	(26)	(17)	(3)	(46)
Revaluation	360	—	—	360
Translation difference	25	19	2	46

Closing balance at 31 December 2006	1,130	388	66	1,584

ACCUMULATED DEPRECIATION
Opening balance at 1 January 2006	3	103	—	106
Disposal of subsidiaries	(1)	(1)	—	(2)
Depreciation charge	16	58	—	74
Disposals	(3)	(6)	—	(9)
Revaluation	(19)	—	—	(19)
Translation difference	4	8	—	12

Closing balance at 31 December 2006	—	162	—	162

Net book amount at 31 December 2006	1,130	226	66	1,422

33

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

15.  Premises and Equipment (continued)

The Transfer caption includes movements from Construction in Progress to Premises and Equipment captions upon completion of construction and/or putting of the property and equipment in use.

Premises of the Group are subject to revaluation on a regular basis. The Group engaged an independent appraiser to determine the fair value of its premises. Fair value was determined by reference to market-based evidence. The dates of the latest revaluations were 31 December 2007 and 2006. If the premises were measured using the cost model, the carrying amounts would be as follows:

	31 December	31 December
	2007	2006
Cost	850	679
Accumulated depreciation and impairment	49	40

Net carrying amount	801	639

The Bank’s premises were independently valued as of 31 December 2007, 2006, 2005 and 2000. The valuation was carried out by independent appraisal firms. The basis used for the appraisal was primarily market value.

The revaluation of the Group’s premises as of 31 December 2007 was carried out by an independent firm of valuers. The basis used for the appraisal was primarily market value. The net revaluation surplus amounted to USD 360 million, including minority interest of USD 9 million, were posted to premises revaluation reserve within the shareholders’ equity net of deferred income tax in the amount of USD 87 million.

The revaluation of the Group’s premises as of 31 December 2006 was carried out by an independent firm of valuers. The basis used for the appraisal was primarily market value. The revaluation surplus amounted to USD 379 million: USD 6 million of additional value were credited to other income as a reversal of negative revaluation of premises, which resulted from 2005 valuation, and USD 373 million, including minority interest of USD 11 million, which were posted to premises revaluation reserve within the shareholders’ equity net of deferred income tax in the amount of USD 91 million.

16.  Investment Property

	2007	2006
Investment property as at 1 January	178	198
Acquisitions	19	—
Revaluation (Note 28)	16	52
Disposals	(59)	(92)
Translation effect	14	20

Investment property as at 31 December	168	178

In 2007, the Group revalued all of its investment property and increased its fair value by USD 16 million. The valuation was carried out by an independent firm of valuers, mainly on the basis of market prices.

In 2006, the Group revalued all of its investment property and increased its fair value by USD 52 million including USD 11 million which was subsequently realized as a result of a sale of investment property for USD 92 million. The valuation was carried out by an independent firm of valuers, mainly on the basis of market prices.

At 31 December 2007, included in investment property are buildings and business-centers held for operating leasing of USD 6 million located in Ekaterinburg and Ukraine (31 December 2006: USD 60 million located in St. Petersburg region, Ekaterinburg and Ukraine), distribution warehouse of USD 19 million (31 December 2006: nil) held by acquired Nevsky Property Asset Management subsidiary and land for development and resale of USD 143 million located in St. Petersburg and Moscow regions (31 December 2006: USD 118 million).

34

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

17.  Intangible Assets

The movements in intangible assets were as follows:

		Core deposit	Computer
	Goodwill	intangible	software	Total

Net book amount at 31 December 2006	294	140	21	455

COST
Opening balance at 1 January 2007	308	174	41	523
Additions	—	—	15	15
Acquisition through business combinations	5	17	2	24
Disposals	—	—	(1)	(1)
Translation difference	22	13	2	37

Closing balance at 31 December 2007	335	204	59	598

ACCUMULATED AMORTIZATION AND IMPAIRMENT
Opening balance at 1 January 20	14	34	20	68
Amortization charge	—	40	6	46
Disposals	—	—	(1)	(1)
Translation difference	1	1	3	5

Closing balance at 31 December 2007	15	75	28	118

Net book amount at 31 December 2007	320	129	31	480

Net book amount at 31 December 2005	270	154	27	451

COST
Opening balance at 1 January 2006	270	154	42	466
Additions	—	—	8	8
Acquisition through business combinations	13	6	—	19
Disposals	—	—	(10)	(10)
Translation difference	25	14	1	40

Closing balance at 31 December 2006	308	174	41	523

ACCUMULATED AMORTIZATION AND IMPAIRMENT
Opening balance at 1 January 2006	—	—	15	15
Amortization charge	—	34	5	39
Disposals	—	—	(1)	(1)
Impairment	14	—	—	14
Translation difference	—	—	1	1

Closing balance at 31 December 2006	14	34	20	68

Net book amount at 31 December 2006	294	140	21	455

35

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

17.  Intangible Assets (continued)

Carrying amount of goodwill and core deposit intangible allocated to each of the following cash-generating units:

	31 December 2007			31 December 2006
		Carrying			Carrying
	Carrying	amount of		Carrying	amount of
	amount of	core deposit		amount of	core deposit
	goodwill	intangible	Total	goodwill	intangible	Total
“Bank VTB 24”, CJSC	84	—	84	78	—	78
“VTB Bank North-West”, OJSC	213	109	322	199	134	333
“VTB Bank (Armenia)” CJSC	5	—	5	4	—	4
“Obyedinennaya Depositarnaya companya”, CJSC	3	16	19	—	—	—
“VTB Asset Management”, CJSC	2	—	2	—	—	—
“VTB Bank”, OJSC (former “Mriya”, OJSC, merged with Vneshtorgbank (Ukraine), CJSC)	13	4	17	13	6	19

Net book amount	320	129	449	294	140	434

Management of the Bank believes that “Bank VTB 24”, CJSC as a whole represents the appropriate level within the Group, at which goodwill is monitored for management purposes, and therefore should be considered as a cash-generating unit for impairment testing purposes. The recoverable amount of this cash-generating unit has been determined based on a value in use calculation using pretax cash flow projections (adjusted for depreciation) based on financial budgets approved by management covering a four-year period. The discount rate applied to cash flow projections is 10% (31 December 2006: 10%).

The following describes each key assumption on which management has based its cash flow projections for “Bank VTB 24”, CJSC to undertake impairment testing of goodwill:

•                  Budgeted interest margin — the basis used to determine the value assigned to the budgeted interest margin is the average interest margin achieved in the year immediately before the budgeted year;

•                  Volume of the loan and customer deposits market — the basis used relates to the market research projections for the retail Russian market;

•                  Provision for loan impairment — the basis used relates to the types of retail credit products and the statistics of losses;

•                  Volume and cost of funding — the basis used relates to the requirements of growing operations based on business plan;

•                  Volume of other operating expenses and of capital expenditure — the basis used relates to the requirements of growing of present and future offices of the bank.

The recoverable amount of Bank VTB North-West (former OJSC “Industry & Construction Bank”) was based on the market quotes of its shares at 31 December 2007 which amounted to USD 2,311 million (31 December 2006: USD 1,665 million).

In 2006, goodwill of USD 14 million allocated to CJSC “Almaz-Press” was written-off through impairment charge, based on the estimation of the recoverability of that cash-generating unit determined on a value in use calculation using cash flow projections based on financial budgets covering a five-year period.

18.  Due to Other Banks

	31 December	31 December
	2007	2006
Term loans and deposits	9,546	3,080
Correspondent accounts and overnight deposits of other banks	3,224	1,931
Sale and repurchase agreements with other banks	2,024	2,576

Total due to other banks	14,794	7,587

36

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

18.       Due to Other Banks (continued)

Financial assets pledged against sale and repurchase agreements are financial assets at fair value through profit or loss and financial assets available-for-sale with a total fair value of USD 2,048 million (31 December 2006: USD 2,771 million) (see Note 8).

At 31 December 2006 the Group has a legal right to set-off and intends to settle a deposit in the amount of EUR 260 million due from a European bank against the amount due to that bank under sale and repurchase agreements, therefore that financial liability was presented net of the related asset.

19.       Customer Deposits

	31 December	31 December
	2007	2006

Government bodies
Current/settlement deposits	933	257
Term deposits	2,011	1,281

Other legal entities
Current/settlement deposits	8,701	6,115
Term deposits	14,769	5,000

Individuals
Current/settlement deposits	2,974	1,777
Term deposits	7,709	5,549

Sale and repurchase agreements	1	9

Total customer deposits	37,098	19,988

Included in customer deposits at 31 December 2007 are:

•                  Restricted deposits amounting to USD 21 million (31 December 2006: USD 10 million), where matching deposits were placed by the Group in escrow accounts (see Note 6).

•                  Deposits of USD 385 million (31 December 2006: USD 130 million) were held as collateral against irrevocable commitments under import letters of credit and guarantees (see Note 34).

At 31 December 2007 sale and repurchase agreements of USD 1 million (31 December 2006: USD 9 million) represent the amounts payable to legal entities in connection with sale and repurchase agreements. Securities pledged against sale and repurchase agreements are financial assets through profit and loss with fair value of USD 1 million (31 December 2006: USD 9 million) (see Note 8).

Economic sector risk concentrations within customer deposits are as follows:

	31 December 2007		31 December 2006
	Amount	%	Amount	%
Individuals	10,683	29	7,326	37
Energy	6,417	17	350	2
Finance	4,079	11	2,943	15
Metals	3,103	9	1,198	6
Government bodies	2,944	8	1,538	8
Trade and commerce	1,929	5	1,429	7
Building construction	1,520	4	859	4
Manufacturing	1,323	4	903	5
Oil and gas	1,259	3	827	4
Telecommunications and media	835	2	185	1
Chemical	484	1	261	1
Transport	412	1	420	2
Food and agriculture	372	1	374	2
Aircraft	348	1	241	1
Coal mining	103	—	274	1
Other	1,287	4	860	4

Total customer deposits	37,098	100	19,988	100

37

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

20.    Other Borrowed Funds

	31 December	31 December
	2007	2006
Syndicated loans	2,489	2,864
Other borrowings	2,687	1,604

Total other borrowed funds	5,176	4,468

Included in other borrowings are borrowings made by the Group from other banks, mainly OECD based, under non-revolving open credit lines and funds attracted from Central banks.

In March 2007 VTB Bank (Austria) AG received two syndicated loans in the amount of USD 50 million each, maturing in February 2010 at floating interest rate of LIBOR+0.35%. In May 2007 VTB Bank (Austria) AG received a syndicated loan in the amount of USD 180 million with maturity in February 2010 at the floating interest rate of LIBOR+0.35%.

In January 2007 VTB Bank (Europe) fully repaid a syndicated loan in the total contractual amount of USD 140 million. In February 2007, VTB fully repaid a syndicated loan in the total contractual amount of USD 300 million. During the first quarter of 2007 VTB Bank (France) fully repaid a syndicated loan in the total contractual amount of USD 150 million.

21.    Debt Securities Issued

	31 December	31 December
	2007	2006

Bonds	14,394	9,341
Promissory notes	2,082	1,877
Deposit certificates	13	106
Debentures	—	241

Total debt securities issued	16,489	11,565

At 31 December 2007 promissory notes issued included both discount and interest bearing promissory notes denominated mainly in RUR with maturity ranging from demand to June 2015 (31 December 2006: from demand to June 2015).

In February 2006 VTB issued EUR 500 million (or USD 596 million) Series 9 Eurobonds under its EMTN Programme with a fixed rate of 4.25% p.a. The issue has 10-year maturity (February 2016) and may be redeemed in February 2011 at the option of noteholders (5-year put option).

In April 2006, VTB issued RUR-denominated Eurobonds with a face value of 10 billion (or USD 361 million) with a fixed rate of 7% p.a. The issue has a 3-year maturity.

In July 2006, VTB issued RUR 15 billion (or USD 555 million) Series 6 bonds due July 2016 with a fixed rate of 6.5% p.a. The issue has 10-year maturity (July 2016) and 1-year put option embedded.

38

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

21.    Debt Securities Issued (continued)

In July 2006, VTB issued USD 88.3 million Mortgage-backed notes through a special purpose entity. The notes are issued at a floating LIBOR-based rate and are finally due in May 2034. The securities are collateralized with a portfolio of 1,696 mortgage loans to individuals secured by residential properties in Moscow and St. Petersburg. All the risks and rewards remained with VTB, and therefore, the mortgage loans were not derecognized. The risks were not transferred due to a subordinated loan granted by VTB to the special purpose entity and purchase of class C of Mortgage-backed notes, which absorbs substantially all credit risks. The carrying value of the mortgage loans is USD 56 million as of 31 December 2007.

In October 2006, Moscow Narodny Bank (renamed to “VTB Bank (Europe)”, Plc.) issued a USD 500 million Series 5 Eurobond with a floating rate of LIBOR+0.80% maturing in October 2009.

In November 2006, VTB issued a USD 1,750 million Series 10 Eurobond with a floating rate of LIBOR+0.60% maturing in August 2008.

In December 2006, VTB 24 issued a USD 500 million Eurobond with a floating rate of LIBOR+0.82% maturing in December 2009.

In March 2007, VTB issued EUR 1,000 million (or USD 1,317 million) Eurobonds with a floating rate of EURIBOR+0.6% maturing in March 2009.

In March 2007, VTB issued GBP 300 million (or USD 577 million) Eurobonds with a fixed rate of 6.332% maturing in March 2010.

In April 2007, VTB Bank Europe issued USD 500 million Floating Rate Notes due in April 2009 at LIBOR+0.625%.

In July 2007 VTB repaid its Series 3 issue under its USD 10 billion European Medium Term Notes (EMTN) Programme in the amount of USD 300 million.

In September 2007, VTB redeemed Series 8 USD denominated Eurobonds with face value of USD 1,000 million.

In October 2007, VTB issued USD 1,200 million Eurobonds with a fixed rate of 6.609% maturing in 2012 and USD 800 million Eurobonds with a floating rate of LIBOR+1.7% maturing in 2009.

In December 2007 VTB issued RUR 30 billion bonds (or USD 1,234 million) under USD 20 billion EMTN Programme with a rate of 7.25% maturing in December 2008.

39

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

22.            Subordinated Debt

On 4 February 2005, VTB Capital S. A., a Luxembourg based special purpose entity of the Group used for issuance of Eurobonds, issued USD 750 million of Eurobonds (with a call option for early repayment on the fifth anniversary of such date) due February 2015, the proceeds of which financed a subordinated loan to VTB. The eurobonds bear interest at 6.315% per annum payable semi-annually, with an interest rate step-up in 2010. As of 31 December 2007 the carrying amount of this subordinated debt was USD 768 million (31 December 2006: USD 766 million). Management expects to settle the debt in 2010 before the interest rate step-up.

On 29 September 2005, OJSC “Industry & Construction Bank” (further renamed to OJSC “Bank VTB North-West”) issued USD 400 million subordinated Eurobonds due September 2015 with early redemption option (1 October 2010; price 100; type call). The Eurobonds bear interest at 6.2% per annum payable semi-annually, with an interest rate step-up in 2010. The transaction was structured as an issue of notes by Or-ICB S.A. (Luxembourg) for the purpose of financing a subordinated loan to the Bank. As of 31 December 2007, the carrying amount of this subordinated debt was USD 388 million (31 December 2006: USD 389 million).

Upon deconsolidation of “Interbank Trading House”, Ltd. The Group recognized a subordinated loan raised by CJSC “VTB 24” in October 2000 due October 2015 with interest rate at 6.0% per annum. As of 31 December 2007 the carrying amount of this subordinated debt was USD 15 million (31 December 2006: USD 14 million).

23.            Other Liabilities

	31 December	31 December
	2007	2006

Financial liabilities at fair value through profit or loss – held for trading (negative fair value of derivatives (Note 34))	421	51
Financial liabilities at fair value through profit or loss – designated as at fair value through profit or loss (negative fair value of derivatives (Note 34))	3	—
Minority interests in consolidated mutual funds	123	—
Payable to employees	118	68
Trade creditors and prepayments received	112	99
Liabilities to pay taxes	93	80
Amounts in course of settlement	75	34
Advances received from lessees	74	50
Liabilities on pension plans	59	51
Deferred income	40	19
Provisions on insurance payments	29	7
Initial recognition of credit related commitments	14	—
Dividends payable	7	7
Provisions for credit related commitments	2	3
Other liabilities	61	40

Total other liabilities	1,231	509

Financial liabilities at fair value through profit or loss – designated as at fair value through profit or loss (negative fair value of derivatives) relate to equity securities accounted within Financial assets designated as at fair value through profit or loss in the amount of USD 384 million (Note 7).

40

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

24.    Share Capital and Reserves

Authorized, issued and fully paid share capital of the Bank comprises:

	31 December 2007		31 December 2006
	Number	Nominal	Number	Nominal
	of shares	amount	of shares	amount

Ordinary shares	6,724,138,509,019	3,084	5,211,112,400,000	2,500

Total share capital	6,724,138,509,019	3,084	5,211,112,400,000	2,500

Contributions to the Bank’s share capital were originally made in RUR, foreign currency and gold bullion. All ordinary shares rank equally and carry one vote. A nominal value of all ordinary shares was RUR 1 thousand per share up to December 2006, when CBR registered the split of shares (1 share was split to 100,000 shares) and change of nominal value of share from RUR 1 thousand to RUR 0.01. At 31 December 2007 the Bank also had 5,000,000,000,000 authorized ordinary shares with a par value of RUR 0.01 each (31 December 2006: 2,611,200,000,000 authorized ordinary shares), which are currently not issued.

In May 2007, VTB completed the Initial Public Offering (IPO) of its shares among Russian and foreign investors. On 24 May 2007, the Central Bank of Russia registered the issuance of 1,513,026,109,019 additional ordinary shares by VTB (22.5% of VTB number of shares after the increase) with a nominal value of RUR 0.01 each. Out of the total number of shares, the number of shares placed in the form of GDRs amounted to 983,387,340,000. Each GDR is equivalent to 2,000 shares. The offer price per share was RUR 0.136 (USD 0.00528). Issued shares are freely traded at Moscow Interbank Currency Exchange (MICEX) and Russian Trading System (RTS) and global depositary receipts (GDRs) issued on VTB’s shares are freely traded at London Stock Exchange (LSE). The total amount of IPO proceeds was USD 7,977 million. The Bank incurred specific IPO-related expenses for the amount of USD 114 million, net of tax, which were posted directly to equity as a reduction of share premium. As a result, net equity increase related to the IPO process amounted to USD 7,863 million, less transaction costs, net of tax.

Unrealized gain on financial assets available-for-sale and cash flow hedge includes reserves for accounting for both changes in fair values of available-for-sale financial instruments and the effective portion of unrealized gains and losses on cash flow hedges.

At 31 December 2007 and 2006 the share premium amounted to USD 8,792 million and USD 1,513 million, respectively.

At 31 December 2007 and 2006 the reserves included both distributable and non-distributable reserves.

During 2006 no movement in shares issued and treasury shares occurred. In 2007 the Bank issued 1,513,026,109,019 additional shares (refer to paragraph above). During 2007 3,617,914,376 treasury shares were purchased by Bank’s subsidiaries, which are accounted within equity as separate caption “Treasury shares”. As a result, the number of the outstanding shares at 31 December 2007 amounted to 6,720,520,594,643 (31 December 2006: 5,211,112,400,000).

41

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

25.            Interest Income and Expense

	2007	2006

Interest income

Financial assets at fair value through profit or loss	493	382

Loans and advances to customers	4,314	2,872
Due from other banks	503	306
Securities	77	46

Financial assets not at fair value through profit or loss	4,894	3,224

Total interest income	5,387	3,606

Interest expense

Customer deposits	(1,260)	(740)
Debt securities issued	(788)	(517)
Due to banks and other borrowed funds	(707)	(561)
Subordinated debt	(76)	(74)

Total interest expense	(2,831)	(1,892)

Net interest income	2,556	1,714

26.    Gains less losses arising from financial instruments at fair value through profit or loss

	2007	2006

Gains less losses arising from trading financial instruments	231	196
Gains less losses arising from financial instruments designated at fair value through profit or loss	(93)	22

Total gains less losses arising from financial instruments at fair value through profit or loss	138	218

27.            Fee and Commission Income and Expense

	2007	2006

Commission on settlement transactions	311	202
Commission on cash transactions	107	75
Commission on guarantees issued	66	61
Depositary appointment fee	57	—
Commission on operations with securities	41	35
Other	55	28

Total fee and commission income	637	401

Commission on settlement transactions	(38)	(24)
Commission on cash transactions	(17)	(9)
Commission on guarantees issued	(6)	(3)
Commission on loans granted	(3)	(1)
Other	(16)	(13)

Total fee and commission expense	(80)	(50)

Net fee and commission income	557	351

42

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

28.    Other Operating Income

	2007	2006

Dividends received	38	44
Income arising from operating leasing	18	9
Fines and penalties received	16	6
Investment property revaluation (Note 16)	16	52
Income arising from disposal of property	4	3
Reversal of other provisions (Note 30)	2	—
Reversal of impairment of premises (Note 15)	—	6
Other	29	37

Total other operating income	123	157

29.    Staff Costs and Administrative Expenses

	2007	2006

Staff costs	867	606
Defined contribution pension expense	93	66
Depreciation and other expenses related to premises and equipment	238	171
Advertising expenses	128	74
Taxes other than on income	123	70
Leasing and rent expenses	113	80
Professional services	68	39
Payments to deposit insurance system	54	41
Post and telecommunication expenses	47	27
Security expenses	41	32
Amortization of core deposit intangible	40	34
Charity	25	18
Insurance	8	6
Impairment and amortization of intangibles, except for amortization of core deposit intangible	6	19
Transport expenses	7	11
Other	90	76

Total staff costs and administrative expenses	1,948	1,370

30.    Allowances for Impairment and Provisions

The movements in allowances for impairment of due from other banks by classes for 2007 and 2006 were as follows:

	Russia	OECD	Other	Total

31 December 2005	—	—	7	7
Currency translation difference	—	—	1	1

31 December 2006	—	—	8	8
Provision for loan impairment during the period	2	1	2	5

31 December 2007	2	1	10	13

43

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

30.  Allowances for Impairment and Provisions (continued)

The movements in allowances for impairment of loans and advances to legal entities by class for 2007 and 2006 were as follows:

				Reverse sale and
			Current	repurchase
	Project	Finance	activity	agreements with
	finance	leases	financing	legal entities	Other	Total

31 December 2005	30	5	530	—	18	583
Provision for loan impairment during the period	41	—	270	1	79	391
Write-offs	—	—	(13)	—	—	(13)
Currency translation difference	1	—	8	—	1	10
Disposal of subsidiaries (Note 39, 40)	—	—	(74)	—	—	(74)

31 December 2006	72	5	721	1	98	897
Provision for loan impairment during the period	28	22	313	—	18	381
Write-offs	—	—	(14)	—	(7)	(21)
Recoveries of amounts written-off in previous period	—	—	3	—	—	3
Currency translation difference	1	—	15	—	1	17
Disposal of subsidiaries (Note 39, 40)	—	—	(9)	—	—	(9)

31 December 2007	101	27	1,029	1	110	1,268

The movements in allowances for impairment of loans and advances to individuals by class were as follows:

			Reverse sale and
			repurchase	Consumer
			agreements with	loans and
	Mortgages	Car loans	individuals	other	Total

31 December 2005	1	—	—	24	25
Provision for loan impairment during the period	24	3	—	24	51

31 December 2006	25	3	—	48	76
Provision for loan impairment during the period	(12)	18	—	134	140
Write-offs	—	—	—	(14)	(14)
Currency translation difference	—	—	—	2	2

31 December 2007	13	21	—	170	204

44

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

30.    Allowances for Impairment and Provisions (continued)

The movements in allowances for other assets and provisions were as follows:

	Other	Credit related
	assets	commitments	Total

31 December 2005	—	—	—
(Reversal of provision) provision for impairment during the period	(3)	3	—
Recoveries of amounts written-off in previous periods	3	—	3

31 December 2006	—	3	3
Reversal of provision for impairment during the period	—	(2)	(2)
Write-offs	(2)	—	(2)
Recoveries of amounts written-off in previous periods	2	—	2
Currency translation difference	—	1	1

31 December 2007	—	2	2

Allowances for impairment of assets are deducted from the carrying amounts of the related assets. Provisions for claims, guarantees and credit-related commitments are recorded in liabilities. In accordance with Russian legislation, loans may only be written off with the approval of the Supervisory Council and, in certain cases, with the respective decision of the Court.

31.    Income Tax Expense

Income tax expense comprises the following:

	2007	2006

Current tax charge	487	366
Deferred taxation movement due to the origination and reversal of temporary differences	(182)	(134)

Income tax expense for the year	305	232

The income tax rate applicable to the majority of the Group’s income is 24%. The income tax rate applicable to subsidiaries’ income ranges from zero to 40% in 2007 (2006: zero to 41%).

	2007	2006

IFRS profit before taxation	1,819	1,404

Theoretical tax charge at the applicable statutory rate of each company within the Group	468	309
Tax effect of items which are not deductible or assessable for taxation purposes:
- Non deductible expenses	46	28
- Income which is exempt from taxation	(20)	(44)
- Effect of change in tax rates	3	—
- Income taxed at different rates	(23)	(25)
- Other non-temporary differences	(1)	10
- Tax losses utilized	(16)	(16)
- Translation effect	(125)	(10)
- Change in unrecognized deferred taxes	(13)	14
- Previously unrecorded tax losses now recognized	(5)	(22)
- Other	(9)	(12)

Income tax expense for the year	305	232

45

VTB Bank

Notes to the Consolidated Financial Statements — 31 December 2007 and 2006

(expressed in millions of US dollars)

31.  Income Tax Expense (continued)

Differences between IFRS and taxation regulations give rise to certain temporary differences between the carrying amount of certain assets and liabilities for financial reporting purposes and for profits tax purposes. The tax effect of the movement on these temporary differences is recorded at rates from 10% to 40% (2006: from 4.25% to 41%). The Bank and its subsidiaries have no right to set off current tax assets and tax liabilities between legal entities, so deferred tax assets and deferred tax liabilities are separately assessed for each entity.

		Origination and reversal of				Origination and reversal of
		temporary differences		Effect of business		temporary differences		Effect of business
		In the statement	Directly in	combination		In the statement	Directly in	combination
	2005	of income	equity	(Note 39)	2006	of income	equity	(Note 39)	2007

Tax effect of deductible temporary differences:
Allowances for impairment and provisions for other losses	39	73	—	(12)	100	55	—	—	155
Tax losses carried forward	79	(16)	3	—	66	12	—	—	78
Previously unrecognized tax losses now recognized	16	22	—	—	38	5	—	—	43
Accrued expenses	18	17	—	—	35	84	—	—	119
Other	22	15	—	—	37	(7)	4	—	34
Gross deferred tax assets	174	111	3	(12)	276	149	4	—	429
Unrecognized deferred tax assets	(12)	(14)	—	12	(14)	13	—		(1)

Gross deferred tax asset	162	97	3	—	262	162	4	—	428

Tax effect of taxable temporary differences:
Fair value measurement of securities	(78)	62	(16)	—	(32)	4	16	—	(12)
Property and equipment	(94)	(9)	(91)	6	(188)	13	(87)	—	(262)
Intangible assets	(37)	7	(3)	—	(33)	4	—	—	(29)
Net investment in lease	—	(4)	—	—	(4)	(26)	—	—	(30)
Valuation of advances from customers	—	(6)	—	—	(6)	1	—	—	(5)
Other	(33)	(13)	—	15	(31)	24	(19)	2	(24)

Gross deferred tax liability	(242)	37	(110)	21	(294)	20	(90)	2	(362)

Deferred tax asset, net	82	8	3	—	93	147	(25)	—	215

Deferred tax liability, net	(162)	126	(110)	21	(125)	35	(61)	2	(149)

46

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

31.       Income Tax Expense (continued)

At 31 December 2007, VTB Bank (Austria) and VTB Bank (Deutschland) had unused tax losses of USD 363 million (2006: USD 398 million) for which no deferred tax asset was recognized due to uncertainty that these banks will have sufficient future taxable profits against which unused tax losses can be utilized. Losses of VTB Bank (Austria) do not expire.

In 2006 the Group planned to reorganize VTB Bank (Deutschland) as a branch of VTB Bank Europe. As a result, the amount of USD 12 million of deferred tax asset in VTB Bank (Deutschland) was not recognized. In 2007 due to modification of the restructuring plans VTB Bank (Deutschland) will have sufficient future taxable profits against which unused tax losses can be utilized. These losses do not expire and the deferred tax assets of USD 12 million were recognized.

In 2007 the VTB Bank Europe was in a loss position of USD 71 million for tax purposes, which resulted in recognition of deferred tax assets in the amount of USD 16 million. No tax losses occurred in 2006.

In 2007 and 2006 the Bank has significant non-taxable income, predominantly FX translation gains arising from using the US dollar as the functional currency of the Bank, which contributed to the decrease in effective tax rate.

At 31 December 2007, the aggregate amount of temporary differences associated with investments in subsidiaries and associates for which deferred tax liability have not been recognized amounted to USD 232 million (31 December 2006: USD 205 million).

32.       Basic and Diluted Earnings per Share

Basic earnings per share are calculated by dividing the net profit or loss attributable to ordinary shareholders by the weighted average number of ordinary shares in issue during the year, excluding the average number of ordinary shares purchased by the Group and held as treasury shares.

The Group has no dilutive potential ordinary shares; therefore, the diluted earnings per share are equal to basic earning per share.

	2007	2006
Net profit attributable to shareholders of the parent (in millions of US dollars)	1,480	1,137
Weighted average number of ordinary shares (adjusted retrospectively for split of 1 share to 100,000 shares in 2006) in issue	6,128,966,714,489	5,211,112,400,000

Basic and diluted earnings per share (expressed in USD per share)	0.000241	0.000218

Basic and diluted earnings per share – continuing operations (expressed in USD per share)	0.000241	0.000217
Basic and diluted earnings per share – discontinued operations (expressed in USD per share)	0.000000	0.000001

33.   Dividends

VTB does not have a formal policy for payment of dividends. The amount of dividends to be declared and paid is decided at the VTB’s annual shareholders’ meeting on the basis of VTB’s net profit for the previous fiscal year determined in accordance with Russian Accounting Legislation on a stand-alone basis. On 29 June 2006, VTB’s shareholders meeting approved dividends of RUR 1.7 billion (USD 63 million at the exchange rate of RUR 27.0611 per USD 1.00) for 2005, which were paid on 25 August 2006 (RUR 0.00033 per share or USD 0.000012 per share). On 20 June 2007 VTB’s shareholders’ meeting approved dividends of RUR 3.4 billion (USD 133 million at the exchange rate of RUR 25.9268 per USD 1.00) for 2006 (RUR 0.00066 per share or USD 0.000026 per share), which were paid on 14 August 2007.

47

VTB Bank

Notes to the Consolidated Financial Statements — 31 December 2007 and 2006

(expressed in millions of US dollars)

33.       Dividends (continued)

On 30 June 2006, OJSC “Bank VTB North-West” shareholders approved dividends of RUR 126 million (USD 4.7 million at the exchange rate of RUR 27.0789 per USD 1.00) for 2005, which were paid on 19 July 2006, thus resulting in decrease in minority interest by USD 1 million.

On 29 June 2007, OJSC “Bank VTB North-West” declared dividends of RUR 176 million (USD 6.8 million at the exchange rate of RUR 25.8162 per USD 1.00) for 2006, resulting in reduction of minority interest by USD 2 million. The dividends were paid on 6 August 2007.

In May 2007, “VTB Bank (Deutschland)” AG declared and paid dividends of EUR 7.8 million (USD 10.5 million at the exchange rate of EUR 0.7405 per USD 1.00) for 2006, resulting in reduction of minority interest in “VTB Bank (Deutschland)” AG by USD 0.4 million.

34.       Contingencies, Commitments and Derivative Financial Instruments

Legal proceedings. From time to time and in the normal course of business, claims against the Group are received. Management is of the opinion that there would be no material outflow of resources and accordingly no provision has been made in these consolidated financial statements.

Credit related commitments. The primary purpose of these instruments is to ensure that funds are available to a customer as required. Guarantees that represent irrevocable assurances that the Group will make payments in the event that a customer cannot meet its obligations to third parties carry the same credit risk as loans. Documentary and commercial letters of credit (L/Cs), which are written undertakings by the Group on behalf of a customer authorizing a third party to draw drafts on the Group up to a stipulated amount under specific terms and conditions, are collateralized by cash deposits and therefore carry less risk than direct borrowings.

Commitments to extend credit represent unused portions of authorizations to extend credit in the form of loans, guarantees, or letters of credit. With respect to credit risk on commitments to extend credit, the Group is potentially exposed to loss in an amount equal to the total unused commitments. However, the likely amount of loss is less than the total unused commitments since most commitments to extend credit are contingent upon customers maintaining specific credit standards. The Group monitors the term to maturity of credit related commitments because longer-term commitments generally have a greater degree of credit risk than shorter-term commitments.

The total outstanding contractual amount of undrawn credit lines, letters of credit and guarantees does not necessarily represent future cash requirements, as these financial instruments may expire or terminate without being funded.

Outstanding credit related commitments are as follows:

	31 December	31 December
	2007	2006
Guarantees issued	7,056	3,164
Undrawn credit lines	7,054	3,944
Import letters of credit	1,930	999
Commitments to extend credit	4,304	1,814

Less: allowance for losses on credit related commitments	(2)	(3)

Total credit related commitments	20,342	9,918

The Bank received export letters of credit for further advising to its customers. The total amount of received letters of credit as of 31 December 2007 was USD 2,630 million (31 December 2006: USD 2,120 million). Commitments under import letters of credit and guarantees are collateralized by customer deposits of USD 385 million (31 December 2006: USD 130 million).

48

VTB Bank

Notes to the Consolidated Financial Statements — 31 December 2007 and 2006

(expressed in millions of US dollars)

34.  Contingencies, Commitments and Derivative Financial Instruments (continued)

At 31 December 2007, included in guarantees issued is a guarantee of USD 2,724 million or 39% of the guarantees issued which acts as additional collateral for a transaction between third parties whereby credit risk is fully collateralized by the shares of a major oil and gas Russian company.

At 31 December 2007, included in guarantees issued are guarantees issued for a related company (Russian entity) of USD 684 million or 10% of the guarantees issued. At 31 December 2006, included in guarantees issued are guarantees issued for a related company (Russian entity) of USD 806 million or 25% of the guarantees issued.

Movements in the allowance for losses on credit related commitments are disclosed in Note 30.

Commitments under operating leases. As of 31 December the Group’s commitments under operating leases mainly of premises comprised the following:

Remaining contractual maturity	2007	2006
Not later than 1 year	58	35
Later than 1 year but not later than 5 years	183	77
Later than 5 years	338	84

Total operating lease commitments	579	196

Derivative financial instruments. Foreign exchange and other financial instruments are generally traded in an over-the-counter market with professional market counterparties on standardized contractual terms and conditions.

The notional amounts of certain types of financial instruments provide a basis for comparison with instruments recognized in the balance sheet but do not necessarily indicate the amounts of future cash flows involved or the current fair value of the instruments and, therefore, do not indicate the Group’s exposure to credit or price risks. The derivative instruments become favorable (assets) or unfavorable (liabilities) as a result of fluctuations in market interest rates or foreign exchange rates relative to their terms. The aggregate contractual or notional amount of derivative financial instruments on hand, the extent to which instruments are favorable or unfavorable and, thus the aggregate fair values of derivative financial assets and liabilities can fluctuate significantly from time to time. The notional or agreed amounts and fair values of derivative instruments held are set out in the following table. This table reflects gross position before the netting of any counterparty position by type of instrument and covers the contracts with a maturity date subsequent to 31 December 2007. These contracts were mainly entered into in December 2007 and settled early in January 2008.

49

VTB Bank

Notes to the Consolidated Financial Statements — 31 December 2007 and 2006

(expressed in millions of US dollars)

34.  Contingencies, Commitments and Derivative Financial Instruments (continued)

The table below includes contracts outstanding at 31 December 2007:

	Notional amount	Negative fair value	Positive fair value
Forward and futures contracts
- sale of foreign currency	14,530	(35)	214
- purchase of foreign currency	6,346	(110)	28
- exchange of foreign currency	2,255	(16)	16
- sale of precious metals	715	—	41
- sale of securities	1,438	(118)	20
- purchase of securities	434	(7)	26
- sale of Forward Rate Agreements and Depositary Futures	214	—	1
- purchase of Forward Rate Agreements and Depositary Futures	222	(1)	—

Swaps
- sale of foreign currency	88	—	—
- purchase of foreign currency	495	(2)	3
- exchange of foreign currency	826	(34)	1
- sale of credit default swaps	431	(11)	—
- purchase of credit default swaps	978	(14)	—
- interest rate swaps	3,020	(23)	127
- sale of precious metals	12	—	—
- purchase of precious metals	63	—	9
- Equity Swaps	44	—	1

Options on precious metals
- purchased call on precious metals	13	—	1

Options on foreign currency
- written put on foreign currency	479	(26)	—
- purchased put on foreign currency	499	—	30
- written call on foreign currency	440	(6)	—
- purchased call on foreign currency	357	—	3

Options on securities
- written put on securities	570	(21)	—
- purchased put on securities	306	—	3
- purchased call on securities	614	—	36

Total	35,389	(424)	560

50

VTB Bank

Notes to the Consolidated Financial Statements — 31 December 2007 and 2006

(expressed in millions of US dollars)

34.   Contingencies, Commitments and Derivative Financial Instruments (continued)

The table below includes contracts outstanding at 31 December 2006:

	Notional amount	Negative fair value	Positive fair value
Forward and futures contracts
- sale of foreign currency	1,949	(2)	23
- purchase of foreign currency	934	(10)	4
- exchange of foreign currency	337	(15)	1
- sale of precious metals	166	—	2
- sale of securities	6	—	—
- purchase of securities	100	—	23

Swaps
- sale of foreign currency	175	—	1
- purchase of foreign currency	234	—	5
- exchange of foreign currency	1,297	(12)	2
- sale of credit default swaps	612	—	—
- purchase of credit default swaps	29	—	—
- interest rate swaps	297	(4)	—

Options on precious metals
- purchased put on precious metals	9	—	—
- purchased call on precious metals	10	—	—

Options on foreign currency
- written put on foreign currency	42	—	—
- purchased put on foreign currency	30	—	—
- written call on foreign currency	87	—	—
- purchased call on foreign currency	7	—	—

Options on securities
- written put on securities	2,139	—	4
- purchased put on securities	190	(8)	—
- written call on securities	57	—	—
- purchased call on securities	151	—	10

Total	8,858	(51)	75

Cash flow hedges

The Group is exposed to variability in future variable interest cash flows on its loan portfolio. The Group uses interest rate swaps (IRSs) as cash flow hedges of risks of change in the benchmark interest rates relating to these cash flows. The cash flows are expected to occur and affect future interest received until 30 June 2015.

The fair value of IRSs used as cash flow hedges was accounted within “Financial assets at fair value through profit or loss” for positive items, which amounted to USD 104 million.

The Group recognized USD 51 million crediting the cash flow hedge reserve, net of taxes, at 31 December 2007 which was accounted within “Unrealized gain on financial assets available-for-sale and cash flow hedge” caption in equity.

Purchase commitments. As of December 31, 2007 the Group had USD 206 million outstanding commitments for purchase of precious metals (31 December 2006: USD 275 million). As the price of these contracts is linked to the fair value of precious metals at the date of delivery, no gain or loss is recognized on these contracts.

51

VTB Bank

Notes to the Consolidated Financial Statements — 31 December 2007 and 2006

(expressed in millions of US dollars)

35.  Analysis by Segment

In accordance with IAS 14, “Segment Reporting”, the Group’s primary format for reporting segment information is geographical segments. Geographical segment information is based on geographical location of assets and liabilities and related revenues of entities within the Group. VTB has predominantly one business segment, commercial banking, therefore no business segment disclosure is presented. Segment information for the three main reportable geographical segments of the Group, Russia, Other CIS and Europe, is set out below for the year ended 31 December 2007.

Revenues disclosed in the note include the following: interest income, fee and commission income, other operating income, income arising from non-banking activities, gains less losses from financial assets available-for-sale, gains less losses from financial assets at fair value through profit or loss, gains less losses from dealing in foreign currencies and share in income of associates.

Intersegment operations were executed predominantly in the normal course of business.

				Total before
				intersegment	Inter-
	Russia	Other CIS	Europe	eliminations	segment	Total

Revenues from:
External customers	5,967	311	891	7,169	—	7,169
Other segments	183	—	28	211	(211)	—
Total revenues	6,150	311	919	7,380	(211)	7,169

Segment results (profit before taxation)	1,743	36	40	1,819	—	1,819

Income tax expense						(305)

Net profit						1,514

Segment assets as of 31 December 2007 less income tax assets	79,451	3,993	15,892	99,336	(6,978)	92,358
Income tax assets	120	5	126	251		251
Segment assets as of 31 December 2007	79,571	3,998	16,018	99,587	(6,978)	92,609

Segment liabilities as of 31 December 2007 less income tax liabilities	65,535	3,622	13,728	82,885	(6,978)	75,907
Income tax liabilities	173	13	15	201		201
Segment liabilities as of 31 December 2007	65,708	3,635	13,743	83,086	(6,978)	76,108

Other segment items

Share in income of associates	3	—	15	18	—	18
Profit from disposal of subsidiaries and associates	79	—	19	98	—	98

Capital expenditure	266	66	27	359	(1)	358
Depreciation and amortization charge	95	8	11	114	—	114

Other non-cash income (expenses)
Provision for loan impairment	(454)	(53)	(19)	(526)	—	(526)

Interest income	4,404	267	926	5,597	(210)	5,387
Interest expense	(2,292)	(117)	(632)	(3,041)	210	(2,831)

Net interest income	2,112	150	294	2,556	—	2,556

52

VTB Bank

Notes to the Consolidated Financial Statements — 31 December 2007 and 2006

(expressed in millions of US dollars)

35.   Analysis by Segment (continued)

The segment information as of 31 December 2006:

				Total before
				intersegment
	Russia	Other CIS	Europe	eliminations	Inter-segment	Total

Revenues from:
External customers	3,969	138	1,087	5,194	—	5,194
Other segments	119	12	131	—	(131)	—
Total revenues	4,088	138	1,099	5,325	(131)	5,194

Segment results (profit before taxation)	1,045	9	350	1404	—	1,404

Income tax expense						(232)

Profit after taxation from continued operations						1,172

Profit from discontinued operations	7	—	—	7	—	7

Net profit						1,179

Segment assets as of 31 December 2006 less income tax assets	41,161	1,233	12,367	54,761	(2,468)	52,293
Income tax assets	16	4	90	110		110
Segment assets as of 31 December 2006	41,177	1,237	12,457	54,871	(2,468)	52,403

Segment liabilities as of 31 December 2006 less income tax liabilities	36,218	1,049	10,455	47,722	(2,468)	45,254
Income tax liabilities	136	4	17	157		157
Segment liabilities as of 31 December 2006	36,354	1,053	10,472	47,879	(2,468)	45,411

Other segment items

Share in income of associates	3	—	12	15	—	15
Profit from disposal of subsidiaries	54	—	—	54	—	54

Capital expenditure	232	50	8	290	—	290
Depreciation and amortization charge	66	5	8	79	—	79

Other non-cash income (expenses)
Provision for loan impairment	(382)	(27)	(33)	(442)	—	(442)

Interest income	2,838	113	784	3,735	(129)	3,606
Interest expense	(1,426)	(56)	(539)	(2,021)	129	(1,892)

Net interest income	1,412	57	245	1,714	—	1,714

36.   Financial Risk Management

The Group is exposed to financial risks, including credit risk and market risks.

The Management Board of VTB has overall responsibility for risk management at VTB. In each subsidiary bank of the Group, risks are managed by the appropriate authorities, predominantly management boards. The organization structure of subsidiary banks includes a Chief Risk Officer and Risk division responsible for risk management.

In addition to that, on the Group level and within Group banks, including VTB, a number of specialized committees and departments are established to coordinate day-to-day risk management activities. On a Group-wide basis, risk management is overseen by the Risk Management Commission (RMC) under the Banking Group Management Committee (BGMC).

Being a collegial cross-entity coordination body, BGMC takes decisions in the area of the Group’s risk management policies and procedures based on powers delegated to it, in particular it approves Group-wide standards and approaches. Decisions and recommendations of the BGMC taken in a coordinated and consolidated fashion serve as a basis for respective managerial decisions in the banks of Group.

53

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

36.       Financial Risk Management (continued)

The RMC is one of the specialized commissions under the BGMC responsible for development of risks evaluation and management standards, their submission to consideration of BGMC and further implementation, as well as for providing efficient interaction between entities of the Group in this area. RMC is chaired by Chief Risk Officer (CRO) of VTB and includes chief risk officers of all subsidiary banks and representatives of VTB’s units involved in risk control such as the Risk Department (RD), Internal control division and others.

The tasks set for the RMC include:

•                  Implementation of the register / record of normative documents of the subsidiary banks with regard to control of credit operations and risks;

•                  Surveying the risk management systems in VTB’s subsidiary banks;

•                  Working out and implementation of individual plans in the area of improvement of risk management systems in CIS subsidiary banks, on the basis of methodological and consulting assistance provided by VTB;

•                  Development of formats and maintaining data flows from subsidiary banks in order to monitor risks on a Group-wide basis, supervision of regular risk management reporting in VTB Group;

•                  Preparation and discussion of draft basic documents formalizing consolidated risk control processes, including regulations for risk management and control in VTB Group and regulations for establishment and utilization of consolidated limits.

The RD consists of the following sub-divisions:

•                  Consolidated risk analysis division;

•                  Credit risk division;

•                  Market and operational risks division;

•                  Credit and mortgage operations division;

•                  Credit applications analysis service.

The Consolidated risk analysis division is responsible for risk management on a Group-wide basis including unification of credit risk policies and procedures, risk management systems enhancement, Group data consolidation, and implementation of Basel II.

The RD proposes risk limits on various banking operations and prepares recommendations regarding market risk and liquidity risk management for the Asset and Liability Management Committee of VTB (the “ALCO”). The RD reports to the ALCO, the VTB’s Credit Committee (the “CC”) and the Management Board.

The ALCO establishes major targeted parameters of VTB’s balance sheet for the purposes of asset and liability management and monitors VTB’s compliance with these targets with the assistance of VTB’s Risk Department. The ALCO, the CC, the RD and the Treasury carry out risk management functions in respect of credit, market (interest rate, currency and securities portfolio) and liquidity risks.

Analysis of financial assets and liabilities by measurement basis

Financial assets and financial liabilities are measured on an ongoing basis either at fair value or at amortized cost. The summary of significant accounting policies in Note 4 describes how the classes of financial instruments are measured, and how income and expenses, including fair value gains and losses, are recognized.

The following tables disclose the carrying amounts of financial assets and liabilities by category as defined in IAS 39 and by balance sheet line.

54

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

36.       Financial Risk Management (continued)

Analysis of financial assets and liabilities by measurement basis (continued)

As at 31 December 2007

						Other financial	Derivatives
						assets and	designated as
						liabilities	cash flow
	Held for	Designated	Held-to-	Loans and	Available-	measured at	hedging
	trading	at fair value	maturity	receivables	for-sale	amortized cost	instruments	Total

Financial assets
Cash and short-term funds	—	—	—	—	—	5,160	—	5,160
Mandatory cash balances with central banks	—	—	—	—	—	825	—	825
Financial assets at fair value through profit or loss	9,008	1,324	—	—	—	—	104	10,436
Financial assets pledged under repurchase agreements and loaned financial assets	877	316	—	163	856	—	—	2,212
Due from other banks	—	—	—	9,733	—	—	—	9,733
Loans and advances to customers	—	—	—	58,549	—	—	—	58,549
Financial assets available-for-sale	—	—	—	—	858	—	—	858
Investment securities held-to-maturity	—	—	5	—	—	—	—	5
Other assets	—	—	—	—	—	46	—	46

Total financial assets	9,885	1,640	5	68,445	1,714	6,031	104	87,824

Financial liabilities
Due to other banks	—	—	—	—	—	14,794	—	14,794
Customer deposits	—	—	—	—	—	37,098	—	37,098
Other borrowed funds	—	—	—	—	—	5,176	—	5,176
Debt securities issued	—	—	—	—	—	16,489	—	16,489
Subordinated debt	—	—	—	—	—	1,171	—	1,171
Other liabilities	424	—	—	—	—	613	—	1,037

Total financial liabilities	424	—	—	—	—	75,341	—	75,765

55

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

36.       Financial Risk Management (continued)

Analysis of financial assets and liabilities by measurement basis (continued)

As at 31 December 2006

						Other financial	Derivatives
						assets and	designated
						liabilities	as cash flow
	Held for	Designated	Held-to-	Loans and	Available-for-	measured at	hedging
	trading	at fair value	maturity	receivables	sale	amortized cost	instruments	Total

Financial assets
Cash and short-term funds	—	—	—	—	—	3,581	—	3,581
Mandatory cash balances with central banks	—	—	—	—	—	648	—	648
Financial assets at fair value through profit or loss	4,786	334	—	—	—	—	—	5,120
Financial assets pledged under repurchase agreements and loaned financial assets	80	121	—	139	2,598	—	—	2,938
Due from other banks	—	—	—	6,813		—	—	6,813
Loans and advances to customers	—	—	—	29,262		—	—	29,262
Financial assets available-for-sale	—	—	—	—	888	—	—	888
Investment securities held-to-maturity	—	—	11	—	—	—	—	11
Other assets	—	—		—	—	45	—	45

Total financial assets	4,866	455	11	36,214	3,486	4,274	—	49,306

Financial liabilities
Due to other banks	—	—	—	—	—	7,587	—	7,587
Customer deposits	—	—	—	—	—	19,988	—	19,988
Other borrowed funds	—	—	—	—	—	4,468	—	4,468
Debt securities issued	—	—	—	—	—	11,565	—	11,565
Subordinated debt	—	—	—	—	—	1,169	—	1,169
Other liabilities	51	—	—	—	—	319	—	370

Total financial liabilities	51	—	—	—	—	45,096	—	45,147

56

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

36.       Financial Risk Management (continued)

Credit risk

Credit risk is the risk of financial loss if counterparty fails to meet its contractual obligations. VTB Group’s credit risk exposures arise principally from such types of banking activities as corporate and retail lending, issuance of L/Cs and guarantees, treasury, investment banking, and leasing business.

The bodies involved in the process of the Group’s credit risk management include:

•                  Management Board;

•                  Credit Committee;

•                  Banking Group management committee (BGMC);

•                  Risk Management Commission under BGMC (RMC).

The RMC is responsible for development of credit risks evaluation and management standards, their submission to consideration of BGMC and further implementation, as well as for providing efficient interaction between entities of the Group in this area.

Proposals concerning the credit risk management system within the Group are considered by the RMC and submitted for consideration of BGMC.

Management of lending activities and credit risk within the Group is based on a combination of the following approaches:

•                  Consideration and approval of Group-wide approaches and standards of lending and credit risk management by the BGMC;

•                  Centralized regulation and control by VTB of strategic and other important issues in the organization and functioning of lending procedures and management of credit risks related to subsidiaries and the Group as a whole;

•                  Presence of “local” systems for management of, and control over, transactions associated with credit risk that provide for an independent assumption of credit risks by subsidiaries within the established authority with due regard for the requirements of local regulatory bodies.

•                  Differentiated approach to coordination and control by the VTB, envisaging the level and quality of lending procedures and credit risk management system in each subsidiary bank.

Depending on external and internal factors and quality of credit risk management system in specific banks, the combination of the approaches may vary. In Group banks with highly organized and sophisticated credit risk management systems, VTB tends to limit its involvement to a minimum acceptable level, whereby in banks with less developed credit risk management systems VTB exercises a higher degree of involvement, up to restriction of standalone credit decision making, subject to applicable local legislation.

The powers of management and executive bodies of subsidiary banks in terms of credit decision making and execution of lending transactions are determined by their constituent documents and the applicable local legislation. Besides that subsidiary banks have to ensure realization of uniform standards and approaches concerning lending procedures and lending administration accepted within the Group, and submit for analysis purposes current or proposed for implementation credit procedures to VTB, including distribution of powers among divisions and officers.

57

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

36.       Financial Risk Management (continued)

Credit risk (continued)

The Group pursues the following major tasks in the area of Group-wide credit risk management in line with VTB Group development strategy:

•                  Development of a uniform credit policy for VTB Group, and of credit policies for individual entities of the Group (Alignment of credit policies and procedures used by the entities of VTB Group).

•                  Monitoring of consolidated risk exposure per borrower (group of interrelated borrowers) through development of a detailed database and implementation of efficient procedures governing interaction among the entities of the Group in the conduct of credit operations.

•                  Implementation of uniform risk evaluation standards based on uniform rating systems (for large customers) and scoring systems (for SME’s). These systems should permit certain deviations from the standard counterparty rating procedure subject to the level of sophistication of national markets. At the same time, they should support comparability of individual entities’ credit exposures to ensure efficient credit risk management at the Group level.

During 2007 VTB started to introduce formal unified risk management procedures in the Group. The main principles and provisions of VTB Bank Group’s credit policy were approved by VTB’s Management Board to lay down the main principles and approaches related to the organization of the credit processes and control of transactions that bear credit risk in the Group. These principles applicable to all banks of the Group are to be followed by each bank of the Group and include basic elements of Group’s credit strategy as a whole and by each business line, transactions with financial institutions and treasury operations, roles and responsibilities of BGMC, departments of VTB and subsidiary banks in the area of lending activities and credit risk management, general requirements concerning preparation and adoption of credit policies in Group banks, and principles of credit risk management and assessment (including establishment of credit limits), internal control, lending process organization, non-performing loan management, interest rate and commission policies.

Control over large credit exposures and exposures to Group-wide customers is currently conducted primarily with a view to ensure that exposures to an individual counterparty or group of interrelated counterparties, to industrial sectors and geographic areas are limited and do not become excessive in relation to the Group’s capital base and its internal and regulatory limits.

At the current stage, credit risk monitoring at the Group level is based primarily on regular reports submitted by subsidiaries to the RD and covering credit risk exposures on the consolidated basis.

Subsidiary banks are required to implement credit risk management infrastructure as well as credit policies and procedures in conformity with VTB Group’s standards.

Credit policies are adopted by each bank of the Group and are subject to regular review, usually once in 1-2 years. The procedure of adopting a credit policy is as follows:

•                  The credit policy and amendments thereto are approved by the Management Board or the Supervisory Council (Board of Directors) of the subsidiary bank, depending on their authority defined in the Charter;

•                  A draft credit policy and amendments thereto that affect important issues are subject to upfront evaluation and approval by VTB; evaluation is performed by authorized divisions, according to the distribution of appropriate functions within VTB;

•                  A draft credit policy is reviewed by RD;

•                  VTB can initiate amendments to the credit policy of a subsidiary bank as part of centralized regulation and credit risk control for the Bank Group, provided that such initiatives do not contradict the regulations in the countries where the Group’s banks are domiciled.

58

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

36.       Financial Risk Management (continued)

Credit risk (continued)

Credit risk management in the Group and in the Group banks (including VTB) includes setting limits (restrictions of quantitative and other nature) that would define admissible parameters and conditions for risk acceptance. This includes limitation and control of risk concentration, both at the level of individual banks and of the Group as a whole, in respect of individual counterparties / groups of related counterparties, and in respect of countries/regions, industries, transactions, etc.

Subsidiary banks set their own limits for counterparties and other risk factors. Subsidiary banks are responsible for the quality and performance of their loan portfolios and for monitoring and controlling credit risk in their portfolios, including risk concentrations by industry sector, geography and specific classes of counterparties.

VTB monitors credit policies, procedures and performance of its subsidiary banks through the RMC and VTB’s representatives on the Supervisory Councils (Boards) of subsidiary banks. Periodic inspections of subsidiary banks’ credit processes and portfolios are carried out by VTB’s Internal Control Division (jointly with internal control / audit units of subsidiary banks). A standard audit procedure includes consideration of the completeness and adequacy of local credit risk manuals and lending guidelines. VTB’s Internal Control Division prepares subsequent recommendations and discusses them with Risk Management.

The majority of Group banks has established and employ internal credit rating classification systems.

The table below shows maximum exposure to credit risk for the components of the balance sheet and for derivatives. The maximum exposure is shown in gross amount, before the effect of mitigation through the use of master netting and collateral agreements.

	31 December	31 December
	2007	2006
Balance sheet exposure

Cash and short-term funds (excluding cash on hand)	3,904	2,651

Debt securities	10,267	6,768
Financial assets held for trading	7,330	4,673
debt securities of Russian banks and companies	4,170	2,213
debt securities of foreign banks and companies	978	824
debt securities of Russian government and municipal authorities	2,162	1,549
debt securities of foreign government and municipal authorities	20	87
Financial assets designated at fair value through profit or loss	841	328
debt securities of Russian banks and companies	415	74
debt securities of foreign banks and companies	354	123
debt securities of Russian government and municipal authorities	11	123
debt securities of foreign government and municipal authorities	61	8
Financial assets pledged under repurchase agreements and loaned financial assets – held for trading	651	53
debt securities of Russian banks and companies	329	3
debt securities of Russian government and municipal authorities	322	50
Financial assets pledged under repurchase agreements and loaned financial assets – designated at fair value through profit or loss	316	121
debt securities of Russian banks and companies	121	43
debt securities of foreign banks and companies	58	52
debt securities of Russian government and municipal authorities	34	—
debt securities of foreign government and municipal authorities	103	26

59

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

36.       Financial Risk Management (continued)

Credit risk (continued)

	31 December	31 December
	2007	2006
Financial assets pledged under repurchase agreements and loaned financial assets – available-for-sale	856	1,196
debt securities of Russian banks and companies	30	—
debt securities of foreign banks and companies	490	551
debt securities of Russian government and municipal authorities	10	—
debt securities of foreign government and municipal authorities	326	645
Financial assets available-for-sale	268	386
debt securities of Russian banks and companies	75	111
debt securities of foreign banks and companies	120	162
debt securities of Russian government and municipal authorities	27	98
debt securities of foreign government and municipal authorities	46	15
Investment securities held-to-maturity	5	11

Unquoted promissory notes of Russian companies and banks	163	139

Due from other banks	9,746	6,821
Russia	3,858	2,228
OECD	5,339	4,248
Other	549	345

Loans and advances to customers	60,021	30,235

Loans to legal entities	52,339	27,702

Project finance	3,657	2,088
Financial lease	2,547	780
Currency activity financing	39,924	19,596
Reverse sale and repurchase agreements	1,484	1,152
Other	4,727	4,086

Loans to individuals	7,682	2,533

Mortgages	3,661	952
Car loans	774	106
Reverse sale and repurchase agreements	156	—
Consumer loans and other	3,091	1,475

Other assets	1,277	461

Total balance sheet exposure	85,378	47,075

Off-balance sheet exposure

Guarantees issued	7,056	3,164
Undrawn credit lines	7,054	3,944
Import letters of credit	1,930	999
Commitments to extend credit	4,304	1,814

Exposure arising from credit default swaps
- sale of Credit Default Swaps	431	612
- purchase of Credit Default Swaps	978	29

Total off-balance sheet exposure	21,753	10,562

Total maximum exposure to credit risk	107,131	57,637

60

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

36.  Financial Risk Management (continued)

Total credit risk exposure

Where financial instruments are recorded at fair value the amounts shown above represent the current credit risk exposure but not the maximum risk exposure that could arise in the future as a result of changes in values.

Credit quality by class of due from banks

Credit quality of due from banks (gross), which are neither past due nor impaired at 31 December 2007 is presented in the table below:

	Not impaired
	Individually	Collectively
	assessed	assessed
Russia	2,818	1,040
OECD	4,065	1,274
Other countries	444	97

Total	7,327	2,411

Credit quality of due from banks (gross), which are neither past due nor impaired at 31 December 2006 is presented in the table below:

	Not impaired
	Individually	Collectively
	assessed	assessed
Russia	1,810	418
OECD	2,827	1,421
Other countries	156	181

Total	4,793	2,020

Not impaired individually assessed due from banks are subsequently included in the pools of collectively assessed loans.

Credit quality by class of loans and advances to customers

The credit quality of loans and advances to customers is presented according to five categories:

•                  Pass – provision rate from 0 % to 2%;

•                  Watch – provision rate from 2% to 5%;

•                  Substandard – provision rate from 5% to 20%;

•                  Doubtful – provision rate from 20% to 50%;

•                  Loss – provision rate from 50% to 100%.

Provision rate represents the ratio of allowance for impairment against gross loans under each pool of loans with similar credit risk or individually impaired loan.

61

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

36.  Financial Risk Management (continued)

Credit quality by class of loans and advances to customers

The table below shows credit quality by class of loans and advances to customers at 31 December 2007, individually assessed.

	Not impaired			Impaired
			Sub-
	Pass	Watch	standard	Doubtful	Loss	Total

Loans to legal entities	31,456	1,320	23	251	597	33,647
Project finance	1,985	1,320	23	97	3	3,428
Financial lease	312	—	—	—	2	314
Currency activity financing	24,728	—	—	148	546	25,422
Reverse sale and repurchase agreements	885	—	—	—	—	885
Other	3,546	—	—	6	46	3,598

Loans to individuals	61	—	—	7	9	77

Mortgages	10	—	—	4	—	14
Car loans	—	—	—	—	3	3
Consumer loans and other	51	—	—	3	6	60

Total loans and advances to customers individually assessed	31,517	1,320	23	258	606	33,724

The table below shows credit quality by class of loans and advances to customers at 31 December 2007, collectively assessed.

	Not impaired			Impaired
			Sub-
	Pass	Watch	standard	Doubtful	Loss	Total

Loans to legal entities	6,249	11,102	1,296	—	45	18,692
Project finance	—	—	229	—	—	229
Financial lease	2,177	56	—	—	—	2,233
Currency activity financing	3,063	10,357	1,038	—	44	14,502
Reverse sale and repurchase agreements	599	—	—	—	—	599
Other	410	689	29	—	1	1,129

Loans to individuals	5,742	1,502	186	—	175	7,605

Mortgages	3,510	107	20	—	10	3,647
Car loans	379	369	9	—	14	771
Reverse sale and repurchase agreements	156	—	—	—	—	156
Consumer loans and other	1,697	1,026	157	—	151	3,031

Total loans and advances to customers collectively assessed	11,991	12,604	1,482	—	220	26,297

62

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

36.  Financial Risk Management (continued)

Credit quality by class of loans and advances to customers (continued)

The table below shows credit quality by class of loans and advances to customers at 31 December 2006, individually assessed.

	Not impaired			Impaired
			Sub-
	Pass	Watch	standard	Doubtful	Loss	Total

Loans to legal entities	14,214	699	3	22	368	15,306
Project finance	1,073	699	3	—	8	1,783
Financial lease	634	—	—	—	—	634
Currency activity financing	9,489	—	—	21	328	9,838
Reverse sale and repurchase agreements	243	—	—	—	—	243
Other	2,775	—	—	1	32	2,808

Loans to individuals	169	—	—	1	7	177

Mortgages	31	—	—	—	1	32
Car loans	10	—	—	—	2	12
Consumer loans and other	128	—	—	1	4	133

Total loans and advances to customers individually assessed	14,383	699	3	23	375	15,483

The table below shows credit quality by class of loans and advances to customers at 31 December 2006, collectively assessed.

	Not impaired			Impaired
			Sub-
	Pass	Watch	standard	Doubtful	Loss	Total

Loans to legal entities	1,745	8,665	1,928	—	58	12,396
Project finance	—	—	305	—	—	305
Financial lease	79	67	—	—	—	146
Currency activity financing	646	7,715	1,380	—	17	9,758
Reverse sale and repurchase agreements	908	1	—	—	—	909
Other	112	882	243	—	41	1,278

Loans to individuals	1,525	608	189	—	34	2,356

Mortgages	782	51	87	—	—	920
Car loans	92	2	—	—	—	94
Consumer loans and other	651	555	102	—	34	1,342

Total loans and advances to customers collectively assessed	3,270	9,273	2,117	—	92	14,752

63

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

36.  Financial Risk Management (continued)

Credit quality by class of loans and advances to customers (continued)

Analysis of loans and advances to customers individually impaired by industry at 31 December 2007 and 2006 is presented in the table below.

	31 December	31 December
	2007	2006
Manufacturing	159	82
Trade and commerce	151	82
Chemical	111	112
Food and agriculture	88	24
Building construction	83	12
Metals	64	1
Finance	31	3
Coal mining	31	34
Transport	21	7
Individuals	16	8
Energy	9	4
Government bodies	8	—
Oil and gas	2	2
Telecommunications and media	1	—
Other	89	27

Total loans and advances to customers individually impaired	864	398

Ageing analysis (by days of delay in repayment) of past due, but not impaired loans and advances to customers by class at 31 December 2007 is presented in the table below.

					From 181	More
	From 1 to	From 31 to	From 61 to	From 91 to	days to	than 1
	30 days	60 days	90 days	180 days	1 year	year	Total

Loans to legal entities	22	5	2	—	2	1	32
Financial lease	1	1	—	—	—	—	2
Currency activity financing	13	4	2	—	2	—	21
Other	8	—	—	—	—	1	9
Loans to individuals	135	47	28	—	—	—	210
Mortgages	49	19	8	—	—	—	76
Car loans	13	4	2	—	—	—	19
Consumer loans and other	73	24	18	—	—	—	115

Total loans and advances to customers past due but not impaired	157	52	30	—	2	1	242

64

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

36.       Financial Risk Management (continued)

Credit quality by class of loans and advances to customers (continued)

Ageing analysis of past due, but not impaired loans and advances to customers by class at 31 December 2006 is presented in the table below.

					From 181
	From 1 to	From 31 to	From 61 to	From 91 to	days to	More than
	30 days	60 days	90 days	180 days	1 year	1 year	Total

Loans to legal entities	20	3	4	1	4	3	35

Project finance	—	—	2	—	—	—	2
Currency activity financing	19	3	2	1	3	3	31
Other	1	—	—	—	1	—	2

Loans to individuals	42	13	10	—	—	—	65

Mortgages	10	1	—	—	—	—	11
Car loans	4	1	1	—	—	—	6
Consumer loans and other	28	11	9	—	—	—	48

Total commercial loans and advances to customers	62	16	14	1	4	3	100

The table below shows the carrying amount for renegotiated (rescheduled) loans and advances to customers, by class.

	31 December 2007			31 December 2006
	Gross	Allowance	Net	Gross	Allowance	Net

Loans to legal entities	136	(16)	120	242	(5)	237

Project finance	34	(3)	31	24	(1)	23
Currency activity financing	102	(13)	89	212	(4)	208
Other	—	—	—	6	—	6

Total renegotiated loans and advances to customers	136	(16)	120	242	(5)	237

Collateral and other credit enhancements

The amount and type of collateral accepted by the Group depends on an assessment of the credit risk of the counterparty. Guidelines are implemented regarding the acceptability of types of collateral and valuation parameters.

The main types of collateral obtained for commercial lending are charges over real estate properties, inventory and trade receivables, for retail lending – mortgages over residential properties.

Securities and guarantees are also obtained from counterparties for all types of lending.

65

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

36.       Financial Risk Management (continued)

Collateral and other credit enhancements (continued)

It is the Group’s policy to dispose of repossessed properties in an orderly fashion. The proceeds are used to reduce or repay the outstanding claim.

Collateral is taken to enhance an acceptable credit proposal, rather than being used as the sole rationale for any credit approval. Where facilities are approved against security, full details, including the type, value, and the frequency of review of the security must be detailed in the Application for Credit Facility Form. Where practical, the account officer must have seen evidence of the existence of the collateral offered and wherever possible seen the actual collateral for themselves.

The valuation and acceptance of each type and item of collateral may vary depending on individual circumstances. Generally, the Group takes collateral with a view to ensure that an adequate margin is obtained and maintained throughout the term of the facility, where applicable. The appropriate authority responsible for collateral assessment establishes parameters for each individual facility.

Collateral repossessed

During 2007 and 2006 the Group took no possession of any collateral items from its counterparties.

Geographical concentration

Geographical concentration information is based on geographical location of the Group’s counterparts. As at 31 December 2007 the geographical concentration of the Group’s assets and liabilities is set out below:

			Other
	Russia	OECD	countries	Total
Assets
Cash and short-term funds	4,107	730	323	5,160
Mandatory cash balances with central banks	720	31	74	825
Financial assets at fair value through profit or loss	8,657	754	1,025	10,436
Financial assets pledged under repurchase agreements and loaned financial assets	1,236	539	437	2,212
Due from other banks	3,858	5,339	536	9,733
Loans and advances to customers	44,964	1,011	12,574	58,549
Financial assets available-for-sale	550	62	246	858
Investments in associates	152	—	15	167
Investment securities held-to-maturity	—	5	—	5
Premises and equipment	1,552	230	215	1,997
Investment property	167	—	1	168
Intangible assets	442	12	26	480
Deferred tax asset	89	123	3	215
Other assets	1,041	112	651	1,804
Total assets	67,535	8,948	16,126	92,609
Liabilities
Due to other banks	6,404	7,497	893	14,794
Customer deposits	32,951	1,408	2,739	37,098
Other borrowed funds	1,448	3,524	204	5,176
Debt securities issued	3,669	12,436	384	16,489
Deferred tax liability	134	2	13	149
Other liabilities	659	489	83	1,231
Subordinated debt	—	1,156	15	1,171
Total liabilities	45,265	26,512	4,331	76,108
Net balance sheet position	22,270	(17,564)	11,795	16,501
Net off-balance sheet position – Credit Related Commitments	14,624	3,302	2,416	20,342
Net off-balance sheet position – derivatives	6,826	26,873	1,690	35,389

66

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

36.  Financial Risk Management (continued)

Geographical concentration (continued)

As at 31 December 2006 the geographical concentration of the Group’s assets and liabilities is set out below:

			Other
	Russia	OECD	countries	Total

Assets
Cash and short-term funds	2,636	734	211	3,581
Mandatory cash balances with central banks	571	26	51	648
Financial assets at fair value through profit or loss	3,709	1,296	115	5,120
Financial assets pledged under repurchase agreements and loaned financial assets	219	2,676	43	2,938
Due from other banks	2,228	4,248	337	6,813
Loans and advances to customers	22,802	1,116	5,344	29,262
Financial assets available-for-sale	529	317	42	888
Investments in associates	129	66	5	200
Investment securities held-to-maturity	—	5	6	11
Premises and equipment	1,161	141	120	1,422
Investment property	177	—	1	178
Intangible assets	420	11	24	455
Deferred tax asset	—	90	3	93
Other assets	578	170	46	794

Total assets	35,159	10,896	6,348	52,403

Liabilities
Due to other banks	2,707	4,270	610	7,587
Customer deposits	17,092	562	2,334	19,988
Other borrowed funds	733	3,467	268	4,468
Debt securities issued	2,992	8,223	350	11,565
Deferred tax liability	121	2	2	125
Other liabilities	274	215	20	509
Subordinated debt	—	1,155	14	1,169

Total liabilities	23,919	17,894	3,598	45,411

Net balance sheet position	11,240	(6,998)	2,750	6,992

Net off-balance sheet position – Credit Related Commitments	8,239	496	1,183	9,918

Net off-balance sheet position – derivatives	644	5,813	2,401	8,858

Market risk

Market risk is the risk that the fair value or future cash flows of financial instruments will fluctuate due to changes in market variables such as interest rates, foreign exchanges, and securities prices. The Group is exposed to market risks, which include securities portfolio price risk, currency risk and interest rate risk.

67

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

36.  Financial Risk Management (continued)

Interest Rate Risk Exposure and Sensitivity analysis

The Group is exposed to interest rate risk. Interest rate risk is defined as the risk of the decrease of interest income or increase of interest expense resulting from adverse changes of market interest rates. The Risks Department reports on a monthly basis to the ALCO about the interest rate risk exposures and presents a sensitivity analysis. To mitigate the interest rate risk the Treasury manages and hedges VTB’s exposures by entering into interest rate derivatives transactions within the limits and parameters set by the ALCO.

As at December 31, 2007 the Group has the following interest rate exposures. Included in the table are Group’s assets and liabilities, categorized by the contractual repricing date.

	On demand	From 1	From 3	From 6	From 1	From 3	More
	and up to 1	month to 3	months to	months	year to 3	years to	than 5
	month	months	6 months	to 1 year	years	5 years	years	Total

Assets
Correspondent accounts with other banks	1,867	—	—	—	—	—	—	1,867
Corporate loans and advances to customers	4,327	7,111	6,801	9,252	11,674	3,757	3,913	46,835
Retail loans and advances to customers	318	706	201	291	1,656	3,226	3,812	10,210
Due from other banks	7,307	393	294	111	347	53	223	8,728
Reverse sale and repurchase agreements	1,639	75	—	237	1	—	—	1,952
Fixed income (quick assets)	554	2,404	63	409	333	22	23	3,808
Fixed income (non liquid or held-to-maturity financial assets)	156	1,029	350	1,222	869	859	902	5,387
Foreign exchange swaps	14,457	4,730	1,016	98	80	—	—	20,381
Interest rate derivative financial instruments	40	279	210	250	1,778	366	750	3,673
Other interest earning assets	12	115	14	—	—	—	—	141

Total Assets	30,677	16,842	8,949	11,870	16,738	8,283	9,623	102,982

Liabilities
Correspondent accounts and overnight deposits	4,711	—	—	—	—	—	—	4,711
Current/settlement deposits	9,234	151	308	513	—	—	—	10,206
Term deposits of legal entities and government bodies	2,746	5,432	5,388	1,833	1,091	62	67	16,619
Term deposits of individuals	1,399	762	1,153	2,184	3,151	24	—	8,673
Due to other banks	4,271	1,506	2,637	707	1,113	361	11	10,606
Reverse sale and repurchase agreements	1,542	20	19	—	4	—	31	1,616
Promissory notes issued	278	134	220	104	861	26	—	1,623
Bonds issued	574	2,916	1,503	5,583	2,079	2,652	1,400	16,707
Foreign exchange swaps	14,439	4,619	1,007	99	80	—	—	20,244
Interest rate derivative financial instruments	1,040	1,244	330	850	209	—	—	3,673
Other interest bearing liabilities	27	29	19	7	—	—	—	82

Total Liabilities	40,261	16,813	12,584	11,880	8,588	3,125	1,509	94,760

Net repricing gap	(9,584)	29	(3,635)	(10)	8,150	5,158	8,114	8,222

68

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

36.       Financial Risk Management (continued)

Interest Rate Risk Exposure and Sensitivity analysis (continued)

As at December 31, 2006 the Group has the following interest rate exposures. Included in the table are Group’s assets and liabilities, categorized by the contractual repricing date.

	On demand	From 1	From 3	From 6	From 1	From 3	More
	and up to 1	month to 3	months to	months to	year to 3	years to 5	than 5
	month	months	6 months	1 year	years	years	years	Total

Assets
Correspondent accounts with other banks	1,003	—	—	—	—	—	—	1,003
Corporate loans and advances to customers	3,252	5,282	3,340	4,514	6,199	2,435	520	25,542
Retail loans and advances to customers	339	661	136	199	876	941	912	4,064
Due from other banks	4,424	645	199	177	578	65	729	6,817
Reverse sale and repurchase agreements	1,662	149	12	4	—	—	—	1,827
Fixed income (quick assets)	189	1,813	67	87	73	35	37	2,301
Fixed income (non liquid or held-to-maturity financial assets)	161	896	209	136	885	559	508	3,354
Foreign exchange swaps	9,928	721	885	718	131	—	—	12,383
Interest rate derivative financial instruments	226	259	150	150	209	—	—	994
Other interest earning assets	40	137	28	74	5	—	—	284

Total Assets	21,224	10,563	5,026	6,059	8,956	4,035	2,706	58,569

Liabilities
Correspondent accounts and overnight deposits	1,425	—	—	—	—	—	—	1,425
Current/settlement deposits	7,139	—	—	—	—	—	—	7,139
Term deposits of legal entities and government bodies	1,239	2,328	1,498	859	1,117	7	488	7,536
Term deposits of individuals	1,163	633	1,020	1,470	1,647	11	—	5,944
Due to other banks	1,959	1,428	1,021	1,177	1,716	81	164	7,546
Reverse sale and repurchase agreements	984	4	19	—	4	—	31	1,042
Promissory notes issued	175	420	507	243	164	16	12	1,537
Bonds issued	837	1,190	870	1,220	2,703	1,884	1,000	9,704
Foreign exchange swaps	9,928	720	882	706	131	—	—	12,367
Interest rate derivative financial instruments	70	285	430	—	209	—	—	994
Other interest bearing liabilities	27	28	14	5	—	—	—	74

Total Liabilities	24,946	7,036	6,261	5,680	7,691	1,999	1,695	55,308

Net repricing gap	(3,722)	3,527	(1,235)	379	1,265	2,036	1,011	3,261

69

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

36.  Financial Risk Management (continued)

The Group’s interest rate sensitivity analysis

The interest rate sensitivities set out in the tables below represent an effect on the historical net interest income for a 1 year period in case of a 100 b. p. parallel shift in all yield curves. The calculations are based upon the Group’s actual interest rate risk exposures on the relevant reporting dates.

Interest rate sensitivity analysis as at 31 December 2007 as an effect on Net interest income is the following.

Currency	100 b.p. increase	100 b.p. decrease
RUR	(13)	13
USD	(90)	90
EUR	(11)	11
GBP	(1)	1
Other	(5)	5

Total	(120)	120

Interest rate sensitivity analysis as at 31 December 2006 as an effect on Net interest income is the following.

Currency	100 b.p. increase	100 b.p. decrease
RUR	(24)	24
USD	9	(9)
EUR	1	(1)
GBP	1	(1)
Other	(4)	4

Total	(17)	17

The total interest rate sensitivity indicator of USD 120 million as at 31 December 2007 includes USD 96 million attributable to current/settlement customer accounts. Management considers sensitivity of these liabilities to fluctuations of interest rates in the financial market as low, based on historical performance and competitive environment. Therefore, Management views this as a factor significantly mitigating the overall interest rate sensitivity of the Group. The Group uses, and has access to, a number of market instruments, including IRS, to manage its interest rate sensitivity and repricing gaps.

Currency risk and VaR analysis

The Group is exposed to currency risk. Currency risk arises from open positions in foreign currencies and adverse movements of market exchange rates that may have a negative impact on financial performance of the Group.

The Group manages its currency risk by seeking to match the currency of its assets with that of its liabilities on a currency-by-currency basis within established limits. For VTB Bank, such limits include internal open currency position (OCP) limits set by the ALCO and regulatory OCP limits set by the CBR.

The Risks Department of VTB performs VaR evaluations, analyses the structure of open currency positions and prepares reports for the ALCO on a monthly basis. The ALCO approves the methodology of the currency risk analysis, management and control procedures and sets limits on open currency positions. The Treasury manages and hedges VTB’s currency positions on a daily basis by entering into foreign exchange spot and forward/option transactions within the limits set by the ALCO. Compliance with these limits and the relevant CBR limits is monitored on a daily basis by the Middle office, which is independent both from Treasury and the RD.

70

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

36.       Financal Risk Management (continued)

Currency risk and VaR analysis (continued)

VTB measures its currency risk exposures using VaR measurement of risk. It estimates the largest potential negative effect in pre-tax profit due to changes in value of foreign currency denominated positions over a given holding period for a specified confidence level. The VaR methodology is a statistically defined, probability-based approach that takes into account market volatilities as well as risk diversification by recognizing offsetting positions and correlations between products and markets. Risks can be measured consistently across all markets and products, and risk measures can be aggregated to arrive at a single risk measurement.

The use of VaR has limitations because it is based on historical correlations and volatilities in market prices and assumes that future price movements will follow a statistical distribution. Due to the fact that VaR relies heavily on historical data to provide information and may not clearly predict the future changes and modifications of the risk factors, the probability of large market moves may be underestimated if changes in risk factors fail to align with the normal distribution assumption. Even though positions may change throughout the day, the VaR only represents the risk of the open currency positions at the close of the reporting dates, and it does not account for any losses that may occur beyond the 99% confidence level. The use of one-day holding period assumes as well that all positions can be liquidated or hedged in one day which may not reflect the market risk during times of illiquidity when one-day holding period may not be sufficient to liquidate or hedge all positions fully. In practice, the actual effect on profit or loss before tax will differ from the VaR calculation and, in particular, the calculation does not provide a meaningful indication of profits and losses in stressed market conditions.

The VaR model used by the Group is based on the historical simulation approach which incorporates exchange rates interdependency. When calculating VaR the following parameters and assumptions were used:

•                       Currency exposures of the Group on the relevant reporting dates;

•                       Historical data on exchange rates for the last 2 years;

•                       99% confidence level;

•                       1 day holding period.

As at December 31, 2007 and 2006, the Group had the following exposures to currency risk which include balance sheet positions and off-balance sheet currency derivatives positions against RUR (open positions).

	Open positions
Currency	31 December 2007	31 December 2006
USD	(384)	188
EUR	(617)	(69)
GBP	9	10
CHF	(16)	(22)
JPY	(3)	(2)
UAH	204	123
AMD	64	23
BYR	33	—
KZT	28	—
ZAR	27	—
CYP	14	11
THB	11	—
AUD	(9)	—
AOA	8	—
NAD	3	—
GEL	—	12
XAU	—	4
Other	2	5

Total	(626)	283

71

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

36.       Financial Risk Management (continued)

Currency risk and VaR analysis (continued)

As at December 31, 2007 and 2006, the Group had the following VaR of its currency positions:

	31 December 2007	31 December 2006

Open currency position	(626)	283
Value at Risk	4	3

The VaR figures above take into account all currencies with exposures over USD 1 million.

Price risk

The Group is exposed to price risk of its securities portfolio, which is viewed as a risk of loss resulting from changes of market quotes of securities.

The Risks Department reports on a monthly basis to the ALCO on price risk exposures and VaR analysis. To mitigate price risk, ALCO sets exposure limits and stop-loss limits for particular equity, transactions types, and assets types. Exposure limits for particular debt securities are set by the Credit Committee.

VTB measures its securities portfolio risk exposures using VaR measurement of risk. The basic assumptions applicable to the calculation of VaR for currency risk, as described on page 71, are also applicable for the calculation of VaR for price risk.

The VaR model used by the Group is based on historical simulation approach. The Group’s VaR methodology does not consider the effect of diversification of the instruments in the Group’s portfolio. As well, when calculating VaR the following parameters and assumptions were applied:

•                  Trading securities portfolio positions (including derivatives) of the Group as of the relevant reporting dates, including:

•                  Instruments with historical data on market quotes during at least 100 trading days within the last 12 months;

•                  Instruments with historical data on market quotes during less then 100 trading days within the last 12 months. For such instruments the average VaR for the similar instrument type in VTB’s portfolio was used (debt securities denominated in RUR, debt securities denominated in foreign currencies, equity securities issued by Russian companies, equity securities issued by foreign companies, etc.);

•                  Options on securities for which delta-equivalent positions were used;

•                  Instruments without historical data on market quotes were not included in the VaR evaluation and specifically reviewed in the sensitivity analysis presented below;

•                  99% confidence level;

•                  1 day holding period.

As at December 31, 2007 and 2006 the Group had the following VaRs for the securities portfolio:

Financial assets at fair value through profit or loss

	31 December 2007	31 December 2006
	VaR	VaR
Debt securities	105	108
Equity securities	83	30
Credit default swaps	9	—

Total	197	138

72

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

36.       Financial Risk Management (continued)

Financial assets available-for-sale

	31 December 2007	31 December 2006
	VaR	VaR

Debt securities	4	3

EADS shares

	31 December 2007	31 December 2006
	VaR	VaR

EADS shares	2	62

For instruments without market quotes but giving, in VTB’s view, rise to price risk, the sensitivity analysis to the following market variables is presented:

•                  For debt securities – 12-month volatility of the main interest rate in the currency of each security denomination;

•                  For equity securities – 12-month volatility of the main equity index in the country of the issuer.

Those market value sensitivity figures where as follows as at 31 December 2007.

	Interest rate increase,	Sensitivity of Profit	Sensitivity of equity (AFS
Currency	basis points	before taxation	instruments) before taxation
AMD	240	—	—
BYR	100	—	—
CHF	30	—	—
EUR	30	(9)	—
RUR	80	(3)	—
UAH	100	—	—
USD	60	(22)	(5)

Total		(34)	(5)

	Interest rate decrease,	Sensitivity of Profit	Sensitivity of equity (AFS
Currency	basis points	before taxation	instruments) before taxation
AMD	240	—	—
BYR	100	—	—
CHF	30	—	—
EUR	30	9	—
RUR	80	3	—
UAH	100	—	—
USD	60	22	5

Total		34	5

73

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

36.       Financial Risk Management (continued)

Financial assets available-for-sale (continued)

		Sensitivity of Profit	Sensitivity of equity (AFS
Index	Index Change	before taxation	instruments) before taxation
RTSI$ Index	28%	12	78
Alrosa			75
PFTS Index	22%	—	—
BVLX Index	14%	—	16

Total		12	94

Those market value sensitivity figures were as follows as at 31 December 2006.

	Interest rate increase,	Sensitivity of Profit	Sensitivity of equity (AFS
Currency	basis points	before taxation	instruments) before taxation
AMD	220	(1)	—
BYR	120	—	—
CHF	30	—	—
EUR	40	—	—
GBP	40	—	—
RUR	100	(1)	—
UAH	110	—	—
USD	50	(7)	(6)

Total		(9)	(6)

	Interest rate decrease,	Sensitivity of Profit	Sensitivity of equity (AFS
Currency	basis points	before taxation	instruments) before taxation
AMD	220	1	—
BYR	120	—	—
CHF	30	—	—
EUR	40	—	—
GBP	40	—	—
RUR	100	1	—
UAH	110	—	—
USD	50	7	6

Total		9	6

		Sensitivity of Profit	Sensitivity of equity (AFS
Index	Index Change	before taxation	instruments) before taxation
RTSI$ Index	32%	30	—
BVLX Index	8%	8	—
UKX Index	13%	3	—

Total		41	—

74

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

36.       Financial Risk Management (continued)

Liquidity risk and contractual maturity analysis

Liquidity risk is a risk resulting from inability of the Group to meet in full its obligations when they fall due and without borrowing funds at rates higher than those of market level. The Group’s exposure to liquidity risk arises due to a mismatch of maturities of assets and liabilities.

Liquidity risk management within the Group is carried out at three main levels:

•                  Each bank of the Group manages its liquidity on individual basis to meet its commitments and to comply with the requirements of its national regulator. The banks manage their liquidity in line with the recommendations of VTB;

•                  VTB manages the liquidity of the Group by coordinating the redistribution of funds within the Group through borrowing from and lending to the banks of the Group;

•                  The Group program of medium and long term funding is established under the supervision of VTB.

The tools used by the Group for measurement, management and mitigation of liquidity risk include:

•                  Contractual maturity analysis and cash flow projection (gap analysis) and analysis of deposit base concentration;

•                  Setting internal limits including minimal amount of highly liquid assets to cover short-term obligations resources on demand/1 day), maturity mismatch limits (gap limits), setting and regular overview of limits on overall funding volume subject to current and projected liquidity levels;

•                  Allocation and utilization of treasury portfolio of securities to manage short-term liquidity;

•                  Development of emergency plans (funding contingency plans).

VTB and other banks of the Group are also subject to liquidity requirements set by regulatory authorities, including these by the CBR in the form of prudential ratios.

The RD analyses the liquidity position of the Group and prepares liquidity forecasts and recommendations for ALCO on a 10-day basis or more frequently in connection with substantial capital inflows or outflows. A number of internal liquidity indicators is monitored on a daily basis. VTB’s Treasury manages short-term liquidity on an ongoing basis through its cash position and portfolio of highly liquid securities within the limits approved by the ALCO. Medium-term liquidity needs are managed through repurchase transactions and borrowed funds in the form of syndicated loans in the interbank market. The Group also maintains its liquidity by issuing debt securities in the Russian domestic and international markets.

Inflow column includes gross amounts to be received by the Group within a certain time basket upon maturities/redemptions of financial instruments (assets/claims). Outflow column includes gross amounts to be repaid by the Group in a certain time basket upon maturities/redemptions of financial instruments (liabilities/obligations). Gap represents the difference between Inflow and Outflow columns. Gap Cumulative column represents the cumulative gap. FX Swap Cumulative column represents the cumulative gaps on foreign exchange swaps. Dynamic Gap (total) Cumulative column represents the cumulative gap including FX Swap Cumulative. Opening balance represents highly liquid assets, which mostly consist of nostro accounts with other banks.

75

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

36.       Financial Risk Management (continued)

Liquidity risk and contractual maturity analysis (continued)

As at December 31, 2007, VTB Group’s had the following cash flow by remaining contractual maturities.

				Gap	FX Swap	Dynamic Gap
Time Band	Inflow	Outflow	Gap	Cumulative	Cumulative	(total) Cumulative

Rouble positions
Opening balance	—	—	2,092	2,092	—	2,092
Up to 1 month	4,344	(4,948)	(604)	1,488	3,816	5,304
From 1 to 3 months	3,347	(4,753)	(1,406)	82	8,150	8,232
From 3 months to 1 year	12,138	(11,719)	419	501	8,519	9,020
From 1 to 3 years	8,545	(5,065)	3,480	3,981	8,519	12,500
More than 3 years	11,822	(271)	11,551	15,532	8,519	24,051

Other currencies positions
Opening balance	—	—	1,527	1,527	—	1,527
Up to 1 month	6,890	(6,728)	162	1,689	(3,795)	(2,106)
From 1 to 3 months	2,666	(3,736)	(1,070)	619	(8,017)	(7,398)
From 3 months to 1 year	9,353	(9,166)	187	806	(8,376)	(7,570)
From 1 to 3 years	14,076	(9,386)	4,690	5,496	(8,376)	(2,880)
More than 3 years	13,503	(7,327)	6,176	11,672	(8,376)	3,296

Total
Opening balance	—	—	3,619	3,619	—	3,619
Up to 1 month	11,234	(11,676)	(442)	3,177	21	3,198
From 1 to 3 months	6,013	(8,489)	(2,476)	701	133	834
From 3 months to 1 year	21,491	(20,885)	606	1,307	143	1,450
From 1 to 3 years	22,621	(14,451)	8,170	9,477	143	9,620
More than 3 years	25,325	(7,598)	17,727	27,204	143	27,347

A negative liquidity non-cumulative gap in the 1 to 3 months basket (USD 2,476 million) at 31 December, 2007 is due to a significant outflow of customer deposits maturing in that period. The gap is bridged by arranging new borrowings (including renewal of existing deposits and attraction of new deposits). Moreover, the total cumulative gap in that time basket, as well as in all other time baskets, is positive. Currency mismatches in the structure of liquidity gaps (positive in Russian Roubles and negative in other currencies) are managed via foreign currency swap transactions (FX swaps).

76

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

36.       Financial Risk Management (continued)

Liquidity risk and contractual maturity analysis (continued)

As at December 31, 2006, VTB Group’s had the following cash flow by remaining contractual maturities.

						Dynamic Gap
				Gap	FX Swap	(total)
Time Band	Inflow	Outflow	Gap	Cumulative	Cumulative	Cumulative

Rouble positions
Opening balance	—	—	760	760	—	760
Up to 1 month	2,596	(1,270)	1,326	2,086	(106)	1,980
From 1 to 3 months	3,301	(3,165)	136	2,222	108	2,330
From 3 months to 1 year	8,012	(5,698)	2,314	4,536	781	5,317
From 1 to 3 years	5,473	(2,331)	3,142	7,678	781	8,459
More than 3 years	3,431	(25)	3,406	11,084	781	11,865

Other currencies positions
Opening balance	—	—	286	286	—	286
Up to 1 month	5,355	(4,387)	968	1,254	106	1,360
From 1 to 3 months	2,480	(2,387)	93	1,347	(107)	1,240
From 3 months to 1 year	4,759	(3,897)	862	2,209	(766)	1,443
From 1 to 3 years	8,608	(6,801)	1,807	4,016	(766)	3,250
More than 3 years	7,060	(4,613)	2,447	6,463	(766)	5,697

Total
Opening balance	—	—	1,046	1,046	—	1,046
Up to 1 month	7,951	(5,657)	2,294	3,340	—	3,340
From 1 to 3 months	5,781	(5,552)	229	3,569	1	3,570
From 3 months to 1 year	12,771	(9,595)	3,176	6,745	15	6,760
From 1 to 3 years	14,081	(9,132)	4,949	11,694	15	11,709
More than 3 years	10,491	(4,638)	5,853	17,547	15	17,562

The following table shows the undiscounted cash flows on the Group’s financial liabilities on the basis of their earliest possible contractual maturity. The gross nominal outflow disclosed in the table is the contractual, undiscounted cash flow on the financial liability or commitment. The Group’s expected cash flows on these financial liabilities and unrecognized loan commitments vary significantly from this analysis.

77

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

36.       Financial Risk Management (continued)

Liquidity risk and contractual maturity analysis (continued)

The table below shows cash flows payable under financial liabilities at 31 December 2007 by their remaining contractual maturity.

	On demand	From 1	From	From	More	Overdue,
	and up to	month to 3	3 month to	6 months to	than	maturity
	1 month	months	6 months	1 year	1 year	undefined	Total

Non-derivative liabilities
Due to other banks	8,336	1,473	1,427	1,654	3,893	—	16,783
Customer deposits	15,847	6,554	6,977	4,702	4,791	—	38,871
Other borrowed funds	17	1,755	386	498	2,845	—	5,501
Debt securities issued	338	417	469	4,751	14,560	—	20,535
Subordinated debt	—	36	—	36	1,572	—	1,644
Other liabilities	30	29	60	105	158	231	613

Derivative liabilities
Negative fair value	84	62	86	59	133	—	424

Derivative financial instruments – gross settled
Positive fair value of derivatives
Inflow	4,659	2,265	293	321	595	—	8,133
Outflow	4,546	2,193	285	295	461	—	7,780

Negative fair value of derivatives
Inflow	2,334	1,670	591	614	2,617	—	7,826
Outflow	2,403	1,724	600	650	2,748	—	8,125

Derivative financial instruments – net settled
Inflow	49	42	53	42	21	—	207
Outflow	16	9	77	23	—	—	125

Credit related commitments	1,511	1,579	3,076	4,554	9,746	—	20,466

Total	33,044	15,769	13,357	17,268	40,774	231	120,443

78

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

36.       Financial Risk Management (continued)

Liquidity risk and contractual maturity analysis (continued)

The table below shows cash flows payable under financial liabilities at 31 December 2006 by their remaining contractual maturity.

	On demand	From 1	From	From		Overdue,
	and up to	month to 3	3 month to	6 months to	More than	maturity
	1 month	months	6 months	1 year	1 year	undefined	Total

Non-derivative liabilities
Due to other banks	4,962	975	321	817	927	—	8,002
Customer deposits	10,243	3,095	2,697	2,500	2,247	—	20,782
Other borrowed funds	312	474	124	1,218	2,737	—	4,865
Debt securities issued	471	934	586	1,821	11,201	—	15,013
Subordinated debt	—	36	—	36	1,644	—	1,716
Other liabilities	19	40	55	25	67	113	319

Derivative liabilities
Negative fair value	19	12	8	1	11	—	51

Derivative financial instruments – gross settled
Positive fair value of derivatives
Inflow	340	802	287	138	123	—	1,690
Outflow	335	781	283	132	100	—	1,631

Negative fair value of derivatives
Inflow	558	844	259	111	343	—	2,115
Outflow	566	850	269	113	353	—	2,151

Derivative financial instruments – net settled
Inflow	2	4	1	9	—	—	16
Outflow	14	—	1	—	—	—	15

Credit related commitments	1,518	929	973	2,163	4,336	—	9,919

Total	18,440	8,114	5,309	8,825	23,612	113	64,413

A significant portion of liabilities of the Group is represented by customer term deposits and promissory notes, current accounts of corporate and retail customers, bonds, Eurobonds and syndicated loans.

Management believes that although a substantial portion of customer deposits are on demand and mature in less than one month, diversification of these deposits by number and type of depositors, and the past experience of the Group indicates that these deposits provide a long-term and stable source of funding for the Group. Therefore, an essential part of current accounts is considered as stable resources for the purposes of liquidity analysis and management. The stable part of resources on demand is statistically determined for separate currencies and based on the dynamics of the cumulative balances on these accounts.

Also, Management believes that in spite of the fact that part of the Group’s trading securities mature after one year in accordance with the terms of issue, the majority of these securities are freely traded on the market and as such securities represent a hedge against potential liquidity risks. Therefore, the Group has included the trading securities in the “on demand and less than one month” category.

Money market instruments (interbank loans and deposits, repurchase agreements) are used for regulation of short-term liquidity and not considered as a source for funding of long-term assets.

VTB manages its liquidity so that for each time band the gap in liquidity in view of planned operations does not exceed a certain internal limit.

79

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

36.       Financial Risk Management (continued)

Liquidity risk and contractual maturity analysis (continued)

The table below shows assets and liabilities at 31 December 2007 by their remaining contractual maturity.

	On demand	From	From		Overdue,
	and up to	1 month to	6 months to	More than	maturity
	1 month	6 months	1 year	1 year	undefined	Total

Assets
Cash and short-term funds	5,160	—	—	—	—	5,160
Mandatory cash balances with central banks	405	242	93	85	—	825
Financial assets at fair value through profit or loss	9,122	94	30	708	482	10,436
Financial assets pledged under repurchase agreements and loaned financial assets	1,040	347	63	762	—	2,212
Due from other banks	8,188	660	307	578	—	9,733
Loans and advances to customers	3,648	11,531	9,450	33,743	177	58,549
Financial assets available-for-sale	—	36	7	225	590	858
Investments in associates	—	—	—	—	167	167
Investment securities held-to-maturity	—	—	—	5	—	5
Premises and equipment	—	—	—	—	1,997	1,997
Investment property	—	—	—	—	168	168
Intangible assets	—	—	—	—	480	480
Deferred tax asset	—	—	—	—	215	215
Other assets	201	631	431	495	46	1,804

Total assets	27,764	13,541	10,381	36,601	4,322	92,609

Liabilities
Due to other banks	7,996	2,761	1,507	2,530	—	14,794
Customer deposits	15,768	13,012	4,267	4,051	—	37,098
Other borrowed funds	8	2,082	448	2,638	—	5,176
Debt securities issued	305	497	4,422	11,265	—	16,489
Deferred tax liability	—	—	—	—	149	149
Other liabilities	551	186	105	159	230	1,231
Subordinated debt	—	8	—	1,163	—	1,171

Total liabilities	24,628	18,546	10,749	21,806	379	76,108

Net total gap	3,136	(5,005)	(368)	14,795	3,943	16,501

Cumulative total gap	3,136	(1,869)	(2,237)	12,558	16,501

80

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

36.       Financial Risk Management (continued)

Liquidity risk and contractual maturity analysis (continued)

The table below shows assets and liabilities at 31 December 2006 by their remaining contractual maturity.

	On demand	From	From		Overdue,
	and up to	1 month to	6 months	More	maturity
	1 month	6 months	to 1 year	than 1 year	undefined	Total

Assets
Cash and short-term funds	3,581	—	—	—	—	3,581
Mandatory cash balances with central banks	266	135	75	172	—	648
Financial assets at fair value through profit or loss	4,787	33	7	287	6	5,120
Financial assets pledged under repurchase agreements and loaned financial assets	340	343	13	840	1,402	2,938
Due from other banks	5,295	461	479	578	—	6,813
Loans and advances to customers	2,290	7,477	5,744	13,672	79	29,262
Financial assets available-for-sale	14	49	6	317	502	888
Investments in associates	—	—	—	—	200	200
Investment securities held-to-maturity	6	—	—	5	—	11
Premises and equipment	—	—	—	—	1,422	1,422
Investment property	—	—	—	—	178	178
Intangible assets	—	—	—	—	455	455
Deferred tax asset	—	—	—	—	93	93
Other assets	150	323	182	93	46	794

Total assets	16,729	8,821	6,506	15,964	4,383	52,403

Liabilities
Due to other banks	4,633	1,225	803	926	—	7,587
Customer deposits	10,205	5,603	2,275	1,905	—	19,988
Other borrowed funds	158	539	1,127	2,644	—	4,468
Debt securities issued	471	1,252	1,604	8,238	—	11,565
Deferred tax liability	—	—	—	—	125	125
Other liabilities	135	165	25	69	115	509
Subordinated debt	—	7	—	1,162	—	1,169

Total liabilities	15,602	8,791	5,834	14,944	240	45,411

Net total gap	1,127	30	672	1,020	4,143	6,992

Cumulative total gap	1,127	1,157	1,829	2,849	6,992

81

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

37.  Fair Values of Financial Instruments

Fair value is the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation, and is best evidenced by a quoted market price.

The estimated fair values of financial instruments have been determined by the Group using available market information, where it exists, and appropriate valuation methodologies. However, judgement is necessarily required to interpret market data to determine the estimated fair value. While Management has used available market information in estimating the fair value of financial instruments, the market information may not be fully reflective of the value that could be realized in the current circumstances.

Financial instruments carried at fair value. Financial assets at fair value through profit or loss and financial assets available-for-sale are carried on the balance sheet at their fair value. The fair value of these assets was determined by Management on the basis of market quotations. For details of fair value estimation of unquoted shares refer to Notes 5 and 11.

Due from other bank and cash and cash equivalents. Management has estimated that at 31 December 2007 and 2006 the fair value of due from other banks and cash and cash equivalents was not materially different from their respective carrying value. This is primarily due to the fact that it is practice to renegotiate interest rates to reflect current market conditions and, therefore, a majority of balances carry interest at rates approximating market interest rates.

Loans and advances to customers. Management has estimated that at 31 December 2007 and 2006 the fair value of loans and advances to customers was not materially different from respective carrying value. This is primarily due to the fact that it is practice to renegotiate interest rates to reflect current market conditions and, therefore, a majority of balances carry interest at rates approximating market interest rates.

Borrowings. Management has estimated that at 31 December 2007 and 2006 the fair values of borrowings were not materially different from their respective carrying values. This is primarily due to the fact that it is practice to renegotiate interest rates to reflect current market conditions and, therefore, a majority of balances carry interest at rates approximating market interest rates.

Debt securities issued. The fair values of debt securities were determined by Management on the basis of market quotations.

	31 December 2007		31 December 2006
	Carrying	Fair	Carrying	Fair
	amount	value	amount	value
Financial assets
Cash and short-term funds	5,160	5,160	3,581	3,581
Financial assets at fair value through profit or loss	10,436	10,436	5,120	5,120
Financial assets pledged under repurchase agreements and loaned financial assets	2,212	2,212	2,938	2,938
Due from other banks	9,733	9,737	6,813	6,813
Russia	3,858	3,859	2,228	2,228
OECD	5,339	5,340	4,248	4,248
Other	536	537	337	337
Loans and advances to customers	58,549	58,554	29,262	29,262
Loans to legal entities	51,071	51,072	26,805	26,805
Loans to individuals	7,478	7,482	2,457	2,457
Financial assets available-for-sale	858	858	888	888
Investment securities held-to-maturity	5	5	11	11
Financial liabilities
Due to other banks	14,794	14,830	7,587	7,587
Customer deposits	37,098	36,790	19,988	19,988
Deposits of legal entities	26,415	26,430	12,662	12,662
Deposits of individuals	10,683	10,360	7,326	7,326
Other borrowed funds	5,176	5,180	4,468	4,468
Debt securities issued	16,489	16,371	11,565	11,677
Subordinated debt	1,171	1,173	1,169	1,193

82

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

37.  Fair Values of Financial Instruments (continued)

The following table shows an analysis of financial instruments recorded at fair value, between those whose fair value is based on quoted market prices, those involving valuation techniques where all the model inputs are observable in the market, and those where the valuation techniques involves the use of non-market observable inputs.

The table below shows an analysis of financial instruments recorded at fair value as at 31 December 2007:

		Valuation	Valuation
		techniques –	techniques –
		market	non-market
		observable	observable
	Quoted price	inputs	inputs	Total
Financial assets
Derivative financial instruments	340	175	45	560
Financial assets at fair value through profit or loss
Financial assets held for trading	8,226	2	325	8,553
Financial assets designated as at fair value through profit or loss	1,245	—	78	1,323
Financial assets pledged under repurchase agreements and loaned financial assets
Financial assets held for trading	877	—	—	877
Financial assets designated as at fair value through profit or loss	221	—	95	316
Financial assets available-for-sale	856	—	—	856
Financial assets available-for-sale	209	19	630	858

Financial liabilities

Derivative financial instruments	(260)	(58)	(106)	(424)

The table below shows an analysis of financial instruments recorded at fair value as at 31 December 2006:

		Valuation	Valuation
		techniques –	techniques –
		market	non-market
		observable	observable
	Quoted price	inputs	inputs	Total
Financial assets
Derivative financial instruments	37	38	—	75
Financial assets at fair value through profit or loss
Financial assets held for trading	4,499	—	212	4,711
Financial assets designated as at fair value through profit or loss	334	—	—	334
Financial assets pledged under repurchase agreements and loaned financial assets
Financial assets held for trading	80	—	—	80
Financial assets designated as at fair value through profit or loss	42	—	79	121
Financial assets available-for-sale	2,593	—	5	2,598
Financial assets available-for-sale	317	80	491	888

Financial liabilities

Derivative financial instruments	(43)	(8)	—	(51)

The Group recognized the following gains and losses from the financial assets measured through valuation techniques with non-market observable inputs: USD 46 million loss within gains less losses on financial assets available-for sale and USD 42 million loss within gains less losses arising from financial assets at fair value through profit or loss” in 2007 (2006: gains of USD 7 million).

83

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

38.  Related Party Transactions

Parties are considered to be related if one party has the ability to control the other party or exercise significant influence over the other party in making financial or operational decisions as defined by IAS 24 “Related Party Disclosures”. In considering each possible related party relationship, attention is directed to the substance of the relationship, not merely the legal form.

Transactions and balances with related parties comprise transactions and balances with directly and indirectly state-owned entities and associates and are stated in the table below:

Balance sheet

	31 December 2007		31 December 2006
	State-owned		State-owned
	entities	Associates	entities	Associates
Assets
Cash and short-term funds	2,809	—	1,236	—
Mandatory cash balances with central banks	720	—	571	—
Financial assets at fair value through profit or loss	6,120	—	2,456	—
Financial assets pledged under repurchase agreements and loaned financial assets	904	—	207	—
Due from other banks	1,959	69	731	72
Loans and advances to customers	11,889	65	5,435	65
Allowance for loan impairment	(125)	(29)	(80)	(31)
Financial assets available-for-sale	430	9	470	—

Liabilities
Due to other banks	2,679	13	495	7
Customer deposits	10,210	2	4,221	6
Other borrowed funds	1,413	—	653	—

Credit Related Commitments
Guarantees issued	1,944	—	1,758	2
Undrawn credit lines	692	—	1,179	—
Import letters of credit	163	—	100	—
Commitments to extend credit	759	8	333	34

Income statement

	2007	2006
Interest income
Loans and advances to customers	690	436
Securities	238	214
Due from other banks	47	30

Interest expense
Customer deposits	(356)	(138)
Due to other banks	(51)	(79)

Reversal of allowance (provision) for impairment	(43)	(12)
Gain from disposal of subsidiaries	—	51
Realized gains on financial assets available-for-sale	161	—

Related party transactions also included:

•                  Disposal of subsidiaries in 2006 (Note 22, 39);

•                  During the first quarter of 2007, Bank VTB 24 repurchased its own shares from a minority shareholder, which is a related party to the Group, for USD 25 million, accordingly increasing the ownership of the Group in Bank VTB 24 to 100%;

•                  In March 2007, VTB purchased 25%+1 share in OJSC “Terminal” from a related party for USD 40 million.

84

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

38.       Related Party Transactions (continued)

For the period ended 31 December 2007, the total remuneration of the directors and key management personnel of the Group amounted to USD 55.9 million (31 December 2006: USD 40.5 million). Pension contributions of the directors and key management personnel amounted to USD 4.7 million (2006: USD 1.9 million). Key management personnel include VTB Supervisory Council, VTB Management Board, VTB Statutory Audit Committee and key management of subsidiaries. Loans to the directors and key management personnel amounted to USD 15 million (31 December 2006: USD 12 million).

39.       Business Combination and Disposal of Subsidiaries

In March 2006 VTB purchased 1,312,802,167 ordinary shares (98% of the share capital) of the Bank “Mriya” (currently – Bank VTB) domiciled in Ukraine for USD 66 million. VTB hired an independent appraiser to determine the fair value of identifiable assets, liabilities and contingent liabilities of the Bank “Mriya” as of the acquisition date. Goodwill recognized at the purchase date was USD 13 million.

If the acquisition of the Bank “Mriya” had taken place at the beginning of the year, the net profit of the Group and operating income would not have been materially different. The Bank “Mriya” had not material profit since the acquisition date which was included into the Group’s profit. The fair values of identifiable assets and liabilities of the Bank “Mriya” at the date of acquisition were not materially different from carrying values of these assets and liabilities immediately before the acquisition. The fair values of identifiable assets and liabilities of the Bank “Mriya” at the acquisition date were:

	Fair Value	Carrying Value

Assets
Cash and short-term funds	52	52
Financial assets at fair value through profit or loss	6	6
Due from other banks	8	7
Loans and advances to customers	325	329
Premises and equipment	26	18
Investment property	1	—
Intangible assets	6	—
Other assets	2	3

Total assets	426	415

Liabilities
Due to other banks	32	33
Customer deposits	293	290
Other borrowed funds	26	26
Debt securities issued	1	1
Subordinated debt	1	1
Deferred tax liability	2	—
Other liabilities	17	16

Total liabilities	372	367

Fair value of net assets	54

Consideration paid	66
Goodwill	13

85

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

39.  Business Combination and Disposal of Subsidiaries (continued)

In May 2007, VTB increased its ownership percentage in Bank “Mriya”, OJSC from 98.47% to 99.27% by purchasing 10,698,520 ordinary shares from minority holders for USD 570 thousand and 6,351,814 ordinary treasury shares held by “Mriya” for the nominal value of 635 thousand Ukrainian hryvnias. In May 2007, VTB increased its ownership percentage in Bank “Mriya”, OJSC from 99.27% to 99.67% by purchasing part of the additional issue of 2,345,950,827 ordinary shares of Bank “Mriya”, OJSC for the nominal value of 234 million Ukrainian hryvnias (USD 46 million). In May 2007, Bank “Mriya”, OJSC was renamed into VTB Bank, OJSC. In October 2007, the Group finalized the merger of Vneshtorgbank (Ukraine) and “VTB Bank” (former “Mriya”, OJSC) to “VTB Bank”, domiciled in Ukraine, which resulted in the increase of its ownership to 99.81%.

In April 2007, VTB purchased 66,955 newly issued ordinary shares (50%+1 of the share capital) of CJSC “Slavneftebank” (currently – Bank VTB Belarus) located in Belarus with 6 branches for USD 25 million. VTB has hired an independent appraiser to determine the fair value of identifiable assets, liabilities and contingent liabilities of Slavneftebank as of the acquisition date. CJSC “Slavneftebank” had not material profit since the acquisition date which was included into the Group’s profit.

If the acquisition of the CJSC “Slavneftebank” had taken place at the beginning of the year, the net profit of the Group and operating income would not have been materially different.

The provisional fair values, which are not materially different from carrying values, of identifiable assets and liabilities of Slavneftebank at the acquisition date (before additional contribution to the capital from VTB) are as follows:

30 April 2007
Assets
Cash and short-term funds	42
Financial assets at fair value through profit or loss	15
Due from other banks	11
Loans and advances to customers	86
Premises and equipment	10
Other assets	3

Total assets	167

Liabilities
Due to other banks	3
Customer deposits	138
Other liabilities	1

Total liabilities	142

Fair value of net assets	25
Acquired share	50%
Contribution to the capital paid by VTB in cash	25
Goodwill	—

In October 2007 VTB purchased additional 14.87% shares in Slavneftebank for USD 8 million, which resulted in an increase of VTB ownership in Slavneftebank to 64.87%. On 27 November 2007 the shareholders’ meeting of Slavneftebank approved the renaming of CJSC “Slavneftebank” to CJSC VTB Bank (Belarus).

On 26 September 2007, VTB purchased 99.99% of CJSC “Obyedinennaya Depositarnaya companya” from the third party for USD 53 million. CJSC “Obyedinennaya Depositarnaya companya” (ODK) had zero profit since the acquisition date which was included into the Group’s profit. VTB has hired an independent appraiser to determine the fair value of identifiable assets, liabilities and contingent liabilities of ODK as of the acquisition date. If the acquisition of the CJSC “Obyedinennaya Depositarnaya companya” had taken place at the beginning of the year, the net profit of the Group and operating income would not have been materially different.

86

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

39. Business Combination and Disposal of Subsidiaries (continued)

The fair values of identifiable assets and liabilities of the CJSC “Obyedinennaya Depositarnaya companya” at the acquisition date were as follows:

26 September
2007
Assets
Cash and short-term funds	4
Due from other banks	32
Intangible assets	18
Other assets	1

Total assets	55

Liabilities
Other liabilities	5

Total liabilities	5

Fair value of net assets	50

Consideration paid	53
Goodwill	3

As CJSC “Obyedinennaya Depositarnaya companya” did not prepared IFRS financial statements before the acquisition date the carrying amounts of assets and liabilities are impracticable to be disclosed.

In December 2007, VTB obtained control (100%) over CJSC “VTB Asset Management” through the potential voting rights embedded in notes purchased by the Group. The fair values, which were not materially different from carrying values, of identifiable assets and liabilities of the CJSC “VTB Asset Management” at the acquisition date, were not disclosed due to immateriality.

At the end of 2005, VTB approved an increase in the participants’ fund of Trading House VTB. The increase of the participants fund was purchased in January 2006 by a state-owned bank (a related party), thus decreasing the share of the Group in Trading House VTB to 50%. This transaction was finalized in June 2006 and the Group retained control over Trading House VTB as of June 30, 2006. Trading House VTB was renamed to “Interbank Trading House”, Ltd (ITH). At the end of September 2006 the Board of Directors of “Interbank Trading House”, Ltd was reappointed to include new members representing the other participant resulting in the Group losing control over ITH. The Group accounted for a disposal of “Interbank Trading House”, Ltd with recognition of USD 51 million gain within Profit from disposal of subsidiaries. As of 31 September 2006, the Group accounted for ITH investment under IAS 28 requirement using the equity method of accounting. The assets and liabilities disposed are as follows:

30 September
2006
Assets
Cash and short-term funds	1
Due from other banks	54
Loans and advances to customers	4
Intangible assets	1
Other assets	3

Total assets	63

Liabilities
Due to other banks	108
Other liabilities	6

Total liabilities	114

Net assets	(51)

Total carrying amount of net assets disposed	(51)

87

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

39.  Business Combination and Disposal of Subsidiaries (continued)

In May 2006 the Group decided to decrease the ownership in “Insurance Capital”, Ltd to a non-controlling share (49.99%) with simultaneous renaming of the company to “Insurance Company VTB-Rosno”, Ltd (in 2007 renamed to “Insurance Company VTB-Insurance”, Ltd) and increasing the share capital to RUR 436 million (USD 16 million). The deal was completed in July 2006. The Group lost control over “Insurance Company VTB-Rosno”, Ltd after the transaction and deconsolidated this entity. The Group recognized this investment under the equity method of accounting.

The Group has recorded a gain from the disposal of “Insurance Company VTB-Rosno”, Ltd in the amount of USD 5 million within “Profit from disposal of associates and subsidiaries”.

In June 2007 the Group purchased 50.01% in Insurance company VTB-Rosno from a third party for USD 5 million. The purchased subsidiary’s assets and liabilities are not material, accordingly no additional disclosure of acquired assets and liabilities is provided.

In October 2007, “Insurance Company VTB-Rosno”, Ltd was renamed into “Insurance Company VTB-Insurance”, Ltd.

In December 2006, VTB sold a 2% stake in “East-West United Bank”, S.A. (EWUB) to the third party, decreasing the Group’s share in EWUB to 48.55%, accordingly at the date of disposal the Group deconsolidated EWUB and accounted for that investment under the equity method.

At the disposal date the assets and liabilities of EWUB were as follows:

31 December 2006
Assets
Cash and short-term funds	8
Mandatory cash balances with central banks	4
Financial assets pledged under repurchase agreements and loaned financial assets	25
Due from other banks	52
Loans and advances to customers	182
Financial assets available-for-sale	81
Premises and equipment	11
Other assets	13
Total assets	376

Liabilities
Due to other banks	147
Customer deposits	111
Subordinated debt	6
Deferred tax liability	15
Other liabilities	15
Total liabilities	294

Net assets	82

Total carrying amount of net assets disposed	82

88

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

39.       Business Combination and Disposal of Subsidiaries (continued)

The Group has recorded a loss from the disposal of EWUB (before currency translation difference) in the amount of USD 2 million within “Profit from disposal of associates and subsidiaries”.

In December 2007 the Group sold the whole remaining stake in EWUB to the same party for EUR 31 million. The Group has recorded a gain from disposal of EWUB (before currency translation difference) in the amount of USD 1 million within “Profit from disposal of associates and subsidiaries” caption. In addition, currency translation gain reclassified on disposal of the subsidiary to “Profit from disposal of associates and subsidiaries” caption amounts to USD 3 million.

On 21 September 2007, VTB sold its stake of 97.58% in “Novosibirskvneshtorgbank”, CJSC to third parties, which are not related to the Group, for USD 105 million. The assets and liabilities disposed are as follows:

21 September
2007
Assets
Cash and short-term funds	39
Mandatory cash balances with central banks	5
Financial assets at fair value through profit or loss	121
Due from other banks	30
Loans and advances to customers	63
Premises and equipment	14
Other assets	1
Total assets	273

Liabilities
Due to other banks	3
Customer deposits	223
Deferred tax liability	2
Other liabilities	1
Total liabilities	229

Net assets	44

Total carrying amount of net assets disposed	44

The Group has recorded a gain from disposal of “Novosibirskvneshtorgbank”, CJSC (before currency translation difference) in the amount of USD 62 million within “Profit from disposal of associates and subsidiaries” caption. Currency translation gain reclassified on disposal of the subsidiary to “Profit from disposal of associates and subsidiaries” caption amounts to USD 8 million.

In October 2007, VTB sold 89% of VTB Broker for USD 2 million. As a result of this transaction VTB decreased its ownership in VTB Broker to 10.83% . The Group has recorded a gain from disposal of VTB Broker CJSC (before currency translation difference) in the amount of USD 2 million within “Profit from disposal of associates and subsidiaries” caption. Currency translation gain reclassified on disposal of the subsidiary to “Profit from disposal of associates and subsidiaries” caption amounts to USD 2 million.

On September 29, 2006 VTB increased its ownership in Ost-West Handelsbank, AG (currently — VTB Bank (Deutschland)) from 83.54% to 88.46% by purchasing additional shares of Ost-West Handelsbank, AG for the total amount of EUR 3 million.

In December 2006 VTB sold VTB Bank (Deutschland) and VTB Bank (France) to VTB Bank (Europe), the Group’s share in these banks decreased to 78.82% and 77.55%, accordingly.

89

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

39.       Business Combination and Disposal of Subsidiaries (continued)

In April 2007, VTB Bank Europe purchased 100 shares of VTB Bank (Deutschland), which constitute 7.69% of share capital of the issuer, for RUR 234 million (USD 9 million), which resulted in the increase of ownership in VTB Bank (Deutschland) from 81.43% to 88.48%.

In the third quarter of 2007 VTB Bank (Europe) purchased 1.54% stake in VTB Bank (Deutschland) from a third party for USD 1.6 million, which resulted in the increase of share of the Group in VTB Bank (Deutschland) to 89.90%.

In December 2007 VTB Bank (Europe) sold VTB Bank (Deutschland) and VTB Bank (France) to VTB Bank (Austria). As a result of this transfer the Group’s share in these banks increased to 97.69% and 87.04%, accordingly.

If the combinations had taken place at the beginning of the year, the total revenues would have been USD 24 million higher for 2007 (2006: USD 18 million higher) and the net profit would have been USD 4 million higher (2006: USD 4 million higher) for the Group.

40.       Consolidated Subsidiaries and Associates

The principal subsidiaries and associates included in these consolidated financial statements are presented in the table below:

			Percentage of ownership
		Country of	31 December	31 December
Name	Activity	registration	2007	2006
Subsidiaries:
“VTB Bank (Austria)” AG	Banking	Austria	100.00%	100.00%
“Russian Commercial Bank (Cyprus) Limited”	Banking	Cyprus	100.00%	100.00%
“Russian Commercial Bank Ltd”	Banking	Switzerland	100.00%	100.00%
“Vneshtorgbank (Ukraine)”, CJSC	Banking	Ukraine	—	100.00%
“VTB Bank”, OJSC (former “Mriya”, OJSC, merged with Vneshtorgbank (Ukraine), CJSC)	Banking	Ukraine	99.81%	98.47%
“VTB Bank (Armenia)”, CJSC	Banking	Armenia	100.00%	70.00%
“VTB Bank (Georgia)”, JSC	Banking	Georgia	70.52%	53.17%
“VTB Bank (Belarus), CJSC	Banking	Belarus	64.87%	—
“Bank VTB 24”, CJSC	Banking	Russia	100.00%	96.68%
“VTB Broker”, OJSC	Banking	Russia	—	99.83%
“Novosibirskvneshtorgbank”, CJSC	Banking	Russia	—	99.58%
“VTB Bank (Deutschland)” AG	Banking	Germany	97.69%	78.82%
“Bank VTB North-West”, OJSC	Banking	Russia	86.32%	75.00%
“VTB Bank (France)”	Banking	France	87.04%	77.55%
“VTB Bank (Europe)”, Plc.	Banking	Great Britain	91.97%	89.10%
“Banco VTB Africa S.A.”	Banking	Angola	66.00%	—
“VTB Capital (Namibia) (Proprietary) Limited”	Investment	Namibia	50.03%	50.03%
“Multicarta”, Ltd	Plastic cards	Russia	100.00%	100.00%
“ITC Consultants (Cyprus)”, Ltd	Finance	Cyprus	100.00%	100.00%
“VB-Service”, Ltd	Commerce	Russia	100.00%	100.00%
“Almaz-Press”, CJSC	Publishing	Russia	100.00%	100.00%
“VTB-Leasing”, OJSC	Leasing	Russia	100.00%	100.00%
“Embassy Development Limited”	Finance	Jersey	100.00%	100.00%
“VTB-Capital”, CJSC	Finance	Russia	100.00%	100.00%
“VTB Europe Strategic Investments Limited”	Investment	Great Britain	91.97%	89.10%
“VTB Europe Finance”, B.V.	Finance	Netherlands	91.97%	89.10%
Nevsky Property Ltd	Property	Cyprus	45.99%	—
“Business-Finance”, Ltd	Finance	Russia	100.00%	96.68%
“MC ICB”, Ltd	Real estate	Russia	86.32%	—
“Dolgovoi centre”, Ltd	Finance	Russia	100.00%	96.68%
“Sistema Plus”, CJSC	Finance	Russia	100.00%	96.68%

90

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

40.       Consolidated Subsidiaries and Associates (continued)

			Percentage of ownership
		Country of	31 December	31 December
Name	Activity	registration	2007	2006
“VTB-Invest”, CJSC	Finance	Russia	100.00%	90.00%
“Insurance Company VTB-Insurance”, Ltd	Insurance	Russia	100.00%	49.99%
“VTB-Leasing Ukraine”, Ltd	Leasing	Ukraine	100.00%	100.00%
“Capablue”, Ltd	Leasing	Ireland	100.00%	—
“Verulamium Finance”, Ltd	Leasing	Cyprus	100.00%	—
“VTB-leasing Finance”, LLC	Leasing	Russia	99.99%	—
“VTB-Leasing (Belarus)”, Ltd	Leasing	Belarus	100.00%	—
“VTB-Leasing Capital” Ltd (Ireland)	Leasing	Ireland	100.00%	—
“Obyedinennaya Depositarnaya companya”, CJSC	Finance	Russia	99.99%	—
“VTB Asset Management”, CJSC	Finance	Russia	19.00%	—
Associates:
“Eurofinance Mosnarbank”, OJSC	Banking	Russia	34.83%	34.07%
“Vietnam-Russia Joint Venture Bank”	Banking	Vietnam	49.00%	49.00%
“East-West United Bank”, S.A.	Banking	Luxembourg	—	48.55%
“Interbank Trading House”, Ltd	Commerce	Russia	50.00%	50.00%
“Halladale PLC”	Property	Great Britain	—	23.00%

In March and April 2006 the Bank purchased an additional issue of shares of the “United Georgian Bank”. The total increase of the share capital was planned to be Georgian lari 20 million (20 million shares, or USD 11 million at period end exchange rate), of which VTB purchased 11,281,848 shares. The share of VTB in the “United Georgian Bank” was 53.13% after the shares were fully subscribed. In December 2006, “United Georgian Bank” was renamed into “VTB Bank (Georgia)”.

In June 2006, VTB Retail Services (currently — Bank VTB 24) issued 4,242,425 shares at a price of RUR 1,650 per share (par value RUR 1,000) for the total amount of RUR 7,000,000 thousand. VTB purchased all shares issued by VTB Retail Services. As a result of this transaction, VTB’s ownership in VTB Retail Services increased to 95.93% . The share issue was registered by the Central Bank of Russia on 5 June 2006.

In September 2006, VTB opened an office of a subsidiary bank in Angola Banco VTB Africa SA (VTB Africa) with 66% shareholding held by VTB.

In October 2006, VTB established a subsidiary financial company in Namibia “VTB Capital (Namibia) (Proprietary) Limited” with 50% plus 2 shares shareholding held by VTB.

In October 2006, the Group started the re-branding process to unite its principal subsidiaries under a common name — VTB. In October 2006, “Ost-West Handelsbank” AG, “Donau-bank” AG, “BCEN-Eurobank” and “Moscow Narodny Bank Limited” were renamed into “VTB Bank (Deutschland)” AG, “VTB Bank (Austria)” AG, “VTB Bank (France)” and “VTB Bank (Europe)”, Plc., respectively. In November 2006, CJSC “Vneshtorgbank Retail Services” was renamed into CJSC “Bank VTB 24”. In November 2006, OJSC Bank “Zabaikalsky” was renamed into OJSC “VTB Broker”.

In November 2006, VTB established a Vietnam-Russia Joint Venture Bank with a 49% shareholding held by VTB.

In December 2006, CJSC “Bank VTB 24” (VTB 24) issued 2,315,119 shares at a price of RUR 1,650 per share (par value RUR 1,000) for the total amount of RUR 3,819,946 thousand. VTB purchased all shares issued by VTB 24. As a result of this transaction, VTB’s ownership in Bank VTB 24 increased to 96.68% . The share issue was registered by the Central Bank of Russia on 25 December 2006.

91

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

40.       Consolidated Subsidiaries and Associates (continued)

During the first quarter of 2007, Bank VTB 24 repurchased its own shares from a minority shareholder, which is a related party to the Group, for USD 25 million, accordingly increasing the ownership of the Group in Bank VTB 24 to 100%.

In June 2007 “Bank VTB 24”, CJSC made an additional share issue for the total amount of RUR 25,664 million, which was fully purchased by the Group. The share issue was registered by the CBR in July 2007.

In March 2007, VTB purchased 25%+1 share in OJSC “Terminal” from a related party for USD 40 million.

On July 23, 2007 VTB acquired 30% stake in VTB Bank (Armenia) from the third party for USD 15 million, increasing VTB’s share to 100%.

In July 2007 VTB increased its ownership share in “VTB-Invest”, CJSC from 90.00% to 100.00% by purchasing additional 265,000 ordinary shares of “VTB-Invest” for the nominal value of RUR 265 million.

In July 2007 “VTB-Capital”, CJSC issued 15,000,000 ordinary shares at a price of RUR 10 per share (par value RUR 1) for the total amount of RUR 150 million, which were fully purchased by the Bank.

On 15 November 2007, VTB24 announced an offer to purchase the remaining minority stakes in VTB North-West in accordance with the plan approved by VTB’s Supervisory Council on 16 October 2007 for further integration of the business of VTB North-West into the Group. Under the terms of the offer, VTB North-West shareholders could, within the period from 15 November 2007 to 14 December 2007, sell their shares for RUR 41.72 per share and/or swap them for VTB’s shares at an exchange ratio of VTB North-West shares to VTB shares of 1 to 361. As a result of the offer and other market transactions the Group increased the ownership in VTB North-West to 86.32% as of 31 December 2007.

41.       Capital Management and Capital Adequacy

The Group’s policy is to maintain a strong capital base so as to maintain investor, creditor and market confidence and to sustain future development of its business.

The Central Bank of Russia requires banks to maintain a capital adequacy ratio of 10% of risk-weighted assets, computed based on Russian accounting legislation on a stand-alone basis. The central banks of other countries where the Group members are registered set and monitor their own capital requirements.

As of 31 December 2007 and 2006 VTB Bank’s CBR capital adequacy ratio on this basis exceeded the statutory minimum, amounting up to 19.0% and 14.5%, respectively. VTB Bank was in compliance with the CBR statutory capital ratio during the periods ended 31 December 2007 and 31 December 2006.

As of 31 December 2007 and 2006, the VTB Bank’s statutory CBR capital adequacy ratio on this basis was based on the following underlying amounts:

	31 December	31 December
	2007	2006
Capital	11,338	3,697
Risk-weighted assets	59,672	25,478
Capital ratio	19.0%	14.5%

Regulatory capital for CBR capital adequacy ratio consists of Tier 1 capital, which comprises share capital, share premium, retained earnings less accrued dividends. The other component of regulatory capital is Tier 2 capital, which includes subordinated long-term debt and premises revaluation reserves, less investments in subsidiaries and associates.

92

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

41.       Capital Management and Capital Adequacy (continued)

The Group also is subject to minimum capital requirements established by covenants under liabilities incurred by the Bank. The Group’s international risk based capital adequacy ratio, computed in accordance with the Basle Accord guidelines issued in 1988, with subsequent amendments including the amendment to incorporate market risks, as of 31 December 2007 and 2006 was 16.3% and 14.0%, respectively. These ratios exceeded the minimum ratio of 8% recommended by the Basle Accord 1988.

As of 31 December 2007 and 2006, the Group’s capital adequacy ratio on this basis was as follows:

	2007	2006
Main capital (Tier 1 capital)	15,594	6,357
Additional capital (Tier 2 capital)	1,758	1,510
Less: deductions from total capital	(374)	(221)
Total capital	16,978	7,646

Risk weighted assets	104,306	54,644

Tier 1 capital ratio	15.0%	11.6%

Capital adequacy ratio	16.3%	14.0%

42.       Subsequent Events

Historically, for the purpose of preparation of IFRS financial statements, the Management of the Bank selected the United States Dollar (“USD”) as the functional currency (refer to Note 3).

In 2007, however, the Bank performed a re-assessment of its functional currency for the purposes of International Accounting Standard 21 “The Effects of Changes in Foreign Exchange Rates” (IAS 21) due to the following reasons:

•                  The Rouble share of the Bank’s assets and liabilities is constantly increasing;

•                  The Bank’s customer base is expanding to include more Russian corporations and individuals, whose revenues are generated in Russian Roubles;

•                  The Russian Rouble is the currency of the primary economic environment in which the Bank operates.

As a result, the Bank concluded to change the functional currency of the Bank from the USD to the Russian Rouble (RUR) starting from 1 January 2008.

In accordance with IAS 21 “The Effects of Changes in Foreign Exchange Rates”, the change in the functional currency will be accounted for prospectively from 1 January 2008. In the 2008 IFRS financial statements the comparative balance sheet as at 31 December 2007, will be translated to Russian Roubles using the exchange rate as of 31 December 2007, and the comparative income statement for the year ended 31 December 2007, will be translated to Russian Roubles using the average exchange rate for the year 2007.

In 2007, the net gains from foreign currency translation resulted primarily from assets and liabilities denominated in Russian Roubles. Due to the change in the functional currency to the Russian Rouble, commencing January 1, 2008, the Bank will no longer recognize translation gains or losses from assets and liabilities denominated in Russian Roubles.

In February 2008 VTB24 issued RUR 10 billion (or USD 405 million) bonds with a fixed rate of 7.7% p.a. for the first year. The issue has 5-year maturity (February 2013) and may be redeemed in February 2009 at the option of noteholders (1-year put option).

93

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2007 and 2006

(expressed in millions of US dollars)

42.       Subsequent Events (continued)

In March 2008 the share capital of Vietnam-Russia Joint Venture Bank was increased. VTB contributed to the capital USD 15.9 million retaining a 49% ownership.

On 14 April 2008, VTB announced an offer to purchase the remaining minority stakes in VTB North-West in accordance with the Russian legal requirements and the plan approved by VTB’s Supervisory Council on 16 October 2007 for further integration of the business of VTB North-West into the Group. Under the terms of the offer, VTB North-West shareholders can, within the period till 23 June 2008, accept the offer to sell their shares for RUR 45.00 per share.

94

VTB BANK

Consolidated Financial Statements and Auditors’ Report

For the years ended 31 December 2008 and 2007

VTB Bank

Consolidated Financial Statements and Independent Auditor’s Report

CONTENTS

INDEPENDENT AUDITORS’ REPORT

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheets		1
Consolidated Statements of Income		2
Consolidated Statements of Cash Flows		3
Consolidated Statements of Changes in Shareholders’ Equity		5

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	Principal Activities	7
2.	Operating Environment of the Group	8
3.	Basis of Preparation	8
4.	Summary of Principal Accounting Policies	16
5.	Significant Accounting Estimates and Judgements	29
6.	Cash and Short-Term Funds	30
7.	Financial Assets at Fair Value Through Profit or Loss	31
8.	Financial Assets Pledged under Repurchase Agreements and Loaned Financial Assets	33
9.	Due from Other Banks	34
10.	Loans and Advances to Customers	34
11.	Financial Assets Available-for-Sale	37
12.	Investments in Associates	37
13.	Investment Securities Held-to-Maturity	38
14.	Premises and Equipment	39
15.	Investment Property	40
16.	Intangible Assets	41
17.	Other Assets	43
18.	Due to Other Banks	43
19.	Customer Deposits	44
20.	Other Borrowed Funds	44
21.	Debt Securities Issued	45
22.	Subordinated Debt	47
23.	Other Liabilities	47
24.	Share Capital and Reserves	48
25.	Interest Income and Expense	49
26.	Gains Less Losses Arising from Financial Instruments at Fair Value Through Profit or Loss	49
27.	Fee and Commission Income and Expense	49
28.	Other Operating Income	50
29.	Staff Costs and Administrative Expenses	50
30.	Allowances for Impairment and Provisions	50
31.	Income Tax Expense	52
32.	Basic and Diluted Earnings per Share	54
33.	Dividends	54
34.	Contingencies, Commitments and Derivative Financial Instruments	55
35.	Analysis by Segment	59
36.	Financial Risk Management	60
37.	Fair Values of Financial Instruments	89
38.	Related Party Transactions	91
39.	Business Combination and Disposal of Subsidiaries	92
40.	Consolidated Subsidiaries and Associates	95
41.	Capital Management and Capital Adequacy	97
42.	Subsequent Events	98

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareholders of VTB Bank:

We have audited the accompanying consolidated financial statements of VTB Bank (“the Bank”) and its subsidiaries (together “the Group”), which comprise the consolidated balance sheets as at 31 December 2008 and 2007 and the consolidated statements of income, consolidated statements of changes in shareholders’ equity and consolidated statements of cash flows for the years then ended, and a summary of significant accounting policies and other explanatory notes.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with lnternational Financial Reporting Standards. This responsibility includes: designing, implementing and maintaining internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with lnternational Standards on Auditing. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Group as at 31 December 2008 and 2007, and its financial performance and its cash flows for the years then ended in accordance with International Financial Reporting Standards.

27 April 2009

A member firm of Ernst & Young Global Limited

VTB Bank

Consolidated Balance Sheets as of 31 December

(expressed in millions of US dollars)

	Note	2008	2007
Assets
Cash and short-term funds	6	14,162	5,160
Mandatory cash balances with central banks		259	825
Financial assets at fair value through profit or loss	7	5,813	10,436
Financial assets pledged under repurchase agreements and loaned financial assets	8	1,513	2,212
Due from other banks	9	10,482	9,733
Loans and advances to customers	10	86,984	58,549
Financial assets available-for-sale	11	812	858
Investments in associates	12, 40	153	167
Investment securities held-to-maturity	13	703	5
Premises and equipment	14	2,070	1,997
Investment property	15	148	168
Intangible assets	16	385	480
Deferred tax asset	31	316	215
Other assets	17	2,048	1,804

Total assets		125,848	92,609

Liabilities
Due to other banks	18	13,231	14,794
Customer deposits	19	37,503	37,098
Other borrowed funds	20	28,888	5,176
Debt securities issued	21	19,063	16,489
Deferred tax liability	31	188	149
Other liabilities	23	5,924	1,231

Total liabilities before subordinated debt		104,797	74,937
Subordinated debt	22	7,704	1,171

Total liabilities		112,501	76,108

Equity
Share capital	24	3,084	3,084
Share premium	24	8,792	8,792
Treasury shares		(15)	(21)
Unrealized gain / (loss) on financial assets available-for-sale and cash flow hedge		(3)	109
Premises revaluation reserve		568	587
Currency translation difference		(1,853)	663
Retained earnings		2,682	2,993
Equity attributable to shareholders of the parent		13,255	16,207

Minority interest		92	294

Total equity		13,347	16,501

Total liabilities and equity		125,848	92,609

Approved for issue and signed on 27 April 2009.

/s/ A.L. Kostin
A.L. Kostin
President – Chairman of the Management Board

/s/ N.V. Tsekhomsky
N.V. Tsekhomsky
Chief Financial Officer – Member of the Management Board

The notes No 1-42 form an integral part of these consolidated financial statements

1

VTB Bank

Consolidated Statements of Income for the Years Ended 31 December

(expressed in millions of US dollars, except earnings per share data)

	Note	2008	2007

Interest income	25	9,809	5,387
Interest expense	25	(5,242)	(2,831)

Net interest income		4,567	2,556
Provision charge for impairment	30	(2,482)	(526)

Net interest income after provision for impairment		2,085	2,030

Gains less losses arising from financial instruments at fair value through profit or loss	26	87	138
Gains less losses arising from extinguishment of liability	21, 22	349	—
Gains less losses / (losses net of gains) from available-for-sale financial assets	8,11	(46)	116
Gains less losses / (losses net of gains) arising from dealing in foreign currencies		(2,416)	547
Foreign exchange translation gains less losses		2,547	108
Fee and commission income	27	779	637
Fee and commission expense	27	(123)	(80)
Share in income of associates		6	18
Recovery of / (provision charge for) impairment of other assets and credit related commitments	30	(58)	2
Income arising from non-banking activities		127	95
Other operating income	28	175	121

Net non-interest income		1,427	1,702

Operating income		3,512	3,732

Staff costs and administrative expenses	29	(2,711)	(1,948)
Expenses arising from non-banking activities		(58)	(63)
Profit from disposal of subsidiaries and associates	39	—	98

Profit before taxation		743	1,819

Income tax expense	31	(531)	(305)

Net profit		212	1,514

Net profit attributable to:
Shareholders of the parent		218	1,480
Minority interest		(6)	34

Basic and diluted earnings per share (expressed in USD per share)	32	0.000032	0.000241

The notes No 1-42 form an integral part of these consolidated financial statements

2

VTB Bank

Consolidated Statements of Cash Flows for the Years Ended 31 December

(expressed in millions of US dollars)

	Note	2008	2007

Cash flows from operating activities
Interest received		9,450	5,246
Interest paid		(4,791)	(2,622)
Income received / (losses incurred) on operations with financial instruments at fair value through profit or loss		(353)	286
Income received / (losses incurred) on dealing in foreign currency		(1,186)	474
Fees and commissions received		745	637
Fees and commissions paid		(110)	(96)
Income arising from non-banking activities and other operating income received		206	110
Staff costs, administrative expenses and expenses arising from non-banking activities paid		(2,404)	(1,790)
Income tax paid		(599)	(476)

Cash flows from operating activities before changes in operating assets and liabilities		958	1,769

Net decrease (increase) in operating assets
Net decrease (increase) in mandatory cash balances with central banks		505	(125)
Net decrease in restricted cash		29	38
Net decrease (increase) in financial assets at fair value through profit or loss		4,612	(5,521)
Net increase in due from other banks		(876)	(2,617)
Net increase in loans and advances to customers		(35,412)	(28,231)
Net increase in other assets		(414)	(914)

Net (decrease) increase in operating liabilities
Net (decrease) increase in due to other banks		(1,083)	6,805
Net increase in customer deposits		6,557	15,566
Net increase in promissory notes and certificates of deposits issued		2,835	2
Net increase in other liabilities		291	266

Net cash used in operating activities		(21,998)	(12,962)

Cash flows from (used in) investing activities
Dividends received		53	38
Proceeds from sale or maturities of financial assets available-for-sale		1,035	2,409
Purchase of financial assets available-for-sale		(588)	(256)
Purchase of subsidiaries, net of cash acquired		(7)	(11)
Purchase of minority interest in subsidiaries		(326)	(309)
Purchase of associates and contribution to associates		(16)	(10)
Disposal of associates		—	45
Disposal of subsidiaries, net of cash disposed		—	109
Proceeds from maturities of investment securities held-to-maturity		—	8
Purchase of investment securities held-to-maturity		(316)	(2)
Purchase of premises and equipment		(448)	(343)
Proceeds from sale of premises and equipment		97	73
Purchase of intangible assets		(33)	(15)
Proceeds from sale of intangible assets		1	—
Purchase of investment property		—	(19)
Proceeds from disposal of investment property		—	61

Net cash (used in) from investing activities		(548)	1,778

The notes No 1-42 form an integral part of these consolidated financial statements

3

VTB Bank

Consolidated Statements of Cash Flows for the Years Ended 31 December

(expressed in millions of US dollars)

	Note	2008	2007
Cash flows from financing activities
Dividends paid		(382)	(135)
Proceeds from other borrowings		25,723	1,547
Repayment of other borrowings		(1,928)	(660)
Proceeds from syndicated loans		1,654	453
Repayment of syndicated loans		(1,044)	(831)
Proceeds from issuance of RUR-denominated bonds		1,089	501
Repayment of RUR-denominated bonds		(294)	—
Buy-back of RUR-denominated bonds		(10)	—
Proceeds from issuance of eurobonds		3,603	5,628
Repayment of eurobonds		(2,818)	(1,495)
Buy-back of Eurobonds		(768)	—
Repayment of SSD debentures (Shuldscheindarlehen)		—	(227)
Proceeds from share issue, less transaction costs		—	7,842
Proceeds from subordinated debt		7,418	—
Repayment of subordinated debt		(15)	—
Buy-back of subordinated debt		(145)	—
Purchase of treasury shares		—	(21)
Sale of treasury shares		5	—

Net cash from financing activities		32,088	12,602

Effect of exchange rate changes on cash and cash equivalents		(512)	199

Net increase in cash and cash equivalents		9,030	1,617

Cash and cash equivalents at beginning of the year	6	5,096	3,479

Cash and cash equivalents at the end of the year	6	14,126	5,096

The notes No 1-42 form an integral part of these consolidated financial statements

4

VTB Bank

Consolidated Statements of Changes in Shareholders’ Equity for the Years Ended 31 December 2008 and 2007

(expressed in millions of US dollars)

	Attributable to shareholders of the parent
	Share capital	Share premium	Treasury shares	Unrealized gain / (loss) on financial assets available- for-sale and cash flow hedge	Premises revaluation reserve	Currency translation difference	Retained earnings	Total	Minority interest	Total equity
Balance at 1 January 2007	2,500	1,513	—	154	341	352	1,744	6,604	388	6,992
Unrealized gain on financial assets available-for-sale, net of tax (Note 11)	—	—	—	16	—	—	—	16	(1)	15
Transferred to profit or loss on sale, net of tax (Note 11)	—	—	—	(112)	—	—	—	(112)	—	(112)
Unrealized gains less losses on cash flow hedge, net of tax (Note 34)	—	—	—	51	—	—	—	51	—	51
Premises revaluation, net of tax (Note 14)	—	—	—	—	264	—	—	264	9	273
Transfer of premises revaluation reserve upon disposal or depreciation	—	—	—	—	(15)	—	15	—	—	—
Effect of translation	—	—	—	—	—	324	—	324	28	352

Total income recognized directly in equity	—	—	—	(45)	249	324	15	543	36	579

Net profit	—	—	—	—	—	—	1,480	1,480	34	1,514

Total income and expense for the period	—	—	—	(45)	249	324	1,495	2,023	70	2,093
Dividends declared (Note 33)	—	—	—	—	—	—	(133)	(133)	(2)	(135)
Share issue (Note 24)	584	7,279	—	—	—	—	—	7,863	—	7,863
Treasury shares	—	—	(21)	—	—	—	—	(21)	—	(21)
Acquisition of subsidiaries	—	—	—	—	—	—	—	—	25	25
Increase in share capital of subsidiaries	—	—	—	—	—	—	26	26	(26)	—
Acquisition of minority interests	—	—	—	—	—	—	(146)	(146)	(165)	(311)
Change in ownership share in associates (not recognized in associate’s profit or loss)	—	—	—	—	—	—	4	4	—	4
Establishment of subsidiaries	—	—	—	—	—	—	—	—	6	6
Disposal of subsidiaries (Note 39)	—	—	—	—	(3)	(13)	3	(13)	(2)	(15)

Balance at 31 December 2007	3,084	8,792	(21)	109	587	663	2,993	16,207	294	16,501

5

VTB Bank

Consolidated Statements of Changes in Shareholders’ Equity for the Years Ended 31 December 2008 and 2007

(expressed in millions of US dollars)

	Attributable to shareholders of the parent
	Share capital	Share premium	Treasury shares	Unrealized gain / (loss) on financial assets available- for-sale and cash flow hedge	Premises revaluation reserve	Currency translation difference	Retained earnings	Total	Minority interest	Total equity
Balance at 1 January 2008	3,084	8,792	(21)	109	587	663	2,993	16,207	294	16,501
Unrealized loss on financial assets available-for-sale, net of tax (Note 11)	—	—	—	(110)	—	—	—	(110)	(4)	(114)
Transferred to profit or loss on sale or impairment on financial assets available-for-sale, net of tax (Note 11)	—	—	—	35	—	—	—	35	—	35
Unrealized gains less losses on cash flow hedge, net of tax (Note 34)	—	—	—	8	—	—	—	8	—	8
Transferred to profit or loss realized gain on cash flow hedges, net of tax (Note 34)	—	—	—	(42)	—	—	—	(42)	—	(42)
Transfer of premises revaluation reserve upon disposal or depreciation	—	—	—	—	(43)	—	42	(1)	—	(1)
Adjustment of deferred income tax liability due to change in applicable income tax rate (Note 31)	—	—	—	(3)	24	—	—	21	—	21
Actuarial gains less losses arising from difference between pension plan assets and obligations	—	—	—	—	—	—	(13)	(13)	(1)	(14)
Changes in associates’ equity (not recognized in profit or loss)	—	—	—	—	—	(34)	—	(34)	—	(34)
Effect of translation	—	—	—	—	—	(2,482)	—	(2,482)	(16)	(2,498)

Total income recognized directly in equity	—	—	—	(112)	(19)	(2,516)	29	(2,618)	(21)	(2,639)

Net profit	—	—	—	—	—	—	218	218	(6)	212

Total income and expense for the period	—	—	—	(112)	(19)	(2,516)	247	(2,400)	(27)	(2,427)
Dividends declared (Note 33)	—	—	—	—	—	—	(382)	(382)	(26)	(408)
Treasury shares	—	—	6	—	—	—	(1)	5	—	5
Acquisition of subsidiaries	—	—	—	—	—	—	—	—	2	2
Increase in share capital of subsidiaries	—	—	—	—	—	—	2	2	(2)	—
Acquisition of minority interests	—	—	—	—	—	—	(177)	(177)	(149)	(326)

Balance at 31 December 2008	3,084	8,792	(15)	(3)	568	(1,853)	2,682	13,255	92	13,347

6

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

1.     Principal Activities

VTB Bank and its subsidiaries (the “Group”) comprise Russian and foreign commercial banks, and other companies and entities controlled by the Group.

VTB Bank, also known as Vneshtorgbank (the “Bank”, “Vneshtorgbank”, or “VTB”), was formed as Russia’s foreign trade bank under the laws of the Russian Federation on 17 October 1990. In 1998, following several reorganizations, VTB was reorganized into an open joint stock company. In October 2006 the Group started re-branding to change its name from Vneshtorgbank to VTB. Simultaneously, the names of some of VTB’s subsidiaries were changed as presented in Note 40. In March 2007, the Bank for Foreign Trade was renamed into “VTB Bank” (Open Joint-Stock Company).

On January 2, 1991, VTB received a general banking license (number 1000) from the Central Bank of Russia (“CBR”). In addition, VTB holds licenses required for trading and holding securities and engaging in other securities-related activities, including acting as a broker, a dealer and a custodian, and providing asset management and special depositary services. VTB and other Russian Group banks are regulated and supervised by the CBR and the Federal Service for Financial Markets. Foreign Group banks operate under the bank regulatory regimes of their respective countries.

On 29 December 2004, the Bank became a member of the obligatory deposit insurance system provided by the State Corporation “Agency for Deposits Insurance”. The main retail subsidiary bank - VTB 24, CJSC is also a member of the obligatory deposit insurance system provided by the State Corporation “Agency for Deposits Insurance” since 22 February 2005. OJSC “Bank VTB North-West” (former OJSC “Industry & Construction Bank”), a subsidiary acquired at the end of 2005, is also a member of the obligatory deposit insurance system since 11 January 2005. Under the State deposit insurance scheme, the State Corporation “Agency for Deposits Insurance” guaranteed repayment of individual deposits up to 100 thousand Russian Roubles (“RUR”) (approximately USD 4 thousand) per individual in case of the withdrawal of a license of a bank or a CBR imposed moratorium on payments in full amount and for individual deposits exceeding RUR 100 thousand a 90% payment is guaranteed. From 25 March 2007 the maximum total amount of guaranteed payment was increased up to RUR 400 thousand (approximately USD 17 thousand). From 1 October 2008 the maximum total amount of guaranteed payment was increased up to RUR 700 thousand (approximately USD 24 thousand) with a 100% compensation of deposited amount.

On 5 October 2005, VTB re-registered its legal address to 29 Bolshaya Morskaya Street, Saint-Petersburg 190000, Russian Federation. VTB’s Head Office is located in Moscow.

A list of major subsidiaries and associates included in these consolidated financial statements is provided in Note 40.

The Group operates predominantly in the commercial banking sector. This includes deposit taking and commercial lending in freely convertible currencies and in Russian Roubles, support of clients’ export/import transactions, foreign exchange, securities trading, and trading in derivative financial instruments. The Group’s operations are conducted in both Russian and international markets. The Group’s operations are not subject to seasonal fluctuations. The Group conducts its banking business in Russia through VTB as a parent and 2 subsidiary banks with its network of 115 full service branches, including 55 branches of VTB, 34 branches of bank VTB 24 and 26 branches of OJSC “Bank VTB North-West”, located in major Russian regions. The Group operates outside Russia through 11 bank subsidiaries, located in the Commonwealth of Independent States (“CIS”) (Armenia, Georgia, Ukraine, Belarus), Europe (Austria, Cyprus, Switzerland, Germany, France and Great Britain), Africa (Angola) and through 4 representative offices located in Italy, China, Kyrgyz Republic and Republic of Kazakhstan and through 2 VTB branches in China and India and VTB Europe Singapore branch. The Group has established a new 100%-owned subsidiary in Kazakhstan, which will start its operations in 2009 upon obtaining a banking licence.

VTB’s majority shareholder is the Russian Federation state, acting through the Federal Property Agency, which holds 77.47% of VTB’s issued and outstanding shares at 31 December 2008 (31 December 2007: 77.47%).

The number of employees of the Group at 31 December 2008 was 41,992 (31 December 2007: 35,945).

Unless otherwise noted herein, all amounts are expressed in millions of US dollars.

7

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

2.              Operating Environment of the Group

Russia continues economic reforms and development of its legal, tax and regulatory frameworks as required by a market economy. The future stability of the Russian economy is largely dependent upon these reforms and developments and the effectiveness of economic, financial and monetary measures undertaken by the government.

The Russian economy is vulnerable to market downturns and economic slowdowns elsewhere in the world. The ongoing global financial crisis has resulted in capital markets instability, significant deterioration of liquidity in the banking sector, and tighter credit conditions within Russia. While the Russian Government has introduced a range of stabilization measures aimed at providing liquidity and supporting refinancing of foreign debt for Russian banks and companies, there continues to be uncertainty regarding the access to capital and cost of capital for the Group and its counterparties, which could affect the Group’s financial position, results of operations and business prospects.

Due to the fall in prices in global and Russian securities markets, the Group may face a significant decrease in the values of securities, which may have a material negative impact on the financial result of the Group. To the extent that information is available, the Group has reflected revised estimates of expected future cash flows in its impairment assessment.

Also, the borrowers of the Group may have been affected by the deterioration in liquidity, which could in turn impact their ability to repay the amounts due to the Group. Due to the fall in securities markets, the Group may face a significant decrease in the values of securities pledged as collateral against loans extended by the Group. The Group also bears the risk of adverse effect from the credit related commitments as a result of deterioration in market situation. To the extent that information is available, the Group has reflected revised estimates of expected future cash flows in its impairment assessment.

While management believes it is taking appropriate measures to support the sustainability of the Group’s business in the current circumstances, unexpected further deterioration in the areas described above could negatively affect the Group’s results and financial position in a manner not currently determinable.

3.              Basis of Preparation

General

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”). The Bank and its subsidiaries and associates maintain their accounting records in accordance with regulations applicable in their country of registration. These consolidated financial statements are based on those accounting books and records, as adjusted and reclassified to comply with IFRS.

These consolidated financial statements have been prepared under the historical cost convention, as modified by the revaluation of premises, available-for-sale financial assets, and financial instruments categorized as at fair value through profit or loss. The principal accounting policies applied in the preparation of these consolidated financial statements are set out below. These policies have been consistently applied to all the periods presented, unless otherwise stated.

The national currency of the Russian Federation, where the Bank is domiciled, is the Russian Rouble (“RUR”). Historically, for the purpose of preparation of IFRS financial statements, the Management of the Bank selected the United States Dollar (“USD”) as the functional currency.

In 2007, the Bank performed a re-assessment of its functional currency for the purposes of International Accounting Standard 21 “The Effects of Changes in Foreign Exchange Rates” (IAS 21) due to the following reasons:

•                       The Rouble share of the Bank’s assets and liabilities is constantly increasing;

•                       The Bank’s customer base is expanding to include more Russian corporations and individuals, whose revenues are generated in Russian Roubles;

•                       The Russian Rouble is the currency of the primary economic environment in which the Bank operates.

8

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

3.              Basis of Preparation (continued)

General (continued)

As a result, the Bank changed the functional currency of the Bank from the USD to the Russian Rouble (“RUR”) starting from 1 January 2008.

In accordance with IAS 21 “The Effects of Changes in Foreign Exchange Rates”, the change in the functional currency was accounted for prospectively from 1 January 2008.

Changes in accounting policies

The accounting policies adopted are consistent with those of the previous financial year, except for IAS 39 and IFRS 7 amendment, described below.

Amendment to IAS 39 “Financial Instruments: Recognition and Measurement” and IFRS 7 “Financial Instruments: Disclosures”–“Reclassification of Financial Assets”

The amendments to IAS 39 and IFRS 7 were issued on 13 October 2008 and allowed the reclassification from the category of non-derivative financial assets held for trading:

•                       to loans and advances to customers or to due from other banks in case these financial assets meet the definition of loans and receivables under IAS 39, or

•                       to investment securities held-to-maturity or to available-for-sale financial assets in case of change in intention “in rare circumstances”.

The amendments also allowed transfer of certain financial assets from the available-for-sale category to loans and receivables category in case these financial assets meet the definition of loans and receivables under IAS 39.

The effective date of those amendments is 1 July 2008. Any reclassification made in periods beginning on or after 1 November 2008 shall take effect only from the date when the reclassification is made. The disclosures about reclassifications made are presented below.

Certain new interpretations became effective for the Group from 1 January 2008:

IFRIC 11 “IFRS 2 - Group and Treasury Share Transactions” (effective for annual periods beginning on or after 1 March 2007) Interpretation requires arrangements whereby an employee is granted rights to an entity’s equity instruments to be accounted for as an equity-settled scheme, even if the entity buys the instruments from another party, or the shareholders provide the equity instruments needed. This Interpretation has no impact on the Group.

IFRIC 12 “Service Concession Arrangements” (effective for annual periods beginning on or after 1 January 2008) – IFRIC Interpretation 12 was issued in November 2006. This Interpretation applies to service concession operators and explains how to account for the obligations undertaken and rights received in service concession arrangements. This Interpretation has no impact on the Group.

IFRIC 14 “IAS 19 – The Limit on a Defined Benefit Asset, Minimum Funding Requirements and their Interaction” (effective for annual periods beginning on or after 1 January 2008) – IFRIC Interpretation 14 was issued in July 2007. This Interpretation provides guidance on how to assess the limit on the amount of surplus in a defined benefit scheme that can be recognized as an asset under IAS 19 Employee Benefits. This Interpretation has no impact on the Group.

Reclassifications

Following the amendments to IAS 39 and IFRS 7, “Reclassification of Financial Assets”, the Group reclassified certain financial assets held for trading to loans and advances to customers, due from other banks and investment securities held-to-maturity.

9

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

3.            Basis of Preparation (continued)

Reclassifications (continued)

The Asset and Liability Management Committee of VTB acknowledged the occurrence of “rare circumstances” due to the crisis in international financial markets starting from 1 September 2008. The declines in market prices that occurred in the third quarter of 2008 represent a rare event, as they significantly exceeded historical volatilities observed in financial markets.

The Group identified debt instruments previously booked either as held for trading or available-for-sale, which were no longer held for the purpose of selling or repurchasing in the near term, for which the Group has the intention and ability to hold them for the foreseeable future or until maturity and for which markets have become inactive. These debt instruments were reclassified into loans and advances to customers or to amounts due from other banks.

The Group also identified debt instruments previously booked as held for trading, which are traded in active markets and for which the Group has the positive intention and ability to hold them to maturity. These debt instruments were reclassified to investment securities held-to-maturity upon occurrence of “rare circumstances”, i.e. 1 September 2008.

The following tables show carrying values and fair values of the reclassified debt securities, which are not pledged under repurchase agreements (see Note 6), at each reclassification date.

	1 July 2008	31 December 2008
	Fair value	Carrying value	Fair value
Financial assets held for trading reclassified to due from other banks	369	314	315
Financial assets held for trading reclassified to loans and advances to customers	608	522	436
Financial assets available-for-sale reclassified to due from other banks	62	61	66
Financial assets available-for-sale reclassified to loans and advances to customers	74	73	72

Total financial assets reclassified on 1 July 2008	1,113	970	889

	1 September
	2008	31 December 2008
	Fair value	Carrying value	Fair value
Financial assets held for trading reclassified to loans and advances to customers	59	51	42
Financial assets held for trading reclassified to investment securities held-to-maturity	540	462	437

Total financial assets reclassified on 1 September 2008	599	513	479

	Other dates	31 December 2008
	Fair value	Carrying value	Fair value
Financial assets held for trading reclassified to due from other banks	81	78	58
Financial assets held for trading reclassified to loans and advances to customers	152	137	114
Financial assets available-for-sale reclassified to due from other banks	10	10	10
Financial assets available-for-sale reclassified to loans and advances to customers	3	3	3

Total financial assets reclassified on other dates	246	228	185

10

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

3.            Basis of Preparation (continued)

Reclassifications (continued)

The following tables show carrying values and fair values of the reclassified debt securities, pledged under repurchase agreements, at each reclassification date.

	1 July 2008	31 December 2008
	Fair value	Carrying value	Fair value
Financial assets held for trading reclassified to due from other banks	377	322	324
Financial assets held for trading reclassified to loans and advances to customers	64	58	53
Financial assets available-for-sale reclassified to loans and advances to customers	24	22	18

Total financial assets reclassified on 1 July 2008	465	402	395

	1 September
	2008	31 December 2008
	Fair value	Carrying value	Fair value
Financial assets held for trading reclassified to due from other banks	31	27	27
Financial assets held for trading reclassified to loans and advances to customers	30	25	23
Financial assets held for trading reclassified to investment securities held-to-maturity	729	625	616

Total financial assets reclassified on 1 September 2008	790	677	666

The fair value gain or loss on financial assets, which are not pledged under repurchase agreements, recognized in profit or loss or other equity components up to the date of reclassification, income or loss recognized after reclassification, and fair value gain or loss that would have been recognized if the assets had not been reclassified, were as follows:

	Fair value gain / (loss) recognized up to the date of reclassification				(Loss) / gain, that would have
	2008	From purchase date till 31 December 2007	Interest income recognized after reclassification	Provision charge recognized after reclassification	been recognized if the assets had not been reclassified
Financial assets held for trading reclassified to due from other banks	(3)	1	18	(8)	11
Financial assets held for trading reclassified to loans and advances to customers	(35)	7	39	(20)	(118)
Financial assets held for trading reclassified to investment securities held-to-maturity	18	(19)	22	(2)	(25)
Financial assets available-for-sale reclassified to due from other banks	—	(1)	3	—	5
Financial assets available-for-sale reclassified to loans and advances to customers	(8)	(4)	3	—	(1)

Total financial assets not pledged reclassified	(28)	(16)	85	(30)	(128)

11

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

3.            Basis of Preparation (continued)

Reclassifications (continued)

The fair value gain or loss on financial assets, pledged under repurchase agreements, recognized in profit or loss or other equity components up to the date of reclassification, income or loss recognized after reclassification, and fair value gain or loss that would have been recognized if the assets had not been reclassified, were as follows:

	Fair value gain / (loss) recognized up to the date of reclassification				(Loss) / gain, that would have
	2008	From purchase date till 31 December 2007	Interest income recognized after reclassification	Provision charge recognized after reclassification	been recognized if the assets had not been reclassified
Financial assets held for trading reclassified to due from other banks	1	—	2	—	2
Financial assets held for trading reclassified to loans and advances to customers	(3)	(1)	—	—	(7)
Financial assets held for trading reclassified to investment securities held-to-maturity	1	(2)	16	—	(9)
Financial assets available-for-sale reclassified to due from other banks	—	—	—	—	1
Financial assets available-for-sale reclassified to loans and advances to customers	(2)	—	1	(1)	(4)

Total financial assets pledged reclassified	(3)	(3)	19	(1)	(17)

Estimated amounts of present values of cash flows, the Group expects to recover as at the date of reclassification of financial assets were the following:

	Financial assets not pledged under repurchase agreements			Financial assets pledged under repurchase agreements
	Reclassification date 1 July 2008	Reclassification date 1 September 2008	Other reclassification dates	Reclassification date 1 July 2008	Other reclassification dates
Financial assets held for trading reclassified to due from other banks	369	59	81	377	31
Financial assets held for trading reclassified to loans and advances to customers	608	—	152	64	30
Financial assets held for trading reclassified to investment securities held-to-maturity	—	540	—	—	729
Financial assets available-for-sale reclassified to due from other banks	62	—	10	—	—
Financial assets available-for-sale reclassified to loans and advances to customers	74	—	3	24	—

Total financial assets reclassified	1,113	599	246	465	790

12

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

3.            Basis of Preparation (continued)

Reclassifications (continued)

As of the reclassification date, effective interest rates on financial assets were as follows:

	Financial assets not pledged under repurchase agreements		Financial assets pledged under repurchase agreements
	Maximum effective interest rate	Minimum effective interest rate	Maximum effective interest rate	Minimum effective interest rate
Financial assets held for trading reclassified to due from other banks	19.72%	2.44%	9.69%	6.44%
Financial assets held for trading reclassified to loans and advances to customers	24.25%	6.74%	10.80%	5.61%
Financial assets held for trading reclassified to investment securities held-to-maturity	17.69%	6.53%	11.68%	11.61%
Financial assets available-for-sale reclassified to due from other banks	16.78%	6.72%	—	—
Financial assets available-for-sale reclassified to loans and advances to customers	10.70%	3.00%	8.72%	4.78%

IFRSs (IASs) and IFRIC interpretations not yet effective

The Group has not applied the following IFRSs (IASs) and Interpretations of the International Financial Reporting Interpretations Committee (IFRIC) that have been issued but are not yet effective:

IAS 1 “Presentation of Financial Statements” (revised September 2007; effective for annual periods beginning on or after 1 January 2009). The main change in IAS 1 is the replacement of the statement of income by a statement of comprehensive income, which will also include all non-owner changes in equity, such as the revaluation of available-for-sale financial assets. Alternatively, entities will be allowed to present two statements: a separate statement of income and a statement of comprehensive income. The revised IAS 1 also introduces a requirement to present a statement of financial position (balance sheet) at the beginning of the earliest comparative period whenever the entity restates comparatives due to reclassifications, changes in accounting policies, or corrections of errors. The Group expects the revised IAS 1 to affect the presentation of its financial statements but to have no impact on the recognition or measurement of specific transactions and balances.

IFRS 8 “Operating segments” (effective for periods beginning on or after 1 January 2009) – The Standard applies to entities whose debt or equity instruments are traded in a public market or that file, or are in the process of filing, their financial statements with a regulatory organization for the purpose of issuing any class of instruments in a public market. IFRS 8 requires an entity to report financial and descriptive information about its operating segments and specifies how an entity should report such information. Management is currently assessing what impact the Standard will have on segment disclosures in the Group’s financial statements.

IAS 27 “Consolidated and Separate Financial Statements” (revised January 2008; effective for annual periods beginning on or after 1 July 2009). The revised IAS 27 will require an entity to attribute total comprehensive income to the owners of the parent and to the non-controlling interests (previously “minority interests”) even if this results in the non-controlling interests having a deficit balance (the current standard requires the excess losses to be allocated to the owners of the parent in most cases). The revised standard specifies that changes in a parent’s ownership interest in a subsidiary that do not result in the loss of control must be accounted for as equity transactions. This approach on recording the change in ownership interest matches the current Accounting policies of the Group. It also specifies how an entity should measure any gain or loss arising on the loss of control of a subsidiary. At the date when control is lost, any investment retained in the former subsidiary will have to be measured at its fair value. The changes introduced by IAS 27 must be applied prospectively and will affect future acquisitions and transactions with non-controlling interests.

13

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

3.     Basis of Preparation (continued)

IFRSs (IASs) and IFRIC interpretations not yet effective (continued)

IFRS 3 “Business Combinations” (revised January 2008; effective for business combinations, for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after 1 July 2009). The revised IFRS 3 will allow entities to choose to measure non-controlling interests using the existing IFRS 3 method (proportionate share of the acquiree’s identifiable net assets) or at fair value. The revised IFRS 3 is more detailed in providing guidance on the application of the purchase method to business combinations. The requirement to measure at fair value every asset and liability at each step in a step acquisition for the purposes of calculating a portion of goodwill has been removed. Instead, in a business combination achieved in stages, the acquirer will have to remeasure its previously held equity interest in the acquiree at its acquisition-date fair value and recognize the resulting gain or loss, if any, in profit or loss. Acquisition-related costs will be accounted for separately from the business combination and therefore recognized as expenses rather than included in goodwill. An acquirer will have to recognize at the acquisition date a liability for any contingent purchase consideration. Changes in the value of that liability after the acquisition date will be recognized in accordance with other applicable IFRSs, as appropriate, rather than by adjusting goodwill. The revised IFRS 3 brings into its scope business combinations involving only mutual entities and business combinations achieved by contract alone. The changes introduced by IFRS 3 must be applied prospectively and will affect future acquisitions and transactions with non-controlling interests.

IAS 23 “Borrowing Costs”(effective for periods beginning on or after 1 January 2009) – A revised IAS 23 Borrowing costs was issued in March 2007. The standard has been revised to require capitalization of borrowing costs when such costs relate to a qualifying asset. A qualifying asset is an asset that necessarily takes a substantial period of time to get ready for its intended use or sale. In accordance with the transitional requirements in the Standard, the Group will adopt this as a prospective change. Accordingly, borrowing costs will be capitalized on qualifying assets with a commencement date after 1 January 2009. No changes will be made for borrowing costs incurred to this date that have been expensed.

IAS 32 “Financial Instruments: Presentation” and IAS 1 “Presentation of Financial Statements” – “Puttable Financial Instruments” (effective for annual periods beginning on or after 1 January 2009) – Amendment was issued in February 2008 and requires certain puttable financial instruments and obligations arising on liquidation to be classified as equity if certain criteria are met. The revised IAS 1 requires disclosure of certain information relating to puttable instruments classified as equity. The Group does not expect these amendments to impact the financial statements of the Group.

IFRS 1 and IAS 27 Amendment “Cost of an Investment in a Subsidiary, Jointly Controlled Entity or Associate” (revised in May 2008; effective for annual periods beginning on or after 1 January 2009). The amendment allows first-time adopters of IFRS to measure investments in subsidiaries, jointly controlled entities or associates at fair value or at previous GAAP carrying value as deemed cost in the separate financial statements. The amendment also requires distributions from pre-acquisition net assets of investees to be recognized in profit or loss rather than as a recovery of the investment. The amendments will not have an impact on the Group’s future consolidated financial statements.

IAS 39 “Financial Instruments: Recognition and Measurement” Amendment “Eligible Hedged Items”, (effective for annual periods beginning on or after 1 July 2009, with earlier application permitted). The amendment to IAS 39 was issued in August 2008. The amendment addresses the designation of a one-sided risk in a hedged item, and designation of inflation as a hedged risk or portion in particular situations. It clarifies that an entity is permitted to designate a portion of the fair value changes or cash flow variability of a financial instrument as hedged item. The amendment is not expected to have an impact on the Group’s future financial statements.

IFRS 2 “Share-based Payments” Amendment “Vesting Conditions and Cancellations” (issued in January 2008, effective for periods beginning on or after 1 January 2009). Amendment restricts the definition of “vesting condition” to a condition that includes an explicit or implicit requirement to provide services. Any other conditions are non-vesting conditions, which have to be taken into account to determine the fair value of the equity instruments granted. In the case that the award does not vest as the result of a failure to meet a non-vesting condition that is within the control of either the entity or the counterparty, this must be accounted for as a cancellation. The Group has not entered into share-based payment schemes and, therefore, does not expect any implications on its accounting for share-based payments.

14

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

3.     Basis of Preparation (continued)

IFRSs (IASs) and IFRIC interpretations not yet effective (continued)

Improvements to International Financial Reporting Standards (issued in May 2008). In 2007, the International Accounting Standards Board decided to initiate an annual improvements project as a method of making necessary, but non-urgent, amendments to IFRS. The amendments consist of a mixture of substantive changes, clarifications, and changes in terminology in various standards. The substantive changes relate to the following areas: classification as held for sale under IFRS 5 in case of a loss of control over a subsidiary; possibility of presentation of financial instruments held for trading as non-current under IAS 1; accounting for sale of IAS 16 assets, which were previously held for rental and classification of the related cash flows under IAS 7 as cash flows from operating activities; clarification of definition of a curtailment under IAS 19; accounting for below market interest rate government loans in accordance with IAS 20; making the definition of borrowing costs in IAS 23 consistent with the effective interest method; clarification of accounting for subsidiaries held for sale under IAS 27 and IFRS 5; reduction in the disclosure requirements relating to associates and joint ventures under IAS 28 and IAS 31; enhancement of disclosures required by IAS 36; clarification of accounting for advertising costs under IAS 38; amending the definition of the fair value through profit or loss category to be consistent with hedge accounting under IAS 39; introduction of accounting for investment properties under construction in accordance with IAS 40; and reduction in restrictions over manner of determining fair value of biological assets under IAS 41. Further amendments made to IAS 8, 10, 18, 20, 29, 34, 40, 41 and to IFRS 7 represent terminology or editorial changes only, which the IASB believes have no or minimal effect on accounting. The Group does not expect the amendments to have any material effect on its financial statements except:

•                       IAS 40 “Investment Property” (and consequential amendments to IAS 16). Property that is under construction or development for future use as investment property is brought within the scope of the revised IAS 40. Where the fair value model is applied, such property is measured at fair value. Where the fair value of investment property under construction is not reliably measurable, the property is measured at cost until the earlier of the date construction is completed or the date, at which the fair value becomes reliably measurable. The Group will amend its accounting policies accordingly and will apply the amendment prospectively from 1 January 2009.

IFRS 1 “First-time Adoption of International Financial Reporting Standards” (following an amendment in December 2008, effective for the first IFRS financial statements for a period beginning on or after 1 July 2009). The revised IFRS 1 retains the substance of its previous version but within a changed structure in order to make it easier for the reader to understand and to better accommodate future changes. The Group concluded that the revised standard does not have any effect on its financial statements.

IFRS 7 Amendments “Improving Disclosures about Financial Instruments” (issued in March 2009, effective for periods beginning on or after 1 January 2009 with early application permitted). These Amendments introduce a three-level fair value disclosure hierarchy that distinguishes fair value measurements by the significance of the inputs used. In addition, the amendments enhance disclosure requirements on the nature and extent of liquidity risk arising from financial instruments, to which an entity is exposed. The Group is currently assessing the impact of the amendments on its future consolidated financial statements.

IFRIC 13 “Customer Loyalty Programmes” (effective for annual periods beginning on or after 1 July 2008) – IFRIC Interpretation 13 was issued in June 2007. This Interpretation requires customer loyalty award credits to be accounted for as a separate component of the sales transaction, in which they are granted and therefore part of the fair value of the consideration received is allocated to the award credits and deferred over the period that the award credits are fulfilled. The Group expects that this interpretation will have no impact on the Group’s financial statements as no such schemes currently exist.

IFRIC 15 “Agreements for the Construction of Real Estate” (effective for annual periods beginning on or after 1 January 2009). The interpretation applies to the accounting for revenue and associated expenses by entities that undertake the construction of real estate directly or through subcontractors, and provides guidance for determining whether agreements for the construction of real estate are within the scope of IAS 11 or IAS 18. It also provides criteria for determining when entities should recognize revenue on such transactions. The Group is currently assessing the impact of the interpretation on its future consolidated financial statements.

15

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

3.     Basis of Preparation (continued)

IFRSs (IASs) and IFRIC interpretations not yet effective (continued)

IFRIC 16 “Hedges of a Net Investment in a Foreign Operation” (effective for annual periods beginning on or after 1 October 2008). The interpretation explains which currency risk exposures are eligible for hedge accounting and states that translation from the functional currency to the presentation currency does not create an exposure, to which hedge accounting could be applied. The IFRIC allows the hedging instrument to be held by any entity or entities within a group except the foreign operation that itself is being hedged. The interpretation also clarifies how the gain or loss recycled from the currency translation reserve to profit or loss is calculated on disposal of the hedged foreign operation. Reporting entities will apply IAS 39 to discontinue hedge accounting prospectively when their hedges do not meet the criteria for hedge accounting in IFRIC 16. The Group does not expect the amendment to affect its future consolidated financial statements.

IFRIC 17 “Distribution of Non-Cash Assets to Owners” (effective for annual periods beginning on or after 1 July 2009). The Interpretation clarifies when and how distribution of non-cash assets as dividends to the owners should be recognized. An entity should measure a liability to distribute non-cash assets as a dividend to its owners at the fair value of the assets to be distributed. A gain or loss on disposal of the distributed non-cash assets will be recognized in profit or loss when the entity settles the dividend payable. IFRIC 17 is not relevant to the Group’s operations because it does not distribute non-cash assets to owners.

IFRIC 18 “Transfers of Assets from Customers” (effective for annual periods beginning on or after 1 July 2009). The interpretation clarifies the accounting for transfers of assets from customers, namely, the circumstances, in which the definition of an asset is met; the recognition of the asset and the measurement of its cost on initial recognition; the identification of the separately identifiable services (one or more services in exchange for the transferred asset); the recognition of revenue, and the accounting for transfers of cash from customers. IFRIC 18 is not expected to have any impact on the Group’s financial statements.

4.     Summary of Principal Accounting Policies

Subsidiaries

Subsidiaries, which are those entities, in which the Group has an interest of more than one half of the voting rights, or otherwise has power to exercise control over their operations, are consolidated. Subsidiaries are consolidated from the date, on which control is transferred to the Group and are no longer consolidated from the date that control ceases. All intercompany transactions, balances and unrealized gains on transactions between group companies are eliminated; unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. Where necessary, accounting policies for subsidiaries have been changed to ensure consistency with the policies adopted by the Group.

Acquisition of subsidiaries

The purchase method of accounting is used to account for the acquisition of subsidiaries by the Group. Identifiable assets acquired and liabilities assumed, including contingent liabilities are measured initially at their fair values at the acquisition date, irrespective of the extent of any minority interest.

The excess of purchase consideration over the fair value of the Group’s share of identifiable net assets is recorded as goodwill. If the cost of the acquisition is less than the fair value of the Group’s share of identifiable net assets of the subsidiary acquired, the difference is recognized directly in the statement of income.

Minority interest is the interest in subsidiaries not held by the Group. Minority interest at the balance sheet date represents the minority shareholders’ portion of the fair value of the identifiable assets and liabilities of the subsidiary at the acquisition date and the minorities’ portion of movements in equity since the date of the combination. Minority interest is presented as a separate component within the Group’s equity except for the minority interests in mutual funds under the Group’s control, which are accounted for within Group’s liabilities.

16

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

4.     Summary of Principal Accounting Policies (continued)

Subsidiaries (continued)

Increases in ownership interests in subsidiaries

The differences between the carrying values of net assets attributable to interests in subsidiaries acquired and the consideration given for such increases are charged or credited to retained earnings.

Investments in associates

Associates are entities, in which the Group generally has between 20% and 50% of the voting rights, or is otherwise able to exercise significant influence, but which it does not control or jointly control. Investments in associates are accounted for under the equity method and are initially recognized at cost, including goodwill. Subsequent changes in the carrying value reflect the post-acquisition changes in the Group’s share of net assets of the associate. The Group’s share of its associates’ profits or losses is recognized in the statement of income, and its share of movements in equity is recognized in equity. However, when the Group’s share of losses in an associate equals or exceeds its interest in the associate, the Group does not recognize further losses, unless the Group is obliged to make further payments to, or on behalf of, the associate.

Unrealized gains on transactions between the Group and its associates are eliminated to the extent of the Group’s interest in the associates; unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred.

Financial assets

Financial assets in the scope of IAS 32 and IAS 39 are classified as either financial assets at fair value through profit or loss, loans and receivables, held-to-maturity investments, or available-for-sale financial assets, as appropriate. When financial assets are recognized initially, they are measured at fair value, plus, in the case of investments not at fair value through profit or loss, directly attributable transaction costs. The Group determines the classification of its financial assets at initial recognition and subsequently can reclassify financial assets in certain cases as described below.

All regular way purchases and sales of financial assets are recognized on the settlement date i.e. the date that the asset is delivered to or by the Group. Regular way purchases or sales are purchases or sales of financial assets that require delivery of assets within the period generally established by regulation or convention in the marketplace.

Financial assets at fair value through profit or loss

Financial assets classified as held for trading are included in the category ‘financial assets at fair value through profit or loss’. Financial assets are classified as held for trading if they are acquired for the purpose of selling in the near term. Derivatives are also classified as held for trading unless they are designated as and are effective hedging instruments. Gains or losses on financial assets held for trading are recognized in the statement of income.

Financial assets held for trading, are either acquired for generating a profit from short-term fluctuations in price or trader’s margin, or are securities included in a portfolio, in which a pattern of short-term trading exists. The Group may choose to reclassify a non-derivative trading financial asset out of the fair value through profit or loss category if the asset is no longer held for the purpose of selling it in the near term. Financial assets other than loans and receivables are permitted to be reclassified out of fair value through profit or loss category only in rare circumstances arising from a single event that is unusual and highly unlikely to reoccur in the near term. Financial assets that would meet the definition of loans and receivables may be reclassified if the Group has the intention and ability to hold these financial assets for the foreseeable future or until maturity.

Trading securities are carried at fair value. Interest earned on trading securities calculated using the effective interest method is presented in the consolidated statement of income as interest income. Dividends are included in dividend income within other operating income when the Group’s right to receive the dividend payment is established. All elements of the changes in the fair value are recorded in the statement of income as gains less losses from financial assets at fair value through profit or loss in the period, in which they arise.

17

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

4.     Summary of Principal Accounting Policies (continued)

Financial assets (continued)

Other financial assets at fair value through profit or loss are securities designated irrevocably, at initial recognition, into this category. Recognition and measurement of this category of financial assets is consistent with the above policy for trading securities and is in accordance with IAS 39 revised for the fair value option.

The fair value of investments that are actively traded in organized financial markets is determined by reference to quoted market bid prices at the close of business on the balance sheet date. For investments where there is no active market, fair value is determined using valuation techniques. Such techniques include using recent arm’s length market transactions, reference to the current market value of another instrument, which is substantially the same, discounted cash flow (net present value) analysis, option pricing models and other relevant valuation models.

Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Such assets are carried at amortized cost using the effective interest method. This cost is computed as the amount initially recognized minus principal repayments, plus or minus the cumulative amortization using the effective interest method of any difference between the initially recognized amount and the maturity amount. This calculation includes all fees and points paid or received between parties to the contract that are an integral part of the effective interest rate, transaction costs and all other premiums and discounts. Gains and losses are recognized in the statement of income when the loans and receivables are derecognized or impaired, as well as through the amortization process.

Loans and receivables of acquired subsidiaries are initially recorded in the consolidated balance sheet at their estimated fair value at the date of acquisition.

Held-to-maturity investments

Quoted non-derivative financial assets with fixed or determinable payments and fixed maturity are classified as held-to-maturity when the Group has the positive intention and ability to hold to maturity. Investments intended to be held for an undefined period are not included in this classification. Held-to-maturity investments are subsequently measured at amortized cost. For investments carried at amortized cost, gains and losses are recognized in the statement of income when the investments are redeemed or impaired, as well as through the amortization process.

Held-to-maturity investments of acquired subsidiaries are initially recorded in the consolidated balance sheet at their estimated fair value at the date of acquisition.

Available-for-sale financial assets

Available-for-sale financial assets are those non-derivative financial assets that are designated as available-for-sale or are not classified in any of the three preceding categories. After initial recognition available-for-sale financial assets are measured at fair value with gains or losses being recognized as a separate component of equity until the investment is derecognized or until the investment is determined to be impaired. However, interest calculated using the effective interest method is recognized in the statement of income.

The fair value of investments that are actively traded in organized financial markets is determined by reference to quoted market bid prices at the close of business on the balance sheet date. For investments where there is no active market, fair value is determined using valuation techniques. Such techniques include using recent arm’s length market transactions, reference to the current market value of another instrument, which is substantially the same, and discounted cash flow analysis.

18

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

4.     Summary of Principal Accounting Policies (continued)

Financial assets (continued)

Derecognition of financial assets

A financial asset (or, where applicable a part of a financial asset or part of a group of similar financial assets) is derecognized where:

•                       the rights to receive cash flows from the asset have expired; or

•                       the Group has transferred its rights to receive cash flows from the asset, or retained the right to receive cash flows from the asset, but has assumed an obligation to pay them in full without material delay to a third party under a ‘pass-through’ arrangement and has no obligation to pay amounts to eventual recipients unless it collects equivalent amounts from the original assets; and

•                       the Group either (a) has transferred substantially all the risks and rewards of the asset, or (b) has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

Where the Group has transferred its rights to receive cash flows from an asset and has neither transferred nor retained substantially all the risks and rewards of the asset nor transferred control of the asset, the asset is recognized to the extent of the Group’s continuing involvement in the asset. Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the Group could be required to repay.

Where continuing involvement takes the form of a written and/or purchased option (including a cash-settled option or similar provision) on the transferred asset, the extent of the Group’s continuing involvement is the amount of the transferred asset that the Group may repurchase, except that in the case of a written put option (including a cash-settled option or similar provision) on an asset measured at fair value, the extent of the Group’s continuing involvement is limited to the lower of the fair value of the transferred asset and the option exercise price.

Securitization of financial assets

As part of its operational activities, the Group securitizes financial assets, generally through the transfer of these assets to special purpose entities that issue debt securities to investors. The transferred assets may qualify for derecognition in full or in part. Interests in the securitized financial assets may be retained by the Group and are primarily classified as loans to customers. Gains or losses on securitizations are based on the carrying amount of the financial assets derecognized and the retained interest, based on their relative fair values at the date of transfer.

Financial liabilities

Financial liabilities in the scope of IAS 32 and IAS 39 are classified as either financial liabilities at fair value through profit or loss, or other financial liabilities, as appropriate. The Group determines the classification of its financial liabilities at initial recognition. When financial liabilities are recognized initially, they are measured at fair value, minus, in the case of financial liabilities not at fair value through profit or loss, directly attributable transaction costs, and then remeasured at amortized cost using the effective interest method. Other financial liabilities are carried at amortized cost using the effective interest rate method.

Financial liabilities of acquired subsidiaries are initially recorded in the consolidated balance sheet at their estimated fair value at the date of acquisition.

Financial liabilities are classified as financial liabilities at fair value through profit and loss if they are acquired for the purpose of closing them in the near term. They normally contain trade financial liabilities or “short” positions in securities. Derivatives with negative fair value are also classified as financial liabilities at fair value through profit and loss. Gains or losses on financial liabilities at fair value through profit and loss are recognized in the statement of income.

19

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

4.     Summary of Principal Accounting Policies (continued)

Financial liabilities (continued)

Derecognition of financial liabilities

A financial liability is derecognized when the obligation under the liability is discharged or cancelled or expires. Where an existing financial liability is replaced by another from the same creditor on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amounts is recognized in the statement of income.

Offsetting

Financial assets and liabilities are offset and the net amount is reported in the balance sheet when there is a legally enforceable right to set off the recognized amounts and there is an intention to settle on a net basis, or to realize the asset and settle the liability simultaneously.

Cash and cash equivalents

Cash and cash equivalents are items, which can be converted into cash within a day. All short-term interbank placements, including overnight placements, are included in due from other banks. Amounts, which relate to funds that are of a restricted nature, are excluded from cash and cash equivalents. Cash and cash equivalents are carried at amortized cost, which approximates fair value.

Mandatory cash balances with central banks

Mandatory cash balances with the CBR and other central banks are carried at amortized cost and represent non-interest bearing mandatory reserve deposits, which are not available to finance the

Group’s day-to-day operations and hence are not considered as part of cash and cash equivalents for the purposes of the consolidated statement cash flows.

Due from other banks

Amounts due from other banks are recorded when the Group advances money to counterparty banks with no intention of trading the resulting receivable, which is due on fixed or determinable dates. Amounts due from other banks are carried at amortized cost less allowance for impairment.

Repurchase and reverse repurchase agreements and lending of financial instruments

Sale and repurchase agreements (“repo agreements”) are treated as secured financing transactions. Securities or other financial assets sold under sale and repurchase agreements are not derecognized. The financial assets are not reclassified in the balance sheet unless the transferee has the right by contract or custom to sell or repledge the financial assets, in which case they are reclassified as financial assets pledged under sale and repurchase agreements. The corresponding liability is presented within customer deposits, amounts due to other banks or other borrowed funds.

Financial assets purchased under agreements to resell (“reverse repo agreements”) are recorded as due from other banks or loans and advances to customers, as appropriate.

The difference between the sale and repurchase price is treated as interest income/expense and accrued over the life of repo agreements using the effective interest method.

Financial assets lent to counterparties are retained in the consolidated financial statements in their original balance sheet category unless the counterparty has the right by contract or custom to sell or repledge the financial assets, in which case they are reclassified and presented separately. Financial assets borrowed are not recorded in the consolidated financial statements, unless these are sold to third parties, in which case the purchase and sale are recorded in profit or loss within gains less losses arising from financial instruments through profit or loss. The obligation to return the financial assets is recorded at fair value through profit or loss in other borrowed funds.

20

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

4.     Summary of Principal Accounting Policies (continued)

Derivative financial instruments

In the normal course of business, the Group enters into various derivative financial instruments including futures, forwards, swaps and options in the foreign exchange and capital markets. Such financial instruments are primarily held for trading and are initially recognized in accordance with the policy for initial recognition of financial instruments and are subsequently measured at fair value. The fair values are estimated based on quoted market prices or pricing models that take into account the current market and contractual prices of the underlying instruments and other factors. Derivatives are carried as assets when their fair value is positive and as liabilities when it is negative. Gains and losses resulting from these instruments are included in the consolidated statement of income as gains less losses arising from financial instruments at fair value through profit or loss or gains less losses arising from dealing in foreign currencies, depending on the nature of the instrument.

Derivative instruments embedded in other financial instruments are treated as separate derivatives if their risks and characteristics are not closely related to those of the host contracts and the host contracts are not carried at fair value with unrealized gains and losses reported in income. An embedded derivative is a component of a hybrid (combined) financial instrument that includes both the derivative and a host contract with the effect that some of the cash flows of the combined instrument vary in a similar way to a stand-alone derivative.

Hedge accounting

The Group makes use of derivative instruments to manage exposures to fluctuations both of cash flows from interest received and paid, and of fair values for specifically determined items. As a result, the Group applies hedge accounting for transactions, which meet the specified criteria.

At inception of the hedge relationship, the Group formally documents the relationship between the hedged item and the hedging instrument, including the nature of the risk, the objective and strategy for undertaking the hedge and the method that will be used to assess the effectiveness of the hedging relationship.

Also at the inception of the hedge relationship, a formal assessment is undertaken to ensure the hedging instrument is expected to be highly effective in offsetting the designated risk in the hedged item. Hedges are formally assessed each quarter. A hedge is regarded as highly effective if the changes in fair value or cash flows attributable to the hedged risk during the period, for which the hedge is designated are expected to offset in a range of 80% to 125%. For situations where that hedged item is a forecast transaction, the Group assesses whether the transaction is highly probable and presents an exposure to variations in cash flows that could ultimately affect the statement of income.

Fair value hedges

For designated and qualifying fair value hedges, the change in the fair value of a hedging derivative is recognized in the statement of income within “Gains less losses arising from financial instruments at fair value through profit or loss” caption. Meanwhile, the change in the fair value of the hedged item attributable to the risk being hedged is recorded as part of the carrying value of the hedged item and is also recognized in the statement of income in “Gains less losses arising from financial instruments at fair value through profit or loss” caption.

If the hedging instrument expires or is sold, terminated or exercised, or where the hedge no longer meets the criteria for hedge accounting, the hedge relationship is terminated. For hedged items recorded at amortized cost, using the effective interest rate method, the difference between the carrying value of the hedged item on termination and the face value is amortized over the remaining term of the original hedge. If the hedged item is derecognized, the unamortized fair value adjustment is recognized immediately in the statement of income.

21

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

4.     Summary of Principal Accounting Policies (continued)

Derivative financial instruments (continued)

Cash flow hedges

For designated and qualifying cash flow hedges, the effective portion of the gain or loss on the hedging instrument is initially recognized directly in equity in the cash flow hedge reserve within “Unrealized gain on financial assets available-for-sale and cash flow hedge” caption. The ineffective portion of the gain or loss on the hedging instrument is recognized immediately in the statement of income in “Gains less losses arising from financial instruments at fair value through profit or loss”.

When the hedged cash flow affects the statement of income, the gain or loss on the hedging instrument is “recycled” in the corresponding income or expense line of the statement of income. When a hedging instrument expires, or is sold, terminated, exercised, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in equity at that time remains in equity and is recognized when the hedged forecast transaction is ultimately recognized in the statement of income. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is immediately transferred to the statement of income in “Gains less losses arising from financial instruments at fair value through profit or loss”.

Promissory notes purchased

Promissory notes purchased are included in trading securities, or in due from other banks, or in loans and advances to customers or in investment securities held-to-maturity, depending on their substance and are recorded, subsequently remeasured and accounted for in accordance with the accounting policies for these categories of assets. When promissory notes are pledged under repurchase agreements they are accounted within the relevant section within “Financial assets pledged under repurchase agreements and loaned financial assets”.

Leases

Finance – Group as lessor. The Group presents leased assets as lease receivables equal to the net investment in the lease in loans and advances to customers. Finance income is based on a pattern reflecting a constant periodic rate of return on the net investment outstanding and is presented as interest income. Initial direct costs are included in the initial measurement of the lease receivables.

Operating – Group as lessee. Leases of assets, under which the risks and rewards of ownership are effectively retained with the lessor, are classified as operating leases. Lease payments under operating leases are recognized as expenses on a straight-line basis over the lease-term and included into operating expenses.

Allowances for impairment of financial assets

Impairment of financial assets carried at amortized cost

Impairment losses are recognized in profit or loss when incurred as a result of one or more events (“loss events”) that occurred after the initial recognition of the financial asset and which have an impact on the amount or timing of the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated. If the Group determines that no objective evidence exists that impairment was incurred for an individually assessed financial asset, whether significant or not, it includes the asset in a group of financial assets with similar credit risk characteristics and collectively assesses them for impairment. The primary factors that the Group considers in determining whether a financial asset is impaired include its overdue status and realizability of related collateral, if any.

For the purposes of a collective evaluation of impairment, financial assets are grouped on the basis of similar credit risk characteristics within classification categories. Those characteristics are relevant to the estimation of future cash flows for groups of such assets by being indicative of the debtors’ ability to pay all amounts due according to the contractual terms of the assets being evaluated.

22

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

4.     Summary of Principal Accounting Policies (continued)

Allowances for impairment of financial assets (continued)

Future cash flows in a group of financial assets that are collectively evaluated for impairment are estimated on the basis of the contractual cash flows of the assets and the experience of management in respect of the extent, to which amounts will become overdue as a result of past loss events and the success of recovery of overdue amounts. Past experience is adjusted on the basis of current observable data to reflect the effects of current conditions that did not affect past periods and to remove the effects of past conditions that do not exist currently.

Impairment losses are recognized through an allowance account to reduce the asset’s carrying amount to the present value of expected cash flows (which exclude future credit losses that have not been incurred) discounted at the effective interest rate of the asset. The calculation of the present value of the estimated future cash flows of a collateralized financial asset reflects the cash flows that may result from foreclosure less costs for obtaining and selling the collateral, whether or not foreclosure is probable.

If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized (such as an improvement in the debtor’s credit rating), the previously recognized impairment loss is reversed by adjusting the allowance account through profit or loss, to the extent that the carrying value of the asset does not exceed its amortized cost at the reversal date.

Uncollectible assets are written-off against the related allowance for impairment after all the necessary procedures to recover the asset have been completed and the amount of the loss has been determined.

Impairment of Available-for-sale financial assets

If an available-for-sale asset is impaired, an amount comprising the difference between its cost (net of any principal payment and amortization) and its current fair value, less any impairment loss previously recognized in the statement on income, is transferred from equity to the statement of income. Reversals in respect of equity instruments classified as available-for-sale are not recognized in the statement of income. Reversals of impairment losses on debt instruments are reversed through the statement of income if the increase in fair value of the instrument can be objectively related to an event occurring after the impairment loss was recognized in profit or loss. A significant or prolonged decline in the fair value of an equity instrument classified as available-for-sale below its cost is an additional evidence of impairment of this instrument.

Investment property

Investment property is property held to earn rental income or for capital appreciation and which is not occupied by the Group.

Investment property is initially recognized at cost, including transaction costs, and subsequently remeasured at fair value based on its market value. Market value of the Group’s investment property is obtained from reports of independent appraisers, who hold a recognized and relevant professional qualification and who have recent experience in valuation of property of similar location and category.

Investment property that is being redeveloped for continuing use as investment property or for which the market has become less active continues to be measured at fair value. Earned rental income is recorded in profit or loss within other operating income. Gains and losses resulting from changes in the fair value of investment property are recorded in profit or loss and presented within other operating income.

Subsequent expenditure is capitalized only when it is probable that future economic benefits associated with it will flow to the Group and the cost can be measured reliably. All other repairs and maintenance costs are expensed when incurred. If an investment property becomes owner-occupied, it is reclassified to premises and equipment, and its carrying amount at the date of reclassification becomes its deemed cost to be subsequently depreciated.

23

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

4.     Summary of Principal Accounting Policies (continued)

Premises and equipment

Premises and equipment are stated at revalued amounts and cost, respectively, less accumulated depreciation and allowance for impairment where required. Where the carrying amount of an asset is greater than its estimated recoverable amount, it is written down to its recoverable amount and the difference is recognized in the consolidated statement of income. The estimated recoverable amount is the higher of an asset’s fair value less costs to sell and its value in use.

Premises and equipment of acquired subsidiaries are initially recorded in the consolidated balance sheet at their estimated fair value at the date of acquisition. No accumulated depreciation on the premises and equipment acquired in the business combinations is presented in the consolidated financial statements on the date of acquisition.

Premises of the Group are subject to revaluation on a regular basis, approximately every three to five years. The frequency of revaluation depends upon the change in the fair values. When the fair value of a revalued asset differs materially from its carrying amount further revaluation is performed. The revaluation is applied simultaneously to the whole class of property to avoid selective revaluation.

Any revaluation surplus is credited to the asset premises revaluation reserve included in the equity section of the balance sheet, except to the extent that it reverses an impairment of the same asset previously recognized in the statement of income, in which case the increase is recognized in the statement of income. A revaluation deficit is recognized in the statement of income, except that a deficit directly offsetting a previous surplus on the same asset is directly offset against the surplus in the asset revaluation reserve for premises and equipment.

The premises revaluation reserve included in equity is transferred directly to retained earnings when the surplus is realized, i.e. on the retirement or disposal of the asset or as the asset is used by the Group; in the latter case, the amount of the surplus realized is the difference between depreciation based on the revalued carrying amount of the asset and depreciation based on the asset’s original cost.

Premises have been revalued to market value at 31 December 2007. The revaluation was performed based on the reports of independent appraisers, who hold a recognized and relevant professional qualification and who have recent experience in valuation of assets of similar location and category.

Construction in progress is carried at cost less allowance for impairment in value, if any. Upon completion, assets are transferred to premises and equipment at their carrying value. Construction in progress is not depreciated until the asset is available for use.

If impaired, premises and equipment are written down to the higher of their value in use and fair value less costs to sell. The decrease in carrying amount is charged to statement of income to the extent it exceeds the previous revaluation surplus in equity. An impairment loss recognized for an asset in prior years is reversed if there has been a change in the estimates used to determine the asset’s value in use or fair value less costs to sell.

Gains and losses on disposal of premises and equipment are determined by reference to their carrying amount and are taken into account in determining profit or loss. Repairs and maintenance are charged to the consolidated statement of income when the expense is incurred.

Depreciation

Depreciation is recognized on a straight-line basis over the estimated useful lives of the assets using the following rates:

	Useful life	Depreciation rates
Premises	40 years	2.5% per annum
Equipment	4 – 20 years	5 – 25% per annum

Estimated useful lives and residual values are reassessed annually.

24

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

4.     Summary of Principal Accounting Policies (continued)

Goodwill

Goodwill acquired in a business combination represents the excess of the cost of the business combination over the Group’s interest in the net fair value of the identifiable assets, liabilities and contingent liabilities of the acquired subsidiary or associate at the date of acquisition. Goodwill on an acquisition of a subsidiary is included in intangible assets. Goodwill on an acquisition of an associate is included in the investments in associates. Following initial recognition, goodwill is measured at cost less any accumulated impairment losses, if any.

Goodwill is reviewed for impairment, annually or more frequently if events or changes in circumstances indicate that the carrying amount may be impaired. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the Group’s cash-generating units, or groups of cash-generating units, that are expected to benefit from the synergies of the combination, irrespective of whether other assets or liabilities of the Group are assigned to those units or groups of units. Each unit or group of units, to which the goodwill is so allocated:

•                            represents the lowest level within the Group, at which the goodwill is monitored for internal management purposes; and

•                            is not larger than a segment based on either the Group’s primary or the Group’s secondary reporting format determined in accordance with IAS 14 “Segment Reporting”.

Impairment of goodwill is determined by assessing the recoverable amount of the cash-generating unit (group of cash-generating units), to which the goodwill relates. Where the recoverable amount of the cash-generating unit (group of cash-generating units) is less than the carrying amount, an impairment loss is recognized. Where goodwill forms part of a cash-generating unit (group of cash-generating units) and part of the operation within that unit is disposed of, the goodwill associated with the operation disposed of is included in the carrying amount of the operation when determining the gain or loss on disposal of the operation. Goodwill disposed of in this circumstance is measured based on the relative values of the operation disposed of and the portion of the cash-generating unit retained.

Other intangible assets

Other intangible assets include computer software, licenses and other identifiable intangible assets acquired in business combinations.

Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is fair value as at the date of acquisition. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and any accumulated impairment losses. The useful lives of intangible assets are assessed to be either finite or indefinite. Intangible assets with finite lives are amortized over the useful economic lives, which do not exceed 5 years, and assessed for impairment whenever there is an indication that the intangible asset may be impaired. Amortization periods and methods for intangible assets with finite useful lives are reviewed at least at each financial year-end.

Intangible assets with indefinite useful lives are not amortized, but are tested for impairment annually or more frequently if events or changes in circumstances indicate that the carrying amount may be impaired either individually or at the cash-generating unit level. The useful life of an intangible asset with an indefinite life is reviewed annually to determine whether indefinite life assessment continues to be supportable.

Core deposit intangible

Core deposit intangible relates to the acquisition of the Group’s subsidiaries and is attributable to the customer demand deposits and stable client base, and is identified as an intangible asset. The identification was based on examination of the subsidiaries’ customer base. It was concluded that the acquired subsidiaries had a well-established and long-dated relationship with its major customers and that demand deposits actual maturity was significantly longer than contract maturity. The useful life of the core deposit intangible was estimated as five years and it is amortized over its useful life using the straight-line method.

25

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

4.     Summary of Principal Accounting Policies (continued)

Due to other banks

Amounts due to other banks are recorded when money or other assets are advanced to the Group by counterparty banks. The liability is carried at amortized cost using the effective interest method. If the Group purchases its own debt, it is removed from the consolidated balance sheet and the difference between the carrying amount of the liability and the consideration paid is included in gains or losses arising from extinguishment of liability in the consolidated statement of income.

Customer deposits

Customer deposits are liabilities to individuals, state or corporate customers and are carried at amortized cost using the effective interest method. Customer deposits include both demand and term deposits. Interest expense is recognized in the consolidated statement of income over the period of deposits using effective interest method.

Debt securities issued

Debt securities issued include promissory notes, certificates of deposit, eurobonds and debentures issued by the Group. Debt securities are stated at amortized cost using the effective interest method. If the Group purchases its own debt securities in issue, they are removed from the consolidated balance sheet and the difference between the carrying amount of the liability the consideration paid is included in gains less losses arising from extinguishment of liability in the consolidated statement of income.

Other borrowed funds

Other borrowed funds include some specific borrowings, which differ from the above items of liabilities and include syndicated loans, revolving, other credit lines and other specific items. Other borrowed funds are carried at amortized cost using the effective interest method. Interest expense is recognized in the consolidated statement of income over the period of other borrowed funds using effective interest method.

Taxation

Taxation has been provided for in the consolidated financial statements in accordance with taxation legislation currently in force in the respective territories that the Group operates. The income tax charge in the consolidated statement of income comprises current tax and changes in deferred tax. Current tax is calculated on the basis of the taxable profit for the year, using the tax rates enacted at the balance sheet date. The income tax charge/credit comprises current tax and deferred tax and is recognized in the consolidated statement of income except if it is recognized directly in equity because it relates to transactions that are also recognized, in the same or a different period, directly in equity.

Current tax is the amount expected to be paid to or recovered from the taxation authorities in respect of taxable profits or losses for the current and prior periods. Taxable profits or losses are based on estimates if financial statements are authorized prior to filing relevant tax returns. Taxes, other than on income, are recorded within administrative expenses.

Deferred income tax is provided using the balance sheet liability method for tax loss carry forwards and temporary differences arising between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. In accordance with the initial recognition exemption, deferred taxes are not recorded for temporary differences on initial recognition of an asset or a liability in a transaction other than a business combination if the transaction, when initially recorded, affects neither accounting nor taxable profit. Deferred tax liabilities are not recorded for temporary differences on initial recognition of goodwill and subsequently for goodwill, which is not deductible for tax purposes. Deferred income tax is provided on temporary differences arising on investments in subsidiaries, associates and joint ventures, except where the timing of the reversal of the temporary difference can be controlled and it is probable that the temporary difference will not reverse in the foreseeable future.

26

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

4.     Summary of Principal Accounting Policies (continued)

Taxation (continued)

Deferred tax balances are measured at tax rates enacted or substantively enacted by the balance sheet date, which are expected to apply to the period when the temporary differences will reverse or the tax loss carry forwards will be utilized. Deferred tax assets and liabilities are netted only within the individual companies of the Group, when an entity has a legally enforceable right to set off current tax assets against current tax liabilities; and the deferred tax assets and the deferred tax liabilities relate to income taxes levied by the same taxation authority on the same taxable entity.

Deferred tax assets for deductible temporary differences and tax loss carry forwards are recorded only to the extent that it is probable that future taxable profit will be available, against which the deductions can be utilized.

Provisions for liabilities and charges

Provisions for liabilities and charges are non-financial liabilities of uncertain timing or amount. They are recorded when the Group has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation, and a reliable estimate of the amount of the obligation can be made.

Credit related commitments

In the normal course of business, the Group enters into credit related commitments, including letters of credit and guarantees. Financial guarantee contracts are recognized initially at fair value and remeasured at the higher of the amount determined in accordance with IAS 37 “Provisions, Contingent Liabilities and Contingent Assets” and the amount initially recognized less, when appropriate, cumulative amortization recognized in accordance with IAS 18 “Revenue”. Commitments to provide loans at a below-market interest rate are initially recognized at fair value, and subsequently measured at the higher of (i) the unamortized balance of the related fees received and deferred and (ii) the amount determined in accordance with IAS 37 “Provisions, Contingent Liabilities and Contingent Assets”. Specific provisions are recorded against other credit related commitments when losses are considered more likely than not.

Share premium

Share premium represents the excess of contributions over the nominal value of the shares issued.

Dividends

Dividends are recorded as a separate debit caption in equity in the period, in which they are declared. Dividends declared after the balance sheet date and before the financial statements are authorized for issue are disclosed in the subsequent events note. The statutory accounting reports of the Bank are the basis for profit distribution and other appropriations. Russian legislation identifies the basis of distribution as the current year net profit.

Income and expense recognition

Interest income and expense are recognized on an accrual basis calculated using the effective interest method. Loan origination fees for loans issued to customers are deferred (together with related incremental direct costs) and recognized as an adjustment to the effective yield of the loans. Commission fees and other incremental direct costs, related to the issuance of debt securities and other borrowed funds are recognized as an adjustment to the effective yield of the relevant liability. Fees, commissions and other income and expense items are generally recorded on an accrual basis when the service has been provided. Fee and commission income are mostly collected by debiting customers deposits upon provision of services. Portfolio and other management advisory and service fees are recorded based on the applicable service contracts. Asset management fees related to investment funds are recorded over the period the service is provided. The same principle is applied for wealth management, financial planning and custody services that are continuously provided over an extended period of time.

27

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

4.     Summary of Principal Accounting Policies (continued)

Salary costs

The Group’s contributions to the State and Group pension schemes, social insurance, and obligatory medical insurance funds in respect of its employees are expensed as incurred and included in staff costs within staff costs and administrative expenses.

The Group recognizes all actuarial gains and losses related to defined benefit plan directly in equity.

Foreign currency translation

The Group’s parent Bank changed the functional currency of the Bank from the USD to the Russian Rouble (“RUR”) with effect from 1 January 2008 (see Note 3 for details). Each entity in the Group determines its own functional currency and items included in the financial statements of each entity are measured using that functional currency. Transactions in foreign currencies are initially recorded in the functional currency rate ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are retranslated at the functional currency rate of exchange ruling at the balance sheet date. Gains and losses resulting from the translation of foreign currency transactions are recognized in the statement of income as foreign exchange translation gains less losses. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined.

The consolidated financial statements are presented in USD, which historically has been the Group’s presentation currency. As at the reporting date, the assets and liabilities of the entities whose functional currency is different from the presentation currency of the Group are translated into USD at the rate of exchange ruling at the balance sheet date and, their statements of income are translated at the weighted average exchange rates for the year. The exchange differences arising on the translation are taken directly to a separate component of equity. On disposal of a subsidiary or an associate whose functional currency is different from the presentation currency of the Group, the deferred cumulative amount recognized in equity relating to that particular entity is recognized in the statement of income.

At 31 December 2008, the principal rate of exchange used for translating balances in Russian Roubles to USD was USD 1 to RUR 29.3804 (at 31 December 2007: USD 1 to RUR 24.5462) and the principal rate of exchange used for translating balances in Euro was USD 1 to EUR 0.7090 (at 31 December 2007: USD 1 to EUR 0.6831).

Fiduciary assets

Assets held by the Group in its own name, but for the account of third parties, are not reported in the consolidated balance sheet. Commissions received from such operations are shown within fee and commission income within the consolidated statement of income.

Segment reporting

A segment is a distinguishable component of the Group that is engaged either in providing products or services (business segment) or in providing products or services within a particular economic environment (geographical segment), which is subject to risks and rewards that are different from those of other segments. Segments with a majority of revenue earned from sales to external customers and whose revenue, net profit or assets are ten per cent or more of all the segments are reported separately. Geographical segments of the Group have been reported separately based on the location of operations.

28

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

5.     Significant Accounting Estimates and Judgements

The key assumptions concerning the future and other key sources of estimation uncertainty at the balance sheet date, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below:

The preparation of financial statements requires management to make estimates and assumptions that affect reported amounts. These estimates are based on information available as of the date of the financial statements. Actual results can differ significantly from such estimates.

Allowance for impairment of loans and receivables and on commitments to provide loans

The Group regularly reviews its loans and receivables to assess impairment. The Group uses its experienced judgement to estimate the amount of any impairment loss in cases where a borrower is in financial difficulties and there are few available historical data relating to similar borrowers. Similarly, the Group estimates changes in future cash flows based on observable data indicating that there has been an adverse change in the payment status of borrowers in a group, or national or local economic conditions that correlate with defaults on assets in the group. Management uses estimates based on historical loss experience for assets with credit risk characteristics and objective evidence of impairment similar to those in the group of loans and receivables. The Group uses its experienced judgement to adjust observable data for a group of loans or receivables to reflect current circumstances.

For the purposes of calculation of loan loss allowances as of 31 December, 2008, the Bank has updated its provisioning methodology, in particular in relation to IBNR-losses (incurred but not reported) attributable to collectively assessed portfolios with similar credit risk characteristics, by industry and by borrower creditworthiness class. Historic loss patterns as of 31 December 2008 modelled in accordance with IAS 39 were adjusted to reflect current conditions that are not represented in historical data, mainly the turbulence in the financial markets. The level of adjustment of the loan loss allowance rate on collectively assessed groups of loans varied from 0% to 4% of the loans outstanding, depending on the profile of the underlying group. If the previously applied methodology had been used, loan loss allowances as of 31 December 2008 and for the year then ended, would have been higher by USD 126 million.

Impairment of goodwill

The Group determines whether goodwill is impaired at least on an annual basis. This requires an estimation of the value in use or fair value less cost to sell of the cash-generating units, to which the goodwill is allocated. Estimating the value in use requires the Group to make an estimate of the expected future cash flows from the cash-generating unit and also to choose a suitable discount rate in order to calculate the present value of those cash flows. The carrying amount of goodwill at 31 December 2008 was USD 257 million (31 December 2007: USD 320 million). More details are provided in Note 16.

Taxation

Russian tax, currency and customs legislation is subject to varying interpretations, and changes, which can occur frequently, unexpectedly and with retroactive effect. Further, the provisions of Russian tax law applicable to financial instruments (including derivative transactions) are subject to significant uncertainty and lack interpretive guidance. Management’s interpretation of such legislation as applied to the transactions and activity of the Group may be challenged by the relevant regional and federal authorities. Trends within the Russian Federation suggest that the tax authorities are taking a more assertive position in their interpretation of the legislation and assessments and, as a result, it is possible that transactions and activities that have not been challenged in the past may be challenged. As such, significant additional taxes, penalties and interest may be assessed. Fiscal periods remain open to review by the authorities in respect of taxes for three calendar years preceding the year of review. Under certain circumstances reviews may cover longer periods.

29

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

5.     Significant Accounting Estimates and Judgements (continued)

Taxation (continued)

Transfer pricing legislation became effective in the Russian Federation on 1 January 1999. This legislation allows the tax authorities to make transfer pricing adjustments and impose additional tax liabilities in respect of all “controlled” transactions, provided that the transaction price differs from the market price by more than 20 per cent. “Controlled” transactions include transactions with related parties, barter transactions, foreign trade transactions and transactions with third (unrelated) parties with significant price fluctuations (i.e., if the price of such transactions differs from the prices on similar transactions by more than 20 per cent within a short period of time). In addition, specific transfer pricing rules allow the tax authorities to make transfer pricing adjustments in respect of securities and derivative transactions. There has been no formal guidance as to how some of the rules relating to transfer pricing legislation should apply. It is possible that with the evolution of the interpretation of the transfer pricing rules and the changes in the approach of the Russian tax authorities, additional tax liabilities as a result of transfer pricing adjustments in respect of intercompany and securities transactions may be imposed on certain Russian entities of the Group.

The Group also operates in various jurisdictions and includes companies incorporated outside of Russia that are taxed at different rates and under different legislation. Tax liabilities of the Group are determined on the basis that these companies are not subject to Russian profits tax. Russian tax laws do not provide detailed rules on taxation of foreign companies. It is possible that with the evolution of these rules and changes in the approach of the Russian tax authorities, the non-taxable status of some or all of the foreign companies of the Group may be challenged in Russia.

The interpretations of the relevant authorities could differ and if the authorities were successful in enforcing their interpretation, additional taxes and related fines and penalties may be assessed, the effect, of which cannot be practicably estimated, but could be significant to the financial condition of the Group. However, based upon Management’s understanding of the tax regulations, Management believes that its interpretation of the relevant tax legislation is reasonable and will be sustainable. Moreover, Management believes that the Group has accrued all applicable taxes.

Consolidation of funds

The Group consolidates mutual funds considering the following key factors:

•                            whether the share owned by the Group provides control over the fund activities giving the Group the ability to change the fund-management company, or

•                            whether the Group’s control over the management company provides control over the fund activities giving the Group the ability to retain the controlled fund-management company.

Fair value estimation of unquoted shares

Details of fair value estimation of unquoted shares, classified as financial assets at fair value through profit or loss are provided in Note 7, and for financial assets available-for-sale - in Note 11.

6.     Cash and Short-Term Funds

	31 December	31 December
	2008	2007
Cash on hand	1,789	1,256
Cash balances with central banks (other than mandatory reserve deposits)	7,817	2,591
Correspondent accounts with other banks
- Russian Federation	2,685	557
- Other countries	1,871	756
Total cash and short-term funds	14,162	5,160
Less: restricted cash	(36)	(64)
Total cash and cash equivalents	14,126	5,096

30

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

6.    Cash and Short-Term Funds (continued)

Restricted cash balances represent the balances on escrow accounts in the amount of USD 3 million (31 December 2007: USD 19 million) comprising USD 2 million in freely convertible currencies and USD 1 million in non-freely convertible currencies (31 December 2007: USD 18 million and USD 1 million, accordingly), and other balances in non-freely convertible currencies in the amount of USD 33 million (31 December 2007: USD 45 million). Restricted cash balances were collateralized by amounts due to customers and banks in the amount of USD 33 million (31 December 2007: USD 50 million). For the purposes of the consolidated statement of cash flows, restricted cash is not included in cash and cash equivalents.

7.     Financial Assets at Fair Value Through Profit or Loss

	31 December	31 December
	2008	2007
Financial assets held for trading	4,854	9,112
Financial assets designated as at fair value through profit or loss	959	1,324

Total financial assets at fair value through profit or loss	5,813	10,436

The financial assets designated as at fair value through profit or loss are managed on a fair value basis, in accordance with the risk management or investment strategies adopted by each Group member and the information provided to key management personnel.

At 31 December 2008 trading equity securities of USD 1,273 million and designated as at fair value through profit or loss equity securities of USD 226 million were valued based on valuation models by using the weighted average of the market approach, discounted cash flow method and other market methods. The assumptions related to projections of discounted cash flows in the models up to 2018 are the following:

•              WACC in the range between 13% and 18.44%;

•              Capital expenditure in average is modeled to nonlinearly increase up to 20% by the terminal period;

•              Raw materials cost fluctuations are expected to the maximum of 70% up to the terminal period;

•              Gross revenues growth is expected to be 150% on average. Distribution function is nonlinear;

•              Net revenues growth is expected to 280% on average.

Such equities mainly included equities of energy sector in the amount of USD 962 million, equities of metal companies of USD 332 million, equities of construction companies of USD 106 million and equities of chemical companies of USD 77 million.

If the Group had used other reasonably possible alternative assumptions, the fair value of the above equity securities valued based on valuation models, would have been in the range from USD 1,411 million to USD 1,725 million.

31

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

7.     Financial Assets at Fair Value Through Profit or Loss (continued)

Financial assets held for trading

	31 December	31 December
	2008	2007

Debt securities denominated in USD
Bonds and eurobonds of foreign companies and banks	207	385
Eurobonds of Russian companies and banks	20	263
Eurobonds of the Russian Federation	—	59
Russian MinFin bonds (OVGVZ)	—	5

Debt securities denominated in RUR
Bonds of Russian companies and banks	440	3,536
Russian municipal bonds	130	740
Russian Federal loan bonds (OFZ)	43	1,358
Promissory notes of Russian companies and banks	39	354
Eurobonds of foreign companies and banks	—	37

Debt securities denominated in other currencies
Bonds of foreign governments	22	20
Eurobonds of Russian companies and banks	—	17
Bonds of foreign companies and banks	—	8

Equity securities	1,552	1,771

Balances arising from derivative financial instruments (Note 34)	2,401	559

Total financial assets held for trading	4,854	9,112

Equity securities at 31 December 2007 include USD 503 million representing structured customer financing transactions whereby market risk is offset via forward sale agreements on the same securities (recorded within derivative instruments).

Debt securities of Russian companies and banks at 31 December 2007 mostly represent securities issued by Russian oil and gas companies, energy, telecommunication and manufacturing companies, banks.

The significant decrease in financial assets held for trading in the third quarter of 2008 partly resulted from application of amendments to IAS 39 allowing reclassification from this category (see Note 3).

Derivatives at 31 December 2007 include instruments used as cash flow hedges amounting to USD 104 million (Note 34). As of 31 December 2008 such instruments are included into other assets (Note 17).

Financial assets designated as at fair value through profit or loss

	31 December	31 December
	2008	2007

Bonds of Russian companies and banks	373	415
Bonds of foreign companies and banks	271	354
Equity securities	249	384
Bonds of foreign governments	55	61
Investments in mutual funds	6	98
Russian municipal bonds	5	10
Eurobonds of the Russian Federation	—	1

Balances arising from derivative financial instruments (Note 34)	—	1

Total financial assets designated as at fair value through profit or loss	959	1,324

32

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

7.     Financial Assets at Fair Value Through Profit or Loss (continued)

Financial assets designated as at fair value through profit or loss (continued)

Equity securities in the amount of USD 226 million at 31 December 2008 (31 December 2007: USD 384 million) and balances arising from derivative financial instruments represent structured customer financing transactions whereby market risk is offset via forward sale agreements on the same securities (recorded within derivative instruments). These equity securities are issued by Russian energy companies. Financial liabilities at fair value through profit or loss – held for trading (negative fair value of derivatives) relating to these transactions are accounted within “Other liabilities” in the amount of USD 79 million (31 December 2007: USD 3 million). Refer to Note 23.

8.     Financial Assets Pledged under Repurchase Agreements and Loaned Financial Assets

	31 December	31 December
	2008	2007
Financial assets at fair value through profit or loss
Financial assets held for trading
Bonds of Russian companies and banks	126	84
Russian Federal loan bonds (OFZ)	—	290
Promissory notes of Russian companies and banks	—	245
Equity securities	—	226
Russian municipal bonds	—	32
Total Financial assets held for trading	126	877

Financial assets designated as at fair value through profit or loss
Eurobonds of Russian companies and banks	70	121
Bonds of foreign governments	66	103
Bonds of foreign companies and banks	—	58
Eurobonds of Russian Federation and MinFin Bonds	—	29
Russian municipal bonds	—	5
Total Financial assets designated as at fair value through profit or loss	136	316
Total Financial assets at fair value through profit or loss	262	1,193

Financial assets available-for-sale
Bonds of foreign companies and banks	158	490
Bonds of foreign governments	14	326
Bonds of Russian companies and banks	—	30
Russian municipal bonds	—	10
Total Financial assets available-for-sale	172	856

Investment securities held-to-maturity
Bonds of Russian companies and banks	625	—
Total Investment securities held-to-maturity	625	—

Financial assets classified as loans and advances to customers	105	—

Financial assets classified as due from other banks	349	—

Loaned financial assets classified as loans and advances to customers	—	163

Total financial assets pledged under repurchase agreements and loaned financial assets	1,513	2,212

Equity securities at 31 December 2007 within “Financial assets held for trading” mostly represent structured customer financing transactions whereby market risk is offset via forward sale agreements on the same securities (recorded within derivative instruments). These equity securities are issued by Russian energy and mining companies.

33

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

9.     Due from Other Banks

	31 December	31 December
	2008	2007
Current term placements with other banks	10,282	9,070
Reverse sale and repurchase agreements with other banks	200	676
Overdue placements	23	—

Total gross due from other banks	10,505	9,746

Less: Allowance for impairment (Note 30)	(23)	(13)

Total due from other banks	10,482	9,733

At 31 December 2008 the Bank received collateral of securities under reverse sale and repurchase agreements with other banks with a fair value of USD 360 million (31 December 2007: USD 857 million).

10.  Loans and Advances to Customers

	31 December	31 December
	2008	2007
Current loans and advances	86,030	57,547
Reverse sale and repurchase agreements with customers	1,993	1,640
Renegotiated loans and advances	555	136
Overdue loans and advances	1,630	698

Total gross loans and advances to customers	90,208	60,021

Less: Allowance for impairment (Note 30)	(3,224)	(1,472)

Total loans and advances to customers	86,984	58,549

For the purposes of the above table, the amount of overdue loans and advances includes overdue portions of loans where the payment of either principal or interest is overdue by one day or more, and not the entire outstanding amount of the loans.

The table below shows loans and advances to customers by class.

	31 December	31 December
	2008	2007
Loans to legal entities

Project finance	10,389	3,657
Finance leases	3,884	2,547
Current activity financing	53,672	39,924
Reverse sale and repurchase agreements	1,974	1,484
Other	7,115	4,727

Total loans to legal entities	77,034	52,339

Loans to individuals

Mortgages	6,488	3,661
Car loans	1,382	774
Reverse sale and repurchase agreements	19	156
Consumer loans and other	5,285	3,091

Total loans to individuals	13,174	7,682

Less: Allowance for impairment (Note 30)	(3,224)	(1,472)

Total loans and advances to customers	86,984	58,549

34

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

10.  Loans and Advances to Customers (continued)

Finance leases represent loans to leasing companies and net investment in leases.

At 31 December 2008, included in current loans are finance lease receivables of USD 3,273 million (31 December 2007: USD 1,926 million), equal to the net investment in lease.

The finance lease receivables were as follows:

	31 December	31 December
	2008	2007
Gross investment in leases	4,588	2,679
Less: Unearned finance lease income	(1,315)	(753)

Net investment in leases before allowance	3,273	1,926

Less: allowance for uncollectible finance lease receivables	(25)	(6)

Net investment in leases	3,248	1,920

At 31 December 2008, the Group had two borrowers in the transport sector with an aggregated net investment in lease of USD 1,225 million (31 December 2007: one borrower of USD 804 million) representing leasing of rolling-stock.

Future minimum lease payments to be received by the Group were as following:

	31 December	31 December
	2008	2007
Within 1 year	698	603
From 1 to 5 years	2,756	1,724
More than 5 years	1,134	352

Minimum lease payments receivable	4,588	2,679

Net investments in leases were as following:

	31 December	31 December
	2008	2007
Within 1 year	485	432
From 1 to 5 years	1,980	1,236
More than 5 years	783	252

Net investment in leases	3,248	1,920

35

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

10.  Loans and Advances to Customers (continued)

Economic sector risk concentrations within the customer loan portfolio are as follows:

	31 December 2008		31 December 2007
	Amount	%	Amount	%
Finance	16,767	19	12,020	20
Individuals	13,174	15	7,682	13
Building construction	12,793	14	5,170	8
Trade and commerce	8,612	10	7,142	12
Metals	6,681	7	2,476	4
Manufacturing	6,678	7	5,316	9
Transport	4,994	5	2,992	5
Oil and Gas	4,942	5	3,778	6
Government bodies	3,014	3	2,891	5
Food and agriculture	2,555	3	2,175	4
Chemical	2,435	3	1,057	2
Coal mining	2,360	3	1,712	3
Energy	2,135	2	2,508	4
Telecommunications and media	629	1	560	1
Aircraft	601	1	756	1
Other	1,838	2	1,786	3

Total gross loans and advances to customers	90,208	100	60,021	100

Finance industry includes loans issued to holding companies of industrial groups, mergers and acquisitions financing, and loans to leasing, insurance and other non-bank financial companies.

At 31 December 2008, the total amount of outstanding loans issued by the Group to 10 largest groups of interrelated borrowers comprises USD 18,615 million, or 21% of the gross loan portfolio (31 December 2007: USD 12,565 million, or 21%).

At 31 December 2008 and 2007, outstanding loans issued under reverse repurchase agreements do not contain any significant concentrations.

At 31 December 2008 the Bank received collateral of securities under reverse sale and repurchase agreements with customers with a fair value of USD 3,312 million (31 December 2007: USD 2,076 million).

The total amount of pledged loans is USD 3,525 million (31 December 2007: USD 1,333 million). The loans are pledged against the funds accounted within “Other borrowed funds” – “Other borrowings” and “Due from other banks” captions in Liabilities.

During 2008 interest income on impaired loans, recognized by the Group amounted to USD 166 million (2007: USD 94 million).

In December 2008, VTB 24 securitized part of its portfolio of mortgage loans. For details of the transaction refer to Note 21.

36

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

11.  Financial Assets Available-for-Sale

	31 December	31 December
	2008	2007
Equity investments	405	244
Bonds of foreign companies and banks	322	120
Bonds of foreign governments	38	46
Russian municipal bonds	20	3
Eurobonds of Russian companies and banks	18	65
CJSC “Alrosa” shares	—	346
Russian MinFin bonds (OVGVZ)	—	24
Promissory notes of Russian companies and banks	9	10

Total financial assets available-for-sale	812	858

In December 2007, the Group sold EADS shares classified as financial assets available-for-sale to a related state-owned party and transferred upon the sale the realized gain of USD 150 million, net of tax, from equity to the statement of income.

VTB acquired CJSC “Alrosa” shares (10.63% of share capital) in the second quarter of 2006. These shares are unquoted. The estimated fair value of CJSC “Alrosa” shares at 31 December 2007 was calculated by using the weighted average of the market approach, discounted cash flow method and an other method based on discounted cash flows. For this other method based on discounted cash flows a discount of 30% for minority stake and a 20% discount for liquidity was used. At 31 December 2007, the Group had unrealized gains on CJSC “Alrosa” shares of USD 40 million, net of tax, including unrealized foreign exchange gain, accounted within equity (31 December 2006: USD 20 million). A 100 b.p. change in the discount rate would result in USD 2 million change in fair value of CJSC “Alrosa” shares.

In 2008 the Group sold CJSC “Alrosa” shares to a state-owned party and transferred upon the sale the realized gain of USD 51 million (USD 47 million, net of tax), from a separate caption within equity to the statement of income.

During 2007, the Group recognized a loss of USD 46 million mainly attributable to US mortgage related instruments held by the Group, resulting from the recent disruptions in the global credit markets, which represented over 80% of the portfolio of securities, which were classified as impaired as of 31 December 2007.

At 31 December 2008, equity investments of USD 315 million valued based on valuation models mainly include investments in shares of a telecommunication company of USD 60 million, the fair value of which was calculated by using the market approach; investments into construction companies of USD 9 million, whose fair value was calculated taking into account share in net assets; investments in shares of financial institutions and investment funds of USD 194 million, whose fair value was calculated using the weighted average of discounted cash flow method and share in net assets, and a transport entity of USD 40 million, whose fair value was calculated taking into account share in net assets.

During 2008, the Group recognized a negative revaluation of USD 151 million before tax. Related impairment in the amount of USD 116 before tax million was transferred to the statement of income.

12.  Investments in Associates

			31 December 2008		31 December 2007
	Country of			Equity		Equity
	registration	Industry	Amount	controlled	Amount	controlled
“Eurofinance Mosnarbank”, OJSC	Russia	Banking	128	34.83%	152	34.83%
“Vietnam-Russia Joint Venture Bank”	Vietnam	Banking	25	49.00%	15	49.00%
“Interbank Trading House”, Ltd	Russia	Commerce	—	50.00%	—	50.00%

Total investments in associates			153		167

37

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

12.  Investments in Associates (continued)

In March 2007 the equity investment in Halladale PLC, held through VTB Bank (Europe)’s wholly owned subsidiary VTB Europe Strategic Investments, was sold to the third party for USD 44 million. The Group recognized gains arising from the transaction in the amount of USD 18 million.

During the second quarter of 2007 the share capital of Vietnam-Russia Joint Venture Bank was increased. VTB contributed to the capital USD 9.8 million retaining a 49% ownership.

In December 2007, VTB sold East-West United Bank S.A. to a third party for EUR 31 million.

In December 2007, “Bank VTB North-West”, OJSC sold “Management Company ICB”, Ltd to a third party for USD 4 million.

In March 2008, the share capital of Vietnam-Russia Joint Venture Bank was increased. VTB contributed to the capital USD 15.9 million retaining a 49% ownership.

The following table illustrates summarized aggregated financial information of the associates:

	31 December	31 December
	2008	2007
Assets	2,196	2,524
Liabilities	1,835	2,109
Net assets	361	415
Revenue	227	290
Net profit	—	67

The unrecognized share of losses of associates for 2008 and cumulatively at 31 December 2008 was USD 3 million and USD 24 million, respectively (31 December 2007: USD nil and USD 20 million, respectively).

13.  Investment Securities Held-to-Maturity

	31 December	31 December
	2008	2007

Bonds of Russian companies and banks	504	—
Bonds of foreign companies and banks	96	2
Eurobonds of Russian companies and banks	84	—
Promissory notes Russian companies and banks	55	—
Bonds of foreign governments	8	3

Total gross investment securities held-to-maturity	747	5

Less: Allowance for impairment (Note 30)	(44)	—

Total investment securities held-to-maturity	703	5

Bonds issued by Russian companies and banks mostly represent securities issued by Russian banks.

The increase in investment securities held-to-maturity is mainly a result of reclassification of securities under the amendment to IAS 39 and IFRS 7 “Reclassification of Financial assets”. For details of reclassification refer to Note 3.

38

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

14.  Premises and Equipment

The movements in property and equipment were as follows:

			Construction
	Premises	Equipment	in progress	Total

Net book amount at 31 December 2007	1,630	273	94	1,997

COST OR REVALUED AMOUNT
Opening balance at 1 January 2008	1,630	498	94	2,222
Acquisitions of subsidiaries	—	—	1	1
Additions	91	194	440	725
Transfer	60	19	(79)	—
Disposals	(106)	(17)	—	(123)
Translation difference	(263)	(121)	(84)	(468)

Closing balance at 31 December 2008	1,412	573	372	2,357

ACCUMULATED DEPRECIATION
Opening balance at 1 January 2008	—	225	—	225
Depreciation charge	48	94	—	142
Disposals	(6)	(21)	—	(27)
Translation difference	(13)	(40)	—	(53)

Closing balance at 31 December 2008	29	258	—	287

Net book amount at 31 December 2008	1,383	315	372	2,070

Net book amount at 31 December 2006	1,130	226	66	1,422

COST OR REVALUED AMOUNT
Opening balance at 1 January 2007	1,130	388	66	1,584
Acquisitions of subsidiaries	7	3	1	11
Disposal of subsidiaries	(12)	(8)	—	(20)
Additions	65	114	164	343
Transfer	91	29	(120)	—
Disposals	(21)	(54)	(18)	(93)
Revaluation	330	—	—	330
Translation difference	40	26	1	67

Closing balance at 31 December 2007	1,630	498	94	2,222

ACCUMULATED DEPRECIATION
Opening balance at 1 January 2007	—	162	—	162
Disposal of subsidiaries	—	(6)	—	(6)
Depreciation charge	31	77	—	108
Disposals	(2)	(22)	—	(24)
Revaluation	(30)	—	—	(30)
Translation difference	1	14	—	15

Closing balance at 31 December 2007	—	225	—	225

Net book amount at 31 December 2007	1,630	273	94	1,997

39

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

14.  Premises and Equipment (continued)

The Transfer caption includes movements from Construction in Progress to Premises and Equipment captions upon completion of construction and/or putting of the property and equipment in use.

Premises of the Group are subject to revaluation on a regular basis. The date of the latest revaluation was 31 December 2007. The Group engaged an independent appraiser to determine the fair value of its premises. Fair value was determined by reference to market-based evidence. The net revaluation surplus amounted to USD 360 million, including minority interest of USD 9 million, was posted to premises revaluation reserve within the shareholders’ equity net of deferred income tax in the amount of USD 87 million. If the premises were measured using the cost model, the carrying amounts would be as follows:

	31 December	31 December
	2008	2007

Cost	796	850
Accumulated depreciation and impairment	66	49

Net carrying amount	730	801

As of 31 December 2008, the Group assessed the market value of its premises and concluded that the market value is not materially different from their carrying value.

15.  Investment Property

	2008	2007

Investment property as at 1 January	168	178
Acquisitions	—	19
Revaluation	4	16
Disposals	—	(59)
Translation effect	(24)	14

Investment property as at 31 December	148	168

In 2007, the Group revalued all of its investment property and increased its fair value by USD 16 million. The valuation was carried out by an independent firm of valuers, mainly on the basis of market prices.

At 31 December 2008, included in investment property are buildings and business-centers held for operating leasing located in Ekaterinburg and Ukraine, a distribution warehouse and land for development and resale located in St. Petersburg and Moscow regions.

40

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

16.  Intangible Assets

The movements in intangible assets were as follows:

		Core deposit	Computer
	Goodwill	intangible	software	Total

Net book amount at 31 December 2007	320	129	31	480

COST
Opening balance at 1 January 2008	335	204	59	598
Additions	—	—	33	33
Acquisition through business combinations	—	—	11	11
Disposals	—	—	(2)	(2)
Translation difference	(56)	(35)	(10)	(101)

Closing balance at 31 December 2008	279	169	91	539

ACCUMULATED AMORTIZATION AND IMPAIRMENT
Opening balance at 1 January 2008	15	75	28	118
Amortization charge	—	38	14	52
Disposals	—	—	(1)	(1)
Impairment	9	—	—	9
Translation difference	(2)	(17)	(5)	(24)

Closing balance at 31 December 2008	22	96	36	154

Net book amount at 31 December 2008	257	73	55	385

Net book amount at 31 December 2006	294	140	21	455

COST
Opening balance at 1 January 2007	308	174	41	523
Additions	—	—	15	15
Acquisition through business combinations	5	17	2	24
Disposals	—	—	(1)	(1)
Translation difference	22	13	2	37

Closing balance at 31 December 2007	335	204	59	598

ACCUMULATED AMORTIZATION AND IMPAIRMENT
Opening balance at 1 January 2007	14	34	20	68
Amortization charge	—	40	6	46
Disposals	—	—	(1)	(1)
Translation difference	1	1	3	5

Closing balance at 31 December 2007	15	75	28	118

Net book amount at 31 December 2007	320	129	31	480

41

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

16.  Intangible Assets (continued)

Carrying amount of goodwill and core deposit intangible allocated to each of the following cash-generating units:

	31 December 2008			31 December 2007
		Carrying			Carrying
	Carrying	amount of		Carrying	amount of
	amount of	core deposit		amount of	core deposit
	goodwill	intangible	Total	goodwill	intangible	Total
“Bank VTB 24”, CJSC	70	—	70	84	—	84
“VTB Bank North-West”, OJSC	177	60	237	213	109	322
“VTB Bank (Armenia)” CJSC	5	—	5	5	—	5
“Obyedinennaya Depositarnaya companya”, CJSC	3	12	15	3	16	19
“VTB Asset Management”, CJSC	2	—	2	2	—	2
“VTB Bank”, OJSC (former “Mriya”, merged with Vneshtorgbank (Ukraine))	—	1	1	13	4	17

Net book amount	257	73	330	320	129	449

The recoverable amount of “Bank VTB 24”, CJSC at 31 December 2008 was based on the fair value, less costs to sell, of the cash-generating unit, which amounted to USD 2,799 million.

The recoverable amount of Bank VTB North-West at 31 December 2008 was based on the market quotes of the latest market transactions of its shares, which amounted to USD 1,931 million (31 December 2007: USD 2,311 million).

In 2008, goodwill of USD 13 million allocated to “VTB Bank”, OJSC (former “Mriya”, merged with Vneshtorgbank (Ukraine)), was written-off based on the estimation of the recoverability of that cash-generating unit determined on a value in use calculation using cash flow projections based on financial budgets covering a five-year period.

As of 31 December 2007, the recoverable amount of “Bank VTB 24”, CJSC has been determined based on a value in use calculation using pretax cash flow projections (adjusted for depreciation) based on financial budgets approved by management covering a four-year period. The discount rate applied to cash flow projections is 10%. The following describes each key assumption on which management has based its cash flow projections for “Bank VTB 24”, CJSC to undertake impairment testing of goodwill:

•	Budgeted interest margin — the basis used to determine the value assigned to the budgeted interest margin is the average interest margin achieved in the year immediately before the budgeted year;
•	Volume of the loan and customer deposits market — the basis used relates to the market research projections for the retail Russian market;
•	Provision for loan impairment — the basis used relates to the types of retail credit products and the statistics of losses;
•	Volume and cost of funding — the basis used relates to the requirements of growing operations based on business plan;
•	Volume of other operating expenses and of capital expenditure — the basis used relates to the requirements of growing of present and future offices of the bank.

42

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

17.  Other Assets

	31 December	31 December
	2008	2007

Equipment purchased for subsequent leasing	443	139
Amounts in course of settlement	302	33
Advances issued to leasing equipment suppliers	297	694
Taxes recoverable	274	245
Trade debtors and prepayments	179	181
Positive replacement value of derivatives (fair value hedges) (Note 34)	150	—
Positive replacement value of derivatives (cash flow hedges) (Note 34)	89	—
Deferred expenses	82	94
Precious metals	71	13
Leasehold for development and sale	47	63
Put option premium receivable	—	6
Rights of claim to construct and receive the title of ownership of premises under investment contracts and related capitalized furnishing costs	—	269
Other assets	114	67

Total other assets	2,048	1,804

At 31 December 2008 and 2007, equipment purchased for subsequent leasing and advances issued to leasing equipment suppliers represent operations of VTB Leasing.

At 31 December 2007, rights of claim to construct and receive the title of ownership of premises under investment contracts contained a prepayment of USD 251 million under a construction contract. Under this contract the developer was obliged to construct an office at the Moscow International Business Center “Moscow City” and transfer the title of ownership on this office to VTB after the construction is completed. In 2008, the construction was completed and the title of ownership was transferred to VTB Bank. As a result of title transfer this item was excluded from “Other assets” and moved to “Premises and equipment – Construction in progress” caption. This transfer was not reflected in the statement of cash flows as a non-cash movement.

18.  Due to Other Banks

	31 December	31 December
	2008	2007

Term loans and deposits	8,987	9,546
Correspondent accounts and overnight deposits of other banks	3,963	3,224
Sale and repurchase agreements with other banks	281	2,024

Total due to other banks	13,231	14,794

Financial assets pledged against sale and repurchase agreements are financial assets at fair value through profit or loss and financial assets available-for-sale with a total fair value of USD 307 million (31 December 2007: USD 2,048 million) and those reclassified to loans and advances to customers with amortized cost of USD 35 million (see Note 8).

43

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

19.  Customer Deposits

	31 December	31 December
	2008	2007
Government bodies
Current/settlement deposits	509	933
Term deposits	1,027	2,011

Other legal entities
Current/settlement deposits	8,719	8,701
Term deposits	15,196	14,769

Individuals
Current/settlement deposits	2,886	2,974
Term deposits	9,166	7,709

Sale and repurchase agreements	—	1

Total customer deposits	37,503	37,098

Included in customer deposits at 31 December 2008 are:

•	Restricted deposits amounting to USD 4 million (31 December 2007: USD 21 million), where matching deposits were placed by the Group in escrow accounts (see Note 6).

•	Deposits of USD 307 million (31 December 2007: USD 385 million) were held as collateral against irrevocable commitments under import letters of credit and guarantees (see Note 34).

Economic sector risk concentrations within customer deposits are as follows:

	31 December 2008		31 December 2007
	Amount	%	Amount	%
Individuals	12,052	32	10,683	29
Finance	6,292	17	4,079	11
Energy	3,763	10	6,417	17
Oil and gas	2,273	6	1,259	3
Trade and commerce	2,054	5	1,929	5
Manufacturing	1,862	5	1,323	4
Building construction	1,687	5	1,520	4
Government bodies	1,536	4	2,944	8
Telecommunications and media	1,397	4	835	2
Chemical	882	2	484	1
Metals	856	2	3,103	9
Transport	541	1	412	1
Food and agriculture	283	1	372	1
Aircraft	228	1	348	1
Coal mining	189	1	103	—
Other	1,608	4	1,287	4

Total customer deposits	37,503	100	37,098	100

20.  Other Borrowed Funds

	31 December	31 December
	2008	2007
Syndicated loans	2,901	2,489
Other borrowings	25,987	2,687

Total other borrowed funds	28,888	5,176

Included in other borrowings are borrowings received by the Group from other banks, mainly OECD based, under non-revolving open credit lines, and funds attracted from Central banks.

In June 2008, VTB received a dual tranche syndicated loan in the total amount of USD 1,400 million (Tranche A - USD 1,000 million and Tranche B - USD 400 million) maturing in June 2011 and in December 2009 with floating interest rates of LIBOR + 0.65% and LIBOR + 0.6%, respectively.

44

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

20.  Other Borrowed Funds (continued)

In February 2008, VTB (Austria) received a second tranche of a syndicated loan in the amount of USD 100 million, maturing in December 2010 at an interest rate of 6M LIBOR + 0.65%. In March 2008, VTB (Austria) received a syndicated loan in the amount of USD 120 million, maturing in March 2011 at an interest rate of 6M LIBOR + 1.05%. In June 2008, VTB (Austria) received a syndicated loan in the amount of EUR 85 million, maturing in June 2010 at an interest rate of 6M LIBOR + 0.65%.

In March 2007, VTB Bank (Austria) AG received two syndicated loans in the amount of USD 50 million each, maturing in February 2010 at a floating interest rate of LIBOR+0.35%. In May 2007, VTB Bank (Austria) AG received a syndicated loan in the amount of USD 180 million with maturity in February 2010 at a floating interest rate of LIBOR+0.35%.

In the third quarter 2008, VTB (Austria) fully repaid three syndicated loans in the total amount of USD 329 million and partially repaid a syndicated loan in the amount of USD 70 million. In October 2008, VTB (France) fully repaid a syndicated loan in the total amount of USD 200 million. In the fourth quarter 2008, RCB Ltd fully repaid a syndicated loan in the total amount of USD 85 million. In the fourth quarter 2008, VTB partially repaid two syndicated loans in the amount of USD 348 million.

In January 2007, VTB Capital Plc. (former VTB Bank (Europe)) fully repaid a syndicated loan in the total contractual amount of USD 140 million. In February 2007, VTB fully repaid a syndicated loan in the total contractual amount of USD 300 million. During the first quarter of 2007, VTB Bank (France) fully repaid a syndicated loan in the total contractual amount of USD 150 million.

Within other borrowings are funds attracted through sale and repurchase agreements in the amount of USD 1,019 million at 31 December 2008 (31 December 2007: nil).

Financial assets pledged against sale and repurchase agreements are financial assets at fair value through profit or loss with a total fair value of USD 127 million; due from banks, loans and advances to customers and investment securities held-to-maturity reclassified under amendment to IAS 39 with amortized cost of USD 349 million, USD 70 million and USD 625 million, respectively (see Note 8).

Other borrowed funds increased significantly in 2008 due to placement of funds of the CBR in the Russian banks of the Group: VTB, VTB24 and VTB North-West, within the programme of government support of the Russian banking system launched in the second half of 2008. The programme provides a number of CBR facilities to banking institutions of the Russian Federation, including unsecured loans, repo transactions and loans collateralized by corporate debt and guarantees. The amount of CBR funds received by the Group under this programme as of 31 December 2008 was USD 20,815 million (as of 31 December 2007 the programme had not been launched).

21.  Debt Securities Issued

	31 December	31 December
	2008	2007

Bonds	13,916	14,394
Promissory notes	5,131	2,082
Deposit certificates	16	13

Total debt securities issued	19,063	16,489

In March 2007, VTB issued EUR 1,000 million (or USD 1,317 million) Eurobonds Series 11 with a floating rate of EURIBOR+0.6% maturing in March 2009.

In March 2007, VTB issued GBP 300 million (or USD 577 million) Eurobonds Series 12 with a fixed rate of 6.332% maturing in March 2010.

In April 2007, VTB Bank Europe issued USD 500 million Floating Rate Notes due in April 2009 at LIBOR+0.625% .

In July 2007, VTB repaid its Eurobonds Series 3 issue under its USD 10 billion in the amount of USD 300 million.

45

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

21.  Debt Securities Issued (continued)

In September 2007, VTB redeemed Series 8 USD denominated Eurobonds with face value of USD 1,000 million.

In October 2007, VTB issued USD 1,200 million Series 1 Eurobonds with a fixed rate of 6.609% maturing in 2012 and Series 2 USD 800 million Eurobonds with a floating rate of LIBOR+1.7% maturing in 2009.

In October 2007, VTB 24 issued RUR 6 billion domestic bonds maturing in October 2011 with a coupon rate of 8.2% p.a. paid semi-annually with 1-year put option.

In November 2007, VTB-Leasing Finance, LLC issued RUR 8 billion domestic bonds maturing in July 2014 with a coupon rate of 8.2% p.a. paid quarterly and 1-year put option.

In December 2007, VTB issued RUR 30 billion Series 3 bonds (or USD 1,234 million) with a rate of 7.25% maturing in December 2008.

In February 2008, VTB 24 issued RUR 10 billion (USD 405 million) domestic bonds maturing in February 2013 with a coupon rate of 7.7% p.a. paid semi-annually and 1-year put option embedded.

In May 2008, VTB issued USD 2,000 million Eurobonds with a fixed rate of 6.875% maturing in 2018, which may be redeemed in May 2013 at the option of note-holders (5-year put option).

In June 2008, VTB issued EUR 1,000 million (or USD 1,576 million) Eurobonds at a fixed rate of 8.25% maturing in June 2011.

In June 2008, VTB 24 issued RUR 6 billion (USD 250 million) domestic bonds maturing in May 2013 with coupon rate of 8.18% p.a. paid semi-annually and 1-year put option embedded.

In July 2008, VTB-Leasing Finance, LLC issued RUR 10 billion (USD 430 million) domestic bonds with a partial principal redemption from July 2009 finally maturing in July 2015 with a coupon rate of 8.9% p.a. paid quarterly and 1-year put option embedded.

In August 2008, VTB redeemed its USD-denominated Eurobonds Series 10 with notional amount of USD 1,750 million at maturity.

In November 2008, VTB prolonged RUR 30 billion Series 3 bonds (or USD 1,188 million) until November 2012. The coupon rate increased to 12% p.a. Also the bondholders received an annual put option, executable in November.

In December 2008, VTB redeemed its USD-denominated Eurobonds Series 1 with a notional amount of USD 550 million at maturity.

In December 2008, VTB 24 issued two tranches of Mortgage-backed notes for USD 150 million each with maturity in March 2041 and coupon rate of 7.5% p.a. These securities were collateralized with a portfolio of USD 476 million mortgage loans to individuals secured by residential properties (the loans were not derecognized). These securities were issued through a special purpose entity. At 31 December 2008, VTB 24 was the sole holder of the notes, thus these notes were eliminated in these consolidated financial statements.

VTB Group members from time to time seek to retire all or part of any of their issued and outstanding debt through open market purchases, privately negotiated transactions or otherwise. Such repurchases or exchanges, if any, depend on prevailing market conditions, VTB’s liquidity requirements, contractual restrictions and other factors. The notional amount of Eurobonds bought-back (excluding subordinated debt) by VTB Group during the fourth quarter of 2008 amounted to USD 1,043 million, which resulted in the recognition of a gain on the extinguishment of debt of USD 281 million.

Promissory notes represent notes primarily issued by VTB in the local market, which primarily act as an alternative to customer/bank deposits. At 31 December 2008 promissory notes issued included both discount and interest bearing promissory notes denominated mainly in RUR with maturity ranging from demand to June 2015 (31 December 2007: from demand to June 2015).

46

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

22.  Subordinated Debt

On 4 February 2005, VTB Capital S. A., a Luxembourg based special purpose entity of the Group used for issuance of Eurobonds, issued USD 750 million of Eurobonds (with a call option for early repayment on the fifth anniversary of such date) due February 2015, the proceeds of which financed a subordinated loan to VTB. The Eurobonds bear interest at 6.315% per annum payable semi-annually, with an interest rate step-up in 2010. The notional amount of Eurobonds bought-back by VTB Group during the fourth quarter of 2008 amounted to USD 150 million, which resulted in the recognition of a gain on the extinguishment of debt of USD 46 million. As of 31 December 2008 the carrying amount of this subordinated debt was USD 615 million (31 December 2007: USD 768 million).

On 29 September 2005, OJSC “Industry & Construction Bank” (further renamed to OJSC “Bank VTB North-West”) issued USD 400 million subordinated Eurobonds due September 2015 with early redemption option (1 October 2010; price 100; type call). The Eurobonds bear interest at 6.2% per annum payable semi-annually, with an interest rate step-up in 2010. The transaction was structured as an issue of notes by Or-ICB S.A. (Luxembourg) for the purpose of financing a subordinated loan to the Bank. The notional amount of Eurobonds bought-back by VTB Group during the fourth quarter of 2008 amounted to USD 65 million, which resulted in the recognition of a gain on the extinguishment of debt of USD 27 million. As of 31 December 2008, the carrying amount of this subordinated debt was USD 324 million (31 December 2007: USD 388 million).

In October and November 2008, VTB received 2 subordinated loans of RUR 100 billion each (USD 3,715 million and USD 3,703 million respectively) with a rate of 8% maturing in December 2019 from Vnesheconombank. In accordance with IAS 20 “Accounting for Government Grants and Disclosure of Government Assistance” the Group discounted these loans using appropriate market rate adjusted for loan premium. As of 31 December 2008 the carrying amount of this subordinated debt was USD 5,960 million and deferred income was USD 805 million. The deferred income is accounted within subordinated debt and is eligible for setting-off against the losses on initial recognition of the loans extended by the Group at preferential interest rates to support operations of Russian companies.

23.  Other Liabilities

	31 December 2008	31 December 2007

Financial liabilities at fair value through profit or loss – held for trading (negative fair value of derivatives (Note 34))	4,089	424
Financial liabilities at fair value through profit or loss – fair value hedges	733	—
Payable to employees	277	118
Trade creditors and prepayments received	148	112
Amounts in course of settlement	123	75
Minority interests in consolidated mutual funds	118	123
Liabilities to pay taxes	108	93
Obligation to delivery securities	66	—
Provisions for credit related commitments and legal claims (Note 30)	54	2
Liabilities on pension plans	52	59
Deferred income	48	40
Provisions on insurance payments	39	29
Advances received from lessees	26	74
Dividends payable	6	7
Initial recognition of credit related commitments	—	14
Other liabilities	37	61

Total other liabilities	5,924	1,231

47

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

24.  Share Capital and Reserves

Authorized, issued and fully paid share capital of the Bank comprises:

	31 December 2008		31 December 2007
	Number	Nominal	Number	Nominal
	of shares	amount	of shares	amount

Ordinary shares	6,724,138,509,019	3,084	6,724,138,509,019	3,084

Total share capital	6,724,138,509,019	3,084	6,724,138,509,019	3,084

Contributions to the Bank’s share capital were originally made in RUR, foreign currency and gold bullion. All ordinary shares rank equally and carry one vote. The nominal value of all ordinary shares was RUR 0.01. At 31 December 2008 and 31 December 2007 the Bank also had 5,000,000,000,000 authorized ordinary shares with a par value of RUR 0.01 each, which are currently not issued.

In May 2007, VTB completed the Initial Public Offering (IPO) of its shares among Russian and foreign investors. On 24 May 2007, the Central Bank of Russia registered the issuance of 1,513,026,109,019 additional ordinary shares by VTB (22.5% of VTB number of shares after the increase) with a nominal value of RUR 0.01 each. Out of the total number of shares, the number of shares placed in the form of GDRs amounted to 983,387,340,000. Each GDR is equivalent to 2,000 shares. The offer price per share was RUR 0.136 (USD 0.00528). Issued shares are freely traded at Moscow Interbank Currency Exchange (MICEX) and Russian Trading System (RTS) and global depositary receipts (GDRs) issued on VTB’s shares are freely traded at London Stock Exchange (LSE). The total amount of IPO proceeds was USD 7,977 million. The Bank incurred specific IPO-related expenses for the amount of USD 114 million, net of tax, which were posted directly to equity as a reduction of share premium. As a result, net equity increase related to the IPO process amounted to USD 7,863 million, less transaction costs, net of tax.

In 2007 the Bank issued 1,513,026,109,019 additional shares (refer to paragraph above). During 2007 3,617,914,376 treasury shares were purchased by Bank’s subsidiaries, which are accounted within equity as separate caption “Treasury shares”. During 2008 733,402,609 treasury shares were sold by Bank’s subsidiaries, which were accounted within equity as separate caption “Treasury shares”. As a result, the number of the outstanding shares at 31 December 2008 amounted to 6,721,253,997,252 (31 December 2007: 6,720,520,594,643).

At 31 December 2008 and 2007 the reserves included both distributable and non-distributable reserves.

Unrealized gain on financial assets available-for-sale and cash flow hedge includes reserves for accounting for both changes in fair values of available-for-sale financial instruments and the effective portion of unrealized gains and losses on cash flow hedges.

48

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

25.  Interest Income and Expense

	2008	2007

Interest income

Financial assets at fair value through profit or loss	471	493

Loans and advances to customers	8,665	4,314
Due from other banks	564	503
Securities	109	77

Financial assets not at fair value through profit or loss	9,338	4,894

Total interest income	9,809	5,387

Interest expense

Customer deposits	(2,608)	(1,260)
Debt securities issued	(1,308)	(788)
Due to banks and other borrowed funds	(1,147)	(707)
Subordinated debt	(179)	(76)

Total interest expense	(5,242)	(2,831)

Net interest income	4,567	2,556

26.  Gains Less Losses Arising from Financial Instruments at Fair Value Through Profit or Loss

	2008	2007

Gains less losses arising from trading financial instruments	176	231

Losses less gains arising from financial instruments designated at fair value through profit or loss	(89)	(93)

Total gains less losses arising from financial instruments at fair value through profit or loss	87	138

27.  Fee and Commission Income and Expense

	2008	2007

Commission on settlement transactions	419	311
Commission on guarantees issued and trading finance	145	66
Commission on cash transactions	98	107
Commission on operations with securities	66	41
Depositary appointment fee	—	57
Other	51	55

Total fee and commission income	779	637

Commission on settlement transactions	(61)	(38)
Commission on cash transactions	(29)	(17)
Other	(33)	(25)

Total fee and commission expense	(123)	(80)

Net fee and commission income	656	557

49

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

28.  Other Operating Income

	2008	2007

Dividends received	62	38
Income arising from disposal of property	22	4
Income arising from operating leasing	17	18
Fines and penalties received	17	16
Investment property revaluation	9	16
Other	48	29

Total other operating income	175	121

29.  Staff Costs and Administrative Expenses

	2008	2007

Staff costs	1,350	867
Defined contribution pension expense	112	93
Depreciation and other expenses related to premises and equipment	309	238
Leasing and rent expenses	187	113
Advertising expenses	140	128
Taxes other than on income	133	123
Professional services	96	68
Post and telecommunication expenses	66	47
Payments to deposit insurance system	58	54
Impairment and amortization of intangibles, except for amortization of core deposit intangible	52	6
Security expenses	49	41
Amortization of core deposit intangible	38	40
Charity	29	25
Insurance	14	8
Transport expenses	17	7
Other	61	90

Total staff costs and administrative expenses	2,711	1,948

30.  Allowances for Impairment and Provisions

The movements in allowances for impairment of due from other banks by classes for 2008 and 2007 were as follows:

	Russia	OECD	Other	Total

31 December 2006	—	—	8	8

Provision for loan impairment during the period	2	1	2	5

31 December 2007	2	1	10	13

Provision for loan impairment during the period	23	—	—	23
Write-offs	—	—	(7)	(7)
Currency translation difference	(4)	(1)	(1)	(6)

31 December 2008	21	—	2	23

50

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

30.  Allowances for Impairment and Provisions (continued)

The movements in allowances for impairment of loans and advances to legal entities by class for 2008 and 2007 were as follows:

				Reverse sale
				and repurchase
			Current	agreements
	Project	Finance	activity	with legal
	finance	leases	financing	entities	Other	Total

31 December 2006	72	5	721	1	98	897
Provision for loan impairment during the period	28	22	313	—	18	381
Write-offs	—	—	(14)	—	(7)	(21)
Recoveries of amounts written- off in previous period	—	—	3	—	—	3
Currency translation difference	1	—	15	—	1	17
Disposal of subsidiaries (Note 39)	—	—	(9)	—	—	(9)

31 December 2007	101	27	1,029	1	110	1,268
Provision for loan impairment during the period	377	37	1,293	5	309	2,021
Write-offs	—	—	(64)	—	(35)	(99)
Recoveries of amounts written- off in previous period	—	—	1	—	—	1
Currency translation difference	(69)	(9)	(326)	(1)	(56)	(461)

31 December 2008	409	55	1,933	5	328	2,730

The movements in allowances for impairment of loans and advances to individuals by class were as follows:

			Consumer
			loans and
	Mortgages	Car loans	other	Total

31 December 2006	25	3	48	76
Provision for loan impairment during the period	(12)	18	134	140
Write-offs	—	—	(14)	(14)
Currency translation difference	—	—	2	2

31 December 2007	13	21	170	204
Provision for loan impairment during the period	27	75	289	391
Write-offs	—	—	(16)	(16)
Recoveries of amounts written-off in previous period	—	—	1	1
Currency translation difference	(6)	(15)	(65)	(86)

31 December 2008	34	81	379	494

51

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

30.  Allowances for Impairment and Provisions (continued)

The movements in allowances for other assets and provisions were as follows:

		Investment	Credit
		securities	related
	Other	held-to-	commit-	Legal
	assets	maturity	ments	claims	Total

31 December 2006	—	—	3	—	3
Reversal of provision for impairment during the period	—	—	(2)	—	(2)
Write-offs	(2)	—	—	—	(2)
Recoveries of amounts written-off in previous periods	2	—	—	—	2
Currency translation difference	—	—	1	—	1

31 December 2007	—	—	2	—	2
Provision for impairment during the period	1	47	53	4	105
Write-offs	(1)	—	—	—	(1)
Recoveries of amounts written-off in previous periods	1	—	—	—	1
Currency translation difference	(1)	(3)	(5)	—	(9)

31 December 2008	—	44	50	4	98

Allowances for impairment of assets are deducted from the carrying amounts of the related assets. Provisions for claims, guarantees and credit-related commitments are recorded in liabilities. In accordance with Russian legislation, loans may only be written off with the approval of the Supervisory Council and, in certain cases, with the respective decision of the Court.

31.  Income Tax Expense

Income tax expense comprises the following:

	2008	2007

Current tax charge	579	487
Deferred taxation movement due to the origination and reversal of temporary differences	(48)	(182)

Income tax expense for the year	531	305

The income tax rate applicable to the majority of the Group’s income is 24%. The income tax rate applicable to subsidiaries’ income ranges from 10% to 32% in 2008 (2007: 10% to 40%).

	2008	2007

IFRS profit before taxation	743	1,819

Theoretical tax charge at the applicable statutory rate of each company within the Group	166	468
Tax effect of items, which are not deductible or assessable for taxation purposes:
- Non-deductible expenses	137	46
- Change in unrecognized deferred taxes	125	(13)
- Income recorded in tax books only	41	3
- Effect of change in tax rates	30	3
- Tax losses utilized	(15)	(21)
- Income, which is exempt from taxation	(7)	(20)
- Income taxed at different rates	4	(23)
- Other non-temporary differences	1	(1)
- Translation effect	7	(125)
- Other	42	(12)

Income tax expense for the year	531	305

52

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

31.  Income Tax Expense (continued)

Differences between IFRS and taxation regulations give rise to certain temporary differences between the carrying amount of certain assets and liabilities for financial reporting purposes and for profits tax purposes. The tax effect of the movement on these temporary differences is recorded at rates from 10% to 32% (2007: from 10% to 40%). The Bank and its subsidiaries have no right to set off current tax assets and tax liabilities between legal entities, so deferred tax assets and deferred tax liabilities are separately assessed for each entity.

		Origination and reversal of		Effect of		Origination and reversal of
		temporary differences		business		temporary differences
		In the statement		combination		In the statement
	2006	of income	Directly in equity	(Note 39)	2007	of income	Directly in equity	2008

Tax effect of deductible temporary differences:
Allowances for impairment and provisions for other losses	100	55	—	—	155	79	—	234
Tax losses carried forward	104	17	—	—	121	207	(18)	310
Fair value measurement of derivatives	—	11	—	—	11	154	11	176
Accrued expenses	35	84	—	—	119	12	—	131
Other	37	(18)	4	—	23	17	(2)	38
Gross deferred tax assets	276	149	4	—	429	469	(9)	889
Unrecognized deferred tax assets	(14)	13	—	—	(1)	(125)	—	(126)

Gross deferred tax asset	262	162	4	—	428	344	(9)	763

Tax effect of taxable temporary differences:
Fair value measurement of securities	(32)	4	16	—	(12)	(282)	(21)	(315)
Property and equipment	(188)	13	(87)	—	(262)	60	44	(158)
Intangible assets	(33)	4	—	—	(29)	17	—	(12)
Net investment in lease	(4)	(26)	—	—	(30)	(72)	—	(102)
Valuation of advances from customers	(6)	1	—	—	(5)	(8)	—	(13)
Other	(31)	24	(19)	2	(24)	(11)	—	(35)

Gross deferred tax liability	(294)	20	(90)	2	(362)	(296)	23	(635)

Deferred tax asset, net	93	147	(25)	—	215	95	6	316

Deferred tax liability, net	(125)	35	(61)	2	(149)	(47)	8	(188)

53

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

31.  Income Tax Expense (continued)

In November 2008, the Russian government issued an amendment to the Tax Code relating to change of the corporate income tax rate from 24% to 20% effective from 1 January 2009. This change was accounted in the consolidated financial statements as at 31 December 2008. The effect of change of tax rate amounts to USD 30 million expense for deferred tax recognized in the statement of income and USD 21 million of benefit from the decrease for deferred tax liability recognized through the statement of changes in shareholders’ equity.

At 31 December 2008, VTB Bank (Austria), VTB Bank (Deutschland), VTB Bank (Europe) and VTB Capital (Russia) had unused tax losses of USD 591 million (2007: USD 363 million) for which no deferred tax asset was recognized due to uncertainty that these entities would anticipate to have sufficient future taxable profits against which unused tax losses could be utilized. Losses of VTB Bank (Austria), VTB Bank (Deutschland), and VTB Bank (Europe) do not expire. Tax losses of VTB Capital (Russia) can be utilized during the next 10 years in accordance with the Russian Tax Code requirements.

Deferred tax assets recognized for VTB Capital plc and VTB Austria as of 31 December 2008 were limited by future taxable income from core business based on 3-year and 6-year budgets of these subsidiaries, respectively.

In 2008 the Group had significant non-deductible expenses that influenced the increase in effective tax rate. The substantial change in unrecognized deferred taxes, change in tax rates and income recognized only in tax accounting also contributed to the increase in effective tax rate.

At 31 December 2008, the aggregate amount of temporary differences associated with investments in subsidiaries and associates for which deferred tax liability has not been recognized amounted to USD 393 million (31 December 2007: USD 232 million).

32.  Basic and Diluted Earnings per Share

Basic earnings per share are calculated by dividing the net profit or loss attributable to ordinary shareholders by the weighted average number of ordinary shares in issue during the year, excluding the average number of ordinary shares purchased by the Group and held as treasury shares.

The Group has no dilutive potential ordinary shares; therefore, the diluted earnings per share are equal to basic earning per share.

	2008	2007

Net profit attributable to shareholders of the parent (in millions of US dollars)	218	1,480

Weighted average number of ordinary shares in issue	6,720,906,862,392	6,128,966,714,489

Basic and diluted earnings per share (expressed in USD per share)	0.000032	0.000241

33.  Dividends

In 2008, the VTB Supervisory Council approved the Regulation on VTB Bank Dividend Policy. This document was developed within the framework of improving VTB Group’s corporate governance according to the Code of Corporate Conduct recommended by the Federal Commission for Securities Markets (FFMS), VTB Code of Corporate Conduct, and international and Russian best practice in corporate governance.

The Regulation on VTB Bank Dividend Policy states that the proposals on dividend payments are determined by the Supervisory Council taking into consideration the Bank’s financial performance in the appropriate year and other factors and, as a rule, should envisage a dividend payment constituting at least 10 per cent of the Bank’s statutory net profit. The dividend payment is proposed by the VTB Supervisory Council to the General Shareholders’ Meeting. The final decision on dividend payment, including decisions on dividend amount and payout mode, is taken by the General Shareholders’ Meeting.

54

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

33.  Dividends (continued)

The amount of dividends to be declared and paid is decided at the VTB’s annual shareholders’ meeting on the basis of VTB’s net profit for the previous fiscal year determined in accordance with Russian Accounting Legislation on a stand-alone basis. On 20 June 2007 VTB’s shareholders’ meeting approved dividends of RUR 3.4 billion (USD 133 million at the exchange rate of RUR 25.9268 per USD 1.00) for 2006 (RUR 0.00066 per share or USD 0.000026 per share), which were paid on 14 August 2007. On 26 June 2008, VTB’s annual shareholders’ meeting declared dividends of RUR 9 billion (USD 382 million at the exchange rate of RUR 23.6113 per USD 1.00) for 2007 (RUR 0.00134 per share or USD 0.000057 per share). Dividends declared by VTB in June 2008, were paid in August 2008.

On 29 June 2007, OJSC “Bank VTB North-West” declared dividends of RUR 176 million (USD 6.8 million at the exchange rate of RUR 25.8162 per USD 1.00) for 2006, resulting in reduction of minority interest by USD 2 million. The dividends were paid on 6 August 2007. On 27 June 2008, the annual shareholders’ meeting of OJSC “Bank VTB North-West” declared dividends of RUR 4.6 billion (USD 195 million at the exchange rate of RUR 23.5245 per USD 1.00) for 2007 (RUR 3.65 per share or USD 0.15 per share). The dividends were paid in June and July of 2008. Dividends paid to minority were USD 26.0 million.

34.  Contingencies, Commitments and Derivative Financial Instruments

Legal proceedings. From time to time and in the normal course of business, claims against the Group are received. At the reporting date the Group had several unresolved legal claims. Management is of the opinion that there would be no material outflow of resources and accordingly no provision has been made in these consolidated financial statements.

As of 31 December 2008, a USD 14 million compensation claim filed against VTB’s subsidiary bank with respect to the arrest, upon the subsidiary bank’s application, of the collateral to a loan issued by the subsidiary bank in previous periods, was pending in the Court. The subsidiary bank has been advised by its attorney that it is possible, but not probable, that the compensation claim will succeed, therefore no provision for the claim has been made.

Credit related commitments. The primary purpose of these instruments is to ensure that funds are available to a customer as required. Guarantees that represent irrevocable assurances that the Group will make payments in the event that a customer cannot meet its obligations to third parties carry the same credit risk as loans. Documentary and commercial letters of credit (L/Cs), which are written undertakings by the Group on behalf of a customer authorizing a third party to draw drafts on the Group up to a stipulated amount under specific terms and conditions, are collateralized by cash deposits and therefore carry less risk than direct borrowings.

Commitments to extend credit represent unused portions of authorizations to extend credit in the form of loans, guarantees, or letters of credit. With respect to credit risk on commitments to extend credit, the Group is potentially exposed to loss in an amount equal to the total unused commitments. However, the likely amount of loss is less than the total unused commitments since most commitments to extend credit are contingent upon customers maintaining specific credit standards and/or the Bank confirming its willingness to extend a loan. The Group monitors the term to maturity of credit related commitments because longer-term commitments generally have a greater degree of credit risk than shorter-term commitments.

The total outstanding contractual amount of undrawn credit lines, letters of credit and guarantees does not necessarily represent future cash requirements, as these financial instruments may expire or terminate without being funded.

55

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

34.  Contingencies, Commitments and Derivative Financial Instruments (continued)

Outstanding credit related commitments are as follows:

	31 December	31 December
	2008	2007

Guarantees issued	7,459	7,056
Undrawn credit lines	5,770	7,054
Import letters of credit	1,686	1,930
Commitments to extend credit	3,816	4,304

Less: allowance for losses on credit related commitments (Note 30)	(50)	(2)

Total credit related commitments	18,681	20,342

The Bank received export letters of credit for further advising to its customers. The total amount of received letters of credit as of 31 December 2008 was USD 2,934 million (31 December 2007: USD 2,630 million). Commitments under import letters of credit and guarantees are collateralized by customer deposits of USD 307 million (31 December 2007: USD 385 million).

At 31 December 2007, included in guarantees issued is a guarantee of USD 2,724 million or 39% of the guarantees issued, which acts as additional collateral for a transaction between third parties whereby credit risk is fully collateralized by the shares of a major oil and gas Russian company.

At 31 December 2008, included in guarantees issued are guarantees issued for a related company (Russian entity) of USD 923 million or 12% of the guarantees issued. At 31 December 2007, included in guarantees issued are guarantees issued for a related company (Russian entity) of USD 684 million or 10% of the guarantees issued.

Movements in the allowance for losses on credit related commitments are disclosed in Note 30.

Commitments under operating leases. As of 31 December the Group’s commitments under operating leases mainly of premises comprised the following:

Remaining contractual maturity	2008	2007

Not later than 1 year	76	58
Later than 1 year but not later than 5 years	242	183
Later than 5 years	248	338

Total operating lease commitments	566	579

Derivative financial instruments. Foreign exchange and other financial instruments are generally traded in an over-the-counter market with professional market counterparties on standardized contractual terms and conditions.

The notional amounts of certain types of financial instruments provide a basis for comparison with instruments recognized in the balance sheet but do not necessarily indicate the amounts of future cash flows involved or the current fair value of the instruments and, therefore, do not indicate the Group’s exposure to credit or price risks. The derivative instruments become favorable (assets) or unfavorable (liabilities) as a result of fluctuations in market interest rates or foreign exchange rates relative to their terms. The aggregate contractual or notional amount of derivative financial instruments on hand, the extent, to which instruments are favorable or unfavorable and, thus the aggregate fair values of derivative financial assets and liabilities can fluctuate significantly from time to time. The notional or agreed amounts and fair values of derivative instruments held are set out in the following table. This table reflects gross position before the netting of any counterparty position by type of instrument and covers the contracts with a maturity date subsequent to 31 December 2008.

56

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

34.  Contingencies, Commitments and Derivative Financial Instruments (continued)

The table below includes contracts outstanding at 31 December 2008:

	Notional	Negative fair	Positive fair
	amount	value	value
Derivatives held for trading
Foreign exchange and precious metals contracts
Forwards	29,393	(2,613)	1,573
Futures	135	—	3
Swaps	9,897	(583)	663
Options
written put	624	(47)	10
purchased put	1,426	(6)	17
written call	1,967	(216)	1
purchased call	291	—	68

Contracts with securities
Forward sale of equity securities	198	(79)	1
Futures on sale of equity securities	8	—	—
Sale of Credit Default Swaps	452	(93)	—
Purchase of Credit Default Swaps	787	(22)	5
Options
written call	69	(276)	—

Interest rate contracts
Interest rate Swaps	4,581	(87)	53

Other basic assets contracts
Interest rate Futures
sell	973	(4)	—
buy	1,279	(1)	4
Commodities swap	13	(2)	3

Derivatives held as fair value hedges
Interest rate swaps	8,146	(733)	150

Derivatives held as cash flow hedges
Interest rate swaps	788	—	89

Embedded derivatives on structured instruments
Embedded derivatives on securities instruments	89	(60)	—

Total derivatives	61,116	(4,822)	2,640

57

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

34.  Contingencies, Commitments and Derivative Financial Instruments (continued)

The table below includes contracts outstanding at 31 December 2007:

	Notional	Negative fair	Positive fair
	amount	value	value

Derivatives held for trading
Foreign exchange and precious metals contracts
Forwards	17,042	(113)	257
Futures	3,043	(40)	12
Swaps	5,262	(44)	43
Options
written put	479	(26)	—
purchased put	499	—	30
written call	441	(6)	—
purchased call	369	—	4

Contracts with securities
Forward sale of debt securities	19	—	—
Forward purchase of debt securities	154	(1)	—
Forward sale of equity securities	1,419	(117)	20
Forward purchase of equity securities	323	(6)	27
Sale of Credit Default Swaps	431	(11)	—
Purchase of Credit Default Swaps	978	(14)	—
Options
written put	570	(21)	—
purchased put	306	—	3
purchased call	613	—	36

Interest rate contracts
Sale of Forward Rate Agreements	210	—	1
Purchase of Forward Rate Agreements	210	(2)	—
Interest rate Swaps	1,306	(23)	23

Derivatives held as cash flow hedges
Interest rate swaps	1,715	—	104

Total derivatives	35,389	(424)	560

Cash flow hedges

The Group is exposed to variability in future variable interest cash flows on its loan portfolio. The Group uses interest rate swaps (IRSs) as cash flow hedges of risks of change in the benchmark interest rates relating to these cash flows. The cash flows are expected to occur and affect future interest received until 30 June 2015.

The fair value of IRSs used as cash flow hedges was accounted within “Other assets” for positive items, which amounted to USD 89 million (31 December 2007: USD 104 million was accounted within “Financial assets at fair value through profit or loss”).

The Group recognized a cumulative effect of USD 58 million crediting the cash flow hedge reserve, net of taxes, at 31 December 2008 (31 December 2007: USD 51 million), which was accounted within “Unrealized gain on financial assets available-for-sale and cash flow hedge” caption in equity.

In 2008 the Group recognized a gain of USD 42 million (net of tax) in the statement of income as certain hedged items related to cash flow hedges are no longer highly probable.

During 2008 the Group recognized a gain in the amount of USD 50 million within Gains less losses arising from financial instruments at fair value through profit or loss and an interest income in the amount of USD 1 million due to ineffectiveness of certain cash flow hedges.

Fair value hedges

Fair value hedges are used by the Group to protect it against the changes in the fair value of financial assets and financial liabilities due to movements in interest rates. The financial instruments hedged for interest rate risk include loans and debt securities issued. For 2008, the Group recognized a net loss of USD 424 million (2007: nil), representing the loss on the hedging instruments, which remained effective as at 31 December 2008. The total gain on hedged items attributable to the hedged risk amounted to USD 477 million (2007: nil).

58

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

34.  Contingencies, Commitments and Derivative Financial Instruments (continued)

Fair value hedges (continued)

In December 2008 one fair value hedge became ineffective, which led to recognition of loss of USD 54 million in the statement of income. Total gain on hedged item attributable to the hedged risk remaining within Loans and advances to customers amounted to USD 103 million as at 31 December 2008.

Purchase commitments. As of 31 December 2008 the Group had USD 299 million of outstanding commitments for the purchase of precious metals (31 December 2007: USD 206 million). As the price of these contracts is linked to the fair value of precious metals at the date of delivery, no gain or loss is recognized on these contracts.

35.  Analysis by Segment

In accordance with IAS 14, “Segment Reporting”, the Group’s primary format for reporting segment information is geographical segments. Geographical segment information is based on geographical location of assets and liabilities and related revenues of entities within the Group. VTB has predominantly one business segment, commercial banking, therefore no business segment disclosure is presented. Segment information for the three main reportable geographical segments of the Group, Russia, Other CIS and Europe, is set out below for the year ended 31 December 2008.

Revenues disclosed in the note include the following: interest income, fee and commission income, other operating income, income arising from non-banking activities, gains less losses from financial assets available-for-sale, gains less losses from financial assets at fair value through profit or loss, gains less losses from dealing in foreign currencies and share in income of associates.

Intersegment operations were executed predominantly in the normal course of business.

				Total before
			Europe	intersegment	Inter-
	Russia	Other CIS	and other	eliminations	segment	Total

Revenues from:
External customers	9,670	714	941	11,325	—	11,325
Other segments	495	—	94	589	(589)	—
Effect of intersegment buy-back of bonds issued					92	92
Total revenues	10,165	714	1,035	11,914	(497)	11,417

Segment results (profit before taxation)	961	(87)	(223)	651	92	743
Income tax expense						(531)

Net profit						212

Segment assets as of 31 December 2008 less income tax assets	106,897	5,854	25,287	138,038	(12,584)	125,454
Income tax assets	224	22	148	394		394
Segment assets as of 31 December 2008	107,121	5,876	25,435	138,432	(12,584)	125,848

Segment liabilities as of 31 December 2008 less income tax liabilities	96,517	5,031	23,368	124,916	(12,676)	112,240
Income tax liabilities	232	25	4	261		261
Segment liabilities as of 31 December 2008	96,749	5,056	23,372	125,177	(12,676)	112,501

Other segment items

Share in income of associates	3	—	3	6		6

Capital expenditure	610	71	77	758		758
Depreciation and amortization charge	158	19	17	194		194

Other non-cash income (expenses)
Provision charge for impairment	(2,042)	(237)	(203)	(2,482)		(2,482)

Provision charge for impairment of other assets and credit related commitments	(46)	(9)	(3)	(58)		(58)
Interest income	8,634	600	1,163	10,397	(588)	9,809
Interest expense	(4,717)	(351)	(762)	(5,830)	588	(5,242)

Net interest income	3,917	249	401	4,567	—	4,567

59

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

35.  Analysis by Segment (continued)

The segment information as of 31 December 2007:

				Total before
			Europe	intersegment	Inter-
	Russia	Other CIS	and other	eliminations	segment	Total

Revenues from:
External customers	5,967	311	891	7,169	—	7,169
Other segments	183	—	28	211	(211)	—
Total revenues	6,150	311	919	7,380	(211)	7,169

Segment results (profit before taxation)	1,743	36	40	1,819	—	1,819

Income tax expense						(305)

Net profit						1,514

Segment assets as of 31 December 2007 less income tax assets	79,451	3,993	15,892	99,336	(6,978)	92,358
Income tax assets	120	5	126	251		251
Segment assets as of 31 December 2007	79,571	3,998	16,018	99,587	(6,978)	92,609

Segment liabilities as of 31 December 2007 less income tax liabilities	65,535	3,622	13,728	82,885	(6,978)	75,907
Income tax liabilities	173	13	15	201		201
Segment liabilities as of 31 December 2007	65,708	3,635	13,743	83,086	(6,978)	76,108

Other segment items

Share in income of associates	3	—	15	18	—	18
Profit from disposal of subsidiaries and associates	79	—	19	98	—	98

Capital expenditure	266	66	27	359	(1)	358
Depreciation and amortization charge	133	10	11	154	—	154

Other non-cash income (expenses)
Provision charge for impairment	(454)	(53)	(19)	(526)	—	(526)

Interest income	4,404	267	926	5,597	(210)	5,387
Interest expense	(2,292)	(117)	(632)	(3,041)	210	(2,831)

Net interest income	2,112	150	294	2,556	—	2,556

36.  Financial Risk Management

The Group is exposed to financial risks, including credit risk and market risks.

The Management Board of VTB has overll responsibility for risk management at VTB. In each subsidiary bank of the Group, risks are managed by the appropriate authorities, predominantly management boards. The organization structure of subsidiary banks includes a Chief Risk Officer and Risk division responsible for risk management.

In addition to that, on the Group level and within Group banks, including VTB, a number of specialized committees and departments are established to coordinate day-to-day risk management activities. On a Group-wide basis, risk management is overseen by the Risk Management Commission (“RMC”) under the Group Management Committee (“GMC”) (former Banking Group Management Committee).

Being a collegial cross-entity coordination body, GMC takes decisions in the area of the Group’s risk management policies and procedures based on powers delegated to it, in particular it approves Group-wide standards and approaches. Decisions and recommendations of the GMC taken in a coordinated and consolidated fashion serve as a basis for respective managerial decisions in the members of the Group.

60

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

36.  Financial Risk Management (continued)

The RMC is one of the specialized commissions under the GMC responsible for development of risks evaluation and management standards, their submission for consideration by the BGMC and further implementation, as well as for providing efficient interaction between entities of the Group in this area. RMC is chaired by Chief Risk Officer (“CRO”) of VTB and includes chief risk officers of all subsidiary banks and representatives of VTB units involved in risk control including the Risk Department (“RD”), Internal control division and others.

The tasks set for the RMC include:

•	Implementation of the register / record of normative documents of the subsidiary banks with regard to control of credit operations and risks;

•	Surveying the risk management systems in VTB’s subsidiary banks;

•

Working out and implementation of individual plans in the area of improvement of risk management systems in CIS subsidiary banks, on the basis of methodological and consulting assistance provided by VTB;

•	Development of formats and maintaining data flows from subsidiary banks in order to monitor risks on a Group-wide basis, supervision of regular risk management reporting in VTB Group;

•

Preparation and discussion of draft basic documents formalizing consolidated risk control processes, including regulations for risk management and control in VTB Group and regulations for establishment and utilization of consolidated limits.

The RD consists of the following sub-divisions:

•	Consolidated risk analysis division;

•	Credit risk division;

•	Market and operational risks division;

•	Credit and mortgage operations division;

•	Credit applications analysis service.

The Consolidated risk analysis division is responsible for risk management on a Group-wide basis including unification of credit risk policies and procedures, risk management systems enhancement, Group data consolidation, and implementation of Basel II.

The RD proposes risk limits on various banking operations and prepares recommendations regarding market risk and liquidity risk management for the Asset and Liability Management Committee of VTB (“ALCO”). The RD reports to the ALCO, the VTB’s Credit Committee (“CC”) and the Management Board.

The ALCO establishes major targeted parameters for VTB’s balance sheet for the purposes of asset and liability management and monitors VTB’s compliance with these targets with the assistance of VTB’s Risk Department. The ALCO, the CC, the RD and the Treasury carry out risk management functions in respect of credit, market (interest rate, currency and securities portfolio) and liquidity risks.

Analysis of financial assets and liabilities by measurement basis

Financial assets and financial liabilities are measured on an ongoing basis either at fair value or at amortized cost. The summary of significant accounting policies in Note 4 describes how the classes of financial instruments are measured, and how income and expenses, including fair value gains and losses, are recognized.

The following tables disclose the carrying amounts of financial assets and liabilities by category as defined in IAS 39 and by balance sheet line.

61

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

36.  Financial Risk Management (continued)

Analysis of financial assets and liabilities by measurement basis (continued)

As at 31 December 2008:

	Held for trading	Designated at fair value through profit or loss	Held-to- maturity	Loans and receivables	Available- for-sale	Other financial assets and liabilities measured at amortized cost	Derivatives designated as cash flow and fair value hedging instruments	Total

Financial assets
Cash and short-term funds	—	—	—	—	—	14,162	—	14,162
Mandatory cash balances with central banks	—	—	—	—	—	259	—	259
Financial assets at fair value through profit or loss	4,854	959	—	—	—	—	—	5,813
Financial assets pledged under repurchase agreements and loaned financial assets	126	136	625	454	172	—	—	1,513
Due from other banks	—	—	—	10,482	—	—	—	10,482
Loans and advances to customers	—	—	—	86,984	—	—	—	86,984
Financial assets available-for-sale	—	—	—	—	812	—	—	812
Investment securities held-to-maturity	—	—	703	—	—	—	—	703
Other assets	—	—	—	—	—	481	239	720

Total financial assets	4,980	1,095	1,328	97,920	984	14,902	239	121,448

Financial liabilities
Due to other banks	—	—	—	—	—	13,231	—	13,231
Customer deposits	—	—	—	—	—	37,503	—	37,503
Other borrowed funds	—	—	—	—	—	28,888	—	28,888
Debt securities issued	—	—	—	—	—	19,063	—	19,063
Subordinated debt	—	—	—	—	—	6,899	—	6,899
Other liabilities	4,089	—	—	—	—	909	733	5,731

Total financial liabilities	4,089	—	—	—	—	106,493	733	111,315

62

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

36.  Financial Risk Management (continued)

Analysis of financial assets and liabilities by measurement basis (continued)

As at 31 December 2007:

						Other financial	Derivatives
		Designated				assets and	designated as
		at fair value				liabilities	cash flow
	Held for	through	Held-to-	Loans and	Available-	measured at	hedging
	trading	profit or loss	maturity	receivables	for-sale	amortized cost	instruments	Total

Financial assets
Cash and short-term funds	—	—	—	—	—	5,160	—	5,160
Mandatory cash balances with central banks	—	—	—	—	—	825	—	825
Financial assets at fair value through profit or loss	9,008	1,324	—	—	—	—	104	10,436
Financial assets pledged under repurchase agreements and loaned financial assets	877	316	—	163	856	—	—	2,212
Due from other banks	—	—	—	9,733	—	—	—	9,733
Loans and advances to customers	—	—	—	58,549	—	—	—	58,549
Financial assets available-for-sale	—	—	—	—	858	—	—	858
Investment securities held-to-maturity	—	—	5	—	—	—	—	5
Other assets	—	—	—	—	—	214	—	214

Total financial assets	9,885	1,640	5	68,445	1,714	6,199	104	87,992

Financial liabilities
Due to other banks	—	—	—	—	—	14,794	—	14,794
Customer deposits	—	—	—	—	—	37,098	—	37,098
Other borrowed funds	—	—	—	—	—	5,176	—	5,176
Debt securities issued	—	—	—	—	—	16,489	—	16,489
Subordinated debt	—	—	—	—	—	1,171	—	1,171
Other liabilities	424	—	—	—	—	613	—	1,037

Total financial liabilities	424	—	—	—	—	75,341	—	75,765

Credit risk

Credit risk is the risk of financial loss if a counterparty fails to meet its contractual obligations. VTB Group’s credit risk exposures arise principally from such types of banking activities as corporate and retail lending, issuance of L/Cs and guarantees, treasury, investment banking and leasing business.

Management of lending activities and credit risk within the Group is based on a combination of the following approaches:

•	local credit risk management at Group company level;

•	consolidated credit risk management at VTB Group level.

In the frame of the local credit risk management system, Group companies assume and manage credit risks independently (including insurance, hedging, etc.) within the scope of the established powers and limits with regard to risk indicators, in accordance with the national regulations and the standards of the VTB Group. Group companies are responsible for the results of their lending activity, for the quality of their credit portfolios and for monitoring & control of credit risk concerning their portfolios.

63

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

36.  Financial Risk Management (continued)

Credit risk (continued)

Consolidated credit risk management comprises the following functions:

•	consideration and approval of Group-wide standards for lending and credit risk management;

•

centralized regulation and control by VTB of strategic and other important issues concerning the organization and functioning of lending procedures and management of credit risks related to subsidiaries and the Group as a whole.

Consolidated credit risk management covers the most essential types of assets and off-balance sheet operations of Group companies, which bear credit risk and require control of their concentration within the Group as a whole. In the context of consolidated control and reporting the scope of such operations is defined by the coordinating bodies of the Group.

The key elements of consolidated risk management within the Group are as follows:

•	issuing of a homogeneous credit policy of the VTB Group; harmonizing and streamlining of credit policies of the subsidiaries with the Group’s credit policy;

•

establishment of consolidated limits (for common counterparties / groups of connected counterparties, countries, industry sectors) and limits of credit exposure on single counterparties (large Group operations);

•	developing of unified principles for formalized borrower assessment (rating systems - for large corporate customers and credit institutions, scoring systems - for retail clients);

•	assessment of the economic capital (Capital-at-Risk) necessary to cover credit risks;

•	consolidated reporting on credit risks.

The document “The main principles and provisions of VTB Bank Group’s credit policy” defines the basic approaches and standards of risk management and organization for the credit processes in the Group. These principles are to be followed by each bank of the Group as well as some financial companies of the Group. The Group’s credit policy covers the following issues:

•	basic elements of the Group’s credit strategy for 2008-2010 (as a whole and in respect of corporate and retail business lines, transactions with financial institutions and treasury operations),

•	roles and responsibilities of different committees, departments of VTB and subsidiaries in the area of lending activities and credit risk management,

•	internal control in the above-mentioned areas,

•	non-performing loan management,

•	principles of pricing (interest rate and commission) policies.

Subsidiary banks are required to implement credit risk management infrastructure as well as credit policies and procedures in conformity with VTB Group’s standards.

Credit policies are adopted by each bank of the Group and are subject to regular review, usually once in 1-2 years. The procedure for adopting a credit policy is as follows:

•	a draft credit policy and amendments thereto that affect important issues are subject to review and approval by VTB and VTB24 (in respect of retail);

•	the credit policy and amendments thereto are approved by the Supervisory Council (Board of Directors) of the subsidiary bank;

•

VTB can propose amendments to the credit policy of a subsidiary bank as part of centralized regulation and credit risk control for the Group, provided that such amendments do not contradict the regulations in the countries where the Group’s banks are domiciled.

VTB monitors credit policies, procedures and performance of its subsidiaries through VTB’s representatives on the Supervisory Councils (Boards of Directors) of Group companies. Periodic inspections of subsidiaries’ credit processes and portfolios are carried out by VTB’s Internal Control Division (jointly with internal control / audit units of subsidiaries). A standard audit procedure includes consideration of the completeness and adequacy of local credit risk manuals and lending guidelines. VTB’s Internal Control Division prepares subsequent recommendations.

64

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

36.  Financial Risk Management (continued)

Credit risk (continued)

Control over large credit exposures and exposures to Group-wide customers is conducted primarily with a view to ensure that exposures to an individual counterparty or group of related counterparties, to industrial sectors and geographic areas do not become excessive in relation to the Group’s capital base and regulatory requirements.

The methods used in the Group to control credit risk concentrations and exposures include setting limits (quantitative and other restrictions).

In order to avoid excessive risk concentration within the Group, consolidated credit limits are to be established, while sub-limits are to be assigned to individual Group companies. Local limits are set at Group company level. The consolidated risk limits constitute the maximum permissible volume of credit operations conducted in the corresponding time period by Group companies participating in the consolidation scheme. The consolidated risk limits are indicative in nature. The recommendations on consolidated risk limits are issued on a Group-wide basis. Group companies should regard these recommendations as an orienting point for setting local limits.

The consolidated risk limits are approved on a centralized basis in respect of common individual counterparties / groups of related counterparties (large-scale corporate clients and financial institutions), countries, industrial sectors. Limits on financial institutions include Settlement and Position (Pre-Settlement) limits.

During 2008 the following documents were approved at VTB Group level:

•	“Regulation on credit risk control within the VTB Group for operations with banks and non-bank credit institutions”;

•	“Regulation on credit risk control within the VTB Group for operations with large-scale corporate clients”;

•	“Regulation on industry sector and country risk management within the VTB Group”.

These documents define the methods, risk limit systems, segregation of functions between the divisions of the Parent Bank and the subsidiary banks/companies in the frame of consolidated risk control procedures.

The Group banks use internal credit rating classification systems based on uniform Group-wide standards. These systems may imply certain deviations from the standard counterparty rating procedure due to the level of development (sophistication) of national markets. At the same time, these systems should be able to provide comparable estimations of individual entities’ credit exposures in order to ensure efficient credit risk management at the Group level.

In each Group company, risks are managed by the appropriate authorities, predominantly management boards. The organization structure of subsidiary banks includes a Chief Risk Officer and a Risk division responsible for credit risk management.

The powers of management and executive bodies of Group companies in terms of credit decision making and execution of lending transactions are determined by their constituent documents and the applicable local legislation.

On a Group-wide basis credit risk management is overseen by the following bodies:

•	VTB Group Management Committee (“GMC”);

•	VTB Group Credit Committee of the GMC (“GCC”);

•	Risk Management Commission of the GMC (“RMC”).

GCC is a permanently acting collegial working body of the GMC. Its key tasks are as follows:

•	setting/amending consolidated limits for the credit risk assumed by the Group;

•	consideration of some individual operations and large-scale transactions of Group companies.

65

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

36.  Financial Risk Management (continued)

Credit risk (continued)

In the Parent Bank the Risk Department (“RD”) is responsible for risk management on a Group-wide basis including credit risk management systems enhancement, Group data consolidation and implementation of Basel II.

With respect to retail credit risks, the Risk analysis department of VTB24 (specialized retail subsidiary bank) is responsible for the direct functional co-ordination of retail credit risk management in the Group including the following tasks:

•	development of systems of retail credit risk limits;

•	development of standards for a system of reporting and monitoring of retail credit risks at Group level (methodology and formats);

•	consolidation of reports provided by the Group companies regarding retail credit operations;

•	monitoring of the performance and management of retail portfolios across the Group.

Credit risk monitoring at the Group level is based on regular reports submitted by subsidiaries to the RD and covering credit risk exposures on the consolidated basis. The RD reports to the GMC.

The following table discloses the Group’s maximum credit risk exposure:

	31 December	31 December
	2008	2007

Balance sheet exposure

Cash and short-term funds (excluding cash on hand)	12,373	3,904

Debt securities	4,299	10,267
Financial assets held for trading	928	7,330
debt securities of Russian banks and companies	499	4,170
debt securities of foreign banks and companies	234	978
debt securities of Russian government and municipal authorities	173	2,162
debt securities of foreign government and municipal authorities	22	20
Financial assets designated at fair value through profit or loss	704	841
debt securities of Russian banks and companies	373	415
debt securities of foreign banks and companies	271	354
debt securities of Russian government and municipal authorities	5	11
debt securities of foreign government and municipal authorities	55	61
Financial assets pledged under repurchase agreements and loaned financial assets — held for trading	126	651
debt securities of Russian banks and companies	126	329
debt securities of Russian government and municipal authorities	—	322
Financial assets pledged under repurchase agreements and loaned financial assets — designated at fair value through profit or loss	136	316
debt securities of Russian banks and companies	70	121
debt securities of foreign banks and companies	—	58
debt securities of Russian government and municipal authorities	—	34
debt securities of foreign government and municipal authorities	66	103
Financial assets pledged under repurchase agreements and loaned financial assets — available-for-sale	172	856
debt securities of Russian banks and companies	—	30
debt securities of foreign banks and companies	158	490
debt securities of Russian government and municipal authorities	—	10
debt securities of foreign government and municipal authorities	14	326
Financial assets pledged under repurchase agreements and loaned financial assets — classified due from other banks	349	—
Financial assets pledged under repurchase agreements and loaned financial assets — classified as loans and advances to customers	105	—
Financial assets pledged under repurchase agreements and loaned financial assets — classified as investment securities held-to-maturity	625	—

66

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

36.  Financial Risk Management (continued)

Credit risk (continued)

	31 December	31 December
	2008	2007

Financial assets available-for-sale	407	268
debt securities of Russian banks and companies	27	75
debt securities of foreign banks and companies	322	120
debt securities of Russian government and municipal authorities	20	27
debt securities of foreign government and municipal authorities	38	46
Investment securities held-to-maturity	747	5
debt securities of Russian banks and companies	643	—
debt securities of foreign banks and companies	96	5
debt securities of foreign government and municipal authorities	8	—

Unquoted promissory notes of Russian companies and banks	—	163

Due from other banks	10,505	9,746
Russia	3,325	3,858
OECD	6,958	5,339
Other	222	549

Loans and advances to customers	90,208	60,021

Loans to legal entities	77,034	52,339

Project finance	10,389	3,657
Financial lease	3,884	2,547
Currency activity financing	53,672	39,924
Reverse sale and repurchase agreements	1,974	1,484
Other	7,115	4,727

Loans to individuals	13,174	7,682

Mortgages	6,488	3,661
Car loans	1,382	774
Reverse sale and repurchase agreements	19	156
Consumer loans and other	5,285	3,091

Other assets	720	1,277

Total balance sheet exposure	118,105	85,378

Off-balance sheet exposure

Guarantees issued	7,459	7,056
Undrawn credit lines	5,770	7,054
Import letters of credit	1,686	1,930
Commitments to extend credit	3,816	4,304

Exposure arising from credit default swaps
- sale of Credit Default Swaps	452	431
- purchase of Credit Default Swaps	787	978

Total off-balance sheet exposure	19,970	21,753

Total maximum exposure to credit risk	138,075	107,131

Total credit risk exposure

Where financial instruments are recorded at fair value the amounts shown above represent the current credit risk exposure but not the maximum risk exposure that could arise in the future as a result of changes in values.

67

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

36.  Financial Risk Management (continued)

Credit quality by class of due from banks

Credit quality of due from banks (gross), which are neither past due nor impaired at 31 December 2008 is presented in the table below:

	Not impaired
	Individually assessed	Collectively assessed

Russia	3,138	187
OECD	3,981	2,977
Other countries	150	72

Total due from other banks (gross) neither past due nor impaired	7,269	3,236

Credit quality of due from banks (gross), which are neither past due nor impaired at 31 December 2007 is presented in the table below:

	Not impaired
	Individually assessed	Collectively assessed

Russia	2,818	1,040
OECD	4,065	1,274
Other countries	444	97

Total due from other banks (gross) neither past due nor impaired	7,327	2,411

Not impaired individually assessed due from banks are subsequently included in the pools of collectively assessed loans.

Credit quality by class of loans and advances to customers

The credit quality of loans and advances to customers is presented according to five categories:

•      Pass — provision rate from 0% to 2%;

•      Watch — provision rate from 2% to 5%;

•      Substandard — provision rate from 5% to 20%;

•      Doubtful — provision rate from 20% to 50%;

•      Loss — provision rate from 50% to 100%.

Provision rate represents the ratio of allowance for impairment against gross loans under each pool of loans with similar credit risk or individually impaired loan.

68

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

36.  Financial Risk Management (continued)

Credit quality by class of loans and advances to customers (continued)

The table below shows credit quality by class of loans and advances to customers at 31 December 2008, individually assessed.

	Not impaired			Impaired
	Pass	Watch	Sub- standard	Doubtful	Loss	Total

Loans to legal entities	52,204	8,271	4,712	856	1,629	67,672

Project finance	7,821	461	1,564	70	179	10,095
Financial lease	2,384	89	67	17	29	2,586
Currency activity financing	34,898	7,268	2,848	555	1,151	46,720
Reverse sale and repurchase agreements	1,712	—	—	—	—	1,712
Other	5,389	453	233	214	270	6,559

Loans to individuals	145	23	18	36	28	250

Mortgages	61	2	17	24	1	105
Car loans	—	—	—	—	2	2
Consumer loans and other	84	21	1	12	25	143

Total loans and advances to customers individually assessed	52,349	8,294	4,730	892	1,657	67,922

The table below shows credit quality by class of loans and advances to customers at 31 December 2008, collectively assessed.

	Not impaired			Impaired
	Pass	Watch	Sub- standard	Doubtful	Loss	Total

Loans to legal entities	7,323	1,743	131	101	64	9,362

Project finance	280	14	—	—	—	294
Financial lease	1,202	61	35	—	—	1,298
Currency activity financing	5,301	1,464	68	61	58	6,952
Reverse sale and repurchase agreements	262	—	—	—	—	262
Other	278	204	28	40	6	556

Loans to individuals	6,562	1,753	4,441	27	141	12,924

Mortgages	6,341	10	16	16	—	6,383
Car loans	114	1,245	3	—	18	1,380
Reverse sale and repurchase agreements	19	—	—	—	—	19
Consumer loans and other	88	498	4,422	11	123	5,142

Total loans and advances to customers collectively assessed	13,885	3,496	4,572	128	205	22,286

69

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

36.  Financial Risk Management (continued)

Credit quality by class of loans and advances to customers (continued)

The table below shows credit quality by class of loans and advances to customers at 31 December 2007, individually assessed.

	Not impaired			Impaired
	Pass	Watch	Sub- standard	Doubtful	Loss	Total

Loans to legal entities	31,456	1,320	23	251	597	33,647

Project finance	1,985	1,320	23	97	3	3,428
Financial lease	312	—	—	—	2	314
Currency activity financing	24,728	—	—	148	546	25,422
Reverse sale and repurchase agreements	885	—	—	—	—	885
Other	3,546	—	—	6	46	3,598

Loans to individuals	61	—	—	7	9	77

Mortgages	10	—	—	4	—	14
Car loans	—	—	—	—	3	3
Consumer loans and other	51	—	—	3	6	60

Total loans and advances to customers individually assessed	31,517	1,320	23	258	606	33,724

The table below shows credit quality by class of loans and advances to customers at 31 December 2007, collectively assessed.

	Not impaired			Impaired
	Pass	Watch	Sub- standard	Doubtful	Loss	Total

Loans to legal entities	6,249	11,102	1,296	—	45	18,692

Project finance	—	—	229	—	—	229
Financial lease	2,177	56	—	—	—	2,233
Currency activity financing	3,063	10,357	1,038	—	44	14,502
Reverse sale and repurchase agreements	599	—	—	—	—	599
Other	410	689	29	—	1	1,129

Loans to individuals	5,742	1,502	186	—	175	7,605

Mortgages	3,510	107	20	—	10	3,647
Car loans	379	369	9	—	14	771
Reverse sale and repurchase agreements	156	—	—	—	—	156
Consumer loans and other	1,697	1,026	157	—	151	3,031

Total loans and advances to customers collectively assessed	11,991	12,604	1,482	—	220	26,297

70

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

36.  Financial Risk Management (continued)

Credit quality by class of loans and advances to customers (continued)

Analysis of loans and advances to customers individually impaired by industry at 31 December 2008 and 2007 is presented in the table below.

	31 December	31 December
	2008	2007

Trade and commerce	655	151
Food and agriculture	561	88
Building construction	432	83
Manufacturing	256	159
Chemical	115	111
Transport	65	21
Individuals	64	16
Metals	61	64
Finance	33	31
Coal mining	33	31
Telecommunications and media	26	1
Energy	25	9
Oil and gas	10	2
Government bodies	—	8
Other	213	89

Total loans and advances to customers individually impaired	2,549	864

Ageing analysis (by days of delay in repayment) of past due, but not impaired loans and advances to customers by class at 31 December 2008 is presented in the table below.

					From 181
	From 1 to	From 31 to	From 61 to	From 91 to	days to	More than
	30 days	60 days	90 days	180 days	1 year	1 year	Total

Loans to legal entities	971	32	114	121	47	205	1,490

Project finance	—	—	1	—	—	3	4
Financial lease	893	7	86	30	35	14	1,065
Currency activity financing	72	18	23	90	11	148	362
Other	6	7	4	1	1	40	59

Loans to individuals	444	120	94	81	86	128	953

Mortgages	210	49	43	20	14	39	375
Car loans	44	9	6	7	7	12	85
Consumer loans and other	190	62	45	54	65	77	493

Total loans and advances to customers past due but not impaired	1,415	152	208	202	133	333	2,443

71

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

36.  Financial Risk Management (continued)

Credit quality by class of loans and advances to customers (continued)

Ageing analysis of past due, but not impaired loans and advances to customers by class at 31 December 2007 is presented in the table below.

					From 181
	From 1 to	From 31 to	From 61 to	From 91 to	days to	More than
	30 days	60 days	90 days	180 days	1 year	1 year	Total

Loans to legal entities	22	5	2	—	2	1	32

Project finance	1	1	—	—	—	—	2
Currency activity financing	13	4	2	—	2	—	21
Other	8	—	—	—	—	1	9

Loans to individuals	135	47	28	—	—	—	210

Mortgages	49	19	8	—	—	—	76
Car loans	13	4	2	—	—	—	19
Consumer loans and other	73	24	18	—	—	—	115

Total commercial loans and advances to customers past due but not impaired	157	52	30	—	2	1	242

The table below shows the carrying amount for renegotiated (rescheduled) loans and advances to customers, by class.

	31 December 2008			31 December 2007
	Gross	Allowance	Net	Gross	Allowance	Net

Loans to legal entities	504	(186)	318	136	(16)	120

Project finance	95	(37)	58	34	(3)	31
Currency activity financing	325	(114)	211	102	(13)	89
Other	84	(35)	49	—	—	—

Loans to individuals	51	(10)	41	—	—	—

Mortgages	51	(10)	41	—	—	—

Total renegotiated loans and advances to customers	555	(196)	359	136	(16)	120

Collateral and other credit enhancements

The amount and type of collateral accepted by the Group depends on an assessment of the credit risk of the counterparty. Guidelines are implemented regarding the acceptability of types of collateral and valuation parameters.

The main types of collateral obtained for commercial lending are charges over real estate properties, inventory and trade receivables, for retail lending — mortgages over residential properties.

Securities and guarantees are also obtained from counterparties for all types of lending.

It is the Group’s policy to dispose of repossessed properties in an orderly fashion. The proceeds are used to reduce or repay the outstanding claim.

Collateral is taken to enhance an acceptable credit proposal, rather than being used as the sole rationale for any credit approval. Where facilities are approved against security, full details, including the type, value, and the frequency of review of the security must be detailed in the Application for Credit Facility Form. Where practical, the account officer must have seen evidence of the existence of the collateral offered and wherever possible seen the actual collateral for themselves.

The valuation and acceptance of each type and item of collateral may vary depending on individual circumstances. Generally, the Group takes collateral with a view to ensure that an adequate margin is obtained and maintained throughout the term of the facility, where applicable. The appropriate authority responsible for collateral assessment establishes parameters for each individual facility.

72

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

36.  Financial Risk Management (continued)

Collateral repossessed

From time to time, in the normal course of business, the Group repossesses collateral received in the course of reverse repo transactions. The amount of such collateral repossessed by the Group in 2008 was insignificant. During 2007 the Group took no possession of significant collateral items from its counterparties.

Geographical concentration

Geographical concentration information is based on geographical location of the Group’s counterparts. As at 31 December 2008 the geographical concentration of the Group’s assets and liabilities is set out below:

			Other
	Russia	OECD	countries	Total
Assets
Cash and short-term funds	11,898	1,941	323	14,162
Mandatory cash balances with central banks	91	21	147	259
Financial assets at fair value through profit or loss	3,038	2,548	227	5,813
Financial assets pledged under repurchase agreements and loaned financial assets	1,276	223	14	1,513
Due from other banks	3,304	6,958	220	10,482
Loans and advances to customers	65,037	850	21,097	86,984
Financial assets available-for-sale	345	346	121	812
Investments in associates	128	—	25	153
Investment securities held-to-maturity	599	101	3	703
Premises and equipment	1,668	148	254	2,070
Investment property	147	—	1	148
Intangible assets	355	20	10	385
Deferred tax asset	167	126	23	316
Other assets	1,291	476	281	2,048

Total assets	89,344	13,758	22,746	125,848

Liabilities
Due to other banks	6,603	5,662	966	13,231
Customer deposits	32,546	1,073	3,884	37,503
Other borrowed funds	23,903	4,476	509	28,888
Debt securities issued	7,386	11,627	50	19,063
Deferred tax liability	166	—	22	188
Other liabilities	989	4,730	205	5,924
Subordinated debt	6,765	939	—	7,704

Total liabilities	78,358	28,507	5,636	112,501

Net balance sheet position	10,986	(14,749)	17,110	13,347

Net off-balance sheet position — Credit Related Commitments	16,391	571	1,719	18,681

Net off-balance sheet position — derivatives	9,322	50,682	1,112	61,116

73

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

36.  Financial Risk Management (continued)

Geographical concentration (continued)

As at 31 December 2007 the geographical concentration of the Group’s assets and liabilities is set out below:

			Other
	Russia	OECD	countries	Total
Assets
Cash and short-term funds	4,107	730	323	5,160
Mandatory cash balances with central banks	720	31	74	825
Financial assets at fair value through profit or loss	8,657	754	1,025	10,436
Financial assets pledged under repurchase agreements and loaned financial assets	1,236	539	437	2,212
Due from other banks	3,858	5,339	536	9,733
Loans and advances to customers	44,964	1,011	12,574	58,549
Financial assets available-for-sale	550	62	246	858
Investments in associates	152	—	15	167
Investment securities held-to-maturity	—	5	—	5
Premises and equipment	1,552	230	215	1,997
Investment property	167	—	1	168
Intangible assets	442	12	26	480
Deferred tax asset	89	123	3	215
Other assets	1,041	112	651	1,804

Total assets	67,535	8,948	16,126	92,609

Liabilities
Due to other banks	6,404	7,497	893	14,794
Customer deposits	32,951	1,408	2,739	37,098
Other borrowed funds	1,448	3,524	204	5,176
Debt securities issued	3,669	12,436	384	16,489
Deferred tax liability	134	2	13	149
Other liabilities	659	489	83	1,231
Subordinated debt	—	1,156	15	1,171

Total liabilities	45,265	26,512	4,331	76,108

Net balance sheet position	22,270	(17,564)	11,795	16,501

Net off-balance sheet position — Credit Related Commitments	14,624	3,302	2,416	20,342

Net off-balance sheet position — derivatives	6,826	26,873	1,690	35,389

Market risk

Market risk is the risk that the fair value or future cash flows of financial instruments will fluctuate due to changes in market variables such as interest rates, foreign exchange rates, and securities prices. The Group is exposed to market risks, which include securities portfolio price risk, currency risk and interest rate risk.

74

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

36.  Financial Risk Management (continued)

Interest Rate Risk Exposure and Sensitivity analysis

The Group is exposed to interest rate risk. Interest rate risk is defined as the risk of the decrease of interest income or increase of interest expense resulting from adverse changes of market interest rates.

The Risks Department reports on a monthly basis to the ALCO about the interest rate risk exposures and presents a sensitivity analysis. To mitigate the interest rate risk the Treasury manages and hedges VTB’s exposures by entering into interest rate derivatives transactions within the limits and parameters set by the ALCO.

As at 31 December 2008 the Group has the following interest rate exposures. Included in the table are Group’s monetary assets and liabilities, categorized by the contractual repricing date.

	On demand	From	From	From	From	From
	and up to	1 month to	3 months to	6 months to	1 year to	3 years to	More than
	1 month	3 months	6 months	1 year	3 years	5 years	5 years	Total

Assets
Correspondent accounts with other banks	6,124	—	—	—	—	—	—	6,124
Corporate loans and advances to customers	3,750	9,634	5,180	16,154	14,380	6,459	7,423	62,980
Retail loans and advances to customers	180	405	427	895	3,385	2,508	4,630	12,430
Due from other banks	8,458	1,837	440	61	54	25	23	10,898
Reverse sale and repurchase agreements	860			1,090				1,950
Fixed income (quick assets)	58	591	365	451	1,356	1,264	383	4,468
Fixed income (non liquid or held-to-maturity financial assets)	221	281	103	1,676	413	408	503	3,605
Foreign exchange swaps	24,996	3,629	3,217	1,448	468	100		33,858
Interest rate derivative financial instruments	2,872	6,224	1,218	1,582	3,471	408	158	15,933
Other interest earning assets	65	130	166	331	1,207	900	948	3,747

Total Assets	47,584	22,731	11,116	23,688	24,734	12,072	14,068	155,993

Liabilities
Correspondent accounts and overnight deposits	3,396	—	—	—	—	—	—	3,396
Current/settlement deposits	9,909	—	—	—	—	—	—	9,909
Term deposits of legal entities and government bodies	5,196	4,858	2,123	3,397	436	13	39	16,062
Term deposits of individuals	1,164	663	1,099	2,253	4,948	146	5	10,278
Due to other banks	4,936	11,001	13,210	2,295	947	161	6,840	39,390
Reverse sale and repurchase agreements	599	18				63		680
Promissory notes issued	278	1,069	517	1,390	1,635	11	0	4,900
Bonds issued	1,500	3,631	2,039	2,123	4,016	3,846	894	18,049
Foreign exchange swaps	26,060	3,248	3,570	1,566	450	252		35,146
Interest rate derivative financial instruments	1,463	4,162	90	1,203	3,155	1,836	3,635	15,544
Other interest bearing liabilities	24	34	64	108	316	197	98	841

Total Liabilities	54,525	28,684	22,712	14,335	15,903	6,525	11,511	154,195

Net repricing gap	(6,941)	(5,953)	(11,596)	9,353	8,831	5,547	2,557	1,798

75

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

36.  Financial Risk Management (continued)

Interest Rate Risk Exposure and Sensitivity analysis (continued)

As at 31 December 2007 the Group has the following interest rate exposures. Included in the table are Group’s monetary assets and liabilities, categorized by the contractual repricing date.

	On demand	From	From	From	From	From
	and up to	1 month to	3 months to	6 months to	1 year to	3 years to	More than 5
	1 month	3 months	6 months	1 year	3 years	5 years	years	Total

Assets
Correspondent accounts with other banks	1,867	—	—	—	—	—	—	1,867
Corporate loans and advances to customers	4,327	7,111	6,801	9,252	11,674	3,757	3,913	46,835
Retail loans and advances to customers	318	706	201	291	1,656	3,226	3,812	10,210
Due from other banks	7,307	393	294	111	347	53	223	8,728
Reverse sale and repurchase agreements	1,639	75	—	237	1	—	—	1,952
Fixed income (quick assets)	554	2,404	63	409	333	22	23	3,808
Fixed income (non liquid or held-to-maturity financial assets)	156	1,029	350	1,222	869	859	902	5,387
Foreign exchange swaps	14,457	4,730	1,016	98	80	—	—	20,381
Interest rate derivative financial instruments	40	279	210	250	1,778	366	750	3,673
Other interest earning assets	12	115	14	—	—	—	—	141

Total Assets	30,677	16,842	8,949	11,870	16,738	8,283	9,623	102,982

Liabilities
Correspondent accounts and overnight deposits	4,711	—	—	—	—	—	—	4,711
Current/settlement deposits	9,234	151	308	513	—	—	—	10,206
Term deposits of legal entities and government bodies	2,746	5,432	5,388	1,833	1,091	62	67	16,619
Term deposits of individuals	1,399	762	1,153	2,184	3,151	24	—	8,673
Due to other banks	4,271	1,506	2,637	707	1,113	361	11	10,606
Reverse sale and repurchase agreements	1,542	20	19	—	4	—	31	1,616
Promissory notes issued	278	134	220	104	861	26	—	1,623
Bonds issued	574	2,916	1,503	5,583	2,079	2,652	1,400	16,707
Foreign exchange swaps	14,439	4,619	1,007	99	80	—	—	20,244
Interest rate derivative financial instruments	1,040	1,244	330	850	209	—	—	3,673
Other interest bearing liabilities	27	29	19	7	—	—	—	82

Total Liabilities	40,261	16,813	12,584	11,880	8,588	3,125	1,509	94,760

Net repricing gap	(9,584)	29	(3,635)	(10)	8,150	5,158	8,114	8,222

76

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

36.  Financial Risk Management (continued)

The Group’s interest rate sensitivity analysis

The interest rate sensitivities set out in the tables below represent an effect on the historical net interest income for a 1 year period in case of a 100 b.p. parallel shift in all yield curves. The calculations are based upon the Group’s actual interest rate risk exposures on the relevant reporting dates.

Interest rate sensitivity analysis as at 31 December 2008 as an effect on Net interest income is the following.

	Interest rate	Effect on net	Interest rate	Effect on net
Currency	increase, b.p.	interest income	decrease, b.p.	interest income
RUR	300	(120)	(300)	120
USD	100	(9)	(100)	9
EUR	50	8	(50)	(8)
GBP	70	(0)	(70)	0
Other	50	(12)	(50)	12

Total		(133)		133

Interest rate sensitivity analysis as at 31 December 2007 as an effect on Net interest income is the following.

	Interest rate	Effect on net	Interest rate	Effect on net
Currency	increase, b.p.	interest income	decrease, b.p.	interest income
RUR	100	(13)	(100)	13
USD	100	(90)	(100)	90
EUR	100	(11)	(100)	11
GBP	100	(1)	(100)	1
Other	100	(5)	(100)	5

Total		(120)		120

The total interest rate sensitivity of USD 133 million as at 31 December 2008 is attributable to assets and liabilities sensitive to possible changes of interest rates except current/settlement customer accounts. Management considers sensitivity of these accounts to fluctuations of interest rates in the financial market as low, based on historical performance and competitive environment. The Group uses, and has access to, a number of market instruments, including IRS, to manage its interest rate sensitivity and repricing gaps.

The total interest rate sensitivity indicator of USD 120 million as at 31 December 2007 includes USD 96 million attributable to current/settlement customer accounts. Management considers sensitivity of these liabilities to fluctuations of interest rates in the financial market as low, based on historical performance and competitive environment. Therefore, Management views this as a factor significantly mitigating the overall interest rate sensitivity of the Group.

Currency risk and VaR analysis

The Group is exposed to currency risk. Currency risk arises from open positions in foreign currencies and adverse movements of market exchange rates that may have a negative impact on financial performance of the Group.

The Group manages its currency risk by seeking to match the currency of its assets with that of its liabilities on a currency-by-currency basis within established limits. For VTB Bank, such limits include internal open currency position (OCP) limits set by the ALCO and regulatory OCP limits set by the CBR.

The Risks Department of VTB performs VaR evaluations, analyses the structure of open currency positions and prepares reports for the ALCO on a monthly basis. The ALCO approves the methodology of the currency risk analysis, management and control procedures and sets limits on open currency positions. The Treasury manages and hedges VTB’s currency positions on a daily basis by entering into foreign exchange spot and forward/option transactions within the limits set by the ALCO. Compliance with these limits and the relevant CBR limits is monitored on a daily basis by the Middle office, which is independent both from Treasury and the RD.

77

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

36.       Financial Risk Management (continued)

Currency risk and VaR analysis (continued)

VTB measures its currency risk exposures using VaR measurement of risk. It estimates the largest potential negative effect in pre-tax profit due to changes in value of foreign currency denominated positions over a given holding period for a specified confidence level. The VaR methodology is a statistically defined, probability-based approach that takes into account market volatilities as well as risk diversification by recognizing offsetting positions and correlations between products and markets. Risks can be measured consistently across all markets and products, and risk measures can be aggregated to arrive at a single risk measurement.

The use of VaR has limitations because it is based on historical correlations and volatilities in market prices and assumes that future price movements will follow a statistical distribution. Due to the fact that VaR relies heavily on historical data to provide information and may not clearly predict the future changes and modifications of the risk factors, the probability of large market moves may be underestimated if changes in risk factors fail to align with the normal distribution assumption. Even though positions may change throughout the day, the VaR only represents the risk of the open currency positions at the close of the reporting dates, and it does not account for any losses that may occur beyond the 99% confidence level. The use of one-day holding period assumes as well that all positions can be liquidated or hedged in one day, which may not reflect the market risk during times of illiquidity when one-day holding period may not be sufficient to liquidate or hedge all positions fully. In practice, the actual effect on profit or loss before tax will differ from the VaR calculation and, in particular, the calculation does not provide a meaningful indication of profits and losses in stressed market conditions.

The VaR model used by the Group is based on the historical simulation approach, which incorporates exchange rates interdependency. When calculating VaR the following parameters and assumptions were used:

•                                          Currency exposures of the Group on the relevant reporting dates;

•                                          Historical data on exchange rates for the last 2 years;

•                                          99% confidence level;

•                                          1 day holding period.

As at 31 December 2008 and 2007, the Group had the following exposures to currency risk, which include balance sheet positions and off-balance sheet foreign currency derivatives positions against RUR (open positions).

	Open positions
Currency	31 December 2008	31 December 2007
USD	(704)	(384)
EUR	578	(617)
GBP	(93)	9
CHF	(24)	(16)
JPY	4	(3)
UAH	277	204
AMD	65	64
BYR	36	33
KZT	—	28
ZAR	—	27
CYP	—	14
THB	—	11
AUD	7	(9)
AOA	8	8
NAD	—	3
GEL	47	—
Other	5	2

Total	206	(626)

78

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

36.  Financial Risk Management (continued)

Currency risk and VaR analysis (continued)

As at 31 December 2008 and 2007, the Group had the following VaR for its foreign currency positions:

	31 December 2008	31 December 2007
Open currency position	206	(626)
Value at Risk	14	4

The VaR figures above take into account all currencies with exposures over USD 1 million.

Price risk

The Group is exposed to the price risk of its securities portfolio, which is viewed as a risk of loss resulting from changes of market quotes of securities.

The RD reports on a monthly basis to the ALCO on price risk exposures and VaR analysis. To mitigate price risk, ALCO sets exposure limits and stop-loss limits for particular equity, transactions types, and assets types. Exposure limits for particular debt securities are set by the Credit Committee.

VTB measures its securities portfolio risk exposures using VaR measurement of risk. The basic assumptions applicable to the calculation of VaR for currency risk, as described above, are also applicable for the calculation of VaR for price risk.

The VaR model used by the Group is based on historical simulation approach. The Group’s VaR methodology does not consider the effect of diversification of the instruments in the Group’s portfolio. As well, when calculating VaR the following financial instruments were applied:

•                                          Trading securities portfolio positions (including derivatives) of the Group as of the relevant reporting dates, including:

•                                          Instruments with historical data on market quotes during at least 100 trading days within the last 12 months;

•                                          Instruments with historical data on market quotes during less then 100 trading days within the last 12 months. For such instruments the average VaR for the similar instrument type in VTB’s portfolio was used (debt securities denominated in RUR, debt securities denominated in foreign currencies, equity securities issued by Russian companies, equity securities issued by foreign companies, etc.);

•                                          Options on securities for which delta-equivalent positions were used;

•                                          Financial instruments calculation of fair value, which is based upon internal models of the RD with the use of comprehensive historical data for risk-factors.

Assumptions and parameters of VaR:

•                                          99% confidence level;

•                                          1 day holding period.

Instruments without historical data on market quotes were not included in the VaR evaluation and specifically reviewed in the sensitivity analysis presented below.

As at 31 December 2008 and 2007 the Group had the following VaRs for the securities portfolio:

Financial assets at fair value through profit or loss

	31 December 2008	31 December 2007
	VaR	VaR
Debt securities	104	105
Equity securities	328	83
Credit default swaps	61	9

Total	493	197

79

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

36.  Financial Risk Management (continued)

Price risk (continued)

Financial assets available-for-sale

	31 December 2008	31 December 2007
	VaR	VaR
Equity securities	7	2
Debt securities	9	4

Total	16	6

Investment securities held-to-maturity

	31 December 2008	31 December 2007
	VaR	VaR
Debt securities	138	—

Total	138	—

For instruments without market quotes but giving, in VTB’s view, rise to price risk, the sensitivity analysis to the following market variables is presented:

•                                          For debt securities – 12-month volatility of the yield curve of similar instruments in the currency of each security denomination (or expert assumption if data not available);

•                                          For equity securities – 12-month volatility of the main equity index in the country of the issuer (or expert assumption if data not available).

Market value sensitivity figures on debt financial assets were as follows as at 31 December 2008:

			Sensitivity of equity
	Interest rate increase,	Sensitivity of Profit	(AFS instruments)
Currency	basis points	before taxation	before taxation
AMD	2,500	—	(3)
BYR	1,000	(1)	—
CHF	500	(1)	—
EUR	500	(1)	(1)
RUR	1,094	(57)	(47)
SGD	143	—	—
UAH	3,238	(2)	—
USD	736	(17)	(16)

Total		(79)	(67)

	Interest rate		Sensitivity of equity
	decrease, basis	Sensitivity of Profit	(AFS instruments)
Currency	points	before taxation	before taxation
AMD	2,500	—	1
BYR	1,000	1	—
CHF	500	—	—
EUR	500	(2)	2
RUR	1,094	20	20
SGD	143	—	—
UAH	3,238	—	—
USD	736	9	16

Total		28	39

80

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

36.  Financial Risk Management (continued)

Price risk (continued)

Market value sensitivity figures on equity financial assets were as follows as at 31 December 2008:

				Sensitivity of equity
	Interest rate decrease,		Sensitivity of Profit	(AFS instruments)
Currency	basis points	Index change	before taxation	before taxation
Armenia	expert est.	(55)%	—	—
Belarus	expert est.	(55)%	—	—
Switzerland	SMI Index	(35)%	(1)	—
EU	SX5E Index	(39)%	—	(23)
Great Britain	UKX Index	(38)%	—	—
Georgia	expert est.	(55)%	—	—
Kazakhstan	KZKAK Index	(55)%	—	—
Russia	INDEXCF Index*	(65)%	(70)	(131)
Sweden	SAX Index	(38)%	—	—
Singapore	expert est.	(43)%	—	—
Ukraine	PFTS Index	(44)%	—	—
USA	NYA Index	(43)%	(2)	(49)

Total			(73)	(203)

At 31 December 2007, market value sensitivity of debt financial assets was as follows:

			Sensitivity of equity
	Interest rate increase,	Sensitivity of Profit	(AFS instruments)
Currency	basis points	before taxation	before taxation
AMD	240	—	—
BYR	100	—	—
CHF	30	—	—
EUR	30	(9)	—
RUR	80	(3)	—
UAH	100	—	—
USD	60	(22)	(5)

Total		(34)	(5)

	Interest rate		Sensitivity of equity
	decrease, basis	Sensitivity of Profit	(AFS instruments)
Currency	points	before taxation	before taxation
AMD	240	—	—
BYR	100	—	—
CHF	30	—	—
EUR	30	9	—
RUR	80	3	—
UAH	100	—	—
USD	60	22	5

Total		34	5

81

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

36.  Financial Risk Management (continued)

At 31 December 2007, market value sensitivity of equity financial assets was as follows:

			Sensitivity of equity
		Sensitivity of Profit	(AFS instruments)
Index	Index Change	before taxation	before taxation
RTSI$ Index	28%	12	78
Alrosa			75
PFTS Index	22%	—	—
BVLX Index	14%	—	16

Total		12	94

Liquidity risk and contractual maturity analysis

Liquidity risk is a risk resulting from inability of the Group to meet in full its obligations when they fall due and without borrowing funds at rates higher than those of market level. The Group’s exposure to liquidity risk arises due to a mismatch of maturities of assets and liabilities.

Liquidity risk management within the Group is carried out at three main levels:

•                                          Each bank of the Group manages its liquidity on individual basis to meet its commitments and to comply with the requirements of its national regulator. The banks manage their liquidity in line with the recommendations of VTB;

•                                          VTB manages the liquidity of the Group by coordinating the redistribution of funds within the Group through borrowing from and lending to the banks of the Group;

•                                          The Group program of medium and long term funding is established under the supervision of VTB.

The tools used by the Group for measurement, management and mitigation of liquidity risk include:

•                                          Contractual maturity analysis and cash flow projection (gap analysis) and analysis of deposit base concentration;

•                                          Setting internal limits including minimal amount of highly liquid assets to cover short-term obligations resources on demand/1 day), maturity mismatch limits (gap limits), setting and regular overview of limits on overall funding volume subject to current and projected liquidity levels;

•                                          Allocation and utilization of treasury portfolio of securities to manage short-term liquidity;

•                                          Development of emergency plans (funding contingency plans).

VTB and other banks of the Group are also subject to liquidity requirements set by regulatory authorities, including these by the CBR in the form of prudential ratios.

The RD analyses the liquidity position of the Group and prepares liquidity forecasts and recommendations for ALCO on a monthly basis or more frequently in connection with substantial capital inflows or outflows. A number of internal liquidity indicators is monitored on a daily basis. VTB’s Treasury manages short-term liquidity on an ongoing basis through its cash position and portfolio of highly liquid securities within the limits approved by the ALCO.

Medium-term liquidity needs in the first half of 2008 were managed through repurchase transactions and borrowed funds in the form of syndicated loans and customer deposits. The breakdown of capital markets and a global financial crisis at the end of 2008 made VTB Group medium-term funding possible mostly through the support offered by CBR in the form of repo agreements, collateral-free loans borrowed at auctions and in the form of collateralized loans (against corporate loans or securities).

At the end of 2008 VTB Bank borrowed two subordinated loans that allowed to raise long-term liquidity of the Group.

82

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

36.  Financial Risk Management (continued)

Liquidity risk and contractual maturity analysis (continued)

Inflow column includes gross amounts to be received by the Group within a certain time basket upon maturities/redemptions of financial instruments (assets/claims). Outflow column includes gross amounts to be repaid by the Group in a certain time basket upon maturities/redemptions of financial instruments (liabilities/obligations). Gap represents the difference between Inflow and Outflow columns. Gap Cumulative column represents the cumulative gap. FX Swap Cumulative column represents the cumulative gaps on foreign exchange swaps. Dynamic Gap (total) Cumulative column represents the cumulative gap including FX Swap Cumulative. Opening balance represents highly liquid assets, which mostly consist of nostro accounts with other banks.

As at 31 December 2008, VTB Group had the following cash flow by remaining contractual maturities.

						Dynamic Gap
				Gap	FX Swap	(total)
Time Band	Inflow	Outflow	Gap	Cumulative	Cumulative	Cumulative

Rouble positions
Opening balance	—	—	5,442	5,442	—	5,442
Up to 1 month	3,428	(6,345)	(2,917)	2,525	5,474	7,999
From 1 to 3 months	4,822	(10,235)	(5,413)	(2,888)	6,693	3,805
From 3 months to 1 year	21,572	(24,692)	(3,120)	(6,008)	9,200	3,192
From 1 to 3 years	14,883	(5,420)	9,463	3,455	9,473	12,928
More than 3 years	14,061	(12,406)	1,655	5,110	9,615	14,725

Other currency positions
Opening balance	—	—	7,501	7,501	—	7,501
Up to 1 month	6,301	(6,336)	(35)	7,466	(5,942)	1,524
From 1 to 3 months	2,569	(7,053)	(4,484)	2,982	(7,322)	(4,340)
From 3 months to 1 year	13,737	(9,942)	3,795	6,777	(10,357)	(3,580)
From 1 to 3 years	13,154	(9,975)	3,179	9,956	(10,682)	(726)
More than 3 years	19,582	(11,475)	8,107	18,063	(10,872)	7,191

Total
Opening balance	—	—	12,943	12,943	—	12,943
Up to 1 month	9,729	(12,681)	(2,952)	9,991	(468)	9,523
From 1 to 3 months	7,391	(17,288)	(9,897)	94	(629)	(535)
From 3 months to 1 year	35,309	(34,634)	675	769	(1,157)	(388)
From 1 to 3 years	28,037	(15,395)	12,642	13,411	(1,209)	12,202
More than 3 years	33,643	(23,881)	9,762	23,173	(1,257)	21,916

As of 31 December, 2008 negative cumulative liquidity gaps in the 1 to 3 months time bucket (USD 535 million) and in the 3 months to 1 year pool (USD 387 million) are due to the active role of the Group in anti-crisis measures taken by authorities of the Russian Federation to ensure financial support to the economy through the main national banks. Collateral-free loans from the CBR remain the main source of the Bank’s funding under current circumstances. The maximum term of such borrowing is limited by 6 months whereas corporate loans usually exceed 1 year.

Although the contractual maturity of CBR funding does not exceed 6 months and 1 year as stated above, the Bank views this source as longer term, as the experience of the fourth quarter 2008 and the first quarter 2009 demonstrates that CBR funding was effectively rolled. The collateral-free borrowing limit set by the CBR for the Russian banks of the Group, VTB, VTB24 and VTB North-West, as of 31 December 2008, was based on their RAS regulatory capital multiplied by 1.5 and constituted USD 26 billion. Repo and collateralized borrowing capacity is limited by eligible collateral in the form of debt and securities and the discount rates applied by the CBR (from zero for Russian sovereign debt to 50%).

83

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

36.  Financial Risk Management (continued)

Liquidity risk and contractual maturity analysis (continued)

Currency mismatches in the structure of liquidity gaps (positive in Russian Roubles and negative in other currencies) are managed via foreign currency swap transactions (FX swaps).

As at 31 December 2007, VTB Group had the following cash flow by remaining contractual maturities.

						Dynamic Gap
				Gap	FX Swap	(total)
Time Band	Inflow	Outflow	Gap	Cumulative	Cumulative	Cumulative

Rouble positions
Opening balance	—	—	2,092	2,092	—	2,092
Up to 1 month	4,344	(4,948)	(604)	1,488	3,816	5,304
From 1 to 3 months	3,347	(4,753)	(1,406)	82	8,150	8,232
From 3 months to 1 year	12,138	(11,719)	419	501	8,519	9,020
From 1 to 3 years	8,545	(5,065)	3,480	3,981	8,519	12,500
More than 3 years	11,822	(271)	11,551	15,532	8,519	24,051

Other currency positions
Opening balance	—	—	1,527	1,527	—	1,527
Up to 1 month	6,890	(6,728)	162	1,689	(3,795)	(2,106)
From 1 to 3 months	2,666	(3,736)	(1,070)	619	(8,017)	(7,398)
From 3 months to 1 year	9,353	(9,166)	187	806	(8,376)	(7,570)
From 1 to 3 years	14,076	(9,386)	4,690	5,496	(8,376)	(2,880)
More than 3 years	13,503	(7,327)	6,176	11,672	(8,376)	3,296

Total
Opening balance	—	—	3,619	3,619	—	3,619
Up to 1 month	11,234	(11,676)	(442)	3,177	21	3,198
From 1 to 3 months	6,013	(8,489)	(2,476)	701	133	834
From 3 months to 1 year	21,491	(20,885)	606	1,307	143	1,450
From 1 to 3 years	22,621	(14,451)	8,170	9,477	143	9,620
More than 3 years	25,325	(7,598)	17,727	27,204	143	27,347

A negative liquidity non-cumulative gap in the 1 to 3 months basket (USD 2,476 million) at 31 December, 2007 is due to a significant outflow of customer deposits maturing in that period. The gap is bridged by arranging new borrowings (including renewal of existing deposits and attraction of new deposits). Moreover, the total cumulative gap in that time basket, as well as in all other time baskets, is positive. Currency mismatches in the structure of liquidity gaps (positive in Russian Roubles and negative in other currencies) are managed via foreign currency swap transactions (FX swaps).

84

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

36.  Financial Risk Management (continued)

Liquidity risk and contractual maturity analysis (continued)

The following table shows the undiscounted cash flows on the Group’s financial liabilities on the basis of their earliest possible contractual maturity. The gross nominal outflow disclosed in the table is the contractual, undiscounted cash flow on the financial liability or commitment. The Group’s expected cash flows on these financial liabilities and unrecognized loan commitments vary significantly from this analysis.

The table below shows cash flows payable under financial liabilities at 31 December 2008 by their remaining contractual maturity.

	On demand	From 1	From	From		Overdue,
	and up to	month to 3	3 month to	6 months to	More than	maturity
	1 month	months	6 months	1 year	1 year	undefined	Total

Non-derivative liabilities
Due to other banks	5,895	1,984	855	2,817	2,947	—	14,498
Customer deposits	17,583	5,592	3,474	6,346	5,790	—	38,785
Other borrowed funds	4,323	8,006	13,221	1,087	3,668	—	30,305
Debt securities issued	326	1,320	3,688	5,644	10,881	—	21,859
Subordinated debt	—	158	136	298	13,474	—	14,066
Other liabilities	276	160	68	13	117	275	909

Derivative liabilities
Negative fair value	580	479	997	1,044	1,722	—	4,822

Derivative financial instruments – gross settled
Positive fair value of derivatives
(Inflow)	(3,361)	(736)	(945)	(1,412)	(2,176)	—	(8,630)
Outflow	3,278	668	918	1,313	1,985	—	8,162

Negative fair value of derivatives
(Inflow)	(5,499)	(649)	(1,484)	(1,297)	(1,998)	—	(10,927)
Outflow	5,637	712	1,604	1,420	2,533	—	11,906

Derivative financial instruments – net settled
(Inflow)	(281)	(293)	(432)	(742)	(424)	—	(2,172)
Outflow	442	416	877	921	1,187	—	3,843

Credit related commitments	1,793	1,664	4,509	2,922	7,843	—	18,731
Total	39,553	20,680	29,350	22,781	50,425	275	163,064

85

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

36.  Financial Risk Management (continued)

Liquidity risk and contractual maturity analysis (continued)

The table below shows cash flows payable under financial liabilities at 31 December 2007 by their remaining contractual maturity.

	On demand	From 1	From	From		Overdue,
	and up to	month to	3 month to	6 months to	More than	maturity
	1 month	3 months	6 months	1 year	1 year	undefined	Total

Non-derivative liabilities
Due to other banks	8,336	1,473	1,427	1,654	3,893	—	16,783
Customer deposits	15,847	6,554	6,977	4,702	4,791	—	38,871
Other borrowed funds	17	1,755	386	498	2,845	—	5,501
Debt securities issued	338	417	469	4,751	14,560	—	20,535
Subordinated debt	—	36	—	36	1,572	—	1,644
Other liabilities	30	29	60	105	158	231	613

Derivative liabilities
Negative fair value	84	62	86	59	133	—	424

Derivative financial instruments – gross settled
Positive fair value of derivatives
(Inflow)	(4,659)	(2,265)	(293)	(321)	(595)	—	(8,133)
Outflow	4,546	2,193	285	295	461	—	7,780

Negative fair value of derivatives
Inflow	(2,334)	(1,670)	(591)	(614)	(2,617)	—	(7,826)
Outflow	2,403	1,724	600	650	2,748	—	8,125

Derivative financial instruments – net settled
Inflow	(49)	(42)	(53)	(42)	(21)	—	(207)
Outflow	16	9	77	23	—	—	125

Credit related commitments	1,511	1,579	3,076	4,554	9,746	—	20,466
Total	33,044	15,769	13,357	17,268	40,774	231	120,443

A significant portion of liabilities of the Group is represented by customer term deposits and promissory notes, current accounts of corporate and retail customers, bonds, Eurobonds and syndicated loans.

Management believes that although a substantial portion of customer deposits are on demand and mature in less than one month, diversification of these deposits by number and type of depositors, and the past experience of the Group indicates that these deposits provide a long-term and stable source of funding for the Group. Therefore, an essential part of current accounts is considered as stable resources for the purposes of liquidity analysis and management. The stable part of resources on demand is statistically determined for separate currencies and based on the dynamics of the cumulative balances on these accounts.

Also, Management believes that in spite of the fact that part of the Group’s trading securities mature after one year in accordance with the terms of issue, the securities are freely traded on the market and as such securities represent a hedge against potential liquidity risks. Therefore, the Group has included the trading securities in the “on demand and less than one month” category.

Money market instruments (interbank loans and deposits, repurchase agreements) are used for regulation of short-term liquidity and not considered as a source for funding of long-term assets.

86

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

36.  Financial Risk Management (continued)

Liquidity risk and contractual maturity analysis (continued)

VTB manages its liquidity so that for each time band the gap in liquidity in view of planned operations does not exceed a certain internal limit.

The table below shows assets and liabilities at 31 December 2008 by their remaining contractual maturity.

			Overdue,
	Less than	More than	maturity
	1 year	1 year	undefined	Total

Assets
Cash and short-term funds	14,162	—	—	14,162
Mandatory cash balances with central banks	178	81	—	259
Financial assets at fair value through profit or loss	5,002	556	255	5,813
Financial assets pledged under repurchase agreements and loaned financial assets	732	781	—	1,513
Due from other banks	8,314	2,149	19	10,482
Loans and advances to customers	36,826	49,628	530	86,984
Financial assets available-for-sale	235	172	405	812
Investments in associates	—	—	153	153
Investment securities held-to-maturity	118	585	—	703
Premises and equipment	—	—	2,070	2,070
Investment property	—	—	148	148
Intangible assets	—	—	385	385
Deferred tax asset	—	—	316	316
Other assets	670	1,016	362	2,048

Total assets	66,237	54,968	4,643	125,848

Liabilities
Due to other banks	10,705	2,526	—	13,231
Customer deposits	32,089	5,414	—	37,503
Other borrowed funds	25,405	3,483	—	28,888
Debt securities issued	9,016	10,047	—	19,063
Deferred tax liability	—	—	188	188
Other liabilities	3,724	1,866	334	5,924
Subordinated debt	29	7,675	—	7,704

Total liabilities	80,968	31,011	522	112,501

Net total gap	(14,731)	23,957	4,121	13,347

Cumulative total gap	(14,731)	9,226	13,347

87

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

36.  Financial Risk Management (continued)

Liquidity risk and contractual maturity analysis (continued)

The table below shows assets and liabilities at 31 December 2007 by their remaining contractual maturity.

			Overdue,
	Less than	More than	maturity
	1 year	1 year	undefined	Total

Assets
Cash and short-term funds	5,160	—	—	5,160
Mandatory cash balances with central banks	740	85	—	825
Financial assets at fair value through profit or loss	9,246	708	482	10,436
Financial assets pledged under repurchase agreements and loaned financial assets	1,450	762	—	2,212
Due from other banks	9,155	578	—	9,733
Loans and advances to customers	24,629	33,743	177	58,549
Financial assets available-for-sale	43	225	590	858
Investments in associates	—	—	167	167
Investment securities held-to-maturity	—	5	—	5
Premises and equipment	—	—	1,997	1,997
Investment property	—	—	168	168
Intangible assets	—	—	480	480
Deferred tax asset	—	—	215	215
Other assets	1,263	495	46	1,804

Total assets	51,686	36,601	4,322	92,609

Liabilities
Due to other banks	12,264	2,530	—	14,794
Customer deposits	33,047	4,051	—	37,098
Other borrowed funds	2,538	2,638	—	5,176
Debt securities issued	5,224	11,265	—	16,489
Deferred tax liability	—	—	149	149
Other liabilities	842	159	230	1,231
Subordinated debt	8	1,163	—	1,171

Total liabilities	53,923	21,806	379	76,108

Net total gap	(2,237)	14,795	3,943	16,501

Cumulative total gap	(2,237)	12,558	16,501

88

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

37.  Fair Values of Financial Instruments

Fair value is the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation, and is best evidenced by a quoted market price.

The estimated fair values of financial instruments have been determined by the Group using available market information, where it exists, and appropriate valuation methodologies. However, judgement is necessarily required to interpret market data to determine the estimated fair value. While Management has used available market information in estimating the fair value of financial instruments, the market information may not be fully reflective of the value that could be realized in the current circumstances.

Financial instruments carried at fair value. Financial assets at fair value through profit or loss and financial assets available-for-sale are carried on the balance sheet at their fair value. The fair value of these assets was determined by Management on the basis of market quotations. For details of fair value estimation of unquoted shares refer to Notes 5, 7 and 11.

Due from other bank and cash and cash equivalents. Management has estimated that at 31 December 2008 and 2007 the fair value of due from other banks and cash and cash equivalents was not materially different from their respective carrying value. This is primarily due to the fact that it is practice to renegotiate interest rates to reflect current market conditions and, therefore, a majority of balances carry interest at rates approximating market interest rates.

Loans and advances to customers. Management has estimated that at 31 December 2008 and 2007 the fair value of loans and advances to customers was not materially different from respective carrying value. This is primarily due to the fact that it is practice to renegotiate interest rates to reflect current market conditions and, therefore, a majority of balances carry interest at rates approximating market interest rates.

Borrowings. Management has estimated that at 31 December 2008 and 2007 the fair values of borrowings were not materially different from their respective carrying values. This is primarily due to the fact that it is practice to renegotiate interest rates to reflect current market conditions and, therefore, a majority of balances carry interest at rates approximating market interest rates.

Debt securities issued. The fair values of debt securities were determined by Management on the basis of market quotations.

	31 December 2008		31 December 2007
	Carrying	Fair	Carrying	Fair
	amount	value	amount	value
Financial assets
Cash and short-term funds	14,162	14,157	5,160	5,160
Financial assets at fair value through profit or loss	5,813	5,813	10,436	10,436
Financial assets pledged under repurchase agreements and loaned financial assets	1,513	1,489	2,212	2,212
Due from other banks	10,482	10,486	9,733	9,736
Russia	3,304	3,307	3,858	3,859
OECD	6,958	6,958	5,339	5,340
Other	220	221	536	537
Loans and advances to customers	86,984	86,614	58,549	58,554
Loans to legal entities	74,304	74,034	51,071	51,072
Loans to individuals	12,680	12,580	7,478	7,482
Financial assets available-for-sale	812	812	858	858
Investment securities held-to-maturity	703	605	5	5

Financial liabilities
Due to other banks	13,231	13,323	14,794	14,830
Customer deposits	37,503	37,258	37,098	36,790
Deposits of legal entities	25,451	25,687	26,415	26,430
Deposits of individuals	12,052	11,571	10,683	10,360
Other borrowed funds	28,888	29,317	5,176	5,180
Debt securities issued	19,063	16,571	16,489	16,371
Subordinated debt	6,899	6,707	1,171	1,173

89

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

37.  Fair Values of Financial Instruments (continued)

The following table shows an analysis of financial instruments recorded at fair value, between those whose fair value is based on quoted market prices, those involving valuation techniques where all the model inputs are observable in the market, and those where the valuation techniques involves the use of non-market observable inputs.

The table below shows an analysis of financial instruments recorded at fair value as at 31 December 2008:

		Valuation	Valuation
		techniques –	techniques –
		market	non-market
		observable	observable
	Quoted price	inputs	inputs	Total
Financial assets
Derivative financial instruments	87	2,526	27	2,640
Financial assets at fair value through profit or loss
Financial assets held for trading	672	333	1,448	2,453
Financial assets designated as at fair value through profit or loss	176	526	257	959
Financial assets pledged under repurchase agreements and loaned financial assets
Financial assets held for trading	126	—	—	126
Financial assets designated as at fair value through profit or loss	—	136	—	136
Financial assets available-for-sale	—	172	—	172
Financial assets available-for-sale	137	389	286	812

Financial liabilities

Derivative financial instruments	(58)	(4,318)	(446)	(4,822)

The table below shows an analysis of financial instruments recorded at fair value as at 31 December 2007:

		Valuation	Valuation
		techniques –	techniques –
		market	non-market
		observable	observable
	Quoted price	inputs	inputs	Total
Financial assets
Derivative financial instruments	340	175	45	560
Financial assets at fair value through profit or loss
Financial assets held for trading	8,226	2	325	8,553
Financial assets designated as at fair value through profit or loss	1,245	—	78	1,323
Financial assets pledged under repurchase agreements and loaned financial assets
Financial assets held for trading	877	—	—	877
Financial assets designated as at fair value through profit or loss	221	—	95	316
Financial assets available-for-sale	856	—	—	856
Financial assets available-for-sale	209	19	630	858

Financial liabilities

Derivative financial instruments	(260)	(58)	(106)	(424)

The Group recognized the following gains and losses from the financial assets measured through valuation techniques with non-market observable inputs: USD 38 million loss within gains less losses on financial assets available-for sale and USD 302 million loss within gains less losses arising from financial assets at fair value through profit or loss in 2008 (31 December 2007: USD 46 million loss within gains less losses on financial assets available-for sale and USD 42 million loss within gains less losses arising from financial assets at fair value through profit or loss”).

90

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

38.  Related Party Transactions

Parties are considered to be related if one party has the ability to control the other party or exercise significant influence over the other party in making financial or operational decisions as defined by IAS 24 “Related Party Disclosures”. In considering each possible related party relationship, attention is directed to the substance of the relationship, not merely the legal form.

Transactions and balances with related parties comprise transactions and balances with directly and indirectly state-owned entities and associates and are stated in the table below:

Balance sheets

	31 December 2008		31 December 2007
	State-owned		State-owned
	entities	Associates	entities	Associates

Assets
Cash and short-term funds	10,114	—	2,809	—
Mandatory cash balances with central banks	91	—	720	—
Financial assets at fair value through profit or loss	1,361	—	6,120	—
Financial assets pledged under repurchase agreements and loaned financial assets	491	—	904	—
Due from other banks	1,571	70	1,959	69
Loans and advances to customers	18,658	86	11,889	65
Allowance for loan impairment	(154)	(56)	(125)	(29)
Financial assets available-for-sale	127	9	430	9
Investment securities held-to-maturity	78	—	—	—

Liabilities
Due to other banks	1,796	41	2,679	13
Customer deposits	7,836	54	10,210	2
Other borrowed funds	24,932	—	1,413	—
Subordinated debt	6,765	—	—	—

Credit Related Commitments
Guarantees issued	2,319	1	1,944	—
Undrawn credit lines	355	—	692	—
Import letters of credit	69	—	163	—
Commitments to extend credit	344	7	759	8

Statements of income

	2008	2007

Interest income
Loans and advances to customers	1,325	690
Securities	213	238
Due from other banks	166	47

Interest expense
Customer deposits	(1,036)	(356)
Due to other banks and other borrowed funds	(366)	(51)
Subordinated debt	(104)	—

Provision for impairment	(90)	(43)

In 2008, the Group sold CJSC “Alrosa” shares to a state-owned party and recognized the gain from available-for-sale financial assets of USD 51 million, before tax, in the statement of income.

For the period ended 31 December 2008, the total remuneration of the directors and key management personnel of the Group including pension contributions amounted to USD 106.5 million (31 December 2007: USD 60.6 million). Key management personnel include VTB Supervisory Council, VTB Management Board, VTB Statutory Audit Committee and key management of subsidiaries. Loans to the directors and key management personnel amounted to USD 15.5 million (31 December 2007: USD 15.1 million).

91

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

39.  Business Combination and Disposal of Subsidiaries

In May 2007, VTB increased its ownership percentage in Bank “Mriya”, OJSC from 98.47% to 99.27% by purchasing 10,698,520 ordinary shares from minority holders for USD 570 thousand and 6,351,814 ordinary treasury shares held by “Mriya” for the nominal value of 635 thousand Ukrainian hryvnias. In May 2007, VTB increased its ownership percentage in Bank “Mriya”, OJSC from 99.27% to 99.67% by purchasing part of the additional issue of 2,345,950,827 ordinary shares of Bank “Mriya”, OJSC for the nominal value of 234 million Ukrainian hryvnias (USD 46 million). In May 2007, Bank “Mriya”, OJSC was renamed into VTB Bank, OJSC. In October 2007, the Group finalized the merger of Vneshtorgbank (Ukraine) and “VTB Bank” (former “Mriya”, OJSC) to “VTB Bank”, domiciled in Ukraine, which resulted in the increase of its ownership to 99.81% .

In April 2007, VTB purchased 66,955 newly issued ordinary shares (50%+1 of the share capital) of CJSC “Slavneftebank” (currently – Bank VTB Belarus) located in Belarus with 6 branches for USD 25 million. VTB has hired an independent appraiser to determine the fair value of identifiable assets, liabilities and contingent liabilities of Slavneftebank as of the acquisition date. CJSC “Slavneftebank” had no material profit since the acquisition date, which was included into the Group’s profit.

If the acquisition of the CJSC “Slavneftebank” had taken place at the beginning of the year, the net profit of the Group and operating income would not have been materially different.

The fair values, which are not materially different from carrying values, of identifiable assets and liabilities of Slavneftebank at the acquisition date (before additional contribution to the capital from VTB) are as follows:

30 April 2007

Assets
Cash and short-term funds	42
Financial assets at fair value through profit or loss	15
Due from other banks	11
Loans and advances to customers	86
Premises and equipment	10
Other assets	3

Total assets	167

Liabilities
Due to other banks	3
Customer deposits	138
Other liabilities	1

Total liabilities	142

Fair value of net assets	25
Acquired share	50%
Contribution to the capital paid by VTB in cash	25
Goodwill	—

In October 2007, VTB purchased additional 14.87% shares in Slavneftebank for USD 8 million, which resulted in an increase of VTB ownership in Slavneftebank to 64.87% . On 27 November 2007 the shareholders’ meeting of Slavneftebank approved the renaming of CJSC “Slavneftebank” to CJSC VTB Bank (Belarus).

On 26 September 2007, VTB purchased 99.99% of CJSC “Obyedinennaya Depositarnaya companya” from a third party for USD 53 million. CJSC “Obyedinennaya Depositarnaya companya” (ODK) had zero profit since the acquisition date, which was included into the Group’s profit. VTB has hired an independent appraiser to determine the fair value of identifiable assets, liabilities and contingent liabilities of ODK as of the acquisition date. If the acquisition of the CJSC “Obyedinennaya Depositarnaya companya” had taken place at the beginning of the year, the net profit of the Group and operating income would not have been materially different.

92

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

39.  Business Combination and Disposal of Subsidiaries (continued)

The fair values of identifiable assets and liabilities of the CJSC “Obyedinennaya Depositarnaya companya” at the acquisition date were as follows:

26 September
2007
Assets
Cash and short-term funds	4
Due from other banks	32
Intangible assets	18
Other assets	1

Total assets	55

Liabilities
Other liabilities	5

Total liabilities	5

Fair value of net assets	50

Consideration paid	53
Goodwill	3

As CJSC “Obyedinennaya Depositarnaya companya” did not prepare IFRS financial statements before the acquisition date the carrying amounts of assets and liabilities are impracticable to be disclosed.

In December 2007, VTB obtained control (100%) over CJSC “VTB Asset Management” through the potential voting rights embedded in notes purchased by the Group. The fair values, which were not materially different from carrying values, of identifiable assets and liabilities of the CJSC “VTB Asset Management” at the acquisition date, were not disclosed due to immateriality.

In June 2007, the Group purchased 50.01% in Insurance company VTB-Rosno from a third party for USD 5 million. The purchased subsidiary’s assets and liabilities are not material, accordingly no additional disclosure of acquired assets and liabilities is provided.

In October 2007, “Insurance Company VTB-Rosno”, Ltd was renamed into “Insurance Company VTB-Insurance”, Ltd.

In December 2007, the Group sold associate EWUB to a third party for EUR 31 million. The Group has recorded a gain from disposal of EWUB (before currency translation difference) in the amount of USD 1 million within “Profit from disposal of associates and subsidiaries” caption. In addition, a currency translation gain reclassified on disposal of the subsidiary to “Profit from disposal of associates and subsidiaries” caption amounts to USD 3 million.

93

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

39.  Business Combination and Disposal of Subsidiaries (continued)

On 21 September 2007, VTB sold its stake of 97.58% in “Novosibirskvneshtorgbank”, CJSC to third parties, which are not related to the Group, for USD 105 million. The assets and liabilities disposed are as follows:

21 September
2007
Assets
Cash and short-term funds	39
Mandatory cash balances with central banks	5
Financial assets at fair value through profit or loss	121
Due from other banks	30
Loans and advances to customers	63
Premises and equipment	14
Other assets	1

Total assets	273

Liabilities
Due to other banks	3
Customer deposits	223
Deferred tax liability	2
Other liabilities	1

Total liabilities	229

Net assets	44

Total carrying amount of net assets disposed	44

The Group has recorded a gain from disposal of “Novosibirskvneshtorgbank”, CJSC (before currency translation difference) in the amount of USD 62 million within “Profit from disposal of associates and subsidiaries” caption. Currency translation gain reclassified on disposal of the subsidiary to “Profit from disposal of associates and subsidiaries” caption amounts to USD 8 million.

In October 2007, VTB sold 89% of VTB Broker for USD 2 million. As a result of this transaction VTB decreased its ownership in VTB Broker to 10.83% . The Group has recorded a gain from disposal of VTB Broker CJSC (before currency translation difference) in the amount of USD 2 million within “Profit from disposal of associates and subsidiaries” caption. Currency translation gain reclassified on disposal of the subsidiary to “Profit from disposal of associates and subsidiaries” caption amounts to USD 2 million.

In April 2007, VTB Bank (Europe) purchased 100 shares of VTB Bank (Deutschland), which constitute 7.69% of share capital of the issuer, for RUR 234 million (USD 9 million), which resulted in the increase of ownership in VTB Bank (Deutschland) from 81.43% to 88.48% .

In the third quarter of 2007, VTB Bank (Europe) purchased 1.54% stake in VTB Bank (Deutschland) from a third party for USD 1.6 million, which resulted in the increase of share of the Group in VTB Bank (Deutschland) to 89.90% .

In December 2007, VTB Bank (Europe) sold VTB Bank (Deutschland) and VTB Bank (France) to VTB Bank (Austria). As a result of this transfer the Group’s share in these banks increased to 97.69% and 87.04%, accordingly.

If the combinations had taken place at the beginning of 2007, the total revenues would have been USD 24 million higher and the net profit would have been USD 4 million higher for the Group.

94

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

40. Consolidated Subsidiaries and Associates

The principal subsidiaries and associates included in these consolidated financial statements are presented in the table below:

			Percentage of ownership
		Country of	31 December	31 December
Name	Activity	registration	2008	2007

Subsidiaries:
“VTB Bank (Austria)” AG	Banking	Austria	100.00%	100.00%
“Russian Commercial Bank (Cyprus) Limited”	Banking	Cyprus	100.00%	100.00%
“Russian Commercial Bank Ltd”	Banking	Switzerland	100.00%	100.00%
“VTB Bank”, OJSC (former “Mriya”, merged with Vneshtorgbank (Ukraine))	Banking	Ukraine	99.95%	99.81%
“VTB Bank (Armenia)”, CJSC	Banking	Armenia	100.00%	100.00%
“VTB Bank (Georgia)”, JSC	Banking	Georgia	77.57%	70.52%
“VTB Bank (Belarus), CJSC	Banking	Belarus	69.65%	64.87%
“Bank VTB 24”, CJSC	Banking	Russia	100.00%	100.00%
“VTB Bank (Deutschland)” AG	Banking	Germany	100.00%	97.69%
“Bank VTB North-West”, OJSC	Banking	Russia	100.00%	86.32%
“VTB Bank (France)”	Banking	France	87.04%	87.04%
“VTB Bank (Europe)”, Plc.	Banking	Great Britain	95.61%	91.97%
“Bank VTB (Kazakhstan)”, JSC	Finance	Kazakhstan	100.00%
“Banco VTB Africa S.A.”	Banking	Angola	66.00%	66.00%
“VTB Capital (Namibia) (Proprietary) Limited”	Investment	Namibia	50.03%	50.03%
“VTB-Capital”, CJSC	Finance	Russia	100.00%	100.00%
“VTB-Leasing”, OJSC	Leasing	Russia	100.00%	100.00%
“Multicarta”, Ltd	Plastic cards	Russia	100.00%	100.00%
“ITC Consultants (Cyprus)”, Ltd	Finance	Cyprus	100.00%	100.00%
“VB-Service”, Ltd	Commerce	Russia	100.00%	100.00%
“Almaz-Press”, CJSC	Publishing	Russia	100.00%	100.00%
“Embassy Development Limited”	Finance	Jersey	100.00%	100.00%
“VTB-Development”, CJSC	Development	Russia	100.00%	100.00%
“VTB Factoring”, Ltd.	Finance	Russia	100.00%	—
“VTB Dolgovoi centre”, CJSC	Finance	Russia	100.00%	—
“Insurance Company VTB-Insurance”, Ltd	Insurance	Russia	100.00%	100.00%
“Obyedinennaya Depositarnaya companya”, CJSC	Finance	Russia	100.00%	99.99%
“VTB Asset Management”, CJSC	Finance	Russia	19.00%	19.00%
“VTB Europe Strategic Investments Limited”	Investment	Great Britain	95.61%	91.97%
“VTB Europe Finance”, B.V.	Finance	Netherlands	95.61%	91.97%
“Nevsky Property”, Ltd	Property	Cyprus	95.61%	45.99%
“Business-Finance”, Ltd	Finance	Russia	100.00%	100.00%
“Sistema Leasing 24”, CJSC	Finance	Russia	100.00%	100.00%
“VTB-Leasing Ukraine”, Ltd	Leasing	Ukraine	100.00%	100.00%
“Capablue”, Ltd	Leasing	Ireland	100.00%	100.00%
“Verulamium Finance”, Ltd	Leasing	Cyprus	100.00%	100.00%
“VTB-leasing (Europe)”, LLC	Leasing	Russia	100.00%	100.00%
“VTB-leasing Finance”, LLC	Leasing	Russia	99.99%	99.99%
“VTB-Leasing”, Ltd	Leasing	Belarus	100.00%	100.00%
“VTB-Leasing Capital” Ltd	Leasing	Ireland	100.00%	100.00%

Associates:
“Eurofinance Mosnarbank”, OJSC	Banking	Russia	34.83%	34.83%
“Vietnam-Russia Joint Venture Bank”	Banking	Vietnam	49.00%	49.00%
“Interbank Trading House”, Ltd	Commerce	Russia	50.00%	50.00%

95

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

40.  Consolidated Subsidiaries and Associates (continued)

During the first quarter of 2007, Bank VTB 24 repurchased its own shares from a minority shareholder, which is a related party to the Group, for USD 25 million, accordingly increasing the ownership of the Group in Bank VTB 24 to 100%.

In June 2007, “Bank VTB 24”, CJSC made an additional share issue for the total amount of RUR 25,664 million, which was fully purchased by the Group. The share issue was registered by the CBR in July 2007.

In March 2007, VTB purchased 25%+1 share in OJSC “Terminal” from a related party for USD 40 million.

In July 2007, VTB acquired 30% stake in VTB Bank (Armenia) from the third party for USD 15 million, increasing VTB’s share to 100%.

In July 2007, VTB increased its ownership share in “VTB-Invest”, CJSC from 90.00% to 100.00% by purchasing additional 265,000 ordinary shares of “VTB-Invest” for the nominal value of RUR 265 million.

In July 2007, “VTB-Capital”, CJSC issued 15,000,000 ordinary shares at a price of RUR 10 per share (par value RUR 1) for the total amount of RUR 150 million, which were fully purchased by the Bank.

On 15 November 2007, VTB24 announced an offer to purchase the remaining minority stakes in VTB North-West in accordance with the plan approved by VTB’s Supervisory Council on 16 October 2007 for further integration of the business of VTB North-West into the Group. Under the terms of the offer, VTB North-West shareholders could, within the period from 15 November 2007 to 14 December 2007, sell their shares for RUR 41.72 per share and/or swap them for VTB’s shares at an exchange ratio of VTB North-West shares to VTB shares of 1 to 361. As a result of the offer and other market transactions the Group increased the ownership in VTB North-West to 86.32% as of 31 December 2007.

In January 2008, VTB increased its investment in “VTB Bank (Armenia)”, CJSC by USD 21 million retaining a 100% ownership.

In January 2008, VTB increased its investment in “VTB-Capital”, CJSC by USD 10 million retaining a 100% ownership.

In February 2008, the minority shareholders of “VTB Bank (Georgia)”, JSC paid for the authorized share capital (21,098,492 shares, 1.00 georgian lari each), thus decreasing VTB’s share to 53.15% . In March 2008, the minority shareholders sold 21,093,914 shares to VTB for USD 16 million, increasing VTB’s share to 77.57% .

In February 2008, VTB purchased 4 shares for RUR 70,400 (USD 3 thousand) of “Obyedinennaya Depositarnaya companya”, CJSC increasing its ownership to 100%.

In March 2008, “VTB Bank (Austria)” AG purchased 30 shares of “VTB Bank (Deutschland)” AG for EUR 2,564 thousand (USD 4,034 thousand) thus increasing the Group’s share in this subsidiary to 100%.

On 14 April 2008, VTB announced an offer to purchase the remaining minority stakes in VTB North-West in accordance with the Russian legal requirements and the plan approved by VTB’s Supervisory Council on 16 October 2007 for further integration of the business of VTB North-West into the Group. Under the terms of the offer, VTB North-West shareholders could accept the offer to sell their shares for RUR 45.00 (USD 1.9 at the close offer date) per share. In the fourth quarter 2008, VTB purchased the remaining shares and became 100% shareholder of VTB North-West.

In the first quarter of 2008, CJSC “Sistema Plus”, was renamed to CJSC “Sistema Leasing 24”.

In February 2008, VTB increased its ownership in “VTB Bank” (former “Mriya”), OJSC, domiciled in Ukraine, from 99.81% to 99.90% by purchasing the major part (15,138,335,707 ordinary shares) of the additional issue of 15,150,000,002 ordinary shares of “VTB Bank”, OJSC for the nominal value of 1,514 million Ukrainian hryvnias (USD 300 million).

In June 2008, “VTB-Capital”, CJSC was renamed into “VTB-Development”, CJSC.

96

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

40.  Consolidated Subsidiaries and Associates (continued)

In June 2008, the capital of “Insurance Company VTB-Insurance”, Ltd was increased. VTB contributed USD 4 million.

In June 2008, VTB 24 issued 380,190 ordinary shares for RUR 717 million (USD 31 million), which were fully purchased by the Group.

In August 2008, the share capital of “VTB-Invest”, CJSC was increased. VTB contributed RUR 4,560 million (USD 181 million).

In September 2008, VTB 24 issued 3,179,650 ordinary shares for RUR 6,000 million (USD 236 million), which were fully purchased by the Group.

In November 2008, “VTB-Invest”, CJSC was renamed to “VTB-Capital”, CJSC.

In December 2008, VTB purchased additional 4.78% share in “VTB Bank (Belarus)” CJSC for USD 15 million, which resulted in an increase of VTB ownership in “VTB Bank (Belarus)”, CJSC to 69.65% during the process of increase in share capital of “VTB Bank (Belarus)” CJSC.

In December 2008, VTB contributed KZT 6,040 million (USD 50 million) to the share capital of a newly established 100%-owned “Bank VTB (Kazakhstan)”, which will start its operations in 2009.

In December 2008, “VTB Bank (Europe)”, Plc issued additional 250 million ordinary shares. VTB purchased all shares issued by “VTB Bank (Europe)”, Plc for USD 250 million. As a result of this transaction, VTB increased its ownership in “VTB Bank (Europe)” Plc to 95.61%.

41.  Capital Management and Capital Adequacy

The Group’s policy is to maintain a strong capital base so as to maintain investor, creditor and market confidence and to sustain future development of its business.

Capital adequacy ratio in accordance with CBR requirements

The Central Bank of Russia requires banks to maintain a capital adequacy ratio of 10% of risk-weighted assets, computed based on Russian accounting legislation. The central banks of other countries where the Group members are registered set and monitor their own capital requirements.

As of 31 December 2008 and 2007 the Bank’s capital adequacy ratio on this basis exceeded the statutory minimum and was as follows:

	31 December	31 December
	2008	2007

Capital	13,515	11,338

Risk-weighted assets	83,451	59,672

Capital adequacy ratio	16.2%	19.0%

In line with the guidelines set out by the Basel Capital Accord, CBR regulations envisage sub-allocation of Tier 2 instruments, which meet the definition of subordinated debt, to either upper Tier 2 capital or lower Tier 2 capital. Subordinated debt classified as lower Tier 2 capital should not exceed 50% of Tier 1 capital, and total Tier 2 capital (including upper Tier 2 and lower Tier 2 capital) should not exceed 100% of Tier 1 capital. In November 2008, the Bank issued two instruments, in the amount of RUR 100 billion each, to a related third party (state owned institution), which was classified as Tier 2 capital upon the regulator’s approval and included in upper Tier 2 capital for the purposes of calculation of capital adequacy in accordance with CBR regulations.

97

VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

41.  Capital Management and Capital Adequacy (continued)

Capital adequacy ratio under Basel Capital Accord 1988

The Group is also subject to minimum capital requirements established by covenants under liabilities incurred by the Bank. The Group’s international risk based capital adequacy ratio, computed in accordance with the Basel Accord guidelines issued in 1988, with subsequent amendments including the amendment to incorporate market risks, and modified as stated below, as of 31 December 2008 and 2007 was 17.3% and 16.3%, respectively. For the purposes of this calculation, the two subordinated debts issued by the Bank in November 2008, in the amount of RUR 100 billion each (see previous paragraph), were included in the full amount as disclosed in Note 22 in upper Tier 2 capital on the basis of the regulator’s approval and the appropriate regulations set out by the CBR. These ratios exceeded the minimum ratio of 8% recommended by the Basel Accord.

The Group’s capital adequacy ratio, computed on this basis in accordance with the Basel Capital Accord 1988, with subsequent amendments including the amendment to incorporate market risks, as of 31 December 2008 and 2007 was as follows:

	31 December	31 December
	2008	2007

Tier 1 capital	12,522	15,594
Tier 2 capital	8,272	1,758
Less: deductions from total capital	(153)	(374)
Total capital	20,641	16,978

Risk weighted assets	119,531	104,306

Tier 1 capital ratio	10.5%	15.0%

Capital adequacy ratio	17.3%	16.3%

42. Subsequent Events

In the first quarter of 2009, a number of negative trends in the world and Russian financial markets that had emerged in the second half of 2008, continued. In view of this, the Group may book additional provisions for loan impairment in accordance with IFRS. The borrowers of the Group may have been affected by the lower liquidity situation, which could in turn impact their ability to repay the amounts due to the Group. The necessity and the amounts (if required) of such additional provisioning will be assessed by the Group in due course during the first quarter 2009 IFRS Financial Statements closing process, taking into account further market developments and the efficiency of the Group’s efforts to improve the recoverability and collaterization of its loan portfolio, including Management’s negotiations on additional collateral to be provided by certain borrowers.

In January 2009, the Group acquired a 51% share in AF-Bank, located in Azerbaijan, from an unrelated party for USD 16 million. In February 2009, the bank was renamed into VTB Azerbaijan.

In January 2009, VTB Bank (Europe), Plc was renamed to “VTB Capital”, Plc as a part of restructuring the investment business of VTB Group.

In February 2009, Bank VTB 24 issued local bonds for RUR 8 billion with interest rate of 11.85% payable semi-annually and a 1.5 -year put option embedded maturing in February 2014.

In March 2009, VTB acquired shares of VTB Georgia from minorities, increasing its share to 84.68% .

In March 2009, VTB redeemed Eurobonds in the amount of EUR 1 billion and RUR 5 billion upon maturity.

On 30 March 2009, Bank VTB 24 issued 635 703 additional ordinary shares with nominal amount of RUR 1,000 each for RUR 1,717. The total issue amounted to RUR 1,092 million (USD equivalent 33 million) and was fully purchased by the Group.

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VTB Bank

Notes to the Consolidated Financial Statements – 31 December 2008 and 2007

(expressed in millions of US dollars)

42.  Subsequent Events (continued)

In April 2009, VTB redeemed Eurobonds in the amount of RUR 10 billion upon maturity.

In April 2009, VTB Bank (Europe) redeemed Eurobonds in the amount of USD 500 million upon maturity.

VTB Group members from time to time seek to retire all or part of any of its issued and outstanding debt financial issuances through open market purchases, privately negotiated transactions or otherwise. Such repurchases or exchanges, if any, will depend on prevailing market conditions, VTB’s liquidity requirements, contractual restrictions and other factors. The notional amount of Eurobonds bought-back by VTB Group during the first quarter of 2009 amounted to USD 0.6 billion.

In March 2009, VTB-Leasing, OJSC issued 51,612 additional ordinary shares with nominal amount of RUR 31,000 each for the total amount of RUR 1,600 million (USD equivalent 47 million), which was fully purchased by the Group.

During the first quarter of 2009, Russian Commercial Bank (Cyprus) Limited issued 3,333,333 new shares of EUR 1.71 each totalling EUR 8,550,000 of nominal value. The new shares were issued to a private company, which is controlled by the key management personnel of the Group, at USD 11.71 per share for a total amount of USD 39 million. Upon finalization of the issue, the share of this company in the share capital of Russian Commercial Bank (Cyprus) Limited amounted to 40%. The valuation of Russian Commercial Bank (Cyprus) Limited for the purpose of this transaction was performed by an independent appraiser.

In the beginning of 2009 the Russian Rouble was devalued against major currencies. At 31 March 2009, the official exchange rate of the Russian Rouble to US Dollar as set by the Central Bank of Russia comprised 34.0134, which constitutes a 16% reduction in the value of the Russian Rouble to the US Dollar since 31 December 2008. Since the end of March 2009, the exchange rate of the Russian Rouble did not significantly fluctuate against USD.

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